                                         Amended and Restated September 28, 2004

                               JOHN HANCOCK TRUST

                   (Formerly, Manufacturers Investment Trust)

                                 CODE OF ETHICS

                                Table of Contents

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                                                                     Page Number
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
1.    Definitions
2.    Purpose of Code
3.    Prohibited Purchase and Sales
4.    Exempt Transactions
5.    Prohibited Business Conduct
6.    Reporting of Securities Holdings and Transactions
7.    Preclearance of IPOs and Limited Offerings
8.    Reporting of Violations and Sanctions
9.    Applicability of Code to Subadvisers
10.   Enforcement of this Code

1.   Definitions

     1.1 Trust. As used in this Code, "Trust" shall mean John Hancock Trust, a Massachusetts business trust registered as an open-end diversified investment company under the Investment Company Act of 1940 (the "1940 Act").

     1.2 Access Person. As used in this Code, the term "access person" shall mean any trustee or officer of the Trust and any "advisory person" (as defined below) of the Trust or of any investment adviser or subadviser of the Trust. If the investment adviser's or subadviser's primary business is advising mutual funds or other advisory


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clients, all of the investment adviser's or subadviser's directors, officers, and general partners are presumed to be access persons of the Trust.

     1.3 Advisory Person. As used in this Code, the term "advisory person" shall mean: (i) any trustee, director, officer, general partner or employee of (x) the Trust, (y) any investment adviser or subadviser of the Trust, or (z) any company in a control relationship to the Trust or to any investment adviser or subadviser of the Trust, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of a covered security by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales including any "Investment Person" or "Portfolio Manager" as defined below; and

(ii) any natural person in a control relationship to the Trust or any investment adviser or subadviser of the Trust who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of a security.

     1.4 Active Consideration. As used in this Code, a covered security will be deemed under "active consideration" when a recommendation to purchase or sell a covered security has been made and communicated to the person or persons ultimately making the decision to buy or sell the security. A covered security will also be deemed under "active consideration" whenever an advisory person focuses on a specific security and seriously considers recommending the covered security to the Trust.

     A covered security will be deemed under "active consideration" until the Trust implements or rejects the recommendation or until the proper advisory person decides not to recommend the purchase or sale of the covered security to the Trust.

     A covered security will not be deemed under "active consideration" if the security is being reviewed only as part of a general industrial survey or other broad monitoring of the securities market.

     1.5 Automatic Investment Plan. As used in this Code, "Automatic Investment Plan" shall mean a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.


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

     1.6 Beneficial Ownership. As used in this Code, "Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 ("1934 Act") in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities whether or not such securities are the kind that could subject a person to the provisions of Section 16 of the 1934 Act and to all shares of the Trust that serve as underlying investments.

     1.7 Chief Compliance Officer. As used in this Code, "Chief Compliance Officer" shall mean the Chief Compliance Officer of the Trust, his or her designee, or such other person as may be authorized to perform the functions of a chief compliance officer.

     1.8 Control. As used in this Code, "control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940 (the "1940 Act").

     1.9 Covered Security. As used in this Code, "Covered Security" shall mean a security as defined in Section 2(a)(36) of the 1940 Act, except that it shall not include:

     (a)  direct obligations of the U.S. Government;

     (b) bankers' acceptances, bank certificates of deposit, commercial paper and high quality, short term debt instruments(1), including repurchase agreements;

     (c)  shares of money market funds;

     (d) shares of registered open-end investment companies (i.e., mutual funds) other than Reportable Funds; and

     (e) units of a unit investment trust if the unit investment trust is invested exclusively in one or more open-end investment companies (other than Reportable Funds).

     1.10 Covered Security Held or to be Acquired by the Trust. As used in this Code, "covered security held or to be acquired by the Trust" shall mean (i) any covered security which, within the most recent 15 days is, or has been, held by the Trust or is being, or has been, considered by the Trust or its investment adviser or any of its

----------
(1) A high quality, short term debt instrument means any debt instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization.


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

subadvisers for purchase by the Trust and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, such a covered security.

     1.11 Disinterested Trustee. As used in this Code, "disinterested trustee" shall mean a trustee of the Trust who is not an "interested person" of the Trust within the meaning of Section 2(a)(19) of the 1940 Act.

     1.12 Initial Public Offering. As used in this Code, "Initial Public Offering" shall mean an offering of securities registered under the Securities Act of 1933 ("1933 Act"), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

     1.13 Investment Person. As used in this Code, "Investment Person" shall mean (i) any employee of: (x) the Trust, (y) the investment adviser or subadviser of the Trust or (z) any company in a control relationship to the Trust or an investment adviser or subadviser of the Trust, who in connection with his or her regular functions or duties makes, or participates in making, recommendations regarding the purchase or sale of securities by any series of the Trust or (ii) any natural person who controls (y) the Trust (or any series thereof) or (z) any investment adviser or subadviser of the Trust, who obtains information concerning recommendations made to any series of the Trust regarding the purchase or sale of securities by the series. Any Portfolio Manager of the Trust shall be considered an Investment Person.

     1.14 Limited Offering. As used in this Code, "Limited Offering" shall mean an offering that is exempt from registration under the 1933 Act pursuant to Sections 4(2) or 4(6) thereof or Rules 504, 505 or 506 thereunder.

     1.15 Portfolio Manager. As used in this Code, "Portfolio Manager" shall mean the person or persons with the direct responsibility and authority to make investment decisions affecting any series of the Trust.

     1.16 Purchase or Sale of a Covered Security. As used in this Code, "purchase or sale of a covered security" includes, inter alia, the writing of an option to purchase or sell a covered security.

     1.17 Reportable Fund. As used in this Code, "Reportable Fund" means:

     (a) any investment company registered under the 1940 Act for which the investment adviser to the Trust serves as an investment adviser as defined in Section 2(a)(20) of the 1940 Act, or

     (b) any investment company registered under the 1940 Act whose investment adviser or principal underwriter controls, is controlled by or is under common control with the investment adviser to the Trust.


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

          For the purposes of the reporting obligations under this Code of a disinterested trustee, "Reportable Fund" shall have only the meaning set forth in subsection (a) hereof.

     1.18 Additional Definitions. All other terms used in this Code shall be defined by reference to the 1940 Act or the 1934 Act.

     2. Purpose of the Code.

     2.1 This Code establishes rules of conduct for access persons of the Trust and is designed to further the purposes of Rule 17j-1 under the 1940 Act. In general, in connection with personal securities transactions and related conduct, access persons should (1) always place the interests of the Trust's shareholders first; (2) ensure that all personal securities transactions are conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an access person's position of trust and responsibility; (3) not take inappropriate advantage of their positions and (4) comply with all applicable federal securities laws.

     2.2 Code is designed to prevent certain practices by access persons in connection with the purchase or sale, directly or indirectly, by such access persons of securities held or to be acquired by the Trust. These include:

     (a)  employing any device, scheme or artifice to defraud the Trust;

     (b) making any untrue statement of a material fact to the Trust or omitting to state a material fact necessary in order to make the statements made to the Trust, in light of the circumstances under which they are made, not misleading;

     (c) engaging in any act, practice, or course of business that operates or would operate as a fraud or deceit upon the Trust; or

     (d)  engaging in any manipulative practice with respect to the Trust.

The Code is also designed to permit the Trust to monitor transactions by access persons in shares of the Trust and, as applicable, other Reportable Funds in which they may have a direct or indirect beneficial ownership interest.

3.   Prohibited Purchase and Sales.

     3.1 No access person shall purchase or sell, directly or indirectly, any covered security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her


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

actual knowledge at the time of such purchase or sale is currently under active consideration for purchase or sale by the Trust; provided that for purposes of this section a covered security shall be deemed to be under active consideration until five business days shall have elapsed from the date the Trust ceased activity in the purchase or sale of such covered security.

     These prohibitions shall apply to the purchase or sale of any convertible security, option or warrant of any issuer whose underlying covered securities are under active consideration by the Trust.

     3.2 No Portfolio Manager shall purchase or sell, directly or indirectly, any covered security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership within seven calendar days before and after the particular series of the Trust that he or she manages trades in that covered security.

     3.3 No Investment Person shall acquire any covered securities in an Initial Public Offering for his or her personal account.

     3.4 No Investment Person shall acquire, directly or indirectly, beneficial ownership of any covered securities in a Limited Offering without the prior approval of the Chief Compliance Officer. This approval shall take into account whether the investment opportunity should be reserved for the Trust, whether the opportunity is being offered to an individual by virtue of his or her position with the Trust and any other relevant factors. If an Investment Person has purchased a covered security in a Limited Offering, then (a) such Investment Person must disclose his or her ownership of the covered security if he or she has a material role in any subsequent consideration by the Trust to purchase the covered security and (b) any decision by the Trust to purchase the covered security will be reviewed by at least two other Investment Persons with no personal interest in the covered security.

     3.5 No Investment Person shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) covered securities of which such Investment Person has beneficial ownership within 60 calendar days.

     3.6 These prohibitions shall apply to the purchase or sale by any access person of any convertible covered security, option or warrant of any issuer whose underlying securities are under active consideration by the Trust.

     3.7 Any profits realized on transactions prohibited by this Section 3 shall be paid to the affected series of the Trust or to a charitable organization designated by the Board of Trustees of the Trust.

     3.8 These prohibitions shall not apply to purchases and sales specified in
Section 4 of this Code.

4.   Exempt Transactions.


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     The prohibitions in Section 3 of this Code shall not apply to the following transactions by access persons;

     (a) purchases or sales effected in any account over which an access person has no direct or indirect influence or control;

     (b) purchases or sales of securities which are not eligible for purchase or sale by the Trust;

     (c) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

     (d) purchases or sales which are non-volitional on the part of either the access person or the Trust;

     (e)  purchases which are part of an Automatic Investment Plan;

     (f) purchases or sales approved by the Chief Compliance Officer upon a showing of good cause. Good cause will be deemed to exist when unexpected hardship occasions the need for additional funds (a change in investment objectives will not be deemed "good cause"); and

     (g) purchase or sales approved by the Chief Compliance Officer (or by another person designated by the Trust or its investment adviser for such purpose and having no interest in the transaction) where the purchases and sales have only a remote potential of harming the Trust because (1) such transactions are in a highly institutionalized market and would have little effect on such market; or (2) such transactions clearly are not related economically to the securities to be purchased, sold or held by the Trust.

5.   Prohibited Business Conduct.

     5.1  No access person shall, either directly or indirectly;

     (a) engage in any business transaction or arrangement for personal profit based on confidential information gained by way of employment with the Trust or its investment adviser or subadviser, or on nonpublic information regarding security transactions by the Trust, whether current or prospective, or the portfolio holdings of the Trust or other Reportable Funds.

     (b) communicate non-public information regarding security transactions of the Trust, whether current or prospective, or the portfolio holdings of the Trust or other Reportable Funds to anyone unless necessary as part of the regular course of the Trust's business. Non-public information regarding particular securities, including reports and recommendations of any investment adviser or subadviser to the Trust, must not be given to anyone who is not an officer or director of the Trust or the investment adviser without prior approval of the Chief Compliance


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

          Officer. Access Persons shall comply with the Trust's policy entitled "Procedures Regarding Disclosure of Portfolio Holdings" as such procedures may be amended from time to time.

     (c) accept a gift, favor, or service of more than de minimis value from any person or company which, to the actual knowledge of such access person, does business or might do business with the Trust, the investment adviser or subadviser, or The Manufacturers Life Insurance Company (U.S.A.) or its affiliates;

     (d) buy or sell any security or any other property from or to the Trust, provided that this Section 5.1(d) shall not be construed to prohibit an access person from being a policy owner of a variable annuity or life insurance policy which is funded by the Trust.

     (e)  Violate any federal securities laws applicable to the Trust.

     5.2 No Investment Person shall serve on the board of directors of any publicly traded company without prior authorization from the Chief Compliance Officer based upon a determination that such board service would be consistent with the interests of the Trust and its shareholders. Any Investment Person so authorized to serve as a director will be isolated from other persons making investment decisions for the Trust through a "Chinese Wall" or other procedures.

6.   Reporting of Security Holdings and Transactions.

     Initial and Annual Reporting

     6.1 Every access person shall provide to the Chief Compliance Officer within 10 days after becoming an access person and annually thereafter (on a date chosen by the Trust) a report listing:

     (a) all covered securities in which he or she has any direct or indirect beneficial ownership; provided, however, that an access person shall not be required to make a report with respect to securities held in an account over which he or she has no direct or indirect influence or control. The information in the annual report regarding covered securities must be current as of a date no more than 45 days before the report is filed. The following covered securities need not be reported:

          (i) shares of the Trust which are owned beneficially through an Insurance Contract listed pursuant to 6.1(b) below.

          (ii) Units of an Insurance Contract listed pursuant to 6.1(b) below.


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

          (iii) Shares of the Trust which are owned beneficially through the 401(k) plan for employees of The Manufacturers Life Insurance Company (U.S.A.).

     (b) All variable insurance contracts which are funded by insurance company separate accounts that may use one or more portfolios of the Trust as underlying investments and which may provide the access person with any direct or indirect beneficial ownership of shares of the Trust ("Insurance Contracts") as of the date of the report.

     6.2  The reports required by Section 6.1 shall include:

     (a) with respect to information required by Section 6.1(a), (i) the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, (ii) the, number of shares and principal amount of each covered security in which the access person has any direct or indirect beneficial ownership; (iii) the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person.

     (b) with respect to information required by Section 6.1(b), the name of the insurance company issuing, and the contract number, of each Insurance Contract.

     (d) with respect to information required by Sections 6.1(a) and (b), the date that the report is submitted by the access person.

     6.3 Quarterly Reporting. Within 30 days after the end of a calendar quarter, an access person shall report to the Chief Compliance Officer any transaction during the quarter in a covered security in which he or she had, or by reason of such transaction acquired, any direct or indirect beneficial ownership. The following covered securities need not be reported:

          (iv) shares of the Trust which are owned beneficially through an Insurance Contract listed pursuant to 6.1(b) above.

          (v)  Units of an Insurance Contract listed pursuant to 6.1(b) above.

          (vi) Shares of the Trust which are owned beneficially through the 401(k) plan for employees of The Manufacturers Life Insurance Company (U.S.A.).

     6.4 Contents of Quarterly Reports. Any quarterly transaction reports required by section 6.3 shall state:


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     (a)  the title (and, as applicable, the exchange ticker symbol or CUSIP number) and number of shares, the interest rate and maturity date (if applicable) and the principal amount of the covered security involved;

     (b) (if applicable) the date and nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition) or the date the account was established;

     (c)  the price at which the transaction was effected; and

     (d) the name of the broker, dealer or bank with or through which the transaction was effected or with whom the access person established or maintained the account; and

     (e)  the date that the report is submitted by the access person.

     6.5 Other Reporting. Within 30 days after the end of a calendar quarter, an access person shall report to the Chief Compliance Officer:

     (a) with respect to any account established by the access person in which securities were held during the quarter for the direct or indirect benefit of the access person. Any such quarterly report shall include
          (i) the name of the broker, dealer or bank with which the access person established the account; (ii) the date the account was established; and (iii) the date the report is submitted by the access person.

     (b) with respect to any Insurance Contract issued during the quarter. Any such quarterly report shall include the name of the insurance company issuing, and the contract number of, the Insurance Contract and the date the report is submitted.

     6.6 Exceptions from Reporting Requirements.

     An access person need not make:

     (a) any report with respect to securities held in accounts over which the access person has not had any direct or indirect influence or control;

     (b) a quarterly transaction report with respect to transactions effected pursuant to an Automatic Investment Plan;

     (c) a quarterly transaction report or other quarterly report if the report would duplicate information contained in broker trade confirmations or account statements received by the Chief Compliance Officer with respect to the access person in the time required, if all of the required information is contained in the broker trade confirmations or account statements or in the records of the Chief Compliance Officer.


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     6.7 Disinterested Trustees. A disinterested trustee of the Trust shall make the initial or annual holdings reports required by Section 6.1, the quarterly transaction report required by Section 6.3, and the quarterly report required by
Section 6.5 but shall only report the following on such reports:

     (a) for all such reports, any Insurance Contracts and any shares of Series III of the Trust, and

     (b) in the case of the quarterly transaction report required by Section 6.3, a transaction in any shares of Series III of the Trust and a transaction in any other covered security if the trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Trust, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the trustee, the covered security is or was under active consideration for purchase or sale by the Trust or its investment adviser or subadviser or is or was purchased or sold by the Trust.

     A disinterested trustee is required to file all such reports even if he or she has no Insurance Contracts or transactions to report.

     6.8 Disclaimer of Beneficial Ownership. Any report required by this Section 6 may also contain a statement declaring that the reporting or recording of any transaction shall not be construed as an admission by the access person making the report that he or she has any direct or indirect beneficial ownership in the covered security to which the report relates.

     6.9 Provision of Code of Ethics to each Access Person. The Trust shall provide each access person with a copy of this Code and all amendments thereto.

     6.10 Annual Access Person Certification. Each access person shall certify
(a) within 10 days of becoming an access person, that he or she has read and understood the Code and recognizes that he or she is subject to the Code; and
(b) annually that he or she has read and understood the Code and recognizes that he or she is subject to the Code, that he or she has complied with all the requirements of the Code and that he or she disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

     6.11 Review of Reports and Certifications. The Chief Compliance Officer shall review the reports and certifications submitted by access persons pursuant to Section 6 of this Code.


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

     6.12 Annual Reports to the Board of Trustees. At least annually, the Chief Compliance Officer, and the chief compliance officer of the investment adviser and principal underwriter and any subadviser of the Trust, shall report to the Board of Trustees of the Trust regarding:

     (a) All existing procedures concerning personal trading activities and any procedural changes made during the past year;

     (b)  any recommended changes to the Code or procedures; and

     (c) any issues arising under the Code since the last report to the Board of Trustees, including, but not limited to, information about any materials violations of the Code and any sanctions imposed in response to the material violations.

     The Chief Compliance Officer, and the chief compliance officer of the investment adviser and principal underwriter and each subadviser of the Trust, shall also certify at least annually as to the adoption of procedures reasonably necessary to prevent access persons from violating the Code.

7.   Preclearance of IPOs and Limited Offerings

     An access person (except disinterested trustees of the Trust) must obtain the prior written approval of the Chief Compliance Officer prior to directly or indirectly acquiring beneficial ownership in any covered security in an Initial Public Offering or a Limited Offering.

8.   Reporting of Violations and Sanctions

     8.1 Every access person aware of any violation of this Code shall promptly report the violation to the Chief Compliance Officer.

     8.2 Upon learning of a violation of this Code, the Board of Trustees of the Trust may impose such sanctions as it deems appropriate under the circumstances, including, but not limited to, letters of reprimand, suspension or termination of employment, disgorgement of profits and notification to regulatory authorities in the case of Code violations which also constitute fraudulent conduct.

9.   Applicability of Code to Subadvisers.

     Any person who is an access person because of his or her relationship with a subadviser of the Trust is not subject to this Code provided that the subadviser has adopted its own Code of Ethics that complies with the


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

requirements of Rule 17j-1 under the 1940 Act and such Code of Ethics has been approved by the Board of Trustees of the Trust.

10.  Enforcement of this Code

     The Chief Compliance Officer shall have primary responsibility for enforcing this Code.

                                                         Adopted August 23, 2005

                JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC
                                 CODE OF ETHICS
                                  (the "Code")

 Pursuant to Rule 204A-1 under the Investment Advisers Act of 1940, as amended, and Rule 17j-1 under the Investment Company Act of 1940, as amended

                                Table of Contents
1.   Definitions..............................................................1
2.   Purpose of the Code......................................................4
3.   Prohibited Purchase and Sales............................................5
4.   Exempt Transactions......................................................6
5.   Prohibited Business Conduct..............................................7
6.   Reporting of Securities Holdings and Transactions........................8
7.   Preclearance of IPOs by Access Persons..................................12
8.   Reporting of Violations and Sanctions...................................12
9.   Enforcement of this Code................................................12

1.   DEFINITIONS

     1.1 Access Person. As used in this Code, "Access Person" shall mean: (i) any director, manager, officer, general partner or "Advisory Person" (as defined below) of John Hancock Investment Management Services, LLC ("JHIMS"); (ii) any "Supervised Person" (as defined below) of JHIMS who has access to nonpublic information regarding the purchase or sale of securities by a "Fund" (as defined below), or nonpublic information regarding the portfolio holdings of any "Reportable Fund" (as defined below); or (iii) any Supervised Person who is involved in making securities recommendations to a Fund or who has access to such recommendations that are nonpublic.

     1.2 Advisory Person.  As used in this Code,  "Advisory  Person" shall mean:
(a) any director, manager, officer, general partner or employee of JHIMS (or of any company in a "Control" (as defined below) relationship to JHIMS) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of a Covered Security by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales, including any "Investment Person" or "Portfolio Manager" as defined below; or (b) any natural person in a Control relationship to JHIMS who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of Covered Securities by that Fund.

     1.3 Active Consideration. As used in this Code, a Covered Security will be deemed under "Active Consideration" whenever a recommendation to purchase or sell the security has been made and communicated to the person or persons ultimately making the decision to buy or sell the security and whenever an Advisory Person focuses on a specific Covered Security and seriously considers recommending such security to the Fund. A Covered Security will be deemed under "Active Consideration" until any purchase or sale recommendation has been implemented or rejected or until the proper Advisory Person decides not to recommend the purchase or sale of the security to a Fund. A Covered Security will not be deemed under "Active Consideration" if such security is being reviewed only as part of a general industry survey or other broad monitoring of the securities market.

     1.4 Automatic Investment Plan. As used in this Code, "Automatic Investment Plan" shall mean a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

     1.5 Beneficial Ownership. As used in this Code, "Beneficial Ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the "1934 Act") in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder. Beneficial Ownership may include members of a person's immediate family sharing the same household with such person.

     1.6 Chief Compliance Officer. As used in this Code, "Chief Compliance Officer" shall mean the Chief Compliance Officer of JHIMS appointed pursuant to Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), his or her designee, or such other person as may be authorized to perform the functions of a chief compliance officer.

     1.7 Control. As used in this Code, "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940, as amended (the "1940 Act").

     1.8 Covered Security. As used in this Code, "Covered Security" shall mean a security as defined in Section 2(a)(36) of the 1940 Act or Section 202(a)(18) of the Advisers Act, except that it shall not include:

     (a) direct obligations of the Government of the United States;

     (b) bankers' acceptances, bank certificates of deposit, commercial paper and high quality, short-term debt instruments(1), including repurchase agreements;

     (c) shares issued by money market funds;

     (d) shares issued by open-end investment companies (i.e., mutual funds) registered under the 1940 Act other than Reportable Funds; and

     (e) units issued by a unit investment trust if the unit investment trust invests exclusively in open-end investment companies other than Reportable Funds.

     1.9 Federal Securities Laws. As used in this Code, "Federal Securities Laws" shall mean the Securities Act of 1933 (the "1933 Act"), the 1934 Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (the "SEC") under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or Department of Treasury.

     1.10 Fund. As used in this Code, "Fund" shall mean any existing or future series of a Trust. Such Funds are collectively referred to as the "Funds."

     1.11 Initial Public Offering. As used in this Code, "Initial Public Offering" shall mean an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

     1.12 Investment Person. As used in this Code, "Investment Person" shall mean (i) any employee of JHIMS (or of any company in a Control relationship to JHIMS) who in connection with his or her regular functions or duties, makes or participates in making, recommendations regarding the purchase or sale of securities by a Fund or (ii) any natural person who controls JHIMS and who obtains information concerning recommendations made to a Fund regarding the purchase or sale of securities by such Fund.

     A "Portfolio Manager" as defined below is an Investment Person.

     1.13 Limited Offering. As used in this Code, "Limited Offering" shall mean an offering that is exempt from registration under the 1933 Act pursuant to Sections 4(2) or 4(6) thereof or Rules 504, 505 or 506 thereunder.

--------------------------
(1) High quality, short-term debt instruments means any such instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization.

     1.14 Manager. As used in this Code, "Manager" shall mean a Manager of JHIMS or such officer of JHIMS as may perform the functions of a principal executive officer.

     1.15 Portfolio Manager. As used in this Code, "Portfolio Manager" shall mean the person or persons primarily responsible for the day-to-day management of a Fund.

     1.16 Purchase or Sale of a Covered Security. As used in this Code, "Purchase or Sale of a Covered Security" includes, inter alia, the writing of an option to purchase or sell a Covered Security.

     1.17 Reportable Fund. As used in this Code, a "Reportable Fund" means: (a) any investment company registered under the 1940 Act for which JHIMS serves as an investment adviser as defined in Section 2(a)(20) of the 1940 Act; or (b) any investment company registered under the 1940 Act whose investment adviser or principal underwriter controls, is controlled by or is under common control with JHIMS.

     1.18 Supervised Person. As used in this Code, a "Supervised Person" means any partner, officer, director, manager, general partner (or other person occupying a similar status or performing similar functions), or employee of JHIMS, or other person who provides investment advice on behalf of JHIMS and who is subject to the supervision and control of JHIMS.

     1.19 Trust. As used in this Code, "Trust" shall mean each of John Hancock Trust, John Hancock Funds II and John Hancock Funds III, each a Massachusetts business trust registered as an open-end diversified investment company under the 1940 Act, and such Trusts shall be collectively referred to as the "Trusts."

2.   PURPOSE OF THE CODE

     2.1 This Code establishes standards of business conduct for JHIMS and its Supervised Persons and is designed to further the purposes of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act. In general, JHIMS and its Supervised Persons are required to (1) always place the interests of the Funds first; (2) ensure that all personal securities transactions are conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of a position of trust and responsibility; (3) not take inappropriate advantage of their positions; and (4) comply with all applicable Federal Securities Laws.

     2.2 The Code is designed to prevent certain practices by JHIMS and certain Supervised Persons in connection with the purchase or sale, directly or indirectly, by such persons of securities held or to be acquired by a Fund. These include:

     (a) employing any device, scheme or artifice to defraud a Fund;

     (b) making any untrue statement of a material fact to a Fund or omitting to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading;

     (c) engaging in any act, practice, or course of business that operates or would operate as a fraud or deceit upon a Fund;

     (d) engaging in any manipulative practice with respect to a Fund; or

     (e) misusing material, non-public information obtained by such person in his or her capacity at JHIMS.

     The Code is also designed to require JHIMS to monitor transactions by Access Persons in shares of Reportable Funds, including the Funds, in which they may have a direct or indirect Beneficial Ownership interest.

3.   PROHIBITED PURCHASES AND SALES

     3.1 No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which to his or her actual knowledge at the time of such purchase or sale is currently under Active Consideration for purchase or sale by a Fund; provided that for purposes of this section a Covered Security shall be deemed to be under Active Consideration until five business days shall have elapsed from the date a Fund ceased activity in the Purchase or Sale of such Covered Security.

     3.2 No Portfolio Manager shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership on the same day as or within seven calendar days before and after the Fund that he or she manages trades in that Covered Security.

     3.3 No Investment Person shall acquire, directly or indirectly, any Beneficial Ownership in any securities in an Initial Public Offering. Access Persons may acquire Beneficial Ownership in securities in an Initial Public Offering, subject to Section 7 of this Code.

     3.4 No Access Person shall acquire, directly or indirectly, Beneficial Ownership of any securities in a Limited Offering without the prior approval of the Chief Compliance Officer. This approval shall take into account whether the investment opportunity should be reserved for a Fund, whether the opportunity is being offered to an individual by virtue of his or her position with a Fund and any other relevant factors. If an Access Person is permitted to and has purchased a security in a Limited Offering, then: (a) such Access Person must disclose his or her ownership of the security if he or she has a material role in any subsequent consideration by a Fund to purchase the security; and (b) any decision by a Fund to purchase the security will be reviewed by at least two other Access Persons with no personal interest in the security.

     3.5 The prohibitions in this Section 3 shall be interpreted to include the purchase or sale by any Access Person of any convertible security, option or warrant of any issuer whose underlying securities are under Active Consideration by a Fund.

     3.6 No Investment Person shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Covered Securities of which such Investment Person has Beneficial Ownership within 60 calendar days.

     3.7 Any profits realized on transactions prohibited by this Section 3 shall be paid to the affected Fund or to a charitable organization designated by the Chief Compliance Officer and the Manager.

4.   EXEMPT TRANSACTIONS

     Except for the  prohibitions  in Sections 3.3 and 3.4, the  prohibitions in
Section 3 of this Code shall not apply to the following transactions:

     (a) purchases or sales effected in any account over which an Access Person has no direct or indirect influence or Control;

     (b) purchases or sales of securities which are not eligible for purchase or sale by any of the Funds;

     (c) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

     (d) purchases or sales which are non-volitional on the part of either the Access Person or the applicable Fund;

     (e) purchases or sales which are part of an Automatic Investment Plan;

     (f) purchases or sales approved by the Chief Compliance Officer (or by another person designated by the Chief Compliance Officer and having no interest in the transaction ) upon a showing of good cause. Good cause will be deemed to exist when unexpected hardship occasions the need for additional funds. A change in investment objectives will not be deemed "good cause;" and

     (g) purchases or sales approved by the Chief Compliance Officer (or by another person designated by the Chief Compliance Officer and having no interest in the transaction) when the purchases and sales have only a remote potential of harming a Fund because (1) such transactions are in a highly institutionalized market and would have little effect on such market; or (2) such transactions clearly are not related economically to the securities to be purchased, sold or held by a Fund.

5.   PROHIBITED BUSINESS CONDUCT

     5.1 No Supervised Person shall, either directly or indirectly:

     (a) engage in any business transaction or arrangement for personal profit based on confidential information gained by way of employment with JHIMS or on nonpublic information regarding security transactions by a Fund, whether current or prospective, or the portfolio holdings of a Reportable Fund, including a Fund.

     (b) communicate non-public information regarding security transactions of a Fund, whether current or prospective, or the portfolio holdings of a Reportable Fund including a Fund, to anyone unless necessary as part of the regular course of the business of the applicable Fund or JHIMS. Non-public information regarding particular securities, including reports and recommendations of JHIMS or any subadviser to a Fund, must not be given to anyone who is not an officer or director of the applicable Trust or JHIMS without prior approval of the Chief Compliance Officer. Supervised Persons shall comply with each Fund's policy entitled "Procedures Regarding Disclosure of Portfolio Holdings" as such procedures may be amended from time to time.

     (c) accept a gift, favor, or service of more than de minimis value from any person or company which, to the actual knowledge of such Supervised Person, does business or might do business with a Fund, JHIMS, any subadviser to a Fund, or John Hancock Life Insurance Company (U.S.A.) or its affiliates;

     (d) buy or sell any security or any other property from or to a Fund, other than ordinary purchases and redemptions of shares of a Fund; this Section 5.1(d) shall not be construed to prohibit a Supervised Person from being an owner of a variable annuity contract or variable life insurance policy which is funded by John Hancock Trust;

     (e) violate any Federal Securities Laws applicable to JHIMS or a Fund.

     5.2 No Investment Person shall serve on the board of directors of any publicly traded company without prior authorization from the Chief Compliance Officer based upon a determination that such board service would be consistent with the interests of the Funds and their shareholders. Any Investment Person so authorized to serve as a director will be isolated from other persons having responsibility for making investment decisions for a Fund with respect to any securities of such publicly traded company through a "Chinese Wall" or other procedures.

6.   REPORTING OF SECURITIES HOLDINGS AND TRANSACTIONS

     6.1 Initial and Annual Reporting. Every Access Person shall provide to the Chief Compliance Officer within 10 days after becoming an Access Person and annually thereafter (on a date chosen by the Chief Compliance Officer) a report listing:

     (a) all Covered Securities in which he or she has any direct or indirect Beneficial Ownership. The information in the initial report regarding Covered Securities must be current as of a date no more than 45 days before the date on which the person becomes an Access Person. The information in the annual report regarding Covered Securities must be current as of a date no more than 45 days before the report is submitted.

     (b) Covered Securities include all variable annuity contracts or variable insurance policies which are funded by insurance company separate accounts organized as unit investment trusts that use one or more Reportable Funds as underlying investments and which provide the Access Person with any direct or indirect Beneficial Ownership of shares of John Hancock Trust ("Insurance Contracts").

6.2 Contents of Initial and Annual Reports. The reports required by Section 6.1 shall include:

     (a) With respect to information required by Section 6.1(a), (i) the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership (and with respect to initial reports, when the person became an Access Person); (ii) the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person (and with respect to initial reports, when the person became an Access Person); and (iii) the date that the report is submitted by the Access Person.

     (b) With respect to information required by Section 6.1(b), the name of the insurance company issuing, and the contract number of, each Insurance Contract and the date that the report is submitted by the Access Person.

     6.3 Quarterly Reporting. Within 30 days after the end of a calendar quarter, an Access Person shall report to the Chief Compliance Officer any transaction during the quarter in a Covered Security in which he or she had, or by reason of such transaction acquired, any direct or indirect Beneficial Ownership.

6.4 Contents of Quarterly Reports. Any quarterly transaction reports required by Section 6.3 shall state:

     (a) the title (and, as applicable, the exchange ticker symbol or CUSIP number) and number of shares, the interest rate and maturity date (if applicable) and the principal amount of the Covered Security involved;

     (b) the date and nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

     (c) the price of the security at which the transaction was effected;

     (d) the name of the broker, dealer or bank with or through which the transaction was effected; and

     (e) the date that the report is submitted by the Access Person.

6.5 Other Reporting. Within 30 days after the end of a calendar quarter, an Access Person shall report to the Chief Compliance Officer:

     (a) With respect to any account established by the Access Person in which securities were held during the quarter for the direct or indirect benefit of the Access Person, any such quarterly report shall include (i) the name of the broker, dealer or bank with which the Access Person established the account;
(ii) the date the account was established; and (iii) the date the report is submitted by the Access Person.

     (b) With respect to any Insurance Contract issued during the quarter, any such quarterly report shall include the name of the insurance company issuing, and the contract number of, the Insurance Contract and the date the report is submitted.

6.6  Exceptions from Reporting Requirements. An Access Person need not make:

     (a) any report with respect to securities held in accounts over which the Access Person had no direct or indirect influence or Control;

     (b) a quarterly transaction report with respect to transactions effected pursuant to an Automatic Investment Plan;

     (c) a quarterly transaction report or other quarterly report if the report would duplicate information contained in broker trade confirmations or account statements that JHIMS holds in its records so long as JHIMS receives such broker trade confirmations or account statements no later than thirty calendar days after the applicable calendar quarter; and

     (d) any quarterly transaction report with respect to transactions involving: (i) shares of John Hancock Trust that are owned beneficially through insurance contracts funded by insurance company separate accounts that use one or more series of John Hancock Trust as underlying investments, (ii) units of the insurance contracts described in subsection (i) of this paragraph, or (iii) shares of Reportable Funds that are owned beneficially through the 401(k) plan for employees of John Hancock Life Insurance Company (U.S.A), only to the extent that the information required by Section 6.4 relating to any transactions identified in subsections (i), (ii), or (iii) of this paragraph would duplicate account statements that JHIMS holds in its records no later than thirty calendar days after the applicable calendar quarter.

     6.7 Disclaimer of Beneficial Ownership. Any report required by this Section 6 may also contain a statement declaring that the reporting of any transaction shall not be construed as an admission by the Access Person making the report that he or she has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

     6.8 Provision of Code of Ethics to each Access Person. JHIMS shall provide each Supervised Person with a copy of this Code and all amendments thereto. Each Supervised Person shall provide the Chief Compliance Officer with a written acknowledgement of his or her receipt of this Code and any amendments.

     6.9 Access Person Certifications. Each Access Person shall certify: (a) within 10 days of becoming an Access Person, that he or she has read and understood this Code and the "Policy Statement and Procedures on Insider Trading" of JHIMS, as amended from time to time (the "Policy Statement"), and recognizes that he or she is subject to this Code and the Policy Statement; and
(b) annually, that he or she has read and understood this Code and the Policy Statement and recognizes that he or she is subject to this Code and the Policy Statement, that he or she has complied with all the requirements of this Code and the Policy Statement, and that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code.

     6.10 Review of Reports and Certifications. The Chief Compliance Officer shall review the reports and certifications submitted by Access Persons pursuant to this Code, as well as any account statements that JHIMS holds in its records (as described in Section 6.6), for any violations of this Code.

     6.11 Annual Reports to the Board of Trustees of the Trusts. At least annually, the Chief Compliance Officer shall report to the Manager and to the Board of Trustees of each Trust regarding:

     (a) all existing procedures concerning personal trading activities and any procedural changes made during the past year;

     (b) any recommended changes to this Code or such procedures; and

     (c) any issues arising under this Code since the last report to the Manager and the Board of Trustees of the applicable Trust, including, but not limited to, information about any material violations of this Code and any sanctions imposed in response to any material violations.

     The Chief Compliance Officer shall also certify to the Board of Trustees of each Trust at least annually that JHIMS has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

7.   PRECLEARANCE OF IPOS BY ACCESS PERSONS

     Except for Investment Persons, an Access Person must obtain the prior written approval of the Chief Compliance Officer prior to directly or indirectly acquiring Beneficial Ownership in any security in an Initial Public Offering. Investment Persons are subject to Section 3.3 of this Code.

8.   REPORTING OF VIOLATIONS AND SANCTIONS

     8.1 Every Supervised Person aware of any violation of this Code shall promptly report the violation to the Chief Compliance Officer.

     8.2 Upon learning of a violation of this Code, JHIMS may impose such sanctions as it deems appropriate under the circumstances, including, but not limited to, letters of reprimand, suspension or termination of employment, disgorgement of profits and notification to regulatory authorities in the case of Code violations which also constitute fraudulent conduct. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the Board of Trustees of the applicable Trust.

9.   ENFORCEMENT OF THIS CODE

     The  Chief  Compliance  Officer  shall  have  primary   responsibility  for
enforcing this Code.

                                    AIM FUNDS
                           A I M MANAGEMENT GROUP INC.
                                 CODE OF ETHICS

                        (Originally adopted May 1, 1981)
                      (Amended effective February 16, 2006)


A I M Management Group Inc., A I M Advisors, Inc., A I M Capital Management, Inc., AIM Private Asset Management, Inc. ("APAM"), A I M Distributors, Inc., Fund Management Company and all of their wholly owned and indirect subsidiaries (together, "AIM") have a fiduciary relationship with respect to each portfolio under management. The interests of Clients and of the shareholders of AIM's investment company Clients take precedence over the personal interests of Covered Persons (defined below). Capitalized terms used herein are defined at the end of this document.

This Code of Ethics ("the Code") applies to all:

  o  Employees of AIM;

  o Employees of any AIM affiliates that, in connection with their duties, obtain or are determined by the Advisory Compliance Group to have access to any information concerning recommendations being made by any AIM entity to any of its Clients ("access persons"); and

  o  AIM Funds Trustees.

All individuals covered by the Code are referred to as "Covered Persons."

I.   Statement of Fiduciary Principles

The following fiduciary principles govern Covered Persons.

  o the interests of Clients and shareholders of investment company Clients must be placed first at all times and Covered Persons must not take inappropriate advantage of their positions; and

  o all personal securities transactions must be conducted consistent with this Code and in a manner to avoid any abuse of an individual's position of trust and responsibility. This Code is our effort to address conflicts of interest that may arise in the ordinary course of our business.

This Code does not attempt to identify all possible conflicts of interest or to ensure literal compliance with each of its specific provisions. It does not necessarily shield Covered Persons from liability for personal trading or other conduct that violates a fiduciary duty to Clients and shareholders of investment company Clients.

Section 5 of this Code generally addresses sanctions for violations of this Code; certain sections of this Code specifically address sanctions that apply to violations of those sections.

II.  Limits on Personal Investing

A. Personal Investing

1. Preclearance of Personal Security Transactions. All Covered Persons (other than AIM Funds Independent Trustees without knowledge of investment activity) must pre-clear all personal security transactions involving Covered Securities with the Advisory Compliance Group using the automated request system. Covered Securities include all investments that can be made by an AIM entity for its Clients, including stocks, bonds, municipal bonds, short sales, and any derivative such as options. Covered Securities do not include shares of money market funds, government securities, certificates of deposit or shares of mutual funds not advised by AIM. If you are unclear about whether a proposed transaction is a Covered Security, contact the Advisory Compliance Group via email at CodeofEthicsHouston@aiminvestments.com or phone prior to executing the transaction.

     >> Any approval granted to a Covered Person to execute a personal security transaction is valid for that business day only.

     The automated review system will review personal trade requests from Covered Persons based on the following considerations:

     o Black-out period. AIM does not permit Covered Persons (other than AIM Funds Independent Trustees without knowledge of investment activity) to trade in a Covered Security if a Client has executed a transaction in the same security within the last two days or if there is an order currently with the trading desk. For example, if a Client trades on a Monday, Covered Persons (other than AIM Funds Independent Trustees without knowledge of investment activity) may not be cleared until Thursday.

     o Investment Personnel. Investment Personnel may not buy or sell a Covered Security seven days before or after a Client trades in that security.

     o Deminimus exceptions. The Advisory Compliance Group will apply the following deminimis exceptions in granting preclearance when a Client has recently traded or is trading in a security involved in a Covered Person's proposed personal transaction:

          o Equity deminimis exception. If you do not have knowledge of trading activity in a particular equity security, you may execute up to 500 shares of such security in a rolling 30 day period provided the issuer of such security is included in the Russell 1000 Index. The deminimis exemption is not available to Covered Persons that are assigned to the Investments, Portfolio Administration, Fund Administration, and IT departments.

          o Fixed income deminimis exception. If you do not have knowledge of trading activity in a particular fixed income security you may execute up to $100,000 of par value of such security. The deminimis exemption is not available to Covered Persons that are assigned to the Investments, Portfolio Administration, Fund Administration, and IT departments.

     The automated review system will confirm that there is no activity currently on the trading desk for the security involved in the proposed personal transaction and check the portfolio accounting system to verify that there have been no transactions for the requested security within the last two trading days. For IT and Portfolio Administration personnel, the Advisory Compliance Group will also check the trading activity of affiliates for which such personnel have access to information to verify that there have been no transactions for the requested security within the last two trading days. The Advisory Compliance Group will notify the Covered Person of the approval or denial of the proposed personal transaction. The approval of a personal securities transaction is only valid for that business day. If a Covered Person does not execute the proposed securities transaction on the date requested, the Covered Person must resubmit the request again the next day for approval.

     Any failure to preclear transactions is a violation of the Code and will be subject to the following potential sanctions:

     o A Letter of Education will be provided to any Covered Person whose failure to preclear is considered immaterial or inadvertent.

     o  Repeat  violations  may  result  in  in-person  training,   probation,
        withdrawal of personal trading privileges or termination, depending on the nature and severity of the violations.

2. Prohibition on Short-Term  Trading  Profits.  Covered Persons (other than AIM
Funds Independent Trustees without knowledge of investment activity) are prohibited from trading in a Covered Security within 60 days at a profit. If a Covered Person (other than AIM Funds Independent Trustees without knowledge of investment activity) trades a Covered Security within the 60 day time frame, any profit from the trade will be disgorged to a charity of AIM's choice. AIM will issue a letter of education to the Covered Person for transactions within the 60 day period that do not generate a profit.

3. Initial Public Offerings. Covered Persons (other than AIM Funds Independent Trustees without knowledge of investment activity) are prohibited from acquiring any security in an equity Initial Public Offering. Exceptions will only be granted in unusual circumstances and must be recommended by the Advisory Compliance Group and approved by the Chief Compliance Officer or General Counsel (or designee) and the Chief Investment Officer.

4. Brokerage Accounts. Covered Persons (other than AIM Funds Independent Trustees without knowledge of investment activity) may only maintain brokerage accounts with

     o discount broker-dealers that provide electronic feeds of confirms and monthly statements directly to the Advisory Compliance Group,

     o AIM Broker-dealers, or

     o full service broker-dealers.

     As a result, Covered Persons (other than AIM Funds Independent Trustees without knowledge of investment activity) must move any existing brokerage accounts that do not comply with this provision as of the date of this amended Code to appropriate broker-dealers within six months of the date of this amended Code. Effective 6 months after the date of this amended Code, Covered Persons (other than AIM Funds Independent Trustees without knowledge of investment activity) may not own shares of AIM Funds that are held at a non-AIM Broker-dealer unless legally required. All Covered Persons (other than AIM Funds Independent Trustees without knowledge of investment activity) must arrange for their broker-dealers to forward to the Advisory Compliance Group on a timely basis, duplicate confirmations of all personal securities transactions and copies of periodic statements for all brokerage accounts, preferably in an electronic format.

5.   Reporting Requirements.

     a. Initial Holdings Report. All Covered Persons (other than AIM Funds Independent Trustees) must provide to the Advisory Compliance Group an initial holdings report no later than 10 days after the person becomes a Covered Person (the information must be current within 45 days of the date the person becomes a Covered Person). The initial holdings report shall include the following information:

        o The title, number of shares (for equities) and the principal amount (for debt securities) in which the person has direct or indirect Beneficial Ownership;

        o The name of any broker-dealer or bank with which the person maintains an account in which any securities are held for the direct or indirect benefit of the person; and

        o The date that the report is submitted by the person.

     Independent Trustees of the AIM Funds do not need to make an initial holdings report.

     b. Quarterly Transaction Reports. All Covered Persons (other than AIM Funds Independent Trustees) must report, no later than 30 days after the end of each calendar quarter, the following information for all transactions in a Covered Security in which a Covered Person has a direct or indirect beneficial interest: This includes any Covered Securities held in a 401(k) or other retirement vehicle.

        o The date of all transactions in that quarter, the security name, the number of shares (for equity securities); or the interest rate and maturity date (if applicable) and the principal amount (for debt securities) for each Covered Security;

        o The nature of the transaction (buy, sell, etc.);

        o The price of the Covered Security at which the transaction was executed;

        o The name of the broker-dealer or bank executing the transaction; and

        o The date  that the  report is  submitted  to the  Advisory  Compliance
          Group.

     All Covered Persons (other than AIM Funds Independent Trustees) must submit a quarterly report regardless of whether they have executed transactions during the quarter or not. If a Covered Person did not execute transactions subject to reporting requirements during a quarter, the report must include a representation to that effect. Covered Persons need not include transactions made through an Automatic Investment Plan in the quarterly transaction report.

     Additionally, Covered Persons (other than AIM Funds Independent Trustees) must report information on any new brokerage account established by the Covered Person during the quarter for the direct or indirect benefit of the Covered Person (including Covered Securities held in a 401(k) or other retirement vehicle) including:

        o The date the account was established;

        o The name of the broker-dealer or bank; and

        o The date  that the  report is  submitted  to the  Advisory  Compliance
          Group.

     An Independent Trustee of an AIM Fund must report a transaction in a Covered Security in a quarterly transaction report if the trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his/her duties as a trustee of the AIM Fund, should have known that, during the 15-day period immediately before or after the date of the transaction by the trustee, the Covered Security was purchased or sold by the AIM Fund or was being considered by the AIM Fund or AIM for purchase or sale by the AIM Fund or another Client.

     The Advisory Compliance Group may identify transactions by Covered Persons that technically comply with the Code for review based on any pattern of activity that has an appearance of a conflict of interest.

     c. Annual Holdings Reports. All Covered Persons (other than AIM Funds Independent Trustees) must report annually the following information, which must be current within 45 days of the date the report is submitted to the Advisory Compliance Group:

        o The security and the number of shares (for equities) or the interest rate and maturity date (if applicable) and principal amount (for debt securities) for each Covered Security in which the Covered Person has any direct or indirect Beneficial Ownership;

        o The name of the broker-dealer or bank with or through which the transaction was effected; and

        o The date that the report is submitted by the Covered Person to the Advisory Compliance Group.

     Managed Accounts. Covered Persons must make an annual report with respect to transactions held in an account over which the Covered Person has granted exclusive discretion to an external money manager. Covered Persons must receive approval from the Advisory Compliance Group to establish and maintain such an account. Covered Persons are not required to pre-clear transactions or submit quarterly reports for such managed accounts; however, Covered Persons with these types of accounts must provide an annual certification that they do not currently and have not in the past exercised direct or indirect Control over the managed accounts.

     Annual Certification. All Covered Persons (other than AIM Funds Independent Trustees) must certify annually that they have read and understand the Code and recognize that they are subject to the Code. In addition, all Covered Persons must certify annually that they have complied with the requirements of the Code and that they have disclosed or reported all personal securities transactions required to be disclosed or reported under the Code. The AIM Funds Trustees, including the Independent Trustees, will review and approve the Code annually.

6. Private Securities Transactions. Covered Persons (other than AIM Funds Independent Trustees without knowledge of investment activity) may not engage in a Private Securities Transaction without first giving the Advisory Compliance Group a detailed written notification describing the transaction and indicating whether or not they will receive compensation and obtaining prior written permission from the Advisory Compliance Group. Investment Personnel who have been authorized to acquire securities of an issuer in a Private Securities Transaction must disclose that investment to the Advisory Compliance Group and the Chief Investment Officer of AIM when they are involved in a Client's subsequent consideration of an investment in the same issuer. The Client's decision to purchase such securities must be independently reviewed by Investment Personnel with no personal interest in that issuer.

7. Excessive Short Term Trading in Funds. Employees are prohibited from excessive short term trading of any mutual fund advised by AIM and are subject to various limitations on the number of transactions as indicated in the respective prospectus.

B.   Limitations on Other Personal Activities

     1. Board of Directorships. Investment Personnel will not serve on the boards of directors of either a publicly traded company or any other entity without prior written permission from AIM's Advisory Compliance Group. If the directorship is authorized, the individual will be isolated from others making investment decisions concerning the particular company or entity as appropriate.

     2. Gift Policy. AIM Employees may not give or accept gifts or invitations of entertainment that may be considered excessive either in dollar value or frequency to avoid the appearance of any potential conflict of interest. Under no circumstances may any Employees give or accept cash or any possible cash equivalent from a broker or vendor.

        o Invitations. AIM Employees must report entertainment with the Advisory Compliance Group on a monthly basis. The requirement to report monthly entertainment includes dinners or any other event with the broker or vendor in attendance.

          Examples of invitations that may be excessive in value include Super Bowl tickets, tickets to All-Star games, hunting trips, or ski trips. An occasional ticket to a sporting event, golf outing or concert when accompanied by the broker or vendor may not be excessive. In all cases, entertainment must be reported to the Advisory Compliance Group.

          Additionally, AIM Employees may not reimburse brokers or vendors for the cost of tickets that would be considered excessive or for travel related expenses without approval of the Advisory Compliance Group.

        o Gifts. AIM Employees are not required to pre-clear gifts. All gifts given or received must be reported to the Advisory Compliance Group on a monthly basis. AIM Employees are prohibited from accepting the following:

          o single gifts valued in excess of $100; and

          o gifts from one person or firm valued in excess of $100 during a calendar year period.

     AIM Employees must report all entertainment (breakfast and lunches in the office need not be reported), including dinners with the broker/vendor in attendance, and gifts to the Advisory Compliance Group on a monthly basis.

III. Reporting of Potential Compliance Issues

AIM has created several channels for Employees to raise compliance issues and concerns on a confidential basis. An Employee should first discuss a compliance issue with their supervisor, department head or with anyone in the Legal and Compliance Department. Human Resources matters should be directed to the Human

Resources Department, an additional anonymous vehicle for reporting such concerns.

In the event that an Employee does not feel comfortable discussing compliance issues through normal channels, AIM has hired an Ombudsman to serve as a resource to Employees. Employees may convey concerns about business matters they believe implicate matters of ethics or questionable practices to the Ombudsman at 1-888-388-2095. Employees are encouraged to report these questionable practices so that AIM, the Ombudsman or the Compliance Department has an opportunity to address and resolve these issues before they become a more significant regulatory issue.

AMVESCAP PLC and the AIM Funds Boards of Trustees have set up a 1-800 number for Employees to raise any concerns on an anonymous basis. This 1-800 number, 1-866-297-3627, appears on AIM's website. An outside vendor transcribes the calls received on the 1-800 number and forwards the transcripts to the chairman of the Audit Committee of the AIM Funds Boards of Trustees, AIM's General Counsel, the Director of AIM's Fund Administration Group, and to AMVESCAP PLC.

IV.  Administration of the Code of Ethics

AIM will use reasonable due diligence and institute procedures reasonably necessary to prevent violations of this Code.

No less frequently than annually, AIM will furnish to the Boards of Trustees of the AIM Funds, or such committee as it may designate, a written report that:

  o describes significant issues arising under the Code since the last report to the Boards of Trustees, including information about material violations of the Code and sanctions imposed in response to material violations; and

  o certifies that the AIM Funds have adopted procedures reasonably designed to prevent Covered Persons from violating the Code.

V.   Sanctions

Upon discovering a material violation of the Code, the Advisory Compliance Group will notify AIM's Chief Compliance Officer (CCO). The CCO will notify the Internal Compliance Controls Committee of any material violations at the next regularly scheduled meeting.

The Advisory Compliance Group will issue a letter of education to the Covered Persons involved in violations of the Code that are determined to be inadvertent or immaterial.

AIM may impose additional sanctions in the event of repeated violations or violations that are determined to be material or not inadvertent, including disgorgement of profits, a letter of censure or suspension, or termination of employment.

VI.  Exceptions to the Code

AIM's Chief Compliance Officer (or designee), together with either one of AIM's General Counsel, Chief Investment Officer, Chief Executive Officer or Chairman, may grant an exception to any provision in this Code and will report all such exceptions at the next Internal Controls Committee meeting.

VII. Definitions

     o AIM Broker-dealer means either A I M Distributors, Inc. or Fund Management Company;

     o Automatic Investment Plan means a program in which regular purchases or sales are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation, including dividend reinvestment plans;

     o Beneficial Ownership has the same meaning as Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended ("the '34 Act"). To have a beneficial interest, Covered Persons must have a "direct or indirect pecuniary interest," which is the opportunity to profit directly or indirectly from a transaction in securities. Thus a Covered Person may have Beneficial Ownership in securities held by members of their immediate family sharing the same household (i.e. a spouse and children) or by certain partnerships, trusts, corporations, or other arrangements;

     o Client means any account for which AIM is either the adviser or sub-adviser;

     o Control has the same meaning as under Section 2(a)(9) of the Investment Company Act, as amended (the "Investment Company Act");

     o Covered Person means any full or part time Employee of AIM or the AIM Funds,; any full or part time Employee of any AIM affiliates that, in connection with his or her duties, obtains or has access to any information concerning recommendations being made by any AIM entity to any of its Clients ("access persons"); and any interested trustee or director of the AIM Funds;

     o Covered Security has the same meaning as Section 2 (a)(36) of the Investment Company Act and includes any AIM Fund or other Client that is advised or sub-advised by AIM. An exchange traded funds (ETF) is considered a Covered Security. A Covered Security does not include the following:

     o Direct obligations of the Government of the United States or its agencies;

     o Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

     o   Any open-end mutual fund not advised or sub-advised by AIM; and

     o AMVESCAP PLC stock because it is subject to the provisions of AMVESCAP PLC's Code of Conduct.

     o Employee means any full or part time Employee of AIM or the AIM Funds, including any consultant or contractor who AIM's Compliance Department determines to have access to information regarding AIM's trading activity;

         o Investment Personnel means any Employee who, in connection with his/her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Client; and

         o IT Personnel means any Employee that is designated to work in the Information Technology Department; and

         o Fund Account Personnel means any Employee that is designated to work in either of the Fund Administration or Portfolio Administration Groups;

     o Independent Trustee means a trustee of a fund who is not an "interested person" of the fund within the meaning of Section 2(a)(19) of the Investment Company Act;

     o Initial Public Offering means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the '34 Act;

     o Private Securities Transaction means any securities transaction outside the regular course, or scope, of an associated person's employment with a member, including, though not limited to, new offerings of securities which are not registered with the Securities and Exchange Commission, provided however that transactions subject to the notification requirements of Rule 3050 of the NASD's Conduct Rules, transactions among immediate family members (as defined in the interpretation of the Board of Governors on free-riding and withholding) for which no associated person receives any selling compensation, and personal transactions in investment company and variable annuity securities shall be excluded.

logo
        AMERICAN CENTURY INVESTMENTS
        Working with Integrity...

Code of Ethics
--------------------------------------------------------------------------------
     Defined terms are in bold italics. Frequently used terms are defined in Appendix 1.
--------------------------------------------------------------------------------

I.   Purpose of Code.
     The Code of Ethics was developed to guide the personal investment activities of American Century employees, officers and directors, including members of their immediate family. In doing so, it is intended to aid in the elimination and detection of personal securities transactions by American Century personnel that might be viewed as fraudulent or might conflict with the interests of our client portfolios. Primary among such transactions are the misuse for personal benefit of client trading information (so-called "front-running"), the misappropriation of investment opportunities that may be appropriate for investment by client portfolios, and excessive personal trading that may affect our ability to provide services to our clients.

     The Directors of American Century's registered investment companies (our "Fund Clients"(1)) who are not "interested persons" (the "Independent Directors") are covered under a separate Code applicable only to them.

     Violations of this Code must be promptly reported to the Chief Compliance Officer.


II.  Why Do We Have a Code of Ethics?
     A.   Investors have placed their trust in American Century.

          As an investment adviser, American Century is entrusted with the assets of our clients for investment purposes. American Century's fiduciary responsibility to place the interests of our clients before our own and to avoid even the appearance of a conflict of interest extends to all American Century employees. Persons subject to this Code must adhere to this general principle as well as comply with the Code's specific provisions. This is how we earn and keep our clients' trust. To protect this trust, we will hold ourselves to the highest ethical standards.

     B.   American Century wants to give you flexible investing options.

          Management believes that American Century's own mutual funds and other pooled investment vehicles provide a broad range of investment alternatives in virtually every segment of the securities market. We encourage American Century employees to use these vehicles for their personal investments. We do not encourage active trading by our employees. We recognize, however, that individual needs differ and that there are other attractive investment opportunities. As a result, this Code is intended to give you and your family flexibility to invest, without jeopardizing relationships with our clients.
-------------------------------------
(1) See Schedule A for a listing of all of our Fund Clients.

          American Century employees are able to undertake personal transactions in stocks and other individual securities subject to the terms of this Code of Ethics. This Code of Ethics requires preclearance of all such transactions by Access, Investment, and Portfolio Persons, places further limitations on personal investments by Investment and
          Portfolio  Persons,   and  requires   transaction   reporting  by  all
          employees.

     C.   Federal law requires that we have a Code of Ethics.

          The Investment Company Act of 1940 and the Investment Advisers Act of 1940 require that we have safeguards in place to prevent personal investment activities that might take inappropriate advantage of our fiduciary position. These safeguards are embodied in this Code of Ethics.(2)


III. Does the Code of Ethics Apply to You?
     Yes! All American Century employees and contract personnel must observe the principles contained in the Code of Ethics. However, there are different requirements for different categories of employees. The category in which you have been placed generally depends on your job function, although unique circumstances may prompt us to place you in a different category. The range of categories is as follows:

-------------------------------------------------------------------------------
Fewest Restrictions------------------------------------------>Most Restrictions
-------------------------------------------------------------------------------
Non-Access Person     Access Person     Investment Person     Portfolio Person
-------------------------------------------------------------------------------

     The standard profile for each of the categories is described below:

     A.   Portfolio Persons.

          Portfolio Persons include portfolio managers (equity or fixed income) and any other Investment Persons (as defined below) with authority to enter purchase/sale orders on behalf of the funds.

     B.   Investment Persons.

          Investment Persons include

          o Any supervised persons that have access to nonpublic information regarding any client portfolio's securities trading, securities recommendations, or portfolio holdings or is involved in making securities recommendations that are nonpublic; and

          o Any officers and directors of an investment adviser.

          Such persons include but are not limited to investment analysts, equity traders, research and financial analyst personnel.

-------------------------------------
(2) Rule 17j-1 under the Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisers Act of 1940 serve as a basis for much of what is contained in American Century's Code of Ethics

     C.   Access Persons.

          Access Persons are persons who, in connection with their regular function and duties, consistently obtain information regarding current recommendations with respect to the purchase or sale of securities or real-time trading information concerning client portfolios. Examples include:

         o Persons who are directly involved in the execution, clearance, and settlement of purchases and sales of securities (e.g. certain investment accounting personnel);

         o Persons whose function requires them to evaluate trading activity on a real time basis (e.g. attorneys, accountants, portfolio compliance personnel);

         o  Persons who assist in the design, implementation, and maintenance of
            investment   management   technology   systems  (e.g.   certain  I/T
            personnel);

         o Support staff and supervisors of the above if they are required to obtain such information as a part of their regular function and duties; and

         o  An officer or "interested" director of our Fund Clients.

          Single, infrequent, or inadvertent instances of access to current recommendations or real-time trading information or the opportunity to obtain such information through casual observance or bundled data security access is not sufficient to qualify you as an Access Person.

     D.   Non-Access Persons.

          If you are an officer, director, employee or contractor of American Century and you do not fit into any of the above categories, you are a Non-Access Person. While your trading is not subject to preclearance and other restrictions applicable to Portfolio, Investment, and Access Persons, you are still subject to the remaining provisions of the Code and are required to report to American Century certain information regarding your brokerage accounts and accounts invested in reportable mutual funds.(3)


IV.  Restrictions on Personal Investing Activities.
     A.   Principles of Personal Investing.

          In keeping with applicable law and our high ethical standards, management of client portfolios should never be subordinated to personal gain or advantage. American Century employees, officers and directors may not misuse nonpublic information about client security holdings or portfolio transactions made or contemplated for a client for personal benefit or to cause others to benefit. Likewise, you may not cause a client portfolio to take action, or fail to take action, for personal benefit rather than the benefit of the client.

          In addition, investment opportunities appropriate for the funds should not be retained for personal benefit. Investment opportunities arising as a result of American Century investment management activities must

-------------------------------------
(3) See Reporting Requirements for details on required reporting.

          first be considered for inclusion in our client portfolios.

          In undertaking their personal securities transactions, all American Century employees, officers, and directors must comply with the federal securities laws and other governmental rules and regulations.

     B.   Preclearance of Personal Securities Transactions.
          [Access, Investment, and Portfolio Persons]

          Preclearance of personal securities transactions allows American Century to prevent certain trades that may conflict with client trading activities. The nature of securities markets makes it impossible for us to perfectly predict those conflicts. As a consequence, even trades that are precleared can result in potential conflicts between your trades and those effected for clients. You are responsible for avoiding such conflicts with any client portfolios for which you make investment recommendations. You have an obligation to American Century and its clients to avoid even a perception of a conflict of interest with respect to personal trading activities.

          All Portfolio, Investment, and Access Persons must comply with the following preclearance procedures prior to entering into (i) the purchase or sale of a security for your own account or (ii) the purchase or sale of a security for an account for which you are a beneficial owner(3):

          1. Is the security a "Code-Exempt Security"?

             Check Appendix 3 to see if the security is listed as a code-exempt security. If it is, then you may execute the transaction. Otherwise, proceed to the next step.

          2. Preclear the transaction with the Legal Department's Compliance Group.(4)

             There are two ways to do this:

              a. Use the  "PTRA"  routine  in the CICS  system  and enter  your request at the Personal Trade System screen.

              b. If you do not have access to "PTRA,"  e-mail  your  request to
                 "LG-Personal Security Trades" (or
                 "LG-Personal_Security_Trades@americancentury.com," if sending from outside American Century's Lotus Notes system),and provide the following information:

                 o Issuer name;

                 o Ticker symbol or CUSIP number;

                 o Type of security (stock, bond, note, etc.);

                 o Number of shares;
-------------------------------------
(3) See Appendix 2 for an explanation of beneficial ownership.

(4) If you are the Chief Investment Officer of an investment adviser, you must receive your preclearance from the General Counsel or his or her designee.

                 o Maximum expected dollar amount of proposed transaction; and

                 o Nature of transaction (purchase or sale).

          3. Use the "PTRB" routine in the CICS system to view the status of your trade requests.

          4. If you receive  preclearance for the transaction,(5) you have five
             (5) business days to execute your transaction. If you do not execute your transaction within five (5) business days, you must repeat the preclearance procedure prior to undertaking the transaction.

          American Century reserves the right to restrict the purchase and sale by Portfolio, Investment, and Access Persons of any security at any time. Such restrictions are imposed through the use of a Restricted List that will cause the Code of Ethics system to deny the approval of preclearance to transact in the security. Securities may be restricted for a variety of reasons including, without limitation, the possession of material nonpublic information by American Century or its employees.


     C.   Additional Trading Restrictions
          [Investment and Portfolio Persons]

          The following additional trading restrictions apply if you are an Investment or Portfolio Person:

          1.   Initial Public Offerings.

               You may not acquire securities issued in an initial public offering.

          2.   Private Placements.

               Before you acquire any securities in a private placement, you must obtain approval from the Chief Investment Officer. Request for preclearance can be submitted by entering your request in PTRA and accessing the Private Placement screen (PF9 after your initials are entered) or by sending your request to "LG-Personal Security Trades." You may not participate in any consideration of an investment in securities of the private placement issuer for any client portfolios while your preclearance is pending or during any period that you own, or are a beneficial owner of, the privately-placed security.

          3.   Short-Term Trading Profits.

               You may not profit from any purchase and sale, or sale and purchase, of the same (or equivalent)securities other than code-exempt securities within sixty (60) calendar days.

-------------------------------------
(5) See Appendix 4 for a description of the preclearance process.

     D.   Seven-Day Blackout Period
          [Portfolio Persons]

          If you are a Portfolio Person, you may also not purchase or sell a security other than a code exempt security within seven (7) calendar days before and after it has been traded as a part of a client portfolio that you manage.

     E.   Trading on Inside Information
          [All Employees]

          As you are aware, federal law prohibits you from trading based on material nonpublic information received from any source or communicating this information to others. This includes any confidential information that may be obtained by American Century employees regarding the advisability of purchasing or selling specific securities on behalf of clients. You are expected to abide by the highest ethical and legal standards in conducting your personal investment activities. For more information regarding what to do when you believe you are in possession of material nonpublic information, please consult American Century's Insider Trading Policy.

     F.   Trading in American Century Mutual Funds
          [All Employees]

          Excessive, short-term trading of American Century client portfolios and other abusive trading practices (such as time zone arbitrage) may disrupt portfolio management strategies and harm fund performance. These practices can cause funds to maintain higher-than-normal cash balances and incur increased trading costs. Short-term and other
          abusive   trading   strategies  can  also  cause  unjust  dilution  of
          shareholder value if such trading is based on information not accurately reflected in the price of the fund.

          You may not engage in short-term trading or other abusive trading strategies with respect to any American Century client portfolio. For purposes of this Code, American Century client portfolios include any mutual fund, variable annuity, institutional, or other account advised or subadvised by American Century.(6)

          Five-Day Holding Period. You will be deemed to have engaged in short-term trading if you have purchased shares or otherwise invested in a variable-priced (i.e., non-money market) American Century client portfolio (whether directly or through a brokerage, retirement plan, or other intermediary) and redeem shares or otherwise withdraw assets from that portfolio within five (5) business days. In other words, if you make an investment in an American Century fund, you may not redeem shares from that fund before the completion of the fifth (5th) business day following the purchase date.

          Limited Trading Within 30 Days. We realize that abusive trading is not limited to a 5-day window. As a result, persons subject to this Code of Ethics are also limited to having not more than two (2) instances during any 12-month period of purchasing shares or otherwise investing in any variable-priced American Century client portfolio (whether directly or through a brokerage, retirement plan, or other intermediary) and redeeming shares or otherwise withdrawing assets

-------------------------------------
(6) See Schedule A for a list of Fund Clients. See Schedule B for a list of subadvised funds.

          from that portfolio within 30 calendar days. In other words, persons subject to this Code are limited during any 12-month period to not more than two (2) round trips (i.e., a purchase and sale) in all American Century funds within 30 calendar days.

          One round trip within 30 calendar days will subject that trade to scrutiny to determine whether the trade was abusive. Two round trips will receive additional scrutiny. Three or more round trips will be considered a violation.

          Transactions Subject to Limitations. These trading restrictions are applicable to any account for which you have the authority to direct trades or of which you are a beneficial owner. Automatic investments such as AMIs, dividend reinvestments, employer plan contributions, and payroll deductions are not considered transactions for purposes of commencing the 5- and 30-day holding requirements. Check writing redemptions in a variable-priced fund will not be considered redemptions for purposes of these requirements.

          Information  to be  Provided.  To  aid  in  the  monitoring  of  these restrictions, you are required to provide certain information regarding mutual fund accounts beneficially owned by you. See the Reporting Requirements for your applicable Code of Ethics classification.

V.   Reporting Requirements.
     You are required to file complete, accurate, and timely reports of all required information under this Code. All such information is subject to review for indications of abusive trading, misappropriation of information, or failure to adhere to the requirements of the Code of Ethics.

     A.   Reporting Requirements Applicable To All Employees

          1.   Code Acknowledgement

               Upon employment, any amendment of the Code, and not less than annually thereafter, you will be required to acknowledge that you have received, read, and will comply with this Code. Non-Access persons will receive an e-mail requesting such information. Access, Investment, and Portfolio Persons are required to provide this information and acknowledgement as a part of their Initial and Annual Holdings Reports and will receive an e-mail requesting such information upon any amendment of the Code.

          2.   Reporting of Mutual Fund Accounts

               a.   Direct Accounts/American Century Retirement Plans

                    No transaction reporting is necessary for mutual fund accounts held directly through American Century under your social security number or for American Century retirement plans. Trading in such accounts will be monitored based on information contained on our transfer agency system. Investment and Portfolio Persons must include holdings in these accounts on their Initial and Annual Holdings Reports.

               b.   Beneficially Owned Direct Accounts

                    You must report the following information for mutual fund accounts in which you have a beneficial ownership interest held directly through American Century under a taxpayer identification or social security number other than your own (so-called "beneficially owned direct accounts"):

                    o  Account number; and

                    o  Name(s) of record owner(s) of the account.

                    Transaction reporting will not be required on such accounts as trading will be monitored based on information contained on our transfer agency system.

               c.   Certain Third-Party Accounts

                    Certain third-party accounts in which you have a beneficial ownership interest in reportable mutual funds must be reported. These "reportable third-party accounts" include any (i) accounts in which you own or beneficially own any subadvised fund (see Schedule B of this Code for a list of subadvised funds); and (ii) non-American Century retirement plan, unit investment trust, variable annuity, or similar accounts in which you own or beneficially own reportable mutual funds. The following information must be reported for such accounts:

                    o  Name of the financial institution where held;

                    o  Account number; and

                    o  Name(s) of the record owner(s) of the account.

                    In addition, you must provide either account statements or confirmations of trading activity in such reportable third-party accounts to the Code of Ethics Manager within 30 calendar days of the end of each calendar quarter. Such statements or confirmations must include all trading activity in such accounts during the preceding calendar quarter.

          3.   Duplicate Confirmations

               You are required to instruct your broker-dealer to send duplicate
               confirmations  of  all   transactions  in  reportable   brokerage
               accounts to:

               Attention: Compliance
               P.O. Box 410141
               Kansas City, MO 64141-0141

               "Reportable brokerage accounts" include both brokerage accounts maintained by you and brokerage accounts maintained by a person whose trades you must report because you are a beneficial owner.

     B.   Additional  Reporting   Requirements  for  Access,   Investment,   and
          Portfolio Persons

          1.  Initial Holdings Report

               Within ten (10) calendar days of becoming an Access, Investment, or Portfolio Person, you must submit an Initial Holdings Report. The information submitted must be current as of a date no more than 45 calendar days before the report is filed and include the following:

               o A list of all securities, other than certain code-exempt securities(7), that you own or in which you have a beneficial ownership interest. This listing must include the name, number of shares, and principal amount of each covered security.

               o Investment and Portfolio Persons must also provide a list of all reportable mutual fund holdings owned or in which they have a beneficial ownership interest. This list must include investments held directly through American Century, investments in any subadvised fund, holdings in a reportable brokerage account, and holdings in non-American Century retirement plans, unit investment trusts, variable annuity, or similar accounts.

          2.  Quarterly Transactions Report

               Within thirty (30) calendar days of the end of each calendar quarter, all Portfolio, Investment and Access persons must submit a Quarterly Transactions Report. These persons will be reminded by electronic mail of the dates and requirements for filing the report. This reminder will contain a link to a database that will generate a report of the transactions for which we have received duplicate trade confirmations during the quarter. It is your responsibility to review the completeness and accuracy of this report, provide any necessary changes, and certify its contents when submitted.

               a. The Quarterly Transactions Report must contain the following information about each personal securities transaction undertaken during the quarter other than those in certain code exempt securities:

                    o The date of the  transaction,  the security  description and number of shares or the principal amount of each security involved;

                    o The nature of the transaction,  that is, purchase, sale, or any other type of acquisition or disposition;

                    o The transaction price; and

                    o The name of the bank, broker, or dealer through whom the transaction was executed.

               In addition, information regarding your reportable brokerage and other accounts should be verified at this time.

               b. Investment and Portfolio Persons are also required to report transactions in reportable mutual funds. The Quarterly Transactions Report for such persons must contain the following information about each transaction during the quarter:

-------------------------------------
(7) See Appendix 3 for a listing of code-exempt securities that must be reported.

                    o The date of the  transaction,  the fund  description and number of shares or units of each trade involved;

                    o The nature of the transaction,  that is, purchase, sale, or any other type of acquisition or disposition;

                    o The transaction price; and

                    o The name of the bank, broker, or dealer, retirement plan or unit investment trust through whom the transaction was executed.

               c. Investment and Portfolio Persons do not need to include certain reportable mutual fund transactions on their Quarterly Transaction Report where the information relating to such transactions is maintained by American Century, has been concurrently provided, or such transactions are pursuant to an automatic investment plan. Transactions that do not need to be reported include:

                    o Reinvested dividends;

                    o Transactions  in your  American  Century  retirement  plan accounts;

                    o Transactions in mutual fund accounts held directly through
                      American Century under your social security number;

                    o Transactions in beneficially owned direct accounts if such account has been previously reported under this Code; and

                    o Transactions  in  reportable  third-party  accounts to the extent that account statements or confirmations containing such transactions have been received by the Code of Ethics Manager within 30 days of the end of the calendar quarter in which such transactions took place.

                    Transactions  in  reportable   brokerage  accounts  must  be
                    included on the Quarterly Transaction Report.

          3.  Annual Holdings Report

              Each year all Portfolio, Investment, and Access Persons must submit an Annual Holdings Report and verify their brokerage accounts and mutual fund account numbers reported under this Code. The Annual Holdings Report must be submitted within 45 calendar days after December 31st of each year and the information submitted must be current as of a date no more than 45 calendar days before the report is filed. These persons will be reminded by electronic mail of the dates and requirements for filing the report. The information submitted must be current as of a date not more than 45 calendar days before the report is filed and include the following:

              o A list  of  all  securities,  other  than  certain  code-exempt securities(8), that you own or in which you have a beneficial ownership interest. This listing must include the name, number

-------------------------------------
(8) See Appendix 3 for a listing of code-exempt securities that must be reported.

                of shares, and principal amount of each covered security; and

              o Investment  and  Portfolio  Persons must also provide a list of all reportable mutual fund holdings owned or in which they have a beneficial ownership interest. This list must include investments held directly through American Century, investments in any subadvised fund, holdings in a reportable brokerage account, and holdings in non-American Century retirement plans, unit investment trusts, variable annuity, or similar accounts.

VI.  Can there be any exceptions to the restrictions?
     Yes. The General Counsel or his or her designee may grant limited exemptions to specific provisions of the Code on a case-by-case basis.

     A.   How to Request an Exemption

          E-mail a written request to "LG-Personal Security Trades" (or "LG-Personal_Security_Trades@americancentury.com" if sending from outside American Century's Lotus Notes system) detailing your situation.

     B.   Factors Considered

          In considering your request, the General Counsel or his or her designee will grant your exemption request if he or she is satisfied that:

          o Your request addresses an undue personal hardship imposed on you by the Code of Ethics;

          o Your situation is not contemplated by the Code of Ethics; and

          o Your exemption, if granted, would be consistent with the achievement of the objectives of the Code of Ethics.

     C.   Exemption Reporting

          All exemptions must be reported to the Boards of Directors of our Fund Clients at the next regular meeting following the initial grant of the exemption. Subsequent grants of an exemption of a type previously reported to the Boards may be effected without reporting. The Boards of Directors may choose to delegate the task of receiving and reviewing reports to a committee comprised of Independent Directors.

     D.   Thirty-Day Denial Exemption On Sales

          An exemption may be requested when a request to sell a security has been denied once a week over a 30-day timeframe. The covered person must be able to verify that they have periodically entered a request to sell a security in PTRA at least four times throughout the 30-day period. A written request must be e-mailed to "LG-Personal Security Trades" to request the exemption. The General Counsel or his or her designee will review the request and determine if the exemption is warranted. If approval is granted, compliance will designate a short trading window during which the sale can take place.

     E.   Non-volitional Transaction Exemption

          Certain non-volitional purchase and sale transactions shall be exempt from the preclearance requirements of the Code. These transactions shall include stock splits, stock dividends, exchanges and conversions, mandatory tenders, pro rata distributions to all holders of a class of securities, gifts, inheritances, margin/maintenance calls (where the securities to be sold are not directed by the covered person), dividend reinvestment plans, and employer sponsored payroll deduction plans. These purchase and sale transactions, however, shall not be exempt from the Quarterly Transaction Report and Annual Holdings Report provisions of the Code.

     F.   Blind Trust Exemption

          An exemption from the preclearance and reporting requirements of the Code may be requested for securities that are held in a blind or quasi-blind trust arrangement. For the exemption to be available, you or a member of your immediate family must not have authority to advise or direct securities transactions of the trust. The request will only be granted once the covered person and the trust's investment adviser certify that the covered person or members of their immediate family will not advise or direct transactions. American Century must receive statements at least quarterly for transactions within the trust.

VII. Confidential Information.
     All information about Clients' securities transactions and portfolio holdings is confidential. You must not disclose, except as required by the duties of your employment, actual or contemplated securities transactions, portfolio holdings, portfolio characteristics or other nonpublic information about Clients, or the contents of any written or oral communication, study, report or opinion concerning any security. This does not apply to information which has already been publicly disclosed.

VIII.Conflicts of Interest.
     You must receive prior written approval from the General Counsel or his or her designee, as appropriate, to do any of the following:

     o Negotiate or enter into any agreement on a Client's behalf with any business concern doing or seeking to do business with the Client if you, or a person related to you, has a substantial interest in the business concern;

     o Enter into an agreement, negotiate or otherwise do business on the Client's behalf with a personal friend or a person related to you; or

     o Serve on the board of directors of, or act as consultant to, any publicly traded corporation.

IX.  What happens if you violate the rules in the Code of Ethics?
     If you violate the rules of the Code of Ethics, you may be subject to serious penalties. Violations of the Code and proposed sanctions are documented by the Code of Ethics Manager and submitted to the Code of Ethics Review Committee. The Committee consists of representatives of each investment adviser and the Compliance and Legal Departments of American Century. The Committee is responsible for determining the materiality of a Code violation and appropriate sanctions.

     A.   Materiality of Violation

          In  determining  the   materiality  of  a  violation,   the  Committee
          considers:

          o Evidence of violation of law;

          o Indicia of fraud, neglect, or indifference to Code provisions;

          o Frequency of violations;

          o Monetary value of the violation in question; and

          o Level of influence of the violator.

     B.   Penalty Factors

          In assessing the appropriate penalties, the Committee will consider the foregoing in addition to any other factors they deem applicable, such as:

          o Extent of harm to client interests;

          o Extent of unjust enrichment;

          o Tenure and prior record of the violator;

          o The degree to which there is a personal benefit from unique knowledge obtained through employment with American Century;

          o The level of accurate, honest and timely cooperation from the covered person; and

          o Any mitigating circumstances that may exist.

     C.   The penalties which may be imposed include:

          1. First non-material violation

             a. Warning (notice sent to manager); and

             b. Attendance at Code of Ethics training session.

          2. Second non-material violation within 12 months

             a.  Notice sent to manager; and

             b.  Suspension of trading privileges for up to 90 days.

          3. Penalties for material or more frequent non-material violations will be determined based on the circumstances. These penalties could include, but are not limited to

             a. Suspension of trading privileges;

             b. Fine; and/or

             c. Suspension or termination of employment.

          In addition, you may be required to surrender to American Century any profit realized from any transaction(s) in violation of this Code of Ethics.


X.   American Century's Quarterly Report to Fund Directors.
     American Century will prepare a quarterly report to the Board of Directors of each Fund Client of any material violation of this Code of Ethics.

APPENDIX 1:  DEFINITIONS

1.   "Automatic Investment Plan"

     "Automatic investment plan" means a program in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.


2.   "Beneficial Ownership" or "Beneficially Owned"

     See "Appendix 2:  What is Beneficial Ownership?".


3.   "Code-Exempt Security"

     A "code-exempt security" is a security in which you may invest without preclearing the transaction with American Century. The list of code-exempt securities appears in Appendix 3.


4.   "Federal Securities Law"

     Federal securities law means the Securities Act of 1933, the Securities Act of 1934, the Sarbannes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of Treasury


5.   "Initial Public Offering"

     "Initial public offering" means an offering of securities for which a registration statement has not previously been filed with the SEC and for which there is no active public market in the shares.


6.   "Investment Adviser"

     "Investment adviser" includes each investment adviser listed on Schedule A attached hereto.


7.   "Member of Your Immediate Family"

     A "member of your immediate family" means any of the following

     o Your spouse or domestic partner;

     o Your minor children; or

     o A relative who shares your home


                                                             Appendix 1 - Page 1

     For the purpose of determining whether any of the foregoing relationships exist, a legally adopted child of a person is considered a child of such person.


8.   "Private Placement"

     "Private placement" means an offering of securities in which the issuer relies on an exemption from the registration provisions of the federal securities laws, and usually involves a limited number of sophisticated investors and a restriction on resale of the securities.


9.   "Reportable Mutual Fund"

     A "reportable mutual fund" includes any mutual fund issued by a Fund Client (as listed on Schedule A) and any subadvised funds (as listed on Schedule
     B).


10.  "Security"

     A "security" includes a great number of different investment vehicles. However, for purposes of this Code of Ethics, "security" includes any of the following:

     o Note,

     o Stock,

     o Treasury stock,

     o Bond,

     o Debenture,

     o Exchange traded funds (ETFs) or similar securities,

     o Shares of open-end mutual funds,

     o Shares of closed-end mutual funds,

     o Evidence of indebtedness,

     o Certificate of interest or participation in any profit-sharing agreement,

     o Collateral-trust certificate,

     o Preorganization certificate or subscription,

     o Transferable share,

     o Investment contract,

     o Voting-trust certificate,

     o Certificate of deposit for a security,

     o Fractional undivided interest in oil, gas or other mineral rights,

     o Any put, call, straddle, option, future, or privilege on any security or other financial instrument (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof),


                                                             Appendix 1 - Page 2

     o Any put, call, straddle, option, future, or privilege entered into on a national securities exchange relating to foreign currency,

     o In general, any interest or instrument commonly known as a "security," or

     o Any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, future on or warrant or right to subscribe to or purchase, any of the foregoing.


11.  "Subadvised Fund"

     A "subadvised fund" means any mutual fund or portfolio listed on Schedule
     B.


12.  "Supervised Person"

     A "supervised person" means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of an investment adviser and is subject to the supervision and control of the investment adviser.


                                                             Appendix 1 - Page 3

APPENDIX 2:  WHAT IS "BENEFICIAL OWNERSHIP"?
A "beneficial owner" of a security is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares in the opportunity, directly or indirectly, to profit or share in any profit derived from a purchase or sale of the security.


1. Are securities held by family members or domestic partners "beneficially owned" by me?

     Probably. As a general rule, you are regarded as the beneficial owner of securities held in the name of

     o A member of your immediate family OR

     o Any other person IF:

       o You obtain from such securities benefits substantially similar to those of ownership. For example, if you receive or benefit from some of the income from the securities held by your spouse, you are the beneficial owner; OR

       o  You can obtain title to the securities now or in the future.


2. Are securities held by a company I own an interest in also "beneficially owned" by me?

     Probably not. Owning the securities of a company does not mean you "beneficially own" the securities that the company itself owns. However, you will be deemed to "beneficially own" the securities owned by the company if:

     o You directly or beneficially own a controlling interest in or otherwise control the company; OR

     o The company is merely a medium through which you, members of your immediate family, or others in a small group invest or trade in securities and the company has no other substantial business.


3.   Are securities held in trust "beneficially owned" by me?

     Maybe. You are deemed to "beneficially own" securities held in trust if any of the following is true:

     o You or a member of your immediate family are a trustee or have a vested interest in the income or corpus of the trust OR

     o You or a member of your immediate family are a settlor or grantor of the trust and have the power to revoke the trust without obtaining the consent of all the beneficiaries.

     A blind trust exemption from the preclearance and reporting requirements of the Code may be requested if you or members or your immediate family do not have authority to advise or direct securities transactions of the trust.


                                                             Appendix 2 - Page 1

4.   Are securities in pension or retirement plans "beneficially owned" by me?

     Maybe. Beneficial ownership does not include indirect interest by any person in portfolio securities held by a pension or retirement plan holding securities of an issuer whose employees generally are the beneficiaries of the plan.

     However, your participation in a pension or retirement plan is considered beneficial ownership of the portfolio securities if you can withdraw and trade the securities without withdrawing from the plan or you can direct the trading of the securities within the plan (IRAs, 401ks, etc.).


5.   Examples of Beneficial Ownership

     a. Securities Held by Family Members or Domestic Partners

     Example 1: Tom and Mary are married. Although Mary has an independent source of income from a family inheritance and segregates her funds from those of her husband, Mary contributes to the maintenance of the family home. Tom and Mary have engaged in joint estate planning and have the same financial adviser. Since Tom and Mary's resources are clearly significantly directed towards their common property, they shall be deemed to be the beneficial owners of each other's securities.

     Example 2: Mike's adult son David lives in Mike's home. David is self-supporting and contributes to household expenses. Mike is a beneficial owner of David's securities.

     Example 3: Joe's mother Margaret lives alone and is financially independent. Joe has power of attorney over his mother's estate, pays all her bills and manages her investment affairs. Joe borrows freely from Margaret without being required to pay back funds with interest, if at all. Joe takes out personal loans from Margaret's bank in Margaret's name, the interest from such loans being paid from Margaret's account. Joe is a significant heir of Margaret's estate. Joe is a beneficial owner of Margaret's estate.

     Example 4: Bob and Nancy are engaged. The house they share is still in Nancy's name only. They have separate checking accounts with an informal understanding that both individuals contribute to the mortgage payments and other common expenses. Nancy is the beneficial owner of Bob's securities.

     b. Securities Held by a Company

     Example 5: ABC Company is a holding company with five shareholders owning equal shares in the company. Although ABC Company has no business of its own, it has several wholly-owned subsidiaries that invest in securities. Stan is a shareholder of ABC Company. Stan has a beneficial interest in the securities owned by ABC Company's subsidiaries.

     Example 6: XYZ Company is a large manufacturing company with many shareholders. Stan is a shareholder of XYZ Company. As a part of its cash management function, XYZ Company invests in securities. Neither Stan nor any members of his immediate family are employed by XYZ Company. Stan does not beneficially own the securities held by XYZ Company.


                                                             Appendix 2 - Page 2

     c. Securities Held in Trust

     Example 7: John is trustee of a trust created for his two minor children. When both of John's children reach 21, each shall receive an equal share of the corpus of the trust. John is a beneficial owner of any securities owned by the trust.

     Example 8: Jane placed securities held by her in a trust for the benefit of her church. Jane can revoke the trust during her lifetime. Jane is a beneficial owner of any securities owned by the trust.

     Example 9: Jim is trustee of an irrevocable trust for his 21 year-old daughter (who does not share his home). The daughter is entitled to the income of the trust until she is 25 years old, and is then entitled to the corpus. If the daughter dies before reaching 25, Jim is entitled to the corpus. Jim is a beneficial owner of any securities owned by the trust.

     Example 10: Joan's father (who does not share her home) placed securities in an irrevocable trust for Joan's minor children. Neither Joan nor any member of her immediate family is the trustee of the trust. Joan is a beneficial owner of the securities owned by the trust. She may, however, be eligible for the blind trust exemption to the preclearance and reporting of the trust securities.


                                                             Appendix 2 - Page 3

APPENDIX 3:  CODE-EXEMPT SECURITIES
Because they do not pose a likelihood for abuse, some securities, defined as code-exempt securities, are exempt from the Code's preclearance requirements. However, confirmations from your service providers are required in all cases (except non- reportable mutual funds) and some code-exempt securities must be disclosed on your Quarterly Transactions, Initial and Annual Holdings Reports.


1.   Code-Exempt   Securities  Not  Subject  to  Disclosure  on  your  Quarterly
     Transactions, Initial and Annual Holdings Reports:

     o Open-end mutual funds that are not considered reportable mutual fund;,

     o Reportable mutual funds (Access Persons only);

     o Reportable mutual fund shares purchased through an automatic investment plan (including reinvested dividends);

     o Money market mutual funds;

     o Bank Certificates of Deposit;

     o U.S. government securities (Treasury notes, etc.);,

     o Commercial paper;

     o Bankers acceptances;

     o High  quality   short-term   debt   instruments,   including   repurchase
       agreements. A "high quality short-term debt instrument" means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized rating organization.


2.   Code-Exempt   Securities   Subject  to  Disclosure   on  your   Quarterly
     Transactions, Initial and Annual Holdings Reports:

     o Reportable mutual fund shares purchased other than through an automatic investment plan (Investment and Portfolio Persons only)

     o Securities which are acquired through an employer-sponsored automatic payroll deduction plan (only the acquisition of the security is exempt, NOT the sale)

     o Securities other than open-end mutual funds purchased through dividend reinvestment programs (only the re-investment of dividends in the security is exempt, NOT the sale or other purchases)

     o Commodity futures contracts for tangible goods (corn, soybeans, wheat, etc.) Futures contracts for financial instruments are not Code-exempt.

     o Futures contracts on the following:

     o Standard & Poor's 500 Index; or

     o Standard & Poor's 100 Index.


                                                             Appendix 3 - Page 1

We may modify this list of securities at any time, please send an e-mail to "LG-Personal Security Trades" to request the most current list.






                                                             Appendix 3 - Page 2

APPENDIX 4: HOW THE PRECLEARANCE PROCESS WORKS

                                                   ----------------------
                                                  |   Employee enters    |
                                                  | preclearance request |
                                                   ----------------------
                                                             |
                                          -----------------------------------------
       Denied ----------- Yes ----------| Is the security on the Restricted List? |
                                         -----------------------------------------
                                                             |
                                                             No
                                                             |
                                         -----------------------------------------
                                        |  What is the employee's COE category?   |
                                         -----------------------------------------
                                                              |
                                         -----------------------------------------
                                        |                                         |
                        ----------------------------------          ------------------------------
                      | Investment and Portfolio Persons |        |          Access Persons      |
                      |----------------------------------|        |------------------------------|
                      | Short-Term Trading Profits test: |        |       De minimis test:       |
                      |                                  |---     |                              |
                      | Is the buy (sell) within 60 days |   |    | a. issuer market cap greater |
                      | of a sell (buy) of the same      |   |    |    than $1 Billion?          |
                      | security?                        |   |    | b. trade less than $10,000?  |---Yes----Approved
                       ----------------------------------    |    |     and,                     |
                                        |                    |    | c. security traded on a      |
                                       Yes                   No   |    national exchange?        |
                                        |                    |     ------------------------------
                          ----------------------------       |                    |
       Denied -- Yes ----| Are the trades profitable? |      |                    |
                          ----------------------------       |                    |
                                        |                    |                    No
                                         ---------No---------                     |
                                                             |                    |
                                         -----------------------------------      |
       Denied ---------- Yes -----------| Is the security on the Open Order |-----
                                        |               List?               |
                                         -----------------------------------
                                                             |
                                                             No
                                                             |
                                              ----------------------
                                             | Is the security:     |
                                             | a.owned by a fund?   |
                                    Yes -----|        or,           |
                                     |       | b.on the Follow List?|
                                     |        ----------------------
                                     |                       |
                        --------------------------------     |
       Denied -- Yes --| Has there been recent activity |    |
                       | by the fund or do the portfolio|    |
                       | managers indicate an intention |    No
                       | to trade the security within 5 |    |
                       | days?                          |    |
                        --------------------------------     |
                                     |                       |
                                       -------No------------- |
                                                             |                      -----------------------
                                         -----------------------------             |  Trade is approved or |
                                        |       Is the employee       |----Yes---- | denied by the General |
                                        |          the CIO?           |            |        Counsel.       |
                                         -----------------------------              -----------------------
                                                       |
                                                       No
                                                       |
                                         -----------------------------
                                        |       Is the employee       |--------------No-----------------------Approved
                                        |     a portfolio person?     |
                                         -----------------------------
                                                       |
                                                      Yes
                                                       |
                                         ----------------------------------------
                                        | Is the trade within the 7 day black-out|
       Denied ---------- Yes -----------| period of a trade by a fund managed by |---No-----------------------Approved
                                        |            the employee?               |
                                         ----------------------------------------

                                                             Appendix 4 - Page 1

After your request is entered into our mainframe system, it is then subjected to the following tests.


Step 1:  Restricted Security List

o Is the security on the Restricted Security list?

If "YES", the system will send a message to you to DENY the personal trade request.

If "NO", then your request is subject to Step 2.


Step 2: De Minimis Transaction Test (This test does not apply to the trade requests of Portfolio and Investment Persons.)

o Is the security issuer's market capitalization greater than $1 billion?

o Will your proposed transaction, together with your other transactions in the security for the current calendar quarter, be less than $10,000?

o Does the security trade on a national securities exchange or market, such as the New York Stock Exchange (NYSE) or National Association of Securities Dealers Automated Quotation System (NASDAQ)?

If the answer to ALL of these questions is "YES", the system will generate a message and send it to you approving your proposed transaction.

If the answer to ANY of these questions is "NO", then your request is subject to Step 3.


Step 3: Open Order Test

o Is there an open order for that security for any Client?

If "YES", the system will send a message to you to DENY the personal trade request.

If "NO", then your request is subject to Step 4.


Step 4: Follow List Test

o Does any account or Fund own the security?

o Does the security appear on the computerized list of stocks American Century is considering to purchase for a Client?

If the answer to BOTH of these questions is "NO", the system will send a message to you to APPROVE your proposed transaction.

If the answer to EITHER of these questions is "YES", then your request is subject to Step 5.


Step 5: Present Intentions Test

The system sends a message to our equity trading desk in Kansas City which identifies the security described in your preclearance request. A trading desk representative will review the request for recent activity in the security. The trading desk representative may deny the request based on recent trading activity. If not denied, the trading desk will contact a representative from each of the portfolio management teams that have the security on their follow list or own the security. The portfolio teams will be asked if they intend to buy or sell the security within the next five (5) business days.

                                                             Appendix 4 - Page 2

If ALL of the portfolio management teams respond "NO", your request will be APPROVED.

If ANY of the portfolio management teams respond "YES", your request will be DENIED.


Step 6: Chief Investment Officer Requests

The General Counsel or his/her designee must approve any preclearance request by ACIM's Chief Investment Officer before an APPROVAL message is generated.

The preclearance process can be changed at any time to ensure that the goals of American Century's Code of Ethics are advanced.


                                                             Appendix 4 - Page 3

                                  SCHEDULE A

The Code of Ethics to which this Schedule is attached was most recently approved by the Board of Directors/Trustees of the following Companies as of the dates indicated:

------------------------------------------------------------ ---------------------------------
  Investment Advisor                                             Most Recent Approval Date
------------------------------------------------------------ ---------------------------------
  American Century Investment Management, Inc.                        January 1, 2005
  American Century Global Investment Management, Inc.                 January 1, 2005

----------------------------------------------------------------------------------------------

------------------------------------------------------------ ---------------------------------
  Principal Underwriter                                          Most Recent Approval Date
------------------------------------------------------------ ---------------------------------
  American Century Investment Services, Inc.                          January 1, 2005
------------------------------------------------------------ ---------------------------------

------------------------------------------------------------ ----------------------------------
  Fund Clients                                                   Most Recent Approval Date
------------------------------------------------------------ ----------------------------------
  American Century Asset Allocation Portfolios, Inc.                  November 16, 2004
------------------------------------------------------------ ----------------------------------
  American Century California Tax-Free and Municipal Funds            December 9, 2004
  American Century Capital Portfolios, Inc.                           November 16, 2004
  American Century Government Income Trust                            December 9, 2004
  American Century Growth Funds, Inc.                                 January 25, 2006
  American Century International Bond Funds                           December 9, 2004
  American Century Investment Trust                                   December 9, 2004
  American Century Municipal Trust                                    December 9, 2004
  American Century Mutual Funds, Inc.                                 November 16, 2004
  American Century Quantitative Equity Funds, Inc.                    December 9, 2004
  American Century Strategic Asset Allocations, Inc.                  November 16, 2004
  American Century Target Maturities Trust                            December 9, 2004
  American Century Variable Portfolios, Inc.                          November 16, 2004
  American Century Variable Portfolios II, Inc.                       December 9, 2004
  American Century World Mutual Funds, Inc.                           November 16, 2004
------------------------------------------------------------ ----------------------------------

                                                             Appendix 4 - Page 4

                                  SCHEDULE B


The Code of Ethics to which this Schedule is attached applies to the following funds which are subadvised by an Investment Adviser. This list of affiliated funds will be updated on a regular basis:

--------------------------------------------------------------------------------
AEGON/Transamerica American Century International
AEGON/Transamerica American Century Large Company Value
AST American Century Income & Growth Portfolio
AST American Century Strategic Balanced Portfolio
AXP Partners RiverSource Aggressive Growth Fund
AXP Partners RiverSource International Aggressive Growth Fund
AXP Partners RiverSource Small Cap Equity Fund
GVIT (Gartmore Variable Insurance Trust) Small Company Fund
ING American Century Large Company Value Portfolio
ING American Century Select Portfolio
ING American Century Small-Mid Cap Value Portfolio
John Hancock Funds II Small Company Fund
John Hancock Funds II Vista Fund
John Hancock Trust Small Company Trust
John Hancock Trust Vista Trust
Mainstay VP American Century Income & Growth Portfolio
MML Income & Growth Fund
MML Mid Cap Value Fund
Principal Investors Partners LargeCap Growth Fund II
Principal Partners LargeCap Value Fund II
Principal Variable Contracts Equity Value Account
Schwab Capital Trust Laudus International MarketMasters Fund
Strategic Partners Balanced Fund
TransAmerica IDEX American Century International
TransAmerica IDEX American Century Large Company Value
VALIC Company Income & Growth Fund
VALIC Company International Growth I Fund
VALIC Company Small Cap Fund
VALIC Company Ultra Fund
JPMorgan Fleming Investment Funds - Global ex-US Small Cap Fund
SEI Trust Company International Growth Commingled Fund A
Learning Quest 529 Education Savings Program
--------------------------------------------------------------------------------

                                                             Appendix 4 - Page 5

                        INVESTMENT ADVISER CODE OF ETHICS
                                      FOR
                            INVESTMENT ACCESS PERSONS




                       AMERIPRISE FINANCIAL, INC. AND ITS
                                   AFFILIATES

                                  January 2006

--------------------------------------------------------------------------------
                        Investment Adviser Code of Ethics
--------------------------------------------------------------------------------
                  Ameriprise Financial, Inc. and its Affiliates
--------------------------------------------------------------------------------
OVERVIEW.......................................................................3
   Required Standards of Business Conduct......................................4
   General Policy on Accepting Gifts...........................................5
   Fiduciary Principles........................................................6
DEFINITIONS....................................................................7
PERSONAL TRADING RULES FRAMEWORK...............................................9
   Applicability...............................................................9
   General Rules..............................................................10
   Basis for Rules............................................................12
REPORTING REQUIREMENTS FOR INVESTMENT ACCESS PERSONS..........................13
   Securities Activities Which Must Be Reported...............................13
   How To Comply..............................................................13
   Exceptions to Limited Choice...............................................14
ADDITIONAL RULES & REPORTING REQUIREMENTS.....................................15
   Preclearance of Security Trades............................................15
   Exceptions.................................................................16
   Securities Reporting for Investment Access Persons.........................17
   Limited Offerings (Private Placement) Preclearance - Equity and Fixed
    Income....................................................................20
   60-Day Holding Period for Mutual Funds.....................................21

   Initial Holdings Disclosure................................................22
   Annual Certification and Annual Holdings Disclosure........................22
   Quarterly Reporting and Certification......................................22
   Investment Clubs...........................................................23
   Gifting Securities.........................................................23
   Sanctions..................................................................24
   Unusual Trading Activity...................................................24
INCREMENTAL RESTRICTIONS AND REQUIREMENTS FOR INVESTMENT PERSONNEL............25
   60-Day Holding Period for Individual Securities............................25
   Research Analysts:  Additional Rules.......................................27
INCREMENTAL PORTFOLIO MANAGER REQUIREMENTS AND RESTRICTIONS...................29
   7-Day Blackout Period......................................................29
   Preclearance of Proprietary Mutual Fund Trades.............................30
RESPONSIBILITIES OF THE CHIEF COMPLIANCE OFFICER..............................31
AMERIPRISE FINANCIAL INSIDER TRADING POLICY...................................32
   A. General.................................................................32
   B. What is "Material Non-Public Information"?..............................32
   C. Criminal and Civil Penalties and Regulatory Sanctions for Insider
       Trading................................................................34
   D. Prohibitions Regarding Misuse of Material Non-Public Information........35


Appendix A: Request for Personal Trading Preclearance
Appendix B: Initial Personal Account and Holdings Disclosure
Appendix C: Brokerage Account Notification Form
Appendix D: Limited Choice Exception Request

--------------------------------------------------------------------------------
                                    Overview
--------------------------------------------------------------------------------


As a condition of your continued employment or association with Ameriprise Financial, Inc. or its affiliates ("Ameriprise Financial"), you are required to read, understand, and fully comply with this Code of Ethics. The Code of Ethics also incorporates into its terms and requirements the provisions of other important documents to which you are subject; namely, the Ameriprise Financial Code of Conduct and, for financial advisors and their employees, the Compliance Resource Guide.

It is your personal responsibility and accountability to avoid any conduct that could create a conflict, or even the appearance of a conflict, with our clients' interests, or do anything that could damage or erode the trust our clients place in Ameriprise Financial. This is the spirit of the Code of Ethics. Every person has the absolute obligation to comply with both the letter and the spirit of the Code. Failure to comply with its spirit is just as much a violation as a failure to comply with the written provisions of the Code. In this regard, you should also be aware that it is impossible for the Code of Ethics to cover every situation you may encounter. In those situations that are not specifically covered by the Code we must follow the spirit of the Code. If you are uncertain as to the appropriate course of action you should take, you should seek immediate assistance from your leader, the Chief Compliance Officer or the Office of the Ombudsperson before acting. If the Code of Ethics is silent on a particular matter, it does not authorize conduct that violates the spirit of the Code.

The Code covers not only the activities you perform on a day-to-day basis, but also your personal securities transactions as well as those of certain of your family members and entities (such as corporations, trusts, or partnerships) that you may be deemed to control or influence.

Appropriate sanctions will be imposed for violations of the Code of Ethics. Sanctions may include bans on personal trading, financial penalties, disgorgement of trading profits, suspension of employment, and/or termination of employment or association with Ameriprise Financial. Repeat violations of the Code will result in progressively stronger sanctions. Self-reporting a violation of the Code will be considered in determining the appropriate sanction for the violation.

This Code will be provided to all individuals who are subject to its terms. After you receive and review the Code, you must certify that you have received, read and understand the document and agree that you are subject to it and will comply with it. You are also required to provide similar certifications when the Code is amended. On an annual basis you must certify that you have complied with the Code during the past year and will continue to do so going forward.

Required Standards of Business Conduct

Under this Code of Ethics all  supervised  persons of Ameriprise  Financial must
comply  with  Ameriprise   Financial's  standards  of  business  conduct.  These
standards are the following:

     o Compliance with all applicable laws and regulations, including the federal securities laws and our fiduciary obligations;

     o Compliance with this Code of Ethics;

     o Compliance with the Ameriprise Financial Code of Conduct;

     o Compliance with all other policies and procedures applicable to your position and assigned responsibilities, including any specific gift policies applicable to you;

     o Financial advisors and their employees must also comply with the Compliance Resource Guide.

These standards apply to all individuals, at all levels of the organization. Compliance with applicable laws and regulations is mandatory for everyone and is not subject to business priorities or individual discretion. If at any time you have a question about the legality of a course of action you should consult with the General Counsel's Office before proceeding.

The Investment Advisers Act of 1940 imposes a fiduciary duty on an investment adviser to act in utmost good faith with respect to its clients, and to provide full and fair disclosure of all material facts, particularly where the adviser's interests may conflict with the client's. The Adviser has a duty to deal fairly and act in the best interests of its clients at all times.

All employees and certain other associated persons of Ameriprise Financial must also comply with the Ameriprise Financial Code of Conduct. The Code of Conduct deals with issues covering, among other things, the acceptance of gifts, service on the boards of public companies and other outside activities. For specific guidance on these and other topics that may not be specifically covered by the Code of Ethics you should refer to the Code of Conduct and the Compliance Resource Guide.

All financial advisors and their employees associated with Ameriprise Financial must comply with the Compliance Resource Guide. The provisions of the Code of Ethics and the Compliance Resource Guide should not conflict. In the event the provisions of the Code of Ethics or the Compliance Resource Guide conflict or appear to conflict with those contained in the Code of Conduct you should follow the guidance contained in the Code of Ethics or Compliance Resource Guide. If at any time you feel there is ambiguity as to what the appropriate course of action should be in a particular situation you should immediately seek assistance from the General Counsel's Office or the Compliance Department before you act.

You are also subject to compliance policies and procedures and other policies and procedures adopted by the organization. You are responsible for being familiar with and complying with these policies and procedures. If you are uncertain as to these additional policies and procedures to which you are subject, speak with your leader.

As described in greater detail below, the Code of Ethics also addresses personal securities trading activities in an effort to detect and prevent illegal or improper transactions.

Under this Code of Ethics you have a duty to promptly report any violation or apparent violation of the Code of Ethics (including the Code of Conduct and Compliance Resource Guide) to the Chief Compliance Officer. You can also report violations or possible violations to the Office of the Ombudsperson. This duty exists whether the violation or apparent violation is yours or that of another associated person of Ameriprise Financial. All such reports will be treated confidentially to the extent permitted by law and will be investigated promptly and appropriately. Ameriprise Financial prohibits retaliation against individuals who report violations or apparent violations of the Code in good faith and will treat any such retaliation as a further violation of the Code. However, it must be understood that associated persons of Ameriprise Financial who violate the Code are subject to sanctions for the violation even if they report the violation.



General Policy on Accepting Gifts

Instances may arise in the course of business where a person or organization offers you a gift. When being offered a gift, the Ameriprise Financial Code of Conduct should serve as your primary guide to determining whether or not a gift is acceptable. The Code of Conduct states: " You may accept entertainment, token gifts or favors only when the value involved is not significant and clearly will not place you under any real or perceived obligation to the donor." See the section on Gifts in the Code of Conduct.

When receiving a gift, it is imperative to avoid even the appearance of a conflict of interest, regardless of the value of the gift. Sometimes a situation may be unclear. If you are unsure whether to accept a gift, talk with your leader. If your leader is unsure, or feels an exception should be made, he or she should contact the Compliance Department for guidance. Above all, the decision should comply with the spirit of the Code of Conduct and this Code of Ethics.

You may be subject to a more specific gift policy.

Fiduciary Principles

The following general fiduciary principles shall govern your activities and the interpretation and administration of these rules:

     o The interests of our advised and sub-advised account clients (including Mutual Fund shareholders) must be placed first at all times.

     o All personal trading transactions must be conducted consistent with the rules contained in this Code and in such a manner as to avoid any
       actual  or  potential   conflict  of  interest  or  any  abuse  of  an
       individual's position of trust and responsibility.

     o You should never use your position with the company, or information acquired during your employment, in your personal trading in a manner that may create a conflict - or the appearance of a conflict - between your personal interests and the interest of the company or its customers and clients. If such a conflict or potential conflict arises, you must report it immediately to Personal Trade Compliance.

     o Company personnel should not take inappropriate advantage of their positions.

In connection with providing investment management services to clients, this includes prohibiting any activity which directly or indirectly:

     o Defrauds a client in any manner;
     o Misleads a client, including any statement that omits material facts;
     o Operates or would operate as a fraud or deceit on a client;
     o Functions as a manipulative practice with respect to a client; and
     o Functions as a manipulative practice with respect to securities.

These rules do not identify all possible conflicts of interest, and literal compliance with each of the specific provisions of this Code of Ethics will not shield company personnel from liability for personal trading or other conduct that is designed to circumvent its restrictions or violates a fiduciary duty to our clients.

--------------------------------------------------------------------------------

                                   Definitions
--------------------------------------------------------------------------------

This Investment Adviser Code of Ethics for Investment Access Persons applies to three groups of personnel. Each successive group is a subset of the previous group, and is subject to incrementally restrictive procedures. Therefore:
Investment Personnel are subject to all Investment Access Person rules, plus the additional specified rules. Portfolio Managers are subject to Investment Personnel and Investment Access Person rules, plus additional specified rules.

Access Persons: supervised persons and other persons who are employees or associated persons of Ameriprise Financial, who have access to nonpublic information regarding clients' purchase or sale of securities or non public information regarding the portfolio holdings of Proprietary Funds, are involved in making securities recommendations to clients, or who have access to recommendations that are nonpublic.

     Retail Access Persons: Access Persons who have access only to Ameriprise Financial retail client information.

     Investment Access Persons: Access Persons who have access to Ameriprise Financial / RiverSource institutional client information. Investment Access Persons are also subject to rule 17j-1 under the Investment Company Act of 1940. These individuals meet one or more of the following criteria:

     1. Have access to information regarding impending purchases or sales of portfolio securities for any account owned or managed.

     2. Obtain such information within 10 days after the trade.

     3. Have access to information on the holdings of Mutual Funds advised by or sub-advised by Ameriprise Financial / RiverSource within 30 days of the date of the holdings.

     4. Have access to the Investment Department's investment research and recommendations.

     5. Work in the Investment Department or Asset Management Group, including but not limited to the following locations, Minneapolis, Boston, Cambridge, Los Angeles, New York, and New Jersey.

     6. Participate in the investment decision-making process.

     7. Have a specific role which compels Investment Access Person status, for example: - serving as a Board member of an Ameriprise Financial / RiverSource investment company - providing direct, ongoing audit, compliance, or legal support to money management businesses.

     8. Have been designated as an Investment Access Person for any other reason, such as working on a project where you have access to investment information.


     Investment Personnel are research analysts, traders and portfolio managers, fixed income sector team leaders or sector team managers, Vice Presidents of investment administration, Senior Vice President - Fixed Income and the Chief Investment Officer.

     Portfolio Managers are individuals with direct responsibility and authority over investment decisions affecting any account owned or managed. This includes associate portfolio managers.

Brokerage Account: A Brokerage Account is an account held at a licensed brokerage firm in which securities are bought and sold (e.g., stocks, bonds, futures, options, Mutual Funds). This includes employer-sponsored incentive savings plans.

Initial Public Offering (IPO): a corporation's first offering of stock to the public. This includes secondary issues of equity or fixed income.

Limited Offerings (Private Placements): an offering of securities exempt from registration due to certain exemptions such as the size of the offering and the number of purchasers. You are not allowed to invest in Limited Offerings (Private Placements) without preclearance - see page 20.

Supervised Person: any partner, officer, director (or other person occupying a similar status or performing similar functions), or an employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

Mutual Funds: U.S. registered open-end investment companies the shares of which are redeemable on any business day at the net asset value, including Mutual Funds that underlie variable annuity and variable life insurance contracts.

Proprietary Funds: investment companies that are registered with the SEC and for which Ameriprise Financial / RiverSource serves as an investment adviser. A RiverSource Mutual Fund is a Proprietary Fund.

Non-proprietary Funds: investment companies that are registered with the SEC and are not Proprietary Funds. A non-RiverSource Mutual Fund is a Non-proprietary Fund.

--------------------------------------------------------------------------------
                        Personal Trading Rules Framework
--------------------------------------------------------------------------------


Applicability

These rules apply to securities trading in which you have a beneficial ownership. Beneficial ownership includes accounts held in the name of any of the following individuals:
o You
o Your spouse/partner
o Financially dependent members of your household

In addition, these rules apply to the following types of accounts if any of the individuals listed above:
o Is a trustee or custodian for an account (e.g., for a child or parent)
o Exercises discretion over an account via a power of attorney arrangement or as an executor of an estate after death
o Owns an IRA
o Participates in an investment club
o Has another arrangement where they give advice and also have a direct or indirect ownership.

General Rules

These general rules, along with the procedures contained in the rest of this document, must always be followed:

     1. No use of inside information (refer to "Ameriprise Financial Insider Trading Policy" on page 32).

     2. No front-running. This involves an individual taking advantage of non-public information about imminent trading activity in our Mutual Funds or other advised accounts by trading in a security before the fund or advised account does. You are not allowed to trade in a particular security ahead of, or at the same time as, your clients' accounts.

     3. No misuse of material non-public information relating to Mutual Funds, including information relating to portfolio holdings or pricing.

     4. No Access Person shall divulge to any person any client holdings, any recommendation made to a client, or any contemplated or completed securities transactions or trading strategies of a client, except as required in the performance of his or her duties and only to the extent such other person has a need to know such information to perform his or her duties. Disclosures of any past, current or contemplated client holdings must be consistent with the Portfolio Holdings Disclosure policy.

     5. No market timing (short-term trading) in shares of Mutual Funds. This prohibition applies across all accounts in which you have a beneficial interest (so that you cannot buy shares of a Mutual Fund in one account and sell them from another account in market timing transactions), including the Ameriprise Financial 401(k) Plan and Mutual Funds underlying a variable annuity and variable life insurance contracts.

     This prohibition also applies to investments through pooled investment vehicles, such as hedge funds, that may engage in market timing. You are responsible for ensuring that no pooled investment vehicle in which you invest engages in market timing.

     If you invest in a hedge fund whose offering document does not state whether the hedge fund engages in market timing of Mutual Funds, you should obtain written assurance from the hedge fund that it does not engage in market timing of Mutual Funds.

     6. No purchasing of initial public offerings (this includes secondary issues of equity or fixed income)

     7. No preferential treatment from other brokerage firms due to the purchaser's employment by or association with Ameriprise Financial.

     8. No direct trades with broker/dealers' trading desks.

     9. No non-retail relationships with broker/dealers.

     10. No use of Ameriprise Financial's name (or the name of any of its subsidiaries) to obtain a better price from a broker who is a market maker in the security being traded.

     11. No speculative trading of Ameriprise Financial stock, which is characterized by transactions in "put" or "call" options, or short sales or similar derivative transactions. Ameriprise Financial discourages short-term trading in its own stock. This includes soliciting speculative trades in Ameriprise Financial securities. You should not solicit or offer an opinion on Ameriprise Financial stock. (You are allowed to exercise any Ameriprise Financial stock options you have received as a result of your employment with the Company. Members of the Executive Leadership Team, however, must preclear these trades through the Corporate Secretary's office.)

     12. No stopping stock. This is defined as a guarantee by a specialist that an order placed by a Floor Broker will be executed at the best bid or offer price then in the Specialist's book unless it can be executed at a better price within a specified period of time.

     13. If the company's managed or owned accounts are active in a given security, no use of that security to meet margin calls if cash or other securities are available to meet the call.

     14. If you must sell a security to meet a margin call, you must request preclearance for that security.

     15. All traders, trading assistants, fixed income sector team leaders and sector team managers who trade in OTC securities must trade through Ameriprise Financial Brokerage.

     16. No trading of brokerage firm stocks by all traders and trading assistants, fixed income sector team leaders and sector team managers.

     17. There is a 60-day holding period for Mutual Funds as described on page 21.

     18. An Access Person shall use his or her best judgment in giving investment advice to clients and shall not take into consideration his or her personal financial situation or interests in doing so.

     19. When engaging in a personal securities transaction, an Access Person shall always place the interests of clients first and avoid any actual or potential conflict of interest or abuse of his or her position.

     20. Required forms must be filled out completely, accurately and on a timely basis. This includes quarter end reports. Violations of the Code, including late filing of periodic reports will be reported to Senior Management and the RiverSource Investments, LLC Funds Board of Directors.

Important:

  o Obligation to Report Violations: Any person who discovers that he or she or another person has violated or apparently violated these general rules or other provisions of this Code must promptly report the matter to the Chief Compliance Officer.

  o Personal Trading Records Subject To Review By Regulators: The SEC and the NASD have the authority to review individuals' personal trading records. It is not unusual in the course of regulatory exams for the examiners to interview individuals about their trading activity or violations of the Code of Ethics.

  o Even if you receive preclearance, you cannot be ensured that you have not violated the Code. Receiving preclearance does not exclude you from other personal trading rules included in this Code.

  o The Compliance Department has the authority to review records and request additional information.

  o The privacy of your reported information is extremely important and will be held in the utmost confidence but is subject to review and action by appropriate personnel such as Personal Trade Compliance personnel.


Basis for Rules

The rules and procedures that apply to personal trading for Investment Access Persons are derived from:

         Securities and investment laws
          o Securities Act of 1933
          o Securities Exchange Act of 1934
          o Investment Company Act of 1940
          o Investment Advisers Act of 1940
          o Insider Trading and Securities Fraud Enforcement Act of 1988

         Rules, regulations and corporate policies
          o Securities and Exchange Commission (SEC)
          o National Association of Securities Dealers (NASD)
          o Ameriprise Financial Insider Trading Policy
          o Ameriprise Financial Code of Conduct

         Investment Company Institute (ICI) Guidelines to Industry on Personal Investing

--------------------------------------------------------------------------------
              Reporting Requirements for Investment Access Persons
--------------------------------------------------------------------------------


Securities Activities Which Must Be Reported

All personal securities trading activities (e.g., stocks, options, bonds, Mutual Fund shares), whether bought or sold, must be reported, with the exception of such things as money market mutual funds and certificates of deposit. See "How to Comply" section below for more information. A chart indicating which transactions must be reported is located on pages 17-19. You must report activity involving securities trading in which you have a beneficial ownership. This includes accounts held in the name of any of the following individuals:
o You
o Your spouse/partner
o Financially dependent members of your household

In addition, these rules apply to the following types of accounts if any of the individuals listed above:
o Is a trustee or custodian for an account (e.g., for a child or parent)
o Exercises discretion over an account via a power of attorney arrangement or as an executor of an estate after death
o Owns an IRA
o Participates in an investment club
o Has another arrangement where you give advice and also have a direct or indirect ownership.

Failure to disclose all Mutual Fund and Brokerage Accounts is a violation of the Code and may result in a sanction, which includes possible termination.


How To Comply

Unless you have an exception approved by Personal Trade Compliance, your personal trading must be conducted through one of three brokers - Ameriprise Financial Brokerage, Schwab, or Merrill Lynch.

You must report any new accounts opened by immediately completing the following steps:

  o Complete the Brokerage Account Notification Form in Appendix C and return it to Personal Trade Compliance, H26/1880. Failure to properly carry out this notification process may result in a sanction.

  o Notify your broker of your association with Ameriprise Financial. You are responsible for notifying your broker that you work for Ameriprise Financial, a broker/dealer, and ensuring that Personal Trade Compliance is provided with duplicate statements and confirmations for your account(s).

What types of investments must be transferred to or held at one of the limited choice firms?

o Stocks -- common (including Ameriprise Financial), preferred, convertible preferred, short sales, rights, or warrants

o Corporate bonds (including convertible and foreign)

o State and local municipal bonds

o Derivatives, including futures, options and index securities

o Limited partnerships (if purchased through a Brokerage Account)

o Unit Investment Trusts (UITs), American Depository Receipts (ADRs) and Real Estate Investment Trusts (REITs), Exchange Traded Funds and closed-end funds.

o Managed or wrap accounts in which individual securities are held and the investor has the ability to exercise trading discretion

o Proprietary Funds must be held through Ameriprise Brokerage, Ameriprise Financial 401(k) Plan, "at fund" (directly with the Mutual Fund), or underlying a variable annuity or variable life insurance contract from IDS Life Insurance Company or another affiliate of Ameriprise Financial


What investments are not subject to this limited choice policy?

Some investments are not subject to this policy, and therefore, do not need to be transferred. You may continue to hold the following investments in accounts at other firms:
o Non-proprietary Funds
o Annuities
o Certificates of Deposit, savings certificates, checking and savings accounts and money market accounts
o Commercial paper
o Dividend reinvestment plans
o Employer sponsored incentive savings plans
o US Government bonds (U.S. Treasury notes, bills, bonds, STRIPS, savings bonds)
o Church bonds
o Limited Offerings / Private Placements (These transactions require specific preclearance-see page 20)
o Managed or wrap accounts that do not include individual securities

Exceptions to Limited Choice

Exceptions to the limited choice policy of conducting personal trading through one of the three authorized brokers - Ameriprise Financial Brokerage, Schwab, or Merrill Lynch - will be rare. If you believe your situation warrants an exception, print and complete the Exception Request Form found in Appendix D.

Note that if you are granted an exception for a managed account where you have no trading discretion, you and your broker will be required to re-certify to this annually in order to maintain that exception.

If you are granted an exception, you are responsible for ensuring that Personal Trade Compliance receives duplicate confirmations and statements.

An exception to the limited choice policy does not eliminate the need to comply with the rest of this Investment Adviser Code of Ethics.

--------------------------------------------------------------------------------
                    Additional Rules & Reporting Requirements
--------------------------------------------------------------------------------


Preclearance of Security Trades

You must obtain prior approval - known as preclearance - when trading in any of the investment vehicles indicated on the "Securities Reporting and Preclearance Chart" (see pages 17-19). When requesting preclearance, you must follow these procedures:

Requesting preclearance - On the day you intend to purchase or sell a security requiring preclearance, complete Section A of the Preclearance Form (see form in Appendix A) and fax it to the preclearance group at (612) 671-5101 between 8 AM and 3 PM Central Time.

Approval process - Before approving the transaction, the preclearance group will verify that there are no managed or owned accounts trading in the security. The preclearance group will complete Section B of the preclearance form and fax it back to you. Preclearance is only effective for the day it is given.

After Hours Trading (On-line) - When trading through an on line account you have until midnight the day you are granted preclearance to enter your trade. When routing your preclearance form to Personal Trade Compliance, please attach a copy of your electronic confirmation from your broker showing that the trade was entered on the day preclearance was given. The trade then needs to be executed no later than the next business day. We will not consider the trade in good form unless both documents are submitted.

Execution of your trade - Complete Section C of the preclearance form upon execution of the trade and route it to Personal Trade Compliance immediately. The entire approval section must be complete in order for the preclearance form to be accepted in good order. If any portion of the form is incomplete, it may result in a preclearance violation. Even if the trade is not executed, you are still required to send the form to Personal Trade Compliance.

Local approval process necessary for individuals in the Los Angeles office - An additional level of preclearance approval is required in Los Angeles before executing a trade because of unique considerations with the CDO/CLO business. See your local Compliance Officer for more information.


Offices Using Team Management Approach
For a special rule applying to all associated persons in the satellite offices using a team-based management approach, see page 28 under "Offices Using Team Management Approach".


Reminder: If you are subject to preclearance, then you must preclear trades in all accounts in which you have a beneficial ownership. For example, if your spouse is planning a trade in his/her account, you are responsible for following the preclearance procedures prior to the transaction being placed.

Exceptions

Exceptions may be granted if the individual has tried to preclear a trade at least three times in any five consecutive day period. In order to be granted this exception, you must request approval by sending your request via Lotus Notes to "Personal Trading". Provide a written explanation of the circumstances, including:

o The type of trade
o The name of the security
o The number of shares
o Your position, such as trader, analyst, portfolio manager, other.
o The three most recent dates you have tried to preclear

You will receive a written response to your request within 24 hours.

If you receive an exception, the exception is only for the preclearance portion of your trade. You are still responsible for ensuring compliance with the other rules in this Investment Adviser Code of Ethics, including the 60-day holding period and the 7-day black out period rules as they apply to you.

Securities Reporting for Investment Access Persons

                                                 -----------------------------------------------------------------------------
This chart indicates which securities must be       Is Reporting Required?               Is Preclearance Required?
reported on your initial and annual
certification.
------------------------------------------------------------------------------------------------------------------------------
American Depository Receipts/Shares/Units                     Yes                                   Yes
(ADRs/ADSs/ADUs)                                                                 (against underlying security and ADR/ADU)
------------------------------------------------------------------------------------------------------------------------------
Annuities - Fixed                                             No                                     No
(other than market value adjusted annuities)
------------------------------------------------------------------------------------------------------------------------------
Annuities - Variable and market value adjusted                Yes                                    No
annuities                                              Report underlying       Except for portfolio managers, fixed income
                                                          securities           sector team leaders or sector team managers,
                                                                               Senior Vice President of Fixed Income
                                                                               Investments and Chief Investment Officer.
                                                                                                (see page 30)
------------------------------------------------------------------------------------------------------------------------------
American Express Stock                                        Yes                                   Yes
------------------------------------------------------------------------------------------------------------------------------
(Options on) American Express Stock (i.e., puts               Yes                                   Yes
and calls)
------------------------------------------------------------------------------------------------------------------------------
American Express stock options (obtained as a                 Yes                                   Yes
part of an incentive plan)                                                         Preclearance not required for cashless
                                                                                                  exercise

------------------------------------------------------------------------------------------------------------------------------
Ameriprise Financial Stock *                                  Yes                                    No
                                                                                  Except Executive Leadership Team need to
                                                                                  preclear with the Corporate Secretary's
                                                                                                  office.
------------------------------------------------------------------------------------------------------------------------------
(Options on) Ameriprise Financial Stock (i.e.,            Prohibited                             Prohibited
puts and calls)*
------------------------------------------------------------------------------------------------------------------------------
Ameriprise Financial stock options (obtained as               Yes                                    No
a part of an incentive plan)*                                                     Except Executive Leadership Team need to
                                                                               preclear with the Corporate Secretary's office
------------------------------------------------------------------------------------------------------------------------------
Bonds and other debt instruments, including but               Yes                                    No
not limited to:
-        Corporate
-        U.S. Guaranteed or of federally
         sponsored enterprises (FHLMC, FNMA,
         GNMA, etc.)
-        Municipal
-        Closely held
------------------------------------------------------------------------------------------------------------------------------
Bonds and other direct debt instruments of the                No                                     No
U.S. Government:  (e.g., Treasury notes, bills,
bonds or STRIPS)
------------------------------------------------------------------------------------------------------------------------------
Bonds  -  convertible                                         Yes                                   Yes
                                                                                (against both underlying stock & convertible
                                                                                                   debt)
------------------------------------------------------------------------------------------------------------------------------
Bank certificates of deposit, Savings                         No                                     No
Certificates, checking and savings accounts and
money market accounts. bankers' acceptances,
commercial paper and high quality short-term
debt instruments, including repurchase
agreements.

------------------------------------------------------------------------------------------------------------------------------
Currency Accounts                                             No                                     No
------------------------------------------------------------------------------------------------------------------------------
Derivatives (DECS, ELKS, PRIDES, etc.)                        Yes                                   Yes
                                                                                (against both underlying stock & derivative)
------------------------------------------------------------------------------------------------------------------------------

                                                 -----------------------------------------------------------------------------
This chart indicates which securities must be       Is Reporting Required?               Is Preclearance Required?
reported on your initial and annual
certification.
------------------------------------------------------------------------------------------------------------------------------
Futures:  commodity, currency, financial, or                  Yes                                    No
stock index
------------------------------------------------------------------------------------------------------------------------------
Index Securities  -  (e.g., S&P 500, SPDRS/SPY,               Yes                                   Yes
Diamonds/DIA, Cubes/QQQ, Exchange Traded                                          (except broadly based Index securities,
Funds,  Holders Trusts)                                                                 defined as 20 or more names)
------------------------------------------------------------------------------------------------------------------------------
Life Insurance (variable)                                     Yes                                    No
                                                       Report underlying       Except for portfolio managers, fixed income
                                                           securities          sector team leaders or sector team managers,
                                                                               Senior Vice President of Fixed Income
                                                                               Investments and Chief Investment Officer.
                                                                                                (see page 30)
------------------------------------------------------------------------------------------------------------------------------
Limited Offerings / Private Placements - Equity               Yes                                   Yes
and Fixed Income                                                                               (see page 20)

------------------------------------------------------------------------------------------------------------------------------
Limited Partnerships                                          Yes                                   Yes
------------------------------------------------------------------------------------------------------------------------------
Limit order                                                   Yes                          Yes, must renew daily
------------------------------------------------------------------------------------------------------------------------------
Managed or wrap accounts:
o        If individual securities held and                    Yes                                   Yes
     investor has ability to exercise trading
     discretion                                               Yes                                    No
o        If individual securities held and
     investor does not have ability to exercise
     trading discretion                                       Yes                                    No
o        If individual securities not held
------------------------------------------------------------------------------------------------------------------------------
Mutual Funds (other than money market mutual                  Yes                                    No
funds): Open end                                                               Except for portfolio managers, fixed income
                                                                               sector team leaders or sector team managers,
                                                                               Senior Vice President of Fixed Income
                                                                               Investments and Chief Investment Officer.
                                                                                                (see page 30)
------------------------------------------------------------------------------------------------------------------------------
Mutual Funds: Closed end -  including                         Yes                                   Yes
registered fund of hedge funds
------------------------------------------------------------------------------------------------------------------------------
Money market mutual funds                                     No                                     No
------------------------------------------------------------------------------------------------------------------------------
Options on stocks                                             Yes                                   Yes
                                                                                (except when closing position in the last 5
                                                                                      business days before expiration)
                                                                                     Must preclear underlying security
------------------------------------------------------------------------------------------------------------------------------
Options:  exercise of option to buy or sell                   Yes                                    No
underlying stock
------------------------------------------------------------------------------------------------------------------------------
Options on futures and indices (currency,                     Yes                                   Yes
financial, or stock index)
------------------------------------------------------------------------------------------------------------------------------
REITS (Real Estate Investment Trusts)                         Yes                                   Yes
------------------------------------------------------------------------------------------------------------------------------
Stocks:  common or preferred (you do not need                 Yes                                   Yes
to report Dividend Reinvestment Plans - DRIPS
unless you are a grade 45 or above)
------------------------------------------------------------------------------------------------------------------------------
Stocks:  convertible preferred                                Yes                                   Yes
                                                                                   (both underlying stock and convertible
                                                                                                 preferred)
------------------------------------------------------------------------------------------------------------------------------
Stocks:  short sales  (short sales prohibited                 Yes                                   Yes
on Ameriprise Financial stock)
------------------------------------------------------------------------------------------------------------------------------

                                                 -----------------------------------------------------------------------------
This chart indicates which securities must be       Is Reporting Required?               Is Preclearance Required?
reported on your initial and annual
certification.
------------------------------------------------------------------------------------------------------------------------------
Stocks (owned) - exchanges, swaps, mergers,                   Yes                                    No
tender offers
------------------------------------------------------------------------------------------------------------------------------
Stocks - public offerings (initial OR secondary)          Prohibited                             Prohibited
------------------------------------------------------------------------------------------------------------------------------
Stocks - Rights or warrants acquired separately               Yes                                   Yes
------------------------------------------------------------------------------------------------------------------------------
Treasury Inflation Protected Securities (TIPS)                No                                     No
------------------------------------------------------------------------------------------------------------------------------
Unit Investment Trusts (UITs)                                 Yes                                    No
------------------------------------------------------------------------------------------------------------------------------

* Incentive awards of Ameriprise Financial stock options, restricted stock and portfolio grants and the sale through Ameriprise Financial of a part of these shares to cover taxes at the time of vesting or exercise are subject to reporting. In addition, other holdings, purchases and sales of Ameriprise Financial stock are required to be reported.

Special note for 401(k)s: reporting is required for any 401(k) or an employer sponsored incentive savings plan held by the Access Person. For any 401(k) held by a spouse who is not also an Access Person, reporting is required on everything except Nonproprietary Funds. In other words, an Access Person does not need to report Non-proprietary Funds held in a spouse's 401(k) plan.

Special note for automatic investment plans: you do not need to report transactions that are made as part of a regular periodic purchase (or withdrawal). For example: payroll deduction, bank authorizations etc.

Limited Offerings (Private Placement) Preclearance - Equity and Fixed Income

All Access Persons need to obtain approval to invest in any Limited Offerings (private placements), i.e., a security not offered to the public. Approvals must be obtained in writing from your immediate leader, the Chief Investment Officer
(CIO), and Personal Trade Compliance prior to investing.

Limited Offerings include most hedge funds.

How to obtain approval - Write an explanation of the investment and submit the request to your leader. Required information you must include in your request:

o the nature of the investment

o how you were solicited

o approximate dollar amount you are planning to invest

o whether or not the opportunity was being offered to any of Ameriprise Financial / RiverSource's managed accounts

o whether the security is likely to be purchased by an Ameriprise Financial / RiverSource managed account in the future

In considering whether to make a request, consider whether your investment might create a conflict with a business interest of Ameriprise Financial. See the Ameriprise Financial Code of Conduct and the Compliance Resource Guide.

How Limited Offerings/private placements are approved - Your leader will approve or reject your request, and return the request to you. If approval is granted, send the request to the CIO for approval. If the CIO grants approval, send the request via Lotus Notes to "Private Placement Preclearance". You cannot enter into the proposed transaction without approval from Personal Trade Compliance.

Personal Trade Compliance will respond to you requesting any additional information or further documentation needed to make a decision. Upon receipt of all necessary documentation, Personal Trade Compliance will then confirm in writing whether you may invest. If your investment is approved, you must report the investment on the quarterly reporting form, which will be provided to you near the beginning of each calendar quarter.

If you have questions about how the private placement approval process applies to a transaction you are considering, please contact us by sending a Lotus Note to "Personal Trading" or call the Personal Trade Hotline at 612-671-5196 before you invest.

60-Day Holding Period for Mutual Funds

No Investment Access Person may sell shares of a Mutual Fund (including Proprietary Mutual Funds and Non-Proprietary Mutual Funds) held for less than 60 calendar days.

You must wait until calendar day 61 (Trade date + 60) to sell or redeem all or part of your position. This prohibition applies across all accounts in which you have a beneficial interest (so that you cannot buy shares of a Mutual Fund in one account and sell them from another account within 60 days, unless the transactions fall within the exceptions set forth below). When calculating the 60-day holding period, you must use the last-in, first-out (LIFO) method. We use LIFO for two main reasons: o the purpose of the rule is to discourage market timing. A first-in, first-out (FIFO) or specific identification method could enable short-term trading. o application of a method other than LIFO could be very cumbersome and time-consuming.

Exceptions

The Firm grants four exceptions to this rule:

     o Money Market Funds - investments in money market funds are not subject to the 60-day holding period.

     o Automatic Investment and Withdrawal Programs - automatic investment and withdrawal programs such as payroll deduction programs are not subject to the 60-day holding period.

     o Dividend Reinvestments - purchases of shares of a Mutual Fund through the reinvestment of dividends or capital gain distributions on such fund are not subject to the 60-day holding period.

     o ERISA Accounts - shares of a Mutual Fund held through an ERISA account, such as a 401(k) account, are not subject to the 60-day holding period. Note, however, that the prohibition on market timing of Mutual Funds continues to apply to such accounts.

     o Death of Account Owner - sales by the estate of a deceased account owner, or by the beneficiary of a transfer-on-death (TOD) or similar account, of shares of a Mutual Fund purchased by the owner before the owner's death are not subject to the 60-day holding period. If the shares are held in an account with a broker or Mutual Fund that requires transfer of the shares from an account in the name of the deceased to an account in the name of the estate or the beneficiary before sale of the shares by the estate or beneficiary, the transfer and sale of the shares are not subject to the 60-day holding period.

     o Special Exceptions - The Personal Trade Committee may grant exceptions as a result of death, disability, significant market downturn or other special circumstances (such as periodic rebalancing). To request a special exception, send a written request or Lotus Note to "Personal Trading". Your request will not be approved unless the Personal Trade Committee determines that, under the circumstances, the requested exception is consistent with the best interests of the Firm and the shareholders of the Mutual Fund.

     If you have questions about the 60-day holding period, please contact us by sending a Lotus Note to "Personal Trading" or call us at 612-671-5196 before you execute.

     None of these exceptions allow you to engage in market timing of Mutual Funds.

--------------------------------------------------------------------------------
Failure to completely and accurately disclose brokerage & Mutual Fund accounts, holdings and quarterly non-brokerage activity by the time frames specified by Personal Trade Compliance is a violation of the Code and may result in a sanction, which includes possible termination.
--------------------------------------------------------------------------------

Initial Holdings Disclosure

New Access Persons must disclose certain securities holdings in which they have a beneficial interest. All new Access Persons will receive a copy of the Code of Ethics that applies to them and that includes an Account Certification and Holdings Disclosure form. This document must be returned to Personal Trade Compliance H26/1880 within 10 days. An example of this form is located in Appendix B.

If you own Brokerage Accounts outside of the limited choice brokers (Ameriprise Financial, Merrill Lynch, or Schwab), you must transfer your account(s) to one of limited choice brokers within 45 calendar days.


Annual Certification and Annual Holdings Disclosure

In addition to reporting requirements already outlined, every Access Person must submit an annual certification form. If you are new to the company, you will receive a form and instructions when you attend your orientation session. If you do not attend this orientation session, please contact Personal Trade Compliance at 612-671-5196 for the information.

All Access Persons must also disclose annually certain securities holdings in which they have a beneficial interest. Failure to disclose annual holdings by the time frames specified by Personal Trade Compliance may result in a sanction, which includes possible termination.

All Access Persons will receive a form electronically on an annual basis from Personal Trade Compliance. You must document your account(s) certification and holdings disclosures on this form.


Quarterly Reporting and Certification

Personal Trade Compliance will send you a form each quarter to indicate whether, for a given calendar quarter, you executed securities transactions outside of a broker-dealer account or engaged in transactions in Mutual Funds as identified on the quarterly reporting form.

You must return the quarterly reporting form to Personal Trade Compliance within 30 calendar days of the last day of the quarter. You must also certify quarterly that you have complied with the provisions of this Code of Ethics relating to transactions in Mutual Funds including prohibitions on market timing and the misuse of material non-public information relating to Mutual Funds, including information relating to portfolio contents or pricing.

Investment Clubs

There is no prohibition against joining an investment club and the account needs to be held at one of the limited choice brokers, Ameriprise Brokerage, Schwab or Merrill Lynch, unless the club has been granted an exception from Personal Trade Compliance.

Investment Access Persons who are members of investment clubs are required to preclear club transactions. Execution of non-precleared trades made by club members will result in a violation for the Investment Access Person. (This also applies to any other accounts which meet the criteria indicated under "security activities which must be reported" on page 13) When forming or joining an investment club, provide the following to Personal Trade Compliance:

     o a copy of the Brokerage Account Notification Form (see Appendix C)
     o a copy of your investment club's bylaws
     o a listing of the members of the club and an indication if any members are employees, independent contractors or associated persons of Ameriprise Financial. Please include the individual's employee, Advisor, or contractor identification number.
     o the contact person for the club in case of questions

Gifting Securities

If you gift securities to a non-profit organization, please provide the following information in writing prior to making the gift, to Personal Trade
Compliance:

     o the name of the organization to which you are giving the securities
     o a description of the security
     o the number of shares being given
     o the day you intend to buy the security (if not already owned)
     o the day you intend to give the securities (if the gift was not actually given on the day intended, please inform Personal Trade Compliance)

Preclearance is not necessary for a gift to a non-profit organization, and the 60-day and 7-day rules do not apply.

For gifting securities to a for-profit organization or to an individual or trust, the preclearance and 7-day rules do apply if you are purchasing the securities you intend to give. The 60-day rule does not apply should the donor of the gift choose to sell the annuity. You will need to report the transaction on the quarterly certification form.

Sanctions

Sanctions will be imposed for violations of Ameriprise Financial, SEC, or NASD rules or policies. These sanctions are communicated via violation letters and may vary depending on the severity of the violation, if a record of previous violations exists and/or the violation was self-reported. Examples of potential sanctions include (but are not limited to):

     o a written reminder about the rules (with a copy to the individual's manager)
     o notification to your broker to freeze your account from any buy-side trading. This is a typical sanction if you fail to move your account(s) to one of the three limited choice brokers - Ameriprise Financial Brokerage, Schwab, or Merrill Lynch. The account could then be used only for transfers and liquidations.
     o prohibition against personal trading for a specific period of time
     o forfeiture of trading profits
     o monetary fine
     o negative impact on the individual's bonus or other compensation and or performance rating
     o termination

A written record of each violation and sanction is maintained by Personal Trade Compliance.



Unusual Trading Activity

The Personal Trade Committee and your department head review your personal trading activity regularly. We may ask to review specific transactions with you or your broker if clarification is necessary. You may also be asked to supply Personal Trade Compliance with a written explanation of your personal trade(s). Examples of situations that may require a memo of explanation include, but are not limited to:

     o violations of personal trading rules
     o trades in a security shortly before our Investment Department trades in the same security on behalf of a client
     o patterns of personal trading that are similar to your clients' trading
     o significant changes in trading volume or consistently excessive trading volume
     o patterns of short-term, in and out trading
     o significant positions in illiquid securities
     o a number of associated persons trading in the same security in the same time frame

--------------------------------------------------------------------------------
       Incremental Restrictions and Requirements for Investment Personnel
--------------------------------------------------------------------------------
                 (see Investment Personnel definition on page 7)
--------------------------------------------------------------------------------


60-Day Holding Period for Individual Securities*

Profiting from short-term trading is prohibited. You may not buy, then sell (or sell short, then cover the short) the same securities (or equivalent) within 60-calendar days, while realizing a gain. You must wait until calendar day 61 (Trade date + 60) to close out your position if you will be making a profit. When calculating the 60-day holding period, you must use the last-in, first-out
(LIFO) method. We use LIFO for two main reasons:

o  the purpose of the rule is to  discourage  short-term  trading.  A  first-in,
   first-out  (FIFO)  or  specific   identification   method  could  encourage
   short-term trading.
o application of a method other than LIFO could be very cumbersome and time-consuming.

Exceptions

The Firm grants three exceptions to this rule:

     o Small Trade - defined as $10,000 or less of S&P 500 securities or ten option contracts in S&P 500 securities. There is a limit of one small trade exception per calendar month. Please indicate on your preclearance form "small trade exception". The small trade exception still requires you to obtain preclearance.

     o Futures and Indices - due to the size and liquidity of certain markets, the following investment vehicles are exceptions to the 60-day holding period requirement and do not need to be precleared:

          - financial futures (e.g., Treasury bond futures)
          - stock index futures (e.g., S&P 500 index futures)
          - currency futures (e.g., futures on Japanese Yen)

This exception also applies to options on futures and indices. Options on equities continue to be subject to the 60-day rule.

* This is separate from the 60-day holding period for Mutual Funds.

--------------------------------------------------------------------------------
       Incremental Restrictions and Requirements for Investment Personnel
--------------------------------------------------------------------------------


o Financial Hardship - a financial hardship must be an "immediate and heavy financial need" and must be a situation where funds are not readily available from other sources. Financial hardships must meet the criteria outlined in the Ameriprise Financial 401(k) Plan. Hardships are further subject to the following stipulations:

       o The amount traded may not exceed the amount required to meet the financial hardship, though the trade amount may include an amount for anticipated income taxes and tax penalties. Please consult with your tax advisor for advice.

       o You must receive approval from Personal Trade Compliance before a hardship trade. Begin by calling Personal Trade Compliance at
          612-671-5196 for assistance. You will need to put your request in writing and to route it to Personal Trade Compliance. You will receive a response within two business days.

       o Your request may not be approved if the standards outlined above are not met.

If you have questions about the 60-day holding period please contact us by sending a Lotus Note to "Personal Trading" or call 612-671-5196 before you execute.

--------------------------------------------------------------------------------
       Incremental Restrictions and Requirements for Investment Personnel
--------------------------------------------------------------------------------


Research Analysts:  Additional Rules

Research Analysts must conduct their personal trading activities in a manner such that transactions for an analyst's customers, clients, and employer have priority over transactions in securities or other investments of which he or she is the beneficial owner. In order to clarify how Research Analysts at Ameriprise Financial should comply with this requirement, please note the following:

o All new investment recommendations or changes in recommendations should be communicated immediately in writing through, for example, Vision and Blackrock. Other appropriate means of communication should be used in addition to Vision and Blackrock to facilitate broad and immediate dissemination of the recommendation. In all cases, the analyst must document their investment recommendations in writing in the form required by their leader.

o    Analysts  should  not  trade  a  security  in  their  own  account  if they
     anticipate   issuing  a  new   recommendation   or   changing  an  existing
     recommendation on the same security.

o Analysts should not trade in a security for their own account contrary to their current recommendation with respect to the security or rating.

o Analysts should not trade in a particular security in their own account for a period of 2 business days after a written recommendation with regard to that security is disseminated through Vision and Blackrock or by other means.

--------------------------------------------------------------------------------
       Incremental Restrictions and Requirements for Investment Personnel
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                     Offices Using Team Management Approach
--------------------------------------------------------------------------------

     In an effort to remain consistent across offices who use a team-based approach where research analysts and others are actively involved in portfolio management discussions and decisions, the 7-day blackout rule (see page 29 of this Investment Adviser Code of Ethics) will apply to all personnel in those offices. Note that this process does not take the place of the standard preclearance process but is in addition to preclearance.

     Looking Back 7 Days

     To avoid a potential violation, each time an Investment Access Person wants to make a personal trade he or she should check with their local Compliance Officer, to make sure there has been no trading in the security for a portfolio advised account (for that particular office) in the past 7 days. If there has been a trade in the past 7 days and the Investment Access Person proceeds to trade prior to the 8th calendar day, this trade will be considered a violation.


     Looking Ahead 7 Days

     To avoid a potential violation, we recommend that the Investment Access Person communicate with each of the Portfolio Managers about the potential trade to determine whether the Portfolio Manager anticipates any activity in that security in the next 7 days within the portfolio. When an Investment Access Person's personal trade in a name occurs within the 7-day window before a trade in the same name for an advised account, this will be flagged as a potential violation. The Compliance Officer will then determine from the Portfolio Manager whether the individual who conducted the personal trade was privy to the information about the impending advised account trade. The accountability will be on the Investment Access Person to explain why the personal trade should not be considered a violation.

     If you have any questions about the process, contact your local Compliance Officer.

--------------------------------------------------------------------------------
           Incremental Portfolio Manager Requirements and Restrictions
--------------------------------------------------------------------------------


7-Day Blackout Period

Portfolio managers are not allowed to buy or sell a security during the seven-day blackout period, which is defined as:

o trade date less seven calendar days before and trade date plus seven calendar days after a fund or account they manage trades in that same (or equivalent) security. This means a portfolio manager must wait until calendar day 8.

For example, a portfolio manager's fund trades XYZ Co. on August 12. The last day for a personal trade of XYZ Co. is August 4 and the next day a personal trade can be made is August 20.

This rule includes all individual portfolio trades as well as program trades, except for pattern accounts.

Exceptions

The Firm grants two exceptions to this rule:

o Small trades - defined as $10,000 or less of S&P 500 securities or ten option contracts in S&P 500 securities. There is a limit of one small trade exception per calendar month. Please indicate on your preclearance form "small trade exception". The small trade exception still requires you to obtain preclearance.

o Futures and Indices - due to the size and liquidity of certain markets, the following investment vehicles are exceptions to the 7-day blackout period rule and do not need to be precleared:

          o financial futures (e.g., Treasury bond futures)
          o stock index/futures (e.g., S&P 500 index/futures)
          o currency futures (e.g., futures on Japanese Yen)

This exception also applies to options on futures and indices. Options on equities continue to be subject to the 7-day blackout rule.

If you have questions about how the 7-day blackout rule applies to a trade you are considering, please contact us by sending a Lotus Note to "Personal Trading" or call 612-671-5196 before executing your trade.

--------------------------------------------------------------------------------
           Incremental Portfolio Manager Requirements and Restrictions
--------------------------------------------------------------------------------

Preclearance of Proprietary Mutual Fund Trades

Equity portfolio managers (including associate portfolio managers) and fixed-income sector leaders and managers must obtain prior approval - known as preclearance - when buying or redeeming or otherwise trading in shares of any Proprietary Mutual Fund for which the portfolio manager or sector leader's or manager's team manages at least part of the portfolio. The Senior Vice President-Fixed Income and the CIO must obtain preclearance when trading in shares of any Proprietary Mutual Fund. Approvals must be obtained in writing from the CIO and from Personal Trade Compliance prior to investing.


When requesting preclearance, you must follow these procedures:

How to obtain approval - Write an explanation of the investment and submit the request to the CIO (except that, for investments by the CIO, the CIO should send the request directly to "Personal Trading" via Lotus Notes). Included in the request should be an explanation of:

o The Mutual Fund you intend to purchase or sell

o The date of your last transaction in the Mutual Fund

o Your certification that the transaction will not result in a 60-day holding period violation in any accounts where you have a beneficial interest.

o Your certification that the transaction will not result in the use of material non-public information relating to the portfolio contents or pricing of the Proprietary Mutual Fund.

How Proprietary Mutual Fund transactions are approved - The CIO will approve or reject your request, and return the request to you. If approval is granted, send the request along with the CIO's approval to "Personal Trading" via Lotus Notes.

Personal Trade Compliance will respond to you, requesting any additional information or further documentation needed to make a decision. Upon receipt of all necessary documentation, Personal Trade Compliance will then confirm in writing whether you can engage in your transaction

If you have questions about how the Proprietary Mutual Fund approval process applies to a transaction you are considering, please contact us by sending a Lotus Note to "Personal Trading" or call 612-671-5196 before you invest.


Exceptions:

o Automatic Investment and Withdrawal Programs - automatic investment and withdrawal programs such as payroll deduction programs are subject to the Proprietary Mutual Fund preclearance requirement only at the time such a program is established or modified.

-------------------------------------------------------------------------------
      Responsibilities of the Chief Compliance Officer, or their delegate, related to Personal Trading
-------------------------------------------------------------------------------


Process and Responsibility

The Chief Compliance Officer, or their delegate, has primary responsibility for enforcing the Code. The Personal Trade Committee (PTC) reviews all alleged personal trading violations and any sanctions applied. If the alleged violator is the Chief Compliance Officer, the matter must be reported to the PTC and the General Counsel of the firm.

Opportunity to Respond

A person charged with a violation of the Code shall have the opportunity to appear before the person or persons enforcing the Code and to respond to all charges, orally or in writing.

Initial Holdings Report; Annual Holdings Report

The Chief Compliance Officer, or their delegate, shall review and maintain all initial and annual holdings reports. Completion of the review shall involve such considerations as the Chief Compliance Officer, or their delegate, deems necessary to enforce the provisions and intent of this Code.

Quarterly Personal Trading Reports

The Chief Compliance Officer, or their delegate, shall review and maintain all quarterly transaction reports. Completion of the review shall involve such considerations as the Chief Compliance Officer, or their delegate deems necessary to enforce the provisions and intent of this Code.

Pre-Clearance

The Chief Compliance Officer, or their delegate, shall review and approve or disapprove all Access Person requests to pre-clear securities transactions. Such review shall involve such considerations as the Chief Compliance Officer, or their delegate, deems necessary to enforce the provisions and intent of this Code.

Violations or Suspected Violations

If the Chief Compliance Officer, or their delegate becomes aware of a violation or suspected violation of the Code as a result of such review, the Chief Compliance Officer, or their delegate, shall take whatever steps deemed necessary to enforce the provisions of the Code, including consulting with outside counsel.

Record Retention

Records are required to be kept for seven years (a minimum of two years on site).

--------------------------------------------------------------------------------
                   Ameriprise Financial Insider Trading Policy
--------------------------------------------------------------------------------


                             Ameriprise Financial's
             Statement of Policy and Procedures with Respect to the
               Receipt and Use of Material Non-Public Information


This statement represents the policy of Ameriprise Financial with regard to the receipt and use of material non-public information. If you have any questions or comments about this policy, please contact either the General Counsel's Office (the "GCO") or the Compliance Department. For Investment Access Persons, this policy is supplemented by the Policy and Business Procedures Regarding Insider Trading, Restricted List and Information Walls.


A.   General

Ameriprise Financial prohibits any associated person from trading on the basis of or otherwise misusing material non-public ("inside") information. Section 10(b) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 10b-5 make it unlawful for any person or corporate insider, while in the possession of material non-public ("inside") information, to trade or to recommend trading in securities,or to communicate the material non-public information to others.

In light of the above and in compliance with the requirements of Section 204A of the Investment Advisers Act of 1940 (the "Advisers Act'), Rule 206(4)-7 enacted thereunder and the Insider Trading & Securities Fraud Enforcement Act of 1988 (the "Enforcement Act"), Ameriprise Financial has consistently maintained the policy that associated persons possessing material nonpublic information must not (a) use such information to obtain profits, mitigate losses or otherwise secure benefits for Ameriprise Financial, any of its affiliates or clients, themselves or others, (b) engage in transactions or make recommendations on the basis of such information, or (c) disclose such information to others.


B.   What is "Material Non-Public Information"?

Generally, it includes material information about an issuer (including a government entity) or the market for the issuer's securities that has not been disclosed generally to the marketplace. In addition to coming from the issuer, material non-public information can come from persons with access to the information, including not only the issuer's officers, directors and other employees, but also among others its auditors, investment bankers and attorneys. Material non-public information may also be obtained by happenstance, e.g., from social situations, business gatherings, overheard conversations, misplaced documents and tips from insiders or other third parties.

     1. Material Information. Information is "material" if its dissemination is likely to affect the market price of any of the company's or other issuers' securities or is likely to be considered important by reasonable investors, including reasonable speculative investors, in determining whether to trade in such securities. Information may or may not be material, depending on its specificity, its magnitude, its reliability and the extent to which it differs from information previously publicly disseminated.

Though there is no precise, generally accepted definition of materiality, information is likely to be material if it relates to significant changes affecting matters such as:

     o Dividend or earnings expectations;
     o Changes in previously released earnings estimates;
     o Write-downs or write-offs of assets;
     o Additions to reserves or bad debts or contingent liabilities;
     o A significant increase or decrease in orders;
     o Expansion or curtailment of company or major division operations;
     o Proposals or agreements involving a joint venture, merger, acquisition, divestiture;
     o A purchase or sale of substantial assets;
     o New products or services;
     o Exploratory, discovery or research development;
     o Criminal indictments, civil litigation or government investigation;
     o Disputes with major suppliers or customers;
     o Labor disputes including strikes or lock-outs;
     o Substantial changes in accounting methods;
     o Debt service or liquidity problems;
     o Extraordinary borrowings;
     o Bankruptcy or insolvency;
     o Extraordinary management developments;
     o Public offerings or private sales of debt or equity securities;
     o Calls, redemptions or purchases of the company's own stock;
     o Issuer tender offers;
     o Recapitalizations;
     o Competitive developments within the marketplace.

     2. Non-public Information. Non-public information is information that has not been made available to investors generally. It includes information received in circumstances indicating that it is not yet in general circulation. It also includes situations in which the recipient knows or should know that the information could only have been provided directly or indirectly by the issuer or its insiders. For example, personnel at Ameriprise Financial may temporarily become insiders when an external source, such as a company or officer of a company, entrusts material non-public information in connection with a commercial relationship or transaction to an associated person of Ameriprise Financial with the expectation that the information will remain confidential. In order for non-public information to become public, it must be disseminated through recognized channels of distribution designed to reach the securities marketplace.

To show that material information is public, you should be able to point to some fact verifying that the information has become generally available. For example, disclosure in a national business and financial wire service, by a news service, or in a publicly disseminated disclosure document would all be sufficient to consider the information generally available. The circulation of rumors or "talk on the street," even if accurate and widespread does not constitute the requisite public disclosure.

Material  information  disclosed  only to  institutional  investors or to a fund analyst or a favored group of analysts generally may retain its status as non-public information and must not be disclosed or otherwise misused. Similarly, partial disclosure does not constitute public dissemination. As long as any material component of the inside information has yet to be publicly disclosed, the information is non-public and a a a trade based on, or sharing of such information is prohibited.

     3. Information Disclosed in Breach of a Duty (Tipper and Tippee Liability). Associated persons of Ameriprise Financial must be wary of material non-public information disclosed in breach of a corporate insider's fiduciary duty. Even when there is no expectation of confidentiality, you may become an insider upon receiving material non-public information in circumstances in which you know or should know that a corporate insider is disclosing information in breach of the fiduciary duty he or she owes his or her company and its shareholders. Whether the disclosure is an improper "tip" that renders the recipient a "tippee" depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure. In the context of an improper disclosure by the corporate insider, the requisite "personal benefit" is not limited to a business or future monetary gain. Rather, a prohibited personal benefit may include a reputational benefit, an expectation of a quid pro quo from the recipient or the recipient's employer, or an intention to benefit the recipient or the recipient's employer by sharing the material non-public information.

Given the potentially severe regulatory, civil and criminal sanctions to which you, Ameriprise Financial and other associated persons of Ameriprise Financial could be subject, if uncertain as to whether the information you possess is material non-public information, you should immediately contact Legal or Compliance. Pending a final determination in consultation with Legal and/or Compliance, the information should be treated as material non-public information that cannot otherwise be communicated to any other person or misused.


C.   Criminal and Civil Penalties and Regulatory Sanctions for Insider Trading

Penalties for misusing material non-public information are severe. Depending on the circumstances and the adequacy of the relevant procedures, the associated person involved, his or her supervisor, Ameriprise Financial's principals, officers, directors and other supervisory personnel could all face substantial regulatory, civil and criminal sanctions.

For example, associated persons of Ameriprise Financial who either trade on inside information or become subject to tipper or tippee liability are subject to the following penalties:

1. A civil penalty of up to three times the profit gained or loss avoided;
2. A criminal fine of up to $5,000,000; and
3. A jail term of up to 20 years.

Furthermore, Ameriprise Financial and its supervisory personnel, if they fail to take appropriate steps to prevent insider trading, are subject to the following penalties:

1. A civil penalty of up to $1,000,000 or, if greater, three times the profit gained or loss avoided as a result of the associated person's violation; and

2. A criminal penalty of up to $2,500,000 for individuals and up to $25,000,000 for Ameriprise Financial.

Finally, violations of insider trading laws could result in civil injunctions and a suspension or permanent bar from the securities industry. In addition to the criminal, civil and regulatory penalties described above, any associated person who is found to have violated these rules or who is found to have violated a federal or state securities law or regulation related to the misuse of material non-public information will be subject to serious sanctions by Ameriprise Financial, including termination of employment.

D.   Prohibitions Regarding Misuse of Material Non-Public Information

Listed below are certain prohibitions regarding the misuse of material non-public information. Anyone who knows or has reason to suspect that these prohibitions have been violated must bring such actual or potential violation to the immediate attention of Compliance. These prohibitions are not intended to be exhaustive, but instead are listed to provide examples of the types of situations likely to raise significant issues with respect to the misuse of inside information. No director, officer, principal or associated person of Ameriprise Financial shall do any of the following:

     o Purchase or sell or recommend or direct the purchase or sale of a security for any client or any client's account managed by Ameriprise Financial (including accounts owned by Ameriprise Financial) or for any other person while in possession of material non-public information relevant to that security.

     o Take advantage of material non-public information to purchase or sell or recommend or direct the purchase or sale of any security for his or her own account, for any account over which he or she has a direct or indirect beneficial interest (including an account held by or for any family member or family-related trust).

     o Subject to relevant procedures (including this Personal Trading Code of Ethics and the Policy and Business Procedures Regarding Restricted List and Information Walls), disclose material non-public information to any person, unless such disclosure is both authorized and necessary to effectively carry out the project or transaction for which Ameriprise Financial has been approached or engaged.

     o Engage in tipping or recommending, whether formally, informally, orally or in writing, the purchase or sale of any security based on material non-public information relevant to that security.

     o Give consideration to any material non-public information furnished by any broker-dealer when recommending the allocation of brokerage to any broker-dealer.

     o Trade for his or her personal account with the expectation that an account managed by Ameriprise Financial will soon trade in the same security (otherwise known as front-running).

Appendix A: Request for Personal Trading Preclearance
-------------------------------------------------------------------------------
                    Request for Personal Trading Preclearance
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
A. Request for Trade Approval (completed by Investment Access Person):
-------------------------------------------------------------------------------

Last                       First                              Middle
Name: ___________________  Name: _______________________      Initial:  ______

Extension: ______________  Fax Number:  ______________________________

Brokerage Firm:                                        Approved
|_|  AMP Brokerage |_|  Merrill Lynch |_|  Schwab |_|  Exception: ____________
                                                             (specify firm name)
Account Number: ___________________________

Type of Trade:    |_|  Buy                     When trading options, you must
                  |_|  Sell                    preclear the underlying security.
                  |_|  Short Sale
                                               Preclearance is only effective
Ticker (for options, use underlying):_________ for the day it is given.

--------------------------------------------------------------------------------
B. Trade Authorization (completed by preclearance group)
--------------------------------------------------------------------------------

Equity/option authorized?                            |_|  Yes          |_|  No
Equity/option traded same day?                       |_|  Yes          |_|  No
Equity/option traded previous day opposite way?      |_|  Yes          |_|  No

Request Approved?              |_|  Yes              |_|  No

Approved by:      ______________________    Date/Time (EST): __________________

                                            Log Number:  ______________________

--------------------------------------------------------------------------------
C. Trade Execution (completed by Investment Access Person)
--------------------------------------------------------------------------------
|_| Trade Executed                                |_| Trade Not Executed

-------------------------- ---------------------- ------------------------------

Quantity:  ___________     Price: ___________
-------------------------- ---------------------- ------------------------------

Three Step Preclearance Request Process

  1. INVESTMENT ACCESS PERSON: Complete Section A - Request for Trade Approval and fax Request for Personal Trading Preclearance to the preclearance group at (612) 671-5101 between 8 AM and 3 PM Central Standard Time.

  2. PRECLEARANCE GROUP: Section B - Trade Authorization will be completed and faxed back to Investment Access Person.

  3. INVESTMENT  ACCESS  PERSON:  Complete  Section C - Trade  Execution and fax
     (612) 678-0150 or route (H26/1880) a copy of the completed Request for Personal Trading Preclearance to Personal Trade Compliance immediately, regardless of whether or not the trade is executed.

Please refer to pages 17-19 of the Investment Adviser Code of Ethics for Investment Access Persons for questions regarding preclearance requirements.



                                                                    Appendix A.1

Appendix B: Initial Personal Account and Holdings Disclosure

--------------------------------------------------------------------------------
    Initial Personal Account and Holdings Disclosure Completion Instructions
                            Investment Access Persons
--------------------------------------------------------------------------------
Below are the steps for completing the Initial Personal Account and Holdings Disclosure ("Initial Certification") Form found on pages B.2 and B.3:

1. Write your name, Social Security number, ID number, and Routing number on the top portion of the form.

2. Check the appropriate box in Section 1.
     o If you check YES in Section 1, complete all requested information in Sections 2 and 3.
     o If you check NO in Section 1 and you do not have accounts, but you do have holdings (i.e. physical stock certificate) to report, complete Sections 2 and 3.
     o If you check NO in Section 1 and you have no accounts and no holdings to report, complete Section 3.
     o Please note: A Brokerage Account is an account held at a licensed brokerage firm in which securities are bought and sold (e.g., stocks, bonds, futures, options, Mutual Funds). This includes employer-sponsored incentive savings plans.

3. In Section 2, state the firm name, account number, and type of ownership. If securities are held outside of a Brokerage Account (i.e. physical stock certificate), enter "n/a" in the firm name field.
     o Direct: You are the owner of the account (i.e., joint, individual or IRA ownership).
     o Indirect: Accounts in which you have a beneficial interest (see definition below), and that are registered in another person's name. This includes members of your household (e.g., spouse, partner, minor children, etc.).
     o Club: You are a member of an investment club.
     o Advised: You have another arrangement where you give advice and also have a direct or indirect ownership.
     o Managed: You have no discretion over the investments in the account.

4. Sign and date the form in Section 3.

5. Return pages B.2 and B.3 to Personal Trade Compliance (H26/1880) within 5 business days. This is very important due to regulatory timing obligations.

ADDITIONAL INFORMATION

o You must complete and return this form even if you have no accounts or holdings to disclose.
o Brokerage Accounts: You must disclose all Brokerage Accounts you own or in which you have a beneficial interest. This includes Ameriprise Brokerage and accounts held with any other broker.
o Mutual Funds: You must disclose all proprietary (RiverSource) and non-proprietary (non- RiverSource) Mutual Funds held direct-at-fund, including variable annuities and variable life insurance.
o 401(k)s: Reporting is required for any 401(k), 403(b), or employer-sponsored incentive savings plan held by the associated person. For a 401(k) held by a spouse/partner (who is not also associated with Ameriprise), report all holdings excluding non-proprietary funds.
o Beneficial Interest: You must disclose accounts in which you have a beneficial interest. This includes accounts held in the name of you, your spouse/partner, or any financially dependent member of your household. Additionally, beneficial interest extends to the following types of accounts if you, your spouse/partner or financially dependent member of your household:
o Is a trustee or custodian for an account (e.g., for a child or parent)
o Exercises discretion over an account via a power of attorney arrangement, as an executor of an estate after death, or through providing investment advice for compensation
o Owns an IRA
o Participates in an investment club
o Has another arrangement substantially equivalent to direct or indirect ownership.
NOTE: If none of the above beneficial interest situations apply and you are solely the beneficiary on an account, you do not need to disclose that account.

For questions about securities that you are responsible for disclosing, see pages 17-19 of the Investment Adviser Code of Ethics for Investment Access Persons


                                                                    Appendix B.1

--------------------------------------------------------------------------------
 Initial Personal Account and Holdings Disclosure Form Investment Access Persons
--------------------------------------------------------------------------------

------------------------------------ -------------------------------------------
Name:                                Social Security #:
------------------------------------ -------------------------------------------
ID Number:                           Routing #:
------------------------------------ -------------------------------------------

--------------------------------------------------------------------------------
                                    Section 1
--------------------------------------------------------------------------------

Do you or any members of your household have any brokerage or Mutual Fund account(s) (including Ameriprise Brokerage Accounts) in which you have a direct or indirect beneficial interest, advise for others, have managed by another person(s), or participate in as a member of an investment club?

[ ] YES If yes, complete Section 2 listing all accounts including Ameriprise Brokerage, Schwab or Merrill Lynch and all holdings within those accounts. Then complete Section 3.

[ ] NO If you do not have accounts but you have holdings to report please fill out Sections 2 and 3. If you have no accounts and no holdings to report, please complete Section 3.

--------------------------------------------------------------------------------
                                    Section 2
--------------------------------------------------------------------------------

                             ACCOUNT/HOLDINGS DETAIL

o Please complete all columns.
o Initial page B.3 if submitting electronically; sign page B.3 if submitting a hard copy.
o If    submitting    electronically,    please    send    via    e-mail    to
  personal.trading@ampf.com.
o If submitting a hard copy, please send to Personal Trade Compliance, H26/1880.
o Please return this form to Personal Trade Compliance within 5 days. This is very important due to regulatory timing obligations.

------------------------------- ----------------------------- --------------------- ----------------------------- ---------------
Brokerage Firm Name or             Security Description:            Account         Ownership Type /  SSN         Quantity
Institution Name where          Name or ticker symbol                Number         (D, I, C, A, M)*              Shares or
securities are held. If         (or CUSIP) of Security                              NOTE: Only input the Social   amount
securities are not held in an                                                       Security number if different
account, input  N/A                                                                 from your own
------------------------------- ----------------------------- --------------------- ----------------------------- ---------------

------------------------------- ----------------------------- --------------------- ----------------------------- ---------------

------------------------------- ----------------------------- --------------------- ----------------------------- ---------------

------------------------------- ----------------------------- --------------------- ----------------------------- ---------------

------------------------------- ----------------------------- --------------------- ----------------------------- ---------------

------------------------------- ----------------------------- --------------------- ----------------------------- ---------------

------------------------------- ----------------------------- --------------------- ----------------------------- ---------------

------------------------------- ----------------------------- --------------------- ----------------------------- ---------------

------------------------------- ----------------------------- --------------------- ----------------------------- ---------------

------------------------------- ----------------------------- --------------------- ----------------------------- ---------------

------------------------------- ----------------------------- --------------------- ----------------------------- ---------------

------------------------------- ----------------------------- --------------------- ----------------------------- ---------------

------------------------------- ----------------------------- --------------------- ----------------------------- ---------------

------------------------------- ----------------------------- --------------------- ----------------------------- ---------------

------------------------------- ----------------------------- --------------------- ----------------------------- ---------------

------------------------------- ----------------------------- --------------------- ----------------------------- ---------------

------------------------------- ----------------------------- --------------------- ----------------------------- ---------------

------------------------------- ----------------------------- --------------------- ----------------------------- ---------------

------------------------------- ----------------------------- --------------------- ----------------------------- ---------------

------------------------------- ----------------------------- --------------------- ----------------------------- ---------------

* D = Direct; I = Indirect;  C = Club; A = Advised;  M = Managed.
For Ownership Type definitions, see page B.1.

If more space is needed, attach the additional information on a separate page. Please sign and date any attached sheets.

                                                                    Appendix B.2

--------------------------------------------------------------------------------
                                    Section 3
--------------------------------------------------------------------------------

List any for-profit companies for which you are a member of the Board of Directors (if none, please indicate):

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                    Section 4
--------------------------------------------------------------------------------

By signing this document, I am certifying that:

o The accounts listed above are the only accounts in which I have a direct or indirect beneficial interest at this time.

o I understand that failure to completely disclose all of my Brokerage Accounts and Mutual Fund accounts to Personal Trade Compliance may result in sanctions, which could lead to termination.

o The securities listed above are the holdings I have at this time. I understand that failure to completely disclose all of my holdings to Personal Trade Compliance may result in sanctions, which could include termination.

o If I have one or more managed accounts, I do not have trading discretion for the accounts.

o I have completely filled out this certification form so a letter authorizing duplicate confirmations and statements can be sent to my broker until my accounts have been transferred to one of the three limited choice brokerage firms.

o I understand that failure to completely disclose all of my security holdings to Personal Trade Compliance or failure to complete this form by the required due date may result in sanctions, which could include termination.

o I will not participate in market timing of any Mutual Fund.

o If I open any new Brokerage Accounts I will notify Personal Trade Compliance in writing by filling out a Brokerage Account Notification form before the first trade is conducted.

o I have read and understand the Ameriprise Financial Insider Trading Policy and Investment Adviser Code of Ethics document and will abide by them.




_________________________________________             ____________________
Signature                                             Date


Return to:  Personal Trade Compliance-- H26/1880

                                                                    Appendix B.3

Appendix C: Brokerage Account Notification Form

--------------------------------------------------------------------------------
                   Brokerage Account Notification Form Process
--------------------------------------------------------------------------------

On the following page is the Brokerage Account Notification Form that is required to be completed if you--or an immediate family member--maintains an external Brokerage Account. The brokers other than Ameriprise Financial Brokerage that are allowed at this time are Schwab or Merrill Lynch only.

Please be sure to:

o Fill out the Personal Information Section.

o Fill out the Brokerage Account Information Section.

o Please send the form to Personal Trade Compliance H26/1880 no later than 5 days after receiving this packet.


Reminder:  Please submit this form prior to any trading

If you have questions, please send a Lotus Note to "Personal Trading" or call the Personal Trade Hotline at 612-671-5196.





                                                                    Appendix C.1


                  ***This is not an account transfer form and will not cause your securities to move***

------------------------------------------------------------------------------------------------------------------------------------
                                           BROKERAGE ACCOUNT NOTIFICATION FORM

When to use this form: Complete this form when opening any new Brokerage Account (including new accounts opened to support an account transfer).
------------------------------------------------------------------------------------------------------------------------------------

STEP 1:  COMPLETE PERSONAL INFORMATION SECTION

     ------------------------------------------------- -----------------------------------------------------------------------------
     Your Name (First and Last)
     ------------------------------------------------- -----------------------------------------------------------------------------
     ID Number (eg., E12345) / Position                [ ] Corporate Office   [ ] Advisor   [ ] Field Employee
     ------------------------------------------------- -----------------------------------------------------------------------------
     Social Security Number
     ------------------------------------------------- -----------------------------------------------------------------------------
     Field or Corporate Office Routing
     ------------------------------------------------- -----------------------------------------------------------------------------

STEP 2:  COMPLETE BROKERAGE ACCOUNT INFORMATION SECTION

     ------------------------ --------------------- ------------------------- ------------- ----------------------------------------
                                                                                                   Broker Dealer (choose one)
                                                                                            -------------- ------------ ------------
     Name on Account          Account Number        Social Security Number    Ownership *    Ameriprise      Charles      Merrill
                                                                                              Financial      Schwab        Lynch
                                                                                              Brokerage
     ======================== ===================== ========================= ============= ============== ============ ============

     ------------------------ --------------------- ------------------------- ------------- -------------- ------------ ------------

     ------------------------ --------------------- ------------------------- ------------- -------------- ------------ ------------

     ------------------------ --------------------- ------------------------- ------------- -------------- ------------ ------------

     ------------------------ --------------------- ------------------------- ------------- -------------- ------------ ------------

     ------------------------ --------------------- ------------------------- ------------- -------------- ------------ ------------

     ------------------------ --------------------- ------------------------- ------------- -------------- ------------ ------------
         *  E.g. Individual, Joint, IRA, UTMA/UGMA, spousal IRA, etc.

STEP 3:  SUBMIT COMPLETED FORM TO PERSONAL TRADE COMPLIANCE

     -------------------------------------------------------------------------------------------------------------------------------
          A.  To submit via Interoffice mail, send to Personal Trade Compliance, H26 / 1880.
     -------------------------------------------------------------------------------------------------------------------------------
          B.  To submit via Lotus Notes, attach completed form and send to "Personal Trading".
     -------------------------------------------------------------------------------------------------------------------------------

                                                                                                                        Appendix C.2

Appendix D: Limited Choice Exception Request
--------------------------------------------------------------------------------
                        Limited Choice Exception Request
--------------------------------------------------------------------------------


     Complete this form if one of the situations described below applies to you and you wish to request an exception to the limited choice policy of conducting trading through one of the three authorized firms.

Exception Policy - The typical kinds of situations for which Personal Trade Compliance expects exception requests include:

A. spouse accounts where your spouse works for a broker/dealer firm that prohibits outside accounts (supporting documentation to include copy of other firm's policy)
B. non-transferable limited partnership interests held prior to implementation of limited choice policy (supporting documentation to include copies of statements reflecting these holdings) Note: Other holdings and trading would remain subject to limited choice.
C. managed accounts where, e.g., you have authorized broker to exercise investment discretion on your behalf and you have no discretion over what specific securities are traded in account (supporting documentation to
    include:   power  of   attorney   document   signed  by  you  and   written
    representations from you and from broker that you have no trading discretion.) You will be required to re-certify annually.

--------------------------------------------------------------------------------
Section 1.  Request for Exception (completed by you, please print)
--------------------------------------------------------------------------------

Your Name:             ID Number:            Routing:

[ ] CORPORATE OFFICE               [ ] ADVISOR                [ ] FIELD EMPLOYEE

Exception type described above (also attach supporting documentation):

|_| A
|_| B
|_| C
|_| Other - explain in sufficient detail on an attachment

--------------------------------------------------------------------------------
Broker Name:                                               Account #

Account Ownership (Name on Account):
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Your Signature               Social Security #                   Date

--------------------------------------------------------------------------------
Section 2.  Exception Review (completed by Personal Trade Compliance)
--------------------------------------------------------------------------------

|_| Request on hold, more documentation needed - Please provide:

|_| Request Denied

|_| Request Approved


----------------------------------------------------------------------------
1st Level Approval                                        Date


----------------------------------------------------------------------------
2nd Level Approval                                        Date


                                                                    Appendix D.1

                                BlackRock, Inc.

                       Code of Business Conduct and Ethics

Introduction

     BlackRock, Inc. and its subsidiaries (collectively, "BlackRock" or the "Company") have maintained a reputation for conducting their business activities in the highest ethical and professional manner. Indeed, BlackRock's reputation for integrity is one of its most important assets and has been instrumental in its business success. Each BlackRock employee - whatever his or her position - is responsible for continuing to uphold these high ethical and professional standards.

     This Code of Business Conduct and Ethics covers a wide range of business activities, practices and procedures. It does not cover every issue that may arise in the course of BlackRock's many business activities, but it sets out basic principles designed to guide employees, officers and directors of BlackRock. All of our employees, officers and directors must conduct themselves in accordance with this Code, and seek to avoid even the appearance of improper behavior.

     Any employee who violates the requirements of this Code will be subject to disciplinary action. If you are in a situation which you believe may violate or lead to a violation of this Code, you should follow the guidelines described in
Section 14 of this Code.

1.   Compliance with Laws and Regulations

     BlackRock's business activities are subject to extensive governmental regulation and oversight. In particular, as an investment adviser and sponsor of investment companies and other investment products, BlackRock is subject to regulation under numerous U.S. federal and state laws (such as the Investment Advisers Act of 1940, the Investment Company Act of 1940, various state securities laws, ERISA, and the Commodity Exchange Act), as well as the laws and regulations of the other jurisdictions in which we operate. In addition, BlackRock is subject to regulation and oversight, as a public company, by the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange and, as an affiliated company of The PNC Financial Services Group, Inc. ("PNC"), the Federal Reserve Board.

     It is, of course, essential that BlackRock comply with the laws and regulations applicable to its business activities. Although you are not expected to know the details of these laws and regulations, it is important to know enough about them to determine when to seek advice from supervisors and BlackRock's Legal and Compliance Department.

     To assist in this effort, BlackRock has provided to all employees its Compliance Manual and various policies and procedures which provide guidance for complying with these laws and regulations. In addition, the Company holds information and training sessions, including annual compliance meetings conducted by BlackRock's Legal and Compliance Department, to assist employees in achieving compliance with the laws and regulations applicable to BlackRock and its activities.

     In addition, as a public company, BlackRock is required to file periodic reports with the SEC. It is BlackRock's policy to make full, fair, accurate, timely and understandable disclosure in compliance with applicable rules and regulations in all periodic reports required to be filed by the Company.

2.   Conflicts of Interest

     A potential "conflict of interest" may arise under various circumstances. A potential conflict of interest may arise when a person's private interest interferes in some way with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees, directors or their family members may create conflicts of interest.

     Potential conflicts of interest also arise when a BlackRock employee, officer or director works in some manner for a competitor, client or vendor. Thus, you are not allowed to work for a competitor as a consultant or board member, except as approved by BlackRock's General Counsel. In addition, potential conflicts of interests may arise between the interests of BlackRock on the one hand and the interests of one or more of its clients on the other hand. As an investment adviser and fiduciary, BlackRock has a duty to act solely in the best interests of its clients and to make full and fair disclosure to its clients.

     Conflicts of interest may not always be clear-cut, so if you have a question, you should consult your supervisor, the Company's General Counsel or another member of the Legal and Compliance Department. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or a member of the BlackRock Legal and Compliance Department.

3.   Insider Trading

     Employees, officers and directors who have access to confidential information about BlackRock, our clients or issuers in which we invest client assets are not permitted to use or share that information for stock trading purposes or for any other purpose except the proper conduct of our business. All non-public information about BlackRock or any of our clients or issuers should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal.

     In this regard, BlackRock has adopted the BlackRock Insider Trading Policy and the BlackRock Advisory Employee Investment Transaction Policy. Under the Advisory Employee Investment Transaction Policy, BlackRock employees are required to pre-clear all advisory transactions in securities (except for certain exempt securities such as mutual funds and treasury bills). If you have any questions regarding the use of confidential information or any of the above securities trading policies, please consult a member of BlackRock's Legal and Compliance Department.

4.   Corporate Opportunities

     Employees, officers and directors are prohibited from taking for themselves personal opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors or, in some cases, the General Counsel. No employee, officer or director may use corporate property, information, or position for improper personal gain, and no employee, officer or director may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

5.   Competition, Fair Dealing and Gratuities

     We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Misappropriating proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. We should each endeavor to respect the rights of and deal fairly with the Company's clients, vendors and competitors. No one in the course of conducting BlackRock's business should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

     The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with clients or vendors. No gift or entertainment should ever be offered, given, provided or accepted by any BlackRock employee, officer, or director, or members of their family unless it: (i) is not a cash gift, (ii) is consistent with customary business practices, (iii) is not excessive in value,
(iv) cannot be construed as a bribe or payoff and (v) does not violate any laws or regulations, including those applicable to persons associated with public or private pension plans, and those regulated by the NASD such as brokers or registered representatives. Additional guidance regarding gifts and gratuities is contained in the Compliance Manual and BlackRock's Travel and Entertainment Policy and Policy Regarding Entertainment and Gifts. Please discuss with your supervisor or General Counsel any gifts or proposed gifts which you are not certain are appropriate.

6.   Discrimination and Harassment

     The diversity of BlackRock's employees is a tremendous asset. BlackRock is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. In particular, it is BlackRock's policy to comply with the law by affording equal opportunity to all qualified applicants and existing employees without regard to race, religion, color, national origin, sex, age (over 40), disability, status as a Vietnam-era veteran or any other basis that would be in violation of any applicable ordinance or law. All personnel actions, including but not limited to recruitment, selection, hiring, training, transfer, promotion, termination, compensation, and benefits conform to this policy. In addition, BlackRock will not tolerate harassment, bias or other inappropriate conduct on the basis of race, color, religion, national origin, sex, disability, age (over 40), status as a Vietnam-era veteran or any other basis by a manager, supervisor, employee, customer, vendor or visitor that would be in violation of any applicable ordinance or law. BlackRock's Equal Opportunity Policy and other employment policies are available on the Company's internal website.

7.   Record-Keeping

     The Company requires honest and accurate recording and reporting of information in order to conduct its business and to make responsible business decisions. In addition, since BlackRock is engaged in a variety of financial services activities and is a public company, it is subject to extensive regulations regarding maintenance and retention of books and records.

     Generally, all of BlackRock's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to BlackRock's system of internal controls.

     Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is proper, ask your supervisor or the Finance Department. BlackRock's Travel and Entertainment Policy is available on the Company's internal website.

     Business records and communications often become public, and employees should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company's record retention policies. Finally, in the event of litigation or governmental investigations, please consult BlackRock's Legal and Compliance Department regarding any specific record-keeping requirements or obligations.

8.   Confidentiality

     Generally, BlackRock employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Company or its clients, except when disclosure is authorized by the Legal and Compliance Department or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its clients, if disclosed. It also includes information that clients and other parties have entrusted to us. The obligation to preserve confidential information continues even after employment ends. All employees of BlackRock have signed a Confidentiality and Employment Policy which sets forth specific obligations regarding confidential information. Any questions regarding such Policy or other issues relating to confidential information, should be directed to a member of the Legal and Compliance Department.

9.   Protection and Proper Use of BlackRock Assets

     You should endeavor to protect BlackRock's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported to your supervisor or a member of the Legal and Compliance Department for investigation. Company technology, equipment or other resources should not be used for non-Company business, though incidental personal use may be permitted.

     Your obligation to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy, and it could also be illegal and result in civil and/or criminal penalties.

10.  Payments to Government Personnel

     The U.S. Foreign Corrupt Practices Act prohibits offering or giving anything of value, directly or indirectly, to officials of foreign governments, foreign political candidates or foreign political parties in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country or secure any improper advantage. Guidance regarding the Act is contained in BlackRock's Foreign Corrupt Practices Act Policy.

     In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate BlackRock's policy but could also be a criminal offense. Various state and local governments, as well as foreign governments, have similar rules regarding gratuities and payments.

     Additionally, U.S. federal, state, and local laws as well as non-U.S. laws govern contributions to political candidates and parties, as well as the employment of former governmental personnel. Guidance regarding political contributions is contained in the Compliance Manual and BlackRock's Policy Regarding Political Contributions and Gifts to Public Officials.

11.  Drugs and Alcohol

     The Company prohibits the use, possession or distribution of illegal drugs by employees while working for BlackRock. Also, the Company prohibits any use of alcohol by employees that might affect their fitness for duty or job performance, the operations of the Company, and/or their security or safety or that of others. All newly hired employees must submit to a drug screening test on a timely basis and must pass it in order to be employed by BlackRock. A current employee may also be asked to submit to and pass drug screening and alcohol detection tests under certain circumstances.

12.  Waivers of the Code of Business Conduct and Ethics

     Any waiver of this Code for executive officers or directors may be made only by BlackRock's Board of Directors or a committee of the Board and will be promptly disclosed as required by law or stock exchange regulation.

13.  Reporting any Illegal or Unethical Behavior

     You should talk to supervisors, managers or members of BlackRock's Legal Department about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. In addition, employees of BlackRock may utilize (on an anonymous basis if desired) the Employee Complaint Hotline in the United States, 1-800-714-4128; outside the United States, except France [AT&T USA Direct Access Number]1 + 800-714-4128, and in France, 0800-90-17-03) or by completing information set out on a link on BlackRock's internal website for reporting illegal, unethical or inappropriate business practices or conduct or violations of BlackRock's compliance policies. BlackRock will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment because of a report of misconduct by others made in good faith. Employees are expected to cooperate in internal investigations of misconduct.

     The General Counsel of BlackRock will report material violations of this Code or the policies and procedures referenced herein to the Board of Directors of BlackRock (or a committee thereof) and to the Executive Committee of BlackRock.

14.  Compliance Procedures

     We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:
--------------------------
1 AT&T U.S.A. Direct Access number can be found at www.usa.att.com/traveler/access_numbers/index.jsp or by going to BlackRock's internal website and clicking on the link to this site.

o Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

o Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, seek guidance before acting.

o Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

o Discuss the issue with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems.

o Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with your office manager, your Human Resources manager or a member of BlackRock's Legal and Compliance Department. If you prefer to write, address your concerns to your Human Resources manager or the General Counsel of BlackRock, as appropriate.

o You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

o Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

15.  Acknowledgement

     Each employee of BlackRock is required to sign a written acknowledgement that he or she has received a copy of this Code, has carefully read the Code and will abide by its terms. A violation of this Code may be cause for significant sanctions including termination of employment.


Revised: September 30, 2006

Following is the Code of Ethics for The Capital Group Companies Inc. (Capital),
  which includes Capital Research and Management Company (CRMC), the investment adviser to the American Funds and those involved in the distribution of the funds, client support and services; and Capital Group International Inc. (CGII), which includes Capital Guardian Trust Company and Capital International Inc. The
                    Code of Ethics applies to all associates.

                           THE CAPITAL GROUP COMPANIES
                                 CODE OF ETHICS

All of us within the Capital organization are responsible for maintaining the very highest ethical standards when conducting business. In keeping with these standards, we must always place the interests of clients and fund shareholders ahead of our own. Moreover, we should adhere to the spirit as well as the letter of the law and be vigilant in guarding against anything that could color our judgment.

Over the years we have earned a reputation for the highest integrity. Regardless of lesser standards that may be followed through business or community custom, we must observe exemplary standards of openness, integrity, honesty, and trust. Accordingly, we have adopted certain standards as described below for the purpose of deterring wrongdoing and promoting: 1) honest and ethical conduct; 2) full, fair, accurate, timely, and understandable disclosure in reports and documents; 3) compliance with applicable laws (including federal securities laws), rules, and regulations; 4) the prompt internal reporting of violations of our Code of Ethics; and 5) accountability for adherence to our Code of Ethics.

GENERAL GUIDELINES

     Although specific Policies are discussed in more detail below, these are general guidelines that all Capital associates should be aware of:

     - It is a crime in the U.S. and many other countries to transact in a company's securities while in possession of material non-public information about the company. If there is any question as to whether you've received material information (typically from a company "insider") you should contact any member of the legal staff to discuss.

     - You should not knowingly misrepresent, or cause others to misrepresent, facts about Capital to clients, fund shareholders, regulators, or any other member of the public. Disclosure in reports and documents should be fair and accurate.

     - You should not accept extravagant gifts or entertainment from persons or companies who are trying to solicit business from any of the Capital Group companies. Capital's Gifts and Entertainment Policy is summarized on pages 3-4.

     - You may not accept negotiated commission rates or any other terms that you believe may be more favorable than the broker-dealer grants to accounts with similar characteristics.


Code of Ethics                          1                          December 2006

          U.S. broker-dealers are subject to certain rules designed to prevent favoritism toward such accounts.

GENERAL GUIDELINES, continued

     - Safeguarding non-public information - All associates are responsible for safeguarding non-public information about securities recommendations and fund and client holdings (for example, analyst research reports, investment meeting discussions or notes, current fund/client transaction information). If you have access to such information, you will likely be subject to additional personal investing limitations under Capital's Personal Investing Policy.(1) Even if you are not a "covered person" under the Personal Investing Policy, certain general principles apply to you, and you should not trade based on any Capital company's confidential, proprietary investment information where fund or client trades are likely to be pending or imminent.

     - Other types of information (for example, marketing plans, employment issues, shareholder identities, etc.) may also be confidential and should not be shared with individuals outside the company (except those retained to provide services for the Capital companies).

     EXCESSIVE TRADING OF CAPITAL-MANAGED FUNDS

          You should not engage in excessive trading of the American Funds or any other Capital-managed investment vehicles worldwide to take advantage of short-term market movements. Excessive activity, such as a frequent pattern of exchanges, could involve actual or potential harm to shareholders or clients. Note that this applies to your spouse and any other immediate family members residing in your household.

     BAN ON PARTICIPATION IN IPOS

          Capital associates and their immediate family members residing in their household may not participate in Initial Public Offerings
          (IPOs). Although exceptions are rarely granted, they will be considered on a case-by-case basis, for example, where a family member is employed by the IPO Company and IPO shares are considered part of that family member's compensation. (You may contact the staff of the Personal Investing Committee if you would like to request an exception.)

     LIMITATION ON SERVICE ON BOARDS

          Associates are discouraged from serving on the board of directors or advisory board of any public or private company (this does not apply to boards of Capital companies or funds). You must receive approval prior to serving on a board, except for boards of charitable organizations or other nonprofit organizations. In addition, certain associates will be sent a form annually and asked to disclose board positions held by the associate or his/her spouse.

----------
(1) Note: If you have access to non-public information regarding securities recommendations and holdings but you are not currently considered "covered" under the Personal Investing Policy (i.e., you do not receive a reporting form each quarter), you should contact the staff of the Personal Investing Committee to discuss.


Code of Ethics                          2                          December 2006

FAILURE TO ADHERE TO OUR CODE OF ETHICS MAY RESULT IN DISCIPLINARY ACTION BEING TAKEN, INCLUDING TERMINATION.

ANNUAL CERTIFICATION OF CODE OF ETHICS

     Each associate will receive a copy of the Code of Ethics annually and is responsible for certifying in writing that they have read and understood the Code.

REPORTING VIOLATIONS

     You have a responsibility to report any violations of our Code of Ethics, including: (i) fraud or illegal acts involving any aspect of our business;
     (ii) noncompliance with applicable laws, rules and regulations; (iii) intentional or material misstatements in our regulatory filings, internal books and records or client records or reports; or (iv) activity that is harmful to our clients or fund shareholders. Deviations from controls or procedures that safeguard the company, including the assets of shareholders and clients, should also be reported. Reported violations of the Code of Ethics will be investigated and appropriate actions will be taken.

     You can report confidentially to:

     -    Your manager or department head

     -    Capital Audit Committee

     -    Any lawyer employed by the Capital organization

CONFLICTS OF INTEREST

     GIFTS AND ENTERTAINMENT POLICY

          A conflict of interest occurs when the private interests of associates interfere or could potentially interfere with their responsibilities at work. Associates must not place themselves or the company in a position of actual or potential conflict. Associates may not accept (or give) gifts worth more than U.S. $100.00, or accept (or give) excessive business entertainment, loans, or anything else involving personal gain from (or to) those who conduct business with the company. In addition, a business entertainment event exceeding U.S. $250.00 in value should not be accepted (or given) unless the associate receives permission from his/her manager or supervisor AND the Gifts and Entertainment Policy Committee.

          Gifts or entertainment extended by a CG associate and approved by the associate's manager for reimbursement do not need to be reported (or precleared). The expenses, however, are subject to the approval of the associate's manager. When giving a gift or extending entertainment on behalf of Capital, it is important to keep in mind that giving (or receiving) an extravagant gift or entertaining excessively or lavishly may create the appearance of conflict. Associates should also be aware that certain laws or rules may prohibit or limit gifts or entertainment extended to public officials - especially those responsible for investing public funds.


Code of Ethics                          3                          December 2006

     REPORTING

          The limitations on accepting (or giving) gifts apply to all associates as described on the previous page, and all associates will be asked to fill out quarterly disclosures. You must report any gift exceeding U.S. $50.00 and business entertainment in which an event exceeds U.S. $75.00 (although it is recommended that you report all gifts and entertainment).

     GIFTS AND ENTERTAINMENT POLICY COMMITTEE

          The Gifts and Entertainment Committee oversees administration of and compliance with the Policy.

     CHARITABLE CONTRIBUTIONS

          In soliciting donations from various people in the business community, associates must never allow the present or anticipated business relationships of Capital or any of its affiliates to be a factor in soliciting such contributions.

POLITICAL CONTRIBUTIONS POLICY

     MAKING POLITICAL CONTRIBUTIONS

          One of the objectives of Capital's Code of Ethics is to ensure that conflicts of interest do not arise as a result of an associate's position at Capital. Contributions (financial or non-financial) made to certain political campaigns may raise potential conflicts of interest because of the ability of certain office holders to direct business to Capital. For example, contributions to any person currently holding a city, county or state treasurer position or any candidate running for these offices may raise concerns. As a result, associates should not make contributions to any person currently holding these positions or running for these positions. Associates are also encouraged to seek guidance for contributions to other political offices that may have the power to influence the choice of a Capital company to manage or the American Funds as an investment option for public funds. These Policies also apply to an associate's spouse.

          The Political Contributions Committee will evaluate questions relating to potential political contributions considering, among other things:
          1) an associate's relationship with the candidate (i.e., is the relationship a personal or business one) and 2) the candidate's current or potential relationship with Capital.


Code of Ethics                          4                          December 2006

          As a general matter, contributions to candidates for U.S. President, Senate, House of Representatives and contributions to national political parties are permissible (unless the candidate currently holds an office that may raise potential conflict of interest issues as described above). Likewise, unless you are subject to the special "CollegeAmerica" requirements (described below), contributions to State Governor and State Representative positions and state political parties are permissible.

     SPECIAL POLITICAL CONTRIBUTION REQUIREMENTS - COLLEGEAMERICA

          Certain associates involved with "CollegeAmerica," the American Funds 529 College Savings Plan sponsored by the Commonwealth of Virginia will receive a special reporting form. These associates are subject to additional restrictions and reporting requirements. For example, these associates generally may not contribute to Virginia political candidates or parties. These associates must also preclear any contributions to political candidates and parties in all states and municipalities and any PAC contribution (Political Action Contribution) other than to IMPAC (the Investment Company Institute's
          PAC).

     SOLICITING POLITICAL CONTRIBUTIONS

          In soliciting political contributions from various people in the business community, you must never allow the present or anticipated business relationships of any Capital company to be a factor in soliciting such contributions.

     OTHER CONSIDERATIONS

          Please keep in mind that any political contributions you make or solicit should be viewed as personal. Therefore, you should not use Capital letterhead for correspondence regarding these contributions, and you should not hold fundraising events in Capital offices.

INSIDER TRADING

     Antifraud provisions of U.S. securities laws as well as the laws of other countries generally prohibit persons in possession of material non-public information from trading on or communicating the information to others. Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines, and jail sentences.

     While investment research analysts are most likely to come in contact with material non-public information, the rules (and sanctions) in this area apply to all Capital associates and extend to activities both within and outside each associate's duties. Any associate who believes that he or she may have material non-public information should contact any Capital lawyer.


Code of Ethics                          5                          December 2006

     PERSONAL INVESTING POLICY

          As an associate of The Capital Group Companies, you may have access to confidential information. This places you in a position of special trust. You are associated with a group of companies that is responsible for the management of many billions of dollars belonging to mutual fund shareholders and other clients. The law, ethics, and our own Policy place a heavy burden on all of us to ensure that the highest standards of honesty and integrity are maintained at all times.

          There are several rules that must be followed to avoid possible conflicts of interest in personal investments. Keep in mind, however, that placing the interests of clients and fund shareholders first is the core principle of our Policies and applies even if the matter is not covered by a specific provision. The following is only a summary of the Capital Personal Investing Policy. Please refer to Capital's Personal Investing Policy for more detailed information about personal investing rules.

          Personal investing should be viewed as a privilege, not a right. As such, the Personal Investing Committee may place limitations on the number of preclearances and/or transactions.

The following provisions (pages 6-13) apply only to associates covered under the Personal Investing Policy, including additional rules that apply to investment associates.

     COVERED PERSONS

          You are a "covered person" if you have access to non-public investment information relating to current or imminent fund/client transactions. If you are a "covered person" you should be receiving quarterly personal investing disclosure forms. FOR PURPOSES OF THIS POLICY, "COVERED PERSONS" INCLUDE IMMEDIATE FAMILY MEMBERS LIVING IN THE SAME HOUSEHOLD.

          Covered persons must conduct their personal securities transactions in such a way that they do not conflict with the interests of the funds and client accounts. This Policy also includes securities transactions of family members living in the covered person's household and any trust or custodianship for which the associate or an immediate family member is trustee or custodian. A conflict may occur if you, or a family member in the same household, or a trust or custodianship for which you or an immediate family member are trustee or custodian, have a transaction in a security when the funds or client accounts are considering or concluding a transaction in the same security.

          If you have any questions regarding your coverage status, please contact the staff of the Personal Investing Committee.

     INVESTMENT ASSOCIATES

          "Investment associates" include portfolio counselors/managers, investment counselors, investment analysts and research associates, trading associates including trading assistants, and investment control, portfolio control and fixed income control associates including assistants.


Code of Ethics                          6                          December 2006

     PROHIBITED TRANSACTIONS FOR COVERED PERSONS

          The following transactions are prohibited for covered persons:

          -    IPO investments

          -    Short sales of securities that are subject to preclearance

          -    Spread betting on securities

          - Writing puts and calls on securities that are subject to preclearance

     INITIAL DISCLOSURE OF PERSONAL HOLDINGS AND SECURITIES ACCOUNTS

          New Capital associates who are covered by the Policy (AND ANY ASSOCIATE TRANSFERRING INTO A "COVERED" POSITION) must submit a list of their portfolio holdings and accounts (and the holdings/accounts of any immediate family member residing with them) WITHIN 10 DAYS of commencing employment (or transferring to a "covered" position.)

     QUARTERLY REPORTING OF TRANSACTIONS

          Covered persons must submit quarterly disclosure of certain transactions. If you are covered, you will receive reporting forms each quarter THAT ARE DUE NO LATER THAN 15 CALENDAR DAYS AFTER THE END OF THE QUARTER(2). Reports will be reviewed by the staff of the Personal Investing Committee. Transactions of securities (including fixed-income securities) or options must be precleared as described on pages 9-10 and reported except as outlined on pages 11.

     ANNUAL DISCLOSURE OF PERSONAL SECURITIES HOLDINGS AND SECURITIES ACCOUNTS

          Covered persons are required to disclose annually a list of their portfolio holdings and accounts (and the holdings/accounts of any immediate family members residing with them). Disclosure forms will be supplied for this purpose.

     SECURITIES ACCOUNTS

          DISCLOSURE OF SECURITIES ACCOUNTS

               Accounts that currently hold securities must be disclosed. Examples of accounts that must be disclosed include:

               -    Firm (or bank) accounts holding securities

               - American Funds (AFS) and Capital Bank and Trust (CB&T) accounts

               -    Firm (or bank) accounts holding American Funds

               - Capital International Fund and Capital International Emerging Markets Fund accounts with JP Morgan Luxembourg or held with other firms

----------
(2) For compliance purposes, only those signed and dated greater than 30 days past the end of the quarter will be considered "late."


Code of Ethics                          7                          December 2006

               - Accounts holding GIG sub-advised funds and/or other Capital-affiliated funds, and accounts/plan numbers with insurance companies that sell variable annuities or insurance products that hold American Funds Insurance Series (could be through a brokerage account or insurance contract)

               - Employer-sponsored retirement or stock purchase accounts holding securities (ESPP, ESOP, 401(k), company stock funds, etc.)

               - Direct investment/purchase accounts (e.g., DRP, transfer agent accounts, or LDO registrar accounts)

               -    PEP and ISA accounts that currently hold securities

               - Discretionary accounts for which you have completely turned over investment decision-making authority to a professional money manager (other than PIM); i.e., you make no investment decisions regarding your account

               -    Investment clubs

     DUPLICATE ACCOUNT STATEMENTS AND TRADE CONFIRMATIONS

          Duplicate statements and trade confirmations (or equivalent documentation) are required for accounts currently holding securities that are subject to preclearance and/or reporting. This includes 401(k) and other retirement accounts with previous employers and excludes American Funds accounts where records are held at American Funds Service Company or Capital Bank and Trust. If an LDO associate participates in the LDO Personal Pension Plan with Friends Provident, these accounts are also excluded.

          Covered persons should inform their bank, or securities firm, or money management firm that they are employed by an investment management organization. U.S. broker-dealers are subject to certain rules designed to prevent favoritism toward such accounts. Associates may not accept negotiated commission rates or any other terms they believe may be more favorable than the broker-dealer grants to accounts with similar characteristics.

          In addition, covered persons must direct their firm or bank to send duplicate trade confirmations and account statements (or other equivalent documentation) for all new or existing accounts, which hold reportable securities, on a timely basis to the appropriate address. If they are not able to send duplicates directly, you should submit copies of all trade confirmations and account statements (or other equivalent documentation) as soon as they become available.

     ALL DOCUMENTS RECEIVED ARE KEPT STRICTLY CONFIDENTIAL AND ARE MAINTAINED BY LAO LEGAL IN ACCORDANCE WITH APPLICABLE FEDERAL SECURITIES LAWS.(3)

----------
(3) Information about particular transactions may be provided to an associate's supervisor or appropriate Human Resources manager by Personal Investing Committee staff where the transactions are in violation of the Policy, and may impact the associate's job performance or raise conflict of interest-related issues.


Code of Ethics                          8                          December 2006

          If your broker requires a letter requesting duplicate trade confirmations and monthly statements, please contact the staff of the Personal Investing Committee.

          Note: If your broker will be sending confirmation statements for an immediate family member with a different last name than yours, please inform the staff of the Personal Investing Committee by calling the preclear line with the name of the family member and that person's relationship to you.

     PROFESSIONALLY MANAGED (DISCRETIONARY) ACCOUNTS

          If you have accounts where you have COMPLETELY turned over decision-making authority to a professional money manager (who is not covered by our Policy), you must disclose the existence of these accounts and provide the account information on your personal investing disclosure forms. You do not need to preclear or report securities transactions in these accounts.

     SECURITIES TRANSACTIONS

          PRECLEARANCE OF SECURITIES TRANSACTIONS

               Covered persons must receive approval before buying or selling securities including (but not limited to):

               - Stocks of companies (public or private, including purchases through private placements)

               - Bonds (except U.S. government bonds or other sovereign government bonds rated AAA or Aaa or equivalent)

               -    Investments in venture capital partnerships and hedge funds

               -    Options on securities subject to preclearance

               -    Closed-end funds (including investment trust companies)

               - ALL Exchange traded Funds (ETFs) or index funds not listed on the approved list (including UCITS, SICAVs, OEICs, FCPs, Unit Trusts, Publikumsfonds, etc.). If the ETF or index fund is listed on the approved list, transactions are only subject to reporting.

               - Debt instruments including derivative products and structured notes (even if the underlying pool of assets consists of securities that do not require preclearance, such as commodities, broad-based indexes, or currencies).

                    Note: U.S. government bonds or other sovereign government bonds rated AAA or Aaa or equivalent are not subject to preclearing and reporting

               - Transactions in securities subject to preclearance in IRAs (or company-sponsored retirement accounts), in Personal Equity Plans (PEPs), and Individual Savings Accounts (ISAs) (available in the U.K. only) over which you have discretion

               - Gifts of securities to individuals, including family members not covered under the Policy

                    Note: Gifts of securities to qualified charitable
                         organizations are not subject to preclearance.


Code of Ethics                          9                          December 2006

          Before buying or selling securities, covered persons must check with the staff of the Personal Investing Committee.

          Preclear requests will be handled during the hours the New York Stock Exchange (NYSE) is open (generally 6:30am to 1:00pm Pacific Time).

          You will generally receive a response within one business day. Unless a different period is specified, clearance is good until the close of the NYSE on the day that you request preclearance. Associates from offices outside the U.S. and/or associates trading on non-U.S. exchanges are usually granted enough time to complete their transaction during the next available trading day. If you do not execute your transaction within this period, you must resubmit your preclearance request. Note that investments in private companies (e.g., private placements) and venture capital partnerships must be precleared and reported and are subject to special review. In addition, opportunities to acquire a stock that is "limited" (i.e., a broker-dealer is only given a certain number of shares to sell and is offering the opportunity to buy) would be subject to the Gifts and Entertainment Policy.

     EXCEPTION FOR DE MINIMIS TRANSACTIONS

          The de minimis exception is NOT available for associates who are considered investment associates or for CIKK associates (a CAPITAL company based in Tokyo). "Investment associates" include portfolio counselors/managers, investment counselors, investment analysts and research associates, trading associates including trading assistants, and investment control, portfolio control and fixed income control associates including assistants.

          All other covered associates may execute one single transaction (either a buy or a sell) of 100 shares or less per issuer per calendar month without preclearance. You must, however, still report these trades on your quarterly form. If you request preclearance and are denied permission, you may not execute a de minimis transaction in that issuer without preclearance for a period of seven calendar days. Larger or more frequent share transactions must be precleared.

     REPORT ONLY TRANSACTIONS (NO NEED TO PRECLEAR):

          You are required to report the following transactions, but you do not have to preclear these transactions:

          - Purchases and sales of American Funds held outside American Funds Service Company (AFS) or Capital Bank & Trust (CB&T)

          - Purchases and sales of Capital Affiliated Funds, except the American Funds

               Note: The following transactions must be reported:

                    -    LDO Pension Plan with Skandia

                    - Capital International Funds and Capital International Emerging Markets Fund with JP Morgan Luxembourg or held with other firms


Code of Ethics                          10                         December 2006

          - Purchases and sales of GIG Advised/Sub-Advised Funds and Insurance Products

          - Purchases and sales (including options and futures) of index funds or exchange traded funds that are on the pre-approved list of index funds/ETFs

          -    Participation in any CGII private equity fund/partnership

          -    De minimis transactions

          -    Distributions of stock from venture capital partnerships

          - Capital calls of venture capital partnerships and hedge funds that have been pre-approved

          -    Securities received as a gift or through a bequest

          - Securities given to charitable organizations or individuals not related to the associate or to the associate's immediate family

          -    Corporate Actions; for example:

               -    Name changes

               -    Splits and reverse splits

               -    Spin-offs, merger/acquisitions

               -    Tender offers

               -    Expiration of options and bonds matured, redeemed, or called

     DO NOT PRECLEAR OR REPORT:

          You do not need to preclear or report the following transactions:

          -    Investments in Capital's 401(k) or MRP

          -    LDO Pension Plan investments with Friends Provident

          - Open-end investment funds except funds advised or sub-advised by any Capital company

               -    US & Canada mutual funds

               - EU member states UCITS, whether in the corporate form (e.g., SICAVs, OEICs, etc.) or contractual form (e.g., FCP, Unit Trusts, Publikumsfonds, etc.)

               - Swiss investment funds and investment companies open to the public

               -    UK & Singapore Unit Trusts

               - Singapore open-end investment-linked funds other than Great Eastern and NTUC

               -    Japanese Investment Trust Funds

               -    Japanese Investment Company Funds

                    (Note: all other funds should be precleared and reported.)

          - Money market instruments or other short-term debt instruments with maturities (at issuance) of one year or less that are rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization or unrated but of equivalent quality

          - Direct obligations of the U.S. Government or bonds issued by sovereign governments outside the U.S. that are rated AAA or Aaa or equivalent

          -    Bankers' acceptances, CDs, or other commercial paper

          -    Currencies (including options and futures)

          -    Commodities

          - Transactions in accounts for which you have completely turned over investment decision-making authority to a professional money manager


Code of Ethics                          11                         December 2006

     ADDITIONAL POLICIES FOR "INVESTMENT ASSOCIATES"

          The policies described in this section are specific to investment associates. "Investment associates" include portfolio counselors/managers, personal investment counselors, investment analysts and research associates, trading associates including trading assistants, and investment control, portfolio control and fixed income control associates including assistants.

          DISCLOSURE OF PERSONAL OWNERSHIP OF RECOMMENDED SECURITIES

               Portfolio counselors/managers and analysts will be asked quarterly to disclose securities they own both personally and professionally. Analysts will also be required to disclose securities they hold personally that are within their research coverage or could result in future cross-holdings. This disclosure will be reviewed by the staff of the Personal Investing Committee and may also be reviewed by various Capital committees. In addition, to the extent that disclosure has not already been made to the Personal Investing Committee (by including information on the quarterly form), any associate who is in a position to recommend the purchase or sale of securities by the fund or client accounts that s/he personally owns should first disclose such ownership either in writing (in a company write-up) or verbally (when discussing the company at investment meetings) prior to making a recommendation(4).

               In addition, portfolio counselors/managers and analysts are encouraged to notify investment control of personal ownership of securities when placing an order (especially with respect to a first-time purchase). If you have any questions, you should contact the staff of the Personal Investing Committee.

          BLACKOUT PERIODS

               Investment associates may not buy or sell a security during a period beginning seven calendar days before and ending seven calendar days after a fund or client account transacts in that issuer. The blackout period applies to trades in the same management company with which the associate is affiliated.

               If a fund or client account transaction takes place in the seven calendar days following a precleared transaction by an investment associate, the personal transaction may be reviewed by the Personal Investing Committee to determine the appropriate action, if any. For example, the Committee may recommend the associate be subject to a price adjustment to ensure that he or she has not received a better price than the fund or client account.

----------
(4) Note: This disclosure requirement is consistent with both AIMR standards as well as the ICI Advisory Group Guidelines.


Code of Ethics                          12                         December 2006

          BAN ON SHORT-TERM TRADING PROFITS

               Investment associates are generally prohibited from profiting from the purchase and sale or sale and purchase of the same (or equivalent) securities within 60 days. This restriction applies to the purchase of an option and the sale of an option, or the purchase of an option and the exercise of the option and sale of shares within 60 days.

          OTHER CONSIDERATIONS

               Material outside business interests may give rise to potential conflicts of interest. Associates are asked to report if they are a senior officer of or own more than 5% of any private or public company that is or potentially may be doing business with any Capital company or with the American Funds. This reporting requirement also applies to any immediate family member residing within the associate's household

     PERSONAL INVESTING COMMITTEE

          Any questions or hardships that result from these Policies or requests for exceptions should be referred to Capital's Personal Investing Committee by calling the staff of the Personal Investing Committee.


Code of Ethics                          13                         December 2006

FOLLOWING IS THE CODE OF ETHICS FOR THE CAPITAL GROUP COMPANIES INC. (CAPITAL), WHICH INCLUDES CAPITAL RESEARCH AND MANAGEMENT COMPANY, THE INVESTMENT ADVISER TO THE AMERICAN FUNDS AND THOSE INVOLVED IN THE DISTRIBUTION OF THE FUNDS, CLIENT SUPPORT AND SERVICES; AND CAPITAL GROUP INTERNATIONAL INC. (CGII), WHICH INCLUDES CAPITAL GUARDIAN TRUST COMPANY AND CAPITAL INTERNATIONAL INC. THE CODE OF ETHICS APPLIES TO ALL ASSOCIATES.

                           THE CAPITAL GROUP COMPANIES
                                 CODE OF ETHICS

All of us within the Capital organization are responsible for maintaining the very highest ethical standards when conducting business. In keeping with these standards, we must always place the interests of clients and fund shareholders ahead of our own. Moreover, we should adhere to the spirit as well as the letter of the law and be vigilant in guarding against anything that could color our judgment.

Over the years we have earned a reputation for the highest integrity. Regardless of lesser standards that may be followed through business or community custom, we must observe exemplary standards of openness, integrity, honesty, and trust. Accordingly, we have adopted certain standards as described below for the purpose of deterring wrongdoing and promoting: 1) honest and ethical conduct; 2) full, fair, accurate, timely, and understandable disclosure in reports and documents; 3) compliance with applicable laws (including federal securities laws), rules, and regulations; 4) the prompt internal reporting of violations of our Code of Ethics; and 5) accountability for adherence to our Code of Ethics.

GENERAL GUIDELINES

Although specific Policies are discussed in more detail below, these are general guidelines that all Capital associates should be aware of:

          - It is a crime in the U.S. and many other countries to transact in a company's securities while in possession of material non-public information about the company. If there is any question as to whether you've received material information (typically from a company "insider") you should contact any member of the legal staff to discuss.

          - You should not knowingly misrepresent, or cause others to misrepresent, facts about Capital to clients, fund shareholders, regulators, or any other member of the public. Disclosure in reports and documents should be fair and accurate.

          - You should not accept extravagant gifts or entertainment from persons or companies who are trying to solicit business from any of the Capital companies. Capital's Gifts and Entertainment Policy is summarized below.

          - Safeguarding non-public information - ALL ASSOCIATES are responsible for safeguarding non-public information about securities recommendations and fund and client holdings (for example, analyst research reports, investment meeting


Code of Ethics                          1                             April 2006
               discussions or notes, current fund/client transaction information). If you have access to such information, you will likely be subject to additional personal investing limitations under Capital's Personal Investing Policy.(1) Even if you are not a "covered person" under the Personal Investing Policy, certain general principles apply to you, and you should not trade based on any Capital company's confidential, proprietary investment information where fund or client trades are likely to be pending or imminent.

          - Other types of information (for example, marketing plans, employment issues, shareholder identities, etc.) may also be confidential and should not be shared with individuals outside the company (except those retained to provide services for the Capital companies).

EXCESSIVE TRADING OF CAPITAL-MANAGED FUNDS - YOU SHOULD NOT ENGAGE IN EXCESSIVE TRADING OF THE AMERICAN FUNDS OR ANY OTHER CAPITAL-MANAGED INVESTMENT VEHICLES WORLDWIDE TO TAKE ADVANTAGE OF SHORT-TERM MARKET MOVEMENTS. EXCESSIVE ACTIVITY, SUCH AS A FREQUENT PATTERN OF EXCHANGES, COULD INVOLVE ACTUAL OR POTENTIAL HARM TO SHAREHOLDERS OR CLIENTS. Note that this applies to your spouse and any other immediate family members residing in your household.

BAN ON PARTICIPATION IN IPOS - Capital associates and their immediate family members residing in their household MAY NOT PARTICIPATE in Initial Public Offerings (IPOs). Although exceptions are rarely granted, they will be considered on a case-by-case basis, for example, where a family member is EMPLOYED by the IPO Company and IPO shares are considered part of that family member's compensation

LIMITATION ON SERVICE ON BOARDS - ASSOCIATES ARE DISCOURAGED FROM SERVING ON THE BOARD OF DIRECTORS OR ADVISORY BOARD of any public or private company (this does not apply to boards of Capital companies or funds). You must receive approval prior to serving on a board, except for boards of charitable organizations or other nonprofit organizations. In addition, certain associates will be sent a form annually and asked to disclose their board positions.

FAILURE TO ADHERE TO OUR CODE OF ETHICS MAY RESULT IN DISCIPLINARY ACTION BEING TAKEN, INCLUDING TERMINATION.

ANNUAL CERTIFICATION OF CODE OF ETHICS

Each associate will receive a copy of the Code of Ethics annually and is responsible for certifying in writing that they have read and understood the Code.

REPORTING VIOLATIONS

----------
(1) Note: If you have access to non-public information regarding securities recommendations and holdings but you are not currently considered "covered" under the Personal Investing Policy (i.e., you do not receive a reporting form each quarter), you should contact the staff of the Personal Investing Committee to discuss.


Code of Ethics                          2                             April 2006

You have a responsibility to report any violations of our Code of Ethics, including: (i) fraud or illegal acts involving any aspect of our business; (ii) noncompliance with applicable laws, rules and regulations; (iii) intentional or material misstatements in our regulatory filings, internal books and records or client records or reports; or (iv) activity that is harmful to our clients or fund shareholders. Deviations from controls or procedures that safeguard the company, including the assets of shareholders and clients, should also be reported. Reported violations of the Code of Ethics will be investigated and appropriate actions will be taken.

You can report confidentially to:

     -    Your manager or department head

     -    Capital's Audit Committee

     -    any other lawyer employed by the Capital organization

GIFTS AND ENTERTAINMENT POLICY - CONFLICTS OF INTEREST

     A conflict of interest occurs when the private interests of associates interfere or could potentially interfere with their responsibilities at work. Associates must not place themselves or the company in a position of actual or potential conflict. Associates may not accept (or give) gifts worth more than U.S. $100.00, or accept (or give) excessive business entertainment, loans, or anything else involving personal gain from those who conduct business with the company. In addition, a business entertainment event exceeding U.S. $250.00 in value should not be accepted unless the associate receives permission from his/her manager or supervisor and the Gifts and Entertainment Policy Committee.

     Gifts or entertainment that are reimbursed by Capital do not need to be reported (or precleared). The expenses, however, are subject to the approval of the associate's manager. When giving a gift or extending entertainment on behalf of Capital, it is important to keep in mind that giving an extravagant gift or entertaining excessively or lavishly may create the appearance of conflict. Associates should also be aware that certain laws or rules may prohibit or limit gifts or entertainment extended to public officials -- especially those responsible for investing public funds.

CHARITABLE CONTRIBUTIONS

     In soliciting donations from various people in the business community, associates must never allow the present or anticipated business relationships of Capital or any of its affiliates to be a factor in soliciting such contributions.

REPORTING

     The limitations on accepting gifts apply to all associates as described above, and all associates will be asked to fill out quarterly disclosures. You must report any gift exceeding U.S. $50.00 and business entertainment in which an event exceeds U.S. $75.00 (although it is recommended that you report all gifts and entertainment).

GIFTS AND ENTERTAINMENT POLICY COMMITTEE

     The Committee oversees administration of and compliance with the Policy.


Code of Ethics                          3                             April 2006

POLITICAL CONTRIBUTIONS POLICY

MAKING POLITICAL CONTRIBUTIONS - One of the objectives of Capital's Code of Ethics is to ensure that conflicts of interest do not arise as a result of an associate's position at Capital. Contributions (financial or non-financial) made to certain political campaigns may raise potential conflicts of interest because of the ability of certain office holders to direct business to Capital. For example, contributions to any person currently holding a city, county or state treasurer position or any candidate running for these offices may raise concerns. As a result, associates SHOULD NOT MAKE CONTRIBUTIONS to any person currently holding these positions or running for these positions. Associates are also encouraged to seek guidance for contributions to other political offices that may have the power to influence the choice of a Capital company or the American Funds to manage public funds. THESE POLICIES ALSO APPLY TO AN ASSOCIATE'S SPOUSE.

The Political Contributions Committee will evaluate questions relating to potential political contributions considering, among other things: 1) an associate's relationship with the candidate (i.e., is the relationship a personal or business one) and 2) the candidate's current or potential relationship with Capital.

As a general matter, contributions to candidates for U.S. President, Senate, House of Representatives and contributions to national political parties are permissible (unless the candidate currently holds an office that may raise potential conflict of interest issues as described above). Likewise, unless you are subject to the special "CollegeAmerica" requirements (described below), contributions to State Governor and State Representative positions and state political parties are permissible.

SPECIAL POLITICAL CONTRIBUTION REQUIREMENTS - COLLEGEAMERICA - Certain associates involved with "CollegeAmerica," the American Funds 529 College Savings Plan sponsored by the Commonwealth of Virginia will receive a special reporting form. These associates are subject to additional restrictions and reporting requirements. For example, these associates generally may not contribute to Virginia political candidates or parties, must report contributions to any other state or municipal candidates or parties, and must preclear Political Action Committee (PAC) contributions.

SOLICITING POLITICAL CONTRIBUTIONS - In soliciting political contributions from various people in the business community, you must never allow the present or anticipated business relationships of any Capital company to be a factor in soliciting such contributions.

OTHER CONSIDERATIONS - Please keep in mind that any political contributions you make or solicit should be viewed as personal. Therefore, you should not use Capital letterhead for correspondence regarding these contributions, and you should not hold fundraising events in Capital offices.


Code of Ethics                          4                             April 2006

INSIDER TRADING

     Antifraud provisions of U.S. securities laws as well as the laws of other countries generally prohibit persons in possession of material non-public information from trading on or communicating the information to others. Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines, and jail sentences.

     While investment research analysts are most likely to come in contact with material non-public information, the rules (and sanctions) in this area apply to all Capital associates and extend to activities both within and outside each associate's duties. ANY ASSOCIATE WHO BELIEVES THAT HE OR SHE MAY HAVE MATERIAL NON-PUBLIC INFORMATION SHOULD CONTACT A CAPITAL LAWYER.

PERSONAL INVESTING POLICY

     As an associate of The Capital Group Companies, you may have access to confidential information. This places you in a position of special trust. You are associated with a group of companies that is responsible for the management of many billions of dollars belonging to mutual fund shareholders and other clients. The law, ethics, and our own Policy place a heavy burden on all of us to ensure that the highest standards of honesty and integrity are maintained at all times.

     There are several rules that must be followed to avoid possible conflicts of interest in personal investments. Keep in mind, however, that placing the interests of clients and fund shareholders first is the core principle of our Policies and applies even if the matter is not covered by a specific provision. The following is only a summary of the Capital Personal Investing Policy. Please refer to the Capital Personal Investing Policy for more detailed information about personal investing rules.

THE FOLLOWING PROVISIONS (PAGES 6-12) APPLY ONLY TO ASSOCIATES COVERED UNDER THE PERSONAL INVESTING POLICY.

COVERED PERSONS

     You are a "covered person" if you have access to non-public investment information relating to current or imminent fund/client transactions. If you are a "covered person" you should be receiving quarterly personal investing disclosure forms.

     Covered persons must conduct their personal securities transactions in such a way that they do not conflict with the interests of the funds and client accounts. This Policy also includes securities transactions of family members living in the covered person's household and any trust or custodianship for which the associate is trustee or custodian. A conflict may occur if you, or a family member in the same household, or a trust or custodianship for which you are trustee or custodian, have a transaction in a security when the funds or client accounts


Code of Ethics                          5                             April 2006
     are considering or concluding a transaction in the same security. FOR PURPOSES OF THIS POLICY, "COVERED PERSONS" INCLUDE IMMEDIATE FAMILY MEMBERS LIVING IN THE SAME HOUSEHOLD.

     Additional rules apply to "investment associates" including portfolio counselors/managers, investment analysts and research associates, trading associates including trading assistants, and investment administration, portfolio control and fixed income control associates including assistants (see below).

PROHIBITED TRANSACTIONS FOR COVERED PERSONS

     -    IPO investments

     -    Writing puts and calls on securities that are subject to preclearance

     -    Short sales of securities that are subject to preclearance

INITIAL AND ANNUAL HOLDINGS REPORTS

Any associate that becomes a covered person must submit a list of portfolio holdings and securities accounts within 10 calendar days of becoming covered. In addition, all covered associates will be required to review and update their holdings and securities account information annually.

PRECLEARANCE OF SECURITIES TRANSACTIONS

     Covered persons must receive approval before buying or selling securities including (but not limited to):

          - stocks of companies (public or private, including purchases through private placements)

          - bonds (except U.S. government bonds or other sovereign government bonds rated AAA or Aaa or equivalent)

          -    investments in venture capital partnerships and hedge funds

          -    options on securities subject to preclearance

          -    closed-end funds (including investment trust companies)

          - index funds or exchange-traded funds that are NOT on the pre-approved list of index funds/ETFs

          - transactions in securities subject to preclearance in IRAs (or company-sponsored retirement accounts), Personal Equity Plans
               (PEPs) and Individual Savings Accounts (ISAs) (available in the U.K. only) over which you have discretion.

     Before buying or selling securities, covered persons must check with the staff of the Personal Investing Committee.

     Preclear requests will be handled during the hours the New York Stock Exchange (NYSE) is open (generally 6:30am to 1:00pm Pacific Time).


Code of Ethics                          6                             April 2006

     You will generally receive a response within one business day. Unless a different period is specified, clearance is good until the close of the NYSE on the day that you request preclearance. Associates from offices outside the U.S. and/or associates trading on non-U.S. exchanges are usually granted enough time to complete their transaction during the next available trading day. If you do execute your transaction within this period, you must resubmit your preclearance request. Note that investments in private companies (e.g., private placements) and venture capital partnerships must be precleared and reported and are subject to special review. In addition, opportunities to acquire a stock that is "limited" (i.e., a broker-dealer is only given a certain number of shares to sell and is offering the opportunity to buy) would be subject to the Gifts and Entertainment Policy.

EXCEPTION FOR DE MINIMIS TRANSACTIONS

     THE DE MINIMIS EXCEPTION IS NOT AVAILABLE FOR CIKK ASSOCIATES (A CAPITAL COMPANY BASED IN TOKYO) OR ASSOCIATES CONSIDERED INVESTMENT ASSOCIATES.

     All other covered associates may execute ONE SINGLE TRANSACTION (EITHER A BUY OR A SELL) OF 100 SHARES OR LESS PER ISSUER PER CALENDAR MONTH without preclearance. You must, however, still report these trades on your quarterly form. IF YOU REQUEST PRECLEARANCE AND ARE DENIED PERMISSION, YOU MAY NOT EXECUTE A DE MINIMIS TRANSACTION IN THAT ISSUER WITHOUT PRECLEARANCE FOR A PERIOD OF SEVEN CALENDAR DAYS. LARGER OR MORE FREQUENT SHARE TRANSACTIONS MUST BE PRECLEARED.

REPORTING TRANSACTIONS

     Covered persons must submit quarterly disclosure of certain transactions. You will receive reporting forms each quarter THAT ARE DUE NO LATER THAN 15 CALENDAR DAYS AFTER THE END OF THE QUARTER(2). Reports will be reviewed by the staff of the Personal Investing Committee. Transactions of securities (including fixed-income securities) or options must be precleared as described above and reported except as outlined below.

----------
(2) For compliance purposes, only those signed and dated greater than 30 days past the end of the quarter will be considered "late."


Code of Ethics                          7                             April 2006

REPORT ONLY (NO NEED TO PRECLEAR):

     -    PURCHASES AND SALES OF CRMC MANAGED FUNDS

               Note that American Funds transactions in Capital's 401(k) or MRP accounts or in accounts held with American Funds Service Company
               (AFS)/Capital Bank & Trust (CB&T) where the account number has been previously disclosed need not be reported.

     -    PURCHASES AND SALES OF OTHER CAPITAL AFFILIATED FUNDS

     - PURCHASES AND SALES OF CAPITAL INTERNATIONAL FUND TRANSACTIONS WITH JP MORGAN LUXEMBOURG

               Note that transactions in the LDO Personal Pension Plan need not be reported if you have a signed data release form on file with LDO Legal.

     -    PURCHASES AND SALES OF GIG ADVISED/SUB-ADVISED FUNDS AND INSURANCE
          PRODUCTS

     - purchases and sales (including options and futures) of index funds or exchange traded funds that ARE on the pre-approved list of index funds/ETFs

     -    participation in any CGII private equity fund/partnership

     -    de minimis transactions (see above)

     -    distributions of stock from venture capital partnerships

     - capital calls of venture capital partnerships and hedge funds that have been pre-approved

     -    securities received as a gift or through a bequest

     - securities given to charitable organizations (note that securities given to individuals should be precleared)

     -    sales pursuant to tender offers


Code of Ethics                          8                             April 2006

     DO NOT PRECLEAR OR REPORT:

     - OPEN-END INVESTMENT COMPANIES (EXCEPT FUNDS ADVISED OR SUB-ADVISED BY ANY CAPITAL COMPANY)

          -    MUTUAL FUNDS (US & CANADA)

          -    UCITS (EU)

          -    OEICS (UK & GERMANY)

          -    UNIT TRUSTS (UK & SINGAPORE)

          -    SICAVS (LUXEMBOURG & FRANCE)

          - SINGAPORE UNIT TRUSTS LINKED TO AN INSURANCE PRODUCT OTHER THAN GREAT EASTERN AND NTUC

          -    FCPS (LUXEMBOURG & FRANCE)

          -    JAPANESE INVESTMENT TRUST FUNDS

          -    JAPANESE INVESTMENT COMPANY FUNDS

               (NOTE: ALL OTHER FUNDS SHOULD BE PRECLEARED AND REPORTED.)

     - money market instruments or other short-term debt instruments with maturities (at issuance) of one year or less that are rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization or unrated but of equivalent quality

     - direct obligations of the U.S. Government or bonds issued by sovereign governments outside the U.S. that are rated AAA or Aaa or equivalent

     -    bankers' acceptances, CDs, or other commercial paper

     -    currencies (including options and futures)

     -    commodities

     - transactions in accounts for which you have completely turned over investment decision-making authority to a professional money manager (see "Professionally Managed Accounts" below)

     PERSONAL INVESTING SHOULD BE VIEWED AS A PRIVILEGE, NOT A RIGHT. AS SUCH, THE PERSONAL INVESTING COMMITTEE MAY PLACE LIMITATIONS ON THE NUMBER OF PRECLEARANCES AND/OR TRANSACTIONS.

SECURITIES ACCOUNTS

1.   DISCLOSURE OF SECURITIES ACCOUNTS

               In general, all accounts that currently hold reportable securities must be disclosed. The following types of accounts must be disclosed:

               - American Funds (AFS) and Capital Bank and Trust (CB&T) accounts not previously disclosed

               -    Capital International Fund accounts with JP Morgan
                    Luxembourg

               - accounts holding GIG sub-advised funds and/or other Capital-affiliated funds, and accounts/plan numbers with insurance companies that sell variable annuities or insurance products that hold American Funds Insurance Series (could be through a brokerage account or insurance contract)

               -    Firm (or bank) accounts holding American Funds

               -    bank accounts holding securities


Code of Ethics                          9                             April 2006

               - employer retirement or stock purchase accounts holding reportable securities [ESPP, ESOP, 401(k), company stock funds, etc.]

               - direct investment/purchase accounts [DRP, or transfer agent accounts]

               - discretionary accounts for which you have completely turned over investment decision-making authority to a professional money manager (other than PIM)

               -    investment clubs

     You do not need to disclose accounts that ONLY hold cash, cash equivalents or open-end investment companies (as listed above) other than American Funds or other funds managed by Capital Group.

2.   DUPLICATE ACCOUNT STATEMENTS AND TRADE CONFIRMATIONS

     Duplicate statements and trade confirmations (or other equivalent documentation) are required for accounts currently holding securities that are subject to preclearance and/or reporting. (This includes 401(k) and other retirement accounts with previous employers. However, this excludes American Funds accounts where records are held at American Funds Service Company and the account information has been previously disclosed. LDO associates who have signed a data release form on file with LDO Legal and participate in the LDO Personal Pension Plan are also excluded.) Covered persons should inform their investment broker-dealer, bank, securities firm or money management firm that they are employed by an investment management organization.

     In addition, covered persons must direct their broker-dealer, bank, securities firm or money management firm to send duplicate trade confirmations and account statements (or other equivalent documentation) for all new or existing accounts, which hold reportable securities, on a timely basis to the appropriate address listed below. IF THEY ARE NOT ABLE TO SEND DUPLICATES DIRECTLY, YOU ARE REQUIRED TO SUBMIT COPIES AS SOON AS THEY BECOME AVAILABLE.

     ALL DOCUMENTS RECEIVED ARE KEPT STRICTLY CONFIDENTIAL AND ARE MAINTAINED BY LAO LEGAL IN ACCORDANCE WITH APPLICABLE FEDERAL SECURITIES LAWS.(3)

     If your broker requires a letter requesting duplicate trade confirmations and monthly statements, please contact the staff of the Personal Investing Committee.

     If your broker will be sending confirmation statements for an immediate family member with a different last name than you, please inform the staff of the Personal Investing Committee with the name of the family member and that person's relationship to you.

3.   PROFESSIONALLY MANAGED (DISCRETIONARY) ACCOUNTS

----------
(3) Information about particular transactions may be provided to an associate's supervisor or appropriate Human Resources manager by Personal Investing Committee staff where the transactions are in violation of the Policy, may impact the associate's job performance, or raise conflict of interest-related issues.


Code of Ethics                           10                           April 2006

     If you have accounts where you have COMPLETELY turned over decision-making authority to a professional money manager (who is not covered by our Policy), you must disclose the existence of these accounts and provide the account numbers on your personal investing disclosure forms. You do not need to preclear or report securities transactions in these accounts.

ADDITIONAL POLICIES FOR "INVESTMENT ASSOCIATES"

     "Investment associates" include portfolio counselors/managers, investment analysts and research associates, trading associates including trading assistants, and investment control, portfolio control and fixed income control associates including assistants.

     1.   DISCLOSURE OF PERSONAL OWNERSHIP OF RECOMMENDED SECURITIES

          Portfolio counselors/managers and analysts will be asked quarterly to disclose securities they own both personally and professionally. Analysts will also be required to disclose securities they hold personally that are within their research coverage or could result in future cross-holdings. This disclosure will be reviewed by the staff of the Personal Investing Committee and may also be reviewed by the CRMC and CGTC Executive Committees or other appropriate Capital Committees. In addition, to the extent that disclosure has not already been made to the Personal Investing Committee (by including information on the quarterly form), any associate who is in a position to recommend the purchase or sale of securities by the fund or client accounts that s/he personally owns should first disclose such ownership either in writing (in a company write-up) or verbally (when discussing the company at investment meetings) prior to making a recommendation.(4)

          In addition, portfolio counselors/managers and analysts are encouraged to notify investment control of personal ownership of securities when placing an order (especially with respect to a first-time purchase). If you have any questions, you should contact the staff of the Personal Investing Committee.

     2.   BLACKOUT PERIODS

          Investment associates may not buy or sell a security during a period beginning seven calendar days before and ending seven calendar days after a fund or client account transacts in that issuer. The blackout period applies to trades in the same management company with which the associate is affiliated.

          If a fund or client account transaction takes place in the seven calendar days following a precleared transaction by an investment associate, the personal transaction may be reviewed by the Personal Investing Committee to determine the appropriate action, if any. For example, the Committee may recommend the associate be subject to a price adjustment to ensure that he or she has not received a better price than the fund or client account.

----------
(4) Note: This disclosure requirement is consistent with both AIMR standards as well as the ICI Advisory Group Guidelines.


Code of Ethics                           11                           April 2006

     3.   BAN ON SHORT-TERM TRADING PROFITS

          Investment associates are generally prohibited from profiting from the purchase and sale or sale and purchase of the same (or equivalent) securities within 60 days THIS RESTRICTION APPLIES TO THE PURCHASE OF AN OPTION AND THE SALE OF AN OPTION, OR THE PURCHASE OF AN OPTION AND THE EXERCISE OF THE OPTION AND SALE OF SHARES WITHIN 60 DAYS.

OTHER CONSIDERATIONS

     Associates may not accept negotiated commission rates or any other terms that they believe may be more favorable than the broker-dealer grants to accounts with similar characteristics. U.S. broker-dealers are subject to certain rules designed to prevent favoritism toward such accounts.

     In addition, material outside business interests may give rise to potential conflicts of interest. Associates are asked to report if they are a senior officer of or own more than 5% of any private or public company that is or potentially may be doing business with any Capital company or with the American Funds. This reporting requirement also applies to any immediate family member residing within the associate's household.

PERSONAL INVESTING COMMITTEE

     Any questions or hardships that result from these Policies or requests for exceptions should be referred to Capital's Personal Investing Committee by calling the staff of the Personal Investing Committee.


Code of Ethics                           12                           April 2006

                                 CODE OF ETHICS

                    CITIGROUP ASSET MANAGEMENT-NORTH AMERICA
                   AND CERTAIN REGISTERED INVESTMENT COMPANIES
                          As Amended September 13, 2005

        Pursuant to Rule 17j-1 of the Investment Company Act of 1940, and
               Rule 204A-1 of the Investment Advisers Act of 1940


                            A Commitment to Integrity

I. Statement of Principles - This Code of Ethics (the "Code") is applicable to Citigroup Asset Management ("CAM")(1), and those U.S.-registered investment companies advised, managed or sponsored by CAM (the "Funds") in order to establish rules of conduct for persons who are associated with CAM and the Funds. The Code is also applicable to any of CAM's U.S. domiciled registered investment advisers and any of their employees that offer or manage products that are not registered under the Investment Company Act of 1940. The Code's purpose is (i) to minimize conflicts and potential conflicts of interest between employees of CAM and CAM's clients (including the Funds), and between Fund directors or trustees and their Funds, (ii) to provide policies and procedures consistent with applicable law and regulation, including Rule 17j-1 under the Investment Company Act of 1940 and 204A-1 under the Investment Advisers Act of 1940, and other applicable provisions of the Federal securities laws and (iii) to prevent fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by client accounts. All U.S. employees and certain immediate family members of CAM, including employees who serve as Fund officers, directors or trustees, and all directors or trustees ("directors") of each Fund, are Covered Persons under this Code. The defined term "Covered Persons" is described in Section II below.

     All CAM personnel owe a fiduciary duty to CAM's clients and must put the customer's interests first, must protect their confidentiality, must not take inappropriate advantage of their positions, must not act upon non-public information, and are required to fulfill their fiduciary obligations. Personal securities transactions by Covered Persons (including certain transactions in the firm's 401(k) plan) shall adhere to the requirements of this Code and shall be conducted in such a manner as to avoid any actual or potential conflict of interest, the appearance of such a conflict, or the abuse of the person's position of trust and responsibility. While the Code is designed to address both identified conflicts and potential conflicts, it cannot possibly be written broadly enough to cover all potential situations. In this regard, Covered Persons are expected to adhere not only to the letter, but also the spirit of the policies contained herein. All Fund directors owe a fiduciary duty to each Fund of which they are a director and to that Fund's shareholders when conducting their personal investment transactions. At all times and in all matters Fund directors shall place the interests of their Funds before their personal interests. The fundamental standard to be followed in personal securities transactions is that Covered Persons may not take inappropriate advantage of their positions.

     As a matter of law and of this Code, no CAM employee must ever discuss (except for those individuals who already know about such information before the conversation), trade in a security, option, or commodity (including shares of a proprietary open-end or closed-end mutual fund, or unit investment trust ("UIT")) or disseminate non-public information while in possession of material, non-public information about the issuer or the
--------------------------
(1) Investment advisory services provided by Salomon Brothers Asset Management Inc., Smith Barney Asset Management (a division of Citigroup Global Markets Inc.), Citibank Global Asset Management (a unit of Citibank N.A.) and affiliated advisory entities.

     market for those securities or commodities, even if the employee has satisfied all other requirements of this Code. From time to time, the Compliance Department may notify employees who are deemed to be in possession of material non-public information that they are restricted from trading certain securities, which may include mutual funds, for a period of time determined by the Compliance Department. Where such a restriction applies to a money market fund, the restriction would extend to check writing, where such a facility is available.

     CAM employees are also subject to and must comply with the requirements of the Federal securities laws, certain provisions of which are addressed in other Citigroup policies including: Citigroup Code of Conduct; CAM Non-Public Information and Chinese Wall Policy; Information Barrier Policy; policies on insider trading; the purchase and sale of securities listed on any applicable Citigroup restricted list; the receipt or giving of gifts; Cash and Non-Cash Compensation; Disclosure of Open-End Mutual Fund
     Positions Policy; Market Timing Policy; and the Regulation FD Fair Disclosure Policy. These and other relevant CAM policies and procedures are available on CAM's Intranet WEB site.

     The Code is very important to CAM, our clients, and our affiliated entities. The reputation of CAM and its employees for "best practices" and integrity is a priceless asset, and all employees have the duty and obligation to support and maintain it when conducting their personal securities transactions. If you should have any questions about the Code or any procedures hereunder, please contact the Compliance or Legal Departments.

II.  Covered Persons - This Code applies to the following persons:

     1. CAM U.S. Employees: Every permanent employee, including employees who serve as Fund officers, trustees or directors and, generally, temporary workers, independent contractors, and consultants (except as provided in Section IV) working in any CAM business unit, must comply with all of the provisions of the Code applicable to CAM employees unless otherwise indicated. Certain employees (i.e., portfolio managers, traders and research analysts (and each of their assistants) are subject to certain additional restrictions outlined in the Code.) All other employees of CAM are considered to be "Advisory Personnel."

          The policies, procedures, and restrictions referred to in this Code also apply to an employee's spouse, significant other and minor children. The Code also applies to any other account over which the employee is deemed to have beneficial ownership (This includes accounts of any immediate family members sharing the same household as the employee; accounts in which the employee otherwise has a pecuniary interest that allows the employee directly or indirectly to profit or share in any profit; a legal vehicle of which the employee is the controlling equity holder; and an entity in which the employee has an equity interest, provided the employee also has or shares investment control over the securities held by such entity); and any account over which the employee may otherwise be deemed to have control. For a more detailed description of beneficial ownership, see Exhibit A attached hereto.

     2. Fund Directors: Independent Fund directors are only subject to the relevant parts contained in Section I - Summary of Principals, Section II - Covered Persons, Section III - Monitoring and Enforcement,
          Section V - Accounts and Transactions Covered by this Code, Section IX
          - Blackout Periods, Section XVI - Fund Directors, Section XVII - Handling of Disgorged Profits, Section XVIII - Confidentiality,
          Section XIX - Other Laws, Rules and Statements of Policy, and Section XXII - Exceptions to the Code. However, a Fund director who is also a CAM employee is subject to all provisions of this Code. Independent directors should consult with independent counsel with regard to any questions concerning their responsibilities under the Code.

     3. CAM Senior Executives: Certain CAM senior executives, in addition to this Code, are also Covered Persons under the Citigroup Personal
          Trading Policy ("CPTP"). Additional requirements of the CPTP are described in Sections VIII and XIII of this Code.

III. Monitoring and Enforcement - It is the responsibility of each Covered Person to act in accordance with a high standard of conduct and to comply with the policies and procedures set forth in this document, and to report any violations promptly to the Compliance Department. CAM takes seriously its obligation to monitor the personal investment activities of its employees, and to review the periodic reports of all Covered Persons. Any violation of this Code by employees will be considered serious, and may result in disciplinary action, which may include the unwinding of trades, disgorgement of profits, monetary fine or censure, and suspension or termination of employment. Any violation of this Code by a CAM employee will be reported by the Compliance Department to the person's supervisor, and to the Chief Compliance Officers of the Advisers and the Funds.

IV. Opening and Maintaining Employee Accounts - All employees' brokerage accounts, including accounts maintained by a spouse or significant other, for which the employee is deemed to have beneficial ownership, any other accounts over which the employee, spouse and/or significant other exercises control, must be maintained either at Smith Barney ("SB") or at Citicorp Investment Services ("CIS"). For spouses or other persons who, by reason of their employment or exceptional circumstances, are required to conduct their securities, commodities or other financial transactions outside of SB or CIS, employees may submit a written request for an exemption to the Compliance Department (See attached Exhibit B - Outside Brokerage Account Approval Request Form). If approval is granted, copies of trade confirmations and periodic (monthly or quarterly) statements must be sent to the Compliance Department. In addition, all other provisions of this Code will apply. The above policy also applies to temporary personnel, independent contractors, and consultants who have been or will be working in any CAM business unit for at least one year. It is each business unit's responsibility to identify any temporary personnel, independent contractors, and consultants subject to this provision.

V. Accounts and Transactions Covered by this Code - The following types of securities are covered ("Covered Securities") by this Code:

          1. Stocks, notes, bonds, closed-end funds, off shore mutual funds, hedge funds, exchange traded funds ("ETFs"), debentures, and other evidences of indebtedness, including senior debt, subordinated debt, investment contracts, commodity contracts, futures and all derivative instruments such as options, warrants and indexed instruments, or, in general, any interest or instrument commonly known as a "security." All provisions of this Code cover transactions in these securities.

          2. Proprietary open-end U.S. mutual funds and open-end U.S. mutual funds sub-advised by CAM (with the exception of money market funds) are subject to the provisions of this Code as follows: (i) shares beneficially owned by CAM employees must be held in an account maintained at SB or CIS (in accordance with Section IV above); and
          (ii) shares beneficially owned by CAM employees must be held for a period of at least 90 calendar days (in accordance with Section VII below).

VI. Excluded Accounts and Transactions - The following types of accounts and investment activities need not be maintained at SB or CIS, nor are they subject to the other restrictions of this Code:

     1. Open-end U.S. mutual funds that are not managed by CAM and are purchased directly from that fund company. Note: transactions relating to closed-end funds are subject to the pre-clearance, blackout period and other restrictions of this Code;

     2. Estate or trust accounts of which an employee or related person has a beneficial ownership, but no power to affect investment decisions. There must be no communication between the account(s) and the employee with regard to investment decisions prior to execution. The employee must direct the trustee/bank to furnish copies of confirmations and statements to the Compliance Department;

     3. Fully discretionary accounts managed by either an internal or external registered investment adviser are permitted and may be custodied away from SB and CIS if (i) the employee receives permission from the Regional Director of Compliance or designee and the relevant Chief Investment Officer ("CIO"), and (ii) there is no communication between the manager and the employee with regard to investment decisions prior to execution. The employee must designate that copies of trade confirmations and periodic (monthly or quarterly) statements be sent to the Compliance Department;

     4. Employees may participate in direct investment programs that allow the purchase of securities directly from the issuer without the intermediation of a broker/dealer provided that the timing and size of the purchases are established by a pre-arranged, regularized schedule. Employees must pre-clear the transaction at the time that the dividend reinvestment program is being set up. (No provision in this Code requires a Covered Person to report or pre-clear a particular instance of dividend reinvestment once the applicable dividend reinvestment program has been properly pre-cleared);

     5. In addition to the foregoing, the following types of securities are exempted from pre-clearance, blackout periods, reporting and short-term trading requirements: proprietary money market funds; U.S.-registered non-proprietary open-end mutual funds for which CAM does not serve as a sub-adviser; unit investment trusts that invest in unaffiliated mutual funds; Qualified Tuition Programs ("Section 529 plans" or "College Savings Plans"), U.S. Treasury bills, bonds and notes; mortgage pass-throughs (e.g., Ginnie Maes) that are direct obligations of the U.S. government; bankers' acceptances; bank certificates of deposit; commercial paper; and high quality short-term debt instruments (meaning any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization, such as S&P or Moody's), including repurchase agreements; and

     6. The exercise, including the "exer-sale" ("sell to cover") of Citigroup options received through any of the compensation programs, unless the employee is subject to the provisions of the CPTP (as referenced in Section II above), a member of the CAM Management Committee, or an attendee at Management Committee meetings.

VII. Securities Holding Period/Short-Term Trading - Securities transactions by CAM employees must be for investment purposes rather than for speculation. Consequently, all CAM employees must adhere to the following:

     1. Proprietary open-end U.S. mutual fund shares and open-end U.S mutual funds sub-advised by CAM (with the exception of money market funds), including shares held in the firm's 401(k) Plan, may not be redeemed or exchanged within 90 calendar days of purchase or prior exchange. A redemption or exchange of shares in a fund cannot be made within 90 calendar days of the latest purchase of shares from that fund, and must be held for investment purposes and not for speculation. Please note, depending upon the circumstances, the sale or exchange of shares in a proprietary open-end mutual fund or an open-end mutual fund sub-advised by CAM, even beyond the 90 calendar days, and could raise

          "short-term" trading concerns. The following situations are not subject to the 90 calendar day holding period: (i) redemptions or exchanges from a systematic purchase plan; (ii) dividend reinvestments; and (iii) changes to investment fund options to prospective contributions into the firm's 401(k) Plan;

     2. For all securities other than shares in proprietary open-end U.S. mutual funds and open-end U.S. mutual funds sub-advised by CAM, securities may not be sold within 60 calendar days, calculated on a First In, First Out ("FIFO") basis;

     3. Citigroup securities received as part of an employee's compensation are not subject to the 60 calendar day holding period; and

     4. All profits from short-term trades, including exchanges of proprietary open-end mutual funds or open-end mutual funds sub-advised by CAM, are subject to disgorgement.

VIII.Pre-Clearance/Notification - All CAM employees and temporary workers must pre-clear all personal securities transactions as set out below (see
     Section VI for a listing of accounts, transactions and securities that do not require pre-clearance). See attached Exhibit C - Employee Trade Pre-Approval/Notification Form and Exhibit K - Temporary Workers/Independent Contractors Pre-Trade Approval/Notification Form. A copy of these forms and other relevant forms can be also be found by accessing CAM's Intranet WEB site.

          1. For all securities other than shares in proprietary open-end U.S. mutual funds or open-end U.S. mutual funds sub-advised by CAM, a transaction must not be executed until the employee has received the necessary approval from the Compliance Department. Pre-clearance is valid only on the day it is given. If a transaction is not executed on the day pre-clearance is granted, it is required that pre-clearance be sought again on a subsequent day (i.e., open orders, such as limit orders, good until cancelled orders and stop-loss orders, must be pre-cleared each day until the transaction is effected). In connection with obtaining approval for any personal securities transaction, employees must describe in detail any factors that might be relevant to an analysis of the possibility of a conflict of interest.

          2. Purchases, redemptions and exchanges of proprietary open-end U.S. mutual funds or open-end U.S. mutual funds sub-advised by CAM must not be executed until a notification has been sent to and acknowledged by the Compliance Department. A notification is valid only on the day that it is sent.

          3. Contributions, redemptions (subject to the 90 calendar day holding period) and exchanges of proprietary open-end U.S. mutual funds or open-end U.S. mutual funds sub-advised by CAM in the firm's 401(k) Plan are not subject to pre-clearance or notification requirements.

          4. Any trade that violates the pre-clearance/notification process may be unwound at the employee's expense, and the employee will be required to absorb any resulting loss and to disgorge any resulting profit.

          5. CAM employees are prohibited from engaging in more than 20 transactions (not including purchases, redemptions or exchanges of shares in proprietary or non-proprietary mutual funds) in any calendar month, except with prior written approval from their relevant CIO, or designee. The Compliance Department must receive prompt notification and a copy of any such written approval.

          6. CAM employees subject to the CPTP (as referenced in Section II above) must obtain pre-clearance to make a charitable gift of securities (including a charitable gift of Citigroup securities).

          7. All CAM employees must make a quarterly report to the Compliance Department within 10 calendar days after quarter-end if the CAM employee acquires any or disposes of any securities (from any account over which the employee exercises control) by gift. This report containing the details of the security, date of gift, number of shares or par value, donor/donee and account where held may be made by E-Mail to the Compliance Department.

          8. In addition to the foregoing, the Senior Investment Officer for the Systematic Equity Platform, or designee, must approve all personal securities transactions for members of the CAM Research Department prior to pre-clearance from the Compliance Department as set forth in this section. Pre-approval by the Chief Investment Officer for the Systematic Equity Platform, or designee, is in addition to and does not replace the requirement for the pre-clearance of all personal securities transactions.

IX. Blackout Periods - No Covered Person shall purchase or sell, directly or indirectly, any security in which he/she has, or by reason of the transaction acquires, any direct or indirect beneficial ownership if he/she has knowledge at the time of such transaction that the security is being purchased or sold, or is being considered for purchase or sale, by a managed fund, UIT or client account or in the case of a Fund director, by the director's Fund. In addition, the following Blackout Periods apply to the categories of CAM employees listed below:

     1. Portfolio Managers and Portfolio Manager Assistants - may not buy or sell any securities for personal accounts seven calendar days before or after managed funds or client accounts he/she manages trade in that security;

     2. Traders and Trader Assistants - may not buy or sell any securities for personal accounts three calendar days before or seven calendar days after managed funds, UITs or client accounts he/she executes trades in that security;

     3. Research Analysts and Research Assistants - may not buy or sell any securities for personal accounts: seven calendar days before or after the issuance of or a change in any recommendation; or seven calendar days before or after any managed fund, UIT or client account about which the employee is likely to have trading or portfolio information (as determined by the Compliance Department) trades in that security;

     4. Advisory Personnel (see Section II for details) - may not buy or sell any securities for personal accounts on the same day that a managed fund, UIT or client account about which the employee is likely to have trading or portfolio information (as determined by the Compliance Department) trades in that security; and

     5. UIT Personnel - all employees assigned to the Unit Trust Department are prohibited from transacting in any security when a CAM-sponsored UIT portfolio is buying the same (or a related) security, until seven business days after the later of the completion of the accumulation period or the public announcement of the trust portfolio. Similarly, all UIT employees are prohibited from transacting in any security held in a UIT (or a related security) seven business days prior to the liquidation period of the trust.

Employees in the above categories may also be considered Advisory Personnel for other accounts about which the employee is likely to have trading or portfolio information (as determined by the Compliance Department).

Blackout period requirements shall not apply to any purchase or sale, or series of related transactions involving the same or related securities, involving 500 or fewer shares in the aggregate if the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater than $10 billion and is listed on a U.S. Stock Exchange or NASDAQ. Note: Pre-clearance is still required. Under certain circumstances, the Compliance Department may determine that an employee may not rely upon this "Large Cap/De Minimus" exemption. In such a case, the employee will be notified prior to or at the time the pre-clearance request is made.

X. Prohibited Transactions - CAM employees may not engage in the transactions listed below without the prior written approval from their supervisor, and the Compliance Director of the Adviser or designee. In addition, Portfolio Managers, and Research or Quantitative Analysts must also obtain prior written approval from the relevant CIO or designee (e.g., Senior Investment Officer) for the following transactions:

          1. The purchase, direct or indirect acquisition, or investment of an interest in any private placement, limited partnership, extension of credit or commitment of capital for investment purposes including loans for investment or business purposes. (See attached Exhibit D - Outside Investment Approval Request Form);

          2. The acquisition of any securities in an initial public offering (new issues of municipal debt securities, and a mutual savings bank or thrift conversion to a publicly held ownership during the community offering period, may be acquired subject to the other requirements of this Code (e.g., pre-clearance); and

          3. A security appearing on any restricted list that is applicable to CAM that prohibit employees from executing a transaction in the issuer's equity, fixed income, options, equity derivatives, warrants, rights, or any other securities related to the issuer.

XI. Transactions in Options and Futures - CAM employees may buy or sell derivative instruments such as individual stock options, options and futures on indexes and options and futures on fixed-income securities, and may buy or sell physical commodities and futures and forwards on such commodities. These transactions must comply with all of the policies and restrictions described in this Code, including pre-clearance, blackout periods, transactions in Citigroup securities and the 60 calendar day holding period. However, the 60 calendar day holding period does not apply to individual stock options that are part of a hedged position where the underlying stock has been held for more than 60 calendar days and the entire position (including the underlying security) is closed out.

XII. Chief Investment Officer Oversight - The CIOs or their designees shall review on a periodic basis all CAM portfolio managers' and analysts' beneficial ownership of securities (excluding beneficial ownership through owning fund shares), and will compare the results of such ownership reviews with securities transactions recommended or executed by such portfolio managers and analysts during the review period on behalf of any mutual fund, UIT, off-shore fund, or client account.

XIII.Transactions in Citigroup Securities - Unless a CAM employee is subject to the provisions of the CPTP (as referenced in Section II above), or is otherwise notified to the contrary, the employee may trade in Citigroup securities without restriction (other than the pre-clearance and other requirements of this Code), subject to the limitations set forth below:

          1. Employees whose jobs are such that they know about Citigroup's quarterly earnings prior to release may not engage in any transactions in Citigroup securities during the "blackout periods" which begin on the first day of the last month of each calendar quarter and ends 24 hours after Citigroup earnings are released to the public. CAM employees subject to the CPTP (as referenced in Section II above), members of the CAM Management Committee and certain other Management Committee attendees are subject to these blackout periods. Charitable gifts of Citigroup securities are not subject to this blackout period, but must still be pre-cleared.

          2. Stock option exercises are permitted during a blackout period, unless the employee is subject to the provisions of the CPTP (as referenced in Section II above), a member of the CAM Management Committee, or an attendee at Management Committee meetings.

          3. With regard to exchange-traded options, no transactions in Citigroup options are permitted except to close or roll an option position granted by Citigroup that expires during a blackout period. Charitable contributions of Citigroup securities may be made during the blackout period, but an individual's private foundation may not sell donated Citigroup common stock during the blackout period. "Good `til cancelled" orders on Citigroup stock must be cancelled before entering a blackout period and no such orders may be entered during a blackout period.

          4. No employee may engage at any time in any personal transactions in Citigroup securities while in possession of material non-public information. Investments in Citigroup securities must be made with a long-term orientation rather than for speculation or for the generation of short-term trading profits. In addition, please note that employees must not engage in the following transactions:

               o Short sales of Citigroup securities;

               o Purchases or sales of options ("puts" or "calls") on Citigroup securities, except writing a covered call at a time when the securities could have been sold under this Code;

               o Purchases or sales of futures on Citigroup securities; or

               o Any transactions relating to Citigroup securities that might reasonably appear speculative.

          5. The number of Citigroup shares an employee is entitled to in the Citigroup Stock Purchase Plan is not treated as a long stock position until such time as the employee has given instructions to purchase the shares of Citigroup. Thus, employees are not permitted to use options to hedge their financial interest in the Citigroup Stock Purchase Plan.

          6. Contributions into the firm's 401(k) Plan are not subject to the restrictions and prohibitions described in this section.

XIV. Outside Affiliations and Directorships - Employees must obtain written approval from the CAM Compliance Department before accepting or conducting outside employment (See attached Exhibit H - Outside Business Affiliations
     Form) or  directorships  (See  attached  Exhibit I -  Outside  Directorship
     Form). Approval of outside directorships, in addition to Compliance Department approval, is needed from the employee's supervisor and, in certain cases, from the General Counsel's office. For additional information and a copy of our policy and procedure for outside business activities, please refer to the CAM's Intranet WEB site.

XV. Acknowledgement and Reporting Requirements - CAM Employees - All new CAM employees must certify that they have received a copy of this Code, and have read and understood its provisions. In addition, all CAM employees must:

          1. Acknowledge receipt of the Code and any modifications thereof, which CAM shall provide to each person covered by the Code; in writing (See attached Exhibit E for the Acknowledgement of the Code of Ethics
          Form);

          2. Within 10 days of becoming a CAM employee, disclose in writing all information with respect to all securities beneficially owned and any existing personal brokerage relationships (employees must also disclose any new brokerage relationships whenever established). The holdings report must be current as of a date not more than 45 days prior to the employee becoming a Covered Person. Such information should be provided on Exhibit F - Initial Report of Securities Holdings Form;

          3. Direct their brokers to supply, on a timely basis, duplicate copies of confirmations of all personal securities transactions (Note: this requirement may be satisfied through the transmission of automated feeds);

          4. Within 30 days after the end of each calendar quarter, provide information relating to securities transactions executed during the previous quarter for all securities accounts.(2) (Note: this requirement may be satisfied through the transmission of automated feeds, or the regular receipt of brokerage statements);

          5. Submit an annual holdings report containing similar information that must be current as of a date no more than 45 days before the report is submitted, and confirm at least annually all brokerage relationships and any and all outside business affiliations. The holdings report must be current as of a date no more than 45 days prior to the date of the report submitted; and

          6. Certify on an annual basis that he/she has read and understood the Code, complied with the requirements of the Code and that he/she has pre-cleared and disclosed or reported all personal securities transactions and securities accounts required to be disclosed or reported pursuant to the requirements of the Code. (See attached Exhibit G - Annual Certification Form)

XVI. Fund Directors - Fund directors must comply with the provisions set forth in Section XV.2 through XV.5 (in the case of Section XV.2, within 10 days of becoming a Fund director), except as described below:

          1. A Fund director who is not an "interested person" of the Fund, within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, and who would be required to make reports solely by reason of being a Fund director, is not required to make the initial and annual holdings reports required by Section XV.2 and Section XV.5 above.

          2. A "non-interested" Fund director need not supply duplicate copies of confirmations of personal securities transactions required by
          Section XV.3 above, and need only make the quarterly transactions reports required by Section XV.4 above as to any Covered Security if at the time of a transaction by the director in that Covered Security he/she knew or, in the ordinary course of fulfilling his/her official duties as a director of a Fund, should have known that, during the 15-day period immediately before or after that transaction, that security is or was purchased or sold by a Fund of which he/she was a director or was being considered for purchase or sale by such a Fund.

XVII.Handling of Disgorged Profits - Any amounts that are paid/disgorged by an employee under this Code shall be donated by the employee to one or more charities as directed by CAM.

XVIII.Confidentiality  - All  information  obtained from any Covered  Person pursuant to this Code shall be kept in strict confidence, except that such information will be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization or to the Fund Boards of Directors to the extent required by law, regulation or this Code.
-----------------------
(2) CAM employees who are subject to the securities trading policies and procedures established by the Office of the Comptroller of the Currency (12 CFR 12.7) may comply with the quarterly reporting requirements hereunder by adhering to the policies set forth in this Code of Ethics, so long as all reportable information is delivered within 10 business days after the end of each quarter.

XIX. Other Laws, Rules and Statements of Policy - Nothing contained in this Code shall be interpreted as relieving any person subject to the Code from acting in accordance with the provision of any applicable law, rule or regulation or, in the case of CAM employees, any statement of Code or procedure governing the conduct of such person adopted by Citigroup, its affiliates and subsidiaries.

XX. Retention of Records - All records relating to personal securities transactions hereunder and other records meeting the requirements of applicable law and regulation, including a copy of this Code and any other policies covering the subject matter hereof, shall be maintained in the manner and to the extent required by applicable law and regulation, including Rule 17j-1 under the 1940 Act, and Rule 204-2 under the Investment Advisers Act of 1940. The Compliance Department shall have the responsibility for maintaining records created under this Code.

XXI. Media Statements - All CAM personnel owe a fiduciary duty to CAM's clients. Any CAM employee, subject to other Citigroup policies and procedures, making any statements through any media outlet (including internet online statements) must be sensitive regarding the securities being discussed. Any such statements should be consistent with the employee's professional and personal investing practices, and is subject to review by the Compliance Department.

XXII.Exceptions to the Code - Any exceptions to this Code must have the prior written approval of both the relevant CIO and the Regional Director of Compliance or designee. Any questions about this Code should be directed to the Compliance Department.

XXIII.Board Review - At least annually, a written report and certification meeting the requirements of Rule 17j-1 under the 1940 Act shall be prepared by the Chief Compliance Officer for the Funds and presented to the Funds' Boards of Directors.

XXIV.Other Codes of Ethics - To the extent that any officer of any Fund is not a Covered Person hereunder, or an investment sub adviser of, sponsor or principal underwriter for any Fund or UIT and their respective access persons (as defined in Rule 17j-1 and 204A-1) are not Covered Persons hereunder, those persons must be covered by separate Code of Ethics which are approved in accordance with applicable law and regulation.

XXV. Amendments - This Code may be amended as to CAM employees from time to time by the Compliance Department. Any material amendment of this Code shall be submitted to the Board of Directors of each Fund for approval in accordance with Rule 17j-1 of the Investment Company Act and Rule 204A-1 under the Investment Advisers Act. Any material amendment of this Code that applies to the directors of a Fund shall become effective as to the directors of that Fund only when the Fund's Board of Directors has approved the amendment in accordance with Rule 17j-1 or at such earlier date as may be required to comply with applicable law and regulation.

              TABLE OF EXHIBITS FOR CITIGROUP CODE OF ETHICS FORMS


EXHIBIT                          TITLE                                      PAGE

  A           Explanation of Beneficial Ownership                             12

  B           Outside Brokerage Account Approval Request Form                 13

  C           Employee Trade Pre-Approval/Notification Form                   14

  D           Outside Investment Approval Request Form                        16

  E           Acknowledgement of Code of Ethics Form                          19

  F           Initial Report of Securities Holdings Form                      20

  G           Annual Compliance Certification Form                            21

  H           Outside Business Affiliation Form                               23

  I           Outside Directorship Form                                       24



                      Temporary Personnel Only

  J           Outside Brokerage Account Approval Request Form                 25
              (Temporary Worker Only)

  K           Trade Pre-Approval/Notification Form                            26
              (Temporary Worker Only)

  L           Acknowledgement of Code of Ethics Form                          27
              (Temporary Worker Only)

                                                                       EXHIBIT A

                       EXPLANATION OF BENEFICIAL OWNERSHIP

You are considered to have "Beneficial Ownership" of Securities if you have or share a direct or indirect "Pecuniary Interest" in the Securities.

You have a "Pecuniary Interest" in Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.

The following are examples of an indirect Pecuniary Interest in Securities:

     1. Securities held by members of your immediate family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide you with any economic benefit.

     "Immediate family" means any child, stepchild, grandchild, parent, significant other, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

     2. Your interest as a general partner in Securities held by a general or limited partnership.

     3. Your interest as a manager-member in the Securities held by a limited liability company.

     4. You are a member of an "investment club" or an organization that is formed for the purpose of investing a pool of monies in the types of securities mentioned in this Code Section V.

You do not have an indirect Pecuniary Interest in Securities held by a corporation, partnership, limited liability company or other entity in which you hold an equity interest, unless you are a controlling equity holder or you have or share investment control over the Securities held by the entity.

The following circumstances constitute Beneficial Ownership by you of Securities held by a trust:

     1. Your ownership of Securities as a trustee where either you or members of your immediate family have a vested interest in the principal or income of the trust.

     2. Your ownership of a vested interest in a trust.

     3. Your status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

The foregoing is a summary of the meaning of "beneficial ownership." For purposes of the attached Code, "beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations there under.

                                                                       EXHIBIT B

                    CITIGROUP ASSET MANAGEMENT-NORTH AMERICA
                 Outside Brokerage Account Approval Request Form

Employee Name: _________________________________________________________________

Tax Identification/Social Security Number: _____________________________________

The following information is provided in order to obtain Compliance approval to open and/or maintain a brokerage account outside Smith Barney or Citicorp Investment Services:

        Outside Brokerage Firm Name:
                                      ------------------------------------------

        Brokerage Firm Address:
        (Where letter should be sent) ------------------------------------------

                                      ------------------------------------------

                                      ------------------------------------------

        Account Number:
                                      ------------------------------------------

        Full Account Title:
                                      ------------------------------------------

                                      ------------------------------------------

Please indicate the reason why you are requesting to open and/or maintain a brokerage account outside of Smith Barney or Citicorp Investment Services:

|_| The account is a fully discretionary account managed by investment advisors, which are registered as such with the SEC (see investment advisor acknowledgment form, attached).

|_| The account is a joint account with my spouse who works for the brokerage firm where the account will be maintained. My title and position with CAM is__________________, and my spouse's title and position with his/her firm is _____________________________________.

|_| Estate or trust accounts of which an employee or related person has a beneficial ownership, but no power to affect investment decisions. There must be no communication between the account(s) and the employee with regard to investment decisions prior to execution. Please refer to Exhibit A for a more detailed description of beneficial ownership.

|_|  Other: ___________________________________________________________________.

A copy of any relevant statement(s) and this completed form must be provided to Citigroup Asset Management, Compliance Department, 125 Broad Street, 11th Floor, New York NY, 10004.


         Employee Signature           Compliance Department


                                      Supervisor Signature


                                      Chief Investment Officer (if applicable)

                                                                       EXHIBIT C
                    CITIGROUP ASSET MANAGEMENT- NORTH AMERICA
                  Employee Pre-Trade Approval/Notification Form
                                    (Page 1)

Instructions:

All employees are required to submit this form to the Compliance Department prior to placing a trade. The Compliance Department will notify the employee as to whether or not pre-approval is granted. Pre-approval or acknowledgment of notification is effective only on the date granted. This completed form should be faxed to (646) 862-8499.

Employee Information
---------------------------------------------- ---------------------------------
Employee Name:                                 Phone Number:
                                               ---------------------------------
Account Title:
                                               ---------------------------------
Account Number:
                                               ---------------------------------
Managed Account(s)/Mutual Fund(s) for which employee is a Covered Person:
--------------------------------------------------------------------------------

Security Information

                                                  IPO     o Yes  o No             Private Placement   o Yes  o No
------------------------- --------------------- --------- --------------------- -------------------- ----------  ----------------
     Security Name        Security Type-e.g.,   Ticker    Buy/Sell/             If Sale/Redemption   No.         Large Cap
                          equity, mutual                  Redeem/Exchange       /Exchange, Date      Shares/Unit Stock
                          fund, debt, etc.                                      First Acquired(3)                Exception?(4)
------------------------- --------------------- --------- --------------------- -------------------- ----------  ----------------

------------------------- --------------------- --------- --------------------- -------------------- ----------  ----------------

------------------------- --------------------- --------- --------------------- -------------------- ----------  ----------------

Your position with the Firm:
       (Please check one of the following)   o  Portfolio Manager / Portfolio Manager Assistant
                                             o  Research Analyst / Research Analyst Assistant
                                             o  Trader / Trader Assistant
                                             o  Unit Trust Personnel
                                             o  Other (Advisory Personnel)

NOTE:           o  All Portfolio Managers must complete page two of this form.
                o  All Fundamental Research Analysts and their Assistants (Systematic Equity Platform) must complete page three of this form and signed by their Senior Investment Officer or designees.

Certification
I certify that I will not effect the transaction(s) described above unless and until pre-clearance approval is obtained from the Compliance Department, or when executing transactions in proprietary open-end U.S. mutual funds or open-end U.S. mutual funds for which CAM serves as a sub-adviser notification is acknowledged by the Compliance Department. I further certify that, except as described on an attached page, to the best of my knowledge, the proposed transaction(s) will not result in a conflict of interest with any account managed by CAM (including mutual funds managed by CAM). I further certify that, to the best of my knowledge, there are no pending orders for any security listed above or any related security for any Managed Accounts and/or Mutual Funds for which I am considered a Covered Person. The proposed transaction(s) are consistent with all firm policies regarding employee personal securities transactions.

Signature                                    Date

--------------------------------------------------------------------------------
For Use By the Compliance Department
================================================================================

---------------------
(3) All securities sold must have been held for at least 60 calendar days. All shares in proprietary open-end U.S. mutual fund or open-end U.S. mutual funds sub-advised by CAM redeemed or exchanged must have been held for at least 90 calendar days.
(4) For purposes of CAM's Code, a Large Cap Exemption applies to transactions involving 500 or fewer shares in aggregate and the stock is one that is listed on a U.S. stock exchange or NASDAQ and whose issuer has a market capitalization (outstanding shares multiplied by current price) of more than $10 billion.

--------------------------------------------------------------------------------------------------------------------------
For Use By the Compliance Department
==========================================================================================================================
   Are Securities Restricted?  o Yes   o No     Pre-approval Granted?      o Yes     o No      Reason not granted:
                                                ------------------------- --------- ---------- ---------------------------
----------------------------------------------------------------------------- --------------------- ----------------------
Compliance Department Signature:                                              Date:                 Time:
----------------------------------------------------------------------------- --------------------- ----------------------

                                                                       EXHIBIT C
                    CITIGROUP ASSET MANAGEMENT-NORTH AMERICA
                  Employee Pre-Trade Approval/Notification Form
                    (Page 2- PORTFOLIO MANAGER CERTIFICATION)

All portfolio managers must answer the following questions in order to obtain pre-approval. All questions must be answered or the form will be returned. If a question is not applicable, please indicate "N/A".

1. Have your client accounts purchased or sold the securities (or related securities) in the past seven calendar days?
                         Yes   o               No   o

2. Do you intend to purchase or sell the securities (or related securities) for any client accounts in the next seven calendar days?
                         Yes   o               No   o

3.   Do any of your client  accounts  currently own the  securities  (or related
     securities)?        Yes   o               No   o

3a. If yes, and you are selling the securities for your personal account, please explain why the sale of the securities was rejected for client accounts but is appropriate for your personal account:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

4. Have you, in the past 7 calendar days, considered purchasing the securities (or related securities) for your client accounts?
                         Yes   o               No   o

4a. If yes, and you are purchasing securities for your personal account, please explain why the purchase of the securities is appropriate for your account but has been rejected for your client accounts:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

4b. If no, and you are purchasing securities for your personal account, please explain why the purchase of the securities has not been considered for your client accounts:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

    Certification

I certify that I will not effect the transaction(s) described above unless and until pre-clearance approval is obtained from the Compliance Department. I further certify that, except as described on an attached page, to the best of my knowledge, the proposed transaction(s) will not result in a conflict of interest with any account managed by CAM (including mutual funds managed by CAM). I further certify that, to the best of my knowledge, there are no pending orders for any security listed above or any related securities for any Managed Accounts and/or Mutual Funds (including mutual funds for which CAM serves as a sub-adviser) for which I am considered a Covered Person. The proposed transaction(s) are consistent with all firm policies regarding employee personal securities transactions.


-------------------------------         --------------------------
         Signature                                 Date

--------------------------------------------------------------------------------------------------------------------------
For Use By the Compliance Department
==========================================================================================================================
   Are Securities Restricted?  o Yes   o No     Pre-approval Granted?      o Yes     o No      Reason not granted:
                                                ------------------------- --------- ---------- ---------------------------
----------------------------------------------------------------------------- --------------------- ----------------------
Compliance Department Signature:                                              Date:                 Time:
----------------------------------------------------------------------------- --------------------- ----------------------

                    CITIGROUP ASSET MANAGEMENT-NORTH AMERICA
                  Employee Pre-Trade Approval/Notification Form
 (Page 3- Supplemental Personal Trade Pre-Approval Form for Research Personnel)

Trade Date: ___________________________________

------ -------------------- ------- ---------- ----------- --------------- ------------------
                                                            Conflict with    Conflict with
 Buy                                 Client    Recommended    Research      Managed Funds or
  or                        Shares/ Account(5) Security(6)  Department(7)       Client
 Sell  Security Name/Ticker  Units    (Y/N)       (Y/N)         (Y/N)       Accounts(8) (Y/N)
------ -------------------- ------- ---------- ----------- --------------- ------------------

------ -------------------- ------- ---------- ----------- --------------- ------------------

------ -------------------- ------- ---------- ----------- --------------- ------------------

------ -------------------- ------- ---------- ----------- --------------- ------------------

Please read and check to acknowledge:

|_| I agree that if an investment opportunity for a client in the same security presents itself within seven (7) calendar days of my personal trade, I will break my personal trade or immediately seek a waiver from Compliance.

|_| I have not executed more than twenty (20) transactions (including the transaction(s) I am seeking pre-approval for above) during the past calendar month.

|_|  Do you currently own in a personal account any securities that you cover?
     [ ] Yes [ ] No If "Yes", please supply the Name, Symbol and CUSIP number below:

Certification:
I certify that I will not effect the transaction(s) described above unless and until pre-clearance approval is obtained from the Compliance Department. I further certify that, except as described on an attached page, to the best of my knowledge, the proposed transaction(s) will not result in a conflict of interest with any account managed by CAM (including mutual funds managed by CAM). I further certify that, to the best of my knowledge, there are no pending orders for any security listed above or any related securities for any Managed Accounts and/or Mutual Funds (including mutual funds for which CAM serves as a sub-adviser) for which I am considered a Covered Person. The proposed transaction(s) are consistent with all firm policies regarding employee personal securities transactions.

-------------------------------------           ----------------------------
            Signature                                       Date
Approved(9):

-------------------------------------           ----------------------------
            Signature                                       Date

--------------------------------------------------------------------------------------------------------------------------
For Use By the Compliance Department
==========================================================================================================================
   Are Securities Restricted?  o Yes   o No     Pre-approval Granted?      o Yes     o No      Reason not granted:
                                                ------------------------- --------- ---------- ---------------------------
----------------------------------------------------------------------------- --------------------- ----------------------
Compliance Department Signature:                                              Date:                 Time:
----------------------------------------------------------------------------- --------------------- ----------------------

--------------------------
(5) Is this security being purchased or sold for a client or being considered for purchase or sale for a client?
(6) Is this security currently a recommended security?
(7) If the security is a "recommended" security, will your personal trade occur seven (7) calendar days before or after the issuance of a change or recommendation?
(8) Will your personal trade occur seven (7) calendar days before or after any managed fund or client account (for which you have trading or portfolio information) trade in that security?
(9) Must be signed by one of the Senior  Investment  Officer,  or the respective
CIO.

                                                                       EXHIBIT D
                    CITIGROUP ASSET MANAGEMENT-NORTH AMERICA
                    Outside Investment Approval Request Form


Citigroup Asset Management ("CAM") policy requires employees to obtain the prior written approval of the Chief Investment Officer and the Regional Compliance Director or designee before making an outside investment. Examples of "outside investments" include, but are not limited to, Private Placements, Limited
Partnerships, and any investments in securities that cannot be made through a member company of Citigroup. If the investment is a private placement or limited partnership, you must provide a copy of the prospectus, offering statement, subscription agreement or other similar document. You may also be required to obtain a letter from the issuer's General Partner or other appropriate person stating that no member company of Citigroup will have a business relationship, nor will your status as an employee of CAM be utilized to solicit interest or investment from others.

Employees must not make an outside investment if such investment may present a potential conflict of interest.

--------------------------------------------------------------------------------
PRINT Name                Social Security Number                      Date

--------------------------------------------------------------------------------
Title/Position                                           Office Telephone Number

--------------------------------------------------------------------------------
Department Name                                 Location

================================================================================
Name of Investment                    Anticipated Date of   Amount of investment
                                      Investment            $
--------------------------------------------------------------------------------
Type of
Investment [ ]Private Placement [ ]Limited [ ] Other investment which cannot be
              Partnership                      made through a member company of
                                               Citigroup. (specify)
--------------------------------------------------------------------------------
Does this entity have, or is it                          If Yes, Specify Account
anticipated to have,                    No       Yes     Number or Describe
an account or investment banking                         Relationship
relationship with
a member company of Citigroup?

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Is your participation exclusively as a                   If No, Please explain
passive investor?                       Yes        No    any other involvement.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Additional Remarks:

--------------------------------------------------------------------------------
  Employee Representations:

o I understand that CAM is not recommending, soliciting interest in, or in any way commenting on the advisability or suitability of the investment. My decision to invest was made in my individual capacity independent from Citigroup Asset Management.
o I have not, and will not, receive any selling compensation from anyone in connection with this investment.
o With respect to my above investment, I acknowledge that I have not solicited and will not solicit any interest in this investment from clients or members of the general public.

             Send the completed form and all relevant documents to:
    Compliance Department, 125 Broad Street, 11th Floor, New York NY, 10004.

-------------------------------------------------------------------------------------------------------------------------
 Employee Signature       Employee's Signature                                                          Date
-------------------------------------------------------------------------------------------------------------------------
 Supervisor Approval      Print Name of Supervisor  Title of Supervisor   Signature of Supervisor       Date
-------------------------------------------------------------------------------------------------------------------------
 Chief Investment Officer Print Name of CIO                 Signature of                                Date
 (CIO) Approval (if                                         CIO
 applicable)
-------------------------------------------------------------------------------------------------------------------------
 Compliance Department    Print Name                        Signature                                   Date
 Review
-------------------------------------------------------------------------------------------------------------------------

                                                                       EXHIBIT D

                    CITIGROUP ASSET MANAGEMENT-NORTH AMERICA
                 Outside Investment - Letter of Acknowledgement


Date: [Insert date]

Compliance Department
Citigroup Asset Management
125 Broad Street, 11th Floor
New York, NY 10004


Re: Name of Investment/Product

Dear CAM Compliance Department:

With respect to the investment in the above entity by Citigroup Asset Management's employee, Employee's Name, I acknowledge that:

     Employee's  Name  investment  in  Name  of  Investment/Product  is his  own
     personal   investment,   which  has  no  connection  with  Citigroup  Asset
     Management.

     The Citigroup Asset Management name or Employee's Name status as an employee of Citigroup Asset Management will not be utilized to solicit any interest or investment in Name of Investment/Product from others.

     There has been and will be no relationship between Name of Employee investment in Name of Investment/Product and any account at Citigroup Asset Management.

Employee's Name is a restricted person as defined under the National Association of Securities Dealers' Free-Riding and Withholding Rules. Accordingly, in the event that Name of Investment/Product may determine to invest in public offerings of securities, I represent that it will not purchase "hot issues" or will otherwise restrict any allocation of hot issues to the benefit of Name of Employee partnership interest.


Very truly yours,


[Principal/General Partner]

EXHIBIT E
                    CITIGROUP ASSET MANAGEMENT-NORTH AMERICA
                     Acknowledgement of Code of Ethics Form


I acknowledge that I have received and read the Code of Ethics for Citigroup Asset Management - North America and Certain Registered Investment Companies dated September 13, 2005. I understand the provisions of the Code of Ethics as described therein and agree to abide by them.


   Employee Name (Print):
                          -------------------------------
               Signature:
                          -------------------------------
                    Date:
                          -------------------------------

-------------------------- ---------------- ------------------- ----------------
Tax I.D./Social Security                    Date of Hire:
Number:
-------------------------- ---------------- ------------------- ----------------
Job Function & Title:                       Supervisor:
-------------------------- ---------------- ------------------- ----------------
Location:
--------------------------------------------------------------------------------
Floor and/or Zone:                          Telephone Number:
-------------------------- ---------------- ------------------- ----------------


NASD Registered Employee (Please check one)  o Yes   o No

--------------------------------------------------------------------------------
If registered, list Registration \ License:
--------------------------------------------------------------------------------

This Acknowledgment form must be completed and returned within 10 days of employment to the Citigroup Asset Management Compliance Department, 125 Broad Street, 11th Floor, New York NY, 10004. Original signature must be sent, however a fax copy may be sent to (646) 862-8499 in order to meet the ten (10) day deadline.

                                                                       EXHIBIT F

                    Citigroup Asset Management-North America
                   Initial Report of Securities Holdings Form

This report must be signed, dated and returned within 10 days of employment and the holdings report must be current as of a date not more than 45 days prior to the employee becoming a Covered Person. This report must be submitted to the Citigroup Asset Management Compliance Department, 125 Broad Street, 11th Floor, New York NY, 10004.

--------------------------------------------------------------------------------
Employee Name: ______________________________     Date of Employment: __________

--------------------------------------------------------------------------------
Brokerage Accounts:
|_| I do not have a beneficial ownership of any account(s) with any financial services firm. Please refer to Exhibit "A" for definition of beneficial ownership.

|_| I maintain or have a beneficial ownership in the following account(s) with the financial services firm(s) listed below (attach additional information if necessary-e.g., a brokerage statement). Please include the information required below for any broker, dealer or bank where an account is maintained which holds securities for your direct or indirect benefit as of the date you began your employment.

--------------------------------------- ----------------- ---------------------
Name of Financial Service(s) Firm and   Account Title     Account Number
Address
--------------------------------------- ----------------- ---------------------

--------------------------------------- ----------------- ---------------------

--------------------------------------- ----------------- ---------------------

Securities Holdings:
Complete the following (or attach a copy of your most recent statement(s)) listing all of the securities holdings in which you have a beneficial ownership, with the exception of non-proprietary U.S. registered open-ended mutual funds for which CAM does not serve as a sub-adviser and U.S Government securities if:

o You own securities that are held by financial services firm(s) as described above. If you submit a copy of a statement, it must include all of the information set forth below. Please be sure to include any additional securities purchased since the date of the brokerage statement that is attached. Use additional sheets if necessary.
o Your securities are not held with a financial service(s) firm (e.g., stock and dividend reinvestment programs and private placements, shares held in certificate form by you or for you or shares held at a transfer agent).

----------------------- ------------------- ---------------- ------------------ ---------------- ---------------------------
Title of Security       Ticker Symbol       Number of        Principal          Held Since       Financial Services Firm
                        or CUSIP No.        Shares           Amount
----------------------- ------------------- ---------------- ------------------ ---------------- ---------------------------

----------------------- ------------------- ---------------- ------------------ ---------------- ---------------------------

----------------------- ------------------- ---------------- ------------------ ---------------- ---------------------------

----------------------- ------------------- ---------------- ------------------ ---------------- ---------------------------

|_|  I have no securities holdings to report.
I certify that I have received the CAM - North America Code of Ethics dated September 13, 2005 and Citigroup Code of Conduct dated April 2004 and have read them and understood their contents. I further certify that the above represents a complete and accurate description of my brokerage account(s) and securities holdings as of my date of employment.

Signature: __________________________________ Date of Signature: _______________

                                                                       EXHIBIT G
                    CITIGROUP ASSET MANAGEMENT-NORTH AMERICA
                      Annual Compliance Certification Form
                                    (Page 1)

Annually,   Citigroup  Asset  Management   employees  must  confirm  details  of
brokerage, bank trust or other accounts used for personal securities transactions and details of outside business affiliations(10). Such affiliations include directorships, other business activities and investments in securities that cannot ordinarily be made through a Citicorp brokerage account (i.e. a private placement or a limited partnership). Please note that any open-end U.S. mutual funds sub-advised by CAM must to be transferred to either Smith Barney or Citicorp Investment Services.

I.   Brokerage Accounts:
|_| I do not have a beneficial ownership in any account(s) with any financial services firm. Please refer to Exhibit "A" for definition of beneficial ownership.
|_| I maintain or have a beneficial ownership in the following account(s) with the financial services firm(s) listed below. Please include the information required below for any broker, dealer or bank where an account is maintained which holds securities for your direct or indirect benefit as of December 31, 2004.

-------------------------------------- ------------------- ---------------------
Name of Financial Service(s) Firm and  Account Title       Account Number
Address
-------------------------------------- ------------------- ---------------------
-------------------------------------- ------------------- ---------------------

-------------------------------------- ------------------- ---------------------
-------------------------------------- ------------------- ---------------------

-------------------------------------- ------------------- ---------------------
-------------------------------------- ------------------- ---------------------

-------------------------------------- ------------------- ---------------------


II.  Securities Holdings:
|_|  I have no securities holdings to report.
|_| I maintain or have a beneficial ownership in the following securities owned which may be held by a broker, dealer, transfer agent, or bank in an account other than an approved brokerage account or by an Access Person (or by another party on behalf of the Access Person) or in certificate form (e.g., a stock certificate placed in a safe deposit box) or in a stock purchase plan or dividend reinvestment plan. You must include CAM proprietary mutual funds, mutual funds sub-advised by CAM (see attached list of sub-advisory U.S. mutual fund relationships), and off-shore (non-U.S.) mutual funds.

----------------------- ------------------- ---------------- ------------------ ---------------- ---------------------------
Title of Security       Ticker Symbol       Number of        Principal          Held Since       Financial Services Firm
                                            Shares           Amount
----------------------- ------------------- ---------------- ------------------ ---------------- ---------------------------

----------------------- ------------------- ---------------- ------------------ ---------------- ---------------------------

----------------------- ------------------- ---------------- ------------------ ---------------- ---------------------------

----------------------- ------------------- ---------------- ------------------ ---------------- ---------------------------

                            Please proceed to page 2
----------------------------------
(10) Rule 17j-1 under the Investment Company Act of 1940, and Rule 204A-1 under the Investment Advisers Act of 1940.

                                                                       EXHIBIT G
                    CITIGROUP ASSET MANAGEMENT-NORTH AMERICA
                      Annual Compliance Certification Form
                                    (Page 2)

III. Outside Business Affiliations:
|_|  I have no outside business affiliations to report.
|_| I maintain the following directorships, other business activities and investments in securities that cannot ordinarily be made through a Smith Barney or Citicorp Investment Services account. Include investments beneficially owned by (i) a spouse; or (ii) an immediate family member in the same household)

Firm Name/Investment
(add additional lines, if necessary)    Position/Activity    Date Commenced
--------------------------------------- -------------------- -------------------

--------------------------------------- -------------------- -------------------

--------------------------------------- -------------------- -------------------

I certify that the above information is complete and accurate as of December 31, 2004.


I acknowledge that I have received and read the Code of Ethics for Citigroup Asset Management, North America, dated January 28, 2005 and Citigroup Code of Conduct dated April 2004, which is included in the E-Mail together with this document. I fully understand the provisions of the Codes-including the new provisions that bring any open-end U.S. mutual funds sub-advised by CAM and any off-shore mutual fund within the scope of this policy- as described therein and agree to abide by them. I also certify that I have complied with the requirements of the Code of Ethics and have pre-cleared and disclosed all securities transactions executed during calendar year 2004 pursuant to the requirements of the Code of Ethics.


Signature                                           Date
          ------------------------------                  ----------------------
Name (Print)                                        Department
            ----------------------------                      ------------------

If, during 2004, you failed to seek pre-clearance for a personal securities transaction or otherwise violated the Code of Ethics, you must make your certification subject to that disclosure. If so, please indicate if a member of the Compliance Department has addressed this issue with you and if you fully understand the nature of your violation. Please return the completed and signed certification to the Compliance Department, located at 300 First Stamford Place, 4th Floor, Stamford CT, 06902, or fax to (203)-890-7102 by February 7, 2004. Any questions relating to the firm's policies, including the requirement to seek pre-approval for personal investments and outside business affiliations, should be directed to Raymond Ottusch (212-559-1121).

                                                                       EXHIBIT H
                    CITIGROUP ASSET MANAGEMENT-NORTH AMERICA
                        Outside Business Affiliation Form

Employees must obtain prior written approval for any outside employment or other business affiliation including self-employment, ownership of or active participation in a business, fiduciary appointments, and any other position for which the employee accepts compensation. (Requests for approval of Outside Directorships must be submitted to the Compliance Department.)

COMPLETE ONE COPY OF THIS FORM FOR EACH APPLICABLE AFFILIATION.

------------------------------------------ -------------------------- ----------
PRINT Name                                 Social Security Number     Date

------------------------------------------ -------------------------- ----------
Title                                      Office Telephone Number

------------------------------------------ -------------------------------------
Branch/Department Name                     Location

------------------------------------------ -------------------------------------
Name of Outside Entity

--------------------------------------------------------------------------------
[ ]Not-for-Profit   [ ]Outside Employment   [ ]Fiduciary Appointment
[ ]Other(specify)
--------------------------------------------------------------------------------
Nature of Business

----------------------------- ----------------------------- --------------------
Your Title or Function at      Date Association/Term Begins  Annual Compensation
Outside Entity                                               $

----------------------------- ----------------------------- --------------------
Time Devoted DURING Business  Time Devoted AFTER Business   Total Amount of time
Hours per Month               Hours per Month

----------------------------- ----------------------------- --------------------
Description of Duties:




---------------------------------- --------------- -----------------------------
Does this entity or any                            If Yes, Specify Account
principal have an account or        [ ]No  [ ]Yes  Number or Describe
other business relationship with                   Relationship
CAM or affiliates?
---------------------------------- --------------- -----------------------------
Employee Representations:

     o I will not solicit others within the Firm or clients of the Firm to participate in, contribute to, or otherwise support the activities of the outside entity.
     o I will inform my supervisor of any material change in the nature of my affiliation with this outside entity or in the nature of the entity's activities.
     o I will inform my supervisor and the Compliance Department of any potential conflicts of interest between my outside affiliation and my position within the Firm.

------------------- ------------------------------------------ ---------------
Employee            Employee's Signature                       Date
Signature

------------------- ------------------------------------------ ---------------
Supervisor          PRINT Name of    Title of     Signature of         Date
Approval            Supervisor       Supervisor   Supervisor

------------------- ---------------- ------------ -------------------- ---------
Compliance          Print Name          Signature                    Date
Department
Review
------------------- ------------------- ---------------------------- -----------

         Upon completion of this form, send it via inter-office mail to:
     Compliance Department, 125 Broad Street, 11th Floor, New York NY, 10004

                                                                       EXHIBIT I
                    CITIGROUP ASSET MANAGEMENT-NORTH AMERICA
                            Outside Directorship Form

Employees must obtain prior written approval from their supervisor (SVP or MD level) for any outside directorship position of a not-for-profit or charitable organization. If the entity is in the financial services industry (such as a Credit Union) or the employee will be serving on an investment committee or participating in investment related decisions, the employee must also obtain additional approvals. Any request to serve as a director of a for-profit organization must be approved by the Compliance Department and one of the Chief Investment Officers of Citigroup Asset management (CAM). Employees serving as outside directors are not entitled to indemnification or insurance coverage by CAM or affiliates unless service on the board is at the specific written request of CAM or affiliates.

COMPLETE ONE COPY OF THIS FORM FOR EACH APPLICABLE ENTITY.

----------------------------------------------- --------------------------------
PRINT Name                                      Social Security Number
----------------------------------------------- --------------------------------
Title                                           Office Telephone Number
----------------------------------------------- --------------------------------
Branch/Department Name                          Location
----------------------------------------------- --------------------------------
1. Name of Entity                                            Date

----- ---------------------------------- ---------------------------------------
 (2.)                                     3.
      [ ]Not-for-Profit  [ ]For-Profit       [ ]Public        [ ]Privately Owned
----- ---------------------------------- ---------------------------------------
4. Main Activity of the Entity

--------------------------- ------------------- ------------ -------------------
5. Your Title or Function   Date Association/   Date Term    Annual Compensation
                            Term Begins         Expires      $
------------------------------ --------------------- ---------------------------
6. Time Devoted During/After   Time Devoted After    Your Financial Interest in
   Business Hours              Close of Market       the Entity
--------------------------------------------- -------- -------- ----------------
7. Do any affiliates of CAM make a market      No       Yes      Not Applicable
   in any securities issued by the entity?
------------------------------------------- ---- ----- -------------------------
8. Is the Directorship requested by CAM or   No   Yes  Attach copy of Request
   its affiliates?                                     Letter and other details.

----------------------------------------------------------------- -------- -------- -------------------------------------------
9. Do you know of any significant adverse information about the    No       Yes       Attach detail and documents.
   entity or any actual or potential conflict of interest between the entity and CAM or its affiliates
----------------------------------------------------------------- ----------------- -------------------- ----------------------

10. For PUBLIC COMPANIES attach the most recent "10-K", "10-Q",    10-K Attached     Ann. Rpt Attached    Prospectus Attached
  Latest Annual Report, "8-K's", and Prospectus
      For NON-PUBLIC ENTITIES attach Audit Financial Statements    10-Q Attached     8-K's Attached       Fin. Stmts. Attached
----------------------------------------------------------------- -------- -------- -------------------------------------------
                                                                                    If yes, specify Account No.
11. Does the entity or any principal have an account or other      No       Yes     or describe relationship
    business relationship with CAM or its affiliates?

--------------------------------------------------------------------------------
12. Additional Remarks
--------------------------------------------------------------------------------
Employee Representations:
o I will not solicit others within the Firm or clients of the Firm to participate in, contribute to, or otherwise support the activities of the outside entity.
o I will inform my supervisor of any material change in the nature of my affiliation with this outside entity or in the nature of the entity's activities.
o I will inform my supervisor and the Compliance Department of any potential conflicts of interest between my outside affiliation and my position within the Firm.

------------------------- ------------------------- ----------------------- ---------------------------- ---------------
Employee Signature        Employee's Signature                                                           Date
------------------------- ------------------------- ----------------------- ---------------------------- ---------------
Supervisor Approval       PRINT Name of Supervisor  Title of Supervisor     Signature of Supervisor      Date
------------------------- --------------------------------- -------------------------------------------- ---------------
Chief Investment Officer  PRINT Name of CIO                 Signature of                                 Date
(CIO) Approval (if                                          CIO
applicable)
------------------------- --------------------------------- -------------------------------------------- ---------------
Compliance Department     Print Name                        Signature                                    Date
Review
------------------------------------------------------------------------------------------------------------------------

      Upon completion of this form, send the form via inter-office mail to:
     Compliance Department, 125 Broad Street, 11th Floor, New York NY, 10004

                                                                       EXHIBIT J
                    CITIGROUP ASSET MANAGEMENT-NORTH AMERICA
       Temporary Workers/Independent Contractors Outside Brokerage Account
                             Approval Request Form

   Temporary Workers/Independent Contractor Name: _____________________________

   Tax Identification/Social Security Number: _________________________________

The following information is provided in order to obtain Compliance approval to open and/or maintain a brokerage account outside Smith Barney or Citicorp Investment Services:

   Outside Brokerage Firm Name:
                                  ----------------------------------------------

   Brokerage Firm Address:
   (Where letter should be sent)  ----------------------------------------------

                                  ----------------------------------------------

                                  ----------------------------------------------

   Account Number:
                                  ----------------------------------------------

   Full Account Title:
                                  ----------------------------------------------

                                  ----------------------------------------------

Please indicate the reason why you are requesting to open and/or maintain a brokerage account outside of Smith Barney or Citicorp Investment Services (Work assignment greater than one year (Work assignment greater than one year):

|_| The account is a fully discretionary account managed by investment advisors, which are registered as such with the SEC (see investment advisor acknowledgment form, attached).

|_| The account is a joint account with my spouse who works for the brokerage firm where the account will be maintained. My title and position with CAM is __________________, and my spouse's title and position with his/her firm is _____________________________________.

|_| Estate or trust accounts in which an employee or related person has a beneficial ownership (Please refer to Exhibit "A" for a definition of beneficial ownership.), but no power to affect investment decisions. There must be no communication between the account(s) and the employee with regard to investment decisions prior to execution.

A copy any relevant statement(s) and this completed form must be provided to Citigroup Asset Management - Compliance Department. Mailing address is 125 Broad Street, 11th Floor, New York, NY, 10004.

--------------------------------------               ---------------------------
 Employee Signature                                  Compliance Department


                                                     ---------------------------
                                                     Supervisor Signature

                                                     ---------------------------
                                                     Chief Investment Officer
                                                     (if applicable)
                          NOT FOR USE BY CAM EMPLOYEES

                                                                       EXHIBIT K

                    CITIGROUP ASSET MANAGEMENT-NORTH AMERICA
                    Temporary Workers/Independent Contractors
                      Pre-Trade Approval/Notification Form

Instructions:
All temporary workers and independent contractors are required to submit this form to the Compliance Department prior to placing a trade. The Compliance Department will notify the temporary worker/independent contractor as to whether or not pre-approval is granted. Pre-approval or acknowledgment of notification is effective only on the date granted. This completed form should be faxed to
(646) 862-8499.

Temporary Worker/Independent Contractor Information
--------------------------------------------------------------------------------
Temporary worker/independent contractor name:

--------------------------------------------------------------------------------
Account Title:

--------------------------------------------------------------------------------
Account Number:

--------------------------------------------------------------------------------
Managed Account(s)/Mutual Fund(s) for which temporary worker/independent contractor is a Covered Person:
--------------------------------------------------------------------------------

Security Information

                                                  IPO     o Yes   o No               Private Placement  o Yes   o No
------------------------- --------------------- --------- --------------------- -------------------- ---------- ----------------
     Security Name        Security Type-e.g.,   Ticker    Buy/Sell/             If Sale/Redemption   No.        Large Cap
                          equity, mutual                  Redeem/Exchange       /Exchange, Date      Shares/    Stock
                          fund, debt, etc.                                      First Acquired(11)   Unit       Exception?(12)
------------------------- --------------------- --------- --------------------- -------------------- ---------- ----------------

------------------------- --------------------- --------- --------------------- -------------------- ---------- ----------------

------------------------- --------------------- --------- --------------------- -------------------- ---------- ----------------

Your assignment with the Firm:
                                ------------------------------------------------

Certification
I certify that I will not effect the transaction(s) described above unless and until pre-clearance approval is obtained from the Compliance Department, or when executing transactions in proprietary open-end U.S. mutual funds or open-end U.S. mutual funds for which CAM serves as a sub-adviser notification is acknowledged by the Compliance Department. I further certify that to the best of my knowledge, the proposed transaction(s) will not result in a conflict of interest with any account managed by CAM (including mutual funds managed by
CAM). I further certify that, to the best of my knowledge, there are no pending orders for any security listed above or any related security for any Managed Accounts and/or Mutual Funds for which I am considered a temporary Covered Person. The proposed transaction(s) are consistent with all firm policies regarding temporary worker/independent contractor personal securities transactions.

Signature_____________________________________        Date______________________

--------------------------------------------------------------------------------------------------------------------------
For Use By the Compliance Department
==========================================================================================================================
   Are Securities Restricted?  o Yes   o No     Pre-approval Granted?      o Yes     o No      Reason not granted:
                                                ------------------------- --------- ---------- ---------------------------
----------------------------------------------------------------------------- --------------------- ----------------------
Compliance Department Signature:                                              Date:                 Time:
----------------------------------------------------------------------------- --------------------- ----------------------

                                             NOT FOR USE BY CAM EMPLOYEES

---------------------------
(11) All securities sold must have been held for at least 60 days. All shares in proprietary open-end mutual fund or open-end mutual funds sub-advised by CAM redeemed or exchanged must have been held for at least 90 calendar days.
(12) For purposes of CAM's personal trading policies, a Large Cap Exemption applies to transactions involving 500 or fewer shares in aggregate and the stock is one that is listed on a U.S. stock exchange or NASDAQ and whose issuer has a market capitalization (outstanding shares multiplied by current price) of more than $10 billion.

                                                                       EXHIBIT L

                    CITIGROUP ASSET MANAGEMENT-NORTH AMERICA
                    Temporary Workers/Independent Contractors
                     Acknowledgement of Code of Ethics Form


I acknowledge that I have received and read the Code of Ethics for Citigroup Asset Management-North America and Certain Registered Investment Companies dated June 22, 2005. I understand the provisions of the Code of Ethics as described therein and agree to abide by them.

  Temporary Workers/
  Independent Contractors Name (Print):

  Signature:
  Date:

-------------------------- ---------- --------------------- --------------------
Tax I.D./Social Security              Date of Assignment:
Number:
-------------------------- ---------- --------------------- --------------------
Job Function & Title:                 Supervisor:
-------------------------- ---------- --------------------- --------------------
Location:
--------------------------------------------------------------------------------
Floor and/or Zone:                    Telephone Number:
-------------------------- ---------- --------------------- --------------------

This Acknowledgment form must be completed and returned within 10 days of assignment to the Citigroup Asset Management Compliance Department, 125 Broad Street, 11th Floor, New York, NY 10004. Original signature must be sent, however a fax copy may be sent to (646) 862-8499 in order to meet the ten (10) day deadline.

                          NOT FOR USE BY CAM EMPLOYEES

                                 CODE OF ETHICS
                                     204A-1
                                      17j-1

                          Davis Selected Advisers, L.P.
                        Davis Selected Advisers-NY, Inc.
                             Davis Distributors, LLC

                      as amended effective February 1, 2005

                                Table of Contents

I.       Background
II.      Statement of Principals
III.     Duty to Report Violations of the Code
IV.      Acknowledgement of Receipt of this Code
V.       Insider Trading Policy
VI.      Restrictions Relating to Securities Transactions
VII.     Service as a Director
VIII.    Reporting Requirements for Employees, Access Persons, and Independent
           Directors
IX.      Exempted Securities and Transactions
X.       Sanctions
XI.      Administration of the Code of Ethics
XII.     Approval and Review by Boards of Directors
XIII.    Definitions






IMPORTANT: All Employees must read and acknowledge receipt and understanding of this Code of Ethics.

I. Background

A. This Code is adopted under Rule 17j-1, under the Investment Company Act of 1940, and Rule 204A-1, under the Investment Advisers Act of 1940, and has been approved by the Boards of Directors of each of the mutual Funds for which Davis Advisors serves as Manager or Sub-Adviser.

B. This Code is designed to prevent fraud by reinforcing fiduciary principles that must govern the conduct of Employees. This Code sets forth standards of conduct expected of Employees, and addresses conflicts that arise from personal trading. Employees (1) must adhere to fiduciary standards, (2) have obligations to Clients, (3) may be required to restrict their personal trading, and (4) may be required to report their personal securities transactions and holdings.

C. Questions concerning this Code should be referred to the Chief Compliance Officer.

II. Statement of Principles

A. Fiduciary Standards. This Code is based on the fundamental principle that Davis Advisors and its Employees must put Client interests first. As an investment adviser, Davis Advisors has fiduciary responsibilities to its Clients, including the mutual funds managed or sub-advised by Davis Advisors. Fiduciaries owe their clients a duty of honesty, good faith, and fair dealing. As a fiduciary, Davis Advisors must act at all times in its Clients' best interests and must avoid or disclose conflicts of interests. Among Davis Advisor's fiduciary responsibilities is the responsibility to ensure that its Employees conduct their personal securities transactions in a manner which does not interfere or appear to interfere with any Client transactions or otherwise take unfair advantage of their relationship to Clients. All Employees must adhere to this fundamental principle as well as comply with the specific provisions applicable to Employees or Access Persons, set forth in this Code. It bears emphasis that technical compliance with this Code's provisions will not insulate from scrutiny transactions which show a pattern of compromise or abuse of an Employee's fiduciary responsibilities to Clients. Accordingly, all Employees must seek to avoid any actual or potential conflicts between their personal interest and the interest of Clients. In sum, all Employees shall place the interest of Clients before personal interests.

B. Compliance with Applicable Federal Securities Laws. All Employees must comply with applicable Federal Securities Laws as defined in this Code. Among other prohibitions, an Employee shall not: (1) employ any device, scheme or artifice to defraud a Client; (2) make any untrue statement of a material fact (or omit to state a material fact necessary in order to make the statements made not misleading) to an Employee making investment decisions or to an officer or member of the Compliance Department investigating securities transactions; (3) engage in any act, practice, or course of business that operates or would operate as a fraud or deceit to a Client; or (4) engage in any manipulative practice with respect to a Client. Questions regarding compliance with applicable Federal Securities laws may be directed to the Chief Compliance Officer.

III. Duty to Report Violations of the Code

A. Duty to Report Violation. An Employee who knows of a violation of this Code has a duty to report such violation promptly to the Compliance Department.

B. Compliance Department Procedures Regarding Reported Violations. The Chief Compliance Officer shall maintain procedures which reasonably ensure that he or she is aware of all reported violations of this Code.

C.  Prohibition   Against   Retaliation.   All  Employees  are  prohibited  from
retaliating against an Employee who reports a violation of this Code. An act of retaliation is itself a violation of this Code and subject to sanctions.

IV. Acknowledgement of Receipt of this Code

A. Receipt of the Code Upon Employment or Promotion to Access Person.

(1) Employees. The Compliance Department shall ensure that each new Employee is given a copy of this Code upon commencement of employment. Within 10 days of commencement of employment (the Employee's first day on payroll), each Employee shall file an Acknowledgement with the Compliance Department stating that he or she has read and understands this Code.

(2) Access Persons. Each new Access Person will be notified of their status as an Access Person upon commencement of their employment as such. Within 10 days of commencement of employment, each employee shall file an Acknowledgement with the Compliance Department stating that he or she has read and understands the provisions of the Code.

B. Amendments to this Code. The Compliance Department shall ensure that all Employees (including Access Persons) receive a copy of this Code promptly after any material amendments to this Code. Within 10 days of receiving a copy of the amended Code, each Employee shall file an Acknowledgement with the Compliance Department stating that he or she has read and understands the provisions of the amended Code.

V.  Insider Trading Policy

A. Prohibitions. All Employees are prohibited from trading on "inside information," which is material nonpublic information about the issuer of the security. Employees are prohibited from (1) buying or selling any security while in the possession of inside information; (2) communicating to third parties inside information; or (3) using insider information about Davis Advisors' securities recommendations or Client holdings, to benefit Clients or to gain personal benefit.

B. Administration. The Chief Compliance Officer maintains written procedures reasonably designed to safeguard Client information and prevent an Insider Trading violation. Any Employee who believes he or she may be in possession of inside information should promptly inform the Compliance Department.

VI. Restrictions Relating to Securities Transactions

A. General Trading Restrictions for all Employees. The following prohibitions apply to all Employees. Employee trading includes trading of their spouses, dependent relatives, trustee and custodial accounts or any other account in which the Employee has a financial interest or over which the Employee has investment discretion.

1. Market Timing Mutual Funds. Mutual funds managed or sub-advised by Davis Advisors (including variable annuities but excluding money market funds) are not intended to be used as short-term trading vehicles. Employees are prohibited from engaging in market timing any mutual fund (including variable annuities but excluding money market funds) managed or sub-advised by Davis Advisors in any manner which violates that mutual fund's prospectus.

2. Late Trading in Mutual Funds. Late trading in mutual funds is explicitly prohibited by law. Late trading occurs when a mutual fund order is received from a client after the mutual fund's trading deadline. Even though the Code does not require Employees to report purchases of mutual funds, which are not managed or sub-advised by Davis Advisors, this Code prohibits employees from engaging in or facilitating late trading any mutual fund.

B. Additional Trading Restrictions for all Access Persons. "Access Persons" is defined in the definitions section of this Code. The Compliance Department will inform an Employee of his status as an Access Person, obtain a written acknowledgement, and retain a current list of Access Persons. In addition to the trading restrictions which apply to all Employees, Access Persons are subject to the following additional trading restrictions. The trading restrictions for Access Persons also include trading of their spouses, dependent relatives, trustee and custodial accounts or any other account in which the Access Person has a financial interest or over which the Access Person has investment discretion. These additional trading restrictions do not apply to Exempt Securities and Transactions, see section below.

1. Clients to Receive Best Execution. If an Access Person purchases/sells a security that is purchased/sold by any Client on the same day at an inferior price, the Access Person will pay a penalty adjusting his/her price to that of the Client. The Best Execution requirement applies only to Clients for which Davis Advisors executes portfolio transactions. Thus, for example, the Best Execution requirement applies to all mutual funds managed or sub-advised by Davis Advisors, and applies to all private accounts not subject to directed brokerage, but does not apply to managed money/wrap accounts where a wrap sponsor executes Client portfolio transactions.

2. Prohibition on Short-Term Profits. Access Persons are prohibited from profiting on any sale and subsequent purchase, or any purchase and subsequent sale of the same (or equivalent) securities occurring within 60 calendars days ("short-term profit"). This holding period also applies to all permitted options transactions; therefore, for example, an Access Person may not purchase or write an option if the option will expire in less than 60 days (unless such a person is buying or writing an option on a security that he or she has held more than 60 days). In determining short-term profits, all transactions within a 60-day period in all accounts related to the Access Person will be taken into consideration in determining short-term profits, regardless of his or her intentions to do otherwise (e.g., tax or other trading strategies). Should an Access Person violate this prohibition on short-term profits, the Access Person would be required to disgorge the profit. Exempt Securities and transactions are not subject to this prohibition.

3. Restriction on Brokerage Accounts. No Access Person may engage in personal securities transactions other than through a brokerage account which has been approved by the Compliance Department. Every approved account is required to provide the Compliance Department with duplicate trade confirmations and account statements.

4.  Pre-clearance of Personal Securities Transactions.

     (a) Pre-clearance. All Access Persons must obtain approval from the Compliance Department prior to entering into any securities transaction. Approval of a transaction, once given, is effective only for the business day on which approval was given or until the Access Person discovers that the information provided at the time the transaction was approved is no longer accurate. If an Access Person decides not to execute the transaction on the day pre-clearance approval is given, or the entire trade is not executed, the Access Person must request pre-clearance again at such time as the Access Person decides to execute the trade. Exempt Securities and Transactions do not need to be pre-cleared.

     (b) Limited Exemptions from Pre-clearance. Access Persons do not need to pre-clear a purchase or sale of securities which meets all elements of either of the following exemptions:

          (i) Blue Chip Companies. Purchases or sales which (A) involve less than $50,000 of the securities of a company listed either on a national securities exchange or traded over the counter, and (B) have a market capitalization exceeding $5 billion. These transactions are still subject to the Best Execution requirement; or

          (ii) Mutual Funds. Purchases or sales of shares issued by mutual funds managed or sub-advised by Davis Advisors. Note that mutual funds not managed or sub-advised by Davis Advisers are "Exempted Securities" and therefore not subject to pre-clearing.

          All securities purchased or sold pursuant to this Limited Exception to Pre-Clearance must be reported on quarterly transaction reports see below.

5.  Blackout Period for Purchases and Sales.

     (a) Blackout Period. No Access Person may purchase (sell) any security which at the time is being purchased (sold), or to the Access Person's knowledge is being considered for purchase (sale), by any mutual fund which Davis Advisors serves as both manager and principal underwriter. The Compliance Department will investigate any transaction where the same security was purchased or sold by or for a mutual fund which Davis Advisors serves as both manager and principal underwriter within the seven (7) calendar day period preceding or following the purchase or sale by such Access Person.

     (b) Blue Chip Limited Exemption from Blackout Period. The Blackout Period shall not apply to any purchase or sale of securities which (i) involve less than $50,000 of the securities of a company listed either on a national securities exchange or traded over the counter, and (ii) have a market capitalization exceeding $5 billion. Securities purchased pursuant to this Blue Chip exception to the Blackout Period are still subject to the Best Execution requirement and must be reported on quarterly transaction reports.

6. Initial Public Offerings. No Access Person shall acquire any securities in an initial public offering.

7. Private Placements. Access Person purchases and sales of "private placement" securities (including all private equity partnerships, hedge funds, limited partnership or venture capital funds) must be pre-cleared with the Compliance Department. No Access Person may engage in any such transaction unless the Compliance Department has previously determined in writing that the contemplated investment does not involve any potential for conflict with the investment activities of Davis Advisors Clients. However, Access Persons do not need to pre-clear private placement opportunities that are offered solely to Davis Advisors employees (for example limited partnership units in Davis Advisors). If, after receiving the required approval, an Access Person has any material role in the subsequent consideration by any Client of an investment in the same or affiliated issuer, the Access Person must disclose his or her interest in the private placement investment to the lead portfolio manager for the Client being considered for the subsequent investment and to the Compliance Department.

C. Trading Restrictions for Independent Directors.

The following restrictions apply only to Independent Directors, as defined in the definitions section of this Code, of a mutual fund which Davis Advisors serves as both manager and principal underwriter.

1.  Restrictions  on Purchases and Sales.  No Independent  Director may purchase
(sell) any security which, to the Independent Director's knowledge at the time, is being purchased or is being considered for purchase (sold or being considered for sale) by any mutual fund for which he or she is a director. This prohibition shall not apply to Exempted Securities and Transactions.

2. Restrictions on Trades in Securities Related in Value. The restrictions applicable to the transactions in securities by Independent Directors shall similarly apply to securities that are issued by the same issuer and whose value or return is related, in whole or in part, to the value or return of the security purchased or sold by any Fund for which he or she is a director.

VII. Service as a Director

A. Service as a Director. Access Persons are prohibited from serving on the Boards of Directors of publicly traded companies unless the Compliance Officer determines, in writing, that such service is not inconsistent with the interests of Clients. The Access Person shall be prohibited from discussing the issuer with persons making investment decisions with respect to such issuer.

VIII.Reporting  Requirements for All Employees,  Access Persons, and Independent
     Directors

A. Reporting Requirements. All Employees, Access Persons, and certain Independent Directors are subject to different reporting requirements, as listed below. The requirements also apply to all transactions in the accounts of spouses, dependent relatives and members of the same household, trustee and custodial accounts or any other account in which the Employee/Access
Person/Independent   Director  has  a  financial  interest  or  over  which  the
Employee/Access Person/ Independent Director has investment discretion. The requirements do not apply to securities acquired for accounts over which the Employee/Access Person/Independent Director has no direct or indirect control or influence.

Any holdings or transaction report may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

(1)  Initial Holdings Report.

     (a) All Employees. All must disclose their personal securities holdings in mutual funds (including variable annuities but excluding money market funds) managed or sub-advised by Davis Advisers to the Compliance Department within 10 days of commencement of employment with Davis Advisors. Similarly, securities holdings of all new related accounts must be reported to the Compliance Department within 10 days of the date that such account becomes related to the employee. Information in the initial holdings report must be current as of a date no more than 45 days prior to the date the person becomes an Employee. The report must be provided in a form acceptable to the Compliance Department. Employees are not required to report purchases or sales of mutual funds, which are not managed or sub-advised by Davis Advisors.

     (b) All Access Persons. All Access Persons must disclose their personal securities holdings (not just mutual funds managed or sub-advised by Davis Advisors) to the Compliance Department within 10 days of commencement of employment as an Access Person with Davis Advisors. Similarly, securities holdings of all new related accounts must be reported to the Compliance Department within 10 days of the date that such account becomes related to the employee. Information in the initial holdings report must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. An initial holdings reports shall include at a minimum the title, number of shares, principal amount, the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person's direct or indirect benefit; and the date the Access Person submits the report. Exempt Securities and Transactions do not need to be reported.

     (c) Independent Directors. Independent Directors are not required to make an initial holdings report.

(2)  Annual Holdings Report.

     (a) All Employees. All Employees must submit an annual holdings report to the Compliance Department. The annual holdings report must detail holdings in mutual funds (including variable annuities but excluding money market funds) managed or sub-advised by Davis Advisors as of a date no more than 45 days before the report is submitted and the Compliance Department may mandate a single reporting date, e.g. as of December 31st. The report must be provided in a form acceptable to the Compliance Department. Employees are not required to report purchases or sales of mutual funds, which are not managed or sub-advised by Davis Advisors.

     (b) Access Persons. All Access Persons must submit an annual holdings report to the Compliance Department. The annual holdings report must detail all holdings (not just mutual funds managed or sub-advised by Davis Advisors) as of a date no more than 45 days before the report is submitted and the Compliance Department may mandate a single reporting date, e.g. as of December 31st. Annual holdings reports shall at a minimum contain the same information for each security which is required for an initial holdings report. Exempt Securities and Transactions do not need to be reported.

     (c) Independent Directors. Independent Directors are not required to make an annual holdings report.

(3)  Quarterly Transaction Report.

     (a) All Employees. All Employees must submit quarterly a transactions report to the Compliance Department within 30 days after the end of each calendar quarter. The quarterly transaction report must detail all securities transactions in mutual funds (including variable annuities but excluding money market funds) managed or sub-advised by Davis Advisors during the preceding calendar quarter. The report must be provided in a form acceptable to the Compliance Department. Employees are not required to report purchases or sales of mutual funds, which are not managed or sub-advised by Davis Advisors.

     (b) Access Persons. All Access Persons must submit quarterly a transactions report to the Compliance Department within 30 days after the end of each calendar quarter. The quarterly transaction report must detail all securities transactions (not just mutual funds managed or sub-advised by Davis Advisors) in the preceding calendar quarter in which the Access Person had a direct or indirect beneficial interest. The quarterly transaction report shall at a minimum include the date of the transaction, title, number of shares, principal amount, the nature of the transaction (i.e. purchase, sale, etc.), the price at which the transaction was affected, the name of the broker, dealer or bank which executed the transaction, and the date the Access Person submits the report. Exempt Securities and Transactions do not need to be reported.

     (c) Independent Directors. An Independent Director of a mutual fund which Davis Advisors serves as both manager and principal underwriter need only report a transaction in a security if the Independent Director, at the time of that transaction, knew or, in the ordinary course of fulfilling the official duties of a director of such mutual fund, should have known that, during the 15-day period immediately preceding the date of the transaction by the Independent Director, the security was purchased or sold by any mutual fund or was being considered for purchase or sale by any mutual fund for which he or she is a director. In reporting such transactions, Independent Directors must provide: the date of the transaction, a complete description of the security, number of shares, principal amount, nature of the transaction, price, commission, and name of broker/dealer through which the transaction was effected.

(4) Annual Certification of Compliance. All Employees/Access Persons and Independent Directors of a mutual fund which Davis Advisors serves as both manager and principal underwriter, must certify annually to the Compliance Department that (1) they have read, understand, and agree to abide by the applicable portions of this Code of Ethics; (2) they have complied with all requirements of the Code of Ethics, except as otherwise notified by the Compliance Department that they have not complied with certain of such requirements; and (3) they have reported all transactions required to be reported under the Code of Ethics.

(5) Review of Transactions & Holdings Reports and Certifications. The Compliance Department shall review all transactions reports, holdings reports, and certifications. The Compliance Departments' review of transactions reports and holdings reports shall include at least the following items, where appropriate:

     (a) an assessment of whether the reporting person followed all procedures required by this Code;
     (b) compare the personal trading to any insider-trading restricted lists;
     (c) assess whether the reporting person is trading for his/her own account in the same securities which Davis Advisors is trading for Clients, and if so, whether the Clients are receiving terms as favorable as the reporting person takes for himself/herself;
     (d) periodically analyze the reporting person's trading for patterns that may indicate abuse, including market timing;
     (e) for Access Persons making investment decisions on behalf of Clients, investigate any substantial disparities between the quality of performance the reporting person achieves for his/her own account and that he/she achieves for clients; and
     (f) for Access Persons making investment decisions on behalf of Clients, investigate any substantial disparities between the percentage of trades that are profitable when the reporting person trades for his/her own account and the percentage that are profitable when he/she makes investment decisions for Clients.

IX.  Exempted Securities and Transactions

A. The following securities and transactions do not present the opportunity for improper trading activities that Rule 204A-1 and Rule 17j-1 are designed to prevent; therefore, unless otherwise indicated, the restrictions set forth in Restrictions Relating to Securities Transactions and Reporting Requirements shall not apply to the following exempted transactions or securities.

(1) Managed Account. Purchases or sales in an account over which the Employee has no direct or indirect influence or control (e.g., an account managed on a fully discretionary basis by an investment adviser or trustee). The managed account shall be prohibited from purchasing initial public offerings or private placements without abiding by the procedures established under this Code to restrict investments by Access Persons in initial public offerings or private placements.

(2) Automatic Investment Plans. Purchases, which are made by reinvesting, cash dividends pursuant to an automatic dividend reinvestment plan.

(3) U.S. Government Securities. Purchases or sales of direct obligations of the U.S. Government.

(4) Mutual Funds Not Managed or Sub-Advised by Davis Advisors. Purchases or sales of mutual funds (including variable annuities), which are not managed or sub-advised by Davis Advisors.

(5) Cash Instruments. Purchases or sales of bank certificates, bankers' acceptances, commercial paper and other high quality short-term (less than 365 day original maturity) debt instruments, repurchase agreements, and money market funds.

(6) Unit Investment Trusts. Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are managed or sub-advised by Davis Advisers.

(7) Securities Issued by Davis Advisors. Purchases or sales of debt or equity securities issued by Davis Advisors. Employees should note that such securities are not publicly traded and are subject to numerous other restrictions.

(8) Classes of Securities Exempted by the Chief Compliance Officer. The Chief Compliance Officer shall maintain a list of classes of securities which the Chief Compliance Officer has determined, in writing, do not present the opportunity for improper trading activities that Rule 204A-1 and Rule 17j-1 are designed to prevent. For example, as of the date that this Code was originally adopted, municipal bonds were a class of securities, which would not be an appropriate investment for Davis Advisors to make on behalf of any Client. Factors which the Chief Compliance Officer may consider when determining whether or not a class of securities would be appropriate for any Client include whether
(i) purchasing such securities would be consistent with the Client's reasonable expectations; (ii) they may assist the Client in pursuing its investment objective; (iii) they are consistent with the Client's investment strategy; (iv) they will cause the Client to violate any of its investment restrictions; or (v) they will materially change the Client's risk profile as described in documents which Davis Advisors has provided to the Client.

B.  The   restrictions   set  forth  in  Restrictions   Relating  to  Securities
Transactions do not apply to the following exempted transactions or securities. However, these transactions are subject to Reporting by Access Persons.

(1) Involuntary Transactions. Purchases or sales, which are non-volitional on the part of the employee (e.g., an in-the-money option that is automatically exercised by a broker; a security that is called away as a result of an exercise of an option; or a security that is sold by a broker, without employee consultation, to meet a margin call not met by the employee).

(2) Pro-Rata Rights. Purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

(3) Commodities and Futures. Purchases or sales of commodities, currency futures and futures on broad-based indices, options on futures and options on broad-based indices. The Compliance Department determines which indexes are "broad-based indices." Also exempted are exchange-traded securities, which are representative of, or related closely in value to, these broad-based indices.

(4) Gifts. The receipt of a bona fide gift of securities. Donations of securities, however, require pre-clearance.

X.   Sanctions

(A) Sanctions may include, but are not limited to, (1) a letter of caution or warning, (2) reversal of a trade, (3) disgorgement of a profit or absorption of costs associated with a trade, (4) fine or other monetary penalty, (5) suspension of personal trading privileges, (6) suspension of employment (with or without compensation), (7) termination of employment, (8) civil referral to the SEC or other civil regulatory authorities, or (9) criminal referral.

(B) Fines and other monetary penalties shall be contributed to mutual funds which Davis Advisors serves as both manager and principal underwriter.

XI.  Administration of the Code of Ethics

A. Appointment of a Compliance Officer. Davis Selected Advisers, L.P., Davis Selected Advisers-NY, Inc., Davis Distributors, LLC, and each of the mutual funds, which Davis Advisors serves as both manager and principal underwriter, shall appoint a Chief Compliance Officer and shall keep a record for five years of the persons serving as Chief Compliance Officer and their dates of service.

B. Administration of the Code. The Chief Compliance Officer shall administer the Code and shall use reasonable diligence and institute procedures reasonably necessary to review reports submitted by persons reporting under this Code.

C. Interpretations. The Chief Compliance Officer shall interpret the Code, focusing upon achieving the goals of Rule 17j-1 and Rule 204A-1. Unless otherwise specified, all terms in the Code shall be interpreted consistently with the general understanding of such terms in Rule 17j-1, and Rule 204A-1

D. Recordkeeping for the Code. The Chief Compliance Officer shall maintain Code records at Davis Advisors' principal place of business, which shall be made available to the SEC as legally required for examination. Code records shall include (1) copies of all versions of the Code in effect, (2) all violations of the Code and any action taken as a result of the violation, (3) all reports made by Employees, Access Persons, and Independent Directors, (4) records of all persons required to make reports under this Code, (5) records of all persons who were responsible for reviewing Code reports, and (6) records of any decision to allow Access Persons to purchase Initial Public Offerings or Private Placements. All records shall be maintained for a period of five years.

E. List of Employees, Access Persons, Independent Directors. The Chief Compliance Officer shall prepare a list of Employees, Access Persons, and Independent Directors, shall update the list as necessary, and shall maintain a record (for 5 years) of former lists.

F. Notice of Status as Access Person or Independent Director. The Chief Compliance Officer shall notify each Access Person and Independent Director of their status, provide them with a copy of this Code, and obtain an acknowledgment from such person of receipt thereof.

G. Notice of Material Amendments to the Code. The Chief Compliance Officer shall provide notice of material amendments to the Code to every Employee.

H. Exemptions to the Code.

(1) Exemptions for Mutual Funds which Davis Advisors Serves as Both Manager and Principal Underwriter. With respect to any mutual fund which Davis Advisors serves as both manager and principal underwriter, the Independent Directors of that mutual fund may exempt any person from application of any section(s) of the Code. A written memorandum shall specify the section(s) of this Code from which the person is exempted and the reasons therefore.

(2) Exemptions for All Other Clients. With regard to all Clients except mutual funds which Davis Advisors serves as both manager and principal underwriter, the Chief Compliance Officer may exempt any person from application of any section(s) of this Code. A written memorandum shall specify the section(s) of this Code from which the person is exempted and the reasons therefore.

I. Quarterly Directors' Report. The Chief Compliance Officer for each of the mutual funds, which Davis Advisors serves as both manager and principal underwriter, shall compile a quarterly report to be presented to the Board of Directors of each such mutual fund. Such report shall discuss compliance with this Code, and shall provide details with respect to any material failure to comply and the actions taken by the Chief Compliance Officer upon discovery of such failure.

J. Annual Directors' Report. Not less than once a year the Chief Compliance Officer for each of the mutual funds which Davis Advisors serves as both manager and principal underwriter shall furnish to Independent Directors of such mutual funds, and the Independent Directors shall consider, a written report that:

(1) Describes any material issues arising under the Code since the last report to the Directors, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations. The annual written report may incorporate by reference information included in written quarterly reports previously presented to the Directors; and

(2) Certifies that Davis Advisors has adopted procedures reasonably necessary to prevent Employees and Access Persons from violating the Code.

XII. Approval and Review by Boards of Directors

The Board of Directors (including a majority of the Independent Directors) of each of the mutual funds managed or sub-advised by Davis Advisors must approve this Code. Additionally, any material changes to this Code must be approved by the Board of Directors within six months after adoption of any material change. Each Board of Directors must base its approval of the Code and any material changes to the Code on a determination that the Code contains provisions reasonably necessary to prevent employees from engaging in any conduct prohibited by Rule 17j-1. Prior to approving the Code or any material change to the Code, the Board of Directors must receive a certification from the mutual fund, the investment adviser, and principal underwriter that each has adopted procedures reasonably necessary to prevent employees from violating this Code.

XIII. Definitions

(1) "1940 Act" means the Investment Company Act of 1940, as amended.

(2) "Access Person" means any Employee (as defined in this Code) who (a) has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or (b) are involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. All Davis Advisors Directors and Officers are Access Persons. The Compliance Department may also determine, in writing, to treat certain Employees who do not meet the definition of Access Person as Access Persons for the purposes of this Code.

(3) "Advisers Act" means the Investment Advisers Act of 1940, as amended.

(4) "Beneficial ownership" is interpreted in the same manner as it would be under section 16a-1(a)(2) of the Securities Exchange Act of 1934 in determining, whether a person has beneficial ownership of a security for purposes of section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

(5) "Chief Compliance Officer" means that individual so designated by Davis Selected Advisers, L.P., Davis Selected Advisers-NY, Inc., Davis Distributors, LLC, and each mutual Fund, which Davis Advisors serves as both Manager and Principal underwriter.

(6) "Clients" means advisory Clients of Davis Advisors.

(7) "Code" means this Code of Ethics.

(8) "Davis Advisors" means Davis Selected Advisers, L.P., Davis Selected Advisers-NY, Inc., Davis Distributors, LLC, and all affiliated entities under common control, excluding any investment companies.

(9) "Employee" means employees of Davis Advisors and has the same meaning as "supervised persons" as defined in section 202(a)(25) of the Advisers Act. These include Directors, Officers, Employees, and any other person who provides advice on behalf of Davis Advisors and is subject to Davis Advisors' supervision and control.

(10) "Federal Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act (1999), any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to registered investment companies and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

(11) "Independent Directors" means Directors of any mutual fund, which Davis Advisors serves as both manager, and Principal underwriter who are not "interested persons" of the Fund or Davis Advisors, as defined in the 1940 Act.

(12) "Mutual funds," are registered open-end management investment companies. These include variable annuities, which are a form of registered open-end management Investment Company.

                      DECLARATION MANAGEMENT & RESEARCH LLC

                                 CODE OF ETHICS


Declaration Management & Research LLC ("Declaration" or "the Company") is committed to the highest ethical and professional standards. This Code of Ethics applies to all directors, "officers"(1) and "employees"(2) of Declaration, and governs the conduct of your personal investment transactions. .


  o Declaration, together with its directors, officers and employees, has a fiduciary duty to its clients which requires all of us to place the interests of clients first whenever the possibility of a conflict of interest exists.

  o Employees are expected to place the interests of clients ahead of their personal interests and to treat all client accounts in a fair and equitable manner.

  o All personal securities transactions must be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or other abuse of your position of trust and responsibility.

  o You should not take advantage of your position by attempting to trade in advance of client accounts ("front-running"), engage in manipulative market practices such as manipulative market timing, or take advantage of an investment opportunity that properly belongs to our clients or should be offered to our clients first.

  o All personal securities transactions, holdings and accounts must be reported in accordance with the provisions of this Code of Ethics.

--------------------
(1) For purposes of this Code, the term "officer" or "officers" includes all senior officers of Declaration elected by the Board of Directors of Declaration, but excludes certain subordinate officers such as Assistant Treasurers and Assistant Secretaries who are not employees of Declaration, whether or not they are employed by an affiliate of Declaration, as long as they have no access to advance information about anticipated trading for client accounts and do not participate in investment decision-making for client accounts.

(2) For purposes of this Code, the term "employee" or "employees" includes all employees of Declaration, including directors who are employees and officers who are employees, and including employees who hold dual employment status with an affiliate. The terms "Non-Employee Director" and "Non-Employee Officer" refer to directors or officers who are not employees of Declaration, whether or not they are employed by an affiliate of Declaration, as long as they have no access to advance information about anticipated trading for client accounts and do not participate in investment decision-making for client accounts. For example, the Secretary and the Treasurer are currently Non-Employee Officers.

  o  You must comply with all applicable Federal securities laws(3).


The standards set forth above govern all conduct, whether or not the conduct is also covered by more specific provisions of this Code of Ethics. Employees are encouraged to raise any questions concerning the Code of Ethics with Carole Parker, Chief Compliance Officer, or William P. Callan, President. You should be alert at all times to honoring the spirit and intent as well as the letter of the Code. Failure to comply with the Code of Ethics may result in serious consequences, including but not limited to disciplinary action including termination of employment.


CODE PROVISIONS

1. Employees: Ban on Transactions in Corporate Fixed Income Securities, Non-Governmental Asset-Backed Securities or Derivatives Thereof.

No employee of Declaration or "family member"(4) of such an employee may trade in any corporate fixed income securities or non-governmental asset-backed securities, domestic or international, or any securities or derivatives that derive their value principally from any corporate fixed income securities or non-governmental asset-backed securities. Exemptions may be requested by contacting the Chief Compliance Officer, in writing. Exemptions may be granted for investments held at the time of employment, investments held at the time of an employee becoming subject to this restriction, investments in Declaration-managed funds where such investment appears to present no opportunity for abuse, or for other compelling reasons. The securities referenced in footnote 5 below are excluded from the bans contained in this section.


2.   Employees: Pre-Clearance

Declaration requires that all permitted personal trades for employees and their "family members", as defined in this Code, be pre-cleared. This requirement for

--------------------
(3) For purposes of this Code, the term "Federal securities laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.


(4) For the purposes of this Code, the term "family member" means an employee's "significant other", spouse or other relative, whether related by blood, marriage or otherwise, who either (i) shares the same home, or (ii) is financially dependent upon the employee, or (iii) whose investments are controlled by the employee. The term also includes any unrelated individual for whom an employee controls investments and materially contributes to the individual's financial support.

pre-clearance approval applies to all transactions in debt and equity securities
(5) and derivatives, including ETF's, futures and options, which are not otherwise banned pursuant to this Code, and includes all private placements (including 144A's), whether described in footnote 5 below or not, in order to avoid any perception of favored treatment from other industry personnel or companies. Transactions in publicly traded equity securities and in publicly registered, tax-exempt, domestic debt securities (municipal bonds) are excluded from this pre-clearance requirement. A request for pre-clearance should be submitted to the Chief Compliance Officer or, in her absence, the President, containing the following information:

  a)   The employee's name and name of individual trading, if different,
  b)   Name, type and description of security or derivative,
  c)   CUSIP number, if publicly traded,
  d)   Whether sale or purchase,
  e)   If sale, date of purchase,
  f) If a private placement (including 144A's), the seller and/or the broker and whether or not the seller and/or broker is one with whom the employee does business on a regular basis,
  g)   The date of the request,

or such other information as the Chief Compliance Officer may determine from time to time. Please note that approval is effective only for the date granted. Clearance of private placements or other transactions may be denied if the transaction would raise issues regarding the appearance of impropriety. A sample form for pre-clearance is attached.

In addition, portfolio managers, analysts and others with access to information about anticipated trading in client portfolios are reminded of the importance of not "front-running" a client trade or trading in close proximity (before or after) to a known or expected trade in a client account. Sanctions may be imposed for personal trading in conflict with client interests or for the mere "appearance of impropriety" in personal trading.

--------------------
(5) Excludes (i) direct obligations of the Government of the United States; (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality (one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization, or unrated but of comparable quality) short-term (maturity at issuance of less than 366 days) debt instruments, including repurchase agreements; (iii) shares issued by money-market funds; (iv) other shares issued by registered open-end investment companies (mutual funds) other than shares of mutual funds for which Declaration or an affiliate acts as the investment adviser or subadviser or principal underwriter, which must be pre-cleared and reported; and (v) shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds. .

3. Employees: No Short Swing Trading in Mutual Funds Managed by Declaration or an Affiliate

In addition to the requirement that trades in mutual funds managed by Declaration or an affiliate be pre-cleared and reported, no employee may buy and sell, or sell and buy, shares of any such fund within a period of less than 30 calendar days. The Chief Compliance Officer may grant special exemptions to this requirement and to the pre-clearance requirements from time to time for automatic investment programs or in other instances that appear to involve no opportunity for abuse.

Portfolio managers are also reminded that any personal trading in mutual funds managed by Declaration or an affiliate that appears to conflict with the interests of other investors in the funds or that creates the appearance of impropriety should be avoided.


4. Employees: No Purchases of Initial Public Offerings (IPOs)

In addition to the bans contained in Section 1, no employee or "family member" may purchase any newly issued publicly-offered securities until the next business (trading) day after the offering date and after receipt of pre-clearance approval. No purchase should be at other than the market price prevailing on, or subsequent to, such business day. The Chief Compliance Officer may grant exemptions from this ban for compelling reasons if the proposed purchase appears to present no opportunity for abuse.

Employees who are registered representatives of a broker-dealer (such as Signator Investors) are subject to NASD rules and the broker-dealer's own policies and procedures regarding purchases of IPO's.


5. Non-Employee Directors and Non-Employee Officers: Pre Clearance of IPO's and Private Placements

Non-Employee Directors and Non-Employee Officers must obtain the approval of the Chief Compliance Officer or, in her absence, the President before investing in an IPO or a private placement, either directly or indirectly. Non-Employee Directors and Non-Employee Officers are not otherwise subject to the bans contained in Sections 1 and 4, the pre-clearance requirements of Section 2, or the short-swing trading restriction of Section 3.


6. Directors, Officers and Employees: Initial and Annual Disclosures of Personal Holdings

For purposes of Rule 17j-1 under the Investment Company Act of 1940, and Rule 204A-1 under the Investment Advisers Act of 1940, Declaration treats all directors, officers and employees of Declaration as though they were "access persons." Therefore, all directors, officers and employees of Declaration, within 10 days after becoming an "access person" and annually thereafter, must disclose all securities in which they have any direct or indirect beneficial ownership other than securities referenced in footnote 5 above, and the name of any broker, dealer or bank with whom the individual maintained an account in which any securities were held for the direct or indirect benefit of the individual. Any accounts over which the "access person" has no direct or indirect influence or control are exempted from this disclosure requirement. Both "initial" and "annual" reports furnished under this section must contain the information required by Rule 17j-1(d)(1) and Rule 204A-1.


7. Directors, Officers and Employees: Quarterly Reports

Declaration requires all directors, "officers" and employees to file Individual Securities Transactions Reports ("Quarterlies") by the 30th day following the close of a quarter. These are required of directors, officers and certain employees by Rule 204A-1 and by Rule 17j-1(d)(1) and must contain all of the information required by those rules. All securities transactions in which the individual has any direct or indirect beneficial ownership must be disclosed except for (i) transactions affected in any account over which the individual has no direct or indirect influence or control; (ii) transactions effected pursuant to an "automatic investment plan"(6) which has been approved by the Chief Compliance Officer; and (iii) transactions in the securities referenced in footnote 5 above. In addition, all accounts in which any securities were held for the direct or indirect benefit of the employee must be disclosed. Transactions in securities include, among other things, the writing of an option to purchase or sell a security. The format for these reports has changed and each individual should carefully review the information requested and be sure that all required information has been disclosed.


8. Inside Information Policy and Procedures

Please refer to a separate Declaration policy, the Declaration Inside Information Policy and Procedures, and a separate Manulife policy, the Manulife Financial Insider Trading and Reporting Policy and List of Designated Insiders. In addition to the reporting requirements under this Code of Ethics, employees are subject to certain reporting obligations under the Declaration Inside Information Policy and Procedures. These include reporting accounts over which the employee has investment discretion and a requirement that notice of each transaction in such an account be sent to the Chief Compliance Officer within 10 days of a transaction.

--------------------
(6) For purposes of this Code, "automatic investment plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. However, any transaction that overrides the preset schedule or allocations of the automatic investment plan must be included in a quarterly transaction report. The Chief Compliance Officer must be advised of all automatic investment plans in order to facilitate the review of transactions and holdings reports.

All employees are also subject to the Manulife Financial Insider Trading and Reporting Policy and List of Designated Insiders.

The CFA Institute Standards of Practice Handbook (9th Edition 2005), noted below, contains a useful discussion on the prohibition against the use of material, non-public information.


9. Manulife Code of Business Conduct & Ethics

As required by its parent company, Declaration has adopted the Manulife Code of Business Conduct & Ethics, which is distributed annually to each employee for review and certification of compliance. The provisions of the Manulife Code of Business Conduct & Ethics, therefore, are not incorporated within this Code of Ethics.


10.Dealing with Brokers and Vendors

Declaration employees should consult the Manulife Code of Business Conduct & Ethics regarding business dealings with brokers and vendors. . Employees are reminded that any dealings with and/or potential expenditures involving public officials are limited by Section IV of the Manulife Code of Business Conduct & Ethics.


11.Service as Director

Employees should refer to the Manulife Code of Business Conduct & Ethics regarding service on boards of publicly traded companies as well as service on certain privately held company, non-profit or association boards.


12.Annual Distribution; Annual Report to the Board

This Code of Ethics will be distributed to all directors, officers and employees promptly after the commencement of their affiliation with the Company, and in addition whenever substantive amendments are made, and all directors, officers and employees will be required to acknowledge in writing their receipt of the Code and any such amendments.

Declaration will be required to report annually to its Board of Directors that all employees have received a copy of this Code of Ethics and have certified their compliance.

Declaration will summarize for the Board existing procedures and any changes made during the past year or recommended to be made, and will identify to the Board, and may identify to the Board of Directors of any registered investment company advised by Declaration, any violations requiring significant remedial action during the past year.

13.  CFA Institute Standards of Practice Handbook (9th Ed. 2005)

At Declaration, some employees have earned and others are candidates for the Chartered Financial Analyst designation ("CFA(R)") and are subject to the Code of Ethics and Standards of Professional Conduct contained in the CFA Institute Standards of Practice Handbook. Employees are reminded that the Handbook is an excellent resource for information on professional conduct. Copies are available from the Chief Compliance Officer.


14.  Code of Ethics Enforcement

Employees are required annually to certify their compliance with this Code of Ethics. The Chief Compliance Officer may grant exemptions/exceptions to the requirements of the Code on a case-by-case basis if the proposed conduct appears to involve no opportunity for abuse. All exceptions/exemptions shall be in writing and copies shall be maintained with a copy of the Code. A record shall be maintained of any decision to grant pre-clearance to a private placement transaction, or to grant an exemption to the ban on purchases of IPO's, together with the reasons supporting the decision. Similarly, a record shall be kept of any approval of a purchase of an IPO or a private placement by a Non-Employee Director or a Non-Employee Officer, together with the reasons supporting the decision.

If any director, officer or employee becomes aware of a violation of the Code, whether by themselves or by another person, the violation must be reported to the Chief Compliance Officer promptly. You may report violations or suspected violations without fear of retaliation. Declaration does not permit retaliation of any kind against directors, officers or employees for good faith reports of potentially illegal or unethical behavior.

A record shall be maintained of all violations or suspected violations reported to the Chief Compliance Officer, and any other violations of which the Chief Compliance Officer becomes aware, and of the results of the investigation and/or resolution of such violations. Such record may but need not include the name of the person reporting the violation.

The Chief Compliance Officer will review all reports submitted under this Code and will conduct post-trade monitoring and other audit procedures reasonably designed to assure compliance with the Code of Ethics. Employees are advised that the Code's procedures will be monitored and enforced, with potential sanctions for violations including a written warning, disgorgement of profits, fines, suspension, termination and, where required, reports to the CFA Institute or the appropriate regulatory authority. Copies of all reports filed, records of violations and copies of letters or other records of sanctions imposed will be maintained in a compliance file.

The Chief Compliance Officer will have primary responsibility for enforcing the Code of Ethics. However, significant violations of the Code may be referred by the Chief Compliance Officer to the Declaration Board of Directors for review and/or appropriate action.


Amended and restated as of October 1, 2003.
Amended and restated as of September 15, 2004
Amended and restated as of January 27, 2005
Amended and restated as of May 1, 2006

                                 Deutsche Bank

                Deutsche Asset Management - U.S. Code of Ethics

















                                                         Deutsche Bank (graphic)

--------------------------------------------------------------------------------
Original Issue Date:                                      June 1, 2004
--------------------------------------------------------------------------------
Approver:                                                 Jason Rein
--------------------------------------------------------------------------------
Owner:                                                    DeAM Compliance
--------------------------------------------------------------------------------
Contact Person:                                           Joseph Yuen
--------------------------------------------------------------------------------
Classification:                                           Policy / Guideline
--------------------------------------------------------------------------------
Functional Applicability:                                 DeAM U.S. Personnel
--------------------------------------------------------------------------------
Geographic Applicability:                                 United States
--------------------------------------------------------------------------------
Last Revision Date:                                       January 1, 2005
--------------------------------------------------------------------------------
Last Reviewed Date:                                       August 11, 2006
--------------------------------------------------------------------------------
Next Review Date:                                         January 1, 2007
--------------------------------------------------------------------------------




--------------------------------------------------------------------------------
The information contained herein is the property of Deutsche Bank Group and may not be copied, used or disclosed in whole or in part, stored in a retrieval system or transmitted in any form or by any means (electronic, mechanical, reprographic, recording or otherwise) outside of Deutsche Bank Group without prior written permission.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
The information contained herein is the property of Deutsche Bank Group and may not be copied, used or disclosed in whole or in part, stored in a retrieval system or transmitted in any form or by any means (electronic, mechanical, reprographic, recording or otherwise) outside of Deutsche Bank Group without prior written permission.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
The information contained herein is the property of Deutsche Bank Group and may not be copied, used or disclosed in whole or in part, stored in a retrieval system or transmitted in any form or by any means (electronic, mechanical, reprographic, recording or otherwise) outside of Deutsche Bank Group without prior written permission.
--------------------------------------------------------------------------------

Table of Contents


I.   OVERVIEW..................................................................2

II.  GENERAL RULE..............................................................3

III. DEFINTIONS................................................................4

IV.  RESTRICTIONS..............................................................6
     A.  General...............................................................6
     B.  Specific Blackout Period Restrictions.................................6
         SAME-DAY RULE.........................................................6
         7-DAY RULE............................................................7
         G-CUBE RULE...........................................................7
         EXCEPTIONS TO BLACKOUT PERIODS........................................7
     C.  New Issues (IPOs).....................................................8
     D.  Short -Term Trading...................................................8
         30-DAY RULE...........................................................8
     E.  Restricted List.......................................................9
     F.  Private Placements....................................................9

V.   COMPLIANCE PROCEDURES....................................................10
     A.  Designated Brokerage Accounts........................................10
     B.  Pre-Clearance........................................................10
     C.  Scudder Proprietary Mutual Fund Holdings.............................11
     D.  Reporting Requirements...............................................11
         (i)  Disclosure of Employee Related Accounts/Provision of Statements.11
         (ii)  Quarterly Personal Securities Trading Reports ("PSTs").........11
         (iii)  Annual Acknowledgement of Personal Securities Holdings........12
         (iv)  Annual Acknowledgement of Accounts.............................13
     E.  Confirmation of Compliance with Policies.............................13

VI.  OTHER PROCEDURES/RESTRICTIONS............................................13
     A.  Service on Boards of Directors.......................................13
     B.  Outside Business Affiliations........................................14
     C.  Executorships........................................................14
     D.  Trusteeships.........................................................14
     E.  Custodianships and Powers of Attorney................................15
     F.  Gifts................................................................15
     G.  Rules for Dealing with Governmental Officials and Political
         Candidates...........................................................17
     H.  Confidentiality......................................................18

VII. SANCTIONS................................................................19

VIII.INTERPRETATIONS AND EXCEPTIONS...........................................19

IX.  APPENDIX.................................................................20
     SCHEDULE A...............................................................20
     SCHEDULE B: Supplement to the DeAM Code of Ethics........................21
     SCHEDULE C:  DeAM - U.S. Code of Ethics Sanctions........................22

                            DEUTSCHE ASSET MANAGEMENT
                               U.S. CODE OF ETHICS
--------------------------------------------------------------------------------
I.  OVERVIEW
--------------------------------------------------------------------------------

The Deutsche Asset Management - U.S. Code of Ethics ("the Code") sets forth the specialized rules for business conduct and guidelines for the personal investing activities that generally are required of employees involved in the United States investment management areas of the Deutsche Bank Group and its affiliates (collectively "Deutsche Asset Management" or "DeAM").(1)

The provisions of the Code shall apply to all DeAM Employees in the U.S., as categorized in the Definition Section (Section III) and such other employees as the Compliance Department ("Compliance")(2) may determine from time to time. The Code supplements the Deutsche Bank Code of Professional Conduct and the Deutsche Asset Management Compliance Policies and Procedures Manual ("Compliance Manual") available at the following link:

http://docbase.backoff.nyc.dbna.com/Policy:/Compliance/Deutsche Asset
Management/Deutsche Asset Management

Each Employee must observe these policies, as well as abide by the additional principles and rules set forth in the Code, and any other applicable legal vehicle or division specific policies and obligations.

It is essential that all Deutsche Bank employees understand and adhere to Deutsche Bank's commitment to act with fairness, decency and integrity in all of its business dealings. As part of this commitment, Member of the Board of Managing Directors, Tessen von Heydebreck, and Henry Klehm, Global Head of Compliance have introduced the Deutsche Bank Global Compliance Core Principles ("GCCP"). The GCCP set forth core principles regarding a wide range of regulatory and conduct related issues, and provide guidance to promote the highest standards of ethical conduct. This document is available at the following link:

http://docbase.backoff.nyc.dbna.com/Policy:/Global/Group/DB Docs/C. Effective/
Global_Compliance_DB Group: Global Compliance Core Principles

----------------------------
(1) Deutsche Asset Management is the marketing name in the U.S. for the asset management activities of Deutsche Bank AG, Deutsche Bank Trust Company Americas (formerly Bankers Trust Co.), Deutsche Bank Securities Inc. (limited applicability, see Schedule A), Deutsche Asset Management Inc., Deutsche Asset Management Investment Services Ltd., Deutsche Investment Management Americas Inc. (and its affiliates, including Scudder Investor Services, Inc. and Scudder Distributors Inc.), Scudder Trust Company and RREEF America L.L.C.

(2)  "Compliance"  refers  to  the  DB  Americas  centralized   Compliance  Unit
(generally  referred  to  herein  as  "Central   Compliance,"  and/or  its  unit
specifically designated to the DeAM business unit: "DeAM Compliance").

Von Heydebreck and Klehm stress that all Deutsche Bank employees are expected to review and act in compliance with the GCCP.

The Code and any amendments thereof will be provided to all employees of DeAM. All employees must acknowledge receipt of the Code within ten (10) days of hire and on an annual basis at a time set forth by DeAM Compliance, within the Code of Ethics Annual Acknowledgement. All employees must also acknowledge receipt of any amendments made to the Code if such determination is made by DeAM Compliance that such acknowledgement should occur prior to the next Code of Ethics Annual Acknowledgement period.

You may find the latest version of the Code at the following link:

http://nyc.compliance.cc.intranet.db.com/nd_nyc/code.shtml

--------------------------------------------------------------------------------
II.  GENERAL RULE
--------------------------------------------------------------------------------

DeAM Employees will, in varying degrees, participate in or be aware of fiduciary and investment services provided to registered investment companies, institutional investment clients, employee benefit trusts and other types of investment advisory accounts. The fiduciary relationship mandates adherence to the highest standards of conduct and integrity. We will at all times conduct ourselves with integrity and distinction, putting first the interests of our clients.

Accordingly, personnel acting in a fiduciary capacity must carry out their duties for the exclusive benefit of the client accounts. Consistent with this fiduciary duty, the interests of DeAM clients take priority over the investment desires of DeAM and DeAM personnel. All DeAM personnel must conduct themselves in a manner consistent with the requirements and procedures set forth in the Code.

|_| There must be no conflict, or appearance of conflict, between the self-interest of any Employee and the responsibility of that Employee to Deutsche Bank, its shareholders or its clients.(3)

|_| Employees must never improperly use their position with Deutsche Bank for personal or private gain to themselves, their family or any other person.

----------------------------
(3) The rules herein cannot anticipate all situations which may involve a possible conflict of interest. If an Employee becomes aware of a personal interest that is, or might be, in conflict with the interest of a client, that person should disclose the potential conflict to DeAM Compliance or Legal prior to executing any such transaction.

DeAM Employees may also be required to comply with other policies imposing separate requirements. Specifically, they may be subject to laws or regulations that impose restrictions with respect to personal securities transactions, including, but not limited to, Section 17(j) and Rule 17j-1 under the Investment Company Act of 1940 (the "Act"). The purpose of this Code of Ethics is to ensure that, in connection with his or her personal trading, no Employee (as defined below) shall conduct any of the following acts upon a client account:

  o  To employ any device, scheme or artifice to defraud;
  o To make any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statement not misleading;
  o To engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or
  o  To engage in any manipulative practice.

Any violations of the Code of Ethics must be reported to designated Compliance person. The Chief Compliance Officer will receive periodic reports of all violations of the Code of Ethics.

--------------------------------------------------------------------------------
III.  DEFINTIONS
--------------------------------------------------------------------------------

A.   "Investment Personnel" shall mean and include:

     Portfolio  Managers,  traders and analysts  (and other  Employees  who work directly with Portfolio Managers in an assistant capacity). As those responsible for making investment decisions (or participating in such decisions) in client accounts or providing information or advice to Portfolio Managers or otherwise helping to execute or implement the Portfolio Managers' recommendations, Investment Personnel occupy a comparatively sensitive position, and thus, additional rules outlined herein apply to such individuals.

B.   "Access Person" shall mean and include:

     (i) Officers and directors of DeAM entities and officers and directors of DeAM-sponsored investment companies who are affiliated persons of DeAM entities. Also included are Employees of these entities who have access to timely information relating to investment management activities, research and/or client portfolio holdings as well as those who in the course of their job regularly receive access to client trading activity (this would generally include members of the Investment Operations and Treasurer's Offices). Also included here are persons in a control relationship (as defined in Section 2(a)(9) of the Act) to DeAM who obtain information concerning investment recommendations made to any client account.

    (ii)  Any  other  personnel  with  responsibilities  related  to  the  asset management business or frequent interaction with Access Persons or Investment Personnel as determined by Compliance (e.g., Legal, Compliance, Risk, Operations, Sales & Marketing, as well as certain long-term temporary Employees and consultants).

C.   "Non-Access Person" shall mean and include:

     DeAM personnel who are not defined in Section III A. or B. above, and who have access to neither client trading activity nor recommendations made in relation to any client account. An example includes Employees of the Mutual Funds Call Center in Chicago.

D. "Employees" is a general term which shall include all DeAM employees, including Investment Personnel, Access Persons and Non-Access Persons as well as those non-DeAM employees who are subject to this Code of Ethics (see III.B.(ii) above).

E. "Accounts" shall mean all securities accounts, whether brokerage or otherwise, securities held directly outside of accounts and shall include open-end and closed-end Mutual Fund accounts.

F.   "Employee Related Account" of any person subject to the Code shall mean:

     (i) The Employee's own Accounts;
     (ii) The Employee's spouse's/domestic partner's Accounts and the Accounts of minor children and other relatives living in the Employee's home;
     (iii) Accounts in which the Employee, his/her spouse/domestic partner, minor children or other relatives living in their home have a beneficial interest (i.e., share in the profits even if there is no influence on voting or disposition of the shares); and
     (iv) Accounts (including corporate Accounts and trust Accounts) over which the Employee or his/her spouse/domestic partner exercises investment discretion or direct or indirect influence or control.

     NOTE: ANY PERSON SUBJECT TO THE CODE IS RESPONSIBLE FOR COMPLIANCE WITH THESE RULES WITH RESPECT TO ANY EMPLOYEE RELATED ACCOUNT, AS APPLICABLE.

G. "Securities" shall include equity or debt securities, derivatives of securities (such as options, warrants, and ADRs), futures, commodities, securities indices, exchange-traded funds, government and municipal bonds and similar instruments, but do not include:

     (i) Bankers'  acceptances,  bank certificates of deposit,  commercial paper
     and  high  quality  short-term  debt  instruments,   including   repurchase
     agreements.

H. "Mutual Funds" shall include all mutual funds (open-end and closed-end mutual funds), but will exclude:

     (i) Shares of open-end money market mutual funds (unless otherwise directed by Compliance).

--------------------------------------------------------------------------------
IV.  RESTRICTIONS
--------------------------------------------------------------------------------

For purposes of the Code, a prohibition or requirement applicable to any Employee applies also to transactions in Securities and Mutual Funds for any of that Employee's Employee Related Accounts, including transactions executed by that Employee's spouse or relatives living in that Employee's household (see definition under III.F.).

A.   General

     (i) The Basic Policy: Employees have a personal obligation to conduct their investing activities and related Securities and Mutual Fund transactions lawfully and in a manner that avoids actual or potential conflicts between their own interests and the interests of Deutsche Asset Management and its clients. Employees must carefully consider the nature of their DeAM responsibilities - and the type of information that he or she might be deemed to possess in light of any particular Securities and Mutual Fund transaction - before engaging in that transaction.

    (ii) Material Nonpublic Information: Employees in possession of material nonpublic information about or affecting Securities or their issuer are prohibited from buying or selling such Securities or advising any other person to buy or sell such Securities. See also Compliance Manual -- Confidential, Material, Non-Public Information, Chinese Walls, Insider Trading and Related Matters Policy.

   (iii) Corporate and Departmental Restricted Lists: Employees are not permitted to buy or sell any Securities that are included on the Corporate Restricted List (available on the intranet) and/or other applicable departmental restricted lists.

    (iv) "Frontrunning:" Employees are prohibited from buying or selling Securities, Mutual Funds or other instruments in their Employee Related Accounts so as to benefit from the Employee's knowledge of the Firm's or a client's trading positions, plans or strategies, or forthcoming research recommendations.

B.   Specific Blackout Period Restrictions

     (i) SAME-DAY RULE: Investment Personnel and Access Persons shall not knowingly effect the purchase or sale of a Security for an Employee Related Account on a day during which any client account has a "buy" or "sell" order for the same Security, until that order is executed or withdrawn.

    (ii) 7-DAY RULE: Investment Personnel shall not effect the purchase or sale of a Security for an Employee Related Account within seven calendar days before or seven calendar days after the same Security is traded (or contemplated to be traded) for by a client account with which the individual is associated.

   (iii) G-CUBE RULE: Investment Personnel and other persons with real time access to a global research sharing system platform (e.g., "GERP"(4)) shall not effect the purchase or sale of a Security for an Employee Related Account within seven calendar days before or seven calendar days after the same Security (a) is added to/deleted from or has its weighting changed in the "Model" Portfolio; or (b) has its internal rating upgraded or downgraded; or (c) has research coverage initiated.

    (iv) Employees must always act to avoid any actual or potential conflict of interest between their DeAM duties and responsibilities and their personal investment activities. To avoid potential conflicts, absent specific written approval from their Managing Officer(5) and Compliance, Employees should not personally invest in Securities issued by companies with which they have significant dealings on behalf of DeAM, or in investment vehicles sponsored by the companies. Additional rules that apply to Securities transactions by Employees, including the requirement for Employees to pre-clear personal Securities transactions and rules regarding how Employee Related Accounts must be maintained, are described in more detail later in this Code of Ethics.

     (v) Deutsche Bank Securities: During certain times of the year, all Deutsche Bank Employees are prohibited from conducting transactions in the equity and debt Securities of Deutsche Bank, which affect their beneficial interest in the Firm. Central Compliance generally imposes these "blackout" periods around the fiscal reporting of corporate earnings. Blackouts typically begin two days prior to the expected quarterly or annual earnings announcement and end after earnings are released publicly. Additional restricted periods may be required for certain individuals and events, and Compliance will announce when such additional restricted periods are in effect.

(vi)     EXCEPTIONS TO BLACKOUT PERIODS  (above items i, ii, and iii only)

----------------------------
(4) GERP (Global Equity Research Portal) is a web-based application (Active Equity businesses) allowing for the publishing and dissemination of research and model portfolios in real-time by the Global Sector Teams, Portfolio Selection Teams, Local Research Teams, designated PIC/PB users and Small Cap Teams to Portfolio Managers, who will use GERP for investment recommendations and portfolio construction for clients.

(5) For purposes of this policy, "Managing Officer" is defined as an officer of at least the Managing Director level to whom the Employee directly or indirectly reports, who is in charge of the Employee's unit (e.g., a Department Head, Division Head, Function Head, Group Head, General Manager, etc).

     The following are exempt from the specified blackout periods:

     |_| The purchase or sale of 500 shares or less in companies comprising the S&P 500 Index;

     |_| ETFs (Exchange-Traded Funds - e.g., SPDRs or "Spiders" (S&P 500 Index),
         DIAs or "Diamonds" (Dow Jones Industrial Average), etc.);

     |_| Government and municipal bonds;

     |_| Currency and Interest Rate Futures;

     |_| Securities indices;

     |_| Shares purchased under an issuer sponsored  Dividend  Reinvestment Plan
         ("DRIPs"), other than optional purchases;

     |_| To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of Securities; and

     |_| Securities purchased under an employer sponsored stock purchase plan or upon the exercise of employee stock options.

     Note:   Transactions  in  derivative   instruments,   including   warrants,
     convertible Securities, futures and options, etc. shall be restricted in the same manner as the underlying Security.

C.   New Issues (IPOs)

     Investment Personnel, Access Persons and Non-Access Persons are prohibited from purchasing or subscribing for Securities pursuant to an initial public offering. This prohibition applies even if Deutsche Bank (or any affiliate of Deutsche Bank) has no underwriting role and/or is not involved with the distribution.

D.   Short -Term Trading

     Employees must always conduct their personal trading activities lawfully, properly and responsibly, and are encouraged to adopt long-term investment strategies that are consistent with their financial resources and objectives. Deutsche Bank generally discourages short-term trading strategies, and Employees are cautioned that such strategies may inherently carry a higher risk of regulatory and other scrutiny. In any event, excessive or inappropriate trading that interferes with job performance or compromises the duty that Deutsche Bank owes to its clients and shareholders will not be tolerated.

     30-DAY RULE: Employees are prohibited from transacting in the purchase and sale, or sale and purchase, of the same (or equivalent) Securities and Mutual Funds within 30 calendar days. The 30-day holding period also applies to each short vs. the box sale, which is the only short sale permitted activity. Therefore, for purposes of this section, the assumption is a last in, first out (LIFO) order of transaction in a particular Security and Mutual Fund. The following are exempted from this restriction:

     |_| Shares purchased under an issuer sponsored  Dividend  Reinvestment Plan
         ("DRIPs"), other than optional purchases;

     |_| To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of Securities;

     |_| Securities purchased under an employer sponsored stock purchase plan;

     |_| Securities pre-cleared and purchased with a specific stop-limit provision attached;

     |_| Mutual Funds subject to periodic purchase plans (i.e., can be sold once within 30 days after a periodic purchase); and,

     |_| Fixed  Income  Mutual  Funds   investing  in  government   bonds  with
         "short-term" in their name.

E.   Restricted List

     All Deutsche Bank Employees are prohibited from buying or selling any Securities that are included on the Corporate Restricted List and/or other applicable departmental restricted lists. The Corporate Restricted List is available on the intranet at:

     http://cct-grl-prd.svc.btco.com/corp/cct/grl/grl_init.htm

     (It   is   also    available    through    the    "Americas    Portal"   at
     http://americasportal.cc.db.com/ listed under "Employee Trading".)

     Please see Compliance Manual -- Restricted List: Overview & Instructions Policy.

F.   Private Placements

     Prior to effecting a transaction in private Securities (i.e., Securities not requiring registration with the Securities and Exchange Commission and sold directly to the investor), all Employees must first, in accordance with Deutsche Bank policy, obtain the approval of his/her supervisor and then pre-clear the transaction with the Central Compliance Department, including completing the questionnaire. Any person who has previously purchased privately-placed Securities must disclose such purchases to the

----------------------------
(6) GERP (Global Equity Research Portal) is a web-based application (Active Equity businesses) allowing for the publishing and dissemination of research and model portfolios in real-time by the Global Sector Teams, Portfolio Selection Teams, Local Research Teams, designated PIC/PB users and Small Cap Teams to Portfolio Managers, who will use GERP for investment recommendations and portfolio construction for clients.

(7) For purposes of this policy, "Managing Officer" is defined as an officer of at least the Managing Director level to whom the Employee directly or indirectly reports, who is in charge of the Employee's unit (e.g., a Department Head, Division Head, Function Head, Group Head, General Manager, etc).

     Compliance  Department  before  he or she  participates  in a fund's  or an
     advisory  client's  subsequent   consideration  of  an  investment  in  the
     Securities of the same or a related issuer.


--------------------------------------------------------------------------------
V.  COMPLIANCE PROCEDURES
--------------------------------------------------------------------------------

A.   Designated Brokerage Accounts

     All Employees must obtain the explicit permission of the Central Compliance Department prior to opening a new Employee Related Account. Upon joining Deutsche Bank, new Employees are required to disclose all of their Employee Related Accounts (as previously defined) to Central Compliance and must carry out the instructions provided to conform such accounts, if necessary, to the Firm's policies.

     Under no circumstance is an Employee permitted to open or maintain any Employee Related Account that is undisclosed to Compliance. Also, the policies, procedures and rules described throughout this Code of Ethics apply to all Employee Related Accounts.

     Accordingly, all Employees are required to open and maintain their Employee Related Accounts in accordance with the Deutsche Bank Employee/Employee-Related Trading Policy, including directing their brokers to supply duplicate copies of transaction confirmations and periodic account statements, as well as additional division-specific requirements, if any.

B.   Pre-Clearance

     Proposed Securities and closed-end Mutual Fund transactions must be pre-cleared by all Employees with the Central Compliance Department (and approved by a Supervisor) in accordance with the Deutsche Bank Employee/Employee-Related Trading Policy via the intranet based Employee Trade Request ("ETR") system prior to their being placed with the broker. Such approvals are good only for the day on which they are issued. Employees are personally responsible for ensuring that the proposed transaction does not violate the Firm's policies or applicable securities laws and regulations by virtue of the Employee's Deutsche Bank responsibilities or information he or she may possess about the Securities or their issuer.

     The following are exempted from the pre-clearance requirement:

     |_| Open-end Mutual Funds;

     |_| Direct obligations of the Government of the United States;

     |_| Shares purchased under an issuer sponsored  Dividend  Reinvestment Plan
         ("DRIPs"), other than optional purchases;

     |_| Accounts expressly exempted by Central Compliance which are managed under the exclusive direction of an outside money manager;

     |_| Securities pre-cleared and purchased with a specific stop-limit provision attached do not require additional pre-clearance prior to execution;

     |_| To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of Securities; and

     |_| Securities purchased under an employer sponsored stock purchase plan.

C.   Scudder Proprietary Mutual Fund Holdings

     All Employees are required to maintain their holdings of Scudder proprietary mutual funds in the Deutsche Bank 401(k) Plan, in E*Trade or Deutsche Bank Alex Brown brokerage accounts, or directly with Scudder Investments.

D.   Reporting Requirements


     (i)  Disclosure of Employee Related Accounts/Provision of Statements

          As stated in Section V. COMPLIANCE PROCEDURES (A. Designated Brokerage Accounts) above, upon joining Deutsche Bank, new Employees are required to disclose all of their Employee Related Accounts to Central Compliance, and must carry out the instructions provided to conform such Accounts, if necessary, to Deutsche Bank policies.

          In addition, pursuant to Rule 17j-1 of the Act, no later than ten (10) days after an individual becomes an Employee (i.e., joining/transferring into DeAM, etc.), he or she must also complete and return a "Personal Securities Holdings Report" (filed during the "new hire" Code of Ethics Annual Acknowledgement) for Securities and Mutual Fund holdings to DeAM Compliance (see iii. Annual Acknowledgement of Personal Securities Holdings below).


     (ii) Quarterly Personal Securities Trading Reports ("PSTs")

          Pursuant to Rule 17j-1 of the Act, within thirty (30) days of the end of each calendar quarter, all Employees must submit to DeAM Compliance a PST report for Securities and Mutual Fund transactions, unless exempted by a division-specific requirement, if any.

          All PSTs that have reportable personal Securities and Mutual Fund transactions for the quarter will be reviewed by the appropriate designated supervisory and/or Compliance person. Employees that do not have any reportable transactions in a particular quarter must indicate as such in the reporting system for the respective quarter.

          The following types of transactions do not have to be reported:

          o    Transactions  effected in an account in which the employee has no
               direct    or    indirect     influence    or    control     (i.e.
               discretionary/managed accounts) do not have to be reported.

          o Transactions in mutual funds subject to periodic purchase plans are not required to be reported quarterly, but holdings in such are still required to be reported annually (see iii. below).

          o Transactions effected pursuant to an automatic investment plan or as a result of a dividend reinvestment plan do not have to be reported.

          o    Transactions in the following:

               o  Bankers' Acceptances;
               o  Bank Certificates of Deposits (CDs);
               o  Commercial Paper;
               o  Money Markets;
               o  Direct Obligations of the U.S. Government;
               o High Quality, Short-Term Debt Instruments (including repurchase agreements); and,
               o Open-End MONEY MARKET Mutual Funds (unless specifically directed by DeAM Compliance)


    (iii) Annual Acknowledgement of Personal Securities Holdings

          All Employees must submit to DeAM Compliance on an annual basis at a date specified by DeAM Compliance, a Personal Securities Holdings Report for all Securities and Mutual Fund holdings, unless exempted by a division-specific requirement, if any.

          A new employee must submit this report within ten (10) days of hire or rehire. This report must be submitted once within each twelve (12) month period and the information submitted must be current within forty-five (45) calendar days of the report or forty-five (45) days prior to the hire date, in the case of a new employee.

          All Personal Securities Holdings will be reviewed by the appropriate designated supervisory and/or Compliance person. Employees that do not have any reportable securities holdings must indicate as such in the reporting system.

          The following types of holdings do not have to be reported:

          o Securities held in accounts over which the employee had no direct or indirect influence or control (i.e. discretionary/managed accounts) do not require reporting.

          o Bankers' Acceptances;
          o Bank Certificates of Deposits (CDs);
          o Commercial Paper;
          o Money Markets;
          o Direct Obligations of the U.S. Government;
          o High Quality, Short-Term Debt Instruments (including repurchase agreements); and,
          o Open-End MONEY MARKET Mutual Funds (unless specifically directed by DeAM Compliance)


     (iv) Annual Acknowledgement of Accounts

          Once each year, at a date to be specified by Central Compliance, each Employee must acknowledge that they do or do not have brokerage and Mutual Fund Accounts. Employees with brokerage and Mutual Fund Accounts must acknowledge each Account.


E.   Confirmation of Compliance with Policies

     Annually, each Employee is required to acknowledging that he or she has received the Code, as amended or updated, and confirm his or her adherence to it. Understanding and complying with the Code and truthfully completing the Acknowledgment is the obligation of each Employee. Failure to perform this obligation may result in disciplinary action, including dismissal, as well as possible civil and criminal penalties. (See Section I. OVERVIEW)


--------------------------------------------------------------------------------
VI.  OTHER PROCEDURES/RESTRICTIONS
--------------------------------------------------------------------------------

A.   Service on Boards of Directors

     Service on Boards of publicly traded companies should be limited to a small number of instances. However, such service may be undertaken after approval from the regional head of Deutsche Asset Management and Compliance, based upon a determination that these activities are consistent with the interests of DeAM and its clients. Employees serving as directors will not be permitted to participate in the process of making investment decisions on behalf of clients which involve the subject company.

     DeAM Compliance will periodically present updates on such information to the DeAM Investment Committee for review and approval.

B.   Outside Business Affiliations

     Employees may not maintain outside business affiliations (e.g., officer, director, governor, trustee, part-time employment, etc.) without the prior written approval of the appropriate senior officer of their respective business units after consultation with Compliance (see request form in the Appendix), and disclosure to the Office of the Secretary as required.

C.   Executorships

     The duties of an executor are often arduous, time consuming and, to a considerable extent, foreign to our business. As a general rule, DeAM discourages acceptance of executorships by members of the organization. However, business considerations or family relationships may make it desirable to accept executorships under certain wills. In all cases (other than when acting as Executor for one's own spouse, parent or spouse's parent), it is necessary for the individual to have the written authorization of the Firm to act as an executor. All such existing or prospective relationships should be reported in writing to DeAM Compliance.

     When DeAM Employees accept executorships under clients' wills, the organization considers these individuals to be acting for DeAM and that fees received for executors' services rendered while associated with the firm are exclusively DeAM income. In such instances, the Firm will indemnify the individual and the individual will be required at the time of qualifying as executor to make a written assignment to DeAM Compliance of any executor's fees due under such executorships. Copies of this assignment and DeAM's authorization to act as executor are to be filed in the client's file.

     Generally speaking, it is not desirable for members of the organization to accept executorships under the wills of persons other than a client, a spouse or a parent. Authorization may be given in other situations assuming that arrangements for the anticipated workload can be made without undue interference with the individual's responsibilities to DeAM. For example, this may require the employment of an agent to handle the large amount of detail which is usually involved. In such a case, the Firm would expect the individual to retain the commission. There may be other exceptions which will be determined based upon the facts of each case.

D.   Trusteeships

     It can be desirable for members of the organization to act individually as trustees for clients' trusts. Such relationships are not inconsistent with the nature of our business. As a general rule, DeAM does not accept trustee's commissions where it acts as investment counsel. As in the case of most executorships, all trusteeships must have the written approval of the Firm.

     It is recognized that Employees may be asked to serve as trustees of trusts which do not employ DeAM. The Firm will normally authorize Employees to act as trustees for trusts of their immediate family. Other non-client trusteeships can conflict with our clients' interests so that acceptance of such trusteeships will be authorized only in unusual circumstances.

E.   Custodianships and Powers of Attorney

     It is expected that most custodianships will be for minors of an individual's immediate family. These will be considered as automatically authorized and do not require written approval of the Firm. However, the written approval of DeAM (see Appendix) is required for all other custodianships.

     Entrustment with a Power of Attorney to execute Securities transactions on behalf of another requires written approval of the Firm. Authorization will only be granted if DeAM believes such a role will not be unduly time consuming or create conflicts of interest.

F.   Gifts

     Units of the Deutsche Bank Group may neither solicit nor accept inducements.(8) However, gifts offered or received which have no undue influence on providing financial services are not generally prohibited. Special circumstances may apply to Employees acting in certain capacities within the organization.(9) If you have questions regarding the capacity in which you are acting, consult the Compliance Group.

     (i)  Accepting Gifts
          Employees are prohibited from soliciting personal payment or gift to influence, support or reward service, transaction or business involving Deutsche Bank, or that appears to be made or offered in anticipation of future service, transaction or business opportunity. A payment or gift includes any fee, compensation, remuneration or thing of value.

----------------------------
(8) Under the Bank Bribery Act and other applicable laws and regulations, severe penalties may be imposed on anyone who offers or accepts such improper payments or gifts. If you receive or are offered an improper payment or gift, or if you have any questions as to the application or interpretation of Deutsche Bank's rules regarding the acceptance of gifts, you must bring the matter to the attention of the Compliance Department.

(9) In accordance with regulations and practices in various jurisdictions, as well as the rules of the New York Stock Exchange and the National Association of Securities Dealers, Inc. certain Employees may be subject to more stringent gift-giving and receiving guidelines. In general, these rules apply to the receipt of gifts by and from "associated persons" or where such gratuity is in relation to the business of the employer. If you have any questions regarding your role relative to these rules contact the Compliance Group.

     The acceptance of some types of unsolicited reasonable business gifts are permissible, providing the following requirements are met:

     1.   Cash  gifts  of  any  amount  are   prohibited.   This  includes  cash
          equivalents such as gift certificates, bonds, securities or other items that may be readily converted to cash.

     2.   Gifts,  other than cash,  given in connection  with special  occasions
          (e.g., promotions, retirements, weddings), of reasonable value as defined by the Business Group's procedures are permissible.

     3. Reasonable and conventional business courtesies, such as joining a client or vendor in attending sporting events, golf outings or concerts, provided that such activities involve no more than the customary amenities.

     4. The cost of working session meals or reasonable related expenses involving the discussion or review of business matters related to Deutsche Bank may be paid by the client, vendor or others, provided that such costs would have otherwise been reimbursable to the Employee by Deutsche Bank in accordance with its travel and entertainment and expense reimbursement policies.

          The Employee must report to their management gifts received according to the procedures established within their Business Group. Business Group Management is responsible for ensuring relevant gift information is documented in the Business Group's log of gifts and the log is forwarded to the Compliance Group on request. Business Group Management will bring apparent or perceived issues to the attention of the Compliance Group.

    (ii)  Gift Giving (to Persons other than Government Officials)
          In appropriate circumstances, it may be acceptable for Deutsche Bank Employees to extend gifts to clients or others who do business with Deutsche Bank. Employees should be certain that the gift does not give rise to a conflict of interest, or appearance of conflict, and that there is no reason to believe that the gift violates applicable codes of conduct of the recipient.

          Employees  may  make  business  gifts  at  Deutsche   Bank's  expense,
          provided:

          1.   The gift is not cash or a cash equivalent - regardless of amount.

          2. The gift is of reasonable value in the circumstances, and should not exceed a value of U.S. $100 unless the specific prior approval of an appropriate manager is obtained.

          3.   The gift is lawful and in accordance  with  regulatory  rules and
               generally   accepted   business   practices   of  the   governing
               jurisdictions.

          4. The Employee is authorized to give gifts by his/her Business Group Management and follows all procedures established within his/her Group.

          Business Group Management will ensure that relevant gift information is documented in the Business Group's log of gifts and that the log is forwarded to the Compliance Group on a monthly basis. Business Group Management is responsible for bringing any apparent or perceived issues to the attention of the Compliance Group.

   (iii)  Gifts to Government Officials
          The Compliance Department must be contacted prior to making gifts to a governmental employee or official. Various governmental agencies, legislative bodies and jurisdictions may have rules and regulations regarding the receipt of gifts by their employees or officials. In some cases, government employees or officials may be prohibited from accepting any gifts. (See next section for additional rules regarding political contributions.)

    (iv)  Non-Cash Compensation
          Employees, Registered Representatives and Associated Persons of Deutsche Asset Management broker-dealer affiliates must also comply with National Association of Securities Dealers, Inc. (NASD(R)) Rules governing the payment of Non-Cash Compensation. Non-Cash Compensation encompasses any form of compensation received in connection with the sale and distribution of variable contracts and investment company securities that is not cash compensation, including, but not limited to, merchandise, gifts and prizes, travel expenses, meals and lodging.

          For more information on the policy refer to the Scudder Distributors Inc. Written Supervisory Procedures and the Scudder Investor Services, Inc. Written Supervisory Procedures.

G.   Rules for Dealing with Governmental Officials and Political Candidates

     (i)  Corporate Payments or Political Contributions(i)
          No corporate payments or gifts of value may be made to any outside party, including any government official or political candidate or official, for the purpose of securing or retaining business for

          Deutsche Bank or influencing any decision on its behalf.

          o The Federal Election Campaign Act prohibits corporations and labor organizations from using their general treasury funds to make contributions or expenditures in connection with federal elections, and therefore Deutsche Bank departments may not make contributions to U.S. Federal political parties or candidates.

          o Corporate contributions to political parties or candidates in jurisdictions not involving U.S. Federal elections are permitted only when such contributions are made in accordance with applicable local laws and regulations, the prior approval of a member of the DeAM Executive Committee has been obtained and the Deutsche Bank Americas Regional Cost Committee has been notified.

               Under the Foreign Corrupt Practices Act, Bank Bribery Law, Elections Law and other applicable regulations, severe penalties may be imposed on Deutsche Bank and on individuals who violate these laws and regulations. Similar laws and regulations may also apply in various countries and legal jurisdictions where Deutsche Bank does business.

    (ii)  Personal Political Contributions
          No personal payments or gifts of value may be made to any outside party, including any government official or political candidate or official, for the purpose of securing business for Deutsche Bank or influencing any decision on its behalf. Employees should always exercise care and good judgment to avoid making any political contribution that may give rise to a conflict of interest or the appearance of conflict. For example, if a DeAM business unit engages in business with a particular governmental entity or official, DeAM Employees should avoid making personal political contributions to officials or candidates who may appear to be in a position to influence the award of business to Deutsche Bank.

   (iii)  Entertainment of Government Officials
          Entertainment and other acts of hospitality toward government or political officials should never compromise or appear to compromise the integrity or reputation of the official or Deutsche Bank. When hospitality is extended, it should be with the expectation that it will become a matter of public knowledge.

H.   Confidentiality

     Employees must not divulge contemplated or completed securities transactions or trading strategies of DeAM clients to any person, except as required by the performance of such person's duties and only on a need-to-know basis. In addition, the Deutsche Bank standards contained in the Compliance Manual -- Confidential, Material, Non-Public Information, Chinese Walls, Insider Trading and Related Matters Policy, as well as those within the Code of Professional Conduct must be observed.


--------------------------------------------------------------------------------
VII.  SANCTIONS
--------------------------------------------------------------------------------

Any Employee who violates the Code may be subject to disciplinary actions, including possible dismissal. In addition, any Securities transactions executed in violation of the Code, such as short-term trading or trading during blackout periods, may subject the Employee to sanctions, ranging from warnings and trading privilege suspensions to financial penalties, including but not limited to, unwinding the trade and/or disgorging of the profits. Finally, violations and suspected violations of criminal laws will be reported to the appropriate authorities as required by applicable laws and regulations.


--------------------------------------------------------------------------------
VIII.  INTERPRETATIONS AND EXCEPTIONS
--------------------------------------------------------------------------------

Compliance shall have the right to make final and binding interpretations of the Code and may grant an exception to certain of the above restrictions, as long as no abuse or potential abuse is involved. Each Employee must obtain approval from DeAM Compliance before taking action regarding such an exception. Any questions regarding the applicability, meaning or administration of the Code shall be referred in advance of any contemplated transaction to DeAM Compliance.

In addition, DeAM has an Ethics Committee that is empowered to administer, apply, interpret and enforce the Code.

--------------------------------------------------------------------------------
                                    APPENDIX
--------------------------------------------------------------------------------

                                   SCHEDULE A


The following  entities(10)  have adopted the Deutsche Asset  Management Code of
Ethics:


                          DB Investment Managers, Inc.

         Deutsche Asset Management Inc. (formerly Morgan Grenfell Inc.)

                  Deutsche Investment Management Americas Inc.

                          DB Absolute Return Strategies

                        Investment Company Capital Corp.

                            Scudder Distributors Inc.

                        Scudder Financial Services, Inc.

                         Scudder Investor Services, Inc.

                              Scudder Trust Company

                              RREEF America L.L.C.



----------------------------
(10) The references in the document to DeAM Employees include employees of the entities that have adopted the Deutsche Asset Management Code of Ethics.

                                   SCHEDULE B

                                   SUPPLEMENT
                                     TO THE
                 DEUTSCHE ASSET MANAGEMENT - U.S CODE OF ETHICS

                         RREEF America L.L.C. ("RREEF")

     A-1. Effective Date. This Supplement to the Deutsche Asset Management - U.S. Code of Ethics (the "Code") shall be effective February 1, 2004. The Code and this Supplement shall replace and supersede the RREEF America L.L.C. Code of Ethics (Last Updated December 2002).

     A-2. Applicability. The restrictions of the Code applying to Investment Personnel shall apply only to those Employees of RREEF who are Investment Personnel employed on the RREEF Securities Investment Team. The restrictions of the Code applying to Access Persons shall apply only to (i) those RREEF Employees, officers or directors who, with respect to any registered investment company or other securities investment advisory client, make any recommendation, participate in the determination of which recommendation will be made, or whose principal functions or duties relate to the determination or which recommendations will be made, or who, in connection with his or her duties, obtain any timely information concerning recommendations on Securities being made by RREEF, or (ii) those RREEF Employees who are designated as covered under this Supplement to the Code by DeAM Compliance or its designee.

     A-3. Additional Trading Restrictions. In addition to the restrictions set forth in the Code, no RREEF Employee identified in Section A-2 of this Supplement shall, without the prior written approval of DeAM Compliance, acquire or sell any Real Estate Securities in any Employee Related Account. Approvals of acquisitions will be granted only in extraordinary circumstances. Real Estate Securities shall include all publicly-traded Securities issued by any Real Estate Investment Trust ("REIT"), as well as publicly-traded Securities issued by companies if at least 50% of their revenues, or at least 50% of the market value of their assets, are attributable to the ownership, construction, management or sale of residential, commercial or industrial real estate. These companies may include real estate master limited partnerships and real estate brokers and developers.

     A-4. Adoption of the Deutsche Bank Americas Code of Professional Conduct. The terms of the Deutsche Bank Americas Code of Professional Conduct are hereby incorporated into this Supplement and those Employees of RREEF identified in Section A-2 of this Supplement shall be subject to and covered by such terms.

     A-5. Conflict. In the event of any conflict or discrepancy between the terms of the Code and this Supplement with respect to any RREEF Employee, the terms of this Supplement shall govern.

DeAM - U.S. Code of Ethics Sanctions
--------------------------------------------------------------------------------
Violation                                               Sanction
------------------------------------------------------- ------------------------
Failure to Obtain Pre-Clearance(1)
--------------------------------------------------------------------------------
Managing Director, Director and Vice President (also Portfolio Managers and
 Investment Personnel regardless of level)
--------------------------------------------------------------------------------
  1st Violation               Written Warning
----------------------------- --------------------------------------------------
  2nd Violation               $200.00 Fine
----------------------------- --------------------------------------------------
  3rd Violation +             Trading Prohibited for 30 Days(2) and $500.00 Fine
----------------------------- --------------------------------------------------
Below Vice President
--------------------------------------------------------------------------------
  1st Violation               Written Warning
----------------------------- --------------------------------------------------
  2nd Violation               $100.00 Fine
----------------------------- --------------------------------------------------
  3rd Violation +             Trading Prohibited for 30 days(2) and $250.00 Fine
--------------------------------------------------------------------------------
Failure to Comply with the with Same Day Rule(3)
--------------------------------------------------------------------------------
Portfolio Manager
--------------------------------------------------------------------------------
  1st Violation      Unwind the Trade/Disgorgement of Profit and Written Warning
-------------------  -----------------------------------------------------------
  2nd Violation      Unwind the Trade/Disgorgement of Profit and $200.00 Fine
-------------------  -----------------------------------------------------------
  3rd Violation +    Unwind the Trade/Disgorgement of Profit and $500.00 Fine
--------------------------------------------------------------------------------
Investment Personnel (Non-Portfolio Manager)
--------------------------------------------------------------------------------
  1st Violation          Potentially Unwind the Trade/Disgorgement of Profit and
                         Written Warning
------------------------ -------------------------------------------------------
  2nd Violation          Potentially Unwind the Trade/Disgorgement of Profit and
                         $150.00 Fine
------------------------ -------------------------------------------------------
  3rd Violation +        Potentially Unwind the Trade/Disgorgement of Profit and
                         $400.00 Fine
--------------------------------------------------------------------------------
Access Person
--------------------------------------------------------------------------------
  1st Violation          Potentially Unwind the Trade/Disgorgement of Profit and
                         Written Warning
------------------------ -------------------------------------------------------
  2nd Violation          Potentially Unwind the Trade/Disgorgement of Profit and
                         $100.00 Fine
------------------------ -------------------------------------------------------
  3rd Violation +        Potentially Unwind the Trade/Disgorgement of Profit and
                         $300.00 Fine
--------------------------------------------------------------------------------
Failure to Comply with the 7-Day Rule(3)
--------------------------------------------------------------------------------

----------------------------------
(1) Portfolio Managers and other Investment Personnel, regardless of position held, are subject to the pre-clearance sanctions for Managing Directors, Directors and Vice Presidents.

(2) The Compliance Department will take financial hardship into consideration in applying a trading prohibition. Please see important notes below for more information regarding financial hardship.

(3) The Compliance Department will take into consideration the employee's knowledge of portfolio trading and the severity and frequency of the violation in determining whether the trade should be broken and profit disgorged and the amount of the fine, if any. Second and third violations of the 7-day and Same Day rules within the same year will result in the escalation of fines and disciplinary action similar to other second and third violations and depending on the circumstances as indicated above. Any violations, along with attendant sanctions, will be noted in the employee's personnel file.

(4) Levels are defined by DeAM Compliance and generally follow a 15-day period that is adjusted for the calendar month. The First Level begins immediately after the due date of the respective filing. You will be notified of these levels in specific communications from DeAM Compliance when warranted.


                        IMPORTANT NOTES FOLLOW THIS PAGE

--------------------------------------------------------------------------------
Portfolio Manager
--------------------------------------------------------------------------------
  1st Violation      Unwind the Trade/Disgorgement of Profit and Written Warning
-------------------- -----------------------------------------------------------
-------------------- -----------------------------------------------------------
  2nd Violation      Unwind the Trade/Disgorgement of Profit and $200.00 Fine
-------------------- -----------------------------------------------------------
-------------------- -----------------------------------------------------------
  3rd Violation +    Unwind the Trade/Disgorgement of Profit and $500.00
--------------------------------------------------------------------------------
Investment Personnel (Non-Portfolio Manager)
--------------------------------------------------------------------------------
  1st Violation          Potentially Unwind the Trade/Disgorgement of Profit and
                         Written Warning
------------------------ -------------------------------------------------------
  2nd Violation          Potentially Unwind the Trade/Disgorgement of Profit and
                         $100.00 Fine
------------------------ -------------------------------------------------------
  3rd Violation +        Potentially Unwind the Trade/Disgorgement of Profit and
                         $250.00 Fine
--------------------------------------------------------------------------------
Failure to Comply with the with 30 Day Hold Rule
--------------------------------------------------------------------------------
Managing Director, Director and Vice President
--------------------------------------------------------------------------------
  1st Violation               Written Warning
----------------------------- --------------------------------------------------
  2nd Violation               $200.00 Fine
----------------------------- --------------------------------------------------
  3rd Violation +             Trading Prohibited for 30 Days(2) and $500.00 Fine
--------------------------------------------------------------------------------
Below Vice President
--------------------------------------------------------------------------------
  1st Violation               Written Warning
----------------------------- --------------------------------------------------
  2nd Violation               $100.00 Fine
----------------------------- --------------------------------------------------
  3rd Violation +             Trading Prohibited for 30 days(2) and $250.00 Fine
--------------------------------------------------------------------------------

This schedule continues on the following page.
--------------------------------------------------------------------------------
DeAM - U.S. Code of Ethics Sanctions continued
--------------------------------------------------------------------------------
Violation                               Sanction
--------------------------------------------------------------------------------
Failure to File / Incomplete / Late 17j-1 Reporting (Quarterly Personal Securities Trading Reporting)
--------------------------------------------------------------------------------
1st Violation - Filed by:
--------------------------------------- ----------------------------------------
  First Period Level(4)                 Written Warning
--------------------------------------- ----------------------------------------
  Second Period Level                   $100.00 Fine
--------------------------------------- ----------------------------------------
  Third Period Level                    $150.00 Fine
--------------------------------------- ----------------------------------------
  Forth Period Level +                  Trading Prohibited for 30 Days(2) and
                                        $250.00 Fine
--------------------------------------------------------------------------------
2nd Violation - Filed by:
--------------------------------------------------------------------------------
  First Period Level          $150.00 Fine
--------------------------------------------------------------------------------
  Second Period Level         $200.00 Fine
--------------------------------------------------------------------------------
  Third Period Level          Trading Prohibited for 30 Days(2) and $300.00 Fine
--------------------------------------------------------------------------------
  Forth Period Level +        Severe Disciplinary Action (Possible Termination)
--------------------------------------------------------------------------------
3rd Violation - Filed by:
--------------------------------------------------------------------------------
  First Period Level          $200.00 Fine
----------------------------- --------------------------------------------------
  Second Period Level         Trading Prohibited for 30 Days(2) and $400.00 Fine
----------------------------- --------------------------------------------------
  Third Period Level +        Severe Disciplinary Action (Possible Termination)
--------------------------------------------------------------------------------
Failure to File / Incomplete / Late Code of Ethics Annual Acknowledgement (including 17-j1 Annual Personal Holdings Report)
--------------------------------------------------------------------------------
Code of Ethics Annual Acknowledgement Period during the month of October.
Filed by:
--------------------------------------------------------------------------------
  October 31 through November 15                        Written Warning
------------------------------------------------------- ------------------------
  November 16 through November 30                       $100.00 Fine
------------------------------------------------------- ------------------------
  December 1 through December 15                        $150.00 Fine
------------------------------------------------------- ------------------------
  December 16 through December 30 +                     $200.00 Fine
--------------------------------------------------------------------------------

(2) The Compliance Department will take financial hardship into consideration in applying a trading prohibition. Please see important notes below for more information regarding financial hardship.

(4) Period Levels are defined by DeAM Compliance and generally follow approximate 15-day periods that are adjusted for the calendar month. The First Period Level begins immediately after the due date of the respective filing. You will be notified of these levels in specific communications from DeAM Compliance when warranted.

Important Notes

  o If payment for any fine is not received by the due date, a report will be made to Senior Management regarding this delinquency, and the employee will be subject to further sanctions, including a substantial escalation of the fine (including, possibly, the doubling of the fine amount).


                        IMPORTANT NOTES FOLLOW THIS PAGE

  o Asset Management Compliance will consider certain Code of Ethics infractions on a case-by-case basis in determining a final decision on the technicality or materiality of the violation itself, as well as the (if applicable) ensuing sanctions and/or fines levied on the employee. Asset Management Compliance will solely determine the factors used in arriving in any decisions made apart from this DeAM Sanctions Schedule.

  o Final disciplinary sanctions will be determined by the Compliance Department and Senior Management, which will take into consideration such factors, which include, but are not limited to, the period of time between violations, financial hardship, the employee's knowledge of portfolio trading and trading system technical difficulties. For example, violations occurring within a 24-month period will be taken into consideration, but will not be given full weight in the determination of disciplinary action. Financial hardship may include the inability to pay for tuition and medical expenses and the inability to purchase a home.

  o All violations will be reviewed on a rolling 1-year period and sanctions for second and third violations will be applicable if the violations occur within the same year.

  o  Multiple  simultaneous  violations  will be subject  to all the  applicable sanctions. For example, a portfolio manager who fails to obtain pre-clearance (2nd violation) and simultaneously violates the Same Day Rule (2nd violation), will be subject to a $400.00 fine and disgorgement of profit.

  o Continued violation of the DeAM - U.S. Code of Ethics may subject you to severe penalties, including possible termination.

Effective Date:  July 29, 2005                                  CONFIDENTIAL AND
                                                                     PROPRIETARY

                         Dimensional Fund Advisers Inc.
                                 CODE OF ETHICS


                      DFA INVESTMENT DIMENSIONS GROUP INC.
                        THE DFA INVESTMENT TRUST COMPANY
                  DIMENSIONAL EMERGING MARKETS VALUE FUND INC.
                        DIMENSIONAL INVESTMENT GROUP INC.
                         DIMENSIONAL FUND ADVISORS INC.
                               DFA SECURITIES INC.
                         DIMENSIONAL FUND ADVISORS LTD.
                              DFA AUSTRALIA LIMITED
                      DIMENSIONAL FUND ADVISORS CANADA INC.


General
-------

     This amended and restated Code of Ethics (the "Code") is adopted by: (i) DFA Investment Dimensions Group Inc., The DFA Investment Trust Company, Dimensional Emerging Markets Value Fund Inc. and Dimensional Investment Group Inc. (collectively, the "Funds"); (ii) Dimensional Fund Advisors Inc. ("Dimensional"), DFA Australia Limited, Dimensional Fund Advisors Ltd. and Dimensional Fund Advisors Canada Inc. (collectively, the "Advisors"); and (iii) DFA Securities Inc. (the "Distributor"), pursuant to the requirements of Rule 204A-1 under the Investment Advisers Act of 1940 (the "Advisers Act") and Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act").(1) Rules 204A-1 and 17j-1 are collectively referred to as the "SEC Rules."

Standards of Business Conduct
-----------------------------
     As a general policy, under the Code, in connection with personal securities investments of employees of the Funds, the Advisors and the Distributor (collectively, "Employers"), such persons, in keeping with the fiduciary duties owed to clients, shall at all times comply with the following standards of business conduct:

     1. Employees must at all times place the interests of the Funds and the interests of other clients of the Advisors before their own personal interests;

     2. All personal securities transactions shall be conducted in a manner consistent with the Code and to avoid any actual or potential conflict of interest and any abuse of an employee's position of trust and responsibility;

     3. An employee must not take inappropriate advantage of his or her position(s) with Employers; and

     4. Supervised Persons are required to promptly report any violations of the Code to Dimensional's Chief Compliance Officer (the "CCO").

------------------------------
(1) Employees of each Advisor are required to abide by those provisions of the 1940 Act and the Advisers Act contained in this Code, regardless of whether the employees are located in the United States or abroad.

     In adopting the Code, the trustees and directors of the Funds, the Advisors and the Distributor recognize that, just as actions that appear to comply with the Code may nevertheless be inappropriate, a failure to adhere to each requirement of the Code in any particular situation may not indicate a per se violation of SEC Rules. Therefore, no presumption should be made that a failure to comply with any provision of this Code that is not mandated by the SEC Rules constitutes a violation of the SEC Rules or a fraud on the Funds.

     Dimensional is committed to fostering a culture of compliance and therefore urges employees to contact the CCO and/or General Counsel about any actual or suspected compliance matters. Employees will not be penalized and their status at Dimensional will not be jeopardized by communicating with the CCO and/or General Counsel. Retaliation against any employee for reporting compliance related issues is cause for appropriate corrective action up to and including dismissal of the retaliating employee. In order to minimize the potential for such behavior, reports of actual or suspected compliance matters may be made on a confidential basis to the CCO and/or General Counsel.


1. Definitions. Terms not otherwise defined herein have the meanings assigned to them by the SEC Rules, the 1940 Act and the Advisers Act.

     (a) "Access Person" means:

          (i) any director/trustee, officer or general partner of a Fund or Advisor;

          (ii) any officer or director of the Distributor who, in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of Covered Securities for any registered investment company for which the Distributor acts as the principal underwriter;

          (iii) employees of the Advisors, Distributor, or Funds who, in connection with their regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of a Covered Security by the Funds, or other advisory clients for which the Advisors provide investment advice, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

          (iv) any natural persons in a control relationship with one or more of the Funds or Advisors who obtain information concerning recommendations made to such Funds or other advisory clients with regard to the purchase or sale of a Covered Security, or whose functions or duties, as part of the ordinary course of their business, relate to the making of any recommendation to the Funds or advisory clients regarding the purchase or sale of Covered Securities; and

          (v) any Supervised Person who has access to nonpublic information regarding any clients' purchase or sale of securities, or regarding the portfolio holdings of any Fund.

     (b) "Beneficial Ownership" of a security shall have the same meaning ascribed thereto under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934.(2)

------------------------------
(2) To have beneficial ownership, a person must have a "direct or indirect pecuniary interest," which is the opportunity to profit directly or indirectly from a transaction in securities.

     (c) "Control" has the same meaning as in Section 2(a)(9) of the 1940 Act.

     (d) "Covered Security" means all securities, except:

          (i) direct obligations of the Government of the United States(3);

          (ii) bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements);

          (iii) shares of money market funds;

          (iv) shares of registered open-end investment companies (4);

          (v) shares issued by unit investment trusts that are invested exclusively in one or more registered open-end investment companies, none of which are the Funds;

          (vi) privately-issued shares of the Advisors; and

          (vii) commodities.

     (e) "Designated Officer" means the Chief Compliance Officer, Secretary or the Assistant Secretary or other person acting as secretary or designated by the Ethics Committee for each of the Employers.

     (f) "Dimensional Managed Fund" means any series/portfolio of the Funds or any other fund advised by or sub-advised by any of the Advisors.

     (g) "Disinterested Trustee" means a director/trustee of the Funds who is not considered to be an "interested person" of the Funds within the meaning of Section 2(a)(19)(A) of the 1940 Act.

     (h) "Ethics Committee" means each Ethics Committee appointed by the directors/trustees of each of the Employers.

     (i) "Federal Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, and any rules adopted by the SEC under these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

     (j) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

------------------------------
(3) For Access Persons of the U.S. Employers. For Access Persons of the U.K. Employer, Covered Securities shall exclude direct obligations of the Government of the United Kingdom. For Access Persons of the Australian Employer, Covered Securities shall exclude direct obligations of the Commonwealth Government of Australia. For Access Persons of the Canadian Employer, Covered Securities shall exclude direct obligations of the Government of Canada.

(4) For Access Persons of the U.S. and Canadian Employers. For Access Persons of the U.K. and Australian Employers, Covered Securities shall exclude unlisted unit trusts registered under the local scheme

     (k) "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933.

     (l) "Outside Director" means a director of any Advisor who is not considered to be an "interested person" of the Advisor within the meaning of Section 2(a)(19)(B) of the 1940 Act, provided that a director shall not be considered interested for purposes of this Code by virtue of being a director or knowingly having a direct or indirect beneficial interest in the securities of the Advisor if such ownership interest does not exceed five percent (5%) of the outstanding voting securities of such Advisor.

     (m) A "Security Held or to be Acquired" means any Covered Security which, within the most recent 15 days, is or has been held by the Funds or other advisory clients of the Advisors, or is being or has been considered by the Funds or the Advisors for purchase by the Funds or other advisory clients of the Advisors, and any option to purchase or sell, and any security convertible into or exchangeable for, any such Covered Security.

     (n) "Supervised Person" means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an Advisor, or other person who provides (i) investment advice on behalf of an Advisor and (ii) is subject to the supervision and control of the Advisor with respect to activities that are subject to the Advisers Act or the 1940 Act.(5)

2. Compliance with Federal Securities Laws. Each Supervised Person shall comply with the applicable Federal Securities Laws.

3.   Prohibitions: Access Persons.

     No Access Person:

     (a) in connection with the purchase or sale by such Person of a Security Held or to be Acquired by a registered investment company or other advisory clients account for which one of the Advisors acts as investment adviser or the Distributor acts as the principal underwriter, including the Funds, shall:

          (i) employ any device, scheme or artifice to defraud such registered investment company or advisory account;

          (ii) make to such registered investment company or advisory account any untrue statement of a material fact or omit to state to such registered investment company or advisory account a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;


------------------------------
(5) For example, independent solicitors or consultants who do not provide investment advice to clients on behalf of an Advisor are not Supervised Persons.

          (iii) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon such registered investment company or advisory account; or

          (iv) engage in any manipulative practice with respect to such registered investment company or advisory account.

     (b) shall accept any personal gift other than those in compliance with the Gift and Business Entertainment Policy.

     (c) who is not a Disinterested Trustee, shall serve on the board of directors of a publicly traded company, except as provided in section 6(e) herein.

4. Pre-clearance: Initial Public Offerings or Limited Offerings. In addition to the above-stated prohibitions, no Access Persons shall acquire any securities in an Initial Public Offering or Limited Offering except as provided in sections 5 and 6 herein. Any request for pre-clearance pursuant to section 5 must specifically identify the transaction as an Initial Public Offering or Limited Offering, as appropriate.

5. Pre-clearance. Access Persons of the Employers (other than Disinterested Trustees and directors of the Advisors who are not officers or employees of the Funds or any Employer) are required to receive written approval from the applicable compliance officer of the Employer prior to purchasing or selling any Covered Security (except interests in 529 college savings plans and futures) for their own accounts or the accounts of their families (including the spouse, registered domestic partner, minor children and adults living in the same household as the Access Person), trusts of which they are trustees or in which they have a beneficial interest, or any other account with respect to which they have direct or indirect control of investment decisions. The form for requesting such approval is attached hereto as Exhibit A. Prior approval is more likely to be granted when there exists only a remote potential for a conflict of interest with the Funds or other advisory clients of the Advisors because the proposed transaction would be very unlikely to affect a highly institutional market, or when the proposed transaction clearly is not related economically to the securities to be purchased, sold or held by the Funds or by other advisory clients of the Advisors. Any such prior approved transaction must be completed by the close of business on the next business day after approval is received, unless it is rescinded prior to execution, or unless the approval is granted with a specified time period that is shorter or longer.

     In addition, the compliance officer of each Employer (other than Dimensional) is required to receive prior written approval of his or her personal transactions from Dimensional's CCO and Dimensional's CCO shall solicit prior approval of his personal transactions from Dimensional's Chief Executive Officer. The Designated Officer of the Funds, the Advisors or the Distributor, as the case may be, shall record any action taken pursuant to this section 5. The compliance officer of each Employer (other than Dimensional) shall promptly provide copies of each completed pre-clearance form to Dimensional's CCO.

6.   Exemptions. The provisions of section 5 of this Code shall not apply to:

     (a) purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

     (b) purchases or sales that are non-volitional on the part of the Access Person, the Funds or other clients of the Advisors.

     (c) purchases that are part of an automatic dividend reinvestment plan.

     (d) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

     (e) service by an Access Person on the board of directors of a publicly traded company if prior approval is received from the board of directors of the applicable Employer(s) of such appointment (provided, however, that Access Persons who are Disinterested Trustees shall not be required to obtain prior approval to serve on the board of directors of a public company). In the event that the board of such Employer(s) should decide that the potential for conflicts of interest exists with respect to such Person's obligations as a director and Employer's duties to its clients, the board may refuse to approve the appointment or approve the appointment with such restrictions on the activities of, or information received by, such Access Person, as the board deems appropriate.

7. Communications with Disinterested Trustees and Outside Directors. As a regular business practice, the Funds and the Advisors attempt to keep directors/trustees informed with respect to the Funds' and the Advisors' investment activities through reports and other information provided to the directors/trustees in connection with board meetings and other events. However, it is the policy of the Funds not to routinely communicate specific trading information and/or advice on specific issues to Disinterested Trustees and Outside Directors unless the proposed transaction presents issues on which input from the Disinterested Trustees or Outside Directors is appropriate (i.e., no information is given regarding securities for which current activity is being considered for clients).

8.   Procedural Matters.  The Designated Officer of each Employer shall:

     (a) Furnish a copy of this Code to each Access Person of the Funds and Distributor, and obtain from each Access Person a written acknowledgment of the receipt thereof. Each Access Person shall provide the Designated Officer, on an annual basis, with an executed certificate stating that he or she has read and understood the Code and recognizes that he or she is subject to the Code. In addition, each Access Person shall certify to the Designated Officer, on an annual basis, that he or she has complied with the requirements of the Code and has disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported pursuant to the requirements of this Code.

     (b) Notify each such Access Person of his/her obligation to file reports as required by section 9 of this Code and the procedures for filing such reports.

     (c) Report to the Ethics Committee the facts contained in any reports filed with the Designated Officer pursuant to section 9 of this Code when any such report indicates that an Access Person may have engaged in a transaction in a Security Held or to be Acquired by a Fund in a manner which is inconsistent with this Code.

     (d) Maintain any records required by Rule 204-2(a)(12) and (13) of the Advisers Act and Rule 17j-1(f) of the 1940 Act.

     (e) Implement procedures to safeguard the confidentiality of reports filed and records maintained pursuant to this Code.

     (f) At least annually, furnish the boards of directors/trustees of the Funds a written report (which may be a joint report) that:

          (i) certifies that the Employer has adopted procedures reasonably necessary to prevent Access Persons from violating the Code; and

          (ii) describes any issues arising under the Code or procedures described above since the last report to the boards including, but not limited to, information about material failures to comply with the Code or procedures and sanctions imposed in response thereto.

9.   Reporting by Access Persons.

     (a) Initial Report. Upon commencement of employment (or upon becoming an Access Person), all Access Persons, other than Disinterested Trustees and Outside Directors, must disclose all holdings of Covered Securities and Dimensional Managed Funds in which they have any direct or indirect Beneficial Ownership to the Designated Officer. Such report shall be made within ten calendar days of commencement of employment (or upon becoming an Access Person) and shall include the following information as of the date when the person became an Access Person (information must be current as of a date no more than 45 days before the date of submission):

          (i) The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, and the number of shares and principal amount of each Covered Security in which such Access Person has any direct or indirect Beneficial Ownership when the person becomes an Access Person;

          (ii) The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the direct or indirect benefit of such person as of the date the person became an Access Person; and

          (iii) The date the report is submitted by the Access Person.

     (b) Annual Report. In addition to the report submitted under section 9(a), every Access Person (other than Disinterested Trustees and Outside Directors) must also submit an annual report of the information required by section 9(a) to the Designated Officer annually within thirty calendar days after the last day of each calendar year (which information must be current as of a date no more than 45 days before the date of submission).

     (c) Quarterly Reports. Within 30 calendar days of the end of each calendar quarter and except as provided in section 9(d) below, every Access Person shall report to the Designated Officer the following information with respect to transactions in any Covered Security and shares of Dimensional Managed Funds in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Security or shares or other investment interest in a Dimensional Managed Fund:

          (i) The date of the transaction, the title, and as applicable the exchange and ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares or other investment interest and the principal amount of each Covered Security and each Dimensional Managed Fund involved;

          (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          (iii) The price at which the transaction was effected;

          (iv) The name of the broker, dealer or bank with or through whom the transaction was effected; and

          (v) The date the report was submitted by the Access Person.

          (vi) No person shall be required to make the reports set forth in this section 9 with respect to transactions effected for, and Covered Securities or shares of or other investment interest in any Dimensional Managed Fund held in, any account over which such person does not have any direct or indirect influence. No Access Person of the Employers shall be required to make the report required under section 9(c) above with respect to information which would be duplicative of information recorded pursuant to Rule 204-2(a)(12) or 204-2(a)(13) under the Advisers Act. In addition, no person shall be required to make the report required under section 9(c) above with respect to transactions effected pursuant to an automatic investment plan.

          (vii) In addition, all Access Persons must report any new broker, dealer or bank with which the Access Person maintains an account in which any securities are held or could have the ability to hold securities for the direct or indirect benefit of such Access Person and the date the account was established.

     (d) Additional Reporting Procedures.

          (i) Any report made pursuant to this section 9 may contain a statement that the report shall not be construed as an admission by the person making such report that he/she has any direct or indirect Beneficial Ownership in the securities to which the report relates.

          (ii) All reports of securities transactions and holdings filed pursuant to this section 9 shall be deemed confidential and shall not be disclosed to any person or entity except as may be necessary to enforce this Code or as may be required by law.

          (iii) The Designated Officer is responsible for enforcing the provisions of this Code, detecting violations of this Code, reviewing reports or other statements submitted pursuant to section 9 of this Code, and maintaining the confidentiality of any reports or other records maintained pursuant to this Code. In establishing review procedures for reports submitted pursuant to this Code, the
          Designated Officer shall give due consideration to the types of securities reported, the position of the person submitting the report, the degree of access to current trading information, and the possible effect of the holdings or transactions on securities held by clients. The Ethics Committee is responsible for reviewing any such reports submitted by the Designated Officer.

          (iv) A Disinterested Trustee who would be required to make a report solely by reason of being a director/trustee of a Fund need not make a quarterly transaction report under section 9(c) herein with respect to any Dimensional Managed Fund or any Covered Security, unless the director/trustee knew or, in the ordinary course of fulfilling his or her official duties as a director/trustee, should have known that during the 15 days immediately before or after the director/trustee's transaction in a Covered Security, a Fund purchasedthe Covered Security, or an Advisor considered purchasing or selling the Covered Security for a Fund.

          (v) No report need be filed pursuant to section 9(b) if it would duplicate information contained in broker trade confirmations or account statements received by the Employers on a timely basis and such confirmations or statements contain all information required by section 9(b).

10.  Violations.

     (a) Upon being apprised of facts in any manner that indicate that a violation of this Code may have occurred, the Ethics Committee of each of the Funds, Advisors and the Distributor, as applicable, shall determine whether, in its judgment, the conduct being considered did in fact violate the provisions of this Code. If the Ethics Committee determines that a material violation of this Code has occurred, the Ethics Committee shall so advise its board of directors/trustees and the board may impose such sanctions as it deems appropriate in the circumstances. If the person whose conduct is being considered by the Ethics Committee or board is a member of the Committee or board, he/she shall not be eligible to participate in the judgment of the Committee or board as to whether a violation occurred or whether, or to what extent, sanctions should be imposed.

     (b) Sanctions for violation of this Code may include, but are not limited to, (i) a requirement to cancel a trade or to forego any profits thereon,
     (ii) suspension of the privilege of engaging in personal securities transactions for a period of time, (iii) a fine, and/or (iv) a suspension or termination of employment.

12.  Miscellaneous.

     (a) This Code, and any material changes hereto, are subject to the approval of the board of directors/trustees of each Fund, including approval by a majority of the Disinterested Trustees. Each board shall base its approval of the Code, and of any material changes to the Code, on a determination that the Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by sections 3 and 4 of the Code. Prior to approving the Code, the boards of directors/trustees must receive a certification from the Funds, Advisors and Distributor that they have adopted procedures reasonably necessary to prevent Access Persons from violating the Code. The Funds' boards must approve any material change to the Code not later than six months after adoption of such change.

     (b) The Ethics Committees shall have the authority, (1) with respect to any specific transaction, to exempt any person or class of person from any portion of this Code, so long as (i) the provision for which the exemption is proposed to be granted is not one required by the SEC Rules, and (ii) counsel to the Funds or Advisors, as applicable, concurs with the exemption; and (2) to adopt interpretive positions with respect to any provision of this Code in consultation with counsel for the Funds. Any such action shall be based on a good faith determination that (i) such exemption or interpretation is consistent with the fiduciary principles set forth in this Code and the SEC Rules; and (ii) the likelihood of any abuse of the Code as a result of such exemption or interpretation is remote. The Ethics Committee also may base any such determination on the advice of counsel that a particular application of all or any portion of the Code is not legally required.

     (c) This Code is designed for the internal use of the Funds, Advisors and Distributor in meeting their fiduciary and other obligations under applicable securities law. This Code may include reports or procedures that are more stringent than those required by law. No violation or apparent violation of this Code shall create any presumption that an Access Person has violated any law. . 14 DFA Code of Ethics July 2005.doc [GRAPHIC OMITTED][GRAPHIC OMITTED] Effective Date: July 29, 2005 CONFIDENTIAL AND PROPRIETARY 11 140_8 [GRAPHIC OMITTED][GRAPHIC OMITTED]

--------------------------------------------------------------------------------
                                   EXHIBIT A
--------------------------------------------------------------------------------

                        PERSONAL SECURITIES TRANSACTION

                               PRE-CLEARANCE FORM


I hereby request approval to purchase or sell the securities listed below. I understand that if this request is denied, I may not purchase or sell such securities for myself or others until I receive approval at a later date.

------------------------------------------------------------------------------------------------------------------------
Date of Transaction   Company Name/Ticker   Buy or Sell  No. of Shares      Name of Broker,          Account Number
                                                                            Dealer, Bank or
                                                                               Custodian
--------------------- --------------------- ------------ --------------- ----------------------- -----------------------


--------------------- --------------------- ------------ --------------- ----------------------- -----------------------


--------------------- --------------------- ------------ --------------- ----------------------- -----------------------


--------------------- --------------------- ------------ --------------- ----------------------- -----------------------


--------------------- --------------------- ------------ --------------- ----------------------- -----------------------


--------------------- --------------------- ------------ --------------- ----------------------- -----------------------


------------------------------------------------------------------------------------------------------------------------

By signing this form, I represent that this transaction(s) is not prohibited by
Section 3 of the Code of Ethics or the Insider Trading Policy.

----------------------------------          ----------------------------------          --------------------------------
Printed Name                                Signature                                   Date


--------------------------------------------------------------------------------
   FOR COMPLIANCE USE ONLY:

                                    ----------------------   ------------------
|_|  APPROVED      |_|  DENIED      COMPLIANCE OFFICER       DATE
--------------------------------------------------------------------------------

                         FRANKLIN TEMPLETON INVESTMENTS
                                 CODE OF ETHICS
         (pursuant to Rule 17j-1 of the Investment Company Act of 1940 and Rule 204A-1 of the Investment Advisers Act of 1940)
                                      AND
                      POLICY STATEMENT ON INSIDER TRADING
                                Revised May 2006

                               TABLE OF CONTENTS
                               -----------------

CODE OF ETHICS.................................................................3

PART 1 - STATEMENT OF PRINCIPLES...............................................3
PART 2 - PURPOSE OF THE CODE AND CONSEQUENCES OF NON-COMPLIANCE................5
PART 3 - COMPLIANCE REQUIREMENTS...............................................6
PART 4 - REPORTING REQUIREMENTS FOR CODE OF ETHICS PERSONS (EXCLUDING
         INDEPENDENT DIRECTORS OF THE FUNDS AND OF FRI).......................16
PART 5 - PRE-CLEARANCE REQUIREMENTS APPLICABLE TO ACCESS PERSONS (EXCLUDING
         INDEPENDENT DIRECTORS OF THE FUNDS) AND PORTFOLIO PERSONS............19
PART 6 - REQUIREMENTS FOR INDEPENDENT DIRECTORS OF THE FUNDS..................23
PART 7 - PENALTIES FOR VIOLATIONS OF THE CODE.................................25
PART 8 - A REMINDER ABOUT THE FRANKLIN TEMPLETON INVESTMENTS INSIDER TRADING
         POLICY...............................................................27
PART 9 - FOREIGN COUNTRY SUPPLEMENTS (CANADA).................................28

APPENDIX A: COMPLIANCE PROCEDURES AND DEFINITIONS.............................30

I.          RESPONSIBILITIES OF EACH DESIGNATED COMPLIANCE OFFICER............31
II.         DEFINITIONS OF IMPORTANT TERMS....................................38

APPENDIX B: ACKNOWLEDGEMENT FORM AND SCHEDULES................................41

ACKNOWLEDGMENT FORM...........................................................42
SCHEDULE A: LEGAL AND COMPLIANCE OFFICERS CODE OF ETHICS ADMINISTRATION DEPT.
            CONTACT INFO......................................................43
SCHEDULE B: QUARTERLY TRANSACTIONS REPORT.....................................44
SCHEDULE C: INITIAL & ANNUAL DISCLOSURE OF BROKERAGE ACCOUNTS, SECURITIES
            HOLDINGS AND DISCRETIONARY AUTHORITY..............................45
SCHEDULE D: NOTIFICATION OF SECURITIES ACCOUNT................................47
SCHEDULE E: NOTIFICATION OF DIRECT OR INDIRECT BENEFICIAL INTEREST............48
SCHEDULE F: CHECKLIST FOR INVESTMENTS IN PARTNERSHIPS AND SECURITIES ISSUED IN
            LIMITED OFFERINGS (PRIVATE PLACEMENTS)............................49
SCHEDULE G: REQUEST FOR APPROVAL TO SERVE AS A DIRECTOR.......................51

APPENDIX C:  INVESTMENT ADVISOR AND BROKER-DEALER AND OTHER SUBSIDIARIES OF
FRANKLIN RESOURCES, INC. - APRIL 2006.........................................52


APPENDIX D: FRANKLIN RESOURCES, INC. CODE OF ETHICS AND BUSINESS CONDUCT......53


POLICY STATEMENT ON INSIDER TRADING...........................................65

A.          LEGAL REQUIREMENT.................................................65
B.          WHO IS AN INSIDER?................................................65
C.          WHAT IS MATERIAL INFORMATION?.....................................65
D.          WHAT IS NON-PUBLIC INFORMATION?...................................66

E.          BASIS FOR LIABILITY...............................................66
F.          PENALTIES FOR INSIDER TRADING.....................................66
G.          INSIDER TRADING PROCEDURES........................................67
H.          GENERAL ACCESS CONTROL PROCEDURES.................................68

FAIR DISCLOSURE POLICIES AND PROCEDURES.......................................69

A.          WHAT IS REGULATION FD?............................................69
B.          FTI'S CORPORATE POLICY FOR REGULATION FD..........................69
C.          GENERAL PROVISIONS OF REGULATION FD...............................69
D.          PERSONS TO WHOM SELECTIVE DISCLOSURE MAY NOT BE MADE:.............70
E.          EXCLUSIONS FROM REGULATION FD.....................................70
F.          METHODS OF PUBLIC DISCLOSURE:.....................................71
G.          TRAINING..........................................................71
H.          REPORTING CONSEQUENCES............................................71
I.          QUESTIONS.........................................................71
J.          FREQUENTLY ASKED QUESTIONS........................................71
K.          SUPPLEMENTAL INFORMATION - SECS DIVISION OF CORPORATE FINANCE.....73

SUPPLEMENTAL MEMORANDUM ON CHINESE WALL POLICY................................78

                                 CODE OF ETHICS

     The Code of Ethics (the "Code") and Policy Statement on Insider Trading (the "Insider Trading Policy"), including any supplemental memoranda is applicable to all officers, directors, employees and certain designated temporary employees (collectively, "Code of Ethics Persons") of Franklin Resources, Inc. ("FRI"), all of its subsidiaries, and the funds in the Franklin Templeton Group of Funds (the "Funds") (collectively, "Franklin Templeton Investments"). The subsidiaries listed in Appendix C of the Code, together with Franklin Resources, Inc. and the Funds, have adopted the Code and Insider Trading Policy.

     The Code summarizes the values, principles and business practices that guide Franklin Templeton Investments' business conduct, provides a set of basic principles for Code of Ethics Persons regarding the conduct expected of them and also establishes certain reporting requirements applicable to Supervised and Access Persons (defined below). It is the responsibility of all Code of Ethics Persons to maintain an environment that fosters fairness, respect and integrity. Code of Ethics Persons are expected to seek the advice of a supervisor or the Code of Ethics Administration Department with any questions on the Code and/or the Insider Trading Policy.

     In addition to this Code, the policies and procedures prescribed under the Code of Ethics and Business Conduct adopted by Franklin Resources, Inc. are additional requirements that apply to certain Code of Ethics Persons. Please see Appendix D for the full text of the Code of Ethics and Business Conduct. Executive Officers, Directors and certain other designated employees of FRI will also be subject to additional requirements with respect to the trading of the securities of FRI (i.e. BEN shares).

PART 1 - Statement of Principles

     All Code of Ethics Persons are required to conduct themselves in a lawful, honest and ethical manner in their business practices. Franklin Templeton Investments' policy is that the interests of its Funds' shareholders and clients are paramount and come before the interests of any Code Of Ethics Person.

     The personal investing activities of Code of Ethics Persons must be conducted in a manner to avoid actual or potential conflicts of interest with Fund shareholders and other clients of any Franklin Templeton adviser.

     Code of Ethics Persons shall use their positions with Franklin Templeton Investments and any investment opportunities they learn of because of their positions with Franklin Templeton Investments in a manner consistent with applicable Federal Securities Laws and their fiduciary duties to use such opportunities and information for the benefit of the Funds' shareholders and clients.

     Information concerning the identity of security holdings and financial circumstances of Funds and other clients is confidential and all Code of Ethics Persons must vigilantly safeguard this sensitive information.

     Lastly, Code of Ethics Persons shall not, in connection with the purchase or sale of a security, including any option to purchase or sell, and any security convertible into or exchangeable for, any security that is "held or to be acquired" by a Fund:

     A. employ any device, scheme or artifice to defraud a Fund;

     B. make to a Fund any untrue statement of a material fact or omit to state to a Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

     C. engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Fund; or

     D. engage in any manipulative practice with respect to a Fund.

     A security is "held or to be acquired" if within the most recent 15 days it (i) is or has been held by a Fund, or (ii) is being or has been considered by a Fund or its investment adviser for purchase by the Fund.

PART 2 - Purpose of the Code and Consequences of Non-compliance

     It is important that you read and understand the Code because its purpose is to help all of us comply with the law and to preserve and protect the outstanding reputation of Franklin Templeton Investments.

     Any violation of the Code or Insider Trading Policy including engaging in a prohibited transaction or failure to file required reports may result in disciplinary action, up to and including termination of employment and/or referral to appropriate governmental agencies.

     All Code of Ethics Persons must report violations of the Code and the Insider Trading Policy whether committed by themselves or by others promptly to their supervisor or the Code of Ethics Administration Department. If you have any questions or concerns about compliance with the Code or Insider Trading Policy you are encouraged to speak with your supervisor or the Code of Ethics Administration Department. In addition, you may call the Compliance and Ethics Hotline at 1-800-636-6592. Calls to the Compliance and Ethics Hotline may be made anonymously. Franklin Templeton Investments will treat the information set forth in a report of any suspected violation of the Code or Insider Trading Policy in a confidential manner and will conduct a prompt and appropriate evaluation and investigation of any matter reported. Code of Ethics Persons are expected to cooperate in investigations of reported violations. To facilitate employee reporting of violations of the Code or Insider Trading Policy, Franklin Templeton Investments will not allow retaliation against anyone who has made a report in good faith.

PART 3 - Compliance Requirements


3.1  Who Is Covered by the Code and How Does It Work?

     The Statement of Principles contained in the Code and the policies and procedures prescribed under the Code of Ethics and Business Conduct contained in Appendix D must be observed by all Code of Ethics Persons. All officers, directors, employees and certain designated temporary employees of Franklin Templeton Investments are Code of Ethics Persons. However, depending on which of the categories described below that you are placed, there are different types of restrictions and reporting requirements placed on your personal investing activities. The category in which you will be placed generally depends on your job function, although unique circumstances may result in your placement in a different category. If you have any questions regarding which category you are a member of and the attendant responsibilities, please contact the Code of Ethics Administration Department.

     (1) Supervised Persons: Supervised persons are a U.S. registered investment adviser's partners, officers, directors (or other persons occupying a similar status or performing similar functions), and employees, as well as any other person who provides advice on behalf of the adviser and are subject to the supervision and control of the adviser.


     (2) Access Persons: Access Persons are those persons who: have access to nonpublic information regarding Funds' or clients' securities transactions; or are involved in making securities recommendations to Funds or clients; or have access to recommendations that are nonpublic; or have access to nonpublic information regarding the portfolio holdings of Reportable Funds. Examples of "access to nonpublic information" include having access to trading systems, portfolio accounting systems, research databases or settlement information. Thus, Access Persons are those people who are in a position to exploit information about Funds' or clients' securities transactions or holdings. Administrative, technical and clerical personnel may be deemed Access Persons if their functions or duties give them access to such nonpublic information.

     The following are some of the departments, which would typically (but not exclusively) include Access Persons. Please note however that whether you are an Access Person is based on an analysis of the types of information that you have access to and the determination will be made on a case-by-case basis:

          o fund accounting;
          o futures associates;
          o global compliance;
          o portfolio administration;
          o private client group/high net worth; and
          o anyone else designated by the Director of Global Compliance and/or the Chief Compliance Officer.

     In addition, you are an Access Person if you are any of the following:

          o an officer or director of the Funds;
          o an officer or director of an investment advisor or broker-dealer subsidiary of Franklin Templeton Investments; or
          o a person that controls those entities

     Note: Under this definition, an independent director of FRI would not be considered an Access Person.

     (3) Portfolio Persons: Portfolio Persons are a subset of Access Persons and are those employees of Franklin Templeton Investments, who, in connection with his or her regular functions or duties, makes or participates in the decision to purchase or sell a security by a Fund or any other client or if his or her functions relate to the making of any recommendations about those purchases or sales. Portfolio Persons include:

          o portfolio managers;
          o research analysts;
          o traders;
          o employees serving in equivalent capacities (such as Futures Associates);
          o employees supervising the activities of Portfolio Persons; and
          o anyone else designated by the Director of Global Compliance and/or the Chief Compliance Officer.

     (4) Non-Access Persons: If you are an employee or temporary employee of Franklin Templeton Investments AND you do not fit into any of the above categories, you are a Non-Access Person. Because you do not receive nonpublic information about Fund/Client portfolios, you are subject only to the prohibited transaction provisions described in 3.4 of the Code, the Statement of Principles and the Insider Trading Policy and the policies and procedures prescribed under the FRI Code of Ethics and Business Conduct. The independent directors of FRI are Non-Access Persons.

     You will be notified about which of the category(ies) you are considered to be a member of at the time you become affiliated with Franklin Templeton Investments and also if you become a member of a different category.

     As described further below, the Code prohibits certain types of transactions and requires pre-clearance and reporting of others. Non-Access
Persons and Supervised Persons do not have to pre-clear their security transactions, and, in most cases, do not have to report their transactions. Independent Directors of the Funds also need not pre-clear or report on any securities transactions unless they knew, or should have known that, during the 15-day period before or after the transaction, the security was purchased or sold or considered for purchase or sale by a Fund. However, personal investing activities of all Code of Ethics Persons are to be conducted in compliance with the prohibited transactions provisions contained in Section 3.4, the Statement of Principles, the Insider Trading Policy, the FRI Code of Ethics and Business Conduct Code and all other applicable policies and procedures.

3.2  What Accounts and Transactions Are Covered?

     The Code covers:

     1. Securities accounts/transactions in which you have direct or indirect beneficial ownership.

     You are considered to have "beneficial ownership" of a security if you, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have or share a direct or indirect economic interest in a security. There is a presumption that you have an economic interest in securities held or acquired by members of your immediate family sharing the same household. Thus, a transaction by or for the account of your spouse, or other immediate family member living in your home would be treated as though the transaction were your own.

     2.  Transactions  for an  account in which you have an  economic  interest
(other than the account of an unrelated client for which advisory fees are received) and have or share investment control.

     For example, if you invest in a corporation that invests in securities and you have or share control over its investments, that corporation's securities transactions would generally be treated as though they were your own.

     3. Securities in which you do not have an economic interest (that are held by a partnership, corporation, trust or similar entity) however, you either have control of such entity, or have or share control over its investments.

     For example, if you were the trustee of a trust or foundation but you did not have an economic interest in the entity (i.e., you are not the trustor (settlor) or beneficiary) the securities transactions would be treated as though they were your own if you had voting or investment control of the trust's assets or you had or shared control over its investments.

Accordingly, each time the words "you" or "your" are used in this document, they apply not only to your personal transactions and accounts, but to all the types of accounts and transactions described above. If you have any questions as to whether a particular account or transaction is covered by the Code, please contact the Code of Ethics Administration Department 650-312-3693 (ext. 23693) for guidance.

3.3  What  Securities  Are Exempt From the Code of Ethics?

     You do not need to pre-clear or report transactions in the following types of securities:

     (1) direct obligations of the U.S. government (i.e. securities issued or guaranteed by the U.S. government such as Treasury bills, notes and bonds including U.S. savings bonds and derivatives thereof);

     (2) money market instruments - banker's acceptances, bank certificates of deposits, commercial paper, repurchase agreements and other high quality short-term debt instruments;

     (3) shares of money market funds;

     (4) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

     (5) shares issued by U.S. registered open-end funds (I.E. mutual funds) other than Reportable Funds"

     Transactions in the types of securities listed above are also exempt from:
(i) the prohibited transaction provisions contained in Section 3.4; (ii) the additional requirements applicable to Portfolio Persons; and (iii) the applicable reporting requirements contained in Part 4.

3.4 Prohibited Transactions and Transactions Requiring Pre-approval for Code of Ethics Persons

     A. "Intent" Is Important

     The transactions described below comprise a non-exclusive listing of those transactions that have been determined by the courts and the SEC to be prohibited by law. These types of transactions are a violation of the Statement of Principles and are prohibited. It should be noted that pre-clearance, which is a cornerstone of our compliance efforts, cannot detect inappropriate or illegal transactions, which are by their definition dependent upon intent. Therefore, personnel of the Code of Ethics Administration Department can assist you with compliance with the Code however, they cannot guarantee any particular transaction complies with the Code or any applicable law. The fact that your proposed transaction receives pre-clearance may not provide a full and complete defense to an accusation of a violation of the Code or of any laws. For example, if you executed a transaction for which you received pre-clearance, or if the transaction was exempt from pre-clearance (e.g., a transaction for 500 shares or less), that would not preclude a subsequent finding that front-running or scalping occurred because such activity is dependent upon your intent. In other words, your intent may not be able to be detected or determined when a particular transaction request is analyzed for pre-clearance, but can only be determined after a review of all the facts.

     In the final analysis, adherence to the principles of the Code remains the responsibility of each person effecting personal securities transactions.

     B. Code Of Ethics Persons - Prohibitions and Requirements

          1. Front running: Trading Ahead of a Fund or Client

     You shall not front-run any trade of a Fund or client. The term "front run" means knowingly trading before a contemplated transaction by a Fund or client of any Franklin Templeton adviser, whether or not your trade and the Fund's or client's trade take place in the same market. Front running is prohibited whether or not you realize a profit from such a transaction. Thus, you may not:

          (a) purchase a security if you intend, or know of Franklin Templeton Investments' intention, to purchase that security or a related security on behalf of a Fund or client, or

          (b) sell a security if you intend, or know of Franklin Templeton Investments' intention, to sell that security or a related security on behalf of a Fund or client.

          2. Scalping

     You shall not purchase a security (or its economic equivalent) with the intention of recommending that the security be purchased for a Fund or client, or sell short a security (or its economic equivalent) with the intention of recommending that the security be sold for a Fund or client. Scalping is prohibited whether or not you realize a profit from such a transaction.

          3. Trading Parallel to a Fund or Client
      You shall not either buy a security if you know that the same or a related security is being bought contemporaneously by a Fund or client, or sell a security if you know that the same or a related security is being sold contemporaneously by a Fund or client.

          4. Trading Against a Fund or Client
     You shall not:

     (a) buy a security if you know that a Fund or client is selling the same or a related security, or has sold the security, until seven (7) calendar days after the Fund's or client's order has either been executed or withdrawn, or

     (b) sell a security if you know that a Fund or client is buying the same or a related security, or has bought the security until seven (7) calendar days after the Fund's or client's order has either been executed or withdrawn.

     Refer to Section I.A., "Pre-clearance Standards," of Appendix A of the Code for more details regarding the pre-clearance of personal securities transactions.

          5. Using Proprietary Information for Personal Transactions
     You shall not buy or sell a security based on Proprietary Information (1) without disclosing such information and receiving written authorization from the Code of Ethics Administration Department. If you wish to purchase or sell a security about which you obtained such information, you must provide a written report of all of the information you obtained regarding the security to the Appropriate Analyst(s)(2). You may then receive permission to purchase or sell such security if the Appropriate Analyst(s) confirms to the Code of Ethics Administration Department that there is no intention to engage in a transaction regarding the security within the next seven (7) calendar days on behalf of an Associated Client(3) and you subsequently pre-clear a request to purchase or sell such security.

------------------------------
(1) Proprietary Information: Information that is obtained or developed during the ordinary course of employment with Franklin Templeton Investments, whether by you or someone else, and is not available to persons outside of Franklin Templeton Investments. Examples of such Proprietary Information include, among other things, internal research reports, research materials supplied to Franklin Templeton Investments by vendors and broker-dealers not generally available to the public, minutes of departmental/research meetings and conference calls, and communications with company officers (including confidentiality agreements). Examples of non-Proprietary Information include information found in mass media publications (e.g., The Wall Street Journal, Forbes, and Fortune), certain specialized publications available to the public (e.g., Morningstar, Value Line, Standard and Poors), and research reports available to the general public.

(2) Appropriate Analyst: Any securities analyst or portfolio manager, other than you, making recommendations or investing funds on behalf of any Associated Client, who may be reasonably expected to recommend or consider the purchase or sale of the security in question.

(3) Associated Client: A Fund or client whose trading information would be available to the Access Person during the course of his or her regular functions or duties.

          6. Certain Transactions in Securities of Franklin Resources, Inc., and Affiliated Closed-end Funds
     You shall not effect a short sale of the securities, including "short sales against the box" of Franklin Resources, Inc., or any of the Franklin Templeton Investments' closed-end funds, or any other security issued by Franklin Templeton Investments. This prohibition would also apply to effecting economically equivalent transactions, including, but not limited to purchasing and selling call or put options and swap transactions or other derivatives. Officers and directors of Franklin Templeton Investments who are covered by
Section 16 of the Securities Exchange Act of 1934, are reminded that their obligations under Section 16 are in addition to their obligations under this Code and other additional requirements with respect to pre-clearance and Rule 144 affiliate policies and procedures.

          7. Short Term Trading or "Market Timing" in the Funds.
     Franklin Templeton Investments seeks to discourage short-term or excessive trading, often referred to as "market timing." Code of Ethics Persons must be familiar with the "Market Timing Trading Policy" described in the prospectus of each Fund in which they invest and must not engage in trading activity that might violate the purpose or intent of that policy. Accordingly, all directors, officers and employees of Franklin Templeton Investments must comply with the purpose and intent of each fund's Market Timing Trading Policy and must not engage in any short-term or excessive trading in Funds. The Trade Control Team of each Fund's transfer agent will monitor trading activity by directors, officers and employees and will report to the Code of Ethics Administration Department, trading patterns or behaviors that may constitute short-term or excessive trading. Given the importance of this issue, if the Code of Ethics Administration Department determines that you engaged in this type of activity, you will be subject to discipline, up to and including termination of employment and a permanent suspension of your ability to purchase shares of any Funds. This policy applies to Franklin Templeton funds including those Funds purchased through a 401(k) plan and to funds that are sub-advised by an investment adviser subsidiary of Franklin Resources, Inc., but does not apply to purchases and sales of Franklin Templeton money fund shares.

          8. Service as a Director
     Code of Ethics Persons (excluding Independent Directors of FRI) may not serve as a director, trustee, or in a similar capacity for any public or private company (excluding not-for-profit companies, charitable groups, and eleemosynary organizations) unless you receive approval from one of the Franklin Resources, Inc. CEO and it is determined that your service is consistent with the interests of the Funds and clients of Franklin Templeton Investments. You must notify the Code of Ethics Administration Department, of your interest in serving as a director, including your reasons for electing to take on the directorship by completing Schedule G. The Code of Ethics Administration Department will process the request through the Franklin Resources, Inc. CEO. FRI Independent Directors are subject to the FRI Corporate Governance Guidelines with respect to service on another company's board.

     C. Access Persons (excluding Independent Directors of the Funds) and Portfolio Persons - Additional Prohibitions and Requirements

          1. Securities Sold in a Public Offering
      Access Persons shall not buy securities in any initial public offering, or a secondary offering by an issuer except for offerings of securities made by closed-end funds that are either advised or sub-advised by a Franklin Templeton Investments adviser. Although exceptions are rarely granted, they will be considered on a case-by-case basis and only in accordance with procedures contained in section I.B. of Appendix A.

          2. Interests in Partnerships and Securities Issued in Limited Offering (Private Placements)
      Access Persons shall not invest in limited partnerships (including interests in limited liability companies, business trusts or other forms of "hedge funds") or other securities in a Limited Offering (private placement) without pre-approval from the Code of Ethics Administration Department. In order to seek consideration for pre-approval you must:

     (a) complete the Limited Offering (Private Placement)  Checklist (Schedule
         F)

     (b) provide supporting documentation (e.g., a copy of the offering memorandum); and

     (c) obtain approval of the appropriate Chief Investment Officer; and

     (d) submit all documents to the Code of Ethics Administration  Department.

Approvals for such investments will be determined by the Director of Global Compliance or the

Chief Compliance Officer. Under no circumstances will approval be granted for investments in "hedge funds" that are permitted to invest in registered open-end investment companies ("mutual funds") or registered closed-end investment companies.

     D. Portfolio Persons - Additional Prohibitions and Requirements

          1. Short Sales of Securities
     Portfolio Persons shall not sell short any security held by Associated Clients, including "short sales against the box." Additionally, Portfolio Persons associated with the Templeton Group of Funds and clients shall not sell short any security on the Templeton "Bargain List." This prohibition also applies to effecting economically equivalent transactions, including, but not limited to, sales of uncovered call options, purchases of put options while not owning the underlying security and short sales of bonds that are convertible into equity positions.

          2. Short Swing Trading
     Portfolio Persons shall not profit from the purchase and sale or sale and purchase within sixty (60) calendar days of any security, including derivatives. Portfolio Persons are responsible for transactions that may occur in margin and option accounts and all such transactions must comply with this restriction.(4)

     This  restriction  does not  apply to:

     (a) trading within a sixty (60) calendar day period if you do not realize a profit and you do not violate any other provisions of this Code; and

     (b)  profiting on the purchase and sale or sale and purchase  within sixty
     (60) calendar days of the following securities:

          o securities that are direct obligations of the U.S. Government, such as Treasury bills, notes and bonds, and U.S. Savings Bonds and derivatives thereof;

          o high quality short-term instruments ("money market instruments") including but not limited to (i) bankers' acceptances, (ii) U.S. bank certificates of deposit; (iii) commercial paper; and (iv) repurchase agreements;

------------------------------
(4) This restriction applies equally to transactions occurring in margin and option accounts, which may not be due to direct actions by the Portfolio Person. For example, a stock held less than sixty (60) days that is sold to meet a margin call or the underlying stock of a covered call option held less than sixty (60) days that is called away, would be a violation of this restriction if these transactions resulted in a profit for the Portfolio Person.

          o shares of any registered open-end investment companies including Exchange Traded Funds (ETF), Holding Company Depository Receipts (Hldrs) and shares of Franklin Templeton Funds subject to the short term trading (market timing) policies described in each Fund's prospectus ;

          o commodity futures, currencies, currency forwards and derivatives thereof.


     Calculation of profits during the sixty (60) calendar day holding period generally will be based on "last-in, first-out" ("LIFO"). Portfolio Persons may elect to calculate their sixty (60) calendar day profits on either a LIFO or FIFO ("first-in, first-out") basis only if there has not been any activity in such security by their Associated Clients during the previous sixty (60) calendar days.

          3. Disclosure of Interest in a Security and Method of Disclosure

     As a Portfolio Person, you must promptly disclose your direct or indirect beneficial interest in a security whenever you learn that the security is under consideration for purchase or sale by an Associated Client and you;

     (a) Have or share investment control of the Associated Client;

     (b) Make any recommendation or participate in the determination of which recommendations shall be made on behalf of the Associated Client; or

     (c) Have functions or duties that relate to the determination of which recommendation shall be made to the Associated Client.

     In such instances, you must initially disclose that beneficial interest orally to the primary portfolio manager (or other Appropriate Analyst) of the Associated Client(s) or the appropriate Chief Investment Officer. Following that oral disclosure, you must send a written acknowledgment of that interest on Schedule E (or on a form containing substantially similar information) that has been signed by the primary portfolio manager, with a copy to the Code of Ethics Administration Department.

PART 4 - Reporting Requirements for Code of Ethics Persons (excluding Independent Directors of the Funds and of FRI)

     References to Access Persons in this Part 4 do not apply to the Independent Directors of the Funds and of FRI. Reporting requirements applicable to Independent  Directors of the Funds are  separately  described in
Part 6.

4.1  Reporting of Beneficial Ownership and Securities Transactions

     Compliance with the following personal securities transaction reporting procedures is essential to meeting our responsibilities with respect to the Funds and other clients as well as complying with regulatory requirements. You are expected to comply with both the letter and spirit of these requirements by completing and filing all reports required under the Code in a timely manner. If you have any questions about which reporting requirements apply to you, please contact the Code of Ethics Administration Department.

4.2  Initial Reports

     A. Acknowledgement Form (Supervised Persons, Access Persons and Portfolio Persons)

     All Supervised Persons, Access Persons and Portfolio Persons must complete and return an executed Acknowledgement Form to the Code of Ethics Administration Department no later than ten (10) calendar days after the date the person is notified by a member of the Code of Ethics Administration Department.

     B. Schedule C - Initial & Annual Disclosure of Brokerage Accounts, Securities Holdings and Discretionary Authority (Access Persons and Portfolio Persons)

     In addition, all Access Persons and Portfolio Persons must also file Schedule C (Initial & Annual Disclosure of Brokerage Accounts, Securities Holdings and Discretionary Authority) with the Code of Ethics Administration Department no later than ten (10) calendar days after becoming an Access or Portfolio Person. The submitted information must be current as of a date not more than forty-five (45) days prior to becoming an Access or Portfolio Person.

4.3  Quarterly Transaction Reports

A.   Access Persons and Portfolio Persons

     You must report all securities transactions except for those (1) in any account over which you had no direct or indirect influence or control; (2) effected pursuant to an Automatic Investment Plan (however, any transaction that overrides the preset schedule or allocations of the automatic investment plan must be included in a quarterly transaction report); (3) that would duplicate information contained in broker confirmations or statements provided no later than thirty (30) days after the end of each calendar quarter. You must provide the Code of Ethics Administration Department no later than thirty (30) calendar days after the end of each calendar quarter, with either; (i) copies of all broker's confirmations and statements (which may be sent under separate cover by the broker) showing all your securities transactions and holdings in such securities, or (ii) a completed Schedule B (Transactions Report). Please use Schedule B only when your securities transactions do not generate a statement or do not take place in a brokerage account. Brokerage statements and confirmations submitted must include all transactions in securities in which you have, or by reason of the transaction acquire any direct or indirect beneficial ownership, including transactions in a discretionary account and transactions for any account in which you have any economic interest and have or share investment control. Please remember that you must report all securities acquired by gift, inheritance, vesting,(5) stock splits, merger or reorganization of the issuer of the security.

     Failure to timely report transactions is a violation of Rule 17j-1, Rule 204A-1, as well as the Code, and will be reported to the Director of Global Compliance and/or the Fund's Board of Directors and may also result in disciplinary action, up to and including, termination.

4.4  Annual Reports

     A. Securities Accounts and Securities Holdings Reports (Access Persons and Portfolio Persons)

     You must file a report of all personal securities accounts and securities holdings on Schedule C (Initial, Annual Disclosure of Brokerage Accounts, Securities Holdings and Discretionary Authority), with the Code of Ethics Administration Department, annually by February 1st. You must report the name

------------------------------
(5) You are not required to separately report the vesting of shares or options of Franklin Resources, Inc., received pursuant to a deferred compensation plan as such information is already maintained.

and description of each securities account in which you have a direct or indirect beneficial interest, including securities accounts of your immediate family residing in the same household. You must provide information on any account that is covered under Section 3.2 of the Code.

     This report should include all of your securities holdings, including any security acquired by a transaction, gift, inheritance, vesting, merger or reorganization of the issuer of the security, in which you have any direct or indirect beneficial ownership, including securities holdings in a discretionary account. Your securities holding information must be current as of a date no more than forty-five (45) days before the report is submitted. You may attach copies of year-end brokerage statements to Schedule C in lieu of listing each of your security positions on the Schedule.

     B. Acknowledgement Form (Supervised Persons, Access Persons and Portfolio Persons)

     Supervised Persons, Access Persons and Portfolio Persons will be asked to certify by February 1st annually that they have complied with and will comply with the Code and Insider Trading Policy by filing the Acknowledgment Form with the Code of Ethics Administration Department.

4.5 Brokerage Accounts and Confirmations of Securities Transactions (Access Persons and Portfolio Persons)

     Before or at a time contemporaneous with opening a brokerage account with a registered broker-dealer, or a bank, or placing an initial order for the purchase or sale of securities with that broker-dealer or bank, you must:

     (1) notify the Code of Ethics Administration Department, in writing, by completing Schedule D (Notification of Securities Account) or by providing substantially similar information; and

     (2) notify the institution with which you open the account, in writing, of your association with Franklin Templeton Investments.

     The Code of Ethics Administration Department will request, in writing, that the institution send duplicate copies of confirmations and statements for all transactions effected in the account simultaneously with their mailing of such confirmation and statement to you.

     If you have an existing account on the effective date of this Code or upon becoming an Access or Portfolio Person, you must comply within ten (10) days with conditions (1) and (2) above.

PART 5 - Pre-clearance Requirements Applicable to Access Persons (excluding Independent Directors of the Funds) and Portfolio Persons

References to Access Persons in this Part 5 do not apply to the Independent Directors of the Funds. Pre-clearance requirements applicable to Independent Directors of the Funds are separately described in Part 6.

          Prior Approval (Pre-Clearance) of Securities Transactions

     A.   Length of Approval
     You shall not buy or sell any security without first contacting a member of the Code of Ethics Administration Department either electronically or by phone and obtaining his or her approval, unless your proposed transaction is covered by paragraph B below. Approval for a proposed transaction will remain valid until the close of the business day following the day pre-clearance is granted but may be extended in special circumstances, shortened or rescinded, as explained in the section entitled Pre-clearance Standards in Appendix A.

     B.   Securities Not Requiring Pre-clearance
     You do not need to request pre-clearance for the types of securities or transactions listed below. However, all other provisions of the Code apply, including, but not limited to: (i) the prohibited transaction provisions contained in Part 3.4 such as front-running; (ii) the additional compliance requirements applicable to Portfolio Persons contained in Part 4, (iii) the applicable reporting requirements contained in Part 4; and (iv) insider trading prohibitions described in the Insider Trading Policy.

     If you have any questions, contact the Code of Ethics Administration Department before engaging in the transaction. If you have any doubt whether you have or might acquire direct or indirect beneficial ownership or have or share investment control over an account or entity in a particular transaction, or whether a transaction involves a security covered by the Code, you should consult with the Code of Ethics Administration Department before engaging in the transaction.

You need not pre-clear the following types of transactions or securities:

     (1) Franklin Resources, Inc., and Closed-End Funds of Franklin Templeton Investments. Purchases and sales of securities of Franklin Resources, Inc. and closed-end funds of Franklin Templeton Investments as these securities cannot be purchased on behalf of our advisory clients.(6)

     (2) Shares of open-end investment companies (including Reportable Funds)

     (3) Small Quantities (Not applicable to option transactions).
          o Transactions of 500 shares or less of any security regardless of where it is traded in any 30-day period; or
          o Transactions of 1000 shares or less of the top 50 securities by volume during the previous calendar quarter on the NYSE or NASDAQ NMS(does not include Small Cap or OTC) in any 30-day period. You can find this list at http://intranet/leglcomp/codeofethics/top50.xls.
          o Transactions in municipal bonds with a face value of $100,000 or less in any 30-day period.

          o Option Transactions: The small quantities rule is not applicable to option transactions. All options transactions must be precleared except for employer stock options as noted in Employer Stock Option Programs below.

     Please note that you may not execute any transaction, regardless of quantity, if you learn that the Funds or clients are active in the security. It will be presumed that you have knowledge of Fund or client activity in the security if, among other things, you are denied approval to go forward with a transaction request.

     (4) Dividend Reinvestment Plans: Transactions made pursuant to dividend reinvestment plans ("DRIPs") do not require pre-clearance regardless of quantity or Fund activity.

     (5) Government Obligations. Transactions in securities issued or guaranteed by the governments of the United States, Canada, the United Kingdom, France, Germany, Switzerland, Italy and Japan, or their agencies or instrumentalities, or derivatives thereof.

     (6) Payroll Deduction Plans. Securities purchased by an Access Person's spouse pursuant to a payroll deduction program, provided the Access Person has previously notified the Code of Ethics Administration Department in writing that their spouse will be participating in the payroll deduction program.

     (7) Employer Stock Option Programs. Transactions involving the exercise and/or purchase by an Access Person or an Access Person's spouse of securities pursuant to a program sponsored by a company employing the Access Person or Access Person's spouse.

     (8) Pro Rata Distributions. Purchases effected by the exercise of rights issued pro rata to all holders of a class of securities or the sale of rights so received.

------------------------------
(6) Officers, directors and certain other designated employees of FRI and its affiliated closed-end funds may be subject to additional ownership reporting and pre-clearance requirements with respect to BEN shares and shares of affiliated closed-end shares as well as certain Rule 144 affiliated policies and procedures.. Contact the Code of Ethics Administration Department for additional information. See also the attached Insider Trading Policy.

     (9) Tender  Offers.  Transactions  in  securities  pursuant to a bona fide tender offer made for any and all such securities to all similarly situated shareholders in conjunction with mergers, acquisitions, reorganizations and/or similar corporate actions. However, tenders pursuant to offers for less than all outstanding securities of a class of securities of an issuer must be pre-cleared.

     (10) Securities Prohibited for Purchase by the Funds and other Clients. Transactions in any securities that are prohibited investments for all Funds and clients advised by the entity employing the Access Person.

     (11) No Investment Control. Transactions effected for an account or entity over which you do not have or share investment control (i.e., an account where someone else exercises complete investment control).

     (12) No Beneficial Ownership. Transactions in which you do not acquire or dispose of direct or indirect beneficial ownership (i.e., an account where in you have no financial interest).

     (13) ETFs and Holdrs. Transactions in Exchange-Traded Funds and Holding Company Depository Receipts.

     C. Discretionary Accounts

     You need not pre-clear transactions in any discretionary account for which a registered broker-dealer, a registered investment adviser, or other investment manager acting in a similar fiduciary capacity, exercises sole investment discretion, if the following conditions are met:(7)

     (1) The terms of each account relationship ("Agreement") must be in writing and filed with the Code of Ethics Administration Department prior to any transactions.

     (2) Any amendment to each Agreement must be filed with the Code of Ethics Administration Department prior to its effective date.

     (3) The Access Person certifies to the Code of Ethics Administration Department at the time such account relationship commences, and annually thereafter, as contained in Schedule C of the Code that such Access Person does not have direct or indirect influence or control over the account, other than the right to terminate the account.

------------------------------
(7) Please note that these conditions apply to any discretionary account in existence prior to the effective date of this Code or prior to your becoming an Access Person. Also, the conditions apply to transactions in any discretionary account, including pre-existing accounts, in which you have any direct or indirect beneficial ownership, even if it is not in your name.

     (4) Additionally, any discretionary account that you open or maintain with a registered broker-dealer, a registered investment adviser, or other investment manager acting in a similar fiduciary capacity must provide duplicate copies of confirmations and statements for all transactions effected in the account simultaneously with their delivery to you. If your discretionary account acquires securities that are not reported to the Code of Ethics Administration Department by a duplicate confirmation, such transaction must be reported to the Code of Ethics Administration Department on Schedule B (Quarterly Transactions Report) no later than thirty (30) days after the end of the calendar quarter after you are notified of the acquisition.(8)

     However, if prior to making any request you advised the discretionary account manager to enter into or refrain from a specific transaction or class of transactions, you must first consult with the Code of Ethics Administration Department and obtain approval prior to making such request.


------------------------------
(8) Any pre-existing agreement must be promptly amended to comply with this condition. The required reports may be made in the form of an account statement if they are filed by the applicable deadline.

PART 6 - Requirements for Independent Directors of the Funds

6.1  Pre-clearance Requirements

     Independent Directors of the Funds shall pre-clear or report on any securities transactions if they knew or should have known that during the 15-day period before or after the transaction the security was purchased or sold or considered for purchase or sale by the Fund. Such pre-clearance and reporting requirements shall not apply to securities transactions conducted in an account where an Independent Director has granted full investment discretion to a brokerage firm, bank or investment advisor or conducted in a trust account in which the trustee has full investment discretion.

6.2  Reporting Requirements

     A. Initial Reports
          1. Acknowledgement Form

          Independent Directors of the Funds must complete and return an executed Acknowledgement Form to the Code of Ethics Administration Department no later than ten (10) calendar days after the date the person becomes an Independent Director of the Fund.

          2. Disclosure of Securities Holdings, Brokerage Accounts and Discretionary Authority
          Independent Directors of the Funds are not required to disclose any securities holdings, brokerage accounts, including brokerage accounts where he/she has granted discretionary authority to a brokerage firm, bank or investment adviser.

     B. Quarterly Transaction Reports
     Independent Directors of the Funds are not required to file any quarterly transaction reports unless he/she knew or should have known that, during the 15-day period before or after a transaction, the security was purchased or sold, or considered for purchase or sale, by a Fund or by Franklin Templeton Investments on behalf of a Fund.

     C. Annual Reports
     Independent Directors of the Funds will be asked to certify by February 1st annually that they have complied with and will comply with the Code and Insider Trading Policy by filing the Acknowledgment Form with the Code of Ethics Administration Department.

PART 7 - Penalties for Violations of the Code

     The Code is designed to assure compliance with applicable laws and to maintain shareholder confidence in Franklin Templeton Investments.

     In  adopting   this  Code,   it  is  the   intention   of  the  Boards  of
Directors/Trustees of the subsidiaries listed in Appendix C of this Code, together with Franklin Resources, Inc., and the Funds, to attempt to achieve 100% compliance with all requirements of the Code but recognize that this may not be possible. Certain incidental failures to comply with the Code are not necessarily a violation of the law or the Code. Such violations of the Code not resulting in a violation of law or the Code will be referred to the Director of Global Compliance and/or the Chief Compliance Officer and/or the relevant management personnel, and disciplinary action commensurate with the violation, if warranted, will be imposed. Additionally, if you violate any of the enumerated prohibited transactions contained in Parts 3 and 4 of the Code, you will be expected to give up any profits realized from these transactions to Franklin Resources, Inc. for the benefit of the affected Funds or other clients. If Franklin Resources, Inc. cannot determine which Funds or clients were affected the proceeds will be donated to a charity chosen either by you or by Franklin Resources, Inc. Please refer to the following page for guidance on the types of sanctions that would likely be imposed for violations of the Code.

     Failure to disgorge profits when requested or even a pattern of violations that individually do not violate the law or the Code, but which taken together demonstrate a lack of respect for the Code, may result in more significant disciplinary action, up to and including termination of employment. A violation of the Code resulting in a violation of the law will be severely sanctioned, with disciplinary action potentially including, but not limited to, referral of the matter to the board of directors of the affected Fund, senior management of the appropriate investment adviser, principal underwriter or other Franklin subsidiary and/or the board of directors of Franklin Resources, Inc., termination of employment and referral of the matter to the appropriate regulatory agency for civil and/or criminal investigation.

                       Code of Ethics Sanction Guidelines

Please be aware that these guidelines represent only a representative sampling of the possible sanctions that may be taken against you in the event of a violation of the Code.

  ------------------------------------------------------------   -----------------------------------------
                           Violation                                         Sanction Imposed
  ------------------------------------------------------------   -----------------------------------------
    o Failure to pre-clear but otherwise would have been           Reminder Memo
      approved (i.e., no conflict with the fund's
      transactions).

  ------------------------------------------------------------   -----------------------------------------

  ------------------------------------------------------------   -----------------------------------------
    o Failure to pre-clear but otherwise would have been           30 Day Personal Securities Trading
      approved (i.e., no conflict with the fund's transactions)    Suspension
      twice within twelve (12) calendar months
    o Failure to pre-clear and the transaction would have been disapproved
  ------------------------------------------------------------   -----------------------------------------

  ------------------------------------------------------------   -----------------------------------------
    o Failure to pre-clear but otherwise would have been           Greater Than 30 Day Personal Securities
      approved (i.e., no conflict with the fund's transactions)    Trading Suspension (e.g., 60 or 90 Days)
      three times or more within twelve (12) calendar months
    o Failure to pre-clear and the transaction would have been disapproved twice or more within twelve (12) calendar
      months
  ------------------------------------------------------------   -----------------------------------------

  ------------------------------------------------------------   -----------------------------------------
    o Profiting from short-swing trades (profiting on purchase     Profits are donated to The United Way
      & sale or sale & purchase within sixty (60) days)            (or charity of employee's choice)
  ------------------------------------------------------------   -----------------------------------------

  ------------------------------------------------------------   -----------------------------------------
    o Repeated violations of the Code of Ethics even if each       Fines levied after discussion with the
      individual violation might be considered de minimis          General Counsel and appropriate CIO.
  ------------------------------------------------------------   -----------------------------------------
    o Failure to return initial or annual disclosure forms         Sanction may include but not limited to
    o Failure to timely report transactions                        a reminder memo, suspension of personal
                                                                   trading, monetary sanctions, reporting
                                                                   to the Board of Directors, placed on
                                                                   unpaid administrative leave or
                                                                   termination of employment
  ------------------------------------------------------------   -----------------------------------------
    o Insider Trading Violation and/or violation of the Code of    Subject to review by the appropriate
      Ethics and Business Conduct contained in Appendix D          supervisor in consultation with the
                                                                   Franklin Resources Inc., General
                                                                   Counsel for consideration of
                                                                   appropriate disciplinary action up to
                                                                   and including termination of employment
                                                                   and reporting to the appropriate
                                                                   regulatory agency.
  ------------------------------------------------------------   -----------------------------------------

PART 8 - A Reminder about the Franklin Templeton Investments Insider Trading Policy

     The Insider Trading Policy (see the attached Policy Statement on Insider Trading) deals with the problem of insider trading in securities that could result in harm to a Fund, a client, or members of the public. It applies to all Code of Ethics Persons. The guidelines and requirements described in the Insider Trading Policy go hand-in-hand with the Code. If you have any questions or concerns about compliance with the Code and the Insider Trading Policy you are encouraged to speak with the Code of Ethics Administration Department.

PART 9 - Foreign Country Supplements (Canada)

The Investment Funds Institute of Canada ("IFIC") has implemented a Model Code of Ethics for Personal Investing (the "IFIC Code") to be adopted by all IFIC members. Certain provisions in the IFIC Code differ from the provisions of
Franklin Templeton Investments Code of Ethics (the "FTI Code"). This Supplementary Statement of Requirements for Canadian Employees (the "Canadian Supplement") describes certain further specific requirements that govern the activities of Franklin Templeton Investments Corp. ("FTIC"). It is important to note that the Canadian Supplement does not replace the FTI Code but adds certain restrictions on trading activities, which must be read in conjunction with the Code.

All capitalized terms in this Canadian Supplement, unless defined in this Canadian Supplement, have the meaning set forth in the FTI Code.

Initial Public and Secondary Offerings
Access Persons cannot buy securities in any initial public offering, or a secondary offering by an issuer. Public offerings of securities made by Franklin Templeton Investments, including open-end and closed-end mutual funds, real estate investment trusts and securities of Franklin Resources, Inc, are excluded from this prohibition.

Interests in Partnerships and Securities issued in Private Placements
Access Persons and Portfolio Persons cannot acquire limited partnership interests or other securities in private placements unless they obtain approval of the appropriate Chief Investment Officer and Director of Global Compliance after he or she consults with an executive officer of Franklin Resources, Inc. Purchases of limited partnership interests or other securities in private placements will not be approved, unless in addition to the requirements for the approval of other trades and such other requirements as the executive officer of Franklin Resources, Inc. may require, the Director of Global Compliance is satisfied that the issuer is a "private company" as defined in the Securities Act (Ontario) and the Access Person has no reason to believe that the issuer will make a public offering of its securities in the foreseeable future.

Additional Requirements to Obtain Approval for Personal Trades
Prior to an Access Person obtaining approval for a personal trade he or she must advise the Code of Ethics Administration Department that he or she:

o Does not possess material non-public information relating to the security;
o Is not aware of any proposed trade or investment program relating to that security by any of the Franklin Templeton Group of Funds;
o Believes that the proposed trade has not been offered because of the Access Person's position in Franklin Templeton Investments and is available to any market participant on the same terms;
o Believes that the proposed trade does not contravene any of the prohibited activities set out in Section 3.4 of the FTI Code, and in the case of Portfolio Persons does not violate any of the additional requirements set out in Part 3.4D of the FTI Code; and
o Will provide any other information requested by the Code of Ethics Administration Department concerning the proposed personal trade.

An Access Person may contact the Code of Ethics Administration Department by fax, phone or e-mail to obtain his or her approval.

Note: the method of obtaining approval is presently set out in Part 5 of the FTI Code and provides that an Access Person may contact the Code of Ethics Administration Department by e-mail or phone. The additional requirement described above makes it clear that an Access Person may continue to contact the Code of Ethics Administration Department in the same manner as before. The Access Person will have deemed to have confirmed compliance with the above requirements prior to obtaining approval from the Code of Ethics Administration Department.

Appointment of Independent Review Person
FTIC shall appoint an independent review person who will be responsible for approval of all personal trading rules and other provisions of the FTI Code with respect to FTIC and for monitoring the administration of the FTI Code from time to time with respect to FTIC employees. The Code of Ethics Administration Department Manager will provide a written report to the Independent Review Person, at least annually, summarizing:

o Compliance with the FTI Code for the period under review
o Violations of the FTI Code for the period under review
o Sanctions imposed by Franklin Templeton Investments for the period under review
o Changes in procedures recommended by the FTI Code
o Any other information requested by the Independent Review Person

APPENDIX A:       COMPLIANCE PROCEDURES AND DEFINITIONS

This appendix sets forth the responsibilities and obligations of the Compliance Officers of each entity that has adopted the Code, the Code of Ethics Administration Department, and the Legal Department, under the Code and Insider Trading Policy.

I.   Responsibilities of Each Designated Compliance Officer


     A.   Pre-clearance Standards

          1. General Principles
      The Director of Global Compliance, the Chief Compliance Officer and/or the Code of Ethics Administration Department, shall permit an Access Person to go forward with a proposed security(9) transaction only if he or she determines that, considering all of the facts and circumstances known to them, the transaction does not violate Federal Securities Laws, or this Code and there is no likelihood of harm to a Fund or client.

          2. Associated Clients

     Unless there are special circumstances that make it appropriate to disapprove a personal securities transaction request, the Code of Ethics Administration Department shall consider only those securities transactions of the "Associated Clients" of the Access Person, including open and executed orders and recommendations, in determining whether to approve such a request. "Associated Clients" are those Funds or clients whose securities holdings and/or trading information would be available to the Access Person during the course of his or her regular functions or duties. As of November 2004, there are five groups of Associated Clients: (i) the Franklin Mutual Series Funds and clients advised by Franklin Mutual Advisers, LLC ("Mutual Clients"); (ii) the Franklin Group of Funds and the clients advised by the various Franklin investment advisers ("Franklin Clients"); (iii) the Templeton Group of Funds and the clients advised by the various Templeton investment advisers ("Templeton Clients"); (iv) the Bissett Group of Funds and the clients advised by Franklin Templeton Investments Corp.; and (v) the Fiduciary Group of funds and the clients advised by the various Fiduciary investment advisers. Other Associated Clients will be added to this list as they are established. Thus, for example, persons who have access to the trading information of Mutual Clients generally will be pre-cleared solely against the securities transactions of the Mutual Clients, including open and executed orders and recommendations. Similarly, persons who have access to the trading information of Franklin Clients, Templeton Clients, Bissett clients, or Fiduciary clients, generally will be pre-cleared solely against the securities transactions of Franklin Clients, Templeton Clients, Bissett clients or Fiduciary clients respectively.

------------------------------
(9) Security includes any option to purchase or sell, and any security that is exchangeable for or convertible into, any security that is held or to be acquired by a fund.

     Certain officers of Franklin Templeton Investments, as well as certain employees in the Legal, Global Compliance, Fund Accounting, Investment Operations and other personnel who generally have access to trading information of the Funds and clients of Franklin Templeton Investments during the course of their regular functions and duties, will have their personal securities transactions pre-cleared against executed transactions, open orders and recommendations of all Associated Clients.

          3. Specific Standards

               (a) Securities Transactions by Funds or clients

     No clearance shall be given for any transaction in any security on any day during which an Associated Client of the Access Person has executed a buy or sell order in that security, until seven (7) calendar days after the order has been executed. Notwithstanding a transaction in the previous seven days, clearance may be granted to sell if all Associated Clients have disposed of the security.

               (b) Securities under Consideration

                   Open Orders
     No clearance shall be given for any transaction in any security on any day which an Associated Client of the Access Person has a pending buy or sell order for such security, until seven (7) calendar days after the order has been executed or if the order is immediately withdrawn.

                   Recommendations
     No clearance shall be given for any transaction in any security on any day on which a recommendation for such security was made by a Portfolio Person, until seven (7) calendar days after the recommendation was made and no orders have subsequently been executed or are pending.

               (c)  Limited Offering (Private Placement)
     In considering requests by Access Persons for approval of limited partnerships and other limited offering, the Director of Global Compliance or Chief Compliance Officer shall take into account, among other factors, whether the investment opportunity should be reserved for a Fund or other client, and whether the investment opportunity is being offered to the Access Person by virtue of his or her position with Franklin Templeton Investments. If the

Access Person receives clearance for the transaction, an investment in the same issuer may only be made for a Fund or client if an executive officer of Franklin Resources, Inc., who has been informed of the Portfolio Person's pre-existing investment and who has no interest in the issuer, approves the transaction. Please see Schedule F.

               (d)  Duration of Clearance

     If the Code of Ethics Administration Department approves a proposed securities transaction, the order for the transaction must be placed and effected by the close of the next business day following the day approval was granted. The Director of Global Compliance and/or the Chief Compliance Officer may, in his or her discretion, extend the clearance period up to seven (7) calendar days, beginning on the date of the approval, for a securities transaction of any Access Person who demonstrates that special circumstances make the extended clearance period necessary and appropriate.(10) The Director of Global Compliance or the Chief Compliance Officer may, in his or her discretion, after consultation with an executive officer of Franklin Resources, Inc., renew the approval for a particular transaction for up to an additional seven (7) calendar days upon a showing of special circumstances by the Access Person. The Director of Global Compliance or the Chief Compliance Officer may shorten or rescind any approval or renewal of approval under this paragraph if he or she determines it is appropriate to do so.

------------------------------
(10) Special circumstances include but are not limited to, for example, holidays, differences in time zones, delays due to travel, and the unusual size of proposed trades or limit orders. Limit orders must expire within the applicable clearance period.

     B. Waivers by the Director of Global Compliance and/or the Chief Compliance Officer

     The Director of Global Compliance and/or the Chief Compliance Officer may, in his or her discretion, after consultation with an executive officer of Franklin Resources, Inc., waive compliance by any Access Person with the provisions of the Code, if he or she finds that such a waiver:

     (1) is necessary to alleviate undue hardship or in view of unforeseen circumstances or is otherwise appropriate under all the relevant facts and circumstances;

     (2) will not be inconsistent with the purposes and objectives of the Code;

     (3) will not adversely affect the interests of advisory clients of Franklin Templeton Investments, the interests of Franklin Templeton Investments or its affiliates; and

     (4) will not result in a transaction or conduct that would violate provisions of applicable laws or regulations.

     Any waiver shall be in writing, shall contain a statement of the basis for it, and the Director of Global Compliance or the Chief Compliance Officer, shall promptly send a copy to the General Counsel of Franklin Resources, Inc.

     C. Continuing Responsibilities of the Code of Ethics Administration Department

Pre-clearance Recordkeeping

     The Code of Ethics Administration Department shall keep a record of all requests for pre-clearance regarding the purchase or sale of a security, including the date of the request, the name of the Access Person, the details of the proposed transaction, and whether the request was approved or denied. The Code of Ethics Administration Department shall keep a record of any waivers given, including the reasons for each exception and a description of any potentially conflicting Fund or client transactions.

Initial, Annual Holdings Reports and Quarterly Transaction Reports

     The Code of Ethics Administration Department shall also collect the signed Acknowledgment Forms from Supervised and Access Persons as well as reports, on Schedules B, C, D, E, F, G of the Code, as applicable. In addition, the Code of Ethics Administration Department shall keep records of all confirmations, and other information with respect to an account opened and maintained with the broker-dealer by any Access Person of the Franklin Templeton Group. The Code of Ethics Administration Department shall preserve those acknowledgments and reports, the records of consultations and waivers, and the confirmations, and other information for the period required by the applicable regulation.

     The Code of Ethics Administration Department shall review brokerage transaction confirmations, account statements, Schedules B, C, D, E, F and G for compliance with the Code. The reviews shall include, but are not limited to;

     (1) Comparison of brokerage confirmations, Schedule Bs, and/or brokerage statements to pre-clearance requests or, if a private placement, the Private Placement Checklist;

     (2)  Comparison  of  brokerage  statements  and/or  Schedule Cs to current
     securities  holding   information,   securities  account  information  and
     discretionary authority information;

     (3)  Conducting  periodic  "back-testing"  of Access Person  transactions,
     Schedule  Cs  and/or   Schedule  Es  in  comparison  to  fund  and  client
     transactions;

     The Code of Ethics Administration Department shall evidence review by initialing and dating the appropriate document or log. Violations of the Code detected by the Code of Ethics Administration Department during his or her reviews shall be promptly brought to the attention of the Director of Global Compliance and/or the Chief Compliance Officer with periodic reports to each appropriate Chief Compliance Officer.

     D.  Periodic   Responsibilities  of  the  Code  of  Ethics  Administration
         Department

     The Code of Ethics Administration Department or designated group shall consult with FRI's General Counsel and seek the assistance of the Human Resources Department, as the case may be, to assure that:

     1. Adequate  reviews and audits are conducted to monitor  compliance  with
     the   reporting,   pre-clearance,   prohibited   transaction   and   other
     requirements of the Code.

     2. All Code of Ethics Persons are adequately informed and receive appropriate education and training as to their duties and obligations under the Code.

     3. All new Supervised and Access Persons of Franklin Templeton Investments are required to complete the Code of Ethics Computer Based Training program. Onsite training will be conducted on an "as needed" basis.

     4. There are adequate educational, informational and monitoring efforts to ensure that reasonable steps are taken to prevent and detect unlawful insider trading by Supervised and Access Persons and to control access to inside information.

     5. Written compliance reports are submitted to the Board of Directors of each relevant Fund at least quarterly. Additionally, written compliance reports are submitted to the Board of Directors of Franklin Resources, Inc., and the Board of each relevant Fund at least annually. Such reports will describe any issues arising under the Code or procedures since the last report, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations.

     6. The Global Compliance Department will certify at least annually to the Fund's board of directors that Franklin Templeton Investments has adopted procedures reasonably necessary to prevent Supervised and Access Persons from violating the Code, and

     7. Appropriate records are kept for the periods required by law. Types of records include pre-clearance requests and approvals, brokerage confirmations, brokerage statements, initial and annual Code of Ethics certifications.


     E.   Approval by Fund's Board of Directors

          (1) Basis for Approval

          The Board of Directors/Trustees must base its approval of the Code on a determination that the Code contains provisions reasonably necessary to prevent Code of Ethics Persons from engaging in any conduct prohibited by Rule 17j-1 or Rule 204A-1. The Code of Ethics Administration Department maintains a detailed list of violations and will amend the Code of Ethics and procedures in an attempt to reduce such violations.

          (2) New Funds

          At the time a new fund is organized, the Code Of Ethics Administration Department will provide the Fund's board of directors, a certification that the investment adviser and principal underwriter has adopted procedures reasonably necessary to prevent Code of Ethics Persons from violating the Code. Such certification will state that the Code contains provisions reasonably necessary to prevent Code of Ethics Persons from violating the Code.

          (3) Material Changes to the Code of Ethics

          The Global Compliance Department will provide the Fund's board of directors a written description of all material changes to the Code no later than six months after adoption of the material change by Franklin Templeton Investments.

II.  Definitions of Important Terms

     For purposes of the Code of Ethics and Insider Trading Policy, the terms below have the following meanings:

1934 Act - The Securities Exchange Act of 1934, as amended.

1940 Act - The Investment Company Act of 1940, as amended.

Access Person - (1) Each director, trustee, general partner or officer of a Fund or investment adviser in Franklin Templeton Investments; (2) any Advisory Representative; and (3) any director, trustee, general partner or officer of a principal underwriter of the Funds, who has access to information concerning recommendations made to a Fund or client with regard to the purchase or sale of a security.

Advisers Act - The Investment Advisers Act of 1940, as amended.

Advisory Representative - Any director, trustee, general partner, officer or employee of a Fund or investment adviser in Franklin Templeton Investments (or of any company in a control relationship to such Fund or investment adviser) who in connection with his or her regular functions or duties makes any recommendation, who participates in the determination of which recommendation shall be made, whose functions or duties relate to the determination of which recommendation shall be made; or who, obtains any information concerning which securities are being recommended prior to the effective dissemination of such recommendations or of the information concerning such recommendations.

Affiliated Person - it has the same meaning as Section 2(a)(3) of the Investment Company Act of 1940. An "affiliated person" of an investment company includes directors, officers, employees, and the investment adviser. In addition, it includes any person owning 5% of the company's voting securities, any person in which the investment company owns 5% or more of the voting securities, and any person directly or indirectly controlling, controlled by, or under common control with the company.

Appropriate Analyst - With respect to any Access Person, any securities analyst or portfolio manager making investment recommendations or investing funds on behalf of an Associated Client and who may be reasonably expected to recommend or consider the purchase or sale of a security.

Associated Client - A Fund or client whose trading information would be available to the Access Person during the course of his or her regular functions or duties.

Automatic Investment Plan-A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocations. An automatic investment plan includes a dividend reinvestment plan.

Beneficial Ownership - Has the same meaning as in Rule 16a-1(a)(2) under the 1934 Act. Generally, a person has a beneficial ownership in a security if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the security. There is a presumption of a pecuniary interest in a security held or acquired by a member of a person's immediate family sharing the same household.

Exchange Traded Funds and Holding Company Depository Receipts - An Exchange-Traded Fund or "ETF" is a basket of securities that is designed to generally track an index--broad stock or bond market, stock industry sector, or international stock. Holding Company Depository Receipts "Holdrs" are securities that represent an investor's ownership in the common stock or American Depository Receipts of specified companies in a particular industry, sector or group.

Funds - U.S. registered investment companies in the Franklin Templeton Group of Funds.

Held or to be Acquired - A security is "held or to be acquired" if within the most recent 15 days it (i) is or has been held by a Fund, or (ii) is being or has been considered by a Fund or its investment adviser for purchase by the Fund.

Initial Public Offering - An offering of securities registered under the Securities Act of 1933, the issuer of which immediately before the registration was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

Limited Offering- An offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) of section 4(6).

Portfolio Person - Any employee of Franklin Templeton Investments, who, in connection with his or her regular functions or duties, makes or participates in the decision to purchase or sell a security by a Fund in Franklin Templeton Investments, or any other client or if his or her functions relate to the making of any recommendations about those purchases or sales. Portfolio Persons include portfolio managers, research analysts, traders, persons serving in equivalent capacities (such as Management Trainees), persons supervising the activities of Portfolio Persons, and anyone else designated by the Director of Global Compliance.

Proprietary Information - Information that is obtained or developed during the ordinary course of employment with Franklin Templeton Investments, whether by you or someone else, and is not available to persons outside of Franklin Templeton Investments. Examples of such Proprietary Information include, among other things, internal research reports, research materials supplied to Franklin Templeton Investments by vendors and broker-dealers not generally available to the public, minutes of departmental/research meetings and conference calls, and communications with company officers (including confidentiality agreements). Examples of non-Proprietary Information include mass media publications (e.g., The Wall Street Journal, Forbes, and Fortune), certain specialized publications available to the public (e.g., Morningstar, Value Line, Standard and Poors), and research reports available to the general public.

Reportable Fund - Any fund for which an Franklin Templeton Investments' U.S. registered investment adviser ("FTI Adviser") serves as an investment adviser or a sub-adviser or any fund whose investment adviser or principal underwriter controls a FTI Adviser, is controlled by a FTI adviser or is under common control with a FTI Adviser.

Security - Any stock, note, bond, evidence of indebtedness, participation or interest in any profit-sharing plan or limited or general partnership, investment contract, certificate of deposit for a security, fractional undivided interest in oil or gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit), guarantee of, or warrant or right to subscribe for or purchase any of the foregoing, and in general any interest or instrument commonly known as a security. For purposes of the Code, security does not include:

     1. direct obligations of the U.S. government (i.e. securities issued or guaranteed by the U.S. government such as Treasury bills, notes and bonds including U.S. savings bonds and derivatives thereof);
     2. money market instruments - banker's acceptances, bank certificates of deposits, commercial paper, repurchase agreement and other high quality short-term debt instruments;
     3. shares of money market funds;
     4. commodity futures (excluding futures on individual securities), currencies, currency forwards and derivatives thereof.[][]
     5. shares issued by open-end funds other than Reportable Funds; and

     6. Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

Supervised Persons- Supervised persons are a U.S. registered investment advisers' partners, officers, directors (or other persons occupying a similar status or performing similar functions), and employees, as well as any other persons who provide advice on behalf of the adviser and are subject to the supervision and control of the adviser.

                 APPENDIX B: Acknowledgement Form and Schedules

                               Initial and Annual

                              Acknowledgment Form
             Code of Ethics and Policy Statement on Insider Trading

--------------------------------------------------------------------------------
Instructions:  Print form,  complete,  sign and date.  Submit completed form to
               Code of Ethics Administration Department via:

  Inter-office:  Code of Ethics Administration, SM-920/2  Fax: (650)312-5646

  U.S. Mail:  Franklin Templeton Investments           E-mail:  Preclear-Code of
                                                               Ethics (internal)
  Attn: Code of Ethics Administration Dept.          Lpreclear@frk.com(external)
  P.O. Box 25050
  San Mateo, CA 94402-5050
--------------------------------------------------------------------------------

To:  Code of Ethics Administration Department
     I hereby acknowledge receipt of a copy of the Franklin Templeton Investment's Code Of Ethics ("Code") and Policy Statement On Insider Trading, as amended, which I have read and understand. I will comply fully with all provisions of the Code and the Insider Trading Policy to the extent they apply to me during the period of my employment. If this is an annual certification, I certify that I have complied with all provisions of the Code and the Insider Trading Policy to the extent they applied to me over the past year. Additionally, I authorize any broker-dealer, bank, or investment adviser with whom I have securities accounts and accounts in which I have direct or indirect beneficial ownership, to provide brokerage confirmations and statements as required for compliance with the Code. I further understand and acknowledge that any violation of the Code or Insider Trading Policy, including engaging in a prohibited transaction or failure to file reports as required (see Schedules B, C, D, E, F and G), may subject me to disciplinary action up to and including termination of employment.

--------------------------------------------------------------------------------
        Name (print)            Signature                   Date Submitted
--------------------------------------------------------------------------------




--------------------------------------------------------------------------------
           Title             Department Name                   Location
--------------------------------------------------------------------------------




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     Initial Disclosure     Annual Disclosure                  Year End
                                                       (for compliance use only)
--------------------------------------------------------------------------------

              |_|                  |_|

--------------------------------------------------------------------------------

SCHEDULE A: Legal and Compliance Officers Code of Ethics  Administration  Dept.
            Contact Info(11)

     Legal Officer
     -------------
     Craig Tyle
     Executive Vice President & General Counsel
     Franklin Templeton Investments
     One Franklin Parkway
     San Mateo, CA 94403-1906
     Tel: (650) 312-4161
     Fax: (650) 312-2221
     Email: ctyle@frk.com

     Compliance Officers
     -------------------

      Director, Global Compliance
      ---------------------------
        James M. Davis
        Franklin Templeton Investments
        One Franklin Parkway
        San Mateo, CA 94403-1906
        Tel: (650) 312-2832
        Fax: (650) 312-5676
        Email: jdavis@frk.com

     Chief Compliance Officer
     ------------------------
     Monica Poon
     Franklin Templeton Investments
     One Franklin Parkway
     San Mateo, CA 94403-1906
     Tel: (650) 312-4631
     Fax: (650) 312-5676
     Email: mpoon2@frk.com

     Code of Ethics Administration Department
     ----------------------------------------
     Maria Abbott, Manager
     Darlene James
     Simon Li
     Tadao Hayashi
     Global Compliance Department
     Franklin Templeton Investments
     One Franklin Parkway
     San Mateo, CA 94403-1906
     Tel: (650) 312-3693
     Fax: (650) 312-5646
        Email: Preclear-Code of Ethics (internal)
                  Lpreclear@frk.com (external)


------------------------------
(11) As of April, 2006

                   SCHEDULE B: Quarterly Transactions Report

--------------------------------------------------------------------------------
Instructions:  Print form,  complete,  sign and date.  Submit completed form to
               Code of Ethics Administration Department via:

  Inter-office:  Code of Ethics Administration, SM-920/2  Fax: (650)312-5646

  U.S. Mail:  Franklin Templeton Investments           E-mail:  Preclear-Code of
                                                               Ethics (internal)
  Attn: Code of Ethics Administration Dept.          Lpreclear@frk.com(external)
  P.O. Box 25050
  San Mateo, CA 94402-5050
--------------------------------------------------------------------------------
This report of personal securities transactions not reported by duplicate confirmations and brokerage statements pursuant to Section 4.3 of the Code is required pursuant to Rule 204A-1of the Investment Advisers Act of 1940 and Rule 17j-1(d) of the Investment Company Act of 1940. The report must be completed and submitted to the Code of Ethics Administration Department no later than thirty (30) calendar days after the end of the calendar quarter in which you completed such as transaction. Refer to Section 4.3 of the Code for further instructions.

=====================================================================================================================
                            Security Name
                         Description/Ticker
                       Symbol or CUSIP number/                                                           Pre-Cleared
Trade Date  Buy, Sell     Type of Security       Quantity                Principal     Broker-Dealer/      through
            or Other     (Interest Rate and     (Number of     Price      Amount          Bank and       Compliance
                          Maturity Date, if       Shares)                              Account Number    Department
                             applicable)                                                                (Date or N/A)
======================================================================================================================

======================================================================================================================

======================================================================================================================

======================================================================================================================

======================================================================================================================

======================================================================================================================

======================================================================================================================

======================================================================================================================

======================================================================================================================

======================================================================================================================

======================================================================================================================

======================================================================================================================

======================================================================================================================

This report shall not be construed as an admission that I have any direct or indirect beneficial ownership in the securities described above.

--------------------------------------------------------------------------------
             Name (print)                                Signature
--------------------------------------------------------------------------------




--------------------------------------------------------------------------------
        Date Report Submitted                         Quarter Ended
--------------------------------------------------------------------------------




--------------------------------------------------------------------------------

SCHEDULE C:  Initial & Annual  Disclosure  of  Brokerage  Accounts,  Securities
             Holdings and Discretionary Authority

--------------------------------------------------------------------------------
Instructions:  Print form,  complete,  sign and date.  Submit completed form to
               Code of Ethics Administration Department via:

  Inter-office:  Code of Ethics Administration, SM-920/2  Fax: (650)312-5646

  U.S. Mail:  Franklin Templeton Investments           E-mail:  Preclear-Code of
                                                               Ethics (internal)
  Attn: Code of Ethics Administration Dept.          Lpreclear@frk.com(external)
  P.O. Box 25050
  San Mateo, CA 94402-5050
--------------------------------------------------------------------------------

This report shall set forth the name and/or description of each securities account and holding in which you have a direct or indirect beneficial interest, including securities accounts and holdings of a spouse, minor children or other immediate family member living in your home, trusts, foundations, and any account for which trading authority has been delegated to you, other than authority to trade for a Fund or other client of Franklin Templeton Investments or by you to an unaffiliated registered broker-dealer, registered investment adviser, or other investment manager acting in a similar fiduciary capacity, who exercises sole investment discretion. In lieu of listing each securities account and holding below, you may attach copies of current brokerage statements, sign below and return the Schedule C along with the brokerage statements to the Code of Ethics Administration Department within 10 days of becoming an Access Person if an initial report or by February 1st of each year, if an annual report. The information in this Schedule C or any attached brokerage statements must be current as of a date no more than 45 days prior to the date you become an Access Person or the date you submit your annual report. Refer to Part 4 of the Code for additional filing instructions.

Securities that are EXEMPT from being reported on the Schedule C include: (i) securities that are direct obligations of the U.S. Government, such as Treasury bills, notes and bonds, and U.S. Savings Bonds and derivatives thereof; (ii) high quality short-term instruments ("money market instruments") including but not limited to bankers' acceptances, U.S. bank certificates of deposit; commercial paper; and repurchase agreements; (iii) shares of money market funds; shares issued by open-end funds other than Reportable Funds (Any fund for which a Franklin Templeton Investments' U.S. registered investment adviser ("FTI Adviser") serves as an investment adviser or a sub-adviser or any fund whose investment adviser or principal underwriter is controlled by an FTI adviser or is under common control with a FTI adviser; and shares issued by unit investment trusts that are invested in one or more open-end funds none of which are Reportable Funds.

|_| I do not have any brokerage accounts.
|_| I do not have any securities holdings.
|_| I have attached statements containing all my brokerage accounts and securities holdings.
|_| I have listed my brokerage accounts containing no securities holdings. |_| I have listed my securities holdings not held in a brokerage account.

------------------------------------------------------------------------------------------------------------------------------------
  Account Name(s)     Name of Brokerage     Address of Brokerage      Account            Security           Quantity    Check this
(registration shown         Firm,        Firm, Bank or Investment     Number     Description/Title/Ticker   Number of     box if
    on brokerage      Bank or Investment          Adviser                            Symbol or CUSIP #      Shares &   Discretionary
     statement)            Adviser        (Street/City/State/Zip                     (interest rate &       Principal     Account
                                                   Code)                         maturity if appropriate)    Amount

------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
  Account Name(s)     Name of Brokerage     Address of Brokerage      Account            Security           Quantity    Check this
(registration shown         Firm,        Firm, Bank or Investment     Number     Description/Title/Ticker   Number of     box if
    on brokerage      Bank or Investment          Adviser                            Symbol or CUSIP #      Shares &   Discretionary
     statement)            Adviser        (Street/City/State/Zip                     (interest rate &       Principal     Account
                                                   Code)                         maturity if appropriate)    Amount

------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

To the best of my knowledge, I have disclosed all of my securities accounts and/or holdings in which I have a direct or indirect beneficial interest, including securities accounts and/or holdings of a spouse, minor children or other immediate member living in my home, trusts, foundations, and any account for which trading authority has been delegated to me or by me to an unaffiliated registered broker-dealer, registered investment adviser, or other investment manager acting in a similar fiduciary capacity, who exercises sole investment discretion.

------------------------------------------------------------------------------------------------------------------
              Name (print)                                 Signature                      Date Report Submitted
------------------------------------------------------------------------------------------------------------------




------------------------------------------------------------------------------------------------------------------
           Initial Disclosure                           Annual Disclosure                        Year End
 (check this box if you're a new access     (check this box if annual certification)     (for compliance use only)
                person)
------------------------------------------------------------------------------------------------------------------




------------------------------------------------------------------------------------------------------------------

                 SCHEDULE D: NOTIFICATION OF SECURITIES ACCOUNT
--------------------------------------------------------------------------------
Instructions:  Print form,  complete,  sign and date.  Submit completed form to
               Code of Ethics Administration Department via:

  Inter-office:  Code of Ethics Administration, SM-920/2  Fax: (650)312-5646

  U.S. Mail:  Franklin Templeton Investments           E-mail:  Preclear-Code of
                                                               Ethics (internal)
  Attn: Code of Ethics Administration Dept.          Lpreclear@frk.com(external)
  P.O. Box 25050
  San Mateo, CA 94402-5050
--------------------------------------------------------------------------------

All Access Persons, prior to opening a brokerage account or placing an initial order in the new account, are required to notify the Code of Ethics Administration Department and the executing broker-dealer in writing. This includes accounts in which the Access Person has or will have a financial interest in (e.g., a spouse's account) or discretionary authority (e.g., a trust account for a minor child) and for Reportable Funds.

Upon receipt of the NOTIFICATION OF SECURITIES ACCOUNT form, the Code of Ethics Administration Department will contact the broker-dealer identified below and request that duplicate confirmations and statements of your brokerage account are sent to Franklin Templeton Investments.

ACCOUNT INFORMATION:
-----------------------------------------------------------------------------------------------------------------------------
                                                       Account Number or Social Security               Date
                 Name on the Account                                Number                         Established
  (If other than employee, state relationship i.e.,
                       spouse)
-----------------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------------
                       Name of                              Your Representative               Brokerage Firm Address
                   Brokerage Firm                               (optional)                    (City/State/Zip Code)
-----------------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------------

EMPLOYEE INFORMATION:
------------------------------------------------------------------------------------------------------------------------------
               Employee's Name (print)                              Title                          Department Name
------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------
                     Interoffice                            Are you a Registered                     Are you an
                      Mail Code                                Representative?                     Access Person?
                                                     (NASD Licensed, i.e., Series 6, 7)
------------------------------------------------------------------------------------------------------------------------------

                                                             |_|Yes    |_|No                      |_|Yes    |_|No

------------------------------------------------------------------------------------------------------------------------------
                   Phone Extension                                Signature                             Date
------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------

       SCHEDULE E: Notification of Direct or Indirect Beneficial Interest

--------------------------------------------------------------------------------
Instructions:  Print form,  complete,  sign and date.  Submit completed form to
               Code of Ethics Administration Department via:

  Inter-office:  Code of Ethics Administration, SM-920/2  Fax: (650)312-5646

  U.S. Mail:  Franklin Templeton Investments           E-mail:  Preclear-Code of
                                                               Ethics (internal)
  Attn: Code of Ethics Administration Dept.          Lpreclear@frk.com(external)
  P.O. Box 25050
  San Mateo, CA 94402-5050
--------------------------------------------------------------------------------

If you have any beneficial ownership in a security and it is recommended to the Appropriate Analyst that the security be considered for purchase or sale by an Associated Client, or if a purchase or sale of that security for an Associated Client is carried out, you must disclose your beneficial ownership to Code of Ethics Administration Department and the Appropriate Analyst in writing on Schedule E (or an equivalent form containing similar information) before the purchase or sale of the security, or before or simultaneously with the recommendation to purchase or sell a security. The Appropriate Analyst or the fund's primary portfolio manager must review and sign Schedule E and send a copy to the Code of Ethics Administration Department.

------------------------------------------------------------------------------------------------------------------------------------
                Ownership Type:       Year          Method of    Date and Method      Primary      Name of Person   Date of Verbal
  Security         (Direct or       Acquired       Acquisition     Learned that      Portfolio        Notified       Notification
 Description       Indirect)                     (Purchase/Gift/    Security's      Manager or
                                                     Other)           Under         Portfolio
                                                                  Consideration      Analyst
                                                                     by Funds
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
        Employee's Name (print)                  Signature                             Date
------------------------------------------------------------------------------------------------------------------




------------------------------------------------------------------------------------------------------------------
  Primary PM or Analyst's Name (print)           Signature                             Date
------------------------------------------------------------------------------------------------------------------




------------------------------------------------------------------------------------------------------------------

 SCHEDULE F: Checklist for Investments in Partnerships and Securities Issued in
                     Limited Offerings (Private Placements)

--------------------------------------------------------------------------------
Instructions:  Print form,  complete,  sign and date.  Submit completed form to
               Code of Ethics Administration Department via:

  Inter-office:  Code of Ethics Administration, SM-920/2  Fax: (650)312-5646

  U.S. Mail:  Franklin Templeton Investments           E-mail:  Preclear-Code of
                                                               Ethics (internal)
  Attn: Code of Ethics Administration Dept.          Lpreclear@frk.com(external)
  P.O. Box 25050
  San Mateo, CA 94402-5050
--------------------------------------------------------------------------------

In deciding whether to approve a transaction, the Director of Global Compliance or the Chief Compliance Officer shall take into account, among other factors, whether the investment opportunity should be reserved for a Fund or other client, and whether the investment opportunity is being offered to the Access Person by virtue of his or her position with the Franklin Templeton Group. If the Access Person receives clearance for the transaction, no investment in the same issuer may be made for a Fund or client unless an executive officer of Franklin Resources, Inc., with no interest in the issuer, approves the transaction.

IN ORDER TO EXPEDITE YOUR REQUEST, PLEASE PROVIDE THE FOLLOWING INFORMATION:

------------------------------------------ -------------------------------------
Name/Description of Proposed Investment:
------------------------------------------ -------------------------------------
Proposed Investment Amount:
------------------------------------------ -------------------------------------

Please attach pages of the offering memorandum (or other documents) summarizing the investment opportunity, including:

     i) Name of the partnership/hedge fund/issuer;
     ii) Name of the general partner, location & telephone number;
     iii)   Summary   of  the   offering;   including   the  total   amount  the
     offering/issuer;
     iv) Percentage your investment will represent of the total offering;
     v) Plan of distribution; and
     vi) Investment objective and strategy,

Please respond to the following questions:

 a) Was this investment opportunity presented to you in your capacity as a portfolio manager? If no, please explain the relationship, if any, you have to the issuer or principals of the issuer.


 b) Is this investment opportunity suitable for any fund/client that you advise? (12) If yes, why isn't the investment being made on behalf of the fund/client? If no, why isn't the investment opportunity suitable for the fund/clients?


 c) Do any of the fund/clients that you advise presently hold securities of the issuer of this proposed investment (e.g., common stock, preferred stock, corporate debt, loan participations, partnership interests, etc), ? If yes, please provide the names of the funds/clients and security description.

---------------------------
(12) If an investment opportunity is presented to you in your capacity as a portfolio manager and the investment opportunity is suitable for the fund/client, it must first be offered to the fund/client before any personal securities transaction can be effected.

 d) Do you presently have or will you have any managerial role with the company/issuer as a result of your investment? If yes, please explain in detail your responsibilities, including any compensation you will receive.


 e) Will you have any investment control or input to the investment decision making process?


 f) Will you receive reports of portfolio holdings? If yes, when and how frequently will these be provided?


Reminder: Personal securities transactions that do not generate brokerage confirmations (e.g., investments in private placements) must be reported to the Code of Ethics Administration Department on Schedule B no later than 30 calendar days after the end of the calendar quarter the transaction took place.

------------------------------------------------------------------------------------------------------------------
        Employee's Name (print)                  Signature                             Date
------------------------------------------------------------------------------------------------------------------




------------------------------------------------------------------------------------------------------------------

"I confirm, to the best of my knowledge and belief, that I have reviewed the private placement and do not believe that the proposed personal trade will be contrary to the best interests of any of our funds' or clients' portfolios."

------------------------------------------------------------------------------------------------------------------
     Chief Investment Officer's Name             Signature                             Date
------------------------------------------------------------------------------------------------------------------




------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                  Code of Ethics Administration Dept. Use Only
--------------------------------------------------------------------------------
Date Received:____________  Date Forwarded to FRI Executive Officer:____________

Approved By:


----------------------------------------------------         ----------------
Director, Global Compliance/Chief Compliance Officer               Date


Date Entered in Lotus Notes:____________   Date Entered in Examiner:____________


Precleared: |_|  |_| (attach E-Mail)   Is the Access Person Registered? |_|  |_|
            Yes  No                                                     Yes  No
--------------------------------------------------------------------------------

             SCHEDULE G: Request for Approval to Serve as a Director

Instructions:  Print form,  complete,  sign and date.  Submit completed form to
               Code of Ethics Administration Department via:

  Inter-office:  Code of Ethics Administration, SM-920/2  Fax: (650)312-5646

  U.S. Mail:  Franklin Templeton Investments           E-mail:  Preclear-Code of
                                                               Ethics (internal)
  Attn: Code of Ethics Administration Dept.          Lpreclear@frk.com(external)
  P.O. Box 25050
  San Mateo, CA 94402-5050
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              EMPLOYEE INFORMATION
--------------------------------------------------------------------------------
Employee:
----------------------- --------------------------------------------------------
Department:                               Extension:
----------------------- ---------------------------------------- ---------------
Job Title:                                Site/Location:
----------------------- ---------------------------------------- ---------------
Supervisor:                               Sup. Extension:
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                               COMPANY INFORMATION
--------------------------------------------------------------------------------
Company Name:
---------------------------------- ---------------------------------------------
Nature of company's business:
---------------------------------- ---------------------------------------------
Is this a public or private
company?
---------------------------------- ---------------------------------------------
Title/Position:
---------------------------------- ---------------------------------------------
Justification for serving as a
director with the company:
---------------------------------- ---------------------------------------------
Estimate of hours to be devoted
to the company:
---------------------------------- ---------------------------------------------
Compensation received:                  |_|Yes      |_|No
---------------------------------- ---------------------------------------------
If compensated, how?
---------------------------------- ---------------------------------------------
Starting date:
---------------------------------- ---------------------------------------------
NASD Registered/Licensed?   |_|Yes     |_|No

Code of Ethics Designation  |_|Non Access Person   |_|Access Person   |_|Supervised Person   |_|Portfolio Person

Signature:_______________________________            Date:  __________________

--------------------------------------------------------------------------------
                              FOR APPROVAL USE ONLY
--------------------------------------------------------------------------------

                              |_|Approved    |_|Denied

Signatory Name____________________________     Signatory Title:_________________

Signature:___________________________________             Date:_________________

APPENDIX C: Investment Advisor and Broker-Dealer and Other Subsidiaries of Franklin Resources, Inc. - April 2006

------------------------------------------------- ------- --------------------------------------------------- ---------
Franklin Advisers, Inc.                           IA      Templeton Global Advisors Ltd. (Bahamas)            IA
------------------------------------------------- ------- --------------------------------------------------- ---------
Franklin Advisory Services, LLC                   IA      Franklin Templeton Italia Societa di Gestione del   FBD/FIA
                                                          Risparmio per Axioni  (Italy)
------------------------------------------------- ------- --------------------------------------------------- ---------
Franklin Investment Advisory Services, LLC        IA      Franklin Templeton Investment Services GmbH         FBD
                                                          (Germany)
------------------------------------------------- ------- --------------------------------------------------- ---------
Franklin Templeton Portfolio Advisors, Inc.       IA      Fiduciary Trust International of the South          Trust Co
------------------------------------------------- ------- --------------------------------------------------- ---------
Franklin Mutual Advisers, LLC                     IA      Franklin Templeton Services, LLC                    BM

------------------------------------------------- ------- --------------------------------------------------- ---------
Franklin/Templeton Distributors, Inc.             BD      Franklin Templeton Investments Corp. (Ontario)      IA/FIA
------------------------------------------------- ------- --------------------------------------------------- ---------
Franklin Templeton Services, LLC                  FA      Templeton Asset Management Ltd. (Singapore)         IA/FIA
------------------------------------------------- ------- --------------------------------------------------- ---------
Franklin Templeton International Services S.A.    FBD     Fiduciary Trust Company International               Trust Co.
(Luxembourg)
------------------------------------------------- ------- --------------------------------------------------- ---------
Franklin Templeton Investments Australia Limited  FIA     Fiduciary International, Inc                        IA
------------------------------------------------- ------- --------------------------------------------------- ---------
Franklin/Templeton Investor Services, LLC         TA      Fiduciary Investment Management International Inc   IA
------------------------------------------------- ------- --------------------------------------------------- ---------
Franklin Templeton Alternative Strategies, LLC    IA      Franklin Templeton Institutional Asia Limited (Hong FIA
                                                          Kong)
------------------------------------------------- ------- --------------------------------------------------- ---------
Franklin Templeton Institutional, LLC             IA      Fiduciary Trust International Limited (UK)          IA/FIA
------------------------------------------------- ------- --------------------------------------------------- ---------
Fiduciary Financial Services, Corp.               BD      Franklin Templeton Investment Trust Management, Ltd FIA
                                                          (Korea)
------------------------------------------------- ------- --------------------------------------------------- ---------
Franklin Templeton Asset Management S.A. (France) FIA     Franklin Templeton Asset Management (India) Private FBD/FIA
                                                          Limited (India)
------------------------------------------------- ------- --------------------------------------------------- ---------
Franklin Templeton Investments (Asia) Limited     FBD/IA
(Hong Kong)
------------------------------------------------- ------- --------------------------------------------------- ---------
Franklin Templeton Investment Management Limited  IA/FIA
(UK)
------------------------------------------------- ------- --------------------------------------------------- ---------
Templeton/Franklin Investment Services, Inc       BD
------------------------------------------------- ------- --------------------------------------------------- ---------
Templeton Investment Counsel, LLC                 IA
------------------------------------------------- ------- --------------------------------------------------- ---------
Templeton Asset Management, Ltd.                  IA/FIA
------------------------------------------------- ------- --------------------------------------------------- ---------
Franklin Templeton Investments Japan Ltd.         FIA
------------------------------------------------- ------- --------------------------------------------------- ---------

Codes:      IA:      US registered investment adviser
            BD:      US registered broker-dealer
            FIA:     Foreign equivalent investment adviser
            FBD:     Foreign equivalent broker-dealer
            TA:      US registered transfer agent
            FA:      Fund Administrator
            BM:      Business manager to the funds
            REA:     Real estate adviser
            Trust:   Trust company

    APPENDIX D: Franklin Resources, Inc. Code of Ethics and Business Conduct

This Code of Ethics and Business Conduct (the "Code") has been adopted by the Board of Directors (the "Board") of Franklin Resources, Inc. in connection with its oversight of the management and business affairs of Franklin Resources, Inc.

1.   Purpose and Overview.


     (a) Application. The Code is applicable to all officers, directors, employees and temporary employees (each, a "Covered Person") of Franklin Resources, Inc. and all of its U.S. and non-U.S. subsidiaries and affiliates (collectively, the "Company").

     (b) Purpose. The Code summarizes the values, principles and business practices that guide the business conduct of the Company and also provides a set of basic principles to guide Covered Persons regarding the minimum ethical requirements expected of them. The Code supplements the Company's existing employee policies, including those specified in the respective U.S. and non-U.S. employee handbooks and also supplements various other codes of ethics, policies and procedures that have been adopted by the Company. All Covered Persons are expected to become familiar with the Code and to apply these principles in the daily performance of their jobs.

     (c) Overriding Responsibilities. It is the responsibility of all Covered Persons to maintain a work environment that fosters fairness, respect and integrity. The Company requires all Covered Persons to conduct themselves in a lawful, honest and ethical manner in all of the Company's business practices.

     (d) Questions. All Covered Persons are expected to seek the advice of a supervisor, a manager, the Human Resources Department, the Company's General Counsel or the Global Compliance Department for additional guidance or if there is any question about issues discussed in this Code.

     (e) Violations. If any Covered Person observes possible unethical or illegal conduct, such concerns or complaints should be reported as set forth in Section 16 below.

     (f) Definition of Executive Officer. For the purposes of this Code, the term "Executive Officer" shall mean those officers, as shall be determined by the Board of Directors of Franklin Resources, Inc. from time to time, who are subject to the reporting obligations of Section 16(a) of the Securities Exchange Act of 1934.

     (g) Definition of Director. For purposes of this Code, the term "Director" shall mean members of the Board of Directors of Franklin Resources, Inc.

2.   Compliance with Laws, Rules and Regulations.

     (a) Compliance. All Covered Persons of the Company are required to comply with all of the applicable laws, rules and regulations of the United States and other countries, and the states, counties, cities and other jurisdictions, in which the Company conducts its business. Local laws may in some instances be less restrictive than the principles set forth in this Code. In those situations, Covered Persons should comply with the Code, even if the conduct would otherwise be legal under applicable laws. On the other hand, if local laws are more restrictive than the Code, Covered Persons should comply with applicable laws.

     (b) Insider Trading. Such Global Compliance includes, without limitation, compliance with the Company's insider trading policy, which prohibits Covered Persons from trading securities either personally or on behalf of others, while in possession of material non-public information or communicating material non-public information to others in violation of the law. Securities include common stocks, bonds, options, futures and other financial instruments. Material information includes any information that a reasonable investor would consider important in a decision to buy, hold, or sell securities. These laws provide substantial civil and criminal penalties for individuals who fail to comply. The policy is described in more detail in the various employee handbooks and compliance policies. In addition, the Company has implemented trading restrictions to reduce the risk, or appearance, of insider trading.

     (c) Questions Regarding Stock Trading. All questions regarding insider trading or reports of impropriety regarding stock transactions should be made to the Global Compliance Department. See also Section 16 below.

3.   Conflicts of Interest.

     (a) Avoidance of Conflicts. All Covered Persons are required to conduct themselves in a manner and with such ethics and integrity so as to avoid a conflict of interest, either real or apparent.

     (b) Conflict of Interest Defined. A conflict of interest is any circumstance where an individual's personal interest interferes or even appears to interfere with the interests of the Company. All Covered Persons have a duty to avoid financial, business or other relationships that might be opposed to the interests of the Company or might cause a conflict with the performance of their duties.

     (c) Potential Conflict Situations. A conflict can arise when a Covered Person takes actions or has interests that may make it difficult to perform his or her Company related work objectively and effectively. Conflicts also may arise when a Covered Person or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.

     (d) Examples of Potential Conflicts. Some of the areas where a conflict could arise include:

          (i) Employment by a competitor, regardless of the nature of the employment, while employed by the Company.

          (ii) Placement of business with any company in which a Covered Person, or any member of the Covered Person's family, has a substantial ownership interest or management responsibility.

          (iii) Making endorsements or testimonials for third parties.

          (iv) Processing a transaction on the Covered Person's personal account(s), or his or her friend or family members' account(s), through the Company's internal systems without first submitting the transaction request to the Company's Customer Service Center.

          (v) Disclosing the Company's confidential information to a third party without the prior consent of senior management.

     (e) Questions Regarding Conflicts. All questions regarding conflicts of interest and whether a particular situation constitutes a conflict of interest should be directed to the Global Compliance Department. See also
     Section 16 below.

4.   Gifts and Entertainment.

     (a) Rationale. The Company's aim is to deter providers of gifts from seeking or receiving special favors from Covered Persons. Gifts of more than a nominal value can cause Covered Persons to feel placed in a position of "obligation" and/or give the appearance of a conflict of interest.

     (b) No Conditional Gifts. Covered Persons may not at any time accept any item that is conditioned upon the Company doing business with the entity or person giving the gift.

     (c) No Cash Gifts. Cash gifts of any amount should never be accepted.

     (d) No Non-Cash Gifts Over $100. Covered Persons, including members of their immediate families, may not, directly or indirectly, take, accept or receive bonuses, fees, commissions, gifts, gratuities, or any other similar form of consideration, from any person, firm, corporation or association with which the Company does or seeks to do business if the value of such item is in excess of $100.00 on an annual basis.

     (e) No Solicitation for Gifts. Covered Persons should not solicit any third party for any gift, gratuity, entertainment or any other item regardless of its value.

     (f) Permitted Entertainment. Covered Persons, including members of their immediate families, may accept or participate in "reasonable entertainment" provided by any person, firm, corporation or association with which the Company does or seeks to do business. "Reasonable entertainment" would include, among other things, an occasional meal, a ticket to a sporting event or the theater, or comparable entertainment, which is neither so frequent nor so excessive as to raise any question of propriety; attended by the entity or person providing the entertainment, meal, or tickets; not more frequent than once per quarter; and not preconditioned on a "quid pro quo" business relationship.

     (g) No Excessive Entertainment. Covered Persons are prohibited from accepting "excessive entertainment" without the prior written approval of the Company's Chief Executive Officer or the Office of the Chairman. "Excessive entertainment" is entertainment that has a value greater than $1000.00 or is provided more frequently than once per quarter.

     (h) What To Do. Covered Persons presented with a gift with a value in excess of $100.00 or entertainment valued greater than $1000.00 should politely decline and explain that the Company policy makes it impossible to accept such a gift. Covered Persons are encouraged to be guided by their own sense of ethical responsibility, and if they are presented with such a gift from an individual or company, they should notify their manager so the gift can be returned.

     (i) Permitted Compensation. The Company recognizes that this Section 4 does not prohibit Directors who do not also serve in management positions within the Company from accepting compensation, bonuses, fees and other similar consideration paid in the normal course of business as a result of their outside business activity, employment or directorships.

     (j) Questions Regarding Gifts and Entertainment. All questions regarding gifts and entertainment should be directed to the Global Compliance Department. See also Section 16 below.

5.    Outside Employment.

     (a) Restrictions. Subject to any departmental restrictions, Covered Persons are permitted to engage in outside employment if it is free of any actions that could be considered a conflict of interest. Outside employment must not adversely affect a Covered Person's job performance at the Company, and outside employment must not result in absenteeism, tardiness or a Covered Person's inability to work overtime when requested or required. Covered Persons may not engage in outside employment, which requires or involves using Company time, materials or resources.

     (b) Self-Employment. For purposes of this policy, outside employment includes self-employment.

     (c) Required Approvals. Due to the fiduciary nature of the Company's business, all potential conflicts of interest that could result from a Covered Person's outside employment should be discussed with the Covered Person's manager and the Human Resources Department, prior to entering into additional employment relationships.

     (d) Outside Directors Exempt. The Company recognizes that this Section 5 is not applicable to Directors who do not also serve in management positions within the Company.


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

6.   Confidentiality.

     (a) Confidentiality Obligation. Covered Persons are responsible for maintaining the confidentiality of information entrusted to them by the Company or its customers, except when disclosure is authorized or legally mandated. The sensitive nature of the investment business requires that the Company keep its customers' confidence and trust. Covered Persons must be continuously sensitive to the confidential and privileged nature of the information to which they have access concerning the Company, and must exercise the utmost discretion when discussing any work-related matters with third parties. Each Covered Person must safeguard the Company's confidential information and not disclose it to a third party without the prior consent of senior management.

     (b) What Is Confidential Information. "Confidential information" includes but is not limited to information, knowledge, ideas, documents or materials that are owned, developed or possessed by the Company or that in some other fashion are related to confidential or proprietary matters of the Company, its business, customers, shareholders, Covered Persons or brokers. It includes all business, product, marketing, financial, accounting, personnel, operations, supplier, technical and research information. It also includes computer systems, software, documentation, creations, inventions, literary works, developments, discoveries and trade secrets. Confidential information includes any non-public information of the Company that might be of use to competitors, or harmful to the Company or its customers, if disclosed.

     (c) Acknowledgment. All employees of the Company are expected to sign an acknowledgment regarding the confidentiality policy set forth above at the time they become employed with the Company.

     (d) Length of Confidentiality Obligations. Covered Persons are expected to comply with the confidentiality policy not only for the duration of their employment or service with the Company, but also after the end of their employment or service with the Company.

     (e) Confidentiality Under the Code. All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly.

7.   Ownership of Intellectual Property.

     (a) Company Ownership. The Company owns all of the work performed by Covered Persons at and/or for the Company, whether partial or completed. All Covered Persons shall be obligated to assign to the Company all "intellectual property" that is created or developed by Covered Persons, alone or with others, while working for the Company.

     (b) What Is Intellectual Property. "Intellectual Property" includes all trademarks and service marks, trade secrets, patents and patent subject matter and inventor rights in the United States and foreign countries and related applications. It includes all United States and foreign copyrights and subject matter and all other literary property and author rights,


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

     whether or not copyrightable. It includes all creations, not limited to inventions, discoveries, developments, works of authorship, ideas and know-how. It does not matter whether or not the Company can protect them by patent, copyright, trade secrets, trade names, trade or service marks or other intellectual property right. It also includes all materials containing any intellectual property. These materials include but are not limited to computer tapes and disks, printouts, notebooks, drawings, artwork and other documentation. To the extent applicable, non-trade secret intellectual property constitutes a "work made for hire" owned by the Company, even if it is not a trade secret.

     (c) Exceptions. The Company will not be considered to have a proprietary interest in a Covered Person's work product if: (i) the work product is developed entirely on the Covered Person's own time without the use or aid of any Company resources, including without limitation, equipment, supplies, facilities or trade secrets; (ii) the work product does not result from the Covered Person's employment with the Company; and (iii) at the time a Covered Person conceives or reduces the creation to practice, it is not related to the Company's business nor the Company's actual or expected research or development.

     (d) Required Disclosure. All Covered Persons must disclose to the Company all intellectual property conceived or developed while working for the Company. If requested, a Covered Person must sign all documents necessary to memorialize the Company's ownership of intellectual property under this policy. These documents include but are not limited to assignments and patent, copyright and trademark applications.

8. Corporate Opportunities. Covered Persons are prohibited from (i) taking for themselves opportunities that are discovered through the use of Company property, information or position, (ii) using Company property, information or position for personal gain, and/or (iii) competing with the Company.

9. Fair Dealing. Each Covered Person should endeavor to deal fairly with the Company's customers, suppliers, competitors and Covered Persons and not to take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

10. Protection and Use of Company Property. All Covered Persons should protect the Company's assets and ensure they are used for legitimate business purposes during employment with the Company. Improper use includes unauthorized personal appropriation or use of the Company's assets, data or resources, including computer equipment, software and data.

11.  Standards of Business Conduct.

     (a) Respectful Work Environment. The Company is committed to fostering a work environment in which all individuals are treated with respect and dignity. Each individual should be permitted to work in a business-like atmosphere that promotes equal employment opportunities.


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

     (b) Prohibited Conduct. The following conduct will not be tolerated and could result in disciplinary action, including termination:

          (i) Any act which causes doubt about a Covered Person's integrity, such as the falsifying of Company records and documents, competing in business with the Company, divulging trade secrets, or engaging in any criminal conduct.

          (ii) Any act which may create a dangerous situation, such as carrying weapons, firearms or explosives on Company premises or surrounding areas, assaulting another individual, or disregarding property and safety standards.

          (iii) The use, sale, purchase, transfer, possession, or attempted sale, purchase or transfer of alcohol or drugs while at work. Reporting to work while under the influence of alcohol or drugs, or otherwise in a condition not fit for work.

          (iv) Insubordination, including refusal to perform a job assignment or to follow a reasonable request of a Covered Person's manager, or discourteous conduct toward customers, associates, or supervisors.

          (v) Harassment of any form including threats, intimidation, abusive behavior and/or coercion of any other person in the course of doing business.

          (vi) Falsification or destruction of any timekeeping record, intentionally clocking in on another Covered Person's attendance or timekeeping record, the knowledge of another Covered Person tampering with their attendance record or tampering with one's own attendance record.

          (vii) Failure to perform work, which meets the standards/expectations of the Covered Person's position.

          (viii)  Excessive  absenteeism,   chronic  tardiness,  or  consecutive
          absence of 3 or more days without notification or authorization.

          (ix) Any act of dishonesty or falsification of any Company records or documents, including obtaining employment based on false, misleading, or omitted information.

     (c) Disciplinary Action. A Covered Person or the Company may terminate the employment or service relationship at will, at any time, without cause or advance notice. Thus, the Company does not strictly adhere to a progressive disciplinary system since each incident of misconduct may have a different set of circumstances or differ in its severity. The Company will take such disciplinary action as it deems appropriate and commensurate with any misconduct of the Covered Person.


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

12.  Disclosure in Reports and Documents.

     (a) Filings and Public Materials. As a public company, it is important that the Company's filings with the Securities and Exchange Commission (the "SEC") and other Federal, State, domestic and international regulatory agencies are full, fair, accurate, timely and understandable. The Company also makes many other filings with the SEC and other domestic and international regulatory agencies on behalf of the funds that its subsidiaries and affiliates manage. Further, the Company prepares mutual fund account statements, client investment performance information, prospectuses and advertising materials that are sent out to its mutual fund shareholders and clients.

     (b) Disclosure and Reporting Policy. The Company's policy is to comply with all applicable disclosure, financial reporting and accounting regulations applicable to the Company. The Company maintains the highest commitment to its disclosure and reporting requirements, and expects all Covered Persons to record information accurately and truthfully in the books and records of the Company.

     (c) Information for Filings. Depending on his or her position with the Company, a Covered Person, may be called upon to provide necessary information to assure that the Company's public reports and regulatory filings are full, fair, accurate, timely and understandable. The Company expects all Covered Persons to be diligent in providing accurate information to the inquiries that are made related to the Company's public disclosure requirements.

     (d) Disclosure Controls and Procedures and Internal Control Over Financial Reporting. Covered Persons are required to cooperate and comply with the Company's disclosure controls and procedures and internal controls over financial reporting so that the Company's reports and documents filed with the SEC and other Federal, State, domestic and international regulatory agencies comply in all material respects with applicable laws, and rules and regulations, and provide full, fair, accurate, timely and understandable disclosure.

13. Relationships with Government Personnel. Covered persons should be aware that practices that may be acceptable in the commercial business environment (such as providing certain transportation, meals, entertainment and other things of nominal value) may be entirely unacceptable and even illegal when they relate to government employees or others who act on the government's behalf. Therefore, Covered Persons are required to comply with the relevant laws and regulations governing relations between government employees and customers and suppliers in every country where the Company conducts business. Covered persons are prohibited from giving money or gifts to any official or any employee of a governmental entity if doing so could reasonably be construed as having any connection with the Company's business relationship. Any proposed payment or gift to a government official or employee must be reviewed in advance by the Global Compliance Department, even if such payment is common in the country of payment.


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

14. Political Contributions. Election laws in many jurisdictions generally prohibit political contributions by corporations to candidates. Many local laws also prohibit corporate contributions to local political campaigns. In accordance with these laws, the Company does not make direct contributions to any candidates for Federal, State or local offices where applicable laws make such contributions illegal. Contributions to political campaigns must not be, or appear to be, made with or reimbursed by the Company's funds or resources. The Company's funds and resources include (but are not limited to) the Company's facilities, office supplies, letterhead, telephones and fax machines. Employees may make personal political contributions as they see fit in accordance with all applicable laws.

15.  Accountability for Adherence to the Code.

     (a) Honesty and Integrity. The Company is committed to uphold ethical standards in all of its corporate and business activities. All Covered Persons are expected to perform their work with honesty, truthfulness and integrity and to comply with the general principles set forth in the Code. Covered Persons are also expected to perform their work with honesty and integrity in any areas not specifically addressed by the Code.

     (b) Disciplinary Actions. A violation of the Code may result in appropriate disciplinary action including the possible termination from employment with the Company. Nothing in this Code restricts the Company from taking any disciplinary action on any matters pertaining to the conduct of a Covered Person, whether or not expressly set forth in the Code.

     (c) Annual Certifications. Directors and Executive Officers will be required to certify annually, on a form to be provided by the Global Compliance Department, that they have received, read and understand the Code and have complied with the requirements of the Code.

     (d) Training and Educational Requirements.

          (i) Orientation. New Covered Persons will receive a copy of the Code during the orientation process conducted by representatives of the Human Resources Department and shall acknowledge that they have received, read and understand the Code and will comply with the requirements of the Code.

          (ii)  Continuing  Education.  Covered  Persons  shall be  required  to complete such additional training and continuing education requirements regarding the Code and matters related to the Code as the Company shall from time to time establish.

16.  Reporting Violations of the Code.

     (a) Questions and Concerns. Described in this Code are procedures generally available for addressing ethical issues that may arise. As a general matter, if a Covered Person has any questions or concerns about compliance with this Code he or she is encouraged to speak with his or her supervisor, manager, representatives of the Human Resources Department, the Company's General Counsel or the Global Compliance Department.


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

     (b) Compliance and Ethics Hot-Line. If a Covered Person does not feel comfortable talking to any of the persons listed above for any reason, he or she should call the Compliance and Ethics Hot-Line at 1-800-636-6592. Calls to the Compliance and Ethics Hot-Line may be made anonymously.

     (c) Responsibility to Report Violations of the Code and Law. As part of its commitment to ethical and lawful conduct, the Company expects Covered Persons to promptly report any suspected violations of this Code or law. Failure to report knowledge of a violation or other misconduct may result in disciplinary action.

     (d) Confidentiality and Investigation. The Company will treat the information set forth in a report of any suspected violation of the Code or law in a confidential manner and will conduct a prompt and appropriate evaluation and investigation of any matter reported. Covered Persons are expected to cooperate in any investigations of reported violations.

     (e) Protection of Covered Persons. By law, the Company may not discharge, demote, suspend, threaten, harass, or in any other manner discriminate against an employee in the terms and conditions of employment because of any lawful act done by the employee to provide information or otherwise assist in an investigation regarding any conduct which the employee reasonably believes constitutes a violation of any rule or regulation of the SEC or any provision of Federal law relating to fraud against shareholders when the information or assistance is provided to or the investigation is conducted by, among others, a person(s) working for the Company with the authority to investigate, discover or terminate misconduct. To encourage Covered Persons to report violations of illegal or unethical conduct, the Company will not allow retaliation to be taken against any Covered Person who has made a report under this section in good faith.

     (f) Accounting/Auditing Complaints. The law requires that the Company's Audit Committee have in place procedures for the receipt, retention and treatment of complaints concerning accounting, internal accounting controls, or auditing matters and procedures for Covered Persons to anonymously submit their concerns regarding questionable accounting or auditing matters.

     (g) Complaints concerning accounting, internal accounting controls or auditing matters will be directed to the attention of the Audit Committee, or the appropriate members of that committee. For direct access to the Company's Audit Committee, please address complaints regarding accounting, internal accounting controls, or auditing matters to:
          Audit Committee
          Franklin Resources, Inc.
          One Franklin Parkway
          San Mateo, California 94403
     Complaints or concerns regarding accounting or auditing matters may also be made to the Compliance and Ethics Hot-Line at 1-800-636-6592. Calls to the Compliance and Ethics Hot-Line may be made anonymously.


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

17.  Waivers of the Code.

     (a) Waivers by Directors and Executive Officers. Any change in or waiver of this Code for Directors or Executive Officers of the Company may be made only by the Board or a committee thereof in the manner described in Section 17(d) below, and any such waiver (including any implicit waiver) shall be promptly disclosed to shareholders as required by the corporate governance listing standards of the New York Stock Exchange and other applicable laws, rules and regulations.

     (b) Waivers by Other Covered Persons. Any requests for waivers of this Code for Covered Persons other than Directors and Executive Officers of the Company may be made to the Global Compliance Department in the manner described in Section 17(e) below.

     (c) Definition of Waiver. For the purposes of the Code, the term "waiver" shall mean a material departure from a provision of the Code. An "implicit waiver" shall mean the failure of the Company to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an Executive Officer.

     (d) Manner for Requesting Director and Executive Officer Waivers.

          (i) Request and Criteria. If a Director or Executive Officer wishes to request a waiver of this Code, the Director or Executive Officer may submit to the Director of Global Compliance or the Global Compliance Department a written request for a waiver of the Code only if he/she can demonstrate that such a waiver:

               (A) is necessary to alleviate undue hardship or in view of unforeseen circumstances or is otherwise appropriate under all the relevant facts and circumstances;

               (B) will not be inconsistent with the purposes and objectives of the Code;

               (C) will not adversely affect the interests of clients of the Company or the interests of the Company; and

               (D) will not result in a transaction or conduct that would violate provisions of applicable laws or regulations.

          (ii) Discretionary Waiver and Response. The Global Compliance Department will forward the waiver request to the Board or a committee thereof for consideration. Any decision to grant a waiver from the Code shall be at the sole and absolute discretion of the Board or committee thereof, as appropriate. The Secretary of the Company will advise the Global Compliance Department in writing of the Board's decision regarding the waiver, including the grounds for granting or denying the waiver request. The Global Compliance Department shall promptly advise the Director or Executive Officer in writing of the Board's decision.


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

     (e) Manner for Requesting Other Covered Person Waivers.

          (i) Request and Criteria. If a Covered Person who is a non-director and non-Executive Officer wishes to request a waiver of this Code, the Covered Person may submit to the Global Compliance Department a written request for a waiver of the Code only if he/she can demonstrate that such a waiver would satisfy the same criteria set forth in Section 17(d).

          (ii) Discretionary Waiver and Response. The Global Compliance Department shall forward the waiver request to the General Counsel of the Company for consideration. The decision to grant a waiver request shall be at the sole and absolute discretion of the General Counsel of the Company. The General Counsel will advise the Global Compliance Department in writing of his/her decision regarding the waiver, including the grounds for granting or denying the waiver request. The Global Compliance Department shall promptly advise the Covered Person in writing of the General Counsel's decision.

18. Internal Use. The Code is intended solely for the internal use by the Company and does not constitute an admission, by or on behalf of the Company, as to any fact, circumstance, or legal conclusion.

19. Other Policies and Procedures. The "Code of Ethics and Policy Statement on Insider Trading" under Rule 17j-1 pursuant to the Investment Company Act and other policies and procedures adopted by the Company are additional requirements that apply to Covered Persons.

                       POLICY STATEMENT ON INSIDER TRADING

A.   Legal Requirement
     Pursuant to the Insider Trading and Securities Fraud Enforcement Act of 1988, No officer, director, employee, consultant acting in a similar capacity, or other person associated with Franklin Templeton Investments may trade, either personally or on behalf of clients, including all client assets managed by the entities in Franklin Templeton Investments, on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as "insider trading." Franklin Templeton Investment's Policy Statement on Insider Trading applies to every officer, director, employee or other person associated with Franklin Templeton Investments and extends to activities within and outside their duties with Franklin Templeton Investments. Every officer, director and employee must read and retain this policy statement. Any questions regarding Franklin Templeton Investments Policy Statement on Insider Trading or the Compliance Procedures should be referred to the Legal Department.

     The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an "insider") or to communications of material non-public information to others.

     While the law concerning insider trading is not static, it is generally understood that the law prohibits:

     (1) trading by an insider, while in possession of material non-public information; or

     (2) trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or

     (3) communicating material non-public information to others.

     The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions, you should consult the Legal Department.

B.   Who is an Insider?
     The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's outside attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, an investment adviser may become a temporary insider of a company it advises or for which it performs other services. According to the U.S. Supreme Court, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

C.   What is Material Information?
     Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of the company's securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

     Material information does not have to relate to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Wall Street Journal and whether those reports would be favorable or not.

D.   What is Non-Public Information?
     Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the Securities and Exchange Commission ("SEC"), or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

E.   Basis for Liability
     1.   Fiduciary Duty Theory
     In 1980, the Supreme Court found that there is no general duty to disclose before trading on material non-public information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will not disclose any material non-public information or refrain from trading. Chiarella v. U.S., 445 U.S. 22 (1980).

     In Dirks v. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders. They can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company's shareholders as "tippees" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company's shareholders.

     However, in the "tippee" situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

     2.   Misappropriation Theory
     Another basis for insider trading liability is the "misappropriation" theory, under which liability is established when trading occurs on material non-public information that was stolen or misappropriated from any other person. In U.S. v. Carpenter, supra, the Court found, in 1987, a columnist defrauded The Wall Street Journal when he stole information from the Wall Street Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

F.   Penalties for Insider Trading
     Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers A violation of the Code resulting in a violation of the law will be severely sanctioned, with disciplinary action including but not limited to termination. Please refer to Part 7 - Penalties for Violations of the Code. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

     o    civil injunctions;
     o    treble damages;


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     o    disgorgement of profits;
     o    jail sentences;
     o fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
     o fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

     In addition, any violation of this policy statement can result in serious sanctions by the Franklin Templeton Group, including dismissal of any person involved.

G.   Insider Trading Procedures
     All employees shall comply with the following procedures.

     1.   Identifying Inside Information

     Before trading for yourself or others, including investment companies or private accounts managed by the Franklin Templeton Group, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

     o    Is the information material?

     o Is this information that an investor would consider important in making his or her investment decisions?

     o Is this information that would substantially affect the market price of the securities if generally disclosed?

     o    Is the information non-public?

     o    To whom has this information been provided?

     o Has the information been effectively communicated to the marketplace (e.g., published in Reuters, The Wall Street Journal or other publications of general circulation)?

If, after consideration of these questions, you believe that the information may be material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps:

     (i) Report the matter immediately to the designated Compliance Officer, or if he or she is not available, to the Legal Department.

     (ii) Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by Franklin Templeton Investments.


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     (iii)  Do not  communicate  the  information  inside  or  outside  Franklin
     Templeton Investments , other than to the Compliance Officer or the Legal Department.

     (iv) The Compliance Officer shall immediately contact the Legal Department for advice concerning any possible material, non-public information.

     (v) After the Legal Department has reviewed the issue and consulted with the Compliance Officer, you will be instructed either to continue the prohibitions against trading and communication noted in (ii) and (iii), or you will be allowed to trade and communicate the information.

     (vi) In the event the information in your possession is determined by the Legal Department or the Compliance Officer to be material and non-public, it may not be communicated to anyone, including persons within Franklin Templeton Investments, except as provided in (i) above. In addition, care should be taken so that the information is secure. For example, files containing the information should be sealed and access to computer files containing material non-public information should be restricted to the extent practicable. Securities for which there is material, non-public information shall be placed on the personal trading restricted list for a timeframe determined by the Compliance Officer.


     2.   Restricting Access to Other Sensitive Information

     All Franklin Templeton Investments personnel also are reminded of the need to be careful to protect from disclosure other types of sensitive information that they may obtain or have access to as a result of their employment or association with Franklin Templeton Investments.

H.   General Access Control Procedures
     Franklin Templeton Investments has established a process by which access to company files that may contain sensitive or non-public information such as the Bargain List and the Source of Funds List is carefully limited. Since most of the Franklin Templeton Group files, which contain sensitive information, are stored in computers, personal identification numbers, passwords and/or code access numbers are distributed to Franklin Templeton Investments computer Access Persons only. This activity is monitored on an ongoing basis. In addition, access to certain areas likely to contain sensitive information is normally restricted by access codes.


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                     FAIR DISCLOSURE POLICIES AND PROCEDURES

A.   What is Regulation FD?
Regulation FD under the Securities Exchange Act of 1934, as amended, prohibits certain persons associated with FRI, its affiliates, and its subsidiaries (FRI together with its affiliates and subsidiaries, collectively, "FTI"), closed-end funds advised by an investment advisory subsidiary of FRI ("FTI Closed-End Funds") and certain persons associated with the FTI investment advisers to the FTI Closed-End Funds, from selectively disclosing material nonpublic information about FRI or the FTI Closed-End Funds or their respective securities to certain securities market professionals and security holders. Regulation FD is designed to promote the full and fair disclosure of information by issuers such as FRI and the FTI Closed-End Funds.

The scope of Regulation FD is limited. Regulation FD applies to FRI and FTI Closed-End Funds, but does not apply to open-end investment companies managed by FTI investment advisers. Regulation FD also does not apply to all communications about FRI or FTI Closed-End Funds with outside persons. Rather, Regulation FD applies only to communications to securities market professionals and to any security holder of FRI or FTI Closed-End Funds under circumstances in which it is reasonably foreseeable that such security holder will trade on the basis of the information. In addition, Regulation FD does not apply to all employees and officers. It only applies to certain senior officials (directors, executive officers, investor relations or public relations officers, or other persons of similar functions) of FRI and the FTI investment advisers to the FTI Closed-End Funds and any other officer, employee or agent of FRI and the FTI Closed-End Funds. Consequently, Regulation FD and the Franklin Templeton Investments Fair Disclosure Policies and Procedures (the "Policies and Procedures") will not apply to a variety of legitimate, ordinary-course business communications with customers, vendors, government regulators, etc. or to disclosures made to the public media. Irrespective of Regulation FD, all FTI personnel must comply with the "Franklin Templeton Investment Policy Statement on Insider Trading" and should be aware that disclosure of material nonpublic information to another person may constitute a form of illegal insider trading called "tipping."

B.   FTI's Corporate Policy for Regulation FD

FTI is committed to being fully compliant with Regulation FD. It is not the intention of these Policies and Procedures, however, to interfere with legitimate, ordinary-course business communications or disclosures made to the public media or governmental agencies and excluded from Regulation FD. FTI believes it is in its best interest to maintain an active and open dialogue with securities market professionals, security holders and investors regarding FRI and the FTI Closed-End Funds. In compliance with Regulation FD, FTI will continue to provide current and potential security holders access to key information reasonably required for making an informed decision on whether to invest in shares of FRI or FTI Closed-End Funds. FTI personnel will make appropriate announcements and conduct interviews about FRI and FTI Closed-End Funds with the media, in accordance with Corporate Communication's policies and procedures regarding such announcements or interviews and in compliance with Regulation FD.

C.   General Provisions of Regulation FD
        Whenever:

     1) an issuer, or person acting on its behalf (i.e. any senior official of FRI or the FTI investment adviser to an FTI Closed-End Fund, or any other officer, employee or agent of FRI or an FTI Closed-End Fund who regularly communicates with securities professionals or security holders of FRI or the FTI Closed-End Fund, or any employee directed to make a disclosure by a member of senior management)


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

     2)  discloses  any  material   non-public   information  (see  below  under
     Frequently   Asked  Questions  for  a  discussion  of   "materiality"   and
     "non-public" information)

     3) to certain specified persons (generally, securities market professionals or security holders of FRI or an FTI Closed-End Fund under circumstances in which it is reasonably foreseeable that such security holders will trade on the basis of the information)

     Then:

     (4) the issuer shall make public disclosure of that same information:

          o    simultaneously (for intentional disclosures), or
          o    promptly  (for  non-intentional  disclosures).  In  the  case  of non-intentional disclosures, "promptly" means as soon as reasonably practicable (but in no event longer than 24 hours (or the commencement of the next day's trading on the NYSE, whichever is later), after a senior official of FRI or the FTI investment adviser to the applicable FTI Closed-End Fund learns that there has been a non-intentional disclosure and knows, or is reckless in not knowing, that the information is both material and non-public.

D.   Persons to whom  selective  disclosure may not be made:
     (1) broker-dealers and their associated persons;

     (2) investment advisers, certain institutional investment managers and their associated persons,

     (3) investment companies, hedge funds and their affiliated persons, and

     (4) holders of securities of FRI or an FTI Closed-End Fund, under circumstances in which it is reasonably foreseeable that the person would purchase or sell such securities on the basis of the information.

Regulation FD is designed to cover sell-side analysts, buy-side analysts, large institutional investment managers, and other market professionals who may be likely to trade on the basis of selectively disclosed information.

E.   Exclusions from Regulation FD

Certain disclosures are excluded from the coverage of Regulation FD:

     (1)  communications  to  "temporary  insiders"  who owe a duty of  trust or
     confidence  to  the  issuer  (i.e.   attorneys,   investment   bankers,  or
     accountants);

     (2) communications to any person who expressly agrees to maintain the information in confidence (e.g., disclosures by a public company to private investors in private offerings following an agreement to maintain the confidentiality of the information received);

     (3) communications to an entity whose primary business is the issuance of credit ratings, provided the information is disclosed solely for the purpose of developing a credit rating and the entity's ratings are publicly available; and

     (4) communications made in connection with most offerings of securities registered under the Securities Act of 1933.


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F.   Methods of Public Disclosure:
Regulation FD provides that an issuer's disclosure obligation may be met by any method or combination of methods of disclosure reasonably designed to provide broad, non-exclusionary distribution of the information to the public. Acceptable methods of public disclosure include:

   o Furnishing or filing with the SEC a Form 8-K (not applicable to closed-end investment companies);
   o press releases distributed through a widely circulated news or wire service; or
   o announcements made through press conferences or conference calls that interested members of the public may attend or listen to either in person, by telephonic transmission, or by other electronic transmission (including use of the Internet), of which the public has adequate advance notice and means of access.

Posting of new information on issuer's own website is not by itself a sufficient method of public disclosure. It may be used in combination with other methods.

G.   Training
Appropriate training will be provided to certain employees identified as follows:

  o  Corporate Communications Department
  o  Portfolio managers of FTI Closed-End Funds and their assistants;
  o  Managers and supervisors of Customer Service Representatives.

As a part of this training, each employee will be notified that they should not communicate on substantive matters involving FRI or the FTI Closed-End Funds except in accordance with these Policies and Procedures.

H.   Reporting Consequences
FTI personnel must promptly report to their supervisor or the Code of Ethics Administration Department any violations of these Policies and Procedures. Any violation of these Policies and Procedures may result in disciplinary action, up to and including termination of employment and/or referral to appropriate governmental agencies.


I.   Questions
All inquiries regarding these Policies and Procedures should be addressed to Barbara Green, Vice President, Deputy General Counsel and Secretary of FRI (650-525-7188), or Jim Davis, Director of Global Compliance (650-312-2832).


J.   Frequently Asked Questions

     When is disclosure considered intentional within the meaning of Regulation FD and when is disclosure considered non-intentional?
     Under Regulation FD, selective disclosure is considered intentional when the issuer (or person acting on its behalf) knows, or is reckless in not knowing, that the information disclosed is BOTH material and non-public. A non-intentional disclosure would be the inadvertent disclosure of material non-public information (i.e., a senior official later determines that the same information was not previously public or was material). For example, non-intentional selective disclosures may occur when senior officials inadvertently disclose material information in response to questions from analysts or security holders or when a decision is made to selectively


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     disclose  information  that the company  does not view as material  but the market moves in response to the disclosure.

     What is non-public information?
     Information is non-public if it has not been disseminated in a manner making it available to investors generally.

     What is material information?
     The Supreme Court has held that a fact is material if there is a substantial likelihood that it would have been viewed by the reasonable investor as having significantly altered the `total mix' of information made available. Another way of considering whether information is material is if there is a substantial likelihood that a reasonable person would consider it important in deciding whether to buy or sell shares.

     Are there specific types of information that are considered material?
     There is no bright line test to determine materiality. However, below is a list of items that should be reviewed carefully to determine whether they are material.

     o An impending departure of a portfolio manager who is primarily responsible for day-to-day management of an FTI Closed-End Fund;
     o A plan to convert an FTI Closed-End Fund from a closed-end investment company to an open-end investment company;
     o A plan to merge an FTI Closed-End Fund into another investment company;
     o Impending purchases or sales of particular portfolio securities;
     o Information about FRI related to earnings or earnings forecasts;
     o Mergers, acquisitions, tender offers, joint ventures, or material change in assets;
     o Changes in control or in management;
     o Change in auditors or auditor notification that the issuer may no longer rely on an auditor's audit report;
     o Events regarding the securities of FRI or an FTI Closed-End Fund - e.g., repurchase plans, stock splits or changes in dividends, calls of securities for redemption, changes to the rights of security holders, and public or private sales of additional securities; and
     o Bankruptcies or receiverships.

     Are all issuer communications covered by Regulation FD?
     No. Regulation FD applies only to communications by an issuer's senior officials and others who regularly communicate with securities market professionals or security holders of the issuer. Regulation FD isn't intended to apply to persons who are engaged in ordinary-course business communications in connection with the issuer or to interfere with disclosures to the media. However, the traditional disclosure concerns (such as "tipping" material non-public information and leaking disclosure into the market) still apply.

     Are communications to the public media covered by Regulation FD?
     No. However, an interview with a reporter is not the best way to disseminate material information to the public and is not a method of public disclosure mentioned by the SEC as a means to satisfy Regulation FD.

     Are one-on-one discussions with analysts permitted?
     Yes. Regulation FD is not intended to undermine the role of analysts in "sifting through and extracting information that may not be significant to the ordinary investor to reach material conclusions." However, without an agreement from an analyst to maintain material non-public information


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     in confidence until the information is made public by the issuer, persons
     covered  by   Regulation  FD  must  not  disclose   material   non-public
     information in one-on-one discussions with an analyst.

     May issuers provide guidance on earnings?
     Not selectively. Although many issuers have historically provided earnings guidance, the SEC observed in Regulation FD's adopting release that an issuer that has a private conversation with an analyst in which the issuer provides direct or indirect guidance as to whether earnings will be higher than, lower than or even the same as forecasted will likely violate Regulation FD. Moreover, Regulation FD may be violated simply by confirming in a non-public manner an earnings forecast that is already public, because such confirmation may be material.

K.   Supplemental Information - SECs Division of Corporate Finance

The following supplemental information is from the fourth supplement to the telephone interpretation manual of the Division of Corporation Finance of the U.S. Securities and Exchange Commission. It contains interpretations issued by members of the staff of the Division of Corporation Finance in response to telephone inquiries relating to Regulation FD and was last modified by the staff in June of 2001.

     Interpretations Issued October 2000


          1. Can an issuer ever confirm selectively a forecast it has previously made to the public without triggering the rule's public reporting requirements? Yes. In assessing the materiality of an issuer's confirmation of its own forecast, the issuer should consider whether the confirmation conveys any information above and beyond the original forecast and whether that additional information is itself material. That may depend on, among other things, the amount of time that has elapsed between the original forecast and the confirmation (or the amount of time elapsed since the last public confirmation, if applicable). For example, a confirmation of expected quarterly earnings made near the end of a quarter might convey information about how the issuer actually performed. In that respect, the inference a reasonable investor may draw from such a confirmation may differ significantly from the inference he or she may have drawn from the original forecast early in the quarter. The materiality of a confirmation also may depend on, among other things, intervening events. For example, if it is clear that the issuer's forecast is highly dependent on a particular customer and the customer subsequently announces that it is ceasing operations, a confirmation by the issuer of a prior forecast may be material.

          We note that a statement by an issuer that it has "not changed," or that it is "still comfortable with," a prior forecast is no different than a confirmation of a prior forecast. Moreover, under certain circumstances, an issuer's reference to a prior forecast may imply that the issuer is confirming the forecast. If, when asked about a prior forecast, the issuer does not want to confirm it, the issuer may simply wish to say "no comment." If an issuer wishes to refer back to the prior estimate without implicitly confirming it, the issuer should make clear that the prior estimate was as of the date it was given and is not being updated as of the time of the subsequent statement.

          2. Does  Regulation  FD create a duty to update?
          No. Regulation FD does not change existing law with respect to any duty to update.


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

          3. If an issuer wants to make public disclosure of material nonpublic information under Regulation FD by means of a conference call, what information must the issuer provide in the notice and how far in advance should notice be given? An adequate advance notice under Regulation FD must include the date, time, and call-in information for the conference call.

          Issuers also should consider the following non-exclusive factors in determining what constitutes adequate advance notice of a conference call:

          o Timing: Public notice should be provided a reasonable period of time ahead of the conference call. For example, for a quarterly earnings announcement that the issuer makes on a regular basis, notice of several days would be reasonable. We recognize, however, that the period of notice may be shorter when unexpected events occur and the information is critical or time sensitive.

          o Availability: If a transcript or re-play of the conference call will be available after it has occurred, for instance via the issuer's website, we encourage issuers to indicate in the notice how, and for how long, such a record will be available to the public.

          4. Can an issuer satisfy Regulation FD's public disclosure requirement by disclosing material nonpublic information at a shareholder meeting that is open to all shareholders, but not to the public?
          No. If a shareholder meeting is not accessible by the public, an issuer's selective disclosure of material nonpublic information at the meeting would not satisfy Regulation FD's public disclosure requirement.

          5. Could an Exchange Act filing other than a Form 8-K, such as a Form 10-Q or proxy statement, constitute public disclosure?
          Yes. In general, including information in a document publicly filed on EDGAR with the SEC within the time frames that Regulation FD requires would satisfy the rule. In considering whether that disclosure is sufficient, however, companies must take care to bring the disclosure to the attention of readers of the document, must not bury the information, and must not make the disclosure in a piecemeal fashion throughout the filing.

          6. For purposes of Regulation FD, must an issuer wait some period of time after making a filing or furnishing a report on EDGAR that complies with the Exchange Act before making disclosure of the same information to a select audience? Prior to making disclosure to a select audience, the issuer need only confirm that the filing or furnished report has received a filing date (as determined in accordance with Rules 12 and 13 of Regulation S-T) that is no later than the date of the selective disclosure.


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          7. Can an issuer  ever  review  and  comment on an  analyst's  model
          privately    without    triggering    Regulation   FD's   disclosure
          requirements?
          Yes. It depends on whether, in so doing, the issuer communicates material nonpublic information. For example, an issuer ordinarily
          would  not  be  conveying  material  nonpublic   information  if  it
          corrected historical facts that were a matter of public record. An issuer also would not be conveying such information if it shared seemingly inconsequential data which, pieced together with public information by a skilled analyst with knowledge of the issuer and the industry, helps form a mosaic that reveals material nonpublic information. It would not violate Regulation FD to reveal this type of data even if, when added to the analyst's own fund of knowledge, it is used to construct his or her ultimate judgments about the issuer. An issuer may not, however, use the discussion of an analyst's model as a vehicle for selectively communicating - either expressly or in code - material nonpublic information.

          8. During a nonpublic meeting with analysts, an issuer's CEO provides material nonpublic information on a subject she had not planned to cover. Although the CEO had not planned to disclose this information when she entered the meeting, after hearing the direction of the discussion, she decided to provide it, knowing that the information was material and nonpublic. Would this be considered an intentional disclosure that violated Regulation FD because no simultaneous public disclosure was made?
          Yes. A disclosure is "intentional" under Regulation FD when the person making it either knows, or is reckless in not knowing, that the information he or she is communicating is both material and nonpublic. In this example, the CEO knew that the information was material and nonpublic, so the disclosure was "intentional" under Regulation FD, even though she did not originally plan to make it.

          9. May an issuer provide material nonpublic information to analysts as long as the analysts expressly agree to maintain confidentiality until the information is public?
          Yes.

          10. If an issuer gets an agreement to maintain material nonpublic information in confidence, must it also get the additional statement that the recipient agrees not to trade on the information in order to rely on the exclusion in Rule 100(b)(2)(ii) of Regulation FD?
          No. An express agreement to maintain the information in confidence is sufficient. If a recipient of material nonpublic information subject to such a confidentiality agreement trades or advises others to trade, he or she could face insider trading liability.

          11. If an issuer wishes to rely on the confidentiality agreement exclusion of Regulation FD, is it sufficient to get an acknowledgment that the recipient of the material nonpublic information will not use the information in violation of the federal securities laws?
          No. The recipient must expressly agree to keep the information confidential.


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          12. Must road show materials in connection with a registered  public offering be disclosed under Regulation FD?
          Any disclosure made "in connection with" a registered public offering of the type excluded from Regulation FD is not subject to Regulation FD. That includes road shows in those offerings. All other road shows are subject to Regulation FD in the absence of another applicable exclusion from Regulation FD. For example, a disclosure in a road show in an unregistered offering is subject to Regulation FD. Also, a disclosure in a road show made while the issuer is not in registration and is not otherwise engaged in a securities offering is subject to Regulation FD. If, however, those who receive road show information expressly agree to keep the material nonpublic information confidential, disclosure to them is not subject to Regulation FD.

          13. Can an issuer disclose material nonpublic information to its employees (who may also be shareholders) without making public disclosure of the information?
          Yes. Rule 100(b)(1) states that Regulation FD applies to disclosures made to "any person outside the issuer." Regulation FD does not apply to communications of confidential information to employees of the issuer. An issuer's officers, directors, and other employees are subject to duties of trust and confidence and face insider trading liability if they trade or tip.

          14. If an issuer has a policy that limits which senior officials are authorized to speak to persons enumerated in Rule 100(b)(1)(i) -
          (b)(1)(iv), will disclosures by senior officials not authorized to speak under the policy be subject to Regulation FD?
          No. Selective disclosures of material nonpublic information by senior officials not authorized to speak to enumerated persons are made in breach of a duty of trust or confidence to the issuer and are not covered by Regulation FD. Such disclosures may, however, trigger liability under existing insider trading law.

          15. A publicly traded company has decided to conduct a private placement of shares and then subsequently register the resale by those shareholders on a Form S-3 registration statement. The company and its investment bankers conduct mini-road shows over a three-day period during the private placement. Does the resale registration statement filed after completion of the private placement affect whether disclosure at the road shows is covered by Regulation FD? No. The road shows are made in connection with an offering by the issuer that is not registered (i.e., the private placement), regardless of whether a registration statement is later filed for an offering by those who purchased in the private placement.

Additional Interpretations Issued December 2000

          1. Does the mere presence of the press at an otherwise non-public meeting attended by persons outside the issuer described in paragraph (b)(1) of Rule 100 under Regulation FD render the meeting public for purposes of Regulation FD?

          Regulation FD states that a company can make public disclosure by filing or furnishing a Form 8-K or by disseminating information through another method (or combination of methods) that is reasonably designed to provide broad, non-exclusionary distribution of the information to the public. Some companies may attempt to satisfy the latter method for public dissemination by merely having the press in attendance at a meeting to which the public is not invited or otherwise present. If it is attended by persons outside the issuer described in paragraph (b)(1) of Rule 100 under Regulation FD and if it is not otherwise public, the meeting will not necessarily be deemed public for purposes of Regulation FD by the mere presence of the press at the meeting. Whether or not the meeting would be deemed public would depend, among other things, on when, what and how widely the press reports on the meeting.

          2. Is Regulation FD intended to replace the practice of using a press release to disseminate earnings information in advance of a conference call or webcast at which earnings information will be discussed?
          No. In adopting Regulation FD, the Commission specifically indicated that it did not intend the regulation to alter or supplant the rules of self-regulatory organizations with respect to the use of press releases to announce material developments. In this regard, the Commission specifically endorsed a model for the planned disclosure of material information, such as earnings, in which the conference call or webcast is preceded by a press release containing the earnings information.

                Supplemental Memorandum on Chinese Wall Policy
                            As revised August, 2004

The following revised memorandum updates the memo, dated November 19, 1999, and reflects changes to the Advisory Groups. The memorandum sets forth FTI's policies and procedures for restricting the flow of "Investment Information" and erecting barriers to prevent the flow of such "Investment Information" (the "Chinese Wall") between the following Advisory Groups:

1. Franklin Templeton Advisory Group ("Franklin Templeton");

2. Franklin Floating Rate Trust Advisory Group ("Floating Rate"); and

3. Franklin Mutual Advisory Group ("Franklin Mutual")

     "Investment Information" of each respective Advisory Group is information relating to:

     o actual and proposed trading on behalf of clients of the Advisory Group;

     o current and prospective Advisory Group client portfolio positions; and

     o investment research related to current and prospective positions.

Specifically, under the Chinese Wall, access persons(13) from these Advisory Groups (as defined in Appendix A) are prohibited from having access to Investment Information of an Advisory Group other than his or her own Advisory Group with the following exception: Access persons to Floating Rate may have access to Investment Information of Franklin Templeton, but access persons to Franklin Templeton may not have access to Floating Rate.

The Chinese Wall applies to all access persons, including part-time employees, and consultants, and are in addition to those obligations prescribed by the Franklin Templeton Group's Code of Ethics (the "Code of Ethics").

Questions regarding these procedures should be directed to the attention of the Director, Legal Global Compliance, Legal Department, San Mateo, California at (650) 312-2832 or e-mailed to jdavis@frk.com.


GENERAL PROCEDURES

Confidentiality. Access persons within one Advisory Group (e.g., Franklin Templeton) may not disclose Investment Information to access persons of the other Advisory Group (e.g., Franklin Mutual). Any communication of Investment Information outside an Advisory Group should be limited to persons (such as Accounting, Investment Operations, Legal and Compliance personnel) who have a valid "need to know" such information and each of whom is specifically prohibited from disclosing Investment Information from one to another except when necessary for regulatory purposes. Nothing contained herein is designed to prohibit the proper exchange of accounting, operational, legal or compliance information among such persons in the normal course of performing his or her duties.

------------------------------
(13) The definition of access person is the same as that contained in the Code of Ethics.

Discussions. Access persons within one Advisory Group shall avoid discussing Investment Information in the presence of persons who do not have a need to know the information. Extreme caution should be taken with discussions in public places such as hallways, elevators, taxis, airplanes, airports, restaurants, and social gatherings. Avoid discussing confidential information on speakerphones. Mobile telephones should be used with great care because they are not secure.

Access. Access persons should limit physical access to areas where confidential or proprietary information may be present or discussed. Only persons with a valid business reason for being in such an area should be permitted. In this regard, meetings with personnel who are not members of the same Advisory Group should be conducted in conference rooms rather than employee offices. Work on confidential projects should take place in areas that are physically separate and secure.

Outside Inquiries. Any person not specifically authorized to respond to press or other outside inquiries concerning a particular matter shall refer all calls relating to the matter to the attention of the Director, Corporate
Communications,  Franklin Templeton Investments,  in San Mateo, California, at
(650) 312-4701.

Documents and Databases. Confidential documents should not be stored in common office areas where they may be read by unauthorized persons. Such documents shall be stored in secure locations and not left exposed overnight on desks or in workrooms.

Confidential databases and other confidential information accessible by computer shall be protected by passwords or otherwise secured against access by unauthorized persons.

Faxing, Mailing and Emailing Procedures. Confidential documents shall not be faxed, e-mailed or sent via interoffice or other mailto locations where they may be read by unauthorized persons, including to other FRI offices outside the Advisory Group, unless steps have been taken to remove or redact any confidential information included in such documents. Prior to faxing a document that includes confidential information, the sender shall confirm that the recipient is attending the machine that receives such documents.




THE CHINESE WALL

General. FRI has adopted the Chinese Wall to separate investment management activities conducted by certain investment advisory subsidiaries of FRI. The Chinese Wall may be amended or supplemented from time to time by memoranda circulated by the Global Compliance Department.

Chinese Wall Restrictions. Except in accordance with the Wall-crossing procedures described below or in accordance with such other procedures as may be developed by the Global Compliance Department for a particular department or division:

o No access person in any Advisory Group (as defined in Appendix A) shall disclose Investment Information to any access person in the any other
     Advisory Group, or give such access persons access to any file or database containing such Investment Information; and

o No access person in any Advisory Group shall obtain or make any effort to obtain Investment Information within the any other Advisory Group from any person.

An access person who obtains Investment Information of an Advisory Group other than his or her own in a manner other than in accordance with the Chinese Wall procedures described herein, shall immediately notify an appropriate supervisory person in his or her department who, in turn, should consult with the Global Compliance Department concerning what, if any, action should be taken. Unless expressly advised to the contrary by the Global Compliance Department, such employee shall refrain from engaging in transactions in the related securities or other securities of the related issuer for any account and avoid further disclosure of the information.

Crossing Procedures. Disclosure of Investment Information of one Advisory Group to an access person in another Advisory Group on a "need to know" basis in the performance of his or her duties, should be made only if absolutely necessary. In such instance, the disclosure of such information may be made only in accordance with the specific procedures set forth below.

An access person within one Advisory  Group must obtain prior  approval from the
Global  Compliance   Department  before  making  any  disclosure  of  Investment
Information to an access person within the other Advisory Group.

Before approval is granted, the Global Compliance Department must be notified in writing by an Executive Officer within the Advisory Group (the "Originating Group") which proposes to cross the Chinese Wall of (1) the identity of the Advisory Group access person(s) who are proposed to cross the Chinese Wall, (2) the identity of the access person(s) in the other Advisory Group (the "Receiving Group") who are proposed to receive the Investment Information, (3) the applicable issuer(s), (4) the nature of the information to be discussed, and (5) the reason for crossing the Chinese Wall. The form of notice is attached to this Memorandum as Appendix B. The Global Compliance Department will notify an Executive Officer within the Receiving Group of the identity of the access person(s) who are proposed to cross the Chinese Wall. The Global Compliance Department may not disclose any additional information to such person.

If approval is obtained from an Executive Officer within the Receiving Group, the Global Compliance Department will notify the requesting Executive Officer in the Originating Group that the proposed Wall-crosser(s) may be contacted. Personnel from the Global Compliance Department or their designees must attend all meetings where Wall-crossing communications are made. Communications permitted by these crossing procedures shall be conducted in a manner not to be overheard or received by persons not authorized to receive confidential information.

A  record  of  Wall-crossings  will  be  maintained  by  the  Global  Compliance
Department.

An access person who has crossed the Chinese Wall under these procedures must maintain the confidentiality of the Investment Information received and may use it only for the purposes for which it was disclosed.

Any questions or issues arising in connection with these crossing procedures will be resolved between the appropriate Executive Officers(s), the Global Compliance Department and the Legal Department.

                                   APPENDIX A


As of JUNE 2004
                                 FRANKLIN TEMPLETON INVESTMENT'S ADVISORY GROUPS

1.   FRANKLIN/TEMPLETON ADVISORY GROUP
         Franklin Advisers, Inc.
         Franklin Advisory Services, LLC
         Franklin Investment Advisory Services, Inc.
         Franklin Private Client Group, Inc.
         Franklin Templeton Alternative Strategies, Inc.
         Franklin Templeton Asset Management S.A. (France)
         Franklin Templeton Fiduciary Bank & Trust Ltd. (Bahamas)
         Franklin Templeton Institutional Asia Limited (Hong Kong)
         Franklin Templeton Institutional, LLC
         Franklin Templeton Investments Corp (Canada)
         Franklin Templeton Investment Management, Limited (UK)
         Franklin Templeton Investment Trust Management Co., Ltd. (Korea) Franklin Templeton Investments Japan, Ltd.
         Franklin Templeton Investments (Asia) Limited (Hong Kong)
         Franklin Templeton Investments Australia Limited
         Franklin Templeton Italia Societa di Gestione del Risparimo per Azioni (Italy)
         Templeton/Franklin Investment Services, Inc.
         Templeton Investment Counsel, LLC
         Templeton Asset Management, Limited.
         Templeton Global Advisors Limited (Bahamas)
         Franklin Templeton Asset Management (India) Pvt. Ltd.
         Fiduciary Trust Company International (NY)
         Fiduciary International, Inc.
         Fiduciary Investment Management International, Inc.
         Fiduciary International Ireland Limited (Ireland)
         Fiduciary Trust International Limited (UK)
         Fiduciary Trust International of California
         Fiduciary Trust International of Delaware
         Fiduciary Trust International of the South (Florida)
         FTI -Banque Fiduciary Trust (Switzerland)

2.   FRANKLIN FLOATING RATE TRUST ADVISORY GROUP

3.   FRANKLIN MUTUAL ADVISORY GROUP
         Franklin Mutual Advisers, LLC

                                   APPENDIX B

                               M E M O R A N D U M

TO:       The Global Compliance Department - San Mateo

FROM:

RE:       Chinese Wall Crossing

DATE:

The following access person(s)

         Name                      Title                      Department

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

within the _______________________ Advisory Group are proposing to cross the Chinese Wall and communicate certain Investment Information to the access persons within the ______________________ Advisory Group identified below.

         Name                      Title                      Department

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Such access person(s) will cross the Chinese Wall with respect to the following issuer:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

The following is a description of the nature of the information to be discussed by such access person(s):

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

APPROVED:

      ------------------------------------   ----------------------------
      Executive Officer (Originating Group)  Executive Officer (Receiving Group)

                                 CODE OF ETHICS

                    MERRILL LYNCH INVESTMENT MANAGERS (MLIM)
                         REGISTERED INVESTMENT COMPANIES
                          AND THEIR INVESTMENT ADVISERS
                            AND PRINCIPAL UNDERWRITER


Section 1 - Background

     This Code of Ethics is adopted under Rule 17j-1 under the Investment Company Act of 1940, as amended ("1940 Act") and Rule 204A-1 under the Investment Advisers Act of 1940, as amended ("Advisers Act") and has been approved by the Boards of Directors of each of the MLIM funds and advisers.(1) Except where noted, the Code applies to all MLIM employees.

     The 1940 Act and the Advisers Act make it unlawful for investment advisers and persons affiliated with investment companies, their principal underwriters or their investment advisers to engage in fraudulent personal securities transactions. Rule 17j-1 of the 1940 Act and Rule 204A-1 of the Advisers Act, collectively, require each Fund, investment adviser and principal underwriter covered by the Rules to adopt Codes of Ethics that contain provisions reasonably necessary to prevent an employee from engaging in conduct prohibited by the principles of the Rules. The Rules also require that reasonable diligence be used and procedures be instituted which are reasonably necessary to prevent violations of the Code of Ethics.

Section 2 - Statement of General Fiduciary Principles

     The Code of Ethics is based on the fundamental principle that MLIM and its employees must put client interests first. As an investment adviser, MLIM has fiduciary responsibilities to its clients, including the registered investment companies (the "Funds") for which it serves as investment adviser. Among MLIM's fiduciary responsibilities is the responsibility to ensure that its employees conduct their personal securities transactions in a manner which does not interfere or appear to interfere with any Fund transactions or otherwise take unfair advantage of their relationship to the Funds. All MLIM employees must adhere to this fundamental principle as well as comply with the specific provisions set forth herein. It bears emphasis that technical compliance with these provisions will not insulate from scrutiny transactions which show a pattern of compromise or abuse of an employee's fiduciary responsibilities to the Funds. Accordingly, all MLIM employees must seek to avoid any actual or potential conflicts between their personal interest and the interest of the Funds. In sum, all MLIM employees shall place the interest of the Funds before personal interests.

--------------------------------
(1) As applicable herein, MLIM includes registered investment advisers Merrill Lynch Investment Managers, L.P., Fund Asset Management, L.P., and Merrill Lynch Investment Managers, LLC; registered investment advisers Merrill Lynch Investment Managers International, Limited ("MLIMI") and Merrill Lynch Asset Management U.K. Limited ("MLAM UK") with respect to the investment advisory services MLIMI and MLAM UK provide to investment companies registered under the 1940 Act; and FAM Distributors, Inc., principal underwriter of investment companies registered under the 1940 Act.

Section 3 - Insider Trading Policy

     All MLIM employees are subject to MLIM's Insider Trading Policy, which is considered an integral part of this Code of Ethics. MLIM's Insider Trading Policy, which is set forth in the MLIM Code of Conduct, prohibits MLIM employees from buying or selling any security while in the possession of material nonpublic information about the issuer of the security. The policy also prohibits MLIM employees from communicating to third parties any material nonpublic information about any security or issuer of securities. Additionally, no MLIM employee may use inside information about MLIM activities or the activities of any Merrill Lynch & Co., Inc. entity to benefit the Funds or to gain personal benefit. Any violation of MLIM's Insider Trading Policy may result in sanctions, which could include termination of employment with MLIM. (See
Section 10--Sanctions).

Section 4 - Restrictions Relating to Securities Transactions

A.   General Trading Restrictions for all Employees

     The following restrictions apply to all MLIM employees:

1. Accounts. No employee, other than those employed by Merrill Lynch Investment Managers International Limited ("MLIMI"), may engage in personal securities transactions other than through an account maintained with Merrill Lynch, Pierce, Fenner & Smith Incorporated or another Merrill Lynch broker/dealer entity ("Merrill Lynch") unless written permission is obtained from the Compliance Director. Similarly, no MLIMI employee may engage in personal securities transactions other than through an account maintained with Merrill Lynch or The Bank of New York Europe Limited
     ("BNYE")  unless  written   permission  is  obtained  from  the  Compliance
     Director.

2. Accounts Include Family Members and Other Accounts. Accounts of employees include the accounts of their spouses, dependent relatives, trustee and custodial accounts or any other account in which the employee has a financial interest or over which the employee has investment discretion (other than MLIM-managed Funds).

3. Mutual Fund Accounts. Employees may maintain mutual fund accounts away from Merrill Lynch (i.e., accounts maintained at the mutual fund's transfer agent). However, Merrill Lynch funds must be held in accounts at Merrill Lynch. In addition, investment personnel who have investment authority over a sub-advised mutual fund may only hold that fund through a Merrill Lynch account as discussed in Section 4.B.8.

4. Preclearance. All employees must obtain approval from the Compliance Director or preclearance delegatee prior to entering any securities transaction (with the exception of exempted securities as listed in Section
     5) in all accounts. Approval of a transaction, once given, is effective only for the business day on which approval was requested or until the employee discovers that the information provided at the time the transaction was approved is no longer accurate. If an employee decides not to execute the transaction on the day preclearance approval is given, or the entire trade is not executed, the employee must request preclearance again at such time as the employee decides to execute the trade.

     Employees may preclear trades only in cases where they have a present intention to transact in the security for which preclearance is sought. It is MLIM's view that it is not appropriate for an employee to obtain a general or open-ended preclearance to cover the eventuality that he or she may buy or sell a security at some point on a particular day depending upon market developments. This requirement would not prohibit a price limit order, provided that the employee shall have a present intention to effect a transaction at such price. Consistent with the foregoing, an employee may not simultaneously request preclearance to buy and sell the same security.

5. Restrictions on Purchases. No employee may purchase any security which at the time is being purchased, or to the employee's knowledge is being considered for purchase, by any Fund managed by MLIM. This restriction, however, does not apply to personal trades of employees which coincide with trades by any MLIM index fund.

6. Restrictions on Sales. No employee may sell any security which at the time is actually being sold, or to the employee's knowledge is being considered for sale, by any Fund managed by MLIM. This restriction, however, does not apply to personal trades of employees which coincide with trades by any MLIM index fund.

7. Restrictions on Related Securities. The restrictions and procedures applicable to the transactions in securities by employees set forth in this Code of Ethics shall similarly apply to securities that are issued by the same issuer and whose value or return is related, in whole or in part, to the value or return of the security purchased or sold or being contemplated for purchase or sale during the relevant period by the Fund. For example, options or warrants to purchase common stock, and convertible debt and convertible preferred stock of a particular issuer would be considered related to the underlying common stock of that issuer for purposes of this policy. In sum, the related security would be treated as if it were theunderlying security for the purpose of the pre-clearance procedures described herein.

8. Private Placements. Employee purchases and sales of "private placement" securities (including all private equity partnerships, hedge funds, limited partnership or venture capital funds) must be precleared directly with the Compliance Director or designee. No employee may engage in any such transaction unless the Compliance Director or his designee and the employee's senior manager have each previously determined in writing that the contemplated investment does not involve any potential for conflict with the investment activities of the Funds. However, employees do not need to preclear private placement opportunities that are offered solely to Merrill Lynch employees (such as KECALP).

     If, after receiving the required approval, an employee has any material role in the subsequent consideration by any Fund of an investment in the same or affiliated issuer, the employee must disclose his or her interest in the private placement investment to the Compliance Director and the employee's department head. The decision to purchase securities of the issuer by a Fund must be independently reviewed and authorized by the employee's department head.

     Employees are prohibited from investing in any private placement that intends to market time mutual funds (see Paragraph 10 of this Section 4.A. for a definition of market timing).

9. Initial Public Offerings. As set forth in Paragraph 4 of this Section 4.A., the purchase by an employee of securities offered in an initial public offering must be precleared. As a matter of policy, employees will not be allowed to participate in so-called "hot" offerings as such term may be defined by Merrill Lynch or appropriate regulators (e.g., offerings that are oversubscribed or for which the demand is such that there is the possibility of oversubscription). Additionally, Merrill Lynch policy specifically prohibits all employees from purchasing closed-end investment companies during their initial public offering periods.

10. Mutual Fund Market Timing and Late Trading. Mutual funds are not intended to be short-term trading vehicles; therefore, Merrill Lynch policy prohibits employees from engaging in mutual fund market timing and from engaging in or facilitating late trading. Mutual fund market timing involves the purchase and sale of shares of mutual funds (including exchanges within the same fund family) within 15 days with the intention of capturing short-term profits resulting from market volatility. Late trading occurs when a mutual fund order is received from a client after the fund's trading deadline and is an illegal practice. These prohibitions apply to all accounts and services offered through Merrill Lynch, including employee and employee-related accounts and retirement accounts. These prohibitions do not, however, apply to purchases and sales of taxable and tax-exempt money market funds.

B.   Additional Trading Restrictions for Investment Personnel

     The following additional restrictions apply to investment personnel. Investment personnel are persons who, in connection with their regular functions or duties, make or participate in making recommendations regarding the purchase or sale of securities by a Fund). The Compliance Department will retain a current list of investment personnel.

     1. Notification. An investment person must notify the Compliance Department or preclearance designee of any intended transactions in a security for his or her own personal account or related accounts which is owned or contemplated for purchase or sale by a Fund for which the employee has investment authority.

     2. Blackout Periods. An investment person may not buy or sell a security within 7 calendar days either before or after a purchase or sale of the same or related security by a Fund or portfolio management group for which the investment person has investment authority. For example, if a Fund trades a security on day 0, day 8 is the first day the manager, analyst or portfolio management group member of that Fund may trade the security for his or her own account. An investment person's personal trade, however, shall have no affect on the Fund's ability to trade. For example, if within the seven-day period following his or her personal trade, an investment person believes that it is in the best interests of the Fund for which he or she has investment authority to purchase or sell the same security on behalf of the Fund, the trade should be done for the Fund, and an explanation of the circumstances must be provided to the Compliance Department.

     3. Establishing Positions Counter to Fund Positions. No investment person may establish a long position in his or her personal account in a security if the Fund for which he or she has investment authority maintains a position that would benefit from a decrease in the value of such security. For example, the investment person would be prohibited from establishing a long position if (1) the Fund holds a put option on such security (aside from a put purchased for hedging purposes where the fund hold the underlying security); (2) the Fund has written a call option on such security; or (3) the Fund has sold such security short, other than "against-the-box."

     No investment person may purchase a put option or write a call option where a Fund for which such person has investment authority holds a long position in the underlying security.

     No investment person may short sell any security where a Fund for which such person has investment authority holds a long position in the same security or where such Fund otherwise maintains a position in respect of which the Fund would benefit from an increase in the value of the security.

     4. Purchasing an Investment for a Fund that is a Personal Holding. An investment person may not purchase an investment for a Fund that is also a personal holding of the investment person or any other account covered by this Code of Ethics, or the value of which is materially linked to a personal holding, unless the investment person has obtained prior approval from his or her senior manager.

     5. Index Funds. The restrictions in Paragraphs 1-4 of this Section 4.B. do not apply to purchases and sales of securities by investment personnel which coincide with trades by or holdings of any MLIM index fund for which an investment person has investment authority. However, Paragraphs 6, 7, and 8 of this Section 4.B. (see below) do apply to such investment persons.

     6. Prohibition on Short-Term Profits. Investment personnel are prohibited from profiting on any sale and subsequent purchase, or any purchase and subsequent sale of the same (or equivalent) securities occurring within 60 calendars days ("short-term profit"). This holding period also applies to all permitted options transactions; therefore, for example, an investment person may not purchase or write an option if the option will expire in less than 60 days (unless such a person is buying or writing an option on a security that he or she has held more than 60 days). In determining short-term profits, all transactions within a 60-day period in all accounts related to the investment person will be taken into consideration in determining short-term profits, regardless of his or her intentions to do otherwise (e.g., tax or other trading strategies). Should an investment person fail to preclear a trade that results in a short-term profit, the trade would be subject to reversal with all costs and expenses related to the trade borne by the investment person, and he or she would be required to disgorge the profit. Transactions not required to be precleared under
     Section 5 will not be subject to this prohibition.

     7. Notwithstanding that open-end mutual funds are exempted from the Code of Ethics (see Section 5), investment personnel must obtain approval from the Compliance Director or preclearance delegatee prior to entering into any purchase or sale of a mutual fund for which the investment person has investment authority.

     8. Notwithstanding the fact that employees are permitted to maintain mutual fund accounts away from Merrill Lynch by holding them at the mutual funds' transfer agents, investment personnel who have investment authority over a sub-advised mutual fund may only hold that fund through a Merrill Lynch account.

C.   Trading Restrictions for Disinterested Directors of the MLIM Funds

     The following restrictions apply only to disinterested directors of the MLIM Funds (i.e., any director who is not an "interested person" of a MLIM fund within the meaning of Section 2(a)(10) of the 1940 Act):

     1. Restrictions on Purchases. No disinterested director may purchase any security which, to the director's knowledge at the time, is being purchased or is being considered for purchase by any Fund for which he or she is a director.

     2. Restrictions on Sales. No disinterested director may sell any security which, to the director's knowledge at the time, is being sold or is being considered for sale by any Fund for which he or she is a director.

     3. Restrictions on Trades in Securities Related in Value. The restrictions applicable to the transactions in securities by disinterested directors shall similarly apply to securities that are issued by the same issuer and whose value or return is related, in whole or in part, to the value or return of the security purchased or sold by any Fund for which he or she is a director (see Section 4.A.7.).

Section 5 - Exempted Transactions/Securities

     MLIM has determined that the following securities transactions do not present the opportunity for improper trading activities that Rule 17j-1 and Rule 204A-1 are designed to prevent; therefore, the restrictions set forth in Section 4 of this Code (including preclearance, prohibition on short-term profits and blackout periods) shall not apply.

A. Purchases or sales in an account over which the employee has no direct or indirect influence or control (e.g., an account managed on a fully discretionary basis by an investment adviser or trustee).

B. Purchases or sales of direct obligations of the U.S. Government.

C. Purchases or sales of open-end mutual funds (including money market funds), variable annuities and unit investment trusts. (However, unit investment trusts traded on a stock exchange (e.g., MITS, DIAMONDS, etc.), except as indicated in Paragraph I of this section, must be precleared.) Although open-end investment companies to not require preclearance, please see Section 4.A.10. regarding the prohibition on market timing and late trading of mutual funds and Section 4.B.7. regarding certain preclearance requirements applicable to investment personnel.

D. Purchases or sales of bank certificates, bankers acceptances, commercial paper and other high quality short-term debt instruments, including repurchase agreements.

E. Purchases or sales of Merrill common stock (and securities related in value to Merrill Lynch common stock). Also exempt is employer stock purchased and sold through employer-sponsored benefit plans in which the spouse of a MLIM employee may participate (e.g., employee stock purchase plans or 401(k) plans) and sales of employer stock (or the exercise of stock options) that is received as compensation by a MLIM employee's spouse.

F. Purchases or sales which are non-volitional on the part of the employee (e.g., an in-the-money option that is automatically exercised by a broker; a security that is called away as a result of an exercise of an option; or a security that is sold by a broker, without employee consultation, to meet a margin call not met by the employee).

G. Purchases which are made by reinvesting cash dividends pursuant to an automatic dividend reinvestment plan.

H. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

I. Purchases or sales of commodities, currency futures and futures on broad-based indices, options on futures and options on broad-based indices. Currently, "broad-based indices" include only the NASDAQ 100, S&P 100, S&P 500, FTSE 100 and Nikkei 225. Also exempted are exchange-traded securities which are representative of, or related closely in value to, these broad-based indices.

J. The receipt of a bona fide gift of securities. (Donations of securities, however, require preclearance.)

     Exempted transactions/securities may not be executed/held in brokerage accounts maintained outside of Merrill Lynch.

     The reporting requirements listed in Section 6 of this Code, however, shall apply to the securities and transaction types set forth in Paragraphs F-J of this section.

Section 6 - Reporting by Employees

     The requirements of this Section 6 apply to all MLIM employees. The requirements will also apply to all transactions in the accounts of spouses, dependent relatives and members of the same household, trustee and custodial accounts or any other account in which the employee has a financial interest or over which the employee has investment discretion. The requirements do not apply to securities acquired for accounts over which the employee has no direct or indirect control or influence. All employees whose accounts are maintained at Merrill Lynch or BNYE are deemed to have automatically complied with the requirements of this Section 6.B. and C. as to reporting executed transactions and personal holdings. Transactions and holdings in such accounts are automatically reported to the Compliance Department through automated systems.

     Employees who have approved accounts outside of Merrill Lynch or BNYE are deemed to have complied with the requirements of this Section 6.B. and C. provided that the Compliance Department receives duplicate statements and confirmations directly from their brokers.

     Employees who effect reportable transactions outside of a brokerage account (e.g., optional purchases or sales through an automatic investment program directly with an issuer) will be deemed to have complied with this requirement by preclearing transactions with the Compliance Department and by reporting their holdings annually on the "Personal Securities Holdings" form, as required by the Compliance Department.

A. Initial Holdings Report. Each new MLIM employee will be given a copy of this Code of Ethics upon commencement of employment. All new employees must disclose their personal securities holdings to the Compliance Department within 10 days of commencement of employment with MLIM. (Similarly, securities holdings of all new related accounts must be reported to the Compliance Department within 10 days of the date that such account becomes related to the employee.) With respect to exempt securities referred to in
     Section 5 which do not require preclearance/reporting, employees must nonetheless initially report those exempt securities defined in Section 5.F.-J. (This reporting requirement does not apply to holdings that are the result of transactions in exempt securities as defined in Section 5.A.-E.) Initial holdings reports must identify the title, number of shares, and principal amount with respect to each security holding. Within 10 days of commencement of employment, each employee shall file an Acknowledgement stating that he or she has read and understands the provisions of the Code.

B. Records of Securities Transactions. All employees must preclear each securities transaction (with the exception of exempt transactions in
     Section 5) with the Compliance Director or preclearance designee. At the time of preclearance, the employee must provide a complete description of the security and the nature of the transaction. As indicated above, employees whose accounts are maintained at Merrill Lynch or BNYE or who provide monthly statements directly from their approved outside brokers/dealers are deemed to have automatically complied with the requirement to report executed transactions.

C. Annual Holdings Report. All employees must submit an annual holdings report reflecting holdings as of a date no more than 30 days before the report is submitted. As indicated above, employees whose accounts are maintained at Merrill Lynch or BNYE or who provide monthly statements directly from their brokers/dealers are deemed to have automatically complied with this requirement.

     With respect to exempt securities referred to in Section 5 which do not require preclearance/reporting, employees must nonetheless annually report the holdings of those exempt securities that are defined in Section 5.F.-J. (This reporting requirement, however, does not apply to exempt securities as defined in Section 5.A.-E.)

D. Annual Certification of Compliance. All MLIM employees must certify annually to the Compliance Department that (1) they have read and understand and agree to abide by this Code of Ethics; (2) they have complied with all requirements of the Code of Ethics, except as otherwise notified by the Compliance Department that they have not complied with certain of such requirements; and (3) they have reported all transactions required to be reported under the Code of Ethics.

E. Review of Transactions and Holdings Reports. All transactions reports and holdings reports will be reviewed by department heads (or their designees) or compliance personnel according to procedures established by the Compliance Department.

Section 7 - Reporting by Disinterested Directors of MLIM Funds

     A disinterested director of a Fund need only report a transaction in a security if the director, at the time of that transaction, knew or, in the ordinary course of fulfilling the official duties of a director of such Fund, should have known that, during the 15-day period immediately preceding the date of the transaction by the director, the security was purchased or sold by any Fund or was being considered for purchase or sale by any Fund for which he or she is a director. In reporting such transactions, disinterested directors must provide: the date of the transaction, a complete description of the security, number of shares, principal amount, nature of the transaction, price, commission, and name of broker/dealer through which the transaction was effected.

     As indicated in Section 6.D. for MLIM employees, disinterested directors are similarly required to certify annually to the Compliance Department that (1) they have read and understand and agree to abide by this Code of Ethics; (2) they have complied with all requirements of the Code of Ethics, except as otherwise reported to the Compliance Department that they have not complied with certain of such requirements; and (3) they have reported all transactions required to be reported under the Code of Ethics.

Section 8 - Approval and Review by Boards of Directors

     The Board of Directors of each MLIM Fund, including a majority of directors who are disinterested directors, must approve this Code of Ethics. Additionally, any material changes to this Code must be approved by the Board of Directors within six months after adoption of any material change. The Board of Directors must base its approval of the Code and any material changes to the Code on a determination that the Code contains provisions reasonably necessary to prevent employees from engaging in any conduct prohibited by Rule 17j-1. Prior to approving the Code or any material change to the Code, the Board of Directors must receive a certification from the Fund, the Investment Adviser or Principal Underwriter that it has adopted procedures reasonably necessary to prevent employees from violating the Code of Ethics.

Section 9 - Review of MLIM Annual Report

     At least annually, the Fund, the Investment Adviser and the Principal Underwriter must furnish to the Fund's Board of Directors, and the Board of Directors must consider, a written report that (1) describes any issues arising under this Code of Ethics or procedures since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code of Ethics or procedures and sanctions imposed in response to the material violations and (2) certifies that the Fund, Investment Adviser and Principal Underwriter have adopted procedures reasonably necessary to prevent employees from violating this Code of Ethics.

Section 10 - Sanctions

     Potential violations of the Code of Ethics must be brought to the attention of the Compliance Director or his designee, are investigated and, if appropriate, sanctions are imposed. Upon completion of the investigation, if necessary, the matter may also be reviewed by the Code of Ethics Review Committee which will determine whether any further sanctions should be imposed. Sanctions may include, but are not limited to, a letter of caution or warning, reversal of a trade, disgorgement of a profit or absorption of costs associated with a trade, supervisor approval to trade for a prescribed period, fine or other monetary penalty, suspension of personal trading privileges, suspension of employment (with or without compensation), and termination of employment.

Section 11 - Exceptions

     An exception to any of the policies, restrictions or requirements set forth herein may be granted only upon a showing by the employee to the Code of Ethics Review Committee that such employee would suffer extreme financial hardship should an exception not be granted. Should the subject of the exception request involve a transaction in a security, a change in the employee's investment objectives, tax strategies, or special new investment opportunities would not constitute acceptable reasons for a waiver.

                                       GMO
                                 CODE OF ETHICS


                               GMO AUSTRALASIA LLC
                               GMO AUSTRALIA LTD.
                          GMO RENEWABLE RESOURCES LTD.
                             GMO SINGAPORE PTE LTD.
                              GMO SWITZERLAND GMBH
                                    GMO TRUST
                                  GMO U.K. LTD.
                                GMO WOOLLEY LTD.
                     GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC
                             RENEWABLE RESOURCES LLC

                              Dated August 18, 2006

                                Table of Contents

Table of Contents..............................................................i

Introduction...................................................................1

   A.          General Principles..............................................1
   B.          Applicability of the Code to Certain Access Persons.............1
       1.      Certain Outside Directors of GMO................................1
       2.      Certain Trustees of GMO Trust...................................1
Part I:        Fiduciary and Professional Standards............................2

   A.          Conflicts of Interest - Standards...............................2
   B.          Gifts...........................................................3
   C.          Disclosure......................................................4
   D.          Confidentiality.................................................4
   E.          Reporting and Accountability....................................4
       1.      Access Persons..................................................4
       2.      GMO's Chief Compliance Officer..................................4
       3.      Conflicts of Interest Committee.................................4
       4.      Investigating and Enforcing the Code............................5
   F.          Compliance with the Federal Securities Laws.....................5
Part II: Personal Trading Policies.............................................6

   A.          Introduction....................................................6
       1.      Fiduciary Duty..................................................6
         a.    Place the interests of the GMO Funds and Accounts first.........6
         b.    Conduct all personal Securities Transactions consistent with this Code including both the pre-clearance and reporting
               requirements....................................................6
         c.    Avoid taking inappropriate advantage of their positions.........6
       2.      Appendices to the Code..........................................6
         a.    Definitions (capitalized terms in the Code are defined in
               Appendix 1);....................................................6
         b.    Master Personal Trading Policies and Procedures and the
               appendices thereto (Appendix 2);................................6
         c.    Quick Reference Guide to Pre-Clearance and Quarterly Reporting
               (Appendix A to Appendix 2);.....................................6
         d.    Quarterly Transaction Report (Appendix B to Appendix 2);........6
         e. Contact Persons including the Chief Compliance Officer and the Conflicts of Interest Committee, if different than as initially designated herein (Appendix C to Appendix 2);...................6
         f.    Annual Holdings Report (Appendix D to Appendix 2);..............6
         g.    Beneficial Ownership Report (Appendix E to Appendix 2);.........7
         h.    File a PTAF (Appendix F to Appendix 2);.........................7
         i.    Annual Certificate of Compliance (Appendix G to Appendix 2);....7
         j.    Form Letter to Broker, Dealer or Bank ("407" Letter) (Appendix H
               to Appendix 2); and.............................................7
         k.    List of GMO Sub-Advised Funds (Appendix I to Appendix 2)........7
   B.          Personal Securities Transactions................................7
       1.      Pre-Clearance Requirements for Access Persons...................7
         a.    General Requirement.............................................7
         b.    General Policy..................................................7
         c.    Procedures......................................................7
         d.    No Explanation Required for Refusals............................7
       2.      Prohibited Transactions.........................................8
         a.    Prohibited Securities Transactions..............................8
            i. Initial Public Offerings........................................8
            ii.   Options on Securities........................................8
            iii.  Securities Purchased or Sold or Being Considered for Purchase
                  or Sale......................................................8
            iv.   Short-Term Profiting.........................................8
            v. Short Selling of Securities.....................................9
            vi.   Short-Term Trading Strategies in GMO Funds...................9
         b.    Improper Securities Transactions................................9
            i. Inside Information..............................................9
            ii.   Market Manipulation..........................................9
            iii.  Market-Timing of GMO Advised/Sub-Advised Funds...............9
            iv.   Others.......................................................9
       3.      Exemptions.....................................................10
         a.    Pre-Clearance and Reporting Exemptions.........................10
            i. Securities Transactions Exempt from Both Pre-clearance and
               Reporting......................................................10
            ii.   Securities Transactions Exempt from Pre-clearance but Subject to Reporting Requirements...................................10
         b.    Application to Commodities, Futures and Options................11
         c.    Application to Limit Order.....................................13
         d.    Application to Margin Accounts.................................13
       4.      Reporting Requirements.........................................13
         a.    Initial and Annual Disclosure of Personal Holdings.............13
         b.    Quarterly Reporting Requirements...............................14
         c.    Brokerage Statements...........................................14
         d.    Special Reporting Requirements for Non-Access Directors........14
         e.    Review of Reports..............................................14
         f.    Availability of Reports........................................14
       5.      Private Placements/Non-GMO Employee Stock Investment Options...14
Part III: Compliance with this Code of Ethics.................................15

   A.          Conflicts of Interest Committee................................15
       1.      Membership, Voting and Quorum..................................15
       2.      Investigating Violations of the Code...........................15
       3.      Annual Reports.................................................15
       4.      Review of Denied Trades........................................15
   B.          Remedies.......................................................15
       1.      Sanctions......................................................15
       2.      Review.........................................................16
       3.      Review of Pre-Clearance Decisions..............................16
   C.          Exceptions to the Code.........................................16
   D.          Compliance Certification.......................................16
   E.          Inquiries Regarding the Code...................................16
   F.          Boards of Trustees Approvals...................................17
       1.      Approval of Code...............................................17
       2.      Amendments to Code.............................................17
Appendix 1: Definitions.......................................................18

Appendix 2: Master Personal Trading Policies and Procedures...................22

Appendix A: Quick Reference Guide to Pre-Clearance and Quarterly Reporting....29

Appendix B: Quarterly Transaction Report......................................32

Appendix C: Contact Persons...................................................33

Appendix D: Annual Holdings Report............................................34

Appendix E: Beneficial Ownership Report.......................................35

Appendix F: File a PTAF.......................................................36

Appendix G: Annual Certificate of Compliance..................................37

Appendix H: Form Letter to Broker, Dealer or Bank ("407" Letter)..............38

Appendix I: List of GMO Sub-Advised Funds.....................................39

GMO U.K. Ltd. Code of Ethics Supplement.......................................40

GMO Australia Limited Code of Ethics Supplement...............................43

GMO Renewable Resources Limited (New Zealand) Code of Ethics Supplement.......44

                                  Introduction

A.   General Principles

As an investment adviser, GMO is a fiduciary with respect to the assets managed on behalf of its various clients. As a fiduciary, GMO owes a duty to its clients to at all times act in the clients' best interest. This Code of Ethics (the "Code") is based on the principle that GMO's directors, officers, employees, and certain other related persons have a fiduciary duty to place the interests of GMO's clients ahead of their own. The Code applies to all Access Persons(1) (with exceptions for certain provisions described in Section B below) and is intended to promote:

o    honest and ethical  conduct,  including  the ethical  handling of actual or
     apparent   conflicts  of  interest   between   personal  and   professional
     relationships;

o full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the SEC and in other public communications made by GMO Trust or GMO;

o    compliance with applicable laws and governmental rules and regulations;

o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

o    accountability for adherence to the Code.

The Code consists of three principal components. "Part I: Fiduciary and Professional Standards" focuses principally on the professional conduct that is expected of all Access Persons. "Part II: Personal Trading Policies" focuses on specific pre-clearance and reporting obligations with respect to personal transactions in securities. Lastly, "Part III: Compliance with this Code of Ethics" discusses certain procedural aspects of how the Code is implemented.

B.   Applicability of the Code to Certain Access Persons

     1. Certain Outside Directors of GMO.

Certain members of GMO's Board of Directors may be classified as "Non-Access Directors" (see Appendix 1 to this Code for a definition of this term).
Non-Access Directors are subject to all parts of this Code except Part II.B (other than Parts II.B.2.b and II.B.4.d) of the Code, as described herein.

2.   Certain Trustees of GMO Trust.

Certain members of the Board of Trustees of GMO Trust are classified as "Independent Trustees" (see Appendix 1 to this Code for a definition of this term). Independent Trustees are subject to the Code of Ethics for the Independent Trustees of GMO Trust and are not subject to the terms of this Code.




-----------------------------
(1) Capitalized words are defined in Appendix 1.

                  Part I: Fiduciary and Professional Standards

As mentioned, GMO is a fiduciary with respect to the assets managed on behalf of its various clients, and, as a result, Access Persons have a fiduciary duty to place the interests of GMO's clients ahead of their own. This fiduciary duty may be compromised by potential conflicts of interest with respect to an Access Person. Whenever a potential conflict arises, the Access Person must report the conflict to GMO's Chief Compliance Officer. This Part I sets forth the proper standards and procedures for evaluating and reporting potential conflicts of interest.

A "conflict of interest" occurs when an Access Person's private interest interferes with the interests of, or that person's service to, GMO Funds and Accounts. For example, a conflict of interest would arise if an Access Person, or a member of his family, receives improper personal benefits as a result of that person's position at GMO.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or are a result of, the contractual relationship between GMO Funds and Accounts and GMO. As a result, this Code recognizes that Access Persons may, in the normal course of their duties, be involved in establishing policies and implementing decisions that will have different effects on GMO and a GMO Fund or Account. Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act of 1940 (the "1940 Act") and the Investment Advisers Act of 1940 (the "Advisers Act"). In reading the following examples of conflicts of interest under the Code, Access Persons should keep in mind that such a list cannot ever be exhaustive by covering every possible scenario. It follows that the overarching principle - that the personal interest of an Access Person should not be placed improperly before the interest of GMO Funds or Accounts - should be the guiding principle in all circumstances.

A.   Conflicts of Interest - Standards

     Each Access Person must:

     o not use personal influence or personal relationships improperly to influence investment decisions or financial reporting by a GMO Fund or Account whereby the Access Person would benefit personally to the detriment of the GMO Fund or Account;

     o not cause a GMO Fund or Account to take action, or fail to take action, for the individual personal benefit of the Access Person rather than for the benefit of the GMO Fund or Account;

     o not use material non-public knowledge of portfolio transactions made or contemplated for a GMO Fund or Account to profit personally or cause others to profit, by the market effect of such transactions;

     o not retaliate against any employee or Access Person for reports of potential violations of law that are made in good faith.

     There are some conflict of interest situations that should always be discussed with GMO's Chief Compliance Officer if material. Examples of these include:

     o any outside business activity that detracts from an individual's ability to devote appropriate time and attention to his responsibilities;

     o service as a director on the board (or equivalent position) of any public company;

     o service as a director or similar position for any foundation, charity or other institution such that the Access Person may influence the selection or consideration of GMO as an investment adviser;

     o the providing of any financial, political or other support or existence of any other relationship with any person connected with the account of any public pension fund client of GMO;

     o the receipt of any gifts or entertainment of significant value (see Gifts policy below);

     o any ownership interest in, or any consulting or employment relationship with, any of GMO's or a GMO Fund's service providers;

     o a direct or indirect financial interest in commissions, transaction charges or spreads paid by a GMO Fund or Account for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Access Person's employment, such as compensation or equity ownership.

B.   Gifts

     On occasion, because of their affiliation with the Funds or Accounts, Access Persons may be offered, or may receive without notice, gifts from clients, brokers, vendors, or other persons not affiliated with any GMO Entity. Due to the potential conflicts of interest, gifts of significant value (e.g., fair market value of greater than $50) should generally not be accepted. In cases where a GMO employee or his or her supervisor believes that attendance at certain events will be beneficial to GMO and/or its Clients' interests, the employee should request via their supervisor that GMO pay for the cost of the employee's attendance. In instances where this is not possible, the employee may participate provided that such participation is approved by her supervisor, and the supervisor reports the receipt of the invitation, including appropriate explanation, within StarCompliance.

     Examples of gifts that may not be accepted:

     o Golf
     o Tours, Cruises or Tourist Events
     o Sporting Events
     o Arts/Cultural Events
     o Services
     o Parties
     o Conference Fees
     o Travel Expenses

     All gifts of substantial value (i.e. greater than $250) must be approved by both your supervisor and the Conflicts of Interest Committee prior to receipt.

     The following exceptions are made to this policy and may be accepted and need not be reported, except as indicated:

     o Gifts with a fair market value of less than $50.

     o Working lunch/dinner without entertainment if reasonable in relation to the circumstances.

     o  Gifts  of   nominal   value   (i.e.   less  than   $100),   particularly
     holiday-related, that are consumed or enjoyed within GMO by and among GMO employees (i.e. not enjoyed solely by an individual).

     o Lunch or dinner with entertainment provided by a GMO service provider where other clients of the service provider are also present, provided that the attendance of events of this nature is reported to the Chief Compliance Officer.

     Gifts Register
     All gifts, except for the exceptions noted above, must be recorded by the approving supervisor on a register within StarCompliance.

C.   Disclosure

     o Each Access Person must be familiar with the disclosure requirements applicable to the GMO Funds, including disclosure controls and procedures; and
     o Each Access Person must not knowingly misrepresent, or cause others to misrepresent, facts about GMO Funds or Accounts to others, including to the Trustees and auditors of the GMO Funds, and to governmental regulators and self-regulatory organizations.

D.   Confidentiality

     Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of the Funds and Accounts, except to persons whose responsibilities require knowledge of such information.

E.   Reporting and Accountability

     1. Access Persons

     Each Access Person will be provided with a copy of the Code and any amendments to the Code. Each Access Person (except as otherwise indicated below) is subject to the following reporting and accountability requirements:

     a) At least once a year, each Access Person (other than any Independent Trustee) must affirm in writing (which may be by electronic means) that the Access Person has received, read, understands, and complied with the Code and the Procedures and any amendments thereto. Periodic training will be offered by the Compliance Department in conjunction with this affirmation;

     b) Each Access Person must notify GMO's Chief Compliance Officer promptly if the Access Person knows of any violation of this Code. Failure to do so is itself a violation of this Code;

     c) Each Access Person must report at least annually affiliations and potential conflicts; and

     d) Each Access Person must report any known or apparent conflict with an Access Person's fiduciary obligations, including his or her own, to GMO's Chief Compliance Officer.

     2. GMO's Chief Compliance Officer

     The Chief Compliance Officer must:

     a) assess current procedures and, where appropriate, develop systems or processes to solicit disclosure of potential conflicts and related issues; and

     b) provide additional information as requested by the Conflicts of Interest Committee.

     3. Conflicts of Interest Committee

     The Conflicts of Interest Committee, which is an instrumentality of GMO's Executive Committee, is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. As of the date of this Code, the Conflicts of Interest Committee consists of Scott Eston, J.B. Kittredge, and Bevis Longstreth.

     4. Investigating and Enforcing the Code

     Procedures to be followed in investigating and enforcing this Code:

     a)  the  Compliance   Department  will  take  all  appropriate   action  to
     investigate any violations and potential violations reported to it or GMO's Chief Compliance Officer;

     b) the Compliance Department will report such findings to the Conflicts of Interest Committee;

     c) the Conflicts of Interest Committee will consider appropriate actions, such as granting waivers, modifying applicable policies and procedures, or recommending the dismissal of an Access Person;

     d) the Compliance Department will report all findings and actions taken by the Conflicts of Interest Committee to the Trustees of GMO Trust; and

     e) any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

F.   Compliance with the Federal Securities Laws

     More generally, Access Persons are required to comply with applicable federal securities laws at all times. Examples of applicable federal securities laws include:

     o the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the SEC rules thereunder;

     o the Investment Advisers Act of 1940 and the SEC rules thereunder;

     o the Investment Company Act of 1940 and the SEC rules thereunder;

     o title V of the Gramm-Leach-Bliley Act of 1999 (privacy and security of client non-public information); and

     o the Bank Secrecy Act, as it applies to mutual funds and investment advisers, and the SEC and Department of the Treasury rules thereunder.

                       Part II: Personal Trading Policies

A.   Introduction

     1. Fiduciary Duty.

     As fiduciaries, Access Persons must at all times:

     a. Place the interests of the GMO Funds and Accounts first.

     Access Persons must scrupulously avoid serving their own personal interests ahead of the interests of the GMO Funds and Accounts in any decision relating to their personal investments. An Access Person may not induce or cause a Fund or Account to take action, or not to take action, for personal benefit, rather than for the benefit of the Fund or Account. Nor may any Access Person otherwise exploit the client relationship for personal gain. For the avoidance of doubt, an Access Person may not engage in short-term trading strategies (i.e. market timing) for their own account (or any account in which the Access Person has a Beneficial Interest) in any GMO Fund, as such activity would constitute a breach of their fiduciary duty to the Fund.

     b. Conduct all personal Securities Transactions consistent with this Code including both the pre-clearance and reporting requirements.

     Doubtful situations should be resolved in favor of the GMO Funds and Accounts. Technical compliance with the Code's procedures will not automatically insulate from scrutiny any trades that indicate an abuse of fiduciary duties.

     c. Avoid taking inappropriate advantage of their positions.

     Access Persons must not only seek to achieve technical compliance with the Code, but also should strive to abide by its spirit and the principles articulated herein.

     2. Appendices to the Code.

     The appendices to this Code are attached to and are a part of the Code. The appendices include the following:

          a. Definitions  (capitalized terms in the Code are defined in Appendix
          1);

          b. Master Personal Trading Policies and Procedures and the appendices thereto (Appendix 2);

          c. Quick Reference Guide to Pre-Clearance and Quarterly Reporting (Appendix A to Appendix 2);

          d. Quarterly Transaction Report (Appendix B to Appendix 2);

          e. Contact Persons including the Chief Compliance Officer and the Conflicts of Interest Committee, if different than as initially designated herein (Appendix C to Appendix 2);

          f. Annual Holdings Report (Appendix D to Appendix 2);

          g. Beneficial Ownership Report (Appendix E to Appendix 2);

          h. File a PTAF (Appendix F to Appendix 2);

          i. Annual Certificate of Compliance (Appendix G to Appendix 2);

          j. Form Letter to Broker, Dealer or Bank ("407" Letter) (Appendix H to Appendix 2); and

          k. List of GMO Sub-Advised Funds (Appendix I to Appendix 2).

B.   Personal Securities Transactions

     1. Pre-Clearance Requirements for Access Persons.

          a. General Requirement.

          All Securities Transactions by an Access Person for an account in which the Access Person has a Beneficial Interest of the types set forth in Section 2 of the Procedures are subject to the pre-clearance procedures set forth in Section 6 of the Procedures.

          b. General Policy.

          In general, requests to buy or sell a security will be denied if the Security (a) was purchased or sold within 3 calendar days prior to the date of the request or (b) is being considered for purchase or sale within 15 calendar days after the date of the request by any Fund or Account. Requests to sell a Security short will be denied for the same reasons and also if the security is owned by any GMO Active Portfolio. However, due to the frequency of trades and automated security selection and trading processes employed by the Algorithmic Trading Division, the foregoing will not apply to securities held by accounts managed by this division.(2)

          c. Procedures.

          The procedures for requesting pre-clearance of a Securities Transaction are set forth in Section 6 of the Procedures and in Appendix A thereto. GMO's Chief Compliance Officer (or a designee) will keep appropriate records of all pre-clearance requests.

          d. No Explanation Required for Refusals.

          In some cases, GMO's Chief Compliance Officer (or a designee) may refuse to authorize a Securities Transaction for a reason that is confidential. GMO's Chief Compliance Officer (or designee) is not required to give an explanation for refusing to authorize any Securities Transaction.

-----------------------------
(2) Please note that Access Persons that are members of the Algorithmic Trading Division are prohibited from transacting in securities within its managed accounts' investment universe.

     2. Prohibited Transactions.

          a. Prohibited Securities Transactions.

          The following Securities Transactions are prohibited and will not be authorized, except to the extent designated below.

          i. Initial Public Offerings.

          Any purchase of Securities in an initial public offering other than a new offering of a registered open-end investment company or any initial offering that an Access Person can demonstrate in the pre-clearance process is available and accessible to the general investing public through on-line or other means.

          ii. Options on Securities.

          Options on any securities held by any GMO Active Portfolios. Access Persons also are prohibited from purchasing or selling options on Securities held in an account within his or her own area, even if quantitatively managed.

          iii. Securities Purchased or Sold or Being Considered for Purchase or Sale.

          Any Security purchased or sold or being considered for purchase or sale by a Fund or an Account. For this purpose, a security is being considered for purchase or sale when a recommendation to purchase or sell the Security has been communicated or, with respect to the person making the recommendation, when such person seriously considers making the recommendation.

          iv. Short-Term Profiting.

          Profiting from the purchase or sale of the same or equivalent Securities within 60 calendar days is prohibited. If a position is sold for a profit within 60 days, any such profit will ordinarily be required to be disgorged to a charity designated by the Conflicts of Interest Committee. The following securities (as defined in Part II.B.3.a.i and .ii of this Code) are not subject to this prohibition:

          (a)  Mutual  Funds   (excluding  GMO  Funds  which  are  discussed  in
          subsection (vi) below);

          (b) U.S. Government Securities;

          (c) Money Market Instruments;

          (d) Currencies and Forward Contracts thereon;

          (e) Futures on Interest Rates, Bonds, Commodities, and commercially available broad based Indexes;

          (f) Commodities and options on Commodities;

          (g) Securities acquired through the exercise of Rights Offerings;

          (h) Municipal Bonds;

          (i) Open-Ended Exchange Traded Funds; and

          (j) Dow Jones Industrial Average Index (DIA).

          v. Short Selling of Securities.

          Short selling securities that are held in GMO Active Portfolios. Access Persons also are prohibited from short selling Securities held in an account within his or her own area, even if quantitatively managed. The Compliance Department will determine whether a GMO Active Portfolio holds a Security and whether a Security is held by an Access Person's "area."

          vi. Short-Term Trading Strategies in GMO Funds.

          Redemption of a portion or all of a purchase in a GMO Fund (including the GMO Trust Funds and other mutual funds advised or sub-advised by GMO, but excluding GMO Short Duration Income Fund, GMO Domestic Bond Fund, GMO Short-Duration Collateral Fund, GMO Short-Duration Collateral Share Fund and GMO World Opportunity Overlay Fund) made within the past 60 calendar days. If a position is sold for a profit within 60 days, any such profit will ordinarily be required to be disgorged to a charity designated by GMO's Conflicts of Interest Committee. Additionally, three "round-trip" transactions (purchase and subsequent redemption) in the same GMO Fund, with the same exceptions, over a 12-month period is prohibited. Profits will ordinarily be required to be disgorged in a similar manner.

          b. Improper Securities Transactions.

          The following Securities Transactions may violate the federal securities laws or other legal or regulatory provisions or are otherwise deemed to be improper and are prohibited and will not be authorized under any circumstances:

          i. Inside Information.

          Any transaction in a Security while in possession of material nonpublic information regarding the Security or the issuer of the Security;

          ii. Market Manipulation.

          Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading

          iii. Market-Timing of GMO Advised/Sub-Advised Funds.

          Transactions in GMO Funds (including GMO Sub-Advised Funds) that, when taken together, constitute a short term trading strategy that is inconsistent with the interests of the fund's long-term investors; and

          iv. Others.

          Any other transactions deemed by GMO's Chief Compliance Officer (or a designee) to involve a conflict of interest, possible diversions of corporate opportunities, or an appearance of impropriety.

     3. Exemptions.

     Any Securities Transaction not specifically exempted from pre-clearance and
     reporting   requirements  as  detailed  below  is  fully  subject  to  such requirements.

     a. Pre-Clearance and Reporting Exemptions.

          The following Securities Transactions and other transactions are exempt (as indicated below) from either the pre-clearance requirements set forth in Part II.B.1 of this Code or the reporting requirements set forth in Part II.B.4 of this Code, or both. Note that de minimis purchases and sales of large market cap stocks, investments in municipal bonds, and investments in Open-Ended Exchange Traded Funds are exempt from pre-clearance, but are subject to quarterly and annual reporting.

          Please note that transactions by employees in GMO Advised Funds, GMO Sub-Advised Funds, and GMO hedge funds are subject to the Code and will be regularly monitored for compliance with the Code. Employees should have no expectation of privacy with respect to such transactions.

          i.  Securities   Transactions   Exempt  from  Both  Pre-clearance  and
          Reporting.

          o Mutual Funds (other than Reportable Funds, including the GMO Advised Funds and GMO Sub-Advised Funds). Securities issued by any registered open-end investment companies (excluding Reportable Funds).

          o U.S. Government Securities. Securities issued by the Government of the United States;

          o Money Market Instruments. Money market instruments or their equivalents, including bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments(3), including repurchase agreements;

          o Currencies and Forward Contracts Thereon. Currencies of foreign governments and forward contracts thereon;

          o Certain Corporate Actions. Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities; and

          o Rights. Any acquisition of Securities through the exercise of rights issued by an issuer to all holders of a class of its Securities, to the extent the rights were acquired in the issue.

          ii.Securities Transactions Exempt from Pre-clearance but Subject to Reporting Requirements.

          o Discretionary Accounts. Transactions through any discretionary accounts (i) that have been approved by the Compliance Department in advance and (ii) for which the Access Person has arranged for quarterly certification from the third party manager stating that the

-------------------------
(3) High quality short-term debt instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization.

          individual   (Access  Person  or  Immediate  Family  Member)  has  not
          influenced the discretionary manager's decisions during the period in question;

          o De Minimis Purchases and Sales of Large Cap Stocks by non-Investment Personnel. Purchases or sales by Access Persons who are not portfolio managers or trading staff of less than $25,000 of common stock of issuers whose market capitalization is greater than $5 billion as of the date of such purchases or sales, provided that the Access Person is not aware of pending transactions by a GMO Fund or Account with respect to such stock. This exemption from pre-clearance may be utilized once per security within multiple accounts during a pre-clearance period so long as the total across all accounts is less than $25,000;

          o Municipal Bonds. Personal investment in municipal bonds is exempt from pre-clearance requirements as set forth in Part II.B.1 of this Code but subject to quarterly transaction reporting and annual holdings disclosure as set forth in Part II.B.4 of this Code;

          o Open-Ended Exchange Traded Funds (ETF's). Personal investment in shares of Open-Ended Exchange Traded Funds ("ETFs") are exempt from pre-clearance requirements as set forth in Part II.B.1 of this Code, but subject to quarterly transaction reporting and annual holdings disclosure as set forth in Part II.B.4 of this Code;

          o Dow Jones Industrial Average (DIA). Personal investment in units of Dow Jones Industrial Average Index shares is exempt from pre-clearance requirements as set forth in Part II.B.1 of this Code but subject to quarterly transaction reporting and annual holdings disclosure as set forth in Part II.B.4 of this Code;

          o Miscellaneous. Any transaction in other Securities as may from time to time be designated in writing by the Conflicts of Interest Committee on the ground that the risk of abuse is minimal or non-existent;

          o Donation of Securities to a Charity. A donation of securities to a charity is exempt from pre-clearance requirements as set forth in Part II.B.1 of this Code, but subject to quarterly transaction reporting and annual holdings disclosure as set forth in Part II.B.4 of this Code; and

          o Reportable Funds. Securities issued by any mutual funds for which a GMO Advisory Entity serves as an investment adviser, sub-adviser or principal underwriter are exempt from pre-clearance requirements as set forth in Part II.B.1 of this Code, but subject to quarterly transaction reporting and annual holdings disclosure as set forth in
          Part II.B.4 of this Code.

     b. Application to Commodities, Futures and Options.

     i. The purchase or sale of futures on interest rates, futures on currencies, non-exchange-traded options on currencies, and non-exchange-traded options on currency futures are not subject to the pre-clearance requirements set forth in Part II.B.1 of this Code or the reporting requirements set forth in Part II.B.4 of this Code.

     ii. The purchase and sale of commodities, exchange-traded options on currencies, exchange-traded options on currency futures, futures on bonds and commodities and the purchase of futures on securities comprising part of a broad-based, publicly traded market based index of stocks and related options are not subject to the pre-clearance requirements set forth in Part II.B.1 of this Code, but are subject to the reporting requirements set forth in Part II.B.4 of this Code.

     iii.Purchasing Options:

     o If the purchase or sale of the underlying security is subject to pre-clearance and/or reporting, the same applies to the purchase of an option on such security (i.e. options on U.S. Government securities would be exempt from pre-clearance and reporting).

     o The exercise of a purchased option must also be pre-cleared and reported, unless the option is expiring.

     o Any offsetting transaction or transaction in the underlying security must be separately pre-cleared and reported.

     iv. Writing Options:

     o If the purchase or sale of the underlying security is subject to pre-clearance and/or reporting, the same applies to the practice of writing of an option on such security.

     o The exercise of a written option (by the other party) need not be pre-cleared or reported.

     o Any offsetting transaction or transaction in the underlying security must be separately pre-cleared and reported.

     v. Short-Term Transactions on Options. The following transactions with respect to options violate the Short-Term Profiting provision set forth in
     Part II.B.2.a.iv of this Code:

     Purchasing a Call

     o Closing out the call position (exercising your rights under the option) within 60 days from the date the option was purchased.

     o Selling the underlying security within 60 days from the date the option was purchased.

     o Selling a put on the underlying security within 60 days from the date the option was purchased.(4)

     o Writing a call on the underlying security within 60 days from the date the option was purchased.(3)

     Purchasing a Put
     o Closing out the put position (exercising your rights under the option) within 60 days from the date the option was purchased.

     o Buying the underlying security within 60 days from the date the option was purchased.

-----------------------
(4) Portion of the profits that were locked in as a result of the transaction will be required to be forfeited.

     o Selling a call on the underlying security within 60 days from the date the option was purchased.(3)

     o Writing a put on the underlying security within 60 days from the date the option was purchased.(3)

     Writing a Call

     o Purchasing a call on the underlying security within 60 days from the date the option was sold.(3)

     o Buying the underlying security within 60 days from the date the option was sold.

     o Selling a put on the underlying security with 60 days from the date the option was sold.(3)

     Writing a Put

     o Purchasing a put on the underlying security within 60 days from the date the option was sold.(3)

     o Selling the underlying security within 60 days from the date the option was sold.

     o Selling a call on the underlying security with 60 days from the date the option was sold.(3)

c. Application to Limit Order

Limit orders will be subject to an initial pre-clearance upon establishment. Once approved, subsequent trades resulting from the limit order need not be pre-cleared. The Compliance Department will require an attestation from the broker upon the creation of the limit order stating that the broker will act solely within that limit order, with no influence exercised or information supplied by the Access Person or anyone else acting on his or her behalf. Any future changes to existing limit orders must be pre-cleared. All transactions are subject to reporting.

d. Application to Margin Accounts

Dipping below a margin requirement may result in an unapproved security liquidation by the broker making the margin call, which would technically be a violation of the pre-clearance policy. In these instances documentation is required from the brokerage firm to establish that the liquidation was the result of margin requirements, and not a requested transaction by the Access Person.

4. Reporting Requirements

a. Initial and Annual Disclosure of Personal Holdings.

No later than 10 calendar days after initial designation as an Access Person and thereafter on an annual basis (and based on information current as of a date not more than 30 days before the report is submitted), each Access Person must report to the Compliance Department all of the information set forth in Section 1 of the Procedures.

b. Quarterly Reporting Requirements.

Each Access Person must file a quarterly report with the Compliance Department within 10 calendar days of quarter-end with respect to all Securities Transactions of the types listed in Section 2 of the Procedures occurring during that past quarter. The procedures to be followed in making quarterly reports are set forth in Section 7 of the Procedures.

c. Brokerage Statements.

Each Access Person must disclose to the Compliance Department all of his or her reportable brokerage accounts and relationships and must require such brokers to forward to the Compliance Department copies of confirmations of account transactions.

d. Special Reporting Requirements for Non-Access Directors

Notwithstanding the fact that the Non-Access Directors are not subject to the reporting requirements set forth in the three preceding paragraphs, the Non-Access Directors shall be subject to any personal trading restrictions and periodic reporting requirements set forth in GMO's "Procedures for Certain Outside Directors", as may be in effect from time to time.

e. Review of Reports.

The Chief Compliance Officer (or a designee) shall review and maintain each Access Person's reports filed pursuant to paragraphs (a), (b) and (d) above and brokerage statements filed pursuant to paragraph (c) above.

f. Availability of Reports.

All information supplied pursuant to this Code will generally be maintained in a secure and confidential manner, but may be made available (without notice to Access Person) for inspection to the directors, trustees or equivalent persons of each GMO Entity employing the Access Person, the Board of Trustees of each GMO Fund, the Conflicts of Interest Committee, the Compliance Department, GMO's Chief Compliance Officer, GMO Trust's Chief Compliance Officer, the Access Person's department manager (or designee), any party to which any investigation is referred by any of the foregoing, the SEC, any state securities commission, and any attorney or agent of the foregoing or of the GMO Funds.

5. Private Placements/Non-GMO Employee Stock Investment Options

Private placements (including private placements of any non-GMO pooled vehicle or non-GMO Hedge Fund) and Non-GMO Employee Stock Investment Options are subject to pre-clearance and reporting procedures.

                  Part III: Compliance with this Code of Ethics

A. Conflicts of Interest Committee

     1. Membership, Voting and Quorum.

     As of the date of this Code, the Conflicts of Interest Committee consists of Scott Eston, J.B. Kittredge, and Bevis Longstreth. The Conflicts of Interest Committee shall vote by majority vote with two members serving as a quorum.

     2. Investigating Violations of the Code.

     The Compliance Department is responsible for investigating any suspected violation of the Code and shall report the results of each investigation to the Conflicts of Interest Committee. The Conflicts of Interest Committee is responsible for reviewing the results of any investigation of any reported or suspected violation of the Code. Any violation of the Code will be reported to the Boards of Trustees of the GMO Funds no less frequently than each quarterly meeting.

     3. Annual Reports.

     The Conflicts of Interest Committee will review the Code at least once a year, in light of legal and business developments and experience in implementing the Code, and will provide a written report to the Board of Trustees of each GMO Fund:

     a. Summarizing existing procedures concerning personal investing and any changes in the procedures made during the past year;

     b. Identifying material issues under this Code since the last report to the Board of Trustees of the GMO Funds, including, but not limited to, any material violations of the Code or sanctions imposed in response to material violations or pattern of non-material violation or sanctions;

     c.  Identifying  any  recommended  changes  in  existing   restrictions  or
     procedures based on its experience under the Code, evolving industry practices, or developments in applicable laws or regulations; and

     d. Certifying to the Boards of Trustees of the GMO Funds that the applicable GMO Entities have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

     4. Review of Denied Trades.

     The process and standards for Conflicts of Interest Committee review of denied trades is set forth in Section 3 of the Procedures and Appendix A thereto.

B. Remedies

     1. Sanctions.

     If the Compliance Department determines that an Access Person has committed a violation of the Code, the Compliance Department may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, civil referral to the SEC, criminal referral, and termination of the employment of the violator for cause. The Compliance Department also ordinarily requires the Access Person to reverse the trade(s) in question and forfeit any profit or absorb any loss derived therefrom. In such cases, the amount of profit shall be calculated by the Compliance Department and shall be forwarded to a charitable organization designated by the Conflicts of Interest Committee. No member of the Compliance Department may review his or her own transaction.

     Additionally, monetary penalties will be assessed for recurring non-material violations of the Code. Specifically, Access Persons who violate any provisions of the Code on three occasions within any 12-month period will be subject to a $100 penalty. Furthermore, Access Persons who violate any provision of the Code on four occasions within any 36-month period will be subject to a $500 penalty and supervisor notification and, on each subsequent occasion, will be subject to a $1,000 penalty. To the extent that the violation indicates serious misconduct, more serious sanctions will be considered.

     2. Review.

     Whenever the Compliance Department determines that an Access Person has committed a violation of this Code that merits remedial action, it will report such violations and remedial actions taken no less frequently than quarterly to the Conflicts of Interest Committee and the Boards of Trustees of the applicable GMO Funds. The Boards of Trustees of the GMO Funds shall have access to all information considered by the Conflicts of Interest Committee in relation to any matter. The Compliance Department, in consultation with the Conflicts of Interest Committee, may determine whether or not to delay the imposition of any sanctions pending review by the applicable Board of Trustees.

     3. Review of Pre-Clearance Decisions.

     Upon  written  request by any Access  Person,  the  Conflicts  of  Interest
     Committee  may  review,  and,  if  applicable,   reverse  any  request  for
     pre-clearance denied by the Compliance Department.

C. Exceptions to the Code

     Although exceptions to the Code will rarely, if ever, be granted, the Conflicts of Interest Committee may grant exceptions to the requirements of the Code on a case-by-case basis if the Conflicts of Interest Committee finds that the proposed conduct involves negligible opportunity for abuse. All such exceptions must be in writing and must be reported by the Compliance Department as soon as practicable to the Boards of Trustees of the GMO Funds at their next regularly scheduled meeting after the exception is granted.

D. Compliance Certification

     At least once a year, all Access Persons will be required to certify that they have read, understand and complied with the Code and the Procedures. Such certification may be done by electronic means. The Compliance
     Department will offer periodic training in conjunction with this certification.

E. Inquiries Regarding the Code

     The Compliance Department will answer any questions about this Code, the Procedures or any other compliance-related matters.

F.   Boards of Trustees Approvals

     1.  Approval of Code.

     The Boards of Trustees of the GMO Funds, including a majority of the Trustees who are not "interested persons" under the 1940 Act, must approve the Code based upon a determination that it contains the provisions reasonably necessary to prevent Access Persons from engaging in conduct prohibited by Rule 17j-1 under the 1940 Act.

     2.  Amendments to Code.

     The Boards of Trustees of the GMO Funds, including a majority of the Trustees who are not "interested persons" under the 1940 Act, must approve any material amendment to the Code or the Procedures within six months of such change.

                             Appendix 1: Definitions

"Access Person" means:

(1) every employee or on-site consultant of Grantham, Mayo, Van Otterloo & Co. LLC or any other GMO Advisory Entity; every partner, member, trustee, director or officer (or other person occupying a similar status or performing similar functions) of GMO Trust or any GMO Advisory Entity; and every other person who provides investment advice on behalf of a GMO Advisory Entity and is subject to the supervision and control of a GMO Advisory Entity;

(2) every general partner, member, trustee, director, officer, employee or on-site consultant of GMO Trust or any GMO Advisory Entity (or any company in a control relationship to any GMO Trust Fund or GMO Advisory Entity) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of a Security by a GMO Trust Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

(3) every natural person in a control relationship to a GMO Trust Fund or GMO Advisory Entity who obtains information concerning recommendations made to a GMO Trust Fund with regard to the purchase or sale of Securities by the GMO Trust Fund; and

(4)  such other persons as the Compliance Department shall designate.

Please note that Independent Trustees of GMO Trust are subject to the Code of Ethics for the Independent Trustees of GMO Trust and are not subject to the terms of this Code. Any uncertainty as to whether an individual is an Access Person should be brought to the attention of the Compliance Department, which will make the determination in all cases.

"Beneficial Interest" means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities. An Access Person is deemed to have a Beneficial Interest in Securities owned by members of his or her Immediate Family. Common examples of Beneficial Interest include joint accounts, spousal accounts, UTMA accounts, partnerships, trusts and controlling interests in corporations. Any uncertainty as to whether an Access Person has a Beneficial Interest in a Security should be brought to the attention of the Compliance Department. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of "beneficial owner" found in Rules 16a-1(a)(2) and (5) promulgated under the Securities Exchange Act of 1934.

"Client" means any GMO Fund, GMO Sub-Advised Fund or GMO Account.

"Code" means this Code of Ethics, as amended.

"Compliance Department" means the Legal and Compliance Department of Grantham, Mayo, Van Otterloo & Co. LLC. Communications received under this Code to be directed to the Compliance Department in the first instance should be directed to the Chief Compliance Officer.

"Chief Compliance Officer" means the Chief Compliance Officer of Grantham, Mayo, Van Otterloo & Co. LLC, namely, Julie Perniola.

"Covered Accounts" means all persons, entities and accounts which you, your spouse or minor children own, or over which you exercise or substantially influence investment decisions.

"Discretionary Account" is an account for which the Access Person has no authority to make investment decisions with respect to the assets in the account. These accounts must first be approved by the Compliance Department. The Access Person is also responsible for arranging a quarterly certification letter from the third party manager stating that the individual in question has not influenced the discretionary manager's decisions during the period in question.

"Equivalent Security" means any Security issued by the same entity as the issuer of a subject Security, including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, bonds, and other obligations of that company or security otherwise convertible into that security.

"GMO Active Portfolio" means any Fund or Account that is managed by application of traditional (rather than quantitative) investment techniques, which includes International Active and Emerging Markets.

"GMO Account" and "Account" mean any  investments  managed for a client by a GMO
Advisory  Entity,   including  private  investment  accounts,  ERISA  pools  and unregistered pooled investment vehicles.

"GMO Advised Fund" means an investment company registered under the 1940 Act (or a portfolio or series thereof, as the case may be) for which any of the GMO Advisory Entities serves as an adviser. For clarification purposes, this definition does not include any registered investment company that is sub-advised by a GMO Advisory Entity (see definition of "GMO Sub-Advised Fund" below). Currently, GMO Advised Funds include each series of GMO Trust and the Asset Allocation Trust.

"GMO Advisory Entity" means Grantham, Mayo, Van Otterloo & Co. LLC, GMO Australasia LLC, GMO Australia Ltd., GMO Renewable Resources Ltd, GMO Singapore PTE Ltd., GMO Switzerland GMBH, GMO U.K. Ltd., GMO Woolley Ltd., or Renewable Resources LLC.

"GMO Entity" means GMO Trust, Grantham, Mayo, Van Otterloo & Co. LLC, GMO Australasia LLC, GMO Australia Ltd., GMO Renewable Resources Ltd, GMO Singapore PTE Ltd., GMO Switzerland GMBH, GMO U.K. Ltd., GMO Woolley Ltd., or Renewable Resources LLC.

"GMO Fund" and "Fund" mean an investment company registered under the 1940 Act (or a portfolio or series thereof, as the case may be), including GMO Trust, for which any of the GMO Entities serves as an adviser or sub-adviser.

"GMO Sub-Advised Fund" means an investment company registered under the 1940 Act (or a portfolio or series thereof, as the case may be) for which any of the GMO Advisory Entities serves as a sub-adviser. A list of such GMO Sub-Advised Funds is available and will be continually updated on GMO's intranet site, a current version of which is attached hereto as Appendix I.

"GMO Trust Fund" means any series of GMO Trust.

"Immediate Family" of an Access Person means any of an Access Person's spouse and minor children who reside in the same household. Immediate Family includes adoptive relationships and any other relationship (whether or not recognized by law) which the Compliance Department determines could lead to the possible conflicts of interest or appearances of impropriety which this Code is intended to prevent. The Compliance Department may from time-to-time circulate such expanded definitions of this term as it deems appropriate.

"Independent Trustee" means any trustee of GMO Trust who is not an "interested person" (as defined in Section 2(a)(19) of the 1940 Act) of GMO Trust.

"Investment Personnel" means those Access Persons who are portfolio managers or trading staff.

"Non-Access Director" means any person who is a director of GMO who (1) is not an officer or employee of a GMO Entity; (2) has been designated as a Non-Access Person by the Chief Compliance Officer (or a designee); (3) is subject to the requirements of GMO's "Procedures Regarding Certain Outside Directors"; and (4) meets each of the following conditions:

     (1) he or she does not have access to nonpublic information regarding any Client's purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund;

     (2) he or she is not involved in making securities recommendations to Clients, and does not have access to such recommendations that are nonpublic; and

     (3) he or she, in connection with his or her regular functions or duties, does not make, participate in, or obtain information regarding the purchase or sale of a Security by a registered investment company, and his or her functions do not relate to the making of any recommendations with respect to such purchases or sales.

See Appendix A of GMO's "Procedures Regarding Certain Outside Directors" for the current list of GMO directors who have been designated as Non-Access Directors. Please contact the Compliance Department with any questions about which directors are designated as Non-Access Directors.

"Non-GMO Employee Stock Investment Options" means a compensation program offered through the employer of an Access Person's spouse.

"Open-Ended Exchange Traded Funds" represent shares of ownership in either fund, unit investment trusts, or depository receipts that hold portfolios of common stocks which closely track the performance and dividend yield of specific indexes, either broad market, sector or international. While similar to an index mutual fund, ETFs differ from mutual funds in significant ways. Unlike Index mutual funds, ETFs are priced and can be bought and sold throughout the trading day. Furthermore, ETFs can be sold short and bought on margin. ETFs include iShares offered by Barclays, NASDAQ 100 Index Shares (QQQQ), HOLDRs Trusts, and S&P Depository Receipts (SPY).

"Private Placement" means any purchase of Securities in an offering exempt from registration under the Securities Act of 1933, as amended.

"Procedures" means the Master Personal Trading Policies and Procedures of Grantham, Mayo, Van Otterloo & Co. LLC, from time-to-time in effect and attached hereto as Appendix 2.

"Reportable  Fund"  means  any  registered  investment  company  for which a GMO
Advisory Entity serves as an investment adviser, sub-adviser or principal underwriter, or any registered investment company whose investment adviser, sub-adviser or principal underwriter controls a GMO Advisory Entity, is controlled by a GMO Advisory Entity, or is under common control with a GMO Advisory Entity. For purposes of this definition, "control" has the same meaning as it does in Section 2(a)(9) of the 1940 Act. For clarification purposes, currently, Reportable Funds include, but are not limited to, the GMO Trust Funds, Asset Allocation Trust, and the GMO Funds sub-advised by a GMO Entity listed in Appendix I to the Procedures.

"SEC" means the Securities and Exchange Commission.

"Security" means a "Covered Security" as defined in Rule 17j-1 under the 1940 Act, as amended from time to time. Currently, this means anything that is considered a "security" within the meaning of Section 2(a)(36) of the 1940 Act, except that it shall not include direct obligations of the U.S. Government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including repurchase agreements, and shares of registered open-end investment companies, or such other securities as may be excepted under the provisions of Rule 17j-1.

"Securities Transaction" means a purchase or sale of Securities in which an Access Person or a member of his or her Immediate Family has or acquires a Beneficial Interest. A donation of securities to a charity is considered a Securities Transaction.

"StarCompliance"  means a web-based,  automated,  fully managed personal trading
solution,      accessible      from     GMO     computer      terminals      via
http://gmo.starcompliance.com.




Revised:      February 17, 2000
              June 1, 2000
              January 1, 2001
              August 1, 2001
              March 1, 2002
              March 11, 2003
              July 8, 2003
              September 25, 2003
              October 27, 2003
              January 1, 2004
              April 15, 2004
              June 25, 2004
              April 1, 2005
              October 26, 2005
              August 18, 2006

           Appendix 2: Master Personal Trading Policies and Procedures

                               GMO AUSTRALASIA LLC
                               GMO AUSTRALIA LTD.
                          GMO RENEWABLE RESOURCES LTD.
                             GMO SINGAPORE PTE LTD.
                              GMO SWITZERLAND GMBH
                                    GMO TRUST
                                  GMO U.K. LTD.
                                GMO WOOLLEY LTD.
                     GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC
                             RENEWABLE RESOURCES LLC

                              Dated August 18, 2006

The Investment Company Act of 1940 provides that every investment adviser must adopt a written Code of Ethics containing provisions reasonably necessary to prevent persons with access to knowledge of any client activities from engaging in trading that is fraudulent or manipulative. Further, investment advisers are obligated to use reasonable diligence and to institute procedures reasonably necessary to prevent violations of the Code. Fraudulent or manipulative practices are defined very broadly, but over time the SEC's focus has been on four concerns: 1) front running, 2) usurping client opportunities, 3) profiting or taking advantage of opportunities that are presented solely as a result of the adviser's business for clients, and 4) market timing and other short-term trading strategies in advised mutual funds that are detrimental to the interests of long term investors. These Policies and Procedures are intended to summarize in readily understandable form and implement the personal trading policies established by the Code. Persons subject to the provisions of the Code are also required to read the Code and (subject to certain exceptions) certify to the same. It should be noted that the Code contains certain other provisions with respect to standards of ethical conduct in addition to those specifically relating to personal trading.

Fraudulent or deceptive trading (as so defined) is unlawful regardless of whether a client can demonstrate harm. Further, GMO can be sanctioned for not having sufficient procedures, even if no violations occur. Therefore, it is important that these procedures be taken seriously. Failure to adhere to the procedures will result in disciplinary sanction.

1. What is subject to disclosure upon commencement of employment and annually?

     o Covered Accounts: Identification of all persons, entities and accounts which you, your spouse or minor children own, or over which you exercise control or substantially influence investment decisions and have a Beneficial Interest ("Covered Accounts").

     o Discretionary Advisors: The name(s) of any discretionary advisors that manage Covered Accounts on your behalf.

     o Brokerage Relationships: Identification and contact information for all brokerage and other investment transaction accounts used by any Covered Account.

     o Corporate or other Directorships/Officers Positions: You must disclose all corporate or other directorships or officer positions held by you.

     o Holdings: Any ownership of covered securities, including open-end mutual funds sub-advised by GMO.

     Note: See Annual Holdings Report and Beneficial Ownership Report

2. Who and What is subject to Pre-Clearance and Reporting?

     o Purchasing, selling or writing securities (domestic and international), financial commodities or other investment instruments of any kind that are traded in any public or private market must be pre-cleared and reported, unless specifically exempted below.

     o Persons meeting the definition of "Access Persons" in the Code, including all members, directors/trustees, officers, employees and on-site consultants of any GMO Entity, are subject to the pre-clearance and reporting rules (unless otherwise specified below and in the Code). Any questions concerning whether you are an Access Person subject to the pre-clearance and reporting requirements of the Code should be immediately directed to the Compliance Department. The term "Covered Persons" is used herein to refer to all Access Persons(5).

     o Any Covered Account of a Covered Person (each as defined above).

     o Discretionary Accounts (when a Covered Person has hired another adviser to manage any Covered Account on a discretionary basis) are also subject to pre-clearance and reporting unless the Compliance Department has approved other arrangements in advance.

     o Any trustee of GMO Trust who is not an "interested person" (as defined in the 1940 Act) of a GMO Fund) or GMO hedge fund) and Non-GMO Employee Stock Investment Options are subject to pre-clearance and reporting.

3. What is the process for review of denied trades?

     Conflicts of Interest Committee. A Conflicts of Interest Committee, composed of Scott Eston, J.B. Kittredge, and Bevis Longstreth, has been established to examine situations where a Covered Person would like to seek exception to pre-clearance denial. The Conflicts of Interest Committee has the power to override pre-clearance denials if, in its absolute discretion, it believes the proposed activity is in no way fraudulent or manipulative. Any Covered Person who would like to bring a request before this Committee should submit a request to the StarCompliance mailbox.

4. What is Exempt from Pre-Clearance and Reporting?

     o Open-end mutual funds (excluding Reportable Funds)
     o Money market-like instruments
     o Commercial paper and high quality short-term debt instruments(6), including repurchase agreements
     o U.S. Government Securities or futures thereon
     o Trading in spot currencies
     o Currency Forward Contracts
     o Futures on interest rates
     o Certain Corporate Actions (see Part II.B.3.a.i of the Code)
     o Exercise of Rights Offerings
     o Dividend Investment Programs
     o Miscellaneous (see Part II.B.3.a.ii of the Code)

----------------------------
(5) The obligations and responsibilities of the Independent Trustees of GMO Trust and Non-Access Directors of GMO are covered under separate policies and procedures, as specified in the Code.
(6) High quality short-term debt instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization.

5. What is Exempt from Pre-Clearance but Subject to Reporting?

     o Charity/Gifts. The practice of donating securities to charity is subject to quarterly transaction reporting and annual holdings disclosure.

     o Futures and Related Options on commercially available broad based indexes.

     o Futures on Bonds and Commodities

     o Commodities and options on commodities (Note: financial commodity contracts are subject to pre-clearance and reporting)

     o Municipal Bonds

     o Dow Jones Industrial Average Index (DIA)

     o Certain Open-Ended Exchange Traded Funds (ETFs)

     o Reportable Funds

     o GMO Sub-Advised Funds

     o Any discretionary accounts (i) that have been approved by the Compliance Department in advance, and (ii) for which Covered Persons arranged for quarterly certification from outsider manager stating that the individual (Covered Person/spouse and/or minor children/account which Covered Person controls) has not influenced the discretionary manager's decisions during the period in question.

     o Exemption for De Minimis Purchases and Sales of Large Market Cap Stocks by non-Investment Personnel (does not include IPOs): Purchases or sales by Covered Persons who are not portfolio managers or trading staff of less than $25,000 of common stock of issuers whose market capitalization is greater than $5 billion as of the date of such purchases or sales provided that the Covered Person is not aware of pending transactions by a GMO Fund or Account with respect to such stock. If a Covered Person has any question as to whether a transaction qualifies for this exemption, the question should be directed to the Compliance Department. For trades that qualify for this exemption from pre-clearance, you will be asked to report the market capitalization of the security on your quarterly transaction report. You may utilize this exemption once per security within multiple accounts during a pre-clearance period so long as the total across all accounts is less than $25,000. That is, if you have determined that your transaction qualifies for this exemption, you may engage in that transaction once during the five-business day pre-clearance window.

6.   How to Request Pre-Clearance

     A Quick Reference Guide to the procedures is set forth in Appendix A. Covered Persons must send all trade requests via the File a PTAF link in StarCompliance. The Compliance Department strongly recommends that you input ALL trades for approval, regardless of exemption status. This will shift the responsibility of interpreting the code to the system rather than the Covered Person. Based on the trade requests that you input, your quarterly transaction and annual holdings reports will automatically populate. If you submit all trades for pre-clearance (regardless of pre-clearance subjectivity), your form will be completed by the system.

     Generally, requests to buy or sell a security will be denied if any GMO client or product (a) has purchased or sold that security within 3 calendar days prior to the date of the request or (b) is considering the security for purchase or sale within 15 days after the date of the request. Requests to sell a security short will be denied for the same reasons and also if the security is owned by any of GMO's Active Portfolios. However, due to the frequency of trades and automated security selection and trading processes employed by the Algorithmic Trading Division, the foregoing will not apply to securities held by accounts managed by this division.

     For private placements (excluding investments in GMO hedge funds), pre-approval can be requested by submitting an e-mail to the Compliance Department which sets forth the details of the offering. Compliance will ensure that the information is reviewed by the Conflicts of Interest Committee in order to arrive at a decision. The Committee or Compliance may request further information in connection with the consideration. A Covered Person shall not engage in any transactions regarding the subject security during the time that the Committee is considering whether to approve the matter. Covered Persons should allow at least several days for this pre-approval process. With respect to transactions in GMO hedge funds, the submission of subscription or redemption documentation shall constitute a Covered Person's request for pre-approval.

7.   Quarterly Reporting

     All Covered Persons will receive an email at each quarter-end with a link to the Quarterly Transaction Report on which they are required to report all trades effected during the prior quarter. Forms are to be submitted within 10 calendar days of quarter-end. Covered Persons who do not have any trading activity to report for the given quarter are still required to submit the report indicating such.

     See Appendix A "Quick Reference Guide to Pre-Clearance and Quarterly Reporting" and Appendix B "Quarterly Transaction Report".

8.   Special Rules for Certain Investment Practices

     o Initial Public Offerings - Prohibited unless Chief Compliance Officer determines, based upon information provided with a pre-clearance request, that an offering is accessible to general investing public. Determination of public accessibility qualifies for the Conflicts of Interest Committee.

     o Private Placements/Private Pooled Vehicles/Non-GMO Hedge Funds/Non-GMO Employee Stock Investment Options - Permitted subject to pre-approval by the Conflicts of Interest Committee.

     o Options on Securities

     Purchasing Options:

     o If the purchase or sale of the underlying security is subject to pre-clearance and/or reporting, the same applies to the purchase of an option on such security (i.e. options on U.S. Government securities would be exempt from pre-clearance and reporting).

     o The exercise of a purchased option must also be pre-cleared and reported, unless the option is expiring.

     o Any offsetting transaction or transaction in the underlying security must be separately pre-cleared and reported.

     Writing Options:

     o If the purchase or sale of the underlying security is subject to pre-clearance and/or reporting, the same applies to the practice of writing of an option on such security.

     o The exercise of a written option (by the other party) need not be pre-cleared or reported.

     o Any offsetting transaction or transaction in the underlying security must be separately pre-cleared and reported.

The following transactions with respect to options implicate the Short-Term Profiting provision set forth below.

     Purchasing a Call

     o Closing out the call position (exercising your rights under the option) within 60 days from the date the option was purchased.

     o Selling the underlying security within 60 days from the date the option was purchased.

     o Selling a put on the underlying security within 60 days from the date the option was purchased.(7)

     o Writing a call on the underlying security within 60 days from the date the option was purchased.(2)

     Purchasing a Put

     o Closing out the put position (exercising your rights under the option) within 60 days from the date the option was purchased.

     o Buying the underlying security within 60 days from the date the option was purchased.

     o Selling a call on the underlying security within 60 days from the date the option was purchased.(2)

     o Writing a put on the underlying security within 60 days from the date the option was purchased.(2)

     Writing a Call

-----------------------------
(7) Portion of the profits that were locked in as a result of the transaction will be forfeited.

     o Purchasing a call on the underlying security within 60 days from the date the option was sold.(2)

     o Buying the underlying security within 60 days from the date the option was sold.

     o Selling a put on the underlying security with 60 days from the date the option was sold.(2)

     Writing a Put

     o Purchasing a put on the underlying security within 60 days from the date the option was sold.(2)

     o Selling the underlying security within 60 days from the date the option was sold.

     o Selling a call on the underlying security with 60 days from the date the option was sold.(2)

o Short-Term Profiting - All Covered Persons are prohibited from profiting from the purchase and sale or sale and purchase of the same or equivalent securities within 60 calendar days. If a Covered Person engages in this practice, any profits earned shall be surrendered to a charity designated by the Conflicts of Interest Committee. The following securities are not subject to this prohibition:

     o Mutual Funds (excluding GMO Funds which are discussed below);

     o U.S. Government Securities;

     o Money Market Instruments;

     o Currencies and Forward Contracts thereon;

     o Commodities and options and futures on bonds and commodities;

     o Securities acquire through the exercise of Rights Offerings;

     o Municipal Bonds; and

     o Certain Open-Ended Exchange Traded Funds,.

o Short Selling of Securities - All Covered Persons are prohibited from the practice of short selling securities that are held in Active Portfolios. This prohibition does not extend to the activity of shorting futures that are traded on commercially available broad-based indexes. Covered Persons are also prohibited from short selling securities that are owned by accounts within their own area, even if their area is quantitatively (and not "actively") managed. The Compliance Department will review holdings upon a short sale pre-clearance request to determine whether an Active Portfolio holds the security and whether an account managed by the Covered Person's area holds the security.

o Insider Trading, Market Manipulation, etc. - Transactions involving the use of material non-public information; that are intended to manipulate the price of or to create the appearance of trading in a security; or that are otherwise designated by the Compliance Department as inappropriate are prohibited and do not qualify for review by the Conflicts of Interest Committee.

o Short-Term Trading Strategies in GMO Funds. - All Covered Persons are prohibited from engaging in market timing or other short term trading strategies in any GMO Fund (including GMO mutual funds and mutual funds sub-advised by GMO). While other criteria may be considered by the Compliance Department, all Covered Persons are specifically prohibited from redeeming a portion or all of a purchase in a GMO Fund, excluding GMO Short Duration Investment Fund, GMO Domestic Bond Fund, GMO Short-Duration Collateral Fund, GMO Short-Duration Collateral Share Fund and GMO World Opportunity Overlay Fund, made within the past 60 calendar days. Additionally, three "round-trip" transactions (purchase and subsequent redemption) in the same GMO Fund, excluding GMO Short Duration Investment Fund, GMO Domestic Bond Fund, GMO Short-Duration Collateral Fund, GMO Short-Duration Collateral Share Fund and GMO World Opportunity Overlay Fund, over a 12 month period is prohibited.

9.   Brokerage Statements

     All Covered Persons are required to disclose to the Compliance Department all their reportable brokerage accounts and relationships and to require such brokers to forward copies of confirmations of account transactions. If the brokers utilize electronic confirmation feeds, than you are required to coordinate with the Compliance Department to ensure that this feed is activated.

10.  Violations

     Violation of these policies can result in sanctions ranging from reprimand, disgorgement of profits, suspension of trading privileges and termination of employment or relationship with GMO.

11.  Annual Affirmation and Attestation

     On an annual basis, all Covered Persons and Non-Access Directors will be required to certify (which may be done by electronic means) that they have read, understand and complied with the above policies and procedures and the Code.

Revised:      February 17, 2000
              June 1, 2000
              January 1, 2001
              August 1, 2001
              March 1, 2002
              March 11, 2003
              July 8, 2003
              September 25, 2003
              October 27, 2003
              January 1, 2004
              April 15, 2004
              June 25, 2004
              April 1, 2005
              October 26, 2005
              August 18, 2006

   Appendix A: Quick Reference Guide to Pre-Clearance and Quarterly Reporting

Who and What is Subject to Pre-Clearance and Reporting?

     Purchasing, selling or writing securities (domestic and foreign), financial commodities or other investment instruments of any kind that are traded in any public or private market must be pre-cleared and reported, unless specifically exempted below.

     Charity/Gifts the practice of donating securities to charity is also subject to pre-clearance and quarterly reporting.

     All members, officers, employees and on-site consultants of any GMO Entity, and certain other related persons are subject to these rules (collectively referred to herein as "Covered Persons").

     Any reportable account owned by a Covered Person, Covered Person's spouse or minor children, and any other account for which a Covered Person controls, or substantially influences the investment decisions ("Covered Accounts").

     Discretionary Accounts (when a Covered Person has hired another adviser to manage any Covered Account on a discretionary basis) are also subject to pre-clearance and reporting unless other arrangements have been approved in advance by the legal department.

What is Exempt from Pre-Clearance and Quarterly Reporting?

     Open-end mutual funds (other than Reportable Funds)
     Money market-like instrument
     U.S. Government Securities or futures thereon
     Trading in spot currencies
     Currency Forward Contracts
     Futures on interest rates
     Mergers
     Tender Offers
     Exercise of Rights Offerings
     Dividend Investment Programs
     Transactions designated by the Conflict of Interest Committee

What is Exempt from Pre-Clearance but Subject to Quarterly Reporting?

     Futures and Related Options on commercially available broad based indexes

     Commodities  and  options  and  futures  on  commodities
     (Note: financial commodity contracts are subject to pre-clearance and reporting)

     Any discretionary accounts (i) that have been approved by the legal department in advance, and (ii) for which the Covered Person has arranged for quarterly certification from outsider manager stating that the individual (Covered Person/spouse and/or minor children/account which Covered Person controls) has not influenced the discretionary manager's decisions during the period in question.

     Exemption for De Minimis Purchases and Sales of Large Market Cap Stocks for non-Investment Personnel (does not include IPOs): Purchases or sales by Covered Persons who are not portfolio managers or trading staff of less than $25,000 of common stock of issuers whose market capitalization is greater than $5 billion provided that the Covered Person is not aware of pending transactions by a GMO Fund or Account with respect to such stock. If a Covered Person has any question as to whether a transaction qualifies for this exemption, the question should be directed to the legal department. For trades that qualify for this exemption from pre-clearance, you will be asked to report the market capitalization of the security and the source of such information on your quarterly transaction report. You may utilize this exemption once per security within multiple accounts during a pre-clearance period so long as the total across all accounts is less than $25,000. That is, if you have determined that your transaction qualifies for this exemption, you may engage in that transaction once during the five-day pre-clearance window.

     Municipal Bonds

     Dow Jones Industrial Average Index

     Certain Open-Ended Exchange Traded Funds

     Reportable Funds

     Futures on Bonds and Commodities

     GMO Sub-Advised Funds

Basic Rule

     Other than as exempted above, all trades must be cleared through the Compliance Department.

How to Request Pre-Clearance

1) Login to http://gmo.starcompliance.com (contact the Compliance Department if you need assistance with your login credentials). Click on File a PTAF. Select the Exchange that the security is traded on, the Brokerage Account that you wish to trade from and the Trade Request Type. Click Next. Select the security that you would like to trade. Fill out the form with all pertinent information and click Submit.

2) The Compliance Department will seek approval from each trading area that may have interest in the security(ies). All requests are dealt with on an anonymous basis.

3) You will be notified via email as soon as possible whether approval was obtained or denied.

4) If your proposed trade was denied, under no circumstance should you effect the trade.

5) If your proposed trade has been approved, you have five business days to effect such trade. If you do not trade within 5 business days of the issuance of pre-clearance, you must request pre-clearance again.

6) In some cases, a request may be denied for a reason that is confidential. An explanation is not required to be given for refusing any request.

What is the process for review of denied trades?

1) Conflict of Interest Committee. A Conflicts of Interest Committee, composed of Scott Eston, J.B. Kittredge, and Bevis Longstreth, has been established to examine situations where a Covered Person would like to seek exception to pre-clearance denial. The Conflict of Interest Committee has the power to override pre-clearance denials if, in its absolute discretion, it believes the proposed activity is in no way fraudulent or manipulative. Any Covered Person who would like to bring a request before this Committee should submit a request to the StarCompliance mailbox.

THERE IS NO GUARANTEE THAT PRE-CLEARANCE WILL BE OBTAINED. THIS MAY MEAN THAT YOU WILL NOT BE ABLE TO SELL A SECURITY YOU OWN OR PURCHASE FOR AN INDEFINITE PERIOD OF TIME.

                    Appendix B: Quarterly Transaction Report

As it appears via http://gmo.starcompliance.com:

--------------------------------------------------------------------------------
File Quarterly Transactions Report
--------------------------------------------------------------------------------
             Quarterly Transactions Report for 1st Quarter of 2004
                            Access Person: Test User
                         Start: 1/1/2004 End: 3/31/2004

--------------------------------------------------------------------------------
Bear Stearns - 1234567  -  self
--------------------------------------------------------------------------------
No Reportable Transactions

                                   Add Trade
                                   ---------

By submitting this form, I hereby certify that these are the only transactions in Covered Securities made during the calendar quarter indicated above in which I had any direct or indirect beneficial ownership, and that accounts listed above are the ONLY accounts in which Covered Securities were held during the quarter for my direct or indirect benefit. Nothing in this report will be misconstrued as an admission that I have a direct or indirect beneficial ownership in any of the Covered Securities listed above.

Please type in your name as evidence of your signature.
------------------------------

------------------------------

                         ------------------------------
                              Submit Completed Form
                         ------------------------------

                                                         Logged In As: Test User
--------------------------------------------------------------------------------
Use of this website, and the terms and conditions of the sale of any goods or services, is governed by the Terms of Service. By using this website, you acknowledge that you have read the Terms of Service and agree to be bound by them. Copyright (c)2000 - 2004 Epstein & Associates, Inc. All rights reserved

                           Appendix C: Contact Persons


-------------------------------------------- -----------------------------------
Compliance Issues                            Conflicts of Interest Committee
-------------------------------------------- -----------------------------------

Elysa Aswad, Trading Oversight Coordinator   Scott Eston

Brian Bellerby, Compliance Specialist        J.B. Kittredge

Kelly Butler-Stark, Compliance Analyst       Bevis Longstreth

Kelly Donovan, Compliance Manager

Mark Mitchelson, Compliance Specialist

Julie Perniola, Chief Compliance Officer

-------------------------------------------- -----------------------------------

Note: All requests for the Conflicts of Interest Committee should be submitted to the StarCompliance mailbox (compliance@gmo.com).

                       Appendix D: Annual Holdings Report

As it appears via http://gmo.starcompliance.com:

--------------------------------------------------------------------------------
File Annual Holdings Report
--------------------------------------------------------------------------------
                             Annual Holdings Report
                            Year:  2004
                            Name:  User, Test
                            Group: Legal
                            EMail: compliance@gmo.com
                            Phone: 617-330-7500

                 There are no holdings in the system for 2004.

                                Add New Holdings
                                ----------------

--------------------------------------------------------------------------------
By submitting this form, I hereby certify that these are the only Covered Securities in which I had any direct or indirect beneficial ownership as of September 30, 2004. Nothing in this report will be construed as an admission that I have a direct or indirect beneficial ownership interest in any of the Covered Securities or accounts listed above.

Please type in your name as evidence of your signature.
------------------------------

------------------------------

                         ------------------------------
                              Submit Completed Form
                         ------------------------------

                                                        Logged In As: Test User1
--------------------------------------------------------------------------------
Use of this website, and the terms and conditions of the sale of any goods or services, is governed by the Terms of Service. By using this website, you acknowledge that you have read the Terms of Service and agree to be bound by them. Copyright (c)2000 - 2004 Epstein & Associates, Inc. All rights reserved

                     Appendix E: Beneficial Ownership Report

As it appears via http://gmo.starcompliance.com:

--------------------------------------------------------------------------------
File Beneficial Ownership Reporting Form
--------------------------------------------------------------------------------
                          Beneficial Ownsership Report
                            Access Person: Test User
                            Group: Legal
--------------------------------------------------------------------------------
Please answer the following questions:

1. Are you currently a member of GMO LLC?                         [ ]Yes   [ ]No
2. Are you currently an officer or trustee of GMO Trust?          [ ]Yes   [ ]No
3. Are you currently an officer or director of a non-GMO company? [ ]Yes   [ ]No
4. If you are a non-member, do you currently own a percentage in
   a company that is greater than 5%?                             [ ]Yes   [ ]No
5. If you are a member, do you currently own a percentage in a
   company that is greater than 0.5%?                             [ ]Yes   [ ]No

Note:You must answer either question 4 or 5, but not both (dependent upon your GMO membership status).
     * A member is defined as a partner of the firm.

If you answered yes to any one of the questions 3, 4 and 5, please add the company information by clicking on the link below.

                                Add Company Info
                                ----------------

--------------------------------------------------------------------------------
By submitting this form, I hereby certify that these are the only Covered Companies in which I had any direct or indirect beneficial ownership as of Tuesday, February 10, 2004. Once submitted to the Compliance Department, the report is final.

          ------------------------------
Signature:                                              Date: 2/10/2004
          ------------------------------

                         ------------------------------
                              Submit Completed Form
                         ------------------------------

                                                         Logged In As: Test User
--------------------------------------------------------------------------------
Use of this website, and the terms and conditions of the sale of any goods or services, is governed by the Terms of Service. By using this website, you acknowledge that you have read the Terms of Service and agree to be bound by them. Copyright (c)2000 - 2004 Epstein & Associates, Inc. All rights reserved

                             Appendix F: File a PTAF

As it appears via http://gmo.starcompliance.com:

--------------------------------------------------------------------------------
File a PTAF
--------------------------------------------------------------------------------
Brokerage Account:      Bear Stearns - 1234567

Security Type:          Common Stock
Security Name:          GENERAL ELECTRIC CO
Ticker Symbol:          GE
Identifier:             US369604103
Action:                 [ ]Buy     [ ]Sell   [ ]Buy To Cover   [ ]Sell Short
Is this a limited
offering or
private placement?      [ ]Yes   [ ]No
Is this an Initial
Public Offering:        [ ]Yes   [ ]No

(Please do not enter any symbols(i.e."$",",") into the following number fields.)

Number of Shares:       150
Price Per Share:        33.17
Total Amount:           4975.5

Is the Market Cap over
5 Billion?              [ ]
If Yes, Value:          333.055  billion

Access Person Office
Location:               Boston, MA

On behalf of someone
other than yourself:    [ ]Yes   [ ]No

If so, who:             -------------------------

                        -------------------------

I also certify that I am unaware of any recent purchases and sales of this security in any client account.

Signature:
-----------------
Test User
-----------------
                                ------------
                                   SUBMIT
                                ------------
                                                         Logged In As: Test User
--------------------------------------------------------------------------------
Use of this website, and the terms and conditions of the sale of any goods or services, is governed by the Terms of Service. By using this website, you acknowledge that you have read the Terms of Service and agree to be bound by them. Copyright (c)2000 - 2004 Epstein & Associates, Inc. All rights reserved

                  Appendix G: Annual Certificate of Compliance

As it appears via http://gmo.starcompliance.com:

--------------------------------------------------------------------------------
File Annual Certificate of Compliance
--------------------------------------------------------------------------------
                 Code of Ethics Annual Certificate of Compliance
                                   Year: 2004
                          Access Person: GMO Test User

I hereby certify that:

I have reviewed the Code of Ethics and Master Personal Trading Policies and Procedures (the "Code");

I have reviewed the Policy for Reporting Suspected Violations, Complaints, and Concerns ("Whistleblower");

I have reviewed the Policy and Procedures for the Prevention of Insider Trading;

I have complied with the above Policies during the course of my association with GMO;

I will continue to comply with the above policies in the future;

I will promptly report to GMO Compliance any violation or possible violation of the above policies of which I become aware; and

I have disclosed or reported all personal securities transactions, holdings, and brokerage accounts to be disclosed or reported pursuant to the Code.

          ------------------------------
Signature:                                              Date: 8/18/2006
          ------------------------------

                         ------------------------------
                              Submit Completed Form
                         ------------------------------

                                                     Logged In As: GMO Test User
--------------------------------------------------------------------------------
Use of this website, and the terms and conditions of the sale of any goods or services, is governed by the Terms of Service. By using this website, you acknowledge that you have read the Terms of Service and agree to be bound by them. Copyright (c)2000 - 2004 Epstein & Associates, Inc. All rights reserved

        Appendix H: Form Letter to Broker, Dealer or Bank ("407" Letter)



                                               Date

VIA REGULAR MAIL

[Broker Name and Address]

         RE:  Account #

Dear                                :

     Grantham, Mayo, Van Otterloo & Co. LLC ("GMO"), my employer, is a registered investment adviser. In connection with GMO's Code of Ethics, and in order to comply with SEC insider trading regulations, employees are required to have duplicate confirmations of individual transactions sent to our compliance department. I would like to request duplicate confirmations for all transactions on the above-referenced account. They may be forwarded to the following address:

                           Compliance: Personal Trades
                           GMO LLC
                           40 Rowes Wharf
                           Boston, MA 02110

     Your cooperation is most appreciated. If you have any questions regarding this request, please contact me at (617) 330-7500.


                                               Sincerely,



                                               [Name of Employee]

Cc:  Compliance Department

                    Appendix I: List of GMO Sub-Advised Funds

This Appendix I will be continually updated on the GMO Legal Departments intranet website. Please consult the website for the most current list of sub-advised funds:

                         Evergreen Asset Allocation Fund
                         Evergreen Large Cap Value Fund
                 John Hancock Funds II International Stock Fund
                      John Hancock Funds II US Multi Sector
                       John Hancock Funds III Growth Fund
                John Hancock Funds III Growth Opportunities Fund
                 John Hancock Funds III International Core Fund
                John Hancock Funds III International Growth Fund
                   John Hancock Funds III Intrinsic Value Fund
                      John Hancock Funds III U.S. Core Fund
                 John Hancock Funds III Value Opportunities Fund
                        John Hancock Trust US Core Trust
                   John Hancock Trust International Core Trust
                        John Hancock Trust Managed Trust
                   John Hancock Trust U.S. Multi Sector Trust
         LargeCap Growth (a series of Principal Variable Contracts Fund)
                          MassMutual Growth Equity Fund
                           MGI Non-US Core Equity Fund
                             MML Growth Equity Fund
      Partners LargeCap Growth Fund (a series of Principal Investors Fund)
                             USAA Income Stock Fund
                             Vanguard Explorer Fund
                            Vanguard U.S. Value Fund
        Vanguard Variable Insurance Fund - Small Company Growth Portfolio

                     GMO U.K. Ltd. Code of Ethics Supplement

In order to comply with the FSA's personal account dealing rules and to allow for certain UK specific investment practices, this UK Supplement has been issued to all GMO UK staff as a supplement to the GMO Code of Ethics policy. In the event of a conflict between the Code of Ethics policy and the UK Supplement, the UK Supplement shall govern.

1. Application of the Code to Covered Accounts

     The Code of Ethics and the UK Supplement apply to all GMO UK employees, on-site consultants and "Covered Accounts". A "Covered Account" includes the employee's spouse and minor children and any person to whom the employee, in his or her personal capacity, gives share recommendations including, a relative, co-habitee, business partner or friend. GMO presumes that an employee exercises control or influence over a spouse's or minor child's personal account transactions and therefore any such transactions must comply with the Code of Ethics. All transactions by a Covered Account must be reported by the employee concerned.

2. Special Rules for Certain Investments and Investment Practices

     - UK Gilts: Transactions in UK Gilts are not subject to pre-clearance but must be reported quarterly.

     - PEP's and ISA's: Any proposed transaction for a PEP or ISA account must be pre-cleared unless an available exemption exists.

     - De Minimis Purchases and Sales of FTSE 100 stocks: Employees may purchase or sell up to a maximum of (pound)15,000 of any FTSE 100 stock once, within a five business day period without obtaining pre-clearance. All such transactions are subject to quarterly reporting. The large cap exemption does not apply to employees designated as Investment Personnel (i.e. Portfolio Managers and Traders). As a result pre-clearance must be obtained before placing a transaction.

     - Investment Trusts: Purchases and sales of investment trusts which hold predominantly UK equities are not subject to pre-clearance but are subject to quarterly reporting. Pre-clearance will be required for transactions in investment trusts holding non-UK stocks as such trusts may be purchased for client accounts from time to time.

     - Trades for accounts managed by an outside discretionary manager must be pre-cleared unless the Compliance Department has waived the pre-clearance obligation and the employee has arranged for quarterly certification from the outside manager stating that the individual or covered account has not influenced the discretionary manager's decisions during the period in question. A form letter requesting such quarterly certification may be obtained from the Compliance Department.

3. General Exemptions

     The restrictions do not extend to:

     (a) any transaction by you in an authorised unit trust, a regulated collective investment scheme or a life assurance policy (including a pension); or
     (b) any discretionary transaction entered into without consultation with you, where the discretionary account is not held with the firm.

4. Personal Account Procedures

     All trades subject to pre-clearance must be pre-cleared through the Compliance Department. To request pre-clearance, you must complete a Pre-Trade Authorisation Form ("PTAF") using the StarCompliance system. For all UK stocks above the de minimis amount, the Compliance Department will seek approval from the appropriate GMO UK fund manager. If the proposed personal account transaction is in a non-UK security and not subject to a de minimis U.S. large cap stock GMO exemption, this will be referred to the relevant Portfolio Manager and GMO's Compliance Department. Please note that there is a 3 business day blackout period after a trade has been executed, before a personal account trade may be executed. If your proposed trade is approved, you will have 5 business days in which to issue your instruction to trade. If you do not trade within 5 business days, you must seek pre-clearance again. If your proposed trade is denied, you may not trade.

     You must arrange for copies or duplicate confirmations or contract notes to be sent for the attention of the Compliance Department in respect of all personal account transactions which are subject to quarterly reporting. These include de minimis trades, UK Gilt transactions, discretionary trades and PEP/ISA account trades. Trades which are not subject to quarterly reporting are identified in the GMO Code of Ethics and include for example, trades in unit trusts, money market instruments and currencies. A form letter requesting copies of confirmations to be sent to GMO UK may be obtained from the Compliance Department.

5. Reporting of Transactions

     GMO UK and GMO must keep a record of all personal account transactions executed by GMO UK staff. Accordingly, you will be required to complete a quarterly report of personal trades form at the end of each quarter and an annual holdings disclosure at the end of September. These reports are submitted through StarCompliance.

     The quarterly forms must be completed within 10 calendar days of the last day of each quarter. The annual return must be completed by the end of October each year.

6. Personal Benefits (Inducements)

     You must not accept from any person any benefit or inducement which is likely to conflict with your duties to GMO UK or any of GMO UK's clients. For the detailed rules, see section 9.2 of the Compliance and Procedures Manual. If you have any questions regarding personal benefits and inducements you should consult the Compliance Department.

7. Counselling and procuring

     If the Code of Ethics provisions preclude you from entering into any transaction, you cannot:

     (a) advise or cause any other person to enter into such a transaction; or
     (b) communicate any information or opinion to any other person,

     if you know, or have reason to believe, that the other person will as a result enter into such a transaction or cause or advise someone else to do so.

     This does not apply to actions that you take in the course of your employment with us. For example, the fact that you are yourself prohibited from dealing in a certain stock as a result of one of the provisions above does not necessarily mean that you are precluded from dealing for the client's account, subject to the insider dealing legislation summarised in 8 below.

8. Summary of insider dealing legislation

     The UK insider dealing provisions contained in part V of the Criminal Justice Act 1993 (the "Act") are complex, and if you would like fuller details or are in any doubt whether a particular transaction would be prohibited, you should consult the Compliance Department.

     The Act applies to all securities traded on a regulated market (which currently includes all EC stock exchanges, LIFFE, OMLX and NASDAQ) and to warrants and derivatives (including index options and futures) relating to these securities even if these warrants and derivatives are only "over the counter" or otherwise not publicly traded.

     In broad terms, and subject to the exemptions provided by the Act, the Act makes it a criminal offence, with a maximum penalty of seven years imprisonment and an unlimited fine, for an individual who has non-public information to deal in price-affected securities (including warrants or derivatives relating to them) on a regulated market; or deal with or through a professional intermediary; or by acting himself as a professional intermediary. Securities are "price-affected" if the inside information, if made public, would be likely to have a significant effect on the price of the securities. This applies to all companies' securities affected by the information, whether directly or indirectly (for example, competitors of a company about to bring out a new product).

     The Act applies whether you deal as part of your employment or on your own account. It also applies to information which you obtain directly or indirectly from an insider whether or not in the course of your employment (for example, by social contacts).

     (1) If you are precluded from dealing, normally you are also prohibited from dealing on behalf of the firm or a client (except perhaps on an unsolicited basis);

     (2) Procuring or encouraging another person to deal in the price-affected securities (whether or not the other person knows they are price-affected); and

     (3) Passing the inside information to another person other than in the proper performance of your employment.

     It is possible for a transaction which involves insider dealing to constitute an offence otherwise than under the insider dealing provisions of the Criminal Justice Act. In particular, under section 118 of the Financial Services and Markets Act 2000 a person who "dishonestly conceals any material facts" is guilty of an offence if he does so for the purpose of inducing, or is reckless as to whether it may induce, another person (whether or not the person from whom the facts are concealed) to buy or sell an investment, or to refrain from buying or selling and investment. This offence could well be committed by a person who conceals price sensitive information from a counterparty to induce him to deal, if the concealment is dishonest.

                 GMO Australia Limited Code of Ethics Supplement

The following policies and procedures are in addition to, and where relevant supersede the policies and procedures detailed in the GMO Code of Ethics (the "Code") and Personal Trading Policies and Procedures manual.

Authorisation

Authorisation must be sought by all staff members prior to trading via the StarCompliance system.

Exemption from Authorisation Requirement

Authorisation for purchasing securities in an unrestricted public offer is not required.

GMOA Trading

Securities that are held in the GMOA trusts or individually managed portfolios:
o may not be traded by staff during the 3 working days before and after re-balancing* by GMOA.
o and are not being traded as part of the re-balancing* by GMOA may be traded during this 6 working day period subject to pre-authorisation.

Staff may trade securities at any other time subject to the pre-authorisation.

*Re-balancing includes normal monthly trading and any other trading as a result of cash flows.

     GMO Renewable Resources Limited (New Zealand) Code of Ethics Supplement

The following policies and procedures are in addition to, and where relevant supersede the policies and procedures detailed in the GMO Code of Ethics (the "Code").

1. General Exemptions

The restrictions do not extend to:

     (a) New Zealand Government Securities


2. De Minimis Purchases and Sales of NZSX 50 Index stocks by non-Investment Personnel

Purchases or sales by Access Persons who are not portfolio managers or trading staff of less than NZ$40,000 of common stock of issuers who are not timber or timber-related and are listed in the New Zealand Stock Exchange Top 50 Companies (NZSX 50 Index) as of the date of such purchases or sales, provided that the Access Person is not aware of pending transactions by a GMO Fund or Account with respect to such stock. This exemption from pre-clearance may be utilized once per security within multiple accounts during a pre-clearance period so long as the total across all accounts is less than NZ$40,000;

The NZSX 50 index contains the top fifty securities ranked by tradable equity quoted on the New Zealand Stock Exchange.

                          INDEPENDENCE INVESTMENTS LLC
                                 CODE OF ETHICS

Independence Investments LLC ("Independence") is committed to the highest ethical and professional standards. This Code of Ethics applies to all directors, "officers"(1) and "employees"(2) of Independence, and governs the conduct of your personal investment transactions.

     o Independence, together with its directors, officers and employees, has a fiduciary duty to its clients which requires all of us to place the interests of clients first whenever the possibility of a conflict of interest exists.

     o Employees are expected to place the interests of clients ahead of their personal interests and to treat all client accounts in a fair and equitable manner.

     o All personal securities transactions must be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or other abuse of your position of trust and responsibility.

     o You should not take advantage of your position by attempting to trade in advance of client accounts ("front-running"), engage in manipulative market practices such as manipulative market timing, or take advantage of an investment opportunity that properly belongs to our clients or should be offered to our clients first.

     o All personal securities transactions, holdings and accounts must be reported in accordance with the provisions of this Code of Ethics.

     o You must comply with all applicable Federal securities laws(3).

--------------------------------------------------------------------------------
(1) For purposes of this Code, the term "officer" or "officers" includes all senior officers of Independence elected by the Board of Directors of Independence, but excludes certain subordinate officers such as Assistant Treasurers and Assistant Secretaries who are not employees of Independence, whether or not they are employed by an affiliate of Independence, as long as they have no access to advance information about anticipated trading for client accounts and do not participate in investment decision-making for client accounts.

(2) For purposes of this Code, the term "employee" or "employees" includes all employees of Independence, including directors who are employees and officers who are employees. The terms "Non-Employee Director" and "Non-Employee Officer" refer to directors or officers who are not employees of Independence, whether or not they are employed by an affiliate of Independence, as long as they have no access to advance information about anticipated trading for client accounts and do not participate in investment decision-making for client accounts.

(3) For purposes of this Code, the term "Federal securities laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

The standards set forth above govern all conduct, whether or not the conduct is also covered by more specific provisions of this Code of Ethics. Employees are encouraged to raise any questions concerning the Code of Ethics with Patricia Thompson, Chief Compliance Officer, Robert Denneen, or David Berg (each individually, a "Compliance Officer" and together with the Chief Compliance Officer, the "Compliance Office"). You should be alert at all times to honoring the spirit and intent as well as the letter of the Code. Failure to comply with the Code of Ethics may result in serious consequences, including but not limited to disciplinary action including termination of employment.


CODE PROVISIONS

1. Employees: Ban on Transactions in Securities of Companies on the Independence Working Lists

No employee of Independence or "family member"(4) of such an employee may trade in: (i) securities of companies on the Independence working lists ("the Independence Working Lists"), or any securities or derivatives that derive their value principally from the value of securities of companies on the Independence Working Lists. Copies of the Independence Working Lists are available on the Independence "Intranet" under "Personal Compliance" or from the Compliance Office. Exemptions may be requested by contacting the Compliance Office in writing. Exemptions may be granted for securities held at the time of employment, held at the time of an employee becoming subject to one of the above restrictions, held prior to a security being placed on one of the above lists, or for other compelling reasons. The securities referenced in footnote 5 below are excluded from the bans contained in this section.

The Compliance Office has adopted an exemption from this ban for large cap publicly traded equity securities.


2. Employees: Pre-Clearance

Independence requires that all permitted personal trades for employees and their "family members", as defined in this Code, be pre-cleared. This requirement for pre-clearance approval applies to all transactions in equity securities(5) and

-----------------------
(4) For purposes of this Code, the term "family member" means an employee's "significant other", spouse or other relative, whether related by blood, marriage or otherwise, who either (i) shares the same home, or (ii) is financially dependent upon the employee, or (iii) whose investments are controlled by the employee. The term also includes any unrelated individual for whom an employee controls investments and materially contributes to the individual's financial support.

(5) Excludes (i) shares issued by money-market funds; (ii) other shares issued by registered open-end investment companies (mutual funds) other than shares of mutual funds for which Independence acts as the investment adviser or sub-adviser or principal underwriter, which must be pre-cleared and reported; and (iii) shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds.

derivatives, including ETF's, futures and options, which are not otherwise banned pursuant to this Code and includes all private placements (including 144A's) whether described in footnote 5 (previous page) or not, in order to avoid any perception of favored treatment from other industry personnel or companies. A request for pre-clearance should be submitted using Independence's electronic pre-clearance system or if the electronic pre-clearance system cannot be used, a written equivalent, submitted to the Compliance Office, containing the following information:

     a) The employee's name and name of individual trading, if different,
     b) Name of security or derivative and ticker symbol of security, if publicly traded,
     c) CUSIP number, if publicly traded,
     d) Whether sale or purchase,
     e) If sale, date of purchase,
     f) If a private placement (including 144A's), the seller and/or the broker and whether or not the seller and/or the broker is one with whom the employee does business on a regular basis,
     g) The date of the request,
     h) The type of security,
     i) Evidence that the employee has checked with the trading desk and that no trades of the security have been placed for client accounts and remain open or such other information as the Compliance Office may determine from time to time. Please note that approval is effective only for the date granted.

Note: Private Placements may not be pre-cleared through the electronic pre-clearance system and must be submitted to the Compliance Office prior to execution. Clearance of private placements or other transactions may be denied if the transaction would raise issues regarding the appearance of impropriety. A sample form for pre-clearance is attached.

In addition, portfolio managers, analysts and others with access to information about anticipated trading in client portfolios are reminded of the importance of not "front-running" a client trade or trading in close proximity (before or after) to a known or expected trade in a client account. Sanctions may be imposed for personal trading in conflict with client interests or for the mere "appearance of impropriety" in personal trading.


3. Employees: No Short Swing Trading in Mutual Funds Managed by Independence

In addition to the requirement that trades in mutual funds managed by Independence be pre-cleared and reported, no employee may buy and sell, or sell and buy, shares of any such fund within a period of less than 30 calendar days. The Compliance Office may grant special exemptions to this requirement and to the pre-clearance requirements from time to time for automatic investment programs or in other instances that appear to involve no opportunity for abuse.

Portfolio managers are also reminded that any personal trading in mutual funds managed by Independence that appears to conflict with the interests of other investors in the funds or that creates the appearance of impropriety should be avoided.


4. Employees: No Purchases of Initial Public Offerings (IPO's)

In addition to the bans contained in Section 1, no employee or "family member" may purchase any newly issued publicly-offered securities until the next business (trading) day after the offering date and after receipt of pre-clearance approval. No purchase should be at other than the market price prevailing on, or subsequent to, such business day. The Compliance Office may grant exemptions from this ban for compelling reasons if the proposed purchase appears to present no opportunity for abuse.


5. Non-Employee Directors and Non-Employee Officers: Pre Clearance of IPO's and Private Placements

Non-Employee Directors and Non-Employee Officers must obtain the approval of the Compliance Office before investing in an IPO or a private placement, either directly or indirectly. Non-Employee Directors and Non-Employee Officers are not otherwise subject to the bans contained in Sections 1 and 4, the pre-clearance requirements of Section 2, or the short-swing trading restriction of Section 3.


6. Directors, Officers and Employees: Initial and Annual Disclosures of Personal Holdings

For purposes of Rule 17j-1 under the Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisers Act of 1940, Independence treats all directors, officers and employees of Independence as though they were "access persons." Therefore, all directors, officers and employees of Independence, within 10 days after becoming an "access person" and annually thereafter, must disclose all securities in which they have any direct or indirect beneficial ownership other than securities referenced in footnote 5 above, and the name of any broker, dealer or bank with whom the individual maintained an account in which any securities were held for the direct or indirect benefit of the individual. Any accounts over which the "access person" has no direct or indirect influence or control are exempted from this disclosure requirement. Both "initial" and "annual" reports furnished under this section must contain the information required by Rule 17j-1(d)(1) and Rule 204A-1.


7. Directors, Officers and Employees: Quarterly Reports

Independence requires all directors, officers and employees to file Individual Securities Transactions Reports ("Quarterlies") by the 30th day following the close of a quarter. These are required of directors, officers and certain employees by Rule 204-A-1 and by Rule 17j-1(d)(1) and must contain all of the information required by those rules. All securities transactions in which the individual has any direct or indirect beneficial ownership must be disclosed except for (i) transactions effected in any account over which the individual has no direct or indirect influence or control; (ii) transactions effected pursuant to an "automatic investment plan"(6) which has been approved by the Compliance Office; and (iii) transactions in the securities referenced in footnote 5 above. In addition, all accounts in which any securities were held for the direct or indirect benefit of the individual must be disclosed. Transactions in securities include, among other things, the writing of an option to purchase or sell a security.


8. Inside Information Policy and Procedures

Please refer to a separate Independence policy, the Independence Inside Information Policy and Procedures. In addition to the reporting requirements under this Code of Ethics, employees are subject to certain reporting obligations under the Independence Inside Information Policy and Procedures. These include reporting accounts over which the employee has investment discretion and a requirement that notice of each transaction in such an account be sent to the Compliance Office within 10 days of a transaction.

The CFA(R) Institute Standards of Practice Handbook (9th ed. 2005), noted below, contains a useful discussion on the prohibition against the use of material, non-public information.


9. Code of Business Conduct and Ethics

All employees are also subject to the Independence Code of Business Conduct and Ethics. The provisions of the Code of Business Conduct and Ethics, therefore, are not incorporated within this Code of Ethics.


10.      Dealing with Brokers, Vendors and Public Officials

Independence employees should consult the Code of Business Conduct and Ethics regarding business dealings with brokers and vendors and any dealings with and/or potential expenditures involving public officials.

--------------------------
(6) For purposes of this Code, "automatic investment plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan. However, any transaction that overrides the preset schedule or allocations of the automatic investment plan must be included in a quarterly transaction report. The Compliance Office must be advised of all automatic investment plans in order to facilitate its review of transactions and holdings reports.

11. Annual Distribution; Annual Report to the Board

This Code of Ethics will be distributed to all directors, officers and employees promptly after the commencement of their affiliation with the Company, and in addition whenever substantive amendments are made, and all directors, officers and employees will be required to acknowledge in writing their receipt of the Code and any such amendments.

Independence will be required to report annually to its Board of Directors that all employees have received a copy of this Code of Ethics and have certified their compliance.

At least twice a year, Independence will summarize for the Board existing procedures and any changes made since the last such report or recommended to be made, and will identify to the Board, and may identify to the Board of Directors of any affiliate or any registered investment company advised by Independence, any violations requiring significant remedial action during the past year. The Chief Compliance Officer shall also report to the Board of Directors any other material compliance matters that in her judgment the Board should be made aware of at the time of such semiannual report.


12. CFA(R) Institute Standards of Practice Handbook (9th ed. 2005)

At Independence, some employees have earned and others are candidates for the Chartered Financial Analyst designation ("CFA(R)") and are subject to the CFA(R) Institute Code of Ethics and Standards of Professional Conduct contained in the CFA(R) Institute Standards of Practice Handbook (9th ed. 2005). Employees are reminded that the Handbook is an excellent resource for information on professional conduct. Copies are available from the Compliance Office.


13. Code of Ethics Enforcement

Employees are required annually to certify their compliance with this Code of Ethics. The Compliance Office may grant exemptions/exceptions to the requirements of the Code on a case-by-case basis if the proposed conduct appears to involve no opportunity for abuse. All exceptions/exemptions shall be in writing and copies shall be maintained with a copy of the Code. A record shall be maintained of any decision to grant pre-clearance to a private placement transaction, or to grant an exemption to the ban on purchases of IPO's, together with the reasons supporting the decision. Similarly, a record shall be kept of any approval of a purchase of an IPO or a private placement by a Non-Employee Director or a Non-Employee Officer, together with the reasons supporting the decision.

If any director, officer or employee becomes aware of a violation of the Code, whether by themselves or by another person, the violation must be reported to the Chief Compliance Officer and to the Chief Executive Officer promptly. You may report violations or suspected violations without fear of retaliation. Independence does not permit retaliation of any kind against directors, officers or employees for good faith reports of potentially illegal or unethical behavior.

A record shall be maintained of all violations or suspected violations reported to the Chief Compliance Officer, and any other violations of which the Compliance Office becomes aware, and of the results of the investigation and/or resolution of such violations. Such record may but need not include the name of the person reporting the violation.

The Compliance Office will review all reports submitted under this Code and will conduct post-trade monitoring and other audit procedures reasonably designed to assure compliance with the Code of Ethics. Employees are advised that the Code's procedures will be monitored and enforced, with potential sanctions for violations including a written warning, disgorgement of profits, fines, suspension, termination and, where required, reports to the CFA(R) Institute or the appropriate regulatory authority. Copies of all reports filed, records of violations and copies of letters or other records of sanctions imposed will be maintained in a compliance file.

The Chief Compliance Officer shall have primary responsibility for enforcing the Code of Ethics. However, the Chief Compliance Officer shall be required to obtain the approval of the Chief Executive Officer before issuing a sanction greater than a written warning letter and/or a financial sanction (such as a fine or disgorgement of profits) in excess of $5,000 in any individual instance. Significant violations of the Code may be referred by the Compliance Office to the Independence Board of Directors for review and/or appropriate action.


Adopted by the Independence Board of Directors as of May 31, 2006

                             JENNISON ASSOCIATES LLC

                                 CODE OF ETHICS,

                            POLICY ON INSIDER TRADING

                                       AND

                             PERSONAL TRADING POLICY


                           As Amended October 5, 2005

                               Table of Contents

Section I: Code of Ethics

1.       Standards of Professional Business Conduct............................1
2.       Confidential Information..............................................3
         A. Personal Use.......................................................3
         B. Release of Client Information......................................3

3.       Conflicts of Interest.................................................4
         A-G. How to aviod potential conflicts of interest.....................4

4.       Other business Activities.............................................5
         A. Issues regarding the retention of suppliers........................5
         B. Gifts..............................................................5
         C. Improper payments..................................................6
         D. Books, Records and Accounts........................................6
         E. Laws and regulations...............................................6
         F. Outside activities & political affiliations........................7

5.       Compliance With The Code & Consequences If Violation Occurs...........7
6.       Disclosure Requirements...............................................8

Section II: Insider Trading

1.       Policy Statement Against Insider Trading..............................9
2.       Explanation of relevant terms and concepts...........................10
         A. Who is an insider.................................................10
         B. What is material information......................................10
         C. What is non-public Information....................................11
         D. Misappropriation Theory...........................................11
         E. Who is a controlling person.......................................11
         F. How is non-public information monitored...........................11
3.       Penalties for insider trading violations.............................12
         A-G Types of penalties...............................................12

Section III: Implementation Procedures & Policy

1.       Identifying inside Information.......................................13
         A. Is the information material.......................................13
         B. Is the information non-public.....................................13
2.       Restricting Access to material non-public information................14
3.       Allocation of brokerage..............................................14
4.       Resolving issues concerning insider trading..........................14

Section IV: General Policy And Procedures

1.       General policy and procedures........................................16
2.       Personal transaction reporting requirements..........................17
         A. Jennison employees................................................18
            1. Initial holding reports........................................18
            2. Quarterly reports..............................................18
            3. Annual Holdings Reports........................................20
         B. Other persons defined by Jennison access persons..................20
3.        Pre-clearance procedures............................................21
4.       Personal trading policy..............................................22
         A.  Blackout Periods.................................................22
         B.  Short-term trading profits.......................................23
         C-K Prohibition on short term trading profits........................24
         L.  Designation Persons: Requirements for transactions in securities issued by Prudential.............................................26
         M.  Jennison employee participation in managed strategies............26
         N.  Exceptions to the personal trading policy........................27
5.       Monitoring/Administration............................................28
6.       Penalties for violations of Jennison's personal trading policy.......28
7.       Type of violation....................................................29
         A. Penalties for failure to sucure pre-approval......................29
            1. Failure to pre-clear...........................................29
            2. failure to pre-clear sales in long term capital gains..........29
            3. failure to pre-clear sales that result in short-term capital gains..........................................................30
            4. Additional cash penalties......................................30
         B. Failure to comply with reporting requirements.....................31
         C. Penalty for violation of short term trading profit rule...........31
         D. Other policy infringements  dealt with on a case by case basis....31
         E. Disgorged profits.................................................32
8.       Miscellaneous........................................................32
         A. Policies and procedures revisions.................................32
         B. Compliance........................................................32

                                    Section I


                                 CODE OF ETHICS

                                       FOR

                             JENNISON ASSOCIATES LLC



     This Code of Ethics ("Code"), as well as Section II, III and IV that follow, sets forth rules, regulations and standards of professional conduct for the employees of Jennison Associates LLC (hereinafter referred to as "Jennison or the Company"). Jennison expects that all employees will adhere to this code without exception.

     The Code incorporates aspects of ethics policies of Prudential Financial Inc. ("Prudential"), as well as additional policies specific to Jennison Associates LLC. Although not part of this Code, all Jennison employees are also subject to Prudential's "Making the Right Choices" and "Statement of Policy Restricting Communication and the Use of Issuer-Related Information By Prudential Investment Associates' ("Chinese Wall Policy") policies and procedures. These policies can also be found by clicking on Jennison's Compliance intranet website (http://buzz/jennonline/DesktopDefault.aspx).


     1. Standards of Professional Conduct Policy Statement

     It is Jennison's policy that its employees must adhere to the highest ethical standards when discharging their investment advisory duties to our clients or in conducting general business activity on behalf of Jennison in every possible capacity, such as investment management, administrative, dealings with vendors, confidentiality of information, financial matters of every kind, etc. Jennison, operating in its capacity as a federally registered investment adviser, has a fiduciary responsibility to render professional, continuous, and unbiased investment advice to its clients. Furthermore, ERISA and the federal securities laws define an investment advisor as a fiduciary who owes their clients a duty of undivided loyalty, who shall not engage in any activity in conflict with the interests of the client. As a fiduciary, our personal and corporate ethics must be above reproach. Actions, which expose any of us or the organization to even the appearance of an impropriety, must not occur. Fiduciaries owe their clients a duty of honesty, good faith, and fair dealing when discharging their investment management responsibilities. It is a fundamental principle of this firm to ensure that the interests of our clients come before those of Jennison or any of its employees. Therefore, as an employee of Jennison, we expect you to uphold these standards of professional conduct by not taking inappropriate advantage of your position, such as using information obtained as a Jennison employee to benefit yourself or anyone else in any way. It is particularly important to adhere to these standards when engaging in personal securities transactions and maintaining the confidentiality of information concerning the identity of security holdings and the financial circumstances of our clients. Any investment advice provided must be unbiased, independent and confidential. It is extremely important to not violate the trust that Jennison and its clients have placed in its employees.

     The prescribed guidelines and principles, as set forth in the policies that follow, are designed to reasonably assure that these high ethical standards long maintained by Jennison continue to be applied and to protect Jennison's clients by deterring misconduct by its employees. The rules prohibit certain activities and personal financial interests as well as require disclosure of personal investments and related business activities of all supervised persons, includes directors, officers and employees, and others who provide advice to and are subject to the supervision and control of Jennison. The procedures that follow will assist in reasonably ensuring that our clients are protected from employee misconduct and that our employees do not violate federal securities laws. All employees of Jennison are expected to follow these procedures so as to ensure that these ethical standards, as set forth herein, are maintained and followed without exception. These guidelines and procedures are intended to maintain the excellent name of our firm, which is a direct reflection of the conduct of each of us in everything we do.

     Jennison's continued success depends on each one of us meeting our obligation to perform in an ethical manner and to use good judgment at all times. All employees have an obligation and a responsibility to conduct business in a manner that maintains the trust and respect of fellow Jennison employees, our customers, shareholders, business colleagues, and the general public. You are required to bring any knowledge of possible or actual unethical conduct to the attention of management. Confidentiality will be protected insofar as possible, with the assurance that there will be no adverse consequences as a result of reporting any unethical or questionable behavior. If you have any knowledge of or suspect anyone is about to engage in unethical business activity that either violates any of the rules set forth herein, or simply appears improper, please provide such information to either the Chief Compliance Officer or senior management through the Jennison Financial Reporting Concern Mailbox located on the Risk Management webpage. E.mails sent in this manner anonymously. The default setting is set to display your e.mail address, so if you prefer the e.mail to be anonymous, please be sure to check the appropriate box. If you choose not to report your concerns anonymously, you should be aware that Jennison has strict policies prohibiting retaliation against employees who report ethical concerns.

     Jennison employees should use this Code, as well as the accompanying policies and procedures that follow, as an educational guide that will be complemented by Jennison's training protocol.

     Each Jennison employee has the responsibility to be fully aware of and strictly adhere to the Code of Ethics and the accompanying policies that support the Code. It should be noted that because ethics is not a science, there may be gray areas that are not covered by laws or regulations. Jennison and its employees will nevertheless be held accountable to such standards. Individuals are expected to seek assistance for help in making the right decision.

     If you have any questions as to your obligation as a Jennison employee under either the Code or any of the policies that follow, please contact the Compliance Department.

     2.   CONFIDENTIAL INFORMATION

     Employees may become privy to confidential information (information not generally available to the public) concerning the affairs and business transactions of Jennison, companies researched by us for investment, our present and prospective clients, client portfolio transactions (executed, pending or contemplated) and holdings, suppliers, officers and other staff members. Confidential information also includes trade secrets and other proprietary information of the Company such as business or product plans, systems, methods, software, manuals and client lists. Safeguarding confidential information is essential to the conduct of our business. Caution and discretion are required in the use of such information and in sharing it only with those who have a legitimate need to know (including other employees of Jennison and clients).

          A) PERSONAL USE:

          Confidential information obtained or developed as a result of employment with the Company is not to be used or disclosed for the purpose of furthering any private interest or as a means of making any personal gain. Unauthorized or disclosure of such information (other than as described above) could result in civil or criminal penalties against the Company or the individual responsible for disclosing such information.

     Further guidelines pertaining to confidential information are contained in the "Policy Statement on Insider Trading" (Set forth in Section II dedicated specifically to Insider Trading).

          B) RELEASE OF CLIENT INFORMATION:

          All requests for information concerning a client (other than routine inquiries), including requests pursuant to the legal process (such as subpoenas or court orders) must be promptly referred to the Chief Compliance Officer, or Legal Department. No information may be released, nor should the client involved be contacted, until so directed by either the Chief Compliance Officer, or Legal Department.

          In order to preserve the rights of our clients and to limit the firm's liability concerning the release of client proprietary information, care must be taken to:

          |_| Limit use and discussion of information obtained on the job to normal business activities.

          |_| Request and use only information that is related to our business needs.

          |_| Restrict access to records to those with proper authorization and legitimate business needs.


          |_| Include only pertinent and accurate data in files, which are used as a basis for taking action or making decisions.

     3.   CONFLICTS OF INTEREST

     You should avoid actual or apparent conflicts of interest - that is, any personal interest inside or outside the Company, which could be placed ahead of your obligations to our clients, Jennison Associates or Prudential. Conflicts may exist even when no wrong is done. The opportunity to act improperly may be enough to create the appearance of a conflict.

     We recognize and respect an employee's right of privacy concerning personal affairs, but we must require a full and timely disclosure of any situation, which could result in a conflict of interest, or even the appearance of a conflict. The Company, not by the employee involved, will determine the appropriate action to be taken to address the situation.

     To reinforce our commitment to the avoidance of potential conflicts of interest, the following rules have been adopted, that prohibit you from engaging in certain activities without the pre-approval from the Chief Compliance
Officer:

          A) YOU MAY NOT, without first having secured prior approval, serve as a director, officer, employee, partner or trustee - nor hold any other position of substantial interest - in any outside business enterprise. You do not need prior approval, however, if the following three conditions are met: one, the enterprise is a family firm owned principally by other members of your family; two, the family business is not doing business with Jennison or Prudential and is not a securities or investment related business; and three, the services required will not interfere with your duties or your independence of judgment. Significant involvement by employees in outside business activity is generally unacceptable. In addition to securing prior approval for outside business activities, you will be required to disclose all relationships with outside enterprises annually.

          * Note: The above deals only with positions in business enterprises. It does not affect Jennison's practice of permitting employees to be associated with governmental, educational, charitable, religious or other civic organizations. These activities may be entered into without prior consent, but must still be disclosed on an annual basis.

          B) YOU MAY NOT act on behalf of Jennison in connection with any transaction in which you have a personal interest.

          C) YOU MAY NOT, without prior approval, have a substantial interest in any outside business which, to your knowledge, is involved currently in a business transaction with Jennison or Prudential, or is engaged in businesses similar to any business engaged in by Jennison. A substantial interest includes any investment in the outside business involving an amount greater than 10 percent of your gross assets, or involving a direct or indirect ownership interest greater than 2 percent of the outstanding equity interests. You do not need approval to invest in open-ended registered investment companies such as investments in mutual funds and similar enterprises that are publicly owned.

          D) YOU MAY NOT, without prior approval, engage in any transaction involving the purchase of products and/or services from Jennison, except on the same terms and conditions as they are offered to the public. Plans offering services to employees approved by the Board of Directors are exempt from this rule.

          E) YOU MAY NOT, without prior approval, borrow an amount greater than 10% of your gross assets, on an unsecured basis from any bank, financial institution, or other business that, to your knowledge, currently does business with Jennison or with which Jennison has an outstanding investment relationship.

          F) YOU MAY NOT favor one client account over another client account or otherwise disadvantage any client in any dealings whatsoever to benefit either yourself, Jennison or another third-party client account.

          G) YOU MAY NOT, as result of your status as a Jennison employee, take advantage of any opportunity that your learn about or otherwise personally benefit from information you have obtained as an employee that would not have been available to you if you were not a Jennison employee.

     4.   OTHER BUSINESS ACTIVITIES

          A) ISSUES REGARDING THE RETENTION OF SUPPLIERS: The choice of our suppliers must be based on quality, reliability, price, service, and technical advantages.

          B) GIFTS: Jennison employees and their immediate families should not solicit, accept, retain or provide any gifts or entertainment which might influence decisions you or the recipient must make in business transactions involving Jennison or which others might reasonably believe could influence those decisions. Even a nominal gift should not be accepted if, to a reasonable observer, it might appear that the gift would influence your business decisions.

          Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Examples of such gifts are those received as normal business entertainment (i.e., meals or golf games); non-cash gifts of nominal value (such as received at Holiday time); gifts received because of kinship, marriage or social relationships entirely beyond and apart from an organization in which membership or an official position is held as approved by the Company. Entertainment, which satisfies these requirements and conforms to generally accepted business practices, also is permissible. Please reference Jennison Associates' Gifts and Entertainment Policy and Procedures located on Compliance web page of Jennison Online for a more detailed explanation of Jennison's policy towards gifts and entertainment.

          C) IMPROPER PAYMENTS - KICKBACKS: In the conduct of the Company's business, no bribes, kickbacks, or similar remuneration or consideration of any kind are to be given or offered to any individual or organization or to any intermediaries such as agents, attorneys or other consultants.

          D) BOOKS,  RECORDS  AND  ACCOUNTS:  The  integrity  of the  accounting records of the Company is essential. All receipts and expenditures, including personal expense statements must be supported by documents that accurately and properly describe such expenses. Staff members responsible for approving expenditures or for keeping books, records and accounts for the Company are required to approve and record all expenditures and other entries based upon proper supporting documents so that the accounting records of the Company are maintained in reasonable detail, reflecting accurately and fairly all transactions of the Company including the disposition of its assets and liabilities. The falsification of any book, record or account of the Company, the submission of any false personal expense statement, claim for reimbursement of a non-business personal expense, or false claim for an employee benefit plan payment are prohibited. Disciplinary action will be taken against employees who violate these rules, which may result in dismissal.

          E) LAWS AND REGULATIONS: The activities of the Company must always be in full compliance with applicable laws and regulations. It is the Company's policy to be in strict compliance with all laws and regulations applied to our business. We recognize, however, that some laws and regulations may be ambiguous and difficult to interpret. Good faith efforts to follow the spirit and intent of all laws are expected. To ensure compliance, the Company intends to educate its employees on laws related to Jennison's activities, which may include periodically issuing bulletins, manuals and memoranda. Staff members are expected to read all such materials and be familiar with their content. For example, it would constitute a violation of the law if Jennison or any of its employees either engaged in or schemed to engage in: i) any manipulative act with a client; or ii) any manipulative practice including a security, such as touting a security to anyone or the press and executing an order in the opposite direction of such recommendation. Other scenarios and the policies that address other potential violations of the law and conflicts of interest are addressed more fully in Jennison's compliance program and the policies adopted to complement that program which reside on the Jennison Online intranet at (http://buzz/jennonline/DesktopDefault.aspx)

          F) OUTSIDE ACTIVITIES & POLITICAL AFFILIATIONS: Jennison Associates does not contribute financial or other support to political parties or candidates for public office except where lawfully permitted and approved in advance in accordance with procedures adopted by Jennison's Board of Directors. Employees may, of course, make political contributions, but only on their own behalf; the Company for such contributions will not reimburse them. However, employees may not make use of company resources and facilities in furtherance of such activities, e.g., mail room service, facsimile, photocopying, phone equipment and conference rooms.

          Legislation generally prohibits the Company or anyone acting on its behalf from making an expenditure or contribution of cash or anything else of monetary value which directly or indirectly is in connection with an election to political office; as, for example, granting loans at preferential rates or providing non-financial support to a political candidate or party by donating office facilities. Otherwise, individual participation in political and civic activities conducted outside of normal business hours is encouraged, including the making of personal contributions to political candidates or activities.

          Employees are free to seek and hold an elective or appointive public office, provided you do not do so as a representative of the Company. However, you must conduct campaign activities and perform the duties of the office in a manner that does not interfere with your responsibilities to the firm.

     5.  COMPLIANCE WITH THE CODE & CONSEQUENCES IF VIOLATION OF THE CODE OCCURS

     Each year all employees will be required to complete a form certifying that they have read this policy, understand their responsibilities, and are in compliance with the requirements set forth in this statement.

     This process should remind us of the Company's concern with ethical issues and its desire to avoid conflicts of interest or their appearance. It should also prompt us to examine our personal circumstances in light of the Company's philosophy and policies regarding ethics.

     Jennison employees will be required to complete a form verifying that they have complied with all company procedures and filed disclosures of significant personal holdings and corporate affiliations.

     Please note that both the Investment Advisers Act of 1940, as amended, and ERISA both prohibit investment advisers (and its employees) from doing indirectly that which they cannot do directly. Accordingly, any Jennison employee who seeks to circumvent the requirements of this Code of Ethics and any of the policies that follow, or otherwise devise a scheme where such activity would result in a violation of these policies indirectly will be deemed to be a violation of the applicable policy and will be subject to the full impact of any disciplinary action taken by Jennison as if such policies were violated directly.


     It should be further noted that, and consistent with all other Jennison policies and procedures, failure to uphold the standards and principles as set forth herein, or to comply with any other aspect of these policies and procedures will be addressed by Legal and Compliance. Jennison reserves the right to administer whatever disciplinary action it deems necessary based on the facts, circumstances and severity of the violation or conflict. Disciplinary action can include termination of employment.


     6.   DISCLOSURE REQUIREMENTS

     The principles set forth in this Code of Ethics and the policies and procedures that follow will be included in Jennison's Form ADV, which shall be distributed or offered to Jennison's clients annually, in accordance with Rule 204-3 of the Investment Advisers Act of 1940.

                                   Section II


                                 INSIDER TRADING


     The Investment Advisors Act of 1940, requires that all investment advisors establish, maintain and enforce policies and supervisory procedures designed to prevent the misuse of material, non-public information by such investment advisor, and any associated person sometimes referred to as "insider trading."

     This section of the Code sets forth Jennison Associates' policy statement on insider trading. It explains some of the terms and concepts associated with insider trading, as well as the civil and criminal penalties for insider trading violations. In addition, it sets forth the necessary procedures required to implement Jennison Associates' Insider Trading Policy Statement.

     Please note that this policy applies to all Jennison Associates' employees

     1.   JENNISON ASSOCIATES' POLICY STATEMENT AGAINST INSIDER TRADING

     Personal Securities transactions should not conflict, or appear to conflict, with the interest of the firm's clients when contemplating a transaction for your personal account, or an account in which you may have a direct or indirect personal or family interest, we must be certain that such transaction is not in conflict with the interests of our clients. Specific rules in this area are difficult, and in the final analysis. Although it is not possible to anticipate all potential conflicts of interest, we have tried to set a standard that protects the firm's clients, yet is also practical for our employees. The Company recognizes the desirability of giving its corporate personnel reasonable freedom with respect to their investment activities, on behalf of themselves, their families, and in some cases, non-client accounts (i.e., charitable or educational organizations on whose boards of directors corporate personnel serve). However, personal investment activity may conflict with the interests of the Company's clients. In order to avoid such conflicts - or even the appearance of conflicts - the Company has adopted the following policy:

     Jennison Associates LLC forbids any director, officer or employee from trading, either personally or on behalf of clients or others, on material, non-public information or communicating material, non-public information to others in violation of the law, such as tipping or recommending that others trade on such information. Said conduct is deemed to be "insider trading." Such policy applies to every director, officer and employee and extends to activities within and outside their duties at Jennison Associates.

     Every director, officer, and employee is required to read and retain this policy statement. Questions regarding Jennison Associates' Insider Trading policy and procedures should be referred to the Compliance or Legal Departments.


     2.   EXPLANATION OF RELEVANT TERMS AND CONCEPTS

     Although insider trading is illegal, Congress has not defined "insider," "material" or "non-public information." Instead, the courts have developed definitions of these terms. Set forth below is very general descriptions of these terms. However, it is usually not easily determined whether information is "material" or "non-public" and, therefore, whenever you have any questions as to whether information is material or non-public, consult with the Compliance or Legal Departments. Do not make this decision yourself.

          A) WHO IS AN INSIDER?

          The concept of an "insider" is broad. It includes officers, directors and employees of a company. A person may be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. Examples of temporary insiders are the company's attorneys, accountants, consultants and bank lending officers, employees of such organizations, persons who acquire a 10% beneficial interest in the issuer, other persons who are privy to material non-public information about the company. Jennison Associates and its employees may become "temporary insiders" of a company in which we invest, in which we advise, or for which we perform any other service. An outside individual may be considered an insider, according to the Supreme Court, if the company expects the outsider to keep the disclosed non-public information confidential or if the relationship suggests such a duty of confidentiality.

          B) WHAT IS MATERIAL INFORMATION?

          Trading on inside information is not a basis for liability unless the information is material. Material Information is defined as:

               |_| Information, for which there is a substantial likelihood, that a reasonable investor would consider important in making his or her investment decisions, or

               |_| Information that is reasonably certain to have a substantial effect on the price of a company's securities.

          Information that directors, officers and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, a significant increase or decline in orders, significant new products or discoveries, significant merger or acquisition proposals or agreements, major litigation and liquidity problems, for clients and extraordinary management developments.

          In addition, knowledge about Jennison Associates' client holdings and transactions (including transactions that are pending or under consideration) as well as Jennison trading information and patterns may be deemed material.

          C) WHAT IS NON-PUBLIC INFORMATION?

          Information is "non-public" until it has been effectively communicated to the market place, including clients' holdings, recommendations and transactions. One must be able to point to some fact to show that the all information and not just part of the information is generally available to the public. For example, information found in a report filed with the SEC, holdings disclosed in a publicly available website regarding the top 10 portfolio holdings of a mutual fund, appearing in Dow Jones, Reuters Economics Services, The Wall Street Journal or other publications of general circulation would be considered public.

          D) MISAPPROPRIATION THEORY

          Under the "misappropriation" theory, liability is established when trading occurs on material non-public information that is stolen or misappropriated from any other person. In U.S. v. Carpenter, a columnist defrauded The Wall Street Journal by stealing non-public information from the Journal and using it for trading in the securities markets. Note that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

          E) WHO IS A CONTROLLING PERSON?

          "Controlling persons" include not only employers, but also any person with power to influence or control the direction of the management, policies or activities of another person. Controlling persons may include not only the company, but also its directors and officers.

          F) HOW IS NON-PUBLIC INFORMATION MONITORED?

          When an employee is in possession of non-public information, a determination is made as to whether such information is material. If the non-public information is material, as determined by Jennison Compliance/Legal, the issuer is placed on a Restricted List ("RL"). Once a security is on the RL all personal and company trading activity is restricted. All securities that are placed on the RL are added to Jennison's internal trading restriction systems, which restricts company trading activity. Personal trading activity in such RL issuers is also restricted through the personal trading pre-clearance process.

          In addition, Prudential distributes a separate list of securities for (Enterprise Restricted List) which Prudential and its affiliates, including Jennison, are restricted from engaging in trading activity, in accordance with various securities laws. In applying this policy and monitoring securities trading Jennison makes no distinction between securities on the Restricted List and those that appear on the Enterprise Restricted List.

     3.   PENALTIES FOR INSIDER TRADING VIOLATIONS

     Penalties for trading on or communicating material non-public information are more severe than ever. The individuals involved in such unlawful conduct may be subject to both civil and criminal penalties. A controlling person may be subject to civil or criminal penalties for failing to establish, maintain and enforce Jennison Associates' Policy Statement against Insider Trading and/or if such failure permitted or substantially contributed to an insider trading violation.

     Individuals can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

          A) CIVIL INJUNCTIONS

          B) TREBLE DAMAGES

          C) DISGORGEMENT OF PROFITS

          D) JAIL SENTENCES -Maximum jail sentences for criminal securities law violations up to 10 years.

          E) CIVIL FINES - Persons who committed the violation may pay up to three times the profit gained or loss avoided, whether or not the person actually benefited.

          F) CRIMINAL FINES - The employer or other "controlling persons" may be subject to substantial monetary fines.

          G) Violators will be barred from the securities industry.

                                   Section III


                       IMPLEMENTATION PROCEDURES & POLICY



     The following procedures have been established to assist the officers, directors and employees of Jennison Associates in preventing and detecting insider trading Every officer, director and employee must follow these procedures or risk serious sanctions, including but not limited to possible suspension or dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should contact the Compliance or Legal Departments.


     1.   IDENTIFYING INSIDE INFORMATION

     Before trading for yourself or others, including client accounts managed by Jennison Associates, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

          A) IS THE INFORMATION MATERIAL?

               |_| Would an investor consider this information important in making his or her investment decisions?

               |_| Would this information substantially affect the market price of the securities if generally disclosed?

          B) IS THE INFORMATION NON-PUBLIC?

               |_| To whom has this information been provided?

               |_| Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal, SEC filings, websites or other publications of general circulation?

     If, after consideration of the above, you believe that the information is material and non-public ("MNPI"), or if you have questions as to whether the information is material and non-public, you should take the following steps:

          A)  Report  the  matter   immediately   to  the  Compliance  or  Legal
     Departments.

          B) Do not purchase or sell the securities on behalf of yourself or others, including client accounts managed by Jennison Associates.

          C) Do not communicate the information inside or outside Jennison Associates, other than to a senior staff member of either Compliance or Legal Departments.

          D) After the issue has been reviewed by Compliance/Legal, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.


     2.   RESTRICTING ACCESS TO MATERIAL NON-PUBLIC INFORMATION

     Information that you, Legal or Compliance identify as MNPI may not be communicated to anyone, including persons within and outside of Jennison Associates LLC, except as provided above. In addition, care should be taken so that such information is secure. For example, files containing MNPI should be locked; given to Legal or Compliance (should not be reproduced or otherwise photocopied); access to computer files containing non-public information should be restricted, until such information becomes public.

     Jennison employees have no obligation to the clients of Jennison Associates to trade or recommend trading on their behalf on the basis of MNPI (inside) in their possession. Jennison's fiduciary responsibility to its clients requires that the firm and its employees regard the limitations imposed by Federal securities laws.


     3.   ALLOCATION OF BROKERAGE

     To supplement its own research and analysis, to corroborate data compiled by its staff, and to consider the views and information of others in arriving at its investment decisions, Jennison Associates, consistent with its efforts to secure best price and execution, allocates brokerage business to those broker-dealers in a position to provide such services.

     It is the firm's policy not to allocate brokerage in consideration of the attempted furnishing of inside information or MNPI. Employees, in recommending the allocation of brokerage to broker-dealers, should not give consideration to the provision of any MNPI. The policy of Jennison Associates as set forth in this statement should be brought to the attention of such broker-dealer.


     4.   RESOLVING ISSUES CONCERNING INSIDER TRADING

     If doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures and standards, or as to the propriety of any action, it must be discussed with either the Compliance or Legal Departments before trading or communicating the information to anyone.

     This Code of Ethics, Policy on Insider Trading and Personal Trading Policy will be distributed to all Jennison Associates personnel. Each quarter you will be required to certify in writing that you have received, read and understand and will comply with all the provisions of this policy. In addition, newly hired employees must also attest to the policy. Periodically or upon request, a representative from the Compliance or Legal Departments will meet with such personnel to review this statement of policy, including any developments in the law and to answer any questions of interpretation or application of this policy.

     From time to time this statement of policy will be revised in light of developments in the law, questions of interpretation and application, and practical experience with the procedures contemplated by the statement. Any amendments to the above referred to policy and procedures will be highlighted and distributed to ensure that all employees are informed of and such changes and receive the most current policy, set forth in these policies and procedures.

                                   Section IV


                   JENNISON ASSOCIATES PERSONAL TRADING POLICY



     1.   GENERAL POLICY AND PROCEDURES

     The management of Jennison Associates is fully aware of and in no way wishes to deter the security investments of its individual employees. The securities markets, whether equity, fixed income, international or domestic, offer individuals alternative methods of enhancing their personal investments.

     Due to the nature of our business and our fiduciary responsibility to our client funds, we must protect the firm and its employees from the possibilities of both conflicts of interest and illegal insider trading in regard to their personal security transactions. It is the duty of Jennison and its employees to place the interests of clients first and to avoid all actual or potential conflicts of interest. It is important to consider all sections to this combined policy to fully understand how best to avoid potential conflicts of interests and how best to serve our clients so that the interests of Jennison and its employees do not conflict with those of its clients when discharging its fiduciary duty to provide fair, equitable and unbiased investment advice to such clients.

     Jennison employees are prohibited from short term trading or market timing mutual funds and variable annuities managed by Jennison other than those that permit such trading, as well as Prudential affiliated funds and variable annuities, and must comply with any trading restrictions established by Jennison to prevent market timing of these funds.

     We have adopted the following policies and procedures on employee personal trading to reasonably ensure against actual or potential conflicts of interest that could lead to violations of federal securities law, such as short term trading or market timing of affiliated mutual funds, or as previously described in the preceding sections of the attached policies. To prevent the rapid trading of certain mutual funds and variable annuities, Jennison employees may not engage in opposite direction transactions within 90 days of the last transaction with respect to the mutual funds and variable annuities listed on the attached Exhibit D ("Covered Funds"). Jennison employees are also required to arrange the reporting of Covered Funds transactions under this policy identified in Exhibit
D. This policy does not apply to money market mutual funds, and the Dryden Ultra Short Bond Fund. These policies and procedures are in addition to those set forth in the Code of Ethics and the Policy Statement Against Insider Trading. However, the standards of professional conduct as described in such policies must be considered when a Jennison employee purchases and sells securities on behalf of either their own or any other account for which the employee is considered to be the beneficial owner - as more fully described in this personal trading policy.

     All Jennison employees are required to comply with such policies and procedures in order to avoid the penalties set forth herein.

     2.   PERSONAL TRANSACTION REPORTING REQUIREMENTS

     Jennison employees are required to provide Jennison with reports concerning their securities holdings and transactions, as described below. These include Jennison's policies and procedures, including Code of Ethics, names of Jennison's access personnel including those employees no longer employed by
Jennison, their holdings and transaction reports, acknowledgements, pre-approvals, violations and the disposition thereof, exceptions to any policy, every transaction in securities in which any of its personnel has any direct or indirect beneficial ownership, except transactions effected in any account over which neither the investment adviser nor any advisory representative of the investment adviser has any direct or indirect influence or control and transactions in securities which are direct obligations of the United States, high-quality short-term instruments and mutual funds. For purposes of this policy, mutual funds that are exempt from this recordkeeping requirement are money market funds and funds that are either not managed by Jennison or affiliated with Prudential. This requirement applies to:

     o transactions for the personal accounts of an employee,
     o transactions for the accounts of other members of their immediate family (including the spouse, minor children, and adults living in the same household with the officer, director, or employee) for which they or their spouse have any direct or indirect influence or control, and
     o trusts of which they are trustees or
     o other accounts in which they have any direct or indirect beneficial interest or direct or indirect influence or control.

However, the above requirements do not apply if the investment decisions for the above mentioned account(s) are made by an independent investment manager in a fully discretionary account. Jennison recognizes that some of its employees may, due to their living arrangements, be uncertain as to their obligations under this Personal Trading Policy. If an employee has any question or doubt as to whether they have direct or indirect influence or control over an account, he or she must consult with the Compliance or Legal Departments as to their status and obligations with respect to the account in question. Please refer to Jennison's Record Management Policy located on the Jennison Online compliance website for a complete list of records and retention periods.

     In addition, Jennison, as a subadviser to investment companies registered under the Investment Company Act of 1940 (e.g., mutual funds), is required by Rule 17j-1 under the Investment Company Act to review and keep records of personal investment activities of "access persons" of these funds, unless the access person does not have direct or indirect influence or control of the accounts. An "access person" is defined as any director, officer, general partner or Advisory Person of a Fund or Fund's Investment Adviser. "Advisory Person" is defined as any employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of investments by a Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales. Jennison's "access persons" and "advisory persons" include Jennison's employees and any other persons that Jennison may designate.

          A) JENNISON EMPLOYEES

               All Jennison  employees are Access Persons and are subject to the following reporting requirements. Access Persons are required to report all transactions, as set forth on Exhibit A, including activity in Prudential affiliated and Jennison managed mutual funds, as well as affiliated variable annuities or Covered Funds. A list of these funds and variable annuities is attached hereto as Exhibit D. This requirement applies to all accounts in which Jennison employees have a direct or indirect beneficial interest, as previously described. All Access Persons are required to provide the Compliance Department with the following:

               1) INITIAL HOLDINGS REPORTS:

               Within 10 days of commencement of becoming an access person, an initial holdings report detailing all personal investments (including private placements, and index futures contracts and options thereon, but excluding automatic investment plans approved by Compliance, all direct obligation government, such as US Treasury securities, mutual funds and variable annuities that are not Covered Funds and short-term high quality debt instruments) must be submitted to Compliance. The report should contain the following information, and must be current, not more than 45 days prior to becoming an "access person":

                    a. The title,  number of shares and principal amount of each investment in which the Access Person had any direct or indirect beneficial ownership;

                    b. The name of any  broker,  dealer  or bank  with  whom the
               Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

                    c. The date  that the  report  is  submitted  by the  Access
               Person.

               2) QUARTERLY REPORTS:

                    a. Transaction Reporting:

                    Within 30 days  after the end of a  calendar  quarter,  with respect to any transaction, including activity in Covered Funds, during the quarter in investments in which the Access Person had any direct or indirect beneficial ownership:

                         i) The date of the transaction, the title, the interest
                    rate and maturity date (if applicable), the number of shares and the principal amount of each investment involved;

                         ii) The nature of the transaction (i.e., purchase, sale
                    or any other type of acquisition or disposition);

                         iii)  The  price  of  the   investment   at  which  the
                    transaction was effected;

                         iv) The  name of the  broker,  dealer  or bank  with or
                    through which the transaction was effected; and

                         v) The date that the report is  submitted by the Access
                    Person.

                    b. Personal Securities Account Reporting:

                    Within 30 days  after the end of a  calendar  quarter,  with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

                         i) The name of the broker, dealer or bank with whom the
                    Access Person established the account;

                         ii) The date the account was established; and

                         iii) The date that the report is submitted by the Access Person.

                    To facilitate  compliance  with this reporting  requirement,
               Jennison Associates requires that a duplicate copy of all trade confirmations and brokerage statements be supplied directly to Jennison Associates' Compliance Department and to Prudential's Corporate Compliance Department. Access Persons are required to notify the Compliance Department of any Covered Fund including accounts of all household members, held directly with the fund. The Compliance Department must also be notified prior to the creation of any new personal investment accounts so that we may request that duplicate statements and confirmations of all trading activity (including mutual funds) be sent to the Compliance Department.

               3) ANNUAL HOLDINGS REPORTS:

               Annually, the following information (which information must be current as of a date no more than 45 days before the report is submitted):

                    a. The title,  number of shares and principal amount of each investment, including investments set forth Covered Funds, in which the Access Person had any direct or indirect beneficial ownership;

                    b. The name of any  broker,  dealer  or bank  with  whom the
               Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

                    c. The date  that the  report  is  submitted  by the  Access
               Person.

          4) A copy of all discretionary investment advisory contracts or agreements between the officer, director or employee and his investment advisors.

          5) A copy of Schedule B, Schedule D, and Schedule E from federal income tax returns on an annual basis.

          Please note that Access Persons may hold and trade Covered Funds listed through Authorized Broker/Dealers, Prudential Mutual Fund Services, the Prudential Employee Savings Plan ("PESP"), and the Jennison Savings and Pension Plans. As indicated above, opposite direction trading activity within a 90 day period is prohibited with respect to Covered Funds, other than money market funds and Dryden Ultra Short Fund. It should also be noted that transacting the same Covered Funds in opposite directions on the same day and at the same NAV will not be considered market timing for purposes of this policy, as such activity would not result in a gain to the employee.

          In addition, Access Persons may maintain accounts with respect to certain Covered Funds directly with the fund company, provided that duplicate confirms and statements are provided to the Compliance Department.

     B) OTHER PERSONS DEFINED BY JENNISON AS ACCESS PERSONS

     Other Persons Defined by Jennison as Access Persons, pursuant to Rule 204A-1 under the Investment Advisers Act of 1940, as amended, include individuals who in connection with his or her regular functions or duties may obtain information regarding the purchase or sale of investments by Jennison on behalf of its clients. These individuals or groups of individuals are identified on Exhibit C and will be required to comply with such policies and procedures that Jennison deems necessary to reasonably ensure that the interests of our clients are not in any way compromised. These policies and procedures are specified on Exhibit C.

     3.   PRE-CLEARANCE PROCEDURES

     All employees of Jennison Associates may need to obtain clearance from the Jennison Personal Investment Committee prior to effecting any securities transaction (except for those securities described in Exhibit A) in which they or their immediate families (including the spouse, minor children, and adults living in the same household with the officer, director, or employee) for which they or their spouse have any direct or indirect influence or control, have a beneficial interest on behalf of a trust of which they are trustee, or for any other account in which they have a beneficial interest or direct or indirect influence or control. Determination as to whether or not a particular transaction requires pre-approval should be made by consulting the "Compliance and Reporting of Personal Transactions Matrix" found on Exhibit A.

     The Jennison Personal Investment Committee will make its decision of whether to clear a proposed trade on the basis of the personal trading restrictions set forth below. A member of the Compliance Department shall promptly notify the individual of approval or denial to trade the requested security. Notification of approval or denial to trade may be verbally given as soon as possible; however, it shall be confirmed in writing within 24 hours of the verbal notification. Please note that the approval granted will be valid only for that day in which the approval has been obtained; provided, however, that approved orders for securities traded in certain foreign markets may be executed within 2 business days from the date pre-clearance is granted, depending on the time at which approval is granted and the hours of the markets on which the security is traded are open. In other words, if a trade was not effected on the day for which approval was originally sought, a new approval form must be re-submitted on each subsequent day in which trading may occur. Or, if the security for which approval has been granted is traded on foreign markets, approval is valid for an additional day (i.e., the day for which approval was granted and the day following the day for which approval was granted).

     Only transactions where the investment decisions for the account are made by an independent investment manager in a fully discretionary account (including managed accounts) will be exempt from the pre-clearance procedures, except for those transactions that are directed by an employee in a Jennison managed account. Copies of the agreement of such discretionary accounts, as well as transaction statements or another comparable portfolio report, must be submitted on a quarterly basis to the Compliance Department for review and record retention.

     Written notice of your intended securities activities must be filed for approval prior to effecting any transaction for which prior approval is required. The name of the security, the date, the nature of the transaction (purchase or sale), the price, the name and relationship to you of the account holder (self, son, daughter, spouse, father, etc.), and the name of the broker-dealer or bank involved in the transaction must be disclosed in such written notice. Such written notice should be submitted on the Pre-Clearance Transaction Request Forms (Equity/Fixed Income) which can be obtained from the

Compliance Department. If proper procedures are not complied with, action will be taken against the employee. The violators may be asked to reverse the transaction and/or transfer the security or profits gained over to the accounts of Jennison Associates. In addition, penalties for personal trading violations shall be determined in accordance with the penalties schedule set forth in
Section 5, "Penalties for Violating Jennison Associates' Personal Trading Policies." Each situation and its relevance will be given due weight.


     4.   PERSONAL TRADING POLICY

     The following rules, regulations and restrictions apply to the personal security transactions of all employees. These rules will govern whether clearance for a proposed transaction will be granted. These rules also apply to the sale of securities once the purchase of a security has been pre-approved and completed.

     No director, officer or employee of the Company may effect for himself, an immediate family member (including the spouse, minor children, and adults living in the same household with the officer, director, or employee) for which they or their spouse have any direct or indirect influence or control, or any trust of which they are trustee, or any other account in which they have a beneficial interest or direct or indirect influence or control ("Covered Accounts") any transaction in a security, or recommend any such transaction in a security, of which, to his/her knowledge, the Company has either effected or is contemplating effecting the same for any of its clients, if such transaction would in any way conflict with, or be detrimental to, the interests of such client, or if such transaction was effected with prior knowledge of material, non-public information, or any other potential conflict of interest as described in the sections preceding this personal trading policy.

     Except in particular cases in which the Jennison Personal Investment Committee has determined in advance that proposed transactions would not conflict with the foregoing policy, the following rules shall govern all transactions (and recommendations) by all Jennison employees for their Covered Accounts. The provisions of the following paragraphs do not necessarily imply that the Jennison Personal Investment Committee will conclude that the transactions or recommendations to which they relate are in violation of the foregoing policy, but rather are designed to indicate the transactions for which prior approval should be obtained to ensure that no actual, potential or perceived conflict occurs.

          A) BLACKOUT PERIODS

               1) Company personnel may not purchase any security recommended, or proposed to be recommended to any client for purchase, nor any security purchased or proposed to be purchased for any client may be purchased by any corporate personnel if such purchase will interfere in any way with the orderly purchase of such security by any client.

               2) Company personnel may not sell any security recommended, or proposed to be recommended to any client for sale, nor any security sold, or proposed to be sold, for any client may be sold by any corporate personnel if such sale will interfere in any way with the orderly sale of such security by any client.

               3) Company personnel may not sell any security after such security has been recommended to any client for purchase or after being purchased for any client Company personnel may not purchase a security after being recommended to any client for sale or after being sold for any client, if the sale or purchase is effected with a view to making a profit on the anticipated market action of the security resulting from such recommendation, purchase or sale.

               4) In order to prevent even the appearance of a violation of this rule or a conflict of interest with a client account, you should refrain from trading in the seven (7) calendar days before and after Jennison trades in that security. This restriction does not apply to non-discretionary Jennison trading activity, as determined by Compliance on a case-by-case basis. For example trading activity that occurs in Jennison Managed Account ("JMA") when either implementing a pre-existing model for new accounts or in situations where JMA trading activity is generated due to cash flow instructions from the managed account sponsor. However, all requests to pre-clear a personal security transaction where the same security is also being traded in JMA on the same day will be denied.

               If an employee trades during a blackout period, disgorgement may be required. For example, if an Employee's trade is pre-approved and executed and subsequently, within seven days of the transaction, the Firm trades on behalf of Jennison's clients, the Jennison Personal Investment Committee shall review the personal trade in light of firm trading activity and determine on a case-by-case basis the appropriate action. If the Personal Investment Committee finds that a client is disadvantaged by the personal trade, the trader may be required to reverse the trade and disgorge to the firm any difference due to any incremental price advantage over the client's transaction.

          B)   SHORT-TERM TRADING PROFITS

          All employees of Jennison Associates are prohibited from profiting in Covered Accounts from the purchase and sale, or the sale and purchase of the same or equivalent securities within 60 calendar days. All employees are prohibited from executing a purchase and a sale or a sale and a purchase of the Covered Funds that appear on Exhibit D, during any 90-day period. Any profits realized from the purchase and sale or the sale and purchase of the same (or equivalent) securities within the 60 and 90 day restriction periods, respectively, shall be disgorged to the firm.

          "Profits realized" shall be calculated consistent with interpretations under section 16(b) of the Securities Exchange Act of 1934, as amended, and the regulations thereunder, which require matching any purchase and sale that occur with in a 60 calendar day period and, for purposes of this policy, within a 90 calendar day period for any purchase and sale or sale and purchase in those Covered Funds that appear on Exhibit D, across all Covered Accounts. As such, a person who sold a security and then repurchased the same (or equivalent) security would need to disgorge a profit if matching the purchase and the sale would result in a profit. Conversely, if matching the purchase and sale would result in a loss, profits would not be disgorged.

          In addition, the last in, first out ("LIFO") method will be used in determining if any exceptions have occurred in any Covered Fund. Profits realized on such transactions must be disgorged. Certain limited exceptions to this holding period are available and must be approved by the Chief Compliance Officer or her designee prior to execution. Exceptions to this policy include, but are not limited to, hardships and extended disability. Automatic investment and withdrawal programs and automatic rebalancing are permitted transactions under the policy.

          The prohibition on short-term trading profits shall not apply to trading of index options and index futures contracts and options on index futures contracts on broad based indices. However, trades related to non-broad based index transactions remains subject to the pre-clearance procedures and other applicable procedures. A list of broad-based indices is provided on Exhibit B.

          C) Jennison employees may not purchase any security if the purchase would deprive any of Jennison's clients of an investment opportunity, after taking into account (in determining whether such purchase would constitute an investment opportunity) the client's investments and investment objectives and whether the opportunity is being offered to corporate personnel by virtue of his or her position at Jennison.

          D) Jennison employees may not purchase new issues of either common stock, fixed income securities or convertible securities in Covered Accounts except in accordance with item E below. This prohibition does not apply to new issues of shares of open-end investment companies. All Jennison employees shall also obtain prior written approval of the Jennison Personal Investment Committee in the form of a completed "Request to Buy or Sell Securities" form before effecting any purchase of securities on a `private placement' basis. Such approval will take into account, among other factors, whether the investment opportunity should be reserved for Jennison's clients and whether the opportunity is being offered to the employee by virtue of his or her position at Jennison.

          E) Subject to the pre-clearance and reporting procedures, Jennison employees may purchase securities on the date of issuance, provided that such securities are acquired in the secondary market. Upon requesting approval of such transactions, employees must acknowledge that he or she is aware that such request for approval may not be submitted until after the security has been issued to the public and is trading at prevailing market prices in the secondary market.

          F) Subject to the preclearance and reporting procedures, Jennison employees may effect purchases upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent that such rights were acquired from such issuer, and sales of such rights so acquired. In the event that approval to exercise such rights is denied, subject to preclearance and reporting procedures, corporate personnel may obtain permission to sell such rights on the last day that such rights may be traded.

          G) Any transactions in index futures contracts and index options, except those effected on a broad-based index, are subject to preclearance and all are subject to the reporting requirements.

          H) No employee of Jennison Associates may short sell or purchase put options or writing call options on securities that represent a long position in any portfolios managed by Jennison on behalf of its clients. Conversely, no employee may sell put options, or purchase either the underlying security or call options that represent a short position in a Jennison client portfolio. Any profits realized from such transactions shall be disgorged to the Firm. All options and short sales are subject to the preclearance rules.

          All employees are prohibited from selling short and from participating in any options transactions on any securities issued by Prudential except in connection with bona fide hedging strategies (e.g., covered call options and protected put options). However, employees are prohibited from buying or selling options to hedge their financial interest in employee stock options granted to them by Prudential.

          I) No employee of Jennison Associates may participate in investment clubs.

          J) While participation in employee stock purchase plans and employee stock option plans need not be pre-approved, copies of the terms of the plans should be provided to the Compliance Department as soon as possible so that the application of the various provisions of the Personal Trading Policy may be determined (e.g., pre-approval, reporting, short-term trading profits ban). Jennison employees must obtain pre-approval for any discretionary disposition of securities or discretionary exercise of options acquired pursuant to participation in an employee stock purchase or employee stock option plan, except for the exercise of Prudential options (this exception does not apply to certain Designated Employees). All such transactions, however, must be reported. Nondiscretionary dispositions of securities or exercise are not subject to pre-approval. Additionally, Jennison employees should report holdings of such securities and options on an annual basis.

          K) Subject to pre-clearance, long-term investing through direct stock purchase plans is permitted. The terms of the plan, the initial investment, and any notice of intent to purchase through automatic debit must be provided to and approved by the Jennison Personal Investment Committee. Any changes to the original terms of approval, e.g., increasing, decreasing in the plan, as well as any sales or discretionary purchase of securities in the plan must be submitted for pre-clearance. Termination of participation in such a plan, must be reported to Compliance. Provided that the automatic monthly purchases have been approved by the Jennison Personal Investment Committee, each automatic monthly purchase need not be submitted for pre-approval. "Profits realized" for purposes of applying the ban on short-term trading profits will be determined by matching the proposed discretionary purchase or sale transaction against the most recent discretionary purchase or sale, as applicable, not the most recent automatic purchase or sale (if applicable). Additionally, holdings should be disclosed annually.

          L) DESIGNATED PERSONS: REQUIREMENTS FOR TRANSACTIONS IN SECURITIES ISSUED BY PRUDENTIAL

          A Designated Person is an employee who, during the normal course of his or her job has routine access to material, nonpublic information about Prudential, including information about one or more business units or corporate level information that may be material about Prudential.
     Employees that have been classified as Designated Persons have been informed of their status.

          Designated Persons are permitted to trade in Prudential common stock (symbol: "PRU") only during certain "open trading windows". Trading windows will be closed for periods surrounding the preparation and release of Prudential financial results. Approximately 24 hours after Prudential releases its quarterly earnings to the public, the trading window generally opens and will remain open until approximately three weeks before the end of the quarter. Designated Persons will be notified by the Compliance Department announcing the opening and closing of each trading window.

          Designated Persons are required to obtain a dual pre-clearance approval for all transactions from both Jennison and Prudential. To request pre-clearance approval, Designated Persons are required to complete a pre-clearance form for Jennison and a separate pre-clearance form for Prudential. These forms can be obtained from the Compliance Department. The Compliance Department will notify the Designated Person if their request has been approved or denied. Please note that pre-clearance also applies to transactions of household members and dependents of any Designated Person and is valid only for the day approval is provided. All other pre-clearance rules and restrictions apply.

          M) JENNISON EMPLOYEE PARTICIPATION IN MANAGED STRATEGIES

          All eligible employees must adhere to the following conditions in order to open an account in a managed account program:

               |_| All employees may open a managed account in any managed account program, including Jennison-managed strategies.

               |_| Portfolio Managers of the Jennison models are prohibited from opening accounts in managed account programs in strategies that he or she manages.

               |_| Portfolio Advisors may open accounts in managed account programs in strategies for which he or she has responsibility; however, these individuals may not direct selling or purchases for his or her own accounts. All such decisions and implementation of portfolio transactions for Portfolio Advisor accounts will be made by the Financial Adviser.

               |_| Eligible employees will not be permitted to have discretion over any managed account. This means that employees will be invested in the model.

               |_| All  transactions in any managed account for which a Jennison
          employee  has  discretion   will  be  subject  to  the   pre-clearance
          requirements of this policy.

               |_| In connection with tax selling, eligible employees (except Portfolio Advisors) are permitted to identify specific securities to be sold, however, such sales are subject to the 60-day ban on short-term trading profits and pre-clearance for Jennison managed strategies.

               |_| Both the Jennison Compliance Department and Prudential Corporate Compliance will need to receive duplicate confirmations and statements.


          N) EXCEPTIONS TO THE PERSONAL TRADING POLICY

          Notwithstanding the foregoing restrictions, exceptions to certain provisions (e.g., blackout period, pre-clearance procedures, and short-term trading profits) of the Personal Trading Policy may be granted on a case-by-case basis by Jennison when no abuse is involved and the facts of the situation strongly support an exception to the rule.

          Investments in the following instruments are not bound to the rules and restrictions as set forth above and may be made without the approval of the Jennison Personal Investment Committee: direct governments obligations (Bills, Bonds and Notes), money markets, commercial paper, repurchase orders, reverse repurchase orders, bankers acceptances, bank certificates of deposit, other high quality short-term debt instrument(1), and open-ended registered investment companies. Although not subject to pre-clearance, Covered Funds listed on Exhibit D, are subject to reporting and a ban on short term trading, i.e. buying and selling or selling and

---------------------------
(1) "High Quality Short-Term Debt Instrument" means any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Agency (Moody's and S&P).

     buying within 90 days. Covered Funds listed on Exhibit D, are only subject to reporting, as previously described.


          5. MONITORING/ADMINISTRATION

          The Jennison Associates' Compliance Department will maintain and enforce this policy and the Chief Compliance Officer ("CCO"), or her designee(s), will be directly responsible for reasonably assuring for monitoring compliance with the policy. If such authority is delegated to another compliance professional, a means of reporting deficiencies to the CCO, with respect to any one of the policies as set forth in this combined document, must be established to ensure the CCO is aware of all violations. Requests for exceptions to the policy will be provided to the Jennison CCO or her designee and from time to time shared with the Prudential Personal Securities Trading Department and Jennison Compliance Committees. While Jennison has primary responsibility to administer its own Personal Trading Policy, Prudential will assist Jennison by monitoring activity in Prudential mutual funds, as well as Jennison funds in Jennison Savings and Pension Plans, and identifying violations to the ban on short term trading, as described in this policy.

          As part of monitoring compliance with these policies, Compliance will employ various monitoring techniques, that may consist of but not limited to, reviewing personal securities transactions to determine whether the security was pre-cleared, compare personal securities requests against a firm-wide (includes affiliates of Prudential) or Jennison specific restricted list(s), receiving exception reporting to monitor Jennison 7 day black out period, as described above.

          In addition, as indicated above, short term or market timing trading in any Covered Fund identified in Exhibit D, represents a significant conflict of interest for Jennison and Prudential. Market timing any of these investment vehicles may suggest the use of inside information - namely, knowledge of portfolio holdings or contemplated transactions - acquired or developed by an employee for personal gain. The use of such information constitutes a violation of the law that can lead to severe disciplinary action against Jennison and its senior officers. Therefore, trading activity in certain Covered Funds will be subject to a heightened level of scrutiny. Jennison employees who engage in short term trading of such funds can be subject to severe disciplinary action, leading up to and including possible termination.

     6.  PENALTIES  FOR  VIOLATIONS  OF JENNISON  ASSOCIATES'  PERSONAL  TRADING
POLICIES

     Violations of Jennison's Personal Trading Policy and Procedures, while in most cases may be inadvertent, must not occur. It is important that every employee abide by the policies established by the Board of Directors. Penalties will be assessed in accordance with the schedules set forth below. These, however, are minimum penalties. THE FIRM RESERVES THE RIGHT TO TAKE ANY OTHER

APPROPRIATE ACTION, INCLUDING BUT NOT LIMITED TO SUSPENSION OR TERMINATION OF EMPLOYMENT.

     All violations and penalties imposed will be reported to Jennison's Compliance Committee. The Compliance Committee will review annually a report which at a minimum:

          A) summarizes existing procedures concerning personal investing and any changes in procedures made during the preceding year;

          B) identifies any violations requiring significant remedial action during the preceding year; and

          C) identifies  any  recommended  changes in existing  restrictions  or procedures based upon Jennison's experience under its policies and procedures, evolving industry practices, or developments in applicable laws and regulations.


     7. TYPE OF VIOLATION

          A) PENALTIES FOR FAILURE TO SECURE PRE-APPROVAL

          The minimum penalties for failure to pre-clear personal securities transactions include possible reversal of the trade, possible disgorgement of profits, possible suspension, possible reduction in discretionary bonus as well as the imposition of additional cash penalties to the extent permissible by applicable state law.

               1) FAILURE TO PRE-CLEAR PURCHASE

               Depending on the circumstances of the violation, the individual may be asked to reverse the trade (i.e., the securities must be sold). Any profits realized from the subsequent sale must be turned over to the firm. Please note: The sale or reversal of such trade must be submitted for pre-approval.

               2) FAILURE TO PRE-CLEAR SALES THAT RESULT IN LONG-TERM CAPITAL GAINS

               Depending on the circumstances of the violation, the firm may require that profits realized from the sale of securities that are defined as "long-term capital gains" by Internal Revenue Code (the "IRC") section 1222 and the rules thereunder, as amended, to be turned over to the firm, subject to the following maximum amounts:

---------------------------------- --------------------------------------------
               JALLC Position                    Disgorgement Penalty*
---------------------------------- --------------------------------------------

---------------------------------- --------------------------------------------
Senior Vice Presidents and above   Realized long-term capital gain, up to
                                    $10,000.00
---------------------------------- --------------------------------------------
Vice Presidents and Assistant      Realized long-term capital gain, up to
Vice Presidents                     $5,000.00
---------------------------------- --------------------------------------------
All other JALLC Personnel          25% of the realized long-term gain,
                                   irrespective of taxes, up to $3,000.00
---------------------------------- --------------------------------------------



* Penalties will be in the form of fines to the extent permissible by law, suspension, or the reduction of discretionary bonus.

               3) FAILURE TO PRE-CLEAR SALES THAT RESULT IN SHORT-TERM CAPITAL GAINS

               Depending on the nature of the violation, the firm may require that all profits realized from sales that result in profits that are defined as "short-term capital gains" by IRC section 1222 and the rules thereunder, as amended, be disgorged irrespective of taxes. Please note, however, any profits that result from violating the ban on short-term trading profits are addressed in section 6.C), "Penalty for Violation of Short-Term Trading Profit Rule."

               4) ADDITIONAL CASH PENALTIES

--------------- ------------------------ -------------------------------
                     VP's and Above*          Other JALLC Personnel*
--------------- ------------------------ -------------------------------
First Offense   None/Warning             None/Warning
--------------- ------------------------ -------------------------------
Second Offense  $1,000                   $200
--------------- ------------------------ -------------------------------
Third Offense   $2,000                   $300
--------------- ------------------------ -------------------------------
Fourth Offense  $3,000                   $400
--------------- ------------------------ -------------------------------
Fifth Offense   $4,000 & Automatic       $500 & Automatic
                Notification of the      Notification of the
                Board of Directors       Board of Directors
--------------- ------------------------ -------------------------------

     Notwithstanding the foregoing, Jennison reserves the right to notify the Board of Directors for any violation.

     Penalties shall be assessed over a rolling three year period. For example, if over a three year period (year 1 through year 3), a person had four violations, two in year 1, and one in each of the following years, the last violation in year 3 would be considered a fourth offense. However, if in the subsequent year (year 4), the person only had one violation of the policy, this violation would be penalized at the third offense level because over the subsequent three year period (from year 2 through year 4), there were only three violations. Thus, if a person had no violations over a three year period, a subsequent offense would be considered a first offense, notwithstanding the fact that the person may have violated the policy prior to the three year period.

* Penalties will be in the form of fines to the extent permissible by law, suspension, or the reduction of discretionary bonus.


     B) FAILURE TO COMPLY WITH REPORTING REQUIREMENTS

     Such violations occur if Jennison does not receive a broker confirmation within ten (10) business days following the end of the quarter in which a transaction occurs or if Jennison does not routinely receive brokerage statements. Evidence of written notices to brokers of Jennison's requirement and assistance in resolving problems will be taken into consideration in determining the appropriateness of penalties.

--------------- ----------------------------- -------------------------------
                       VP's and Above *           Other JALLC Personnel *
--------------- ----------------------------- -------------------------------
First Offense   None/Warning                  None/Warning
--------------- ----------------------------- -------------------------------
Second Offense  $200                          $50
--------------- ----------------------------- -------------------------------
Third Offense   $500                          $100
--------------- ----------------------------- -------------------------------
Fourth Offense  $600                          $200
--------------- ----------------------------- -------------------------------
Fifth Offense   $700& Automatic Notification  $300 & Automatic Notification
                of the Board                  of the Board
--------------- ----------------------------- -------------------------------

* Penalties will be in the form of fines to the extent permissible by law, suspension, or the reduction of discretionary bonus.

     Notwithstanding the foregoing, Jennison reserves the right to notify the Board of Directors for any violation.

     C) PENALTY FOR VIOLATION OF SHORT-TERM TRADING PROFIT RULE

     Any profits realized from the purchase and sale or the sale and purchase of the same (or equivalent) securities within 60 calendar days and within 90 calendar days for all Covered Funds that appear on Exhibit D, shall be disgorged to the firm. "Profits realized" shall be calculated consistent with interpretations under section 16(b) of the Securities Exchange Act of 1934, as amended, which requires matching any purchase and sale that occur with in a 60 calendar day period without regard to the order of the purchase or the sale during the period. As such, a person who sold a security and then repurchased the same (or equivalent) security would need to disgorge a profit if matching the purchase and the sale would result in a profit. The LIFO standard will be applied when determining if any violations have occurred in the trading of a

Prudential affiliated or Jennison managed mutual fund, other than a money market fund, and whether the corresponding purchase and sale or sale and purchase of such fund(s) has resulted in a profit or loss. Conversely, if matching the purchase and sale would result in a loss, profits would not be disgorged.

     D) OTHER POLICY INFRINGEMENTS WILL BE DEALT WITH ON A CASE-BY-CASE BASIS

     Penalties will be commensurate with the severity of the violation.

     Serious violations would include:

          |_| Failure to abide by the determination of the Personal Investment Committee.

          |_| Failure to submit pre-approval for securities in which Jennison actively trades.

          |_| Failure to comply with the ban on all short term trading, i.e. buying and selling or selling and buying the same or equivalent securities and mutual funds set forth on Exhibit D, within 60 and 90 days, respectively.

     E) DISGORGED PROFITS

     Profits disgorged to the firm shall be donated to a charitable organization selected by the firm in the name of the firm. Such funds may be donated to such organization at such time as the firm determines.

8.   MISCELLANEOUS

A.   POLICIES AND PROCEDURES REVISIONS

     These policies and procedures (Code of Ethics, Policy on Insider Trading and Personal Trading Policy and Procedures) may be changed, amended or revised as frequently as necessary in order to accommodate any changes in operations or by operation of law. Any such change, amendment or revision may be made only by Jennison Compliance in consultation with the business groups or areas impacted by these procedures and consistent with applicable law. Such changes will be promptly distributed to all impacted personnel and entities.

B.   Compliance

     The Jennison Chief Compliance Officer shall be responsible for the administration of this Policy. Jennison Compliance continuously monitors for compliance with theses policies and procedures, as set forth herein, through its daily pre-clearance process and other means of monitoring, as described above in
5. Monitoring/Administration. This data that is reviewed and our other means of monitoring ensures that employees are in compliance with the requirements of these policies and procedures. All material obtained during this review, including any analysis performed, reconciliations, violations (and the disposition thereof), exceptions granted is retained and signed by compliance and retained in accordance with section 2 RECORDKEEPING REQUIREMENTS above.

     In addition, this Code of Ethics, Policy on Insider Trading and Personal Trading Policy will be reviewed annually for adequacy and effectiveness. Any required revisions will be made consistent with section A above.

                                    EXHIBIT A

            COMPLIANCE AND REPORTING OF PERSONAL TRANSACTIONS MATRIX

Investment Category/Method          Sub-Category                                     Required    Reportable   If reportable,
                                                                                       Pre-                      minimum
                                                                                     Approval                   reporting
                                                                                       (Y/N)        (Y/N)       frequency
=================================== ================================================ =========== ============ =================
BONDS                               Treasury Bills, Notes, Bonds                         N            N             N/A
                                    Commercial Paper                                     N            N             N/A
                                    Other High Quality Short-Term Debt                   N            N             N/A
                                         Instrument(1)
                                    Agency                                               N            Y          Quarterly
                                    Corporates                                           Y            Y          Quarterly
                                    MBS                                                  N            Y          Quarterly
                                    ABS                                                  N            Y          Quarterly
                                    CMO's                                                Y            Y          Quarterly
                                    Municipals                                           N            Y          Quarterly
                                    Convertibles                                         Y            Y          Quarterly

STOCKS                              Common                                               Y            Y          Quarterly
                                    Preferred                                            Y            Y          Quarterly
                                    Rights                                               Y            Y          Quarterly
                                    Warrants                                             Y            Y          Quarterly
                                    Initial, Secondary and Follow On Public              Y            Y          Quarterly
                                         Offerings
                                    Automatic Dividend Reinvestments                     N            N             N/A
                                    Optional Dividend Reinvestments                      Y            Y          Quarterly
                                    Direct Stock Purchase Plans with automatic           Y            Y          Quarterly
                                         investments
                                    Employee Stock Purchase/Option Plan                  Y*           Y              *

OPEN-END MUTUAL FUNDS AND           Affiliated Investments - see Exhibit D.              N            Y          Quarterly
     ANNUITIES
                                    Non-Affiliated Funds, not managed by Jennison.       N            N             N/A

CLOSED END FUNDS,
UN  UNIT INVESTMENT TRUSTS
and ETF                             All Affiliated & Non-Affiliated Funds                N            Y          Quarterly
                                    US Funds (including SPDRs, NASDAQ 100 Index          N            Y          Quarterly
                                         Tracking Shares)
                                    Foreign Funds                                        N            Y          Quarterly
                                    Holders                                              Y            Y          Quarterly
                                    ETF organized as open-end registered                 N            Y          Quarterly
                                         investment company only, e.g., I Shares.

DERIVATIVES                         Any exchange traded, NASDAQ, or OTC option or
                                         futures contract, including, but not
                                         limited to:
                                             Financial Futures                           **           Y          Quarterly
                                             Commodity Futures                           N            Y          Quarterly
                                             Options on Futures                          **           Y          Quarterly
                                             Options on Securities                       **           Y          Quarterly
                                             Non-Broad Based Index Options               Y            Y          Quarterly
                                             Non Broad Based Index Futures               Y            Y          Quarterly
                                                  Contracts and Options on
                                                  Non-Broad Based Index Futures
                                                  Contracts
                                             Broad Based Index Options                   N            Y          Quarterly
                                             Broad Based Index Futures Contracts         N            Y          Quarterly
                                                  and Options on Broad Based Index
                                                  Futures Contracts

--------------------------------
(1) "High Quality Short-Term Debt Instrument" means any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Agency (Moody's and S&P).

LIMITED PARTNERSHIPS, PRIVATE
     PLACEMENTS, & PRIVATE
     INVESTMENTS                                                                         Y            Y          Quarterly

VOLUNTARY TENDER OFFERS                                                                  Y            Y          Quarterly

MANAGED ACCOUNT PROGARMS            Employee Directed Portfolio                          Y            Y          Quarterly
                                    Transactions










* Pre-approval of sales of securities or exercises of options acquired through employee stock purchase or employee stock option plans are required, except for the exercise of Prudential options (this exception does not apply to certain Designated Employees). Holdings are required to be reported annually; transactions subject to pre-approval are required to be reported quarterly. Pre-approval is not required to participate in such plans.

** Pre-approval of a personal derivative securities transaction is required if the underlying security requires pre-approval.

                                    EXHIBIT B

                               BROAD-BASED INDICES

  -----------------------------------------------------------------------
  Nikkei 300 Index CI/Euro
  -----------------------------------------------------------------------
  S&P 100 Close/Amer Index
  -----------------------------------------------------------------------
  S&P 100 Close/Amer Index
  -----------------------------------------------------------------------
  S&P 100 Close/Amer Index
  -----------------------------------------------------------------------
  S&P 500 Index
  -----------------------------------------------------------------------
  S&P 500 Open/Euro Index
  -----------------------------------------------------------------------
  S&P 500 Open/Euro Index
  -----------------------------------------------------------------------
  S&P 500 (Wrap)
  -----------------------------------------------------------------------
  S&P 500 Open/Euro Index
  -----------------------------------------------------------------------
  Russell 2000 Open/Euro Index
  -----------------------------------------------------------------------
  Russell 2000 Open/Euro Index
  -----------------------------------------------------------------------
  S&P Midcap 400 Open/Euro Index
  -----------------------------------------------------------------------
  NASDAQ- 100 Open/Euro Index
  -----------------------------------------------------------------------
  NASDAQ- 100 Open/Euro Index
  -----------------------------------------------------------------------
  NASDAQ- 100 Open/Euro Index
  -----------------------------------------------------------------------
  NASDAQ- 100 Open/Euro Index
  -----------------------------------------------------------------------
  NASDAQ- 100 Open/Euro Index
  -----------------------------------------------------------------------
  S&P Small Cap 600
  -----------------------------------------------------------------------
  U.S. Top 100 Sector
  -----------------------------------------------------------------------
  S&P 500 Long-Term Close
  -----------------------------------------------------------------------
  Russell 2000 L-T Open./Euro
  -----------------------------------------------------------------------
  Russell 2000 Long-Term Index
  -----------------------------------------------------------------------

                                    EXHIBIT C

               OTHER PERSONS DEFINED BY JENNISON AS ACCESS PERSONS

     The following groups of persons have been defined by Jennison as Access Persons because these are individuals who, in connection with his or her regular functions or duties obtain information regarding the purchase or sale of investments by Jennison on behalf of its clients. These individuals or groups of individuals are identified on this Exhibit C and will be required to comply with such policies and procedures that Jennison deems necessary as specified on this Exhibit.

     1. Jennison Directors and Officers who are Prudential Employees

     Jennison recognizes that a Jennison director or officer who is employed by Prudential ("Prudential Director or Officer") may be subject to the Prudential Personal Securities Trading Policy ("Prudential's Policy"), a copy of which and any amendments thereto shall have been made available to Jennison's Compliance Department. A Prudential Director or Officer does not need to obtain preclearance from Jennison's Personal Investment Committee; provided that the Prudential Director or Officer does not otherwise have access to current Jennison trading activity.

     For purposes of the recordkeeping requirements of this Policy, Prudential Directors and Officers are required to comply with Prudential's Policy. Prudential will provide an annual representation to the Jennison Compliance Department, with respect to employees subject to the Prudential Policy, that the employee has complied with the recordkeeping and other procedures of Prudential's Policy during the most recent calendar year. If there have been any violations of Prudential's Policy by such employee, Prudential will submit a detailed report of such violations and what remedial action, if any was taken. If an employee is not subject to the Prudential Policy, Prudential will provide a certification that the employee is not subject to the Prudential Policy.

     2. Outside Consultants and Independent Contractors

     Outside Consultants and Independent Contractors who work on-site at Jennison and who in connection with his or her regular functions or duties obtain information regarding the purchase or sale of investments in portfolios managed by Jennison will be subject to such policies and procedures as determined by Jennison.

                                    EXHIBIT D

             JENNISON MANAGED AND PRUDENTIAL AFFILIATED MUTUAL FUNDS

A.  Jennison Non-Proprietary Funds (Also known as Covered Funds)
AEGON/Transamerica Series Trust - Jennison Growth
Allmerica Investment Trust - Select Growth Fund
Dreyfus Variable Investment Fund - Special Value Portfolio
Harbor Fund - Harbor Capital Appreciation Fund
Jennison Conservative Growth Fund
John Hancock Trust - Capital Appreciation Trust
Metropolitan Series Fund, Inc. - Jennison Growth Portfolio
Ohio National Fund, Inc. - Capital Appreciation Portfolio
Pacific Select Fund - Health Sciences Portfolio
The Hartford Select Small Cap Growth Fund
The Hirtle Callaghan Trust - The Growth Equity Portfolio
The MainStay Funds - MainStay MAP Fund
The Preferred Group of Mutual Funds - Preferred Large Cap Growth Fund Transamerica IDEX Mutual Funds - TA IDEX Jennison Growth
USAllianz Variable Insurance Products Trust - USAZ Jennison 20/20 Focus Fund USAllianz Variable Insurance Products Trust - USAZ Jennison Growth Fund


B.  Prudential And Prudential Investment Management (PIM) Mutual Funds

America Skandia
JennisonDryden Funds
Prudential's Gibraltar Fund, Inc.
SEI Institutional Investors Trust Fund
Strategic Partners
The Prudential Series Fund, Inc.
The Prudential Variable Contract Account-10
The Prudential Variable Contract Account- 2

This Exhibit D may change from time to time due to new product development or changes in relationships and may not always be up-to-date. If you are not sure whether or not you either hold or anticipate purchasing a mutual fund that is either affiliated with Prudential, managed by Jennison, or is a variable annuity, please contact the Compliance Department.


Last update 10/5/05

Code of Ethics


July 1, 2006


This is the code of ethics of:

o John Hancock Advisers, LLC

o Sovereign Asset Management LLC

o each open-end and closed-end fund advised by John Hancock Advisers, LLC

o John Hancock Funds, LLC

(together, called "John Hancock Funds")



1.  General Principles

Each person within the John Hancock Funds organization is responsible for maintaining the very highest ethical standards when conducting our business.

This means that:

o You have a fiduciary duty at all times to place the interests of our clients and fund investors first.

o All of your personal securities transactions must be conducted consistent with the provisions of this code of ethics that apply to you and in such a manner as to avoid any actual or potential conflict of interest or other abuse of your position of trust and responsibility.

o You should not take inappropriate advantage of your position or engage in any fraudulent or manipulative practice (such as front-running or manipulative market timing) with respect to our clients' accounts or fund investors.

o You must treat as confidential any information concerning the identity of security holdings and financial circumstances of clients or fund investors.

o You must comply with all applicable federal securities laws.

o You must promptly report any violation of this code of ethics that comes to your attention to the Chief Compliance Officer of your company.

The General Principles discussed above govern all conduct, whether or not the conduct is also covered by more specific standards and procedures in this code of ethics. As described below under the heading "Interpretation and Enforcement", failure to comply with the code of ethics may result in disciplinary action, including termination of employment.


2. To Whom Does This Code Apply?

This code of ethics applies to you if you are a director, officer or employee of John Hancock Advisers, LLC, Sovereign Asset Management LLC, John Hancock Funds, LLC or a John Hancock open-end or closed-end fund registered under the '40 Act and advised by John Hancock Advisers, LLC or Sovereign Asset Management LLC ("John Hancock funds"). It also applies to you if you are trustee of the John Hancock Financial Trends Fund or an employee of John Hancock Life Insurance Co. or its subsidiaries who participates in making recommendations for, or receives information about, portfolio trades or holdings of the John Hancock funds or accounts. However, notwithstanding anything herein to the contrary, it does not apply to any trustees/directors of any open-end or closed-end funds advised by John Hancock Advisers, LLC who are not "interested persons" of such funds as defined in Section 2(a)(19) of the Investment Company Act of 1940 (the "'40 Act"), so long as they are subject to a separate Code of Ethics (each, an "Excluded Independent Director"). Also, in some cases only a limited number of provisions will apply to you, based on your access category. For example, only a limited number of provisions apply to independent directors of the John Hancock mutual funds and closed-end funds who are not Excluded Independent Directors -- see Appendix C for more information.

Please note that if a policy described below applies to you, it also applies to all accounts over which you have a beneficial interest. Normally, you will be deemed to have a beneficial interest in your personal accounts, those of a spouse, "significant other," minor children or family members sharing a household, as well as all accounts over which you have discretion or give advice or information. "Significant others" are defined for these purposes as two people who (1) share the same primary residence; (2) share living expenses; and
(3) are in a committed relationship and intend to remain in the relationship indefinitely.

There are three main categories for persons covered by this code of ethics, taking into account their positions, duties and access to information regarding fund portfolio trades. You have been notified about which of these categories applies to you, based on the Investment Compliance Department's understanding of your current role. If you have a level of investment access beyond your assigned category, or if you are promoted or change duties and as a result should more appropriately be included in a different category, it is your responsibility to notify the Chief Compliance Officer of your company.

The basic definitions of the three main categories, with examples, are provided below. The more detailed definitions of each category are attached as Appendix A.

-----------------------------------------------------------------------------------------------------------
     "Investment Access" person           "Regular Access" person              "Non-Access" person
                                     A person who regularly has access     A person who does not regularly
                                      to (1) fund portfolio tradesor          participate in a fund's
                                         (2) non-public information         investment process or obtain
                                      regarding holdings or securities        information regarding fund
A person who regularly participates     recommendations to clients.                portfolio trades
 in a fund's investment process or
makes securities recommendations to   examples:                              examples:
              clients.                                                       o wholesalers
examples:                             o personnel in Investment Operations   o inside wholesalers
                                        or Compliance                          who don't attend
o portfolio managers                  o most FFM  personnel                    investment "morning
o analysts                            o Technology personnel                   meetings"
o traders                               with access to                       o certain administrative
                                        investment systems                     personnel
                                      o attorneys and some
                                        legal administration
                                        personnel
                                      o investment admin.
                                        personnel
-----------------------------------------------------------------------------------------------------------

3. Which Accounts and Securities are Subject to the Code's Personal Trading Restrictions?


If this code of ethics describes "Personal Trading Requirements" (i.e. John Hancock Mutual Fund reporting requirement and holding period, the preclearance requirement, the ban on short-term profits, the ban on IPOs, the disclosure of private placement conflicts and the reporting requirements) that apply to your access category as described above, then the requirements apply to trades for any account in which you have a beneficial interest. Normally, this includes your personal accounts, those of a spouse, "significant other," minor children or family members sharing your household, as well as all accounts over which you have discretion or give advice or information. This includes all brokerage accounts that contain securities (including brokerage accounts that only contain securities exempt from reporting). Accounts over which you have no direct or indirect influence or control are exempt. To prevent potential violations of this code of ethics, you are strongly encouraged to request clarification for any accounts that are in question.

These personal trading requirements do not apply to the following securities:

o Direct obligations of the U.S. government (e.g., treasury securities);

o Bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;

o Shares of open-end mutual funds registered under the Investment Company Act of 1940 ("40 Act") that are not advised or sub-advised by John Hancock Advisers, John Hancock Investment Management Services or another Manulife entity;

o Shares issued by money market funds; and

o Securities in accounts over which you have no direct or indirect influence or control.

Except  as  noted  above,  the  Personal  Trading   Requirements  apply  to  all
securities, including:

o Stocks;

o Bonds;

o Government securities that are not direct obligations of the U.S. government, such as Fannie Mae or municipal securities;

o Closed-end funds;

o Options on securities, on indexes, and on currencies;

o Limited partnerships;

o Domestic unit investment trusts;

o Exchange traded funds;

o Non-US unit investment trusts and Non-US mutual funds;

o Private investment funds and hedge funds; and

o Futures, investment contracts or any other instrument that is considered a "security" under the Investment Advisers Act.

Different requirements apply to shares of open-end mutual funds that are advised or sub-advised by John Hancock Advisers or by John Hancock or Manulife entities--see the section below titled "John Hancock Mutual Funds Reporting Requirement and Holding Period".

4.  Overview of Policies

-------------------------------------------------------------------------------------------------------------------------
                                                     Investment Access Person   Regular Access    Non-Access Person
                                                                                Person
-------------------------------------------------------------------------------------------------------------------------
General principles                                   yes                        yes               yes
-------------------------------------------------------------------------------------------------------------------------
Policies outside the code
-------------------------------------------------------------------------------------------------------------------------
Conflict of interest policy                          yes                        yes               yes
-------------------------------------------------------------------------------------------------------------------------
Inside information policy                            yes                        yes               yes
-------------------------------------------------------------------------------------------------------------------------
Policy regarding dissemination of mutual fund        yes                        yes               yes
portfolio information
-------------------------------------------------------------------------------------------------------------------------
Policies in the code
-------------------------------------------------------------------------------------------------------------------------
Restriction on gifts                                 yes                        yes               yes
-------------------------------------------------------------------------------------------------------------------------
John Hancock mutual funds reporting requirement and  yes                        yes               yes
holding period
-------------------------------------------------------------------------------------------------------------------------
Pre-clearance requirement                            yes                        yes               Limited


-------------------------------------------------------------------------------------------------------------------------
Heightened preclearance of securities transactions   yes                        yes               no
for "Significant Personal Positions"
-------------------------------------------------------------------------------------------------------------------------
Ban on short-term profits                            yes                        no                no
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
Ban on IPOs                                          yes                        no                no
-------------------------------------------------------------------------------------------------------------------------
Disclosure of private placement conflicts            yes                        no                no
-------------------------------------------------------------------------------------------------------------------------
Seven day blackout period                            yes                        no                no
-------------------------------------------------------------------------------------------------------------------------
Reports and other disclosures outside the code
-------------------------------------------------------------------------------------------------------------------------
Broker letter/duplicate confirms                     yes                        yes               yes
-------------------------------------------------------------------------------------------------------------------------
Reports and other disclosures in the code
-------------------------------------------------------------------------------------------------------------------------
Annual recertification form                          yes                        yes               yes
-------------------------------------------------------------------------------------------------------------------------
Initial/annual holdings reports                      yes                        yes               no
-------------------------------------------------------------------------------------------------------------------------
Quarterly transaction reports                        yes                        yes               no
-------------------------------------------------------------------------------------------------------------------------

5. Policies Outside the Code of Ethics


John Hancock Funds has certain policies that are not part of the code of ethics, but are equally important. The two most important of these policies are (1) the Company Conflict and Business Practice Policy; and (2) the Inside Information Policy.




Company Conflict & Business Practice Policy

                               -------------------------------------------------
                                 Applies to: Investment Access Persons

                                                   Regular Access Persons

                                                        Non-Access Persons
                               -------------------------------------------------

A conflict of interest occurs when your private interests interfere or could potentially interfere with your responsibilities at work. You must not place yourself or the company in a position of actual or potential conflict.


This Policy for officers and employees covers a number of important issues. For example, you cannot serve as a director of any company without first obtaining the required written executive approval.

This Policy includes significant requirements to be followed if your personal securities holdings overlap with John Hancock Funds investment activity. For example, if you or a member of your family own:

o a 5% or greater interest in a company, John Hancock Funds and its affiliates may not make any investment in that company;

o a 1% or greater interest in a company, you cannot participate in any decision by John Hancock Funds and its affiliates to buy or sell that company's securities;

o ANY interest in a company, you cannot recommend or participate in a decision by John Hancock Funds and its affiliates to buy or sell that company's securities unless your personal interest is fully disclosed at all stages of the investment decision.

(This is just a summary of these requirement--please read Section IV of the Company Conflict and Business Practices Policy for more detailed information.)


Other important issues in this Policy include:

o  personal investments or business relationships

o misuse of inside information

o receiving or giving of gifts, entertainment or favors

o misuse or misrepresentation of your corporate position

o disclosure of confidential or proprietary information

o antitrust activities

o political campaign contributions and expenditures on public officials



Inside Information Policy and Procedures

                               -------------------------------------------------

                                 Applies to: Investment Access Persons

                                                   Regular Access Persons

                                                        Non-Access Persons
                               -------------------------------------------------


The antifraud provisions of the federal securities laws generally prohibit persons with material non-public information from trading on or communicating the information to others. Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences. While Investment Access persons are most likely to come in contact with material non-public information, the rules (and sanctions) in this area apply to all John Hancock Funds personnel and extend to activities both related and unrelated to your job duties.

The Inside Information Policy and Procedures covers a number of important issues, such as:

o The misuse of material non-public information

o The information barrier procedure

o The "restricted list" and the "watch list"

o broker letters and duplicate confirmation statements (see section 7 of this code of ethics)

Policy Regarding Dissemination of Mutual Fund Portfolio Information

                              --------------------------------------------------

                                Applies to:  Investment Access Persons

                                                   Regular Access Persons

                                                        Non-Access Persons
                              --------------------------------------------------


Information about securities held in a mutual fund cannot be disclosed except in accordance with this Policy, which generally requires time delays of approximately one month and public posting of the information to ensure that it uniformly enters the public domain.



6. Policies in the Code of Ethics

Restriction on Gifts

                              --------------------------------------------------

                                Applies to:  Investment Access Persons

                                                   Regular Access Persons

                                                        Non-Access Persons
                              --------------------------------------------------


You and your family cannot accept preferential treatment or favors (for example, gifts) from securities brokers or dealers or other organizations with which John Hancock Funds might transact business, except in accordance with the Company Conflict and Business Practice Policy. For the protection of both you and John Hancock Funds, the appearance of a possible conflict of interest must be avoided. You should exercise caution in any instance in which business travel and lodging are paid for by someone other than John Hancock Funds. The purpose of this policy is to minimize the basis for any charge that you used your John Hancock Funds position to obtain for yourself opportunities which otherwise would not be offered to you. Please see the Company Conflict and Business Practice Policy's "Compensation and Gifts" section for additional details regarding restrictions on gifts and exceptions for "nominal value" gifts.



John Hancock Mutual Funds Reporting Requirement and Holding Period

                            ----------------------------------------------------

                              Applies to:  Investment Access Persons

                                                 Regular Access Persons

                                                      Non-Access Persons
                            ----------------------------------------------------


You must follow the reporting requirement and the holding period requirement specified below if you purchase either:

o a "John Hancock Mutual Fund" (i.e. a '40 Act mutual fund that is advised by John Hancock Advisers, LLC, John Hancock Investment Management Services LLC or by another Manulife entity); or

o a "John Hancock Variable Product" (i.e. contracts funded by insurance company separate accounts that use one or more portfolios of John Hancock Trust).

The John Hancock mutual funds reporting requirement and the holding period requirement are excluded for the money market funds and any dividend reinvestment, payroll deduction, systematic investment/withdrawal and/or other program trades.

Reporting Requirement: You must report your holdings and your trades in a John Hancock Mutual Fund or a John Hancock Variable Product. This is not a preclearance requirement--you can report your holdings after you trade by submitting duplicate confirmation statements to the Investment Compliance Department. If you are an Investment Access Person or a Regular Access Person, you must also make sure that your holdings in a John Hancock '40 Act fund or a John Hancock variable product are included in your Initial Holdings Report (upon hire) and Annual Holdings Report (each year end).

If you purchase a John Hancock Variable Product, you must notify the Investment Compliance Department. The Investment Compliance Department will then obtain directly from the contract administrators the personal trade and holdings information regarding the portfolios underlying the Manulife or John Hancock variable insurance contracts.

The Investment Compliance Department will obtain personal securities trades and holdings information in the 401(k) plan for John Hancock Funds directly from the plan administrators.

Holding Requirement: You cannot profit from the purchase and sale of a John Hancock Mutual Fund within 30 calendar days. The purpose of this policy is to address the risk, real or perceived, of manipulative market timing or other abusive practices involving short-term personal trading in the John Hancock Mutual Funds. Any profits realized on short-term trades must be surrendered by check payable to John Hancock Advisers, LLC and will be contributed by John Hancock Advisers, LLC to a charity, upon determination by the Compliance and Business Practices Committee. If you donate or gift a security, it is considered a sale. You may request an exemption from this policy for involuntary sales due to unforeseen corporate activity (such as a merger), or for sales due to hardship reasons (such as unexpected medical expenses) by sending an e-mail to the Chief Compliance Officer of your company.




Preclearance of Securities Transactions

                            ----------------------------------------------------

                             Applies to:       Investment Access Persons

                                                      Regular Access Persons



                             Also, for a limited category of trades:

                                                     Non-Access Persons
                            ----------------------------------------------------

Limited Category of Trades for Non-Access Persons: If you are a Non-Access person, you must preclear transactions in securities of any closed-end funds advised by John Hancock Advisers, LLC. A Non-Access person is not required to preclear other trades. However, please keep in mind that a Non-Access person is required to report securities transactions after every trade (even those that are not required to be precleared) by requiring your broker to submit duplicate confirmation statements, as described in section 7 of this code of ethics.

Investment Access persons and Regular Access persons: If you are an Investment Access person or Regular Access person, you must "preclear" (i.e.: receive advance approval of) any personal securities transactions in the categories described above in the section "Which Accounts and Securities are Subject to the Code's Personal Trading Restrictions". Due to this preclearance requirement, participation in investment clubs is prohibited.

Preclearance of private placements requires some special considerations--the decision will take into account whether, for example: (1) the investment opportunity should be reserved for John Hancock Funds clients; and (2) it is being offered to you because of your position with John Hancock Funds.

How to preclear: You preclear a trade by following the steps outlined in the preclearance procedures, which are attached as Appendix B. Please note that:

o You may not trade until clearance is received.

o Clearance approval is valid only for the date granted (i.e. the preclearance date and the trade date should be the same).

o A separate procedure should be followed for requesting preclearance of a private placement or a derivative, as detailed in Appendix B. The Investment Compliance Department must maintain a five-year record of all clearances of private placement purchases by Investment Access persons, and the reasons supporting the clearances.

The preclearance policy is designed to proactively identify potential "problem trades" that raise front-running, manipulative market timing or other conflict of interest concerns (example: when an Investment Access person trades a security on the same day as a John Hancock fund).

Certain transactions in securities that would normally require pre-clearance are exempt from the pre-clearance requirement in the following situations; (1) shares are being purchased as part of an automatic investment plan; (2) shares are being purchased as part of a dividend reinvestment plan; or (3) transactions are being made in an account over which you have designated a third party as having discretion to trade (you must have approval from the Chief Compliance Officer to establish a discretionary account).



Heightened Preclearance of Securities Transactions for "Significant Personal Positions"

                              --------------------------------------------------

                                Applies to:   Investment Access Persons


                                                    Regular Access Persons

                              --------------------------------------------------

If you are an Investment Access person or Regular Access person with a personal securities position that is worth $100,000 or more, this is deemed to be a "Significant Personal Position". This applies to any personal securities positions in the categories described above in the section "Which Accounts and Securities are Subject to the Code's Personal Trading Restrictions". Before you make personal trades to establish, increase or decrease a Significant Personal Position, you must notify either the Chief Fixed Income Officer or the Chief Equity Officer that (1) you intend to trade in a Significant Personal Position and (2) confirm that you are not aware of any clients for whom related trades should be completed first. You must receive their pre-approval to proceed--their approval will be based on their conclusion that your personal trade in a Significant Personal Position will not "front-run" any action that John Hancock Funds should take for a client. This Heightened Preclearance requirement is in addition to, not in place of, the regular preclearance requirement described above--you must also receive the regular preclearance before you trade.


Ban on Short-Term Profits

                                   ---------------------------------------------

                                     Applies to:    Investment Access Persons


                                   ---------------------------------------------


If you are an Investment Access person, you cannot profit from the purchase and sale (or sale and purchase) of the same (or equivalent) securities within 60 calendar days. This applies to any personal securities trades in the categories described above in the section "Which Accounts and Securities are Subject to the Code's Personal Trading Restrictions".

You may invest in derivatives or sell short provided the transaction period exceeds the 60-day holding period (30 days for '40 Act mutual funds advised by John Hancock Advisers, LLC, John Hancock Investment Management Services LLC or another Manulife entity). If you donate or gift a security, it is considered a sale.

The purpose of this policy is to address the risk, real or perceived, of front-running, manipulative market timing or other abusive practices involving short-term personal trading. Any profits realized on short-term trades must be surrendered by check payable to John Hancock Advisers, LLC and will be contributed by John Hancock Advisers, LLC to a charity, upon determination by the Compliance and Business Practices Committee.

You may request an exemption from this policy for involuntary sales due to unforeseen corporate activity (such as a merger), or for sales due to hardship reasons (such as unexpected medical expenses) by sending an e-mail to the Chief Compliance Officer of your company.

Ban on IPOs

                                       -----------------------------------------

                                         Applies to:  Investment Access Persons


                                       -----------------------------------------


If you are an Investment Access person, you may not acquire securities in an initial public offering (IPO). You may not purchase any newly-issued securities until the next business (trading) day after the offering date. This applies to any personal securities trades in the categories described above in the section "Which Accounts and Securities are Subject to the Code's Personal Trading Restrictions".

There are two main reasons for this prohibition: (1) these purchases may suggest that persons have taken inappropriate advantage of their positions for personal profit; and (2) these purchases may create at least the appearance that an investment opportunity that should have been available to the John Hancock funds was diverted to the personal benefit of an individual employee.

You may request an exemption for certain investments that do not create a potential conflict of interest, such as: (1) securities of a mutual bank or mutual insurance company received as compensation in a demutualization and other similar non-voluntary stock acquisitions; (2) fixed rights offerings; or (3) a family member's participation as a form of employment compensation in their employer's IPO.


Disclosure of Private Placement Conflicts

                                 -----------------------------------------------

                                   Applies to:       Investment Access Persons


                                 -----------------------------------------------


If you are an Investment Access person and you own securities purchased in a private placement, you must disclose that holding when you participate in a decision to purchase or sell that same issuer's securities for a John Hancock fund. This applies to any private placement holdings in the categories described above in the section "Which Accounts and Securities are Subject to the Code's Personal Trading Restrictions". Private placements are securities exempt from SEC registration under section 4(2), section 4(6) or rules 504 -506 of the Securities Act of 1933.

The investment decision must be subject to an independent review by investment personnel with no personal interest in the issuer.

The purpose of this policy is to provide appropriate scrutiny in situations in which there is a potential conflict of interest.

Seven Day Blackout Period

                                 -----------------------------------------------


                                   Applies to: Investment Access Persons
                                 -----------------------------------------------


If you are a portfolio manager (or were identified to the Investment Compliance Department as part of a portfolio management team) you are prohibited from buying or selling a security within seven calendar days before and after that security is traded for a fund that you manage unless no conflict of interest exists in relation to that security (as determined by the Compliance and Ethics Committee).

In addition, all investment access persons are prohibited from knowingly buying or selling a security within seven calendar days before and after that security is traded for a John Hancock fund unless no conflict of interest exists in relation to that security. This applies to any personal securities trades in the categories described above in the section "Which Accounts and Securities are Subject to the Code's Personal Trading Restrictions". If a John Hancock fund trades in a security within seven calendar days before or after you trade in that security, you may be required to demonstrate that you did not know that the trade was being considered for that John Hancock fund.

You will be required to sell any security purchased in violation of this policy unless it is determined that no conflict of interest exists in relation to that security (as determined by the Compliance and Ethics Committee). Any profits realized on trades determined by the Compliance and Ethics Committee to be in violation of this policy must be surrendered by check payable to John Hancock Advisers, LLC and will be contributed by John Hancock Advisers, LLC to a charity.


7.  Reports and Other Disclosures Outside the Code of Ethics

Broker Letter/Duplicate Confirm Statements

                                 -----------------------------------------------

                                   Applies to:   Investment Access Persons

                                                       Regular Access Persons

                                                            Non-Access Persons
                                 -----------------------------------------------


As required by the Inside Information Policy, you must inform your stockbroker that you are employed by an investment adviser or broker. Your broker is subject to certain rules designed to prevent favoritism toward your accounts. You may not accept negotiated commission rates that you believe may be more favorable than the broker grants to accounts with similar characteristics.

When a brokerage account is opened for which you have a beneficial interest, before any trades are made, you must:

o Notify the broker-dealer with which you are opening an account that you are a registered associate of John Hancock Funds;

o Ask the firm in writing to have duplicate written confirmations of any trade, as well as statements or other information concerning the account, sent to the John Hancock Funds Investment Compliance Department (contact: Fred Spring), 8th Floor, 101 Huntington Avenue, Boston, MA 02199; and

o Notify the John Hancock Funds Investment Compliance Department, in writing, that you have an account before you place any trades.

This applies to any personal securities trades in the categories described above in the section "Which Accounts and Securities are Subject to the Code's Personal Trading Restrictions" as well as trades in John Hancock Mutual Funds and John Hancock Variable Products. The Investment Compliance Department may rely on information submitted by your broker as part of your reporting requirements under this code of ethics.


8.  Reports and Other Disclosures In the Code of Ethics

Initial Holdings Report and Annual Holdings Report

                                ------------------------------------------------

                                  Applies to:  Investment Access Persons

                                                     Regular Access Persons


                                ------------------------------------------------


You must file an initial holdings report within 10 calendar days after becoming an Investment Access person or a Regular Access person. The information must be current as of a date no more than 45 days prior to your becoming an Investment Access person or a Regular Access person.

You must also file an annual holdings report (as of December 31st) within 45 calendar days after the calendar year end. This applies to any personal securities holdings in the categories described above in the section "Which Accounts and Securities are Subject to the Code's Personal Trading Restrictions" as well as holdings in John Hancock Mutual Funds and John Hancock Variable Products.

Your reports must include:

o the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security;

o the name of any broker, dealer or bank with which you maintain an account; and

o the date that you submit the report.


Quarterly Transaction Certification

                               -------------------------------------------------

                                 Applies to:   Investment Access Persons

                                                     Regular Access Persons

                               -------------------------------------------------

On a quarterly basis, Investment Access Persons and Regular Access persons are required to certify transactions in their brokerage accounts and the John Hancock Funds 401(k) Plan. Within 30 calendar days after the end of each calendar quarter you will be asked to log into the John Hancock Personal Trading and Reporting System to verify that the system has captured accurately all transactions for the preceding calendar quarter for accounts and trades which are required to be reported pursuant to the above noted section entitled "Which Accounts and Securities are Subject to the Code's Personal Trading Restrictions". Even if you have no transactions to report you will be asked to complete the certification.

For each transaction you must report the following information:

o the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

o the nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition);

o the price at which the transaction was effected;

o the name of the broker, dealer or bank with or through which the transaction was effected; and


Quarterly Brokerage Account Certification

                               -------------------------------------------------

                                 Applies to:  Investment Access Persons

                                                    Regular Access Persons

                                                         Non-Access Persons
                               -------------------------------------------------


Each quarter, all Investment Access Persons, Regular Access Persons and Non-Access Persons will be required to provide a complete list of all brokerage accounts as described above in the section entitled "Which Accounts and Securities are Subject to the Code's Personal Trading Restrictions". This includes all brokerage accounts, including brokerage accounts that only contain securities exempt from reporting.

You will be asked to log into the John Hancock Personal Trading and Reporting System and verify that all brokerage accounts are listed and the following information is accurate:

o Account number;

o Account registration;

o Brokerage firm

Annual Certification

                               -------------------------------------------------

                               Applies to:   Investment Access Persons

                                                 Regular Access Persons

                                                   Non-Access Persons

                                                      Limited Access Persons
                               -------------------------------------------------


At  least  annually  (or   additionally   when  the  code  of  ethics  has  been
significantly changed), you must provide a certification at a date designated by the Investment Compliance Department that:

(1) you have read and understood  this   code  of  ethics;

(2)  you recognize that you are subject to its policies; and

(3) you have complied with its requirements.

You are required to make this certification to demonstrate that you understand the importance of these policies and your responsibilities under the code of ethics.

9.  Limited Access Persons

There is an additional category of persons called "Limited Access" persons. This category consists only of directors of John Hancock Advisers, LLC, trustees of the John Hancock Financial Trends Fund, Inc. or an "interested person" of the John Hancock '40 Act funds who:

(a) are not also officers of John Hancock Advisers, LLC; and

(b) do not ordinarily obtain information about fund portfolio trades


An "interested person" of the John Hancock '40 Act funds has the meaning given to the term in Section 2(a)(19) of the '40 Act.


A more detailed definition of Limited Access persons, and a list of the policies that apply to them, is attached as Appendix C.

10.  Subadvisers


A subadviser to a John Hancock '40 Act fund has a number of code of ethics responsibilities, as described in Appendix D.

11.  Reporting Violations

If you know of any violation of our code of ethics, you have a responsibility to promptly report it to the Chief Compliance Officer of your company. You should also report any deviations from the controls and procedures that safeguard John Hancock Funds and the assets of our clients. You can request confidential treatment of your reporting action.

12.  Interpretation and Enforcement


This code of ethics cannot anticipate every situation in which personal interests may be in conflict with the interests of our clients and fund investors. You should be responsive to the spirit and intent of this code of ethics as well as its specific provisions.

When any doubt exists regarding any code of ethics provision or whether a conflict of interest with clients or fund investors might exist, you should discuss the situation in advance with the Chief Compliance Officer of your company. The code of ethics is designed to detect and prevent fraud against clients and fund investors, and to avoid the appearance of impropriety. If you feel inequitably burdened by any policy, you should feel free to contact your Chief Compliance Officer or the Compliance and Business Practices Committee. Exceptions may be granted where warranted by applicable facts and circumstances. For example, exemption from some Personal Trading Requirements may be granted for transactions effected pursuant to an automatic investment plan.

To provide assurance that policies are effective, the Investment Compliance Department will monitor and check personal securities transaction reports and certifications against fund portfolio transactions. Additional administration and recordkeeping procedures are described in Appendix E.

The Chief Compliance Officer of your company has general administrative responsibility for this code of ethics as it applies to the access persons of your company; an appropriate Compliance Department will administer procedures to review personal trading reports. The Compliance and Business Practices Committee of John Hancock Funds approves amendments to the code of ethics and dispenses employee/officer sanctions for violations of the code of ethics. The Boards of Trustees/Directors of the open-end mutual funds and closed-end funds also approve amendments to the code of ethics and dispenses sanctions for access persons of the Funds who are not employees/officers. Accordingly, the Investment Compliance Department will refer violations to the Compliance and Business Practices Committee and/or the Boards of Trustees/Directors of the John Hancock '40 Act funds, respectively, for review and appropriate action. The following factors will be considered when determining a fine or other disciplinary action:

o the person's position and function (senior personnel may be held to a higher standard);

o the amount of the trade;

o whether the funds or accounts hold the security and were trading the same day;

o whether the violation was by a family member.

o whether the person has had a prior violation and which policy was involved.

o whether the employee self-reported the violation.

You can request reconsideration of any disciplinary action by submitting a written request.

No less frequently than annually, a written report of all material violations and sanctions, significant conflicts of interest and other related issues will be submitted to the boards of directors of the John Hancock '40 Act funds for their review. Sanctions for violations could include (but are not limited to) fines, limitation of personal trading activity, suspension or termination of the violator's position with John Hancock Funds and/or a report to the appropriate regulatory authority.

13.  Education of Employees


The Investment Compliance Department will provide a paper copy or electronic version of the Code of Ethics (and any amendments) to each person subject to this Code of Ethics. The Investment Compliance Department will also administer training of employees on the principles and procedures of the code of ethics.


Appendix A: Categories of Personnel


     You have been notified about which of these categories applies to you, based on the Investment Compliance Department's understanding of your current role. If you have a level of investment access beyond that category, or if you are promoted or change duties and as a result should more appropriately be included in a different category, it is your responsibility to immediately notify the Chief Compliance Officer of your company.



1) Investment Access person: You are an Investment Access person if you are an employee of John Hancock Advisers, LLC, Sovereign Asset Management LLC, a John Hancock fund, or Manulife Financial Corporation or its subsidiaries who, in connection with your regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a John Hancock fund.

     (examples: portfolio managers, analysts, traders)

2) Regular Access person: You are a Regular Access person if you do not fit the definition of Investment Access Person, but you do fit one of the following two sub-categories:

     o You are an officer (vice president and higher) or director of John Hancock Advisers, LLC, Sovereign Asset Management LLC or a John Hancock fund, unless you qualify as a Limited Access person--please see Appendix C for this definition.)

     o You are an employee of John Hancock Advisers, LLC, Sovereign Asset Management LLC, a John Hancock fund or Manulife Financial Corporation or its subsidiaries , or a director, officer (vice president and higher) or employee of John Hancock Funds, LLC who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

     (examples: Investment Operations personnel, Investment Compliance Department personnel, most Fund Financial Management personnel, investment administrative personnel, Technology Resources personnel with access to investment systems, attorneys and some legal administration personnel)

3) Non-Access person: You are a non-access person if you are an employee of John Hancock Advisers, LLC, Sovereign Asset Management LLC, John Hancock Funds, LLC or a John Hancock fund who does not fit the definitions of any of the other three categories (Investment Access Person, Regular Access Person or Limited Access Person). To be a non-access person, you must not have access to information regarding the purchase or sale of securities by a John Hancock fund or nonpublic information regarding the portfolio holdings in connection with your regular functions or duties.

    (examples: wholesalers, inside wholesalers, certain administrative staff)


4)  Limited Access Person:  Please see Appendix C for this definition.


Appendix B: Preclearance Procedures


You should read the Code of Ethics to determine whether you must obtain a preclearance before you enter into a securities transaction. If you are required to obtain a preclearance, you should follow the procedures detailed below.


1. Pre-clearance for Public Securities including Derivatives, Futures, Options and Selling Short:


A request to pre-clear should be entered into the John Hancock Personal Trading & Reporting System.


The John Hancock Personal Trading & Reporting System is located under your Start Menu on your Desktop. It can be accessed by going to Programs/Personal Trading & Reporting/ Personal Trading & Reporting and by entering your Web Security Services user id and password.

If the John Hancock Personal Trading & Reporting System is not on your Desktop, please contact the HELP Desk at (617) 572-6950 for assistance.



The Trade Request Screen:

At times you may receive a message like "System is currently unavailable". The system is scheduled to be offline from 8:00 PM until 7:00 AM each night.

[GRAPHIC OMITTED]

Ticker/Security Cusip: Fill in either the ticker, cusip or security name with the proper information of the security you want to buy or sell. Then click the [Lookup] button. Select one of the hyperlinks for the desired security, and the system will populate the proper fields Ticker, Security Cusip, Security Name and Security Type automatically on the Trade Request Screen.


If You Don't Know the Ticker, Cusip, or Security Name:


If you do not know the full ticker, you may type in the first few letters followed by an asterisk * and click the [Lookup] button. For example, let's say you want to buy some shares of Intel, but all you can remember of the ticker is that it begins with int, so you enter int* for Ticker. If any tickers beginning with int are found, they are displayed on a new screen. Select the hyperlink of the one you want, and the system will populate Security Cusip, Security Name and Security Type automatically on the Trade Request Screen. If you do not know the full cusip, you may type in the first few numbers followed by an asterisk * and click the [Lookup] button. For example, let's say you want to buy some shares of Microsoft, but all you can remember of the cusip is that it begins with 594918, so you enter 594918* for Ticker. If any cusips beginning with 594918 are found, they are displayed on a new screen. Select the hyperlink of the one you want, and the system will fill in Ticker, Security Name and Security Type automatically on the Trade Request Screen. If you do not know the Ticker but have an idea of what the Security Name is, you may type in an asterisk, a few letters of the name and an asterisk * and click the [Lookup] button. For example, let's say you want to buy some shares of American Brands, so you enter *amer* for Security Name. Any securities whose names have amer in them are displayed on a new screen, where you are asked to select the hyperlink of the one you want, and the system will fill in Ticker, Cusip and Security Type automatically on the Trade Request Screen.


Other Items on the Trade Request Screen:

Brokerage Account: Click on the dropdown arrow to the right of the Brokerage Account field to choose the account to be used for the trade.

Transaction Type: Choose one of the values displayed when you click the dropdown arrow to the right of this field.

Trade Date: You may only submit trade requests for the current date.


Note: One or more of these fields may not appear on the Request Entry screen if the information is not required. Required fields are determined by the Investment Compliance Department.


Click the [Submit Request] button to send the trade request to your Investment Compliance department.


Once you click the [Submit Request] button, you will be asked to confirm the values you have entered. Review the information and click the [Confirm] button if all the information is correct. After which, you will receive immediate feedback in your web browser. (Note: We suggest that you print out this confirmation and keep it as a record of the trade you have made). After this, you can either submit another trade request or logout.


Attention Investment Access Persons: If the system identifies a potential violation of the Ban on Short Term Profits Rule, your request will be sent to the Investment Compliance Department for review and you will receive feedback via the e-mail system.


Starting Over:

To clear everything on the screen and start over, click the [Clear Screen] button.

Exiting Without Submitting the Trade Request:

If you decide not to submit the trade request before clicking the [Submit Request] button, simply exit from the browser by clicking the [X] button on the upper right or by pressing [Alt+F4], or by clicking the Logout hyperlink on the lower left side of the screen.

Ticker/Security Name Lookup Screen:

You arrive at this screen from the Trade Request Screen, where you've clicked the [Lookup] button (see above, "If You Don't Know the Ticker, Cusip, or Security Name"). If you see the security you want to trade, you simply select its corresponding hyperlink, and you will automatically return to the Trade Request Screen, where you finish making your trade request. If the security you want to trade is not shown, that means that it is not recognized by the system under the criteria you used to look it up. Keep searching under other names (click the [Return to Request] button) until you are sure that the security is not in the system. If you determine that the desired security is not in the system, please contact a member of the Investment Compliance department to add the security for you. Contacts are listed below:


Fred Spring (617) 375-4987

Adding Brokerage Accounts:

To access this functionality, click on the Add Brokerage Account hyperlink on the left frame of your browser screen. You will be prompted to enter the Brokerage Account Number, Brokerage Account Name, Date Opened, and Broker. When you click the [Create New Brokerage Account] button, you will receive a message that informs you whether the account was successfully created.

[GRAPHIC OMITTED]

3.  Pre-clearance for Private Placements and Initial Public Offerings:

You may request a preclearance of private placement securities or an Initial Public Offering by contacting Fred Spring via Microsoft Outlook (please "cc." Frank Knox on all such requests). Please keep in mind that the code of ethics prohibits Investment Access persons from purchasing securities in an initial public offering.


The request must include:

o the associate's name;

o the associate's John Hancock Funds' company;

o the complete name of the security;

o the seller (i.e the selling party if identified and/or the broker-dealer or placement agent) and whether or not the associate does business with those individuals or entities on a regular basis;

o the basis upon which the associate is being offered this investment opportunity;

o any potential conflict, present or future, with fund trading activity and whether the security might be offered as inducement to later recommend publicly traded securities for any fund or to trade through a particular broker-dealer or placement agent; and

o the date of the request.


Clearance of private placements or initial public offerings may be denied for any appropriate reason, such as if the transaction could create the appearance of impropriety. Clearance of initial public offerings will also be denied if the transaction is prohibited for a person due to his or her access category under the code of ethics.

Appendix C: Limited Access Persons

There are three types of Limited Access Persons--(1) Certain directors of the Adviser and (2) the trustees of the John Hancock Financial Trends Fund, Inc. and
(3) and the Directors of the John Hancock funds who are "interested persons" of the funds.

(1) Certain Directors of the Adviser:

You are a Limited Access person if you are a director of John Hancock Advisers, LLC or Sovereign Asset Management Co. and you meet the three following criteria:

     (a) you are not also an officer of John Hancock Advisers, LLC, Sovereign Asset Management Co. or a John Hancock fund;

     (b) you do not have access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any John Hancock fund or account; and

     (c) you are not involved in making securities recommendations to clients and do not have access to such recommendations that are nonpublic.

(examples: directors of John Hancock Advisers, LLC or Sovereign Asset Management LLC who are not involved in the daily operations of the adviser)

If you are a Limited Access Person who fits this definition, the following policies apply to your category. These policies are described in detail in the code of ethics.

     o   General principles

     o   Inside information policy and  procedures

     o   Broker letter/Duplicate Confirms*

     o   Initial/annual holdings reports*

     o   Quarterly transaction reports*

     o   Annual recertification

Preclearance requirement LIMITED: You only need to preclear any direct or indirect acquisition of beneficial ownership in any security in an initial public offering (an IPO) or in a limited offering (i.e. a private placement). To request preclearance of these securities, contact Fredrick Spring at fspring@jhancock.com and/or Frank Knox at Frank_Knox@manulifeusa.com.

---------------

*A Limited Access Person may complete this requirement under the code of ethics of another Manulife/John Hancock adviser or fund by the applicable regulatory deadlines and arrange for copies of the required information to be sent to the John Hancock Funds Compliance Department.

---------------

(2) The Independent Directors of the Funds: If you are a trustee of the John Hancock Financial Trends Fund, Inc. or a director to a John Hancock fund and an "interested person" of the fund within the meaning of the Investment Company Act of 1940, the following policies apply to your category. These policies are described in detail in the code of ethics.

     o    General principles

     o    Annual recertification

     o Quarterly transaction report, but only if you knew (or should have known) that during the 15 calendar days before or after you trade a security, either:

(i) a John Hancock fund purchased or sold the same security, or

(ii) a John Hancock fund or John Hancock Advisers, LLC considered purchasing or selling the same security.

This policy applies to holdings in your personal accounts, those of a spouse, "significant other" or family members sharing your household, as well as all accounts over which you have discretion or give advice or information. If this situation occurs, it is your responsibility to contact the Chief Compliance Officer of your company and he will assist you with the requirements of the quarterly transaction report.

This means that the independent directors of the funds will not usually be required to file a quarterly transaction report--they are only required to file in the situation described above.


Appendix D:  Subadvisers


Each subadviser to a John Hancock fund is subject to its own code of ethics, which must meet the requirements of Rule 17j-1 and Rule 204A-1.

Approval of Code of Ethics

Each subadviser to a John Hancock fund must provide a copy of its code of ethics to the trustees of the relevant John Hancock funds for approval initially and within 60 calendar days of any material amendment. The trustees will give their approval if they determine that the code:

o contains provisions reasonably necessary to prevent the subadviser's Access Persons (as defined in Rule 17j-1) from engaging in any conduct prohibited by Rule 17j-1;

o requires the subadviser's Access Persons to make reports to at least the extent required in Rule 17j-1(d);

o requires the subadviser to institute appropriate procedures for review of these reports by management or compliance personnel (as contemplated by Rule 17j-1(d)(3));

o provides for notification of the subadviser's Access Persons in accordance with Rule 17j-1(d)(4); and

o requires the subadviser's Access Persons who are Investment Personnel to obtain the pre-clearances required by Rule 17j-1(e);

Reports and Certifications

Each subadviser must provide an annual report and certification to John Hancock Advisers, LLC and the fund's trustees in accordance with Rule 17j-1(c)(2)(ii). The subadviser must also provide other reports or information that John Hancock Advisers, LLC may reasonably request.

Recordkeeping Requirements

The subadviser must maintain all records for its Access Persons as required by Rule 17j-1(f).



Appendix E:  Administration and Recordkeeping

Adoption and Approval

The  trustees  of a John  Hancock  fund  must  approve  the code of ethics of an
adviser,   subadviser  or  affiliated  principal  underwriter  before  initially retaining its services.

Any material change to a code of ethics of a John Hancock fund, John Hancock Funds, LLC, John Hancock Advisers, LLC or a subadviser to a fund must be approved by the trustees of the John Hancock Funds, including a majority of trustees who are not interested persons, no later than six months after adoption of the material change.

Administration

No less frequently than annually, John Hancock Funds, LLC, John Hancock Advisers, LLC, each subadviser and each John Hancock fund will furnish to the trustees of each John Hancock fund a written report that:

o describes issues that arose during the previous year under the code of ethics or the related procedures, including, but not limited to, information about material code or procedure violations, and

o certifies that each entity has adopted procedures reasonably necessary to prevent its access persons from violating its code of ethics.



Recordkeeping

The Investment Compliance Department will maintain:

o a copy of the current code of ethics for John Hancock Funds, LLC, John Hancock Advisers, LLC, Sovereign Asset Management LLC, and each John Hancock fund, and a copy of each code of ethics in effect at any time within the past five years.

o a record of any violation of the code of ethics, and of any action taken as a result of the violation, for six years.

o a copy of each report made by an Access person under the code of ethics, for six years (the first two years in a readily accessible place).

o a record of all persons, currently or within the past five years, who are or were required to make reports under the code of ethics. This record will also indicate who was responsible for reviewing these reports.

o a copy of each code of ethics report to the trustees, for six years (the first two years in a readily accessible place).

o a record of any decision, and the reasons supporting the decision, to approve the acquisition by an Investment Access person of initial public offering
securities   or  private   placement   securities,   for  six  years.

Appendix F: Chief Compliance Officers

Entity                                          Chief Compliance Officer

John Hancock Advisers, LLC                      Frank Knox
Sovereign Asset Management LLC                  Frank Knox
Each open-end and closed-end fund advised       Frank Knox
by John Hancock Advisers, LLC
John Hancock Funds, LLC                         Michael Mahoney

                                   LEGG MASON
                               CAPITAL MANAGEMENT

                                 CODE OF ETHICS

















Dated:  February 28, 2006

                                TABLE OF CONTENTS

         Topic                                                              Page

I.       Introduction                                                          1

         A.       The Code's Principles                                        1

         B.       Application of the Code to Non-Employee Directors            2

         C.       Duty to Report Violations                                    2

II.      Personal Securities Transactions                                      2

         A.       Preclearance Requirements for Access Persons                 2

                  1.       General Requirement                                 2
                  2.       Trade Authorization Requests                        2
                  3.       Review of Form                                      2
                  4.       Length of Trade Authorization Approval              3
                  5.       No Explanation Required for Refusals                3

         B.       Prohibited Transactions                                      3

                  1.       Always Prohibited Securities Transactions           3

                           a.       Inside Information                         3
                           b.       Market Manipulation                        3
                           c.       Others                                     3

                  2.       Generally Prohibited Securities Transactions        3

                           a.       Mutual Fund Trading
                                    (All Access Persons)                       4
                           b.       One Day Blackout
                                    (All Access Persons)                       4
                           c.       60-Day Blackout
                                    (Investment Personnel only)                4
                           d.       Initial Public Offerings
                                    (Investment Personnel only)                4
                           e.       Private Placements
                                    (Investment Personnel only)                4
                           f.       Seven-Day Blackout
                                    (Portfolio Managers only)                  5

         C.       Exemptions                                                   5

                  1.      Exemptions from Preclearance and Treatment as a
                          Prohibited Transaction                               5

                           a.       Mutual Funds                               5
                           b.       Section 529 Plans                          5
                           c.       No Knowledge                               5
                           d.       Legg Mason, Inc. Stock                     5
                           e.       Certain Corporate Actions                  5
                           f.       Systematic Investment Plans                5
                           g.       Options-Related Activity                   6
                           h.       Commodities, Futures, and Options
                                    on Futures                                 6
                           i.       Rights                                     6
                           j.       Miscellaneous                              6

                  2.      Exemption from Treatment as a Prohibited Transaction 6

                           a.       De Minimis Transactions                    6
                                    i.      Equity   Securities                6
                                    ii.     Fixed Income Securities            6
                           b.       Options on Broad-Based Indices             6

         E.       Reporting Requirements                                       7

                  1.      Initial and Periodic Disclosure of Personal Holdings
                          by Access Persons                                    7

2.       Transaction and Periodic Statement Reporting
                           Requirements                                        7

                  3.      Disclaimers                                          7

                  4.      Availability of Reports                              7

III.     Fiduciary Duties                                                      8

         A.       Confidentiality                                              8

         B.       Gifts                                                        8

                  1.       Accepting Gifts                                     8

                  2.       Solicitation of Gifts                               8

                  3.       Giving Gifts                                        8

         C.       Corporate Opportunities                                      8

         D.       Undue Influence                                              8

         E.       Service as a Director                                        9

IV.      Compliance with the Code of Ethics                                    9

         A.       Administration of the Code of Ethics                         9

                  1.       Investigating Violations of the Code                9

                  2.       Periodic Review                                     9

         B.       Remedies                                                     9

                  1.       Sanctions                                           9

         C.       Exceptions to the Code                                      10

         D.       Inquiries Regarding the Code                                10

V.       Definitions                                                          10

         "Access Person"                                                      10
         "Beneficial Interest"                                                10
         "Board of Directors"                                                 11
         "Chief Compliance Officer"                                           11
         "Code"                                                               11
         "Code of Ethics Review Committee"                                    11
         "Equivalent Security"                                                11
         "Federal Securities Laws"                                            11
         "Fund Adviser"                                                       12
         "Immediate Family"                                                   12
         "Investment Personnel" and "Investment Person"                       12
         "Legg Mason Capital Management"                                      12
         "Legg Mason Legal and Compliance"                                    12
         "Legg Mason Fund"                                                    12
         "Non-Employee Director"                                              12
         "Portfolio Manager"                                                  12
         "Preclearance Officer"                                               13
         "Securities Transaction"                                             13
         "Security"                                                           13
         "Supervised Person"                                                  13

VI.      Appendices to the Code                                               13

         Appendix 1  -  Contact Persons                                       i
         Appendix 2  -  Acknowledgement of Receipt of Code of Ethics
                        and Personal Holdings Report                          ii
         Appendix 3  -  Trade Authorization Request for Access Persons        iv
         Appendix 4  -  Certification of Access Person's Designee             v
         Appendix 5  -  Form Letter to Broker, Dealer, Bank or Mutual Fund    vi
         Appendix 6  -  Certification of No Beneficial Interest              vii

I.   INTRODUCTION

     Legg Mason Capital Management's core values are:

     1. Excellence;
     2. Thought Leadership, Intellectual Curiosity, and Creativity;
     3. Flexibility and Adaptability;
     4. Integrity and Honor; and
     5. Respect and Kindness.

     This Code of Ethics has been prepared consistent with, and in support of, the high value we place on integrity and honor.

     The Code  consists  of  principles  and  procedures.  It is  impossible  to contemplate and institute procedures that address every situation and contingency. If you are ever presented with a situation that is not addressed by the procedures in the Code, but may conflict with our core values or the principles in the Code, please comply with the principles and spirit of the Code. Also, please consult with your supervisor or a Compliance Officer at any time if you are unsure whether any conduct is permitted or prohibited by the Code.

     A. The Code's Principles. The Code is based on the following principles:

          Clients Come First. Supervised Persons of Legg Mason Capital Management owe a fiduciary duty to clients and must avoid activities, interests and relationships that might interfere with making decisions in the best interests of any client. A Supervised Person may not induce or cause a client to take action, or not to take action, for the Supervised Person's personal benefit, rather than for the benefit of the client. For example, a Supervised Person would violate this Code by causing a client to purchase a Security the Supervised Person owned for the purpose of increasing the price of that Security.

          Do Not Take Advantage. Supervised Persons may not use their knowledge of open, executed, or pending portfolio transactions to profit by the market effect of such transactions, nor may they use their knowledge of the identity, size, or price of any portfolio holding in a mutual fund managed by Legg Mason Capital Management to engage in short-term or other abusive trading in such fund.

          Avoid Conflicts of Interest. Receipt of investment opportunities, perquisites, or gifts from persons seeking business with Legg Mason Capital Management could call into question the exercise of a Supervised Person's independent judgment. Supervised Persons must therefore refrain from giving or accepting any gift that could impair their ability to perform their work for clients and Legg Mason Capital Management objectively and effectively.

          Compliance with Applicable Law. The federal securities laws require us to include a provision in the Code that requires Supervised Persons to comply with applicable Federal Securities Laws. Please consult with your supervisor or a Compliance Officer if you are unsure whether your conduct complies with the federal securities laws.

     B. Application of the Code to Non-Employee Directors. Notwithstanding the presumption in Rule 204A-1 that all directors should be classified as Access Persons, Legg Mason Capital Management has determined that its Non-Employee Directors are not Access Persons since they do not, in the ordinary course of business, (a) have access to nonpublic information regarding client transactions or portfolio holdings, or (b) participate in the making of recommendations, or have access to recommendations made, to clients. Each Non-Employee Director is subject to a separate Code of Ethics that is administered by Legg Mason Legal and Compliance and is compliant with the requirements of Rule 204A-1 of the Investment Advisers Act of 1940 ("Separate Code"). Pursuant to a delegation of authority, Legg Mason Capital Management delegated responsibility for administering the provisions of this Code that apply to Non-Employee Directors to Legg Mason Legal and Compliance. As such, all Non-Employee Directors will be deemed to be in compliance with this Code for as long as they (i) acknowledge in writing that that they have received the Separate Code, and (ii) remain subject to, and in compliance with, the provisions of the Separate Code.

     C. Duty to Report Violations. Supervised Persons must promptly report all violations of this Code to the Chief Compliance Officer.

II.  PERSONAL SECURITIES TRANSACTIONS

     A.   Preclearance Requirements for Access Persons.

          1.  General  Requirement.  Except for the  transactions  specified  in
          Section II.C.1, any Securities Transaction in which an Access Person has or acquires a Beneficial Interest must be precleared with a Preclearance Officer.

          2. Trade Authorization Requests. Prior to entering an order for a Securities Transaction that requires preclearance, the Access Person must complete a Trade Authorization Request form (Appendix 3) and submit the completed form to a Preclearance Officer. The form requires Access Persons to provide certain information and to make certain representations.

          An Access Person may designate another Supervised Person to complete the Trade Authorization Request form on his or her behalf. The Access Person's designee should complete the Trade Authorization Request form and the Certification of Access Person's Designee (Appendix 4) and submit both forms to a Preclearance Officer.

          3. Review of Form. After receiving a completed Trade Authorization Request form, a Preclearance Officer will (a) review the information set forth in the form, (b) review information regarding past and pending transactions for clients of Legg Mason Capital Management, as necessary, and (c) as soon as reasonably practicable, determine whether to authorize the proposed Securities Transaction. The granting of authorization, and the date and time that authorization was granted, must be reflected on the form. The Preclearance Officer should provide one copy of the completed form to the Chief Compliance

          Officer and one copy to the Access Person seeking authorization. A Preclearance Officer may not authorize his or her own securities transactions.

          No order for a Securities Transaction for which preclearance is required may be placed prior to the receipt by the Access Person of authorization from a Preclearance Officer.

          4. Length of Trade Authorization Approval. The authorization provided by a Preclearance Officer is effective until the earlier of (1) its revocation, (2) the close of business on the trading day immediately following the day on which authorization is granted (for example, if authorization is provided on a Monday, it is effective until the close of business on Tuesday), or (3) the moment the Access Person learns that the information in the Trade Authorization Request form is not accurate. If the order for the Securities Transaction is not placed within that period, a new authorization must be obtained before the Securities Transaction is placed. If the Securities Transaction is placed but has not been executed before the authorization expires (as, for example, in the case of a limit order), no new authorization is necessary unless the person placing the original order for the Securities Transaction amends it in any way, or learns that the information in the Trade Authorization Request form is not accurate.

          5. No Explanation Required for Refusals. In some cases, a Preclearance Officer may refuse to authorize a Securities Transaction for a reason that is confidential. Preclearance Officers are not required to give an explanation for refusing to authorize any Securities Transaction.

     B.   Prohibited Transactions.

          1. Always Prohibited Securities Transactions. The following Securities Transactions are prohibited and will not be authorized under any circumstances:

               a. Inside Information. Any transaction in a Security by an Access Person who possesses material nonpublic information regarding the Security or the issuer of the Security;

               b. Market Manipulation. Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading; and

               c. Others. Any other transaction deemed by the Preclearance Officer to involve a conflict of interest, possible diversions of corporate opportunity, or an appearance of impropriety.

          2. Generally Prohibited  Securities  Transactions.  Unless exempted by
          Section II.C, the following restrictions apply to the categories of Access Persons specified.

               a. Mutual Fund Trading (All Access Persons). No Access Person may engage in a short-term trading strategy utilizing a mutual fund if such trading is prohibited by the mutual fund. The Legg Mason Funds prohibit Access Persons from selling (or exchanging out of) shares of a Legg Mason Fund in which the Access Person has a Beneficial Interest within sixty (60) calendar days of a purchase of (or exchange into) shares of the same Legg Mason Fund for the same account, including any individual retirement account or 401(k) participant account.

               b. One Day Blackout (All Access Persons). Unless otherwise exempted by this Code, Access Persons are generally prohibited from purchasing or selling a Security on any day during which any Legg Mason Capital Management client has a pending buy or sell order, or has effected a buy or sell transaction, in the same Security (or Equivalent Security);

               c. 60-Day Blackout (Investment Personnel only). Investment Personnel may not (1) purchase, or otherwise acquire a Beneficial Interest in, a Security within 60 days of a sale of, or other disposition of a Beneficial Interest in, the same Security (or an Equivalent Security), and (2) sell, or otherwise dispose of a Beneficial Interest in, a Security within 60 days of a purchase of, or other acquisition of a Beneficial Interest in, the same Security (or an Equivalent Security), if, in either case, a Legg Mason Capital Management client account held the same Security (or an Equivalent Security) at any time during the 60 day period prior to the proposed Securities Transaction; unless the Investment Person agrees to give up all profits on the transaction to a charitable organization specified in accordance with Section IV.B.I. ;

               d. Initial Public Offerings (Investment Personnel only). Investment Personnel may not purchase a Security in an initial public offering (other than a new offering of a registered open-end investment company);

               e. Private Placements (Investment Personnel only). Investment Personnel may only invest in a private placement after receiving approval from a Preclearance Officer. Prior to granting approval, the Preclearance Officer will review the proposed transaction and consider all of the relevant factors, including whether the investment opportunity should be reserved for client accounts. Investment Personnel who have acquired a Beneficial Interest in Securities in a private placement are required to disclose their Beneficial Interest to the Chief Compliance Officer. If the Investment Person is subsequently involved in a decision to buy or sell a Security (or an Equivalent Security) from the same issuer for a client account, then the decision to purchase or sell the Security (or an Equivalent Security) must be independently authorized by a Portfolio Manager with no personal interest in the issuer; and

               f. Seven-Day Blackout (Portfolio Managers only). Portfolio Managers may not purchase or sell a Security within seven calendar days of a purchase or sale of the same Security (or Equivalent Security) by a Legg Mason Capital Management client account managed by that Portfolio Manager. For example, if a client account trades a Security on day one, day eight is the first day the Portfolio Manager may trade that Security for an account in which he or she has a Beneficial Interest.

     C.   Exemptions.

          1. Exemptions from Preclearance and Treatment as a Prohibited Transaction. The following Securities Transactions are exempt from the preclearance requirements set forth in Section II.A. and the prohibited transaction restrictions set forth in Section II.B.2:

               a. Mutual Funds. Any purchase or sale of a Security issued by a registered open-end investment company; provided such transaction is not in contravention of the provisions of Section II.B.2.a.

               b. Section 529 Plans. Any purchase or sale of a Security issued in connection with a College Savings Plan established under
               Section 529(a) of the Internal Revenue Code known as "Section 529 Plans";

               c. No Knowledge. Securities Transactions where the Access Person has no knowledge of the transaction before it is completed (for example, Securities Transactions effected for an Access Person by a trustee of a blind trust, or discretionary trades made by an investment manager retained by the Access Person, in connection with which the Access Person is neither consulted nor advised of the trade before it is executed);

               d. Legg Mason, Inc. Stock. Any purchase or sale of Legg Mason, Inc. stock. (From time to time, Legg Mason, Inc. may restrict the ability of employees of Legg Mason Capital Management to purchase or sell Legg Mason, Inc. stock.);

               e. Certain Corporate Actions. Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities;

               f. Systematic Investment Plans. Any acquisition of a security pursuant to a systematic investment plan. A systematic investment plan is one pursuant to which a prescribed investment will be made automatically on a regular, predetermined basis without affirmative action by the Access Person;

               g. Options-Related Activity. Any acquisition or disposition of a security in connection with an option-related Securities Transaction that has been previously approved pursuant to the Code. For example, if an Access Person receives approval to write a covered call, and the call is later exercised, the provisions of Sections II.A. and II.B. are not applicable to the sale of the underlying security;

               h. Commodities, Futures, and Options on Futures. Any Securities Transaction involving commodities, futures (including currency futures and futures on securities comprising part of a broad-based, publicly traded market based index of stocks) and options on futures;

               i. Rights. Any acquisition of Securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities; and

               j. Miscellaneous. Any transaction in the following: (1) bankers acceptances, (2) bank certificates of deposit, (3) commercial paper, (4) repurchase agreements, (5) Securities that are direct obligations of the U.S. Government, and (6) other Securities as may from time to time be designated in writing by the Chief Compliance Officer on the ground that the risk of abuse is minimal or non-existent.

          2. Exemption from Treatment as a Prohibited Transaction. The following Securities Transactions are exempt from certain of the prohibited transaction restrictions that are set forth in Section II.B.2. They are not exempt from the preclearance requirements set forth in Section
          II.A:

               a. De Minimis Transactions. The prohibitions in Section II.B.2.b and B.2.f are not applicable to the following transactions:

                    i. Equity Securities. Any equity Security Transaction, or series of related transactions, effected over a thirty (30) calendar day period, involving 1000 shares or less in the aggregate if the issuer of the Security is listed on the New York Stock Exchange or has a market capitalization in excess of $1 billion.

                    ii.  Fixed-Income  Securities.  Any  fixed  income  Security
                    Transaction, or series of related transactions, effected over a thirty (30) calendar day period, involving $100,000 principal amount or less in the aggregate.

               b. Options on Broad-Based Indices. The prohibitions in Section II.B.2.b, B.2.c, and B.2.f are not applicable to any Securities Transaction involving options on broad-based indices, including, but not limited to: the S&P 500, the S&P 100, NASDAQ 100, Nikkei 300, NYSE Composite, and Wilshire Small Cap.

     D.   Reporting Requirements

          1. Initial and Periodic Disclosure of Personal Holdings by Access Persons. Within ten (10) days of being designated as an Access Person and thereafter on an annual basis, an Access Person must acknowledge receipt and review of the Code and identify all Securities in which such Access Person has a Beneficial Interest on the Acknowledgement of Receipt of Code of Ethics and Personal Holdings Report (Appendix 2). The information regarding Securities holdings must be current as of a date no more than 45 days prior to the individual becoming an Access Person or the submission of the annual acknowledgment and report.

          2. Transaction and Periodic Statement Reporting Requirements. An Access Person must arrange for the Chief Compliance Officer to receive directly from any broker, dealer, or bank that effects any Securities Transaction in which the Access Person has or acquires a Beneficial Interest, duplicate copies of each confirmation for each such transaction and periodic statements for each account in which such Access Person has a Beneficial Interest. Unless a written exception is granted by the Chief Compliance Officer, an Access Person must also arrange for the Chief Compliance Officer to receive directly from any mutual fund that effects any Securities Transaction in which the Access Person has or acquires a Beneficial Interest duplicate copies of periodic statements (no less frequently than quarterly) for each account in which such Access Person has a Beneficial Interest. Access Persons must ensure that their broker, dealer, bank or mutual fund is able to provide duplicate quarterly statements no later than 30 days after the close of each calendar quarter. Attached as Appendix 5 is a form of letter that may be used to request such documents from such entities. Access Persons are not required to arrange for the delivery of duplicate copies of Legg Mason 401(k) participant account statements.

          If an Access Person opens an account at a broker, dealer, bank, or mutual fund that has not previously been disclosed, the Access Person must promptly notify the Chief Compliance Officer in writing of the existence of the account and make arrangements to comply with the requirements set forth herein.

          3. Disclaimers. Access Persons may include on any Securities Transaction report a statement that the provision of the report should not be construed as an admission by the Access Person that he or she has any direct or indirect Beneficial Interest in the Security to which the report relates.

          4. Availability of Reports. All information supplied pursuant to this Code may be made available for inspection to the Board of Directors, Legg Mason Capital Management senior management, the board of directors of each Legg Mason Fund, the Code of Ethics Review Committee, Legg Mason Legal and Compliance, Preclearance Officers, the

          Access Person's department manager (or designee), any party to which any investigation is referred by any of the foregoing, the Securities Exchange Commission, any state securities commission, and any attorney or agent of the foregoing.

III. FIDUCIARY DUTIES

     A. Confidentiality. Supervised Persons are prohibited from revealing information relating to clients, including their identity, and to the investment intentions, activities or portfolio of any client of Legg Mason Capital
Management, except to persons whose responsibilities require knowledge of the information.

     B.  Gifts.  The  following  provisions  on gifts  apply  to all  Supervised
Persons.

          1. Accepting Gifts. On occasion, because of their position with Legg Mason Capital Management, Supervised Persons may be offered, or may receive without notice, gifts from clients, brokers, vendors, or other persons not affiliated with such entities. Acceptance of extraordinary or extravagant gifts is not permissible. Any such gifts must be declined or returned in order to protect the reputation and integrity of Legg Mason Capital Management. Gifts of a nominal value (i.e., gifts from one source that have a value of no more than $250 a year), and customary business meals, entertainment (e.g., sporting events), and promotional items (e.g., pens, mugs, T-shirts) may be accepted. In no event may a Supervised Person accept a gift if that person feels that he or she will become obligated to repay the donor with corporate business.

          If a Supervised Person receives any gift that has more than a nominal value, the Supervised Person must immediately inform the Chief Compliance Officer.

          2. Solicitation of Gifts. Supervised Persons may not solicit gifts or gratuities.

          3. Giving Gifts. Absent the approval of the Chief Compliance Officer, neither Legg Mason Capital Management nor any Supervised Person may give gifts with an aggregate value in excess of $250 per year to persons associated with securities or financial organizations, including exchanges, other member organizations, commodity firms, news media, or clients of the firm.

     C. Corporate Opportunities. Supervised Persons may not take personal advantage of any opportunity properly belonging to a client of Legg Mason Capital Management. For example, a Supervised Person should not request permission to acquire a Beneficial Interest in a Security of limited availability without first evaluating whether such Security is appropriate for client accounts.

     D. Undue Influence. Supervised Persons may not cause or attempt to cause any client account to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Supervised Person. If a Supervised Person stands to benefit materially from an investment decision for a client account, and the Supervised Person is making or participating in the investment decision, then the Supervised Person must disclose the potential benefit to those persons with authority to make investment decisions for the client account (or, if the

Supervised Person in question is a person with authority to make investment decisions for the client account, to the Chief Compliance Officer). The person to whom the Supervised Person reports the interest, in consultation with the Chief Compliance Officer, must determine whether or not the Supervised Person will be restricted in making or participating in the investment decision.

     E. Service as a Director. No Supervised Person may serve on the board of directors of a publicly-held company (other than the Legg Mason Funds) absent prior written authorization by the Chief Compliance Officer and the Code of Ethics Review Committee. This authorization will rarely, if ever, be granted and, if granted, will normally require that the affected Supervised Person be isolated, through informational barriers or other procedures, from those making investment decisions related to the issuer on whose board the Supervised Person sits.

IV.  COMPLIANCE WITH THE CODE OF ETHICS

     A. Administration of the Code of Ethics

          1. Investigating Violations of the Code. The Chief Compliance Officer is responsible for investigating any suspected violation of the Code and shall, as necessary, report the results of each investigation to senior management of Legg Mason Capital Management and to clients that require such information. For example, the Legg Mason Funds maintains the Code of Ethics Review Committee. Legg Mason Capital Management is required to report all violations of the Code to the committee. The
          Code of Ethics Review Committee is responsible for reviewing the results of any investigation of any reported or suspected violation of the Code that relates to the Legg Mason Funds. Any material violations relating to the Legg Mason Funds are reported to the board of directors of the relevant Legg Mason Funds.

          2. Periodic Review. The Chief Compliance Officer will review the Code periodically in light of legal and business developments and experience in implementing the Code, and will make such amendments as are deemed appropriate. Promptly following each material amendment, a new version of the Code will be delivered to each Supervised Person.

     B. Remedies

          1. Sanctions. If the Chief Compliance Officer determines that a Supervised Person has committed a violation of the Code, Legg Mason Capital Management may impose sanctions and take other actions as deemed appropriate, including the issuance of a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), issuance of a fine, civil referral to the Securities and Exchange Commission, criminal referral, and termination of the employment of the violator for cause. Legg Mason Capital Management may also require the Supervised Person to reverse the transaction in question and forfeit any profit or absorb any loss associated or derived as a result. Failure to promptly abide by a directive to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

     C. Exceptions to the Code. Although exceptions to the Code will rarely, if ever, be granted, the Chief Compliance Officer may grant exceptions to the requirements of the Code on a case by case basis if, in the opinion of the Chief Compliance Officer, the proposed conduct involves negligible opportunity for abuse. All such exceptions must be in writing and any exceptions relating to a Legg Mason Fund must be reported as soon as practicable to the Code of Ethics Review Committee and at its next regularly scheduled meeting after the exception is granted.

     D. Inquiries Regarding the Code. The Chief Compliance Officer or an authorized designee will answer any questions about this Code or any other compliance-related matters.

V.   DEFINITIONS

     When used in the Code, the following terms have the meanings set forth below:

     "Access Person" means:

     (1) except as described below, (a) every director or officer of Legg Mason Funds Management, Inc. and Legg Mason Capital Management, Inc., and (b) the Managing Member of LMM LLC;

     (2) every employee of Legg Mason Capital Management, who in connection with his or her regular functions, (a) obtains information regarding the portfolio holdings of a client of Legg Mason Capital Management prior to public dissemination, or (b) makes, participates in, or obtains information regarding the purchase or sale of a Security by a client account;

     and

     (3) such other persons as a Chief Compliance Officer shall designate.

     Any uncertainty as to whether an individual is an Access Person should be brought to the attention of the Chief Compliance Officer. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of "Access Person" found in Rule 204A-1 promulgated under the Investment Advisers Act of 1940, as amended. Notwithstanding the presumption in Rule 204A-1 that all directors should be classified as Access Persons, Legg Mason Capital Management has determined that its Non-Employee Directors are not Access Persons since they do not, in the ordinary course of business, (a) have access to nonpublic information regarding client transactions or portfolio holdings, or (b) participate in the making of recommendations, or have access to recommendations made, to clients.

     "Beneficial Interest" means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities.

     An Access Person is deemed to have a Beneficial Interest in the following:

          (1) any Security owned individually by the Access Person;

          (2) any Security owned jointly by the Access Person with others (for example, joint accounts, spousal accounts, partnerships, trusts and controlling interests in corporations); and

          (3) any Security in which a member of the Access Person's Immediate Family has a Beneficial Interest if the Security is held in an account over which the Access Person has decision making authority (for example, the Access Person acts as trustee, executor, or guardian).

     In addition, an Access Person is presumed to have a Beneficial Interest in any Security in which a member of the Access Person's Immediate Family has a Beneficial Interest if the Immediate Family member resides in the same household as the Access Person. This presumption may be rebutted if the Access Person provides the Chief Compliance Officer with satisfactory assurances that the Access Person does not have an ownership interest, individual or joint, in the Security and exercises no influence or control over investment decisions made regarding the Security. Access Persons may use the form attached as Appendix 6 (Certification of No Beneficial Interest) in connection with such requests.

     Any uncertainty as to whether an Access Person has a Beneficial Interest in a Security should be brought to the attention of the Chief Compliance Officer. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of "beneficial owner" found in Rules 16a-1(a) (2) and
(5) promulgated under the Securities Exchange Act of 1934, as amended.

     "Board of Directors" means the board of directors of Legg Mason Capital Management, Inc. and Legg Mason Funds Management, Inc., and the Managing Member of LMM LLC.

     "Chief Compliance Officer" means the individual identified as the Chief Compliance Officer in Appendix 1, and such person's designees.

     "Code" means this Code of Ethics, as amended.

     "Code of Ethics Review Committee" means the Legg Mason Funds Code of Ethics Review Committee as set forth on Appendix 1.

     "Equivalent Security" means any Security issued by the same entity as the issuer of a subject Security, that is exchangeable for or convertible into the underlying Security including but not limited to: options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, bonds, and other obligations of that company or security otherwise convertible into that security. Options on securities are included even if, technically, they are issued by the Options Clearing Corporation or a similar entity.

     "Federal Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, and any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

     "Fund Adviser" means any entity that acts as a manager, adviser or sub-adviser to a Legg Mason Fund.

     "Immediate Family" of an Access Person means any of the following persons:

child                       grandparent                son-in-law
stepchild                   spouse                     daughter-in-law
grandchild                  sibling                    brother-in-law
parent                      mother-in-law              sister-in-law
stepparent                  father-in-law

     Immediate Family includes adoptive relationships and other relationships (whether or not recognized by law) that a Chief Compliance Officer determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

     "Investment Personnel" and "Investment Person" mean:

     (1) Each Portfolio Manager; and

     (2) Any Access Person who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by a client account, including an Access Person who designs a model portfolio, or who helps execute a Portfolio Manager's decision.

     "Legg Mason Capital Management" means, collectively, Legg Mason Capital Management, Inc., Legg Mason Funds Management, Inc., and LMM LLC

     "Legg Mason Legal and Compliance" means the Asset Management Group of the Legal and Compliance Department of Legg Mason, Inc.

     "Legg Mason Fund" means an investment company registered under the Investment Company Act of 1940 (or a portfolio or series thereof, as the case may be) that is part of the Legg Mason Family of Funds, including, but not limited to, each or all of the series in the Legg Mason Income Trust, Inc., Legg Mason Cash Reserve Trust, Legg Mason Tax Exempt Trust, Inc., Legg Mason Tax Free Income Fund, Legg Mason Value Trust, Inc., Legg Mason Special Investment Trust, Inc., Legg Mason Growth Trust, Inc., Legg Mason Global Trust, Inc., Legg Mason Investors Trust, Inc., Legg Mason Light Street Trust, Inc., Legg Mason Investment Trust, Inc., and Legg Mason Charles Street Trust, Inc.

     "Non-Employee  Director"  means  a  person  that  is  a  Supervised  Person exclusively by reason of his or her service as a member of the Board of Directors who does not, in the ordinary course of his or her business (a) obtain information regarding the portfolio holdings of any Legg Mason Capital Management client prior to public dissemination, (b) obtain information regarding the purchase or sale of Securities for any client of Legg Mason Capital Management prior to public dissemination, or (c) perform any functions or duties that relate to the making of recommendations concerning the purchase or sale of securities by Legg Mason Capital Management.

     "Portfolio Manager" means a person who has or shares primary responsibility for the day-to-day management of the portfolio of a client.

     "Preclearance Officer" means each person designated as a Preclearance Officer in Appendix 1 hereof or such person's designee.

     "Securities Transaction" means a purchase or sale of Securities in which an Access Person has or acquires a Beneficial Interest.

     "Security" includes stock, notes, bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments of the foregoing, such as options and warrants. "Security" does not include futures or options on futures, but the purchase and sale of such instruments are nevertheless subject to the reporting requirements of the Code.

     "Supervised Person" means any officer, director (or other person occupying a similar status or performing similar functions) or employee of Legg Mason Capital Management.

VI.  APPENDICES TO THE CODE

     The following appendices are attached to and are a part of the Code:

     Appendix 1.  Contact Persons
     Appendix 2.  Acknowledgement of Receipt of Code of Ethics and Personal
                  Holdings Report
     Appendix 3.  Trade Authorization Request for Access Persons
     Appendix 4.  Certification of Access Person's Designee
     Appendix 5. Form Letter to Broker, Dealer, Bank, or Mutual Fund Company Appendix 6. Certification of No Beneficial Interest

                                   Appendix 1

                                 CONTACT PERSONS

CHIEF COMPLIANCE OFFICER

     Neil P. O'Callaghan

DESIGNEES OF THE CHIEF COMPLIANCE OFFICER

     Moira M. Donovan
     Joe Krcma
     Andrew J. Bowden
     Jennifer W. Murphy
     Laura A. Boydston

PRECLEARANCE OFFICERS

     Neil P. O'Callaghan
     Moira M. Donovan
     Joe Krcma
     Andrew J. Bowden
     Jennifer W. Murphy
     Laura A. Boydston

LEGG MASON FUNDS CODE OF ETHICS REVIEW COMMITTEE

     Dick Wachterman
     Mark R. Fetting
     Edward A. Taber, III
     Deepak Chowdhury
     Neil P. O'Callaghan
     Amy Olmert

                                   Appendix 2

                ACKNOWLEDGEMENT OF RECEIPT OF CODE OF ETHICS AND
                            PERSONAL HOLDINGS REPORT

I acknowledge that I have received the Code and represent that:

1. I have read the Code and I understand that it applies to me and to all Securities in which I have or acquire any Beneficial Interest. I have read the definition of "Beneficial Interest" and understand that I may be deemed to have a Beneficial Interest in Securities owned by members of my Immediate Family and that Securities Transactions effected by members of my Immediate Family may therefore be subject to this Code.

2.   I agree to comply with all of the provisions of the Code that apply to me.

3. I acknowledge that I may be required to disgorge and forfeit any profits on prohibited transactions in accordance with the requirements of the Code.

4. Below is a list of all Brokerage Accounts and Mutual Fund Accounts that hold Securities in which I may be deemed to have a Beneficial Interest. I have arranged for duplicates of each account statement to be sent to the Chief Compliance Officer:

     A. Brokerage Accounts: If this is the first time I have identified an account, I have attached the most recent account statement (current as of a date no more than 45 days prior to the date I execute this report). If I do not have a Beneficial Interest in any Brokerage Accounts, I have indicated "None" below.

------------------------ -------------------- --------------------

 NAME OF BROKERAGE FIRM      ACCOUNT TITLE       ACCOUNT NUMBER
------------------------ -------------------- --------------------

------------------------ -------------------- --------------------

------------------------ -------------------- --------------------

------------------------ -------------------- --------------------

------------------------ -------------------- --------------------

------------------------ -------------------- --------------------

------------------------ -------------------- --------------------

------------------------ -------------------- --------------------

------------------------ -------------------- --------------------

------------------------ -------------------- --------------------

------------------------ -------------------- --------------------

------------------------ -------------------- --------------------
          Attach a separate sheet if more space is necessary)

     B. Mutual Fund Accounts: I understand that, for purposes of this report, Mutual Fund Accounts are accounts in which I can exclusively transact in mutual funds. If I have the ability to transact in other types of securities in an account, I will include the account above in my list of Brokerage Accounts. If this is the first time I have identified a Mutual Fund Account, I have attached the most recent account statement (current as of a date no more than 45 days prior to the date I execute this report). If I do not have a Beneficial Interest in any Mutual Fund Accounts, I have indicated "None" below.

----------------------------- -------------------- --------------------

 NAME OF MUTUAL FUND COMPANY      ACCOUNT TITLE       ACCOUNT NUMBER
----------------------------- -------------------- --------------------
----------------------------- -------------------- --------------------

----------------------------- -------------------- --------------------
----------------------------- -------------------- --------------------

----------------------------- -------------------- --------------------
----------------------------- -------------------- --------------------

----------------------------- -------------------- --------------------
----------------------------- -------------------- --------------------

----------------------------- -------------------- --------------------
----------------------------- -------------------- --------------------

----------------------------- -------------------- --------------------
----------------------------- -------------------- --------------------

----------------------------- -------------------- --------------------
----------------------------- -------------------- --------------------

----------------------------- -------------------- --------------------
          (Attach a separate sheet if more space is necessary)

5. If I have a Beneficial Interest in any Securities that are not held in any of the accounts identified above (e.g., private investments, limited partnership interests), the Securities are listed below. The list of Securities is current as of a date no more than 45 days prior to the date I execute this report. Indicate "None" if appropriate.

-------------------- ---------------------- ------------------------------------
 OWNER OF SECURITY      NAME OF SECURITY     NUMBER OF SHARES/PRINCIPAL AMOUNT
-------------------- ---------------------- ------------------------------------

-------------------- ---------------------- ------------------------------------

-------------------- ---------------------- ------------------------------------

-------------------- ---------------------- ------------------------------------

-------------------- ---------------------- ------------------------------------

-------------------- ---------------------- ------------------------------------

-------------------- ---------------------- ------------------------------------

-------------------- ---------------------- ------------------------------------

-------------------- ---------------------- ------------------------------------
          (Attach a separate sheet if more space is necessary)


6. The following is a list of publicly-held companies (other than Legg Mason, Inc. or any Legg Mason Fund) for which I serve as a member of the board of directors. Indicate "None" if appropriate.

--------------------------------- ---------------------------------------------
         NAME OF COMPANY                     BOARD MEMBER SINCE
--------------------------------- ---------------------------------------------

--------------------------------- ---------------------------------------------

--------------------------------- ---------------------------------------------

--------------------------------- ---------------------------------------------

--------------------------------- ---------------------------------------------


7.   I certify that the information in this report is accurate and complete.


__________________________________
Access Person's Name


__________________________________              ______________
Access Person's Signature                       Date

                                   Appendix 3

                 TRADE AUTHORIZATION REQUEST FOR ACCESS PERSONS


1. Name of Access Person:



2. Account Title:



3. Account Number:



4. Name of Security:



5. Maximum number of shares or units to
   be purchased or sold or amount of bond:



6. Name and phone number of broker to
   effect transaction:



7. Check applicable boxes: Purchase[ ] Sale[ ]  Market Order[ ] Limit Order[ ]

8. In connection with the foregoing transaction, I hereby make the following representations and warranties:

   (a) I do not possess any material nonpublic information regarding the Security or the issuer of the Security.

   (b) By entering this order, I am not using knowledge of any open, executed, or pending transaction by a Legg Mason Capital Management client to profit by the market effect of such transaction.

   (c) (Investment Personnel Only). The Security is not being acquired in an initial public offering.

   (d) (Investment Personnel Only). The Security is not being acquired in a private placement or, if it is, I have reviewed Section II.B.2.e of the Code and have attached hereto a written explanation of such transaction.

   (e) (Investment Personnel Only). If I am purchasing the Security, and if the same or an Equivalent Security has been held within the past 60 days by any Legg Mason Capital Management client account, I have not directly or indirectly (through any member of my Immediate Family, any account in which I have a Beneficial Interest or otherwise) sold the Security or an Equivalent Security in the prior 60 days.

   (f) (Investment Personnel Only) If I am selling the Security, and if the same or an Equivalent Security has been held within the past 60 days by any Legg Mason Capital Management client account, I have not directly or indirectly (through any member of my Immediate Family, any account in which I have a Beneficial Interest or otherwise) purchased the Security or an Equivalent Security in the prior 60 days.

   (g) I believe that the proposed trade fully complies with the requirements of the Code.



   __________________________________       ______________       _______________
   Access Person's Signature                Date                 Time

--------------------------------------------------------------------------------
                         TRADE AUTHORIZATION OR DENIAL
                   (to be completed by Preclearance Officer)

   __________________________________       ______________       _______________
   Name of Preclearance Officer             Date                 Time

   __________________________________       o Approved           o Denied
   Signature of Preclearance Officer
--------------------------------------------------------------------------------

                                   Appendix 4


                    CERTIFICATION OF ACCESS PERSON'S DESIGNEE

     The undersigned hereby certifies that the Access Person named on the attached Trade Authorization Request for Access Persons (a) directly instructed me to complete the attached form on his or her behalf, and (b) confirmed to me that the representations and warranties contained in the attached Form are accurate.



                                            ________________________________
                                            Access Person's Designee


                                            ________________________________
                                            Print Name


                                            ________________________________
                                            Date

                                   Appendix 5


           FORM LETTER TO BROKER, DEALER, BANK OR MUTUAL FUND COMPANY

                                     (Date)

(Name and Address)

         Subject: Account #    ______________________

Dear  _______________________________:

     My employer is a registered investment adviser and maintains a Code of Ethics compliant with Rule 204A-1 promulgated under the Investment Advisers Act of 1940, as amended. In order to assist me with my compliance with my employer's Code of Ethics, please send duplicate confirmations of individual transactions as well as duplicate periodic statements for the referenced account directly to:

                          Legg Mason Capital Management
                          100 Light Street, 21st Floor,
                               Baltimore, MD 21201
                              Attn: Code of Ethics

     Thank you for your cooperation. If you have any questions, please contact me at _______________________________.


                                              Sincerely,


                                              (Name of Access Person)

                                   Appendix 6


                     CERTIFICATION OF NO BENEFICIAL INTEREST

I have read the Code and I understand that it applies to me and to all Securities in which I have or acquire any Beneficial Interest. I have read the definition of "Beneficial Interest" and understand that I may be deemed to have a Beneficial Interest in Securities owned by certain members of my Immediate Family and that Securities Transactions effected by members of my Immediate Family may therefore be subject to the Code.

The following accounts are maintained by one or more members of my Immediate Family who reside in my household:


                 Relationship of Immediate
Account Name     Family Member                 Account Number     Brokerage Firm







I certify that with respect to each of the accounts listed above (initial each box):


[ ] I do not own individually or jointly with others any of the securities held in the account.


[  ] I do not influence or control investment decisions for the account.


I agree that I will notify the Chief Compliance Officer immediately if any of the information I have provided in this certification becomes inaccurate or incomplete.


                                            ________________________________
                                            Access Person's Signature


                                            ________________________________
                                            Print Name


                                            ________________________________
                                            Date

                             LORD, ABBETT & CO. LLC
                           LORD ABBETT DISTRIBUTOR LLC
                            (together, "Lord Abbett")
                                       AND
                    LORD ABBETT FAMILY OF FUNDS (the "Funds")


                                 CODE OF ETHICS


I.   Standards of Business Conduct and Ethical Principles

     Lord Abbett's focus on honesty and integrity has been a critical part of its culture since the firm's founding in 1929. Lord Abbett is a fiduciary to the Funds and to its other clients. In recognition of these fiduciary obligations, the personal investment activities of any officer, director, trustee or employee of the Funds or any partner or employee of Lord Abbett will be governed by the following general principles: (1) Covered Persons(1) have a duty at all times to place first the interests of Fund shareholders and, in the case of employees and partners of Lord Abbett, beneficiaries of managed accounts; (2) all securities transactions by Covered Persons shall be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; (3) Covered Persons should not take inappropriate advantage of their positions with Lord Abbett or the Funds; (4) Covered Persons must comply with the Federal Securities Laws; and (5) Covered Persons are required to maintain all internally distributed and/or proprietary information as confidential; this information should not be disclosed or discussed with people outside Lord Abbett.


II.  Specific Prohibitions

     No person covered by this Code, shall purchase or sell a security, except an Excepted Security, if there has been a determination to purchase or sell such security for a Fund (or, in the case of any employee or partner of Lord Abbett, for another client of Lord Abbett), or if such a purchase or sale is under consideration for a Fund (or, in the case of an employee or partner of Lord Abbett, for another client of Lord Abbett), nor may such person have any dealings in a security that he may not purchase or sell for any other account in which he has Beneficial Ownership, or disclose the information to anyone, until such purchase, sale or contemplated action has either been completed or abandoned.

-----------------------
(1) See Definitions in Section VIII

III. Obtaining Advance Approval

     Except as provided in Sections V and VI of this Code, all proposed transactions in securities (privately or publicly owned) by Covered Persons, except transactions in Excepted Securities and Excepted Transactions, should be approved consistent with the provisions of this Code. In order to obtain approval, the Covered Person must send their request to the Legal Department. The approval request form and instructions for completing the form can be found under "Legal Department/Code of Ethics" in the Public Folders on your computer. After approval has been obtained, the Covered Person may act on it within the two business days following the date of approval, unless he sooner learns of a contemplated action by Lord Abbett. After the two business days, or upon hearing of such contemplated action, a new approval must be obtained.

Furthermore, in addition to the above requirements, partners and employees directly involved must disclose information they may have concerning securities they may want to purchase or sell to any portfolio manager who might be interested in the securities for the portfolios they manage.


IV.  Reporting and Certification Requirements; Brokerage Confirmations

     (1) Except as provided in Sections V and VI of this Code, within 30 days following the end of each calendar quarter each Covered Person must file with Lord Abbett's Chief Compliance Officer a signed Personal Securities Transaction Reporting Form. The form must be signed and filed whether or not any security transaction has been effected. If any transaction has been effected during the quarter for the Covered Person's account or for any account in which he has a direct or indirect Beneficial Ownership, it must be reported. Excepted from this reporting requirement are transactions effected in any accounts over which the Covered Person has no direct or indirect influence or control (a "Fully Discretionary Account", as defined in Section VI) and transactions in Excepted Securities. Securities acquired in an Excepted Transaction should be reported, except that securities acquired through an automatic investment plan do not need to be reported, unless any transaction is outside the pre-set schedule or a pre-existing allocation. Lord Abbett's Chief Compliance Officer, or persons under his direction, are responsible for reviewing these transactions and must bring any apparent violation to the attention of the General Counsel of Lord Abbett. The Personal Securities Transaction Reporting Form of the Chief Compliance Officer shall be reviewed by the General Counsel.

     (2) Each employee and partner of Lord Abbett will upon commencement of employment (within 10 business days) (the "Initial Report") and annually thereafter (the "Annual Report") disclose all personal securities holdings and annually certify that: (i) they have read and understand this Code and recognize they are subject hereto; and (ii) they have complied with the requirements of this Code and disclosed or reported all securities transactions required to be disclosed or reported pursuant to the requirements of this Code. Security holdings information for the Initial Report and the Annual Report must be current as of a date not more than 45 days prior to the date of that Report.

     (3) Each employee and partner of Lord Abbett will direct his brokerage firms to send copies of all trade confirmations and all monthly statements directly to the Legal Department.

     (4) Each employee and partner of Lord Abbett who has a Fully-Discretionary Account shall disclose all pertinent facts regarding such Account to Lord Abbett's Chief Compliance Officer upon commencement of employment. Each such employee or partner shall thereafter annually certify on the prescribed form that he or she has not and will not exercise any direct or indirect influence or control over such Account, and has not discussed any potential investment decisions with such independent fiduciary in advance of any such transactions. Such independent fiduciary shall confirm initially, and annually thereafter, the accuracy of the facts as stated by the Lord Abbett employee or partner.


V.   Special  Provisions  Applicable  to Outside  Directors  and Trustees of the
     Funds

     The primary function of the Outside Directors and Trustees of the Funds is to set policy and monitor the management performance of the Funds' officers and employees and the partners and employees of Lord Abbett involved in the management of the Funds. Although they receive information after the fact as to portfolio transactions by the Funds, Outside Directors and Trustees are not given advance information as to the Funds' contemplated investment transactions.

     An Outside Director or Trustee wishing to purchase or sell any security will therefore generally not be required to obtain advance approval of his security transactions. If, however, during discussions at Board meetings or otherwise an Outside Director or Trustee should learn in advance of the Funds' current or contemplated investment transactions, then advance approval of transactions in the securities of such company(ies) shall be required for a period of 30 days from the date of such Board meeting. In addition, an Outside Director or Trustee can voluntarily obtain advance approval of any security transaction or transactions at any time.

     No report described in Section IV (1) will be required of an Outside Director or Trustee unless he knew, or in the ordinary course of fulfilling his official duties as a director or trustee should have known, at the time of his transaction, that during the 15-day period immediately before or after the date of the transaction (i.e., a total of 30 days) by the Outside Director or Trustee such security was or was to be purchased or sold by any of the Funds or such a purchase or sale was or was to be considered by a Fund. If he makes any transaction requiring such a report, he must report all securities transactions effected during the quarter for his account or for any account in which he has a direct or indirect Beneficial Ownership interest and over which he has any direct or indirect influence or control. Each Outside Director and Trustee will direct his brokerage firm to send copies of all confirmations of securities transactions to the Legal Department, and annually make the certification required under Section IV(2)(i) and (ii). Outside Directors' and Trustees' transactions in Excepted Securities are excepted from the provisions of this Code.

     It shall be prohibited for an Outside Director or Trustee to trade on material non-public information. Prior to accepting an appointment as a director of any public company, an Outside Director or Trustee will advise Lord Abbett and discuss with Lord Abbett's Managing Partner whether accepting such appointment creates any conflict of interest or other issues.

     If an Outside Director or Trustee, who is a director or an employee of, or consultant to, a company, receives a grant of options to purchase securities in that company (or an affiliate), neither the receipt of such options, nor the exercise of those options and the receipt of the underlying security, requires advance approval from Lord Abbett. Further, neither the receipt nor the exercise of such options and receipt of the underlying security is reportable by such Outside Director or Trustee.


VI.  Additional Requirements relating to Partners and Employees of Lord Abbett

     It shall be prohibited for any partner or employee of Lord Abbett:

     (1) To obtain or accept favors or preferential treatment of any kind or gift or other thing (other than an occasional meal or ticket to a sporting event or theatre, or comparable entertainment, which is neither so frequent nor so extensive as to raise any question of propriety) having a value of more than $100 from any person or entity that does business with or on behalf of the Funds;

     (2) to trade on material non-public information or otherwise fail to comply with the Firm's Statement of Policy and Procedures on Receipt and Use of Inside Information adopted pursuant to Section 15(f) of the Securities Exchange Act of 1934 and Section 204A of the Investment Advisers Act of 1940. For additional information regarding these policies and procedures, please refer to Lord Abbett's inside information policy;

     (3) to trade in options with respect to securities covered under this Code;

     (4) to profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days (any profits realized on such short-term trades shall be disgorged to the appropriate Fund or as otherwise determined);

     (5) to trade in futures or options on commodities, currencies or other financial instruments, although the Firm reserves the right to make rare exceptions in unusual circumstances which have been approved by the Firm in advance;

     (6) to engage in short sales or purchase securities on margin;

     (7) to buy or sell any security within seven business days before or after any Fund (or other Lord Abbett client) trades in that security (any profits realized on trades within the proscribed periods shall be disgorged to the Fund (or the other client) or as otherwise determined);

     (8) to subscribe to new or secondary public offerings, even though the offering is not one in which the Funds or Lord Abbett's advisory accounts are interested;

     (9) to become a director of any company without Lord Abbett's prior consent and implementation of appropriate safeguards against conflicts of interest;

     (10) to engage in market timing activities with respect to the Funds;

     (11) to purchase any security of a company that has a market capitalization at the time of purchase below $3 billion; or

     (12) to participate in an outside business activity without Lord Abbett's prior consent.


     Any purchase of a Fund (other than Lord Abbett U.S. Government & Government Sponsored Enterprises Money Market Fund) by a partner or employee of Lord Abbett (whether with respect to the Profit Sharing Plan or in any other account) must be held for a minimum of 60 days. This 60-day minimum holding period also applies to any other mutual fund advised or sub-advised by Lord Abbett. Any request for an exception to this requirement must be approved in writing in advance by Lord Abbett's Managing Partner and its General Counsel (or by their designees). Lord Abbett shall promptly report to the Funds' Boards any approved exception request to this minimum holding period.

     In connection with any request for approval, pursuant to Section III of this Code, of an acquisition by partners or employees of Lord Abbett of any securities in a private placement, prior approval will take into account, among other factors, whether the investment opportunity should be reserved for any of the Funds and their shareholders (or other clients of Lord Abbett) and whether the opportunity is being offered to the individual by virtue of the individual's position with Lord Abbett or the Funds. An individual's investment in privately-placed securities will be disclosed to the Managing Partner of Lord Abbett if such individual is involved in consideration of an investment by a Fund (or other client) in the issuer of such securities. In such circumstances, the Fund's (or other client's) decision to purchase securities of the issuer will be subject to independent review by personnel with no personal interest in the issuer.

     If a spouse of a partner or employee of Lord Abbett who is a director or an employee of, or a consultant to, a company, receives a grant of options to purchase securities in that company (or an affiliate), neither the receipt nor the exercise of those options requires advance approval from Lord

     Abbett or reporting. Any subsequent sale of the security acquired by the option exercise by that spouse would require advance approval and is a reportable transaction.

     Advance approval is not required for transactions in any account of a Covered person if the Covered Person has no direct or indirect influence or control with respect to transactions in the account (a "Fully-Discretionary Account"). A Covered Person will be deemed to have "no direct or indirect influence or control" over an account only if: (i) investment discretion for the account has been delegated to an independent fiduciary and such investment discretion is not shared with the employee; (ii) the Covered Person certifies in writing that he or she has not and will not discuss any potential investment decisions with such independent fiduciary before any transaction; (iii) the independent fiduciary confirms in writing the representations by the Covered Person regarding the Covered Person's having no direct or indirect influence or control over the account;(2) and (iv) the Chief Compliance Officer of Lord Abbett has determined that the account satisfies these requirements. Annually thereafter, the Covered Person and the independent fiduciary shall certify in writing that the representations of subparagraphs (ii) and (iii) of this paragraph remain correct. Transactions in Fully-Discretionary Accounts by an employee or partner of Lord Abbett are not subject to the post-trade reporting requirements of this Code.


VII. Enforcement and Reporting of Violations

     The General Counsel for Lord Abbett and Lord Abbett's Chief Compliance Officer are charged with the responsibility of enforcing this Code, and may appoint one or more employees to aid them in carrying out their enforcement responsibilities. The Chief Compliance Officer shall implement a procedure to monitor compliance with this Code through an ongoing review of personal trading records provided under this Code against transactions in the Funds and managed portfolios. Any violation of this Code of Ethics must be reported promptly to Lord Abbett's Chief Compliance Officer, or, in his absence, to Lord Abbett's General Counsel. The Chief Compliance Officer shall bring to the attention of the Funds' Audit Committees any apparent violations of this Code, and the action which has been taken by Lord Abbett as a result of such violation, and the Funds' Audit Committees shall consider what additional action, if any, is appropriate. The record of any violation of this Code and any action taken as a result thereof, which may include suspension or removal of the violator from his position, shall be made a part of the permanent records of the Audit Committees of the Funds. Lord Abbett shall provide each employee and partner with a copy of this Code, and of any amendments to the Code, and each employee and partner shall acknowledge, in writing, his or her receipt of the Code and any amendment, which may be provided electronically. Lord Abbett's General Counsel shall prepare an Annual Issues and Certification Report to the directors or trustees of the Funds that (a) summarizes Lord Abbett's

--------------------------
(2) Certain accounts managed by third parties that are registered investment advisers, such as separately managed accounts in programs sponsored by broker-dealers (SMAs), will not be subject to the requirement of a written verification by the independent fiduciary. For such accounts, the Covered Person will continue to be required to certify annually in writing that he or she has not and will not discuss potential investment decisions with the independent fiduciary.

     procedures concerning personal investing, including the procedures followed by Lord Abbett in determining whether to give approvals under Section III and the procedures followed by the Compliance and Legal Departments in determining whether any Funds have determined to purchase or sell a security or are considering such a purchase or sale, and any changes in those procedures during the past year, and certifies to the directors or trustees that the procedures are reasonably necessary to prevent violations, and (b) identifies any recommended changes in the restrictions imposed by this Code or in such procedures with respect to the Code and any changes to the Code based upon experience with the Code, evolving industry practices or developments in the regulatory environment, and (c) summarizes any apparent violations of this Code over the past year and any sanctions imposed by Lord Abbett in response to those violations, including any additional action taken by the Audit Committee of each of the Funds with respect to any such violation.

     The Audit Committee of each of the Funds and the General Counsel of Lord Abbett may determine in particular cases that a proposed transaction or proposed series of transactions does not conflict with the policy of this Code and exempt such transaction or series of transactions from one or more provisions of this Code.


VIII.Definitions

     "Covered Person" means any officer, director, trustee, director or employee of any of the Funds and any partner or employee of Lord Abbett. (See also definition of "Beneficial Ownership.")

     "Excepted  Securities"  are  bankers'  acceptances,  bank  certificates  of deposit, commercial paper, and other high quality short-term debt instruments, including repurchase agreements, shares of money market funds, shares of other U.S. registered open-end investment companies (other than the Lord Abbett Funds or other funds for which Lord Abbett acts as the investment adviser or sub-adviser) and direct obligations of the U.S. Government. Transactions in Excepted Securities do not require prior approval or reporting. Please note that shares of closed-end investment companies, exchange traded unit-investment trusts ("UITs") and exchange traded funds are all treated as common stock under the Code. Also please note that the exception for other mutual funds includes only open-end funds registered in the U.S., and that transactions and holdings in offshore funds are reportable. Also please note that U.S. Government Agency securities are not considered "Excepted Securities".

     "Excepted Transactions" means transactions in the shares of the Lord Abbett Funds or other mutual funds for which Lord Abbett acts as the investment adviser or sub-adviser; securities acquired through tender offers or spin-offs; securities received due to a merger or acquisition; the sale of 300 shares or less of a S&P 500 stock; and any securities purchased through an automatic investment plan, such as Dividend Reinvestment Programs (DRIPs) and/or Employee Stock Ownership Plans (ESOPs). Please note that any sales made from DRIPs and/or ESOPs require pre-approval as described in
     Section III of this Code.(3)

     "Outside Directors and Trustees" are directors and trustees who are not "interested persons" as defined in the Investment Company Act of 1940.

     "Security" means any stock, bond, debenture or in general any instrument commonly known as a security and includes a warrant or right to subscribe to or purchase any of the foregoing and also includes the writing of an option on any of the foregoing.

     "Beneficial Ownership" is interpreted in the same manner as it would be under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1 thereunder. Accordingly, "beneficial owner" includes any Covered Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest (i.e. the ability to share in profits derived from such security) in any equity security, including:

          (i) securities held by a person's immediate family sharing the same house (with certain exceptions);

          (ii) a general partner's interest in portfolio securities held by a general or limited partnership;

          (iii) a person's interest in securities held in trust as trustee, beneficiary or settlor, as provided in Rule 16a-8(b); and

          (iv) a person's right to acquire securities through options, rights or other derivative securities.

     "Federal   Securities  Laws"  include  the  Securities  Act  of  1933,  the
     Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach Bliley Act, and any rules adopted by the SEC under any of those statutes, the Bank Secrecy Act as it applies to mutual funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury. A brief summary of the requirements of those laws as they apply to mutual funds and investment advisers is attached to this Code as Exhibit 1.

     "Gender/Number" whenever the masculine gender is used in this Code, it includes the feminine gender as well, and the singular includes the plural and the plural includes the singular, unless in each case the context clearly indicates otherwise.

------------------------------
(3) Excepted Transactions do not require prior approval, but all Excepted Transactions are subject to the reporting requirements of Section IV and VI. No report, however, is required with respect to transactions effected pursuant to an automatic investment plan, such as DRIPs and ESOPs, except that any transaction that overrides the pre-set schedule or a pre-existing allocation of the automatic investment plan must be included in the next Personal Securities Transaction Reporting Form filed following that transaction.

                                    Exhibit 1
                                To Code of Ethics

--------------------------------------------------------------------------------

     The Code of Ethics requires that all Covered Persons must comply with the Federal Securities Laws. Brief summaries of these laws are set forth below.

I.   The Securities Act of 1933 ("1933 Act")

     The 1933 Act governs the public offering of securities of mutual funds and other issuers, and establishes civil liability for false or misleading activities during such offerings. This law was enacted "to provide full and fair disclosure of the character of securities sold in interstate and foreign commerce" and to prevent related frauds. Thus, the 1933 Act requires mutual funds and other public issuers to register their securities with the SEC. This process requires disclosures to the SEC and investors of information relating to the issuer, the securities and other matters. The 1933 Act provides a specific civil remedy for purchasers of securities offered by a materially false or misleading registration statement. A registration statement is false or misleading if it contains "an untrue statement of material fact or omit[s] to state a material fact required to be stated therein, or necessary to make the statements therein not misleading."

II.  The Securities Exchange Act of 1934 ("1934 Act")

     The 1934 Act regulates various organizations involved in the offer, sale and trading of securities. It regulates, among others, broker-dealers such as Lord Abbett Distributor. The 1934 Act accomplishes its goals in large part by requiring that these regulated organizations register with the SEC and subjects them to regular reporting requirements and examinations by the SEC. The 1934 Act includes anti-fraud provisions that make it unlawful for any person, among other actions, to directly or indirectly: (1) employ any device, scheme, or artifice to defraud; (2) make any untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; or (3) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any person, in connection with the purchase or sale of any security.

III. The Investment Company Act of 1940 ("1940 Act")

     The 1940 Act regulates mutual funds as well as their investment advisers and principal underwriters. The 1940 Act was designed "to mitigate and, so far as is feasible, to eliminate" various abuses involving mutual funds, including:
(1) inadequate, inaccurate or unclear disclosure with respect to a mutual fund and its securities; (2) self-dealing by insiders; (3) the issuance of securities with inequitable terms that fail to protect the privileges and preferences of outstanding security holders; (4) inequitable methods of control and irresponsible management; and (5) unsound or misleading accounting methods. The 1940 Act seeks to accomplish the foregoing goals by, among other things: (1) establishing registration and reporting requirements; (2) prohibiting various affiliated transactions; (3) regulating the sale and redemption of mutual fund shares; (4) establishing special corporate governance standards relating to the composition and activities of mutual fund boards of directors; and (5) providing the SEC with extensive inspection and enforcement powers.

IV.  The Investment Advisers Act of 1940 ("Advisers Act")

     The Advisers Act regulates investment advisers. Lord Abbett is registered as an investment adviser. Among other matters, the Advisers Act regulates the fee arrangements and certain other contract terms of an investment advisory agreement. The Act also prohibits advisers from engaging in any conduct that would defraud their clients. Lord Abbett has a fiduciary duty to act in the best interests of its clients. The SEC has construed this fiduciary duty broadly and applies the Act's anti-fraud prohibition aggressively to protect clients.

V.   The Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley Act")

     The Sarbanes-Oxley Act implemented new corporate disclosure and financial reporting requirements by, among other actions, creating a new oversight board for the accounting profession, mandating new measures to promote auditor independence, adding new disclosure requirements for investment companies and other public companies, and strengthening criminal penalties for securities fraud. This statute was adopted in direct response to widespread corporate scandals at public corporations that manifested a lack of adequate internal controls and oversight.

VI.  The Gramm-Leach-Bliley Act (the "Act")

     In relevant part, the Act requires financial institutions to comply with certain privacy requirements regarding personal information relating to their customers. The Act requires the SEC to establish for financial institutions (including investment companies, investment advisers and broker-dealers) appropriate standards to protect customer information. The Act and the SEC's privacy rules have three primary purposes: (1) to require financial institutions to notify consumers of their privacy policies and practices; (2) to describe the circumstances under which financial institutions may disclose non-public personal information regarding customers to unaffiliated third parties; and (3) to provide a method for customers to opt out of such disclosures, subject to certain exceptions. Lord Abbett has implemented policies, procedures and training to protect the integrity and privacy of its clients' information.



VII. The Bank Secrecy Act

     The USA PATRIOT Act of 2001 (the "Act") amended the Bank Secrecy Act to include mutual funds among the types of financial institutions that are required to establish anti-money laundering compliance programs. The Act requires all such institutions to develop and institute anti-money laundering programs that, at a minimum: (1) include internal policies, procedures, and controls; (2)
designate a compliance officer to administer and oversee the program; (3) provide for ongoing employee training; and (4) include an independent audit function to test the program. The Lord Abbett Funds and Lord Abbett have adopted an anti-money laundering compliance program designed to meet these requirements.

--------------------------------------------------------------------------------
                MFC GLOBAL INVESTMENT MANAGEMENT (U.S.A.) LIMITED
--------------------------------------------------------------------------------
                       Amended and Restated Code of Ethics


                                  MAY 17, 2005
                                                           Adopted June 12, 2000
                                                    As amended from time to time
1.   Definitions

     1.1 Adviser. As used in this Code, the term "Adviser" shall mean MFC Global Investment Management (U.S.A) Limited.

     1.2 Advisory Client.  As used in this Code,  "Advisory  Client" shall mean:
     (a) any company registered under the Investment Company Act of 1940 (or any series of such company) for which the Adviser is the investment adviser including, but not limited to, certain series of John Hancock Trust, John Hancock Mutual Funds, and

     (b) any other person for which the Adviser acts as the investment adviser.

     1.3 Advisory Person. As used in this Code, the term "Advisory Person" shall mean:

     (a) any employee of the Adviser, or of any company which is an affiliate of the Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security for an Advisory Client or the holdings in an Advisory Client's Account, or whose functions relate to the making of any recommendations with respect to such purchases or sales, and shall include any "Investment Person" or "Portfolio Manager" as defined below; and

     (b) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to an Advisory Client with regard to the purchase or sale of a Covered Security, or the holdings in an Advisory Client's Account.

     A person does not become an Advisory Person due to the following:
     (i) assisting in the  preparation of public  reports,  or receiving  public
     reports  (but  excluding  reports  regarding  current   recommendations  or
     trading) or

     (ii) obtaining knowledge of current recommendations on trading activity on an infrequent or inadvertent basis.

     1.4 Non-Advisory Director or Officer. As used in this Code, the term "Non-Advisory Director or Officer" shall mean a director or officer of the Adviser who is not an Advisory Person.

     1.5 Access Person. As used in this Code, the term "Access Person" shall mean any director, officer, general partner or Advisory Person of the Adviser.

     1.6 Active Consideration. A Security will be deemed under "Active Consideration" when a recommendation to purchase or sell the Security has been made and communicated to the person or persons ultimately making the decision to buy or sell the Security. A Security will also be deemed under

     "Active Consideration" whenever an Advisory Person focuses on the Security and seriously considers recommending the Security to an Advisory Client.

     A Security will be deemed under "Active Consideration" until the Adviser on behalf of the Advisory Client implements or rejects the recommendation or until the proper Advisory Person decides not to recommend the purchase or sale of the Security for an Advisory Client.

     A Security will not be deemed under "Active Consideration" if the Security is being reviewed only as part of a general industrial survey or other broad monitoring of the securities market.

     1.7 Beneficial Ownership. "Beneficial Ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the "1934 Act") in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder.

     1.8 Canadian Mutual Fund. As used in this Code, the term "Canadian Mutual Fund" shall mean any Canadian open-ended mutual fund governed by National Instrument 81-102 - Mutual Funds, as amended from time to time, or any successor Rule, Instrument or Policy implemented in place thereof in any of the provinces or territories of Canada for the purpose of regulating open-ended mutual funds.

     1.9 Investment Person. As used in this Code, the term "Investment Person" shall mean:
     (i) any employee of the Adviser (or of any company in a control relationship to Adviser), including a Portfolio Manager, who in connection with his or her regular functions or duties makes or participates in making recommendations regarding the purchase or sale of securities by any Advisory Client or

     (ii) any natural person who controls the Adviser who obtains information concerning recommendations made to any Advisory Client regarding purchase or sales of securities by the Advisory Client.

     1.10 Portfolio Manager. As used in this Code, the term "Portfolio Manager" shall mean the person or persons with the direct responsibility and authority to make investment decisions affecting an Advisory Client.

     1.11 Private Placement. A private placement means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 under the Securities Act of 1933.

     1.12 Covered Security. "Covered Security" shall mean a security as defined in Section 2(a)(36) of the Investment Company Act, except that it shall not include direct obligations of the Government of the United States, high quality, short-term debt instruments(1) (including but not limited to bankers' acceptances, bank certificates of deposit, commercial paper and repurchase agreements) and shares of U.S. registered open-end investment companies, but shall include shares of mutual funds for which the Adviser or an affiliate acts as the investment adviser or subadviser or principal underwriter ("Affiliated Mutual Funds"). A list of such Affiliated Mutual

--------------------------
(1) A high quality, short term debt security means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization.

     Funds shall be available from the Chief Compliance Officer and his staff from time to time.

     1.13 Initial Public Offering. Initial public offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the 1934 Act.

     1.14 Purchase or Sale of a Covered Security. "Purchase or Sale of a Covered Security" includes, inter alia, the writing of an option to purchase or sell a Covered Security.

     1.15 Supervised Person. "Supervised Person" means (i) all Access Persons, Non-Advisory Directors or Officers, and persons performing similar functions, (ii) other employees of the Adviser, and (iii) any other person who provides advise on behalf of the Adviser and is subject to the Adviser's supervision and control.

     1.16 Supervisory Person. The Adviser's Chief Compliance Officer or a Compliance Officer.

     1.17 Additional Definitions. All other terms used in this Code shall be defined by reference to the 1940 Act or the Securities Exchange Act of 1934.

2.   Purpose of the Code.

     2.1 This Code establishes rules of conduct for all Supervised Persons of the Adviser and is designed to govern the personal securities and related activities of Supervised Persons. In general, in connection with personal securities transactions, all Supervised Persons have a fiduciary duty to :

          (1) always place the interests of the Advisory Clients first;
          (2) ensure that all personal securities transactions are conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an Access Person's position of trust and responsibility; and
          (3) not take inappropriate advantage of their positions
          (4) not engage in any act, practice, or course of business which results in the distribution to unauthorized persons of material nonpublic information about securities trading and recommendations of the Adviser, client transactions and securities holdings, and any other information about client accounts and relationships which is confidential..

     2.2 In addition to the provisions of Section 2.1, all Supervised Persons must comply with all applicable federal securities laws, which includes the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act to the extent it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury (collectively, "Federal Securities Laws").

     2.3 The Code also is designed to prevent certain practices by Access Persons in connection with the purchase or sale, directly or indirectly, by such Access Persons of securities held or to be acquired by an Advisory Client. These include:

     (a) employing any device, scheme or artifice to defraud an Advisory Client;

     (b) making any untrue statement of a material fact or omitting to state a material fact that renders statements made to an Advisory Client, in light of the circumstances under which they are made, not misleading;

     (c) engaging in any act, practice, or course of business that operates or would operate as a fraud or deceit upon an Advisory Client; or

     (d)  engaging  in any  manipulative  practice  with  respect to an Advisory
     Client.

     2.4 The standards set forth above govern all conduct, whether or not the conduct is also covered by more specific provisions of this Code of Ethics. Supervised Persons are encouraged to raise any questions concerning the Code of Ethics with the Chief Compliance Officer, Investments, or members of the Office of Investment Compliance. You should be alert at all times to honoring the spirit and intent as well as the letter of the Code. Failure to comply with the Code of Ethics may result in serious consequences, including but not limited to disciplinary action including termination of employment. You should also be aware that other codes and policies may apply to you depending upon your position within the Manulife organization. In particular, you should be aware of, and comply with, the provisions of the Manulife Financial Code of Business Conduct and Ethics.


3.   Prohibited Purchase and Sales.

     3.1 No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which to his or her actual knowledge at the time of such purchase or sale;

     (a) is currently under Active Consideration for purchase or sale by the Adviser on behalf of an Advisory Client; or
     (b) is being purchased or sold by the Adviser on behalf of an Advisory Client; provided, however, that such Covered Security may be purchased or sold by an Access Person if five calendar days have elapsed from the date the Adviser on behalf of an Advisory Client ceased activity in the purchase or sale of such Covered Security except as noted in Section 3.2 below.

     3.2 No Portfolio Manager shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership within seven calendar days before and after the particular Advisory Client that he or she manages trades in that Covered Security. A Portfolio Manager of an account that is not actively managed (e.g. an Index portfolio) is exempt from this requirement.

     3.3 No Investment Person shall acquire any Covered Securities in an initial public offering for his or her personal account. No Access Person who is not an Investment Person shall acquire, directly or indirectly, Beneficial Ownership of any Covered Security in an Initial Public Offering without the prior approval of the Chief Compliance Officer. This approval shall take into account whether the investment opportunity should be reserved for an Advisory Client, whether the opportunity is being offered to an individual by virtue of his or her position with the Adviser or an Advisory Client and any other relevant factors.

     3.4 No Investment Person shall acquire, directly or indirectly, Beneficial Ownership of any Covered Security in a private placement without the prior approval of the Chief Compliance Officer. This approval shall take into account whether the investment opportunity should be reserved for an Advisory Client, whether the opportunity is being offered to an individual by virtue of his or her position with the Adviser or an Advisory Client and any other relevant factors. If an Investment Person has purchased a Covered Security in a private placement, then:

     (a) such Investment Person must disclose to an Advisory Client his or her ownership of the Covered Security if he or she has a material role in the Adviser's subsequent consideration to purchase the Covered Security on behalf of the Advisory Client and (b) the Adviser's decision to purchase the Covered Security on behalf of an Advisory Client must be reviewed by at least one other Investment Person with no personal interest in the issuer.

     3.5 No Investment Person shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Covered Securities of which such Investment Person has Beneficial Ownership within 60 calendar days. The 60 day prohibition does not apply to transactions resulting in a loss.

     3.6 These prohibitions shall apply to the purchase or sale by any Access Person of any convertible Covered Security, option or warrant of any issuer whose underlying securities are under Active Consideration by the Adviser on behalf of an Advisory Client.

     3.7 Any profits realized on transactions prohibited by this Section 3 may be required to be forfeited on a basis to be determined by the Chief Compliance Officer together with the President of the Adviser or such other person(s) as may be designated by the President from time to time as further described in Section 8..+

     3.8 These  prohibitions shall not apply to purchases and sales specified in
     Section 4 of this Code.

4.   Exempt Transactions.

     The prohibitions in Section 3 of this Code shall not apply to the following transactions by Access Persons;

     (a) purchases or sales effected in any account over which an Access Person has no direct or indirect influence or control;
     (b) purchases or sales of Securities which are not eligible for purchase or sale by the account of any Advisory Client;
     (c) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer;
     (d) purchases or sales which are non-volitional on the part of either the Access Person or the Advisory Client;

     (e) purchases or sales which are part of an Automatic Investment Plan. An "Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including an automatic dividend reinvestment plan. However, when you set up an automatic investment plan or change instructions for such a plan, or if you make a special sale or purchase, which was discretionary, you must preclear such a sale or purchase.

5.   Prohibited Business Conduct.

     No Access Person shall, either directly or indirectly;

     (a) engage in any business transaction or arrangement for personal profit based on confidential information gained by way of employment with the Adviser;

     (b) communicate non-public information about Security transactions of an Advisory Client whether current or prospective, to anyone unless necessary as part of the regular course of the Advisory Client's business. Non-public information regarding particular Securities, including reports and recommendations of the Adviser, must not be given to anyone who is not an Investment Person without prior approval of the Supervisory Person. However, this prohibition shall not prevent an Access Person from communicating with an officer or director/trustee/partner of an Advisor Client regarding current or prospective Security transactions for the Advisory Client;

     (c) buy or sell any Security or any other property from or to an Advisory Client;

     (d) serve on the board of directors of any publicly traded company without prior authorization from the Supervisory Person based upon a determination that such board service would be consistent with the interests of all the Advisory Clients. Any Investment Person so authorized to serve as a director will be isolated from other Advisory Persons making investment decisions regarding such company through a "Chinese Wall" or other procedures; or

     (e) or accept a gift, favor, or service of more than de minimis value from any person or company which, to the actual knowledge of such Investment Person, does business or might do business with an Advisory Client, the Adviser, or any of the Adviser's affiliates (Any gifts of over $100 or such other minimum as specified by the Chief Compliance Officer from time to time) shall be reported to the Investment Person's supervisor).

6.   Preclearance

     An Access Person may directly or indirectly, acquire or dispose of a Beneficial Ownership of a Covered Security only if:
     (a) such purchase or sale has been approved by the Supervisory Person,
     (b) the approved transaction is completed within five business days approval is received, and
     (c) the Supervisory Person has not rescinded such approval prior to execution of the transaction.

     Non-Advisory Directors and Officers are not subject to these preclearance procedures. Covered Note that securities which are not "Covered Securities" do not need to be pre-cleared. In addition, securities acquired or disposed of pursuant to transactions described in Section 4 of this Code are not subject to these preclearance procedures.


     Please keep in mind that even if you receive a preclearance, or are exempt from preclearing a securities transaction, you are still prohibited from engaging in any fraud or manipulative practice (such as frontrunning) with respect to any client, including a Trust.

     NOTE: Other Obligations with respect to Transactions in MFC Securities: All Access Persons are required to preclear transactions in securities issued by Manulife Financial Corporation ("MFC"), which includes the sale or purchase of MFC stock or the exercise of MFC stock options. Please review the Manulife Financial Insider Trading and Reporting Policy for other restrictions or reporting obligations that may apply to your transactions in MFC securities.


7.   Reporting.

Initial and Annual Reporting

     7.1 Every Access Person shall provide to the Chief Compliance Officer within 10 days after becoming an Access Person and annually thereafter a report listing all Covered Securities in which he or she has any direct or indirect beneficial ownership in the Covered Security. The information in the annual report must be current as of a date no more than 45 days before the report is filed.

     7.2 The reports required by Section 7.1 shall include the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person; the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and the date that the report is submitted by the Access Person.

Quarterly Reporting

     7.3 Within 30 days after the end of a calendar quarter, an Access Person shall report to the board of directors of the Adviser any transaction during the quarter in a Covered Security in which he or she had, or by reason of such transaction acquired, any direct or indirect beneficial ownership

     7.4 Any quarterly transaction reports required by section 7.3 shall state:

     (a) the title and number of shares, the interest rate and maturity date (if applicable) and the principal amount of the Covered Security involved;
     (b) (if applicable) the date and nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition) or the date the account was established;
     (c) the price at which the transaction was effected;
     (d) the name of the broker, dealer or bank with or through whom the transaction was effected or with whom the Access Person established or maintained the account.
     (e) The date that the report is submitted by the Access Person.

     Such Information may be reported by providing a copy of the appropriate brokerage or account statements as applicable.

     7.5 Within 30 days after the end of a calendar quarter, an Access Person shall report to the board of directors of the Adviser with respect to any account established by the Access Person in which securities were held during the quarter for the direct or indirect benefit of the Access Person; provided, however, that an Access Person shall not be required to make a report with respect to any securities held in any account over which he or she has no direct or indirect influence or control, or with respect to transactions in automatic investment plans (as declared such by the Chief Compliance Officer from time to time). Any such quarterly account report shall include the name of the broker, dealer or bank with whom the Access Person established the account; the date the account was established; and the date that the report is submitted by the Access Person.

     7.6 An Access Person need not make a quarterly transaction report or the quarterly account report if the report would duplicate information contained in broker trade confirmations or account statements received by the Adviser with respect to the Access Person in the time required, if all of the required information is contained in the broker trade confirmations or account statements or in the records of the Adviser.

Disclaimer of Beneficial Ownership

     7.7 Any report required by this Section 7 may also contain a statement declaring that the reporting or recording of any transaction shall not be construed as an admission by the Access Person making the report that he or she has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

Annual Access Person Certfication

     7.8 Each Access Person shall certify annually, within 30 days of receipt of the request to do so, that he or she has read and understood the Code and recognizes that he or she is subject to the Code. Further, each Access Person is required to certify annually that he or she has complied with all the requirements of the Code and that he or she disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

Annual Reports to the Board of Trustees/Directors of Any Advisory Client Registered under the 1940 Act

     7.9  At  least  annually,   the  Adviser  shall  report  to  the  Board  of
     Trustees/Directors of any advisory client registered under the 1940 Act (a "1940 Act Advisory Client") regarding:

          (a) All existing procedures concerning personal trading activities and any procedural changes made during the past year;
          (b) any changes to the Code or procedures (subject to the requirement that any material changes must be reported to the Board of Trustees/Directors of any 1940 Act Advisory Client within six months of the effective date of any such change); and
          (c) any issues arising under the Code since the last report to the Board of Trustees/Directors of any 1940 Act Advisory Client, including, but not limited to, information about any material violations of the Code and any sanctions imposed in response to the material violations.

The Adviser shall also certify to the Board of Trustees/Directors of any 1940 Act Advisory Client at least annually that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.


8.   Reinforcement, Reporting and Sanctions.

     This Code of Ethics cannot anticipate every situation in which personal interests may be in conflict with the interests of our clients. All persons should be responsive to the spirit and intent of this Code of Ethics as well as its specific provisions. The Chief Compliance Officer and compliance staff are responsible for enforcement of the Code of Ethics. All persons subject to this Code of Ethics are required to report any violations of the Code of which they become aware to the Chief Compliance Officer.

     When any doubt exists regarding any Code of Ethics provision or whether a conflict of interest with clients might exist, you should discuss the transaction beforehand with the Chief Compliance Officer.

     The Code of Ethics is designed to detect and prevent fraud against clients and to avoid the appearance of impropriety. If you feel inequitably burdened by any policy, you should feel free to contact the Chief Compliance Officer to determine if an exception can be made to any provision of this policy. Exceptions may be granted by the Chief Compliance Officer where warranted by applicable facts and circumstances, but only in accordance with applicable law.

     To provide assurance that policies are effective, the Chief Compliance Officer is required to monitor and check personal securities transaction reports and certifications against client portfolio transactions. Other internal auditing and compliance review procedures may be adopted from time to time. Appropriate records will be kept, in the form, and for the time periods, required by applicable law, including records of compliance monitoring, reporting by Access Persons, approvals of various transactions, and disciplinary actions.

     Upon learning of a violation of this Code, the Adviser may impose any sanctions as it deems appropriate under the circumstance, including, but not limited to, letters of reprimand, suspension or termination of employment, disgorgement of profits and notification to regulatory authorities in the case of Code violations which also constitute fraudulent conduct. The Chief Compliance Officer will refer violations to the Board of Directors or its delegatee for review and recommendation of appropriate action. The Board may from time to time adopt a specific set of penalties applicable to particular circumstances.

     All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the Board of Directors of the Adviser.

9.   Amendment

     This Code may be amended by the Chief Compliance Officer from time to time. Material amendments shall be distributed to all relevant persons and records shall be kept of their acknowledgement of receipt of such Amended Code.

                         MARSICO CAPITAL MANAGEMENT, LLC
                           THE MARSICO INVESTMENT FUND
                                 CODE OF ETHICS



A.       Introduction and Overview.............................................2


B.       Persons Covered by the Code...........................................4


C.       General Conduct Guidelines for Personal Investments...................5


D.1.     Prohibition on Purchases of Certain Securities........................6


D.2.     Exempted Transactions.................................................7


D.3.     Pre-clearance and Other Requirements for Selling Restricted Trading
         Securities and Marsico Fund Shares...................................11


E.1.     Reports About Securities Holdings and Transactions...................13


E.2.     Review of Reports and Other Documents................................16


F.       Violations of the Code...............................................16


G.       Protection of Material, Non-Public Information.......................16


H.1.     Miscellaneous Issues concerning Board Service, Gifts, and Limited
         Offerings............................................................17


H.2.     Recordkeeping Requirements...........................................18


H.3.     Board Approval and Annual Review Requirements........................19


H.4.     Certification of Compliance..........................................19


H.5.     Adoption and Effective Date..........................................20


I.       Definitions..........................................................20


J.       Forms................................................................23

Initial Personal Holdings Report..............................................22


Quarterly Personal Transaction Report..........................................1


Annual Personal Holdings Report................................................1


Sample Letter to Broker or Other Institution...................................1


Initial Certification of Compliance............................................1


Periodic Certification of Compliance...........................................1


Approval of Investment in Limited Offering.....................................1


Approval of Investment in Initial Public Offering..............................1


Special Account Certification..................................................1


Pre-clearance Form.............................................................1



A.   Introduction and Overview

     This is the Code of Ethics ("Code") of Marsico Capital Management, LLC ("MCM") and The Marsico Investment Fund (the "Funds") (together, "Marsico"). This Code is intended to help ensure that our professional and personal conduct preserves Marsico's reputation for high standards of ethics and integrity. It is also intended to ensure that we obey federal and state securities laws.

     The fiduciary duties that all of us associated with Marsico owe to our clients must remain our foremost priority. One important part of our duty is to place the interests of our clients ahead of our own interests, and to avoid potential conflicts of interest. We have to avoid activities, interests, and relationships that might interfere, or appear to interfere, with our decisions for Fund shareholders and other clients. A conflict of interest can arise even if we don't intend it, and even if our clients don't take a loss.

     The Code is designed to help us avoid conflicts of interest in personal trading and related activities. It emphasizes four general principles for how we conduct our business:

1. We must comply with applicable federal and state securities laws. In connection with our investment advisory business, including the purchase or sale of a security for any client, directly or indirectly, it is unlawful to defraud or mislead any client (either directly or by failure to state material facts), or to engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any client. We also seek to fully disclose any conflicts of interest.

2. We must place the interests of our clients first, including the Funds, their shareholders, and other clients. As fiduciaries, we owe our clients a duty of care, loyalty, honesty, and good faith. As such, we seek to treat all clients equitably and seek to avoid favoritism among our clients. We must also scrupulously avoid putting our own personal interests ahead of the interests of Marsico clients. For example, we must never take for ourselves an investment opportunity that appropriately belongs to our clients.

3. We must conduct all personal securities transactions consistently with the Code, and avoid any actual or potential conflict of interest and any abuse of our position of trust. Marsico's personal trading policies are highly restrictive and provide substantial assistance in ensuring that personal securities transactions do not conflict with the interests of our clients. These policies also help to ensure that our focus remains on the interests of our clients

4. We must not take inappropriate advantage of our positions. The receipt of investment opportunities, perquisites, or gifts from persons seeking investment or business from Marsico could call into question our independent judgment.

     The Code's rules apply to everyone identified in Section B below. It is your responsibility to become familiar with the Code and to comply with it. Compliance with the Code is everyone's responsibility and is a condition to employment with Marsico. Violations of the Code will be taken seriously and could result in sanctions against the violator, including termination of employment.

     Because regulations and industry standards can change, Marsico reserves the right to amend any part of the Code. These amendments may result in more stringent requirements than are currently applicable. Marsico also may grant exemptions when necessary. Exemptions must be documented by the Compliance Department, and will be granted only when no harm to MCM's clients is expected to result. Any amendments to the Code will be circulated to all employees, as discussed in Section H.4 below, and will be acknowledged in writing.

     No code of ethics can anticipate every situation. You are expected to follow both the letter and the spirit of the Code. Even if no specific Code provision applies, please avoid all conflicts of interest and abide by the general principles of the Code. If you have any questions about the Code or whether certain actions may be covered by it, please contact the Compliance Department or the Legal Department.

     Capitalized terms in the Code are defined in Section I below.

B.   Persons Covered by the Code

     The Code applies to all Covered Persons. Covered Persons include all Access Persons and all Employees (whether or not they are Access Persons).

     Some provisions of the Code apply indirectly to other persons, such as relatives, significant others, or advisers, if they own or manage securities or accounts in which a Covered Person has a Beneficial Ownership interest. For example, if you are a Covered Person, the Code's investment restrictions and reporting requirements apply both to you, and to securities or accounts (1) owned by a relative who lives in your home or whom you support, or by a non-relative who shares significant financial arrangements with you, or (2) managed by an adviser for you or a close relative. An exemption may apply to a Special Account that you don't directly or indirectly influence or control, as discussed in Sections D.2.e.(4) and E.1.

Trustees of the Funds

     Trustees of the Funds who are "interested persons" of the Funds and are MCM employees are subject to all requirements of the Code. Special rules apply to Trustees of the Funds who are not "interested persons" of the Funds (including any Trustee who may have a business relationship with the Funds, MCM, or its officers or directors, but is not an MCM employee and has not been formally determined to be an "interested person"). These Trustees are subject to the Code generally, but are not subject to the investment restrictions or reporting requirements in Sections D.1, D.2, D.3, or E.1 unless the Trustee knew or should have known, in the ordinary course of fulfilling his or her official duties as a Fund trustee, that during the 15-day period immediately before or after the Trustee's transaction in a Covered Security, Marsico purchased or sold that security for a Fund, or considered the purchase or sale of that security. A special provision of the Code applies to any Fund Trustee who is an officer or director of an operating company, if the company's securities are held by a Fund, or are under consideration for purchase or sale by the Fund (as summarized in Section G below).

Covered Persons Not Employed by Marsico

     Some persons not employed by Marsico might be deemed Access Persons in some circumstances - see the definition of Access Person in Section I. Hypothetical examples include: (i) a person who is an Advisory Person of the Funds or MCM even though he or she is not a Marsico employee (such as a person employed by an MCM affiliate who regularly obtains information regarding the purchase or sale of Covered Securities by a Fund), or (ii) a person who is an Informed Underwriter Representative (such as an officer of the Funds' principal underwriter who ordinarily obtains information regarding the purchase or sale of Covered Securities by a Fund).

     At present, it appears that there are no Access Persons employed by companies that are in a control relationship to MCM or the Funds.(1) In addition, it does not appear that any director, officer, or general partner of the Funds' principal underwriter meets the definition of an Informed Underwriter Representative.(2)

     If at any time MCM or the Funds determine that an individual not employed by Marsico is an Access Person (and therefore a Covered Person subject to the Code), MCM or the Funds will seek to ensure that either (i) the Covered Person complies with the Code thereafter, or (ii) the employer of the Covered Person has a code of ethics that regulates the Covered Person in accordance with the criteria for a code of ethics under Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Investment Advisers Act, and that the Funds' Board of Trustees receives the opportunity to review and approve that code of ethics.

C.   General Conduct Guidelines for Personal Investments

     As explained in Section D.1, the Code prohibits all Covered Persons from purchasing Restricted Trading Securities, but permits us otherwise to hold, acquire, or sell these and other types of securities in certain circumstances. In addition, SEC rules impose certain general conduct guidelines that apply to our personal investments that are permitted by the Code:

1. You may not acquire an interest in a Limited Offering or in an Initial Public Offering without the prior written approval of MCM.

2. With respect to the Funds, you may not, in connection with your acquisition or sale of any Security Held or to be Acquired by a Fund or any Security issued by the Fund:

     (a) Employ any device, scheme, or artifice to defraud the Fund;

     (b) Make to the Fund any untrue statement of a material fact, or omit to state to the Fund a material fact necessary in order to make the statements made not misleading, in light of the circumstances under which the statements are made;

----------------------------
(1) Bank of America Corporation ("BAC") and certain of its affiliates are in a control relationship with MCM. MCM and BAC have received reasonable mutual assurances that employees of BAC and its affiliates do not regularly obtain specific current information or recommendations regarding the purchase or sale of Covered Securities by a Fund, and therefore are not Access Persons. MCM has adopted an Information Wall Policy designed to prevent such information from being inappropriately disclosed to non-MCM persons at BAC. The Information Wall Policy is subject to periodic independent review to assess its effectiveness. BAC has stated that it has procedures in place to prevent the misuse of any related information from MCM that it may receive.

(2) The principal underwriter to the Funds is UMB Distribution Services, LLC ("UMB Distribution"). No director, officer, or general partner of UMB
Distribution is believed to, in the ordinary course of business, obtain information or recommendations regarding the purchase or sale of Covered Securities by a Fund. In any case, because UMB Distribution is not an affiliated person of the Funds or MCM, and no officer, director, or general partner of UMB Distribution serves as an officer, director, general partner of the Funds or MCM, any Informed Underwriter Representative presumably would not be required to meet reporting requirements under the Code (or any code of ethics maintained by UMB Distribution).

     (c) Engage in any act, practice, or course of business that would operate as a fraud or deceit upon any Fund; or

     (d) Engage in any manipulative practice with respect to the Fund.

     Practices that may violate these guidelines include intentionally causing a Fund to act or fail to act in order to achieve a personal benefit rather than to benefit the Fund. Examples would include your causing a Fund to buy a Covered Security to support or drive up the value of your investment in the security, or causing the Fund not to sell a Covered Security to protect your investment.

     Another practice that may violate these provisions would be the exploitation of knowledge of Fund transactions to profit from their market effects. One example of this would be to sell a security for your personal account using the knowledge that MCM was about to sell the same security for the Funds. Because you have a duty to tell investment personnel about Covered Securities that are suitable for client investment, another violation may be your failure to recommend a suitable Covered Security or to purchase the Covered Security for a client to avoid a potential conflict with your personal transactions.

D.1. Prohibition on Purchases of Certain Securities

     (a) Personal investing by Covered Persons can create potential conflicts of interest and the appearance of impropriety. Unrestricted personal investing also could distract us from our service to clients by diverting resources or opportunities from client account management. Thus, Marsico has decided to prohibit all Covered Persons from purchasing any securities unless the purchase is an Exempted Transaction listed in Section D.2.(3)

     The practical effect of this prohibition is to restrict your purchase of certain securities we call Restricted Trading Securities for any account in which you have a Beneficial Ownership interest. The Restricted Trading Securities that you generally may not purchase include, without limitation, shares of mutual funds (other than the Funds) that are advised or sub-advised by MCM ("MCM Sub-advised Fund shares"), shares of common stock or preferred stock in a particular public operating company, shares of closed-end investment companies, corporate bonds, and options or other derivatives based on any of these securities.

     Subject to the restriction in the following paragraph, you may hold a Restricted Trading Security that was purchased before your association with Marsico. You also may otherwise acquire and hold certain Restricted Trading Securities through certain Exempted Transactions listed in Section D.2. In addition, you may sell a Restricted Trading Security if you comply with the sale pre-approval requirements ("pre-clearance") in Section D.3., or if the sale would be an Exempted Transaction under Section D.2.

-------------------------
(3) This prohibition may not apply to Covered Persons who are employed by entities other than Marsico and are subject to another code of ethics, as described in Section B.

     You may not hold shares of an MCM Sub-advised Fund. MCM Sub-advised Fund shares must be disposed of within a reasonable period of time after you join Marsico.(4) If you acquired MCM Sub-advised Fund shares before November 20, 2003, you may hold those shares for up to one year after that date, or sell the shares after obtaining pre-clearance from the Compliance Department in accordance with Section D.3. You may not purchase MCM Sub-advised Fund shares (other than through dividend reinvestments) on or after November 20, 2003, and may not hold any MCM Sub-advised Fund shares after November 20, 2004.

     (b) Purchases of Marsico Fund Shares. Covered Persons ("you") may invest in shares of the Funds ("Marsico Fund shares"), but only subject to the following restrictions:

     o After November 20, 2003, you may purchase Marsico Fund shares only through UMB Fund Services ("UMB") or through MCM's 401(k) plan ("Great-West"). You may not purchase new Marsico Fund shares (other than through dividend reinvestments) through brokers or other channels other than UMB or Great-West.

     o If you acquired Marsico Fund shares through brokers or other channels other than UMB or Great-West before November 20, 2003, you may hold those shares with the other broker for up to one year, transfer the shares to UMB or Great-West, or sell the shares after obtaining pre-clearance from the Compliance Department in accordance with Section D.3.

     o You must hold all Marsico Fund shares for at least 60 days after you purchase them. Waivers of this requirement may be granted in cases of death, disability, or other special circumstances approved by the Compliance Department (such as for automatic investment or systematic withdrawal programs).

     o The minimum sanction to be imposed for any initial violation of the 60-day holding period requirement will be disgorgement to the Fund of any profit on a sale of Marsico Fund shares before the expiration of the 60-day holding period. The Compliance Department's determination of the amount of the profit will be final.

     Marsico Fund shares are subject to sale pre-clearance and purchase and sale reporting requirements, as discussed below.

D.2. Exempted Transactions

     As a Covered Person, you may participate in the Exempted Transactions listed below. Exempted Transactions generally are exempted from the prohibition on purchases in Section D.1. and the sale pre-approval requirements in Section D.3., except as noted below. Exempted Transactions must still comply with other

------------------------
(4) Covered Persons who purchased MCM Sub-advised Fund shares prior to their employment with Marsico should seek pre-clearance under Section D.3. to sell those shares within 60 days of joining Marsico.

Code requirements, including the general conduct guidelines in Section C with respect to the Funds, and reporting requirements in Section E.1. If you have any doubt about how the Code applies to a particular transaction, please contact the Compliance Department or the Legal Department.

a. Purchase or sale of securities that are not Covered Securities (subject only to requirements in Section E.1. to report accounts that contain the securities)

(1) You may buy, exchange, or sell without restrictions any security that is not a Covered Security, including shares of registered open-end mutual funds (other than the Marsico Funds, MCM Sub-advised Funds, or Affiliated Funds), money market funds, Treasury securities, bank certificates of deposit, and high quality short-term debt instruments such as bankers' acceptances and commercial paper.

b.  Purchase  or sale of  Covered  Securities  that are not  Restricted  Trading
Securities   (subject  to  conduct   guidelines   in  Section  C  and  reporting
requirements in Section E.1.)

     (1) You may buy or sell shares of registered open-end mutual funds that are Affiliated Funds. Shares of the Marsico Funds and MCM Sub-advised Funds are NOT Affiliated Funds (see section D.1 above for trading restrictions on these funds).

     (2) You may buy or sell shares of index-based exchange-traded funds ("ETFs") (other than closed-end funds) and similar products that are linked to broadly based securities indices or sectors.

     (3) You may buy or sell municipal securities (including bonds and notes and investments in state 529 Plans).

     (4) You may buy or sell any interest in foreign currency.

     (5) You may participate in transactions in derivatives that are based on securities other than Restricted Trading Securities (for example, options, futures, or other instruments that are based on commodities, broad-based stock indices, ETFs, unit investment trusts, Treasury bonds, municipal bonds, or foreign currency). No exemption applies to transactions in derivatives that are based on Restricted Trading Securities (such as options based on particular common stocks or corporate bonds).

     (6) A financial adviser, trustee, or other person may buy or sell instruments that are not Restricted Trading Securities in a managed account for you (or for a person in whose account you have a Beneficial Ownership interest). This permits managed accounts to buy, for example, mutual funds (other than the Funds or MCM-Subadvised Fund shares), Treasury securities, ETFs, unit investment trusts, municipal bonds, commodities, commodity futures or options, stock index futures (not single stock futures), or foreign currency.

c. Acquisitions of Restricted Trading Securities in Limited Circumstances (subject to conduct guidelines in Section C, sale pre-clearance requirements in Section D.3, and security and account reporting requirements in Section E.1.)

     (1) You may buy (but not sell) securities through dividend reinvestment plans (if you do not make discretionary additional purchases), or through the receipt or exercise of rights or other securities granted to all existing shareholders on a pro rata basis (such as the receipt of securities of a spin-off of an existing company, or the exercise of warrants or rights to buy tracking stock or additional securities). You may also acquire securities through stock dividends, stock splits, mergers, or other corporate events that are generally applicable to all existing holders of the same class of securities. MCM hereby grants prior approval to acquire an interest in an Initial Public Offering if the securities acquired are issued to existing shareholders pursuant to this paragraph. Please note that any sale of Restricted Trading Securities obtained through these means must meet the sale pre-clearance and other requirements in Section D.3.

     (2) You may not buy an interest in any other Initial Public Offering unless you obtain the prior approval of MCM's Compliance Department (see attached form of Approval of Investment in Initial Public Offering).

d. Sales of Restricted Trading Securities in Limited  Circumstances
(subject to conduct guidelines in Section C, sale pre-clearance requirements in Section D.3., and security and account reporting requirements in Section E.1.)

     (1) You may sell (but not buy) a Restricted Trading Security if you follow the sale pre-clearance and other requirements in Section D.3. You may not, however, engage in short selling of particular Restricted Trading Securities, including short sales against the box. You may sell short an investment that is not a Covered Security or a Restricted Trading Security (such as an ETF).

e. Other Exempted Transactions (Purchase or Sale) (subject to conduct guidelines in Section C, and security and account reporting requirements in Section E.1.)

     (1) Non-volitional Transactions. You may buy or sell Restricted Trading Securities through non-volitional transactions you don't control (such as when an issuer whose securities you already own issues new securities to you or calls a security, a derivative instrument expires, or you receive a gift outside your control). If you acquire Restricted Trading Securities through a non-volitional transaction, but can control their sale, the sale is not an Exempted Transaction, and must meet the sale pre-clearance and other requirements in Section D.3.

     (2) Employment Arrangements. You may buy or sell Restricted Trading Securities including options under an employment arrangement, and may exercise or sell any options, if your employer or an affiliate issues the securities or options. MCM's prior approval is required if you or a household member enter into employment arrangements after you join MCM (see attached Approval of Investment in Limited Offering). MCM's prior approval also is required if you thereby acquire an interest in a Limited Offering (see attached form of Approval of Investment in Limited Offering).

     (3) Limited Offerings. You may buy an interest in any Limited Offering (such as an interest in a private company, partnership, limited liability company, private equity fund, venture capital fund, hedge fund, or other unregistered operating company or investment company that invests in securities, real estate, or other assets) only if you obtain MCM's prior approval (see attached form of Approval of Investment in Limited Offering). Investments in a hedge fund or other Limited Offering whose assets are invested in securities (except a fund advised by MCM) will be subject to conditions similar to those for a Special Account discussed below. You may sell an interest in a Limited Offering without restrictions (unless you get an interest in an Initial Public Offering in return, which requires MCM's prior approval). Holdings and transactions in a Limited Offering must be reported on Code report forms (subject to exceptions discussed in E.1.c.4. below).

     Pre-approval and reporting requirements may not apply to your ownership of a personal or family company that does not hold its assets for investment. Shares of a personal or family company or partnership that holds only family property (such as an airplane, residence, or vacation home), and is not primarily intended as an investment, are exempted because the company is not an investment vehicle. In contrast, if the personal or family company or partnership holds assets mainly for investment, owns income-producing assets, or offers shares to non-family members, the company or partnership may be viewed as an investment vehicle, and the exemption from pre-approval and reporting requirements may NOT apply.

     Before you invest in any Limited Offering, please request pre-approval from MCM, and discuss it with the Compliance Department or Legal Department if you are not sure how the Code applies to it.

     (4) Special Accounts. A financial adviser, trustee, or other person may buy or sell Restricted Trading Securities in a managed Special Account for you (or for a person in whose securities you have a Beneficial Ownership interest) only in rare circumstances requiring, among other things that you obtain MCM's prior approval (see attached form of Special Account Certification). Approval will require that:

          (a) You establish that the financial adviser, trustee, or other person who manages the Special Account has complete control over the account under a written grant of discretion or other formal arrangement, and that you have no direct or indirect influence or control over the Special Account or investment decisions made for it;

          (b) You (and any related person) do not disclose to the financial adviser, trustee, or other person who manages the Special Account any action that Marsico may take or has or has not taken, or any consideration by Marsico of any security;

          (c) The financial adviser, trustee, or other person who manages the Special Account does not disclose to you any investment decision to be implemented for the Special Account until after the decision has been implemented; and

          (d) You complete the attached form of Special Account Certification (or its equivalent) and any other documents requested by MCM; you report the existence of the Special Account in your periodic holdings and transaction reports; and you report securities holdings and transactions in the Special Account through account statements or otherwise if requested.

     Whether an exemption will be granted for a Special Account will be determined on a case-by-case basis. MCM reserves the rights to require additional conditions as necessary or appropriate depending on the circumstances, and to revoke the exemption at any time.

D.3. Pre-clearance and Other Requirements for Selling Restricted Trading Securities and Marsico Fund Shares

     As a Covered Person, you may be allowed to sell a Restricted Trading Security (including Marsico Fund shares, MCM Sub-advised Fund shares, or other securities acquired before your association with Marsico or through an Exempted Transaction), if you follow pre-clearance and other procedures designed to avoid potential conflicts of interest. Please note that all sales that qualify as Exempted Transactions in Section D.2. are exempted from all sale requirements.

a. Pre-clearance: Before you sell any Restricted Trading Security, Marsico Fund shares, or MCM Sub-advised Fund shares, you must complete and submit a Pre-clearance Form (see attached form). MCM will treat the pre-clearance process as confidential, and will not disclose related information except as required by law or for appropriate business purposes. You may not pre-clear your own form. The persons authorized to pre-clear transactions and sign the form are:

         Compliance Analysts or Manager
         Chief Compliance Officer of MCM
         Chief Compliance Officer of the Marsico Funds
         General Counsel, Associate General Counsel, or Other Counsel

     You may not sell the Restricted Trading Security, Marsico Fund shares, or MCM Sub-advised Fund shares in question until you receive written pre-clearance. Pre-clearance requests will be reviewed as quickly as possible. Please remember that pre-clearance is not automatically granted. For example, if MCM is considering the purchase of the security for client accounts, pre-clearance may be denied for a certain period of time.

     When you request pre-clearance of a sale of Marsico Fund shares or MCM Sub-advised Fund shares, you must attach to the Pre-clearance Form a copy of all of your transactions in those shares for the previous 90 days, including any transactions pursuant to automatic purchases, dividend reinvestments, and systematic withdrawal programs.

     Once pre-clearance is granted, it is valid only until the close of the next business day (unless you have no direct control over the timing of the transaction, in which case you should request that the transaction be initiated as soon as reasonably possible after pre-clearance), and only for the security and amount indicated on the Pre-clearance Form. You may not alter the terms of the authorized sale without completing a new Pre-clearance Form and obtaining written authorization.

     Failure to obtain pre-clearance for a sale of any Restricted Trading Security, or Marsico Fund shares, or MCM Sub-advised Fund shares is a serious breach of Marsico's rules. A violation may expose you to sanctions up to and including termination of employment. Failure to obtain pre-clearance also may require your trade to be canceled, and you may be required to bear any loss that results. MCM, in its discretion, may require any profits from an unauthorized trade to be donated to a charity designated by MCM.

b. Holding Period: As a general principle, Covered Persons should engage in personal securities transactions for investment purposes rather than to generate short-term trading profits. As a result, Covered Persons and accounts or securities in which they hold a Beneficial Ownership interest are generally prohibited from selling a Restricted Trading Security or Marsico Fund shares that you acquired within the previous 60 days. MCM may waive compliance with this requirement if you request a waiver in advance and show that you have good cause to be excused (such as a need to sell investments to buy a home). Waivers of the 60-day holding period requirement for Marsico Fund shares may be granted in cases of death, disability, or other special circumstances approved by the Compliance Department (such as for automatic investment or systematic withdrawal programs). The minimum sanction to be imposed for any initial violation of the 60-day holding period requirement for Marsico Fund shares will be disgorgement to the Fund of any profit on a sale of Marsico Fund shares before the expiration of the 60-day holding period. The Compliance Department's determination of the amount of the profit will be final.

c. Blackout Period: You may not sell a Restricted Trading Security for either seven days before, or seven days after, a trade in the same security or an equivalent security for a Fund or other client. This blackout period is intended to ensure that a Covered Person's securities transactions do not coincide with those of MCM's clients, and therefore minimize the possibility that the Covered Person may benefit from actions taken by MCM on behalf of its clients. The application of the blackout period before a trade for a Fund or other client poses certain difficulties, and could result in inadvertent violations of the Code (since it may be impossible to definitively determine whether a security will be bought or sold in the future). Nonetheless, Marsico makes reasonable efforts to ascertain whether a security will be purchased or sold for a Fund or other client after pre-approval in order to avoid even the appearance of impropriety.

     If a pre-cleared trade ultimately falls within the blackout period, MCM may ask the Covered Person to cancel the transaction. If the transaction was pre-cleared but cannot be canceled, MCM may, but is not required to, impose a sanction if necessary or appropriate in the circumstances. MCM may waive compliance with the blackout period requirement if there is good cause or under other special circumstances approved by the Compliance or Legal Department.

Please contact the Compliance Department or the Legal Department if you have any question about the application of the blackout period.

E.1. Reports About Securities Holdings and Transactions

     As an Employee, you must give MCM periodic written reports about your securities holdings, transactions, and accounts (and the securities or accounts of other persons if you have a Beneficial Ownership interest in them).(5) SEC requirements mainly control these reports and their contents. The reports are intended to assist Marsico in identifying conflicts of interest that could arise when you invest in a Covered Security or hold accounts that permit these investments, and to promote compliance with the Code. Marsico is sensitive to privacy concerns, and will try not to disclose your reports to anyone unnecessarily. Reports should be filed on forms like those attached or in accordance with instructions from MCM's Compliance Department.

     Failure to file a timely, accurate, and complete report is a serious breach of SEC rules. If you are late in filing a report, or file a report that is misleading or incomplete, you may face sanctions including identification by name to the Funds' board of directors or MCM management, withholding of salary or bonuses, or termination of employment.

a. Initial Holdings Report: Within ten days after you begin employment with Marsico, you must submit to Marsico a report that contains:

     (1) The name/title and ticker symbol (or CUSIP), and the number of equity shares of (or the principal amount of debt represented by) each Covered Security in which you have any direct or indirect Beneficial Ownership interest as of the date when you began employment with Marsico. You may provide this information in part by referring to attached copies of broker transaction confirmations or account statements that contain accurate, up-to-date information. All information contained in confirmations or account statements attached to the initial holdings report must be current as of a date not more than 45 days prior to the date of your employment.

In a separate section of the holdings report, you must report all holdings of Marsico Fund shares, MCM Sub-advised Fund shares, and Affiliated Fund shares.

     (2) The name and address of any broker, dealer, bank, or other institution (such as a general partner of a limited partnership, or transfer agent of a company) that maintained any account in which any securities (Covered Securities or not) were held for your direct or indirect Beneficial Ownership when you began employment with Marsico, the approximate date(s) when those accounts were established, the account numbers and names of the persons for whom the accounts are held.

---------------------------
(5) Covered Persons employed by entities other than Marsico and subject to another code of ethics should instead comply with its reporting requirements, as noted in Section B.

     (3) .A statement (and a letter or other evidence) that you have instructed each broker, dealer, bank, or other institution to provide duplicate account statements and confirmations of all securities transactions to Marsico, unless Marsico indicates that the information is otherwise available to it. A sample Letter to Broker or Other Institution is attached.

     (4) The date that you submitted the report.

b. Quarterly Transaction Report: Within thirty days after the end of each calendar quarter, you must submit to Marsico a report that contains:

     (1) With respect to any transaction during the quarter in a Covered Security (including Marsico Fund shares, MCM Sub-advised Fund shares, or Affiliated Fund shares) in which you had any direct or indirect Beneficial Ownership interest:

          (a) The date of the transaction (purchases, exchanges, sales), the name/title and ticker symbol (or CUSIP), interest rate and maturity date (if applicable), and the number of equity shares of (or the principal amount of debt represented by) each Security involved;

          (b) The nature of the transaction (i.e., purchase, sale, or other type of acquisition or disposition);

          (c) The price at which the  transaction  in the Security was effected;
     and

          (d) The name of the broker, dealer, bank, or other institution with or through which the transaction was effected.

You may provide this information by referring to attached copies of broker transaction confirmations or account statements that contain all of the information, or by referring to statements or confirmations known to have been received by Marsico no later than 30 days after the end of the applicable calendar quarter.

     (2) The name and address of any broker, dealer, bank, or other institution (such as a general partner of a limited partnership, or transfer agent of a company) that maintained any account in which any securities (Covered Securities or not) were held during the quarter for your direct or indirect Beneficial Ownership, the account numbers and names of the persons for whom the accounts were held, and the approximate date when each account was established.

     (3) A statement (and a letter or other evidence) that you have instructed each broker, dealer, bank, or other institution that has established a new account for the direct or indirect Beneficial Ownership of the Employee during the past quarter to provide duplicate account statements and confirmations of all securities transactions to Marsico, unless Marsico indicates that the information is otherwise available to it.

     (4) The date that you submitted the report.

c. Annual Holdings Report: Annually, at a time determined by the Compliance Department, you must submit to Marsico a report that contains the following information as of the effective date:

     (1) The name/title and ticker symbol (or CUSIP), and the number of equity shares of (or the principal amount of debt represented by) each Covered Security (including Marsico Fund shares, MCM Sub-advised Fund shares, or Affiliated Fund shares) in which you had any direct or indirect Beneficial Ownership interest on the effective date. You may provide this information by referring to attached copies of broker transaction confirmations or account statements that contain the information. All such information contained in confirmations or account statements attached to the holdings report must be current as of a date not more than 45 days before the report is submitted. If appropriate, you and MCM may rely on confirmations or account statements that have been previously provided to MCM.

     (2) The name and address of any broker, dealer, bank, or other institution (such as a general partner of a limited partnership, or transfer agent of a company) with which you maintained any account in which any securities (Covered Securities or not) were held for your direct or indirect Beneficial Ownership of the Employee on the effective date, the account numbers and names of the persons for whom the accounts are held, and the approximate date when each account was established.

     (3) A statement (and a letter or other evidence) that you have instructed each broker, dealer, bank, or other institution to provide duplicate account statements and confirmations of all securities transactions to Marsico, unless Marsico indicates that the information is otherwise available to it.

     (4) The date that you submitted the report.

     Exception to requirement to list transactions or holdings: You need not list any securities holdings or transactions in any account over which you had no direct or indirect influence or control, unless requested by MCM. This may apply, for example, to a Special Account. You must still identify the existence of the account in your list of securities accounts.

     You need not list additional transactions in a Limited Offering (after the initial transaction) if the additional transactions do not increase the amount of your investment or ownership interest beyond those originally approved by MCM. If there are additional investments beyond the amounts approved, the transactions must be reported, and in some circumstances may require a new approval form (see attached form of Approval of Investment in Limited Offering).

     Please ask the Compliance Department or the Legal Department if you have questions about reporting requirements.

E.2. Review of Reports and Other Documents

     The Compliance Department will review each report submitted pursuant to Section E.1. by Covered Persons for consistency with the Code, and will review each account statement or confirmation from institutions that maintain their accounts. To ensure adequate scrutiny, a report concerning a member of the Compliance Department will be reviewed by a different member of the Compliance Department.

F.   Violations of the Code

     All employees will promptly report any violations of the Code to the Chief Compliance Officer of MCM, the Chief Compliance Officer of the Funds, or a member of the Compliance Department.(6) Reports of violations of the Code may be submitted anonymously.

     The Compliance Department will promptly investigate any violation or potential violation of the Code, and recommend to the Chief Compliance Officer of MCM or the Chief Compliance Officer of the Funds appropriate action to cure the violation and prevent future violations. The Compliance Department will keep a record of investigations of violations, including actions taken as a result of a violation. If you violate the Code, you may be subject to sanctions including identification by name to the Funds' board of directors or MCM management, withholding of salary or bonuses, or termination of employment. Violations of the Code also may violate federal or state laws and may be referred to authorities.

G.   Protection of Material, Non-Public Information

     MCM maintains comprehensive polices and procedures designed to prevent the misuse of material, non-public information ("Insider Trading Policy").(7) MCM's Insider Trading Policy is designed to ensure that MCM personnel act consistently with the fiduciary duties owed to clients, and that those personnel do not personally profit from MCM's proprietary information at the expense of clients or other persons to whom duties are owed. MCM's Insider Trading Policy is also designed to ensure that MCM's proprietary information is not disclosed improperly.

     MCM's Insider Trading Policy generally prohibits employees from (1) buying or selling a security either personally or on behalf of any account or fund managed by MCM, while in possession of material, non-public information about that security or its issuer, or (2) communicating material, non-public information to others in violation of the law and the Insider Trading Policy.

----------------------------
(6) All violations of this Code must periodically be reported to MCM's Chief Compliance Officer.

(7) MCM's Insider Trading Policy covers all officers, directors and employees of MCM and any other persons as may from time to time fall within the definition of "persons associated with an investment adviser," as defined in the Advisers Act. MCM's Insider Trading Policy extends to activities within and outside of an employee's duties at MCM.

These prohibitions generally extend to communications of material, non-public information regarding MCM, its investment processes, analyses, recommendations, and holdings of MCM-advised accounts, the Marsico Funds, and any other registered investment companies sub-advised by MCM. Every MCM employee is required to read the Insider Trading Policy, to sign and return accompanying acknowledgements, and to retain a copy of the policy in a readily accessible place for reference.

     Special Provision for Fund Trustees: This provision is intended to prevent the misuse of material, non-public information when a Trustee also serves as a director or officer of an operating company, if the company's securities are held by a Fund, or are under consideration for purchase or sale by the Fund. In those circumstances, the Trustee may not discuss the company or the Marsico Funds' holdings (or contemplated holdings) in the company with any employee of MCM or the Funds. The Trustee also should recuse himself or herself from any Board discussion or presentation regarding the securities of the company. The Trustee and any employee of MCM or the Funds may attend a general company meeting or other meeting, at which the Trustee may discuss the company with other members of the Board, the financial community, or securities analysts. Any questions regarding this policy should be discussed with the Chief Compliance Officer of the Funds.

H.1. Miscellaneous Issues concerning Board Service, Gifts, and Limited Offerings

     Some conduct that does not involve personal trading may still raise concerns about potential conflicts of interest, and is therefore addressed here.

a. Service on Boards: As a Covered Person, you may not serve on the board of directors of any for-profit company that is the type of company in which MCM might reasonably consider investing for clients without MCM's prior written approval. Approval will be granted only if MCM believes that board service is consistent with the interests of Marsico's clients. If board service is authorized, you and MCM must follow appropriate procedures to ensure that you and Marsico do not obtain or misuse confidential information. MCM also may require you to show that any securities you receive from the for-profit company or organization are appropriate compensation.

b. Other Business Activities: As a Covered Person, you should consider your fiduciary responsibilities under the Code when accepting outside employment arrangements or involvement in outside business activities. Any questions should be directed to the Compliance Department or Legal Department.

c. Gifts: On occasion, you may be offered gifts from clients, brokers, vendors, or other persons not affiliated with Marsico who may be in a position to do business with Marsico. You may not accept extraordinary or extravagant gifts. You may accept gifts of a nominal value (i.e., no more than $100 annually from one person), customary business meals and entertainment if both you and the giver are present (e.g., sporting events), and promotional items (e.g., pens or mugs). You may not solicit gifts.

     You may not give a gift that has a fair market value greater than $100 per year to persons associated with securities or financial organizations, exchanges, member firms, commodity firms, news media, or clients of MCM. You may provide reasonable entertainment to these persons if both you and the recipient are present. Please do not give or receive gifts or entertainment that would be embarrassing to you or Marsico if made public.

d. Limited Offerings in Private Companies: If you acquire a Limited Offering in a private company, either before association with Marsico or through an Exempted Transaction, MCM may have to follow special procedures if it later seeks to purchase securities of the same issuer for clients. You may be excluded from decision-making relating to such an investment. If you play a part in MCM's consideration of the investment, your interest may have to be disclosed to all clients for whom MCM may make the investment, and MCM's decision to invest must be independently reviewed by other investment personnel with no personal interest in the issuer.

H.2. Recordkeeping Requirements

     Marsico or its agents will maintain the following records at their places of business in the manner stated below. These records may be made available to the Securities and Exchange Commission for reasonable periodic, special, or other examinations:

o A copy of the Code that is in effect, and any Code that was in effect at any time within the past five years (maintained in an easily accessible place);

o A record of any violation of the Code, and of any action taken as a result of the violation (maintained in an easily accessible place for five years after the end of the fiscal year in which the violation occurs);

o A copy of each report required to be submitted by a Covered Person under Section E.1., including broker transaction confirmations or account statements (maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place);

o A record of all Covered Persons within the past five years, and who are or were required to make reports under the Code (maintained in an easily accessible place);

o A record of all persons who are or were responsible for reviewing reports of Covered Persons during the past five years (maintained in an easily accessible place);

o A copy of each report to the Board of Trustees of the Funds submitted under Section H.3. of the Code (maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place);

o A copy of each written approval (including the reasons supporting such decision) of a Covered Person's acquisition of securities in an Initial Public Offering or a Limited Offering, and each written approval of other transactions, such as a Pre-clearance Form (maintained for at least five years after the end of the fiscal year in which the approval was granted); and

o  A  copy  of  each  Covered  Person's   periodic   Certificate  of  Compliance
(acknowledging receipt of the Code and any amendments) under Section H.4. for five years (maintained in an easily accessible place).

H.3. Board Approval and Annual Review Requirements

     This Code and any material changes must be approved by the Board of Trustees of the Funds, including a majority of the Outside Trustees, within six months after the adoption of the material change. Each approval must be based on a determination that the Code contains provisions reasonably necessary to prevent Covered Persons from engaging in any conduct prohibited by Rule 17j-l(b) under the 1940 Act, including conduct identified in Section C above.

     At least annually, the Fund's Chief Compliance Officer, on behalf of MCM, will provide to the Board of Trustees of the Funds, and the Trustees will review, a written report that summarizes existing procedures concerning personal trading (including any changes in the Code), certifies that Marsico has adopted procedures reasonably necessary to prevent violations of the Code, describes any issues arising under the Code, including any material violations and sanctions imposed since the last report to the Board, and identifies any recommended changes to the Code.

     MCM's Chief Compliance Officer must approve the Code on behalf of MCM. On an annual basis, MCM's Chief Compliance Officer, with the assistance of any designees, will also review the adequacy and effectiveness of the Code, and make any necessary recommendations for revisions of the Code.

     MCM's Compliance Department is responsible for providing, as necessary, any training and education to Covered Persons regarding compliance with the Code.

H.4. Certification of Compliance

     The Compliance Department will notify each Covered Person that he or she is subject to the Code and will provide each such person with a copy of the Code. Each Covered Person will be asked to certify initially and periodically that he/she has received, read, understands, and has complied or will comply with the Code. You must complete this Certification of Compliance upon commencement of employment and periodically thereafter. Any material amendments to the Code will be circulated prior to becoming effective.

H.5. Adoption and Effective Date

         Approved by:               /s/ Steven Carlson

         Title:                     Chief Compliance Officer

         Effective as of:           October 1, 2004

_____________________________________

         Amended:                   April 1, 2005

         Approved by:               /s/ Steven Carlson

         Title:                     Chief Compliance Officer

         Effective Date:            February 1, 2005


I.   Definitions

1.   "Access Person" means:

(a) Any "MCM-Supervised Person," defined as any MCM partner, officer, director (or person with similar status or functions), or employee (or other person who provides investment advice for MCM and is subject to MCM's supervision or control), if the MCM-Supervised Person:

     (i) Has access to non-public information regarding any MCM client's purchase or sale of securities, or non-public information regarding the portfolio holdings of any investment company advised or sub-advised by MCM; or

     (ii) Is involved in making securities recommendations to clients, or has access to such recommendations that are non-public;

(b) Any "Advisory Person of the Funds or of MCM," defined as (i) any director, officer, general partner or employee of the Funds or MCM (or of any company in a control relationship to the Funds or MCM) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to those purchases or sales; and (ii) any natural person in a control relationship to the Funds or MCM who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of Covered Securities by the Fund; and

(c) Any "Informed Underwriter Representative," defined as a director, officer, or general partner of the principal underwriter to the Funds who, in the ordinary course of business, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to a Fund regarding the purchase or sale of Covered Securities; provided that the Informed Underwriter Representative would not be required to meet reporting requirements under the Code (or any code of ethics maintained by the principal underwriter) unless the principal underwriter is an affiliated person of a Fund or MCM, or the Informed Underwriter Representative also serves as an officer, director, or general partner of a Fund or MCM.

(d) All directors, officers, and general partners of either MCM or the Funds are presumed to be Access Persons.

2. "Affiliated Fund" means any investment company (EXCEPT money market funds) for which a control affiliate of MCM (including a person that controls MCM, is controlled by MCM, or is under common control with MCM) acts as adviser, subadviser, or principal underwriter. Investment companies for which MCM acts as adviser or subadviser are NOT considered to be Affiliated Funds. MCM's Compliance Department will maintain a listing of Affiliated Funds and will periodically distribute the list to all Covered Persons.

3. "Beneficial Ownership" has the same meaning as under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) under the Act. Under those provisions, a person generally is the beneficial owner of (or has a Beneficial Ownership interest in) any securities in which the person has or shares a direct or indirect pecuniary interest. A person's Beneficial Ownership interest ordinarily extends to securities held in the name of a spouse, minor children, relatives resident in the person's home, or unrelated persons in circumstances that suggest a sharing of financial interests, such as when the person makes a significant contribution to the financial support of the unrelated person, or shares in profits of the unrelated person's securities transactions. Key factors in evaluating Beneficial Ownership include the person's ability to benefit from the proceeds of a security, and the extent of the person's control over the security.

4. "Covered Person" means any person subject to the Code, which generally includes any Access Person or any Employee.

5. "Covered Security" means any security, as defined in Section 2(a)(36) of the Investment Company Act, except (1) direct obligations of the U.S. government;
(2) bankers' acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements; or
(3) shares issued by open-end registered investment companies (also known as mutual funds). NOTE THAT FOR PURPOSES OF THIS CODE, shares of the Marsico Funds, MCM Sub-advised Funds, and Affiliated Funds are considered Covered Securities.

6. "Employee" means (1) any Marsico Employee, and (2) any temporary staffer who has worked for Marsico continuously for more than 30 days.

7. "Exempted Transaction" means a securities transaction listed in Section D.2. The purchase or sale of a security through an Exempted Transaction generally is exempted from the prohibition on purchases in Section D.1., and the sale pre-approval requirements in Section D.3., unless otherwise noted in Section D. An Exempted Transaction generally is not exempted from the general conduct guidelines in Section C, or the reporting requirements in Section E.1.

8. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

9. "Limited Offering" means any offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) of the Securities Act or pursuant to Rule 504, 505, or 506 under the Securities Act. A Limited Offering generally includes any interest in a private company, partnership, limited liability company, private equity fund, venture capital fund, hedge fund, or other unregistered operating company or investment company that invests in securities, real estate, or other assets, and certain interests in stock options or other deferred compensation.

10 "Marsico Employee" means any officer, principal, or permanent employee of MCM, and any officer, trustee, or permanent employee of the Funds. "Marsico Employee" does not include an inactive or semi-retired employee who receives salary or benefits, but does not actively participate in Marsico's business, have access to current information regarding the purchase or sale of Covered Securities by the Funds, or make recommendations regarding those purchases or sales.

11. "Restricted Trading Security" means any security that a Covered Person generally may not purchase because of the prohibition on purchases in Section
D.1. Restricted Trading Securities include, without limitation, shares of common stock or preferred stock in a particular public operating company, MCM Sub-advised Fund shares, shares of closed-end investment companies, corporate bonds, and options or other derivatives based on any of these securities. A Covered Person may otherwise hold, acquire, or sell a Restricted Trading Security (other than MCM Sub-advised Fund shares after a reasonable time), as explained in Section D.1.

12. "Security Held or to be Acquired by a Fund" means (1) any Covered Security that within the most recent 15 days (a) is or has been held by one of the Funds or a mutual fund sub-advised by MCM; or (b) is being or has been considered by a Fund or MCM for purchase by the Fund or a mutual fund sub-advised by MCM; and
(2) any option to purchase or sell, and any security convertible into or exchangeable for, such a Covered Security.

13. "Special Account" means a managed account in which a financial adviser, trustee, or other person buys or sells Restricted Trading Securities for a Covered Person (or for a person in whose securities a Covered Person has a Beneficial Ownership interest), provided that the account meets the requirements described in Section D.2.f.(4).

J.       Forms

         Attached to the Code are the following forms:

o        Initial Personal Holdings Report;
o        Quarterly Personal Transaction Report;
o        Annual Personal Holdings Report;
o        Sample Letter to Broker or Other Institution;
o        Initial/Periodic Certification of Compliance with Code of Ethics;
o        Approval of Investment in Limited Offering;
o        Approval of Investment in Initial Public Offering;
o        Special Account Certification;
o        Pre-clearance Form.

                     MARSICO CAPITAL MANAGEMENT, LLC ("MCM")
                        Initial Personal Holdings Report
             To be completed by all New MCM Employees Within 10 Days
                           after Beginning Employment

NAME:  ___________________________________

EFFECTIVE DATE (WHEN YOU
BEGAN EMPLOYMENT WITH MCM): _____________________________

1. Please list every "Covered Security" in which you had any direct or indirect beneficial ownership interest on the Effective Date, including securities owned by other persons.(8)

A Covered Security includes shares of exchange-traded funds, unit investment trusts, municipal bonds and state 529 Plans, closed-end funds, depositary receipts, broker folios, common stock, preferred stock, corporate bonds, hedge funds, and limited partnership interests, among other securities. These may be held in custody or in certificate form.

Shares of Marsico Funds, MCM Sub-advised Funds, and Affiliated Funds are Covered Securities that are reported in a separate section on the holdings report. Money market funds do not need to be reported.

Shares of registered open-end investment companies (mutual funds) which are not listed above, direct obligations of the U.S. government, bank CDs, or other high-quality short-term debt are NOT included in the definition of Covered Securities and do not need to be reported.

                                      * * *

You may rely on account statements or confirmations that provide the requested information. To do this, please attach copies to the report and state below that "Confirmations and/or account statements are attached". All information contained in attached confirmations or account statements must be current as of a date no more than 45 days prior to the date of your employment.

----------------------------
(8) You generally have an indirect beneficial ownership interest in, for example, securities or accounts (1) owned by a relative who lives in your home or whom you support, or by a non-relative who shares significant financial arrangements with you, or (2) managed by an adviser for you or a close relative. Your completion of this report is not an admission for other purposes that you have an ownership interest in securities or accounts reported here.

Please write "None" below if you do not own a direct or indirect interest in a Covered Security.

-------------------------------------------- ---------------- ----------------
TITLE AND SYMBOL OF COVERED SECURITY         NUMBER OF SHARES PRINCIPAL AMOUNT
(including interest rate and maturity        (if equity)      (if debt)
date if applicable)
-------------------------------------------- ---------------- ----------------

-------------------------------------------- ---------------- ----------------

-------------------------------------------- ---------------- ----------------

-------------------------------------------- ---------------- ----------------

-------------------------------------------- ---------------- ----------------

-------------------------------------------- ---------------- ----------------

-------------------------------------------- ---------------- ----------------

-------------------------------------------- ---------------- ----------------


Please write "None" below if you do not own a direct or indirect interest in the following fund shares. Money market funds do not need to be reported.
------------------------------------------------------------- --------------
MARSICO  FUND  SHARES,   MCM  SUB-ADVISED  FUND  SHARES,  OR  NUMBER OF
AFFILIATED FUND SHARES (please list all shares or attach all  SHARES relevant account statements and/or confirmations)
------------------------------------------------------------- --------------

------------------------------------------------------------- --------------

------------------------------------------------------------- --------------

------------------------------------------------------------- --------------

------------------------------------------------------------- --------------

2. Please list the name and address of each broker, dealer, bank, or other institution (such as the general partner of a limited partnership, or transfer agent of a company) that maintained an account containing ANY securities held for your direct or indirect benefit on the Effective Date.

Please also list the approximate date the account was established, and registration information including the number of the account and the name in which it is registered (if not your own).

Securities accounts should be listed if they contain any securities, not just Covered Securities. Accounts to be listed include brokerage, IRA, 401(k), profit-sharing, pension, retirement, trust, mutual fund, hedge fund, or limited partnership accounts maintained for you, or for other persons if you have a beneficial ownership interest in the account.(9) You need not list accounts that hold no securities, such as a savings account. Your account with the MCM 401(k) plan is already listed for you.

-----------------------------
(9) You generally have an indirect beneficial ownership interest in accounts owned by persons such as those listed in the previous footnote.

--------------------------------------- ----------------- ----------------------------------
NAME/ADDRESS OF BROKER,                 DATE SECURITIES   ACCOUNT REGISTRATION
DEALER, BANK, OR OTHER                  ACCOUNT WAS       (Self/Other) AND NUMBER/S
INSTITUTION                             ESTABLISHED
--------------------------------------- ----------------- ----------------------------------
Great-West Life & Annuity Insurance Co. (Please state     Self:
401(k) Operations                       approximate date) MCM 401(k) Plan No. 934587-01,
8525 East Orchard Road                                    Participant Account
Greenwood Village, Colorado 80111                         (Please state all account numbers)


--------------------------------------- ----------------- ----------------------------------
UMB Fund Services, Inc.                 (Please state     (Please state all account numbers)
803 West Michigan Street                approximate date)
Milwaukee, Wisconsin  53233



--------------------------------------- ----------------- ----------------------------------





--------------------------------------- ----------------- ----------------------------------





--------------------------------------- ----------------- ----------------------------------

3. Please send a letter or other instruction (sample attached) to every broker, dealer, bank, or other institution (such as the general partner of a limited partnership, or transfer agent of a company) that maintained an account for your direct or indirect benefit on the Effective Date.(10)

The letter or instruction should ask the institution to mail to MCM's compliance department (1) a duplicate confirmation of each transaction in each account, and
(2) a duplicate copy of each periodic account statement. Please attach to this report a copy of each letter or instruction.

                                      * * *

You need not send a letter to the MCM 401(k) plan (which provides information to MCM directly), or send a letter to UMB about an account that holds only Marsico funds through UMB (which provides information to MCM). You also need not send a

-------------------------
(10) You need not send a new letter to an institution if you previously sent a similar letter that references every account maintained at that institution for your benefit on the Effective Date (including accounts maintained for other persons), and you attach a copy to this report.

letter to an institution (such as a real estate limited partnership) that holds a securities account for you (such as a record of a partnership interest) but does not itself invest in securities.


CERTIFICATION

I certify that I have responded fully to Request Nos. 1 and 2, and have instructed each broker, dealer, bank, or other institution to provide the information requested in Request No. 3 of this Initial Personal Holdings Report.


Name:      _____________________________________
                      (please print)

Signature: _____________________________________


Date Submitted: ________________________________

Revised initial personal holdings report3.doc, September 19, 2006, 10:55 AM

                     MARSICO CAPITAL MANAGEMENT, LLC ("MCM")
                      Quarterly Personal Transaction Report
             To be completed by all MCM Employees Within Thirty Days
                          After Each Calendar Quarter


NAME:(11)  _______________________________________


CALENDAR QUARTER JUST ENDED:  (please indicate below)


       1ST Q               2ND Q               3RD Q               4TH Q

                                  200__


1. Please list on page 2 each "transaction" in the past quarter in a "Covered Security" in which you had a direct or indirect beneficial ownership interest.(12) A transaction generally happens when someone acquires or disposes of a Covered Security.

A Covered Security includes shares of exchange-traded funds, unit investment trusts, municipal bonds and state 529 Plans, closed-end funds, depositary receipts, broker folios, common stock, preferred stock corporate bonds, hedge funds, and limited partnership interests, among other securities.

Shares of Marsico Funds, MCM Sub-advised Funds, and Affiliated Funds are Covered Securities. Transactions in these shares are reported in a separate section of the transaction report. Money market fund transactions do not need to be reported.

Shares of registered open-end investment companies (mutual funds) which are not listed above, direct obligations of the U.S. government, bank CDs, or other high-quality short-term debt are NOT included in the definition of Covered Securities, and transactions in such investments do not need to be reported.

                                     * * *


-------------------------
(11) This report also serves as MCM's record of every transaction in certain types of securities in which an advisory representative has any direct or indirect beneficial ownership, as required by Rule 204-2(a)(12) under the Investment Advisers Act.

(12) You generally have an indirect beneficial ownership interest in, for example, securities or accounts (1) owned by a relative who lives in your home or whom you support, or by a non-relative who shares significant financial arrangements with you, or (2) managed by an adviser for you or a close relative. Your completion of this report is not an admission for other purposes that you have an ownership interest in securities or accounts reported here.

You may rely on confirmations or account statements that provide the requested information. To do this, please state on page 2 that: (a) "I know my broker/dealer/bank/other institution sent copies of all relevant confirmations and account statements to MCM no later than 30 days after the end of the applicable calendar quarter," if true; or (b) "Confirmations and/or account statements are attached" (and attach copies). Only (b) is acceptable for Marsico Fund shares, Marsico Sub-advised Fund shares, and Affiliated Fund shares.

Please write "None" on page 2 if no transaction in Covered Securities happened this quarter.

------------ ------------------------------- ----------- ----------- ---------------- ------------- ----------------
DATE OF      TITLE AND SYMBOL OF             NUMBER OF   PRINCIPAL   NATURE OF        PRICE OF      NAME OF BROKER,
TRANSACTION  COVERED SECURITY                SHARES      AMOUNT      TRANSACTION      COVERED       DEALER, OR BANK
             (including interest rate and    (if equity) (if debt)   (purchase, sale, SECURITY      through which
             andmaturity date if applicable)                         dividend, gift,  at which      transaction was
                                                                     etc.)            transaction   effected
                                                                                      was effected
------------ ------------------------------- ----------- ----------- ---------------- ------------- ----------------

[ ] I know my broker/dealer/bank/other institution sent copies of all relevant account statements and confirmations to MCM no later than 30 days after the end of the applicable calendar quarter.

[ ] I do not have any transactions to report this quarter.

----------- -------------------------------- ----------- ----------- ---------------- ------------- ----------------

----------- -------------------------------- ----------- ----------- ---------------- ------------- ----------------

----------- -------------------------------- ----------- ----------- ---------------- ------------- ----------------

----------- -------------------------------- ----------- ----------- ---------------- ------------- ----------------

(For Marsico Fund shares, MCM Sub-advised Fund shares, and Affiliated Fund shares, please list all transactions or attach all relevant account statements or confirmations - DO NOT INCLUDE MONEY MARKET FUNDS)
--------------------------------------------------------------------------------
[ ] Confirmations and/or account statements are attached.

[ ] I do not have any transactions to report this quarter.

----------- -------------------------------- ----------- ----------- ---------------- ------------- ----------------

----------- -------------------------------- ----------- ----------- ---------------- ------------- ----------------

----------- -------------------------------- ----------- ----------- ---------------- ------------- ----------------

----------- -------------------------------- ----------- ----------- ---------------- ------------- ----------------

2. Please list the name and address of each broker, dealer, bank, or other institution (such as the general partner of a limited partnership, or transfer agent of a company) that maintained an account containing ANY securities held for your direct or indirect benefit in the past quarter.

Please also list the approximate date the account was established, and registration information including the number of the account and the name in which it is registered (if not your own).

Securities accounts should be listed if they contain any securities, not just Covered Securities. Accounts to be listed include brokerage, IRA, 401(k), profit-sharing, pension, retirement, trust, mutual fund, hedge fund, or limited partnership accounts maintained for you, or for other persons if you have a beneficial ownership interest in the account.(13) You need not list accounts that hold no securities, such as a savings account. Your account with the MCM 401(k) plan is already listed for you.

--------------------------------------- ----------------- ----------------------------------
NAME/ADDRESS OF BROKER,                 DATE SECURITIES   ACCOUNT REGISTRATION
DEALER, BANK, OR OTHER                  ACCOUNT WAS       (Self/Other) AND NUMBER/S
INSTITUTION                             ESTABLISHED
--------------------------------------- ----------------- ----------------------------------
Great-West Life & Annuity Insurance Co.  (Please state    Self:
401(k) Operations                       approximate date) MCM 401(k) Plan No. 934587-01
8525 East Orchard Road                                    Participant Account
Greenwood Village, Colorado 80111                         (Please state all account numbers)


--------------------------------------- ----------------- ----------------------------------
UMB Fund Services, Inc.                 (Please state     (Please state all account numbers)
803 West Michigan Street                approximate date)
Milwaukee, Wisconsin  53233


--------------------------------------- ----------------- ----------------------------------





--------------------------------------- ----------------- ----------------------------------





--------------------------------------- ----------------- ----------------------------------

-----------------------------
(13) You generally have an indirect beneficial ownership interest in accounts owned by persons such as those listed in the previous footnote.

3. Please send a letter or other instruction (sample attached) to every broker, dealer, bank, or other institution (such as the general partner of a limited partnership, or transfer agent of a company) that established a NEW account for your direct or indirect benefit in the past quarter.

The letter or instruction should ask the institution to mail to MCM's compliance department (1) a duplicate confirmation of each transaction in each account, and
(2) a duplicate copy of each periodic account statement. Please attach to this report a copy of each letter or instruction.

You need not send a letter to the MCM 401(k) plan (which provides information to MCM directly), or send a letter to UMB about an account that holds only Marsico funds through UMB (which provides information to MCM). You also need not send a letter to an institution (such as a real estate limited partnership) that holds a securities account for you (such as a record of a partnership interest) but does not itself invest in securities.

4. If you own an interest in a private fund or managed account that invests in securities and is not managed by MCM, please sign the private fund/managed account certification below.

GENERAL QUARTERLY CERTIFICATION

I certify that:

     o I have responded fully to Request Nos. 1 and 2;

     o I have instructed each broker, dealer, bank, or other institution to provide the information requested in Request No. 3 of this Quarterly Personal Transaction Report;

     o I have signed the private fund/managed account certification below if I own an interest in a private fund or managed account that invests in securities and is not managed by MCM.


Name:      _____________________________________
                          (please print)

Signature: _____________________________________


Date Submitted: ________________________________

                   PRIVATE FUND/MANAGED ACCOUNT CERTIFICATION

I own an interest in a private fund or managed account that invests in securities and is not managed by MCM. I certify that:

     o The manager of the fund/account has complete control of the fund/account under a written grant of discretion or other formal agreement.

     o I have no direct or indirect influence or control over the fund/account or investment decisions made for it.

     o I (and any related person) have not disclosed and will not disclose to the fund/account manager any action that MCM has taken or may take relating to any security, or any consideration by Marsico of any security.

     o The fund/account manager and other representatives of the fund/account have not disclosed and will not disclose to me any investment decision for the fund/account until after it has been implemented.

     o I have reported and will continue to report to MCM the existence of the fund/account in my periodic reports.

     o If requested, I will report the fund's/accounts securities holdings and transactions to MCM.


Name:      _____________________________________
                          (please print)

Signature: _____________________________________


Date Submitted: ________________________________



Revised quarterly personal transaction report4.doc, September 19, 2006, 10:55 AM

                  SAMPLE LETTER TO BROKER OR OTHER INSTITUTION


Date

Institution Name
Address


         Re: Request for Duplicate Confirmations and Account Statements Account Registration/Name: __________________________
                  Account No/s: ______________________________________

Dear Sir or Madam:

Effective at once, if you are not already doing so, please mail regularly to Marsico Capital Management, LLC:

     (1) A duplicate confirmation of each transaction that occurs in all accounts listed above (and in any related accounts that are open now or in the future); and

     (2) A duplicate copy of all periodic account statements for the same accounts.

The mailing address where the duplicate confirmations and statements should be sent is:

     Marsico Capital Management, LLC
     Attention:  Compliance Department
     1200 17th Street, Suite 1600
     Denver, Colorado  80202

Thank you for your prompt attention to this matter.

Sincerely,



Your name

cc:  Marsico Capital Management, LLC
       Compliance Department

                     MARSICO CAPITAL MANAGEMENT, LLC ("MCM")
                         Annual Personal Holdings Report
      To be completed by all MCM Employees annually as of an Effective Date determined by the Compliance Department
                       within 45 days after Effective Date

NAME:  _____________________________________

EFFECTIVE DATE:  (please indicate)  __________________________

1. Please list every "Covered Security" in which you had any direct or indirect beneficial ownership interest on the Effective Date, including securities owned by other persons.(14)

A Covered Security includes shares of exchange-traded funds, unit investment trusts, municipal bonds and state 529 Plans, closed-end funds, depositary receipts, broker folios, common stock, corporate bonds, preferred stock, hedge funds, and limited partnership interests, among other securities.

Shares of Marsico Funds, MCM Sub-advised Funds, and Affiliated Funds are Covered Securities that are reported in a separate section on the holdings report. Money market funds do not need to be reported.

Shares of registered open-end investment companies (mutual funds) which are not listed above, direct obligations of the U.S. government, bank CDs, or other high-quality short-term debt are NOT included in the definition of Covered Securities, and do not need to be reported.

                                      * * *

You may rely on account statements or confirmations that provide the requested information. To do this, please attach copies to the report and state below that: "Confirmations and/or account statements are attached". All information contained in attached confirmations or account statements must be current as of a date no more than 45 days prior to the date of submission of this report.


--------------------------
(14) You generally have an indirect beneficial ownership interest in, for example, securities or accounts (1) owned by a relative who lives in your home or whom you support, or by a non-relative who shares significant financial arrangements with you, or (2) managed by an adviser for you or a close relative. Your completion of this report is not an admission for other purposes that you have an ownership interest in securities or accounts reported here.

Please write "None" below if you do not own a direct or indirect interest in a Covered Security. Please list the security details or attach account statements containing the relevant information.

--------------------------------------- ------------- --------------
TITLE AND SYMBOL OF COVERED SECURITY    NUMBER OF     PRINCIPAL
(including interest rate and maturity   SHARES (if    AMOUNT (if
date if applicable)                     equity)       debt)
--------------------------------------- ------------- --------------

--------------------------------------- ------------- --------------

--------------------------------------- ------------- --------------

--------------------------------------- ------------- --------------

--------------------------------------- ------------- --------------

--------------------------------------- ------------- --------------

--------------------------------------- ------------- --------------

--------------------------------------- ------------- --------------

Please write "None" below if you do not own a direct or indirect interest in the following fund shares. Money market funds do not need to be reported. Please list the fund share details or attach account statements containing the relevant information.

------------------------------------------ ----------------------
MARSICO FUND SHARES, MCM SUB-ADVISED FUND  NUMBER OF SHARES
SHARES, OR AFFILIATED FUND SHARES
------------------------------------------ ----------------------

------------------------------------------ ----------------------

------------------------------------------ ----------------------

------------------------------------------ ----------------------

------------------------------------------ ----------------------

2. Please list the name and address of each broker, dealer, bank, or other institution (such as the general partner of a limited partnership, or transfer agent of a company) that maintained an account containing ANY securities held for your direct or indirect benefit on the Effective Date.

Please also list the approximate date the account was established, and registration information including the number of the account and the name in which it is registered (if not your own).

Securities accounts should be listed if they contain any securities, not just Covered Securities. Accounts to be listed include brokerage, IRA, 401(k), profit-sharing, pension, retirement, trust, mutual fund, hedge fund, or limited partnership accounts maintained for you, or for other persons if you have a beneficial ownership interest in the account.(15) You need not list accounts that hold no securities, such as a savings account. Your account with the MCM 401(k) plan is already listed for you.

----------------------------
(15) You generally have an indirect beneficial ownership interest in accounts owned by persons such as those listed in the previous footnote.

--------------------------------------- ----------------- ------------------------------------
NAME/ADDRESS OF BROKER,                 DATE              ACCOUNT REGISTRATION
DEALER, BANK, OR OTHER                  SECURITIES ACCOUN (Self/Other) AND NUMBER/S
INSTITUTION                             WAS ESTABLISHED
--------------------------------------- ----------------- ------------------------------------
Great-West Life & Annuity Insurance Co.  (Please state    Self:
401(k) Operations                       approximate date) MCM 401(k) Plan No. 934587-01,
8525 East Orchard Road                                    Participant Account
Greenwood Village, Colorado 80111                         (Please state all account numbers)

--------------------------------------- ----------------- ------------------------------------
UMB Fund Services, Inc.                 (Please state     (Please state all account numbers)
803 West Michigan Street                approximate date)
Milwaukee, Wisconsin  53233


--------------------------------------- ----------------- ------------------------------------





--------------------------------------- ----------------- -------------------------------------





--------------------------------------- ----------------- -------------------------------------

3. Please send a letter or other instruction (sample attached) to every broker, dealer, bank, or other institution (such as the general partner of a limited partnership, or transfer agent of a company) that maintained an account for your direct or indirect benefit on the Effective Date.(16)

The letter or instruction should ask the institution to mail to MCM's compliance department (1) a duplicate confirmation of each transaction in each account, and
(2) a duplicate copy of each periodic account statement. Please attach to this report a copy of each letter or instruction.

                                      * * *

You need not send a letter to the MCM 401(k) plan (which provides information to MCM directly), or send a letter to UMB about an account that holds only Marsico funds through UMB (which provides information to MCM). You also need not send a letter to an institution (such as a real estate limited partnership) that holds a securities account for you (such as a record of a partnership interest) but does not itself invest in securities.

-----------------------
(16) You need not send a new letter to an institution if you previously sent a similar letter that references every account maintained at that institution for your benefit on the Effective Date (including accounts maintained for other persons), and you attach a copy to this report.

CERTIFICATION

I certify that I have responded fully to Request Nos. 1 and 2, and have instructed each broker, dealer, bank, or other institution to provide the information requested in Request No. 3 of this Annual Personal Holdings Report.


Name:      _____________________________________
                          (please print)

Signature: _____________________________________


Date Submitted: ________________________________


Revised annual personal holdings report4.doc, September 19, 2006, 10:55 AM

                  Sample Letter to Broker or Other Institution


Date

Institution Name
Address


         Re: Request for Duplicate Confirmations and Account Statements Account Registration/Name: __________________________
                  Account No/s: ______________________________________

Dear Sir or Madam:

Effective at once, if you are not already doing so, please mail regularly to Marsico Capital Management, LLC:

     (1) A duplicate confirmation of each transaction that occurs in all accounts listed above (and in any related accounts that are open now or in the future); and

     (2) A duplicate copy of all periodic account statements for the same accounts.

The mailing address where the duplicate confirmations and statements should be sent is:

         Marsico Capital Management, LLC
         Attention:  Compliance Department
         1200 17th Street, Suite 1600
         Denver, Colorado  80202

Thank you for your prompt attention to this matter.

Sincerely,



Your name

cc:  Marsico Capital Management, LLC
       Compliance Department

                       Initial Certification of Compliance
                             WITH THE CODE OF ETHICS
                       OF MARSICO CAPITAL MANAGEMENT, LLC
                         AND THE MARSICO INVESTMENT FUND
                    To be completed by all New MCM Employees


I hereby acknowledge receipt of the Code of Ethics (the "Code") of Marsico Capital Management, LLC ("MCM") and the Marsico Investment Fund. I hereby certify that I (i) recently have read the Code (including any updates) and understand its provisions; (ii) will comply with the Code; (iii) have fully and accurately disclosed to MCM all of my securities holdings as required by the Code; and (iv) have requested brokerage confirmations and monthly account statements for all my securities accounts to be provided directly by my broker or bank or other institution to MCM as required by the Code.



Name:             _________________________________
                  (Please print or type clearly)

Signature:        _________________________________


Date:             _________________________________

                      Periodic Certification of Compliance
                             WITH THE CODE OF ETHICS
                       OF MARSICO CAPITAL MANAGEMENT, LLC
                         AND THE MARSICO INVESTMENT FUND
                      To be completed by all MCM Employees


I hereby acknowledge receipt of the Code of Ethics (the "Code") of Marsico Capital Management, LLC ("MCM") and the Marsico Investment Fund. I hereby certify that I (i) recently have re-read the Code (including any updates) and understand its provisions; (ii) have complied with and will continue to comply with the requirements of the Code; (iii) have fully and accurately disclosed to MCM all of my securities holdings and personal securities transactions on a quarterly and annual basis as required by the Code; and (iv) have requested brokerage confirmations and monthly account statements for all my securities accounts to be provided directly by my broker or bank or other institution to MCM as required by the Code.



Name:             _________________________________
                  (Please print or type clearly)

Signature:        _________________________________


Date:             _________________________________

                   Approval of Investment in Limited Offering

I _________________________________, hereby certify as follows:
         (Print Name)

I seek the approval of Marsico Capital Management, LLC ("MCM") to invest in a Limited Offering (such as an interest in a private company, partnership, limited liability company, private equity fund, venture capital fund, hedge fund, or other unregistered operating company or investment company that invests in securities, real estate, or other assets, or certain interests in stock options or other deferred compensation), as required by SEC rules and the Code of Ethics. The Limited Offering is an unregistered offering in: (please circle number)

1. A private operating company, partnership, limited liability company, or similar company that does not primarily invest in securities, but invests primarily in an operating business, real estate, or other assets. I have listed the name of the company, the nature of its business, and the amount of my anticipated investment over time. I believe that my investment in this company or partnership will not appropriate for myself an investment opportunity that should be reserved for MCM's clients, and will not conflict with the interests of MCM's clients, for the reasons stated below:


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


2. A hedge fund or other unregistered investment company that is advised or subadvised by MCM.

3. Any other hedge fund, venture capital fund, private equity fund, or other unregistered investment company that primarily invests in securities. I have listed below the name of the fund, name of the fund manager, nature of the fund's investments, amount of my anticipated investment over time, and any facts supporting my desire to invest in the fund.


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

I further certify that my investment in this hedge fund or other unregistered investment company will meet the following requirements:

          (a) The fund manager will have complete control over the fund under a written grant of discretion or other formal arrangement described above, and I will have no direct or indirect influence or control over the fund or investment decisions made for it;

          (b) I (and any related person) will not disclose to the fund manager or any representative of the fund any action that Marsico may take or has or has not taken, or any consideration by Marsico of any security;

          (c) The fund manager and other fund representatives will not disclose to me any investment decision to be implemented for the fund until after the decision has been implemented; and

          (d) I will report to MCM the existence of the fund account in my periodic holdings and transaction reports. I will report securities holdings and transactions in the fund through account statements or otherwise if requested, and meet any additional conditions stated below.

4. An unregistered interest in stock options or other deferred compensation. I seek the approval of Marsico Capital Management ("MCM") to participate in my employer's stock option plan and/or stock purchase plan through which my employer makes company stock available to me as part of my compensation arrangements. I have listed below the ESOP/ESPP Account, registration number, company name, securities to be held under the employment plan and any facts supporting my arrangement to hold an interest in the ESOP/ESPP Account. I believe that my receipt of these options or other compensation will not appropriate for myself an investment opportunity that should be reserved for MCM's clients, and will not conflict with the interests of MCM's clients, for the following reasons:


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

I certify that my investment activities in this ESOP/ESPP Account are subject to the following requirements:

(a) I understand that pursuant to the MCM Code of Ethics, I may buy or sell these Restricted Trading Securities under an employment arrangement, and may exercise or sell any options, if my employer or an affiliate issues the securities or options.

(b) I understand that I remain subject to the MCM Insider Trading Policy which forbids any Employee from (1) buying or selling a security while in possession of non-public, material information about that security, or (2) communicating material nonpublic information to others in violation of the law.

(c) I will report to MCM the existence of the ESOP/ESPP Account in my periodic holdings and transaction reports. I will report securities holdings and transactions in the Account through account statements or otherwise if requested, and meet any additional conditions stated below.


Name:    __________________________________
         (Signature)

Date:    __________________________________


Approved:________________________________
              (Compliance Department)

Date:    __________________________________


Additional Conditions:


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


Approval of Limited Offering.doc 9/19/2006

                Approval of Investment in Initial Public Offering

I _________________________________, hereby certify as follows:
         (Print Name)

I seek the approval of Marsico Capital Management ("MCM") to invest in an Initial Public Offering ("IPO"), as required by SEC rules and the Code of Ethics.

A. The IPO will be a public offering by an issuer described below: (please circle number below)

     1. An issuer whose publicly issued securities I already own is making a rights offering under which all public shareholders may purchase a limited number of shares of an IPO. MCM has granted approval in the Code to invest in IPOs involving this type of rights offering.

     2. An issuer whose privately issued securities I already own is offering private shareholders the opportunity to purchase shares of an IPO. I believe that my investment in IPO securities offered by this issuer will not appropriate for myself an investment opportunity that should be reserved for MCM's clients, and will not conflict with the interests of MCM's clients, for the following reasons:


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


     3. An issuer will offer me the right to purchase shares of an IPO for reasons not stated above. I believe that my investment in IPO securities offered by this issuer will not appropriate for myself an investment opportunity that should be reserved for MCM's clients, and will not conflict with the interests of MCM's clients, for the following reasons:


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

B. I agree that if MCM grants approval to invest in the IPO, I will comply with any restriction on the subsequent sale of the securities that MCM chooses to impose, including waiting for at least a fixed period of time (such as 90 days) after the offering before selling the securities. I will also comply with the pre-approval, holding period, and blackout period requirements of the Code for the sale of the securities.


Name:    __________________________________
         (Signature)

Date:    __________________________________


Approved:________________________________
              (Compliance Department)

Date:    __________________________________


Additional Conditions:


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


Approval of Initial Public Offering.doc  9/19/2006

                          Special Account Certification


I _________________________________, hereby certify as follows:
         (Print Name)

I seek the approval of Marsico Capital Management ("MCM") to hold an interest in a managed Special Account through which a financial adviser, trustee, or other person may buy or sell Restricted Trading Securities for me (or for another person in whose securities I have a Beneficial Ownership interest). Approval is required by the Code of Ethics.

I have listed below the Special Account, registration number, name of the financial adviser, trustee, or other person who will manage the Special Account, and any facts supporting my desire to hold an interest in the Special Account.


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


I certify that my investment in this Special Account will meet the following requirements:

     (a) The financial adviser, trustee, or other person who manages the Special Account will have complete control over the account under a written grant of discretion or other formal arrangement described above, and I will have no direct or indirect influence or control over the Special Account or investment decisions made for it;

     (b) I (and any related person) will not disclose to the financial adviser, trustee, or other person who manages the Special Account any action that Marsico may take or has or has not taken, or any consideration by Marsico of any security;

     (c) The financial adviser, trustee, or other person who manages the Special Account will not disclose to me any investment decision to be implemented for the Special Account until after the decision has been implemented; and

     (d) I will report to MCM the existence of the Special Account in my periodic holdings and transaction reports. I will report securities holdings and transactions in the Special Account through account statements or otherwise if requested, and meet any additional conditions stated below.

Name:    __________________________________
         (Signature)

Date:    __________________________________


Approved:________________________________
              ( Compliance Department)

Date:    __________________________________


Additional Conditions:


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

Special Acct Cert.doc  9/19/06

                               Pre-clearance Form

Employee Name _________________________________

Person on whose Behalf Trade is Being Executed (if different) __________________

Broker _________________________________   Brokerage Account Number_____________

Security/Fund __________________________   Ticker Symbol _______________________

Number of Shares or Units ______________   Price per Share or Unit _____________

Approximate Total Price __________________

To the best of your knowledge, is the requested transaction consistent with the
letter and spirit of the MCM Insider Trading Policy?        Yes___        No___

To the best of your knowledge, is the requested transaction consistent with the
letter and spirit of the MCM/Marsico Funds Code of Ethics?  Yes___        No___

Have you acquired the securities within the last 60 days?   Yes___        No___
(attach  90-day   transaction   history  for  Marsico  Fund  shares  or  Marsico
Sub-advised Fund shares)
I certify that the above information is complete and accurate.


Signature                                   Date
--------------------------------------------------------------------------------
                       For Compliance Department Use Only
--------------------------------------------------------------------------------
Information from Trading Desk:
--------------------------------------------------------------------------------
         Current Orders on desk? ___________________________________________
____

         Traded within the last 7 days? ____________________________________


         Portfolio managers planning on trading in next 7 days? ____________

Remarks: _________________________________________________________________


Approval/Disapproval

Approved: Y___  N___      Returned to employee on (date)________________________

Approved by                       Date:             Signature:

MCM PRECLEARANCE FORM.doc  9/19/06

                                                       MFS Investment Management
                                                                            logo

                    MFS Investment Management Code of Ethics

--------------------------------------------------------------------------------
Owner(s):                         Effective Date:
MFS Chief Compliance Officer      Replaces Policy Version Dated: January 1, 2005
MFS Conflicts Officer
Contact Persons:                  Policy Committee Approval: March 2, 2006
codeofethics@mfs.com
Thomas Ryan, ext. 55186           Board Approval: [April 2006]
Yasmin Motivala, ext. 55080
Jennifer Estey, ext. 54477
Teri Anderholm, ext 55930

Applicability:
All MFS employees
--------------------------------------------------------------------------------

At the direction of the MFS Code of Ethics Oversight Committee (the "Committee"), the above listed personnel and the MFS Investment Management Compliance Department in general, are responsible for implementing, monitoring, amending and interpreting this Code of Ethics.

                                Table of Contents

Overview and Scope.............................................................4

Scope and Statement of General Fiduciary Principles............................6

Definitions....................................................................7

Procedural Requirements of the Code Applicable to All MFS Employees (Non-Access
Persons, Access Persons and Investment Personnel).............................10

      Compliance with Applicable Federal Securities Laws......................10

      Reporting Violations....................................................10

      Certification of Receipt and Compliance.................................10

      Use of Preferred Brokers................................................11

      Reportable Funds Transactions and Holdings..............................11

      Disclosure of Employee Related Accounts and Holdings (for details on the specific reporting obligations, see Appendix B).........................11

      Transactions Reporting Requirements.....................................12

      Discretionary Authorization.............................................12

      Excessive Trading.......................................................13

      Use of MFS Proprietary Information......................................13

      Futures and Related Options on Covered Securities.......................13

      Initial Public Offerings................................................13

Trading Provisions, Restrictions and Prohibitions Applicable to All Access Persons and Investment Personnel (collectively, "Access Persons" unless otherwise noted)..............................................................14

      Pre-clearance...........................................................14

      Private Placements......................................................15

      Initial Public Offerings................................................16

      Restricted Securities...................................................16

      Short-Term Trading......................................................16

      Service as a Director...................................................17

Trading Requirements Applicable to Portfolio Managers.........................18

      Portfolio Managers Trading in Reportable Funds..........................18

      Portfolio Managers Trading Individual Securities........................18

Administration and Enforcement of the Code of Ethics..........................19

      Applicability of the Code of Ethics' Provisions.........................19

      Review of Reports.......................................................19

      Appeal of Sanction(s)...................................................19

      Amendments and Committee Procedures.....................................19

Beneficial Ownership..................................................Appendix A

Reporting Obligations.................................................Appendix B

Specific Country Requirements..........................................Exhibit A

Access Categorization of MFS Business Units............................Exhibit B

Security Types and Pre-Clearance and Reporting Requirements............Exhibit C

Private Placement Approval Request.....................................Exhibit D

Initial Public Offering Approval Request...............................Exhibit E


The following related policies can be viewed by clicking on the links. They are also available on the Compliance Department's intranet site unless otherwise noted.

Note: The related policies and information are subject to change from time to time.

     MFS Inside Information Policy

     MFS Code of Business Conduct

     The Code of Ethics for Personal Trading and Conduct for Non-Management Directors

     The Code of Ethics for the Independent Trustees, Independent Advisory Trustees, and Non-Management Interested Trustees of the MFS Funds and Compass Funds

     MFS Policy of Handling Complaints

     MFS-SLF Ethical Wall Policy

     Current list of MFS' direct and indirect subsidiaries (located on the Legal Department intranet site)

     Current list of funds for which MFS acts as adviser, sub-adviser or principal underwriter ("Reportable Funds")

     Current list of preferred broker dealers

     Overview and Scope

     MFS' Code of Ethics (the "Code") applies to Massachusetts Financial Services Company as well as all of its direct and indirect subsidiaries (collectively, "MFS") and is designed to comply with applicable federal securities laws. The MFS Compliance Department, under the direction of MFS' Chief Compliance Officer, administers this policy.

     The provisions of this Code apply to all of MFS' employees wherever located. and other persons as designated by the Code of Ethics Oversight Committee (the "Committee"), as detailed on page 6 in Part II of the Definitions section of the Code. In certain non-U.S. countries, local laws or customs may impose requirements in addition to the Code. MFS Employees residing in a country identified in Exhibit A are subject to the applicable requirements set forth in Exhibit A, as updated from time to time. The Code complements MFS' Code of Business Conduct. (See the Table of Contents for a link to this policy and other related policies). As an Employee of MFS, you must follow MFS' Code of Business Conduct, and any other firm-wide or department specific policies and procedures.

     This Code does not apply to directors of MFS who are not also MFS Employees ("MFS Non-Management Directors") or Trustees/Managers of MFS' sponsored SEC registered funds who are not also Employees of MFS ("Fund Non-Management Trustees"). MFS Non-Management Directors and Fund Non-Management Trustees are subject to the Code of Ethics for Personal Trading and Conduct for Non-Management Directors and the Code of Ethics for the Independent Trustees, Independent Advisory Trustees, and Non-Management Interested Trustees of the MFS Funds and Compass Funds, respectively (see the Table of Contents for links to these policies). MFS Employees must be familiar, and to the extent possible, comply with the Role Limitations and Information Barrier Procedures of these separate codes of ethics. In addition, MFS Employees must understand the MFS-SLF Ethical Wall Policy (see the Table of Contents for a link to this policy).

     The Code is structured as follows:

     o Section I identifies the general purpose of the policy.

     o Section II defines Employee classifications, Employee Related Accounts, Covered Securities and other defined terms used in the Code.

     o Section III details the procedural requirements of the Code which are applicable to all MFS Employees.

     o Section IV identifies the trading provisions and restrictions of the Code which are applicable to Access Persons and Investment Personnel (as defined in Section II).

     o Section V details specific trading prohibitions applicable to Portfolio Managers and Research Analysts (as defined in Section II).

     o Section VI outlines the administration of the Code, including the imposition and administration of sanctions.

     o Appendix A provides additional guidance and examples of beneficial ownership.

     o Appendix B details the specific reporting obligations for Employees.

I.   Scope and Statement of General Fiduciary Principles

     Employees of MFS have an obligation to conduct themselves in accordance with the following principles:

          o You have a fiduciary duty at all times to avoid placing your personal interests ahead of the interests of MFS' clients;

          o You have a duty to attempt to avoid actual and potential conflicts of interests between personal activities and MFS' clients activities; and

          o  You  must  not  take   advantage   of  your   position  at  MFS  to
          misappropriate investment opportunities from MFS' clients.

     As such, your personal financial transactions and related activities, along with those of your family members (and others in a similar relationship to you) must be conducted consistently with this Code and in such a manner as to avoid any actual or potential conflict of interest(s) with clients or abuse of your position of trust and responsibility.

     MFS considers personal trading to be a privilege, not a right. When making personal investment decisions, you must exercise extreme care to ensure that the prohibitions of this Code are not violated. Furthermore, you should conduct your personal investing in such a manner that will eliminate the possibility that your time and attention are devoted to your personal investments at the expense of time and attention that should be devoted to your duties at MFS.

     In connection with general conduct and personal trading activities, Employees must refrain from any acts with respect to MFS' clients, which would be in conflict with MFS' clients or cause a violation of applicable securities laws, such as:

          o Employing any device, scheme or artifice to defraud;

          o Making any untrue statement of a material fact to a client, or omitting to state a material fact to a client necessary in order to make the statement not misleading;

          o Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit; or

          o Engaging in any manipulative practice.

     It is not possible for this policy to address every situation involving MFS Employees' personal trading. The Committee is charged with oversight and interpretation of the Code in a manner considered fair and equitable, in all cases with the view of placing MFS' clients' interests paramount. It also bears emphasis that technical compliance with the procedures, prohibitions and limitations of the Code will not automatically insulate you from scrutiny of, or sanctions for, securities transactions which abuse your fiduciary duty to any client of MFS.

II.  Definitions

     The definitions are designed to help you understand the application of the Code to MFS employees, and in particular, your situation. These definitions are an integral part of the Code and a proper understanding of them is necessary to comply with the Code. Please contact the Compliance Department if you have any questions. The specific requirements of the Code begin on page 10. Please refer back to these definitions as you read the Code.

     A. Categories of Personnel

          1. Investment Personnel means and includes:

               a)  Employees  in  the  Equity  and  Fixed  Income   Departments,
               including portfolio managers, research analysts, support staff, etc.;

               b) Other persons designated as Investment Personnel by MFS' Chief Compliance Officer ("CCO"), MFS' Conflicts Officer ("Conflicts Officer") or their designee(s), or the Code of Ethics Oversight Committee ("Committee").

          2. Portfolio Managers are employees who are primarily responsible for the day-to-day management of a portfolio. Research Analysts (defined below) are deemed to be Portfolio Managers with respect to portfolio securities within the industry they cover in relation to any portfolio managed collectively by a committee of Research Analysts (e.g., MFS Research Fund).

          3. Research Analysts are employees whose assigned duties solely are to
          make  investment   recommendations  to  or  for  the  benefit  of  any
          portfolio.

          4. Access Persons are those Employees, who, (i) in the ordinary course of their regular duties, make, participate in or obtain information regarding the purchase or sale of securities by any MFS client; (ii) have access to nonpublic information regarding any MFS client's purchase or sale of securities; (iii) have access to nonpublic information regarding the portfolio holdings of any MFS client; or
          (iv) have involvement in making securities recommendations to any MFS client or have access to such recommendations that are nonpublic. All Investment Personnel (including Portfolio Manager and Research Analysts) are also Access Persons. Please see Exhibit B for the Access Person designations of MFS' business unit personnel.

          5. Non-Access Persons are MFS Employees who are not categorized as Access Persons or Investment Personnel.

          6. MFS Employees or Employee are all officers, directors (who are also MFS Employees) and Employees of MFS.

          7. NASD Affiliated Person is an Employee who is also associated with an NASD-member firm, or licensed by the NASD.

          8. Covered Person means a person subject to the provisions of this Code. This includes MFS Employees and their related persons, such as spouses and minor children, as well as other persons designated by the CCO or Conflicts Officer, or their designee(s), or the Committee (who shall be treated as MFS Employees, Access Persons, Non-Access Persons, Portfolio Managers or Research Analysts, as designated by the CCO or Conflicts Officer, or their designees(s), or the Committee). Such persons may include fund officers, consultants, contractors and employees of Sun Life Financial, Inc. providing services to MFS.

B. Accounts are all brokerage accounts and Reportable Fund accounts.

C. Employee Related Account of any person related to this Code includes but is not limited to:

     1. The Employee's own Accounts and Accounts "beneficially owned" by the Employee as described below;

     2. The Employee's spouse/domestic partner's Accounts and the Accounts of minor children and other relatives in the Employee's household;

     3. Accounts in which the Employee, his/her spouse/domestic partner, minor children or other relatives living in their household have a beneficial interest (i.e., share in the profits even if there is no influence on voting or disposition of the shares); and

     4. Accounts (including corporate Accounts and trust Accounts) over which the Employee or his/her spouse/domestic partner or other relatives in the Employee's household exercises investment discretion or direct or indirect influence or control.

     See Appendix A for a more detailed discussion of beneficial ownership. For additional guidance in determining beneficial ownership, contact the Compliance Department.

--------------------------------------------------------------------------------
Any person subject to this Code is responsible for compliance with these rules with respect to any Employee Related Account, as applicable.
--------------------------------------------------------------------------------

D. Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. This includes a dividend reinvestment plan and payroll and MFS contributions to the MFS retirement plans.

E. CCO means MFS' Chief Compliance Officer.

F. Committee means the Code of Ethics Oversight Committee.

G. Conflicts Officer means MFS' Conflicts Officer.

H.  Covered  Securities  are  generally  all  securities.   See  Exhibit  C  for
application of the Code to the various security types and for a list of securities which are not Covered Securities.

I. IPO means an initial public offering of equity securities registered with the
U.S.  Securities  and  Exchange  Commission  or  foreign  financial   regulatory
authority.

J. Private Placement means a securities offering that is exempt from registration under certain provisions of the U.S. securities laws and/or similar laws of non-U.S. jurisdictions (if you are unsure whether the securities are issued in a private placement, you must consult with the Compliance Department).

K. Reportable Fund means any fund for which MFS acts as investment adviser, sub-adviser or principal underwriter. Such funds include MFS' retail funds, MFS Variable Insurance Trust, MFS Institutional Trust, MFS/Sun Life Series Trust, Compass Variable Accounts, and funds for which MFS serves as sub-adviser, as well as MFS offshore funds (e.g., MFS Meridien Funds). See the Table of Contents for a link to the list of Reportable Funds.

III. Procedural Requirements of the Code Applicable to All MFS Employees (Non-Access Persons, Access Persons and Investment Personnel)

     A.   Compliance with Applicable Federal Securities Laws.

          MFS is subject to extensive regulation. As an MFS Employee, you must comply not only with all applicable federal securities laws but all applicable firm-wide policies and procedures, including this Code, which may be, on occasion, more restrictive than applicable federal securities laws. MFS Employees resident outside the U.S. must also comply with local securities laws (see Exhibit A for specific country requirements). In addition, MFS Employees must be sensitive to the need to recognize any conflict, or the appearance of a conflict, of interest between personal activities and activities conducted for the benefit of MFS' clients, whether or not covered by the provisions of this policy.

     B.   Reporting Violations.

          MFS Employees are required to report any violation, whether their own or another individual's, of the Code, Inside Information Policy, or Code of Business Conduct, and any amendments thereto (collectively, the "Conduct Policies"). Reports of violations other than your own may be made anonymously and confidentially to the MFS Corporate Ombudsman, as provided for in the MFS Policy of Handling Complaints (see the Table of Contents for a link to this policy). Alternatively, you may contact the CCO or the Conflicts Officer or their designee(s).

     C.   Certification of Receipt and Compliance.

          1. Initial Certification (New Employee)

               Each new MFS Employee will be given copies of the Conduct Policies. Within 10 calendar days of commencement of employment, each new Employee must certify that they have read and understand the provisions of the Conduct Policies. This certification must be completed using the Code of Ethics system at https://mfs.ptaconnect.com. The Code of Ethics Oversight
               Committee (the "Committee") may, at its discretion, determine that this reporting requirement may be fulfilled instead using paper forms.

          2. Quarterly Certification of Compliance.

               On a quarterly basis, all Employees will be expected to certify that they: (i) have received copies of the then current Conduct Policies; (ii) have read and understand the Conduct Policies and recognize that they are subject to their requirements; and, (iii) have complied with all applicable requirements of the Conduct Policies. This certification shall apply to all Employee Related Accounts, and must be completed using the Code of Ethics system at https://mfs.ptaconnect.com. The Committee may, at its discretion, determine that this reporting requirement may be fulfilled instead using a paper form.

D.   Use of Preferred Brokers

     All Employees are strongly encouraged to maintain Employee Related Accounts at, and execute all transactions in Covered Securities through, one or more broker-dealers as determined by the Committee. (See the Table of Contents for a link to the list of preferred broker-dealers.) New Employees should initiate a transfer of Employee Related Accounts to one or more of the preferred brokers within 45 days of their hire date. Upon opening such an Account, Employees are required to disclose the Account to the Compliance Department. MFS Employees must also agree to allow the broker-dealer to provide the Compliance Department with electronic reports of Employee
     Related Accounts and transactions executed therein and to allow the Compliance Department to access all Account information.

     Employees are required to receive approval from the Committee to maintain an Employee Related Account with broker-dealers other than those on the preferred list. Permission to open or maintain an Employee Related Account with a broker-dealer other than those on the list of approved brokers will not be granted or may be revoked if transactions are not reported as described below in Transactions Reporting Requirements, Section III. G.

E.   Reportable Funds Transactions and Holdings

     MFS Employees are subject to the same policies against excessive trading that apply for all shareholders in Reportable Funds. These policies, as described in the Reportable Funds' prospectuses, are subject to change.

     In addition, Employees are required to purchase and maintain investments in Reportable Funds sponsored by MFS through MFS, or another entity designated by MFS for Reportable Funds not available for sale in the U.S. Transactions and holdings in sub-advised Reportable Funds or Reportable Funds not available for sale in the U.S. must be reported as described below. (See the Table of Contents for a link to the list of products sub-advised by MFS.)

F. Disclosure of Employee Related Accounts and Holdings (for details on the specific reporting obligations, see Appendix B)

     1. Initial Report

     Each new Employee must disclose to the Compliance Department all Employee Related Accounts and all holdings in Covered Securities whether or not held in an Employee Related account within 10 calendar days of their hire. This report must be made using the Code of Ethics system at https://mfs.ptaconnect.com. The Committee may, at its discretion, determine that this reporting requirement may be fulfilled instead using a paper form. The report must contain information that is current as of a date no more than 45 days prior to the date the report is submitted. Also, any Employee Related Accounts newly associated with an Employee, through marriage or any other life event, must be disclosed promptly, typically within 10 days of the event.

     2. Annual Update

     On an annual basis, all Employees will be required to make an annual update of their Employee Related Accounts and all holdings in Covered Securities, whether or not held in an Employee Related Account. The report must contain information that is current as of a date no more than 45 days prior to the date the report is submitted.

G.   Transactions Reporting Requirements

     Each Employee must either report and/or verify all transactions in Covered Securities. Reports must show any purchases or sales for all Covered Securities whether or not executed in an Employee Related Account. Reports must show any purchases or sales for all Covered Securities. Employees must submit a quarterly report within 30 days of calendar quarter end even if they had no transactions in Covered Securities within the quarter. Reports must be submitted using the Code of Ethics system at https://mfs.ptaconnect.com. The Committee may, at its discretion, determine that this reporting requirement may be fulfilled instead using a paper form. For purposes of this report, transactions in Covered Securities that are effected in Automatic Investment Plans need not be reported.

H.   Discretionary Authorization

     Generally, Employees are prohibited from exercising discretion over accounts in which they have no beneficial interest. Under limited circumstances, and only with prior written approval from the Compliance Department, an Employee may be permitted to exercise such discretion. In addition, Employees must receive prior written approval from the Compliance Department before: (i) assuming power of attorney related to financial or investment matters for any person or entity; or (ii) accepting a position on an investment committee for any entity. Further, Employees must notify the Compliance Department upon becoming an executor or trustee of an estate.

I.   Excessive Trading

     Excessive or inappropriate trading that interferes with job performance or compromises the duty that MFS owes to its clients will not be permitted. An unusually high level of personal trading is strongly discouraged and may be monitored by the Compliance Department and reported to senior management for review. A pattern of excessive trading may lead to disciplinary action under the Code.

J.   Use of MFS Proprietary Information

     MFS' investment recommendations and other proprietary information are for the exclusive use of our clients. Employees should not use MFS' proprietary information for personal benefit. Any pattern of personal trading suggesting use of MFS' proprietary information will be investigated by the Compliance Department. Any misuse or distribution in contravention of MFS policies of MFS' investment recommendations is prohibited.

K.   Futures and Related Options on Covered Securities

     Employees are prohibited from using futures or related options on a Covered Security to evade the restrictions of this Code. Employees may not use futures or related options transactions with respect to a Covered Security if the Code would prohibit taking the same position directly in the Covered Security.

L.   Initial Public Offerings

     Employees who are also NASD Affiliated Persons are prohibited from purchasing equity securities in an IPO.

M.   Investment Clubs and Investment Contests

     MFS generally prohibits Employees from direct or indirect participation in an investment club, or investment contest. These prohibitions extend to the direct or indirect acceptance of payment or offers of payments of compensation, gifts, prizes or winnings as a result of participation in such activities.

IV. Trading Provisions, Restrictions and Prohibitions Applicable to All Access Persons and Investment Personnel (collectively, "Access Persons" unless otherwise noted)

     A. Pre-clearance

     Access Persons must pre-clear before effecting a personal transaction in any Covered Security, except for Reportable Funds. Note: All closed-end funds, including closed-end funds managed by MFS, must be pre-cleared.

     Generally, a pre-clearance request will not be approved if it would appear that the trade could have a material influence on the market for that security or would take advantage of, or hinder, trading by any client within a reasonable number of days. Additionally, any pre-clearance request may be evaluated to determine compliance with other provisions of the Code relevant to the trade or as market or other conditions warrant.

     To  avoid  inadvertent  violations,   good-till-cancelled  orders  are  not
     permitted.

     Pre-clearance requests will generally be limited to US trading hours with the exception of international employees where pre-clearance is permitted during a specific time-frame as determined by the Code of Ethics Oversight Committee.

          o Information regarding current pre-clearance hours is available on the Code of Ethics system https://mfs.ptaconnect.com.

     Pre-clearance approval is good for the same business day authorization is granted, with the exception of employees in Japan, Hong Kong, or Singapore
     (Asia).

          o In order to pre-clear, an Access Person must enter his/her trade request in to the Code of Ethics system https://mfs.ptaconnect.com on the day they intend to trade.

     By seeking pre-clearance, Access Persons will be deemed to be advising the Compliance Department that they (i) do not possess any material, nonpublic information relating to the security; (ii) are not using knowledge of any proposed trade or investment program relating to any client portfolio for personal benefit; (iii) believe the proposed trade is available to any similarly situated market participant on the same terms; and (iv) will provide any relevant information requested by the Compliance Department.

     Pre-clearance may be denied for any reason. An Access Person is not entitled to receive any explanation or reason if their pre-clearance request is denied.

     Pre-clearance is not required for the below list of transactions. Please see Exhibit C for whether these transactions need to be reported:

     o Purchases or sales that are not voluntary except for transactions executed as a result of a margin call or forced cover of a short position. These include, but are not limited to mandatory tenders (e.g., combination of companies as a result of a merger or acquisition), transactions executed by a broker to cover negative cash balance in an account, broker disposition of fractional shares and debt maturities. Voluntary tenders and other non-mandatory corporate actions should be pre-cleared, unless the timing of the action is outside the control of the Employee;

     o Purchases or sales which are part of an Automatic Investment Plan that has been disclosed to the Compliance Department in advance (provided that dividend reinvestment plans need not be disclosed to the Compliance Department in advance);

     o Transactions in securities not covered by this Code, or other security types for which pre-clearance is not required (see Exhibit C); and

     o Subject to prior approval from the Committee, , trades in an account where investment discretion is delegated to an independent third party.

B.   Private Placements

     Access Persons must obtain prior approval from the Compliance Department before participating in a Private Placement. The Compliance Department will consult with the Committee and other appropriate parties in evaluating the request. To request prior approval, Access Persons must provide the Compliance Department with a completed Private Placement Approval Request (see Exhibit D).

     If the request is approved, the Access Person must report the trade on the Quarterly Transaction Report and report the holding on the Annual Holdings Report (see Section III. F. and Section III. G.).

     If the Access Person is also a Portfolio Manager and has a material role in the subsequent consideration of securities of the issuer (or one that is affiliated) by any client portfolio after being permitted to make a Private Placement, the following steps must be taken:

     1. The Portfolio Manager must disclose the Private Placement interest to a member of MFS' Investment Management Committee.

     2. An independent review by the Compliance Department in conjunction with other appropriate parties must be obtained for any subsequent decision to buy any securities of the issuer (or one that is affiliated) for the Portfolio Manager's assigned client portfolio(s) before buying for the portfolio(s). The review must be performed by the Compliance Department in consultation with other appropriate parties.

C.   Initial Public Offerings

     Access Persons are generally prohibited from purchasing securities in either an IPO or a secondary offering. Under limited circumstances and only with prior approval from the Compliance Department, in consultation with the Committee and/or other appropriate parties, certain Access Persons may purchase equity securities in an IPO or a secondary offering, provided the Compliance Department and/or other appropriate parties determines such purchase does not create a reasonable prospect of a conflict of interest with any Portfolio. To request permission to purchase equity securities in an IPO or a secondary equity offering, the Access Person must provide the Compliance Department with a completed request form (see Exhibit E). To request permission to purchase new issues of fixed income securities, the Access Person must pre-clear the security using the Code of Ethics system at https://mfs.ptaconnect.com.

D.   Restricted Securities.

     Access Persons may not trade for their Employee Related Accounts securities of any issuer that may be on any complex-wide restriction list maintained by MFS from time to time.

E.   Short-Term Trading

     All Access Persons are prohibited from profiting from the purchase and sale (or sale and purchase) of the same or equivalent Covered Security (including Reportable Funds) within 60 calendar days. Profits from such trades must be disgorged (surrendered) in a manner acceptable to MFS. Any disgorgement amount shall be calculated by the Compliance Department, the calculation of which shall be binding. Note that this provision is also applicable to Reportable Funds held in the MFS Retirement Savings Plan or Defined Contribution Plan, as well as all non-retirement plan Employee Related Accounts held through MFS or other entity designated by MFS. This provision does not apply to:

     o Transactions in Covered Securities, other than Reportable Funds, that are exempt from the pre-clearance requirements described above (see Exhibit C);

    o Transactions executed in Employee Related Accounts that, with prior approval from the Compliance Department, are exempt from pre-clearance;

     o Transactions in MFS' money market funds and other Reportable Funds with a stable net asset value; or

     o Transactions effected through an Automatic Investment Plan.

F.   Service as a Director

     Access Persons must obtain prior approval from the Compliance Department to serve on a board of directors or trustees of a publicly traded company or a privately held company that is reasonably likely to become publicly traded within one year from the date the Access Person joined the board. In the event an Access Person learns that a privately held company for which the Access Person serves as a director or trustee plans to make a public offering, the Access Person must promptly notify the Compliance Department. Access Persons serving as directors or trustees of publicly traded companies may be isolated from other MFS Employees through "information barriers" or other appropriate procedures.

     Access Persons who would like to serve on a board of directors or trustees of a non-profit organization must refer to the Code of Business Conduct for procedures to engage in the outside activity.

V.   Trading Requirements Applicable to Portfolio Managers

     A. Portfolio Managers Trading in Reportable Funds

          No Portfolio Manager shall buy and sell (or sell and buy) for his or her Employee Related Accounts within 14 calendar days shares of any Reportable Fund with respect to which he or she serves as a Portfolio Manager. For purposes of this prohibition, Research Analysts are considered to be Portfolio Managers in relation to the entire portfolio of any Reportable Fund managed collectively by a committee of Research Analysts (e.g., MFS Research Fund). This provision does not apply to transactions effected through an Automatic Investment Plan.

     B. Portfolio Managers Trading Individual Securities

          Portfolio Managers are prohibited from trading a security for their Employee Related Accounts for seven calendar days before or after a transaction in the same or equivalent security in a client portfolio for which he or she serves as Portfolio Manager. If a Portfolio Manager receives pre-clearance authorization to trade a security in his or her Employee Related Account, and subsequently determines that it is appropriate to trade the same or equivalent security in his or her client portfolio, the Portfolio Manager must contact the Compliance Department prior to executing any trades for his or her client portfolio.

VI.  Administration and Enforcement of the Code of Ethics

     A.   Applicability of the Code of Ethics' Provisions

          The Committee, or its designee(s), has the discretion to determine that the provisions of the Code of Ethics policy do not apply to a specific transaction or activity. The Committee will review applicable facts and circumstances of such situations, such as specific legal requirements, contractual obligations or financial hardship. Any Employee who would like such consideration must submit a request in writing to the Compliance Department.

     B.   Review of Reports

          The Compliance Department will regularly review and monitor the reports filed by Covered Persons. Employees and their supervisors may be notified of the Compliance Departments review.

     C.   Violations and Sanctions

          Any potential violation of the provisions of the Code or related policies will be investigated by the Compliance Department, or, if necessary, the Committee. If a determination is made that a violation has occurred, a sanction may be imposed. Sanctions may include, but are not limited to one or more of the following: a warning letter, fine, profit surrender, personal trading ban, termination of employment or referral to civil or criminal authorities. Material violations will be reported promptly to the respective boards of trustees/managers of the Reportable Funds or relevant committees of the boards.

     D.   Appeal of Sanction(s)

          Employees deemed to have violated the Code may appeal the determination by providing the Compliance Department with a written explanation within 30 days of being informed of the outcome. If appropriate, the Compliance Department will review the matter with the Committee. The Employee will be advised whether the sanction(s) will be imposed, modified or withdrawn. Such decisions on appeals are binding. The Employee may elect to be represented by counsel of his or her own choosing and expense.

     E.   Amendments and Committee Procedures

          The Committee will adopt procedures that will include periodic review of this Code and all appendices and exhibits to the Code. The Committee may, from time to time, amend the Code and any appendices and exhibits to the Code to reflect updated business practice. The Committee shall submit any such amendments to MFS' Internal Compliance

          Controls Committee. In addition, the Committee shall submit any material amendments to this Code to the respective boards of trustees/managers of the Reportable Funds, or their designees, for approval no later than 6 months after adoption of the material change.

                                                                      Appendix A

                              Beneficial Ownership


MFS' Code of Ethics (the "Code") states that the Code's provisions apply to accounts beneficially owned by the Employee, as well as accounts under direct or indirect influence or control of the Employee. Essentially, a person is considered to be a beneficial owner of accounts or securities when the person has or shares direct or indirect pecuniary interest in the accounts or securities. Pecuniary interest means that a person has the ability to profit, directly or indirectly, or share in any profit from a transaction. Indirect pecuniary interest extends to, but is not limited to:

     o Accounts and securities held by immediate family members sharing the same household; and

     o Securities held in trust (certain exceptions may apply).

In addition, an Employee may be considered a beneficial owner of an account or securities when the Employee can exercise direct or indirect investment control.

Practical Application

o If an adult child is living with his or her parents: If the child is living in the parents' house, but does not financially support the parent, the parents' accounts and securities are not beneficially owned by the child. If the child works for MFS and does not financially support the parents, accounts and securities owned by the parents are not subject to the Code. If, however, one or both parents work for MFS, and the child is supported by the parent(s), the child's accounts and securities are subject to the Code because the parent(s) is a beneficial owner of the child's accounts and securities.

o Co-habitation (domestic partnership): Accounts where the employee is a joint owner, or listed as a beneficiary, are subject to the Code. If the Employee contributes to the maintenance of the household and the financial support of the partner, the partner's accounts and securities are beneficially owned by the employee and are therefore subject to the Code.

o Co-habitation (roommate): Generally, roommates are presumed to be temporary and have no beneficial interest in one another's accounts and securities.

o UGMA/UTMA accounts: If the Employee, or the Employee's spouse, is the custodian for a minor child, the account is beneficially owned by the Employee. If someone other than the Employee, or the Employee's spouse, is the custodian for the Employee's minor child, the account is not beneficially owned by the Employee.

o Transfer On Death accounts ("TOD accounts"): TOD accounts where the Employee becomes the registrant upon death of the account owner are not beneficially owned by the Employee until the transfer occurs (this particular account registration is not common).

o Trusts:

     o If the Employee is the trustee for an account where the beneficiaries are not immediate family members, the position should be reviewed in light of outside business activity (see the Code of Business Conduct) and generally will be subject to case-by-case review for Code applicability.

     o If the Employee is a beneficiary and does not share investment control with a trustee, the Employee is not a beneficial owner until the trust is distributed.

     o If an Employee is a beneficiary and can make investment decisions without consultation with a trustee, the trust is beneficially owned by the Employee.

     o If the Employee is a trustee and a beneficiary, the trust is beneficially owned by the Employee.

     o If the Employee is a trustee, and a family member is beneficiary, then the account is beneficially owned by the Employee.

     o If the Employee is a settlor of a revocable trust, the trust is beneficially owned by the Employee.

     o If the Employee's spouse/domestic partner is trustee and beneficiary, a case-by-case review will be performed to determine applicability of the Code.

o College age children: If an Employee has a child in college and still claims the child as a dependent for tax purposes, the Employee is a beneficial owner of the child's accounts and securities.

o Powers of attorney: If an Employee has been granted power of attorney over an account, the Employee is not the beneficial owner of the account until such time as the power of attorney is activated.

                                                                      Appendix B

                              Reporting Obligations


Note: Employees must submit all required reports using the Code of Ethics system at https://mfs.ptaconnect.com. The Committee may, at its discretion, determine that this reporting requirement may be fulfilled instead using a paper form. The electronic reports on the Code of Ethics system meet the contents requirements listed below in Sections A.1. and B.1.



A.   Initial and Annual Holdings Reports

Employees must file initial and annual holdings reports ("Holdings Reports") as follows.

     1. Content of Holdings Reports

     o The  title,  number  of  shares  and  principal  amount  of each  Covered
     Security;

     o The name of any broker or dealer with whom the Employee maintained an account in which ANY securities were held for the direct or indirect benefit of the Employee; and

     o The date the Employee submits the report.

     2. Timing of Holdings Reports

     o Initial Report - No later than 10 days after the person becomes an Employee. The information must be current as of a date no more than 45 days prior to the date the person becomes an Employee.

     o Annual Report - Annually, and the information must be current as of a date no more than 45 days before the report is submitted.

     3. Exceptions from Holdings Report Requirements

     No holdings report is necessary:

     o For holdings in securities that are not Covered Securities; or

     o For securities held in accounts over which the Access Person had no direct or indirect influence or control.

B.   Quarterly Transaction Reports

Employees must file a quarterly transactions report ("Transactions Report") with respect to:

     (i) any transaction during the calendar quarter in a Covered Security in which the Employee had any direct or indirect beneficial ownership; and

     (ii) any account established by the Employee during the quarter in which ANY securities were held during the quarter for the direct or indirect benefit of the Employee.

Brokerage statements may satisfy the Transactions Report obligation provided that they contain all the information required in the Transactions Report and are submitted within the requisite time period as set forth below.

     1. Content of Transactions Report

          a. For Transactions in Covered Securities

          o The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

          o The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          o The price of the Covered Security at which the transaction was effected;

          o The name of the broker, dealer or bank with or through which the transaction was effected; and

          o The date the report was submitted by the Employee.

          b. For Newly Established Accounts Holding ANY Securities

          o The name of the broker, dealer or bank with whom the Employee established the account;

          o The date the account was established; and

          o The date the report was submitted by the Employee.

     2. Timing of Transactions Report

     No later than 30 days after the end of the calendar quarter.

     3. Exceptions from Transactions Report Requirements

     No Transactions Report is necessary:

     o For transactions in securities that are not Covered Securities;

     o With respect to securities held in accounts over which the Access Person had no direct or indirect influence or control; or

     o With respect to transactions effected pursuant to an Automatic Investment Plan.

                                                                       Exhibit A

                                  Exhibit A - 1
                          Specific Country Requirements

           (For MFS Employees Located in Offices Outside of the U.S.)


United Kingdom

The UK Financial Services Authority rules on personal account dealing are contained in Chapter 7.13 if the FSA Conduct of Business Rules Sourcebook ("COBS). Further details of the compliance requirements in relation to COBS are in the MFS International UK Ltd ("MFS UK") Compliance Manual.

As an investment management organization, MFS UK has an obligation to implement and maintain a meaningful policy governing the investment transactions of its employees (including directors and officers). In accordance with COBS 7.13, this policy is intended to minimize conflicts of interest, and the appearance of conflicts of interest, between the employees and clients of MFS UK, as well as to effect compliance with the provisions of part (V) of the Criminal Justice Act 1993, which relates to insider dealing, and part (VIII) of the Financial Services and markets Act 2000, which relates to market abuse and the FSA's Code of Market Conduct. This policy is detailed in the MFS UK Compliance Manual, which should be read in conjunction with this Code.

Under COBS, MFS UK must take reasonable steps to ensure that any investment activities conducted by employees do not conflict with MFS UK's duties to its customers. In ensuring this is, and continues to be, the case, MFS UK must ensure it has in place processes and procedures which enable it to identify and record any employee transactions and permission to continue with any transaction is only given where the requirements of COBS are met.

In addition, in respect of UK-based employees, spread betting on securities is prohibited.

For specific  guidance,  please  contact  Martin  Pannell,  MFS UK's  Compliance
Officer.



Japan

MIMkk, MFS' subsidiary in Japan, and its employees, are under supervision of Japanese FSA and Kantoh Local Financial Bureau as the investment adviser and as the investment trust manager registered in Japan. MIMkk and its employees are regulated by the following, from the viewpoint of the Code:

     o Securities Exchange Law, Article 166 - Prohibited Acts if Insiders;

     o Guideline for Prohibition of Insider Trading by Japan Securities Investment Advisers Association ("JSIAA").

For specific  guidance,  please  contact  Hirata  Yasuyuki,  MIMkk's  Compliance
Officer.

                                                                       Exhibit B

                                  Exhibit B - 1
                   Access Categorization of MFS Business Units



Business Units Designated as "Access Person"

o Management Group

o Risk Management

o Fund Treasury

o GIS

o Internal Audit

o Email Review

o Legal

o MIL

o Compliance

o MFSI

o Investment Services

o Information Technology

o MFD - Dealer Relations

o MFD - Sales Desks

o MFD Field Force

o MFD - Marketing

o RFP & Proposals Center

o ISG

o PPS

o Employees who are members of the Management Committee, the Operations Committee or the Senior Leadership Team

o Employees who have access to Investment Research System, the equity trading system or the fixed income trading system



As of January 1, 2006

                                                                       Exhibit C

           Security Types and Pre-Clearance and Reporting Requirements

(This list is not all inclusive and may be updated from time to time. Contact the Compliance Department for additional guidance.)

------------------------------------------------------ ---------------- -------------------------------------
                 Security Type                         Pre-clearance    Transactions and Holdings
                                                       Required?        Reporting Required?
------------------------------------------------------ ---------------- -------------------------------------
Open-end investment companies which are not            No               No
Reportable Funds
------------------------------------------------------ ---------------- -------------------------------------
Reportable Funds (excluding MFS money market           No               Yes
funds)
------------------------------------------------------ ---------------- -------------------------------------
Closed-end funds (including MFS closed-end             Yes              Yes
funds)
------------------------------------------------------ ---------------- -------------------------------------
Equity securities                                      Yes              Yes
------------------------------------------------------ ---------------- -------------------------------------
Municipal bond securities                              Yes              Yes
------------------------------------------------------ ---------------- -------------------------------------
Corporate bond securities                              Yes              Yes
------------------------------------------------------ ---------------- -------------------------------------
High yield bond securities                             Yes              Yes
------------------------------------------------------ ---------------- -------------------------------------
U.S. Treasury Securities and other obligations         No               No
backed by the good faith and credit of the U.S.
government
------------------------------------------------------ ---------------- -------------------------------------
Debt obligations that are NOT backed by the            Yes              Yes
good faith and credit of the U.S. government
(such as Fannie Mae bonds)
------------------------------------------------------ ---------------- -------------------------------------
Foreign government issued securities                   No               Yes
------------------------------------------------------ ---------------- -------------------------------------
Money market instruments, including commercial         No               No
paper, bankers' acceptances, certificates of
deposit and repurchase agreements, and
short-term fixed income securities with a
maturity of less than one year
------------------------------------------------------ ---------------- -------------------------------------
Private placements (including real estate              No*              Yes
limited partnerships or cooperatives)
------------------------------------------------------ ---------------- -------------------------------------
Options on foreign currency traded on a                No               Yes
national securities exchange
------------------------------------------------------ ---------------- -------------------------------------
Options on foreign currency traded                     No               No
over-the-counter or on futures exchanges
------------------------------------------------------ ---------------- -------------------------------------
Commodities and options and futures on                 No               No
commodities
------------------------------------------------------ ---------------- -------------------------------------
Forwards contracts other than forwards on              No               No
securities
------------------------------------------------------ ---------------- -------------------------------------
Unit investment trusts which are exclusively           No               No
invested in one or more open-end funds, none of
which are Reportable Funds
------------------------------------------------------ ---------------- -------------------------------------
MFS stock and shares of Sun Life of Canada             No               No**
(U.S.) Financial Services Holdings, Inc.
------------------------------------------------------ ---------------- -------------------------------------

------------------------------------------------------ ---------------- -------------------------------------
Sun Life Financial, Inc.                               No               Yes
------------------------------------------------------ ---------------- -------------------------------------
Certain exchange traded funds                          No               Yes

(Click here for list on Compliance intranet
site)
------------------------------------------------------ ---------------- -------------------------------------
Options on certain securities indexes                  No               Yes

(Click here for list on Compliance intranet
site)
------------------------------------------------------ ---------------- -------------------------------------
Options and forwards contracts on securities           Yes              Yes
------------------------------------------------------ ---------------- -------------------------------------


* Note that while transactions in these securities are not required to be pre-cleared using the Code of Ethics Online system, you must obtain prior approval from the Compliance Department before participating in a private placement. See Section IV. B. of the Code of Ethics.

** MFS and Sun Life private stock are considered to be Covered Securities under the terms of this Code. Employees need not report such stock on transactions or holdings reports pursuant to SEC No-Action Letter, Investment Company Institute, November 27, 2000.

                                                                       Exhibit D

                       Private Placement Approval Request

                                  Please Print.

Employee Name:_____________________________

Employee Position:___________________________

MFS Phone Extension:______________________________



Name of Company:_____________________________________________________________

Dollar amount of private placement:_____________________________________________

Dollar amount of your intended investment:______________________________________

Does this company have publicly traded securities?  Yes        No

How were you offered the opportunity to invest in this private placement?______________________________________________________________________

What is the nature of your relationship with the individual or entity?_________________________________________________________________________

Was the opportunity because of your position with MFS?______________________________________________________________________

Would it appear to the SEC or other parties that you are being offered the opportunity to participate in an exclusive, very limited offering as a way to curry favor with you or your colleagues at MFS?_________________________________

Are you inclined to invest in the private placement on behalf of the funds/accounts you manage?

 Yes           No

Would any other MFS funds/accounts want to invest in this private placement?

 Yes           No

Date you require an answer:_____________________________________________________

Attachments:          business summary       prospectus     offering memorandum

Compliance Use Only

 Approved             Denied

_______________________________                      _______________________

Signature                                                              Date

_______________________________                      _______________________

Equity Or Fixed Income Signature                              Date

                                                                       Exhibit E

                    Initial Public Offering Approval Request

                                  Please Print.

Employee Name:_________________________  Employee Position:____________________

MFS Phone Extension:______________________________


Name of Company:________________________________________________________________

Aggregate Dollar amount of IPO:__________        Dollar amount of your intended
investment:_________

Maximum number of shares you intend to purchase?  ______________________________

Is your spouse an employee of the company?

 Yes        No

Is your spouse being offered the opportunity to participate in the IPO solely as a result of his or her employment by the company?

 Yes        No  If no, please explain.       Not Applicable
________________________________________________________________________________

Does the ability to participate in the IPO constitute a material portion of your spouse's compensation for being employed by the company?

 Yes        No     Not Applicable

Could it appear to the SEC or other parties that you (or your spouse) are being offered the opportunity to participate in the IPO because of your position at MFS or as a way to curry favor with MFS?

 Yes        No  If yes, please explain:
________________________________________________________________________________

Are the IPO shares being offered to your spouse as part of a separate pool of shares allocable solely to company employees?

 Yes        No     Not Applicable

Are such shares part of a so-called "friends and family" allocation?

 Yes        No

If your spouse chooses not to participate in the IPO, will the shares that your spouse chooses not to purchase be re-allocated to the general public or to other company insiders?

 General Public    Other Company Insiders    Not Applicable

If you are a portfolio manager, are the funds/accounts you manage likely to participate in the IPO?

 Yes        No

If you are a portfolio manager, are you aware of other funds/account that would be likely to participate in the IPO?

 Yes        No

Are there any other relevant facts or issues that MFS should be aware of when considering your request?

 Yes        No  If yes, please explain:

________________________________________________________________________________
________________________________________________________________________________

Date you require an answer: _________________, ________. (Note: because IPO approval requests often require additional information and conversations with the company and the underwriters, MFS needs at least three full business days to consider such requests.)

Name and address of IPO lead underwriter, and contact person (if available):

________________________________________________________________________________

Attachments:    offering  memorandum    underwriters' agreement  other materials
describing eligibility to participate in IPO.



Compliance Use Only

 Approved             Denied

___________________________________         ____________________________________
Signature                                   Date

___________________________________         ____________________________________
Equity Or Fixed Income Signature            Date

MorganStanley logo

                      MORGAN STANLEY INVESTMENT MANAGEMENT
                                 CODE OF ETHICS


*Effective December 31, 2004




     The investment advisers, distribution companies and related service companies listed on the attached Schedule A that operate within Morgan Stanley Investment Management (each, a "Covered Company" and collectively, "Investment Management") have adopted this Code of Ethics (the "Code"). The principal objectives of the Code are (i) to provide policies and procedures consistent with applicable law and regulation, including Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), and Section 204 A of the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and (ii) make certain that the personal trading and other business activities of Employees of Investment Management (defined in Section III. below) are conducted in a manner consistent with applicable law and regulation and the general principles set forth in the Code.

     Employees of Investment Management are also subject to the "Morgan Stanley Code of Conduct - Securities and Asset Management Businesses" (the "Code of Conduct"), and the Morgan Stanley Code of Ethics and Business Practices, which can be found on the Law Portal of the Morgan Stanley Today intranet site. Employees are reminded that they are also subject to other Morgan Stanley Investment Management policies, including policies on insider trading, the receipt of gifts, the handling of all internally distributed proprietary and confidential information, Morgan Stanley Investment Management Senior Loan Firewall Procedures, and service as a director of a publicly traded company. All internally distributed information is proprietary and confidential information and should not be discussed with people outside of Morgan Stanley Investment Management or shared with anybody outside of the Investment Department.

-------------------------------
* Restated as of April 26, 2006

                                TABLE OF CONTENTS
                                                                            Page

I.     Policy Highlights.......................................................1
II.    General Principles......................................................2
       A.     Shareholder and Client Interests Come First......................2
       B.     Avoid Actual and Potential Conflicts of Interest.................3
III.   Definitions.............................................................3
       A.     Access Persons...................................................3
       B.     Covered Accounts.................................................4
       C.     Covered Securities...............................................4
       D.     Investment Personnel.............................................4
IV.    Grounds for Disqualification from Employment............................4
V.     Personal Securities Transactions........................................5
       A.     Prohibited Conduct...............................................5
       B.     Restrictions and Limitations on Personal Securities Transactions.5
       C.     Exempt Securities................................................9
       D.     Pre-Clearance Requirement.......................................11
       E.     Permitted Brokerage Accounts and Accounts Holding Affiliated
              Mutual Funds and Sub-advised Mutual Funds.......................13
VI.    Reporting Requirements.................................................15
       A.     Report of Transactions..........................................15
       B.     Form of Reporting...............................................18
       C.     Responsibility to Report........................................18
       D.     Leave of Absence................................................18
       E.     Where to File Report............................................19
       F.     Responsibility to Review........................................19
VII.   Code of Ethics Review Committee........................................19
VIII.  Outside Activities and Private Securities Transactions.................19
       A.     Approval to Engage in an Outside Activity.......................19
       B.     Approval to Invest in a Private Placement.......................20
       C.     Approval Process................................................20
IX.    Gifts and Entertainment................................................20
X.     Political Contributions................................................21
XI.    Sanctions..............................................................21
XII.   Employee Training and Certification....................................22

I.   Policy Highlights

     The Code is designed so that all acts, practices and courses of business engaged in by Employees are conducted in accordance with the highest possible standards and to prevent abuses or even the appearance of abuses by Employees relating to their personal trading and other business activity. Compliance with the Code is a matter of understanding the basic requirements and making sure the steps the Employee takes with respect to each Personal Securities Transaction (defined herein) and his/her personal investment is in accordance with these requirements. This Section sets forth selected rules that frequently raise questions. These are by no means comprehensive and Employees must examine the specific sections of the Code for more details and are strongly urged to consult the Compliance Department when questions arise:

     >> Shares of Morgan Stanley/Van Kampen open-end investment companies that are advised by Investment Management ("Affiliated Mutual Funds"), whether purchased, sold or exchanged in a brokerage account, directly through a transfer agent or in a 401(k) or other retirement plan, including the Morgan Stanley 401(k) plan, are exempt from pre-clearance requirements but are subject to holding and reporting requirements. Affiliated Mutual Funds may not be sold, redeemed or exchanged until at least 60 calendar days from the purchase trade date. Shares in the same Affiliated Mutual Fund may not be repurchased until at least 60 calendar days from the sale trade date.

     >> Shares of open-end investment companies that are sub-advised by Investment Management ("Sub-advised Mutual Funds"), are exempt from pre-clearance requirements but are subject to reporting requirements.

     >> Purchases and sales of shares in money market funds continue to be exempt from preclearance, holding period and reporting requirements of the Code.

     >> Employees must maintain brokerage accounts at Morgan Stanley unless an exception is granted. All accounts for the purchase of Affiliated Mutual Funds and Sub-advised Mutual Funds must be pre-approved by the Compliance Department before opening.

     >> All Personal Securities Transactions must be pre-cleared through the Compliance, Department, except as set forth herein.

     >> Employees may only transact in MWD stock during designated window periods and all transactions must be pre-cleared. The restrictions imposed by Morgan Stanley on Senior Management and other persons in connection with transactions in MWD stock are in addition to this Code, and must be observed to the extent applicable.

     >> Exchange Traded Funds ("ETFs") and closed-end mutual funds must be pre-cleared and are subject to all other holding and reporting requirements.

     >> Employees are prohibited from acquiring any security in an initial public offering (IPO) or any other public underwriting.

     >> Private placements, participation on the Board of any company and any outside business activities must be pre-approved by the Code of Ethics Review Committee.

     >> Employees may not sell Covered Securities, defined herein, under any circumstances unless they have been held for at least 30 days and they may not be sold at a profit until at least 60 calendar days from the purchase trade date.

     >> Employees may not repurchase any security sold by the Employee within the previous 30 days and may not repurchase such security within the previous 60 days if the purchase price is lower than any sale price within the 60-day period.

     >> Portfolio managers and research analysts and those who report to them, may not trade in a security if accounts they manage trade in the same security within the 7 days prior to or 7 days following the Employee's transaction.

     >> Employees are required to submit an Initial Holdings Report upon hire, Quarterly Transactions Reports and an Annual Report and Compliance Certification.

II.  General Principles

     A.   Shareholder and Client Interests Come First

          It is the policy of Investment Management to comply with all applicable federal securities laws. This Code is designed to assist Employees in fulfilling their regulatory and fiduciary duties.

          Every Employee owes a fiduciary duty to the shareholders of registered investment companies (each; a "Fund" and collectively, the "Funds") and to the Managed Account Clients (defined as clients other than registered investment companies including unregistered investment companies, institutional clients and individuals). This means that in every decision relating to investments, every Employee must recognize the needs and interests of the Fund shareholders and the Managed Account Clients, and be certain that at all times the interests of the Fund shareholders and other Managed Account Clients are placed ahead of any personal interest.

     B.   Avoid Actual and Potential Conflicts of Interest

          The restrictions and requirements of the Code are designed to prevent behavior which actually or potentially conflicts, or raises the appearance of an actual or potential conflict, with the interests of the Fund shareholders or the Managed Account Clients. It is of the utmost importance that the Personal Securities Transactions of Employees be conducted in a manner consistent with both the letter and spirit of the Code to avoid any such conflict of interest and to prevent abuse of an Employee's position of trust and responsibility.

III. Definitions

     A. "Access Persons" shall include all directors, officers, and employees of Investment Management or any other person who provides investment advice on behalf of an investment adviser under Investment Management and is subject to the supervision and control of such investment adviser, as well as certain other persons falling within such definition under Rule 17j-1 under the 1940 Act or Rule 204A-1 under the Advisers Act and such other persons that may be so deemed by each Local Compliance Group from time to time, except those persons who are not officers and directors of an investment adviser under Investment Management (or of any company in a control relationship to the Fund or an investment adviser under Investment Management) and who meet the following criteria: (i) directors and officers of Morgan Stanley Distributors Inc., Morgan Stanley Distribution Inc., Morgan Stanley & Co., and Van Kampen Funds Inc. (each a "Distributor" and collectively, the "Distributors") that do not devote substantially all of their working time to the activities (including distribution activities) of an investment adviser under Investment Management; (ii) directors and officers of the Distributors who do not, in the ordinary course of business make, participate in, or obtain information regarding the purchase or sale of securities by the Funds or Managed Account
          Clients, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Funds or Managed Account Clients regarding the purchase and sale of securities on behalf of a Fund or a Managed Account Client; and (iii) directors and officers of the Distributors that do not have access to information regarding the day-to-day investment activities of Investment Management shall not be deemed Access Persons. Such persons are, however, subject to the Code of Conduct. The Local Compliance
          Group for each Covered Company will identify all Access Persons of Investment Management and notify them of their pre-clearance and reporting obligations at the time they become an Access Person. Access Persons will be referred to as "Employees" throughout the Code. Employees with questions concerning their status as Access Persons are urged to consult with their Local Compliance Group.

     B. "Covered Accounts" shall include any account in which an Employee has, or acquires any direct or indirect beneficial ownership in a security held in the account. Generally, an employee is regarded as having beneficial ownership of securities held in an account in the name of:
          (1) the individual; (2) a husband, wife or minor child; (3) a relative sharing the same house; (4) another person if the Employee (i) obtains benefits substantially equivalent to ownership of the securities; (ii) can obtain ownership of the securities immediately or at some future time; or (iii) can have investment discretion or otherwise can exercise control. In addition, as described in the Code, certain circumstances constitute Beneficial Ownership, defined herein, by an Employee of securities held by a trust.

     C. "Covered Securities" shall include all securities, any option to purchase or sell, and any security convertible into or exchangeable for such securities. For example, Covered Securities also include, but are not limited to individual securities, open-end mutual funds, exchange traded funds, closed-end funds and unit investment trusts. Exemption from certain requirements of the Code may apply to designated Covered Securities, as set forth below. In addition, certain securities, such as money market funds, are exempt from the definition of "Covered Security" as explained in the Code.

     D. "Investment Personnel" shall mean any Employee who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities or anyone who, in connection with their job functions, has real-time knowledge of such recommendations or anyone who controls the Fund or an investment adviser under Investment Management and who obtains information concerning recommendations made to the Funds or Managed Account clients regarding the purchase or sale of securities by the Fund or the Managed Account Client. This includes, but is not limited to, portfolio managers, research analysts, and all persons reporting to portfolio managers and research analysts and personnel in the trading department, among others.

IV.  Grounds for Disqualification from Employment

     Pursuant to the terms of Section 9 of the 1940 Act, no director, officer or employee of a Covered Company may become, or continue to remain, an officer, director or employee without an exemptive order issued by the U.S. Securities and Exchange Commission if such director, officer or employee:

     o within the past ten years has been convicted of any felony or misdemeanor (i) involving the purchase or sale of any security; or
          (ii) arising out of their conduct as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities broker, government securities dealer, transfer agent, or entity or person required to be registered under the U.S. Commodity Exchange Act, or as an affiliated person, salesman or employee of any investment company, bank, insurance company or entity or person required to be registered under the U.S. Commodity Exchange Act; or

     o    is or becomes  permanently or temporarily  enjoined by any court from:
          (i) acting as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities broker, government securities dealer, transfer agent, or entity or person required to be registered under the U.S. Commodity Exchange Act, or as an affiliated person, salesman or employee of any investment company, bank, insurance company or entity or person required to be registered under the U.S. Commodity Exchange Act; or (ii) engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security.

     It is your obligation to immediately report any conviction or injunction falling within the foregoing provisions to the Chief Legal or Compliance Officer of Investment Management.

V.   Personal Securities Transactions

     A.   Prohibited Conduct

          No Employee shall buy or sell any Covered Security (with the exception of those described in sub-section C. below) for a Covered Account (referred to herein as a "Personal Securities Transaction") unless:

          1. pre-clearance of the transaction has been obtained; and

          2. the transaction is reported in writing to the Local Compliance Group in accordance with the requirements below.

     B.   Restrictions and Limitations on Personal Securities Transactions

          Except where otherwise indicated, the following restrictions and limitations govern Personal Securities Transaction:

          1. Covered Securities purchased may not be sold until at least 30 calendar days from the purchase trade date and may not be sold at a profit until at least 60 calendar days from the purchase trade date. Covered Securities sold may not be repurchased until at least 30 calendar days from the sale trade date. In addition, Covered Securities sold may not be purchased at a lower price until at least 60 calendar days from the sale trade date. Any violation may result in disgorgement of all profits from the transactions as well as other possible sanctions.

          2. Affiliated Mutual Funds (excluding money market funds), whether purchased in a brokerage account, directly through a transfer agent or in a 401(k) or other retirement plan, may not be sold, redeemed or exchanged until at least 60 calendar days from the purchase trade date. They may not be repurchased until at least 60 calendar days from the sale trade date.

          In the event of financial hardship, exceptions to this section of the Code may be granted, but only with the prior written approval of a Compliance Officer and the Employee's supervisor and the transaction is consistent with each Fund prospectus, if applicable.

          3. No short sales are permitted.

          4. No transactions in options or futures are permitted, except that listed options may be purchased, and covered calls written. No option may be purchased or written if the expiration date is less than 60 calendar days from the date of purchase. No option position may be closed at a profit less than 60 calendar days from the date it is established.

          5. No Employee may acquire any security in an initial public  offering
          (IPO) or any other public underwriting. No Employee shall purchase shares of a Fund that is managed by a Covered Company if such Fund is not generally available to the public, unless the vehicle is designed for Morgan Stanley employees and there is no intention of it becoming public in the future.

          6a. Private placements of any kind, including those sponsored by MSIM, may only be acquired with special permission from the Code of Ethics Review Committee and if approved, will be subject to monitoring by the Local Compliance Group. Where the Code of Ethics Review Committee approves any acquisition of a private placement, its decision and reasons for supporting the decision will be documented in a written report, which is to be kept for five years by the Local Compliance Group after the end of the fiscal year in which the approval was granted.

          6b. Any Employee who has a personal position in an issuer through a private placement must affirmatively disclose that interest if such employee is involved in considering any subsequent investment decision by a Fund or Managed Account regarding any security of that issuer or its affiliate(s). In such event, the President or Chief Investment Officer of Investment Management shall independently determine the final investment decision. Written records of any such circumstance shall be sent to the Local Compliance Group and maintained for a period of five years after the end of the fiscal year in which the approval was granted.

     Restrictions 7.a. and 7.b. apply only to portfolio managers and research analysts (and all persons reporting to portfolio managers and research analysts) of Investment Management.

     7a. No purchase or sale transaction may be made in any Covered Security by any portfolio manager or research analyst (or person reporting to a portfolio manager or research analyst) for a period of 7 calendar days before or after that Covered Security is bought or sold by any Fund (other than Morgan Stanley Value-Added Market Series, Morgan Stanley Select Dimensions Investment Series - Value-Added Market Portfolio, and Morgan Stanley index funds, or Portfolios) or any Managed Account (other than index-based Managed Accounts) for which such portfolio manager or research analyst (or person reporting to a portfolio manager or research analyst) serves in that capacity.

     7b. The definition of portfolio manager shall also extend to any person involved in determining the composition of the portfolios of Funds that are UITs or who have knowledge of a composition of a UIT portfolio prior to deposit. These individuals shall not buy or sell a Covered Security within 7 calendar days before or after such Covered Security is included in the initial deposit of a UIT portfolio.

     Restriction 7.c. applies only to personnel in the trading department of each Covered Company.

     7c. No purchase or sale transaction may be made in any Covered Security traded through the appropriate Covered Company's trading desk(s) (as determined by the Local Compliance Group) by any person on that trading desk at the same time that any Fund (other than Morgan Stanley Value-Added Market Series, Morgan Stanley Select Dimensions Investment Series-Value-Added Market Portfolio, and Morgan Stanley index funds, or Portfolios) or any Managed Account (other than index-based Managed Accounts) has a pending purchase or sale order in that same Covered Security.

     7d. Any transaction by persons described in sub-sections 7.a., 7.b., and 7.c. above within such enumerated period may be required to be reversed, if applicable, and any profits or, at the discretion of the Code of Ethics Review Committee, any differential between the sale price of the Personal Security Transaction and the subsequent purchase or sale price by a relevant Fund or Managed Account during the enumerated period, will be subject to disgorgement; other sanctions may also be applied.

     8. No Employee shall purchase or sell any Covered Security which to their knowledge at the time of such purchase or sale: (i) is being considered for purchase or sale by a Fund or a Managed Account; or (ii) is being purchased or sold by a Fund or a Managed Account. With respect to portfolio managers and research analysts (and all persons reporting to portfolio managers and research analysts) of a Covered Company, no such persons may purchase shares of a closed-end investment company over which such person exercises investment discretion.

     9. If a Personal Securities Transaction is not executed on the day pre-clearance is granted, it is required that pre-clearance be sought again on a subsequent day (i.e., open orders, such as limit orders, good until cancelled orders and stop-loss orders, must be pre-cleared each day until the transaction is effected). (1)

     10. Employees shall not participate in investment clubs.

     11. Employees may only transact in MWD stock during designated window periods. Also, such transactions must be pre-cleared with Compliance.
     Holdings and transactions in MWD stock are subject to the initial, quarterly and annual reporting requirements as well as the 30-day holding period restriction and the 60-day short swing profit restriction(2). The restrictions imposed by Morgan Stanley on Senior Management and other persons in connection with transactions in MWD stock are in addition to this Code, and must be observed to the extent applicable. Employees are required to read the Code of Conduct for a listing of specific restrictions and limitations relating to the purchase or sale of MWD stock. Employees receiving MWD stock or options through EICP and other plans may be subject to certain trading restrictions and exemptions. Employees should check Employment documents and consult with the Compliance Department to address any questions.

Important: Regardless of the limited applicability of Restrictions 7.a., 7.b., and 7.c. each Local Compliance Group monitors all transactions by Employees in all locations in order to ascertain any pattern of conduct that may evidence actual or potential conflicts with the principles and objectives of the Code, including a pattern of front-running. The Compliance Group of each Covered
Company: (i) on a quarterly basis, will provide the Boards of Directors/Trustees

---------------------------
(1) In the case of trades in international markets where the market has already closed, transactions must be executed by the next close of trading in that market.
(2) In connection with the sale of MWD stock, periodic purchases through employee sponsored equity purchase plans shall not be counted when calculating the 30-day holding period restriction or the 60-day short swing profit restriction.

of the Funds it manages with a written report that describes any issues that arose during the previous quarter under the Code and, if applicable, any Funds' Sub-Adviser's Code of Ethics, including but not limited to, information about material violations and sanctions imposed in response to the material violations; and (ii) on an annual basis, will certify that each Covered Company has adopted procedures reasonably necessary to prevent its Employees from violating the Code. Also, as stated elsewhere in this Code, any violation of the foregoing restrictions may result in disgorgement of all profits from the transactions as well as other possible sanctions.

C.   Exempt Securities

     1. The securities listed below are exempt from: (i) the holding period and other restrictions of this Section V., sub-sections B.1., B.2., B. 7a-d. and B.8.; (ii) the pre-clearance requirements; and (iii) the initial, quarterly and annual reporting requirements. Accordingly, it is not necessary to obtain pre-clearance for Personal Securities Transactions in any of the following securities, nor is it necessary to report such securities in the quarterly Transaction Reports or the Initial Holdings Report and Annual Compliance Certification:

     (a) Direct obligations of the United States Government(3);
     (b) Bank Certificates of Deposit;
     (c) Bankers' Acceptances;
     (d) Commercial Paper; and
     (e) High Quality Short-Term Debt Instruments (which for these purposes are repurchase agreements and any instrument that has a maturity at issuance of fewer than 366 days that is rated in one of the two highest categories by a Nationally Recognized Statistical Rating Organization).
     (f) Shares held in money market funds.
     (g) Shares held in open-end Mutual Funds other than Affiliated Mutual Funds and Sub-advised Mutual Funds.

     2. Transactions in redeemable Unit Investment Trusts are exempt from the restrictions contained in this Section V., sub-sections B.1. and B.7 and the pre-clearance requirement of Section V., sub-section A., but are subject to the reporting requirements of Section VI., sub-section A.

-----------------------------
(3) Includes securities that carry full faith and credit of the U.S. Government for the timely payment of principal and interest, such as Ginnie Maes, U.S. Savings Bonds, and U.S. Treasuries. For international offices, the equivalent shares in fixed income securities issued by the government of their respective jurisdiction; however such securities are subject to the initial and annual reporting requirements of sub-section D.

     3. Shares of Affiliated Mutual Funds are exempt from the pre-clearance requirement of Section V, sub-section A, but are subject to the account opening restrictions of Section V, sub-section E, initial, quarterly and annual reporting requirements of Section VI, and the holding period restrictions contained in Section V, sub-section B. Exchange Traded Funds ("ETFs") and closed-end funds must be pre-cleared and are subject to all other reporting requirements.

     4. Shares of Sub-advised Mutual Funds are exempt from the pre-clearance requirement of Section V, sub-section A, but are subject to the account opening restrictions of Section V, sub-section E, and initial, quarterly and annual reporting requirements of Section VI.

     5. All Employees wishing to participate in an issuer's direct stock purchase plan or automatic dividend reinvestment plans must submit a memorandum to the Local Compliance Group stating the name and the amount to be invested in the plan. Any sale transactions from an automatic dividend reinvestment plan must be pre-cleared. Purchases under an issuer's direct stock purchase plan or automatic dividend reinvestment plan are exempt from the restrictions contained in this Section V, sub-sections B.1., B.7a-d. and B.8. and the pre-clearance requirement but are subject to the reporting requirements.

     6. Transactions in Affiliated Mutual Funds within the Morgan Stanley 401(k) Plan(4) are exempt from the pre-clearance requirement of Section V. sub-section A, but are subject to the initial, quarterly and annual reporting requirements of Section VI. and the holding period restrictions contained in Section V, sub-section B.

     7. Employees may maintain fully discretionary managed accounts at Morgan Stanley, provided those accounts meet the established standards set forth below. In certain circumstances and with the prior written approval of the Compliance Department, Employees may appoint outside managers (e.g., trust companies, banks or registered investment advisers) to manage their accounts.

     In order to establish a managed account, the Employee must complete the Account Pre-Approval Form, attached as Exhibit C. In addition, the Employee must grant complete investment discretion over the account to the manager. Employees may not participate, directly or indirectly, in individual investment decisions or be made aware of such decisions before transactions are executed. This restriction does not preclude Employees from establishing investment guidelines for the manager, such as indicating

---------------------------
(4) This includes Morgan Stanley Retirement Plans that are equivalent to 401(k) Plans in jurisdictions outside the United States.

     industries in which they desire to invest, the types of securities they want to purchase or their overall investment objectives. However, those guidelines may not be changed so frequently as to give the appearance that the Employee is actually directing account investments.

     The Employee must designate duplicate copies of trade confirmations and statements to be sent to the Compliance Department. To the extent that an Employee directs trades for tax purposes, that Employee shall obtain pre-clearance for each transaction from his/her Local Compliance Group.

D.   Pre-Clearance Requirement

     1. Personal Securities Transactions

     (a)  From Whom Obtained

          All Employees are required to obtain pre-clearance of Personal Securities Transactions in Covered Securities. Employees must complete the required Form, as described below, and submit it to the Compliance Department for approval.

          A copy of the Personal Securities Transaction Approval Form, which may be revised from time to time, is attached as Exhibit B.

     (b)  Personal Securities Transaction Approval Process

          Pre-clearance must be obtained by completing and signing the Personal Securities Transaction Approval Form and obtaining the proper pre-clearance signatures. The Approval Form must also indicate, as applicable, the name of the individual's financial advisor, the branch office numbers, as well as other required information.

          If an Employee has more than one Covered Account, the Employee must indicate for which Covered Account the trade is intended on the Personal Securities Transaction Approval Form. Employees are required to have duplicate copies of their trade confirmations and Covered Account statements (which can be electronically transmitted) sent to the Local Compliance Group for each Covered Account the Employee has, or as a result of the transaction acquires, any direct or indirect beneficial ownership (as defined in sub-section E.3. below).

          Employees are required to: (i) confirm that no open orders exist in the same or related security with the appropriate trading desk(s) (as determined by the Local Compliance Group); and (ii) have the transaction approved by the Local Compliance Group.

          Portfolio managers and research analysts (or persons reporting to portfolio managers or research analysts) of Investment Management seeking pre-clearance for a Personal Securities Transaction must obtain an additional signature from a designated Senior Portfolio Manager (prior to pre-clearance from the Local Compliance Group). Trading desk personnel at any Covered Company seeking pre-clearance for a Personal Securities Transaction must obtain an additional signature from their immediate supervisor prior to pre-clearance from the Local Compliance Group.

     (c)  Filing and Approval

          After all required signatures are obtained, the Personal Securities Transaction Approval Form must be filed with the Local Compliance Group. The Employee should retain a copy for his/her records.

          Compliance will act on the request and notify the Employee whether the request has been approved or denied. If pre-clearance of a request is approved, it is effective only for a transaction completed prior to the close of business on the day of approval. Any transaction not completed will require a new approval.

          Each Local Compliance Group has implemented procedures reasonably designed to monitor purchases and sales effected pursuant to these pre-clearance procedures.

2.   Factors Considered in Pre-Clearance of Personal Securities Transactions

     In reviewing any Personal Securities Transaction for pre-clearance, the following factors, among others, will generally be considered:

     o Whether the amount or the nature of the transaction, or the Employee making it, is likely to affect the price or market of security that is held by a Fund or a Managed Account Client.

     o Whether the purchase or sale  transaction of the Covered  Security by the
     Employee:  (i) is  being  considered  for  purchase  or sale by a Fund or a

     Managed Account; or (ii) is being purchased or sold by a Fund or a Managed Account Client.

     o Whether the individual making the proposed purchase or sale is likely to benefit from purchases or sales being made or considered on behalf of any Fund or a Managed Account Client.

     o Whether the transaction is non-volitional on the part of the Employee.

     o Whether the transaction is conducted in a manner that is consistent with the Code to avoid any appearance of impropriety.

     In addition to the requirements set forth in the Code, the Local Compliance Group and/or, if applicable, designated Senior Portfolio Manager/immediate trading room supervisor (as appropriate), in keeping with the general principles and objectives of the Code, may refuse to grant pre-clearance of a Personal Securities Transaction in their sole discretion without being required to specify any reason for the refusal.

E. Permitted Brokerage Accounts and Accounts Holding Affiliated Mutual Funds and Sub-advised Mutual Funds

1. Brokerage Accounts

     All securities transactions must be made through a Morgan Stanley brokerage account(5). No other brokerage accounts, including mutual fund accounts with brokerage capabilities, are permitted unless special permission is obtained from the Local Compliance Group. If an Employee maintains an account(s) outside of Morgan Stanley, that Employee must transfer his/her account(s) to a Morgan Stanley brokerage account as soon as practical
     (generally within 30 days). Failure to do so will be considered a significant violation of the Code. In the event permission to maintain an outside brokerage account is granted by the Local Compliance Group, it is the responsibility of the Employee to pre-clear transactions as required by the Code and to arrange for duplicate confirmations of all securities transactions and brokerage statements to be sent to the Local Compliance Group.

     Prior to opening a brokerage account, Employees must obtain approval from their Local Compliance Group. No Employee may open a brokerage account unless a completed and signed copy of a Morgan Stanley Employee Request for Account Pre-Approval Form, attached as Exhibit C, is submitted to the Local Compliance Group for approval. Employees are responsible for reporting their account number to the Local Compliance Group.

--------------------------
(5) Morgan Stanley brokerage account shall mean an account with an affiliated Morgan Stanley broker in the Employee's local jurisdiction.

2.   Accounts Holding Affiliated Mutual Funds or Sub-advised Mutual Funds

     The opening of an account for purchase of Affiliated Mutual Funds (other than participation in the Morgan Stanley 401(k) Plan) or Sub-advised Mutual Funds must be pre-approved by the Local Compliance Group. Duplicate confirmations of all transactions and statements must be sent to the Local Compliance Group. (See Exhibit C). 3. Accounts Covered

     An  Employee  must  obtain   pre-clearance  for  any  Personal   Securities
     Transaction if such Employee has, or as a result of the transaction acquires, any direct or indirect beneficial ownership in the security.

     The term "beneficial ownership" shall be interpreted with reference to the definition contained in the provisions of Section 16 of the Securities Exchange Act of 1934. Generally, a person is regarded as having beneficial ownership of securities held in the name of:

     (a) the individual; or

     (b) a husband, wife or a minor child; or

     (c) a relative sharing the same house; or

     (d) other person if the Employee: (i) obtains benefits substantially equivalent to ownership of the securities; (ii) can obtain ownership of the securities immediately or at some future time; or (iii) can have investment discretion or otherwise can exercise control.

     The following circumstances constitute Beneficial Ownership by an Employee of securities held by a trust:

     (a) Ownership of securities as a trustee where either the Employee or members of the Employee's immediate family have a vested interest in the principal or income of the trust.

     (b) Estate or trust accounts in which the Employee has the power to effect investment decisions, unless a specific exemption is granted.

     (c) Any Employee who is a settlor of a trust is required to comply with all the provisions of the Code, unless special exemption in advance is granted by the Local Compliance Group and: (i) the Employee does not have any direct or indirect beneficial interest in the trust; (ii) the Employee does not have the direct or indirect power to effect investment decisions for the trust, and (iii) the consent of all the beneficiaries is required in order for the Employee to revoke the trust.

     It is the responsibility of the Employee to arrange for duplicate confirmations of all securities transactions and statements to be sent to the Local Compliance Group. The final determination of beneficial ownership is a question to be determined in light of the facts of each particular case. If there are any questions as to beneficial ownership, please contact
     your  Local  Compliance   Group.

4.   Accounts Exempt from Pre-approval Requirement

     Pre-approval is not required for any account where the Employee does not have direct or indirect beneficial ownership. In case of doubt as to whether an account is a Covered Account, Employees must consult with their Local Compliance Group.

VI.  Reporting Requirements

     A.   Report of Transactions

          Employees are subject to several reporting requirements including an Initial Listing of Securities Holdings and Accounts when an Employee commences employment with Investment Management, Quarterly Securities Transactions and New Accounts Reports and an Annual Listing of Securities Holdings Report and Certification of Compliance. It is the responsibility of Employees to submit their reports to Compliance in a timely manner. Compliance will notify Employees of their Quarterly and Annual Reporting obligations under the Code.

          1. Initial Listing of Securities Holdings and Brokerage and Mutual Fund Accounts Report

          When an Employee begins employment with Investment Management or a person otherwise becomes an Access Person, he or she must provide an Initial Listing of Securities Holdings and Brokerage Accounts Report to their Local Compliance Group not later than 10 days after the person becomes an Access Person (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person), disclosing: (i) all Covered Securities, including

          Affiliated Mutual Funds and Sub-advised Mutual Funds, and private placement securities beneficially owned by the Employee, listing the title and type of the security, and as applicable the exchange ticker symbol or CUSIP number, number of shares held, and principal amount of the security; (ii) the name of the broker, dealer, bank or financial institution where the Employee maintains a personal account; and (iii) the date the report is submitted by the Employee.

          2. Quarterly Securities Transactions and New Brokerage and Mutual Fund Accounts Reports

          Quarterly Securities Transactions and New Brokerage and Mutual Fund Accounts Reports must be submitted by Employees within 10 calendar days after the end of each calendar quarter. Any new brokerage account, any account opened for the purchase of Affiliated Mutual Funds, Sub-advised Mutual Funds, or any mutual fund account(s) with brokerage capabilities opened during the quarter without their Local Compliance Group's prior approval must also be reported within 10 calendar days after the end of each calendar quarter. (See Exhibit E.)

          (a) All Personal Securities Transactions in Covered Securities, and all securities transactions in Affiliated Mutual Funds and Sub-advised Mutual Funds must be reported in the next quarterly transaction report after the transaction is effected. Please note exceptions to this in sub-section (b) below. The quarterly report shall contain the following information:

               (i) The date of the transaction, the title and type of the security, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date (if applicable), number of shares and principal amount of each security involved;

               (ii) The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

               (iii) The price at which the purchase or sale was effected;

               (iv) The name of the broker, dealer, bank or other financial institution with, or through which, the purchase or sale was effected; and

               (v) The date the report was submitted to the Local Compliance Group by such person.

               In addition, any new brokerage account, any account opened for the purchase of Affiliated Mutual Funds or Sub-advised Mutual Funds, or any mutual fund account with brokerage capabilities opened during the quarter without approval from the Local Compliance Group must be reported. The report must contain the following information:

               (i) The name of the broker, dealer, bank or other financial institution with whom the account was established;

               (ii) The date the account was established; and

               (iii) The date the report is submitted by the Employee.


          (b) Exemption from Filing Quarterly Report - An Employee need not make a quarterly transaction report if he/she: (i) maintains only a Morgan Stanley brokerage account, direct account for the purchase of Affiliated Mutual Funds and/or Morgan Stanley 401(k) Plan and the report would duplicate information contained in the trade confirms, system generated reports or account statements received by the Local Compliance Group. In addition, the Employee must not have opened any new brokerage accounts or mutual fund accounts without obtaining approval from their Local Compliance Group during the quarter.

3.   Annual  Listing  of  Securities   Holdings  Reports  and  Certification  of
     Compliance

     The Annual Listing of Securities Holdings Report and Certification of Compliance requires all Employees to provide an annual listing of holdings of: (i) all Covered Securities beneficially owned including all Affiliated Mutual Funds and Sub-advised Mutual Funds (excluding money market accounts), listing the title and type of the security and as applicable the exchange ticker, symbol or CUSIP number, number of shares held, and principal amount of the security as of December 31 of the preceding year,
     (ii) the name of any broker, dealer, bank or financial institution where the account(s) in which these Covered Securities were maintained, as of December 31 of the preceding year; and (iii) the date the report is submitted. This report must be provided no later than 30 calendar days after December 31 each year. In the case of Employees maintaining a Morgan

     Stanley brokerage account(s),direct account for the purchase of Affiliated Mutual Funds, and/or Morgan Stanley 401(k) Plan for which trade confirms, system generated reports or account statements are already received on a quarterly basis by the Local Compliance Group, an annual certification (Certification of Compliance) that the holdings information already provided to the Local Compliance Group accurately reflects all such holdings will satisfy the aforementioned requirement.

B.   Form of Reporting

     The Initial Listing of Securities Holdings and Brokerage Accounts Report, Quarterly Securities Transactions and New Brokerage Accounts Reports, and the Annual Listing of Securities Holdings Report and Certification of Compliance must be completed on the appropriate forms, attached as Exhibits D, E, and F respectively, which would be provided by each Local Compliance Group. By not submitting a quarterly transaction report form, an Employee will be deemed to have represented that such person has: (i) executed reportable transactions only in accounts listed with the Local Compliance Group; or (ii) only traded securities exempt from the reporting requirements. Copies of the Initial Listing of Securities Holdings Report and Brokerage and Mutual Fund Accounts Report, Quarterly Securities Transactions and New Brokerage and Mutual Fund Accounts Reports, and the Annual Listing of Securities Holdings Report and Certification of
     Compliance, which may be revised from time to time, are attached as Exhibits D, E, and F, respectively.

C.   Responsibility to Report

     The responsibility for reporting is imposed on each Employee required to make a report. Any effort by a Covered Company to facilitate the reporting process does not change or alter that individual's responsibility.

D.   Leave of Absence

     Employees on leave of absence may not be subject to the pre-clearance and reporting provisions of the Code, provided that, during their leave period, they: (i) do not participate in, obtain information with respect to, make recommendations as to, or make the purchase and sale of securities on behalf of a Fund or a Managed Account Client; and (ii) do not have access to information regarding the day-to-day investment activities of Investment Management.

E.   Where to File Report

     All reports must be filed by Employees with their Local Compliance Group.

F.   Responsibility to Review

     Each Local Compliance Group will review all Initial Listing of Securities Holdings and Brokerage and Mutual Fund Accounts Reports, Quarterly Securities Transactions and New Brokerage and Mutual Fund Accounts Reports, and Annual Listing of Securities Holdings Reports and Certification of Compliance, filed by Employees, as well as broker confirmations, system generated reports, and account statements.

VII. Code of Ethics Review Committee

     A Code of Ethics Review Committee, consisting of the President/Chief Operating Officer, Chief Investment Officer, Chief Legal Officer, Chief Compliance Officer and the Chief Administrative Officer - Investments, of Investment Management or their designees will review and consider any proper request of an Employee for relief or exemption from any restriction, limitation or procedure contained herein consistent with the principles and objectives outlined in this Code. The Committee shall meet on an ad hoc basis, as it deems necessary, upon written request by an Employee stating the basis for the requested relief. The Committee's decision is within its sole discretion.

VIII.Outside Activities and Private Securities Transactions

     Morgan Stanley is subject to regulations that restrict Employees' abilities to conduct activities outside of Morgan Stanley ("Outside Activities") and to invest in private securities transactions ("Private Placements").

     A.   Approval to Engage in an Outside Activity

          No Employee may engage in any Outside Activity without prior approval of the Code of Ethics Review Committee. If such approval is granted, it is the responsibility of the Employee to notify Compliance immediately if any conflict or potential conflict of interest arises in the course of such Activity.

          Examples of an Outside Activity include providing consulting services, organizing a company, giving a formal lecture or publishing a book or article, accepting compensation from any person or organization other than the Firm, serving as an officer, employee, director, partner, member, or advisory board member of a company or organization not affiliated with the Firm, whether or not related to the financial services industry (including charitable organizations or activities for which you do not receive compensation). Generally, Employees will not be approved for any Outside Activity related to the securities or financial services industry other than activities that reflect the interests of the industry as a whole and that are not competitive with those of Morgan Stanley.

          No Employee may serve on the board of any company without prior approval of the Code of Ethics Review Committee. If such approval is granted, it will be subject to the implementation of information barrier procedures to isolate any such person from making investment decisions for Funds or Managed Accounts concerning the company in question.

     B.   Approval to Invest in a Private Placement

          Private Placements of any kind may only be acquired with special permission from the Code of Ethics Review Committee and if approved, will be subject to monitoring by the Local Compliance Group.

          Private Placements include investments in privately held corporations, limited partnerships, tax shelter programs and hedge funds (including those sponsored by Morgan Stanley or its affiliates)

     C.   Approval Process

          Employees can request pre-clearance of Outside Activities and Private Placements by using the web-based Outside Business Interest (OBI) system, which can be found under Quick Links on the Law Division portal. The Form must be completed and signed by the Employee and the Employee's supervisor before sending to Compliance.

IX.  Gifts and Entertainment

     Morgan Stanley's Code of Conduct sets forth specific conditions under which Employees and their family members may accept or give gifts or entertainment. In general, Employees and their families may not accept or give gifts or special favors (other than an occasional non-cash gift of nominal value) from or to any person or organization with which Morgan Stanley has a current or potential business relationship. Please contact your Local Compliance Group for your region's policy on Gifts and Entertainment.

X.   Political Contributions

     Morgan Stanley places certain restrictions and obligations on its Employees in connection with their political contributions and solicitation activities. Morgan Stanley's Policy on U.S. Political Contributions and Activities (the "Policy") is designed to permit Employees, Morgan Stanley, and Morgan Stanley Political Action Committee to pursue legitimate political activities and to make political contributions to the extent permitted under U.S. regulations. The Policy prohibits any political contributions, whether in cash or in kind, to state or local officials or candidates in the United States that are intended or may appear to influence the awarding of municipal finance business to Morgan Stanley or the retention of that business.

     Employee are required to obtain pre-clearance from Compliance prior to making any political contribution to or participating in any political solicitation activity on behalf of a U.S. federal, state or local political candidate, official, party or organization. The Political Contributions Pre-Clearance Form is available from Compliance.

     Restricted Persons, as defined in the Policy, and certain executive officers are required to report to Compliance, on a quarterly basis, all state and local political contributions. Compliance will distribute disclosure forms to relevant individuals each quarter. The information included on these forms will be used by Morgan Stanley to ensure compliance with the Policy and with any applicable rules, regulations and requirements. In addition, as required by applicable rules, Morgan Stanley will disclose to the appropriate regulators on a quarterly basis any reported political contributions by Restricted Persons.

     Violations of this Policy can have serious implications on Morgan Stanley's ability to do business in certain jurisdictions. Contact your Local Compliance Group if you have any questions.

XI.  Sanctions

     All violations of this Code will be reported promptly to the applicable Chief Compliance Officer. Investment Management may impose such sanctions as they deem appropriate, including a reprimand (orally or in writing), monetary fine, demotion, suspension or termination of employment and/or other possible sanctions. The President/Chief Operating Officer of Investment Management and the Chief Legal Officer or Chief Compliance Officer together, are authorized to determine the choice of sanctions to be imposed in specific cases, including termination of employment.

XII. Employee Training and Certification

     All new Employees will receive training on the principles and procedures of this Code. New Employees are also required to sign a copy of this Code indicating their understanding of, and their agreement to abide by the terms of this Code.

     In addition, Employees are required to certify annually that: (i) they have read and understand the terms of this Code and recognize the responsibilities and obligations incurred by their being subject to this Code; and (ii) they are in compliance with the requirements of this Code, including but not limited to the reporting of all brokerage accounts, and the pre-clearance of all non-exempt Personal Securities Transactions in accordance with this Code.

I have read and understand the terms of the above Code. I recognize the responsibilities and obligations, including but not limited to my quarterly transaction, annual listing of holdings, and initial holdings reporting obligations (as applicable), incurred by me as a result of my being subject to this Code. I hereby agree to abide by the above Code.


----------------------------                    -----------------------
(Signature)                                     (Date)

----------------------------
(Print name)

To complete the acknowledgement process you must electronically acknowledge by clicking on your Brower's Back button to reach the Acknowledgement Screen. You must also print the Acknowledgement Form [Link], sign and return it to your Local Compliance Group [Link] by XXXX XX, XXXX.

MORGAN STANLEY INVESTMENT MANAGEMENT CODE OF ETHICS

Dated: XXXX XX, XXXX

                                                                      SCHEDULE A
                                                                      ----------

MORGAN STANLEY INVESTMENT ADVISORS INC.
MORGAN STANLEY INVESTMENT MANAGEMENT INC.
MORGAN STANLEY INVESTMENT MANAGEMENT LIMITED
MORGAN STANLEY INVESTMENT MANAGEMENT COMPANY
MORGAN STANLEY ASSET & INVESTMENT TRUST
         MANAGEMENT CO., LIMITED
MORGAN STANLEY INVESTMENT MANAGEMENT
         PRIVATE LIMITED

MORGAN STANLEY AIP GP LP
MORGAN STANLEY HEDGE FUND PARTNERS GP LP
MORGAN STANLEY HEDGE FUND PARTNERS LP
MORGAN STANLEY SERVICES COMPANY INC.
MORGAN STANLEY DISTRIBUTORS INC.
MORGAN STANLEY DISTRIBUTION INC.
MORGAN STANLEY TRUST
MORGAN STANLEY & CO. INCORPORATED
VAN KAMPEN ASSET MANAGEMENT
VAN KAMPEN ADVISORS INC.
VAN KAMPEN INVESTMENTS, INC.
VAN KAMPEN FUNDS INC.
VAN KAMPEN TRUST COMPANY
VAN KAMPEN INVESTOR SERVICES INC.

                                     Ethics
MCM/PSA                 Code of Ethics for Access Persons                 Page 1
--------------------------------------------------------------------------------


                                 CODE OF ETHICS

                              For Access Persons of

                                The Munder Funds,
                            Munder Capital Management
                                       and
                           Pierce Street Advisors, LLC







                               MUNDERCAPITAL logo








                             Effective May 16, 2006


(C) 2005, Munder Capital Management
Last Updated:  5-16-2006

                                 CODE OF ETHICS
                                Table of Contents
I.     INTRODUCTION............................................................4
     A.    Standards of Business Conduct.......................................4
     B.    General Principles of this Code of Ethics...........................4
     C.    Applicability.......................................................5
         1.    General Applicability of the Code...............................5
         2.    Application of the Code to Non-Interested Trustees..............5
         3.    Application of the Code to Interested Trustees..................5
         4.    Application of the Code to Personnel of Funds Sub-advised by the Advisers...................................................6
         5.    Conflicts with Other Codes......................................6
II.    RESTRICTIONS ON ACTIVITIES..............................................6
     A.    Blackout Periods for Personal Trades................................6
         1.    Pending Trades..................................................6
         2.    Seven-Day Blackout..............................................7
         3.    Exempt Transactions.............................................7
     B.    Transactions in Client Accounts of Securities In Which Portfolio
            Managers Have Disclosable Interests................................8
         1.    Review of Portfolio Manager Transactions........................8
         2.    Exempt Transactions.............................................9
         3.    Definitions for Section II.B....................................9
     C.    Initial Public Offering and Limited Offering.......................10
     D.    Short-Term Trading.................................................11
         1.    Covered Securities.............................................11
         2.    Munder Funds Shares............................................11
         3.    Exempt Transactions............................................12
         4.    Return of Profits..............................................13
     E.    Gifts..............................................................13
         1.    Accepting Gifts................................................13
         2.    Solicitation of Gifts..........................................13
         3.    Giving Gifts...................................................13
     F.    Service as a Director..............................................14
     G.    Amendments and Waivers.............................................14
III.   COMPLIANCE PROCEDURES..................................................15
     A.    Pre-Clearance Requirements for Access Persons......................15
         1.    General Requirement............................................15
         2.    Exempt Transactions............................................15
         3.    Trade Authorization Requests...................................16
         4.    Representations and Warranties.................................16
         5.    Duration of Pre-Clearance Approval.............................17
         6.    Execution of Trades and Commissions............................17
     B.    Reporting Requirements for Access Persons..........................18
         1.    Brokerage Statements and Confirmations.........................18
         2.    Quarterly Transaction Reports..................................18
         3.    Initial and Annual Disclosure of Personal Holdings.............20
         4.    Certification of Compliance....................................20
         5.    Permitted Disclaimer...........................................21
     C.    Distribution of the Code to Persons Subject to the Code............21

     D.    Quarterly Review...................................................21
     E.    Reports to the Boards of Trustees/Directors........................21
         1.    Annual Reports.................................................21
         2.    Quarterly Reports..............................................22
IV.    GENERAL POLICIES.......................................................22
     A.    Anti-Fraud.........................................................22
     B.    Involvement in Criminal Matters or Investment-Related Civil
            Proceedings.......................................................23
V.     REPORTING VIOLATIONS OF THE CODE.......................................23
VI.    SANCTIONS..............................................................23
VII.   INVESTMENT ADVISER AND PRINCIPAL UNDERWRITER CODES.....................23
VIII.  RECORDKEEPING..........................................................24
IX.    CONFIDENTIALITY........................................................24
X.     OTHER LAWS, RULES AND STATEMENTS OF POLICY.............................24
XI.    FURTHER INFORMATION....................................................24

Attachment A - Definitions
Attachment B-1 - Certification of Employee Transactions
Attachment B-2 - Brokerage Account Certification Statement
Attachment B-3 - Holdings Certification Statement
Attachment C - Initial Report of Personal Holdings of Securities
Attachment D - Annual Certification and Questionnaire
Attachment E - Contact Persons
Attachment F - List of Broad-Based Indices
Attachment G - Reportable Funds

                                 CODE OF ETHICS

I.   INTRODUCTION

     A.   Standards of Business Conduct

     Munder Capital Management, including its division World Asset Management, ("MCM") and Pierce Street Advisors, LLC ("PSA") (each, an "Adviser" and collectively, the "Advisers") seek to foster a reputation for integrity and professionalism. That reputation is a vital business asset. As registered investment advisers, the Advisers have a duty to deal fairly with and act in the best interests of their clients and the personnel of the Advisers have a duty to place the interests of the Advisers' clients ahead of their own. The confidence and trust placed in the Advisers by their clients is something the personnel of the Advisers should value and endeavor to protect.

     To further these goals, the Advisers adopted policies and procedures that pertain to the Advisers' employees, officers, general partners and other persons occupying a similar status or performing similar functions, as well as any other persons who provide investment advice on behalf of the Advisers and are subject to the Advisers' supervision and control. The Advisers' policies and procedures, including this Code of Ethics, require the personnel of the Advisers to adhere to certain standards of conduct and to comply with federal securities laws. Personnel of the Advisers should strive not only to comply with the Advisers' policies and procedures, but to conduct themselves in such a manner as to instill confidence and trust in the Advisers' clients.

     B.   .General Principles of this Code of Ethics

     This Code of Ethics ("Code") establishes rules of conduct for "Access Persons" (as defined in Attachment A) of each of the entities comprising MCM, PSA and the Munder Family of Funds(1) ("Munder Funds"). The Code is designed to
(i) govern the personal securities activities of Access Persons; (ii) prevent Access Persons from engaging in fraud; and (iii) require the Advisers to use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code.

     As a general matter, in connection with personal  securities  transactions,
(1) Access Persons of the Advisers should always place the interests of Advisory Clients (as defined in Attachment A) first; (2) Access Persons should ensure that all personal securities transactions are conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an Access Person's position of trust and responsibility; and (3) Access Persons should not take inappropriate advantage of their positions.

--------------------------
(1) The Munder Funds are comprised of various corporate entities currently consisting of The Munder @Vantage Fund, Munder Series Trust and Munder Series Trust II.

     C.   Applicability

          1. General Applicability of the Code

          This Code applies to all Access Persons (as defined in Attachment A) of the Munder Funds, MCM and PSA.

          2. Application of the Code to Non-Interested Trustees

          This Code applies to Non-Interested Trustees (as defined in Attachment
     A). However, a Non-Interested Trustee shall not be required to comply with Sections III.A., III.B.1. and III.B.2. of this Code(2) with respect to a personal securities transaction involving a Covered Security (as defined in Attachment A) unless such Non-Interested Trustee, at the time of the personal transaction, knew, or in the ordinary course of fulfilling his or her official duties as a Trustee of a Munder Fund should have known, that during the 15-day period immediately preceding the date of the Trustee's personal transaction in the Covered Security, a Munder Fund purchased or sold the same Covered Security or such Covered Security was being considered for purchase or sale by a Fund or its investment adviser.

          Certain provisions of the Code do not apply to Non-Interested Trustees who are Access Persons solely because they are Trustees of the Munder Funds. Specifically, the following provisions of the Code do not apply to the Non-Interested Trustees who are Access Persons solely by reason of their being Trustees of the Munder Funds: (i) the reporting of initial, quarterly and annual disclosure of personal securities holdings; (ii) restrictions relating to black-out periods, short-term trading, investments in limited offerings and initial public offerings; and (iii) restrictions regarding service as a director of a publicly-traded or privately held company.

          Please note that the restrictions in the Code on short-term trading in shares of the Munder Funds by Access Persons also shall not apply to the Non-Interested Trustees who are Access Persons solely as a result of their being Trustees of the Munder Funds.

          3. Application of the Code to Interested Trustees

          This Code also applies to Interested Trustees. An Interested Trustee, unlike a Non-Interested Trustee as described above in Section I.C.2., shall be required to comply with Sections III.A. and III.B. of this Code with respect to a personal securities transaction involving a Covered Security. However, if the trustee is designated as an Interested Trustee solely because of his or her prior business relationship with the Munder Funds or MCM (i.e., is not "Investment Personnel", as defined in Attachment A), or due to a direct or indirect Beneficial Ownership interest (as defined in Attachment A) in any security issued by MCM or its parent company, the Interested Trustee shall only be required to comply with the provisions of

------------------------
(2) Sections III.A., III.B.1. and III.B.2. generally relate to the requirement to pre-clear personal trades, provide duplicate brokerage confirmations and statements and provide quarterly transaction reports.

     this Code relating to (a) Quarterly Transaction Reports; and (b) Initial and Annual Holdings Reports (as described in Section III.B.). Moreover, the provisions of this Code regarding (i) restrictions on black-out periods and short-term trading; (ii) restrictions on investments in limited offerings and initial public offerings; and (iii) restrictions regarding services as a director of a publicly-traded or privately held company, shall not apply.

          Please note that the restrictions in the Code on short-term trading in shares of the Munder Funds by Access Persons shall not apply to an Interested Trustee solely because of such Trustee's prior business relationship with the Munder Funds or MCM (i.e., is not "Investment Personnel", as defined in Attachment A), or due to a direct or indirect Beneficial Ownership interest (as defined in Attachment A) in any security issued by MCM or its parent company.

          4. Application of the Code to Personnel of Funds Sub-advised by the Advisers

          This Code does not apply to the directors, officers and general partners of funds for which the Advisers serve as a sub-adviser.

          5. Conflicts with Other Codes

          To the extent this Code conflicts with any code of ethics or other code or policy to which an Access Person is also subject, this Code shall control. Notwithstanding the foregoing, if the other code of ethics is more restrictive than this Code, such other code of ethics shall be controlling, provided that (i) the Designated Supervisory Person (as defined in Attachment A) determines that the other code should be controlling and (ii) notifies the Access Person in writing of that determination.


II.  RESTRICTIONS ON ACTIVITIES

     A.   Blackout Periods for Personal Trades

          1. Pending Trades

          No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership (as defined in Attachment A) on a day during which an Advisory Client has a pending "buy" or "sell" order in that same Covered Security until that order is executed or withdrawn, unless the pending trade is an Index Trade or the Access Person's trade is a De Minimis Trade (as defined in Attachment A).

          If the pending trade is a Limit Order, upon request of the Access Person, the Designated Supervisory Person will determine the likelihood of the Limit Order being "in the money" within the seven day blackout period. This determination will be made by a review of the historical trading activity, as well as information provided by the Trading Department. If it is anticipated that the Limit Order is not likely to be "in-the-money" within the seven-day blackout period, authorization may be granted at the discretion of the Designated Supervisory Person.

          2. Seven-Day Blackout

          No portfolio manager of an Advisory Client, or Access Person linked to that portfolio manager by the Designated Supervisory Person, shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership within seven (7) calendar days before or after the Advisory Client's trade in that Covered Security is executed, unless the Advisory Client's trade is an Index Trade or the Access Person's trade is a De Minimis Trade. For purposes of the Seven-Day Blackout restriction contained in this paragraph, the term "Advisory Client" shall not include any client for which an Adviser places orders through its trading department but does not otherwise serve as an investment adviser or sub-adviser, render investment advice or make investment decisions.

          3. Exempt Transactions

          The following transactions are exempt from the blackout periods described above in Sections II.A.1. and II.A.2.:

               a. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control (for example, blind trusts or discretionary accounts where the Access Person and the investment advisor agree in writing to abide by these restrictions in a manner approved by the Designated Supervisory Person);

               b. Purchases that are effected as part of an automatic dividend reinvestment plan, an automatic investment plan, a payroll deduction plan or program (including, but not limited to, automatic payroll deduction plans or programs and 401(k) plans or programs (both employee initiated and/or employer matching)), an employee stock purchase plan or program or other automatic stock purchase plans or programs;

               c. Purchases or sales that are considered by the Designated Supervisory Person to have a remote potential to harm an Advisory Client because, for example, such purchases or sales would be unlikely to affect a highly institutional market or because such purchases or sales are clearly not related economically to the securities held, purchased or sold by the Advisory Client;

               d. Purchases or sales that are non-volitional on the part of the Access Person or a Fund;

               e. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired;

               f. Transactions in options on securities excluded from the definition of Covered Security;

               g. Transactions in commodities, futures (including currency futures and futures on securities comprising part of a broad-based, publicly-traded market-based index of stocks), options on futures, options on currencies and options on certain indices designated by the Compliance Department as broad-based. The indices designated by the Compliance Department as broad-based may be changed from time to time and are listed in Attachment F. Options on indices that are not designated as broad-based are subject to the blackout periods; and

               h. De Minimis Trades.

     B. Transactions in Client Accounts of Securities In Which Portfolio Managers Have Disclosable Interests

          1. Review of Portfolio Manager Transactions

          On a quarterly basis, the Compliance Department will identify each Covered Security in which, during the prior calendar quarter:

               a. a portfolio manager or a member of his or her Immediate Family (as defined in Attachment A) had a "Disclosable Interest" (as defined in Section II.B.3.), and

               b. an Advisory Client account that the portfolio manager manages held a "Material" (as defined in Section II.B.3.) position.

          For  each  such  Covered   Security  so  identified,   the  Compliance
          Department will:

               a. review the nature and extent of the portfolio manager's personal holding in the security to determine whether the portfolio manager's current investment objectives are consistent with those of the Advisory Client accounts or "Model Portfolios" (as defined in Section II.B.3.) and are likely to remain so in the foreseeable future;

               b. review the Advisory Client trades or Model Portfolio changes in light of the nature and extent of the portfolio manager's personal holding in the security to determine whether the trades appear appropriate under the circumstances;

               c. review sales in the portfolio manager's personal accounts to determine whether a sale was appropriate for the portfolio manager to sell his/her position in light of the holdings of the Advisory Client accounts and Model Portfolios; and

               d. review transactions in the portfolio manager's personal accounts to determine whether a transaction appears to involve potential overreaching by the portfolio manager or appears to be disadvantageous to the Advisory Client accounts or Model Portfolios.

          In instances where there might be a conflict of interest when trading with a broker-dealer (e.g., a relative of the trader or portfolio manager that works at the broker-dealer), the trader or portfolio manager should disclose the relationship/potential conflict of interest to the Chief Compliance Officer of the Advisers ("CCO") and obtain approval of the CCO before trading with that broker-dealer.

          2. Exempt Transactions

          The following transactions are exempt from the review described above in Section II.B.1.:

               a. Transactions in an Advisory Client account which follows a "Model Portfolio" (as defined in Section II.B.3.) and if the trade is caused by either a recent change in the Model Portfolio or the portfolio manager's decision to improve the account's alignment with the Model Portfolio;

               b. Transactions made at an Advisory Client's request or direction or caused by the addition or removal of funds by an Advisory Client and such addition or removal results in approximately proportionate purchases or sales of all discretionary security positions in such Advisory Client's account (subject, for example, to normal rounding adjustments); and

               c. Transactions in Advisory Client accounts that are passively managed to an index or Model Portfolio.

          3. Definitions for Section II.B.

          Disclosable Interest. For the purpose of this Section II.B., a "Disclosable Interest" in a Covered Security exists if the portfolio manager or a member of his or her Immediate Family:

               a. has or contemplates obtaining the direct or indirect Beneficial Ownership of a Material position in a Covered Security of an issuer (including an equivalent security, such as the notional value of an option on the Covered Security);

               b. has any position (employee, consultant, officer, director, etc.) with an issuer of a Covered Security or any of its affiliates; or

               c. has a present or proposed business relationship between such issuer or its affiliates.

          Material. For the purpose of this Section II.B., a "Material" position in a security shall mean:

               a. in the case of a Covered Security then listed on the Standard & Poor's 500(R) Composite Stock Price Index (the "S&P 500"), a position with a value greater than $30,000; and

               b. in the case of a Covered Security not listed on the S&P 500, a position with a value greater than $10,000.

          In the case of non-Model Portfolio client trades, the size of a purchase or sale shall be calculated by aggregating the purchases and sales of all trades in a Covered Security for all Advisory Clients managed by such portfolio manager on a single business day. In the case of Model Portfolio client trades, the size of a purchase or sale shall be calculated by aggregating the purchases and sales of all likely trades in a Covered Security for all Advisory Clients following such Model Portfolio on a single business day.

          Model Portfolio. For the purpose of these procedures, a "Model Portfolio" shall mean a theoretical, actively-managed portfolio of securities maintained as a prototype for portfolio managers to follow when managing accounts of Advisory Clients designated to be managed in such style.

     C.   Initial Public Offering and Limited Offering

     No Access Person shall acquire directly or indirectly any securities in an "initial public offering" for his or her personal account except "initial public offerings" of registered investment companies. For this purpose, an "initial public offering" means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934. (As noted above, this provision does not apply to Non-Interested Trustees or Interested Trustees who are not also Investment Personnel.)

     No Access Person shall acquire directly or indirectly securities in a "limited offering" (which are sometimes also referred to as "private placements") except after receiving pre-clearance, as specified in Section III.A. hereof. In all such instances, the Access Person shall provide the Designated Supervisory Person with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person's activities on behalf of Advisory Clients). The Designated Supervisory Person may not approve any such transaction unless he or she determines, after consultation with other investment advisory personnel of the applicable Adviser such as its Chief Investment Officer, that Advisory Clients have no reasonably foreseeable interest in purchasing such securities.

     For this purpose, a "limited offering" means an offering that is exempt from registration under the Securities Act of 1933, as amended, pursuant to
Section 4(2) or 4(6) thereof, or pursuant to Regulation D thereunder. (As noted above, this provision does not apply to Non-Interested Trustees or to Interested Trustees who are not also Investment Personnel.) An Access Person who has been authorized to acquire and has acquired securities in a "limited offering" must disclose that investment to the Designated Supervisory Person and the Chief Investment Officer prior to, and explain that the disclosure is being made is in connection with, the Access Person's subsequent consideration of an investment in the issuer by an Advisory Client.

     D.   Short-Term Trading

          1. Covered Securities

          No Access Person shall profit from the purchase and sale, or sale and purchase, of the same Covered Security of which such Access Person has a Beneficial Ownership interest within 60 calendar days. The 60 calendar days will be calculated from the date of the most recent transaction. Subject to
     Section V. below, any profit realized from a trade in violation of this provision shall be paid to the applicable Adviser, which shall, in turn, donate that amount to a charitable organization.

          2. Munder Funds Shares

          No Access Person (or member of his or her Immediate Family) shall purchase and sell or sell and purchase shares of the same Munder Fund or fund sub-advised by an Adviser (see Attachment G for a list of mutual funds sub-advised by the Advisers) in which such Access Person has a Beneficial Ownership interest within a 60 day calendar period. The 60 calendar days will be calculated from the date of the most recent transaction.

          Further, no Access Person (or member of his or her Immediate Family) shall exchange shares of one Munder Fund or fund sub-advised by an Adviser (with respect to which such Access Person has a Beneficial Ownership interest) for shares of another Munder Fund or fund sub-advised by an Adviser (with respect to which such Access Person has a Beneficial Ownership interest) within a 60 day calendar period. The 60 calendar days will be calculated from the date of the most recent transaction.

          Further, it is the goal of the Munder Funds to limit the number of "roundtrip" exchanges into and out of a Fund that an Access Person can make in any one year for any account in which the Access Person has a Beneficial Ownership interest to no more than six per year.

          3. Exempt Transactions

          None of the above-specified restrictions on short-term trading shall apply to the following transactions:

               a. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control (for example, blind trusts or discretionary accounts where the Access Person and the investment advisor agree in writing to abide by these restrictions in a manner approved by the Designated Supervisory Person);

               b. Purchases or sales that are non-volitional on the part of the Access Person;

               c. Purchases that are effected as part of an automatic dividend reinvestment plan, an automatic investment plan, a payroll deduction plan or program (including, but not limited to, automatic payroll deduction plans or programs and 401(k) plans or programs (both employee initiated and/or employer matching)), an employee stock purchase plan or program, or other automatic stock purchase plans or programs;

               d. Sales that are part of an automatic withdrawal plan or program, including loans, withdrawals and distributions from 401(k) plans or programs;

               e. Purchases or sales with respect to shares of any of the taxable or tax-exempt money market funds sponsored by MCM ("Munder Money Market Funds") or sub-advised by an Adviser;

               f. Except for short-term trading in shares of the Munder Funds, purchases or sales that are considered by the Designated Supervisory Person to have a remote potential to harm an Advisory Client because, for example, such purchases or sales would be unlikely to affect a highly institutional market or because such purchases or sales are clearly not related economically to the securities held, purchased or sold by the Advisory Client;

               g. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired;

               h. Transactions in options on securities excluded from the definition of Covered Security; and

               i. Transactions in commodities, futures (including currency futures and futures on securities comprising part of a broad-based, publicly-traded market-based index of stocks), options on futures, options on currencies and options on certain indices designated by the Compliance Department as broad-based. The indices designated by the

          Compliance Department as broad-based may be changed from time to time and are listed in Attachment F. Options on indices that are not designated as broad-based are subject to the restrictions on short-term trading.

          4. Return of Profits

          Subject to Section V. below, any profit realized by an Access Person from prohibited short-term trading in shares of the Munder Funds or funds sub-advised by an Adviser shall be returned to the relevant Munder Fund or sub-advised fund and shall be viewed for tax purposes as a payment made to correct an error.

     E.   Gifts

     The gift provisions below apply to officers and employees of the Advisers. Please see the Gift Policy in the Employee Handbook for further information.

          1. Accepting Gifts

          On occasion, because of their positions with the Advisers or the Munder Funds, employees may be offered, or may receive without notice, gifts from clients, brokers, vendors or other persons affiliated with such entities. Acceptance of extraordinary or extravagant gifts is not permissible. Any such gifts must be declined, returned or given to the applicable Adviser to donate to charity in order to protect the reputation and integrity of the Advisers and the Munder Funds. Gifts of a nominal value (i.e., gifts whose reasonable aggregate value is no more than $100 a year), customary business meals, entertainment (e.g., reasonable sporting events) and promotional items (e.g., pens, mugs, T-shirts) may be accepted. Employees may not accept a gift of cash or a cash equivalent (e.g., gift certificates) in any amount. Employees must report the receipt of a gift to the Legal Department in accordance with the requirements of the Advisers' Gift Policy.

          2. Solicitation of Gifts

          Employees and officers of the Advisers may not solicit gifts or gratuities.

          3. Giving Gifts

          Employees and officers of the Advisers may not give any gift(s) with an aggregate value in excess of $100 per year to any person associated with any securities or financial organization, including exchanges, other NASD member organizations, commodity firms, news media, or clients of the firm.

     F.   Service as a Director

     No Access Person shall serve on the board of directors of any publicly-traded company or privately-held company without prior authorization from a committee comprised of the CCO and either the Chief Executive Officer or Chief Investment Officer of the applicable Adviser, based upon a determination that such board service would not be inconsistent with the interests of the Advisory Clients. In instances in which such service is authorized, the Access Person will be isolated from making investment decisions relating to such company through the implementation of appropriate "Chinese Wall" procedures established by the CCO. This restriction does not apply to non-profit, charitable, civic, religious, public, political, educational or social organizations.

     G.   Amendments and Waivers

     The limitations and restrictions specified in subsections C through F of this Section II. may be modified only by the CCO on a case-by-case basis. Each such modification shall be documented in writing by the Designated Supervisory Person, including in particular the basis for the modification. If material, such modification must be approved by the Board of Trustees of the Munder Funds no later than six months after adoption of the change.

     Although exceptions to the Code will rarely, if ever, be granted, the CCO may grant exceptions to the requirements of the Code on a case-by-case basis if he or she finds that the proposed conduct involves negligible opportunity for abuse. All material exceptions must be in writing and must be reported to the Board of Trustees of the Munder Funds at its next regularly scheduled meeting after the exception is granted. For purposes of this Section, an exception will be deemed to be material if the transaction involves more than 1,000 shares or has a dollar value in excess of $25,000.

     When requesting an exception to the  restrictions on short-term  trading in
Section II.D., an Access Person must demonstrate that (1) the short-term trading would not have a material impact on the relevant Munder Fund and its shareholders or the relevant fund sub-advised by an Adviser and its shareholders; (2) the transaction involves less than 1,000 shares of any Munder Fund or fund sub-advised by an Adviser; and (3) the aggregate dollar value of the shares that would be purchased or sold on a short-term basis is not in excess of $25,000. The CCO will grant exceptions only in limited circumstances. No waivers will be granted to portfolio managers with respect to short-term trading in shares of any Munder Fund or sub-advised fund for which they provide advisory services.

III. COMPLIANCE PROCEDURES

     A.   Pre-Clearance Requirements for Access Persons

          1. General Requirement

          All purchases or sales (including the writing of an option to purchase or sell and the giving of a gift (but not the receipt of a gift)) of a Covered Security in which an Access Person (or a member of his or her Immediate Family) has or will have a Beneficial Ownership interest must be pre-cleared with the Designated Supervisory Person (or his or her designee). In addition, all trades in shares of the Munder Funds and funds sub-advised by an Adviser, except money market funds, in which any Access Person (or member of his or her Immediate Family) has or will have a Beneficial Ownership interest (including shares owned through any 401(k) or other retirement plan) must be pre-cleared with the Designated Supervisory Person (or his or her designee).

          2. Exempt Transactions

          The  following   transactions   are  exempt  from  the   pre-clearance
     requirements described in this Section III.A.:

               a. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control (for example, blind trusts or discretionary accounts where the Access Person and the investment advisor agree in writing to abide by these restrictions in a manner approved by the Designated Supervisory Person);

               b. Purchases that are effected as part of an automatic dividend reinvestment plan, an automatic investment plan, a payroll deduction plan or program (including, but not limited to, automatic payroll deduction plans or programs and 401(k) plans or programs (both employee initiated and/or employer matching)), automatic stock purchase plans or programs, or an employee stock purchase plan or program;

               c. Sales that are part of an automatic withdrawal plan or program, including loans, withdrawals and distributions from 401(k) plans or programs;

               d. Purchases or sales that are non-volitional on the part of the Access Person or a Fund;

               e. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired;

               f. Transactions in collective funds or common trust funds;

               g. Transactions in options on securities excluded from the definition of Covered Security;

               h. Transactions in commodities, futures (including currency futures and futures on securities comprising part of a broad-based, publicly-traded market-based index of stocks), options on futures, options on currencies and options on certain indices designated by the Compliance Department as broad-based. The indices designated by the Compliance Department as broad-based may be changed from time to time and are listed in Attachment F. Options on indices that are not designated as broad-based are subject to the pre-clearance requirements; and

               i. De Minimis Trades.

          3. Trade Authorization Requests

          Prior to entering an order for a personal trade that requires pre-clearance, the Access Person must complete a written or electronic request for pre-clearance providing the following information:

               a. Name and symbol of security;

               b. Maximum quantity to be purchased or sold;

               c. Name of broker effecting the transaction; and

               d. Type of transaction (e.g. buy, sell, exchange, etc).

          The request must be submitted to the Designated Supervisory Person (or his or her designee). After receiving the written or electronic request, the Designated Supervisory Person (or his or her designee) will, as appropriate (a) review the information, (b) independently confirm whether there are any pending or unexecuted orders to purchase or sell the Covered Securities by an Advisory Client, and (c) as soon as reasonably practicable, determine whether to authorize the proposed securities transaction. No order for a securities transaction for which pre-clearance authorization is sought may be placed prior to the receipt of written or electronic authorization of the transaction by the Designated Supervisory Person (or his or her designee). Verbal approvals are not permitted and may not be relied upon. Access Persons are solely responsible for their compliance with the Code. Pre-clearance should not be construed as an assurance that a personal securities transaction complies with all provisions of this Code.

                  4.       Representations and Warranties

          Each time an Access Person makes a pre-clearance request, other than a pre-clearance request with respect to a transaction in shares of the Munder Funds by portfolio managers, the Access Person shall be deemed to be making the following representations and warranties:

               a. He/she does not possess any material non-public information regarding the issuer of the security;

               b. To his/her knowledge, there are no pending trades in the security (or any derivative of it) by an Advisory Client (other than an Index Trade);

               c. To his/her knowledge, the security (or any derivative of it) is not being considered for purchase or sale by any Advisory Client (other than an Index Trade);

               d. If he/she is a portfolio manager or a person linked to a portfolio manager, none of the accounts managed by him/her (or such portfolio manager) has purchased or sold this security (or any derivatives of it) within the past 7 calendar days (other than an Index Trade); and

               e. He/she has read the Code of Ethics  within the prior 12 months
          and  believes  that  the  proposed   trade  fully  complies  with  the
          requirements of the Code.

          5. Duration of Pre-Clearance Approval

          Personal trades should be placed with a broker promptly after receipt of the pre-clearance approval so as to minimize the risk of potential conflict arising from a client trade in the same security being placed after the pre-clearance is given. The pre-clearance approval will expire at the open of business (generally 9:00 a.m., Detroit time) on the next trading day after which authorization is received. The Access Person is required to renew such pre-clearance if the pre-cleared trade is not completed before the authority expires. This restriction also applies to Limit Orders. With respect to trades in the Munder Funds, the trade date may be the next trading day after pre-clearance is granted, due to the timing of processing transactions. In addition, the trade date on transactions processed through the mail may be different from the pre-clearance date.

          6. Execution of Trades and Commissions

          No personal trades may be placed or executed directly through the institutional trading desk of a broker-dealer that also handles any of the Advisers' or their respective clients' trading activity. Only normal, retail brokerage relationships generally available to other similar members of the general public are permitted. Commissions on personal transactions may be negotiated, but payment of a commission rate that is lower than the rate available to retail customers through similar negotiations is prohibited.

     B.   Reporting Requirements for Access Persons

          1. Brokerage Statements and Confirmations

          Every Access Person and members of his or her Immediate Family (excluding Non-Interested Trustees and their Immediate Family members) must arrange for the Legal Department to receive directly from any broker, dealer or bank that effects any securities transaction, duplicate copies of each confirmation for each such transaction and periodic statements for all accounts that hold any securities in which such Access Person has a Beneficial Ownership interest. This requirement applies even if the transaction involves or the account holds a non-Reportable Security and specifically includes brokerage statements and confirmations with respect to transactions involving shares of the Munder Funds and funds sub-advised by an Adviser. To assist in making these arrangements, the Legal Department will send a letter to each broker, dealer or bank based on the information provided by the Access Person. Exceptions to this policy must be pre-approved by the Compliance Department.

          2.   Quarterly Transaction Reports

               a. General Requirement

               In addition to providing the duplicate confirmations and periodic statements required by the preceding paragraph on a timely basis, each Access Person shall, on a quarterly basis, confirm the accuracy of the information previously provided to the Legal Department in the format specified in Attachment B-1. Each Access Person shall also list any previously unreported transaction that occurred prior to the end of the quarter to which the report relates involving a Reportable Security (as defined in Attachment A) in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership. Previously unreported transactions might include, for example, a private placement or limited offering that is not purchased through an Access Person's brokerage account, securities acquired through a gift or inheritance, or De Minimis Trades.

               b. Exempt Transactions

               The following transactions are not required to be reported on a quarterly basis as described in this Section III.B.2.:

                    i. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control (for example, blind trusts or discretionary accounts where the Access Person and the investment advisor agree in writing to abide by these restrictions in a manner approved by the Designated Supervisory Person); and

                    ii. Purchases or sales that are effected as part of an automatic investment plan, including an automatic dividend reinvestment plan. An automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. However, any transaction that overrides the preset schedule or allocation of the automatic investment plan is not exempt.

               c. Reporting Deadline

               An Access Person must submit any report required by this Section III.B.2. to the Designated Supervisory Person no later than 30 days after the end of the calendar quarter in which the transaction occurred.

               d. Report Content

               The report must contain the following information with respect to each previously undisclosed securities transaction:

                    i. The date of the transaction, the title, the exchange ticker symbol or CUSIP number, the interest rate and the maturity date (if applicable), the number of shares, and the principal amount of each security;

                    ii. The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

                    iii. The price of the security at which the transaction was effected;

                    iv. The name of the broker, dealer or bank with or through which the transaction was effected; and

                    v. The date  that the  report  is  submitted  by the  Access
                    Person.

               To the extent such information is not included in the duplicate confirmations, statements, periodic reports or other written information previously provided to the Designated Supervisory Person, the following information must also be provided in the report submitted by the Access Person with respect to any account established in which any securities were held during the prior calendar quarter for the direct or indirect Beneficial Ownership interest of the Access
          Person:

                    i. The name of the broker, dealer or bank with whom the Access Person established the account;

                    ii. The date the account was established.

          3.   Initial and Annual Disclosure of Personal Holdings

          No later than 10 days after becoming a Access Person and thereafter on an annual calendar year basis, each Access Person must submit a Personal Holdings of Securities report.

          The Initial and Annual Reports of Personal Holdings of Securities must contain:

               a. The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, the number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership interest;

               b. The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person's direct or indirect benefit; and

               c. The date the Access Person submits the report.

          The information in the report must be current as of a date no more than 45 days prior to the date the report is submitted. Initial Reports of Personal Holdings shall be in the format specified in Attachment C. Annually, each Access Person shall confirm the accuracy of the information regarding securities holdings and accounts previously provided to the Legal Department in the formats specified in Attachments B-2 and B-3. Each Access Person shall also list any previously unreported securities holding or account.

          If not previously provided, the Access Person must provide or ensure that reports or duplicate copies of supporting documentation (e.g., brokerage statements or similar documents) of securities holdings required to be reported herein are provided to the Designated Supervisory Person.

          4.   Certification of Compliance

          Each Access Person is required to certify annually in writing that he or she has received a copy of the Code, has read and understood the Code and acknowledges that he or she is subject to it. Further, each Access Person is required to certify annually that he or she has complied with all the requirements of the Code and that he or she has disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported pursuant to the requirements of the Code. The form of Annual Certification and Questionnaire is attached to this Code as Attachment D.

          5.   Permitted Disclaimer

          Any report submitted to comply with the requirements of this Section III.B., may contain a statement that the report shall not be construed as an admission by the person making such report that such person has any direct or indirect Beneficial Ownership in the securities to which the report relates.

     C.   Distribution of the Code to Persons Subject to the Code

     The Designated Supervisory Person (or his or her designee) shall provide a copy of this Code to each Access Person within 10 days of such person becoming subject to the Code. Thereafter, the Designated Supervisory Person (or his or her designee) shall provide each Access Person with a copy of the Code on an annual basis and promptly after any amendment to the Code. Each Access Person, unless specifically exempted herein, shall acknowledge receipt of the Code and any amendments thereto.

     D.   Quarterly Review

     At least quarterly, the Designated Supervisory Person (or his or her designee) shall review and compare the confirmations and quarterly reports received with the written pre-clearance authorization provided. Such review shall include, as appropriate:

          1. Whether the securities transaction complied with this Code;

          2. Whether the securities transaction was authorized in advance of its placement;

          3.  Whether  the  securities   transaction  was  executed  before  the
     expiration of any approval under the provisions of this Code;

          4. Whether any Advisory Client accounts owned the securities at the time of the securities transaction; and

          5. Whether any Advisory Client accounts purchased or sold the securities in the securities transaction within seven (7) days of the securities transaction.

     E.   Reports to the Boards of Trustees/Directors

          1. Annual Reports

          The Designated Supervisory Person shall prepare an annual report for the Board of each Munder Fund on behalf of MCM and any sub-adviser. At a minimum, the report shall: (a) summarize the existing Code procedures concerning personal investing and any changes in the Code and its procedures made during the year; (b) describe any issues arising under the Code since the last report to the Board, including, but not limited to, information about material violations of the Code or the procedures, and sanctions imposed in response to the material violations; (c) certify to the Board that the Munder Funds and MCM have adopted procedures reasonably necessary to prevent Access Persons from violating the Code; and (d) identify any recommended material changes in existing restrictions or procedures.

          2. Quarterly Reports

          At each quarterly meeting of the Munder Funds' Boards, MCM, and any sub-adviser of a Munder Fund shall report to the Boards concerning:

               a. Any transaction that appears to evidence a possible violation of this Code;

               b. Apparent violations of the reporting requirements of this Code;

               c. Any securities transactions that occurred during the prior quarter that may have been inconsistent with the provisions of the codes of ethics adopted by a Fund's sub-adviser or principal underwriter; and

               d. Any significant remedial action taken in response to such violations described in paragraph c. above.


IV.  GENERAL POLICIES

     A.   Anti-Fraud

     It shall be a violation of this Code for any Access Person or principal underwriter for any Advisory Client, or any affiliated person of the Advisers, any sub-adviser to, or the principal underwriter of, any Advisory Client in connection with the purchase or sale, directly or indirectly, by such person of any security which, within the most recent 15 days was held by an Advisory Client, or was considered by the Adviser for purchase by the Advisory Client, to:

          1.  employ any  device,  scheme or  artifice  to  defraud an  Advisory
     Client;

          2. make to an Advisory Client any untrue statement of a material fact or omit to state to an Advisory Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

          3. engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon an Advisory Client; or

          4. engage in any manipulative practice with respect to an Advisory Client.

     B.   Involvement  in  Criminal  Matters  or  Investment-Related   Civil
     Proceedings

     Each Access Person must notify the Legal Department, as soon as reasonably practical, if he or she is arrested, arraigned, indicted or pleads no contest to any criminal offense (other than minor traffic violations) or if named as a defendant in any investment-related civil proceedings or any administrative or disciplinary action.


V.   REPORTING VIOLATIONS OF THE CODE

     An Access Person who becomes aware of a violation of this Code, whether on the part of the Access Person or any other person subject to the Code, shall promptly report such violation to the CCO. Failure to disclose or report to the CCO any violation of this Code is in and of itself a violation of the Code. An Access Person shall not be subject to retaliation as a result of any report made pursuant to this Section V. However, if an Access Person believes that he or she may suffer retaliation, such Access Person may report the violation on an anonymous basis.


VI.  SANCTIONS

     Upon   discovering  that  an  Access  Person  has  not  complied  with  the requirements of this Code, the Designated Supervisory Person shall submit such findings to the Compliance Committee. The Compliance Committee may impose on that Access Person whatever sanctions the Compliance Committee deems appropriate, including, among other things, the unwinding of the transaction and the disgorgement of profits, a letter of censure, mandatory Code of Ethics training, monetary sanctions, suspension or termination of employment. Any significant sanction imposed shall be reported to the Munder Funds' Chief Compliance Officer and Boards in accordance with Section III.E. above.
Notwithstanding the foregoing, the Designated Supervisory Person shall have discretion to determine, on a case-by-case basis, that no material violation shall be deemed to have occurred. The Designated Supervisory Person may recommend that no action be taken, including waiving the requirement to disgorge profits under Section II.D. of this Code. A written memorandum of any such finding shall be filed with reports made pursuant to this Code.


VII. INVESTMENT ADVISER AND PRINCIPAL UNDERWRITER CODES

     Each Munder Fund's investment adviser, sub-adviser and, if appropriate, principal underwriter shall adopt, maintain and enforce a code of ethics with respect to their personnel in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended ("1940 Act"), Rule 204A-1 under the Investment Advisers Act of 1940, as amended ("Advisers Act") and/or Section 15(f) of the Securities Exchange Act of 1934, as amended ("1934 Act") as applicable, and shall forward to the Designated Supervisory Person and the Munder Fund's administrator copies of such codes and all future amendments and modifications thereto. The Munder Funds' Boards, including a majority of Non-Interested Trustees of the Boards, must approve the Munder Funds' Code and the code of any investment adviser, sub-adviser or principal underwriter of a Munder Fund unless, in the case of the principal underwriter that is not affiliated with MCM, it is exempt from this approval requirement under Rule 17j-1.


VIII.RECORDKEEPING

     This Code, the codes of any investment adviser, sub-adviser and principal underwriter, a copy of each report by an Access Person, any written report by the Advisers, any sub-adviser or the principal underwriter and lists of all persons required to make reports shall be preserved with the Advisers records in the manner and to the extent required by Rule 17j-1 under the 1940 Act (if applicable) and Rule 204-2 under the Advisers Act.

     The Designated Supervisory Person shall maintain such reports and such other records as are required by this Code.


IX.  CONFIDENTIALITY

     All information obtained from any Access Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder may be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization, and may otherwise be disclosed to the extent required by law or regulation.


X.   OTHER LAWS, RULES AND STATEMENTS OF POLICY

     Nothing contained in this Code shall be interpreted as relieving any Access Person from acting in accordance with the provisions of any applicable law, rule, or regulation or any other statement of policy or procedures governing the conduct of such person adopted by the Advisers or a Munder Fund. No exception to a provision in the Code shall be granted where such exception would result in a violation of Rule 17j-1 under the 1940 Act or Rule 204A-1 under the Advisers Act.


XI.  FURTHER INFORMATION

If any person has any questions with regard to the applicability of the provisions of this Code generally or with regard to any securities transaction or transactions, such person should consult with the Designated Supervisory Person.

                                                                    Attachment A
                                   DEFINITIONS

     "Access Person" shall mean: (a) every trustee, director, officer and general partner of the Munder Funds and the Advisers, (b) every employee of the Munder Funds or an Adviser (or of any company in a control(3) relationship to a Munder Fund or an Adviser) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of Covered Securities by an Advisory Client, or whose functions relate to the making of any recommendation to an Advisory Client regarding the purchase or sale of Covered Securities, (c) every employee of an Adviser who obtains information concerning recommendations made to an Advisory Client with regard to the purchase or sale of a Covered Security prior to their dissemination, and (d) such persons designated by the Legal Department. The term "Access Person" does not include any person who is subject to securities transaction reporting requirements of a code of ethics adopted by a Munder Fund's administrator, transfer agent or principal underwriter which contains provisions that are substantially similar to those in this Code and which is also in compliance with Rule 17j-1 of the 1940 Act and Section 15(f) of the Securities Exchange Act of 1934, as applicable. Any uncertainty as to whether an individual is an Access Person should be brought to the attention of the Legal Department. Such questions will be resolved in accordance with, and this definition shall be subject to, the definitions of "Access Person" found in Rule 17j-1 under the 1940 Act. A person who normally assists in the preparation of public reports or who receives public reports but who receives no information about current recommendations or trading or who obtains knowledge of current recommendations or trading activity once or infrequently or inadvertently shall not be deemed to be an Access Person. Temporary employees who will be employed at or through an Adviser for less than 30 calendar days shall not be deemed to be an Access Person.

     "Advisory Client" means any client (including investment companies, private funds and managed accounts) for which an Adviser serves as an investment adviser or sub-adviser, renders investment advice, makes investment decisions or places orders through its trading department.

     "Beneficial Ownership" A person is generally deemed to have beneficial ownership of a security if the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect "pecuniary interest" in the security. The term "pecuniary interest" generally means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities. A person is refutably deemed to have an "indirect pecuniary interest" in any securities held by members of the person's Immediate Family. An indirect pecuniary interest also includes, among other things: a general partner's proportionate interest in the portfolio securities held by a general or limited partnership; a performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; a person's right to dividends that is separated or separable from the underlying securities; a person's interest in securities held by certain trusts; and a person's right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable, the term "derivative security" being generally defined as any option, warrant,
--------------------------
(3) "Control" shall be interpreted to have the same meaning as in Section 2(a)(9) of the 1940 Act.

convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with, or value derived from, the value of an equity security. For purposes of the Code, a person who is a shareholder of a corporation or similar entity is not deemed to have a pecuniary interest in portfolio securities held by the corporation or entity, so long as the shareholder is not a controlling shareholder of the corporation or the entity and does not have or share investment control over the corporation's or the entity portfolio. The foregoing definitions are to be interpreted by reference to Rule 16a-1(a)(2) under the 1934 Act, except that the determination of direct or indirect beneficial ownership for purposes of this Code must be made with respect to all securities that an Access Person has or acquires.

     "Covered Security" means any Security (as defined below) except (i) direct obligations of the Government of the United States; (ii) bankers acceptances, bank certificates of deposit, commercial paper and High Quality Short-Term Debt Instruments (including repurchase agreements); and (iii) shares of open-end investment companies registered under the 1940 Act. Open-end registered investment companies include the Munder Funds (other than the Munder @Vantage Fund(4)). All Exchange Traded Funds are Covered Securities.

     Covered Security does not include commodities or options on commodities, but the purchase and sale of such instruments are nevertheless subject to the reporting requirements of the Code.

     "De Minimis Trade" means a personal trade in a transaction involving no more than $10,000 of (1) a common stock then listed on the S&P 500 Index, (2) shares of Standard & Poor's Depositary Receipts - SPDR Trust, Series 1 (SPY), or
(3) shares of  Nasdaq-100  Trust,  Series 1 - Nasdaq-100  Index  Tracking  Stock
(QQQQ). If, however, during any two consecutive calendar quarters, aggregate purchase or sale transactions by the Access Person in shares of the same issuer exceed a cumulative value of $30,000, a subsequent transaction in the issuer's securities shall no longer be regarded as a De Minimis Trade.

     "Designated   Supervisory   Person"  means  each  person  designated  as  a
Designated Supervisory Person in Attachment E hereto.

     "Direct Obligations of the Government of the United States" means any security issued or guaranteed as to principal or interest by the United States, or any certificate of deposit for any of the foregoing. Direct Obligations of the Government of the United States include Cash Management Bills, Treasury Bills, Notes and Bonds, and those Treasury securities designated by the U.S. Department of Treasury as eligible to participate in the STRIPS (Separate Trading of Registered Interest and Principal of Securities) program.

     Securities issued by entities controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States are not Direct Obligations of the

--------------------------
(4) Note that the @Vantage Fund is not an "open-end" investment company. Accordingly, its shares are not exempt from the definition of a Covered Security or the other restrictions under the Code, including the pre-clearance requirements for Access Persons.

Government of the United States. This includes securities issued by, for example, the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac), the Government National Mortgage Association (Ginnie Mae), Federal Home Loan Banks, Federal Land Banks, Federal Farm Credit Banks, the Federal Housing Administration, the Farmers Home Administration, the Export-Import Bank of the United States, the Small Business Administration, the General Services Administration, Student Loan Marketing Association (Sallie Mae), the Central Bank for Cooperatives, Federal Intermediate Credit Banks and the Maritime Administration.

     "High Quality Short-Term Debt Instrument" means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization.

     "Immediate Family" of an Access Person means any of the following persons who reside in the same household as the Access Person:

      child                     grandparent                son-in-law
      stepchild                 spouse                     daughter-in-law
      grandchild                sibling                    brother-in-law
      parent                    mother-in-law              sister-in-law
      stepparent                father-in-law

Immediate Family includes adoptive relationships and any other relationship (whether or not recognized by law) which the CCO determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

     An "Index Trade" occurs when a portfolio manager directs a securities trade in an index- or quantitative-style Advisory Client account, such as an account managed to replicate the S&P 500 Index or the S&P MidCap 400 Index, in order for the account to maintain its index weightings in that security.

     "Interested Trustee" is any person who is an "interested person" as defined in the 1940 Act, except for those who are "interested persons" of a Munder Fund solely by reason of being a member of its Board of Trustees or advisory board or an owner of its securities, or a member in the Immediate Family of such a person.

     "Investment Personnel" is any employee of the Munder Funds or the Advisers (or of any company in a control relationship to the Munder Funds or an Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Munder Funds; or any natural person who controls the Munder Funds or an Adviser and who obtains information concerning recommendations made to the Munder Funds regarding the purchase or sale of securities by the Munder Funds.

     "Limit Order" is an order to a broker to buy a specified quantity of a security at or below a specified price, or to sell a specified quantity at or above a specified price (called the limit price). A Limit Order ensures that a person will never pay more for the stock than whatever price is set as his/her limit.

     "Non-Interested Trustee" is any person who is an Access Person by virtue of being a trustee or director of a Munder Fund, but who is not an "interested person" (as defined in the 1940 Act) of a Munder Fund unless such Non-Interested Trustee, at the time of a securities transaction, knew, or in the ordinary course of fulfilling his or her official duties as a trustee of a Munder Fund should have known, that during the 15-day period immediately preceding the date of the transaction by such person, the security such person purchased or sold is or was purchased or sold by a Munder Fund or was being considered for purchase or sale by a Munder Fund or its investment adviser. For purposes of this Code, a "Non-Interested Trustee" shall include each trustee of a Munder Fund who is not also a director, trustee, officer, partner or employee or controlling person of a Munder Fund's investment adviser, sub-adviser, administrator, custodian, transfer agent, or distributor.

     "Reportable Fund" means any investment company registered under the 1940 Act for which an Adviser serves as an investment adviser or sub-adviser and any investment company registered under the 1940 Act whose investment adviser or principal underwriter controls an Adviser, is controlled by an Adviser, or is under common control with an Adviser. (See Attachment G).

     "Reportable Security" means any Security (as defined below) except (i) direct obligations of the Government of the United States; (ii) bankers' acceptances, bank certificates of deposit, commercial paper and High Quality Short-Term Debt Instruments (including repurchase agreements); (iii) shares issued by money market funds; (iv) shares issued by other open-end investment companies registered under the 1940 Act, unless it is a Reportable Fund; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are Reportable Funds. All Exchange Traded Funds are Reportable Securities. Shares of closed-end investment companies (such as Munder @Vantage Fund) are Reportable Securities regardless of affiliation. Shares issued by unit investment trusts might include separate account options under variable insurance contracts.

     "Security" means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, common trust fund, collective fund, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. 529 Plans are securities.

                                                                  Attachment B-1

                     Certification of Employee Transactions

   Trans. Type       Ticker           Security Name                             Trade Date       Quantity     Price
--------------------------------------------------------------------------------------------------------------------

TEST, TEST  (TEST)

Account Number   :   (A)DRIP          Broker   :   DIVIDEND REINVESTMENT PLANS

     No transactions during this period.

Account Number   :   (A)EXEMPT/1256755          Broker   :   VANGUARD FUNDS

     No transactions during this period.

Account Number   :   (A)EXEMPT/CO.401(K)          Broker   :   FIDELITY INVESTMENTS

     No transactions during this period.

Account Number   :   0001234560          Broker   :   PFPC

     No transactions during this period.

Account Number   :   (M/Q)0123456789          Broker   :   E*TRADE

     BY                    MRK              MERCK & CO                          12/5/2005        500.00       30.10
     SL                    BUD              ANHEUSER-BUSCH COS INC              12/19/2005       50.00        44.55

Account Number   :   TEST - 401K          Broker   :   MUNDER 401K

     SL                    MFHYX            MUNDER HEALTHCARE - CL              10/26/2005       73.57        24.64

Account Number   :   TEST - CMA - ESPP          Broker   :   COMERICA/ESPP

     No transactions during this period.

________________________________________________________________________________

     I confirm that I have complied with the Code of Ethics with respect to personal securities transactions and with respect to the reporting of all broker, dealer or bank accounts in which any securities are held for my direct or indirect benefit. I confirm that all reportable transactions and accounts are listed above. If not listed above, I have attached trade confirm(s) or statement(s) for additional transactions or accounts.


____________________________________             _______________________________
Signature                                        Date

                                                                  Attachment B-2

                    Brokerage Account Certification Statement


Account Number             Account Name                           Broker Name                        Initiated Date
--------------------------------------------------------------------------------------------------------------------------

  TEST, TEST  (TEST)

TEST - CMA                 JOHN SMITH                             COMERICA/ESPP                          01/01/2005
ESPP

TEST - 401K                JOHN SMITH                             MUNDER 401K                            01/01/2005

(M/Q)0123456789            JOHN SMITH                             E*TRADE                                01/01/2005

0001234560                 JOHN SMITH ROLLOVER IRA                PFPC                                   01/01/2005

(A)DRIP                    JOHN SMITH                             DIVIDEND REINVESTMENT PLANS            04/01/2003

(A)EXEMPT/CO.4             JANE SMITH                             FIDELITY INVESTMENTS                   01/05/2001

(A)EXEMPT/1256             JOHN SMITH/JANE SMITH JTWROS           VANGUARD FUNDS                         02/06/2004
755

________________________________________________________________________________

     I confirm that I have complied with the Code of Ethics with respect to the reporting of all broker, dealer or bank accounts in which any securities are held for my direct or indirect benefit and that all such accounts are listed above or attached.


____________________________________             _______________________________
Signature                                        Date

                                                                  Attachment B-3
                        Holdings Certification Statement
                             As of Date: 12/31/____

     Ticker       Security Type Code        CUSIP             Security Name                                Quantity
--------------------------------------------------------------------------------------------------------------------------

TEST, TEST (TEST)

Brokerage Account: JANE SMITH   ((A)EXEMPT/CO.401(K))

     No holdings.

Brokerage Account: JOHN SMITH   ((A)DRIP)

     KO           COMM                      19121610          COCA-COLA CO                                    23.56

Brokerage Account: JOHN SMITH   ((M/Q)0123456789)

     997577AJ0    CRPB                      997577AJ0         AVON PRODUCTS INC                           20,000.00

     ABCL         COMM                      01852J10          ALLIANCE BANCORP INC                           100.00

     MRK          COMM                      58933110          MERCK & CO                                     500.00

Brokerage Account: JOHN SMITH   (TEST - 401K)

     MCVYX        MFND                      626124580         MUNDER SMALL-CAP VALUE - CL Y                  132.72

     MFHYX        MFND                      626120828         MUNDER HEALTHCARE - CL Y                         0.00

     MTFYX        MFND                      626124226         MUNDER TECHNOLOGY  FUND- CL                    336.25

     MURYX        MFND                      626124861         MUNDER REAL ESTATE EQUITY - CLY                246.32

     MUXYX        MFND                      626129787         MUNDER INDEX 500 - CL Y                         49.22

Brokerage Account: JOHN SMITH   (TEST - CMA - ESPP)

     CMA          COMM                      20034010          COMERICA INC                                    34.36

Brokerage Account: JOHN SMITH ROLLOVER IRA   (0001234560)

     MFEYX        MFND                      626120836         MUNDER EMERGING MARKETS - CL                    43.96

     MNNYX        MFND                      626124291         MUNDER INTERNET FUND - CL Y                     17.23

Brokerage Account: JOHN SMITH/JANE SMITH JTWROS   ((A)EXEMPT/1256755)

     No holdings.

________________________________________________________________________________

     I confirm that I have complied with the Code of Ethics with respect to the reporting of securities holdings and that all Reportable Securities and Reportable Funds are listed above or attached.


____________________________________                          __________________
Employee Signature                                            Date

                                                                    Attachment C
                                INITIAL REPORT OF
                         PERSONAL HOLDINGS OF SECURITIES


Name:  ______________________________________

Position/Department:  __________________________

I. To comply with SEC regulations and the Code of Ethics, all persons are required to provide a holdings report containing the following information (the information must be current as of a date no more than 45 days before the report is submitted):

     a. The title, type, exchange ticker symbol or CUSIP number, number of shares and principal amount of each reportable security in which you have any direct or indirect beneficial ownership; and

     b. The name of any broker, dealer, or bank with whom you maintain an account in which any securities are held for your direct or indirect benefit.

Please complete the form below listing all broker, dealer and bank accounts in which you (or a member of your Immediate Family) hold any securities*. You must attach a list of the reportable securities held in each account as well as the information listed in item (a) above. A copy of the most recent statement for each account may be attached for this purpose if it is accurate and provides all the required information.

Please include all accounts, even if they only hold non-Munder mutual funds.

------------------------ ----------------------- ------------------------
Account Owner            Account Number          Firm
------------------------ ----------------------- ------------------------

------------------------ ----------------------- ------------------------

------------------------ ----------------------- ------------------------

------------------------ ----------------------- ------------------------

------------------------ ----------------------- ------------------------

------------------------ ----------------------- ------------------------

------------------------ ----------------------- ------------------------

------------------------ ----------------------- ------------------------

------------------------ ----------------------- ------------------------

------------------------ ----------------------- ------------------------

------------------------ ----------------------- ------------------------

------------------------ ----------------------- ------------------------

------------------------ ----------------------- ------------------------

------------------------ ----------------------- ------------------------

II. If you have a Beneficial Ownership interest in securities that are not listed in an attached account statement, or hold the physical certificates, list them below:

Name of Security                    Quantity          Value            Custodian

1.    __________________________________________________________________________

2.    __________________________________________________________________________

3.    __________________________________________________________________________

(Attach separate sheet if necessary)

     I certify that I have received a copy of the Code of Ethics, that I have read and understand the Code of Ethics and that this form, and the attached statements (if any) constitute all of the broker, dealer or bank accounts and reportable securities in which I have a Beneficial Ownership interest, including those for which I hold physical certificates, as well as those held in accounts of my Immediate Family.


Signed:  _______________________________    Date:  ________________________


*Please note that bank checking and savings accounts are not reportable, however, an account that holds a certificate of deposit is reportable.

                                                                    Attachment D

                     ANNUAL CERTIFICATION AND QUESTIONNAIRE
                               For Access Persons

Employee: ________________________________________________

I.   Introduction

     Access Persons are required to answer the following questions for the year ended___________. Upon completion, please sign and return the questionnaire by ___________, to _____________ in the Legal Department. If you have any questions regarding this Questionnaire or the requirements under the Code of Ethics, please contact ________ at extension ______. All capitalized terms are defined in the Code.

II.  Annual Certification of Compliance with the Code of Ethics

     A.   Have  you  and  the  members  of  your   Immediate   Family   obtained
          pre-clearance for all securities transactions that require pre-clearance under the Code? (Note: Circle "N/A" if there were no securities transactions.)

                Yes          No          N/A      (If no, explain on Attachment)

     B. Have you reported all securities transactions that are required to be reported under the Code? (Note: This requirement includes arranging for the Legal Department to receive, directly from your broker, duplicate transaction confirmations and duplicate periodic statements for each brokerage account in which you have, or a member of your Immediate Family has, a Beneficial Ownership interest, as well as reporting securities held in certificate form.)

                Yes          No          N/A      (If no, explain on Attachment)

     C. Have you reported all broker, dealer and bank accounts in which you and/or the members of your Immediate Family hold any securities? Circle "N/A" if there were no such accounts.

                 Yes          No          N/A     (If no, explain on Attachment)

     D. Have you notified the Legal Department if you have been arrested, arraigned, indicted, or have plead no contest to any criminal offense, or been named as a defendant in any investment-related civil proceedings, or administrative or disciplinary action? (Circle "N/A" if you have not been arrested, arraigned, etc.)

                Yes          No          N/A      (If no, explain on Attachment)

     E. Have you complied with the Code of Ethics in all other respects, including the gift policy?

                Yes          No          N/A      (If no, explain on Attachment)

          (List in the Attachment all reportable gifts given or received for the year covered by this certificate, noting the month, "counterparty," gift description, and estimated value.)

III. Insider Trading Policy

     Have you complied in all respects with the Insider Trading Policy?

                Yes          No          N/A      (If no, explain on Attachment)

IV.  Disclosure of Directorships

     A. Are you, or is any member of your Immediate Family, a director of any publicly-traded company or privately-held company (other than a non-profit, charitable organization).

                Yes          No

          (If yes, list on Attachment each company for which you are, or a member of your Immediate Family is, a director.)

     B. If the response to the previous question is "Yes," do you have knowledge that any of the companies for which you are, or a member of your Immediate Family is, a director will go public or be acquired within the next 12 months?

                Yes          No

V.   Disclosure of Broker-Dealer Relationships

     A.   Are you, or any relative, employed or affiliated with a broker-dealer?

                 Yes          No

          (If yes, please respond to question V.B.)

     B. Provide the following information for any relatives who are employed or affiliated with a broker-dealer.

          ----------------- -------------- ----------------- -------------------
                             Relation to
          Name of Relative  Access Person    Name of Firm    Title
          ----------------- -------------- ----------------- -------------------

          ----------------- -------------- ----------------- -------------------
          ----------------- -------------- ----------------- -------------------

          ----------------- -------------- ----------------- -------------------
          ----------------- -------------- ----------------- -------------------

          ----------------- -------------- ----------------- -------------------

     Please note that the language used in this Questionnaire in no way modifies or limits the requirements contained in the Code of Ethics.

     I hereby represent that I have received a copy of the Code of Ethics and that I have read and understand the Code of Ethics. I acknowledge that I am subject to the Code of Ethics. I hereby certify that I have complied with all the requirements of the Code of Ethics and that I have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported pursuant to the requirements of the Code of Ethics. I understand that any untrue or incomplete response may be subject to disciplinary action.


Date: _____________________________                  ___________________________
                                                     Access Person Signature

                                  ATTACHMENT TO
                       ANNUAL CODE OF ETHICS QUESTIONNAIRE

Please explain all "No" responses to questions in Sections II and III

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________


Please list each company for which you are, or a member of your Immediate Family is, a director

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________


Please list all Gifts you received or gave during the year covered by this questionnaire

------------ ----------------------- ----------------------------- -------------
                                                                     Estimated
   Month         Giver/Receiver            Gift Description            Value
------------ ----------------------- ----------------------------- -------------

------------ ----------------------- ----------------------------- -------------

------------ ----------------------- ----------------------------- -------------

------------ ----------------------- ----------------------------- -------------

------------ ----------------------- ----------------------------- -------------

------------ ----------------------- ----------------------------- -------------

------------ ----------------------- ----------------------------- -------------

------------ ----------------------- ----------------------------- -------------

------------ ----------------------- ----------------------------- -------------

------------ ----------------------- ----------------------------- -------------

------------ ----------------------- ----------------------------- -------------

------------ ----------------------- ----------------------------- -------------

------------ ----------------------- ----------------------------- -------------

------------ ----------------------- ----------------------------- -------------

                  (Continue on additional sheet if necessary.)

                                                                    Attachment E

                                 CONTACT PERSONS


DESIGNATED SUPERVISORY PERSON

         Stephen J. Shenkenberg

DESIGNEES OF DESIGNATED SUPERVISORY PERSON

         Mary Ann Shumaker
         Linda Meints
         Shannon Arndt
         Carolyn Lopiccola

LEGAL DEPARTMENT

         Stephen J. Shenkenberg
         Mary Ann Shumaker
         Melanie West
         Amy Eisenbeis
         Kimberlee Levy
         Julie Habrowski
         Don Jobe
         Linda Meints
         Shannon Arndt
         Carolyn Lopiccola
         Geraldine Bujalski
         Irene Bernhard

COMPLIANCE COMMITTEE

         Stephen J. Shenkenberg
         Peter Hoglund
         John Adams (effective 3/20/2006)

                                                                    Attachment F

                           LIST OF BROAD-BASED INDICES


Listed below are the broad-based indices as designated by the Compliance Department.

---------------------------------- ------------------ ---------------
DESCRIPTION OF OPTION              SYMBOL             EXCHANGE
---------------------------------- ------------------ ---------------
NASDAQ-100                         NDX                CBOE
---------------------------------- ------------------ ---------------
S & P 100 *                        OEX                CBOE
---------------------------------- ------------------ ---------------
S & P MidCap 400 Index *           MID                CBOE
---------------------------------- ------------------ ---------------
S & P 500 *                        SPX                CBOE
---------------------------------- ------------------ ---------------
* Includes LEAPs
---------------------------------- ------------------ ---------------

                                                                    Attachment G

                               REPORTABLE FUNDS(1)
                          (As defined in Attachment A)


----------------------------------------------- ------- ------------- ----------
                                                                       INTERNAL
     FUND NAME                                   TICKER     CUSIP       ACCT #
----------------------------------------------- ------- ------------- ----------
     The Munder Funds                                                  various
----------------------------------------------- ------- ------------- ----------
     Calvert Social Index Series,                CISIX    131582751      371
     a series of Calvert Social Index Series,    CSXAX    131582785
     Inc.                                        CSXBX    131582777
                                                 CSXCX    131582769
----------------------------------------------- ------- ------------- ----------
     Summit EAFE International Index Portfolio,           866167695      540
     a series of Summit Mutual Funds, Inc.
     - Summit Pinnacle Series
----------------------------------------------- ------- ------------- ----------
     E*TRADE S&P 500 Index Fund,                 ETSPX    269244109      606
     a series of E*TRADE Funds
----------------------------------------------- ------- ------------- ----------
     E*TRADE Russell 2000 Index Fund,            ETRUX    269244869      607
     a series of E*TRADE Funds
----------------------------------------------- ------- ------------- ----------
     E*TRADE Technology Index Fund,              ETTIX    269244406      608
     a series of E*TRADE Funds
----------------------------------------------- ------- ------------- ----------
     E*TRADE International Index Fund,           ETINX    269244505      609
     a series of E*TRADE Funds
----------------------------------------------- ------- ------------- ----------
     Munder Net50 Fund,                                                  4002
     a series of AEGON/Transamerica
     Series Trust
----------------------------------------------- ------- ------------- ----------
     Small Cap Opportunities Trust, a series                             4003
     of John Hancock Trust
----------------------------------------------- ------- ------------- ----------
     HSBC Investor Mid-Cap Fund, a series        HMCTX    760442467      4004
     of the HSBC Investor Funds
----------------------------------------------- ------- ------------- ----------
     American Express US Mid & Small                                     4007
     Cap Equities Portfolio, a series of
     American Express Funds, Inc.
----------------------------------------------- ------- ------------- ----------
     SunAmerica Focused Mid-Cap Growth,                                  4008
     a series of SunAmerica Focused
     Series, Inc.
----------------------------------------------- ------- ------------- ----------
     Small Cap Opportunities Fund, a series                              4009
     of John Hancock Funds II
----------------------------------------------- ------- ------------- ----------
     Old Mutual Growth II Portfolio, a           OAHGX    68002Q875      4010
     series of Old Mutual Advisor Funds II       OCHGX    68002Q685
                                                 OBGWX    68002Q594
                                                 OBHGX    68002Q453
----------------------------------------------- ------- ------------- ----------

----------------------------------------------- ------- ------------- ----------
     Old Mutual Growth II Portfolio, a           OIIGX    68003R104      4011
     series of Old Mutual Insurance Series
     Fund
----------------------------------------------- ------- ------------- ----------
     Comerica Offshore Intermediate Bond                                 9077
     Fund Limited (Cayman Islands)
----------------------------------------------- ------- ------------- ----------

(1)As of January 23, 2006

                              PIMCO CODE OF ETHICS

                           Effective February 15, 2006

                                  INTRODUCTION

                               General Principles


     This Code of Ethics ("Code") is based on the principle that you, as a director, officer or other Advisory Employee of Pacific Investment Management Company LLC ("PIMCO"), owe a fiduciary duty to, among others, the shareholders of Funds and other clients (together with the Funds, the "Advisory Clients") for which PIMCO serves as an advisor or sub-advisor. Accordingly, you must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Advisory Clients.

     At all times, you must observe the following general rules:

     1. You must place the interests of our Advisory Clients first. In other words, as a fiduciary you must scrupulously avoid serving your own personal interests ahead of the interests of our Advisory Clients. You must adhere to this general fiduciary principle as well as comply with the Code's specific provisions. Technical compliance with the Code's procedures will not automatically insulate from scrutiny any trades that indicate an abuse of your fiduciary duties or that create an appearance of such abuse. PIMCO expects that, in your personal trading activities, as in your other activities, you will behave in an ethical manner that is consistent with PIMCO's dedication to fundamental principals of openness, integrity, honesty and trust.

          Your fiduciary obligation applies not only to your personal trading activities but also to actions taken on behalf of Advisory Clients. In particular, you may not cause an Advisory Client to take action, or not to take action, for your personal benefit rather than the benefit of the Advisory Client. For example, you would violate this Code if you caused an Advisory Client to purchase a Security or Futures Contract you owned for the purpose of increasing the value of that Security or Futures Contract. If you are a portfolio manager or an employee who provides information or advice to a portfolio manager or helps execute a portfolio manager's decisions, you would also violate this Code if you made a personal investment in a Security or Futures Contract that might be an appropriate investment for an Advisory Client without first considering the Security or Futures Contract as an investment for the Advisory Client.

          Similarly, PIMCO expects you to respect and to protect the confidentiality of material non-public information about our Advisory Clients. PIMCO has adopted Policies and Procedures Applicable to the Disclosure of Information Regarding the Portfolio Holdings of the Funds that PIMCO Advises. You are required to comply with those policies and procedures, which are incorporated into this Code and attached hereto as Appendix II. Violations of those policies and procedures may be sanctioned under the provisions of this Code.

     2. You must conduct all of your personal Investment Transactions in full compliance with this Code, the Allianz Global Investors of America L.P. ("AGI") Insider Trading Policy and Procedures (the "AGI Insider Trading Policy") and applicable federal securities laws, and in such a manner as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility. PIMCO encourages you and your family to develop personal investment programs. However, those investment programs must remain within boundaries reasonably necessary to ensure that appropriate safeguards exist to protect the interests of our Advisory Clients and to avoid even the appearance of unfairness or impropriety. Accordingly, you must comply with the policies and procedures set forth in this Code under the heading PERSONAL INVESTMENT TRANSACTIONS and you must comply with the policies and procedures set forth in the AGI Insider Trading Policy, which is attached to this Code as Appendix III. Doubtful situations should be resolved in favor of our Advisory Clients and against your personal trading.

     3. You must not take inappropriate advantage of your position. The receipt of investment opportunities, perquisites, gifts or gratuities from persons seeking business with PIMCO directly or on behalf of an Advisory Client could call into question the independence of your business judgment. Accordingly, you must comply with the policies and procedures set forth in this Code under the heading GIFTS AND SERVICE AS A DIRECTOR. Doubtful situations should be resolved against your personal interest.

                         The General Scope Of The Code's
                 Applications To Personal Investment Activities


     The Code reflects the fact that PIMCO specializes in the management of fixed income portfolios. The vast majority of assets PIMCO purchases and sells on behalf of its Advisory Clients consist of corporate debt Securities, U.S. and foreign government obligations, mortgage-backed and asset-backed Securities, money market instruments, foreign currencies, and futures contracts and options with respect to those instruments. For its StocksPLUS portfolios, PIMCO also purchases futures and options on the S & P 500 index and, on rare occasions, may purchase or sell baskets of the stocks represented in the S & P 500 index. For its Convertible portfolios and other Advisory Clients, PIMCO purchases convertible securities that may be converted or exchanged into underlying shares of common stock. Other PIMCO Funds may also invest in convertible securities. The Convertible portfolios and other Advisory Clients may also invest a portion of their assets in common stocks.

     Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Investment Advisers Act require reporting of all personal transactions in Securities (other than certain Exempt Securities) by certain persons, whether or not they are Securities that might be purchased or sold by PIMCO on behalf of its Advisory Clients. The Code implements those reporting requirements as well as additional reporting requirements that PIMCO has adopted in light of regulatory developments regarding trading in mutual fund shares.

     However, since the purpose of the Code is to avoid conflicts of interest arising from personal trading activities in Securities and other instruments that are held or might be acquired on behalf of our Advisory Clients, this Code only places restrictions on personal trading activities in such investments. As a result, this Code does not place restrictions (beyond reporting) on personal trading in most individual equity Securities. Although equities are Securities, they are not purchased or sold by PIMCO on behalf of the vast majority of PIMCO's Advisory Clients and PIMCO has established special procedures to avoid conflicts of interest that might otherwise arise from personal trading in such equity securities. On the other hand, this Code does require reporting and restrict trading in certain Futures Contracts that, although they are not Securities, are instruments in which PIMCO frequently trades for many of its Advisory Clients.

     This Code applies to PIMCO's officers and directors as well as to all of its Advisory Employees. The Code recognizes that portfolio managers and the investment personnel who provide them with advice and who execute their decisions occupy more sensitive positions than other Advisory Employees and that it is appropriate to subject their personal investment activities to greater restrictions.

                          The Organization Of The Code

     The remainder of this Code is divided into three sections. The first section concerns Personal Investment Transactions. The second section describes the restrictions on Gifts And Service As A Director. The third section summarizes the methods for ensuring Compliance under the Code. In addition, the following Appendices are also a part of this Code:

I.       Definitions of Capitalized Terms
II. PIMCO Policies and Procedures Applicable to the Disclosure of Information Regarding the Portfolio Holdings of the Funds that PIMCO Advises
III.     The AGI Insider Trading Policy
IV.      Form for Acknowledgment of Receipt of this Code
V.       Form for Annual Certification of Compliance with this Code
VI.      Form for Initial Report of Accounts
VII.     Form for Quarterly Report of Investment Transactions
VIII.    Form for Annual Holdings Report
IX.      Preclearance Request Form
X. Preclearance Request Form for an Investment Transaction in a PIMCO Closed End Fund
XI.      Preclearance of AGI Closed End Fund Transaction Form
XII.     PIMCO Compliance Officers

                                    Questions


     Questions regarding this Code should be addressed to a Compliance Officer listed on Appendix XII.


                        PERSONAL INVESTMENT TRANSACTIONS

                                   In General


     Subject to the limited exceptions described below, you are required to report all Investment Transactions in Securities and Futures Contracts made by you, a member of your Immediate Family or a trust in which you have an interest, or on behalf of any account in which you have an interest or which you direct. In addition, you must preclear certain Investment Transactions in Securities and Futures Contracts that PIMCO holds or may acquire on behalf of an Advisory Client, including certain Investment Transactions in Related Securities.

     The details of these reporting and preclearance requirements are described below. This Code uses a number of acronyms and capitalized terms, e.g. AGI, AGI Closed End Fund,(1) AGID, Advisory Client, Advisory Employee, Beneficial
Ownership, Closed End Fund, Code, Compliance Officer, Designated Security, Duplicate Broker Reports, ETF, Exempt Security, Fixed Income Security, Fund, Futures Contract, Immediate Family, Initial Public Offering, Insider Trading Policy, Investment Company Act, Investment Transaction, Money Market Fund, Mutual Fund, Mutual Fund Security, Personal Account, PIMCO, PIMCO Closed End Fund, Portfolio Employee, Private Placement, Qualified Foreign Government, Related Account, Related Security, Relevant Debt Security, Reportable Fund, and Security. The definitions of these acronyms and capitalized terms are set forth in Appendix I. To understand your responsibilities under the Code, it is important that you review and understand the definitions in Appendix I.

                              Reporting Obligations


     Notification Of Reporting Obligations

     As an Advisory Employee, you are required to report accounts and Investment Transactions in accordance with the requirements of this Code.

     Use Of Broker-Dealers And Futures Commission Merchants

     Unless  you  are  an  independent  director,  you  must  use  a  registered broker-dealer  or  registered  futures  commission  merchant  to  engage  in any purchase or sale of a publicly-traded Security or Publicly-Traded Futures Contract. This requirement also applies to any purchase or sale of a

------------------------
(1) Note that many AGI Closed End Funds are subadvised by PIMCO. Investment Transactions in such Closed End Funds are subject to the AGI preclearance procedures described on pages 9 and 10.

publicly-traded Security or of a Publicly-Traded Futures Contract in which you have, or by reason of an Investment Transaction will acquire, a Beneficial Ownership interest. Thus, as a general matter, any Investment Transaction in publicly-traded Securities or Publicly-Traded Futures Contracts by members of your Immediate Family will need to be made through a registered broker-dealer or futures commission merchant. For transactions involving a Mutual Fund Security that may be sold directly by a Mutual Fund, you may transact purchases or sales of these shares with the Mutual Fund's transfer agent or other designated entity.

     Initial Report

     Within 10 days after commencing employment or within 10 days of any event that causes you to become subject to this Code (e.g. promotion to a position that makes you an Advisory Employee), you shall supply to a Compliance Officer copies of the most recent statements for each and every Personal Account and Related Account that holds or is likely to hold a Security or a Futures Contract in which you have a Beneficial Ownership interest, as well as copies of confirmations for any and all Investment Transactions subsequent to the effective date of those statements. These documents shall be supplied to the Compliance Officer by attaching them to the form appended hereto as Appendix VI.

     On that same form you shall supply the name of any broker, dealer, transfer agent, bank or futures commission merchant and the number for any Personal Account and Related Account that holds or is likely to hold a Security or a Futures Contract in which you have a Beneficial Ownership interest for which you cannot supply the most recent account statement. You shall also certify, where indicated on the form, that the contents of the form and the documents attached thereto disclose all such Personal Accounts and Related Accounts.

     In addition, you shall also supply, where indicated on the form, the following information for each Security or Futures Contract in which you have a Beneficial Ownership interest, to the extent that this information is not available from the statements attached to the form:

     1. A description of the Security or Futures Contract, including, as applicable, its name, title, interest rate, maturity date, exchange ticker symbol or CUSIP number;

     2. The quantity (e.g., in terms of numbers of shares, units or contracts) and principal amount (in dollars) of the Security or Futures Contract; and

     3. The name of any broker, dealer, transfer agent, bank or futures commission merchant with which you maintain an account in which the Security or Futures Contract is held.

     The information contained in your Initial Report (Appendix VI) and in the statements and other documents attached to that form must be current as of a date not more than 45 days prior to the date upon which you become an Advisory Employee. You must sign and date your Initial Report.

     New Accounts

     Immediately upon the opening of a new Personal Account or a Related Account that holds or is likely to hold a Security or a Futures Contract, you shall supply a Compliance Officer with the name of the broker, dealer, transfer agent, bank or futures commission merchant for that account, the identifying number for that Personal Account or Related Account, and the date the account was established.

     Timely Reporting Of Investment Transactions

     You must cause each broker, dealer, transfer agent, bank or futures commission merchant that maintains a Personal Account or a Related Account that holds a Security or a Futures Contract in which you have a Beneficial Ownership interest to provide to a Compliance Officer, on a timely basis, duplicate copies of trade confirmations of all Investment Transactions in that account and of periodic statements for that account ("Duplicate Broker Reports").

     In addition, you must report to a Compliance Officer, on a timely basis, any Investment Transaction in a Security or a Futures Contract in which you have or acquired a Beneficial Ownership interest that was established without the use of a broker, dealer, transfer agent, bank or futures commission merchant.

     Quarterly Certifications And Reporting

     At the end of the first, second and third calendar quarters, a Compliance Officer will provide you with a list of all accounts that you have previously identified to PIMCO as a Personal Account or a Related Account that holds or is likely to hold a Security or a Futures Contract. Within 30 days after the end of that calendar quarter, you shall make any necessary additions, corrections or deletions to that list and return it to a Compliance Officer with a certification that: (a) the list, as modified (if necessary), represents a complete list of the Personal Accounts and Related Accounts that hold Securities or Futures Contracts in which you have or had a Beneficial Ownership interest and for which PIMCO should have received or will receive timely Duplicate Broker Reports for the calendar quarter just ended, and (b) the broker, dealer, transfer agent, bank or futures commission merchant for each account on the list has been instructed to send a Compliance Officer timely Duplicate Broker Reports for that account no later than 30 days after the end of that calendar quarter.

     You shall provide, on a copy of the form attached hereto as Appendix VII, the following information for each Investment Transaction during the calendar quarter just ended, to the extent that the Duplicate Broker Reports for that calendar quarter did not supply or will not supply this information to PIMCO within 30 days after the close of the calendar quarter:

     1. The date of the Investment Transaction;

     2. A description of the Security or Futures Contract, including, as applicable, its name, title, interest rate, maturity date, exchange ticker symbol or CUSIP number;

     3. The quantity (e.g., in terms of numbers of shares, units or contracts) and principal amount (in dollars) of each Security or Futures Contract involved;

     4. The nature of the Investment Transaction (i.e., purchase, sale or any other type of acquisition or disposition);

     5. The price of the Security or Futures Contract at which the transaction was effected; and

     6. The name of the broker, dealer, transfer agent, bank, or futures commission merchant with or through which the Investment Transaction was effected.

     You shall provide similar information for the fourth calendar quarter on a copy of the form attached hereto as Appendix VIII, which form shall also be used for the Annual Holdings Report described below. You must sign and date each of your Quarterly Reports.

     Annual Holdings Reports

     At the end of each calendar year, a Compliance Officer will promptly provide to you a list of all accounts that you have previously identified to PIMCO as a Personal Account or a Related Account that held or was likely to hold a Security or a Futures Contract during that calendar year. Within 30 days after the end of that calendar year, you shall make any necessary additions, corrections or deletions to that list and return it to a Compliance Officer with a certification that: (a) the list, as modified (if necessary), represents a complete list of the Personal Accounts and Related Accounts that held Securities or Futures Contracts in which you had a Beneficial Ownership interest as of the end of that calendar year and for which PIMCO should have received or will receive an account statement of holdings as of the end of that calendar year, and (b) the broker, dealer, transfer agent, bank or futures commission merchant for each account on the list has been instructed to send a Compliance Officer such an account statement.

     You shall provide, on a copy of the form attached hereto as Appendix VIII, the following information for each Security or Futures Contract in which you had a Beneficial Ownership interest, as of the end of the previous calendar year, to the extent that the previously referenced account statements have not supplied or will not supply this information to PIMCO:

     1. A description of the Security or Futures Contract, including, as applicable, its name, title, interest rate, maturity date, exchange ticker symbol or CUSIP number;

     2. The quantity (e.g., in terms of numbers of shares, units or contracts) and principal amount (in dollars) of each Security or Futures Contract in which you had any Beneficial Ownership interest; and

     3. The name of any broker, dealer, transfer agent, bank or futures commission merchant with which you maintain an account in which any such Security or Futures Contract has been held or is held for your benefit.

     The information contained in your Annual Holdings Report (Appendix VIII) and in the statements and other documents attached to or referenced in that form must be current as of a date not more than 45 days prior to the date that report is submitted to PIMCO. You must sign and date your Annual Holdings Report.

     In addition, you shall also provide on your Annual Holdings Report (Appendix VIII) your Investment Transaction information for the fourth quarter of the calendar year just ended. This information shall be of the type and in the form required for the quarterly reports described above.

     All of the Reporting Obligations described above shall apply to Mutual Fund Securities (other than Money Market Funds) and Exchange-Traded Funds ("ETFs") in which you have a Beneficial Ownership interest.

     Related Accounts

     The reporting and certification obligations described above also apply to any Related Account (as defined in Appendix I) and to any Investment Transaction in a Related Account.

     It is important for you to recognize that the definitions of "Related Account" and "Beneficial Ownership" in Appendix I may require you to provide, or to arrange for the broker, dealer, transfer agent, bank or futures commission merchant to furnish, copies of reports for any account used by or for a member of your Immediate Family or a trust in which you or a member of your Immediate Family has any vested interest, as well as for any other accounts in which you may have the opportunity, directly or indirectly, to profit or share in the profit derived from any Investment Transaction in that account.

     Exemptions From Reporting

     You need not report Investment Transactions in any account over which neither you nor an Immediate Family Member has or had any direct or indirect influence or control.

     You also need not report Investment Transactions in Exempt Securities (as defined in Appendix I) nor need you furnish, or require a broker, dealer, transfer agent, bank or futures commission merchant to furnish, copies of confirmations or periodic statements for accounts that hold only Exempt Securities. This exemption from reporting shall end immediately, however, at such time as there is an Investment Transaction in that account in a Futures Contract or in a Security that is not an Exempt Security.

                       Prohibited Investment Transactions

     Initial Public Offerings of Equity Securities

     No Advisory Employee may acquire Beneficial Ownership of any equity Security in an Initial Public Offering.

     Private Placements and Initial Public Offering of Debt Securities

     You may not acquire a Beneficial Ownership interest in any Security through a Private Placement (or subsequently sell it), or acquire a Beneficial Ownership interest in any Fixed Income Security in an Initial Public Offering unless you have received the prior written approval of a Compliance Officer listed on Appendix XII. Approval will not be given unless a determination is made that the investment opportunity should not be reserved for one or more Advisory Clients, and that the investment opportunity has not been offered to you by virtue of your position with PIMCO.

     If, after receiving the necessary approval, you have acquired a Beneficial Ownership interest in a Fixed Income Security through an Initial Public Offering or in a Security through a Private Placement, you must disclose that investment when you play a part in any consideration of any investment by an Advisory Client in the issuer of that Security, and any decision to make such an investment must be independently reviewed by a portfolio manager who does not have a Beneficial Ownership interest in any Security of that issuer.

     Allianz AG

     You may not engage in any Investment Transaction in Securities of Allianz AG, except during the trading windows applicable to such transactions, as set forth below under "Blackout Periods."

                                  Preclearance

     All  Investment  Transactions  in  Securities  and Futures  Contracts  in a
Personal Account or Related Account, or in which you otherwise have or will acquire a Beneficial Ownership interest, must be precleared by a Compliance Officer unless an Investment Transaction, Security or Futures Contract falls into one of the following categories that are identified as "exempt from preclearance."

     Preclearance Procedure

     Preclearance shall be requested by completing and submitting a copy of the applicable preclearance request form attached hereto as Appendix IX (or, in the case of an Investment Transaction in a PIMCO Closed End Fund, Appendix X, or, in the case of an Investment Transaction in an AGI Closed End Fund, Appendix XI) to a Compliance Officer. No Investment Transaction subject to preclearance may be effected prior to receipt of written authorization of the transaction by a Compliance Officer. The authorization and the date of authorization will be reflected on the preclearance request form. Unless otherwise specified, that authorization shall be effective, unless revoked, until the earlier of: (a) the close of business on the day the authorization is given, or (b) until you discover that the information on the preclearance request form is no longer accurate. In the case of a request for preclearance of a limit order, a new request for preclearance must be submitted if your order is not filled by the close of business on the day the authorization is given.

     The Compliance Officer from whom authorization is sought may undertake such investigation as he or she considers necessary to determine that the Investment Transaction for which preclearance has been sought complies with the terms of this Code and is consistent with the general principles described at the beginning of the Code.

     Before deciding whether to authorize an Investment Transaction in a particular Security or Futures Contract, the Compliance Officer shall determine and consider, based upon the information reported or known to that Compliance Officer, whether within the most recent 15 days the Security, the Futures Contract or any Related Security: (a) is or has been held by an Advisory Client, or (b) is being or has been considered for purchase by an Advisory Client. The Compliance Officer shall also determine whether there is a pending buy or sell order in the same Security or Futures Contract, or in a Related Security, on behalf of an Advisory Client. If such an order exists, authorization of the personal Investment Transaction shall not be given until the Advisory Client's order is executed or withdrawn. This prohibition may be waived by a Compliance Officer if he or she is convinced that: (a) your personal Investment Transaction is necessary, (b) your personal Investment Transaction will not adversely affect the pending order of the Advisory Client, and (c) provision can be made for the Advisory Client trade to take precedence (in terms of price) over your personal Investment Transaction.

     For an Investment Transaction in an AGI Closed End Fund, you must complete and submit the preclearance request form attached hereto as Appendix XI and comply with the AGI Policy for Transactions in Closed End Funds that may be found on the Legal and Compliance page of the PIMCO intranet site. In determining whether to preclear such an Investment Transaction, the Compliance Officer shall coordinate with the AGI Fund Administration Group. A list of AGI Closed End Funds (many of which are subadvised by PIMCO) may be found in Appendix I (as part of the definition of "AGI Closed End Fund") or on the Legal and Compliance page of the PIMCO intranet site.

     Exemptions From Preclearance

     Preclearance shall not be required for the following Investment Transactions, Securities and Futures Contracts. They are exempt only from the Code's preclearance requirement, and, unless otherwise indicated, remain subject to the Code's other requirements, including its reporting requirements.

     Investment Transactions Exempt From Preclearance

     Preclearance  shall not be  required  for any of the  following  Investment
Transactions:

     1. Any transaction in a Security or Futures Contract in an account that is managed or held by a broker, dealer, bank, futures commission merchant, investment advisor, commodity trading advisor or trustee and over which you do not exercise investment discretion, have notice of transactions prior to execution, or otherwise have any direct or indirect influence or control. There is a presumption that you can influence or control accounts held by members of your Immediate Family sharing the same household. This presumption may be rebutted only by convincing evidence.

     2. Purchases of Securities under dividend reinvestment plans.

     3. Purchases of Securities by exercise of rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities in which you have a Beneficial Ownership interest.

     4. Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities in which you have a Beneficial Ownership interest.

     Securities Exempt From Preclearance Regardless Of Transaction Size

     Preclearance shall not be required for an Investment Transaction in the following Securities or Related Securities, regardless of the size of that transaction:

     1. All Exempt Securities as defined in Appendix I, i.e., U.S. Government Securities, shares in Money Market Funds, and high quality short-term debt instruments.

     2. All Mutual Fund Securities as defined in Appendix I.

     3. All Closed End Funds and rights distributed to shareholders in Closed End Funds other than any AGI Closed End Fund, PIMCO Closed End Fund or Closed End Fund that is a Designated Security.

     4. All options on any index of equity Securities.

     5. All Fixed Income Securities issued by agencies or instrumentalities of, or unconditionally guaranteed by, the Government of the United States.

     6. All options on foreign currencies or baskets of foreign currencies (whether or not traded on an exchange or board of trade).

     7. Except for Designated Securities (as defined in Appendix I and discussed below), all equity Securities and ETFs or options, warrants or other rights to equity Securities or ETFs.

        Securities Exempt from Preclearance Depending On Transaction Size

     Preclearance shall not be required for an Investment Transaction in the following Securities or Related Securities if they do not exceed the specified transaction size thresholds (which thresholds may be increased or decreased by PIMCO upon written notification to employees in the future depending on the depth and liquidity of the markets for these Fixed Income Securities):

     1. Purchases or sales of up to $1,000,000 (in market value or face amount, whichever is lesser) per calendar month per issuer of Fixed Income Securities issued by a Qualified Foreign Government.

     2. Purchases or sales of the following dollar values (measured in market value or face amount, whichever is lesser) of corporate debt Securities, mortgage-backed and other asset-backed Securities, taxable or tax-exempt state, local and municipal Fixed Income Securities, structured notes and loan participations, foreign government debt Securities issued by non-qualified foreign governments, or debt Securities issued by an international agency or a supranational agency (hereinafter collectively referred to as "Relevant Debt Securities"):

          a. Purchases or sales of up to $100,000 per calendar month per issuer if the original issue size of any Relevant Debt Security being purchased or sold was less than $50 million;

          b. Purchases or sales of up to $500,000 per calendar month per issuer if the original issue size of any Relevant Debt Security being purchased or sold was at least $50 million but less than $100 million; or

          c. Purchases or sales of up to $1,000,000 per calendar month per issuer if the original issue size of any Relevant Debt Security being purchased or sold was at least $100 million.

          Preclearance of Designated Securities

     If a Compliance Officer receives notification, from a Portfolio Employee or otherwise, that an equity Security or a Closed End Fund or an option, warrant or other right to such an equity Security or Closed End Fund is held by an Advisory Client or is being considered for purchase or sale by PIMCO on behalf of one or more of its Advisory Clients, the Compliance Officer will send you an e-mail message or similar transmission notifying you that this equity Security, Closed End Fund or option, warrant or other right to that equity Security or Closed End Fund is now a "Designated Security." A current list of Designated Securities (if any) will also be available on the Legal and Compliance page of the PIMCO intranet site. You must preclear any Investment Transaction in a Designated Security or a Related Security during the period when that designation is in effect.

    Futures Contracts Exempt From Preclearance Regardless Of Transaction Size

     Preclearance shall not be required for an Investment Transaction in the following Futures Contracts, regardless of the size of that transaction (as indicated in Appendix I, for these purposes a "Futures Contract" includes a futures option):

     1. Currency Futures Contracts.

     2. U.S. Treasury Futures Contracts.

     3. Eurodollar Futures Contracts.

     4. Futures Contracts on any index of equity Securities.

     5. Futures Contracts on physical commodities or indices thereof (e.g., contracts for future delivery of grain, livestock, fiber or metals, whether for physical delivery or cash).

     6. Privately-Traded Contracts.

    Futures Contracts Exempt From Preclearance Depending On Transaction Size

     Preclearance shall not be required for an Investment Transaction in the following Futures Contracts if the total number of contracts purchased or sold during a calendar month does not exceed the specified limitations:

     1. Purchases or sales of up to 50 Publicly-Traded Futures Contracts to acquire Fixed Income Securities issued by a particular Qualified Foreign Government.

     2. Purchases or sales of up to 10 of each other individual Publicly-Traded Futures Contract if the open market interest for such Futures Contract as reported in The Wall Street Journal on the date of your Investment
     Transaction (for the previous trading day) is at least 1,000 contracts. Examples of Futures Contracts for which this exemption would be available include a Futures Contract on a foreign government debt Security issued by a non-qualified foreign government as well as a 30-day Federal Funds Futures Contract.

     For purposes of these limitations, a Futures Contract is defined by its expiration month. For example, you need not obtain preclearance to purchase 50 December Futures Contracts on German Government Bonds and 50 March Futures Contracts on German Government Bonds. Similarly, you may roll over 10 September Fed Funds Futures Contracts by selling those 10 contracts and purchasing 10 October Fed Funds Futures Contracts since the contracts being sold and those being purchased have different expiration months. On the other hand, you could not purchase 10 January Fed Funds Future Contracts if the open interest for those contracts was less than 1,000 contracts, even if the total open interest for all Fed Funds Futures Contracts was greater than 1,000 contracts.

          Additional Exemptions From Preclearance

     PIMCO's Chief Compliance Officer, in consultation with PIMCO's Chief Legal Officer, may exempt other classes of Investment Transactions, Securities or Futures Contracts from the Code's preclearance requirement upon a determination that they do not involve a realistic possibility of violating the general principles described at the beginning of the Code.

          Preclearance Required

     Given the exemptions described above, preclearance shall be required for Investment Transactions in:

     1. Designated Securities.

     2. Relevant Debt Securities in excess of the per calendar month per issuer thresholds specified for purchases or sales of those Securities in paragraph 2 under "Securities Exempt from Preclearance Depending on Transaction Size."

     3. More than $1,000,000 per calendar month in debt Securities of a Qualified Foreign Government.

     4. Related Securities that are exchangeable for or convertible into one of the Securities requiring preclearance under (1), (2), or (3) above.

     5. More than 50 Publicly-Traded Futures Contracts per calendar month to acquire Fixed Income Securities issued by a particular Qualified Foreign Government.

     6. More than 10 of any other individual Publicly-Traded Futures Contract or any Publicly-Traded Futures Contract for which the open market interest as reported in The Wall Street Journal on the date of your Investment
     Transaction (for the previous trading day) is less than 1,000 contracts, unless the Futures Contract is exempt from preclearance regardless of transaction size.

     7. Any other Security or Publicly-Traded Futures Contract that is not within the "exempt" categories listed above.

     8. Any PIMCO Closed End Fund.

     9. Any AGI Closed End Fund.

                     Holding Periods for Certain Investments

     An Advisory Employee may not, within 60 calendar days, purchase and sell, or sell and purchase, the same Fixed Income Security or Related Security in any account(s) in which the Advisory Employee has a Beneficial Ownership interest.

     An Advisory Employee may not, within 6 months, purchase and sell, or sell and purchase, shares of an AGI Closed End Fund subadvised by PIMCO or shares of a PIMCO Closed End Fund in any account(s) in which the Advisory Employee has a Beneficial Ownership interest. Pursuant to the AGI Policy for Transactions in AGI Closed End Funds (a copy of which may be found on the Legal and Compliance page of the PIMCO intranet site), the minimum holding period for an AGI Closed End Fund not subadvised by PIMCO is 60 calendar days.

     As described below, different minimum holding periods apply to Investment Transactions in Mutual Fund Securities (which do not include Closed End Funds).

     A Portfolio Employee may not, within 60 calendar days, purchase and sell, or sell and purchase, the same Designated Security or Related Security in any account(s) in which the Portfolio Employee has a Beneficial Ownership interest.

     These minimum holding periods do not apply to Investment Transactions in U.S. Government Securities, most equity Securities, shares of Money Market Funds, index options or Futures Contracts nor do they apply to a purchase or sale in connection with one of the four categories of Investment Transactions Exempt From Preclearance described above, including purchases of Securities under a dividend reinvestment plan.

                                Blackout Periods

     You may not purchase or sell a Security, a Related Security or a Futures Contract at a time when you intend or know of another's intention to purchase or sell that Security or Futures Contract on behalf of any Advisory Client.

     As noted previously in the description of the Preclearance Process, a Compliance Officer may not preclear an Investment Transaction in a Security or a Futures Contract at a time when there is a pending buy or sell order in the same Security or Futures Contract, or a Related Security, until that order is executed or withdrawn.

     These prohibitions do not apply to Investment Transactions in any Futures Contracts that are exempt from preclearance regardless of transaction size.

     Special Blackout Periods apply to Investment Transactions in AGI Closed End Funds (see the AGI Policy for Transactions in AGI Closed End Funds, a copy of which may be found on the Legal and Compliance page of the PIMCO intranet site).

     You are not permitted to purchase or sell shares of Allianz AG during any designated blackout period. A blackout period starts six weeks prior to the release of Allianz AG annual financial statements and two weeks prior to the release of Allianz AG quarterly results. These blackout periods also apply to the exercise of cash settled options or any kind of rights granted under compensation or incentive programs that completely or in part refer to Allianz AG.

                     Transactions In Mutual Fund Securities

     Reporting of Mutual Fund Security Transactions

     All of the Reporting Obligations described in the Code shall apply to Mutual Fund Securities (other than Money Market Funds) in which you have a Beneficial Ownership interest. For purposes of the Code, shares of Closed End
Funds and ETFs are not considered Mutual Fund Securities. Investment Transactions in Closed End Funds and ETFs are covered by other sections of the Code.

     Holding Periods for Mutual Fund Security Transactions

     An Advisory Employee may not, within 30 calendar days, purchase and sell, or sell and purchase, the same Mutual Fund Security in any account(s) in which the Advisory Employee has a Beneficial Ownership interest. This 30-day minimum holding period applies to purchases and sales of the same Mutual Fund Security regardless of whether those transactions occurred in a single account (e.g., a brokerage account, a 401(k) account, a deferred compensation account, etc.) or across multiple accounts in which the Advisory Employee has a Beneficial Ownership interest. With respect to a Mutual Fund that invests exclusively or primarily in Funds or other collective investment vehicles or pools (often referred to as a "fund of funds"), this minimum holding period applies only to the investment in the top-tier Mutual Fund. Thus, for purposes of determining compliance with this minimum holding period, an Advisory Employee is not required to "look through" a fund of funds in which he or she invests.

     This minimum holding period shall not apply with respect to purchases or sales made pursuant to (1) automatic reinvestment of dividends, capital gains, income or interest received from a Mutual Fund, or (2) a periodic investment, redemption, or reallocation plan in a deferred compensation, 401(k), retirement or other account (e.g., purchases of Mutual Fund Securities every pay period in an employee's 401(k) account). In order to rely on this exception, the investment options in the plan may not be changed more frequently than every 30 calendar days. This minimum holding period also does not apply to a purchase or sale in connection with one of the four categories of Investment Transactions Exempt From Preclearance described above.

                         GIFTS AND SERVICE AS A DIRECTOR


                                      Gifts

     You may not accept any investment opportunity, gift, gratuity or other thing of more than nominal value from any person or entity that does business, or desires to do business, with PIMCO directly or on behalf of an Advisory Client (a "Giver"). You may, however, accept gifts from a single Giver so long as the value of each gift is modest and their aggregate value does not exceed $1,000 per quarter. This includes business meals, sporting events and other entertainment events at the expense of a Giver, so long as the expense is reasonable, infrequent and both you and the Giver are present. You are expected to comply with the PIMCO Vendor, Broker and Issuer Conduct Policy and to notify a Compliance Officer if you are the recipient of a gift, business meal, sporting event or other entertainment event whose value may exceed a guideline set forth in that Policy. If the value of a gift, meal or event exceeds such a guideline, you may be asked to pay a charity the amount of that excess.

     If you are a registered representative of Allianz Global Investors Distributors LLC ("AGID"), the aggregate annual gift value from a single Giver shall not exceed $100.00. As an AGID representative, you are required to maintain a record of each gift, gratuity, investment opportunity or similar item, and make such record available to a Compliance Officer upon request.


                              Service As A Director

     If you are an Advisory Employee, you may not serve on the board of directors or other governing board of a publicly traded entity, other than of a Fund for which PIMCO is an advisor or sub-advisor, unless you have received the prior written approval of the Chief Executive Officer and the Chief Legal Officer of PIMCO. Approval will not be given unless a determination is made that your service on the board would be consistent with the interests of our Advisory Clients. If you are permitted to serve on the board of a publicly traded entity, you will be isolated from those Advisory Employees who make investment decisions with respect to the Securities of that entity, through a "Chinese Wall" or other procedures.

                                   COMPLIANCE

                 Delivery of The Code to All Advisory Employees

     On or before the effective date of this Code, the Compliance Officers shall provide a copy of the Code to each Advisory Employee. If the Code is amended, the Compliance Officers shall provide a copy of that amendment to each Advisory Employee on or before the effective date of that amendment. On or before the commencement of each new Advisory Employee's employment, a Compliance Officer or his/her designee shall provide a copy of the Code and of any amendments to the Code to that new Advisory Employee.

                                 Certifications

     Upon Receipt Of This Code

     Upon commencement of your employment or the effective date of this Code, whichever occurs later, you shall be required to acknowledge receipt of your copy of this Code by completing and returning a copy of the form attached hereto as Appendix IV. By that acknowledgment, you will also agree:

     1. To read the Code, to make a reasonable effort to understand its provisions, and to ask questions about those provisions you find confusing or difficult to understand.

     2. To comply with the Code, including its general principles, its reporting requirements, its preclearance requirements, and its provisions regarding gifts and service as a director.

     3. To advise the members of your Immediate Family about the existence of the Code, its applicability to their personal trading activity, and your responsibility to assure that their personal trading activity complies with the Code.

     4. To cooperate fully with any investigation or inquiry by or on behalf of a Compliance Officer to determine your compliance with the provisions of the Code.

     In addition, your acknowledgment will recognize that any failure to comply with the Code and to honor the commitments made by your acknowledgment may result in disciplinary action, including dismissal.

     Annual Certificate Of Compliance

     You are required to certify on an annual basis, on a copy of the form attached hereto as Appendix V, that you have complied with each provision of your initial acknowledgment (see above). In particular, your annual certification will require that you certify that you have read and that you understand the Code, that you recognize you are subject to its provisions, that you complied with the requirements of the Code during the year just ended and that you have disclosed, reported, or caused to be reported all Investment

Transactions required to be disclosed or reported pursuant to the requirements of the Code.

                              Post-Trade Monitoring

     The Compliance Officers shall review the Initial Reports, Annual Holding Reports, Quarterly Transaction Reports, Duplicate Broker Reports and other information supplied to them concerning your personal Investment Transactions so that they can detect and prevent potential violations of the Code. The Compliance Officers may also review and rely upon reports and information provided to them by third parties, including AGI. PIMCO's Compliance Officers will perform such investigations and make such inquiries as they consider necessary to perform their post-trade monitoring function. You agree to cooperate with any such investigation and to respond to any such inquiry. You should expect that, as a matter of course, the Compliance Officers will make inquiries regarding any personal Investment Transaction in a Security or Futures Contract that occurs on the same day as a transaction in the same Security or Futures Contract on behalf of an Advisory Client.

                      Duty to Report Violations of the Code

     Each Advisory Employee is required to report any suspected violation of the Code promptly to the Chief Compliance Officer.

                                     Waivers

     PIMCO's Chief Compliance Officer, in consultation with PIMCO's Chief Legal Officer, may grant an individual waiver to an Advisory Employee from any requirement of this Code (other than any requirement specified by Rule 17j-1 under the Investment Company Act or under Rule 204A-1 under the Investment Advisers Act) if together they determine that compliance with the requirement would impose an undue burden or hardship on the Advisory Employee. The Chief Compliance Officer shall maintain a log of each waiver granted that includes, among other things, the name of the Advisory Employee, the particular requirement of the Code to which the waiver applies, the effective date of the waiver, and a summary of the reasons why the waiver was granted.

                                Remedial Actions

     If you violate this Code, you are subject to remedial actions, which may include, but are not limited to, full or partial disgorgement of profits, imposition of a fine, censure, demotion, suspension or dismissal, or any other sanction or remedial action required by law, rule or regulation. As part of any sanction, you may be required to reverse an Investment Transaction and to forfeit any profit or to absorb any loss from the transaction.

     PIMCO's Chief Legal Officer and Chief Compliance Officer shall have the ultimate authority to determine whether you have violated the Code and, if so, the remedial actions they consider appropriate or required by law, rule or regulation. In making their determination, the Chief Legal Officer and the Chief Compliance Officer shall consider, among other factors, the gravity of your violation, the frequency of your violations, whether any violation caused harm or the potential of harm to any Advisory Client, your efforts to cooperate with their investigation, and your efforts to correct any conduct that led to a violation.

                        Reports To Directors And Trustees

     Reports Of Material Violations

     The General Counsel of AGI and the directors or trustees of any affected Fund that is an Advisory Client will be informed on a timely basis of any material violation of this Code.

     Reports of Material Changes To The Code

     PIMCO will promptly advise the directors or trustees of any Fund that is an Advisory Client if PIMCO makes any material change to this Code.

     Annual Reports

     PIMCO's management will furnish a written report annually to the General Counsel of AGI and to the directors or trustees of each Fund that is an Advisory Client. Each report, at a minimum, will:

     1. Describe any issues arising under the Code, or under procedures implemented by PIMCO to prevent violations of the Code, since management's last report, including, but not limited to, information about material violations of the Code, procedures and sanctions imposed in response to such material violations, and individual waivers from any requirement of the Code; and

     2. Certify that PIMCO has adopted procedures reasonably necessary to prevent Advisory Employees from violating the Code.

                                  Recordkeeping

     Beginning on the effective date of this Code, PIMCO will maintain the following records, which shall be available to the Securities and Exchange Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

     1.  PIMCO's  Chief  Compliance  Officer  shall  maintain,   in  any  easily
     accessible place at PIMCO's principal office:

          (a) a copy of PIMCO's current Code and of each predecessor of that Code that was in effect at any time within the previous five (5) years;

          (b) a record of any violation of the Code, and of any action taken as a result of the violation, for at least five (5) years after the end of the fiscal year in which the violation occurred;

          (c) copies of all written acknowledgements of receipt of the Code for each Advisory Employee who is currently, or within the past five years was, an Advisory Employee;

          (d) a copy of each report made by an Advisory Employee pursuant to this Code, including any Duplicate Broker Report submitted on behalf of that Advisory Employee, for at least two (2) years after the end of the fiscal year in which that report was made or that information was provided;

          (e) a list of the names of all persons who are currently, or within the past five (5) years were, Advisory Employees and/or otherwise required to make reports pursuant to this Code and the names of all persons who are or were responsible for reviewing the reports of those Advisory Employees;

          (f) a copy of each report to the General Counsel of AGI or to the directors or trustees of a Fund that is an Advisory Client for at least two (2) years after the end of the fiscal year in which that report was made;

          (g) the log required under "Waivers" for at least five (5) years after the end of the fiscal year in which the relevant waivers were granted; and

          (h) a record of any decision, and the reasons supporting the decision, to approve the acquisition by an Advisory Employee of a Beneficial Ownership interest in any Security in an Initial Public Offering or in a Private Placement for at least five (5) years after the end of the fiscal year in which such approval was granted.

     2. PIMCO shall also maintain the following additional records in an easily accessible place:

          (a) a copy of each report made by an Advisory Employee pursuant to this Code, including any Duplicate Broker Report submitted on behalf of that Advisory Employee, for at least five (5) years after the end of the fiscal year in which that report was made or that information was provided; and

          (b) a copy of each report to the General Counsel of AGI or to the directors or trustees of a Fund that is an Advisory Client for at least five (5) years after the end of the fiscal year in which that report was made.

                                   APPENDIX I

                        Definitions Of Capitalized Terms

     The following definitions apply to the capitalized terms used in the Code:

AGI

     The acronym "AGI" means Allianz Global Investors of America L.P.

AGI Closed End Fund

     The term "AGI Closed End Fund" means any Closed End Fund identified below or on the Legal and Compliance page of the PIMCO intranet site. Advisory
Employees are encouraged to check the PIMCO intranet site for changes to the list below.

AGI Closed End Funds Subadvised by PIMCO                                    Other AGI Closed End Funds
----------------------------------------                                    --------------------------
PIMCO California Municipal Income Fund (PCQ)                 Municipal Advantage Fund (MAF)
PIMCO California Municipal Income Fund II (PCK)              NFJ Dividend, Interest & Premium Strategy Fund (NFJ)
PIMCO California Municipal Income Fund III (PZC)             Nicholas-Applegate Convertible & Income Fund (NCV)
PIMCO Corporate Income Fund (PCN)                            Nicholas-Applegate Convertible & Income Fund II (NCZ)
PIMCO Corporate Opportunity Fund (PTY)                       Nicholas-Applegate International & Premium Strategy
                                                             Fund (NAI)
PIMCO Floating Rate Income Fund (PFL)
PIMCO Floating Rate Strategy Fund (PFN)
PIMCO Global StocksPLUS & Income Fund (PGP)
PIMCO High Income Fund (PHK)
PIMCO Municipal Income Fund (PMF)
PIMCO Municipal Income Fund II (PML)
PIMCO Municipal Income Fund III (PMX)
PIMCO New York Municipal Income Fund (PNF)
PIMCO New York Municipal Income Fund II (PNI)
PIMCO New York Municipal Income Fund III (PYN)




                                       1-1

AGID

     The acronym "AGID" means Allianz Global Investors Distributors LLC.

Advisory Client

     The term "Advisory Client" shall have the meaning provided in the first paragraph of the Code.

Advisory Employee

     The term "Advisory Employee" means: (1) a director, officer or general partner of PIMCO or an employee of PIMCO (or of any company in a control relationship to PIMCO): (a) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security or Futures Contract by PIMCO on behalf of an Advisory Client; (b) who has access to non-public information regarding any Advisory Client's purchase or sale of Securities, or non-public information regarding the portfolio holdings of any Reportable Fund; (c) whose functions relate to the making of any recommendations with respect to the purchase or sale of a Security or Futures Contract by PIMCO on behalf of an Advisory Client; or (d) who is involved in making securities recommendations to Advisory Clients, or who has access to such recommendations that are non-public; or (2) any natural person in a control relationship to PIMCO who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a Security by the Fund.

Beneficial Ownership

     As a general matter, you are considered to have a "Beneficial Ownership" interest in a Security or a Futures Contract if you have the opportunity, directly or indirectly, to profit or share in any profit derived from an Investment Transaction in that Security or Futures Contract. You are presumed to have a Beneficial Ownership interest in any Security or Futures Contract held, individually or jointly, by you or a member of your Immediate Family (as defined below). In addition, unless specifically excepted by a Compliance Officer based on a showing that your interest in a Security or a Futures Contract is sufficiently attenuated to avoid the possibility of conflict, you will be considered to have a Beneficial Ownership interest in a Security or a Futures Contract held by: (1) a joint account to which you are a party, (2) a partnership in which you are a general partner, (3) a partnership in which you or your Immediate Family holds a controlling interest and with respect to which Security or Futures Contract you or your Immediate Family has investment discretion, (4) a limited liability company in which you are a manager-member,
(5) a limited liability company in which you or your Immediate Family holds a controlling interest and with respect to which Security or Futures Contract you or your Immediate Family has investment discretion, (6) a trust in which you or a member of your Immediate Family has a vested interest or serves as a trustee with investment discretion, (7) a closely-held corporation in which you or your Immediate Family holds a controlling interest and with respect to which Security or Futures Contract you or your Immediate Family has investment discretion, or
(8) any account (including retirement, pension, deferred compensation or similar account) in which you or your Immediate Family has a substantial economic interest.

                                       1-2

     For purposes of this Code, "Beneficial Ownership" shall also be interpreted in a manner consistent with SEC Rule 16a-1(a)(2) (17 C.F.R. ss.240.16a-1(a)(2)).

Closed End Fund

     The term "Closed End Fund" means (1) a collective investment vehicle or pool that is a "Closed-End Company" as defined in Section 5(a)(2) of the Investment Company Act and registered as an investment company under the Investment Company Act, (2) a collective investment vehicle or pool that is organized or established outside of the United States which issues a fixed number of Securities which generally does not provide the right to purchase or redeem such Securities or (3) a collective investment vehicle or pool organized or established in the United States that is either excluded from the definition of "investment company" under the Investment Company Act, or relies on an applicable exemption from registration under the Investment Company Act and which issues a fixed number of Securities no class of which is publicly traded in the U.S., and which generally does not provide the right to purchase or redeem such Securities.

Code

     The term "Code" shall have the same meaning provided in the first paragraph of the Code.

Compliance Officer

     The term "Compliance Officer" means a PIMCO Compliance Officer listed on Appendix XII to the Code.

Designated Security

     The term "Designated Security" shall mean any equity Security or Closed End Fund or an option, warrant or other right to such an equity Security or Closed End Fund designated as such by a Compliance Officer, after receiving notification, from a Portfolio Employee or otherwise, that said equity Security or Closed End Fund is held by an Advisory Client or is being considered for purchase or sale by PIMCO on behalf of one or more of its Advisory Clients. A current list of Designated Securities may be found on the Legal and Compliance page of the PIMCO intranet site.

Duplicate Broker Reports

     The term "Duplicate Broker Reports" means duplicate copies of trade confirmations of relevant Investment Transactions and of periodic statements for a relevant Personal Account or Related Account.

                                       1-3

ETF

     The acronym "ETF" means an Exchange-Traded Fund.

Exempt Security

     The term "Exempt Security" refers to:

     1. Direct obligations of the Government of the United States;

     2. Shares issued by open-end Funds that are Money Market Funds; and

     3. Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements. For these purposes, a "high quality short-term debt instrument" means any instrument having a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization.

Fixed Income Security

The term "Fixed Income Security" shall mean a fixed income Security issued by an agency or instrumentality of, or unconditionally guaranteed by, the Government of the United States, a corporate debt Security, a mortgage-backed or other asset-backed Security, a taxable or tax-exempt fixed income Security issued by a state or local government or a political subdivision thereof, a structured note or loan participation, a foreign government debt Security, or a debt Security of an international agency or a supranational agency. For purposes of this Code, the term "Fixed Income Security" shall not be interpreted to include a U.S. Government Security or any other Exempt Security (as defined above).

Fund

     The term "Fund" means an investment company registered under the Investment Company Act.

Futures Contract

     The term "Futures Contract" includes (a) a futures contract and an option on a futures contract traded on a United States or foreign board of trade, such as the Chicago Board of Trade, the Chicago Mercantile Exchange, the London International Financial Futures Exchange or the New York Mercantile Exchange (a "Publicly-Traded Futures Contract"), as well as (b) a forward contract, a swap, a cap, a collar, a floor and an over-the-counter option (other than an option on a foreign currency, an option on a basket of currencies, an option on a Security or an option on an index of Securities) (a "Privately-Traded Contract"). Consult with a Compliance Officer prior to entering into a transaction in case of any doubt. For purposes of this definition, a Publicly-Traded Futures Contract is defined by its expiration month, i.e., a Publicly-Traded Futures Contract on a U.S. Treasury Bond that expires in June is treated as a separate Publicly-Traded Futures Contract from a Publicly-Traded Futures Contract on a U.S. Treasury Bond

                                       1-4
that expires in July. For purposes of this Code, "Futures Contract" shall not include a "security future" as defined in Section 3(a)(55) of the Securities Exchange Act of 1934 (15 U.S.C. ss. 78c(a)(55)).

Immediate Family

     The term "Immediate Family" means any of the following persons who reside in your household, depend on you for basic living support, or for whom you have investment discretion: your spouse, any child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including any adoptive relationships.

Initial Public Offering

     The term "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933 (15 U.S.C. ss. 77a), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. ss. 78m or ss. 78o(d)).

Insider Trading Policy

     The term "Insider Trading Policy" shall mean the AGI Insider Trading Policy and Procedures attached as Appendix III to this Code.

Investment Company Act

     The term "Investment Company Act" means the Investment Company Act of 1940, as amended.

Investment Transaction

     The term "Investment Transaction" means any transaction in a Security or a Futures Contract in which you have, or by reason of the transaction will acquire, a Beneficial Ownership interest, and includes, among other things, the writing of an option to purchase or sell a Security.

Money Market Fund

     The term "Money Market Fund" means any taxable or tax-exempt money market Fund or any similar open-end Fund.

Mutual Fund

     The term "Mutual Fund" means (1) a collective investment vehicle or pool that is an open-end management investment company as defined in Section 5(a)(1) of the Investment Company Act and registered as an investment company under the Investment Company Act (other than Money Market Funds that are "Exempt Securities," as defined above), (2) a collective investment vehicle or pool that is organized or established outside of the United States that generally provides

                                       1-5
the right to purchase or redeem Securities issued by such fund on a daily basis, or (3) a collective investment vehicle or pool organized or established in the United States that is either excluded from the definition of "investment company" under the Investment Company Act, or relies on an applicable exemption from registration under the Investment Company, and which generally provides the right to purchase or redeem Securities issued by such fund on a daily basis.

Mutual Fund Security

     The term "Mutual Fund Security" means an equity Security issued by a Mutual Fund.

Personal Account

     The term "Personal Account" means the following accounts that hold or are likely to hold a Security (as defined below) or a Futures Contract (as defined above) in which you have a Beneficial Ownership interest: any account in your individual name; any joint or tenant-in-common account in which you have an interest or are a participant; any account for which you act as trustee, executor, or custodian; any account over which you have investment discretion or otherwise can exercise control (other than non-related clients' accounts over which you have investment discretion), including the accounts of entities controlled directly or indirectly by you; and any other account in which you have a Beneficial Ownership interest (other than such accounts over which you have no investment discretion and cannot otherwise exercise control).

PIMCO

     The acronym "PIMCO" shall mean Pacific Investment Management Company LLC.

PIMCO Closed End Fund

     The term "PIMCO Closed End Fund" means any Closed End Fund for which PIMCO acts as investment advisor, including, but not necessarily limited to, PIMCO Commercial Mortgage Securities Trust, Inc., and PIMCO Strategic Global Government Fund, Inc. A current list of PIMCO Closed End Funds may be found on the Legal and Compliance page of the PIMCO intranet site.

Portfolio Employee

     The term "Portfolio Employee" means: (1) a portfolio manager or any employee of PIMCO (or of any company in a control relationship with PIMCO) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund, or (2) any natural person who controls PIMCO and who obtains information concerning recommendations made to a Fund that is an Advisory Client regarding the purchase or sale of Securities by the Fund. For these purposes, "control" has the same meaning as in Section 2(a)(9) of the Investment Company Act (15 U.S.C. ss. 80a-2(a)(9)).

                                       1-6

Private Placement

     The term "Private Placement" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or
Section 4(6) (15 U.S.C. ss. 77d(2) or ss. 77d(6)) or pursuant to SEC Rules 504, 505 or 506 (17 C.F.R. ss.ss. 230.504, 230.505, or 230.506) under the Securities
Act of 1933.

Qualified Foreign Government

     The term "Qualified Foreign Government" means a national government of a developed foreign country with outstanding Fixed Income Securities in excess of fifty billion dollars. A list of Qualified Foreign Governments will be prepared as of the last business day of each calendar quarter, will be available from the Chief Compliance Officer, and will be effective for the following calendar quarter.

Related Account

     The term  "Related  Account"  means  any  account,  other  than a  Personal
Account, that holds a Security or a Futures Contract in which you have a Beneficial Ownership interest.

Related Security

     The term "Related Security" shall mean any option to purchase or sell, and any Security convertible into or exchangeable for, a Security that is or has been held by PIMCO on behalf of one of its Advisory Clients or any Security that is being or has been considered for purchase by PIMCO on behalf of one of its Advisory Clients.

Relevant Debt Security

     The term "Relevant Debt Security" shall mean corporate debt Securities, mortgage-backed and other asset-backed Securities, taxable and tax-exempt state, local and municipal Fixed Income Securities, structured notes and loan participations, foreign government debt Securities issued by non-qualified foreign governments, or debt securities issued by an international agency or a supranational agency.

Reportable Fund

     The term "Reportable Fund" shall mean any Fund for which PIMCO serves as an investment advisor (as defined in Section 2(a)(2) of the Investment Company Act) or any Fund whose investment advisor or principal underwriter controls PIMCO, is controlled by PIMCO, or is under common control with PIMCO.

Security

     As a general matter, the term "Security" shall mean any stock, note, bond, debenture or other evidence of indebtedness (including any loan participation or assignment), ETF, Closed End Fund, limited partnership interest or investment contract other than an Exempt Security (as defined above). The term "Security"

                                       1-7
includes a Mutual Fund Security or an option on a Security, on an index of Securities, on a currency or on a basket of currencies, including such an option traded on the Chicago Board of Options Exchange or on the New York, American, Pacific or Philadelphia Stock Exchanges, as well as such an option traded in the over-the-counter market. For purposes of this Code, the term "Security" shall include a "security future" as defined in Section 3(a)(55) of the Securities Exchange Act of 1934, but otherwise shall not include a Futures Contract or a physical commodity (such as foreign exchange or a precious metal).

     As a technical matter, the term "Security" shall, except as otherwise provided above, have the meaning set forth in Section 2(a)(36) of the Investment Company Act (15 U.S.C. ss. 80a-2(a)(36)), which defines a Security to mean:

     Any note, stock, treasury stock, security future, bond debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate of subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, warrant or right to subscribe to or purchase, any of the foregoing.




                                       1-8

                                   APPENDIX II

                   PIMCO Policies and Procedures Applicable to
                     The Disclosure of Information Regarding
               The Portfolio Holdings of Funds that PIMCO Advises

                           Effective February 15, 2006

I.   Introduction

This document sets forth the policies and procedures to be followed by Pacific Investment Management Company LLC ("PIMCO") and its officers, directors and employees (hereinafter collectively referred to as "Employees") regarding the disclosure of non-public information about the portfolio holdings of various registered investment companies and collective investment vehicles for which PIMCO serves as an investment advisor or sub-advisor, including, but not limited to, PIMCO Funds, PIMCO Funds: Private Account Portfolio Series ("PAPS" ), PIMCO Variable Insurance Trust ("PVIT"), PIMCO Funds: Global Investor Series plc ("GIS"), PIMCO Luxembourg Trusts ("Luxembourg"), EQT PIMCO Funds ("Australia"), and various "Private Sponsored and Unsponsored Funds" (such as StocksPLUS, L.P.), PIMCO Global Relative Value Fund ("GRV"), PIMCO Absolute Return Strategy Funds ("PARS"), various U.S. Sub-Advised 1940 Act Funds, PIMCO Bermuda Trusts ("Bermuda Funds"), PIMCO Cayman Trusts ("Cayman Funds"), PIMCO Canada Trusts ("Canada Funds") and PIMCO-sponsored and unsponsored 1940 Act Closed End Funds (the "Closed End Funds") (collectively the "Funds").

These Policies and Procedures are intended to protect the confidentiality of each Fund's non-public portfolio holdings, to prevent the misuse and selective disclosure of such information, and to help ensure compliance by PIMCO and the Funds with the federal securities laws, including the Investment Company Act of 1940 ("1940 Act"), the Investment Advisers Act of 1940 ("Advisers Act"), the rules promulgated thereunder and general principles of fiduciary duty or other equivalent legislation and duties that govern the non-US Funds noted above.

II.  General Policies Regarding the Disclosure of Non-Public
     Information Regarding the Portfolio Holdings of Funds PIMCO Advises

No PIMCO Employee shall disclose information regarding the specific portfolio holdings of any Fund to any person outside of PIMCO, except as permitted by the portfolio holdings policy set forth for that Fund or Fund group in Part III and Table A hereto.

If a Fund or a Fund's advisor has adopted a more restrictive policy regarding the disclosure of non-public information about its portfolio holdings, then PIMCO and its Employees shall follow that policy with respect to the portfolio holdings information of that Fund.

The foregoing prohibitions are not intended to and do not restrict or prevent:

A. The disclosure of relevant information to a Fund's service provider, including an advisor or sub-advisor to a Fund, that requires access to such information in order to fulfill its contractual duties to that Fund.

B. The disclosure of any information that may be required by any applicable law or regulation, a court order or any applicable EDGAR filing requirement established by the SEC or any equivalent regulatory requirement.

C. The disclosure of non-specific information and/or summary information (e.g., on a composite basis) about the holdings of one or more Funds. Except as permitted above, such information shall not identify any specific portfolio holding, but may reflect, among other things, the quality or character of a Fund's portfolio.

D. The disclosure of non-public information regarding the portfolio holdings of a Fund to certain mutual fund analysts and rating agencies, such as Morningstar and Lipper Analytical Services or other similar entities, for the purpose of facilitating their review of the Funds, provided, however, that any recipient of non-public portfolio holdings information is subject to a confidentiality agreement meeting the requirements of the relevant Fund's Portfolio Holdings Disclosure Policy.

E. The disclosure of portfolio holdings information with respect to securities held by the Funds that are in default, distressed, or experiencing a negative credit event at any time after such disclosure has been broadly disseminated via the Funds' website or other means.

Any other exceptions to the foregoing prohibition must be approved by PIMCO's Chief Legal Officer or Chief Compliance Officer.

III. Permitted Disclosure of a Fund's Portfolio Holdings Information

With respect to each Fund or group of Funds described on Table A hereto, PIMCO and its Employees shall be permitted to disclose information about each Fund's specific portfolio holdings after the dates described on Table A. Table A may be revised from time to time as additional Funds are added or deleted or disclosure policies are updated. If a date described on Table A falls on a weekend or other non-business day, such information shall be available for disclosure on the following business day.

IV.  Remedial Actions for Violations of These Policies and Procedures

Any PIMCO Employee who violates the policies and procedures set forth herein shall be subject to remedial action under the PIMCO Code of Ethics, which may include the imposition of a fine, censure, demotion, suspension or dismissal, or any other sanction or remedial action required by law, rule or regulation. PIMCO's Chief Legal Officer and Chief Compliance Officer shall have the ultimate authority to determine whether an Employee has violated these policies and procedures and, if so, the remedial action they consider appropriate or required by law, rule or regulation. In making their determination, the Chief Legal Officer and the Chief Compliance Officer shall consider, among other factors, the gravity of the Employee's violation of these policies and procedures, the frequency of such violations by the Employee, whether any violation caused harm or the potential for harm to a Fund, the efforts of the Employee to cooperate with their investigation and the efforts of that Employee to correct any conduct that led to the violation.

                                     TABLE A

-------------------------------------- -----------------------------------------------------
Fund or Fund Group                     Disclosure Permitted

-------------------------------------- -----------------------------------------------------
PIMCO Funds, PVIT                      No sooner than 60 calendar days after quarter end
                                       or, if earlier, the date upon which the Funds:  (a)
                                       mail to shareholders an annual or semiannual report
                                       containing the Fund's portfolio holdings or (b)
                                       file the Fund's portfolio holdings with the SEC on
                                       Form N-Q.  In general, the Funds will transmit an
                                       annual or semiannual report to shareholders, or
                                       will file a Form N-Q with the SEC, on or about the
                                       60th day after a quarter's end.

-------------------------------------- -----------------------------------------------------
GIS, Luxembourg                        No sooner than 60 calendar days after quarter end.

-------------------------------------- -----------------------------------------------------
Australia                              No sooner than 15 calendar days after month end.

-------------------------------------- -----------------------------------------------------
PAPS, GRV, PARS, Private Sponsored     No sooner than 5 calendar days after month end.
and Unsponsored Funds, Canada Funds
-------------------------------------- -----------------------------------------------------
U.S. Sub-Advised 1940 Act Funds        Information available daily to the sponsor or other
                                       entity designated by the sponsor.

-------------------------------------- -----------------------------------------------------
Bermuda Funds                          Portfolio holdings information is available to any
                                       shareholder upon request as of the end of each
                                       month and made available no sooner than 10 calendar
                                       days after month-end.  Additionally, certain Funds
                                       serve as underlying investment vehicles for
                                       subscription only by other collective investment
                                       vehicles.  Portfolio holdings information is
                                       available on a daily basis to investment advisers
                                       and management companies to these collective
                                       investment vehicles.  All such collective
                                       investment vehicle subscribers must agree to
                                       maintain the confidentiality of this information.
-------------------------------------- -----------------------------------------------------
Cayman Funds                           Portfolio holdings information is available to any
                                       shareholder upon request as of the end of each
                                       month and made available no sooner than 10 calendar
                                       days after month-end.  Additionally, certain Funds
                                       serve as underlying investment vehicles for
-------------------------------------- -----------------------------------------------------

-------------------------------------- -----------------------------------------------------
                                       subscription only by other collective investment
                                       vehicles.  Portfolio holdings information is
                                       available on a daily basis to investment advisers
                                       and management companies to these collective
                                       investment vehicles.  All such collective
                                       investment vehicle subscribers must agree to
                                       maintain the confidentiality of this information.
                                       Shareholders of the PIMCO Cayman Global LIBOR Plus
                                       (U.S. Dollar-Hedged) Fund may, upon request,
                                       receive portfolio holdings information weekly, as
                                       of the last Japanese business day of each week, no
                                       sooner than 3 calendar days after the last Japanese
                                       business day of that week.

-------------------------------------- -----------------------------------------------------
Closed End Funds                       For sponsored Closed End Funds, inquiries regarding
                                       holdings should be directed to 1-866-746-2606
                                       solely for the most recent Form N-Q, semi-annual
                                       and/or annual report or www.pcmfund.com for PCM or
                                       www.rcsfund.com for RCS; for unsponsored Closed End
                                       Funds, inquiries regarding holdings should be
                                       directed to 1-800-426-0107 or www.pimcofunds.com
                                       solely for the most recent Form N-Q, semi-annual
                                       and/or annual report.

-------------------------------------- -----------------------------------------------------

                                  APPENDIX III

                    ALLIANZ GLOBAL INVESTORS OF AMERICA L.P.

                      INSIDER TRADING POLICY AND PROCEDURES


SECTION I.  POLICY STATEMENT ON INSIDER TRADING

A.   Policy Statement on Insider Trading


Allianz Global Investors of America L.P. ("the Company") and its division or its subsidiaries, including, Pacific Investment Management Company LLC, Allianz Hedge Fund Partners L.P., Allianz Private Client Services LLC, Allianz Private Equity Partners LLC, Cadence Capital Management LLC, Nicholas-Applegate Capital Management LLC, NFJ Investment Group L.P., OCC Distributors LLC, OpCap Advisors LLC, Oppenheimer Capital LLC, PA Fund Management LLC, PA Managed Accounts LLC, PA Retail Holdings LLC, PA CD Distributors LLC, PEA Capital LLC, ADAM Capital Management LLC and Alpha Vision Capital Management LLC (collectively, the Company or AGI Advisers) forbid any of their officers, directors or employees from trading, either personally or on behalf of others (such as, mutual funds and private accounts managed by an AGI Advisor), on the basis of material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as "insider trading". This is a group wide policy.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the situation when a person trades while aware of material non-public information or communicates material non-public information to others in breach of a duty of trust or confidence.


While the law concerning insider trading is not static, it is generally understood that the law prohibits:

     (1) trading by an insider, while aware of material, non-public information; or

     (2)  trading  by  a  non-insider,   while  aware  of  material,  non-public
     information, where the information was disclosed to the non-insider in violation of an insider's duty to keep it confidential; or

     (3) communicating material, non-public information to others in breach of a duty of trust or confidence.

This policy applies to every such officer, director and employee and extends to activities within and outside their duties at the Company. Every officer, director and employee must read and retain this policy statement. Any questions regarding this policy statement and the related procedures set forth herein should be referred to your local compliance officer.

The remainder of this memorandum discusses in detail the elements of insider trading, the penalties for such unlawful conduct and the procedures adopted by the Company to implement its policy against insider trading.

1.   TO WHOM DOES THIS POLICY APPLY?

This Policy applies to all employees, officers and directors (direct or indirect) of the Company ("Covered Persons"), as well as to any transactions in any securities participated in by family members, trusts or corporations controlled by such persons. In particular, this Policy applies to securities transactions by:

     o the Covered Person's spouse;
     o the Covered Person's minor children;
     o any other relatives living in the Covered Person's household;
     o a trust in which the Covered Person has a beneficial interest, unless such person has no direct or indirect control over the trust;
     o a trust as to which the Covered Person is a trustee;
     o a revocable trust as to which the Covered Person is a settlor;
     o a corporation of which the Covered Person is an officer, director or 10% or greater stockholder; or
     o a partnership of which the Covered Person is a partner (including most investment clubs) unless the Covered Person has no direct or indirect control over the partnership.

2.   WHAT IS MATERIAL INFORMATION?

Trading on inside information is not a basis for liability unless the information is deemed to be material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities.

Although there is no precise, generally accepted definition of materiality, information is likely to be "material" if it relates to significant changes affecting such matters as:

     o  dividend or earnings expectations;
     o  write-downs or write-offs of assets;
     o  additions to reserves for bad debts or contingent liabilities;
     o  expansion or curtailment of company or major division operations;
     o  proposals or agreements involving a joint venture, merger, acquisition;
     o  divestiture, or leveraged buy-out;
     o  new products or services;
     o  exploratory, discovery or research developments;
     o  criminal indictments, civil litigation or government investigations;
     o disputes with major suppliers or customers or significant changes in the relationships with such parties;
     o  labor disputes including strikes or lockouts;
     o  substantial changes in accounting methods;
     o  major litigation developments;
     o  major personnel changes;
     o  debt service or liquidity problems;
     o  bankruptcy or insolvency;
     o  extraordinary management developments;
     o  public offerings or private sales of debt or equity securities;
     o  calls, redemptions or purchases of a company's own stock;
     o  issuer tender offers; or
     o  recapitalizations.



                                      III-2

Information provided by a company could be material because of its expected effect on a particular class of the company's securities, all of the company's securities, the securities of another company, or the securities of several companies. Moreover, the resulting prohibition against the misuses of "material" information reaches all types of securities (whether stock or other equity interests, corporate debt, government or municipal obligations, or commercial paper) as well as any option related to that security (such as a put, call or index security).

Material information does not have to relate to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

3.   WHAT IS NON-PUBLIC INFORMATION?

In order for issues concerning insider trading to arise, information must not only be "material", it must be "non-public". "Non-public" information is information which has not been made available to investors generally. Information received in circumstances indicating that it is not yet in general circulation or where the recipient knows or should know that the information could only have been provided by an "insider" is also deemed "non-public" information.

At such time as material, non-public information has been effectively distributed to the investing public, it is no longer subject to insider trading restrictions. However, for "non-public" information to become public information, it must be disseminated through recognized channels of distribution designed to reach the securities marketplace.

To show that "material" information is public, you should be able to point to some fact verifying that the information has become generally available, for example, disclosure in a national business and financial wire service (Dow Jones or Reuters), a national news service (AP or UPI), a national newspaper (The Wall Street Journal, The New York Times or Financial Times), or a publicly disseminated disclosure document (a proxy statement or prospectus). The circulation of rumors or "talk on the street", even if accurate, widespread and reported in the media, does not constitute the requisite public disclosure. The information must not only be publicly disclosed, there must also be adequate time for the market as a whole to digest the information. Although timing may vary depending upon the circumstances, a good rule of thumb is that information is considered non-public until the third business day after public disclosure.

Material non-public information is not made public by selective dissemination. Material information improperly disclosed only to institutional investors or to a fund analyst or a favored group of analysts retains its status as "non-public" information which must not be disclosed or otherwise misused. Similarly, partial disclosure does not constitute public dissemination. So long as any material component of the "inside" information possessed by the Company has yet to be publicly disclosed, the information is deemed "non-public" and may not be misused.




                                      III-3

Information Provided in Confidence. It is possible that one or more directors, officers, or employees of the Company may become temporary "insiders" because of a duty of trust or confidence. A duty of trust or confidence can arise: (1) whenever a person agrees to maintain information in confidence; (2) when two people have a history, pattern, or practice of sharing confidences such that the recipient of the information knows or reasonably should know that the person communicating the material non-public information expects that the recipient will maintain its confidentiality; or (3) whenever a person receives or obtains material non-public information from certain close family members such as spouses, parents, children and siblings. For example, personnel at the Company may become insiders when an external source, such as a company whose securities are held by one or more of the accounts managed by an AGI Adviser, discloses material, non-public information to AGI Adviser's portfolio managers or analysts with the expectation that the information will remain confidential.

As an "insider", the Company has a duty not to breach the trust of the party that has communicated the "material, non-public" information by misusing that information. This duty may arise because an AGI Adviser has entered or has been invited to enter into a commercial relationship with the company, client or prospective client and has been given access to confidential information solely for the corporate purposes of that company, client or prospective client. This duty remains whether or not an AGI Adviser ultimately participates in the transaction.

Information Disclosed in Breach of a Duty. Analysts and portfolio managers at an AGI Adviser must be especially wary of "material, non-public" information disclosed in breach of corporate insider's duty of trust or confidence that he or she owes the corporation and shareholders. Even where there is no expectation of confidentiality, a person may become an "insider" upon receiving material, non-public information in circumstances where a person knows, or should know, that a corporate insider is disclosing information in breach of a duty of trust and confidence that he or she owes the corporation and its shareholders. Whether the disclosure is an improper "tip" that renders the recipient a "tippee" depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure. In the context of an improper disclosure by a corporate insider, the requisite "personal benefit" may not be limited to a present or future monetary gain. Rather, a prohibited personal benefit could include a reputational benefit, an expectation of a "quid pro quo" from the recipient or the recipient's employer by a gift of the "inside" information.

A person may, depending on the circumstances, also become an "insider" or "tippee" when he or she obtains apparently material, non-public information by happenstance, including information derived from social situations, business gatherings, overheard conversations, misplaced documents, and "tips" from insiders or other third parties.


                                      III-4

4.   IDENTIFYING MATERIAL INFORMATION

Before trading for yourself or others, including investment companies or private accounts managed by the Company, in the securities of a company about which you may have potential material, non-public information, ask yourself the following questions:

i. Is this information that an investor could consider important in making his or her investment decisions? Is this information that could substantially affect the market price of the securities if generally disclosed?

ii. To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in The Financial Times, Reuters, The Wall Street Journal or other publications of general circulation?

Given the potentially severe regulatory, civil and criminal sanctions to which you the Company and its personnel could be subject, any director, officer and employee uncertain as to whether the information he or she possesses is "material non-public" information should immediately take the following steps:

i. Report the matter immediately to a Compliance Officer or the Chief Legal Officer of the Company;

ii. Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by an AGI Adviser; and

iii. Do not communicate the information inside or outside the Company, other than to a Compliance Officer or the Chief Legal Officer of the Company.

After the Compliance  Officer or Chief Legal Officer has reviewed the issue, you
will  be  instructed   to  continue  the   prohibitions   against   trading  and
communication or will be allowed to trade and communicate the information.

5.   PENALTIES FOR INSIDER TRADING

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include: civil injunctions, treble damages, disgorgement of profits, jail sentences, fines for the person who committed the violation of up to three times, the profit gained or loss avoided, whether or not the person actually benefited, and fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by the Company, including dismissal of the persons involved.



                                      III-5

SECTION II. PROCEDURES TO IMPLEMENT THE POLICY AGAINST INSIDER TRADING

A. Procedures to Implement the Policy Against Insider Trading

The following procedures have been established to aid the officers, directors and employees of an AGI Adviser in avoiding insider trading, and to aid an AGI Adviser in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of an AGI Adviser must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.

TRADING RESTRICTIONS AND REPORTING REQUIREMENTS

1. No employee, officer or director of the Company who is aware of material non-public information relating to the Company or any of its affiliates or subsidiaries, including Allianz AG, may buy or sell any securities of the Company, including Allianz AG, or engage in any other action to take advantage of, or pass on to others, such material non-public information.

2. No employee, officer or director of the Company who is aware of material non-public information which relates to any other company or entity in circumstances in which such person is deemed to be an insider or is otherwise subject to restrictions under the federal securities laws may buy or sell securities of that company or otherwise take advantage of, or pass on to others, such material non-public information.

3. No employee, officer or director of the Company shall engage in a securities transaction with respect to the securities of Allianz AG, except in accordance with the specific procedures published from time to time by the Company.

4. No employee shall engage in a personal securities transaction with respect to any securities of any other company, except in accordance with the specific procedures set forth in the Company's Code of Ethics.

5. Employees shall submit reports concerning each securities transaction in accordance with the terms of the Code of Ethics and verify their personal ownership of securities in accordance with the procedures set forth in the Code of Ethics.

6. Because even inadvertent disclosure of material non-public information to others can lead to significant legal difficulties, officers, directors and employees of the Company should not discuss any potentially material non-public information concerning the Company or other companies, including other officers, employees and directors, except as specifically required in the performance of their duties.



                                      III-6

B. Information Barrier Procedures

The Insider Trading and Securities Fraud Enforcement Act in the US require the establishment and strict enforcement of procedures reasonably designed to prevent the misuse of "inside" information. Accordingly, you should not discuss material non-public information about the Company or other companies with anyone, including other employees, except as required in the performance of your regular duties. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed; access to computer files containing material non-public information should be restricted.

C. Resolving Issues Concerning Insider Trading

The federal securities laws, including the US laws governing insider trading, are complex. If you have any doubts or questions as to the materiality or non-public nature of information in your possession or as to any of the applicability or interpretation of any of the foregoing procedures or as to the propriety of any action, you should contact your Compliance Officer. Until advised to the contrary by a Compliance Officer, you should presume that the information is material and non-public and you should not trade in the securities or disclose this information to anyone.


                                      III-7

                                   APPENDIX IV

                            ACKNOWLEDGMENT OF RECEIPT

                                     of the
                                Code of Ethics of
                                     and the
               Insider Trading Policy and Procedures Applicable to

                    PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

     I hereby certify that I have received the attached Code of Ethics and Insider Trading Policy and Procedures. I hereby agree to read the Code, to make a reasonable effort to understand its provisions and to ask questions about those provisions I find confusing or difficult to understand. I also agree to comply with the Code, including its general principles, its reporting requirements, its preclearance requirements, and its provisions regarding gifts and service as a director. I also agree to advise members of my Immediate Family about the existence of the Code of Ethics, its applicability to their personal trading activity, and my responsibility to assure that their personal trading activity complies with the Code of Ethics. Finally, I agree to cooperate fully with any investigation or inquiry by or on behalf of a Compliance Officer to determine my compliance with the provisions of the Code. I recognize that any failure to comply in all aspects with the Code and to honor the commitments made by this acknowledgment may result in disciplinary action, including dismissal.



Date:                           -----------------------------------------
                                Signature



                                -----------------------------------------
                                Print Name

                                   APPENDIX V

                       ANNUAL CERTIFICATION OF COMPLIANCE

                                    with the
                                Code of Ethics of

                    PACIFIC INVESTMENT MANAGEMENT COMPANY LLC



     I hereby certify that I have complied with the requirements of the Code of Ethics and Insider Trading Policy and Procedures that have applied to me during the year ended December 31, 200_. In addition, I hereby certify that I have read the Code and understand its provisions. I also certify that I recognize that I am subject to the provisions of the Code and that I have disclosed, reported, or caused to be reported all transactions required to be disclosed or reported pursuant to the requirements of the Code. I recognize that any failure to comply in all aspects with the Code and that any false statement in this certification may result in disciplinary action, including dismissal.




Date:                           -----------------------------------------
                                Signature



                                -----------------------------------------
                                Print Name

                                   APPENDIX VI

                           INITIAL REPORT OF ACCOUNTS

                                 Pursuant to the
                                Code of Ethics of

                    PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

     In accordance with the Code of Ethics, I have attached to this form copies of the most recent statements for each and every Personal Account and Related Account that holds or is likely to hold a Security or Futures Contract in which I have a Beneficial Ownership interest, as well as copies of confirmations for any and all Investment Transactions subsequent to the effective dates of those statements.(2)

     In addition, I hereby supply the following information for each and every Personal Account and Related Account in which I have a Beneficial Ownership interest for which I cannot supply the most recent account statement:

(1) Name of employee:

(2) If different than (1), name of the person in whose name the account is held:

(3) Relationship of (2) to (1):

(4) Firm(s) at which Account is maintained:







(5) Account Number(s):









(6) Name and phone number(s) of Broker or Representative:







----------------------------
(1) The Code of Ethics uses various capitalized terms that are defined in Appendix I to the Code. The capitalized terms used in this Report have the same definitions.

(7)      Account holdings:

     Description of the Security or
      Futures Contract (including,
        as applicable, its name,
     title, interest rate, maturity           Quantity
      date, exchange ticker symbol        (numbers of shares,                              Broker, Dealer, Transfer
              or CUSIP no.)               units or contracts)      Principal Amount ($)       Agent, Bank or FCM

1.      ___________________               ______________             _______________         ___________________
2.      ___________________               ______________             _______________         ___________________
3.      ___________________               ______________             _______________         ___________________
4.      ___________________               ______________             _______________         ___________________
5.      ___________________               ______________             _______________         ___________________

(Attach additional sheets if necessary)

     I also supply the following information for each and every Security or Futures Contract in which I have a Beneficial Ownership interest, to the extent this information is not available elsewhere on this form or from the statements and confirmations attached to this form. This includes Securities or Futures Contracts held at home, in safe deposit boxes, or by an issuer.

                                    Description of the
                                   Security or Futures
                                   Contract (including,
                                    as applicable, its
                                  name, title, interest
             Person Who            rate, maturity date,           Quantity                                    Broker, Dealer,
          Owns the Security      exchange ticker symbol      (numbers of shares,                           Transfer Agent, Bank
         Or Futures Contract          or CUSIP no.)          units or contracts)    Principal Amount ($)           or FCM
1.       ___________________        _________________         _________________      _________________       _________________
2.       ___________________        _________________         _________________      _________________       _________________
3.       ___________________        _________________         _________________      _________________       _________________
4.       ___________________        _________________         _________________      _________________       _________________
5        ___________________        _________________         _________________      _________________       _________________

(Attach additional sheets if necessary.)

     I hereby certify that this form and the attachments (if any) identify all of the Personal Accounts, Related Accounts, Securities and Futures Contracts in which I have a Beneficial Ownership interest as of this date.



                                                     ---------------------------
                                                     Signature



                                                     ---------------------------
                                                     Print Name


Date:

Attachments

                                  APPENDIX VII

                    PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

               ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC ("AGID")

                   QUARTERLY REPORT OF INVESTMENT TRANSACTIONS

                   FOR THE QUARTER ENDED ______________, 200_

================================================================================

Please mark one of the following:

     |_| No reportable Investment Transactions have occurred during the quarter just ended.
     |_| Except as indicated below, all reportable Investment Transactions were made through Personal Accounts and Related Accounts identified on the attached list, which, as modified (if necessary), represents a complete list of the Personal Accounts and Related Accounts that hold Securities or Futures Contracts in which I have or had a Beneficial Ownership interest and for which PIMCO should have received or will receive timely Duplicate Broker Reports for the calendar quarter just ended.(3) I hereby certify that the broker, dealer, transfer agent, bank or futures commission merchant for each such account has been instructed to send a Compliance Officer Duplicate Broker Reports for that account no later than 30 days after the close of the quarter just ended.

The following information for Investment Transactions during the calendar quarter just ended does not appear on the Duplicate Broker Reports referenced above.

               Description of the Security or
               Futures Contract (including, as
                applicable, its name, title,               Quantity
                interest rate, maturity date,    (numbers of shares, units or                                        Broker, Dealer,
Transaction    exchange ticker symbol or CUSIP             contracts)           Nature of Transaction   Transaction   Transfer Agent
   Date                     no.)                   and Principal Amount ($)     (i.e., buy or sell)       Price        Bank or FCM

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

I hereby certify that this form and the attached list (if any) of Personal Accounts and Related Accounts are accurate and complete as of the date indicated below.
SPECIAL NOTE TO AGID REGISTERED REPS AND ACCESS PERSONS: You will not have to fill out an extra form for each quarter for AGID.

                            SIGNED:
                                       -----------------------------------------
                            PRINT NAME:
                                       -----------------------------------------
                            DATE:
                                       -----------------------------------------

-----------------------------
1 The Code of Ethics uses various capitalized terms that are defined in Appendix I to the Code. The capitalized terms used in this Report have the same definitions.

1. Please see the Code of Ethics for a full description of the Investment Transactions that must be reported.

2. Transaction Date. In the case of a market transaction, state the trade date (not the settlement date).

3. Title of Security or Futures Contract. State the name of the issuer and the class of the Security (e.g., common stock, preferred stock or designated issue of debt securities). For Fixed Income Securities, please provide the Security's interest rate and maturity date. For all Securities, provide, as applicable, the exchange ticker symbol or CUSIP number for that Security. For a Futures Contract, state the title of any Security subject to the Futures Contract and the expiration date of the Futures Contract.

4. Numbers of Shares or Contracts and Principal Amount. State the numbers of shares of Securities, the face amount of Fixed Income Securities or the units of other securities. For options, state the amount of securities subject to the option. Provide the principal amount of each Security or Futures Contract. If your ownership interest was through a spouse, relative or other natural person or through a partnership, trust, other entity, state the entire quantity of Securities or Futures Contracts involved in the transaction. You may indicate, if you wish, the extent of your interest in the transaction.

5. Nature of Transaction. Identify the nature of the transaction (e.g., purchase, sale or other type of acquisition or disposition).

6. Transaction Price. State the purchase or sale price per share or other unit, exclusive of brokerage commissions or other costs of execution. In the case of an option, state the price at which the option is currently exercisable. No price need be reported for transactions not involving cash.

7. Broker, Dealer, Transfer Agent, Bank or FCM Effecting Transaction. State the name of the broker, dealer, transfer agent, bank or FCM with or through which the transaction was effected.

8. Signature. Sign and date the report in the spaces provided.

9. Filing of Report. A report should be filed NOT LATER THAN 30 CALENDAR DAYS after the end of each calendar quarter with:

                  PIMCO
                  ATTN:  Compliance Officer
                  840 Newport Center Drive
                  Suite 100
                  Newport Beach, CA  92660

10. Duplicate Broker Reports. Please remember that duplicates of all trade confirmations, purchase and sale reports, and periodic statements must be sent to the firm by your broker. You should use the address above.

                                  APPENDIX VIII

                    PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

               ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC ("AGID")

                           ANNUAL HOLDINGS REPORT AND
                FOURTH QUARTER REPORT OF INVESTMENT TRANSACTIONS

================================================================================

                FOR THE YEAR AND QUARTER ENDED DECEMBER 31, 200_

================================================================================

     I hereby certify that, except as indicated below, all Securities or Futures Contracts in which I had a Beneficial Ownership interest at the end of the 200_ calendar year were held in Personal Accounts or Related Accounts identified on the attached list, as modified (if necessary), for which PIMCO should have received or will receive an account statement of holdings as of the end of that calendar year.(4) I hereby certify that the broker, dealer, bank or futures commission merchant for each such account has been instructed to send a Compliance Officer timely Duplicate Broker Reports, including a statement of holdings in that account as of the end of the calendar year.

The following information describes other Securities or Futures Contracts in which I had a Beneficial Ownership interest as of the end of the 200_ calendar year:

Description of the Security or Futures
Contract (including, as applicable, its
 name, title, interest rate, maturity                         Quantity
date, exchange ticker symbol or CUSIP          (numbers of shares, units or contracts)        Broker, Dealer, Transfer Agent
                 no.)                                 and Principal Amount ($)                         Bank or FCM

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------
1 The Code of Ethics uses various capitalized terms that are defined in Appendix I to the Code. The capitalized terms used in this Report have the same definitions.

Please mark one of the following:

     |_| No reportable Investment Transactions have occurred during the quarter just ended.

      |_| Except as indicated below, all reportable Investment Transactions were made through Personal Accounts and Related Accounts identified on the attached list, which, as modified (if necessary), represents a complete list of the Personal Accounts and Related Accounts that hold Securities or Futures Contracts in which I have or had a Beneficial Ownership interest and for which PIMCO should have received or will receive timely Duplicate Broker Reports for the calendar quarter just ended.(5) I hereby certify that the broker, dealer, transfer agent, bank or futures commission merchant for each such account has been instructed to send a Compliance Officer Duplicate Broker Reports for that account no later than 30 days after the close of the quarter just ended.

     The following information for Investment Transactions during the calendar quarter just ended does not appear on the Duplicate Broker Reports referenced above.

              Description of the Security or
              Futures Contract (including, as
               applicable, its name, title,              Quantity
               interest rate, maturity date,   (numbers of shares, units or                                          Broker, Dealer,
Transaction  exchange ticker symbol or CUSIP            contracts)            Nature of Transaction    Transaction   Transfer Agent
   Date                    no.)                  and Principal Amount ($)      (i.e., buy or sell)        Price        Bank or FCM

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

I hereby certify that this form and the attached list (if any) of Personal Accounts and Related Accounts are accurate and complete as of the date indicated below.

SPECIAL NOTE TO AGID REGISTERED REPS AND ACCESS PERSONS: You will not have to fill out an extra form for each year for AGID.

                               SIGNED:
                                          --------------------------------------
                               PRINT NAME:
                                          --------------------------------------
                               DATE:
                                          --------------------------------------

---------------------------
1 The Code of Ethics uses various capitalized terms that are defined in Appendix I to the Code. The capitalized terms used in this Report have the same definitions.

1. Please see the Code of Ethics for a full description of the Investment Transactions that must be reported.

2. Transaction Date. In the case of a market transaction, state the trade date (not the settlement date).

3. Title of Security or Futures Contract. State the name of the issuer and the class of the Security (e.g., common stock, preferred stock or designated issue of debt securities). For Fixed Income Securities, please provide the Security's interest rate and maturity date. For all Securities, provide, as applicable, the exchange ticker symbol or CUSIP number for that Security. For a Futures Contract, state the title of any Security subject to the Futures Contract and the expiration date of the Futures Contract.

4. Numbers of Shares or Contracts and Principal Amount. State the numbers of shares of Securities, the face amount of Fixed Income Securities or the units of other securities. For options, state the amount of securities subject to the option. Provide the principal amount of each Security or Futures Contract. If your ownership interest was through a spouse, relative or other natural person or through a partnership, trust, other entity, state the entire quantity of Securities or Futures Contracts involved in the transaction. You may indicate, if you wish, the extent of your interest in the transaction.

5. Nature of Transaction. Identify the nature of the transaction (e.g., purchase, sale or other type of acquisition or disposition).

6. Transaction Price. State the purchase or sale price per share or other unit, exclusive of brokerage commissions or other costs of execution. In the case of an option, state the price at which the option is currently exercisable. No price need be reported for transactions not involving cash.

7. Broker, Dealer, Transfer Agent, Bank or FCM Effecting Transaction. State the name of the broker, dealer, transfer agent, bank or FCM with or through which the transaction was effected.

8. Signature. Sign and date the report in the spaces provided.

9. Filing of Report. A report should be filed NOT LATER THAN 30 CALENDAR DAYS after the end of each calendar year with:

                  PIMCO
                  ATTN:  Compliance Officer
                  840 Newport Center Drive
                  Suite 100
                  Newport Beach, CA  92660

10. Duplicate Broker Reports. Please remember that duplicates of all trade confirmations, purchase and sale reports, and periodic statements must be sent to the firm by your broker. You should use the address above.

                                   APPENDIX IX

                            PRECLEARANCE REQUEST FORM


     This form must be submitted to a Compliance Officer before executing any Investment Transaction for which preclearance is required under the PIMCO Code of Ethics. Before completing this form, you should review the PIMCO Code, including the terms defined in that Code. The capitalized terms used in this form are governed by those definitions. In addition, the Code provides information regarding your preclearance obligations under the Code, and information regarding the Transactions, Securities and Futures Contracts that are exempt from the Code's preclearance requirement.(5)

     No Investment Transaction subject to preclearance may be effected prior to receipt of written authorization of that Investment Transaction by a Compliance Officer. Unless otherwise specified, that authorization shall be effective, unless revoked, until the earlier of (a) the close of business on the date authorization is given, or (b) until you discover that information on this preclearance request form is no longer accurate.

(1)  Your Name:                                         ________________________
(2)  If the Investment  Transaction  will be in someone
     else's name or in the name of a trust, the name of
     that person or trust:                              ________________________

     The relationship of that person or trust to you:   ________________________

(3)  Name of the  firm  (e.g.,  broker,  dealer,  bank,
     futures  commission  merchant)  through  which the
     Investment Transaction will be executed:           ________________________

     The relevant account number at that firm:

(4)  Issuer of the  Security or identity of the Futures
     Contract for which preclearance is requested:      ________________________

     The relevant exchange ticker symbol or CUSIP number:_______________________

(5)  The maximum numbers of shares,  units or contracts
     for which preclearance is requested, or the market
     value  or  face   amount  of  the   Fixed   Income
     Securities for which preclearance is requested:    ________________________

(6)  The  type  of  Investment  Transaction  for  which
     preclearance is requested (check all that apply):
                                    ___ Purchase   ___ Sale    ____ Market Order
                                    ___ Limit Order (Price Of Limit Order:____)

 Please answer the following questions TO THE BEST OF YOUR KNOWLEDGE AND BELIEF:

(a)  Do you possess material non-public information regarding the Security or Futures Contract identified above or regarding the issuer of that
     Security?                                            ____ Yes       ____ No

(b) Is the Security or Futures Contract identified above held by any PIMCO Advisory Client or is it a Related Security (as defined in the PIMCO Code)?
                                                          ____ Yes       ____ No

--------------------
(5) Unless exempted, preclearance is required for any Investment Transaction in Securities, Related Securities or Futures Contracts in a Personal Account or a Related Account in which you have or will acquire a Beneficial Ownership interest.

(c)  Is there a pending buy or sell order on behalf of a PIMCO Advisory
     Client for the Security or Futures Contract identified above or for a Security for which the Security identified above is a Related Security?
                                                        ____ Yes       ____ No

(d) Do you intend or do you know of another's intention to purchase or sell the Security or Futures Contract identified above, or a Security for which the Security identified above is a Related Security, on behalf of a PIMCO
     Advisory Client?                                   ____ Yes       ____ No

(e)  Has the Security or Futures Contract identified above or a Related
     Security been considered for purchase by a PIMCO Advisory Client within the most recent 15 days? (Note: rejection of any opportunity to purchase the Security or Futures Contract for an Advisory Client would require an
     affirmative response to this question.)            ____ Yes       ____ No

(f)  Is the Security being acquired in an Initial Public Offering?(6)
                                                        ____ Yes       ____ No
(g)  Are you acquiring or did you acquire Beneficial Ownership of the
     Security in a Private Placement?(7)                ____ Yes       ____ No
(h)  If you are seeking preclearance of a purchase or sale of Securities, have you purchased or sold the same or similar Securities, or have you acquired or disposed of a Beneficial Ownership interest in the same or similar Securities, within the past 60 calendar days?(8)
                                                        ____ Yes       ____ No


By executing this form, you hereby certify that you have reviewed the PIMCO Code of Ethics and believe that the Investment Transaction for which you are requesting preclearance complies with the General Principles and the specific requirements of the PIMCO Code.


                                            ------------------------------------
                                                     Employee Signature



                                            ------------------------------------
                                                     Print or Type Name


                                            ------------------------------------
                                                      Date Submitted
-----------------------
(6) Under the PIMCO Code, Advisory Employees are not permitted to acquire equity Securities in an Initial Public Offering. The PIMCO Code requires special preclearance of acquisitions of Fixed Income Securities in an Initial Public Offering.

(7) The PIMCO Code applies special rules to the acquisition of Securities through a Private Placement and to the disposition of Securities acquired through a Private Placement.

(8) Under the PIMCO Code, there are certain minimum holding periods for Fixed Income Securities, Designated Securities, Related Securities, and Mutual Fund Securities. Minimum holding periods generally do not apply to transactions in U.S. Government Securities, most equity Securities, shares of Money Market Funds, index options or Futures Contracts. Please consult the Code for more details.

You are authorized to execute the Investment Transaction described above. Unless indicated otherwise below, this authorization remains effective, unless revoked, until: (a) the close of business today, or (b) until you discover that the information on this request form is no longer accurate.(9)


            _________________________________________________
                           Compliance Officer


            _________________________________________________
                         Date of Authorization



-----------------------
(9) In the case of a request for preclearance of a Limit Order, a new request for preclearance must be submitted if your order is not filled by the close of business today.

                         IPO/PRIVATE PLACEMENT ADDENDUM
                                 TO APPENDIX IX

The following addendum to the Preclearance Request Form (Appendix IX) shall be completed by the Compliance Officer, and attached to the Preclearance Request Form, whenever he/she approves the acquisition of a Beneficial Ownership interest in a Security in an Initial Public Offering or in a Private Placement:

(1)  The Advisory Employee is a Portfolio Employee:         ____  Yes   ____  No

(2)  The Investment Transaction involves

     (a)      An Initial Public Offering

              (i)      Of an equity Security:(10)           ____  Yes   ____  No

              (ii)     Of a debt Security:                  ____  Yes   ____  No

     (b)      A Private Placement

              (i)      Of an equity Security:               ____  Yes   ____  No

              (ii)     Of a Fixed Income Security:          ____  Yes   ____  No

(3)  This investment opportunity should be reserved
     for one or more Advisory Clients:                      ____ Yes(11)____  No

(4)  This investment opportunity has been offered to the
     Advisory Employee by virtue of his/her position with
     PIMCO:                                                 ____ Yes(12)____  No
Other reasons supporting the decision to approve this acquisition:

___________________________________________________________________________

___________________________________________________________________________

___________________________________________________________________________

---------------------------
(10) An Advisory Employee may not acquire Beneficial Ownership of an equity Security in an Initial Public Offering
(11) This Investment Transaction may not be approved.
(12) This Investment Transaction may not be approved.

                                   APPENDIX X

                            PRECLEARANCE REQUEST FORM
                       FOR AN INVESTMENT TRANSACTION IN A
                              PIMCO CLOSED END FUND

     This form must be submitted to a Compliance Officer before executing any Investment Transaction in a PIMCO Closed End Fund. Before completing this form, you should review the PIMCO Code, including the terms defined in that Code. The capitalized terms used in this form are governed by those definitions. In addition, the Code provides information regarding your preclearance obligations under the Code, and information regarding the Transactions, Securities and Futures Contracts that are exempt from the Code's preclearance requirement.(14)

     No Investment Transaction subject to preclearance may be effected prior to receipt of written authorization of that Investment Transaction by a Compliance Officer. Unless otherwise specified, that authorization shall be effective, unless revoked, until the earlier of (a) the close of business on the date authorization is given, or (b) until you discover that information on this preclearance request form is no longer accurate.


(1)  Your name:                                         ________________________

(2)  If different from (1), name of the person or trust
     in which the Investment Transaction will occur:    ________________________

(3)  Relationship of (2) to (1):                        ________________________

(4)  Name of the firm through which the Investment
     Transaction will be executed:                      ________________________

(5)  Name of the PIMCO Closed End Fund:                 ________________________

(6)  Maximum number of shares for which preclearance
     is requested:                                      ________________________

(7)  Type of Investment Transaction (check all that apply):

____Purchase  ____ Sale  ____ Market Order ____ Limit Order
                                                (Price of Limit Order: _______)

(8) Do you possess material non-public information regarding
    this PIMCO Closed End Fund(15)                              ____ Yes ____ No

(9) Have you or any Related Account covered by the authorization provisions of the Code purchased or sold shares of the same
    PIMCO Closed End Fund within the past 6 months?(16)         ____ Yes ____ No

--------------------------
(13) Unless exempted, preclearance is required for any Investment Transaction in Securities or Related Securities in a Personal Account or a Related Account in which you have or will acquire a Beneficial Ownership interest.

(14) Employees are not permitted to acquire or sell a Security when they possess material non-public information regarding the Security or the issuer of the Security.

(15) Under the PIMCO Code, an Advisory Employee may not, within 6 months, purchase and sell, or sell and purchase, shares of the same PIMCO Closed End Fund. Please consult the Code for more details.

By executing this form, you hereby certify that you have reviewed the PIMCO Code of Ethics and believe that the Investment Transaction for which you are requesting preclearance complies with the General Principles and the specific requirements of the PIMCO Code.


                                                _______________________________
                                                       Employee Signature


                                                _______________________________
                                                       Print or Type Name


                                                _______________________________
                                                         Date Submitted



You are authorized to execute the Investment Transaction described above. Unless indicated otherwise below, this authorization remains effective, unless revoked, until: (a) the close of business today, or (b) until you discover that the information on this request form is no longer accurate.(16)



            ___________________________________________
                       Compliance Officer


            ___________________________________________
                       Date of Authorization


----------------------
(16) In the case of a request for preclearance of a Limit Order, a new request for preclearance must be submitted if your order is not filled by the close of business today.

                                   APPENDIX XI

                  ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

              PRECLEARANCE OF AGI CLOSED-END FUND TRANSACTION FORM
                  (To be submitted to local compliance officer)

(1)      Name of employee requesting authorization:_____________________________

(2)      If different from #1, name of the account
         where the trade will occur:               _____________________________

(3)      Relationship of (2) to (1):               _____________________________

(4)      Name of brokerage firm and account number:_____________________________

(5)      Name of fund and type of security
         (e.g. common  or preferred shares):       _____________________________

(6)      Ticker Symbol:                            _____________________________

(7)      Intended number of shares:                _____________________________

(8)      Is the transaction being requested a purchase or sale?_________________
                                           (NOTE: short sales are not permitted)

Please answer the following questions TO THE BEST OF YOUR KNOWLEDGE AND BELIEF:

(9)      Has the fund completed all its initial
         common and preferred shares offerings
         and is not otherwise engaged in an
         offering of its shares?                        ______ Yes     ______ No

(10)     Does the requested transaction violate the
         Closed-End Dividend Blackout Calendar posted
         on the Compliance Tab of the intranet?         ______ Yes     ______ No

(11)     Do you possess material nonpublic information
         regarding the security or the issuer of the
         security?                                      ______ Yes     ______ No

(12)     Are you a Section 16 reporting person with
         respect to the fund you wish to buy or sell?   ______ Yes     ______ No


(13)     If the requested transaction is a sale, has
         the required holding period been met?          ______ Yes     ______ No


If you have any questions about how to complete this form please contact a local compliance officer.

Approvals are valid until the close of business on the day approval has been granted. Accordingly GTC (good till canceled) orders are prohibited. If a trade is not executed by the close of business, you must submit a new preclearance request. Obtaining preclearance satisfies the preclearance requirements of the Code of Ethics (the "Code") and does not imply compliance with the Code's other provisions.

By signing below, the employee certifies that the above requested transaction is in compliance with the Company Code of Ethics.

                                              ______________________________
                                              Employee Signature

                                              ______________________________
                                              Date Submitted

PIMCO Compliance Officer
----------------------------------------------


  _____ Authorized     _____ Not Authorized

By:

Printed Name:

Date:
----------------------------------------------


AGI Compliance Officer
----------------------------------------------


  _____ Authorized     _____ Not Authorized

By:

Printed Name:

Date:
----------------------------------------------

                                  APPENDIX XII

                            PIMCO COMPLIANCE OFFICERS


                               Mohan V. Phansalkar
                              (Chief Legal Officer)

                               Bradley W. Paulson

                                Denise C. Seliga
                           (Chief Compliance Officer)

                               Kevin M. Broadwater

                              J. Stephen King, Jr.

                                Arthur Y. D. Ong

                           THIRD AMENDED AND RESTATED

                                 CODE OF ETHICS

                                       OF

                         PZENA INVESTMENT MANAGEMENT LLC


     This Third Amended and Restated Code of Ethics (herein, "the Code," "this Code" or "this Code of Ethics") has been adopted as of January 1, 2003, and further amended as of October 1, 2003, June 1, 2004, February 1, 2005, by Pzena Investment Management LLC, formerly known as RS Pzena Investment Management, L.L.C. (the "Adviser"), a registered investment adviser to separately managed advisory accounts including the registered investment companies from time to time identified on Schedule A hereto (the "Funds"), in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act") , Rule 204A-1 and Rule 204-2 of the Investment Advisers Act of 1940, as amended (hereinafter Rule 17j-1, Rule 204A-1 and Rule 204-2 shall be collectively referred to as the "Rules"). This Code of Ethics is designed to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Funds and the Adviser's other advisory accounts may breach their fiduciary duties, and to avoid and regulate situations which may give rise to conflicts of interest which the Rules address.

     This Code is based on the principle that the Adviser and its affiliates owe a fiduciary duty to, among others, shareholders of the Funds, to conduct their personal securities transactions in a manner which does not interfere with Funds' transactions or otherwise take unfair advantage of their relationship to the Funds. The fiduciary principles that govern personal investment activities reflect, at a minimum, the following: (1) the duty at all times to place the interests of shareholders first; (2) the requirement that all personal securities transactions be conducted consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; (3) the fundamental standard that investment personnel should not take inappropriate advantage of their positions; and (4) the requirement that investment personnel comply with applicable federal securities laws.

     Honesty and integrity are required of the Adviser and its employees at all times. The standards herein should be viewed as the minimum requirements for conduct. All employees of the Adviser are encouraged and expected to go above and beyond the standards outlined in this Code in order to provide clients with top level service while adhering to the highest ethical standards.

     1. Purpose. The purpose of this Code is to provide regulations and procedures consistent with the 1940 Act and the Rules. As required by Rule 204A-1, the Code sets forth standards of conduct, requires compliance with the federal securities laws and addresses personal trading. In addition, the Code is designed to give effect to the general prohibitions set forth in Rule 17j-1(b), to wit:

          "It is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by the Fund:

          (a) To employ any device, scheme or artifice to defraud the Fund;

          (b) To make any untrue statement of a material fact to the Fund or omit to state to a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

          (c) To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on the Fund; or

          (d) To engage in any manipulative practice with respect to the Fund.

     2. Access Person Provisions. All Access Persons (as defined below) covered by this Code are required to file reports of their Personal Securities Transactions (as defined below), excluding exempted securities, as provided in
Section 9 below and, if they wish to trade in the same securities as any of the Funds or the Adviser's other advisory accounts, must comply with the specific procedures in effect for such transactions.

     The reports of Access Persons will be reviewed and compared with the activities of the Funds and the Adviser's other advisory accounts and, if a pattern emerges that indicates abusive trading or noncompliance with applicable procedures, the matter will be referred to the CCO who will make appropriate inquiries and decide what action, if any, is then appropriate, including escalation to the Adviser's Executive Committee.

     3. Implementation. In order to implement this Code of Ethics, a Chief Compliance Officer and one or more alternate Compliance Officers (each an "Alternate") shall be designated from time to time for the Adviser. The current Chief Compliance Officer is Joan Berger; the Alternates are Amelia C. Jones and Michelle C. Houck.

          The duties of the Chief Compliance Officer, and each Alternate shall include:

          (a) Continuous maintenance of a current list of the names of all Access Persons with a description of their title or employment and updating Schedule B of this Code of Ethics;

          (b) Furnishing all Access Persons with a copy of this Code of Ethics, and initially and periodically informing them of their duties and obligations thereunder;

          (c) Training and educating Access Persons regarding this Code of Ethics and their responsibilities hereunder;

          (d) Maintaining, or supervising the maintenance of, all records required by this Code of Ethics;

          (e) Maintaining a list of the Funds which the Adviser advises and updating Schedule A of this Code of Ethics;

          (f) Determining with the assistance of an Approving Officer whether any particular securities transaction should be exempted pursuant to the provisions of Section 5 or 6 of this Code of Ethics;

          (g) Determining with the assistance of an Approving Officer whether special circumstances warrant that any particular security or securities transaction be temporarily or permanently restricted or prohibited;

          (h) Maintaining, from time to time as appropriate, a current list of the securities which are restricted or prohibited pursuant to (g) above;

          (i) Issuing, either personally or with the assistance of counsel as may be appropriate, any interpretation of this Code of Ethics which may appear consistent with the objectives of the Rules and this Code of Ethics;

          (j) Conducting such inspections or investigations as shall reasonably be required to detect and report any apparent violations of this Code of Ethics to the Adviser;

          (k) Submitting periodic reports to the Executive Committee of the Adviser containing: (i) a description of any violation and the sanction imposed; (ii) a description of any transactions which suggest the possibility of a violation; (iii) interpretations issued by and any exemptions or waivers found appropriate by the Chief Compliance Officer; and (iv) any other significant information concerning the appropriateness of this Code of Ethics; and

          (l) Submitting a report at least annually to the Executive Committee of the Adviser which: (i) summarizes existing procedures concerning personal investing and any changes in the procedures made during the past year; (ii) identifies any violations requiring significant remedial action during the past year; (iii) identifies any recommended changes in existing restrictions or procedures based upon experience under this Code of Ethics, evolving industry practices or developments in applicable laws or regulations; and (iv) reports of efforts made with respect to the implementation of this Code of Ethics through orientation and training programs and on-going reminders.

     4. Definitions. For purposes of the Code of Ethics:

          (a) "Access Person" means any manager, director, executive officer, Advisory Person (as defined below) or Investment Person (as defined below) of Adviser who shall from time to time be identified on
          Schedule B hereto; but does not include clerical, secretarial or solely administrative personnel, other than administrative assistants to any Investment Person. As determined by the Chief Compliance Officer on a case by case basis as the circumstances may from time to time require, Access Persons may also include clerical, secretarial or solely administrative personnel, consultants, subtenants, office occupants or other persons if the services they are performing for the Adviser and/or the space they are occupying within Adviser's offices does or could cause such persons to have access to non-public information about client securities transactions, portfolio recommendations or holdings.

          (b) "Advisory Person" means

          (i) any non-executive permanent employee of the Adviser or of any Company in a Control Relationship with the Adviser, who, in connection with his or her regular functions or duties, actively participates in the investment activities of the Funds and the Adviser's other advisory accounts, including without limitation, employees who execute trades and otherwise place and process orders for the purchase or sale of a Security, employees who make recommendations with respect to the purchase and sale of Securities, and research analysts who investigate potential investments ; but excluding, marketing and investor relations personnel, financial, compliance, accounting and operational personnel, and all clerical, secretarial or solely administrative personnel; and

          (ii) any natural person in a Control Relationship with the Adviser who obtains information concerning current recommendations made to the Funds and the Adviser's other advisory accounts with regard to the purchase or sale of a Security.

          For purposes of this Code of Ethics, it is understood and agreed that a person does not become an Advisory Person or an Access Person simply by virtue of the following:

          o Normally assisting in the preparation of public reports or receiving
          public   reports,   but  not  receiving   information   about  current
          recommendations or trading; or

          o A single instance of obtaining knowledge of current recommendations or trading activity, or infrequently or inadvertently obtaining such knowledge.

          (c) "Approving Officer" means Richard S. Pzena, John Goetz, Rama Krishna, or Michael Peterson.

          (d) A security is "being considered for purchase or sale" when, subject to PIM's systematic buy/sell discipline as described in its ADV and client and prospect presentations, (i) a recommendation to purchase or sell that security has been made by the Adviser to a Fund and/or the Adviser's other advisory accounts (e.g., the Portfolio Manager has instructed Portfolio Administration to begin working up orders) or (ii) the Portfolio Manager is seriously considering making such a recommendation.

          (e) "Beneficial Ownership" shall mean any interest by which an Access Person or any member of such Access Person's immediate family (i.e., spouse, child or stepchild, parent, sibling or other relative by blood or marriage living in the same household as the Access Person) , can directly or indirectly derive a monetary benefit from the purchase, sale or ownership of a Security. Without limiting the foregoing, the term "Beneficial Ownership" also shall be interpreted with reference to the definition of Beneficial Ownership contained in the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, as such provisions may be interpreted by the Securities and Exchange Commission ("SEC"). Thus, an Advisory Person or Access Person may be deemed to have beneficial ownership of Securities held in accounts in such person's own name, such person's spouses name, and in all other accounts over which such person does or could be presumed to exercise investment decision-making powers, or other influence or control, including, trust accounts, partnership accounts, corporate accounts or other joint ownership or pooling arrangements.; provided however, that with respect to spouses, an Access Person shall no longer be deemed to have beneficial ownership of any accounts not held jointly with his or her spouse if the Access Person and the spouse are legally separated or divorced and are not living in the same household.

          (f) Intentionally omitted.

          (g) "Company" means a corporation, partnership, an association, a joint stock company, a trust, a limited liability company, a limited liability partnership, a fund, or any organized group of persons whether incorporated or not; or any receiver, trustee or similar official or any liquidating agent for any of the foregoing, in his capacity as such.

          (h) "Control Relationship" means the power to exercise a controlling influence over the management or policies of a Company, unless such power is solely the result of an official position. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting Securities of a Company shall be presumed to control such Company. Any person who does not so own more than 25 per centum of the voting Securities of any Company shall be presumed not to control such Company.

          (i) "Exempt Transactions" means the transactions described in Section 7 hereof.

          (j) "Investment Person" means any personnel of the Adviser who in connection with their regular duties, actively make purchase, sale and other investment decisions for the Funds and/or Adviser's other advisory clients with respect to a Security, including, without limitation, Richard S. Pzena, John Goetz, the portfolio managers for each of Adviser's products, and the trader and research analyst who are directly responsible for the Security.

          (k) "Personal Security Transaction" means, for any Access Person, a purchase or sale of a Security in which such Access Person has, had, or will acquire a Beneficial Ownership.

          (l) "Purchase and Sale of a Security" includes, inter alia, the writing of an option to purchase or sell a Security. In addition, the "sale of a Security" also includes the disposition by an Access Person of that security by donation or gift. On the other hand, the acquisition by an Access Person of a security by inheritance or gift is not treated as a "purchase" of that Security under this Code as it is an involuntary purchase or sale that is an Exempt Transaction under
          Section  7(b)  below.

          (m) "Security" shall mean any common stock, preferred stock, treasury stock, note, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a Security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any Security (including a certificate of deposit) or on any group of Securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "Security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

     5. Conflicts of Interest. As a fiduciary, the Adviser has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client. Access Persons must try to avoid situations that have even the appearance of conflict or impropriety.

          (a) Conflicts of interest may arise where the Adviser or its Access Persons have reason to favor the interests of one client over another client. Favoritism of one client over another client constitutes a breach of fiduciary duty.

          (b) Access Persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities. Conflicts raised by personal securities transactions also are addressed more specifically in Sections 6 and 7 below.

          (c) If the Adviser determines that an Access Person's beneficial ownership of a Security presents a material conflict, the Access Person may be restricted from participating in any decision-making process regarding the Security. This may be particularly true in the case of proxy voting and Access Persons are expected to refer to and strictly adhere to the Adviser's Proxy Voting policies and procedures in this regard.

          (d) Access Persons are required to act in the best interests of the Adviser's clients regarding execution and other costs paid by clients for brokerage services. Access Persons are expected to refer to and strictly adhere to the Adviser's Best Execution and Brokerage policies and procedures.

          (e) Access Persons are not permitted to knowingly sell to or purchase from a client any security or other property, except Securities issued by the client.

          (f) Access Persons are prohibited from trading, either personally or on behalf of others, while in possession of material, nonpublic information. The Adviser's Insider Trading Policy is hereby incorporated by reference and Access Persons are required to comply with the provisions therein.

     6. Prohibited Transactions.

          (a) No Access Person, including an Investment Person, or any member of such person's immediate family, can enter into a Personal Security Transaction with actual knowledge that, at the same time, such Security is "being considered for purchase or sale" by the Funds/and or other advisory accounts of the Adviser, or that such Security is the subject of an outstanding purchase or sale order by the Funds/and or other advisory accounts of the Adviser except as provided in
          Section 7 below;

          (b) Except under the circumstances described in Section 6 hereof, no Access Person, including an Investment Person, or any member of such person's immediate family, shall purchase or sell any Security within five (5) business days before or after the purchase or sale of that Security by the Funds/and or other advisory accounts of the Adviser;

          (c) No Access Person, including an Investment Person, shall be permitted to effect a short term trade (i.e. to purchase and subsequently sell within 60 calendar days, or to sell and subsequently purchase within 60 calendar days) of securities which (i) are issued by a mutual fund which is advised or subadvised by Adviser (i.e., one of the Funds), or (ii) are the same (or equivalent) Securities purchased or sold by or on behalf of the Funds/and or other advisory accounts of the Adviser unless and until the Funds/and or other advisory accounts of the Adviser have effected a transaction which is the same as the Access Person's contemplated transaction;

          (d) No Access Person, including an Investment Person, is permitted to enter into a Personal Security Transaction for any Security which is named on a restricted list;

          (e) No Access Person, including an Investment Person, or any member of such person's immediate family, shall purchase any Security in an Initial Public Offering;

          (f) No Access Person, including an Investment Person, shall, without the express prior approval of the Chief Compliance Officer, acquire any Security in a private placement, and if a private placement Security is acquired, such Access Person must disclose that investment when he/she becomes aware of the Adviser's subsequent consideration of any investment in that issuer, and in such circumstances, an independent review shall be conducted by the Chief Compliance Officer;

          (g) No Access Person, including an Investment Person, shall accept any gifts or anything else of more than a de minimis value from any person or entity that does business with or on behalf of Adviser or any of the Funds/and or other advisory accounts of the Adviser. For purposes hereof, "de minimis value" shall mean a value of less than $100, or such higher amount as may be set forth in NASD Conduct Rule 3060 from time to time. Furthermore, all gifts to consultants and other decision-makers for client accounts must be reasonable in value and must be pre-approved by the Managing Principal, Marketing and Client Services and the Chief Compliance Officer before distribution;

          (h) No Access Person, including an Investment Person, may make political contributions for the purpose of obtaining or retaining advisory contracts with government entities. In addition, no Access Person, including an Investment Person, may consider the Adviser's current or or anticipated business relationships as a factor in soliciting political or charitable contributions; and

          (i) No Access Person, including an Investment Person, may serve on the Board of Directors or Trustees of a publicly-traded corporation or business entity without the prior written approval of the Chief Compliance Officer. Prior written approval of the Chief Compliance Officer is also required in the following two (2) additional scenarios:

          o Advisory Committee positions of any business entity where the members of the committee have the ability or authority to affect or influence the selection of investment managers or the selection of the investment of the entity's operating, endowment, pension or other funds.

          o  Positions  on the  Board of  Directors,  Trustees  or any  Advisory
          Committee of a PIM client or any potential client who is actively considering engaging PIM's investment advisory services.

     7. Access Person Trading  Exceptions.  Notwithstanding  the prohibitions of
Section 5 hereof, an Access Person is permitted to purchase or sell any Security within five (5) business days of the purchase or sale of that Security by the Funds/and or other advisory accounts of the Adviser if:

          (a) the purchase or sale of the Security by the Access Person is not contrary to the purchase or sale of the Security by the Funds/and or other advisory accounts of the Adviser (e.g., the sale of a Security after a Funds/and or other advisory accounts of the Adviser purchases the Security); and

          (b) the purchase or sale of the Security is grouped together with the purchase or sale of the Security for the Adviser's managed accounts, including the Funds, that are purchasing or selling the Security; or

          (c) the purchase or sale of the Security is approved or allocated to the Access Person's account only after the Adviser's managed accounts, including the Funds, have each received their full allocation of the Security purchased or sold on that day.

     In addition, if the Access Person's transaction is contrary to the purchase or sale of the Security by the Funds/and or other advisory accounts of the Adviser (e.g., the Access Person wants to buy a Security the Funds or other advisory accounts are selling or trimming), the Access Person may still enter into the transaction if, and only if, the Access Person's transaction meets the following criteria: (a) the Access Person is not an Investment Person, a person in a Control Relationship with the Adviser, or the analyst or trader who is directly responsible for the Security which is the subject of the transaction,
(b) the number of shares involved in the Access Person's transaction is not greater than the average daily trading volume of such Security for the immediately preceding five days and is not likely to materially effect the price of such Security, and (c) the Adviser's Chief Executive Officer (Rich Pzena) has approved the trade in advance by signing the Securities Transaction Preclearance Request Form with respect to such transaction;

     8.  Exempt  Transactions.   Neither  the  prohibitions  nor  the  reporting
requirements of this Code shall apply to:

          (a) Purchases or sales of Securities of a mutual fund, index fund, money market fund or other registered investment company which is not advised or subadvised by Adviser;

          (b) Purchases or sales of Securities for an account over which an Access Person has no direct control and does not exercise indirect control e.g. an account managed on a fully discretionary basis by a third party;

          (c) Involuntary purchases or sales made by an Access Person;

          (d) Purchases which are part of an automatic dividend reinvestment plan;

          (e) Purchases which are part of an automatic investment plan, except that any transactions that override the preset schedule of allocations of the automatic investment plan must be reported in a quarterly transaction report;

          (f) Purchases or sales of direct obligations of the Government of the United States;

          (g) Purchases or sales of money market instruments, such as bankers acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

          (h) Purchases or sales of units in a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds;

          (i) Purchases of securities resulting solely from the funding by Adviser of the Access Person's Pzena SEP IRA; or

          (j) Purchases resulting from the exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of securities of such issuer and the sale of such rights.

     9. Pre-Clearance Requirement.

          (a) Unless an exception is granted by the Chief Compliance Officer after consultation with and approval by the Company's Executive Committee, each Access Person must obtain preclearance of any Personal Security Transaction from an Approving Officer. Pre-clearance must be obtained by completing, signing and submitting to the Chief Compliance Officer a Securities Transaction Preclearance Request Form (a copy of which is attached to this Code of Ethics) supplied by the Adviser and obtaining the signature of an Approving Officer and/or the Chief Executive Officer, as applicable;

          (b) All pre-cleared Personal Securities Transactions must take place on the same day that the clearance is obtained. If the transaction is not completed on the date of clearance, a new clearance must be obtained, including one for any uncompleted portion. Post-approval is not permitted under this Code of Ethics. If it is determined that a trade was completed before approval was obtained, it will be considered a violation of this Code of Ethics; and

          (c) In addition to the restrictions contained in Section 5 hereof, an Approving Officer or the CCO may refuse to grant clearance of a Personal Securities Transaction in his or her sole discretion without being required to specify any reason for the refusal. Generally, an Approving Officer or the CCO will consider the following factors in determining whether or not to clear a proposed transaction:

               (i) whether an amount or the nature of the transaction or person making it is likely to effect the price or market of the security; and

               (ii) whether the individual making the proposed purchase or sale is likely to receive a disproportionate benefit from purchases or sales being made or considered on behalf of any of the Funds or other advisory clients of the Adviser.

The preclearance requirement does not apply to Exempt Transactions. In case of doubt, the Access Person may present a Securities Transaction Preclearance Request Form to the Chief Compliance Officer, indicating thereon that he or she disclaims any Beneficial Ownership in the securities included.

     10. Reporting Requirements. No later than 10 days after becoming an Access Person, each individual shall provide a listing of all securities directly or indirectly beneficially owned by the Access Person on the form provided as Attachment A (an "Initial Holdings Report"). The information in the Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person became an Access Person. The Initial Holdings Report should be furnished to the CCO, Alternate or any other person whom PIM designates.
Thereafter:

          (a) All Access Persons must direct their brokers and/or affiliated mutual fund custodians to supply the Chief Compliance Officer on a timely basis, with duplicate copies of confirmations of all Personal Securities Transactions and duplicate monthly or quarterly statements for all Personal Securities Accounts as are customarily provided by the firms maintaining such accounts.;

          (b) Such duplicate statements and confirmations must contain the following information (as applicable):

               (i) The date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

               (ii) Title, and as applicable the exchange ticker symbol or CUSIP number (if any), interest rate and maturity date, number of shares and, principal amount of each security and the price at which the transaction was effected;

               (iii) The name of the broker, dealer or bank with or through whom the transaction was effected; and

               (iv) The date of issuance of the duplicate statements and confirmations.

          (c) No later than 30 days after each calendar quarter, all Access Persons covered by this Code shall provide quarterly transaction reports in the form attached as Attachment C confirming that they have disclosed or reported all Personal Securities Transactions and holdings required to be disclosed or reported pursuant hereto for the previous quarter.

          (d) On a date to be selected by the CCO, all Access Persons shall provide annual holdings reports listing all securities directly or indirectly beneficially owned on the form provided as Attachment B by the Access Person (the "Annual Holdings Report"). The information contained in the Annual Holdings Report shall be current as of a date no more than 45 days prior to the date the report is submitted.

          (e) Any statement, confirmation or report submitted in accordance with this Section 10 may, at the request of the Access Person submitting the report, contain a statement that it is not to be construed as an admission that the person making it has or had any direct or indirect Beneficial Ownership in any Security to which the report relates;

          (f) All Access Persons shall certify in writing annually, that they have read and understand this Code of Ethics and have complied with the requirements hereof and that they have disclosed or reported all Personal Securities Transactions and holdings required to be disclosed or reported pursuant hereto.

          (g) The Chief Compliance Officer shall retain a separate file for each Access Person which shall contain the monthly account statements duplicate confirmations, quarterly and annual reports listed above and all Securities Transaction Preclearance Forms whether approved or denied.

          (h) With respect to gifts, all Access Persons shall promptly report on a form designated by the Chief Compliance Officer the nature of such gift, the date received, its approximate value, the giver and the giver's relationship to Pzena Investment Management.

     11. Review. All preclearance requests, confirmation statements and reports of Personal Securities Transactions and completed portfolio transactions of each of the Funds and of all other advisory clients of the Adviser shall be compared by or under the supervision of the Chief Compliance Officer to determine whether a possible violation of this Code of Ethics and/or other applicable trading procedures may have occurred. Before making any final determination that a violation has been committed by any person, the Chief Compliance Officer shall give such person an opportunity to supply additional explanatory material.

     If the Chief Compliance Officer or Alternate determines that a violation of the Code of Ethics has or may have occurred, he or she shall, following consultation with counsel to the Adviser, if needed, submit a written determination, and any additional explanatory material provided by the individual, to the Executive Committee of the Adviser.

     No person shall review his or her own report. If a securities transaction of the Chief Compliance Officer or the Chief Compliance Officers spouse is under consideration, an Alternate shall act in all respects in the manner prescribed herein for the Chief Compliance Officer.

     12. Reporting Violations. Any violations of this Code including violations of applicable federal securities laws, whether actual, known, apparent or suspected, should be reported promptly to the CCO or to any other person the

Adviser may designate (as long as the CCO periodically receives reports of all violations). Any such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Any such reports may also be submitted anonymously. Access Persons are encouraged to consult the CCO with respect to any transaction which may violate this Code and to refrain from any action or transaction which might lead to the appearance of a violation. Any retaliation against an individual who reports a violation is prohibited and constitutes a further violation of this Code.

     13. Background Checks. Access Persons, including Investment Persons, are required to promptly report any criminal, regulatory or governmental investigations or convictions to which they become subject. Each Access Person, including Investment Persons, is required to promptly complete and return any background questionnaires which the Adviser's Compliance Department may circulate.

     14. Sanctions. Any violation of this Code of Ethics shall be subject to the imposition of such sanctions by the CCO as may be deemed appropriate under the circumstances to achieve the purposes of the Rule and this Code of Ethics, and may include suspension or termination of employment or of trading privileges, the rescission of trades, a written censure, imposition of fines or of restrictions on the number or type of providers of personal accounts; and/or requiring restitution of an amount equal to the difference between the price paid or received by the Adviser's clients and the more advantageous price paid or received by the offending person.

     15. Required Records. The Chief Compliance Officer shall maintain and cause to be maintained in an easily accessible place, the following records:

          (a) A copy of any Code of Ethics that has been in effect at any time during the past five (5) years;

          (b) A record of any violation of the Code of Ethics and any action taken as a result of such violation for five (5) years from the end of the fiscal year in which the violation occured;

          (c) A copy of each report made by the Chief Compliance Officer within two years (2) from the end of the fiscal year of the Adviser in which such report or interpretation is made or issued (and for an additional three (3) years in a place which need not be easily accessible); and

          (d) A list of the names of persons who are currently, or within the past five (5) years were, Access Persons or Investment Persons;

          (e) A record of all written acknowledgements of receipt of the Code of Ethics for each person who is currently, or within the past five (5) years was, subject to the Code;

          (f) Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

          (g) All pre-clearance forms shall be maintained for at least five (5) years after the end of the fiscal year in which the approval was granted;

          (h) A record of any decision and supporting reasons for approving the acquisition of securities by Access Persons in limited offerings for at least five years after the end of the fiscal year in which approval was granted;

          (i) Any exceptions reports prepared by Approving Officers or the Compliance Officer;

          (j) A record of persons responsible for reviewing Access Persons' reports currently or during the last five years; and

          (k) A copy of reports provided to a Fund's board of directors regarding the Code.

     For the first two years, the required records shall be maintained in Adviser's New York offices.

     16. Board Approval. The Board of Directors of each Fund client of the Adviser must approve this Code. The Adviser will provide the Fund's Board of Directors with an annual 17j-1 certification describing any issues arising under the Code since the last report, including information about material violations. The report will also include discussion of whether any waivers that might be considered important by the Board were granted during the period. The report will also certify that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

     17. Amendments and Modifications. The CCO will periodically review the adequacy of this Code of Ethics and the effectiveness of its implementation and shall make amendments or modifications as necessary. All material amendments and modifications shall be subject to the final approval of the Adviser's Executive Committee.

     18. Form ADV Disclosure. In connection with making amendments to the Code, the CCO will review and update the Code of Ethics disclosure set forth in the Adviser's Schedule F of Form ADV, Part II.

     19. Employee Certification. I have received and read the terms of the above Amended and Restated Code of Ethics. I recognize and understand the responsibilities and obligations incurred by me as a result of my being subject to this Code and I hereby agree to abide by the terms hereof.

                                   Schedule A


John Hancock Classic Value Fund                             June 24, 1997
(f/k/a Pzena Focused Value Fund)



John Hancock Classic Value Fund II                          July 1, 2006



Liberty All-Star Equity Fund                                October 15, 2003



John Hancock Trust Classic Value Trust Series I             May 3, 2004
(f/k/a Manufacturers Investment Trust Classic Value Trust)



American Beacon Funds-- Mid Cap Value Fund                  July 8, 2004
(f/k/a American Aadvantage Fund--Mid Cap Value Fund)



Wilshire Mutual Funds, Inc.--                               December 30, 2004
Large Company Value Fund



MGI Funds                                                   August 12, 2005



Kiewit Investment Fund LLLP                                 August 26, 2005



John Hancock International Classic Value Fund               March 1, 2006

                                   Schedule B


                                    Research

Richard S. Pzena          Managing Principal, CEO, Co-Chief Investment Officer
John P. Goetz             Managing Principal, Co-Chief Investment Officer
A. Rama Krishna, CFA      Managing Principal, Portfolio Manager

Michael D. Peterson       Principal, Director of Research
Antonio DeSpirito         Principal, Portfolio Manager
Lawrence J. Kohn          Principal, Portfolio Manager
Manoj Tandon              Principal, Portfolio Manager
Benjamin Silver, CFA, CPA Principal, Portfolio Manager
Caroline Cai, CFA         Principal, Senior Research Analyst
Allison J. Fisch          Principal, Senior Research Analyst
Spencer Chen, CFA         Principal, Senior Research Analyst
Eli Rabinowich            Research Analyst
TVR Murti                 Research Analyst
Valerie Mignone           Research Analyst
John Flynn                Research Analyst

Lenny Rauner              Investment Manager PAI

Nikki Khurana             Programmer

                           Marketing/Client Services

William L. Lipsey         Managing Principal, Marketing & Client Services

William Connolly, CFA     Principal, Marketing & Client Services Director
Courtney J. Hehre         Principal, Marketing & Client Services Director
Alan Eisenberg            Marketing & Client Services Director
Con Michalakis            Marketing & Client Services Director

Wayne Palladino           Principal, Director of Client & Portfolio Services
V. Michel Hanigan         Director of Client & Portfolio Services
Ken Brown                 Director of Client & Portfolio Services

Diana Diaz                Manager, RFP & Data Services
Sarah L. Bunnell          Marketing Coordinator
Kelleen Kiely             Marketing Coordinator
Rachel Waltz              Marketing Assistant (Temporary)

                           Administration/Operations

Amelia Jones              Managing Principal, Operations & Administration

Keith Geismar             Director, Operations & Administration

Keith Komar               Principal and Director Operations & Technology

Brian Mann                Portfolio Administrator
David Poole               Portfolio Administrator

Lisa Roth                 Principal and Manager Portfolio Accounting & Account Administration
Evan Fire                 Principal and Manager Portfolio Accounting & Account Administration
Camille Palmese           Portfolio Accounting & Administration
Kevin Clegg                        Portfolio Accounting & Administration
Jessica Lewis                      Portfolio Accounting & Administration
Bill Andolfi                       Portfolio Accounting & Administration
Erik Finlay                        Portfolio Accounting & Administration
Nick Padgen                        Portfolio Accounting & Administration
Beau Daum                          Portfolio Accounting & Administration
Paul Helm                          Portfolio Accounting & Administration

James Krebs               Principal, Trader
Nate Armitage             Trading

Alex Wolff                Trading PAI

Marisa Sakaguchi          Director, Human Resources, Office Manager (Part Time)

Elizabeth MacLean       Executive Assistant (to R. Pzena, J. Goetz & R. Krishna)

Amanda Solomon            Administrative Assistant Research (Temporary)

Jennifer Fernholz         Administrative Assistant Marketing & Client Services

Lisa Johnson              Administrative Assistant Marketing & Client Services

Chris Markopoulos **      Receptionist, Administrative Assistant

                               Legal & Compliance

Joan Berger               Principal, General Counsel, Chief Compliance Officer
Michelle Houck            Assistant General Counsel, Compliance Officer
Katherine Kozub-Grier     Legal/Compliance (Consultant)
Jacques Pompy             Compliance Associate
Steven Coffey             Assistant General Counsel (Temporary)
David Carey               Compliance Assistant
Jessica Moseman#          Compliance Assistant (Temporary)
Tricia Luce#              Paralegal (Temporary)
Peter Sivere              Legal Analyst

                                     Finance

Gregory S. Martin, CPA    Director of Finance, Controller
Lauren Barrella           Finance

                              Administration Staff

Edward Strohsahl#         Document Scanning (Temporary)
John Troy#                Document Scanning (Temporary)

                                      Other

Jonathan Katz             Professional Performance Coaching

Michael Cohen             Desk Space Users in partitioned space at 120
                                                     W. 45
Jeff Neuman
Monty Cerf
Anil Gulati


Note: Bolded names indicate individuals are Managing Principles of the firm (Executive Committee members).

** Clerical only; not an access person
#Clerical long term temp deemed to have access

 Updated August 3, 2006

                                  Attachment A

                        PZENA INVESTMENT MANAGEMENT, LLC

                         Listing of Securities Holdings
                                    (Initial)

     I hereby certify that the following is a complete listing of all securities (other than non-affiliated mutual funds and other exempt securities as described in Section 7 of the Code of Ethics) beneficially owned (as defined in Section 4 of the Code of Ethics) by me as of the date hereof.

     NOTE: The term: "securities" includes all stocks, bonds, mutual fund shares, derivatives, private placements, limited partnership interests, etc. Failure to fully disclose all securities will be considered a violation of the Code of Ethics. The information below must be current as of a date no more than 45 days prior to the date the person completing this report became an Access Person.

-------------------- ------------------- ------------------------- -------------
                                         Number of Shares or
Name of Security     Type of Security    Principal Value of Bonds  Year Acquired
-------------------- ------------------- ------------------------- -------------

-------------------- ------------------- ------------------------- -------------

-------------------- ------------------- ------------------------- -------------

-------------------- ------------------- ------------------------- -------------

-------------------- ------------------- ------------------------- -------------

-------------------- ------------------- ------------------------- -------------

-------------------- ------------------- ------------------------- -------------

-------------------- ------------------- ------------------------- -------------

-------------------- ------------------- ------------------------- -------------

-------------------- ------------------- ------------------------- -------------

-------------------- ------------------- ------------------------- -------------

-------------------- ------------------- ------------------------- -------------

-------------------- ------------------- ------------------------- -------------

-------------------- ------------------- ------------------------- -------------

-------------------- ------------------- ------------------------- -------------

-------------------- ------------------- ------------------------- -------------

-------------------- ------------------- ------------------------- -------------

(Use Additional Sheet, if necessary)

                        PZENA INVESTMENT MANAGEMENT, LLC

                         Listing of Securities Holdings
                                    (Initial)

(Continued)

------------------ ------------------------- --------------- ---------------

Name of Financial  Type of Account (e.g.     Name on Account Account Number
Services Firm      brokerage, mutual fund,
                   etc.)
------------------ ------------------------- --------------- ---------------

------------------ ------------------------- --------------- ---------------

------------------ ------------------------- --------------- ---------------

------------------ ------------------------- --------------- ---------------

------------------ ------------------------- --------------- ---------------

------------------ ------------------------- --------------- ---------------

------------------ ------------------------- --------------- ---------------

------------------ ------------------------- --------------- ---------------

------------------ ------------------------- --------------- ---------------

------------------ ------------------------- --------------- ---------------

------------------ ------------------------- --------------- ---------------

------------------ ------------------------- --------------- ---------------

------------------ ------------------------- --------------- ---------------

------------------ ------------------------- --------------- ---------------

------------------ ------------------------- --------------- ---------------

------------------ ------------------------- --------------- ---------------

------------------ ------------------------- --------------- ---------------

(Use Additional Sheet, if necessary)

|_| As of the date hereof, I hereby certify that I do not beneficially own any securities which require reporting under the Code of Ethics.



Sign Name                                              Date


Print Name

                                  Attachment B

                        PZENA INVESTMENT MANAGEMENT, LLC

                         Listing of Securities Holdings
                                    (Annual)

     I hereby certify that the following is a complete listing of all securities (other than non-affiliated mutual funds and other exempt securities as described in Section 7 of the Code of Ethics) beneficially owned (as defined in Section 4 of the Code of Ethics) by me as of the date hereof.

     NOTE: The term: "securities" includes all stocks, bonds, mutual fund shares, derivatives, private placements, limited partnership interests, etc. Failure to fully disclose all securities will be considered a violation of the Code of Ethics. The information below must be current as of a date no more than 45 days prior to the date the Access Person submits this report.


----------------- ----------------- -------------------------- -------------
                                    Number of Shares or
Name of Security  Type of Security  Principal Value of Bonds   Year Acquired
----------------- ----------------- -------------------------- -------------

----------------- ----------------- -------------------------- -------------

----------------- ----------------- -------------------------- -------------

----------------- ----------------- -------------------------- -------------

----------------- ----------------- -------------------------- -------------

----------------- ----------------- -------------------------- -------------

----------------- ----------------- -------------------------- -------------

----------------- ----------------- -------------------------- -------------

----------------- ----------------- -------------------------- -------------

----------------- ----------------- -------------------------- -------------

----------------- ----------------- -------------------------- -------------

----------------- ----------------- -------------------------- -------------

----------------- ----------------- -------------------------- -------------

----------------- ----------------- -------------------------- -------------

----------------- ----------------- -------------------------- -------------

----------------- ----------------- -------------------------- -------------

----------------- ----------------- -------------------------- -------------

                        PZENA INVESTMENT MANAGEMENT, LLC

                         Listing of Securities Holdings
                                    (Annual)

(Continued)

------------------ ------------------------- --------------- ---------------

Name of Financial  Type of Account (e.g.     Name on Account Account Number
Services Firm      brokerage, mutual fund,
                   etc.)
------------------ ------------------------- --------------- ---------------

------------------ ------------------------- --------------- ---------------

------------------ ------------------------- --------------- ---------------

------------------ ------------------------- --------------- ---------------

------------------ ------------------------- --------------- ---------------

------------------ ------------------------- --------------- ---------------

------------------ ------------------------- --------------- ---------------

------------------ ------------------------- --------------- ---------------

------------------ ------------------------- --------------- ---------------

------------------ ------------------------- --------------- ---------------

------------------ ------------------------- --------------- ---------------

------------------ ------------------------- --------------- ---------------

------------------ ------------------------- --------------- ---------------

------------------ ------------------------- --------------- ---------------

------------------ ------------------------- --------------- ---------------

------------------ ------------------------- --------------- ---------------

------------------ ------------------------- --------------- ---------------

(Use Additional Sheet, if necessary)

|_| As of the date hereof, I hereby certify that I do not beneficially own any securities which require reporting under the Code of Ethics.


Sign Name                                                 Date


Print Name

                                  Attachment C

                      Quarterly Holdings/Transaction Report


Date:_____________________________



Memo To:          Chief Compliance Officer


Memo From:        _______________________________
                  (Print Name)

Subject: Personal Securities Transactions for the quarter ended ____________, ________

--------------------------------------------------------------------------------
I acknowledge that I have read, understand and have abided by the Code of Ethics of Pzena Investment Management (the "Code"). In accordance with the Code, I certify the following:

(Check One)

[ ] I do not have any accounts or transactions, which require reporting under the Code for the quarter ended ________, ____.

[ ] You are set up to receive duplicate copies of my monthly/quarterly statements directly from my broker(s) and any transactions I have effected will be reflected in those statements. If you did not receive these statements, please let me know and I will provide copies.

[ ] I have appended copies of my monthly/quarterly statements for the quarter that reflect all transactions effected and I will ensure that future monthly statements are sent directly to you.



----------------------------
Signature

                                  Attachment D

                SECURITIES TRANSACTION PRE-CLEARANCE REQUEST FORM
                        PZENA INVESTMENT MANAGEMENT, LLC

            REQUEST FOR PERMISSION TO ENGAGE IN PERSONAL TRANSACTION

     I hereby request permission to effect a transaction in the security indicated below for my own account or other account in which I have a beneficial interest or legal title.

     The approval will be effective only for a transaction completed prior to the close of business on the day of approval. Any transaction, or portion thereof, not so completed will require a new approval.

     Note: A separate form must be used for each security transaction.

       ==================================================================

A.  TRANSACTION INFORMATION

(Check One)

Purchase:________   Sale:_______*   Gift/Donation:_______  Short Sale:______

Buy to Cover Short:_____


Name of Security____________________________    Ticker Symbol _________________



Number of Shares or          Unit Price                       Total Price
Principal Amount

     *If sale, date acquired:____________________ ##Note: All short-term profits realized from the purchase and sale and sale and purchase of securities which are the same (or equivalent) securities purchased or sold by or on behalf of the mutual fund clients and/or other advisory client accounts of PIM within 60 calendar days must be disgorged.

For Option Transactions Only:     Put_____   Call______   Strike Price ______

                                  Expiration Date_______

For Note/Bond Transactions Only:  CUSIP#_________   Maturity Date_______

                                  Coupon Rate________

       ==================================================================

B.  OPPOSITE SIDE TRANSACTIONS

1. The securities transaction for which I am seeking pre-clearance is a so-called "opposite side" trade.

(Check One)
_____ Yes
_____ No (If yes is checked, obtain initials of Richard S. Pzena here _____).

2. My transaction is an opposite side trade because:

   _____ Our model lists the security as a buy or add for clients and I wish to sell

   _____ Our model lists the security as a sell or trim for clients and I wish to buy

   _____  The security is held in a client portfolio and I wish to sell it

   _____  Other -Describe here _________________________________________________
                              (e.g., my transaction involves a short sale of a
                               portfolio position).

3. I am an Investment Person, a person in a Control Relationship with the Adviser or the analyst or trader who is directly responsible for the Security that is the subject of the proposed transaction (Check One) ____ Yes _____ No (If yes is checked, please complete both a and b below):

a. Does your knowledge about the Security and its issuer give you reason to believe that the stock is likely to result in a model change, or a new purchase or sale for any of our client portfolios within the next 5 business days. (Check
One) ______ Yes ______ No

b.  Obtain initials of Lisa Roth here _____).

       ==================================================================

C.   OTHER INFORMATION

1. Is the stock in our large cap or small cap stock universes? (Check One) _____ Yes _____ No (If yes is checked, obtain initials as follows: Tony Despirito (for large cap) ____ Ben Silver (for small cap) _____).

2.   The   total   market   cap  of  the   Security   is   $_____________million
   (source:_______________)

3. The average daily trading volume of the Security for the 5 immediately preceding days is _________ shares.

4. The Security is involved in an initial public offering (IPO) (Check One) _____ Yes _____ No

5. The Security is a private placement? (Check One) _____ Yes _____ No If "yes" is checked, contact the Chief Compliance Officer before placing a trade or proceeding with approval. Copies of offering documents and subscription materials for the Security must be provided to the Chief Compliance Officer for review before approval for trade will be considered.

________________________________________________________________________________

D.  SIGNATURES

I am familiar with and agree to abide by the requirements set forth in the Code of Ethics and particularly with the following (I understand and agree that capitalized terms used herein without definition shall have the same meaning herein as is assigned to them in the Code of Ethics):

1. In the case of a purchase of securities which are the same (or equivalent) securities purchased or sold by or on behalf of the Funds and/or other advisory accounts of the Adviser, I agree that I will not sell the security for a minimum of sixty days from the date of the purchase transaction.

2. I am aware that except in limited circumstances, it shall be a violation of the Code of Ethics if the Funds and or other advisory clients of the Adviser buy or sell the same security within five (5) days preceding or subsequent to my transaction.

Date_________________             Your Signature:  _____________________________

                                                   Print Name:__________________


PERMISSION:     Granted _______   Denied  _______


Date:___________________       Signature:_________________   Approving Officer**

                                         Print Name:____________________________


Date:__________________  Signature:_________________ Chief Compliance Officer#@

                         Print Name:______________________________

   ** Must be Approved by Rich Pzena if transaction is an opposite side trade,
                     i.e., Question B.1. is answered "yes."

 #@ Required only if transaction is a private placement, i.e., Question B.6. is answered "yes"
--------------------------------------------------------------------------------

IMPORTANT REMINDER: ADVISE YOUR BROKER TO SUPPLY DUPLICATE COPIES OF CONFIRMATIONS OF ALL PERSONAL SECURITIES TRANSACTIONS AND DUPLICATE MONTHLY STATEMENTS FOR ALL PERSONAL SECURITIES ACCOUNTS TO: PZENA INVESTMENT MANAGEMENT, LLC, ATTN: CHIEF COMPLIANCE OFFICER, 120 WEST 45th Street, 34TH FLOOR, NEW YORK, NY 10036.

Checked for Completeness:   ______________________________   Date:______________
                            Chief Compliance Officer

Date Stamp and Trader Initials Required (except for private placements): _______

                                  Attachment E

                             Employee Certification



I have received and read the terms of the Third Amended and Restated Code of Ethics, and the Amended and Restated Insider Trading Policy effective July 1, 2004. I understand and recognize the responsibilities and obligations incurred by me as a result of my being subject to this Code of Ethics and Insider Trading Policy. I hereby certify that I have complied with each in all respects during the preceding year and I agree to continue to abide by both, as amended.







                                  ________________________________________
                                  Print Name



                                  _________________________________________
                                  Signature


                                  _________________________________________
                                  Date

                                    RCM logo


                                 CODE OF ETHICS

RCM's reputation for integrity and ethics is one of our most important assets. In order to safeguard this reputation, we believe it is essential not only to comply with relevant US and foreign laws and regulations but also to maintain high standards of personal and professional conduct at all times. RCM's Code of Ethics is designed to ensure that our conduct is at all times consistent with these standards, with our fiduciary obligations to our clients, and with industry and regulatory standards for investment managers.

The basic principles underlying RCM's Code of Ethics are as follows:

     o We will at all times conduct ourselves with integrity and distinction, putting first the interests of our clients.

     o Even if our clients are not harmed, we cannot take inappropriate advantage of information we learn through our position as fiduciaries.

     o We must take care to avoid even the appearance of impropriety in our personal actions.

The Code of Ethics contains detailed rules concerning personal securities transactions and other issues. In addition, the Code of Ethics sets forth the general principles that will apply even when the specific rules do not address a specific situation or are unclear or potentially inapplicable.

Although the Code of Ethics provides guidance with respect to many common types of situations, please remember that the Code of Ethics cannot address every possible circumstance that could give rise to a conflict of interest, a potential conflict of interest, or an appearance of impropriety. Whether or not a specific provision of the Code applies, each employee must conduct his or her activities in accordance with the general principles embodied in the Code of Ethics, and in a manner that is designed to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility. Technical compliance with the procedures incorporated in the Code of Ethics will not insulate actions that contravene your duties to RCM and its clients from scrutiny and, in some cases, liability. Each employee should consider whether a particular action might give rise to an appearance of impropriety, even if the action itself is consistent with the employee's duties to RCM and its clients. Therefore, to protect yourself and the firm, please be alert for the potential for conflicts of interest, and please consult the Compliance Department whenever questions arise concerning the application of the Code of Ethics to a particular situation.


                                                 (c) RCM Capital Management, LLC

                                TABLE OF CONTENTS

1.       Introduction..........................................................1

2.       Persons Covered by the Code of Ethics.................................2

3.       Rules Pertaining to Personal Securities Trading.......................2

     3.1 General Rules Regarding Personal Securities Trading...................3

3.2       Excessive Trading in Open-End Mutual Funds...........................3

3.3      The Pre-Clearance Process for Personal Securities Transactions........4

         3.3.1 Required Approval -- Equity and Equity-Related Securities.......5

         3.3.2 Required Approval -- Fixed Income Securities....................5

         3.3.3 Trading Date         ...........................................6

3.4      Special Situations         ...........................................7

3.4.1    Special Types of Securities...........................................7

3.4.1.1  Exempted Securities        ...........................................7

3.4.1.2  Open-End Mutual Funds in which  RCM is the Sub-Adviser................8

3.4.1.3  Derivative Instruments     ...........................................8

3.4.1.4  Stock Index Futures        ...........................................9

               3.4.1.5 Limited and General Partnership Interests.............. 9

         3.4.2  Special Types of Transactions................................. 9

              3.4.2.1       Private Placements................................ 9

              3.4.2.2       Limit, GTC and Stop Loss Orders...................10

              3.4.2.3       Public Offerings..................................10

              3.4.2.4       Non-Volitional Transactions.......................11

              3.4.2.5       De Minimis Transactions in Certain Securities.....11

              3.4.2.6       Limited Exemption from the Blackout Periods.......12

              3.4.2.6      Other Special Transactions.........................13

              3.4.2.7       Gifts   ..........................................13

              3.4.2.8       Proprietary Accounts..............................13

4.1      Third Party Accounts       ..........................................14

4.2      Blackout Periods           ..........................................15

4.3      Ban on Short-Term Trading Profits....................................16

4.4      Fiduciary Responsibility to Clients..................................18

4.5      Technical Compliance is Not Sufficient...............................18

4.6      Reporting Personal Securities Transactions...........................19

         4.6.1      Pre-Clearance Forms.......................................19

         4.6.2      Duplicate Brokerage Confirmations.........................19

         4.6.3      Quarterly Reports of Transactions.........................20

         4.6.4      Initial and Annual Personal Holdings Report...............20

5.       What Beneficial Ownership Means......................................21

6.       Other Conflicts of Interest..........................................21

6.1.     Providing Investment Advice to Others................................21

6.2.     Favoritism and Gifts       ..........................................22

6.3.     Disclosure of Interests of Members of Immediate Family...............22

6.4.     Disclosure of Information Concerning Securities Recommendations and
         Transactions   ......................................................22

6.5.     Prohibition on Serving as a Director.................................22

6.6.     Insider Trading            ..........................................23

7.       Potential Consequences of Violations; Responsibilities of
         Supervisors   .......................................................23

8.       Questions Concerning the Code of Ethics..............................23

9.       Forms To Be Executed       ..........................................24

                                    EXHIBITS

         Exhibit A         Personal Securities Transaction Pre-Clearance

         Exhibit B         Third Party Account Certification

         Exhibit C         Trading Accounts

         Exhibit D         Quarterly Transaction Report

         Exhibit E         Personal Holdings Report

         Exhibit F         30-Day Notification Form

         Exhibit G         Acknowledgment

                                  INTRODUCTION

RCM Capital Management LLC, RCM Distributors LLC, Caywood-Scholl Capital Management, LLC, and Pallas Investment Partners, L.P., (all of which are referred to in the Code of Ethics collectively as "RCM") and their employees owe fiduciary duties to their clients under the laws of the United States, Australia, Germany, Hong Kong, Japan, the United Kingdom and other countries. These fiduciary duties require each of us to place the interests of our clients ahead of our own interests in all circumstances. Due to the special nature of some of our clients, special rules may also apply in some circumstances. These rules are discussed in more detail below.

     An integral part of our fiduciary duty is the obligation to avoid conflicts of interest.(1) As a basic principle, you may not use your position, or information you learn at RCM, so as to create a conflict or the appearance of a conflict between your personal interests and those of RCM or any RCM client. A conflict of interest (or the appearance of a conflict of interest) can arise even if there is no financial loss to RCM or to any RCM client, and regardless of the motivation of the employee involved.

The potential for conflicts of interest is apparent with respect to personal securities transactions, but conflicts of interest can arise in a variety of situations. Some of the more common examples are described in this Code of Ethics. The rules contained in the Code of Ethics are designed to minimize conflicts of interest and to avoid potential appearances of impropriety. As a result, all employees and members of their immediate families are required to adhere carefully to the elements of the Code of Ethics that are applicable to them. Compliance with RCM's Code of Ethics is a condition of employment. The sanctions that may result from violations of the Code of Ethics, which can include fines and/or dismissal, are outlined below.

Compliance with the Code of Ethics and interpretation of its requirements is the responsibility of RCM's Compliance Department, subject to the oversight of RCM's Compliance Committee. If you have questions about whether a conflict of interest exists in a particular situation, or if you have questions relating to the requirements of the Code of Ethics, please contact the Compliance Department. Also, if you believe that you have violated any of the requirements in the Code of Ethics, you should contact the Compliance Department immediately.

Industry standards pertaining to matters such as personal securities trading can change over time, and RCM is committed to maintaining high ethical standards for itself and its employees. Therefore, RCM reserves the right to change any or all of the requirements of the Code of Ethics from time to time, as RCM deems

-----------------------
(1) As used in this Code of Ethics, "Conflict of Interest" includes any conduct that is prohibited by Rule 204A-1 under the Investment Advisers Act of 1940 and by Rule 17j-1(b), as amended, under the Investment Company Act of 1940.

necessary or appropriate. RCM also reserves the right, when in its judgment particular circumstances warrant, to impose more stringent requirements on particular employees or on all employees generally, or to grant exceptions to the requirements of the Code of Ethics in circumstances in which it believes an exception is warranted.


                      PERSONS COVERED BY THE CODE OF ETHICS

The provisions and requirements of the Code of Ethics apply to all officers, directors, and employees of RCM. The Code of Ethics also applies to all temporary employees and all contractors who work on RCM's premises, or who have access to RCM's computer systems. In addition, special rules apply to transactions by or through proprietary accounts and benefit plans sponsored by RCM.

All of the provisions and requirements of the Code of Ethics, including the rules pertaining to pre-clearance of personal securities transactions, also apply to persons who are closely connected to RCM directors, officers and employees. Examples of closely connected persons include any family member who is presently living in your household, or to whose financial support you make a significant contribution, and trusts or estates over which you have investment control. In case of any doubt, please contact the Compliance Department.

Although persons who are not closely connected to you are not required to comply with the pre-clearance and other procedures contained in the Code of Ethics, such persons may not take improper advantage of information that they may receive from you regarding the activity or holdings of RCM clients. In addition, it would be a violation of the Code of Ethics and potentially a violation of RCM's Policies and Procedures Designed to Detect and Prevent Insider Trading (the "Insider Trading Policy") for any RCM employee to arrange for a friend or relative to trade in a security in which that RCM employee would be precluded from trading for his or her own account. It may also be a violation of the Code of Ethics or the Insider Trading Policy for a RCM employee to give information about the activity or holdings of RCM clients to any person for the purpose of facilitating securities trading by that person. RCM reserves the right, when RCM deems it necessary or appropriate, to apply the requirements of the Code of Ethics to persons who are not necessarily members of your "immediate family," as defined in the Code of Ethics.



               RULES RELATING TO PERSONAL SECURITIES TRANSACTIONS

Personal securities trading by investment management personnel has come under intensive scrutiny over the last several years, and the SEC has pursued several highly publicized enforcement actions. The SEC, the Investment Company Institute (the "ICI"), and the Association for Investment Management and Research ("AIMR") have all published reports and established standards regarding personal securities trading by the staffs of investment management firms. In addition, the SEC has adopted rules that apply to personal securities trading by RCM personnel. As a result, all RCM employees should be careful to conduct their personal securities transactions in accordance with all of the requirements of the Code of Ethics.

GENERAL RULES REGARDING PERSONAL SECURITIES TRADING

You and persons closely connected to you(2) must conduct your personal securities trading in a manner that does not give rise to either a conflict of interest, or the appearance of a conflict of interest, with the interests of any RCM client, including the Funds. Please bear in mind that, if a conflict of interest arises, you may be frozen in, or prohibited from trading, securities in which you have an existing position. Any losses suffered due to compliance with the requirements of the Code of Ethics are the employee's sole responsibility. Each employee should evaluate this risk before engaging in any personal securities transaction.

The rules regarding personal securities transactions that are contained in the Code of Ethics are designed to address potential conflicts of interests and to minimize any potential appearance of impropriety. These rules include the following:

o   Pre-clearance of personal securities transactions

o   Exemption for certain types of securities, and certain types of transactions

o   Review of duplicate brokerage confirmations

o Prohibition on personal securities transactions during a "blackout period" before and after client trades

o   Ban on short-term trading profits

o   Quarterly reporting of personal securities transactions

o   Securities Holdings Reports, upon employment and annually thereafter.

The details regarding each of the rules with respect to personal securities transactions are discussed in greater detail below.

EXCESSIVE TRADING IN OPEN-END MUTUAL FUNDS

Excessive trading(3) in open-end mutual funds for which RCM serves as the adviser or sub-adviser is strictly prohibited. Such activity can raise transaction costs for the funds, disrupt the fund's stated portfolio management

-------------------------

(2) This Code of Ethics frequently describes the responsibilities of employees. However all references to employees are intended to include persons closely connected to them.
(3) Excessive trading will be defined by the Compliance Committee in its sole discretion. However, no employee may engage in roundtrip transactions that are in excess of a fund's stated policy as disclosed in its prospectus. One roundtrip transaction is typically a purchase, a sale and then a subsequent repurchase of the same mutual fund.

strategy, require a fund to maintain an elevated cash position, and result in lost opportunity costs and forced liquidations. Excessive trading in open-end mutual funds can also result in unwanted taxable capital gains for fund shareholders and reduce the fund's long-term performance.

THE PRE-CLEARANCE PROCESS

As noted above, in order to avoid conflicts of interest, RCM requires written pre-clearance of purchases and sales of all publicly or privately held securities (including limited partnership interests and derivative instruments) that are or would be beneficially owned by its employees. This pre-clearance requirement is intended to protect both RCM and its employees from even the potential appearance of impropriety with respect to any employee's personal trading activity. Whether or not you pre-clear a personal security transaction, if it is later determined that RCM was buying or selling that security (or other securities of the same issuer, or related derivative securities) for one or more clients on that day, you may be required to cancel, liquidate or otherwise unwind your trade.

The pre-clearance requirement applies to all securities, including stocks, bonds, unit trusts, partnership and similar interests, notes, warrants, or other related financial instruments such as futures and options. Pre-clearance also is required for transactions in instruments issued by foreign corporations, governments, states, or municipalities. Specific exceptions to the pre-clearance requirement are listed below. If you have any doubt as to whether the pre-clearance requirement applies to a particular transaction, please check with the Compliance Department before entering into that transaction.

The pre-clearance requirement is satisfied when either the Compliance Department confirms to the employee that their request to purchase or sell a security has been granted via the On-line Pre-Clearance Process, or when the appropriate Personal Securities Transaction Pre- Clearance Form for Partnerships and LLCs (Exhibit A-2) or Secondary Public Offerings and Private Placements (Exhibit A-3) has been completed. The procedures for using the On-line Pre-clearance Process can be obtained from the Compliance Department. RCM and all employees must treat the pre-clearance process as confidential and not disclose any information except as required by law or for appropriate business purposes.

Please remember that pre-clearance is not automatically granted for every trade. For example, if RCM is considering the purchase of a security in client accounts, or if an order to effect transactions in a security for one or more client accounts is open (or unfilled) on the trading desk, pre-clearance will be denied until RCM is no longer considering the purchase or sale of the security, or the order is filled or withdrawn, and until the applicable blackout period has ended.

In addition, please remember that pre-clearance is only given for the specific trade date, with the exception of limit orders. You may not change the trade date, and you may not materially increase the size of your order or limit price, without obtaining a new pre-clearance. You may, however, decrease the size of your trade without obtaining a new pre-clearance. Moreover, you need not place an order for which you have obtained pre-clearance. If you choose not to place that order, however, you must obtain a new pre-clearance if you change your mind on a later date and wish to then enter the order.

Failure to obtain appropriate pre-clearance for personal security transactions is a serious breach of RCM rules. Employees are responsible for compliance with the Code of Ethics by persons closely connected to them. If you fail to obtain pre-clearance, or if your personal transaction in a particular security is executed within the applicable blackout period, you may be required to cancel, liquidate, or otherwise unwind that transaction. In such event, you will be required to bear any loss that occurs, and any resulting profit must be donated to a charity specified by RCM (with suitable evidence of such donation provided to RCM) or forfeited to RCM, in RCM's discretion.

All violations of the pre-clearance requirement will be reported to RCM management (including the RCM Compliance Committee) and, when appropriate, to the applicable Board of Directors of a funds of which RCM serves as the adviser or sub adviser. Violations may subject you to disciplinary action, up to and including discharge. The disciplinary action taken will depend on all of the facts and circumstances.

In addition, all violations of the Code of Ethics will be reported to your supervisor for their consideration during RCM's annual performance appraisal process. Violations may result in a reduction of your overall performance rating.

Required Approval -- Equity and Equity-Related Securities

For proposed transactions in common stocks, preferred stocks, securities convertible into common or preferred stock, warrants and options on common or preferred stocks, or on convertible securities the Compliance Department will receive the prior approval of each of the following persons before confirming to the employee that the proposed transaction has been approved:

1. The Head of Equity Trading or such person as he or she may designate during his or her absence.

2. An appropriate representative from the investment management staff ("Equity PMT") who covers that security (or who would cover that security if it were followed by RCM). For this purpose, members of Equity PMT should not pre-clear any proposed transaction if they believe that RCM may effect a transaction in the subject security within the next three (3) business days.

Required Approval -- Fixed Income Securities

For proposed transactions in corporate debt securities, foreign, state, or local government securities, municipal debt securities, and other types of debt securities (or options or futures on these types of securities), the Compliance Department on behalf of RCM's employees will receive the prior approval of a fixed income manager or Caywood-Scholl Capital Management as appropriate. For this purpose, the fixed income portfolio manager or Caywood-Scholl Capital Management should not pre-clear any proposed transaction if they believe that

RCM may effect a transaction in the subject security within the next three (3) business days.

As appropriate, members of the Equity PMT, the fixed income manager or Caywood-Scholl Capital Management may pre-clear, respectively, equity or fixed income security. Other Portfolio Managers and Research Analysts may pre-clear for sectors, regions or securities for which they have actual responsibility. Authorization to pre-clear employee transactions may change from time to time. While the Compliance Department will avoid such conflicts, as a general rule, no person may pre-clear for himself or herself, and no person may pre-clear in more than one capacity.

The Compliance Department will retain documentation evidencing who pre-cleared each employee transaction.

Trading Date

You must initiate all trading instructions on the date that you list as the proposed trade date. If for some reason you cannot initiate trade instructions on that date, you must resubmit your pre-clearance request to the Compliance Department for their review and possible approval. Trades that are initiated after the close of the New York Stock Exchange (1:00 P.M. in the Pacific Time zone) typically are not executed on that day; therefore, the Compliance Department will treat such trades as having been initiated on the following business day.

Ordinarily, the date on which you initiate your trade instructions should be the date on which the trade is actually executed. However, there are several exceptions to this general rule. The first involves limit, good-till-cancelled ("GTC"), and stop-loss orders. For purposes of the Code of Ethics, the trading date for a limit, GTC or a stop-loss order is the date on which you give the order to your broker, not the date on which the order is finally executed in accordance with your instructions. Therefore, if your limit, GTC or stop-loss order is entered with the broker in accordance with the pre-clearance requirements and consistent with the applicable blackout period, the subsequent execution of that trade will satisfy the requirements of the Code of Ethics, even if RCM subsequently enters trades for client accounts that are executed on the same day as your limit, GTC or stop-loss order is executed. Limit, GTC and stop-loss orders are discussed in greater detail below.

Another exception involves instructions issued by mail. For example, you may subscribe to a limited partnership by mailing in a check and a subscription form. Or you may issue instructions to purchase additional shares through a dividend reinvestment program by mailing a check to the transfer agent. In such cases, the date on which you mail the instruction is treated as the trading date for purposes of the Code of Ethics, unless you modify or cancel the instructions prior to the actual trade. And, for purposes of the applicable blackout period, the date of your trade will be deemed to be the date on which your instructions were mailed, not the date on which the trade was executed.

In some cases, you may place an order for securities where the proposed trading date has not yet been established by the seller or issuer. In such cases, you should indicate, when you are requesting pre-clearance approval, that the trading date will be the date on which the seller or issuer finalizes the trade. However, if the trade is part of a secondary public offering of securities, such trades must not conflict with RCM client trades. Therefore, if RCM subsequently places an order for those securities on behalf of client accounts, you will be required to cancel or unwind your trade.

SPECIAL SITUATIONS

From time to time, a variety of special situations can arise with respect to personal securities transactions. Based on our experience, the Code of Ethics has been tailored to accommodate the particular circumstances that may arise, and to create detailed rules that should apply in these special situations. These special situations fall into two broad categories: special types of securities, and special types of transactions.

Special Types of Securities

Personal securities transactions in certain types of instruments are not covered by all of the requirements of the Code of Ethics. A description of these instruments is set forth below. If you have any doubt as to whether transactions in a particular type of instrument must be pre-cleared, please check with the Compliance Department before the transaction.

Exempted Securities. The Code of Ethics does not apply to any of the following types of securities or instruments ("Exempted Securities"). As a result, you may engage in these transactions in any Exempted Security without obtaining pre-clearance. Except for transactions involving instruments issued by the national governments of Germany, Japan, and the United Kingdom, transactions in Exempted Securities need not be reported on your quarterly personal securities transaction report. Furthermore, the other requirements of the Code of Ethics, such as the 60-day holding period requirement and the so-called "blackout period", do not apply to Exempted Securities. These securities and instruments include the following:

    |X> Shares of registered open-end mutual funds and money market funds, except funds sponsored by Allianz Global Investors and its affiliates and those open-end mutual funds advised or sub advised by RCM.

    |X> Treasury bonds, Treasury notes, Treasury bills, U.S. Savings Bonds, and other instruments issued by the U.S. Government, and similar instruments issued by the national governments of Germany, Japan, and the United Kingdom;

    |X>   High  quality,   short-term  debt  instruments  issued  by  a  banking
          institution, such as bankers' acceptances and bank certificates of deposit;

Similarly, the Code of Ethics does not apply to trades in derivatives based on any of these securities, except as discussed below.

Open-End and Closed-End Mutual Funds Advised or Sub Advised by AGI or its Affiliates. A 30-day holding period applies to all active purchases of the funds sponsored by Allianz Global Investors and its affiliates, including any open-end or closed-end mutual funds advised or sub advised by RCM. This holding restriction does not apply to automatic contributions to your AGI 401(k)/Retirement Plan or automatic reinvestments of dividends, income or interest received from the mutual fund.

All transactions in these funds must be executed in a brokerage account that has been disclosed to the firm, in your AGI 401(k)/Retirement Plan, or in your Deferred Compensation Plan. No transactions in these funds can be executed directly through the applicable mutual fund sponsor. The list of the funds RCM and affiliates currently manage is included on the Compliance Department's Intranet Site under Funds Managed by RCM.

You must report all such transactions on your quarterly personal securities transaction report and report all such holdings on your annual holdings report. There are no reporting requirements for any such mutual fund transaction executed through or holdings held in the AGI 401(k)/Retirement Plan or Deferred Compensation Plan.

While open-end mutual funds advised or sub-advised by AGI or its affiliates do not require pre-clearance approval, closed-end mutual funds managed by AGI or its affiliates do. If you would like to purchase or sell a closed-end mutual fund managed by AGI or its affiliates, please contact the Compliance Department to obtain the necessary form. Derivative Instruments. The same rules that apply to other securities apply to derivative instruments, such as options, futures, and options on futures. If the instrument underlying a derivative instrument is an instrument to which the requirements of the Code of Ethics would otherwise apply, you must satisfy the same pre-clearance procedures as if you were trading in the underlying instrument itself. Therefore, as an example, you must pre-clear transactions in options on securities, other than options and futures on Exempted Securities. (Options and futures on government securities are not subject to the pre-clearance requirements, but should be reported on your quarterly report of personal securities transactions.) Transactions in derivative instruments based on broad-based indexes of securities, such as stock index options or stock index futures need not be pre-cleared (see below.)

RCM employees should remember that trading in derivative instruments involves special risks. Derivative instruments ordinarily have greater volatility than the underlying securities. Furthermore, if RCM is trading in the underlying security on behalf of clients, you may be precluded from closing your position in a derivative instrument for a period of time, and as a result you may incur a significant loss. Such a loss would be solely your responsibility, and you should evaluate that risk prior to engaging in a transaction with respect to any derivative instrument.

In addition, derivative securities ordinarily expire at a stated time. If RCM is trading in the underlying security on behalf of clients around the time of expiration, you will be unable to sell that derivative instrument at that time, unless you have given your broker, in advance, a standing instruction to close out all profitable derivatives positions on the expiration date without any further instruction from you. In such an event, you must either (a) in the case of stock options, exercise the option on the expiration date (the exercise of an option is not subject to the requirements of the Code of Ethics), or (b) allow the derivative security to expire, subject to the usual rules of the exchange on which that instrument is traded.(4)

If you choose to exercise a stock option on expiration, you do not need to request pre-clearance approval from the Compliance Department. Please remember, however, that you may be required to make a substantial payment in order to exercise an option, and you must comply with the usual pre-clearance process in order to sell (or buy) the underlying security so acquired (or sold). When you request pre-clearance approval from the Compliance Department, for the underlying security, please notify the Compliance Department through email (via the "Employee Trading" email address) that the securities in question were acquired through the exercise of an option at expiration.

Stock Index Futures. The pre-clearance requirements of the Code of Ethics do not apply to purchases and sales of stock index options or stock index futures. However, such transactions must be reported on the Employee's quarterly personal securities transactions report.

Limited and General Partnership Interests. The requirements of the Code of Ethics, including the pre-clearance requirements, apply to the acquisition of limited and general partnership interests. Once you have obtained pre-clearance to acquire a general or a limited partnership interest in a particular partnership, you are not required to pre-clear mandatory capital calls that are made to all partners thereafter. However, you are required to pre-clear capital calls that are not mandatory, and you should report such acquisitions on your quarterly report of securities transactions and on your annual statement of securities holdings.

Special Types of Transactions

Special rules apply to certain types of transactions under the Code of Ethics. In some cases (such as non-volitional trades), you may engage in these transactions without obtaining pre-clearance. In other cases (such as private placements or public offerings), the rules that apply to these transactions are more stringent than the usual rules. These special types of transactions, and the rules that apply to them, are as follows:

Private Placements. Acquisition of securities in a private placement is covered by RCM's Code of Ethics, and is subject to special pre-clearance rules. Participation in a private placement must be pre-cleared in writing by a member

-----------------------

(4) In some cases, derivative instruments that are "in the money" will be automatically cashed out on expiration without any instruction from the holder of that security. Any action that is taken without instruction on your part does not require pre-clearance under the Code of Ethics.

of the Compliance Committee. No additional pre-clearance by the Trading Desk or by the Equity PMT is required. However, participation in a private placement will be promptly reported to your Division Head. A special pre-clearance form should be used for participation in private placements.

RCM employees may not invest in private placements if the opportunity to invest in that private placement could be considered a favor or gift designed to influence that employee's judgment in the performance of his or her job duties or as compensation for services rendered to the issuer. In determining whether to grant prior approval for any investment in a private placement, RCM will consider, among other things, whether it would be possible (and appropriate) to reserve that investment opportunity for one or more of RCM's clients, as well as whether the opportunity to invest in the private placement has been offered to the employee as a favor or a gift, or as compensation for services rendered.

In addition, investment personnel who have been authorized to acquire securities in a private placement must disclose that investment to their supervisor when they play a part in any subsequent consideration of an investment in any security of that issuer, if they still hold it. In such circumstances, any decision to purchase securities of that issuer should be subject to an independent review by investment personnel with no personal interest in the issuer, and with knowledge of the conflict of interest that may be present with respect to other investment personnel.

Limit, GTC and Stop Loss Orders. RCM employees are permitted to use limit, GTC and stop-loss orders for trading purposes. Limit, GTC and stop-loss orders must follow the usual pre-clearance mechanisms for personal securities transactions. In the case of a limit, GTC or a stop-loss order, however, the trading date is the date on which you place the order with your broker, subject to the price instructions that you have given to your broker, even if the trade is ultimately executed on a later date. If the limit, GTC or stop-loss order is not subsequently canceled or modified, but is executed without further instructions on a subsequent date, you do not need to obtain an additional pre-clearance. You should, however, report execution of that transaction on the appropriate quarterly personal securities transaction report. In addition, if you change the instructions related to any limit, GTC or stop-loss order (for example, if you change the limit price), you must obtain a new pre-clearance.

Limit, GTC and stop-loss orders create the potential for RCM employees to be trading in the same securities, at the same times, as RCM clients are trading in such securities. Because of this possibility, it is particularly important to be scrupulous about following the procedures regarding limit, GTC and stop-loss orders, and to obtain a new pre-clearance whenever you change the broker's instructions with respect to a limit, GTC or a stop-loss order. If you follow the appropriate procedures, and if the date on which you place the order does not fall within the applicable "blackout period" described below, you will not be deemed to have violated the Code of Ethics or required to break your trade if your limit order or stop-loss order is executed on the same day as trades in that security are executed on behalf of RCM clients.

Public Offerings. Public offerings give rise to potential conflicts of interest that are greater than those that are present in other types of personal securities transactions. As a result, the following rules apply to public offerings:

o Employees are prohibited from purchasing equity and equity-related securities in initial public offerings of those securities, whether or not RCM client accounts participate in the offering, except as described below.

o Employees are permitted to purchase equity and equity-related securities in secondary offerings if RCM client accounts do not hold the security, and if no RCM portfolio manager wishes to participate in the offering for client accounts.

o Employees are permitted to purchase equity and equity-related securities in rights offerings if the opportunity to purchase is extended equally to all holders of the company's common stock.

o Employees are permitted to purchase debt securities, such as municipal securities, in public offerings, unless RCM client accounts are participating in that offering. RCM employees cannot participate in any public offering for debt securities if RCM client accounts are participating in that offering. This limitation does not apply to auctions of Treasury securities.

o Employees are permitted to purchase certain types of equity and equity-related securities (i.e., limited partnership interests, REITs) in public offerings, if RCM ordinarily does not purchase those types of securities for client accounts and in fact is not participating in the offering for client accounts. A special pre-clearance form should be used for purchases of limited partnership interests. If you have any doubt as to whether you may purchase a particular security in a public offering, please check with the Compliance Department in advance.

o Any purchase of any security in a public offering, even if permitted under these rules, should be pre-cleared in writing by a member of the Compliance Committee, in addition to the normal pre-clearance procedures. For this purpose, it is sufficient if a member of the Compliance Committee signs the pre-clearance form in more than one capacity.

Non-Volitional Transactions. The pre-clearance requirements of the Code of Ethics do not apply to transactions as to which you do not exercise investment discretion at the time of the transaction. For example, if a security that you own is called by the issuer of that security, you do not need to pre-clear that transaction, and you may deliver that security without pre-clearance. Similarly, if an option that you have written is exercised against you, you may deliver securities pursuant to that option without pre-clearing that transaction. (If it is necessary to purchase securities in order to deliver them, though, you must pre-clear that purchase transaction.) Likewise, if the rules of an exchange provide for automatic exercise or liquidation of an in-the-money derivative instrument upon expiration, the exercise or liquidation of that position by the exchange does not require pre-clearance. Please remember, though, that you must report non-volitional trades on your quarterly personal securities transaction report form.

De Minimis Transactions in Certain Securities. You are not required to pre-clear de minimis transactions in certain highly liquid securities. Any de minimis transaction that you enter into would not be subject to the otherwise applicable "blackout period," described below. For this purpose, a de minimis transaction is defined to include the following:

o 5000 or fewer shares of any stock that is included in any of the following stock indices (each a "De Minimis Index"):

     1. Top 250 companies of the S&P 500 Stock Index

     2. The FTSE Global 100 Index

     3. The Heng Seng Index.


     The  list  of  securities   that  are  eligible  for  this  exemption  from
     pre-clearance and the applicable "blackout period" are included on the Compliance Department's Intranet Site under "De Minimis Transaction Securities". This list is updated on a quarterly basis. Only those securities included on the list will be exempt from the Code's pre-clearance and "blackout period" requirements.

     o $100,000 or less of face value any obligation issues or guaranteed by the US government or any national government of a foreign country (including their agencies or instrumentalities).

     o Registered Closed-end Mutual Funds for which RCM or an affiliate does not serve as Adviser or Sub-Adviser (See Page 8 for restrictions that apply to transactions in those closed-end mutual funds where RCM is the adviser or sub-adviser).

     o Pre-approved "Exchange Traded Funds and other Commingled Products" (as defined below) that trade on U.S. markets.

     The list of Exchange Traded Funds and other Commingled Products that are eligible for this exemption are included in the Compliance Department's Intranet Site under "De Minimis Transaction Securities". Only those securities included on the list will be eligible for this exemption from the Code's pre-clearance and "blackout period" requirements.

     For purposes of this exemption, Exchange Traded Funds and other Commingled Products are defined as securities that either track a broad based index (S&P 500, Nasdaq 100, etc.) or represent a sufficiently broad basket of individual issuers' securities. Generally, at least 30 issuers will need to comprise such a basket, and no one issuer should account for more than 15% of the instrument, for it to be considered "sufficiently broad". If there is a security that you believe should be exempt that is not included on this list, please contact the Compliance Department so that they can determine whether it may be added to the list.

You must, however, report all such transactions on your quarterly personal securities transaction report and all holdings on your annual holdings report. It is your responsibility to make certain that the company or instrument in question is included in a De Minimis Index or is included in the eligible list of "Exchange Traded Funds and other Commingled Products" prior to entering into a transaction.

Limited Exemption from the Blackout Periods for Liquidations: You may sell up to 5,000 shares of any security, and not be subject to the applicable blackout periods, so long as the following requirements are satisfied:

     1. Such  transactions may only be executed on dates  pre-determined  by the
     Compliance   Department.   These   dates  are  posted  on  the   Compliance
     Department's Intranet Site.

     2. Written notification of such trades must be submitted to the Compliance Department at least 30 days prior to the pre-determined trade dates. Written notification must be provided using the form attached as Exhibit F.

     3. If your order is not completed by your broker on a pre-determined trade date, you must cancel the remaining uncompleted order.

     4. You can only provide notification of up to 6 transactions each calendar year regardless of whether or not the orders are executed.


Other Special Transactions. Special rules also apply to tender offers, participation in and purchases of securities through dividend reinvestment plans and periodic purchase plans, the receipt of stock dividends, the exercise of options or other rights. If you wish to participate in these plans or transactions (or similar plans or transactions), please contact the Compliance Department.

Gifts. Gifts of securities fall into two broad categories: (i) gifts of securities made to others; and (ii) gifts of securities received.

Gifts of securities made to others, such as relatives or charities, are treated as a disposition of beneficial ownership, and must be pre-cleared like any other securities transaction prior to transfer of the securities. Of course, given the vagaries of the securities settlement system, it may not be possible to identify with precision the date on which a gift transfer will actually take place. For that reason, RCM may, in its discretion, waive certain technical violations of the pre-clearance requirement with respect to gifts of securities, if (i) the gift transaction was pre-cleared in advance, but transfer of the securities was delayed beyond the pre-clearance date, and the securities in question were not immediately sold by the transferee, or (ii) if the facts and circumstances warrant.

Gifts of securities received depend on the nature of the gift. In the ordinary case, if you receive securities as a gift, receipt of that gift is non-volitional on your part, and you cannot control the timing of the gift. Therefore, as a practical matter, you are not required to pre-clear receipts of securities in such cases. Please remember, though, that you cannot use the gift rules to circumvent the pre-clearance requirements. Therefore, if a gift of securities that you receive is not truly non-volitional, you must pre-clear that gift like any other securities acquisition.

Proprietary Accounts. Certain accounts, including the Deferred Compensation accounts and Caywood-Scholl Capital management Profit Sharing Account, are deemed by the SEC to be "proprietary" accounts. Unless these accounts trade on RCM's trading desk and are thus subject to the same policies and procedures as any client account, they are subject to the same rules as the personal accounts of employees. In addition, because these accounts are maintained on the records of RCM, reports of the activity of these accounts need not be filed on a quarterly or annual basis. For additional information about these accounts, please contact the Compliance Department.

Third Party Accounts

Situations sometimes arise in which you nominally have beneficial ownership over a particular account, but where in reality you do not exercise direct or indirect influence or control over that account, and where you provide no investment advice with respect to the investment decisions made with respect to that account. These accounts are referred to in the Code of Ethics as "Third Party Accounts". A RCM employee, with the prior approval (See Exhibit B) of the Compliance Department, may be exempted from pre-clearance with respect to transactions in a Third Party Account if certain conditions are met.

If you have a Third Party Account, and if you feel that compliance with the pre-clearance and/or quarterly reporting obligations would be burdensome and unnecessary, please see the Compliance Department. Determinations as to whether to grant a waiver from the Code of Ethics will be made on a case-by-case basis. Depending on all of the facts and circumstances, additional requirements may be imposed, as deemed necessary or appropriate. Notwithstanding this limited exception, RCM reserves the right at any time, in the discretion of the General Counsel, to require reports of securities transactions in any Third Party
Account for any time period and otherwise to modify or revoke a Third Party Account exception that has been granted.

BLACKOUT PERIODS

Potential conflicts of interest are of particular concern when an employee buys or sells a particular security at or near the same time as RCM buys or sells that security for client accounts. The potential appearance of impropriety in such cases is particularly severe if that employee acts as the portfolio manager for the client accounts in question.

In order to reduce the potential for conflicts of interest and the potential appearance of impropriety that can arise in such situations, the Code of Ethics prohibits employees from trading during a certain period before and after RCM enters trades on behalf of RCM clients. The period during which personal securities transactions is prohibited is commonly referred to as a "blackout period."

The applicable blackout period will vary, depending on whether or not you are a portfolio manager.

If you are not a portfolio manager or analyst that effects transactions in portfolios the blackout period is the same day on which a trade is conducted, or on which an order is pending, for a RCM client. Therefore, as an example, if RCM is purchasing a particular security on behalf of its clients on Monday, Tuesday, and Wednesday, you may not trade in that security until Thursday.

If you are a portfolio manager or analyst that effects transactions in portfolios the blackout period will depend on whether you manage Fund portfolios or separately managed client portfolios and on whether the security complies with the de minimis transaction exemption.

o For open-end and closed-end mutual funds ("Fund") subject to the requirements under the Investment Company Act of 1940, the blackout period is seven calendar days before and seven calendar days after any trade by a Fund for whose portfolio you have investment discretion and for which pre-clearance is required. Therefore, as an example, if the PIMCO RCM Mid Cap Fund purchases a particular security on Day 8, all individuals that have investment discretion over the Allianz RCM Mid Cap Fund would be precluded (with the exception of those securities not subject to the pre-clearance requirements) from purchasing or selling that security for their own accounts from Day 1 through Day 15.

o For separately managed client portfolios, the blackout period is one business day before and one business day after any trade by any such client portfolio for which you have investment discretion and for which pre-clearance is required. Therefore, as an example, if a client account trades in a particular security on Day 2, individuals who have investment discretion over that client account may not trade in that security on Day 1, Day 2, or Day 3.

o For those securities that comply with the de minimis transaction exemption, the blackout period is the same day as a trade in an account over which you have investment discretion.

For information concerning the application of these rules to the RCM Deferred Compensation Plan, please contact the Compliance Department.


RCM recognizes that the application of the blackout period during the period prior to a mutual fund's or a client's transactions poses certain procedural difficulties and may result in inadvertent violations of the Code of Ethics from time to time. Nevertheless, virtually every industry group that has examined the issues surrounding personal securities trading has recommended the imposition of a blackout period. As a result, employees should consider carefully the potential consequences of the applicable blackout period before engaging in personal securities transactions in securities which RCM holds, or might consider holding, in client accounts.

If a previously entered employee trade falls within the applicable blackout period, the employee must reverse that trade. If the trade can be reversed prior to settlement, the employee should do so, with the cost of reversal being borne by the employee. If the trade cannot be reversed prior to settlement, then the Compliance Department, at its discretion, can require the employee to engage in an offsetting transaction or may determine another appropriate method to resolve the conflict; in such event, you will be required to bear any loss that occurs, and any resulting profit must be donated to a charity designed by RCM (with suitable evidence of such donation provided to RCM) or forfeited to RCM, in RCM's discretion. While the Compliance Department attempts to mitigate the possibility that any employee's transaction will conflict with this requirement, the employee assumes the risk once he or she initiates the execution of an order.

The blackout period does not apply to securities or transactions that are exempted from the requirements of the Code of Ethics or comply with the Limited Exemption from the Blackout Periods for Liquidations as described earlier in this Code. Thus, for example, the blackout period does not apply to transactions in U.S. government securities, or to non-volitional transactions. If you have any questions or doubts about the application of the blackout period to a particular situation, please consult the Compliance Department before you enter a trade.

BAN ON SHORT-TERM TRADING PROFITS

Short-term trading involves higher risks of front-running and abuse of confidential information. As a result, each employee's personal securities transactions should be for investment purposes, and not for the purpose of generating short-term trading profits. As a result, RCM employees are prohibited from profiting from the purchase and sale (or in the case of short sales or similar transactions, the sale and purchase) of the same (or equivalent) securities within 60 calendar days. Therefore, as an example, if you purchase a particular security on day 1 (after pre-clearing the transaction), you may sell that security on day 61 (again, after obtaining pre-clearance) and retain the profit. If you sell the security on day 60, however, you will be required to forfeit any profit from that purchase and sale. The Compliance Department will not review how long the employee has held each security before granting pre-clearance approval. As a result, it is the employee's sole responsibility to make sure that they comply with this requirement.

This prohibition does not apply to (i) securities that were not held by RCM during the 12 months preceding the proposed transaction; or (ii) securities and transactions, such as government securities and shares of money market funds and open-end investment companies that are generally exempt from the pre-clearance requirements of the Code of Ethics, including:

     o Exempted Securities

     o De minimis transactions involving obligations of the US government or the national government of any foreign country (including their agencies or instrumentalities)

     o De minimis transactions involving a De Minimis Index at the time of the transaction

     o Securities that were not held by RCM during the 12 months preceding the proposed transaction

     o  Transactions   in  closed-end  or  open-end   mutual  funds  advised  or
     sub-advised by RCM.

If a violation of this prohibition results from a transaction that can be reversed prior to settlement, that transaction should be reversed. The employee is responsible for any cost of reversing the transaction. If reversal is impractical or not feasible, then any profit realized on that transaction must be donated to a charitable organization (with suitable evidence of such donation provided to RCM) or forfeited to RCM, in RCM's discretion.

In certain instances, you may wish to sell a security within the 60-day holding period and to forfeit any gain that you may have received with respect to that transaction. If that intention is disclosed to the firm, and if you do in fact forfeit any profit that you may have received, a sale within the 60-day period will not be considered a violation of the Code of Ethics. In addition, you may sell securities at a loss within the 60-day period (subject to pre-clearance if applicable) without violating the Code of Ethics.

Please remember that you can match transactions outside the 60-day holding period in order to avoid a violation of this provision. For example, if you purchase 100 shares of a security on day 1, and 100 more shares on day 200, you can sell up to 100 shares of the total 200 shares that you hold on day 250 (because you are matching the sale on day 250 against the purchase on day 1). If you sell 200 shares on day 250, though, any profit realized on the second 100 shares would be required to be disgorged.

This prohibition may, in many instances, limit the utility of options and futures trading, short sales of securities, and other types of legitimate investment activity. In order to ameliorate the effect of this prohibition, RCM will allow employees to "tack" holding periods in appropriate circumstances. For example, if you hold an option for 30 days, then exercise the option, and continue to hold the underlying security for 30 days, you will be permitted to "tack" (i.e., add together) the holding period of the option to the holding period of the security held through exercise of the option. Similarly, if you "roll" an option or a future that is due to expire shortly into the same option or future with a longer maturity by selling the expiring instrument and simultaneously buying the longer maturity instrument, you will be permitted to "tack" the holding period of the expiring option or future to the holding period of the longer maturity instrument.

Tacking rules are complex. To avoid situations that may require you to disgorge profits, we recommend consulting the Compliance Department in any instance in which you would seek to "tack" holding periods.

In addition, short-term trading profits may be realized unintentionally, if, for example, the issuer of a particular security calls that security or becomes the subject of a takeover bid. Dividend reinvestment of shares also may inadvertently create short-term trading profits. Exceptions to the prohibition on short-term trading profits will be permitted in cases involving non-volitional trades, but only if no abuse or circumvention of the policy is involved. For example, if you purchase a security that you are aware is the subject of a takeover, you may not be permitted to keep any short-term profit resulting from a subsequent involuntary sale of that security.

Other exceptions from the prohibition against short-term trading profits may be permitted in the discretion of the Compliance Committee when no abuse is involved and when the equities strongly support an exemption (for example, in the case of an unanticipated urgent need to liquidate securities to obtain cash, or where clients do not hold the securities in question).

FIDUCIARY RESPONSIBILITY TO CLIENTS

As noted above, RCM and its employees have a fiduciary responsibility to RCM's clients. We are required to avoid conduct that might be detrimental to their best interests, and we cannot place our own personal interests ahead of those of our clients.

In order to fulfill this duty to our clients, RCM, as a matter of policy, requires its employees to offer all investment opportunities to RCM's clients first, before taking advantage of such opportunities themselves. Therefore, before trading in any security that is not covered by a RCM analyst, or engaging in a transaction of limited availability, the Compliance Department, as part of the pre-clearance process, will ensure that the research analyst who would follow the security(5) (for equity securities) or any senior member of the fixed income manager or Caywood-Scholl Capital Management (for fixed income securities) is aware that you have identified a security or transaction of limited availability that you believe would be a good investment, and will if necessary ask you to explain the basis for your interest in that security. If, after receiving that information, the analyst, fixed income manager or Caywood-Scholl Capital Management does not wish to recommend that security for investment to RCM clients, you are free to trade, after securing the other necessary pre-approvals. If the analyst, fixed income manager or Caywood-Scholl Capital Management expresses an interest in that security or transaction, however, you must refrain from trading in that security or engaging in that transaction until a decision has been made as to whether to purchase that security for RCM clients. In some cases, you may be required to refrain from trading for several days, until a decision is made.

We recognize that this policy may make it more difficult for RCM employees to engage in certain personal securities transactions. Nevertheless, we believe that these rules will enhance the ability of RCM to fulfill its fiduciary responsibilities to our clients.

TECHNICAL COMPLIANCE IS NOT SUFFICIENT

As has been stated previously in this Code, RCM and its employees are fiduciaries subject to the highest standards of care and must always act in our clients' best interests. IT IS NOT APPROPRIATE TO RELY ON MERE TECHNICAL
COMPLIANCE WITH THE RULES SET OUT IN THIS CODE. Moreover, the SEC and other regulators closely scrutinize personal securities transactions by investment

------------------------

(5) In the event that the research analyst that would follow the security is not available, the Compliance Department will discuss the proposed investment with the Head of Research, or in his or her absence another senior member of the Equity Portfolio Management Team ("Equity PMT"). Research analysts seeking to purchase any security that they cover or would cover on behalf of RCM, but that they have not recommended for purchase in client accounts, should seek the approval of the Head of the Research Division or the Head of Equity prior to purchasing that security for their own account.

professionals to ensure that they conform to fiduciary principles. As a result you should always remember that we all have an obligation to put our client's interests ahead of our own in all circumstances.

REPORTING PERSONAL SECURITIES TRANSACTIONS

The Code of Ethics requires four types of reports concerning personal securities transactions. The four types of reports are as follows:

         o        On-line and/or hard copy pre-clearance forms;

         o        Duplicate brokerage confirmations and brokerage statements;

         o        Quarterly reports of transactions; and

         o        Initial and Annual Personal Holdings Reports.

Each of these reports is described in greater detail below.

All personal securities transaction reports are retained by RCM in a personal securities transactions file for each employee. If you would like to review your personal securities transactions file, please contact the Compliance Department.

Each employee's personal securities transactions file will be kept strictly confidential (although they may be disclosed to or reviewed with RCM's Compliance Committee or Senior Management). Accordingly, access to an employee's personal securities transactions file will be limited to members of the Compliance Department, the Compliance Committee, appropriate RCM management personnel, and RCM's outside counsel. In addition, please remember that RCM reserves the right, from time to time, to produce personal securities transactions records for examination by the Securities and Exchange Commission, the Federal Reserve Board, or other regulatory agencies, and may be required to provide them to other persons who are empowered by law to gain access to such materials.

Pre-Clearance Forms

Copies of all hard-copy pre-clearance forms and printouts of the emails from the Compliance Department granting pre-clearance approval are retained in each employee's personal securities transactions file, after they have been completed and reviewed. Copies of all hard-copy forms are also returned to the employee for his or her records.

Duplicate Brokerage Confirmations

RCM verifies compliance with the pre-clearance process by reviewing duplicate brokerage confirmations. Each employee must instruct each broker-dealer with whom he or she maintains an account, and with respect to all other accounts as to which the employee is deemed to have beneficial ownership, to send directly to the Compliance Department a duplicate copy of all transaction confirmations generated by that broker-dealer for that account. RCM treats these transaction confirmations as confidential. In order to ensure that duplicate brokerage confirmations are received for all employee trading accounts, all employees are required to complete a Trading Account Form (see Exhibit C) and to submit an updated Trading Account Form within 10 days of an account's being added or deleted.

You and persons closely connected to you must disclose promptly every trading account that you maintain, and every new trading account that you open, to the Compliance Department. Employees are required to seek approval from RCM's
Compliance Department prior to opening brokerage accounts with more than four different broker dealers.

Quarterly Reports of Transactions

The reporting and recordkeeping requirements of the SEC applicable to RCM as a registered investment adviser mandate that each officer, director, and employee of RCM (including the Directors) must file a Quarterly Securities Transaction Report (see Exhibit D) with the Compliance Department, within 30 days after the end of each quarter, whether or not the employee entered into any personal securities transactions during that quarter. The quarterly reporting process also enables RCM to double-check that all personal securities transactions have been appropriately pre-cleared and reported to RCM.

Initial and Annual Personal Holdings Reports

The pre-clearance and reporting process with respect to personal securities transactions is designed to minimize the potential for conflicts of interest between an employee's personal investing and investments made by RCM on behalf of its clients. However, potential conflicts of interest can arise when a RCM employee owns a security that the firm holds, or is considering buying, on behalf of any RCM client, even if the employee does not engage at that time in a personal securities transaction. As a result, the SEC has stated flatly that an investment adviser must require its employees to disclose all of their personal holdings upon their becoming employees and at least annually thereafter.

Initial disclosure of holdings information must be made within 10 calendar days of your being employed by RCM. Annual Personal Holdings Reports (See Exhibit E) and a confirmation of current brokerage accounts must be submitted to the Compliance Department by February 14 of each year and provide information as of a date not earlier than December 31 of the preceding year. Please note that this list must include holdings in Third Party Accounts, and must state the approximate value of the position. In general , the report need not include holdings of securities that are exempted from the requirements of the Code of Ethics, such as U.S. government securities or shares of open-end mutual funds. However, transactions involving sovereign debt issued by Germany, Japan or the United Kingdom must be reported. Please be aware that reports of personal holdings may be reviewed by the Compliance Committee and may be disclosed, when deemed necessary or appropriate, to members of the appropriate Portfolio Management Team, to appropriate members of RCM management, and/or to RCM's legal representatives.

                         WHAT BENEFICIAL OWNERSHIP MEANS

The Code of Ethics provisions concerning reporting and prior approval cover all transactions in securities in which you (or persons closely connected to you) have a direct or indirect beneficial ownership. The term "beneficial interest" is defined in the federal securities laws and includes more than an ordinary ownership interest. Because beneficial interest can be interpreted very broadly, if you have any question concerning whether you have a beneficial interest in a security you should contact the Compliance Department. However, in general, you may be deemed to have beneficial ownership under any of the following circumstances:

1. You have the power to sell or transfer the security or you have the power to direct the sale or transfer;

2.   You have the power to vote the security or the power to direct the vote;

3.   You have an economic interest in the security; or

4. You have the right to acquire, within 60 days, the power to sell, the power to vote, or an economic interest in the security.


                           OTHER CONFLICTS OF INTEREST

As noted earlier, conflicts of interest can also arise in situations not involving personal securities transactions. Some of the situations that have been encountered in the past are set forth below:

PROVIDING INVESTMENT ADVICE TO OTHERS

In order to avoid conflicts with the interests of our clients, you may not provide investment advice to anyone or manage any person's portfolio on a discretionary basis, except for RCM clients or members of your immediate family (as noted elsewhere, transactions by members of your immediate family are covered by the Code of Ethics). Thus, you should not give advice to anyone, other than members of your immediate family, concerning the purchase or sale of any security, and you should be especially cautious with respect to securities that are being purchased and sold (or are under consideration for purchase and sale) for RCM client accounts. In particular, you may not provide investment advice or portfolio management services for compensation to any person, other than a RCM client, under any circumstances, unless that arrangement is disclosed to and approved by RCM.



FAVORITISM AND GIFTS

You may not seek or accept gifts, favors, preferential treatment, or valuable consideration of any kind offered from certain persons because of your association with RCM. This prohibition applies to anyone who does business or is soliciting business with any RCM entity, as well as to any organization (such as a broker-dealer or other financial intermediary) engaged in the securities business. In addition, care should be taken to avoid the appearance of a conflict of interest that may have a potential negative impact on RCM or the recipient when giving a gift or providing entertainment to a third party. The details of this policy are explained more fully in RCM's Gift and Entertainment Policy, which is available on the Compliance Department's Intranet site and in RCM's Employee Handbook.

DISCLOSURE OF INTERESTS OF MEMBERS OF IMMEDIATE FAMILY

The potential for a conflict of interest also can arise if a member of your immediate family is employed in the securities industry, or has an economic interest in any organization with which RCM does business. If a member of your immediate family has such an employment relationship or such an economic interest, please notify the Compliance Department promptly.

DISCLOSURE OF INFORMATION CONCERNING SECURITIES RECOMMENDATIONS AND TRANSACTIONS

Except as may be appropriate in connection with your job responsibilities, you may not release information to any person not affiliated with RCM (except to those concerned with the transaction or entitled to the information on behalf of the client) as to the securities holdings of any client, any transactions executed on behalf of any client, or RCM's aggregate holdings in, or trading decisions or considerations regarding, any security. In particular, you must take special precautions not to disclose information concerning recommendations, transactions, or programs to buy or sell particular securities that are not yet completed or are under consideration, except (1) as necessary or appropriate in connection with your job responsibilities, (2) when the disclosure results from the publication of a prospectus, proxy statement, or other documents, as may be required under the federal securities laws, (3) in conjunction with a regular report to shareholders or to any governmental authority resulting in such information becoming public knowledge, (4) in conjunction with any report to which persons are entitled by reason of provisions of an investment management agreement or other similar document governing the operation of RCM, (5) as may otherwise be required by law, or (6) after the information is otherwise publicly available.

PROHIBITION ON SERVING AS A DIRECTOR

RCM employees are prohibited from serving on the board of directors of any organization without prior approval of RCM's Compliance Committee. Such approval will be given only where RCM believes that such board service will be consistent with the interests of RCM's clients. If board service is authorized, appropriate procedures will be implemented to ensure that confidential information is not obtained or used by either the employee or RCM.

INSIDER TRADING

All employees are required to comply with RCM's Insider Trading Policy. The Insider Trading Policy prohibits trading, either personally or on behalf of others, on material nonpublic information, or communicating such information to others who trade in violation of law (known as "insider trading" and "tipping"). Although the pre-clearance, reporting, and trade restriction requirements of the Code of Ethics apply only to trading by employees and their members of their immediate families, the insider trading and tipping restrictions reach beyond employees' immediate families to prohibit RCM employees from illegally profiting (or avoiding losses), or from funneling illegal profits (or losses avoided), to any other persons. They also prohibit RCM from insider trading or tipping in client accounts or the Funds. For more information, please consult the Insider Trading Policy or the Compliance Department.

POLITICAL CONTRIBUTIONS POLICY

Making Political Contributions

One of the objectives of RCM's Code of Ethics is to ensure that conflicts of interest do not arise as a result of an employee's position at RCM. Contributions (financial or non-financial) made to certain political campaigns may raise potential conflicts of interest because of the ability of certain office holders to direct business to RCM. For example, significant contributions to any person currently holding a city, county or state position (Governor, or other state-wide office), or any candidate running for these offices may raise concerns. As a result, employees should seek approval from RCM's Compliance Department before making contributions over $500 to any person currently holding these positions or running for these positions. Employees are also encouraged to seek guidance for contributions to other political offices that may have the power to influence the choice of RCM to manage a public fund.

As a general matter, contributions to candidates for U.S. President, Senate, House of Representatives and contribution to national political parties are permissible unless the candidate currently holds an office that may raise potential conflict of interest issues as described above.

Soliciting Political Contributions

In  soliciting  political  contributions  from  various  people in the  business
community,   you  must  never   allow  the  present  or   anticipated   business
relationships of RCM to be a factor in soliciting such contributions.

Please keep in mind that any political contributions that you make or solicit should be viewed as personal. Therefore, you should never use RCM letterhead for correspondence regarding these contributions.

                      POTENTIAL CONSEQUENCES OF VIOLATIONS;

                         RESPONSIBILITIES OF SUPERVISORS

RCM regards violations of the Code of Ethics as a serious breach of firm rules. Therefore, any employee who violates any element of the Code of Ethics (including the Gift Policy or Insider Trading Policy) may be subject to appropriate disciplinary action. Disciplinary action may include, but is not limited to, one or more of the following: 1) a written reprimand from RCM's Compliance Committee that is maintained in your employee file, 2) monetary fines, 3) restrictions placed on your ability to trade in your personal account(s) and 4) termination of employment. Moreover, all employees should be aware that failure to comply with certain elements of RCM's Code of Ethics may constitute a violation of federal and/or state law, and may subject that employee and the firm to a wide range of criminal and/or civil liability. Violations or potential violations of the Code of Ethics may be reported to federal or state authorities, such as the SEC.

     In addition, the federal securities laws require RCM and individual supervisors reasonably to supervise employees with a view toward preventing violations of law and of RCM's Code of Ethics. As a result, all employees who have supervisory responsibility should endeavor to ensure that the employees they supervise, including temporary employees and contractors, are familiar with and remain in compliance with the requirements of the Code of Ethics.



                     QUESTIONS CONCERNING THE CODE OF ETHICS

Given the seriousness of the potential consequences of violations of the Code of Ethics, all employees are urged to act seek guidance with respect to issues that may arise. Resolving whether a particular situation may create a potential conflict of interest, or the appearance of such a conflict, may not always be easy, and situations inevitably will arise from time to time that will require interpretation of the Code of Ethics to particular circumstances. Please do not attempt to resolve such questions yourself. In the event that a question arises as to whether a proposed transaction is consistent with the Code of Ethics, please address that question to the Compliance Department before the transaction is initiated.

Although the Code of Ethics addresses many possible situations, other special situations inevitably will arise from time to time. If a particular transaction or situation does not give rise to a real or potential conflict of interest, or if appropriate safeguards can be established, the Compliance Department or the Compliance Committee may grant exceptions to provisions of the Code of Ethics. However, there can be no guarantee that an exception will be granted in any particular case, and no exception will be granted unless it is requested before you enter into a transaction.



                              FORMS TO BE EXECUTED

After you have read through all of the material included, please sign and return the acknowledgment to the Compliance Department (see Exhibit G). The Compliance Department has copies of the Personal Holdings Report available for your use. Authorization and reporting forms pertaining to securities transactions will be retained and will become a permanent part of your individual personal securities transactions file.




Last Rev. Jan. 05

                                   EXHIBIT A-1

               PERSONAL SECURITIES TRANSACTION PRE-CLEARANCE FORM

Employee Name____________________________      Proposed Trade Date:
                                               Note: Trading is authorized only
                                               for this date.

I hereby certify as follows:

1. I am familiar with RCM's Code of Ethics, and this transaction complies in all material respects with that policy. I understand that failure to comply with the Code of Ethics may result in severe civil and criminal penalties under federal securities laws, as well as disciplinary action.

2. I am not aware of any material, non-public information concerning this issuer or the market for its securities.

3. To the best of my knowledge, except as otherwise disclosed to the Compliance Department, RCM has no plans to purchase or sell securities of this issuer within three business days of the proposed trade date.

Signature________________________________    Date_______________________________
================================================================================

Security, Name or Description:__________________________________________________

Is this Security currently followed by a  RCM analyst? _____ YES        _____ NO

Is this transaction of limited availability?           _____ YES        _____ NO

Ticker Symbol:______________________

Market ___________       GTC/ Limit      ____                Stop Loss    _____
================================================================================

Buy or Sell:________________________________    Price:__________________________
================================================================================

                                  AUTHORIZATION

EQUITY  TRADING  DEPARTMENT  APPROVAL  (All  corporate   securities,   including
derivatives of corporate securities). There are no orders pending for purchase or sale of the security for client accounts at this time.

                               Initials______________     Date__________________

ANALYST OR PMT APPROVAL (All securities).

1. I do not expect that this security will be recommended shortly for purchase or sale for client accounts.

2. In the event the above security is not currently followed by RCM, or is a transaction of limited availability, I believe the purchase of this security for RCM accounts is inappropriate.

                               Initials______________     Date__________________

COMPLIANCE DEPARTMENT APPROVAL (All securities)*

                               Initials______________     Date__________________

                  *NOTE: This approval should be obtained last.

                                   EXHIBIT A-2

               PERSONAL SECURITIES TRANSACTION PRE- CLEARANCE FORM

                             (Partnerships and LLCs)

Employee Name __________________________________________

I hereby certify as follows:

1. I am familiar with RCM's Code of Ethics, and this transaction complies in all material respects with that policy. I understand that failure to comply with the Code of Ethics may result in severe civil and criminal penalties under federal securities laws, as well as disciplinary.

2. I am not aware of any material, non-public information concerning this issuer or the market for its securities.

================================================================================

Signature____________________________________    Date___________________________

Proposed Trade Date:

Transaction Type:  Limited Partnership      ________  General Partnership_______
                   Limited Liability Company________  Other              _______

Security Name or Description:    _______________________________________________

Number of Shares or Principal Amount:

Buy or Sell:______________________________________________
================================================================================

                                         AUTHORIZATION

All Securities:

Compliance Committee Member           Initials______________     Date___________



Compliance Department                 Initials______________     Date___________
Approval*




                  *NOTE: This approval should be obtained last.

Last Rev. Jan. 05                       A-2

                                   EXHIBIT A-3

               PERSONAL SECURITIES TRANSACTION PRE- CLEARANCE FORM

               (Secondary Public Offerings and Private Placements)

Employee Name _________________________________________________________

I hereby certify as follows:

1. I am familiar with RCM's Code of Ethics, and this transaction complies in all material respects with that policy. I understand that failure to comply with the Code of Ethics may result in severe civil and criminal penalties under federal securities laws, as well as disciplinary action.

2. I am not aware of any material, non-public information concerning this issuer or the market for its securities.

3. To the best of my knowledge, except as otherwise disclosed to the Compliance Department, RCM has no plans to purchase or sell securities of this issuer within three business days of the proposed trade date, and no RCM Account holds such security.

Signature________________________________    Date_______________________________
================================================================================

Proposed Trade Date:________________________  Note: Trading is authorized only for the proposed date.

Security Name or Description:___________________________________________________

Number of Shares or Principal Amount:

Secondary Offering:   ______________                 Private Placement:  ______

Market or Limit Order:______________________________    Buy or Sell:____________
================================================================================

                                  AUTHORIZATION

All Securities:

Compliance Committee Member         Initials______________     Date_____________

Purchase of this security is not appropriate for  RCM accounts because:_________
___________________________________________________________________________.

Compliance Department                    Initials                   Date
Approval*

                  *Note: This approval should be obtained last.

Last Rev. Jan. 05

                                    EXHIBIT B

                        THIRD PARTY ACCOUNT CERTIFICATION

I hereby certify as follows:

1. Employees of RCM Capital Management LLC, RCM Distributors LLC, Caywood-Scholl Capital Management, Inc., and Pallas Investment Partners, L.P. (collectively, " RCM"), have a fiduciary responsibility to the clients of their employer. In order to satisfy that fiduciary responsibility and to comply with the requirements of the federal securities laws, I understand that I must adhere to certain procedures with respect to personal securities transactions in which I have a direct or indirect beneficial interest, whether or not such procedures may be burdensome or costly.

2. I have read and understand the RCM Code of Ethics and hereby certify that I have complied with all provisions of the Code of Ethics since the date on which I first became employed by RCM, except as otherwise disclosed to the Compliance Department of RCM.

3. I have asked for a waiver from the pre-trading securities transaction authorization procedures with respect to the trades for the Third Party Account (as defined in the RCM Code of Ethics) of
     _______________________________.

4. I hereby certify that I exercise no direct or indirect influence or control over the investment decisions for the Third Party Account.

5. I certify that I have not, and will not, (i) engage in discussions concerning any action that RCM may or may not take with respect to any security with any person outside of RCM, including any member of my immediate family or any person(s) who has (have) direct or indirect influence or control over the investment decisions for the Third Party Account ("Control Persons"), while I am employed at RCM, or (ii) provide investment advice to the Control Persons.



 EMPLOYEE:


_______________________________               _______________________________
       Date                                   (Name Please Print)



                                              _______________________________
                                              Signature


Last Rev. Jan. 05                      B-1

                                                        EXHIBIT C

                  LIST OF TRADING ACCOUNTS IN WHICH YOU HAVE DIRECT OR INDIRECT BENEFICIAL OWNERSHIP*
------------------------- --------------------------------- -------------------- ------------------ -------------- --------------

                                                                                      Name of        Date Account
    Institution's Name          Institution's Address          Account Number      Account Holder     Established   Relationship
------------------------- --------------------------------- -------------------- ------------------ -------------- --------------

------------------------- --------------------------------- -------------------- ------------------ -------------- --------------

------------------------- --------------------------------- -------------------- ------------------ -------------- --------------

------------------------- --------------------------------- -------------------- ------------------ -------------- --------------

------------------------- --------------------------------- -------------------- ------------------ -------------- --------------

------------------------- --------------------------------- -------------------- ------------------ -------------- --------------

------------------------- --------------------------------- -------------------- ------------------ -------------- --------------

------------------------- --------------------------------- -------------------- ------------------ -------------- --------------

Name of Employee _________________________________________________________________________________________
                                                       (Please Print)

I certify that I have disclosed to  RCM Capital Management LLC, RCM Distributors LLC, Caywood-Scholl Capital Management, Inc. and
Pallas Investment Partners, L.P., all trading accounts in which I have a direct or indirect beneficial interest.

Signature __________________________________


Date:     _______________________________


-----------------------------
* Please list all accounts in which you have direct or indirect beneficial ownership (Beneficial ownership is explained in the Code of Ethics).

Last Rev. Jan. 05                                            C-1

                                    EXHIBIT D

                                               Print Name ______________________


                          QUARTERLY TRANSACTION REPORT
    -------------------- ----------------- ---------------- -----------------
           1ST Q               2ND Q            3RD Q            4TH Q
    -------------------- ----------------- ---------------- -----------------
                                      200_

I had no reportable security transactions
for the shaded quarter above:                    _______________________________

                                                             Signature
The following is a complete list of all security transactions that are required to be reported under  RCM's
Code of Ethics for the shaded quarter above:     _______________________________

                                                             Signature

--------------------------------------------------------------------------------

           # OF SHARES                                  ACCOUNT
       --------------------
 DATE    BUY      SELL       PRICE       SECURITY       NUMBER     COMMENTS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

If any activity - Legal and Compliance Review:


Last Rev. Jan. 05                   D-1

                                    EXHIBIT E
                            PERSONAL HOLDINGS REPORT


I hereby certify that the following is a complete and accurate representation of my securities holdings as of __________________:


Print Name:
           ------------------------------------------

Signed:                                                    Date:
           ------------------------------------------            ---------------


1.   EQUITY AND EQUITY-RELATED INVESTMENTS

----------------------- ------------------------ ------------ ------------

   Issuer and Ticker       Nature of Investment     No. of     Principal
                                                    Shares      Amount
----------------------- ------------------------ ------------ ------------

----------------------- ------------------------ ------------ ------------

----------------------- ------------------------ ------------ ------------

----------------------- ------------------------ ------------ ------------

----------------------- ------------------------ ------------ ------------

----------------------- ------------------------ ------------ ------------

----------------------- ------------------------ ------------ ------------

----------------------- ------------------------ ------------ ------------

----------------------- ------------------------ ------------ ------------

----------------------- ------------------------ ------------ ------------

----------------------- ------------------------ ------------ ------------

----------------------- ------------------------ ------------ ------------

----------------------- ------------------------ ------------ ------------

----------------------- ------------------------ ------------ ------------

----------------------- ------------------------ ------------ ------------

----------------------- ------------------------ ------------ ------------

----------------------- ------------------------ ------------ ------------

----------------------- ------------------------ ------------ ------------

----------------------- ------------------------ ------------ ------------

----------------------- ------------------------ ------------ ------------


Last Rev. Jan. 05                   E-1

2.   FIXED INCOME INVESTMENTS (Debt Instruments)

------------- ---------------------- -------------------------------------------
                                         Market Value of Securities (Check One)
                                     -------------------------------------------
Issuer/Title   Nature of Investment  Less   $1,000              More       No
                                     than   - $5,000  $5,000 -  than      Value
                                     $1,000           $25,000   $25,000 Reported
------------- ---------------------- ------ -------- --------- -------- --------

------------- ---------------------- ------ -------- --------- -------- --------

------------- ---------------------- ------ -------- --------- -------- --------

------------- ---------------------- ------ -------- --------- -------- --------

------------- ---------------------- ------ -------- --------- -------- --------

------------- ---------------------- ------ -------- --------- -------- --------

------------- ---------------------- ------ -------- --------- -------- --------

------------- ---------------------- ------ -------- --------- -------- --------

------------- ---------------------- ------ -------- --------- -------- --------

------------- ---------------------- ------ -------- --------- -------- --------


3.   OTHER INVESTMENTS (Limited Partnerships, etc.)

---------- ---------------------- ------------------------------------------
                                     Market Value of Securities (Check One)
                                  ------------------------------------------
  Issuer    Nature of Investment  Less   $1,000             More        No
                                  than   - $5,000  $5,000 - than       Value
                                  $1,000           $25,000  $25,000 Reported
---------- ---------------------- ------ -------- --------- ------- --------

---------- ---------------------- ------ -------- --------- ------- --------
---------- ---------------------- ------ -------- --------- ------- --------

---------- ---------------------- ------ -------- --------- ------- --------
---------- ---------------------- ------ -------- --------- ------- --------

---------- ---------------------- ------ -------- --------- ------- --------
---------- ---------------------- ------ -------- --------- ------- --------

---------- ---------------------- ------ -------- --------- ------- --------
---------- ---------------------- ------ -------- --------- ------- --------

---------- ---------------------- ------ -------- --------- ------- --------
---------- ---------------------- ------ -------- --------- ------- --------

---------- ---------------------- ------ -------- --------- ------- --------
---------- ---------------------- ------ -------- --------- ------- --------

---------- ---------------------- ------ -------- --------- ------- --------
---------- ---------------------- ------ -------- --------- ------- --------

---------- ---------------------- ------ -------- --------- ------- --------

            (To be signed and returned to the Compliance Department)

Last Rev. Jan 04                     E-2

                                    Exhibit F

                            30-Day Notification Form


Employee Name _________________________________________________

I hereby certify as follows:

1. I am familiar with RCM's Code of Ethics, and this transaction complies in all material respects with the Code. I understand that the failure to comply with the Code of Ethics may result in severe civil and criminal penalties under federal securities laws, as well as disciplinary action.

2. I am not aware of any material, non-public information concerning this issuer or the market for its securities.

3. I agree to cancel or not execute my order on the Execution Date if (i) I become aware of any material non-public information concerning the issuer at any time prior to the execution of my order, (ii) there is any reason why this order may harm or disadvantage any portfolio managed by RCM, or
     (iii) the execution of the order would give rise to an appearance of impropriety.



Signature______________________________    Date_________________________________
================================================================================

SELL ONLY

Security, Name or Description:__________________________________________________



Execution Date:______________________________



Ticker Symbol:_____________  Number of Shares:__________________________________
















Last Rev. Jan 05                     F-1

                                    EXHIBlT G

                                 ACKNOWLEDGEMENT

I have received a copy of the Code of Ethics of RCM Capital Management LLC, RCM Distributors LLC, Caywood-Scholl Capital Management, Inc., and Pallas Investment Partners, L.P. I have read it and I understand it. As a condition of employment, I agree to comply with all of the provisions of the Code of Ethics and I agree to follow the procedures outlined therein, including, but not limited to, the personal security transactions prior approval and reporting requirements set forth therein. I also certify that I have complied with all of the provisions of the Code of Ethics since the date on which I first became employed by RCM, except as otherwise disclosed to the Chief Compliance Officer. I further certify that I have not exceeded the number of roundtrip transactions allowed in any mutual fund that I have invested in. I also certify that I have complied with RCM's Gift Policy and RCM's Insider Trading Policy since the date in which I first became employed by RCM. I authorize RCM Capital Management LLC, Caywood-Scholl Capital Management, Inc., and Pallas Investment Partners, L.P. and each investment company managed by any such entity (hereinafter all such entities collectively referred to as " RCM") to furnish the information contained in any report of securities transactions filed by me to such federal, state, and self-regulatory authorities as may be required by law or by applicable rules and regulations. Unless required to be disclosed by law, rule, regulation or order of such regulatory authority or of a court of competent jurisdiction, the information contained in such reports shall be treated as confidential and disclosed to no one outside RCM without my consent.




____________________________                   _______________________________
           Date                                          Name (Print)



                                               _______________________________
                                                     Signature of Employee


            (To be signed and returned to the Compliance Department)

                          State Street Global Advisors

                           SSgA Funds Management, Inc.




                                 Code of Ethics











                                  October 2005

                                                                       SSgA logo
                                                    STATE STREET GLOBAL ADVISERS
                                                     SSgA Funds Management, Inc.

                                Table of Contents


      I.   Introduction........................................................1

     II.   Applicability.......................................................1

    III.   Key Definitions.....................................................2

                Beneficial Ownership...........................................2
                Covered Securities.............................................2

     IV.   Pre-Clearance of Personal Securities Transactions...................3

      V.   Restrictions........................................................4

                Blackout Periods...............................................4
                Initial Public Offerings and Private Placements................4
                Options........................................................4
                Mutual Funds...................................................5
                Short-Term Trading and Other Restrictions......................5

     VI.   Reporting Requirements..............................................5

    VII.   Standard of Conduct.................................................8

                Personal Trading...............................................8
                Protecting Confidential Information............................8
                Gifts and Entertainment........................................9
                Service as a Director/Outside
                Employment and Activities.....................................10

   VIII.   Sanctions..........................................................10

================================================================================

I.   INTRODUCTION

The Code of Ethics (the "Code") is designed to reinforce State Street Global Advisors' ("SSgA's")/SSgA Funds Management, Inc.'s ("SSgA FM's") reputation for integrity by avoiding even the appearance of impropriety in the conduct of our business. The Code sets forth procedures and limitations which govern the personal securities transactions of every SSgA/SSgA FM employee.

SSgA/SSgA FM and our employees are subject to certain laws and regulations governing personal securities trading. We have developed this Code to promote the highest standards of behavior and ensure compliance with applicable laws. In addition to the provisions outlined in this document, employees in SSgA's Global Offices may be subject to different or additional requirements provided by their local Compliance Officer.

Employees should be aware that they may be held personally liable for any improper or illegal acts committed during their course of employment, and that "ignorance of the law" is not a defense. Employees may be subject to civil penalties such as fines, regulatory sanctions including suspensions, as well as criminal penalties.

Employees must read the Code and comply with it. Failure to comply with the provisions of the Code may result in serious sanctions including, but not limited to: disgorgement of profits, dismissal, substantial personal liability and referral to law enforcement agencies or other regulatory agencies. Employees should retain a copy of the Code in their records for future reference. Any questions regarding the Code should be directed to the Compliance and Risk Management Group or your local Compliance Officer.

General Principles

Each SSgA/SSgA FM employee is responsible for maintaining the very highest ethical standards when conducting business. More specifically, this means:

o Each employee has a duty at all times to place the interests of our clients first;

o All personal securities transactions must be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or other abuse of the employee's position of trust and responsibility; and

o No employee should take inappropriate advantage of his/her position or engage in any fraudulent or manipulative practice with respect to our clients' accounts.

II.  APPLICABILITY

SSgA/SSgA FM Employees

This Code is applicable to all SSgA and SSgA FM employees. This includes full-time, part-time, benefited and non-benefited, and exempt and non-exempt employees. Additionally, each new employee's offer letter will include a copy of the Code of Ethics and a statement advising the individual that he/she will be subject to the Code of Ethics if he/she accepts the offer of employment. If, outside the U.S., due to local employment practices it is necessary to modify this approach then the offer letters will be revised in accordance with local law.

================================================================================

Family Members and Related Parties

The Code applies to the accounts of the employee, his/her spouse or domestic partner, his/her minor children, his/her adult children living at home, and any relative, person or entity for whom the employee directs the investments. Joint accounts will also need to be included if an SSgA/SSgA FM employee is one of the joint account holders.

Contractors and Consultants

Each SSgA/SSgA FM contractor/consultant/temporary employee contract will include the Code as an addendum, and each contractor/consultant/temporary employee will be required to sign an acknowledgement that he/she has read the Code and will abide by it except for the pre-clearance and reporting provisions.

Investment Clubs

An employee who is a member of an investment club is subject to the pre-clearance and reporting requirements of the Code with respect to the transactions of the investment club. Additionally, memberships in Investment Clubs will require prior approval of the Compliance and Risk Management Group.

III. KEY DEFINITIONS

BENEFICIAL OWNERSHIP

For purposes of the Code, "Beneficial Ownership" shall be interpreted in the same manner as it would be in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 ("Exchange Act") in determining whether a person is subject to the provisions of Section 16 under the Exchange Act and the rules and regulations thereunder.

COVERED SECURITIES

For purposes of the Code, "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940 ("1940 Act"). This definition of "Security" includes, but is not limited to: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificates of interest or participation in any profit-sharing agreement, any put, call, straddle, option or privilege on any Security or on any group or index of Securities, or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency. Further, for the purpose of the Code, "Security" shall include any commodity contracts as defined in Section 2(a)(1)(A) of the Commodity Exchange Act. This definition includes but is not limited to futures contracts on equity indices.

Covered securities will also include exchange traded funds ("ETFs") advised or sub-advised by SSgA/SSgA FM or any equivalents in local non-US jurisdictions, single stock futures and both the U.S. Securities and Exchange Commission ("SEC") and Commodity Futures Trading Commission ("CFTC") regulated futures.

"Security" shall not include direct obligations of the government of the United States or any other sovereign country or supra-national agency, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, variable and fixed insurance products, and interests in IRC Section 529 plans.

IV.  PRE-CLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

Unless the investment type is exempted for pre-clearance purposes, all employees must request and receive pre-clearance prior to engaging in the purchase or sale of a security. Although a request may need to be pre-cleared, it may be subject to the de minimis exception which would permit a trade to be automatically pre-approved due to its size. All pre-clearance requests will be made by submitting a Pre-Trade Authorization Form ("PTAF") via the Code of Ethics Compliance system.

Pre-clearance approval is only good until midnight local time of the day when approval is obtained. "Good-till-cancelled" orders are not permitted. "Limit" orders must receive pre-clearance every day the order is open.

As there could be many reasons for pre-clearance being granted or denied, employees should not infer from the pre-clearance response anything regarding the security for which pre-clearance was requested.

De Minimis Exception

Employee transactions effected pursuant to the de minimis exception remain subject to the pre-clearance and reporting requirements of the Code. A "de minimis transaction" is a personal trade that meets the following conditions: A transaction of less than US $30,000 or the local country equivalent, 2,000 shares or units, and not more than 1% of the average daily trading volume in the security for the preceding 5 trading days.

Exempted Securities

Pre-clearance by employees is not required for the following transactions:

o Transactions made in an account where the employee pursuant to a valid legal instrument has given full investment discretion to an unaffiliated/unrelated third party;

o Purchases or sales of direct obligations of the government of the United States or other sovereign government or supra-national agency, high quality short-term debt instruments, bankers acceptances, certificates of deposit ("CDs"), commercial paper, repurchase agreements, and securities issued by open-end investment companies (e.g., mutual funds) not advised or sub-advised by SSgA/SSgA FM;

o  Automatic   investments  in  programs  where  the  investment  decisions  are non-discretionary after the initial selections by the account owner (although the initial selection requires pre-clearance);

o Investments in dividend reinvestment plans;

o Purchases or sales of variable and fixed insurance products and IRC Section 529 plans;

o Exercised rights, warrants or tender offers;

o General obligation municipal bonds, transactions in Employee Stock Ownership Programs ("ESOPs), and Share Builder and similar services; and

o Securities received via a gift or inheritance.

State Street Stock

Except as permitted in the following paragraph, any discretionary purchase or sale (including the exercising of options) of State Street stock, including shares in a 401(k) plan, needs to be pre-cleared subject to the de minimis requirements. This does not affect the current policy where an employee may trade State Street stock ("STT") or exercise options obtained pursuant to employee compensation plans on a specific day pursuant to State Street corporate policy.

Because STT stock may only be purchased on behalf of SSgA and SSgA FM clients following index investment objectives, employees may trade shares in STT or exercise options obtained pursuant to employee compensation plans above the de minimis requirements during certain trading windows established by STT (generally, from the third through the twelfth business day after the quarterly earnings release by the Corporation). Employees will be notified via e-mail when this period commences. During this period, all employees remain subject to the Insider Trading and Tipping rules in the Code of Ethics and Standard of Conduct.

V.   RESTRICTIONS

BLACKOUT PERIODS

Subject to the de minimis exception, employees may not trade in a covered security on any day that a client account/fund has a pending buy or sell order in the same covered security.

In addition, subject to the de minimis exception, an employee may not buy or sell a security that a client account/fund has traded within 7 calendar days on either side of the fund's/ account's execution date.

INITIAL PUBLIC OFFERINGS AND PRIVATE PLACEMENTS

Employees are prohibited from acquiring securities through an allocation by the underwriter of an initial public offering ("IPO"). There is an exception for a situation where the spouse/domestic partner, with prior written disclosure to and written approval from a Senior Compliance Officer in the office where the staff member is principally employed, could acquire shares in an IPO of his/her employer.

In addition, employees are prohibited from purchasing securities in a private offering unless the purchase is approved in writing by a Senior Compliance Officer. Private placements include certain co-operative investments in real estate, commingled investment vehicles such as hedge funds, and investments in family owned businesses. Time-shares and cooperative investments in real estate used as a primary or secondary residence are not considered to be private placements.

OPTIONS

Employees are prohibited from buying or selling options. There is an exception for employees who have received options from a prior employer. In those instances, the exercising or selling of options received from the prior employer is subject to the pre-clearance and reporting requirements of this Code.

MUTUAL FUNDS

SSgA/SSgA FM employee investments in any mutual funds that are advised or sub-advised by SSgA FM or certain affiliates are subject to a ninety (90) calendar day holding period. These transactions are also subject to the pre-clearance and reporting requirements of this Code.

The current list of SSgA FM and certain affiliates'advised and sub-advised mutual funds is maintained by the Compliance and Risk Management Group and is located on the Code of Ethics Intranet page. Investments in money market funds or short-term income funds advised or sub-advised by SSgA FM are exempt from these requirements.

SHORT-TERM TRADING AND OTHER RESTRICTIONS

The following restrictions apply to all securities transactions by employees:

o Short-Term Trading. Employees are prohibited from the purchase and sale or sale and purchase of the same securities within sixty (60) calendar days. Mutual funds advised or sub-advised by SSgA FM or certain affiliates are subject to a ninety (90) day holding period.

o Excess Trading. While active personal trading may not in and of itself raise issues under applicable laws and regulations, we believe that a very high volume of personal trading can be time consuming and can increase the possibility of actual or apparent conflicts with portfolio transactions. Accordingly, an unusually high level of personal trading activity is strongly discouraged and may be monitored by the Compliance and Risk Management Group to the extent appropriate for the category of person, and a pattern of excessive trading may lead to the taking of appropriate action under the Code.

o Front Running. Employees may not engage in "front running," that is, the purchase or sale of securities for their own accounts on the basis of their knowledge of SSgA's/SSgA FM's trading positions or plans.

o Material Nonpublic Information. Employees possessing material nonpublic information regarding any issuer of securities must refrain from purchasing or selling securities of that issuer until the information becomes public or is no longer considered material.

o Shorting of Securities. Employees may not engage in the practice of shorting securities.

VI.  REPORTING REQUIREMENTS

All Securities are subject to the reporting requirements of the Code except the following:

o Direct Obligations of any sovereign government or supra-national agency;

o Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

o Shares issued by open-end mutual funds and ETFs not advised or sub-advised by SSgA FM or certain affiliates;

o Investments in dividend reinvestment plans; and

o Variable and fixed insurance products and IRC Section 529 plans.

IRC 401(k) plans are also exempt from the reporting requirements except: (i) self-directed brokerage accounts and (ii) investments in State Street stock. Employees must report holdings of or transactions in ESOPs or pension or retirement plans if they have a direct or indirect Beneficial Ownership interest in any Covered Securities held by the plan.

Additionally, securities received via a gift or inheritance are required to be reported, but are not subject to the pre-clearance requirements of the Code.

a.   Initial Holdings Reports

     Within ten (10) calendar days of being hired by SSgA/SSgA FM, each employee must provide the Compliance and Risk Management Group with a statement of all securities holdings and brokerage accounts. More specifically, each employee must provide the following information:

     o The title, number of shares and principal amount of each Security in which the employee had any direct or indirect Beneficial Ownership when the person became an employee;

     o The name of any broker, dealer or bank with whom the employee maintained an account in which any securities were held for the direct or indirect benefit of the employee as of the date the person became an employee; and

     o The date the report is submitted by the employee.

b.   Duplicate Statements and Confirmations

     Upon SSgA/SSgA FM employment and for any accounts opened during employment, an employee must instruct his/her broker-dealer, trust account manager or other entity through which he/she has a securities trading account to send directly to our Compliance and Risk Management Group:

     o Trade confirmation summarizing each transaction; and

     o Periodic statements.

     This applies to all accounts in which an employee has direct or indirect Beneficial Ownership. A sample letter with the Compliance address is located on the Code of Ethics Intranet page.

c.   Quarterly Transaction Reports

     Each employee is required to submit quarterly his/her Quarterly Securities Report within ten (10) calendar days of each calendar quarter end to the Compliance and Risk Management Group. The form for making this report will be provided to each employee on a quarterly basis.

     Specific information to be provided includes:

     1. With respect to any transaction during the quarter in a Security in which any employee had any direct or indirect Beneficial Ownership:

     o The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security involved;

     o The nature of the transaction, (i.e., purchase, sale, or other type of acquisition or disposition);

     o The price of the Security at which the transaction was effected;

     o The name of the broker, dealer or bank with or through which transaction was effected; and

     o The date that the report is submitted by the employee.

     2. With respect to any account established by the employee in which any securities were held during the quarter for the direct or indirect benefit of the employee:

     o The name of the broker, dealer, or bank with whom the employee established the account;

     o The date the account was established; and

     o The date the report is submitted by the employee.

d. Annual Holdings Reports

Each employee is required to submit annually (i.e., once each and every calendar year) a list of holdings, which is current as of a date no more than thirty (30) days before the report is submitted. In addition, each employee is required to certify annually that he/she has reviewed and understands the provisions of the Code. The forms for making these reports will be provided to each employee on an annual basis.

Specific information to be provided includes:

o The title, number of shares and principal amount of each Covered Security in which the employee had any direct or indirect beneficial ownership;

o The name of any broker, dealer or bank with whom the employee maintains an account in which any securities are held for the direct or indirect benefit of the employee; and

o The date that the report is submitted by the employee.

VII. STANDARD OF CONDUCT

PERSONAL TRADING

All State Street employees, including SSgA/SSgA FM employees, are required to follow the provisions outlined in State Street Corporation's Corporate Standard of Conduct. The Standard of Conduct includes a policy on Personal Trading which all State Street employees must follow in addition to any additional personal trading policies implemented by their business areas. The policy includes the following list of provisions:

o Employees will not buy or sell securities (or recommend their purchase or sale) based upon "inside information."
o Employees will not sell State Street securities short.
o Employees will not engage in options trading or hedging transactions in State Street securities.
o Employees will not sell the securities of a customer short when we, as individual employees, are directly responsible for providing services to that customer.
o Employees will not buy options in the securities of a customer (unless conducted as part of a hedging strategy) when we, as individual employees, are directly responsible for providing services to that customer.
o Employees will not purchase securities of an issuer when State Street is involved in the underwriting or distribution of the securities.
o Employees will not buy or sell securities based upon our knowledge of the trading position or plans of State Street or a customer.
o Employees will not buy or sell securities based upon anticipated research recommendations. (Employees are required to wait at least 3 business days following public dissemination of a recommendation made by State Street prior to making a personal trade. Some business units may impose a longer restriction period.)
o Employees will not use their influence as State Street employees to accept preferential treatment from an issuer or broker with respect to an investment opportunity, nor from a broker with respect to the fees charged in relation to conducting a personal securities transaction.
o Employees will not originate a rumor nor participate in the circulation of one concerning any publicly traded security, particularly the securities of State Street or any customer of State Street.
o Employees allow trading of customer accounts and for State Street's own account to precede personal trades if the personal trades could affect the market price of a security.
o Employees will not invest in the securities of a supplier or vendor to State Street, if they as individual employees, have substantial responsibility for representing State Street in its relationship with that firm.

PROTECTING CONFIDENTIAL INFORMATION

Employees may receive information about SSgA/SSgA FM, State Street Bank & Trust Company, State Street Corporation, their clients and other parties that, for various reasons, should be treated as confidential. All employees are expected to strictly comply with measures necessary to preserve the confidentiality of the information.

Insider Trading and Tipping

The misuse of material nonpublic information, or inside information, constitutes a fraud under the securities laws of the United States and many other countries. Fraudulent misuse of inside information includes buying or selling securities while in possession of material nonpublic information for an employee or employee-related account, a proprietary account or for the account of any client. Fraudulent misuse of inside information also includes disclosing or tipping such information to someone else who then trades on it, or using such information as a basis for recommending the purchase or sale of a security. Information is material when it has market significance and there is a likelihood that a reasonable investor would consider the information important in deciding whether to buy or sell the securities of the company involved. It is nonpublic if it has not been broadly disseminated.

In no event, may any employee who receives inside information use that information to trade or recommend securities affected by such information for personal benefit, the benefit of SSgA/SSgA FM or any affiliate or the benefit of a third party. More specifically:

o No employee may, while in possession of inside information affecting a security, purchase or sell such security for the account of such employee, a client or any other person or entity.

o No employee may disclose inside information to any person outside of SSgA/SSgA FM. However, discussions with legal counsel and disclosures authorized by the client in furtherance of a related project or transaction are permitted.

o No employee may recommend or direct the purchase from or sale of a security to anyone while in the possession of inside information, however obtained.

GIFTS AND ENTERTAINMENT

All employees are required to follow the Corporate Standard of Conduct's Gifts and Entertainment Policy. The policy includes the following provisions:

o Employees should avoid any excessive or disreputable entertainment that would reflect unfavorably on State Street;
o Employees do not offer or accept cash or its equivalent as a gift;
o Employees recognize that promotional gifts such as those that bear the logo of a company's name or that routinely are made available to the general public are generally acceptable business gifts;
o Employees fully, fairly and accurately account on the books and records of State Street for any expense associated with a gift or entertainment; and
o Employees do not accept any gift or bequest under a will or trust from a customer of State Street.

For purposes of the SSgA/SSgA FM Code, the gifts and entertainment limit will be $250.00 or the local equivalent. In order for an employee to accept a gift above the limit, he/she must obtain prior written approval from his/her manager and provide a copy of the approval to the Chief Compliance Officer.

SERVICE AS A DIRECTOR/OUTSIDE EMPLOYMENT AND ACTIVITIES

All employees are required to comply with the Corporate Standard of Conduct's Conflicts from Outside Activities Policy. The policy includes the following provisions:

o Employees are to avoid any business activity, outside employment or professional service that competes with State Street or conflicts with the interests of State Street or its customers.
o An employee is required to obtain the approval of his/her Area Executive before becoming a director, officer, employee, partner or sole proprietor of a "for profit" organization. The request for approval should disclose the name of the organization, the nature of the business, whether any conflicts of interest could reasonably result from the association, whether fees, income or other compensation will be earned and whether there are any relationships between the organization and State Street. The request for approval along with the preliminary approval of the Area Executive is subject to the final review and approval of the State Street General Counsel and the Chief Executive Officer.
o Employees do not accept any personal fiduciary appointments such as administrator, executor or trustee other than those arising from family or other close personal relationships.
o Employees do not use State Street resources, including computers, software, proprietary information, letterhead and other property in connection with any employment or other activity outside State Street.
o Employees disclose to their Area Executive any situation that could present a conflict of interest or the appearance of a conflict with State Street and discuss how to control the risk.

When completing their annual certification acknowledging receipt and understanding of the Code of Ethics, SSgA/SSgA FM employees will be asked to disclose all outside affiliations. Any director/trustee positions with public companies or companies likely to become public are prohibited without prior written approval from the employees' Area Executive.

VIII. SANCTIONS

Upon discovering a violation of this Code by an employee or his/her family member or related party, the Code of Ethics Review Committee may impose such sanctions as it deems appropriate, including, among other things, the following:

o  A letter of censure to the violator;
o  A monetary fine levied on the violator;
o  Suspension of the employment of the violator;
o  Termination of the employment of the violator;
o Civil referral to the SEC or other civil regulatory authorities determined by SSgA/SSgA FM; or
o  Criminal referral - determined by SSgA/SSgA FM.

Examples of possible sanctions include, but are not limited to:

o A warning letter, with a cc: to the employee's manager, for a first time pre-clearance or reporting violation;
o Monetary fines and disgorgement of profits when an employee profits on the purchase of a security he/she should not purchase; and
o Recommendation for suspension or termination if an employee is a serial violator of the Code.

Appeals Process

If an employee decides to appeal a sanction, he/she should contact Human Resources.

Code of Ethics


July 1, 2006


This is the code of ethics of:

o John Hancock Advisers, LLC

o Sovereign Asset Management LLC

o each open-end and closed-end fund advised by John Hancock Advisers, LLC

o John Hancock Funds, LLC

(together, called "John Hancock Funds")



1.  General Principles

Each person within the John Hancock Funds organization is responsible for maintaining the very highest ethical standards when conducting our business.

This means that:

o You have a fiduciary duty at all times to place the interests of our clients and fund investors first.

o All of your personal securities transactions must be conducted consistent with the provisions of this code of ethics that apply to you and in such a manner as to avoid any actual or potential conflict of interest or other abuse of your position of trust and responsibility.

o You should not take inappropriate advantage of your position or engage in any fraudulent or manipulative practice (such as front-running or manipulative market timing) with respect to our clients' accounts or fund investors.

o You must treat as confidential any information concerning the identity of security holdings and financial circumstances of clients or fund investors.

o You must comply with all applicable federal securities laws.

o You must promptly report any violation of this code of ethics that comes to your attention to the Chief Compliance Officer of your company.

The General Principles discussed above govern all conduct, whether or not the conduct is also covered by more specific standards and procedures in this code of ethics. As described below under the heading "Interpretation and Enforcement", failure to comply with the code of ethics may result in disciplinary action, including termination of employment.


2. To Whom Does This Code Apply?

This code of ethics applies to you if you are a director, officer or employee of John Hancock Advisers, LLC, Sovereign Asset Management LLC, John Hancock Funds, LLC or a John Hancock open-end or closed-end fund registered under the '40 Act and advised by John Hancock Advisers, LLC or Sovereign Asset Management LLC ("John Hancock funds"). It also applies to you if you are trustee of the John Hancock Financial Trends Fund or an employee of John Hancock Life Insurance Co. or its subsidiaries who participates in making recommendations for, or receives information about, portfolio trades or holdings of the John Hancock funds or accounts. However, notwithstanding anything herein to the contrary, it does not apply to any trustees/directors of any open-end or closed-end funds advised by John Hancock Advisers, LLC who are not "interested persons" of such funds as defined in Section 2(a)(19) of the Investment Company Act of 1940 (the "'40 Act"), so long as they are subject to a separate Code of Ethics (each, an "Excluded Independent Director"). Also, in some cases only a limited number of provisions will apply to you, based on your access category. For example, only a limited number of provisions apply to independent directors of the John Hancock mutual funds and closed-end funds who are not Excluded Independent Directors -- see Appendix C for more information.

Please note that if a policy described below applies to you, it also applies to all accounts over which you have a beneficial interest. Normally, you will be deemed to have a beneficial interest in your personal accounts, those of a spouse, "significant other," minor children or family members sharing a household, as well as all accounts over which you have discretion or give advice or information. "Significant others" are defined for these purposes as two people who (1) share the same primary residence; (2) share living expenses; and
(3) are in a committed relationship and intend to remain in the relationship indefinitely.

There are three main categories for persons covered by this code of ethics, taking into account their positions, duties and access to information regarding fund portfolio trades. You have been notified about which of these categories applies to you, based on the Investment Compliance Department's understanding of your current role. If you have a level of investment access beyond your assigned category, or if you are promoted or change duties and as a result should more appropriately be included in a different category, it is your responsibility to notify the Chief Compliance Officer of your company.

The basic definitions of the three main categories, with examples, are provided below. The more detailed definitions of each category are attached as Appendix A.

-----------------------------------------------------------------------------------------------------------
     "Investment Access" person           "Regular Access" person              "Non-Access" person
                                     A person who regularly has access     A person who does not regularly
                                      to (1) fund portfolio tradesor          participate in a fund's
                                         (2) non-public information         investment process or obtain
                                      regarding holdings or securities        information regarding fund
A person who regularly participates     recommendations to clients.                portfolio trades
 in a fund's investment process or
makes securities recommendations to   examples:                              examples:
              clients.                                                       o wholesalers
examples:                             o personnel in Investment Operations   o inside wholesalers
                                        or Compliance                          who don't attend
o portfolio managers                  o most FFM  personnel                    investment "morning
o analysts                            o Technology personnel                   meetings"
o traders                               with access to                       o certain administrative
                                        investment systems                     personnel
                                      o attorneys and some
                                        legal administration
                                        personnel
                                      o investment admin.
                                        personnel
-----------------------------------------------------------------------------------------------------------

3. Which Accounts and Securities are Subject to the Code's Personal Trading Restrictions?


If this code of ethics describes "Personal Trading Requirements" (i.e. John Hancock Mutual Fund reporting requirement and holding period, the preclearance requirement, the ban on short-term profits, the ban on IPOs, the disclosure of private placement conflicts and the reporting requirements) that apply to your access category as described above, then the requirements apply to trades for any account in which you have a beneficial interest. Normally, this includes your personal accounts, those of a spouse, "significant other," minor children or family members sharing your household, as well as all accounts over which you have discretion or give advice or information. This includes all brokerage accounts that contain securities (including brokerage accounts that only contain securities exempt from reporting). Accounts over which you have no direct or indirect influence or control are exempt. To prevent potential violations of this code of ethics, you are strongly encouraged to request clarification for any accounts that are in question.

These personal trading requirements do not apply to the following securities:

o Direct obligations of the U.S. government (e.g., treasury securities);

o Bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;

o Shares of open-end mutual funds registered under the Investment Company Act of 1940 ("40 Act") that are not advised or sub-advised by John Hancock Advisers, John Hancock Investment Management Services or another Manulife entity;

o Shares issued by money market funds; and

o Securities in accounts over which you have no direct or indirect influence or control.

Except  as  noted  above,  the  Personal  Trading   Requirements  apply  to  all
securities, including:

o Stocks;

o Bonds;

o Government securities that are not direct obligations of the U.S. government, such as Fannie Mae or municipal securities;

o Closed-end funds;

o Options on securities, on indexes, and on currencies;

o Limited partnerships;

o Domestic unit investment trusts;

o Exchange traded funds;

o Non-US unit investment trusts and Non-US mutual funds;

o Private investment funds and hedge funds; and

o Futures, investment contracts or any other instrument that is considered a "security" under the Investment Advisers Act.

Different requirements apply to shares of open-end mutual funds that are advised or sub-advised by John Hancock Advisers or by John Hancock or Manulife entities--see the section below titled "John Hancock Mutual Funds Reporting Requirement and Holding Period".

4.  Overview of Policies

-------------------------------------------------------------------------------------------------------------------------
                                                     Investment Access Person   Regular Access    Non-Access Person
                                                                                Person
-------------------------------------------------------------------------------------------------------------------------
General principles                                   yes                        yes               yes
-------------------------------------------------------------------------------------------------------------------------
Policies outside the code
-------------------------------------------------------------------------------------------------------------------------
Conflict of interest policy                          yes                        yes               yes
-------------------------------------------------------------------------------------------------------------------------
Inside information policy                            yes                        yes               yes
-------------------------------------------------------------------------------------------------------------------------
Policy regarding dissemination of mutual fund        yes                        yes               yes
portfolio information
-------------------------------------------------------------------------------------------------------------------------
Policies in the code
-------------------------------------------------------------------------------------------------------------------------
Restriction on gifts                                 yes                        yes               yes
-------------------------------------------------------------------------------------------------------------------------
John Hancock mutual funds reporting requirement and  yes                        yes               yes
holding period
-------------------------------------------------------------------------------------------------------------------------
Pre-clearance requirement                            yes                        yes               Limited


-------------------------------------------------------------------------------------------------------------------------
Heightened preclearance of securities transactions   yes                        yes               no
for "Significant Personal Positions"
-------------------------------------------------------------------------------------------------------------------------
Ban on short-term profits                            yes                        no                no
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
Ban on IPOs                                          yes                        no                no
-------------------------------------------------------------------------------------------------------------------------
Disclosure of private placement conflicts            yes                        no                no
-------------------------------------------------------------------------------------------------------------------------
Seven day blackout period                            yes                        no                no
-------------------------------------------------------------------------------------------------------------------------
Reports and other disclosures outside the code
-------------------------------------------------------------------------------------------------------------------------
Broker letter/duplicate confirms                     yes                        yes               yes
-------------------------------------------------------------------------------------------------------------------------
Reports and other disclosures in the code
-------------------------------------------------------------------------------------------------------------------------
Annual recertification form                          yes                        yes               yes
-------------------------------------------------------------------------------------------------------------------------
Initial/annual holdings reports                      yes                        yes               no
-------------------------------------------------------------------------------------------------------------------------
Quarterly transaction reports                        yes                        yes               no
-------------------------------------------------------------------------------------------------------------------------

5. Policies Outside the Code of Ethics


John Hancock Funds has certain policies that are not part of the code of ethics, but are equally important. The two most important of these policies are (1) the Company Conflict and Business Practice Policy; and (2) the Inside Information Policy.




Company Conflict & Business Practice Policy

                               -------------------------------------------------
                                 Applies to: Investment Access Persons

                                                   Regular Access Persons

                                                        Non-Access Persons
                               -------------------------------------------------

A conflict of interest occurs when your private interests interfere or could potentially interfere with your responsibilities at work. You must not place yourself or the company in a position of actual or potential conflict.


This Policy for officers and employees covers a number of important issues. For example, you cannot serve as a director of any company without first obtaining the required written executive approval.

This Policy includes significant requirements to be followed if your personal securities holdings overlap with John Hancock Funds investment activity. For example, if you or a member of your family own:

o a 5% or greater interest in a company, John Hancock Funds and its affiliates may not make any investment in that company;

o a 1% or greater interest in a company, you cannot participate in any decision by John Hancock Funds and its affiliates to buy or sell that company's securities;

o ANY interest in a company, you cannot recommend or participate in a decision by John Hancock Funds and its affiliates to buy or sell that company's securities unless your personal interest is fully disclosed at all stages of the investment decision.

(This is just a summary of these requirement--please read Section IV of the Company Conflict and Business Practices Policy for more detailed information.)


Other important issues in this Policy include:

o  personal investments or business relationships

o misuse of inside information

o receiving or giving of gifts, entertainment or favors

o misuse or misrepresentation of your corporate position

o disclosure of confidential or proprietary information

o antitrust activities

o political campaign contributions and expenditures on public officials



Inside Information Policy and Procedures

                               -------------------------------------------------

                                 Applies to: Investment Access Persons

                                                   Regular Access Persons

                                                        Non-Access Persons
                               -------------------------------------------------


The antifraud provisions of the federal securities laws generally prohibit persons with material non-public information from trading on or communicating the information to others. Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences. While Investment Access persons are most likely to come in contact with material non-public information, the rules (and sanctions) in this area apply to all John Hancock Funds personnel and extend to activities both related and unrelated to your job duties.

The Inside Information Policy and Procedures covers a number of important issues, such as:

o The misuse of material non-public information

o The information barrier procedure

o The "restricted list" and the "watch list"

o broker letters and duplicate confirmation statements (see section 7 of this code of ethics)

Policy Regarding Dissemination of Mutual Fund Portfolio Information

                              --------------------------------------------------

                                Applies to:  Investment Access Persons

                                                   Regular Access Persons

                                                        Non-Access Persons
                              --------------------------------------------------


Information about securities held in a mutual fund cannot be disclosed except in accordance with this Policy, which generally requires time delays of approximately one month and public posting of the information to ensure that it uniformly enters the public domain.



6. Policies in the Code of Ethics

Restriction on Gifts

                              --------------------------------------------------

                                Applies to:  Investment Access Persons

                                                   Regular Access Persons

                                                        Non-Access Persons
                              --------------------------------------------------


You and your family cannot accept preferential treatment or favors (for example, gifts) from securities brokers or dealers or other organizations with which John Hancock Funds might transact business, except in accordance with the Company Conflict and Business Practice Policy. For the protection of both you and John Hancock Funds, the appearance of a possible conflict of interest must be avoided. You should exercise caution in any instance in which business travel and lodging are paid for by someone other than John Hancock Funds. The purpose of this policy is to minimize the basis for any charge that you used your John Hancock Funds position to obtain for yourself opportunities which otherwise would not be offered to you. Please see the Company Conflict and Business Practice Policy's "Compensation and Gifts" section for additional details regarding restrictions on gifts and exceptions for "nominal value" gifts.



John Hancock Mutual Funds Reporting Requirement and Holding Period

                            ----------------------------------------------------

                              Applies to:  Investment Access Persons

                                                 Regular Access Persons

                                                      Non-Access Persons
                            ----------------------------------------------------


You must follow the reporting requirement and the holding period requirement specified below if you purchase either:

o a "John Hancock Mutual Fund" (i.e. a '40 Act mutual fund that is advised by John Hancock Advisers, LLC, John Hancock Investment Management Services LLC or by another Manulife entity); or

o a "John Hancock Variable Product" (i.e. contracts funded by insurance company separate accounts that use one or more portfolios of John Hancock Trust).

The John Hancock mutual funds reporting requirement and the holding period requirement are excluded for the money market funds and any dividend reinvestment, payroll deduction, systematic investment/withdrawal and/or other program trades.

Reporting Requirement: You must report your holdings and your trades in a John Hancock Mutual Fund or a John Hancock Variable Product. This is not a preclearance requirement--you can report your holdings after you trade by submitting duplicate confirmation statements to the Investment Compliance Department. If you are an Investment Access Person or a Regular Access Person, you must also make sure that your holdings in a John Hancock '40 Act fund or a John Hancock variable product are included in your Initial Holdings Report (upon hire) and Annual Holdings Report (each year end).

If you purchase a John Hancock Variable Product, you must notify the Investment Compliance Department. The Investment Compliance Department will then obtain directly from the contract administrators the personal trade and holdings information regarding the portfolios underlying the Manulife or John Hancock variable insurance contracts.

The Investment Compliance Department will obtain personal securities trades and holdings information in the 401(k) plan for John Hancock Funds directly from the plan administrators.

Holding Requirement: You cannot profit from the purchase and sale of a John Hancock Mutual Fund within 30 calendar days. The purpose of this policy is to address the risk, real or perceived, of manipulative market timing or other abusive practices involving short-term personal trading in the John Hancock Mutual Funds. Any profits realized on short-term trades must be surrendered by check payable to John Hancock Advisers, LLC and will be contributed by John Hancock Advisers, LLC to a charity, upon determination by the Compliance and Business Practices Committee. If you donate or gift a security, it is considered a sale. You may request an exemption from this policy for involuntary sales due to unforeseen corporate activity (such as a merger), or for sales due to hardship reasons (such as unexpected medical expenses) by sending an e-mail to the Chief Compliance Officer of your company.




Preclearance of Securities Transactions

                            ----------------------------------------------------

                             Applies to:       Investment Access Persons

                                                      Regular Access Persons



                             Also, for a limited category of trades:

                                                     Non-Access Persons
                            ----------------------------------------------------

Limited Category of Trades for Non-Access Persons: If you are a Non-Access person, you must preclear transactions in securities of any closed-end funds advised by John Hancock Advisers, LLC. A Non-Access person is not required to preclear other trades. However, please keep in mind that a Non-Access person is required to report securities transactions after every trade (even those that are not required to be precleared) by requiring your broker to submit duplicate confirmation statements, as described in section 7 of this code of ethics.

Investment Access persons and Regular Access persons: If you are an Investment Access person or Regular Access person, you must "preclear" (i.e.: receive advance approval of) any personal securities transactions in the categories described above in the section "Which Accounts and Securities are Subject to the Code's Personal Trading Restrictions". Due to this preclearance requirement, participation in investment clubs is prohibited.

Preclearance of private placements requires some special considerations--the decision will take into account whether, for example: (1) the investment opportunity should be reserved for John Hancock Funds clients; and (2) it is being offered to you because of your position with John Hancock Funds.

How to preclear: You preclear a trade by following the steps outlined in the preclearance procedures, which are attached as Appendix B. Please note that:

o You may not trade until clearance is received.

o Clearance approval is valid only for the date granted (i.e. the preclearance date and the trade date should be the same).

o A separate procedure should be followed for requesting preclearance of a private placement or a derivative, as detailed in Appendix B. The Investment Compliance Department must maintain a five-year record of all clearances of private placement purchases by Investment Access persons, and the reasons supporting the clearances.

The preclearance policy is designed to proactively identify potential "problem trades" that raise front-running, manipulative market timing or other conflict of interest concerns (example: when an Investment Access person trades a security on the same day as a John Hancock fund).

Certain transactions in securities that would normally require pre-clearance are exempt from the pre-clearance requirement in the following situations; (1) shares are being purchased as part of an automatic investment plan; (2) shares are being purchased as part of a dividend reinvestment plan; or (3) transactions are being made in an account over which you have designated a third party as having discretion to trade (you must have approval from the Chief Compliance Officer to establish a discretionary account).



Heightened Preclearance of Securities Transactions for "Significant Personal Positions"

                              --------------------------------------------------

                                Applies to:   Investment Access Persons


                                                    Regular Access Persons

                              --------------------------------------------------

If you are an Investment Access person or Regular Access person with a personal securities position that is worth $100,000 or more, this is deemed to be a "Significant Personal Position". This applies to any personal securities positions in the categories described above in the section "Which Accounts and Securities are Subject to the Code's Personal Trading Restrictions". Before you make personal trades to establish, increase or decrease a Significant Personal Position, you must notify either the Chief Fixed Income Officer or the Chief Equity Officer that (1) you intend to trade in a Significant Personal Position and (2) confirm that you are not aware of any clients for whom related trades should be completed first. You must receive their pre-approval to proceed--their approval will be based on their conclusion that your personal trade in a Significant Personal Position will not "front-run" any action that John Hancock Funds should take for a client. This Heightened Preclearance requirement is in addition to, not in place of, the regular preclearance requirement described above--you must also receive the regular preclearance before you trade.


Ban on Short-Term Profits

                                   ---------------------------------------------

                                     Applies to:    Investment Access Persons


                                   ---------------------------------------------


If you are an Investment Access person, you cannot profit from the purchase and sale (or sale and purchase) of the same (or equivalent) securities within 60 calendar days. This applies to any personal securities trades in the categories described above in the section "Which Accounts and Securities are Subject to the Code's Personal Trading Restrictions".

You may invest in derivatives or sell short provided the transaction period exceeds the 60-day holding period (30 days for '40 Act mutual funds advised by John Hancock Advisers, LLC, John Hancock Investment Management Services LLC or another Manulife entity). If you donate or gift a security, it is considered a sale.

The purpose of this policy is to address the risk, real or perceived, of front-running, manipulative market timing or other abusive practices involving short-term personal trading. Any profits realized on short-term trades must be surrendered by check payable to John Hancock Advisers, LLC and will be contributed by John Hancock Advisers, LLC to a charity, upon determination by the Compliance and Business Practices Committee.

You may request an exemption from this policy for involuntary sales due to unforeseen corporate activity (such as a merger), or for sales due to hardship reasons (such as unexpected medical expenses) by sending an e-mail to the Chief Compliance Officer of your company.

Ban on IPOs

                                       -----------------------------------------

                                         Applies to:  Investment Access Persons


                                       -----------------------------------------


If you are an Investment Access person, you may not acquire securities in an initial public offering (IPO). You may not purchase any newly-issued securities until the next business (trading) day after the offering date. This applies to any personal securities trades in the categories described above in the section "Which Accounts and Securities are Subject to the Code's Personal Trading Restrictions".

There are two main reasons for this prohibition: (1) these purchases may suggest that persons have taken inappropriate advantage of their positions for personal profit; and (2) these purchases may create at least the appearance that an investment opportunity that should have been available to the John Hancock funds was diverted to the personal benefit of an individual employee.

You may request an exemption for certain investments that do not create a potential conflict of interest, such as: (1) securities of a mutual bank or mutual insurance company received as compensation in a demutualization and other similar non-voluntary stock acquisitions; (2) fixed rights offerings; or (3) a family member's participation as a form of employment compensation in their employer's IPO.


Disclosure of Private Placement Conflicts

                                 -----------------------------------------------

                                   Applies to:       Investment Access Persons


                                 -----------------------------------------------


If you are an Investment Access person and you own securities purchased in a private placement, you must disclose that holding when you participate in a decision to purchase or sell that same issuer's securities for a John Hancock fund. This applies to any private placement holdings in the categories described above in the section "Which Accounts and Securities are Subject to the Code's Personal Trading Restrictions". Private placements are securities exempt from SEC registration under section 4(2), section 4(6) or rules 504 -506 of the Securities Act of 1933.

The investment decision must be subject to an independent review by investment personnel with no personal interest in the issuer.

The purpose of this policy is to provide appropriate scrutiny in situations in which there is a potential conflict of interest.

Seven Day Blackout Period

                                 -----------------------------------------------


                                   Applies to: Investment Access Persons
                                 -----------------------------------------------


If you are a portfolio manager (or were identified to the Investment Compliance Department as part of a portfolio management team) you are prohibited from buying or selling a security within seven calendar days before and after that security is traded for a fund that you manage unless no conflict of interest exists in relation to that security (as determined by the Compliance and Ethics Committee).

In addition, all investment access persons are prohibited from knowingly buying or selling a security within seven calendar days before and after that security is traded for a John Hancock fund unless no conflict of interest exists in relation to that security. This applies to any personal securities trades in the categories described above in the section "Which Accounts and Securities are Subject to the Code's Personal Trading Restrictions". If a John Hancock fund trades in a security within seven calendar days before or after you trade in that security, you may be required to demonstrate that you did not know that the trade was being considered for that John Hancock fund.

You will be required to sell any security purchased in violation of this policy unless it is determined that no conflict of interest exists in relation to that security (as determined by the Compliance and Ethics Committee). Any profits realized on trades determined by the Compliance and Ethics Committee to be in violation of this policy must be surrendered by check payable to John Hancock Advisers, LLC and will be contributed by John Hancock Advisers, LLC to a charity.


7.  Reports and Other Disclosures Outside the Code of Ethics

Broker Letter/Duplicate Confirm Statements

                                 -----------------------------------------------

                                   Applies to:   Investment Access Persons

                                                       Regular Access Persons

                                                            Non-Access Persons
                                 -----------------------------------------------


As required by the Inside Information Policy, you must inform your stockbroker that you are employed by an investment adviser or broker. Your broker is subject to certain rules designed to prevent favoritism toward your accounts. You may not accept negotiated commission rates that you believe may be more favorable than the broker grants to accounts with similar characteristics.

When a brokerage account is opened for which you have a beneficial interest, before any trades are made, you must:

o Notify the broker-dealer with which you are opening an account that you are a registered associate of John Hancock Funds;

o Ask the firm in writing to have duplicate written confirmations of any trade, as well as statements or other information concerning the account, sent to the John Hancock Funds Investment Compliance Department (contact: Fred Spring), 8th Floor, 101 Huntington Avenue, Boston, MA 02199; and

o Notify the John Hancock Funds Investment Compliance Department, in writing, that you have an account before you place any trades.

This applies to any personal securities trades in the categories described above in the section "Which Accounts and Securities are Subject to the Code's Personal Trading Restrictions" as well as trades in John Hancock Mutual Funds and John Hancock Variable Products. The Investment Compliance Department may rely on information submitted by your broker as part of your reporting requirements under this code of ethics.


8.  Reports and Other Disclosures In the Code of Ethics

Initial Holdings Report and Annual Holdings Report

                                ------------------------------------------------

                                  Applies to:  Investment Access Persons

                                                     Regular Access Persons


                                ------------------------------------------------


You must file an initial holdings report within 10 calendar days after becoming an Investment Access person or a Regular Access person. The information must be current as of a date no more than 45 days prior to your becoming an Investment Access person or a Regular Access person.

You must also file an annual holdings report (as of December 31st) within 45 calendar days after the calendar year end. This applies to any personal securities holdings in the categories described above in the section "Which Accounts and Securities are Subject to the Code's Personal Trading Restrictions" as well as holdings in John Hancock Mutual Funds and John Hancock Variable Products.

Your reports must include:

o the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security;

o the name of any broker, dealer or bank with which you maintain an account; and

o the date that you submit the report.


Quarterly Transaction Certification

                               -------------------------------------------------

                                 Applies to:   Investment Access Persons

                                                     Regular Access Persons

                               -------------------------------------------------

On a quarterly basis, Investment Access Persons and Regular Access persons are required to certify transactions in their brokerage accounts and the John Hancock Funds 401(k) Plan. Within 30 calendar days after the end of each calendar quarter you will be asked to log into the John Hancock Personal Trading and Reporting System to verify that the system has captured accurately all transactions for the preceding calendar quarter for accounts and trades which are required to be reported pursuant to the above noted section entitled "Which Accounts and Securities are Subject to the Code's Personal Trading Restrictions". Even if you have no transactions to report you will be asked to complete the certification.

For each transaction you must report the following information:

o the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

o the nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition);

o the price at which the transaction was effected;

o the name of the broker, dealer or bank with or through which the transaction was effected; and


Quarterly Brokerage Account Certification

                               -------------------------------------------------

                                 Applies to:  Investment Access Persons

                                                    Regular Access Persons

                                                         Non-Access Persons
                               -------------------------------------------------


Each quarter, all Investment Access Persons, Regular Access Persons and Non-Access Persons will be required to provide a complete list of all brokerage accounts as described above in the section entitled "Which Accounts and Securities are Subject to the Code's Personal Trading Restrictions". This includes all brokerage accounts, including brokerage accounts that only contain securities exempt from reporting.

You will be asked to log into the John Hancock Personal Trading and Reporting System and verify that all brokerage accounts are listed and the following information is accurate:

o Account number;

o Account registration;

o Brokerage firm

Annual Certification

                               -------------------------------------------------

                               Applies to:   Investment Access Persons

                                                 Regular Access Persons

                                                   Non-Access Persons

                                                      Limited Access Persons
                               -------------------------------------------------


At  least  annually  (or   additionally   when  the  code  of  ethics  has  been
significantly changed), you must provide a certification at a date designated by the Investment Compliance Department that:

(1) you have read and understood  this   code  of  ethics;

(2)  you recognize that you are subject to its policies; and

(3) you have complied with its requirements.

You are required to make this certification to demonstrate that you understand the importance of these policies and your responsibilities under the code of ethics.

9.  Limited Access Persons

There is an additional category of persons called "Limited Access" persons. This category consists only of directors of John Hancock Advisers, LLC, trustees of the John Hancock Financial Trends Fund, Inc. or an "interested person" of the John Hancock '40 Act funds who:

(a) are not also officers of John Hancock Advisers, LLC; and

(b) do not ordinarily obtain information about fund portfolio trades


An "interested person" of the John Hancock '40 Act funds has the meaning given to the term in Section 2(a)(19) of the '40 Act.


A more detailed definition of Limited Access persons, and a list of the policies that apply to them, is attached as Appendix C.

10.  Subadvisers


A subadviser to a John Hancock '40 Act fund has a number of code of ethics responsibilities, as described in Appendix D.

11.  Reporting Violations

If you know of any violation of our code of ethics, you have a responsibility to promptly report it to the Chief Compliance Officer of your company. You should also report any deviations from the controls and procedures that safeguard John Hancock Funds and the assets of our clients. You can request confidential treatment of your reporting action.

12.  Interpretation and Enforcement


This code of ethics cannot anticipate every situation in which personal interests may be in conflict with the interests of our clients and fund investors. You should be responsive to the spirit and intent of this code of ethics as well as its specific provisions.

When any doubt exists regarding any code of ethics provision or whether a conflict of interest with clients or fund investors might exist, you should discuss the situation in advance with the Chief Compliance Officer of your company. The code of ethics is designed to detect and prevent fraud against clients and fund investors, and to avoid the appearance of impropriety. If you feel inequitably burdened by any policy, you should feel free to contact your Chief Compliance Officer or the Compliance and Business Practices Committee. Exceptions may be granted where warranted by applicable facts and circumstances. For example, exemption from some Personal Trading Requirements may be granted for transactions effected pursuant to an automatic investment plan.

To provide assurance that policies are effective, the Investment Compliance Department will monitor and check personal securities transaction reports and certifications against fund portfolio transactions. Additional administration and recordkeeping procedures are described in Appendix E.

The Chief Compliance Officer of your company has general administrative responsibility for this code of ethics as it applies to the access persons of your company; an appropriate Compliance Department will administer procedures to review personal trading reports. The Compliance and Business Practices Committee of John Hancock Funds approves amendments to the code of ethics and dispenses employee/officer sanctions for violations of the code of ethics. The Boards of Trustees/Directors of the open-end mutual funds and closed-end funds also approve amendments to the code of ethics and dispenses sanctions for access persons of the Funds who are not employees/officers. Accordingly, the Investment Compliance Department will refer violations to the Compliance and Business Practices Committee and/or the Boards of Trustees/Directors of the John Hancock '40 Act funds, respectively, for review and appropriate action. The following factors will be considered when determining a fine or other disciplinary action:

o the person's position and function (senior personnel may be held to a higher standard);

o the amount of the trade;

o whether the funds or accounts hold the security and were trading the same day;

o whether the violation was by a family member.

o whether the person has had a prior violation and which policy was involved.

o whether the employee self-reported the violation.

You can request reconsideration of any disciplinary action by submitting a written request.

No less frequently than annually, a written report of all material violations and sanctions, significant conflicts of interest and other related issues will be submitted to the boards of directors of the John Hancock '40 Act funds for their review. Sanctions for violations could include (but are not limited to) fines, limitation of personal trading activity, suspension or termination of the violator's position with John Hancock Funds and/or a report to the appropriate regulatory authority.

13.  Education of Employees


The Investment Compliance Department will provide a paper copy or electronic version of the Code of Ethics (and any amendments) to each person subject to this Code of Ethics. The Investment Compliance Department will also administer training of employees on the principles and procedures of the code of ethics.


Appendix A: Categories of Personnel


     You have been notified about which of these categories applies to you, based on the Investment Compliance Department's understanding of your current role. If you have a level of investment access beyond that category, or if you are promoted or change duties and as a result should more appropriately be included in a different category, it is your responsibility to immediately notify the Chief Compliance Officer of your company.



1) Investment Access person: You are an Investment Access person if you are an employee of John Hancock Advisers, LLC, Sovereign Asset Management LLC, a John Hancock fund, or Manulife Financial Corporation or its subsidiaries who, in connection with your regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a John Hancock fund.

     (examples: portfolio managers, analysts, traders)

2) Regular Access person: You are a Regular Access person if you do not fit the definition of Investment Access Person, but you do fit one of the following two sub-categories:

     o You are an officer (vice president and higher) or director of John Hancock Advisers, LLC, Sovereign Asset Management LLC or a John Hancock fund, unless you qualify as a Limited Access person--please see Appendix C for this definition.)

     o You are an employee of John Hancock Advisers, LLC, Sovereign Asset Management LLC, a John Hancock fund or Manulife Financial Corporation or its subsidiaries , or a director, officer (vice president and higher) or employee of John Hancock Funds, LLC who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

     (examples: Investment Operations personnel, Investment Compliance Department personnel, most Fund Financial Management personnel, investment administrative personnel, Technology Resources personnel with access to investment systems, attorneys and some legal administration personnel)

3) Non-Access person: You are a non-access person if you are an employee of John Hancock Advisers, LLC, Sovereign Asset Management LLC, John Hancock Funds, LLC or a John Hancock fund who does not fit the definitions of any of the other three categories (Investment Access Person, Regular Access Person or Limited Access Person). To be a non-access person, you must not have access to information regarding the purchase or sale of securities by a John Hancock fund or nonpublic information regarding the portfolio holdings in connection with your regular functions or duties.

    (examples: wholesalers, inside wholesalers, certain administrative staff)


4)  Limited Access Person:  Please see Appendix C for this definition.


Appendix B: Preclearance Procedures


You should read the Code of Ethics to determine whether you must obtain a preclearance before you enter into a securities transaction. If you are required to obtain a preclearance, you should follow the procedures detailed below.


1. Pre-clearance for Public Securities including Derivatives, Futures, Options and Selling Short:


A request to pre-clear should be entered into the John Hancock Personal Trading & Reporting System.


The John Hancock Personal Trading & Reporting System is located under your Start Menu on your Desktop. It can be accessed by going to Programs/Personal Trading & Reporting/ Personal Trading & Reporting and by entering your Web Security Services user id and password.

If the John Hancock Personal Trading & Reporting System is not on your Desktop, please contact the HELP Desk at (617) 572-6950 for assistance.



The Trade Request Screen:

At times you may receive a message like "System is currently unavailable". The system is scheduled to be offline from 8:00 PM until 7:00 AM each night.

[GRAPHIC OMITTED]

Ticker/Security Cusip: Fill in either the ticker, cusip or security name with the proper information of the security you want to buy or sell. Then click the [Lookup] button. Select one of the hyperlinks for the desired security, and the system will populate the proper fields Ticker, Security Cusip, Security Name and Security Type automatically on the Trade Request Screen.


If You Don't Know the Ticker, Cusip, or Security Name:


If you do not know the full ticker, you may type in the first few letters followed by an asterisk * and click the [Lookup] button. For example, let's say you want to buy some shares of Intel, but all you can remember of the ticker is that it begins with int, so you enter int* for Ticker. If any tickers beginning with int are found, they are displayed on a new screen. Select the hyperlink of the one you want, and the system will populate Security Cusip, Security Name and Security Type automatically on the Trade Request Screen. If you do not know the full cusip, you may type in the first few numbers followed by an asterisk * and click the [Lookup] button. For example, let's say you want to buy some shares of Microsoft, but all you can remember of the cusip is that it begins with 594918, so you enter 594918* for Ticker. If any cusips beginning with 594918 are found, they are displayed on a new screen. Select the hyperlink of the one you want, and the system will fill in Ticker, Security Name and Security Type automatically on the Trade Request Screen. If you do not know the Ticker but have an idea of what the Security Name is, you may type in an asterisk, a few letters of the name and an asterisk * and click the [Lookup] button. For example, let's say you want to buy some shares of American Brands, so you enter *amer* for Security Name. Any securities whose names have amer in them are displayed on a new screen, where you are asked to select the hyperlink of the one you want, and the system will fill in Ticker, Cusip and Security Type automatically on the Trade Request Screen.


Other Items on the Trade Request Screen:

Brokerage Account: Click on the dropdown arrow to the right of the Brokerage Account field to choose the account to be used for the trade.

Transaction Type: Choose one of the values displayed when you click the dropdown arrow to the right of this field.

Trade Date: You may only submit trade requests for the current date.


Note: One or more of these fields may not appear on the Request Entry screen if the information is not required. Required fields are determined by the Investment Compliance Department.


Click the [Submit Request] button to send the trade request to your Investment Compliance department.


Once you click the [Submit Request] button, you will be asked to confirm the values you have entered. Review the information and click the [Confirm] button if all the information is correct. After which, you will receive immediate feedback in your web browser. (Note: We suggest that you print out this confirmation and keep it as a record of the trade you have made). After this, you can either submit another trade request or logout.


Attention Investment Access Persons: If the system identifies a potential violation of the Ban on Short Term Profits Rule, your request will be sent to the Investment Compliance Department for review and you will receive feedback via the e-mail system.


Starting Over:

To clear everything on the screen and start over, click the [Clear Screen] button.

Exiting Without Submitting the Trade Request:

If you decide not to submit the trade request before clicking the [Submit Request] button, simply exit from the browser by clicking the [X] button on the upper right or by pressing [Alt+F4], or by clicking the Logout hyperlink on the lower left side of the screen.

Ticker/Security Name Lookup Screen:

You arrive at this screen from the Trade Request Screen, where you've clicked the [Lookup] button (see above, "If You Don't Know the Ticker, Cusip, or Security Name"). If you see the security you want to trade, you simply select its corresponding hyperlink, and you will automatically return to the Trade Request Screen, where you finish making your trade request. If the security you want to trade is not shown, that means that it is not recognized by the system under the criteria you used to look it up. Keep searching under other names (click the [Return to Request] button) until you are sure that the security is not in the system. If you determine that the desired security is not in the system, please contact a member of the Investment Compliance department to add the security for you. Contacts are listed below:


Fred Spring (617) 375-4987

Adding Brokerage Accounts:

To access this functionality, click on the Add Brokerage Account hyperlink on the left frame of your browser screen. You will be prompted to enter the Brokerage Account Number, Brokerage Account Name, Date Opened, and Broker. When you click the [Create New Brokerage Account] button, you will receive a message that informs you whether the account was successfully created.

[GRAPHIC OMITTED]

3.  Pre-clearance for Private Placements and Initial Public Offerings:

You may request a preclearance of private placement securities or an Initial Public Offering by contacting Fred Spring via Microsoft Outlook (please "cc." Frank Knox on all such requests). Please keep in mind that the code of ethics prohibits Investment Access persons from purchasing securities in an initial public offering.


The request must include:

o the associate's name;

o the associate's John Hancock Funds' company;

o the complete name of the security;

o the seller (i.e the selling party if identified and/or the broker-dealer or placement agent) and whether or not the associate does business with those individuals or entities on a regular basis;

o the basis upon which the associate is being offered this investment opportunity;

o any potential conflict, present or future, with fund trading activity and whether the security might be offered as inducement to later recommend publicly traded securities for any fund or to trade through a particular broker-dealer or placement agent; and

o the date of the request.


Clearance of private placements or initial public offerings may be denied for any appropriate reason, such as if the transaction could create the appearance of impropriety. Clearance of initial public offerings will also be denied if the transaction is prohibited for a person due to his or her access category under the code of ethics.

Appendix C: Limited Access Persons

There are three types of Limited Access Persons--(1) Certain directors of the Adviser and (2) the trustees of the John Hancock Financial Trends Fund, Inc. and
(3) and the Directors of the John Hancock funds who are "interested persons" of the funds.

(1) Certain Directors of the Adviser:

You are a Limited Access person if you are a director of John Hancock Advisers, LLC or Sovereign Asset Management Co. and you meet the three following criteria:

     (a) you are not also an officer of John Hancock Advisers, LLC, Sovereign Asset Management Co. or a John Hancock fund;

     (b) you do not have access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any John Hancock fund or account; and

     (c) you are not involved in making securities recommendations to clients and do not have access to such recommendations that are nonpublic.

(examples: directors of John Hancock Advisers, LLC or Sovereign Asset Management LLC who are not involved in the daily operations of the adviser)

If you are a Limited Access Person who fits this definition, the following policies apply to your category. These policies are described in detail in the code of ethics.

     o   General principles

     o   Inside information policy and  procedures

     o   Broker letter/Duplicate Confirms*

     o   Initial/annual holdings reports*

     o   Quarterly transaction reports*

     o   Annual recertification

Preclearance requirement LIMITED: You only need to preclear any direct or indirect acquisition of beneficial ownership in any security in an initial public offering (an IPO) or in a limited offering (i.e. a private placement). To request preclearance of these securities, contact Fredrick Spring at fspring@jhancock.com and/or Frank Knox at Frank_Knox@manulifeusa.com.

---------------

*A Limited Access Person may complete this requirement under the code of ethics of another Manulife/John Hancock adviser or fund by the applicable regulatory deadlines and arrange for copies of the required information to be sent to the John Hancock Funds Compliance Department.

---------------

(2) The Independent Directors of the Funds: If you are a trustee of the John Hancock Financial Trends Fund, Inc. or a director to a John Hancock fund and an "interested person" of the fund within the meaning of the Investment Company Act of 1940, the following policies apply to your category. These policies are described in detail in the code of ethics.

     o    General principles

     o    Annual recertification

     o Quarterly transaction report, but only if you knew (or should have known) that during the 15 calendar days before or after you trade a security, either:

(i) a John Hancock fund purchased or sold the same security, or

(ii) a John Hancock fund or John Hancock Advisers, LLC considered purchasing or selling the same security.

This policy applies to holdings in your personal accounts, those of a spouse, "significant other" or family members sharing your household, as well as all accounts over which you have discretion or give advice or information. If this situation occurs, it is your responsibility to contact the Chief Compliance Officer of your company and he will assist you with the requirements of the quarterly transaction report.

This means that the independent directors of the funds will not usually be required to file a quarterly transaction report--they are only required to file in the situation described above.


Appendix D:  Subadvisers


Each subadviser to a John Hancock fund is subject to its own code of ethics, which must meet the requirements of Rule 17j-1 and Rule 204A-1.

Approval of Code of Ethics

Each subadviser to a John Hancock fund must provide a copy of its code of ethics to the trustees of the relevant John Hancock funds for approval initially and within 60 calendar days of any material amendment. The trustees will give their approval if they determine that the code:

o contains provisions reasonably necessary to prevent the subadviser's Access Persons (as defined in Rule 17j-1) from engaging in any conduct prohibited by Rule 17j-1;

o requires the subadviser's Access Persons to make reports to at least the extent required in Rule 17j-1(d);

o requires the subadviser to institute appropriate procedures for review of these reports by management or compliance personnel (as contemplated by Rule 17j-1(d)(3));

o provides for notification of the subadviser's Access Persons in accordance with Rule 17j-1(d)(4); and

o requires the subadviser's Access Persons who are Investment Personnel to obtain the pre-clearances required by Rule 17j-1(e);

Reports and Certifications

Each subadviser must provide an annual report and certification to John Hancock Advisers, LLC and the fund's trustees in accordance with Rule 17j-1(c)(2)(ii). The subadviser must also provide other reports or information that John Hancock Advisers, LLC may reasonably request.

Recordkeeping Requirements

The subadviser must maintain all records for its Access Persons as required by Rule 17j-1(f).



Appendix E:  Administration and Recordkeeping

Adoption and Approval

The  trustees  of a John  Hancock  fund  must  approve  the code of ethics of an
adviser,   subadviser  or  affiliated  principal  underwriter  before  initially retaining its services.

Any material change to a code of ethics of a John Hancock fund, John Hancock Funds, LLC, John Hancock Advisers, LLC or a subadviser to a fund must be approved by the trustees of the John Hancock Funds, including a majority of trustees who are not interested persons, no later than six months after adoption of the material change.

Administration

No less frequently than annually, John Hancock Funds, LLC, John Hancock Advisers, LLC, each subadviser and each John Hancock fund will furnish to the trustees of each John Hancock fund a written report that:

o describes issues that arose during the previous year under the code of ethics or the related procedures, including, but not limited to, information about material code or procedure violations, and

o certifies that each entity has adopted procedures reasonably necessary to prevent its access persons from violating its code of ethics.



Recordkeeping

The Investment Compliance Department will maintain:

o a copy of the current code of ethics for John Hancock Funds, LLC, John Hancock Advisers, LLC, Sovereign Asset Management LLC, and each John Hancock fund, and a copy of each code of ethics in effect at any time within the past five years.

o a record of any violation of the code of ethics, and of any action taken as a result of the violation, for six years.

o a copy of each report made by an Access person under the code of ethics, for six years (the first two years in a readily accessible place).

o a record of all persons, currently or within the past five years, who are or were required to make reports under the code of ethics. This record will also indicate who was responsible for reviewing these reports.

o a copy of each code of ethics report to the trustees, for six years (the first two years in a readily accessible place).

o a record of any decision, and the reasons supporting the decision, to approve the acquisition by an Investment Access person of initial public offering
securities   or  private   placement   securities,   for  six  years.

Appendix F: Chief Compliance Officers

Entity                                          Chief Compliance Officer

John Hancock Advisers, LLC                      Frank Knox
Sovereign Asset Management LLC                  Frank Knox
Each open-end and closed-end fund advised       Frank Knox
by John Hancock Advisers, LLC
John Hancock Funds, LLC                         Michael Mahoney

                         SUSTAINABLE GROWTH ADVISERS, LP

                           ___________________________

                                COMPLIANCE MANUAL

                                       AND

                                 CODE OF ETHICS

                         JULY 2003 Revised OCTOBER 2005







--------------------------------------------------------------------------------

This Manual is the sole property of Sustainable Growth Advisers, LP (the "Firm") and must be returned to the Firm should an employee's association with the Firm terminate for any reason. The contents of this Manual are confidential. Employees may not reproduce, duplicate, copy, or make extracts from or abstracts of this Manual, or make it available in any form to non-employees.

--------------------------------------------------------------------------------

                         SUSTAINABLE GROWTH ADVISERS, LP


                                      INDEX


                                                                            Page

Introduction                                                                   2

PART I

         General                                                               4


PART II

         Trading Restrictions
                  Insider Trading and Manipulative Practices                   4
                  Allocations of Trades                                        7
                  Direct Brokerage and Soft Dollar                            10
                  Principal and Agency-Cross Transactions                     12
                  Personal Trading                                            13
                  Front Running                                               16

PART III

         Client Solicitation                                                  16


PART IV

         Employee Conduct
                  Conflicts of Interest                                       18
                  Government and Industry Regulators                          19
                  Publicity; Dealing with Media                               20
                  Directorships; Outside Activity                             20
                  Confidentiality                                             21
                  Involvement in Litigation                                   21
                  Annual Acknowledgement                                      21

PART V

         Harassment                                                           22


PART VI

         Electronic Communications and Internet Policy                        22


PART VII

         Compliance                                                           22

PART VIII

         Employment at Will                                                   23



ANNEX   A

Policy and Procedures Designed to Detect and Prevent Insider Trading

         Section I      Policy Statement on Insider Trading                 A-1
         Section II    Procedures to Implement the Firm's Policies
                                    Against Insider Trading                 A-5
         Section III   Supervisory Procedures                               A-8


ANNEX   B

Anti-Harassment Policy

         Section I      Definition of Harassment                             B-1
         Section II     Definition of Sexual Harassment                      B-3
         Section III    Individuals Covered                                  B-4
         Section IV   Reporting and Investigation a Complaint                B-5

ANNEX   C

Electronic Communications and Internet Use Policy                            C-1

         Business Use                                                        C-1
         Confidential Information                                            C-2
         Access to Information                                               C-3
         Not Privacy Rights                                                  C-3
         Enforcement of this Policy                                          C-4



EXHIBIT   A
         Personal Security Trading Request Form                      Exhibit A-1

EXHIBIT   B
         Employee Annual Acknowledgement Form                        Exhibit B-1

                                  INTRODUCTION

     Sustainable Growth Advisers, LP (the "Firm"), maintains a policy of requiring full compliance with all applicable Federal, state and local laws, rules and regulations.

     Although this Compliance Manual and Code of Ethics (this "Manual") is lengthy, it is imperative that all partners, members and employees of the Firm (each, an "Employee"; collectively, the "Employees") read, understand and adhere to the policies set forth herein. Failure to do so may result in severe criminal and civil legal penalties against the Firm, the investment funds or managed accounts managed by the Firm (each, an "SGA Company"; collectively, the "SGA Companies") and the Employee involved, as well as sanctions (which may include dismissal) by the Firm against the Employee. Therefore, the Employee has an obligation to report any actual or potential violations of this policy immediately to the Chief Compliance Officer or to a Principal of SGA.

     This Manual does not attempt to serve as an exhaustive guide to every legal, regulatory and compliance requirement applicable to the types of activities in which the Firm and its Employees may be involved in the course of conducting the business of the Firm. Rather, this Manual is intended to summarize the principal legal, regulatory and compliance issues relating to the Firm and its Employees, and to establish general policies and procedures governing the conduct of the Firm's business. Mary Greve, who serves as the Firm's Chief Compliance Officer (the "Chief Compliance Officer"), is available to address any questions or concerns relating to such policies and procedures, their interpretation and application.

     This Manual is not a contract of employment and does not create any express or implied promises to any Employee or guarantee any fixed terms. This Manual does not alter the "employment at will" relationship in any way. Employment at will means that either an Employee or the Firm may terminate the employment relationship for any reason at any time, with or without notice.

     Personnel policies and procedures are subject to modification and further development. The Firm, in its sole and absolute discretion, may amend, modify, suspend or terminate any policy or procedure contained in this Manual, at any time without prior notice. The Firm has sole and absolute discretion to interpret and apply the policies and procedures established herein and to make all determinations of fact with respect to their application.

     Each Employee must acknowledge in writing that he or she has received a copy of, has read and understands, and commits to comply with, this Manual and the policies and procedures established herein.

                                     PART I

                                     GENERAL

     The Firm is an investment adviser registered with the Securities and Exchange Commission (the "SEC") under the Investment Advisers Act of 1940, as amended (the "Advisers Act"). This Manual has been developed to set forth the procedures and policies that are followed by the Firm relating to its investment advisory business. It is designed to be a permanent record of the requirements and standards applied by the Firm in complying with laws and regulations applicable to its investment advisory activities.

     The Firm is subject to rigorous fiduciary obligations and legal and regulatory requirements. The policies and procedures applicable to the conduct of the Firm's investment advisory business are based on general concepts of fiduciary duty, specific requirements of the Advisers Act applicable to registered investment advisers, Federal securities laws, and internal policies and procedures adopted by the Firm. The Firm's policies and procedures are intended to ensure the highest standards of professional conduct, whether or not required by law or regulation. PART II

                              TRADING RESTRICTIONS

     2.1 Insider Trading and Manipulative Practices.

     (a) Insider Trading.

     Federal and state securities laws prohibit any purchase or sale of securities on the basis of material nonpublic information about the security or its issuer which was improperly obtained, or was obtained under circumstances contemplating that it would not be used for personal gain, and in certain other circumstances. In addition, "tipping" of others about such information is prohibited. The persons covered by these restrictions are not only "insiders" of publicly traded companies, but also any other person who, under certain circumstances, learns of material nonpublic information about the security or its issuer, including, but not limited to, employees, outside attorneys, accountants, consultants or bank lending officers.

     Violation of these restrictions by the Firm or an Employee can have severe consequences for the Firm, the SGA Companies and the Employee. Penalties for trading on or communicating material nonpublic information include imprisonment for up to 10 years, and a criminal fine of up to $1,000,000 or three times the profit gained or loss avoided. The Firm may also be held liable for failing to take measures to deter securities law violations, where such failure is found to have contributed to or permitted a violation.

     In view of these prohibitions, the Firm has adopted the general policy that Employees may not trade -- for the account of the Firm or any of the SGA Companies, or any personal trading account over which an Employee exercises control -- in the securities of any company about which an Employee possesses, or is aware that the Firm possesses, material nonpublic information, or "tip" others about such information. All Employees must exercise utmost care to adhere to this policy and take all reasonable steps to ensure that the Firm and other Employees adhere to this policy.

     Any Employee who believes that he or she, or the Firm, may be in possession of material nonpublic information concerning an issuer's securities should:

          (i) immediately report the matter to the Chief Compliance Officer(or, in her absence, to Gordon M. Marchand, a Principal of the Firm);

          (ii) not purchase or sell any such securities on behalf of himself or herself or others, including the Firm and the SGA Companies; and

          (iii) not communicate the information to anyone inside or outside the Firm, other than the Chief Compliance Officer (or, in her absence, Gordon Marchand).

     In addition, Employees should immediately inform the Chief Compliance Officer (or, in her absence, Gordon Marchand) if they become aware of any actual or potential violation of this policy by another Employee.

     The prohibition on insider trading is a complicated subject that is not easily susceptible to reduction to a few general principles. Accordingly, the Firm has prepared and adopted a statement of Policies and Procedures Designed to Detect and Prevent Insider Trading. Due to the scope and length of this statement, it is attached as Annex A to this Manual rather than incorporated into the text of this Manual. All Employees must read and adhere to the restrictions outlined in Annex A.

     (b) Manipulative Practices.

     Section 9(a)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), makes it unlawful for any person, acting alone or with others, to effect a series of transactions in any security registered on a national securities exchange, creating actual or apparent active trading in such security, or raising or depressing the price of such security, for the purpose of inducing the purchase or sale of such security by others. Rule 10b-5 promulgated under the Exchange Act has been interpreted to proscribe the same type of trading practices in over-the-counter securities.

     The thrust of these prohibitions against manipulative trading practices is that no trader should, alone or with others:

          (i) engage in trading or apparent trading activity for the purpose of inducing purchases or sales by others; or

          (ii) engage in trading or apparent trading activity for the purpose of causing the price of a security to move up or down, and then take advantage of such price movement by buying or selling at such "artificial" price level.

     It is understood that buy or sell programs may cause stock prices to rise or fall. Therefore, "legitimate" trading activities resulting in changes in supply and demand are not prohibited. As outlined above, Section 9(a)(2) prohibits activity where the purpose of the activity is to artificially affect the price of a security through trading.

     (c) Practices and Requirements Relating to Registered Investment Companies

     It shall be unlawful for any employee of the Firm in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by such registered investment company -

1) To employ any device, scheme or artifice to defraud such registered investment company;

2) To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3) To engage in any act, practice, or course of business which operates, or would operate, as a fraud or deceit upon any such registered investment company; or

4) To engage in any manipulative practice with respect to such registered investment company.

2.2  Allocations of Trades.

     The Firm has a fundamental fiduciary duty to act in the best interests of each SGA Company, with undivided loyalty to that Company. The Firm's duty of loyalty to one SGA Company may potentially conflict with its duty of loyalty to another such Company, particularly with respect to allocations of trades. In order to resolve this inherent potential conflict of interest among the SGA Companies, the Firm has adopted a policy to provide equal and fair treatment to all SGA Companies consistent with the Firm's duty of loyalty to its advisory clients. In particular, trades may not be allocated to one SGA Company over another SGA Company in order to, among other things: (i) favor one SGA Company at the expense of another SGA Company; (ii) generate higher fees paid by one SGA Company over another SGA Company, or produce greater performance compensation to the Firm; (iii) develop a relationship with an investor in one SGA Company or with a prospective client; (iv) compensate an investor for past services or benefits rendered to the Firm, or induce future services or benefits to be rendered to the Firm; or (v) equalize performance among different SGA Companies, or for any other similar reason.

     Allocations of trades among the SGA Companies should be made in accordance with the following principles:

     (a) Any allocation of securities among SGA Companies should be made in a manner consistent with such Companies' respective investment objectives. It is understood that a diversity of objectives, risk tolerances and tax situations, and differences in the timing of capital contributions and withdrawals, may result in differences among SGA Companies in invested positions and securities held, and consequently in performance, even when such Companies share the same investment program.

     (b) Buy or sell programs in a particular security should be allocated among all SGA Companies for which such program is appropriate. To the extent possible, all SGA Companies participating in a buy or sell program should receive equivalent treatment based on the capital of each. The allocations for SGA Companies participating in the same buy or sell program should be determined prior to the time an order is placed, and such allocation should be memorialized in writing. Permissible reasons why pari passu allocations may not occur in every situation include, among others: (i) divergent tax situations and considerations; (ii) relative sizes of the buying accounts;
     (iii) different investment strategies; (iv) different risk parameters; (v) commission costs of allocating limited purchases or sales among several SGA Companies; (vi) supply or demand for a security at a given price level;
     (vii) size of available position; (viii) liquidity requirements or availability of cash; (ix) ability to margin the buying accounts; and (x) investment restrictions.

     (c) The Chief Compliance Officer may approve deviations from an allocation plan. A written memorandum detailing the reason for the requested deviation must be filed with the Chief Compliance Officer. The Chief Compliance Officer shall approve or reject the requested change by the morning of the business day following the day the relevant trade has taken place.

     (d) Each SGA Company for which a given security is purchased or sold by the Firm during a trading day should receive the average price obtained on all purchases or sales by the Firm of that security made during that day.

     (e) A "fill" may be allocated among participating SGA Companies to the extent of "round lots", i.e., a "fill" does not have to be broken into "odd lots" in order to achieve parity of allocation.

     (f) Partially filled orders shall be allocated ratably based upon the written allocation statement.

     (g) Transactions involving fewer than 1,000 shares shall be allocated in a manner deemed appropriate under the circumstances in light of the foregoing principles.

     2.3 Directed Brokerage and Soft Dollars.

     From time to time, the Firm may effect transactions for SGA Companies with brokers who provide the Firm with research or brokerage products and services (collectively, "soft dollar items") providing lawful and appropriate assistance to the Firm (or the relevant affiliate) in the performance of their investment decision-making responsibilities. The negotiated commissions paid to broker-dealers supplying soft dollar items may not represent the lowest obtainable commission rates. In any such arrangement, it must be determined in good faith by the Firm that the broker provides "best execution", i.e., that the amount of the commission paid is reasonable in relation to the value of the soft dollar items provided by the broker-dealer, viewed in terms of either the particular transaction or the Firm's overall responsibilities with respect to the SGA Companies.

     The Firm complies with the safe harbor created by Section 28(e) of the Exchange Act relating to soft dollar items and directed commissions. Accordingly, the Firm uses soft dollars to pay only for research- and brokerage-related items. Where a product or service obtained with soft dollars provides both research or brokerage, and non-research or non-brokerage, assistance (i.e., a "mixed-use" item), a reasonable allocation of the cost which may be paid with soft dollars shall be made. Any allocation with respect to the cost that may be paid with soft dollars for mixed-use items shall be substantiated with a written memorandum explaining the allocation. The memorandum shall be approved by the Chief Compliance Officer.

     Brokers sometimes suggest a level of business they would like to receive in return for the various products and services they provide. Actual brokerage business received by any broker may be less than the suggested allocations, but can (and often does) exceed the suggestions, because total brokerage is allocated on the basis of all considerations described above. A broker is not excluded from receiving business because it has not been identified as providing research and products. However, SGA does maintain an internal allocation procedure to identify those brokers who have provided it with research and the amount of research they provided, and does endeavor to direct sufficient commissions to them to ensure the continued receipt of research SGA believes is useful. Research and brokerage services furnished by a broker may be used in servicing all of SGA's accounts, and such services need not be used by SGA exclusively for the benefit of the specific account(s) for which SGA used such broker to effect transactions.

     At least quarterly, the trading or accounting department shall prepare a report detailing, among other things, (i) each broker that has received commissions on advisory client trades, (ii) the total amount of commissions for such quarter and year-to-date paid to such broker and (iii) the amount of such commissions generating soft dollar credits. A separate quarterly report should be prepared, detailing (i) each broker providing products or services that are being soft dollared, and each product or service provided by such broker, (ii) the targeted annual commission amount to cover each such product or service (including any debit or credit balances carried forward from the prior year),
(iii) the amount of commissions paid year-to-date credited to each such soft dollar arrangement, and (iv) the remaining soft dollar target for the year for each such product or service.

     Other brokerage allocation policies may be adopted for each SGA Company.

     2.4 Principal and Agency-Cross Transactions.

     Generally, transactions between the Firm or an Employee (including a joint securities or commodities brokerage or trading account in which the Employee has an interest, or an account over which the Employee exercises investment control or to which he or she provides investment advice (each, a "Proprietary Account")), on one side, and an SGA Company, on the other side, are prohibited. If the Firm has an interest (e.g., a general partner interest) in an SGA Company, such SGA Company will generally be treated as a principal account, and transactions between it and another SGA Company will generally be prohibited.

     Agency-cross transactions between SGA Companies may be permissible under certain circumstances (e.g., "rebalancing" between two SGA Companies in which the Firm does not have an interest). Each agency-cross transaction shall be approved by the Chief Compliance Officer.

     Principal and agency-cross transactions must be effected for cash consideration at the current market price of the security, based on current sales data relating to transactions of comparable size. If no comparable sales data are available on the day in question, then the transaction shall be effected at a price equal to the average of the highest current independent bid and lowest current independent offer determined on the basis of reasonable inquiry. No brokerage commission or other remuneration shall be paid to the Firm in connection with such transaction, without the approval of, or in accordance with procedures adopted by, the Chief Compliance Officer.

     2.5 Limitations on Permitted Personal Trading; Required Personal Trading Approvals.

     To better prevent insider trading and front-running, and to ensure the satisfaction of the Firm's fiduciary obligations to its advisory clients, the Firm has adopted certain restrictions on personal trading by employees of the Firm. Accordingly, two categories of securities have been identified: (i) Permitted Securities and (ii) Prohibited Securities.

     Permitted Securities

          Employees, for investment purposes, are permitted to invest in open-end mutual funds, money market funds, unit trusts, U.S. Government and Agency securities, or municipal securities, and to close out of pre-existing investment positions, subject to the restrictions provided herein (all such instruments, "Permitted Securities"). With respect to open-ended mutual funds, prior approval is not necessary except in the case of funds where SGA is the sub advisor such as The John Hancock/Manulife Funds, The John Hancock/Manulife Trusts and The John Hancock/Manulife Funds
     II. These Funds require prior approval by the Chief Compliance Officer or an SGA Principal. Prohibited Securities

          Employees are prohibited from trading in any partnership and limited liability company interests (including, without limitation, interests in private investment funds), common stock, options, bonds and other debt instruments, participations, convertible securities, warrants, futures contracts, currencies, commodities, and any other derivative instruments, but excluding Permitted Securities (all such instruments, "Prohibited Securities").

          An Employee shall not trade in securities (other than Permitted Securities for investment purposes), even for the purpose of closing out a pre-existing investment position, for a Proprietary Account or for the account of any person (other than an SGA Company), unless such trade had been specifically approved in writing in advance by the Chief Compliance Officer.* Any transaction that requires such a prior written approval will be canceled by the end of the business day. A Personal Securities Trading Request Form, in the form of Exhibit A attached hereto, will be provided by the Chief Compliance Officer to any Employee seeking approval of a personal securities trade for which prior written approval is required. The Chief Compliance Officer shall promptly notify the Employee of approval or denial of clearance to trade by indicating such action on the Personal Securities Trading Request Form and returning it to the Employee. Notification of approval or denial to trade may be orally given; however, it shall be confirmed in writing by indicating such action on the Personal Securities Trading Request Form and returning it to the Employee within 24 hours of the oral notification.

------------------------
* Each Principal of the Firm, including the Chief Compliance Officer must obtain prior written approval for his or her own personal securities trades, if such approval is required, from the other named person.

          In evaluating whether to approve a proposed transaction relating to a Prohibited Security, the Chief Compliance Officer may consider, among other factors, the following:

          (a) whether the security, or any other instrument of the issuer of such security, is held or managed by an SGA Company, and

          (b) whether the Employee has agreed to hold such securities for at least 30 days following acquisition (provided that the security does not move +/- 10% from the employee's average cost during such holding period).

     When any security is recommended to be bought or sold for an SGA Company, and a position in that security or in any other security of the same issuer has been held in a Proprietary Account of such Employee since the commencement of such Employee's association with the Firm or, to such Employee's reasonable knowledge, in the personal account of an immediate family member** of such Employee at such time, such Employee must affirmatively disclose such information to the Chief Compliance Officer prior to making such recommendation or executing such transaction, as the case may be. The Chief Compliance Officer may restrict such Employee from buying or selling the security for his or her Proprietary Account.

     Each Employee is required to identify to the Chief Compliance Officer, within 10 days of his/her initial hire date and thereafter at least annually, all securities and commodities brokerage and trading accounts which constitute Proprietary Accounts with respect to such Employee (other than accounts in which such Employee trades only in Permitted Securities for investment purposes). In addition, each Employee must immediately inform the Chief Compliance Officer any time such Employee opens a new such brokerage or trading account.

--------------------------
** For purposes of this Manual, "immediate family member" includes any relative, spouse, or relative of the spouse of an Employee, and any other adult living in the same household as the Employee.

     Each Employee shall arrange for duplicate copies of all account statements relating to his or her Proprietary Accounts (other than statements relating to accounts in which such Employee trades only in Permitted Securities for investment purposes) to be sent by the broker-dealer directly to the Chief Compliance Officer at least monthly, at the same time as they are sent to such Employee.

     Prior to arranging a personal loan with a financial institution that would be collateralized by securities held in a Proprietary Account (other than Permitted Securities), an Employee must obtain the written approval of the Managing Partner or the Chief Compliance Officer as if such financing arrangement constituted a sale of such securities by the Employee.

     2.6  Front-Running.

     An Employee may not, without the prior written approval of the Chief Compliance Officer or, in her absence, Gordon Marchand, execute a transaction in a security, other than a Permitted Security, for a Proprietary Account if at the time (i) an order for an SGA Company for the same security (or for a related security, option, derivative or convertible instrument) remains unexecuted, in whole or in part, or (ii) the Firm is considering same-way trades in that security (or in a related security, option, derivative or convertible instrument) for one or more SGA Companies.

     Exceptions to this policy shall only be made with the approval of the Chief Compliance Officer or Gordon Marchand.

     2.7  Initial Public Offerings and Private Placements.

Initial Public Offerings (IPO) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to reporting requirements of sections 13 or 15(d) of the 1934 Act.

Private Placement means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

     No principal or associate of the firm shall acquire, directly or indirectly, beneficial ownership of any securities in a private placement or security in an initial public offering without the prior approval of the Firm's Compliance Officer, Ms. Mary Greve (or in her absence Mr. Gordon Marchand, a firm principal). This approval shall take into account whether the investment opportunity should be reserved for the clients of the firm, whether the opportunity is being offered to an individual by virtue of his or her position with the firm and any other relevant factors. If a principal or associate of the firm has purchased a covered security in a private placement or initial offering, then (a) such individual must disclose his or her ownership of the covered security if he or she has a material role in the firm's subsequent consideration to purchase the covered security and (b) a firm's decision to purchase the covered security will be reviewed by a firm principal with no personal interest in the issuer.

                                    PART III

                               CLIENT SOLICITATION


     The Firm and each Employee are subject to strict requirements under Federal laws not to employ any "device, scheme or artifice to defraud any client or prospective client." The SEC interprets this general requirement to apply to the contents of advertising or promotional materials, including, without limitation, offering documents and materials related to the SGA Companies, used by the Firm. Rule 206(4)-1(b) promulgated under the Advisers Act defines the term "advertisement" to include any written communication addressed to more than one person, or any notice or announcement in any publication, or by radio or television, which offers any analysis, report or publication regarding securities, any graph, chart, formula or other device to be used in making any determination as to which securities to buy or sell or when to buy or sell them, or any other investment advisory services regarding securities. This broad definition generally encompasses seminar and telephone scripts and form letters, and probably includes the standardized written material in booklets used by advisers for presentations to prospective clients. To best assure compliance with applicable anti-fraud rules, the Firm takes the position that all communications (whether written or in electronic format) that could possibly be viewed as "promotional" should comport with rules applicable to investment adviser advertisements.

     Whether promotional or marketing material is misleading depends on all the relevant facts and circumstances. According to the SEC staff, whether any particular advertisement is false or misleading depends on the facts and circumstances involved in its use, including:

     (i) the form and content of the advertisement;

     (ii) the implications or inferences arising out of the advertisement in its total context; and

     (iii) the sophistication of the prospective client.

     In order to ensure compliance with the applicable laws, no Employee may, orally or in writing with respect to any SGA Company, (i) suggest, much less guarantee, a specific investment result (such as by indicating that there will be a gain, or no loss); (ii) predict future performance; or (iii) imply the possibility of quick profits. All promotional material with respect to the SGA Companies must adopt a balanced approach, indicating the risk of loss to offset any references to profit potential.

     The use of testimonials in the Firm's promotional material is prohibited. While not defined in the Advisers Act, a "testimonial" is generally understood to include any statement by a former or present advisory client which endorses the adviser or refers to the client's favorable investment experience with the adviser. Testimonials are prohibited on the ground that they are deemed likely to create a deceptive or mistaken inference that all of the adviser's clients typically experience the same favorable results as those of the person providing the testimonial.

     In addition, reference to past results of specific past trades (as opposed to the overall performance of an SGA Company since inception) is generally prohibited, due to concerns over "cherry picking".

     In order to ensure compliance with the above-mentioned restrictions, no Employee may send any promotional material, or make or participate in a solicitation presentation, to a client or prospective client without first obtaining the approval of the Chief Compliance Officer or, in her absence, Gordon Marchand of the contents of such material or the issues to be discussed in such presentation, as the case may be. PART IV

                                EMPLOYEE CONDUCT

     4.1  Conflicts of Interest.

     In order to discharge the Firm's duties in the best interests of its clients, it is essential that Employees' potential conflicts of interest with those of the Firm or the SGA Companies be immediately disclosed to the Firm so they can be appropriately addressed. Furthermore, in order to avoid unnecessary conflicts of interest, no Employee should, without the prior written consent of the Chief Compliance Officer:

          (a) rebate, directly or indirectly, to any person, firm, corporation or association any part of the compensation received from the Firm as an Employee;

          (b) accept, directly or indirectly, from any person, firm, corporation or association, other than the Firm, compensation or consideration of any nature whatsoever, as a bonus, commission, fee, gratuity or otherwise, in connection with any transaction on behalf of the Firm or an SGA Company; provided, that this restriction shall not apply to consideration with a value less than $75.00 or to admission tickets to sporting events, concerts or other performances; or

          (c) own any stock or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business, except for a minority stock ownership or other financial interest in any business which is publicly owned.

     4.2  Dealings with Government and Industry Regulators.

     The securities industry is highly regulated. As a result, there often is a need for contact with the regulators. If an Employee is contacted by a government official or industry regulator (including, but not limited to, representatives of the SEC or CFTC, a state securities commission, a self-regulating organization such as the NASD or NFA, or a criminal prosecutor's office such as the District Attorney or U.S. Attorney), whether by telephone, letter or office visit, the Employee may not, under any circumstances, engage in any discussion with the contacting party, or take any other action in response to such contact, other than (i) advising the contacting party that all Employees are under standing instructions to refer all such inquiries to counsel for action and (ii) notifying the Chief Compliance Officer for advice and counsel.

     It is expected and required that all Employees fulfill their personal obligations to governmental and regulatory bodies. Such obligations include the filing of appropriate Federal, state and local tax returns, as well as the filing of any applicable forms or reports required by governmental bodies.

4.3  Publicity; Dealings with the Media.

     Since  securities  of SGA  Companies  are being  offered  to  sophisticated investors on a private placement basis, any public advertisement or communication related to the SGA Companies may be deemed a prohibited general solicitation, resulting in a violation of Federal securities laws. Accordingly, in order to avoid prohibited publicity, no Employee may address third parties (such as members of the media) regarding information about the Firm, the SGA Companies or any portfolio positions thereof, without the consent of the Chief Compliance Officer, and requests by any such third parties for information about the Firm or the SGA Companies should be directed to the Chief Compliance Officer.

4.4  Directorships; Outside Activities.

     Prior to accepting a position as an officer or director of any company, an Employee must obtain approval from the Chief Compliance Officer. For so long as an Employee sits as a director on the board of any company, or serves in a similar capacity with respect to any company, such company shall be placed on the SGA Companies' restricted list. So long as it remains on such list, securities of such company may not be purchased or sold (unless from or to the issuer) on behalf of any SGA Company, absent prior written consent from counsel to, or another appropriate senior officer of, such company.

     In the event that an Employee serves as a director or in a similar capacity with respect to any company whose securities are held in one or more SGA Company accounts, any director's fees or other similar compensation payable by such company to such Employee shall instead be paid, or promptly transferred by such Employee, to such SGA Companies on a pro-rata basis, in accordance with their respective interests in such company.

     All outside activities by an Employee involving the publication of articles, or radio or television appearances, must be approved beforehand by the Managing Partner or the Chief Compliance Officer, even if not related directly to the Firm's business.

     4.5  Confidentiality.

     Information regarding advice furnished by the Firm to its clients, nonpublic data furnished to the Firm by any client, work product of the Firm's investment and trading staffs, and other proprietary data and information concerning the Firm (including, but not limited to, its investment positions, assets under management, buy and sell programs, performance record, and former, existing and potential clients), is the exclusive property of the Firm. Any Employee in possession of such information must keep it strictly confidential, and may not disclose it to third parties or use it for the benefit of any person other than the Firm. Any violation of the foregoing restriction without the permission of a Principal of the Firm is grounds for immediate dismissal.

     4.6  Involvement in Litigation.

     An Employee should immediately advise the Chief Compliance Officer if he or she (i) becomes involved in or is threatened with litigation, an administrative investigation, or legal or disciplinary proceedings of any kind, (ii) is subject to any judgment, suspension, order or arrest, or (iii) is contacted by any governmental or regulatory authority.

     4.7  Annual Acknowledgment.

     At least annually, each Employee shall sign an Employee Annual Acknowledgement Form in the form of Exhibit B hereto, confirming his or her receipt and understanding of, and agreement to abide by, the policies and procedures described in this Manual, and certifying that he or she has reported all personal securities transactions (other than transactions in Permitted Securities made for investment purposes) since the date of such Employee's last such acknowledgment.

     New Employees must sign the Employee Annual Acknowledgment Form before commencing activities on behalf of the Firm or the SGA Companies.

                                     PART V

                                   HARASSMENT

     In order to provide all Employees with a professional work environment, the Firm has adopted an anti-harassment policy that includes a prohibition against harassment of any kind and procedures for reporting and investigating harassment complaints. All Employees are required to familiarize themselves with and abide by the Firm's anti-harassment policy, a copy of which is attached hereto as Annex B.

                                    PART VI

              AN ELECTRONIC COMMUNICATIONS AND INTERNET USE POLICY

     In order to provide all Employees with a professional work environment, the Firm has adopted an electronic communications and internet use policy that governs the use of and access to the Firm's computer resources. All Employees are required to familiarize themselves with and abide by the terms of such policy, a copy of which is attached hereto as Annex C.

                                    PART VII

                                   COMPLIANCE

     The Chief Compliance Officer, in coordination with the other Principal of the Firm, shall be responsible for general administration of the policies and procedures set forth in this Manual. The Chief Compliance Officer shall review all reports submitted pursuant to this Manual, answer questions regarding the policies and procedures set forth in this Manual, update this Manual as may be required from time to time, and arrange for appropriate records to be maintained, including copies of all reports and forms submitted under this Manual. The Chief Compliance Officer shall also arrange for appropriate Employee briefings on the policies and procedures reflected in this Manual, as determined to be appropriate from time to time by the Chief Compliance Officer.

     The Chief Compliance Officer, in coordination with the other Principal, may waive any requirement under this Manual if the facts and circumstances warrant such waiver.

     The Chief Compliance Officer shall investigate any possible violations of the policies and procedures set forth in this Manual to determine whether sanctions should be imposed, which may include, inter alia, a letter of censure or suspension, termination of employment, or such other course of action as may be deemed appropriate, and shall report his findings and recommendations to the

Firms Principals for action. The Firm's Chief Compliance Officer will provide to the Firm's Board of Directors at each meeting a written report that describes any issues arising under the code of ethics or procedures since the last report to the Board of Directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations.

     In addition the Firm's Compliance Officer will provide to the Firm's Board of Directors as well as any registered investment companies that are managed by the Firm, a written certification indicating that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating the code.



                                   PART VIII

                               EMPLOYMENT AT WILL

     This Manual is not a contract of employment and does not create any express or implied promises to any Employee or guarantee any fixed terms. This Manual does not alter the "employment at will" relationship in any way. Employment at will means that either the Employee or the Firm may terminate the employment relationship for any reason at any time, with or without notice.

                                                                         ANNEX A

                             POLICIES AND PROCEDURES
                 DESIGNED TO DETECT AND PREVENT INSIDER TRADING

     Section I. Policy Statement On Insider Trading.

     The Firm forbids any of its Employees from trading, either personally or on behalf of others (including, but not limited to, the SGA Companies), on material nonpublic information, or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." The Firm's policy applies to every Employee and extends to activities within and outside Employees' duties at the Firm. Every Employee must read and retain this Policy Statement. Any questions regarding this Policy Statement should be referred to the Chief Compliance Officer, who is responsible for monitoring this Policy Statement and the procedures established therein.

   THIS POLICY STATEMENT APPLIES TO THE FIRM, EMPLOYEES AND THE SGA COMPANIES

     The term "insider trading" is not defined under Federal securities laws, but is generally understood to refer to the use of material nonpublic information, and to the communication of material nonpublic information to others, to trade in securities (whether or not one is an "insider" of the issuer of the securities being traded).

     While the law concerning insider trading is not static, it is generally understood that the law prohibits:

          (i) trading by an insider while in possession of material nonpublic information;



                                    Annex A-1

          (ii) trading by a non-insider while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or

          (iii) an insider, or a non-insider described in clause (ii) above, from communicating material nonpublic information to others.

     The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this Policy Statement, you have any questions, you should consult the Chief Compliance Officer.

     Who is an Insider?

     The concept of "insider" is broad. It includes all employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and, as a result, is given access to information solely for company purposes. The Firm may become a temporary insider of a company it advises or for which it performs other services. Temporary insiders can also include, among others, a company's law firm, accounting firm, consulting firm and banks, and the employees of such organizations.

     What is Material Information?

     Trading on inside information is not a basis for liability unless the information is material. "Material information" is generally defined as (i) information as to which there is a substantial likelihood that a reasonable investor would consider it important in making its investment decisions, (ii) information that, if publicly disclosed, is reasonably certain to have a substantial effect on the price of a company's securities, or (iii) information that could cause insiders to change their trading patterns. Information that Employees should consider material includes, without limitation, changes in dividend policies, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and significant new products, services or contracts.

                                    Annex A-2

     Material information can also relate to events or circumstances affecting the market for a company's securities. For example, in 1987 the U.S. Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or not.

     What is Nonpublic Information?

     Information is nonpublic until such time as it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation, would be considered public. In addition, if information is being disseminated to traders generally by brokers or institutional analysts, such information would be considered public unless there is a reasonable basis to believe that such information is confidential and came from a corporate insider.


                                    Annex A-3

     Bases for Liability.

     Fiduciary Duty Theory

     In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises where there is a fiduciary relationship. A relationship must exist between the parties to a transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or will refrain from trading.

     In 1983, the Supreme Court stated that an outsider can acquire the fiduciary duties of an insider (i) by entering into a confidential relationship with a company through which the outsider gains material nonpublic information (e.g., attorneys, accountants, underwriters or consultants), or (ii) by becoming a "tippee" if the outsider is, or should have been, aware that it has been given confidential information by an insider who has violated its fiduciary duty to the company's shareholders.

     However, in the "tippee" situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

     Misappropriation Theory

     Another basis for insider trading liability is the "misappropriation theory", where liability is established when trading occurs on material nonpublic information that was stolen or misappropriated from another person. The Supreme Court found, in 1987, that a columnist defrauded The Wall Street Journal when he stole information from The Wall Street Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.


                                    Annex A-4

     Penalties for Insider Trading.

     Penalties for trading on or communicating material nonpublic information are severe, both for entities involved in such unlawful conduct and their employees. A person can be subject to some or all of the following penalties, even if he or she does not personally benefit from the violation. Penalties include:

     o civil injunctions;

     o treble damages;

     o disgorgement of profits;

     o jail sentences; and

     o fines for the person who committed the violation of up to the greater of $1,000,000 or three times the amount of profit gained or loss avoided.

     In addition, any violation of this Policy Statement can be expected to result in severe sanctions by the Firm and its affiliates, including dismissal of any Employees involved.

Section II. Procedures to Implement the Firm's Policies Against Insider Trading.

     The following procedures have been established to aid Employees in avoiding insider trading, and to aid the Firm in preventing, detecting and imposing sanctions against insider trading. Every Employee must follow these procedures or risk serious sanctions, which may include dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the Chief Compliance Officer.


                                    Annex A-5

     Identify Inside Information.

     Before trading for yourself or others (including an SGA Company) in the securities of a company about which you may potentially have inside information, ask yourself the following questions:

     (i) Is the information material? Is this information that an investor would consider important in making its investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed? Is this information which could cause insiders to change their trading habits?

     (ii) Is the information nonpublic? To whom has this information been provided? Has the information been filed with the SEC, or been effectively communicated to the marketplace by being published in Reuters Economic Services, The Wall Street Journal or other publications of general circulation, or by appearing on the wire services?

     If, after consideration of the above, you believe that the information is material and nonpublic, or if you have a question as to whether the information is material and nonpublic, you should take the following steps:

     (i) Immediately report the matter to the Chief Compliance Officer (or, in her absence, Gordon Marchand).

     (ii) Do not purchase or sell the securities on behalf of yourself or others, including the SGA Companies.



                                    Annex A-6

     (iii) Do not communicate the information to anyone inside or outside the Firm, other than to the Chief Compliance Officer (or, in her absence, Gordon Marchand).

     After the Chief Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

     Personal Securities Trading.

     All personal trading by Employees is subject to the procedures set forth in
Section 2.5 of this Manual.

     Restricting Access to Material Nonpublic Information.

     Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within the Firm, except as provided in Section II of this Annex A ("Procedures to Implement the Firm's Policies Against Insider Trading"). The Firm is establishing this policy to help avoid conflicts, appearances of impropriety, and the misuse of confidential, proprietary information. In addition, care should be taken so that all material nonpublic information is secure. For example, files containing material nonpublic information should be sealed, and access to computer files containing material nonpublic information should be restricted.

     Resolving Issues Concerning Insider Trading.

     If, after consideration of the items set forth in this Annex A, doubt remains as to whether information is material or nonpublic, or if there are any unresolved questions as to the applicability or interpretation of the foregoing procedures or as to the propriety of any action, these matters must be promptly discussed with the Chief Compliance Officer (or, in her absence, Gordon Marchand) before trading on the information or communicating it to anyone.

                                    Annex A-7

     Section III. Supervisory Procedures

     The role of the Chief Compliance Officer is critical to the implementation and maintenance of the Firm's policies and procedures against insider trading. Supervisory procedures can be divided into two classifications: prevention of insider trading and detection of insider trading.

     Prevention of Insider Trading.

     To help prevent insider trading, the Chief Compliance Officer should:

     (i) familiarize all new Employees with the Firm's policies and procedures;

     (ii) answer questions regarding the Firm's policies and procedures;

     (iii) resolve issues of whether information received by an Employee is material and nonpublic;

     (iv) review at least annually, and update as necessary, the Firm's policies and procedures;

     (v) when it has been determined that an Employee possesses material nonpublic information, implement measures to prevent dissemination of such information and, if necessary, restrict Employees from trading in the affected securities; and

     (vi) promptly review each request by an Employee for clearance to trade in specified equity securities or corporate debt securities.


                                    Annex A-8

     Detection of Insider Trading.

     To help detect insider trading (and to monitor against front-running), the Chief Compliance Officer should:

     (i) review all brokerage statements submitted with respect to each Employee;

     (ii) review the trading activity of the SGA Companies; and

     (iii) compare such statements with such activity reports to determine the existence (or absence) of any suspicious personal trading patterns.




                                    Annex A-9

                                                                         ANNEX B

                             ANTI-HARASSMENT POLICY

     It is the policy of the Firm to maintain a work environment in which all Employees are treated with respect and dignity. Each of us has the right to work in a professional atmosphere that prohibits discriminatory practices, including sexual harassment and harassment based on race, color, religion, gender, national origin, sexual orientation, marital status, age, disability, or any other characteristic protected by law. Harassment, whether verbal, physical or environmental, is unacceptable and will not be tolerated by the Firm. The purposes of this Anti-Harassment Policy are to educate all Employees about what may constitute harassment, to notify everyone who works at the Firm that the Firm will not condone or tolerate harassment, and to establish a procedure that encourages anyone who feels they have been subjected to harassment to report such conduct to representatives of the Firm, who will investigate and respond to any report.

Section I. Definition Of Harassment Based On Race, Color, Religion, Gender, National Origin, Age Or Disability

     Harassment is verbal or physical conduct that denigrates or shows hostility or aversion towards an individual because of his or her race, color, religion, gender, national origin, sexual orientation, marital status, age, disability, or other characteristic protected by law (or that of any other person with whom that individual associates). For example, racial harassment includes harassment based on an immutable characteristic associated with race (e.g., skin color or facial features); religious harassment includes demands that an employee alter or renounce some religious belief in exchange for job benefits; and sexual harassment is defined more specifically below. It is the policy of the Firm to prohibit behavior which: (1) has the purpose or effect of creating an intimidating, hostile or offensive work environment; (2) has the purpose or effect of unreasonably interfering with an individual's work performance; or (3) otherwise adversely affects an individual's employment opportunities. It is not easy to define exactly what will constitute harassment based on race, color, religion, gender, national origin, marital status, sexual orientation, age, disability, or other characteristic protected by law. However, regardless of whether any single instance of behavior described below rises to the level of harassment, it is the Firm's policy that such behavior is inappropriate and offensive, and it will not be tolerated. Examples of behavior that violate this policy and may constitute harassing conduct include, but are not limited to: o epithets, slurs, quips, or negative stereotyping that relate to race, color, religion, gender, national origin, marital status, sexual orientation, age, disability, or any other characteristic protected by law;

                                    Annex B-1

     o threatening, intimidating or hostile acts that relate to race, color, religion, gender, national origin, marital status, sexual orientation, age, disability, or any other characteristic protected by law;

     o written or graphic material (including graffiti) that denigrates or shows hostility or aversion toward an individual or group because of race, color, religion, gender, national origin, marital status, sexual orientation, age, disability, or any other characteristic protected by law, and that is placed on walls, bulletin boards or elsewhere on the Firm's premises, or circulated or displayed in the workplace; and

     o "jokes", "pranks" or other forms of "humor" that are demeaning or hostile with regard to race, color, religion, gender, national origin, marital status, sexual orientation, age, disability, or any other characteristic protected by law.



                                    Annex B-2

Section II.  Definition Of Sexual Harassment

     As defined by the courts and by the Equal Employment Opportunity Commission, sexual harassment includes unwelcome or unwanted gender-based conduct: (1) when an employee's submission to or rejection of such conduct affects decisions regarding hiring, evaluation, promotion or any other aspect of employment; or (2) when such conduct substantially interferes with an individual's employment or creates an intimidating, hostile or offensive work environment.

     The Firm prohibits any inappropriate or offensive behavior, including, but not limited to:

     o coerced sexual acts;

     o express or implied demands for sexual favors in exchange for favorable reviews, assignments, promotions, continued employment, or promises of continued employment;

     o touching or assaulting an individual's body, or staring, in a sexual manner;

     o graphic, verbal commentary about an individual's body or sexuality;

     o unwelcome or offensive sexual jokes, sexual language, sexual epithets, sexual gossip, sexual comments or sexual inquiries;

     o unwelcome flirtations, advances or propositions;


                                    Annex B-3

     o continuing to ask an employee for a date after the employee has indicated that he or she is not interested;

     o sexually suggestive or obscene comments or gestures;

     o the display in the workplace of graphic and sexually suggestive objects, pictures or graffiti;

     o negative statements or disparaging remarks targeted at one gender (either men or women), even if the content of the verbal abuse is not sexual in nature; or

     o any form of retaliation against an employee for complaining about the type of behavior described above or for supporting the complaint of an alleged victim.

     The types of behavior described above as examples of sexual harassment, or of harassment based on race, color, religion, gender, national origin, marital status, sexual orientation, age, disability, or any other characteristic protected by law, are unacceptable not only in the workplace but also in other work-related settings, such as on business trips or at business-related social events.

Section III.  Individuals Covered By The Anti-Harassment Policy

     This policy covers all Employees. Any type of harassment, whether engaged in by fellow Employees, supervisors, partners, or non-Employees with whom the Employee comes into contact in the course of employment (e.g., service providers or contractors), is contrary to this Anti-Harassment Policy and will not be tolerated. The Firm encourages the reporting of all incidents of harassment, regardless of whom the offender may be.


                                    Annex B-4

Section IV.   Reporting And Investigating A Complaint

     The Firm encourages individuals who believe they are being harassed to firmly and promptly notify the alleged offender that his or her behavior is offensive or unwelcome. However, whether or not you choose to discuss the incident with the alleged offender, we ask individuals who believe they have been subjected to harassment or discrimination to report the incident to the Chief Compliance Officer or another Principal of the Firm. The Firm cannot fulfill its obligations, and meet its goal of creating and preserving a workplace free of discrimination and harassment, unless the proper representatives are notified.

     We encourage prompt reporting of complaints so that rapid and appropriate action may be taken. Due to the sensitivity of these problems, however, we will not impose a time limitation for reporting harassment complaints. Late reporting of complaints will not, in and of itself, prevent the Firm from responding to the complaint.

     The Firm will not retaliate in any way against an Employee who makes a report of perceived harassment, nor will it permit any supervisor or other Employee to do so. Retaliation is a serious violation of the Firm's Anti-Harassment Policy, and anyone who feels they have been subjected to any acts of retaliation should immediately report such conduct. Any person who retaliates against another individual for reporting any perceived acts of harassment will be subject to appropriate disciplinary action, up to and including possible discharge.

     The Firm also encourages Employees to report perceived acts of harassment by clients, vendors, contract personnel, other service providers, and other non-Employees.

     All allegations of harassment will be promptly investigated. The Firm will endeavor to maintain confidentiality throughout the investigatory process to the extent practical and appropriate under the circumstances. The Firm, however, has a legal obligation to act on all information received if it believes an individual may be engaging in wrongful conduct or a violation of law.


                                    Annex B-5

     If the Firm finds that this Anti-Harassment Policy has been violated, the harasser will be subject to appropriate disciplinary action. Although the specific corrective and disciplinary actions against the alleged harasser will be within the Firm's discretion, they may include oral or written reprimand, referral to appropriate counseling, withholding of a promotion or bonus, reassignment, temporary suspension and/or discharge. If the complainant or the alleged offender is dissatisfied with the outcome of the investigation, either individual has the right to seek reconsideration of the decision. The dissatisfied party should submit his or her written comments in a timely manner to the Chief Compliance Officer.

     The Firm recognizes that false accusations of harassment can cause serious harm to innocent persons. If an investigation results in a finding that the complainant knowingly and falsely accused another person of harassment, the complainant will be subject to appropriate disciplinary action, up to and including possible discharge.

     The Firm has developed this Anti-Harassment Policy to ensure that all Employees can work in an environment free from sexual harassment and from harassment based on race, color, religion, gender, national origin, marital status, sexual orientation, age, disability, or any other characteristic protected by law. We ask all Employees to work with us to accomplish that goal.

                                    Annex B-6

                                                                         ANNEX C
                                                                         -------
                ELECTRONIC COMMUNICATIONS AND INTERNET USE POLICY

     Access to electronic communication means and computer systems owned or operated by the Firm -- including, but not limited to, voice-mail, computer hardware and software, electronic mail ("E-mail") and the Internet (collectively, its "Communications Systems") -- imposes certain responsibilities and obligations. Access to its Communications Systems is granted solely at the Firm's discretion, and is subject to the Firm's policies and to applicable laws. Business Use

     The Firm's Communications Systems are intended for business use only, both internally and externally. Although the Firm permits personal use of its Communications Systems, such personal use should be kept to a minimum.

     The Firm strictly prohibits the use of its Communications Systems in a way that may be harassing, disruptive, offensive, or harmful to morale. There is to be no display or transmission of sexually-explicit images, messages or cartoons, or any transmission or use of E-mail or other communication that contains ethnic slurs, racial epithets, or anything that may be construed as harassment or disparagement of others based on their race, color, religion, gender, national origin, sexual orientation, marital status, age, disability, or any other characteristic protected by law. This prohibition includes, but is not limited to, dissemination of information that contains profane language or panders to bigotry, sexism or other forms of discrimination, the use of messaging services or E-mail to harass, intimidate or otherwise annoy another person, and the transmission or storage of any information that contains obscene, indecent, lewd or lascivious material.


                                    Annex C-1

     Use of the Firm's Communications Systems should always reflect honesty, high ethical and moral responsibility, and respect for intellectual property rights, ownership of data and system security mechanisms. Creating, modifying, executing or re-translating any computer program with the intent of obscuring the true identity of the sender of an E-mail, including, but not limited to, the forgery of messages and/or the alteration of system and/or user data used to identify the sender of messages, is prohibited.

     Employees who use Communications Systems must refrain from deliberately engaging in activities that are intended to hinder another Employee's ability to do his or her work. Deliberate alteration of system files is vandalism, and is prohibited. Accessing any restricted files of the Firm, as well as computer "hacking" of any sort, is prohibited. No Employee may use the Firm's Communications Systems to create or propagate computer viruses, cause damage to files or any other component of the Communications Systems, or disrupt computer services. The Firm expects all Employees to exhibit restraint in their consumption of scarce resources. Because the

     Communications Systems are intensively used, playing games, experimenting with graphics tools, reading electronic news and other activities may be restricted at times. Users must comply with any priority the Firm imposes regarding the use of its Communications Systems.

Confidential Information

     In accordance with the Firm's policy regarding confidentiality of Firm information, all Employees should exercise utmost care when corresponding with non-Employees, and especially when transmitting the Firm's proprietary data or information via E-mail. Since E-mail makes it easier to redistribute or misdirect information to unauthorized recipients, E-mail is an inappropriate method of communicating certain types of confidential information. Employees should consult their supervisor and the systems administrator before transmitting via E-mail highly sensitive or confidential information.


                                    Annex C-2

     The Firm requires its employees to use E-mail in a way that respects the confidential and proprietary information of others. Employees are prohibited from copying or distributing copyrighted material (e.g., software, database files, documentation and articles) using the Firm's E-mail system. Access to Information

     The Firm reserves the right to review and disclose all electronic documents (i.e., word processing documents, spreadsheets, databases, and computer files of all other kinds) and messages (including, but not limited to, E-mails, voice-mails, and any other means of electronic communications) that are stored or processed on its Communications Systems, including documents and messages which do not relate to Firm business. Authorized representatives of the Firm may review such information for any purpose related to Firm business, including, but not limited to, retrieving business information, trouble-shooting hardware and software problems, preventing system misuse, investigating alleged or suspected misconduct, assuring compliance with software distribution policies, assuring compliance with applicable legal requirements, and complying with legal and regulatory requests for information.

     Employees should also be aware that others may access (i.e., view, listen to, copy, print, etc.) electronic documents and messages inadvertently. In addition, in some instances, some degree of retrieval may be possible even of electronic documents or messages that have been "deleted" by individual system users.

No Privacy Rights

     Given these circumstances and business requirements, the Firm does not guarantee the privacy of electronic documents and messages stored or processed on its Communications Systems. In using the Firm's Communications Systems, all Employees waive any expectation of, or right to, privacy with regard to such use.


                                    Annex C-3

Enforcement of this Policy

     Any Employee who becomes aware of misuse of the Firm's Communications Systems should report the matter to the Chief Compliance Officer. Violation of this Electronic Communications and Internet Use Policy may subject an Employee to appropriate disciplinary action, up to and including termination.






                                    Annex C-4

                                                                       EXHIBIT A

                    PERSONAL SECURITIES TRADING REQUEST FORM


1.       Name of person seeking authorization:

2.       Account for which approval is sought (e.g., personal, spouse, IRA):

         -----------------------------------------------------------------------

3.       Issuer:

4.       Class or type of security:

5.       No. of units to be bought, sold, acquired, or disposed of:


6.       Transaction is:    ____ buy to position long
                            ____ buy to cover
                            ____ sell to position short
                            ____ sell to close
                            ____ other  (specify:  ________________)

7.       Broker-dealer to be used:  _______________________________________

         Signature of Person
         Seeking Authorization:

         _______________________              Date:  _________________


                                    * * * * *


                     The foregoing transaction is approved.


_________________________                        Date:  ___________________
Name:
Title:

(Oral notification provided on ___________________ by ___________________.)


                                   Exhibit A-1

                                                                       EXHIBIT B

                       EMPLOYEE ANNUAL ACKNOWLEDGMENT FORM

     The undersigned (the "Employee") acknowledges having received and read a copy of (i) the Compliance Manual and Code of Ethics, including all Annexes and Exhibits thereto, dated JULY 2003 Revised October 2005 (the "Manual")* of Sustainable Growth Advisers, LP (the "Firm"), and agrees to abide by the provisions thereof.

     The Employee further acknowledges and agrees that:

     a. The Employee will promptly disclose to the Firm's Chief Compliance Officer all of his or her Proprietary Accounts (other than accounts in which the Employee trades only in Permitted Securities for investment purposes). The Employee will arrange for duplicate copies of all account statements relating to each such Proprietary Account to be sent by the broker-dealer directly to the Chief Compliance Officer at least monthly, at the same time as they are sent to the Employee.

     b. The Employee will not trade on the basis of, or disclose to any third party, material nonpublic information or confidential information regarding any SGA Company, except as expressly provided in the Manual.

     c. The Employee will not engage in transactions involving securities appearing on a list of "Restricted Securities" that may be circulated from time to time by the Chief Compliance Officer, and will obtain the prior written approval of the Chief Compliance Officer for any trade (other than a trade in Permitted Securities for investment purposes) for a Proprietary Account or for the account of any person other than an SGA Company.

---------------------------
* This Employee Annual Acknowledgment Form is an integral part of the Manual. Capitalized terms not defined herein shall have the respective meanings set out in the Manual.

                                   Exhibit B-1

     d. The Employee will not, without the prior approval of the Chief Compliance Officer, disclose to any third party any information that the Employee obtains regarding advice furnished by the Firm to its clients, nonpublic data furnished to the Firm by any client, work product of the Firm's investment and trading staffs, or other proprietary data or information concerning the Firm (including, but not limited to, its investment positions, assets under management, buy and sell programs, performance record, and former, existing and potential clients).

     e. The Employee will certify in writing to the Firm at least annually that he or she has reported to the Firm all securities transactions required by the Manual to be so reported since the date of the Employee's last such certification.

     f. The Chief Compliance Officer has provided an orientation to the Employee concerning the contents of the Manual, in the course of which the Employee was afforded an opportunity to ask questions of the Chief Compliance Officer about the policies and procedures established in the Manual.

     g. The Employee understands that his or her observance of the policies and procedures contained in the Manual is a material condition of the Employee's association with the Firm, and that any violation of such policies and procedures by the Employee may be grounds for immediate termination by the Firm, as well as possible civil and criminal penalties. The Employee further understands that a willful or intentional breach of any Federal, state or local law may result in disciplinary action and/or termination by the Firm. The Employee acknowledges that any material misrepresentation, false statement or omission by him or her, either orally or in writing, in connection with his or her employment at the Firm may result in disciplinary action, including possible termination of such employment.


                                   Exhibit B-2

     h. The Employee also understands that they have an obligation to immediately report any actual or potential violations of the code by any employee, including themselves, to the Chief Compliance Officer or a Principal of SGA.








                                   Exhibit B-3

      Sustainable Growth Advisers, LP Compliance Manual and Code of Ethics

                      Dated July 2003 Revised October 2005

                                 Signature Page



     By his or her signature below, the Employee pledges to abide by the policies and procedures described in the Manual, and affirms that he or she has not previously violated such policies or procedures and has reported to the Firm all personal securities transactions required thereby to be so reported in the most recent calendar year.


-----------------------------------                 ----------------------------
Date                                                Name of Employee

                                                    ----------------------------
                                                    Signature of Employee






                                   Exhibit B-4

                                                      Effective February 1, 2005







                           CODE OF ETHICS AND CONDUCT





                            T. ROWE PRICE GROUP, INC.
                               AND ITS AFFILIATES

                           CODE OF ETHICS AND CONDUCT
                                       OF
                            T. ROWE PRICE GROUP, INC.
                               AND ITS AFFILIATES

                                TABLE OF CONTENTS
                                                                            Page
GENERAL POLICY STATEMENT.....................................................1-1
       Purpose of Code of Ethics and Conduct.................................1-1
       Persons and Entities Subject to the Code..............................1-2
       Definition of Supervised Persons .....................................1-2
       Status as a Fiduciary.................................................1-2
       Adviser Act Requirements for Supervised Persons ......................1-3
       NASDAQ Requirements...................................................1-3
       What the Code Does Not Cover..........................................1-3
             Sarbanes-Oxley Codes............................................1-4
             Compliance Procedures for Funds and Federal Advisers............1-4
       Compliance with the Code..............................................1-4
       Questions Regarding the Code..........................................1-4
STANDARDS OF CONDUCT OF PRICE GROUP AND ITS PERSONNEL........................2-1
       Allocation of Client Brokerage........................................2-1
       Annual Verification of Compliance.....................................2-1
       Antitrust   .....................................................2-1; 7-1
       Anti-Money Laundering.................................................2-1
       Compliance with Copyright and Trademark Laws.....................2-1; 5-1
       Computer Security................................................2-1; 6-1
       Conflicts of Interest.................................................2-2
             Relationships with Profitmaking Enterprises.....................2-2
             Service with Nonprofitmaking Organizations......................2-2
             Relationships with Financial Service Firms......................2-3
             Existing Relationships with Potential Vendors...................2-3
             Conflicts in Connection with Proxy Voting.......................2-3
       Confidentiality.......................................................2-4

             Internal Operating Procedures and Planning......................2-4
             Clients, Fund Shareholders, and TRP Brokerage Customers.........2-4
             Investment Advice...............................................2-4
             Investment Research.............................................2-5
             Employee Information............................................2-5
             Information about the Price Funds...............................2-5
             Understanding as to Clients' Accounts and Company Records
               at Time of Termination of Association.........................2-5
             Health Insurance Portability and Accountability Act of 1996
             ("HIPAA").......................................................2-6
       Employment of Former Government Employees.............................2-6
       Financial Reporting...................................................2-6
       Gifts and Gratuities..................................................2-6
             Receipt of Gifts................................................2-6
             Giving of Gifts.................................................2-7
             Additional Requirements for the Giving of Gifts in Connection
               with the Broker/Dealer........................................2-8
             Entertainment...................................................2-8
             Research Trips..................................................2-9
             Other Payments from Brokers, Portfolio Companies, and Vendors...2-9
       Health and Safety in the Workplace...................................2-10
       Human Resources......................................................2-10
             Equal Opportunity..............................................2-10
             Drug Free and Alcohol Free Environment.........................2-10
             Past and Current Litigation....................................2-10
             Policy Against Harassment and Discrimination...................2-11
       Illegal Payments.....................................................2-11
       Inside Information...................................................2-11
       Investment Clubs.....................................................2-12
       Marketing and Sales Activities.......................................2-12
       Political Activities and Contributions...............................2-12
             Lobbying.......................................................2-13
       Protection of Corporate Assets.......................................2-13
       Quality of Services..................................................2-14

       Record Retention.....................................................2-14
       Referral Fees........................................................2-14
       Release of Information to the Press..................................2-14
       Responsibility to Report Violations..................................2-15
             General Obligation.............................................2-15
             Sarbanes-Oxley Whistleblower Procedures........................2-15
             Sarbanes-Oxley Attorney Reporting Requirements.................2-15
       Service as Trustee, Executor or Personal Representative..............2-15
       Speaking Engagements and Publications................................2-16
       Appendix A.............................................................2A

STATEMENT OF POLICY ON MATERIAL, INSIDE (NON-PUBLIC) INFORMATION.............3-1
APPENDIX B....................................................................3B
STATEMENT OF POLICY ON SECURITIES TRANSACTIONS...............................4-1
STATEMENT OF POLICY WITH RESPECT TO COMPLIANCE
   WITH COPYRIGHT AND TRADEMARK LAWS.........................................5-1
STATEMENT OF POLICY WITH RESPECT TO COMPUTER SECURITY
   AND RELATED ISSUES........................................................6-1
STATEMENT OF POLICY ON COMPLIANCE WITH
   ANTITRUST LAWS  7-1
STATEMENT OF POLICIES AND PROCEDURES ON PRIVACY..............................8-1


February, 2005

                           CODE OF ETHICS AND CONDUCT
                                       OF
                            T. ROWE PRICE GROUP, INC.
                               AND ITS AFFILIATES

                                      INDEX

Access Persons...............................................................4-3
Activities, Political.......................................................2-12
Adviser Act Requirements for Supervised Persons .............................1-3
Advisory Board Membership for Profitmaking Enterprise .......................2-2
Alcohol Free Environment....................................................2-10
Allocation of Client Brokerage...............................................2-1
Antitrust...............................................................2-1; 7-1
Anti-Money Laundering........................................................2-1
Annual Disclosure by Access Persons.........................................4-31
Annual Verification of Compliance............................................2-1
Assets, Protection of Corporate.............................................2-13
Association of Investment Management and Research ("AIMR")..................2-12
Beneficial Ownership.........................................................4-5
Chief Compliance Officer ...................................................2-15
Chinese Wall................................................................3-12
Clients' Accounts and Company Records........................................2-5
Client Brokerage, Allocation of..............................................2-1
Clients, Shareholders and Brokerage Customers................................2-4
Client Limit Orders.........................................................4-27
Code Compliance Section .....................................................1-1
Code of Ethics and Conduct, Compliance with..................................1-4
Code of Ethics and Conduct, Purpose of.......................................1-1
Code of Ethics and Conduct, Questions Regarding..............................1-4
Code of Ethics and Conduct, Persons and Entities Subject to..................1-2
Co-Investment with Client Investment Partnerships...........................4-24
Commodity Futures Contracts.................................................4-10

Compliance Procedures, Funds and Federal Advisers............................1-4
Computer Security.......................................................2-1; 6-1
Conduct, Standards of, Price Group and its Personnel.........................2-1
Confidentiality/Privacy.................................................2-4; 8-1
Confidentiality of Computer Systems Activities and Information...............6-1
Conflicts of Interest........................................................2-2
Contributions, Political....................................................2-12
Copyright Laws, Compliance with.........................................2-1; 5-1
Corporate Assets, Protection of.............................................2-13
Criminal Justice Act 1993....................................................3-8
Data Privacy and Protection..................................................6-2
Drug Free Environment.......................................................2-10
Employment of Former Government Employees....................................2-6
Entertainment................................................................2-8
Equal Opportunity...........................................................2-10
Excessive Trading, Mutual Funds Shares.......................................4-2
Exchange Traded Funds ("ETFs")..............................................4-13
Exchange - Traded Index Options.............................................4-27
Executor, Service as........................................................2-15
Fees, Referral..............................................................2-14
Fiduciary, Price Advisers' Status as a .................................1-2; 4-1
Financial Reporting..........................................................2-6
Financial Service Firms, Relationships with..................................2-3
Financial Services and Markets Act 2000................................3-8; 3-11
Front Running................................................................4-1
Gambling Related to Securities Markets......................................4-30
General Policy Statement.....................................................1-1
Gifts, Giving................................................................2-7
Gifts, Receipt of............................................................2-6
Government Employees, Employment of Former...................................2-6
Harassment and Discrimination, Policy Against...............................2-11
Health and Safety in the Workplace..........................................2-10
Health Insurance Portability and Accountability Act of 1996 ("HIPAA")........2-6
iTrade................................................................4-15; 4-17
Illegal Payments............................................................2-11
Independent Directors of Price Funds, Reporting.............................4-22
Independent Directors of Price Group, Reporting.............................4-24
Independent Directors of Savings Bank, Transaction Reporting................4-25
Information, Release to the Press...........................................2-14
Initial Public Offerings..............................................4-13; 4-15
Inside Information.....................................................2-11; 3-1
Insider Trading and Securities Fraud Enforcement Act of 1988............3-1; 4-1
Interest, Conflicts of.......................................................2-2
Intermediaries, Restrictions on Holding Price Funds Through by Access
 Persons....................................................................4-11
Internal Operating Procedures and Planning...................................2-4
Internet, Access to..........................................................6-4
Investment Advice............................................................2-4
Investment Clubs......................................................2-12; 4-25
Investment Personnel.........................................................4-4
Investment Personnel, Reporting of Open-end Investment Company Holdings by..4-31
Investment Research..........................................................2-5
Large Issuer/Volume Transactions............................................4-26
Litigation, Past and Current................................................2-10
Lobbying....................................................................2-13
Margin Accounts.............................................................4-26
Market Timing, Mutual Fund Shares ...........................................4-2
Marketing and Sales Activities..............................................2-12
Mutual Fund Shares, Excessive Trading of ....................................4-2
NASDAQ Requirements..........................................................1-3
Non-Access Persons...........................................................4-4
Nonprofitmaking Organizations, Service with..................................2-2
Open-End Investment Company Holdings, Reporting by Investment Personnel ....4-31
Options and Futures.........................................................4-28
Payments from Brokers, Portfolio Companies, and Vendors......................2-9
Payments, Illegal...........................................................2-11
Personal Securities Holdings, Disclosure of by Access Persons...............4-30

Personal Representative, Service as.........................................2-15
Political Action Committee ("PAC")..........................................2-13
Political Activities and Contributions......................................2-12
Press, Release of Information to the........................................2-14
Price Funds Held Through Intermediaries ....................................4-11
Price Funds Held on Price Platforms or Through TRP Brokerage ...............4-11
Price Group, Standards of Conduct............................................2-1
Price Group Stock, Transactions in...........................................4-6
Price Platforms ............................................................4-11
Prior Transaction Clearance of Securities Transactions (other than Price Group stock).....................................................................4-13
Prior Transaction Clearance Denials, Requests for Reconsideration...........4-18
Privacy Policies and Procedures..............................................8-1
Private Placement, Investment In......................................4-14; 4-16
Private Placement Memoranda.................................................3-13
Profitmaking Enterprises, Relationships with.................................2-2
Protection of Corporate Assets..............................................2-13
Publications................................................................2-16
Quality of Services.........................................................2-14
Questions Regarding the Code.................................................1-4
Rating Changes on Security............................................4-18; 4-26
Record Retention............................................................2-14
Referral Fees...............................................................2-14
Regulation FD................................................................3-7
Release of Information to the Press.........................................2-14
Reportable Funds ...........................................................4-11
Reporting by Independent Directors of the Price Funds.......................4-22
Reporting by Independent Directors of Price Group...........................4-24
Reporting by Independent Directors of the Savings Bank......................4-25
Reporting, Financial.........................................................2-6
Reporting, Price Group Stock Transactions....................................4-8
Reporting, Securities Transactions (other than Price Group stock)
     (not Independent Directors)............................................4-20
Reporting Violations .......................................................2-15

Research Trips...............................................................2-9
Restricted List.............................................................3-12
Retention of Code ...........................................................1-1
Retention, Record...........................................................2-14
Rule 10b5-1..................................................................3-6
Rule 10b5-2..................................................................3-4
Safety and Health in the Workplace..........................................2-10
Sales and Marketing Activities..............................................2-12
Sanctions..............................................................1-4; 4-32
Sarbanes-Oxley Attorney Reporting Requirements..............................2-15
Sarbanes-Oxley Codes.........................................................1-4
Sarbanes-Oxley Whistleblower Procedures.....................................2-15
Savings Bank.................................................................4-1
Section 529 College Investment Plans, Reporting ......................4-12; 4-21
Securities Accounts, Notification of .......................................4-19
Securities Transactions, Reporting of (other than Price Group stock)
   (not Independent Directors) .............................................4-20
Services, Quality of........................................................2-14
Short Sales.................................................................4-29
Sixty (60) Day Rule.........................................................4-29
Software Programs, Application of Copyright Law..............................6-8
Speaking Engagements........................................................2-16
Standards of Conduct of Price Group and its Personnel........................2-1
Statement, General Policy....................................................1-1
Supervised Persons, Adviser Act Requirements for ............................1-3
Supervised Persons, Definition of ...........................................1-2
T. Rowe Price Platform .....................................................4-11
Trademark Laws, Compliance with..........................................2-1;5-1
Temporary Workers, Application of Code to...............................1-2; 4-3
Termination of Association...................................................2-5
Trading Activity, Generally.................................................4-26
Trading Activity, Mutual Fund Shares.........................................4-2
Trading Price Funds on Price Platforms/Brokerage ...........................4-11

Trading Price Funds Through Intermediaries .................................4-11
Trips, Research..............................................................2-9
Trustee, Service as.........................................................2-15
Vendors, Relationships with Potential........................................2-3
Violations, Responsibility to Report........................................2-15
Waiver for Executive Officer, Reporting of...................................1-3
Watch List..................................................................3-12
Whistleblower Procedures, Sarbanes-Oxley....................................2-15
February, 2005

                           CODE OF ETHICS AND CONDUCT
                                       OF
                            T. ROWE PRICE GROUP, INC.
                               AND ITS AFFILIATES

                            GENERAL POLICY STATEMENT

Purpose of Code of Ethics and Conduct. As a global investment management firm, we are considered a fiduciary to many of our clients and owe them a duty of undivided loyalty. Our clients entrust us with their financial well-being and expect us to always act in their best interests. Over the 67 years of our Company's history, we have earned a reputation for fair dealing, honesty, candor, objectivity and unbending integrity. This has been possible by conducting our business on a set of shared values and principles of trust.

In order to educate our personnel, protect our reputation, and ensure that our tradition of integrity remains as a principle by which we conduct business, T. Rowe Price Group, Inc. ("T. Rowe Price," "Price Group" or "Group") has adopted this Code of Ethics and Conduct ("Code"). Our Code establishes standards of conduct that we expect each associate to fully understand and agree to adopt. As we are in a highly regulated industry, we are governed by an ever-increasing body of federal, state, and international laws as well as countless rules and regulations which, if not observed, can subject the firm and its employees to regulatory sanctions. In total, our Code contains 26 separate Standards of Conduct as well as the following separate Statements of Policy:

1. Statement of Policy on Material, Inside (Non-Public) Information
2. Statement of Policy on Securities Transactions
3. Statement of Policy with Respect to Compliance with Copyright and Trademark Laws
4. Statement of Policy with Respect to Computer Security and Related Issues
5. Statement of Policy on Compliance with Antitrust Laws
6. Statement of Policies and Procedures on Privacy

A copy of this Code will be retained by the Code Administration and Regulatory Reporting Section of Group Compliance in Baltimore ("Code Compliance Section") for five years from the date it is last in effect. While the Code is intended to provide you with guidance and certainty as to whether or not certain actions or practices are permissible, it does not cover every issue that you may face. The firm maintains other compliance-oriented manuals and handbooks that may be directly applicable to your specific responsibilities and duties. Nevertheless, the Code should be viewed as a guide for you and the firm as to how we jointly must conduct our business to live up to our guiding tenet that the interests of our clients and customers must always come first.

Each new employee will be provided with a copy of the current Code and all employees will be provided with a copy of the Code annually and whenever it is materially amended. In these instances, each employee will be required to provide Price Group with a written acknowledgement of his or her receipt of the Code and its amendments on at least an annual basis. All written acknowledgements will be retained as required by the Investment Advisers Act of 1940 (the "Advisers Act.") The current Code is also posted on the firm's intranet under Corporate/Legal so that it is easily accessible by employees at any time.

                                       1-1

Please read the Code carefully and observe and adhere to its guidance.

Persons and Entities Subject to the Code. The following entities and individuals are subject to the Code:

o Price Group

o The subsidiaries and affiliates of Price Group

o The officers, directors and employees of Group and its affiliates and subsidiaries

Unless the context otherwise requires, the terms "Price Group" and "Group" refer to Price Group and all its affiliates and subsidiaries.

In addition, the following persons are subject to the Code:

1. All temporary workers hired on the Price Group payroll ("TRP Temporaries");

2. All agency temporaries whose assignments at Price Group exceed four weeks or whose cumulative assignments exceed eight weeks over a twelve-month period;

3. All independent or agency-provided consultants whose assignments exceed four weeks or whose cumulative assignments exceed eight weeks over a twelve-month period and whose work is closely related to the ongoing work of Price Group employees (versus project work that stands apart from ongoing work); and

4. Any contingent worker whose assignment is more than casual in nature or who will be exposed to the kinds of information and situations that would create conflicts on matters covered in the Code.

The independent directors of Price Group, the Price Funds and the Savings Bank are subject to the principles of the Code generally and to specific provisions of the Code as noted.

Definition of Supervised Persons. Under the Advisers Act, the officers, directors (or other persons occupying a similar status or performing similar functions) and employees of the Price Advisers, as well as any other persons who provide advice on behalf of a Price Adviser and are subject to the Price Adviser's supervision and control are "Supervised Persons."

Status as a Fiduciary. Several of Price Group's subsidiaries are investment advisers registered with the United States Securities and Exchange Commission ("SEC"). These include T. Rowe Price Associates, Inc. ("TRPA"), T. Rowe Price International, Inc. ("TRPI"), T. Rowe Price Stable Asset Management, Inc. ("SAM"), T. Rowe Price Advisory Services, Inc. ("TRPAS"), T. Rowe Price Canada, Inc. ("TRP Canada"), T. Rowe Price Global Investment Services Limited ("TRPGIS") and T. Rowe Price Global Asset Management Limited ("TRPGAM"). TRPI, TRPGIS, and TRPGAM are also registered with the United Kingdom's Financial Services Authority ("FSA"). TRPI is also registered with the Hong Kong Securities and Futures Commission ("SFC") and the Monetary Authority of Singapore ("MAS") and TRPGIS is also subject to regulation by both the Kanto Local Finance Bureau


                                       1-2

("KLFB") and the Financial Services Agency ("FSA Japan") in Japan. All advisers affiliated with Group will be referred to collectively as the "Price Advisers" unless the context otherwise requires. The Price Advisers will register with additional securities regulators as required by their respective businesses. The primary responsibility of the Price Advisers is to render to their advisory clients on a professional basis unbiased advice regarding their clients' investments. As investment advisers, the Price Advisers have a fiduciary relationship with all of their clients, which means that they have an absolute duty of undivided loyalty, fairness and good faith toward their clients and mutual fund shareholders and a corresponding obligation to refrain from taking any action or seeking any benefit for themselves which would, or which would appear to, prejudice the rights of any client or shareholder or conflict with his or her best interests.

Adviser Act Requirements for Supervised Persons. The Advisers Act requires investment advisers to adopt codes that:

o establish a standard of business conduct, applicable to Supervised Persons, reflecting the fiduciary obligations of the adviser and its Supervised Persons;

o require Supervised Persons to comply with all applicable securities laws, including:

o Securites Act of 1933
o Securities Exchange Act of 1934
o Sarbanes Oxley Act of 2002
o Investment Company Act of 1940
o Investment Advisers Act of 1940
o Gramm-Leach-Bliley Privacy Act
o Any rules adopted by the SEC under any of the foregoing Acts; and
o Bank Secrecy Act as it applies to mutual funds and investment advisers and any rules adopted under that Act by the SEC or the United States Department of the Treasury;

o require Supervised Persons to report violations of the code promptly to the adviser's chief compliance officer or his or her designee if the chief compliance officer also receives reports of all violations; and

o require the adviser to provide each Supervised Person with a copy of the code and any amendments and requiring Supervised Persons to provide the adviser with written acknowledgement of receipt of the code and any amendments.

Price Group applies these requirements to all persons subject to the Code, including all Supervised Persons.

NASDAQ Requirements. In 2003, The Nasdaq Stock Market, Inc. ("NASDAQ") adopted amendments to its rules to require listed companies to adopt a Code of Conduct for all directors, officers, and employees. Price Group is listed on NASDAQ. This Code is designed to fulfill this requirement. A waiver of this Code for an executive officer of T. Rowe Price Group, Inc. must be granted by Group's Board of Directors and reported as required by the pertinent NASDAQ rule.

What the Code Does Not Cover. The Code was not written for the purpose of covering all policies, rules and regulations to which personnel may be subject. For example, T. Rowe Price Investment Services, Inc. ("Investment Services") is a member of the National Association of Securities Dealers, Inc. ("NASD") and,


                                       1-3
as such, is required to maintain written supervisory procedures to enable it to supervise the activities of its registered representatives and associated persons to ensure compliance with applicable securities laws and regulations and with the applicable rules of the NASD. In addition, TRPI, TRPGAM and TRPGIS are subject to the rules and regulations of FSA and TRPI is also subject to the rules and regulations of the SFC and MAS. TRPGIS is also subject to the rules and regulations of the KLFB.

     Sarbanes-Oxley Codes. The Principal Executive and Senior Financial Officers of Price Group and the Price Funds are also subject to Codes (collectively the "S-O Codes") adopted to bring these entities into compliance with the applicable requirements of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley Act"). These S-O Codes, which are available along with this Code on the firm's intranet site under Corporate/Legal/Codes of Ethics, are supplementary to this Code, but administered separately from it and each other.

     Compliance Procedures for Funds and Federal Advisers. Under Rule 38a-1 of the Investment Company Act of 1940, each fund board is required to adopt written policies and procedures reasonably designed to prevent the fund from violating federal securities laws. These procedures must provide for the oversight of compliance by the fund's advisers, principal underwriters, administrators and transfer agents. Under Rule 206(4)-7 of the Investment Advisers Act of 1940, it is unlawful for an investment adviser to provide investment advice unless it has adopted and implemented policies and procedures reasonably designed to prevent violations of federal securities laws by the adviser and its supervised persons.

Compliance with the Code. Strict compliance with the provisions of this Code is considered a basic condition of employment or association with the firm. An employee may be required to surrender any profit realized from a transaction that is deemed to be in violation of the Code. In addition, a breach of the Code may constitute grounds for disciplinary action, including fines and dismissal from employment. Employees may appeal to the Management Committee any ruling or decision rendered with respect to the Code. The names of the members of the Management Committee are included in Appendix A to this Code.

Questions Regarding the Code. Questions regarding the Code should be referred as follows:

1. Standards of Conduct of Price Group and Its Personnel: the Chairperson of the Ethics Committee, the Director of Human Resources, or the TRP International Compliance Team.

2. Statement of Policy on Material, Inside (Non-Public) Information: Legal Department in Baltimore ("Legal Department") or the TRP International Compliance Team.

3. Statement of Policy on Securities Transactions: For U.S. personnel: the Chairperson of the Ethics Committee or his or her designee; for International personnel: the TRP International Compliance Team.

4.  Statement of Policy with Respect to Compliance  with Copyright and Trademark
Laws: Legal Department.

5.  Statement  of Policy with Respect to Computer  Security and Related  Issues:
Enterprise Security, the Legal Department or the TRP International Compliance Team.

                                       1-4

6.   Statement of Policy on Compliance with Antitrust Laws: Legal Department.

5. Statement of Policies and Procedures on Privacy: Legal Department or the TRP International Compliance Team.

For additional information, consult Appendix A following the Standards of Conduct section of the Code.

February, 2005






                                       1-5

              STANDARDS OF CONDUCT OF PRICE GROUP AND ITS PERSONNEL

Allocation of Client Brokerage. The policies of each of the Price Advisers with respect to the allocation of client brokerage are set forth in Part II of Form ADV of each of the Price Advisers. The Form ADV is each adviser's registration statement filed with the SEC. It is imperative that all employees -- especially those who are in a position to make recommendations regarding brokerage allocation, or who are authorized to select brokers that will execute securities transactions on behalf of our clients -- read and become fully knowledgeable concerning our policies in this regard. Any questions regarding any of the Price Advisers' allocation policies for client brokerage should be addressed to the designated contact person(s) of the U.S. Equity or Fixed Income or the International Committee, as appropriate. See Appendix A.

Annual Verification of Compliance. Each year, each person subject to the Code (see p. 1-2) is required to complete a Verification Statement regarding his or her compliance with various provisions of this Code, including its policies on personal securities transactions and material, inside information. In addition, each Access Person (defined on p. 4-3), except the independent directors of the Price Funds, must file an initial and annual Personal Securities Report (see pp. 4-30 and 4-31).

Antitrust. The United States antitrust laws are designed to ensure fair competition and preserve the free enterprise system. The United Kingdom and the European Union have requirements based on similar principals. Some of the most common antitrust issues with which an employee may be confronted are in the areas of pricing (adviser fees) and trade association activity. To ensure its employees' understanding of these laws, Price Group has adopted a Statement of Policy on Compliance with Antitrust Laws. All employees should read and understand this Statement (see page 7-1).

Anti-Money Laundering. Certain subsidiaries of Price Group are subject to United States or United Kingdom laws and regulations regarding the prevention and detection of money laundering. For example, under the U.S. Patriot Act, the affected subsidiaries must develop internal policies, procedures and controls to combat money laundering, designate a Compliance Officer for the anti-money laundering program, implement employee training in this area, and ensure that an independent review of the adequacy of controls and procedures in this area occurs annually. In addition, the anti-money laundering program must include a Customer Identification Program ("CIP"). Each of these entities has specific procedures in this area, by which its employees must abide.

Compliance with Copyright and Trademark Laws. To protect Price Group and its employees, Price Group has adopted a Statement of Policy with Respect to Compliance with Copyright and Trademark Laws. You should read and understand this Statement (see page 5-1).

Computer Security. Computer systems and programs play a central role in Price Group's operations. To establish appropriate computer security to minimize potential for loss or disruptions to our computer operations, Price Group has adopted a Statement of Policy with Respect to Computer Security and Related Issues. You should read and understand this Statement (see page 6-1).

                                       2-1

Conflicts of Interest. All employees must avoid placing themselves in a "compromising position" where their interests may be in conflict with those of Price Group or its clients.

Relationships with Profitmaking Enterprises. Depending upon the circumstances, an employee may be prohibited from creating or maintaining a relationship with a profitmaking enterprise. In all cases, written approval must be obtained as described below.

     General Prohibitions. Employees are generally prohibited from serving as officers or directors of issuers that are approved or likely to be approved for purchase in our firm's client accounts. In addition, an employee may not accept outside employment that will require him or her to become registered (or duly registered) as a representative of an unaffiliated broker/dealer, investment adviser or an insurance broker or company unless approval to do so is first obtained in writing from the Chief Compliance Officer of the broker/dealer. An employee also may not become independently registered as an investment adviser.

     Approval Process. Any outside business activity, which may include a second job, appointment as an officer or director of or a member of an advisory board to a for-profit enterprise, or self employment, must be approved in writing by the employee's supervisor. If the employee is a registered representative of Investment Services, he or she must also receive the written approval of the Chief Compliance Officer of the broker/dealer.

     Review by Ethics Committee. If an employee contemplates obtaining an interest or relationship that might conflict or appear to conflict with the interests of Price Group, he or she must also receive the prior written approval of the Chairperson of the Ethics Committee or his or her designee and, as appropriate, the Ethics Committee itself. Examples of relationships that might create a conflict or appear to create a conflict of interest may include appointment as a director, officer or partner of or member of an advisory board to an outside profitmaking enterprise, employment by another firm in the securities industry, or self employment in an investment capacity. Decisions by the Ethics Committee regarding such positions in outside profitmaking enterprises may be reviewed by the Management Committee before becoming final. See below for a discussion of relationships with financial services firms.

     Approved Service as Director or Similar Position. Certain employees may serve as directors or as members of creditors committees or in similar positions for non-public, for-profit entities in connection with their professional activities at the firm. An employee must receive the written permission of the Management Committee before accepting such a position and must relinquish the position if the entity becomes publicly held, unless otherwise determined by the Management Committee.

Service with Nonprofitmaking Organizations. Price Group encourages its employees to become involved in community programs and civic affairs. However, employees should not permit such activities to affect the performance of their job responsibilities.

     Approval Process. The approval process for service with a nonprofitmaking organization varies depending upon the activity undertaken.

                                       2-2

     By Supervisor. An employee must receive the approval of his or her supervisor in writing before accepting a position as an officer, trustee or member of the Board of Directors of any non-profit organization.

     By Ethics Committee Chairperson. If there is any possibility that the organization will issue and/or sell securities, the employee must also receive the written approval of the Chairperson of the Ethics Committee or his or her designee and, as appropriate, the Chief Compliance Officer of the broker/dealer before accepting the position.

     Although individuals serving as officers, Board members or trustees for nonprofitmaking entities that will not issue or sell securities do not need to receive this additional approval, they must be sensitive to potential conflict of interest situations (e.g., the entity is considering entering a business relationship with a T. Rowe Price entity) and must contact the Chairperson of the Ethics Committee for guidance if such a situation arises.

Relationships with Financial Service Firms. In order to avoid any actual or apparent conflicts of interest, employees are prohibited from investing in or entering into any relationship, either directly or indirectly, with corporations, partnerships, or other entities that are engaged in business as a broker, a dealer, an underwriter, and/or an investment adviser. As described above, this prohibition extends to registration and/or licensure with an unaffiliated firm. This prohibition, however, is not meant to prevent employees from purchasing publicly traded securities of broker/dealers, investment advisers or other companies engaged in the mutual fund industry. Of course, all such purchases are subject to prior transaction clearance and reporting procedures, as applicable. This policy also does not preclude an employee from engaging an outside investment adviser to manage his or her assets.

If any member of an employee's immediate family is employed by, or has a partnership interest in a broker/dealer, investment adviser, or other entity engaged in the mutual fund industry, the relationship must be reported to the Ethics Committee.

An ownership interest of .5% or more in any entity, including a broker/dealer, investment adviser or other company engaged in the mutual fund industry, must be reported to the Code Compliance Section. See p. 4-30.

Existing Relationships with Potential Vendors. If an employee is going to be involved in the selection of a vendor to supply goods or services to the firm, he or she must disclose the existence of any on-going personal or family relationship with any principal of the vendor to the Chairperson of the Ethics Committee in writing before becoming involved in the selection process.

Conflicts in Connection with Proxy Voting. If a portfolio manager or analyst with the authority to vote a proxy or recommend a proxy vote for a security owned by a Price Fund or a client of a Price Adviser has an immediate family member who is an officer or director or has a material business relationship with the issuer of the security, the portfolio manager or analyst should inform the Proxy Committee of the relationship so that the Proxy Committee can assess any conflict of interest that may affect whether the proxy should or should not be voted in accordance with the firm's proxy voting policies.

                                       2-3

Confidentiality. The exercise of confidentiality extends to the major areas of our operations, including internal operating procedures and planning; clients, fund shareholders and TRP Brokerage customers; investment advice; investment research; and employee information. The duty to exercise confidentiality applies not only while an individual is associated with the firm, but also after he or she terminates that association.

     Internal Operating Procedures and Planning. During the years we have been in business, a great deal of creative talent has been used to develop specialized and unique methods of operations and portfolio management. In many cases, we feel these methods give us an advantage over our competitors and we do not want these ideas disseminated outside our firm. Accordingly, you should be guarded in discussing our business practices with outsiders. Any requests from outsiders for specific information of this type should be cleared with the appropriate supervisor before it is released.

     Also, from time to time management holds meetings in which material, non-public information concerning the firm's future plans is disclosed. You should never discuss confidential information with, or provide copies of written material concerning the firm's internal operating procedures or projections for the future to, unauthorized persons outside the firm.

     Clients, Fund Shareholders, and TRP Brokerage Customers. In many instances, when clients subscribe to our services, we ask them to disclose fully their financial status and needs. This is done only after we have assured them that every member of our organization will hold this information in strict confidence. It is essential that we respect their trust. A simple rule for you to follow is that the names of our clients, fund shareholders, or TRP Brokerage customers or any information pertaining to their investments must never be divulged to anyone outside the firm, not even to members of their immediate families, and must never be used as a basis for personal trades over which you have beneficial interest or control.

     In addition, the firm has adopted a specific Statement of Policies and Procedures on Privacy, which is part of this Code (see p. 8-1).

     Investment Advice. Because of the fine reputation our firm enjoys, there is a great deal of public interest in what we are doing in the market. There are two major considerations that dictate why we must not provide investment "tips":

     o From the point of view of our clients, it is not fair to give other people information which clients must purchase.

     o From the point of view of the firm, it is not desirable to create an outside demand for a stock when we are trying to buy it for our clients, as this will only serve to push the price up. The reverse is true if we are selling.

                                       2-4

     In light of these considerations, you must never disclose to outsiders our buy and sell recommendations, securities we are considering for future investment, or the portfolio holdings of our clients or mutual funds without specific firm authorization.

     The practice of giving investment advice informally to members of your immediate family should be restricted to very close relatives. Any transactions resulting from such advice are subject to the prior transaction clearance (Access Persons only except for Price Group stock transactions, which require prior transaction clearance by all personnel) and reporting requirements (Access Persons and Non-Access Persons) of the Statement of Policy on Securities Transactions. Under no circumstances should you receive compensation directly or indirectly (other than from a Price Adviser or an affiliate) for rendering advice to either clients or non-clients.

     Investment Research. Any report circulated by a research analyst is confidential in its entirety and should not be reproduced or shown to anyone outside of our organization, except our clients where appropriate. If a circumstance arises where it may be appropriate to share this information otherwise, the Chairperson of the Ethics Committee should be consulted first.

     Employee Information. For business and regulatory purposes, the firm collects and maintains information (e.g., social security number, date of birth, home address) about its employees, temporaries and consultants. You may not use such information for any non-business or non-regulatory purpose or disclose it to anyone outside the firm without specific authorization from the Legal Department or the TRP International Compliance Team as appropriate.

     Information about the Price Funds. The Price Funds have adopted policies and procedures with respect to the selective disclosure of information about the Price Funds and their portfolio holdings. These are set forth on the firm's intranet under "Corporate/Legal/ Manuals, Policies, Guidelines and Reference Materials/ "Portfolio Information Release Policy." All Associates are charged with informing themselves of, and adhering to, these Policies and Procedures and may not release any information about the Price Funds that would be harmful to the Price Funds or their shareholders.

     Understanding as to Clients' Accounts and Company Records at Time of Termination of Association. The accounts of clients, mutual fund shareholders, and TRP Brokerage customers are the sole property of Price Group or one of its subsidiaries. This includes the accounts of clients for which one or more of the Price Advisers acts as investment adviser, regardless of how or through whom the client relationship originated and regardless of who may be the counselor for a particular client. At the time of termination of association with Price Group, you must: (1) surrender to Price Group in good condition any and all materials, reports or records (including all copies in your possession or subject to your control) developed by you or any other person that are considered confidential information of Price Group (except copies of any research material in the production of which you participated to a material extent); and (2) refrain from communicating, transmitting or making known to any person or firm any information relating to any materials or matters whatsoever that are considered by Price Group to be confidential.

                                       2-5

     You must use care in disposing of any confidential records or correspondence. Confidential material that is to be discarded should be placed in designated bins or should be torn up or shredded, as your department requires. If a quantity of material is involved, you should contact Document Management for instructions regarding proper disposal.

     In addition, the firm has adopted a specific Statement of Policies and Procedures on Privacy, which is part of this Code (see p. 8-1).

     HIPAA. The firm's Flexible Benefits Plan has adopted a specific Privacy Notice regarding the personal health information of participants in compliance with the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"). A copy of the HIPAA Privacy Notice can be found on the firm's intranet under Corporate Human Resources/Benefits/HIPAA Privacy Notice.

Employment of Former Government Employees. United States laws and regulations govern the employment of former employees of the U.S. Government and its agencies, including the SEC. In addition, certain states have adopted similar statutory restrictions. Finally, certain states and municipalities that are clients of the Price Advisers have imposed contractual restrictions in this regard. Before any action is taken to discuss employment by Price Group of a former government or regulatory organization employee, whether in the United States or internationally, guidance must be obtained from the Legal Department.

Financial Reporting. Price Group's records are maintained in a manner that provides for an accurate record of all financial transactions in conformity with generally accepted accounting principles. No false or deceptive entries may be made and all entries must contain an appropriate description of the underlying transaction. All reports, vouchers, bills, invoices, payroll and service records and other essential data must be accurate, honest and timely and should provide an accurate and complete representation of the facts. The Audit Committee of Price Group has adopted specific procedures regarding the receipt, retention and treatment of certain auditing and accounting complaints. See Responsibility to Report Violations at p. 2-15.

Gifts and Gratuities. The firm, as well as its employees and members of their families, should not accept or give gifts that might in any way create or appear to create a conflict of interest or interfere with the impartial discharge of our responsibilities to clients or place our firm in a difficult or embarrassing position. Such gifts would include gratuities or other accommodations from or to business contacts, brokers, securities salespersons, suppliers, clients, or any other individual or organization with whom our firm has or is considering a business relationship, but would not include certain types of business entertainment as described later in this section. If an employee accepts tickets to a sporting event, play or similar event from a business contact and is not accompanied to the event by the business contact or one or more of the business contact's associates, the tickets are a gift, not business entertainment.

     Receipt of Gifts. Personal contacts may lead to gifts that are offered on a friendship basis and may be perfectly proper. It must be remembered, however, that business relationships cannot always be separated from personal relationships and that the integrity of a business relationship is always susceptible to criticism in hindsight where gifts are received.

                                       2-6

     Under no circumstances may employees accept gifts from any business or business contact in the form of cash or cash equivalents. A gift certificate may only be accepted if used; it may not be converted to cash except for nominal amounts not consumed when the gift certificate is used.

     There may be an occasion where it might be awkward to refuse a token non-cash expression of appreciation given in the spirit of friendship. In such cases, the value of all gifts received from a business contact should not exceed $100 in any twelve-month period; your department may also require that your supervisor approve the acceptance of a gift that meets the Code limitations. The value of a gift directed to the members of a department as a group may be divided by the number of the employees in that Department. A gift with a value of over $100 sent to the firm generally may be awarded to the winner of a random drawing open to all eligible employees. Supervisors should monitor how frequently specific business contacts offer tickets to firm personnel to avoid potential conflicts of interest. Tickets should not be accepted from a business contact or firm on a standing, recurring, or on-going basis.

     Gifts received which are unacceptable according to this policy must be returned to the givers. Gifts should be received at your normal workplace, not your home. If you have any questions regarding whether a gift may be accepted, you should contact the Legal Department or the TRP International Compliance Team, as appropriate.

     Giving of Gifts. An employee may not give a gift to a business contact in the form of cash or cash equivalents, including gift certificates redeemable for cash other than nominal amounts not consumed when the gift certificate is used. Incentive programs for individual customers that might fall under the cash gift restriction must be reviewed and approved specifically by the Legal Department before implementation.

     Token gifts may be given to business contacts, but the aggregate value of all such gifts given to the business contact may not exceed $100 in any twelve-month period without the permission of the Chairperson of the Ethics Committee. If an employee believes that it would be appropriate to give a gift with a value exceeding $100 to a business contact in a specific situation, he or she must submit a written request to the Chairperson of the Ethics Committee. The request should specify:

        o the name of the giver;
        o the name of the intended recipient and his or her employer;
        o the nature of the gift and its monetary value;
        o the nature of the business relationship; and
        o the reason the gift is being given.

     NASD and MSRB regulations do not permit gifts in excess of the $100 limit for gifts given in connection with Investment Services' business.

     It is important to remember that some clients or potential clients (e.g., states and municipalities) have very stringent restrictions and/or prohibitions on the acceptance of gifts or business entertainment by their personnel.

                                       2-7

International Personnel must report to the TRP International Compliance Team any business gifts they give or receive, other than gifts of nominal value (e.g., pens, diaries, calendars).

Additional Requirements for the Giving of Gifts in Connection with the Broker/Dealer. NASD Conduct Rule 3060 imposes stringent reporting requirements for gifts given to any principal, employee, agent or similarly situated person where the gift is in connection with Investment Services' business with the recipient's employer. Examples of gifts that fall under this rule would include any gift given to an employee of a company to which our firm provides investment products such as mutual funds (e.g., many 401(k) plans) or to which we are marketing broker/dealer products or services. Under this NASD rule, gifts may not exceed $100 and persons associated with Investment Services, including its registered representatives, must report each such gift.

The NASD reporting requirement is normally met when an item is ordered electronically from the Corporate Gift website. If a gift is obtained from another source, it must be reported to the Code Compliance Section. The report to the Code Compliance Section should include:

        o the name of the giver;

        o the name of the recipient and his or her employer;

        o the nature of the gift and its monetary value;

        o the nature of the business relationship; and

        o the date the gift was given.

The MSRB has similar restrictions in this area. See MSRB Rule G-20.

Entertainment. Our firm's $100 limit on the acceptance and giving of gifts not only applies to gifts of merchandise, but also covers the enjoyment or use of property or facilities for weekends, vacations, trips, dinners, and the like. However, this limitation does not apply to dinners, sporting events and other activities that are a normal part of a business relationship. To illustrate this principle, the following examples are provided:

     First Example: The head of institutional research at brokerage firm "X" (whom you have known and done business with for a number of years) invites you and your wife to join her and her husband for dinner and afterwards a theatrical production.

     Second Example: You wish to see a recent hit play, but are told it is sold out. You call a broker friend who works at company "X" to see if he can get tickets for you. The broker says yes and offers you two tickets free of charge.

                                       2-8

     Third Example: You have been invited by a vendor to a multi-day excursion to a resort where the primary focus is entertainment as opposed to business. The vendor has offered to pay your travel and lodging for this trip.

In the first example, it would be proper for you to accept the invitation.

With respect to the second example, it would not be proper to solicit a person doing business with the firm for free tickets to any event. You could, however, accept the tickets if you pay for them at their face value or, if greater, at the cost to the broker. As discussed above, if the business contact providing the tickets or one of his or her associates does not accompany you to the event, the tickets are a gift and not a form of business entertainment.

With respect to the third example, trips of substantial value, such as multi-day excursions to resorts, hunting locations or sports events, where the primary focus is entertainment as opposed to business activities, would not be considered a normal part of a business relationship. Generally, such invitations may not be accepted unless our firm or the employee pays for the cost of the excursion and the employee has obtained approval from his or her supervisor and Division Head (if different).

The same principles apply if an employee wishes to entertain a business contact. Inviting business contacts and, if appropriate, their guests, to an occasional meal, sporting event, the theater, or comparable entertainment is acceptable as long as it is neither so frequent nor so extensive as to raise any question of propriety. It is important to understand that if an employee provides, for example, tickets to a sporting event to a business contact, and no one is present from our firm at the event, the tickets are a gift, not business entertainment and the limits on gifts apply. If an employee wishes to pay for a business guest's transportation (e.g., airfare) and/or accommodations as part of business entertainment, he or she must first receive the permission of his or her supervisor and the Chairperson of the Ethics Committee. Some clients or potential clients (e.g., states and municipalities) have very stringent restrictions and/or prohibitions on the acceptance of business entertainment or gifts by their personnel.

Research Trips. Occasionally, brokers or portfolio companies invite employees of our firm to attend or participate in research conferences, tours of portfolio companies' facilities, or meetings with the management of such companies. These invitations may involve traveling extensive distances to and from the sites of the specified activities and may require overnight lodging. Employees may not accept any such invitations until approval has been secured from their Division Heads. As a general rule, such invitations should only be accepted after a determination has been made that the proposed activity constitutes a valuable research opportunity that will be of primary benefit to our clients. All travel expenses to and from the sites of the activities, and the expenses of any overnight lodging, meals or other accommodations provided in connection with such activities, should be paid for by our firm except in situations where the costs are considered to be insubstantial and are not readily ascertainable.

Other Payments from Brokers, Portfolio Companies, and Vendors. Employees may not accept reimbursement from brokers, portfolio companies and vendors for travel and hotel expenses; speaker fees or honoraria for addresses or papers given before audiences; or consulting services or advice they may render. Likewise, employees may neither request nor accept loans or personal services from these entities except as offered on the same basis to similarly situated individuals or the general public (e.g., permitted margin accounts, credit cards).

                                       2-9

Health and Safety in the Workplace. Price Group recognizes its responsibility to provide personnel a safe and healthful workplace and proper facilities to help them do their jobs effectively.

Human Resources

     Equal Opportunity. Price Group is committed to the principles of Equal Employment. We believe our continued success depends on the equal treatment of all employees and applicants without regard to race, creed, color, national origin, sex, age, disability, marital status, sexual orientation, alienage or citizenship status, veteran status, genetic predisposition or carrier status, or any other classification protected by federal, state or local laws.

     This commitment to Equal Opportunity covers all aspects of the employment relationship including recruitment, application and initial employment, promotion and transfer, selection for training opportunities, wage and salary administration, and the application of service, retirement, and employee benefit plan policies.

     All members of the T. Rowe Price staff are expected to comply with the spirit and intent of our Equal Employment Opportunity Policy.

     If you feel you have not been treated in accordance with this policy, contact your immediate supervisor, the appropriate Price Group manager or a Human Resources representative. No retaliation will be taken against you if you report an incident of alleged discrimination in good faith.

     Drug Free and Alcohol Free Environment. Price Group is committed to providing a drug-free workplace and preventing alcohol abuse. Drug and alcohol misuse and abuse affect the health, safety, and well-being of all Price Group employees and customers and restrict the firm's ability to carry out its mission. Personnel must perform job duties unimpaired by illegal drugs or the improper use of legal drugs or alcohol.

     Past and Current Litigation. As a condition of employment, each new employee is required to answer a questionnaire regarding past and current civil (including arbitrations) and criminal actions and certain regulatory matters. Price Group uses the information obtained through these questionnaires to answer questions asked on governmental and self-regulatory organization registration forms and for insurance and bonding purposes.

     Each employee is responsible for keeping answers on the questionnaire current.

     An employee should notify Human Resources and either the Legal Department or the TRP International Compliance Team promptly if he or she:

          o Becomes the subject of any proceeding or is convicted of or pleads guilty or no contest to or agrees to enter a pretrial diversion program relating to any felony or misdemeanor or similar criminal charge in a United States (federal, state, or local), foreign or military court, or

                                      2-10

          o Becomes the subject of a Regulatory Action, which includes any action by the SEC, the FSA, the SFC, the MAS, the KLFB, the FSA Japan, a state, a foreign government, a federal, state or foreign regulatory agency or any domestic or foreign self-regulatory organization relating to securities or investment activities, dishonesty, breach of trust, or money laundering as well as any court proceeding that has or could result in a judicial finding of a violation of statutes or regulations related to such activities or in an injunction in connection with any such activities.

     Policy Against Harassment and Discrimination. Price Group is committed to providing a safe working environment in which all individuals are treated with respect and dignity. Individuals at Price Group have the right to enjoy a workplace that is conducive to high performance, promotes equal opportunity, and prohibits discrimination including harassment.

     Price Group will not tolerate harassment, discrimination, or other types of inappropriate behavior directed by or towards an associate, supervisor, manager, contractor, vendor, customer, visitor, or other business partner. Accordingly, our zero tolerance policy will not tolerate sexual harassment, harassment, or intimidation of any associate based on race, color, national origin, religion, creed, gender, sexual orientation, age, disability, veteran, marital or any other status protected by federal, state, or local law. In addition, Price Group will not tolerate slurs, threats, intimidation, or any similar written, verbal, physical, or computer-related conduct that denigrates or shows hostility or aversion toward any individual based on their protected status. Harassment will not be tolerated on our property or in any other work-related setting such as business-sponsored social events or business trips.

     If you are found to have engaged in conduct inconsistent with this policy, you will be subject to appropriate disciplinary action, up to and including, termination of employment.

Illegal Payments. State, United States, and international laws prohibit the payment of bribes, kickbacks, inducements or other illegal gratuities or payments by or on behalf of Price Group. Price Group, through its policies and practices, is committed to comply fully with these laws. The U.S. Foreign Corrupt Practices Act makes it a crime to corruptly give, promise or authorize payment, in cash or in kind, for any service to a foreign official or political party in connection with obtaining or retaining business. If you are solicited to make or receive an illegal payment, you should contact the Legal Department.

Inside Information. The purchase or sale of securities while in possession of material, inside information is prohibited by U.S., U.K., state and other governmental laws and regulations. Information is considered inside and material if it has not been publicly disclosed and is sufficiently important that it would affect the decision of a reasonable person to buy, sell or hold securities in an issuer, including Price Group. Under no circumstances may you transmit such information to any other person, except to Price Group personnel who are required to be kept informed on the subject. You should read and understand the Statement of Policy on Material, Inside (Non-Public) Information (see page 3-1).

                                      2-11

Investment Clubs. The following discussion of obligations of Access Persons does not apply to the independent directors of the Price Funds. Access Persons must receive the prior clearance of the Chairperson of the Ethics Committee or his or her designee before forming or participating in a stock or investment club. Transactions in which Access Persons have beneficial ownership or control (see p. 4-4) through investment clubs are subject to the firm's Statement of Policy on Securities Transactions. As described on p. 4-25, approval to form or participate in a stock or investment club may permit the execution of securities transactions without prior transaction clearance by the Access Person, except transactions in Price Group stock, if the Access Person has beneficial ownership solely by virtue of his or her spouse's participation in the club and has no investment control or input into decisions regarding the club's securities transactions. Non-Access Persons (defined on p. 4-4) do not have to receive prior clearance to form or participate in a stock or investment club and need only obtain prior clearance of transactions in Price Group stock.

Marketing and Sales Activities. All written and oral marketing materials and presentations (including performance data) (e.g., advertisements; sales literature) must be in compliance with applicable SEC, NASD, Association of Investment Management and Research ("AIMR"), FSA, and other applicable international requirements. All such materials (whether for the Price Funds, non-Price funds, or various advisory or Brokerage services) must be reviewed and approved by the Legal Department or the TRP International Compliance Team, as appropriate, prior to use. All performance data distributed outside the firm, including total return and yield information, must be obtained from databases sponsored by the Performance Group.

Political Activities and Contributions. In support of the democratic process, Price Group encourages its eligible employees to exercise their rights as citizens by voting in all elections. Price Group encourages employees to study the issues and platforms as part of the election process, but does not direct employees to support any particular political party or candidate.

All U.S.-based officers and directors of Price Group and its subsidiaries are required to disclose certain Maryland local and state political contributions on a semi-annual basis through a Political Contribution Questionnaire sent to officers and directors each January and July. In addition, certain employees associated with Investment Services are subject to limitations on and additional reporting requirements about their political contributions under Rule G-37 of the United States Municipal Securities Rulemaking Board ("MSRB").

United States law prohibits corporate contributions to campaign elections for federal office (e.g., U.S. Senate and House of Representatives). This means that Price Group cannot use corporate funds, either directly or indirectly, to help finance any federal political candidate or officeholder. It also means that the firm cannot provide paid leave time to employees for political campaign activity. However, employees may use personal time or paid vacation or may request unpaid leave to participate in political campaigning.

T. Rowe Price makes political contributions to candidates for local and state offices in Maryland via the T. Rowe Price Maryland Political Contribution Committee. T. Rowe Price does not reimburse employees for making contributions to individual candidates or committees.

The applicable state or local law controls the use of corporate funds in the context of state and local elections. No political contribution of corporate funds, direct or indirect, to any political candidate or party, or to any other program that might use the contribution for a political candidate or party, or use of corporate property, services or other assets may be made without the

                                      2-12
written prior approval of the Legal Department. These prohibitions cover not only direct contributions, but also indirect assistance or support of candidates or political parties through purchase of tickets to special dinners or other fundraising events, or the furnishing of any other goods, services or equipment to political parties or committees. Neither Price Group nor its employees or independent directors may make a political contribution for the purpose of obtaining or retaining business with government entities.

T. Rowe Price does not have a Political Action Committee ("PAC"). However, T. Rowe Price has granted permission to the Investment Company Institute's PAC ("ICI PAC"), which serves the interests of the investment company industry, to solicit T. Rowe Price's senior management on an annual basis to make contributions to ICI PAC or candidates designated by ICI PAC. Contributions to ICI PAC are entirely voluntary.

Employees, officers, and directors of T. Rowe Price may not solicit campaign contributions from employees without adhering to T. Rowe Price's policies regarding solicitation. These include the following:

o It must be clear that the solicitation is personal and is not being made on behalf of T. Rowe Price. o It must be clear that any contribution is entirely voluntary. o T. Rowe Price's stationery and email system may not be used.

From time to time, the Legal Department sends to U.S.-based vice presidents and inside directors a memorandum describing the requirements of United States and pertinent state law in connection with political contributions. This memorandum is also posted on the firm's Intranet site under Corporate/Legal so that it is available to everyone employed by or associated with the firm.

An employee may participate in political campaigns or run for political office, provided this activity does not conflict with his or her job responsibilities. See p. 2-2. Should the employee have any questions, he or she should consult with his or her immediate supervisor.

     Lobbying. It is important to realize that under some state laws, even limited contact, either in person or by other means, with public officials in that state may trigger that state's lobbying laws. For example, in Maryland, if $2,500 of a person's compensation can be attributed to face-to-face contact with legislative or executive officials in a six-month reporting period, he or she may be required to register as a Maryland lobbyist subject to a variety of restrictions and requirements. Therefore, it is imperative that you avoid any lobbying on behalf of the firm, whether in-person or by other means (e.g., telephone, letter) unless the activity is cleared first by the Legal Department, so that you do not inadvertently become subject to regulation as a lobbyist. If you have any question whether your contact with a state's officials may trigger lobbying laws in that state, please contact the Legal Department before proceeding.

Protection of Corporate Assets. All personnel are responsible for taking measures to ensure that Price Group's assets are properly protected. This responsibility not only applies to our business facilities, equipment and supplies, but also to intangible assets such as proprietary, research or marketing information, corporate trademarks and servicemarks, copyrights, client relationships and business opportunities. Accordingly, you may not solicit for your personal benefit clients or utilize client relationships to the detriment of the firm. Similarly, you may not solicit co-workers to act in any manner detrimental to the firm's interests.

                                      2-13

Quality of Services. It is a continuing policy of Price Group to provide investment products and services that: (1) meet applicable laws, regulations and industry standards; (2) are offered to the public in a manner that ensures that each client/shareholder understands the objectives of each investment product selected; and (3) are properly advertised and sold in accordance with all applicable SEC, FSA, NASD, and other international, state and self-regulatory rules and regulations.

The quality of Price Group's investment products and services and operations affects our reputation, productivity, profitability and market position. Price Group's goal is to be a quality leader and to create conditions that allow and encourage all employees to perform their duties in an efficient, effective manner.

Record Retention. Under various U.S., U.K., state, and other governmental laws and regulations, certain of Price Group's subsidiaries are required to produce, maintain and retain various records, documents and other written (including electronic) communications. For example, U.S. law generally requires an investment adviser to retain required records in a readily accessible location for not less than five years from the end of the fiscal year during which the record was made (the current year and the two immediately preceding years in an appropriate office of the adviser), although some records may be required to be retained longer depending on their nature. See Tab 7, Investment Adviser Compliance Manual. Any questions regarding retention requirements should be addressed to the Legal Department or the TRP International Compliance Team, as appropriate.

Once the firm is aware of threatened litigation or a governmental investigation, its personnel are legally prohibited from destroying any evidence relevant to the case or investigation. The destruction of such evidence by you could subject you and/or the firm to criminal charges of obstruction of justice. Such evidence includes emails, memoranda, board agendas, recorded conversations, studies, work papers, computer notes, personal hand-written notes, phone records, expense reports or similar material relating to the possible litigation or investigation. Even if such a document is scheduled to be destroyed under our firm's record retention program, it must be retained until the litigation or investigation has concluded.

All personnel are responsible for adhering to the firm's record maintenance and retention policies.

Referral Fees. United States securities laws strictly prohibit the payment of any type of referral fee unless certain conditions are met. This would include any compensation to persons who refer clients or shareholders to us (e.g., brokers, registered representatives, consultants, or any other persons) either directly in cash, by fee splitting, or indirectly by the providing of gifts or services (including the allocation of brokerage). FSA also prohibits the offering of any inducement likely to conflict with the duties of the recipient. No arrangements should be entered into obligating Price Group or any employee to pay a referral fee unless approved first by the Legal Department.

Release of Information to the Press. All requests for information from the media concerning T. Rowe Price Group's corporate affairs, mutual funds, investment services, investment philosophy and policies, and related subjects should be referred to the appropriate Public Relations contact for reply. Investment professionals who are contacted directly by the press concerning a particular fund's investment strategy or market outlook may use their own discretion, but are advised to check with the appropriate Public Relations contact if they do not know the reporter or feel it may be inappropriate to comment on a particular matter. Public Relations contact persons are listed in Appendix A.

                                      2-14

Responsibility to Report Violations. The following is a description of reporting requirements and procedures that may or do arise if an officer or employee becomes aware of material violations of the Code or applicable laws or regulations.

     General Obligation. If an employee becomes aware of a material violation of the Code or any applicable law or regulation, he or she must report it to the Chief Compliance Officer of the applicable Price Adviser ("Chief Compliance Officer") or his or her designee, provided the designee provides a copy of all reports of violations to the Chief Compliance Officer. Any report may be submitted anonymously; anonymous complaints must be in writing and sent in a confidential envelope to the Chief Compliance Officer. U.K. employees may also contact the FSA. See Appendix A regarding the Chief Compliance Officer to whom reports should be made.

     It is Price Group's policy that no adverse action will be taken against any person who becomes aware of a violation of the Code and reports the violation in good faith.

     Sarbanes-Oxley Whistleblower Procedures. Pursuant to the Sarbanes-Oxley Act, the Audit Committee of Price Group has adopted procedures ("Procedures") regarding the receipt, retention and treatment of complaints received by Price Group regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of Price Group or any of its affiliates of concerns regarding questionable accounting or auditing matters. All employees should familiarize themselves with these Procedures, which are posted on the firm's intranet site under Corporate/Legal/Policies.

     Under the Procedures, complaints regarding certain auditing and accounting matters should be sent to Chief Legal Counsel, T. Rowe Price Group, Inc, The Legal Department either through interoffice mail or by mail to P.O. Box 37283, Baltimore, Maryland 21297-3283.

     Sarbanes-Oxley Attorney Reporting Requirements. Attorneys employed or retained by Price Group or any of the Price Funds are also subject to certain reporting requirements under the Sarbanes-Oxley Act. The relevant procedures are posted on the firm's intranet site under Corporate/Legal/Policies.

Service as Trustee, Executor or Personal Representative. You may serve as the trustee, co-trustee, executor or personal representative for the estate of or a trust created by close family members. You may also serve in such capacities for estates or trusts created by nonfamily members. However, if an Access Person expects to be actively involved in an investment capacity in connection with an estate or trust created by a nonfamily member, he or she must first be granted permission by the Ethics Committee. If you serve in any of these capacities, securities transactions effected in such accounts will be subject to the prior transaction clearance (Access Persons only, except for Price Group stock transactions, which require prior transaction clearance by all personnel) and reporting requirements (Access Persons and Non-Access Persons) of our Statement of Policy on Securities Transactions. Although Access Persons, the independent directors of the Price Funds are not subject to the prior transaction clearance requirements and are subject to modified reporting as described on pp. 4-22 to 4-24.

                                      2-15

If you presently serve in any of these capacities for nonfamily members, you should report the relationship in writing to the Ethics Committee.

Speaking Engagements and Publications. Employees are often asked to accept speaking engagements on the subject of investments, finance, or their own particular specialty with our organization. This is encouraged by the firm, as it enhances our public relations, but you should obtain approval from your supervisor and the head of your Division before you accept such requests. You may also accept an offer to teach a course or seminar on investments or related topics (for example, at a local college) in your individual capacity with the approval of your supervisor and the head of your Division and provided the course is in compliance with the Guidelines found in Investment Services' Compliance Manual.

Before making any commitment to write or publish any article or book on a subject related to investments or your work at Price Group, approval should be obtained from your supervisor and the head of your Division.



February 2005









                                      2-16

                   APPENDIX A TO THE T. ROWE PRICE GROUP, INC.
                           CODE OF ETHICS AND CONDUCT


o Brokerage Control Committees. There are three Brokerage Control Committees which set the policy regarding the allocation of client brokerage. For more information for the U.S.-based advisers, contact Art Varnado of the Fixed Income Committee or Jim Kennedy of the Equity Committee, as appropriate, in Baltimore. For more information for the international advisers, contact David Warren or Neil Smith of the International Committee, in London.

o Chief Compliance Officer. The Chief Compliance Officer of the U.S. Price Advisers (i.e., TRPA, TRPAS, TRPSAM, TRP Canada) is John Gilner. The Chief Compliance Officer of the International Price Advisers (i.e., TRPI, TRPGIS, TRPGAM) is Calum Ferguson.

o Ethics Committee. The members of the Ethics Committee are David Warren in London and Henry Hopkins, Andy Brooks, Jim Kennedy, Mary Miller, John Gilner, and Melody Jones in Baltimore.

o Chairperson of the Ethics Committee. The Chairperson of the Ethics Committee is Henry Hopkins. Requests to him should be sent to the attention of John Gilner in the Legal Department, except that requests regarding IPO's for U.S. Access Persons who are Non-Investment Personnel may be directed to either John Gilner or Andy Brooks.

o Code Compliance Section. The members of the Code Compliance Section are John Gilner, Dottie Jones, Karen Clark, and Lisa Daniels.

o TRP International Compliance Team. The members of the TRP International Compliance Team in London are Calum Ferguson, Carol Bambrough, Jeremy Fisher, Sophie West, Maxine Martin and Louise Jones.

o Designated Person, TRP International Compliance Team. Carol Bambrough, Louise Jones, and Jeremy Fisher.

o Designated Person, Code Compliance Section. Dottie Jones; Karen Clark.

o Management Committee. George A. Roche, Edward C. Bernard, James A.C. Kennedy, Mary Miller, James S. Riepe, Brian C. Rogers, and David J.L. Warren.

o Public Relations Contacts. Steven Norwitz in Baltimore and Christian Elsmark in London.

February, 2005

                                       2A

                            T. ROWE PRICE GROUP, INC.
                               STATEMENT OF POLICY
                                       ON
                    MATERIAL, INSIDE (NON-PUBLIC) INFORMATION


Purpose of Statement of Policy. The purpose of this Statement of Policy ("Statement") is to comply with the United States Insider Trading and Securities Fraud Enforcement Act's ("Act") requirement to establish, maintain, and enforce written procedures designed to prevent insider trading and to explain: (i) the general legal prohibitions and sanctions regarding insider trading under both U.S. and U.K. law; (ii) the meaning of the key concepts underlying the prohibitions; (iii) your obligations in the event you come into possession of material, non-public information; and (iv) the firm's educational program regarding insider trading.

Additionally Hong Kong, Singapore, Japan, most European countries and many other jurisdictions have laws and regulations prohibiting the misuse of inside information. While no specific reference is made to these laws and regulations in this Statement, the Statement should provide general guidance regarding appropriate activities to employees who trade in these markets. There is, however, no substitute for knowledge of local laws and regulations and employees are expected to understand all relevant local requirements and comply with them. Any questions regarding the laws or regulations of any jurisdiction should be directed to the Legal Department or the TRP International Compliance Team.

Price Group has also adopted a Statement of Policy on Securities Transactions (see page 4-1), which requires both Access Persons (see p. 4-3) and Non-Access Persons (see p. 4-4) to obtain prior transaction clearance with respect to their transactions in Price Group stock and requires Access Persons to obtain prior transaction clearance with respect to all pertinent securities transactions. In addition, both Access Persons and Non-Access Persons are required to report such transactions on a timely basis to the firm. The independent directors of the Price Funds, although Access Persons, are not subject to prior transaction clearance requirements and are subject to modified reporting as described on pp. 4-22 to 4-24.

The Basic Insider  Trading  Prohibition.  The "insider  trading"  doctrine under
United  States  securities  laws  generally   prohibits  any  person  (including
investment advisers) from:

     o trading in a security while in possession of material, non-public information regarding the issuer of the security;

     o tipping such information to others;

     o recommending the purchase or sale of securities while in possession of such information;

     o assisting someone who is engaged in any of the above activities.


                                       3-1

Thus, "insider trading" is not limited to insiders of the issuer whose securities are being traded. It can also apply to non-insiders, such as investment analysts, portfolio managers, consultants and stockbrokers. In addition, it is not limited to persons who trade. It also covers persons who tip material, non-public information or recommend transactions in securities while in possession of such information. A "security" includes not just equity securities, but any security (e.g., corporate and municipal debt securities, including securities issued by the federal government).

Policy of Price Group on Insider Trading. It is the policy of Price Group and its affiliates to forbid any of their officers, directors, employees, or other personnel (e.g., consultants) while in possession of material, non-public information, from trading securities or recommending transactions, either personally or in their proprietary accounts or on behalf of others (including mutual funds and private accounts) or communicating material, non-public information to others in violation of securities laws of the United States, the United Kingdom, or any other country that has jurisdiction over its activities. Material, non-public information includes not only certain information about issuers, but also certain information about T. Rowe Price Group, Inc. and its operating subsidiaries and may include the Price Advisers' securities recommendations and holdings and transactions of Price Adviser clients, including mutual funds. See p. 3-8

"Need to Know" Policy. All information regarding planned, prospective or ongoing securities transactions must be treated as confidential. Such information must be confined, even within the firm, to only those individuals and departments that must have such information in order for the respective entity to carry out its engagement properly and effectively. Ordinarily, these prohibitions will restrict information to only those persons who are involved in the matter.

Transactions Involving Price Group Stock. You are reminded that you are an "insider" with respect to Price Group since Price Group is a public company and its stock is traded in the over-the-counter market. It is therefore important that you not discuss with family, friends or other persons any matter concerning Price Group that might involve material, non-public information, whether favorable or unfavorable.

Sanctions. Penalties for trading on material, non-public information are severe, both for the individuals involved in such unlawful conduct and for their firms. A person or entity that violates the insider trading laws can be subject to some or all of the penalties described below, even if he/she/it does not personally benefit from the violation:

o Injunctions;

o Treble damages;

o Disgorgement of profits;

o Criminal fines;

o Jail sentences;

o Civil penalties for the person who committed the violation (which would, under normal circumstances, be the employee and not the firm) of up to three times the profit gained or loss avoided, whether or not the individual actually benefited; and

o Civil penalties for the controlling entity (e.g., Price Associates) and other persons, such as managers and supervisors, who are deemed to be controlling persons, of up to the greater of

                                       3-2

  $1,000,000 or three times the amount of the profit gained or loss avoided under U.S. law. Fines can be unlimited under U.K. law.

In addition, any violation of this Statement can be expected to result in serious sanctions being imposed by Price Group, including dismissal of the person(s) involved.

The provisions of U.S. and U.K. law discussed below and the laws of other jurisdictions are complex and wide ranging. If you are in any doubt about how they affect you, you must consult the Legal Department or the TRP International Compliance Team, as appropriate.

U.S. LAW AND REGULATION REGARDING INSIDER TRADING PROHIBITIONS

Introduction. "Insider trading" is a top enforcement priority of the Securities and Exchange Commission. In 1988, the Insider Trading and Securities Fraud Enforcement Act was signed into law. This Act has had a far-reaching impact on all public companies and especially those engaged in the securities brokerage or investment advisory industries, including directors, executive officers and other controlling persons of such companies. Specifically, the Act:

     Written Procedures. Requires SEC-registered brokers, dealers and investment advisers to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information by such persons.

     Civil Penalties. Imposes severe civil penalties on brokerage firms, investment advisers, their management and advisory personnel and other "controlling persons" who fail to take adequate steps to prevent insider trading and illegal tipping by employees and other "controlled persons." Persons who directly or indirectly control violators, including entities such as Price Associates and their officers and directors, face penalties to be determined by the court in light of the facts and circumstances, but not to exceed the greater of $1,000,000 or three times the amount of profit gained or loss avoided as a result of the violation.

     Criminal Penalties. Provides as penalties for criminal securities law violations:

        o Maximum jail term -- from five to ten years;
        o Maximum criminal fine for individuals -- from $100,000 to $1,000,000;
        o Maximum criminal fine for entities -- from $500,000 to $2,500,000.

     Private Right of Action. Establishes a statutory private right of action on behalf of contemporaneous traders against insider traders and their controlling persons.

     Bounty Payments. Authorizes the SEC to award bounty payments to persons who provide information leading to the successful prosecution of insider trading violations. Bounty payments are at the discretion of the SEC, but may not exceed 10% of the penalty imposed.

The Act has been supplemented by three SEC rules, 10b5-1, 10b5-2 and FD, which are discussed later in this Statement.

                                       3-3

Basic Concepts of Insider Trading. The four critical concepts under United States law in insider trading cases are: (1) fiduciary duty/misappropriation,
(2) materiality, (3) non-public, and (4) use/possession. Each concept is discussed below.

Fiduciary Duty/Misappropriation. In two decisions, Dirks v. SEC and Chiarella v. United States, the United States Supreme Court held that insider trading and tipping violate the federal securities law if the trading or tipping of the information results in a breach of duty of trust or confidence.

A typical breach of duty arises when an insider, such as a corporate officer, purchases securities of his or her corporation on the basis of material, non-public information. Such conduct breaches a duty owed to the corporation's shareholders. The duty breached, however, need not be to shareholders to support liability for insider trading; it could also involve a breach of duty to a client, an employer, employees, or even a personal acquaintance. For example, courts have held that if the insider receives a personal benefit (either direct or indirect) from the disclosure, such as a pecuniary gain or reputational benefit, that would be enough to find a fiduciary breach.

The concept of who constitutes an "insider" is broad. It includes officers, directors and employees of an issuer. In addition, a person can be a "temporary insider" if he or she enters into a confidential relationship in the conduct of an issuer's affairs and, as a result, is given access to information solely for the issuer's purpose. A temporary insider can include, among others, an issuer's attorneys, accountants, consultants, and bank lending officers, as well as the employees of such organizations. In addition, any person may become a temporary insider of an issuer if he or she advises the issuer or provides other services, provided the issuer expects such person to keep any material, non-public information disclosed confidential.

Court decisions have held that under a "misappropriation" theory, an outsider (such as an investment analyst) may be liable if he or she breaches a duty to anyone by: (1) obtaining information improperly, or (2) using information that was obtained properly for an improper purpose. For example, if information is given to an analyst on a confidential basis and the analyst uses that information for trading purposes, liability could arise under the misappropriation theory. Similarly, an analyst who trades in breach of a duty owed either to his or her employer or client may be liable under the misappropriation theory. For example, the Supreme Court upheld the misappropriation theory when a lawyer received material, non-public information from a law partner who represented a client contemplating a tender offer, where that lawyer used the information to trade in the securities of the target company.

SEC Rule 10b5-2 provides a non-exclusive definition of circumstances in which a person has a duty of trust or confidence for purposes of the "misappropriation" theory of insider trading. It states that a "duty of trust or confidence" exists in the following circumstances, among others:

     (1) Whenever a person agrees to maintain information in confidence;

     (2) Whenever the person communicating the material nonpublic information and the person to whom it is communicated have a history, pattern, or practice of sharing confidences, that resulted in a reasonable expectation of confidentiality; or

                                       3-4

     (3) Whenever a person receives or obtains material nonpublic information from his or her spouse, parent, child, or sibling unless it is shown affirmatively, based on the facts and circumstances of that family relationship, that there was no reasonable expectation of confidentiality.

The situations in which a person can trade while in possession of material, non-public information without breaching a duty are so complex and uncertain that the only safe course is not to trade, tip or recommend securities while in possession of material, non-public information.

Materiality. Insider trading restrictions arise only when the information that is used for trading, tipping or recommendations is "material." The information need not be so important that it would have changed an investor's decision to buy or sell; rather, it is enough that it is the type of information on which reasonable investors rely in making purchase, sale, or hold decisions.

     Resolving Close Cases. The United States Supreme Court has held that, in close cases, doubts about whether or not information is material should be resolved in favor of a finding of materiality. You should also be aware that your judgment regarding materiality may be reviewed by a court or the SEC with the 20-20 vision of hindsight.

     Effect on Market Price. Any information that, upon disclosure, is likely to have a significant impact on the market price of a security should be considered material.

     Future Events. The materiality of facts relating to the possible occurrence of future events depends on the likelihood that the event will occur and the significance of the event if it does occur.

     Illustrations. The following list, though not exhaustive, illustrates the types of matters that might be considered material: a joint venture, merger or acquisition; the declaration or omission of dividends; the acquisition or loss of a significant contract; a change in control or a significant change in management; a call of securities for redemption; the borrowing of a significant amount of funds; the purchase or sale of a significant asset; a significant change in capital investment plans; a significant labor dispute or disputes with subcontractors or suppliers; an event requiring an issuer to file a current report on Form 8-K with the SEC; establishment of a program to make purchases of the issuer's own shares; a tender offer for another issuer's securities; an event of technical default or default on interest and/or principal payments; advance knowledge of an upcoming publication that is expected to affect the market price of the stock.

Non-Public Vs. Public Information. Any information that is not "public" is deemed to be "non-public." Just as an investor is permitted to trade on the basis of information that is not material, he or she may also trade on the basis of information that is public. Information is considered public if it has been disseminated in a manner making it available to investors generally. An example of non-public information would include material information provided to a select group of analysts but not made available to the investment community at large. Set forth below are a number of ways in which non-public information may be made public.


                                       3-5

     Disclosure to News Services and National Papers. The U.S. stock exchanges require exchange-traded issuers to disseminate material, non-public information about their companies to: (1) the national business and financial newswire services (Dow Jones and Reuters); (2) the national service (Associated Press); and (3) The New York Times and The Wall Street Journal.

     Local Disclosure. An announcement by an issuer in a local newspaper might be sufficient for an issuer that is only locally traded, but might not be sufficient for an issuer that has a national market.

     Information in SEC Reports. Information contained in reports filed with the SEC will be deemed to be public.

If Price Group is in possession of material, non-public information with respect to a security before such information is disseminated to the public (i.e., such as being disclosed in one of the public media described above), Price Group and its personnel must wait a sufficient period of time after the information is first publicly released before trading or initiating transactions to allow the information to be fully disseminated. Price Group may also follow Chinese Wall procedures, as described on page 3-12 of this Statement.

Concept of Use/Possession. It is important to note that the SEC takes the position that the law regarding insider trading prohibits any person from trading in a security in violation of a duty of trust and confidence while in possession of material, non-public information regarding the security. This is in contrast to trading on the basis of the material, non-public information. To illustrate the problems created by the use of the "possession" standard, as opposed to the "caused" standard, the following three examples are provided:

     First, if the investment committee to a Price mutual fund were to obtain material, non-public information about one of its portfolio companies from a Price equity research analyst, that fund would be prohibited from trading in the securities to which that information relates. The prohibition would last until the information is no longer material or non-public.

     Second, if the investment committee to a Price mutual fund obtained material, non-public information about a particular portfolio security but continued to trade in that security, then the committee members, the applicable Price Adviser, and possibly management personnel might be liable for insider trading violations.

     Third, even if the investment committee to the Fund does not come into possession of the material, non-public information known to the equity research analyst, if it trades in the security, it may have a difficult burden of proving to the SEC or to a court that it was not in possession of such information.

The SEC has expressed its view about the concept of trading "on the basis" of material, nonpublic information in Rule 10b5-1. Under Rule 10b5-1, and subject to the affirmative defenses contained in the rule, a purchase or sale of a security of an issuer is "on the basis of" material nonpublic information about that security or issuer if the person making the purchase or sale was aware of the material nonpublic information when the person made the purchase or sale.

                                       3-6

A person's purchase or sale is not "on the basis of" material, nonpublic information if he or she demonstrates that:

     (A) Before becoming aware of the information, the person had:

          (1) Entered into a binding contract to purchase or sell the security;

          (2) Instructed another person to purchase or sell the security for the instructing person's account, or

          (3) Adopted a written plan for trading securities.

When a contract, instruction or plan is relied upon under this rule, it must meet detailed criteria set forth in Rule 10b5-1(c)(1)(i)(B) and (C).

Under Rule 10b5-1, a person other than a natural person (e.g., one of the Price Advisers) may also demonstrate that a purchase or sale of securities is not "on the basis of" material nonpublic information if it demonstrates that:

     o The individual making the investment decision on behalf of the person to purchase or sell the securities was not aware of the information; and

     o The person had implemented reasonable policies and procedures, taking into consideration the nature of the person's business, to ensure that individuals making investment decisions would not violate the laws prohibiting trading on the basis of material nonpublic information. These policies and procedures may include those that restrict any purchase, sale, and causing any purchase or sale of any security as to which the person has material nonpublic information, or those that prevent such individuals from becoming aware of such information.

Tender Offers. Tender offers are subject to particularly strict regulation under the securities laws. Specifically, trading in securities that are the subject of an actual or impending tender offer by a person who is in possession of material, non-public information relating to the offer is illegal, regardless of whether there was a breach of fiduciary duty. Under no circumstances should you trade in securities while in possession of material, non-public information regarding a potential tender offer.

Selective Disclosure of Material, Non-Public Information by Public Companies. The SEC has adopted Regulation FD to prohibit certain issuers from selectively disclosing material, nonpublic information to certain persons who would be expected to trade on it. The rule applies only to publicly-traded domestic (U.S.) companies, not to foreign government or foreign private issuers.

Under this rule, whenever:

o An issuer, or person acting on its behalf,

o discloses material, non-public information,

                                      3-7

o to securities professionals, institutional investors, broker-dealers, and holders of the issuer's securities,

o the issuer must make public disclosure of that same information,

o simultaneously (for intentional disclosures), or

o promptly within 24 hours after knowledge of the disclosure by a senior official (for non- intentional disclosures)

Regulation FD does not apply to all of the issuer's employees; rather only communications by an issuer's senior management (executive officers and directors), its investor relations professionals, and others who regularly communicate with market professionals and security holders are covered. Certain recipients of information are also excluded from the Rule's coverage, including persons who are subject to a confidentiality agreement, credit rating agencies, and "temporary insiders," such as the issuer's lawyers, investment bankers, or accountants.

Information Regarding Price Group.

The illustrations of material information found on page 3-5 of this Statement are equally applicable to Price Group as a public company and should serve as examples of the types of matters that you should not discuss with persons outside the firm. Remember, even though you may have no intent to violate any federal securities law, an offhand comment to a friend might be used unbeknownst to you by such friend to effect purchases or sales of Price Group stock. If such transactions were discovered and your friend were prosecuted, your status as an informant or "tipper" would directly involve you in the case.

U.K. LAW AND REGULATION REGARDING INSIDER TRADING PROHIBITIONS

In the U.K., insider trading is prohibited by two levels of legislation; under criminal law by the Criminal Justice Act 1993 (the "CJA 1993"), and under a parallel civil regime by the Financial Services and Markets Act 2000 (the "FSMA 2000").

Part VIII of the FSMA 2000 contains provisions that set out the penalties for market abuse. The regulating body in the U.K., the Financial Services Authority (the "FSA"), has issued a Code of Market Conduct that describes this market abuse regime.

Under the Code of Market Conduct there are three types of market abuse offense, one in relation to the misuse of information, one in relation to creating a false or misleading impression, and one in relation to market distortion. A description of the misuse of information offense under the Code of Market Conduct is provided below at page 3-11.


The Criminal Justice Act 1993

The CJA 1993 prohibits an "insider" from:

     o dealing in "securities" about which he or she has "inside information";

                                       3-8

     o encouraging another person to deal in those securities;

     o disclosing the "inside information" otherwise than in the proper performance of the insider's employment office or profession.

The definition of "securities" is very wide and is not limited to U.K. securities. The CJA 1993 also covers all dealing in "securities," whether on or off market and whether done within or without the U.K

The following flow chart illustrates the core concepts under the CJA 1993:



              -----------------------          ---------------------------         ---------------------------
      Start--  Does the transaction  ---Yes--- Are you an individual with ---Yes-- Do you have the information ---Yes----
               involve "Securities"?           "Inside Information"?               as an "Insider"?
              -----------------------          ---------------------------         ---------------------------
                         No                                 No                                     No
     -----------------------------------------------------------------------------------------------

            --------------        ---------------------         ----------------------------      ----------------------
      No--     Are you     --No-- Are you "Encouraging"  --No--    Does dealing involve a   --No-- Are you dealing on a  -
             "Disclosing"?             dealing?                 "Professional Intermediary"?        "Regulated Market"?
            --------------        ---------------------         ----------------------------      ----------------------
                 Yes                     Yes                                Yes                            Yes
                  -------------------------------------------------------------------------------------------

                                                                ----------------------------
                                                                    Does a defense apply?
                                                                ----------------------------
                                                             Yes                            No
                                                      ----------------                 -------------------
                                                        No regulatory                   Civil and/or
                                                        action                          criminal penalties
                                                      ----------------                 -------------------

You  should  keep in mind  that  even  if no  regulatory  action  is  taken,  an
investigation  may  have  adverse  consequences,   including  unfavorable  press
coverage.


                                       3-9

Who is an Insider?  A person has information as an "insider" if:

o it is, and he or she knows that it is, "inside information" and;

o he or she has it, and knows that he or she has it, directly or indirectly from an "inside source." An "inside source" is any director, employee or shareholder of an issuer of securities or anyone having access to the information by virtue of his or her employment, profession, office and duties.

What is Inside Information Under the CJA 1993? "Inside Information" is information which:

o relates to particular securities, or particular issuers of securities;

o is specific or precise;

o has not been "made public"; and

o is likely to have a significant effect on the price if it were "made public." Examples of price-sensitive information would include knowledge of any:

o proposed takeover or merger;

o potential issuer insolvency;

o unpublished information as to profits or losses of any issuer for any period;

o decision by an issuer concerning dividends or other distributions;

o proposed change in the capital structure of an issuer;

o material acquisitions or realizations of assets by an issuer;

o substantial acquisition or disposal of shares of an issuer;

o proposal to change the general character or nature of the business of an issuer;

o proposed change in the directors or senior executives of an issuer; and

o substantial borrowing by an issuer.

When is Information made Public? Information is "made public" if it:

o is published in accordance with the rules of a regulated market for the purpose of informing investors and their professional advisers;

o is contained in records open to public inspection;

o can be readily acquired by any person likely to deal in the securities

                                      3-10

o to which the information relates, or

o of an issuer to which the information relates;

o is derived from information which has been "made public".

Criminal Penalties. The penalties under the CJA 1993 are a maximum of seven years imprisonment and an unlimited fine.

The Financial Services And Markets Act 2000 - The Misuse Of Information Under The Code Of Market Conduct

Under FSMA 2000, the misuse of information is defined as "behaviour...based on information which is not generally available to those using the market but which, if available to a regular user of the market, would or would be likely to be regarded by him as relevant when deciding the terms on which transactions in investments of the kind in question should be effected." As required by the FSMA 2000, the FSA has published a Code of Market Conduct that provides guidance in determining which types of behavior may be considered to constitute market abuse. The misuse of information offense is one of the three types of market abuse offense; the other two relate to creating a false or misleading impression and market distortion.

It should be noted that there does not need to be any intent for the market abuse offense to be committed; a person can therefore in theory inadvertently commit an offence. Additionally the market abuse regime under the Code of Market Conduct purports to have extra-territorial reach.

The Code of Market Conduct, including annexes, runs to over a hundred pages and is written in descriptive style which makes it difficult to read, assimilate and apply in practical context. The flow chart attached to this Statement as Appendix B has therefore been prepared to illustrate the principal concepts of the Code of Market Conduct as they relate to the misuse of information. Any questions regarding the Code of Market Conduct should be directed to a member of the TRP International Compliance Team.

Requiring or encouraging - Although individuals may not have personally engaged in market abuse, they still commit an offense if they "require or encourage" another to engage in market abuse. An individual taking (or refraining from taking) any action "requiring or encouraging" another person to engage in market abuse does not have to receive any benefit for an offense to have been committed.

Penalties and Burden of Proof - The standard of proof required for an offense to have been committed under the FSMA 2000 is not the U.K. criminal law standard, i.e. "beyond all reasonable doubt." The lower U.K. civil law standard of "balance of probabilities" applies, although some areas of the Code of Market Conduct make reference to "reasonable likelihood." Despite the lower burden of proof, the penalties available to the FSA are severe; the FSA can levy unlimited fines, issue public censure and can suspend or withdraw the authorization of firms or individuals.


                                      3-11

PROCEDURES TO BE FOLLOWED WHEN RECEIVING MATERIAL, NON-PUBLIC INFORMATION

Whenever you believe that you have or may have come into possession of material, non-public information, you should immediately contact the appropriate person or group as described below and refrain from disclosing the information to anyone else, including persons within Price Group, unless specifically advised to the contrary.

Specifically, you may not:

o Trade in securities to which the material, non-public information relates;

o Disclose the information to others;

o Recommend purchases or sales of the securities to which the information relates.

If it is determined that the information is material and non-public, the issuer will be placed on either:

o A Restricted List ("Restricted List") in order to prohibit trading in the security by both clients and Access Persons; or

o A Watch List ("Watch List"), which restricts the flow of the information to others within Price Group in order to allow the Price Advisers investment personnel to continue their ordinary investment activities. This procedure is commonly referred to as a Chinese Wall.

The Watch List is highly confidential and should, under no circumstances, be disseminated to anyone except authorized personnel in the Legal Department and the Code Compliance Section who are responsible for placing issuers on and monitoring trades in securities of issuers included on the Watch List. As described below, if a Designated Person on the TRP International Compliance Team believes that an issuer should be placed on the Watch List, he or she will contact the Code Compliance Section. The Code Compliance Section will coordinate review of trading in the securities of that issuer with the TRP International Compliance Team as appropriate.

The person whose possession of or access to inside information has caused the inclusion of an issuer on the Watch List may never trade or recommend the trade of the securities of that issuer without the specific prior approval of the Legal Department.

The Restricted List is also highly confidential and should, under no circumstances, be disseminated to anyone outside Price Group. Individuals with access to the Restricted List should not disclose its contents to anyone within Price Group who does not have a legitimate business need to know this information.


For U.S. - Based Personnel:

An individual subject to the Code who is based in the United States and is, or believes he or she may be, in possession of material, non-public information should immediately contact the Legal Department. If the Legal Department determines that the information is both material and non-public, the issuer will be placed on either the Watch or Restricted List. If the issuer is placed on the


                                      3-12

Restricted List, the Code Compliance Section will promptly relay the identity of the issuer, the person(s) in possession of the information, the reason for its inclusion, and the local time and the date on which the issuer was placed on the Restricted List to a Designated Person on the TRP International Compliance Team and to the London and Hong Kong Head Dealers or their designees ("Head Dealers"). The Designated Person will place the issuer on the Restricted List in London.

The Watch List is maintained solely by the Code Compliance Section.

If the U.S.-based individual is unsure about whether the information is material or non-public, he or she should immediately contact the Legal Department for advice and may not disclose the information or trade in the security until the issue is resolved. The U.S.-based person may only disclose the information if approved on a "need to know" basis by the Legal Department.

When the information is no longer material or is public, the Code Compliance Section will remove the issuer from the Watch or Restricted List, noting the reason for and the date and local time of removal of the issuer from the List. If the issuer is being removed from the Restricted List, Code Compliance Section will promptly relay this information to a Designated Person on the TRP International Compliance Team and to the London and Hong Kong Head Dealers. The Designated Person will remove the issuer from the Restricted List in London. The Code Compliance Section will document the removal of the issuer from either List.

If you receive a private placement memorandum and the existence of the private offering and/or the contents of the memorandum are material and non-public, you should contact the Legal Department for a determination of whether the issuer should be placed on the Watch or Restricted List.

For International Personnel:

An individual stationed in London, Paris, Copenhagen, Amsterdam, Stockholm, or Buenos Aires will be referred to in this portion of the Statement as "London Personnel." An individual stationed in Hong Kong, Singapore, Sydney or Tokyo will be referred to in this portion of the Statement as "Hong Kong Personnel."

o  Procedures  for  London  Personnel.  Whenever a person  identified  as London
Personnel is, or believes he or she may be, in possession of material, non-public information about a security or an issuer of a security, he or she should immediately inform one of the Designated Persons on the TRP International Compliance Team that he or she is in possession of such information and the nature of the information. If the information is determined to be material and non-public, the Designated Person on the TRP International Compliance Team will make a record of this notification by contacting a Designated Person in the Code Compliance Section to place the issuer on the Watch List or by placing the issuer on the Restricted List. If the Designated Person on the TRP International Compliance Team places the issuer on the Restricted List, he or she will note such pertinent information as the identity of the issuer, the person(s) in possession of the information, the reason for its inclusion, and the local time and date on which the issuer was placed on this List. If the issuer is placed on the Restricted List, he or she will also promptly relay this information to one of the Designated Persons in the Code Compliance Section, who will place the issuer on the Restricted List in Baltimore, and to the London and Hong Kong Head Dealers.

                                      3-13

If the London Personnel is unsure about whether the information is material and non-public, he or she should immediately contact the TRP International Compliance Team, the TRPI Compliance Officer, or the Legal Department for advice and may not disclose the information or trade in the security until the issue is resolved. The London Personnel may only disclose the information if approved on a "need to know" basis by the TRP International Compliance Team, the TRPI Compliance Officer, or the Legal Department.

When the information is no longer material or is public, one of the Designated Persons on the TRP International Compliance Team will contact a Designated Person in the Code Compliance Section regarding removing the issuer from the Watch List or will remove the issuer from the Restricted List and note the reason for and the date and local time of removal of the issuer from this List. If the issuer is being removed from the Restricted List, he or she will also promptly relay the information to one of the Designated Persons in the Code Compliance Section and to the London and Hong Kong Head Dealers. The Code Compliance Section will remove the issuer from the Restricted List in Baltimore. If the Designated Person on the TRP International Compliance Team is unsure whether the issuer should be removed from the Watch or Restricted List, he or she should first contact the TRPI Compliance Officer or the Legal Department for advice. If the Designated Persons on the TRP Compliance Team are unavailable, the London Employee should contact the TRPI Compliance Officer or the Legal Department regarding removal of the issuer from the Restricted List.

o Procedures for Hong Kong Personnel. Whenever a person identified as Hong Kong Personnel is, or believes he or she may be, in possession of material, non-public information about a security or the issuer of any security, he or she should immediately inform the Hong Kong Head Dealer that he or she is in possession of such information and the nature of the information. The Hong Kong Head Dealer will make a record of this notification, noting the person(s) in possession of the information, the nature of the information, and the local time and date on which the information was received, and contact by email as soon as possible a Designated Person on the TRP International Compliance Team or, if they are unavailable, in the Code Compliance Section. Until a Designated Person has determined whether the issuer should be placed on the Watch or Restricted List, the Hong Kong Dealing Desk will refrain from trading the securities of the issuer. The Designated Person will inform the Hong Kong Head Dealer and a Designated Person in the other location (i.e., the Code Compliance Section or the TRP International Compliance Team) as soon as possible regarding whether or not the issuer has been placed on the Watch or Restricted List.

If the Hong Kong Personnel is unsure about whether the information is material and non-public, he or she should immediately contact the Hong Kong Head Dealer. The Hong Kong Personnel and the Hong Kong Head Dealer may only disclose the information if approved on a "need to know" basis by the TRP International Compliance Team, the TRPI Compliance Officer, or the Legal Department.

The Hong Kong Personnel or the Hong Kong Head Dealer should contact a Designated Person on the TRP International Compliance Team or in the Code Compliance Section, the TRPI Compliance Officer, or the Legal Department regarding removal of the issuer from the Restricted List. When the information is no longer material and/or non-public, a Designated Person will remove the issuer from the Restricted List, note the reason for and the date and local time of removal of the issuer from this List and promptly relay the information to one of the Designated Persons in the other location and to the Hong Kong Head Dealer. The Designated Person will remove the issuer from the Restricted List in that location. The Hong Kong Personnel or the Hong Kong Head Dealer should contact a Designated Person in the Code Compliance Section regarding removal of the issuer from the Watch List.

                                      3-14

Specific Procedures Relating to the Safeguarding of Inside Information.

To ensure the integrity of the Chinese Wall, and the confidentiality of the Restricted List, it is important that you take the following steps to safeguard the confidentiality of material, non-public information:

     o Do not discuss confidential information in public places such as elevators, hallways or social gatherings;

     o To the extent practical, limit access to the areas of the firm where confidential information could be observed or overheard to employees with a business need for being in the area;

     o Avoid using speaker phones in areas where unauthorized persons may overhear conversations;

     o Where appropriate, maintain the confidentiality of client identities by using code names or numbers for confidential projects;

     o  Exercise  care  to  avoid  placing  documents  containing   confidential
     information in areas where they may be read by unauthorized persons and store such documents in secure locations when they are not in use; and

     o Destroy copies of confidential documents no longer needed for a project.


ADDITIONAL PROCEDURES

Education Program. While the probability of research analysts and portfolio managers being exposed to material, non-public information with respect to issuers considered for investment by clients is greater than that of other personnel, it is imperative that all personnel understand this Statement, particularly since the insider trading restrictions also apply to transactions in the stock of Price Group.

To ensure that all appropriate personnel are properly informed of and understand Price Group's policy with respect to insider trading, the following program has been adopted.

     Initial Review for New Personnel. All new persons subject to the Code, which includes this Statement, will be given a copy of it at the time of their association and will be required to certify that they have read it. A representative of the Legal Department or the TRP International Compliance Team, as appropriate, will review the Statement with each new portfolio manager, research analyst, and trader, as well as with any person who joins the firm as a vice president of Price Group, promptly after his or her employment in that position.

     Revision of Statement. All persons subject to the Code will be informed whenever this Statement is materially revised.

     Annual Review with Research Analysts, Counselors and Traders. A representative of the Legal Department or the TRP International Compliance Team, as appropriate, will review this Statement at least annually with portfolio managers, research analysts, and traders and with other employees as appropriate.

     Confirmation of Compliance. All persons subject to the Code will be asked to confirm their understanding of and adherence to this Statement on at least an annual basis.

                                      3-15

Questions. If you have any questions with respect to the interpretation or application of this Statement, you are encouraged to discuss them with your immediate supervisor, the Legal Department, or the TRP International Compliance Team as appropriate.



February, 2005




                                      3-16

                                                                      APPENDIX B

                    Misuse of Information under the FSMA 2000

Does the proposed action involve "behavior" that comes within the scope of the FSMA 2000? (N.B.        No
inaction may also be an offense when a required disclosure is not made.)

"Behavior" includes dealing, arranging, advising, disclosing and managing.

                                          Yes

Does the behavior relate to investments that are traded or tradable on U.K. markets, or any            No
derivative of such an investment?

                                          Yes

Is the behavior based upon information, i.e., will information have a material influence on            No
any action?

                                          Yes

Is the information generally available? (N.B. Information obtained by research or analysis is         Yes
regarded as being generally available.)

                                          No

Is the information "relevant information"?

[In determining the relevance of information FSA will have regard to: how precise, significant,        No
current and reliable the information is.  The extent to which the information is available and the extent to which other relevant material information is available will be considered.]

                                          Yes

Is the information "disclosable" or "announceable"? In this context "disclosable" generally means      No
information that has been disclosed in accordance with a legal or regulatory requirement, and
"announceable" generally means information that is routinely the subject of a public announcement.
[Please ask a member of the TRP International Compliance Team for specific guidance.]

                                          Yes

Does a "safe harbor" apply?                                                                           Yes

Safe harbors are types of behaviour that are confirmed as not being market abuse by the Code of
Market Conduct. [Please ask a member of the TRP International Complaince Team for specific guidance.]

                                          No

-------------------------------------------------------------------
Refer to TRP International Compliance Team - possible market abuse.
-------------------------------------------------------------------

April, 2002


                                       3B

                            T. ROWE PRICE GROUP, INC.
                               STATEMENT OF POLICY
                                       ON
                             SECURITIES TRANSACTIONS

BACKGROUND INFORMATION.

     Legal Requirement. In accordance with the requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Insider Trading and Securities Fraud Enforcement Act of 1988, and the various United Kingdom and other jurisdictions' laws and regulations, Price Group and the mutual funds ("Price Funds") which its affiliates manage have adopted this Statement of Policy on Securities Transactions ("Statement").

     Price Advisers' Fiduciary Position. As investment advisers, the Price Advisers are in a fiduciary position which requires them to act with an eye only to the benefit of their clients, avoiding those situations which might place, or appear to place, the interests of the Price Advisers or their officers, directors and employees in conflict with the interests of clients.

     Purpose of Statement. The Statement was developed to help guide Price Group's employees and independent directors and the independent directors of the Price Funds and the T. Rowe Price Savings Bank ("Savings Bank") in the conduct of their personal investments and to:

     o eliminate the possibility of a transaction occurring that the SEC or other regulatory bodies would view as illegal, such as Front Running (see definition below);

     o avoid  situations  where it might  appear  that Price  Group or the Price
     Funds or any of their officers, directors, employees, or other personnel had personally benefited at the expense of a client or fund shareholder or taken inappropriate advantage of their fiduciary positions; and

     o  prevent,  as  well  as  detect,  the  misuse  of  material,   non-public
     information.

     Those subject to the Code, including the independent directors of Price Group, the Price Funds and the Savings Bank, are urged to consider the reasons for the adoption of this Statement. Price Group's and the Price Funds' reputations could be adversely affected as the result of even a single transaction considered questionable in light of the fiduciary duties of the Price Advisers and the independent directors of the Price Funds.

     Front Running. Front Running is illegal. It is generally defined as the purchase or sale of a security by an officer, director or employee of an investment adviser or mutual fund in anticipation of and prior to the adviser effecting similar transactions for its clients in order to take advantage of or avoid changes in market prices effected by client transactions.


                                      4-1

QUESTIONS ABOUT THE STATEMENT. You are urged to seek the advice of the Chairperson of the Ethics Committee (U.S.-based personnel) or the TRP International Compliance Team (International personnel) when you have questions as to the application of this Statement to individual circumstances.

EXCESSIVE TRADING AND MARKET TIMING OF MUTUAL FUND SHARES. The issue of excessive trading and market timing by mutual fund shareholders is a serious one and is not unique to T. Rowe Price. Employees may not engage in trading of shares of a Price Fund that is inconsistent with the prospectus of that Fund.

Excessive or short-term trading in fund shares may disrupt management of a fund and raise its costs. The Board of Directors/Trustees of the Price Funds have adopted a policy to deter excessive and short-term trading (the "Policy"), which applies to persons trading directly with T. Rowe Price and indirectly through intermediaries. Under this Policy, T. Rowe Price may bar excessive and short-term traders from purchasing shares.

This Policy is set forth in each Fund's prospectus, which governs all trading activity in the Fund regardless of whether you are holding T. Rowe Price Fund shares as a retail investor or through your T. Rowe Price U.S. Retirement Program account.

Although the Fund may issue a warning letter regarding excessive trading or market timing, any trade activity in violation of the Policy will also be reviewed by the Chief Compliance Officer, who will refer instances to the Ethics Committee as he or she feels appropriate. The Ethics Committee, based on its review, may take disciplinary action, including suspension of trading privileges, forfeiture of profits or the amount of losses avoided, and termination of employment, as it deems appropriate.

Employees  are also expected to abide by trading  restrictions  imposed by other funds as described in their prospectuses. If you violate the trading restrictions of a non-Price Fund, the Ethics Committee may impose the same penalties available for violation of the Price Funds excessive trading Policy.

PERSONS SUBJECT TO STATEMENT. The provisions of this Statement apply as described below to the following persons and entities. Each person and entity (except the independent directors of Price Group and the Savings Bank) is classified as either an Access Person or a Non-Access Person as described below. The provisions of this Statement may also apply to an Access Person's or
Non-Access Person's spouse, minor children, and certain other relatives, as further described on page 4-5 of this Statement. All Access Persons except the independent directors of the Price Funds are subject to all provisions of this Statement except certain restrictions on purchases in initial public offerings that apply only to Investment Personnel. The independent directors of the Price Funds are not subject to prior transaction clearance requirements and are subject to modified reporting as described on p. 4-22. Non-Access Persons are subject to the general principles of the Statement and its reporting requirements, but are only required to receive prior transaction clearance for transactions in Price Group stock. The persons and entities covered by this Statement are:

     Price Group. Price Group, each of its subsidiaries and affiliates, and their retirement plans.

     Employee Partnerships. Partnerships such as Pratt Street Ventures.

                                      4-2

     Personnel. Each officer, inside director and employee of Price Group and its subsidiaries and affiliates, including T. Rowe Price Investment Services, Inc., the principal underwriter of the Price Funds.

     Certain Temporary Workers. These workers include:

     o  All   temporary   workers   hired  on  the  Price  Group  payroll  ("TRP
     Temporaries");

     o All agency temporaries whose assignments at Price Group exceed four weeks or whose cumulative assignments exceed eight weeks over a twelve-month period;

     o All independent or agency-provided consultants whose assignments exceed four weeks or whose cumulative assignments exceed eight weeks over a twelve-month period and whose work is closely related to the ongoing work of Price Group's employees (versus project work that stands apart from ongoing work); and

     o Any contingent worker whose assignment is more than casual in nature or who will be exposed to the kinds of information and situations that would create conflicts on matters covered in the Code.

     Retired Employees. Retired employees of Price Group who receive investment research information from one or more of the Price Advisers will be subject to this Statement.

     Independent Directors of Price Group, the Savings Bank and the Price Funds. The independent directors of Price Group include those directors of Price Group who are neither officers nor employees of Price Group or any of its subsidiaries or affiliates. The independent directors of the Savings Bank include those directors of the Savings Bank who are neither officers nor employees of Price Group or any of its subsidiaries or affiliates. The independent directors of the Price Funds include those directors of the Price Funds who are not deemed to be "interested persons" of Price Group.

     Although subject to the general principles of this Statement, including the definition of "beneficial ownership," independent directors are subject only to modified reporting requirements. See pp. 4-22 to 4-25. The trades of the independent directors of the Price Funds are not subject to prior transaction clearance requirements. The trades of the independent directors of Price Group and of the Savings Bank are not subject to prior transaction clearance requirements except for transactions in Price Group stock.


ACCESS PERSONS. Certain persons and entities are classified as "Access Persons" under the Code. The term "Access Person" means:

     o the Price Advisers;

     o any officer or director of any of the Price Advisers or the Price Funds (except the independent directors of the Price Funds are not subject to prior transaction clearance and have modified reporting requirements, as described below);

     o any person associated with any of the Price Advisers or the Price Funds who, in connection with his or her regular functions or duties, makes, participates in, or obtains or has access to non-public information regarding the purchase or sale of securities by a Price Fund or other

                                       4-3
     advisory client, or to non-public information regarding any securities holdings of any client of a Price Adviser, including the Price Funds, or whose functions relate to the making of any recommendations with respect to the purchases or sales; or

     o any person in a control relationship to any of the Price Advisers or a Price Fund who obtains or has access to information concerning recommendations made to a Price Fund or other advisory client with regard to the purchase or sale of securities by the Price Fund or advisory client.

All Access Persons are notified of their status under the Code. Although a person can be an Access Person of one or more Price Advisers and one or more of the Price Funds, the independent directors of the Price Funds are only Access Persons of the applicable Price Funds; they are not Access Persons of any of the Price Advisers.

Investment Personnel. An Access Person is further identified as "Investment Personnel" if, in connection with his or her regular functions or duties, he or she "makes or participates in making recommendations regarding the purchase or sale of securities" by a Price Fund or other advisory client.

The term "Investment Personnel" includes, but is not limited to:

o those employees who are authorized to make investment decisions or to recommend securities transactions on behalf of the firm's clients (investment counselors and members of the mutual fund advisory committees);

o research and credit analysts; and

o traders who assist in the investment process.

All Investment Personnel are deemed Access Persons under the Code. All Investment Personnel are notified of their status under the Code. Investment Personnel are prohibited from investing in initial public offerings. See pp. 4-14; 4-16.

NON-ACCESS PERSONS. Persons who do not fall within the definition of Access Persons are deemed "Non-Access Persons." If a Non-Access Person is married to an Access Person, then the non-Access Person is deemed to be an Access Person under the beneficial ownership provisions described below. However, the independent directors of Price Group and the Savings Bank are not included in this definition.

TRANSACTIONS SUBJECT TO STATEMENT. Except as provided below, the provisions of this Statement apply to transactions that fall under either one of the following two conditions:

First, you are a "beneficial owner" of the security under the Rule 16a-1 of the Exchange Act, as defined below; or

Second,  if you  control or direct  securities  trading  for  another  person or entity, those trades are subject to this Statement even if you are not a beneficial owner of the securities. For example, if you have an exercisable trading authorization (e.g., a power of attorney to direct transactions in another person's account) of an unrelated person's or entity's brokerage account, or are directing another person's or entity's trades, those

                                      4-4
transactions will usually be subject to this Statement to the same extent your personal trades would be as described below.

Definition of Beneficial Owner. A "beneficial owner" is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares in the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security.

A person has beneficial ownership in:

     o securities held by members of the person's immediate family sharing the same household, although the presumption of beneficial ownership may be rebutted;

     o a person's interest in securities held by a trust, which may include both
     trustees   with   investment   control  and,  in  some   instances,   trust
     beneficiaries;

     o a person's right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable;

     o a general partner's proportionate interest in the portfolio securities held by a general or limited partnership;

     o certain performance-related fees other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; and

     o a person's right to dividends that is separated or separable from the underlying securities. Otherwise, right to dividends alone shall not represent beneficial ownership in the securities.

A shareholder shall not be deemed to have beneficial ownership in the portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity's portfolio.

Requests for Clarifications or Interpretations Regarding Beneficial Ownership or Control. If you have beneficial ownership of a security, any transaction involving that security is presumed to be subject to the relevant requirements of this Statement, unless you have no direct or indirect influence or control over the transaction. Such a situation may arise, for example, if you have delegated investment authority to an independent investment adviser or your spouse has an independent trading program in which you have no input. Similarly, if your spouse has investment control over, but no beneficial ownership in, an unrelated account, the Statement may not apply to those securities and you may wish to seek clarification or an interpretation.

If you are involved in an investment account for a family situation, trust, partnership, corporation, etc., which you feel should not be subject to the Statement's relevant prior transaction clearance and/or reporting requirements, you should submit a written request for clarification or interpretation to either the Code Compliance Section or the TRP International Compliance Team, as appropriate. Any such request for clarification or interpretation should name the account, your interest in the account, the persons or firms responsible for its management, and the specific facts of the situation. Do not assume that the Statement is not applicable; you must receive a clarification or interpretation

                                      4-5
about the applicability of the Statement. Clarifications and interpretations are not self-executing; you must receive a response to a request for clarification or interpretation directly from the Code Compliance Section or the TRP International Compliance Team before proceeding with the transaction or other action covered by this Statement.

PRIOR TRANSACTION CLEARANCE REQUIREMENTS GENERALLY. As described, certain transactions require prior clearance before execution. Receiving prior transaction clearance does not relieve you from conducting your personal securities transactions in full compliance with the Code, including its prohibition on trading while in possession of material, inside information, and with applicable law, including the prohibition on Front Running (see page 4-1 for definition of Front Running).

TRANSACTIONS IN STOCK OF PRICE GROUP. Because Price Group is a public company, ownership of its stock subjects its officers, inside and independent directors, employees and all others subject to the Code to special legal requirements under the United States securities laws. You are responsible for your own compliance with these requirements. In connection with these legal requirements, Price Group has adopted the following rules and procedures:

     Independent Directors of Price Funds. The independent directors of the Price Funds are prohibited from owning the stock or other securities of Price Group.

     Quarterly Earnings Report. Generally, all Access Persons and Non-Access Persons and the independent directors of Price Group and the Savings Bank must refrain from initiating transactions in Price Group stock in which they have a beneficial interest from the sixth trading day following the end of the quarter (or such other date as management shall from time to time determine) until the third trading day following the public release of earnings. You will be notified in writing by the Management Committee from time to time as to the controlling dates

     Prior Transaction Clearance of Price Group Stock Transactions Generally. Access Persons and Non-Access Persons and the independent directors of Price Group and the Savings Bank are required to obtain clearance prior to effecting any proposed transaction (including gifts and transfers) involving shares of Price Group stock owned beneficially, including through the Employee Stock Purchase Plan ("ESPP"). A transfer includes a change in ownership name of shares of Price Group stock, including a transfer of the shares into street name to be held in a securities account and any transfers of shares of Price Group stock between securities firms or accounts, including accounts held at the same firm.

     Prior Transaction Clearance Procedures for Price Group Stock. Requests for prior transaction clearance must be in writing on the form entitled "Notification of Proposed Transaction" (available on the firm's Intranet under Corporate/Employee Transactions - TRPG Stock) and must be submitted to the Finance and Corporate Tax Department, BA-5215 or faxed to 410-345-3223. The Finance and Corporate Tax Department is responsible for processing and maintaining the records of all such requests. This includes not only market transactions, but also sales of stock purchased either through the ESPP or through a securities account if shares of Price Group stock are transferred there from the ESPP. Purchases effected through the ESPP are automatically reported to the Finance and Corporate Tax Department.

                                      4-6

     Prohibition Regarding Transactions in Publicly-Traded Price Group Options. Transactions in publicly-traded options on Price Group stock are not permitted.

     Prohibition Regarding Short Sales of Price Group Stock. Short sales of Price Group stock are not permitted.

     Applicability of 60-Day Rule to Price Group Stock Transactions. Transactions in Price Group stock are subject to the 60-Day Rule except for transactions effected through the ESPP, the exercise of employee stock options granted by Price Group and the subsequent sale of the derivative shares, and shares obtained through an established dividend reinvestment program. For a full description of the 60-Day Rule, please see page 4-29.

     Gifts  of  Price  Group  stock,   although  subject  to  prior  transaction
     clearance, are also not subject to this Rule.

     For example, purchases of Price Group stock in the ESPP through payroll deduction are not considered in determining the applicability of the 60-Day Rule to market transactions in Price Group stock. See p. 4-30.

     The 60-Day Rule does apply to shares transferred out of the ESPP to a securities account; generally, however, an employee remaining in the ESPP may not transfer shares held less than 60 days out of the ESPP.


================================================================================
Access Persons and Non-Access Persons and the independent directors of Price Group and the Savings Bank must obtain prior transaction clearance of any transaction involving Price Group stock from the Finance and Corporate Tax Department.
================================================================================

     Initial Disclosure of Holdings of Price Group Stock. Each new employee must report to the Finance and Corporate Tax Department any shares of Price Group stock of which he or she has beneficial ownership no later than 10 business days after his or her starting date.

     Dividend Reinvestment Plans for Price Group Stock. Purchases of Price Group stock owned outside of the ESPP and effected through a dividend reinvestment plan need not receive prior transaction clearance if the firm has been previously notified by the employee that he or she will be participating in that plan. Reporting of transactions effected through that plan need only be made quarterly through statements provided to the Code Compliance Section or the TRP International Compliance Team by the
     financial institution (e.g., broker/dealer) where the account is maintained, except in the case of employees who are subject to Section 16 of the Exchange Act, who must report such transactions immediately.

     Effectiveness of Prior Clearance. Prior transaction clearance of transactions in Price Group stock is effective for five (5) business days from and including the date the clearance is granted, unless (i) advised to the contrary by the Finance and Corporate Tax Department prior to the proposed transaction, or (ii) the person receiving the clearance comes into possession of material, non-public information concerning the firm. If the proposed transaction in Price Group stock is not executed within this time period, a new clearance must be obtained before the individual can execute the proposed transaction.

                                      4-7

     Reporting of Disposition of Proposed Transaction. You must use the form returned to you by the Finance and Corporate Tax Department to notify it of the disposition (whether the proposed transaction was effected or not) of each transaction involving shares of Price Group stock owned directly. The notice must be returned within two business days of the trade's execution or within seven business days of the date of prior transaction clearance if the trade is not executed.

     Insider Reporting and Liability. Under current rules, certain officers, directors and 10% stockholders of a publicly traded company ("Insiders") are subject to the requirements of Section 16. Insiders include the directors and certain executive officers of Price Group. The Finance and Corporate Tax Department informs any new Insider of this status.

     SEC Reporting. There are three reporting forms which Insiders are required to file with the SEC to report their purchase, sale and transfer transactions in, and holdings of, Price Group stock. Although the Finance and Corporate Tax Department will provide assistance in complying with these requirements as an accommodation to Insiders, it remains the legal responsibility of each Insider to ensure that the applicable reports are filed in a timely manner.

          o Form 3. The initial ownership report by an Insider is required to be filed on Form 3. This report must be filed within ten days after a person becomes an Insider (i.e., is elected as a director or appointed as an executive officer) to report all current holdings of Price Group stock. Following the election or appointment of an Insider, the Finance and Corporate Tax Department will deliver to the Insider a Form 3 for appropriate signatures and will file the form electronically with the SEC.

          o Form 4. Any change in the Insider's ownership of Price Group stock must be reported on a Form 4 unless eligible for deferred reporting on year-end Form 5. The Form 4 must be filed electronically before the end of the second business day following the day on which a transaction resulting in a change in beneficial ownership has been executed. Following receipt of the Notice of Disposition of the proposed transaction, the Finance and Corporate Tax Department will deliver to the Insider a Form 4, as applicable, for appropriate signatures and will file the form electronically with the SEC.

          o Form 5. Any transaction or holding that is exempt from reporting on Form 4, such as small purchases of stock, gifts, etc. may be reported electronically on a deferred basis on Form 5 within 45 calendar days after the end of the calendar year in which the transaction occurred. No Form 5 is necessary if all transactions and holdings were previously reported on Form 4.

     Liability for Short-Swing Profits. Under the United States securities laws, profit realized by certain officers, as well as directors and 10% stockholders of a company (including Price Group) as a result of a purchase and sale (or sale and purchase) of stock of the company within a period of less than six months must be returned to the firm or its designated payee upon request.

                                      4-8

     Office of Thrift Supervision ("OTS") Reporting. TRPA and Price Group are holding companies of the Savings Bank, which is regulated by the OTS. OTS regulations require the directors and senior officers of TRPA and Price Group to file reports regarding their personal holdings of the stock of Price Group and of the stock of any non-affiliated bank, savings bank, bank holding company, or savings and loan holding company. Although the Bank's Compliance Officer will provide assistance in complying with these requirements as an accommodation, it remains the responsibility of each person to ensure that the required reports are filed in a timely manner.

PRIOR TRANSACTION CLEARANCE REQUIREMENTS (OTHER THAN PRICE GROUP STOCK) FOR ACCESS PERSONS.

Access Persons other than the independent directors of the Price Funds must, unless otherwise provided for below, obtain prior transaction clearance before directly or indirectly initiating, recommending, or in any way participating in, the purchase or sale of a security in which the Access Person has, or by reason of such transaction may acquire, any beneficial interest or which he or she controls. This includes the writing of an option to purchase or sell a security and the acquisition of any shares in an Automatic Investment Plan through a non-systematic investment (see p. 4-11). Non-Access Persons are not required to obtain prior clearance before engaging in any securities transactions, except for transactions in Price Group stock.

================================================================================
Access Persons and Non-Access Persons and the independent directors of Price Group and the Savings Bank must obtain prior transaction clearance of any transaction involving Price Group stock from the Finance and Corporate Tax Department.
================================================================================

Where required, prior transaction clearance must be obtained regardless of whether the transaction is effected through TRP Brokerage (generally available only to U.S. residents) or through an unaffiliated broker/dealer or other entity. Please note that the prior clearance procedures do not check compliance with the 60-Day Rule (p. 4-30); you are responsible for ensuring your compliance with this rule.

The independent directors of the Price Funds are not required to received prior transaction clearance in any case.

TRANSACTIONS (OTHER THAN IN PRICE GROUP STOCK) THAT DO NOT REQUIRE EITHER PRIOR TRANSACTION CLEARANCE OR REPORTING UNLESS THEY OCCUR IN A "REPORTABLE FUND." The following transactions do not require either prior transaction clearance or reporting:

     Mutual Funds and Variable Insurance Products. The purchase or redemption of shares of any open-end investment companies and variable insurance products, except that Access Persons must report transactions in Reportable Funds, as described below. (see p. 4-11).

     Automatic Investment Plans. Transactions through a program in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment

                                       4-9
     plan. An Access Person must report any securities owned as a result of transactions in an Automatic Investment Plan on his or her Annual Report. Any transaction that overrides the pre-set schedule or allocations of an automatic investment plan (a "non-systematic transaction") must be reported by both Access Persons and Non-Access Persons and Access Persons must also receive prior transaction clearance for such a transaction if the transaction would otherwise require prior transaction clearance.

     U.S. Government Obligations. Purchases or sales of direct obligations of the U.S. Government.

     Certain Commodity Futures Contracts. Purchases or sales of commodity futures contracts for tangible goods (e.g., corn, soybeans, wheat) if the transaction is regulated solely by the United States Commodity Futures Trading Commission ("CFTC"). Futures contracts for financial instruments, however, must receive prior clearance.

     Commercial Paper and Similar Instruments. Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

     Certain Unit Investment Trusts. Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, if none of the underlying funds is a Reportable Fund.


TRANSACTIONS   (OTHER  THAN  PRICE  GROUP  STOCK)  THAT  DO  NOT  REQUIRE  PRIOR
TRANSACTION CLEARANCE BUT MUST BE REPORTED BY BOTH ACCESS PERSONS AND NON-ACCESS PERSONS

     Unit Investment Trusts. Purchases or sales of shares in unit investment trusts registered under the Investment Company Act of 1940. ("Investment Company Act"), including such unit investment trusts as DIAMONDS ("DIA"), SPYDER ("SPY") and NASDAQ-100 Index Tracking Stock ("QQQQ") unless exempted above.

     National Government Obligations (other than U.S.). Purchases or sales of direct obligations of national (non-U.S.) governments.

     Pro Rata Distributions. Purchases effected by the exercise of rights issued pro rata to all holders of a class of securities or the sale of rights so received.

     Mandatory Tenders. Purchases and sales of securities pursuant to a mandatory tender offer.

     Exercise of Stock Option of Corporate Employer by Spouse. Transactions involving the exercise by an Access Person's spouse of a stock option issued by the corporation employing the spouse. However, a subsequent sale of the stock obtained by means of the exercise, including sales effected by a "cash-less" transactions, must receive prior transaction clearance.

                                      4-10

     Inheritances. The acquisition of securities through inheritance.

     Gifts. The giving of or receipt of a security as a gift.

     Stock Splits, Reverse Stock Splits, and Similar Acquisitions and Dispositions. The acquisition of additional shares or the disposition of existing corporate holdings through stock splits, reverse stock splits, stock dividends, exercise of rights, exchange or conversion. Reporting of such transactions must be made within 30 days of the end of the quarter in which they occurred.

     Spousal Employee-Sponsored Payroll Deduction Plans. Purchases, but not sales, by an Access Person's spouse pursuant to an employee-sponsored payroll deduction plan (e.g., a 401(k) plan or employee stock purchase plan), provided the Code Compliance Section (U.S.-based personnel) or the TRP International Compliance Team (International personnel) has been previously notified by the Access Person that the spouse will be participating in the payroll deduction plan. Reporting of such transactions must be made within 30 days of the end of the quarter in which they occurred. A sale or exchange of stock held in such a plan is subject to the prior transaction clearance requirements for Access Persons.


TRANSACTIONS   (OTHER  THAN  PRICE  GROUP  STOCK)  THAT  DO  NOT  REQUIRE  PRIOR
TRANSACTION CLEARANCE BUT MUST BE REPORTED BY ACCESS PERSONS ONLY.

     Reportable Funds. Purchases and sales of shares of Reportable Funds. A Reportable Fund is any open-end investment company, including money market funds, for which any of the Price Advisers serves as an investment adviser. This includes not only the Price Funds and SICAVs, but also any fund managed by any of the Price Advisers through sub-advised relationships, including any fund holdings offered through retirement plans (e.g., 401(k) plans) or as an investment option offered as part of a variable annuity. Group Compliance maintains a listing of sub-advised Reportable Funds on the firm's intranet at Corporate/Legal/Code of Ethics, Employee Compliance Forms and iTrade/Sub Advised Reportable Funds.

     Restrictions on Holding Price Funds Through Intermediaries. Many Reportable Funds are Price Funds. Access Persons are encouraged to buy, sell and maintain their holdings of Price Funds in an account or accounts on a T. Rowe Price platform, rather than through an intermediary where possible. For example, Access Persons are encouraged to trade shares in a Price Fund through T. Rowe Price Services, Inc, the transfer agent or through a TRP Brokerage account, rather than through a brokerage account maintained at an independent broker/dealer.

     Access Persons are prohibited from purchasing a Price Fund through an intermediary if shares of that Price Fund are not currently held at that intermediary and if the purchase could have been effected through one of the T. Rowe Price transfer agents or in a TRP Brokerage Account. If an Access Person currently holds Price Funds under such circumstances, he or she is prohibited from purchasing shares of any other Price Fund through that intermediary. Situations where Price Funds must be held through an intermediary (e.g., spouse of an Access Person has or is eligible to invest in Price Funds through the spouse's 401(k) plan) do not violate this policy.

                                      4-11

     Access Persons must inform the Code Compliance Section about ownership of shares of Price Funds. Once this notification has been given, if the Price Fund is held on a T. Rowe Price platform or in a TRP Brokerage Account, the Access Person need not report these transactions directly. See p. 4-21.

     In  instances   where  Price  Funds  are  held  through  an   intermediary,
     transactions in shares of those Price Funds must be reported as described on p. 4-21.

     Interests in Section 529 College Investment Plans. Purchases and sales of interests in any Section 529 College Investment Plan. Access Persons must also inform the Code Compliance Section about ownership of interests in the Maryland College Investment Plan, the T. Rowe Price College Savings Plan, the University of Alaska College Savings Plan, or the John Hancock Freedom
     529. Once this notification has been given, an Access Person need not report these transactions directly. See p. 4-21.

     Notification Requirements. Notification to the Code Compliance Section about a Reportable Fund or a Section 529 College Investment Plan should include:

          o account ownership information, and

          o account number

The independent directors of the Price Funds are subject to modified reporting requirements.

The Chief Compliance Officer or his or her designee reviews at a minimum the transaction reports for all securities required to be reported under the Advisers Act or the Investment Company Act for all employees, officers, and inside directors of Price Group and its affiliates and for the independent directors of the Price Funds.


TRANSACTIONS (OTHER THAN PRICE GROUP STOCK) THAT REQUIRE PRIOR TRANSACTION CLEARANCE BY ACCESS PERSONS. If the transaction or security is not listed above as not requiring prior transaction clearance, you should assume that it is subject to this requirement unless specifically informed otherwise by the Code Compliance Section or the TRP International Compliance Team. The only Access Persons not subject to the prior transaction clearance requirements are the independent directors of the Price Funds.

Among the transactions that must receive prior transaction clearance are:

o Non-systematic transactions in a security that is not exempt from prior transaction clearance;

                                      4-12

o Closed-end fund transactions, including U.K. investment trusts and Exchange Traded Funds ("ETFs") (e.g., iShares, Cubes) unless organized as unit investment trusts under the Investment Company Act; and

o Transactions in sector index funds that are closed-end funds.

OTHER TRANSACTION REPORTING REQUIREMENTS. Any transaction that is subject to the prior transaction clearance requirements on behalf of an Access Person (except the independent directors of the Price Funds), including purchases in initial public offerings and private placement transactions, must be reported. Although Non-Access Persons are not required to receive prior transaction clearance for securities transactions (other than Price Group stock), they must report any transaction that would require prior transaction clearance by an Access Person. The independent directors of Price Group, the Price Funds and the Savings Bank are subject to modified reporting requirements.

PROCEDURES FOR OBTAINING PRIOR TRANSACTION CLEARANCE (OTHER THAN PRICE GROUP STOCK) FOR ACCESS PERSONS. Unless prior transaction clearance is not required as described above or the Chairperson of the Ethics Committee or his or her designee has otherwise determined that prior transaction clearance is not required, Access Persons, other than the independent directors of the Price Funds, must receive prior transaction clearance for all securities transactions.

Access Persons should follow the procedures set forth below, depending upon their location, before engaging in the transactions described. If an Access Person is not certain whether a proposed transaction is subject to the prior transaction clearance requirements, he or she should contact the Code Compliance Section or the TRP International Compliance Team, as appropriate, before proceeding.

For U.S. - Based Access Persons:

     Procedures For Obtaining Prior Transaction Clearance For Initial Public Offerings ("IPOs"):

          Non-Investment Personnel. Access Persons who are not Investment Personnel ("Non-Investment Personnel") may purchase securities that are the subject of an IPO only after receiving prior transaction clearance in writing from the Chairperson of the Ethics Committee or his or her designee ("Designee"). An IPO would include, for example, an offering of securities registered under the Securities Act of 1933 when the issuer of the securities, immediately before the registration, was not subject to certain reporting requirements of the Exchange Act.

          In considering such a request for prior transaction clearance, the Chairperson or his or her Designee will determine whether the proposed transaction presents a conflict of interest with any of the firm's clients or otherwise violates the Code. The Chairperson or his or her Designee will also consider whether:

          1. The purchase is made through the Non-Investment Personnel's regular broker;

                                      4-13

          2. The number of shares to be purchased is commensurate with the normal size and activity of the Non-Investment Personnel's account; and

          3. The transaction otherwise meets the requirements of the NASD restrictions, as applicable, regarding the sale of a new issue to an account in which a "restricted person," as defined in NASD Rule 2790, has a beneficial interest.

     In addition to receiving prior transaction clearance from the Chairperson of the Ethics Committee or his or her Designee, Non-Investment Personnel must also check with the Equity Trading Desk the day the offering is priced before purchasing in the IPO. If a client order has been received since the initial prior transaction approval was given, the prior transaction clearance will be withdrawn.

     Non-Investment Personnel will not be permitted to purchase shares in an IPO if any of the firm's clients are prohibited from doing so because of affiliated transaction restrictions. This prohibition will remain in effect until the firm's clients have had the opportunity to purchase in the secondary market once the underwriting is completed -- commonly referred to as the aftermarket. The 60-Day Rule applies to transactions in securities purchased in an IPO.

     Investment Personnel. Investment Personnel may not purchase securities in an IPO.

     Non-Access Persons. Although Non-Access Persons are not required to receive prior transaction clearance before purchasing shares in an IPO, any Non-Access Person who is a registered representative or associated person of Investment Services is reminded that NASD Rule 2790 may restrict his or her ability to buy shares in a new issue.

     Procedures   For  Obtaining   Prior   Transaction   Clearance  For  Private
     Placements. Access Persons may not invest in a private placement of securities, including the purchase of limited partnership interests, unless prior transaction clearance in writing has been obtained from the
     Chairperson of the Ethics Committee or his or her Designee. A private placement is generally defined by the SEC as an offering that is exempt from registration under the Securities Act. Private placement investments generally require the investor to complete a written questionnaire or subscription agreement. If an Access Person has any questions about whether a transaction is, in fact, a private placement, he or she should contact the Chairperson of the Ethics Committee or his or her designee.

     In considering a request for prior transaction clearance for a private placement, the Chairperson will determine whether the investment opportunity (private placement) should be reserved for the firm's clients, and whether the opportunity is being offered to the Access Person by virtue of his or her position with the firm. The Chairperson will also secure, if appropriate, the approval of the proposed transaction from the chairperson of the applicable investment steering committee. These investments may also have special reporting requirements, as discussed under "Procedures for Reporting Transactions," at p. 4-20.

          Continuing Obligation. An Access Person who has received prior transaction clearance to invest and does invest in a private placement of securities and who, at a later date, anticipates participating in the firm's investment decision process regarding the purchase or sale of securities of the issuer of that private placement on behalf of any client, must immediately disclose his or her prior investment in the private placement to the Chairperson of the Ethics Committee and to the chairperson of the appropriate investment steering committee.

                                      4-14

     Registered  representatives  of Investment  Services are reminded that NASD
     rules  may  restrict   investment   in  a  private   placement  in  certain
     circumstances.

     Procedures For Obtaining Prior Transaction Clearance For All Other Securities Transactions. Requests for prior transaction clearance by Access Persons for all other securities transactions requiring prior transaction clearance should generally be made via iTrade on the firm's intranet. The iTrade system automatically sends any request for prior transaction approval that requires manual intervention to the Equity Trading Department. If iTrade is not available, requests may be made orally, in writing, or by electronic mail (email address "Personal Trades" in the electronic mail address book). Obtaining clearance by electronic mail if iTrade is not available is strongly encouraged. All requests must include the name of the security, a definitive security identifier (e.g., CUSIP, ticker, or Sedol), the number of shares or amount of bond involved, and the nature of the transaction, i.e., whether the transaction is a purchase, sale, short sale, or buy to cover. Responses to all requests will be made by iTrade or the Equity Trading Department, documenting the request and whether or not prior transaction clearance has been granted. The Examiner system maintains the record of all approval and denials, whether automatic or manual.

     Requests  will normally be processed on the same day;  however,  additional
     time  may  be  required  for  prior   transaction   clearance  for  certain
     securities, including non-U.S. securities.

     Effectiveness of Prior Transaction Clearance. Prior transaction clearance of a securities transaction is effective for three (3) business days from and including the date the clearance is granted, regardless of the time of day when clearance is granted. If the proposed securities transaction is not executed within this time, a new clearance must be obtained. For example, if prior transaction clearance is granted at 2:00 pm Monday, the trade must be executed by Wednesday. In situations where it appears that the trade will not be executed within three business days even if the order is entered in that time period (e.g., certain transactions through Transfer Agents or spousal employee-sponsored payroll deduction plans), please notify the Code Compliance Section before entering the order.

     Reminder. If you are an Access Person and become the beneficial owner of another's securities (e.g., by marriage to the owner of the securities) or begin to direct trading of another's securities, then transactions in those securities also become subject to the prior transaction clearance requirements. You must also report acquisition of beneficial ownership or control of these securities within 10 business days of your knowledge of their existence.


For International Access Persons:

     Procedures for Obtaining Prior Transaction Clearance for Initial Public Offerings ("IPOs"):

     Non-Investment Personnel. Access Persons who are not Investment Personnel ("Non-Investment Personnel") may purchase securities that are the subject of an IPO only after receiving prior transaction clearance in writing from the TRP International Compliance Team.

                                      4-15

     The TRP International Compliance Team will determine whether the proposed transaction presents a conflict of interest with any of the firm's clients or otherwise violates the Code. The Team will also consider whether:

          1. The purchase is made through the Non-Investment Personnel's regular broker;

          2. The number of shares to be purchased is commensurate with the normal size and activity of the Non-Investment Personnel's account; and

          3. The transaction otherwise meets the requirements of the NASD's restrictions regarding the sale of a new issue to an account in which a "restricted person," as defined in NASD Rule 2790, has a beneficial interest, if this is applicable.

     In addition to receiving prior transaction clearance from the TRP International Compliance Team, Non-Investment Personnel must also check with the T. Rowe Price International Compliance Team the day the offering is priced before purchasing in the IPO. The T. Rowe Price International Compliance Team will contact the London Dealing Desk to confirm that no client order has been received since the initial prior transaction approval was given. If a client order has been received, the prior transaction clearance will be withdrawn.

     Non-Investment Personnel will not be permitted to purchase shares in an IPO if any of the firm's clients are prohibited from doing so because of affiliated transaction restrictions. This prohibition will remain in effect until the firm's clients have had the opportunity to purchase in the secondary market once the underwriting is completed - commonly referred to as the aftermarket. The 60-Day Rule applies to transactions in securities purchased in an IPO.

     Investment Personnel. Investment Personnel may not purchase securities in an IPO.


Procedures for Obtaining Prior Transaction Clearance for Private Placements. Prior transaction clearance to invest in or sell securities through a private placement of securities, including the purchase of limited partnership interests, must be sought from the TRP International Compliance Team in the usual manner. The prior transaction clearance process will include a review by a member of the Investment Team to determine whether the investment opportunity (private placement) should be reserved for the firm's clients and whether the opportunity is being offered to the Access Person by virtue of his or her position with the firm, as well as approval by a member of the Ethics Committee. These investments may also have special reporting requirements, as discussed under "Procedures for Reporting Transactions" at p. 4-20.

                                      4-16

          Continuing Obligation. Any Access Person who has received prior transaction clearance to invest and does invest in a private placement of securities and who, at a later date, anticipates participating in the firm's investment decision process regarding the purchase or sale of securities of the issuer of that private placement on behalf of any client, must immediately disclose his or her prior investment in the private placement to the TRP International Compliance Team.

     Registered  representatives  of Investment  Services are reminded that NASD
     rules  may  restrict   investment   in  a  private   placement  in  certain
     circumstances.

     Procedures For Obtaining Prior Transaction Clearance For All Other Securities Transactions. Requests for prior transaction clearance by Access Persons for all other securities transactions requiring prior transaction clearance should generally be made via iTrade on the firm's intranet. The iTrade system automatically sends any request for prior transaction approval that requires manual intervention to the TRP International Compliance Team. If iTrade is not available, requests may be made orally, in writing, or by electronic mail (email address "TRPI Compliance" in the electronic mail address book). Obtaining clearance by electronic mail if iTrade is not available is strongly encouraged. All requests must include the name of the security, a definitive security identifier (e.g., CUSIP, ticker, or SEDOL), the number of shares or amount of bond involved, and the nature of the transaction, i.e., whether the transaction is a purchase, sale, short sale or buy to cover. Responses to all requests will be made by iTrade or the TRP International Compliance Team, documenting the request and whether or not prior transaction clearance has been granted. The Examiner system maintains the record of all approvals and denials, whether automatic or manual.

     Requests will normally be processed on the same day they are received; however, additional time may be required in certain circumstances (e.g., to allow checks to be made with overseas offices as necessary).

     Effectiveness of Prior Transaction Clearance. Prior transaction clearance of a securities transaction, whether obtained via iTrade or from the TRP International Compliance Team, is effective for three (3) business days from and including the date the clearance is granted. If the proposed securities transaction is not executed within this time, a new clearance must be obtained. For example, if prior transaction clearance is granted at 2:00 pm Monday, the trade must be executed by Wednesday. In situations where it appears that the trade will not be executed within three business days even if the order is entered in that time period (e.g., an Individual Savings Account), please notify the TRP International Compliance Team before entering the order.

     Reminder. If you are an Access Person and become the beneficial owner of another's securities (e.g., by marriage to the owner of the securities) or begin to direct trading of another's securities, then transactions in those securities also become subject to the prior transaction clearance requirements. You must also report acquisition of beneficial ownership or control of these securities within 10 business days of your knowledge of their existence.

REASONS FOR DISALLOWING ANY PROPOSED TRANSACTION. Prior transaction clearance will usually not be granted for a proposed transaction by the Trading Department, either directly or by iTrade, and/or by the Chairperson of the Ethics Committee or by the TRP International Compliance Team if:

                                      4-17

          Pending Client Orders. Orders have been placed by any of the Price Advisers to purchase or sell the security unless certain size or volume parameters as described below under "Large Issuer/Volume Transactions" are met.

          Purchases and Sales Within Seven (7) Calendar Days. The security has been purchased or sold by any client of a Price Adviser within seven calendar days immediately prior to the date of the proposed transaction, unless certain size or volume parameters as described below under "Large Issuer/Volume Transactions" are met.

          For example, if a client transaction occurs on Monday, prior transaction clearance is not generally granted to an Access Person to purchase or sell that security until Tuesday of the following week. Transactions in securities in pure as opposed to enhanced index funds are not considered for this purpose.

          If all clients have eliminated their holdings in a particular security, the seven-day restriction is not applicable to an Access Person's transactions in that security.

          Approved Company Rating Changes. A change in the rating of an approved company as reported in the firm's Daily Research News has occurred within seven (7) calendar days immediately prior to the date of the proposed transaction. Accordingly, trading would not be permitted until the eighth (8) calendar day.

          Securities Subject to Internal Trading Restrictions. The security is limited or restricted by any of the Price Advisers as to purchase or sale by Access Persons.

If for any reason an Access Person has not received a requested prior transaction clearance for a proposed securities transaction, he or she must not communicate this information to another person and must not cause any other person to enter into such a transaction.

Requests for Reconsideration of Prior Transaction Clearance Denials. If an Access Person has not been granted a requested prior transaction clearance, he or she may apply to the Chairperson of the Ethics Committee or his or her designee for reconsideration. Such a request must be in writing and must fully describe the basis upon which the reconsideration is being requested. As part of the reconsideration process, the Chairperson or his or her designee will determine if any client of any of the Price Advisers may be disadvantaged by the proposed transaction by the Access Person. The factors the Chairperson or his or her designee may consider in making this determination include:

     o the size of the proposed transaction;

     o the nature of the proposed transaction (i.e., buy or sell) and of any recent, current or pending client transactions;

     o the trading volume of the security that is the subject of the proposed Access Person transaction;

     o the existence of any current or pending order in the security for any client of a Price Adviser;

     o the reason the Access Person wants to trade (e.g., to provide funds for the purchase of a home); and

                                      4-18

     o the number of times the Access Person has requested prior transaction clearance for the proposed trade and the amount of time elapsed between each prior transaction clearance request.

TRANSACTION CONFIRMATIONS AND PERIODIC ACCOUNT STATEMENTS. All Access Persons (except the independent directors of the Price Funds) and Non-Access Persons must request broker-dealers, investment advisers, banks, or other financial institutions executing their transactions to send a duplicate confirmation or contract note with respect to each and every reportable transaction, including Price Group stock, and a copy of all periodic statements for all securities accounts in which the Access Person or Non-Access Person is considered to have beneficial ownership and/or control (see page 4-4 for a discussion of beneficial ownership and control concepts) as follows:

o U.S.-based personnel should have this information sent to the attention of Compliance, Legal Department, T. Rowe Price, P.O. Box 17218, Baltimore, Maryland 21297-1218.

o International personnel should have this information sent to the attention of the TRP International Compliance Team, T. Rowe Price International, Inc., 60 Queen Victoria Street, London EC4N 4TZ United Kingdom.

The independent directors of Price Group, the Price Funds, and the Savings Bank are subject to modified reporting requirements described at pp. 4-22 to 4-25.

If transaction or statement information is provided in a language other than English, the employee should provide a translation into English of the documents.

NOTIFICATION OF SECURITIES ACCOUNTS. Access Persons (except the independent directors of the Price Funds) and Non-Access Persons must give notice before opening or trading in a securities account with any broker, dealer, investment adviser, bank, or other financial institution, including TRP Brokerage, as follows:

o U.S.-based personnel must give notice by email to the Code Compliance Section (email address "Legal Compliance");

o International personnel must give notice in writing (which may include email) to the TRP International Compliance Team.

The independent directors of Price Group, the Price Funds, and the Savings Bank are not subject to this requirement.

     New Personnel Subject to the Code. A person subject to the Code must give written notice as directed above of any existing securities accounts maintained with any broker, dealer, investment adviser, bank or other financial institution within 10 business days of association with the firm.

     You do not have to report accounts at transfer agents or similar entities if the only securities in those accounts are variable insurance products or mutual funds if these are the only types of securities that can be held or traded in the accounts. If other securities can be held or traded, the accounts must be reported. For example, if you have an account at a transfer agent that can only hold shares of a mutual fund, that account does not have to be reported. If, however, you have a brokerage account it must be reported even if the only securities currently held or traded in it are mutual funds.

                                      4-19

Officers, Directors and Registered Representatives of Investment Services. The NASD requires each associated person of T. Rowe Price Investment Services, Inc. to:

o Obtain approval for a securities account from Investment Services (whether the registered person is based in the United States or internationally); the request for approval should be in writing, directed to the Code Compliance Section, and submitted before opening or placing the initial trade in the securities account; and

o If the securities account is with a broker/dealer, provide the broker/dealer with written notice of his or her association with Investment Services.

Annual Statement by Access Persons. Each Access Person, except an Access Person who is an independent director of the Price Funds, must also file with the firm a statement of his or her accounts as of year-end in January of the following year.

Reminder. If you become the beneficial owner of another's securities (e.g., by marriage to the owner of the securities) or begin to direct trading of another's securities, then the associated securities accounts become subject to the account reporting requirements.


PROCEDURES FOR REPORTING TRANSACTIONS. The following requirements apply both to Access Persons and Non-Access Persons except the independent directors of Price Group, the Price Funds and the Savings Bank, who are subject to modified reporting requirements:

     Report Form. If the executing firm provides a confirmation, contract note or similar document directly to the firm, you do not need to make a further report. The date this document is received by the Code Compliance Section or the International Compliance Team will be deemed the date the report is submitted for purposes of SEC compliance. The Code Compliance Section or the International Compliance Team, as appropriate, must receive the confirmation or similar document no later than 30 days after the end of the calendar quarter in which the transaction occurred. You must report all other transactions on the form designated "T. Rowe Price Employee's Report of Securities Transactions," which is available on the firm's Intranet under Corporate/Legal. You must report any transaction reported on a periodic (e.g., monthly, quarterly) statement, rather than on a confirmation, contract note or similar document, yourself using this form.


     What Information Is Required. Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which you had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

        o the date of the transaction
        o the title of the security
        o the ticker symbol or CUSIP number, as applicable

                                      4-20

        o the interest rate and maturity date, as applicable
        o the number of shares, as applicable
        o the principal amount of each reportable security involved, as applicable.
        o the nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition)
        o the price of the security at which the transaction was effected
        o the name of the broker, dealer or bank with or through which the transaction was effected; and
        o the date you submit the report

     When Reports are Due. You must report a securities transaction (other than a transaction in a Reportable Fund or Section 529 College Investment Plan [Access Persons only] or a spousal payroll deduction plan or a stock split or similar acquisition or disposition) within ten (10) business days after the trade date or within ten (10) business days after the date on which you first gain knowledge of the transaction (for example, a bequest) if this is later. A transaction in a Reportable Fund, a Section 529 College Investment Plan, a spousal payroll deduction plan or a stock split or similar acquisition or disposition must be reported within 30 days of the end of the quarter in which it occurred.

     Access Person Reporting of Reportable Funds and Section 529 College Investment Plan Interests Held on a T. Rowe Price Platform or in a TRP Brokerage account. You are required to inform the Code Compliance Section about Reportable Funds and/or Section 529 College Investment Plan interests (i.e., the Maryland College Investment Plan, the T. Rowe Price College Savings Plan, the University of Alaska College Savings Plan, and the John Hancock Freedom 529) held on a T. Rowe Price Platform or in a TRP Brokerage account. See p. 4-12. Once you have done this, you do not have to report any transactions in those securities; your transactions and holdings will be updated and reported automatically to Group Compliance on a monthly basis.

     Access Person Reporting of Reportable Funds and Section 529 College Investment Plan Interests NOT Held on a T. Rowe Price Platform or in a TRP Brokerage Account. You must notify the Code Compliance Section of any Reportable Fund or Section 529 College Investment Plan interests that you beneficially own or control that are held at any intermediary, including any broker/dealer other than TRP's Brokerage Division. This would include, for example, a Price Fund held in your spouse's retirement plan. Any transaction in a Reportable Fund or in interests in a Section 529 College Investment Plan must be reported by duplicate account information sent directly by the intermediary to the Code Compliance Section or by the Access Person directly on the "T. Rowe Price Employees Report of Securities Transactions" within 30 days of the end of the quarter in which the transaction occurred.

     The TRP International Compliance Team will send all reports it receives to the Code Compliance Section on a quarterly basis.

     Reporting Certain Private Placement Transactions. If your investment requires periodic capital calls (e.g., in a limited partnership) you must report each capital call within ten (10) business days. This is the case even if you are an Access Person and you received prior transaction clearance for a total cumulative investment.

                                      4-21

     Reminder. If you become the beneficial owner of another's securities (e.g., by marriage to the owner of the securities) or begin to direct trading of another's securities, the transactions in these securities become subject to the transaction reporting requirements.

REPORTING REQUIREMENTS FOR THE INDEPENDENT DIRECTORS OF THE PRICE FUNDS.

     Transactions in Publicly Traded Securities. An independent director of the Price Funds must report transactions in publicly-traded securities where the independent director controls or directs such transactions. These reporting requirements apply to transactions the independent director effects for his or her own beneficial ownership as well as the beneficial ownership of others, such as a spouse or other family member. An independent director does not have to report securities transactions in accounts over which the independent director has no direct or indirect influence or control (e.g., transactions in an account managed by an investment professional pursuant to a discretionary agreement and where the independent director does not participate in the investment decisions).

     Transactions in Non-Publicly Traded Securities. An independent director does not have to report transactions in securities which are not traded on an exchange or listed on NASDAQ (i.e., non-publicly traded securities), unless the independent director knew, or in the ordinary course of fulfilling his or her official duties as a Price Funds independent director, should have known that during the 15-day period immediately before or after the independent director's transaction in such non-publicly traded security, a Price Adviser purchased, sold or considered purchasing or selling such security for a Price Fund or Price advisory client.

          Methods of Reporting. An independent director has the option to satisfy his or her obligation to report transactions in securities via a Quarterly Report or by arranging for the executing brokers of such transactions to provide duplicate transaction confirmations directly to the Code Compliance Section.

               Quarterly Reports. If a Price Fund independent director elects to report his or her transactions quarterly: (1) a report for each securities transaction must be filed with the Code Compliance Section no later than thirty (30) days after the end of the calendar quarter in which the transaction was effected; and (2) a report must be filed for each quarter, regardless of whether there have been any reportable transactions. The Code Compliance Section will send to each independent director of the Price Funds who chooses to report transactions on a quarterly basis a reminder letter and reporting form approximately ten days before the end of each calendar quarter.

               Duplicate Confirmation Reporting. An independent director of the Price Funds may also instruct his or her broker to send duplicate transaction information (confirmations) directly to the Code Compliance Section. An independent director who chooses to have his or her broker send duplicate account information to the Code Compliance Section in lieu of directly reporting broker-executed transactions must nevertheless continue to report in the normal way (i.e., Quarterly Reports) any securities transactions for which a broker confirmation is not generated.

                                      4-22

               Among the types of transactions that are commonly not reported through a broker confirmation and may therefore have to be reported directly to T. Rowe Price are:

               o Exercise of Stock Option of Corporate Employer;

               o Inheritance of a Security;

               o Gift of a Security; and

               o Transactions in Certain Commodities Futures Contracts (e.g., financial indices).

               An independent director of the Price Funds must include any transactions listed above, as applicable, in his or her Quarterly Reports if not otherwise contained in a duplicate broker confirmation. The Code Compliance Section will send to each independent director of the Price Funds who chooses to report transactions through broker confirmations a reminder letter and reporting form approximately ten days before the end of each calendar quarter so that transactions not reported by broker confirmations can be reported on the reporting form.


     Reporting of Officership, Directorship, General Partnership or Other Managerial Positions Apart from the Price Funds. An independent director of the Price Funds shall report to the Code Compliance Section any officership, directorship, general partnership or other managerial position which he or she holds with any public, private, or governmental issuer other than the Price Funds.

     Reporting of Significant Ownership.

          Issuers (Other than Non-Public Investment Partnerships, Pools or Funds). If an independent director of the Price Funds owns more than 1/2 of 1% of the total outstanding shares of a public or private issuer (other than a non-public investment partnership, pool or fund), he or she must immediately report this ownership in writing to the Code Compliance Section, providing the name of the issuer and the total number of the issuer's shares beneficially owned.

          Non-Public Investment Partnerships, Pools or Funds. If an independent director of the Price Funds owns more than 1/2 of 1% of the total outstanding shares or units of a non-public investment partnership, pool or fund over which the independent director exercises control or influence, or is informed of the investment transactions of that entity, the independent director must report such ownership in writing to the Code Compliance Section. For non-public investment partnerships, pools or funds where the independent director does not exercise control or influence and is not informed of the investment transactions of such entity, the independent director need not report such ownership to the Code Compliance Section unless and until such ownership exceeds 4% of the total outstanding shares or units of the entity.

     Investments in Price Group. An independent director of the Price Funds is prohibited from owning the common stock or other securities of Price Group.

                                      4-23

     Investments in Non-Listed Securities Firms. An independent director of the Price Funds may not purchase or sell the shares of a broker/dealer, underwriter or federally registered investment adviser unless that entity is traded on an exchange or listed on NASDAQ or the purchase or sale has otherwise been approved by the Price Fund Boards.

     Restrictions on Client Investment Partnerships.

          Co-Investing. An independent director of the Price Funds is not permitted to co-invest in client investment partnerships of Price Group or its affiliates, such as Strategic Partners, Threshold, and Recovery.

          Direct Investment. An independent director of the Price Funds is not permitted to invest as a limited partner in client investment partnerships of Price Group or its affiliates.

     Dealing with Clients. Aside from market transactions effected through securities exchanges or via NASDAQ, an independent director of the Price Funds may not, directly or indirectly, sell to or purchase from a client any security. This prohibition does not preclude the purchase or redemption of shares of any open-end mutual fund that is a client of any of the Price Advisers.

REPORTING REQUIREMENTS FOR THE INDEPENDENT DIRECTORS OF PRICE GROUP.

     Reporting of Personal Securities Transactions. An independent director of Price Group is not required to report his or her personal securities transactions (other than transactions in Price Group stock) as long as the independent director does not obtain information about the Price Advisers' investment research, recommendations, or transactions. However, each independent director of Price Group is reminded that changes to certain information reported by the respective independent director in the Annual Questionnaire for Independent Directors are required to be reported to Corporate Records in Baltimore (e.g., changes in holdings of stock of financial institutions or financial institution holding companies).

     Reporting of Officership, Directorship, General Partnership or Other Managerial Positions Apart from Price Group. An independent director of Price Group shall report to the Code Compliance Section any officership, directorship, general partnership or other managerial position which he or she holds with any public, private, or governmental issuer other than Price Group.

Reporting of Significant Ownership.

     Issuers (Other than Non-Public Investment Partnerships, Pools or Funds). If an independent director of Price Group owns more than 1/2 of 1% of the total outstanding shares of a public or private issuer (other than a non-public investment partnership, pool or fund), he or she must immediately report this ownership in writing to the Code Compliance
     Section, providing the name of the issuer and the total number of the issuer's shares beneficially owned.

                                      4-24

     Non-Public Investment Partnerships, Pools or Funds. If an independent director of Price Group owns more than 1/2 of 1% of the total outstanding shares or units of a non-public investment partnership, pool or fund over which the independent director exercises control or influence, or is informed of the investment transactions of that entity, the independent director must report such ownership in writing to the Code Compliance Section. For non-public investment partnerships, pools or funds where the independent director does not exercise control or influence and is not informed of the investment transactions of such entity, the independent director need not report such ownership to the Code Compliance Section unless and until such ownership exceeds 4% of the total outstanding shares or units of the entity.

TRANSACTION REPORTING REQUIREMENTS FOR THE INDEPENDENT DIRECTORS OF THE SAVINGS BANK. The independent directors of the Savings Bank are not required to report their personal securities transactions (other than transactions in Price Group stock) as long as they do not obtain information about the Price Advisers' investment research, recommendations, or transactions, other than information obtained because the Savings Bank is a client of one or more of the Price Advisers. In addition, the independent directors of the Savings Bank may be required to report other personal securities transactions and/or holdings as specifically requested from time to time by the Savings Bank in accordance with regulatory or examination requirements.

MISCELLANEOUS RULES REGARDING PERSONAL SECURITIES TRANSACTIONS. These rules vary in their applicability depending upon whether you are an Access Person.

The following rules apply to all Access Persons, except the independent directors of the Price Funds, and to all Non-Access Persons:

     Dealing with Clients. Access Persons and Non-Access Persons may not, directly or indirectly, sell to or purchase from a client any security. Market transactions are not subject to this restriction. This prohibition does not preclude the purchase or redemption of shares of any open-end mutual fund that is a client of any of the Price Advisers and does not apply to transactions in a spousal employer-sponsored payroll deduction plan or spousal employer-sponsored stock option plan.

     Investment Clubs. These restrictions vary depending upon the person's status, as follows:

          Non-Access Persons. A Non-Access Person may form or participate in a stock or investment club without prior clearance from the Chairperson of the Ethics Committee (U.S.-based personnel) or the TRP International Compliance Team (international personnel). Only transactions in Price Group stock are subject to prior transaction clearance. Club transactions must be reported just as the Non-Access Person's individual trades are reported.

          Access Persons. An Access Person may not form or participate in a stock or investment club unless prior written clearance has been obtained from the Chairperson of the Ethics Committee (U.S.-based personnel) or the TRP International Compliance Team (international personnel). Generally, transactions by such a stock or investment club in which an Access Person has beneficial ownership or control are subject to the same prior transaction clearance and reporting requirements applicable to an individual Access Person's trades. If, however, the Access Person has beneficial ownership solely by virtue

                                      4-25
          of his or her spouse's participation in the club and has no investment control or input into decisions regarding the club's securities transactions, the Chairperson of the Ethics Committee or the TRP International Compliance Team may, as appropriate as part of the prior clearance process, require the prior transaction clearance of Price Group stock transactions only.

          Margin Accounts. While margin accounts are discouraged, you may open and maintain margin accounts for the purchase of securities provided such accounts are with firms with which you maintain a regular securities account relationship.

          Trading Activity. You are discouraged from engaging in a pattern of securities transactions that either:

          o is so excessively frequent as to potentially impact your ability to carry out your assigned responsibilities, or

          o involves securities positions that are disproportionate to your net assets.

     At the discretion of the Chairperson of the Ethics Committee, written notification of excessive trading may be sent to you and/or the appropriate supervisor if ten or more reportable trades occur in your account(s) in a month, or if circumstances otherwise warrant this action.

The following rules apply only to Access Persons other than the independent directors of the Price Funds:

     Large Issuer/Volume Transactions. Although subject to prior transaction clearance, transactions involving securities of certain large issuers or of issuers with high trading volumes, within the parameters set by the Ethics Committee (the "Large Issuer/Volume List"), will be permitted under normal circumstances, as follows:

     Transactions involving no more than U.S. $20,000 (all amounts are in U.S. dollars) or the nearest round lot (even if the amount of the transaction marginally exceeds $20,000) per security per seven (7) calendar day period in securities of:

          o issuers with market capitalizations of $5 billion or more, or

          o U.S. issuers with an average daily trading volume in excess of 500,000 shares over the preceding 90 calendar days are usually permitted, unless the rating on the security as reported in the firm's Daily Research News has been changed to a 1 or a 5 within the seven
     (7)  calendar  days   immediately   prior  to  the  date  of  the  proposed
     transaction.

     These parameters are subject to change by the Ethics Committee. An Access Person should be aware that if prior transaction clearance is granted for a specific number of shares lower than the number requested, he or she may not be able to receive permission to buy or sell additional shares of the issuer for the next seven (7) calendar days.

                                      4-26

     If you believe one or both of these criteria should be applied to a non-U.S. issuer, you should contact the Code Compliance Section or the TRP International Compliance Team, as appropriate. When contacted, the TRP
     International Compliance Team will coordinate the process with the Code Compliance Section.

     Transactions Involving Options on Large Issuer/Volume List Securities. Access Persons may not purchase uncovered put options or sell uncovered call options unless otherwise permitted under the "Options and Futures" discussion on p. 4-28. Otherwise, in the case of options on an individual security on the Large Issuer/Volume List (if it has not had a prohibited rating change), an Access Person may trade the greater of 5 contracts or sufficient option contracts to control $20,000 in the underlying security; thus an Access Person may trade 5 contracts even if this permits the Access Person to control more than $20,000 in the underlying security. Similarly, the Access Person may trade more than 5 contracts as long as the number of contracts does not permit him or her to control more than $20,000 in the underlying security.

     Transactions Involving Exchange-Traded Index Options. Generally, an Access Person may trade the greater of 5 contracts or sufficient contracts to control $20,000 in the underlying securities; thus an Access Person may trade 5 contracts even if this permits the Access Person to control more than $20,000 in the underlying securities. Similarly, the Access Person may trade more than 5 contracts as long as the number of contracts does not permit him or her to control more than $20,000 in the underlying securities. These parameters are subject to change by the Ethics Committee.

     Please note that an option on a Unit Investment Trust (e.g., QQQQ) is not an exchange-traded index option and does not fall under this provision. See the discussion under General Information on Options and Futures below.

     Client Limit Orders. Although subject to prior transaction clearance, an Access Person's proposed trade in a security is usually permitted even if a limit order has been entered for a client for the same security, if:

          o The Access Person's trade will be entered as a market order; and

          o The client's limit order is 10% or more away from the market at the time the Access Person requests prior transaction clearance.

     Japanese New Issues. All Access Persons are prohibited from purchasing a security which is the subject of an IPO in Japan.

                                      4-27

General Information on Options and Futures (Other than Exchange - Traded Index Options). If a transaction in the underlying instrument does not require prior transaction clearance (e.g., National Government Obligations, Unit Investment Trusts), then an options or futures transaction on the underlying instrument does not require prior transaction clearance. However, all options and futures transactions, except the commodity futures transactions described on page 4-10, must be reported even if a transaction in the underlying instrument would not have to be reported (e.g., U.S. Government Obligations). Transactions in publicly traded options on Price Group stock are not permitted. See p. 4-7. Please consult the specific discussion on Exchange - Traded Index Options above for transactions in those securities.


================================================================================
Before engaging in options and futures transactions, Access Persons should understand the impact that the 60-Day Rule and intervening client transactions may have upon their ability to close out a position with a profit (see page 4-29).
================================================================================

     Options and Futures on Securities and Indices Not Held by Clients of the Price Advisers. There are no specific restrictions with respect to the purchase, sale or writing of put or call options or any other option or futures activity, such as multiple writings, spreads and straddles, on a security (and options or futures on such security) or index that is not held by any of the Price Advisers' clients.

     Options on Securities Held by Clients of the Price Advisers. With respect to options on securities of companies which are held by any of Price Advisers' clients, it is the firm's policy that an Access Person should not profit from a price decline of a security owned by a client (other than a "pure" Index account). Therefore, an Access Person may: (i) purchase call options and sell covered call options and (ii) purchase covered put options and sell put options. An Access Person may not purchase uncovered put options or sell uncovered call options, even if the issuer of the underlying securities is included on the Large Issuer/Volume List, unless purchased in connection with other options on the same security as part of a straddle, combination or spread strategy which is designed to result in a profit to the Access Person if the underlying security rises in or does not change in value. The purchase, sale and exercise of options are subject to the same restrictions as those set forth with respect to securities, i.e., the option should be treated as if it were the common stock itself.

     Other Options and Futures Held by Clients of the Price Advisers. Any other option or futures transaction with respect to domestic or foreign securities held by any of the Price Advisers' clients will receive prior transaction clearance if appropriate after due consideration is given, based on the particular facts presented, as to whether the proposed transaction or series of transactions might appear to or actually create a conflict with the interests of any of the Price Advisers' clients. Such transactions include transactions in futures and options on futures involving financial instruments regulated solely by the CFTC.

                                      4-28

     Closing or Exercising Option Positions. A transaction initiated by an Access Person to exercise an option or to close an option transaction must also receive prior transaction clearance. If an intervening client transaction in the underlying security has occurred since the position was opened, the Access Person may not receive prior clearance to initiate a transaction to exercise the option or to close out the position, as applicable.

Short Sales. Short sales by Access Persons are subject to prior clearance unless the security itself does not otherwise require prior clearance. In addition, Access Persons may not sell any security short which is owned by any client of one of the Price Advisers unless a transaction in that security would not require prior clearance. Short sales of Price Group stock are not permitted. All short sales are subject to the 60-Day Rule described below.

The 60-Day Rule. Access Persons are prohibited from profiting from the purchase and sale or sale and purchase of the same (or equivalent) securities within 60 calendar days. An "equivalent" security means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to the subject security, or similar securities with a value derived from the value of the subject security. Thus, for example, the rule prohibits options transactions on or short sales of a security that may result in a gain within 60 days of the purchase of the underlying security. In addition, the rule applies regardless of the Access Person's other holdings of the same security or whether the Access Person has split his or her holdings into tax lots. For example, if an Access Person buys 100 shares of XYZ stock on March 1, 1998 and another 100 shares of XYZ stock on February 27, 2005, he or she may not sell any shares of XYZ stock at a profit for 60 days following February 27, 2005. The 60-Day Rule "clock" restarts each time the Access Person trades in that security.

The closing of a position in a European style option on any security other than an index will result in a 60-Day Rule violation if the position was opened within the 60-day window and the closing transaction results in a gain. Multiple positions will not be netted to determine an overall gain or loss in options on the same underlying security expiring on the same day.

     The 60-Day Rule does not apply to:

     o any transaction by a Non-Access Person other than transactions in Price Group stock not excluded below;

     o any transaction that does not require from prior transaction clearance (e.g., purchase or sale of unit investment trust, including SPYDER and QQQQ, exercise of corporate stock option by Access Person spouse, pro-rata distributions; see p. 4-10);

     o any transaction in a security in which either the acquisition or the sale of that security does not require prior transaction clearance (e.g., if an Access Person inherits a security, a transaction that did not require prior transaction clearance, then he or she may sell the security inherited at a profit within 60 calendar days of its acquisition);

     o the purchase and sale or sale and purchase of exchange-traded index options;

     o any transaction in Price Group stock effected through the ESPP (note that the 60-Day Rule does apply to shares transferred out of the ESPP to a

                                      4-29
     securities account; generally, however, an employee remaining in the ESPP may not transfer shares held less than 60 days out of the ESPP);

     o the exercise of "company-granted" Price Group stock options and the subsequent sale of the derivative shares; and

     o any purchase of Price Group stock through an established dividend reinvestment plan.

     Prior transaction clearance procedures do not check compliance with the 60-Day Rule when considering a trading request. Access Persons are responsible for checking their compliance with this rule before entering a trade. If you have any questions about whether this Rule will be triggered by a proposed transaction, you should contact the Code Compliance Section or the TRP International Compliance Team before requesting prior transaction clearance for the proposed trade.

     Access  Persons  may  request  in  writing  an   interpretation   from  the
     Chairperson of the Ethics Committee that the 60-Day Rule should not apply to a specific transaction or transactions.

     Investments in Non-Listed Securities Firms. Access Persons may not purchase or sell the shares of a broker/dealer, underwriter or federally registered investment adviser unless that entity is traded on an exchange or listed as a NASDAQ stock or prior transaction clearance is given under the private placement procedures (see pp. 4-14; 4-16).

REPORTING OF ONE - HALF OF ONE PERCENT OWNERSHIP. If an employee owns more than 1/2 of 1% of the total outstanding shares of a public or private company, he or she must immediately report this in writing to the Code Compliance Section, providing the name of the company and the total number of such company's shares beneficially owned.

GAMBLING RELATED TO THE SECURITIES MARKETS. All persons subject to the Code are prohibited from wagering, betting or gambling related to individual securities, securities indices or other similar financial indices or instruments. This prohibition applies to wagers placed through casinos, betting parlors or internet gambling sites and is applicable regardless of where the activity is initiated (e.g., home or firm computer or telephone). This specific prohibition does not restrict the purchase or sale of securities through a securities account reporting to the Code Compliance Section or the TRP International Compliance Team, even if these transactions are effected with a speculative investment objective.

INITIAL DISCLOSURE OF PERSONAL SECURITIES HOLDINGS BY ACCESS PERSONS. Upon commencement of employment, appointment or promotion (no later than 10 calendar days after the starting date), each Access Person, except an independent director of the Price Funds, is required by United States securities laws to disclose in writing all current securities holdings in which he or she is considered to have beneficial ownership or control ("Securities Holdings Report") (see page 4-5 for definition of the term Beneficial Owner) and provide or reconfirm the information regarding all of his or her securities accounts.

The form to provide the Securities Holdings Report will be provided upon commencement of employment, appointment or promotion and should be submitted to the Code Compliance Section (U.S.-based personnel) or the TRP International Compliance Team (International personnel). The form on which to report securities accounts can be found on the firm's Intranet under Corporate/Legal.

                                      4-30

SEC rules require that each Securities Holding Report contain, at a minimum, the following information:

     o securities title

     o securities type

     o exchange ticker number or CUSIP number, as applicable

     o number of shares or principal amount of each reportable securities in which the Access Person has any direct or indirect beneficial ownership

     o the name of any broker, dealer or both with which the Access Person maintains an account in which any securities are held for the Access Person's direct or indirect benefit; and

     o the date the Access Person submits the Securities Holding Report.


The information provided must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.


ANNUAL DISCLOSURE OF PERSONAL SECURITIES HOLDINGS BY ACCESS PERSONS. Each Access Person, except an independent director of the Price Funds, is also required to file a "Personal Securities Report," consisting of a Statement of Personal Securities Holdings and a Securities Account Verification Form Report, on an annual basis. The Personal Securities Report must be as of year end and must be filed with the firm by the date it specifies. The Chief Compliance Officer or his or her designee reviews all Personal Securities Reports.

ADDITIONAL DISCLOSURE OF OPEN-END INVESTMENT COMPANY HOLDINGS BY INVESTMENT PERSONNEL. If a person has been designated "Investment Personnel," he or she must report with the initial and annual Securities Holdings Report a listing of shares of all open-end investment companies (except money market funds), whether registered under the Investment Company Act or sold in jurisdictions outside the United States, that the Investment Personnel either beneficially owns or controls. If an Access Person becomes Investment Personnel, he or she must file a supplement to his or her existing Securities Holdings Report within thirty
(30) days of the date of this designation change, listing all shares of open-end investment companies (except money market funds) that he or she beneficially owns or controls. Previously disclosed ownership of Reportable Funds does not have to be reported again in this disclosure.

CONFIDENTIALITY OF RECORDS. Price Group makes every effort to protect the privacy of all persons and entities in connection with their Securities Holdings Reports, Reports of Securities Transactions, Reports of Securities Accounts, and Personal Securities Reports.

                                      4-31

SANCTIONS. Strict compliance with the provisions of this Statement is considered a basic provision of employment or other association with Price Group and the Price Funds. The Ethics Committee, the Code Compliance Section, and the TRP International Compliance Team are primarily responsible for administering this Statement. In fulfilling this function, the Ethics Committee will institute such procedures as it deems reasonably necessary to monitor each person's and entity's compliance with this Statement and to otherwise prevent and detect violations.

     Violations by Access Persons, Non-Access Persons and Independent Directors of Price Group or the Savings Bank. Upon discovering a material violation of this Statement by any person or entity other than an independent director of a Price Fund, the Ethics Committee will impose such sanctions as it deems appropriate and as are approved by the Management Committee or the Board of Directors including, inter alia, a letter of censure or suspension, a fine, a suspension of trading privileges or termination of employment and/or officership of the violator. In addition, the violator may be required to surrender to Price Group, or to the party or parties it may designate, any profit realized from any transaction that is in violation of this Statement. All material violations of this Statement shall be reported to the Board of Directors of Price Group and to the Board of Directors of any Price Fund with respect to whose securities such violations may have been involved.

     Violations by Independent Directors of Price Funds. Upon discovering a material violation of this Statement by an independent director of a Price Fund, the Ethics Committee shall report such violation to the Board on which the director serves. The Price Fund Board will impose such sanctions as it deems appropriate.

February, 2005


                                      4-32

                            T. ROWE PRICE GROUP, INC.
                               STATEMENT OF POLICY
                         WITH RESPECT TO COMPLIANCE WITH
                          COPYRIGHT AND TRADEMARK LAWS


Purpose of Statement of Policy. To protect the interests of Price Group and its personnel, Price Group has adopted this Statement of Policy with Respect to Compliance with Copyright and Trademark Laws ("Statement") to: (1) describe the legal principles governing copyrights, trademarks, and service marks; (2) ensure that Price Group's various copyrights, trademarks, and service marks are protected from infringement; and, (3) prevent Price Group from violating intellectual property rights of others. Although this Statement primarily describes the requirements of United States law, it is important to note that many nations have laws in this area.

Definition of Copyright

In order to protect authors and owners of books, articles, drawings, designs, business logos, music, videos, electronic media, or computer programs and software, the U.S. Copyright Law makes it a crime to reproduce, in any manner, any copyrighted material without the express written permission of the copyright owner. Under current law, all original works are copyrighted at the moment of creation; it is no longer necessary to officially register a copyright. Copyright infringements may result in judgments of actual damages (i.e., the cost of additional subscriptions, attorneys fees and court costs) as well as statutory damages, which can range from $750 to $30,000 per infringement plus a potential of $150,000 per infringement for willful infringement.

Reproduction of Articles and Similar Materials for Internal and External Distribution. In general, the unauthorized reproduction and distribution of copyrighted material is a U.S. and state crime. This includes downloading or copying information from an Internet website or any fee-paid subscription publication services. Copyrighted material may not be reproduced without the express written permission of the copyright owner (a sample Permission Request Letter is available from the Legal Department). An exception to the copyright law is the "fair use" doctrine, which allows reproduction for scholarly purposes, criticism, or commentary. This exception ordinarily does not apply in a business environment. Thus, personnel wishing to reproduce copyrighted material for internal or external distribution must obtain written permission from the author or publisher.

It is your responsibility to obtain permission to reproduce copyrighted material. The permission must be in writing and forwarded to the Legal
Department. If the publisher will not grant permission to reproduce the copyrighted material, then the requestor must purchase from the publisher or owner either additional subscriptions or copies of the work or refrain from using it. The original article or periodical may be circulated as an alternative to purchasing additional copies. If the work in question is accessible via an Internet web site, the web site address may be circulated in order for others to publicly view the information.

     o For works published after January 1st 1978, copyrights last for the life of the author or owner plus 70 years or up to 120 years from creation.

     o The electronic transmission of copyrighted works can constitute an infringement.

                                       5-1

     o The United States Digital Millennium Copyright Act ("DMCA") makes it a violation to (i) alter or remove copyright notices, (ii) provide false copyright notices, or (iii) distribute works knowing that the copyright notice has been removed or altered.

     o Derivative Works - a derivative work is a new work created based on an original work. Only the owner of a copyright has the right to authorize someone else to create a new version of the original work.

     o Subscription Agreements for on-line publications typically only grant permission for the licensee to make a single copy. Permission from the copyright owner must be granted in order to make additional copies.

Personal Computer Software Programs. Software products and on-line information services purchased for use on Price Group's personal computers are generally copyrighted material and may not be reproduced or transferred without the proper authorization from the software vendor. See the T. Rowe Price Group, Inc. Statement of Policy With Respect to Computer Security and Related Issues for more information.

Definition of Trademark and Service Mark

     Trademark. A trademark is either a word, phrase or design, or combination of words, phrases, symbols or designs, which identifies and distinguishes the source of the goods or services of one party from those of others. For example, Kleenex is a trademark for facial tissues.

     Service Mark. A service mark is the same as a trademark except that it identifies and distinguishes the source of a service rather than a product. For example, "Invest With Confidence" is a registered service mark, which identifies and distinguishes the services offered by Price Group or its affiliates.

     Normally, a mark for goods appears on the product or on its packaging, while a service mark appears in advertising for the services.

Use of the "TM", "SM" and (R)

Anyone who claims rights in a mark may use the TM (trademark) or SM (service mark) designation with the mark to alert the public to the claim. It is not necessary to have a federal registration, or even a pending application, to use these designations. The claim may or may not be valid. The registration symbol,(R), may only be used when the mark is registered with the United States Patent and Trademark Office ("PTO") or a Foreign Trademark Office. It is improper to use this symbol at any point before the registration issues. The symbols are not considered part of the mark.

It is important to recognize that many nations have laws in this area. It is important to contact the Legal Department before using a mark in any country.

Registered Trademarks and Service Marks. Once Price Group has registered a trademark or service mark with the PTO or a Foreign Trademark Office, it has the exclusive right to use that mark. In order to preserve rights to a registered trademark or service mark, Price Group must (1) use the mark on a continuous basis and in a manner consistent with the Certificate of Registration; (2) place the registration symbol, (R)(pound) next to the mark in all publicly distributed media; and (3) take action against any party infringing upon the mark.

                                       5-2

Establishing a Trademark or Service Mark. The Legal Department has the responsibility to register and maintain all trademarks and service marks and protect them against any infringement. If Price Group wishes to utilize a particular word, phrase, or symbol, logo or design as a trademark or service mark, the Legal Department must be notified in advance so that a search may be conducted to determine if the proposed mark has already been registered or is in use by another entity. Until clearance is obtained from the Legal Department, no new mark should be used. This procedure has been adopted to ensure that Price Group does not unknowingly infringe upon another company's trademark. Once a proposed mark is cleared for use and Price wishes to use the mark, it must be accompanied by the abbreviations "TM" or "SM" as appropriate, until it has been registered. All trademarks and service marks that have been registered with the PTO or a Foreign Trademark Office, must be accompanied by an encircled (R) when used in any public document. These symbols need only accompany the mark in the first or most prominent place it is used in each public document. Subsequent use of the same trademark or service mark in such material would not need to be marked. The Legal Department maintains a written summary of all Price Group's registered and pending trademarks and service marks, which is posted on the firm's intranet under Corporate/Legal/Trademarks and Service Marks of T. Rowe Price Group, Inc. If you have any questions regarding the status of a trademark or service mark, you should contact the Legal Department.

Infringement of Price Group's Registered Marks. If you notice that another entity is using a mark similar to one that Price Group has registered, you should notify the Legal Department immediately to that appropriate action can be taken to protect Price Group's interests in the mark.

February, 2005






                                       5-3

                            T. ROWE PRICE GROUP, INC.
                       STATEMENT OF POLICY WITH RESPECT TO
                      COMPUTER SECURITY AND RELATED ISSUES


PURPOSE OF STATEMENT OF POLICY. The central and critical role of computer systems in our firm's operations underscores the importance of ensuring the integrity of these systems. The data stored on our firm's computers, as well as the specialized software programs and systems developed for the firm's use, are extremely valuable assets and very confidential.

This Statement of Policy ("Statement") establishes an acceptable use policy for all Price Group Associates and all other individuals with Price Group systems access. Contact Enterprise Security regarding additional or new policy determinations that may be relevant for specific situations and for current policy concerning systems and network security, system development, and new technologies.

The Statement has been designed to:

o prevent the unauthorized use of or access to our firm's computer systems (collectively the "Systems"), including the firm's electronic mail ("email") and voice mail systems;

o prevent breaches in computer security;

o maintain the integrity of confidential information;

o protect customer information; and

o prevent the introduction of malicious software into our Systems that could imperil the firm's operations.

In addition, the Statement describes various issues that arise in connection with the application of U.S. Copyright Law to computer software.

Any material violation of this Statement may lead to sanctions, which may include dismissal of individuals involved.

CONFIDENTIALITY OF SYSTEMS ACTIVITIES AND INFORMATION. Systems activities and information stored on our firm's computers (including email, voice mail, messaging, and online facsimiles) may be subject to monitoring by firm personnel or others. Any new technologies, whether introduced by Price Group or instigated by the Associate (see Portable and Personal Computer Equipment and Hardware), may also be monitored. All such information, including messages on the firm's email, voice mail, messaging, and online facsimile systems, are records of the firm and the sole property of the firm. The firm reserves the right to monitor, access, and disclose for any purpose all information, including all messages sent, received, or stored through the Systems. The use of the firm's computer systems is intended for the transaction of firm business and is for authorized users only. Associates should limit any personal use. All firm policies apply to the use of the Systems. See the Code of Ethics and Conduct and pertinent Human Resources Handbook or Guidelines (e.g., The U.S. Associates Handbook).

By using the firm's Systems, you agree to be bound by this Statement and consent to the access to and disclosure of all information, including email and voice

                                       6-1
mail messages, messaging and online facsimiles by the firm. You do not have any expectation of privacy in connection with the use of the Systems, or with the transmission, receipt, or storage of information in the Systems.

Information entered into our firm's computers but later deleted from the Systems may continue to be maintained permanently on our firm's back-up tapes or in records retained for regulatory or other purposes. You should take care so that you do not create documents or communications that might later be embarrassing to you or to our firm. This policy applies to email, voice mail, facsimiles and messaging, as well to any other communication on the Systems.

PRIVACY AND PROTECTION OF DATA AND COMPUTER RESOURCES. The protection of firm information and the maintenance of the privacy of corporate and customer data require consistent effort by each individual and involves many aspects of the work environment. Individuals who are users of computer and network resources and those who work within the Systems areas must bear in mind privacy and protection obligations. Therefore, data within the Price Group network should be considered proprietary and confidential and should be protected as such. In addition, particular customer data, or the data of customers of certain business units, may be required to be specifically protected as prescribed by laws or regulatory agency requirements (refer to the T. Rowe Price Statement of Policies and Procedures on Privacy in this Code). Responsible use of computer access and equipment, including Internet and email use, as described in this Statement of Policy with Respect to Computer Security and Related Issues, is integral to protecting data. In addition, the protection of data privacy must be kept in mind during the design, development, maintenance, storage, handling, access, transfer, and disposal phases of computer related activities.

In addition:

     o It is company policy not to publicize the location of the Owings Mills Technology Center. The goal is to not link this address to the main location of the company's computer systems. It is the responsibility of all Associates to protect information about the location of the Technology Center whenever possible. Although there will be situations where using the address is unavoidable, use of the address is generally not necessary. It should not be used on the Internet for any reason, business or personal.

     o The @troweprice.com email address should be treated as a business asset. It should not be used for situations not related to immediate business responsibilities. The email addresses of other Associates should never be given out without their permission.

SECURITY ADMINISTRATION. Enterprise Security in T. Rowe Price Investment Technologies, Inc. ("TRPIT") is responsible for identifying security needs and overseeing the maintenance of computer security, including Internet-related security issues.


AUTHORIZED SYSTEMS USERS. In general, access to any type of system is restricted to authorized users who need access in order to support their business activities. All system and application access must be requested on a "Security Access Request" ("SAR") form. The form is available on the Enterprise Security intranet site. Access requests and changes must be approved by the appropriate supervisor or manager in the user's department or that department's designated SAR approver where one has been appointed. "Security Access Approvers" are responsible for ensuring that only required access is approved and that access is reduced or removed when no longer needed. "Security Access Approvers" can be held accountable for any access they approve. Non-employees are not permitted to be "Security Access Approvers."

                                       6-2

Managers and supervisors are responsible for notifying Enterprise Security, in a timely manner, that an Associate, consultant, or temporary worker has left the firm so that access may be suspended. This is especially important for temporary staff contracted independently of Human Resources, TRPIT Finance, or one of the on-site temporary agencies. Managers and supervisors have an obligation to prevent the mis-use or re-use of "User-IDs" of terminated Associates, consultants, and temporary workers. If a consultant is not currently working on a TRP project for an amount of time - even though he or she is expected to return to that project at a later date - his or her User-ID should be disabled, although not deleted, until the consultant returns to the project.

The Enterprise Security department has the authority, at its own discretion, to disable any User- ID or other ID, that appears to be dormant or abandoned, on any platform. Efforts will be made to contact contact presumed owners of such IDs, but, in the absence of an identifiable owner, IDs may be disabled as part of system management and vulnerability assessment processes.

AUTHORIZED APPLICATION USERS. Additonal approval may be required from the "Owner" of some applications or data. The Owner is the employee who is responsible for making judgements and decisions on behalf of the firm with regard to the application or data, including the authority to decide who may have access. Secondary approval, when required, is part of the Security Access Request process and access cannot be processed until secondary approval is received.

USER-IDS, PASSWORDS, AND OTHER SECURITY ISSUES. Once a request for access is approved, a unique User-ID will be assigned the user. Each User-ID has a password that must be kept confidential by the user. For most systems, passwords must be changed on a regular schedule and Enterprise Security has the authority to determine the password policy. Passwords should be of reasonable complexity and uniqueness to prevent easy guessing; employee IDs should not be used as the password and easily deducible personal or family information should not be used for passwords. Passwords should expire on a schedule approved by Enterprise Security unless specific variance has been permitted.

User-IDs and passwords may not be shared except with authorized TRPIT personnel for security or maintenance purposes. Users can be held accountable for work performed with their User-IDs. Personal computers must not be left logged on and unattended. When leaving a logged-on machine for a period of time, lock the PC by pressing the [CTRL] [ALT] [DEL] keys and selecting "Lock Computer," or by setting a screen saver with password protection. Press [CTRL] [ALT] [DEL] and type in your password to unlock. System and application administrators must not alter security settings, even though their administrative privileges give them the ability to do so. Pranks, jokes, or other actions that simulate or trigger a system security event such as, but not limited to, a computer virus are prohibited and can result in disciplinary action. No one may engage in activities that bypass or compromise the integrity of security features or change security settings.

EXTERNAL COMPUTER SYSTEMS. Our data processing environment includes access to data stored not only on our firm's computers, but also on external systems, such as DST. Although the security practices governing these outside systems are established by the providers of these external systems, requests for access to such systems should be directed to Enterprise Security. User-IDs and passwords to these systems must be kept confidential by the user.

                                       6-3

PORTABLE AND PERSONAL COMPUTER EQUIPMENT AND HARDWARE. It must be assumed that firm notebook computers, PDAs, and other portable computer equipment (e.g., Blackberry) contain information that is sensitive. Therefore, portable computer equipment should be password protected with a frequently changed, non-intuitive password. They should be protected in transit and either kept with the user or maintained securely if not with the user. Sensitive information that is not currently needed should be removed and stored elsewhere. Passwords and SecurId cards/tokens should not be stored with the machine and information about them should not be maintained in a list on the computer or PDA. Proper virus prevention and backup practices should be regularly performed. In the event of loss or theft, the Enterprise Help Desk should be contacted to review with the individual whether there are any protective actions that need to be taken.

The introduction or installation of any hardware or software to enable a wireless networking connection into the TRP network, unless supported by Production Services and reviewed for secured deployment by Enterprise Security, is prohibited. Violation of this policy is a great potential risk to the TRP network and any such unapproved wireless device will be disabled and confiscated.

Where TRP approved or supplied wireless technology is being used for PC's for external use, such as while traveling, these PCs may never be connected to the TRP network while the wireless access is enabled.

Applications, services, or equipment that connect with or interact with the Price Group network that are not provided or supported by Price Group are prohibited except as provided below for certain personally owned PCs. Damage to the Price Group network, systems, data, or reputation by use of any of these can result in disciplinary action to the individual or individuals involved. Personally owned PCs used with approved VPN access may be permitted if all of the conditions of VPN access are followed. Please review the Enterprise Help Desk intranet site for current information.

ACCESS TO THE INTERNET AND OTHER ON-LINE SERVICES. Access to the Internet (including, but not limited to, email, instant messaging, remote FTP, Telnet, World Wide Web, remote administration, secure shell, and using IP tunneling software to remotely control Internet servers) presents special security considerations due to the world-wide nature of the connection and the security weaknesses present in Internet protocols and services. The firm provides authorized individuals with access to Internet email and other Internet services (such as the World Wide Web) through a direct connection from the firm's network.

Access to the Internet or Internet services from our firm's computers, including the firm's email system, is intended for legitimate business purposes;
individuals should limit any personal use. Internet email access must be requested through Enterprise Security, approved by the individual's supervisor or an appropriate T. Rowe Price manager, and provided only through firm-approved connections. All firm policies apply to the use of the Internet or Internet services. See the Code and the pertinent Human Resources Handbook or Guidelines (e.g., The U.S. Associates Handbook). For example, in addition to the prohibition on accessing inappropriate sites discussed below, the following policies apply:

     o Applications, services, or equipment that connect with or interact with the Price Group network that are not provided or supported by Price Group are prohibited except as provided below for certain personally owned PCs. Damage to the Price Group network, systems, data, or reputation by use of

                                       6-4
     any of these can result in disciplinary action to the individual or individuals involved. Personally owned PCs used with approved VPN access may be permitted if all the conditions of VPN access are followed. Please review the Enterprise Help Desk intranet site for current information.

     o You may not download anything for installation or storage onto the firm's computers for personal use including, but not limited to, music, games, or messaging and mail applications.

     o You may not use the firm's Systems or hardware in any way that might pose a business risk or customer data privacy risk, or violate other laws, including U.S. Copyright laws.

     o You may not spend excessive time or use excessive network resources for personal purposes.

     o You may not engage in activities that bypass or compromise the integrity of network security features like firewalls or virus scanners.

     o Individuals or consultants may not contract for domain names for use by Price Group or for the benefit of Price Group. Internet domain names are assets of the firm and are purchased and maintained by Enterprise Security.

Please note that many activities other than those mentioned may be prohibited because they pose a risk to the firm or its Systems. You should review the list of vulnerabilities maintained on the firm's Intranet under Technology Services/Enterprise Security/Policies & Information/System Vulnerability Advisory. If you have any doubt, contact Enterprise Security before engaging in the activity.

     Use of Internet. In accordance with firm policies, individuals are prohibited from accessing inappropriate sites, including, but not limited to, adult and gambling sites. Firm personnel monitor Internet use for visits to inappropriate sites and for inappropriate use. See p. 4-29 for a more detailed discussion of the prohibitions of internet gambling related to security markets.

     Accessing one's home or personal account, any personal email or messaging account, or any account not provided by T. Rowe Price, is prohibited, due to the risk of virus or malicious code bypassing firm protective methods.

     Dial-Out Access. Unauthorized modems are not permitted. Dial-out access that circumvents the Internet firewall, proxy server, or authentication mechanisms except by authorized personnel in the business of Price Group is prohibited.

     On-line Services, Web-based Email, and Instant Messaging. Certain individuals are given special TRP accounts to access America Online ("AOL"), AOL Instant Messenger ("AIM"), or other commercial on-line service providers and web email for the purpose of testing Price Group systems or products. Otherwise, use of instant messaging ("IM") facilities for business purposes is restricted to authorized personnel only. Access to IM must be requested on a SAR form and approval must be obtained from a Division Manager with secondary approval by Legal. Access is only granted to one of the following IM service providers: AOL ("AOL"), Microsoft ("MSN") or Yahoo. Instant Message communications are archived if this is required to comply with regulatory requirements.


                                       6-5

     Participation on Bulletin Boards, Chat Rooms and Similar Services. Because communications by our firm, or any individuals associated with it, on on-line service bulletin boards, chat rooms, and similar services are subject to United States, state and international, and NASD regulations, unsupervised participation can result in serious securities violations.

     Certain designated individuals have been authorized to monitor and respond to inquiries about our firm and its investment services and products or otherwise observe messages on such services. Any individual not within this special group should contact the appropriate supervisor and Enterprise Security, before engaging in these activities. Generally, an individual must also receive the independent authorization of one member of the Board of T. Rowe Price Investment Services, Inc. and of the Legal Department before initiating or responding to a message on any computer bulletin board, chat room or similar service relating to the firm, a Price Fund or any investment or Brokerage option or service. This policy applies whether or not the individual contributes or merely observes, whether or not the individual intends to disclose his or her relationship to the firm, whether or not our firm sponsors the bulletin board, and whether or not the firm is the principal focus of the bulletin board.

     Email Use. Access to the firm's email system is intended for legitimate business purposes; Associates should limit any personal use. All firm policies apply to the use of email. Firm personnel may monitor email usage for inappropriate use. If you have any questions regarding what constitutes inappropriate use, you should discuss it first with your supervisor or an appropriate T. Rowe Price manager who may refer the question to Human Resources. Email services, other than those provided or approved by Price Group, may not be used for business purposes. In addition, accessing web-based email services (such as AOL email or Hotmail) not provided or approved by Price Group from firm equipment for any reason could allow the introduction of viruses or malicious code into the network or lead to the compromise of confidential data.


     Not Confidential. Email and Instant Messaging sent through the Internet are not secure and could be intercepted by a third party. Confidential and company proprietary information should not be included in such communications unless specifically permitted by accepted business procedures. Use of Microsoft Outlook Web Access to the Price Group email system provides an encrypted mail session so that email is not in the clear over the Internet and is not passing through a non-Price Group email system. When remote access to the firm's email system, or external access to firm email, is required, Outlook Web Access is the preferred mode of access.


REMOTE ACCESS. The ability to access our firm's computer Systems from a remote location is limited to authorized users and authorized methods. A security system that is approved by Enterprise Security and that uses a strong authentication method must be employed when accessing our firm's network from a remote computer. Authorization for remote access can be requested by completing a "Security Access Request" form. Any individual who requires remote access should contact the Price Group Enterprise Help Desk for desktop setup. Telephone numbers used to access our firm's computer systems are confidential.

                                       6-6

Vendors may need remote access to the Price Group network or specific servers for application support, system troubleshooting, or maintenance. The preferred method for vendor access to the Price Group network is via SecurID with the card being held by someone internally on behalf of the vendor. Other methods of remote access, like VPN or dial-in/dial-out modems, should not be offered or established without prior approval from Enterprise Security. (Prior approval from Enterprise Security is not required for vendors accessing non-Price Group equipment that is not connected to the Price Group network).

PROTECTION FROM MALICIOUS CODE. "Malicious code" is computer code designed to damage or impair software or data on a computer system. Software from any outside source may contain a computer virus or similar malicious code. Types of carriers and transmission methods increase daily and currently include diskettes, CDs, file transfers and downloads, executables, some attachments, web-links, and active code over the Web. A comprehensive malicious code prevention and control program is in place throughout Price Group. This program provides policy and procedures for anti-virus and malicious code controls on all systems. More information about the anti-virus/malicious code program can be found on the TRPIT Intranet.

Introducing a virus or similar malicious code into the Price Group Systems by engaging in prohibited actions, such as downloading non-business related software, or by failing to implement recommended precautions, such as updating virus scanning software on remote machines, may lead to sanctions. Opening a file or attachment is at your own risk and presumes you have knowledge of the safety of the contents.

In summary:

     o No one should endeavor to, or assist another to, introduce into the Price Group environment anything identified as a virus by a scanner used by Price Group for any reason.

     o No one may disable or subvert virus scanning or a similar protective technology for any reason, including to allow something to be received or downloaded onto a Price Group asset or system.

     o Failing to protect Price Group systems and assets is also against policy, for example, failing to maintain updated scanning files.

     o At all times, receipt of files, execution of attachments, etc. is at the user's own risk and depends on the user's awareness of the risks and his or her evaluation of the legitimacy and safety of what is being opened.

Virus  Scanning  Software.  As part of the Price Group  malicious  code program, virus scanning software is installed and configured to detect and eradicate malicious code, Trojans, worms and viruses. All desktop computers have the corporate standard anti-virus scanning software installed and running. This software is installed and configured by the Distributed Processing Support Group and runs constantly. Virus scanning software updates are automatically distributed to the desktops as they become available. Desktop virus scanning software can also be used by the employee to scan diskettes, CDs, directories, and attachments "on demand". Altering or disabling this desktop scanning software is prohibited. Contact the Price Group Enterprise Help Desk for assistance.

                                       6-7

     Email. An email malicious code/anti-virus gateway scans the content of inbound and outbound email for viruses. Infected email and attachments will be cleaned when possible and quarantined when not able to be cleaned. Updating of the email gateway anti-virus software and pattern files is done automatically.

     Certain file extensions of email attachments are blocked at the email gateway and in Outlook. Transmission of these file types pose a risk to Price Group's infrastructure since most malicious code is transmitted via these extensions. The extensions currently blocked are EXE, COM, PIF, SCR, VBS, EML, BAT, CMD, MPG, CPL, HTA, CEO and LNK. Additional attachment types may be blocked on a temporary or permanent basis (possibly without prior notification to Associates) as the risk evaluations dictate. Opening any file is at your own risk and presumes you have knowledge of the safety of the contents.

     Portable and Remote Computers. Laptops and other computers that remotely access the Price Group network are also required to have the latest anti-virus software and pattern files. It is the responsibility of each user to ensure that his or her portable computer's anti-virus software is regularly updated and that personal machines remotely connecting to the Price Group network include necessary application and operating system security updates. The Price Group Enterprise Help Desk has instructions available. Contact the Price Group Enterprise Help Desk to obtain further information.

     Downloading or Copying. The user of a PC with a modem or with an Internet connection has the ability to connect to other computers or on-line services outside of the firm's network and there may be business reasons to download or copy software from those sources. Downloading or copying software, which includes documents, graphics, programs and other computer-based materials, from any outside source is not permitted unless it is for a legitimate business purpose because downloads and copies could introduce viruses and malicious code into the Systems.

     Other Considerations. Individuals must call the Price Group Enterprise Help Desk when viruses are detected so that it can ensure that appropriate tracking and follow-up take place. Do not forward any "virus warning" mail you receive to other staff until you have contacted the Enterprise Help Desk, since many of these warnings are hoaxes. When notified that a user has received "virus warning" mail, the Enterprise Help Desk will contact Enterprise Security, whose personnel will check to determine the validity of the virus warning.

     Price Group Associates should not attempt to treat a computer virus or suspected computer virus on a Price Group-owned machine themselves. Contact the Price Group Enterprise Help Desk for assistance; its personnel will determine whether the machine is infected, the severity of the infection, and the appropriate remedial actions.

APPLICATION OF U.S. COPYRIGHT LAW TO SOFTWARE PROGRAMS. Software products and on-line information services purchased for use on Price Group personal computers are generally copyrighted material and may not be reproduced without proper authorization from the software vendor. This includes the software on CDs or diskettes, any program manuals or documentation, and data or software retrievable from on-line information systems. Unauthorized reproduction of such material or information, or downloading or printing such material, violates United States law, and the software vendor can sue to protect the developer's rights. In addition to criminal penalties such as fines and imprisonment, civil damages can be awarded for actual damages as well as statutory damages, which range from $750 to $30,000 per infringement, plus a potential of $150,000 per infringement for willful infringement. In addition, many other nations have laws in this area. See the T. Rowe Price Group, Inc. Statement of Policy with Respect to Compliance with Copyright and Trademark Laws for more information about this subject.

                                       6-8

Use of any peer-to-peer or file-sharing software or web interface, which allows users to search the hard drives of other users for files, is prohibited on the Price Group network and PCs. Downloading, or copying to removable media, copyrighted materials may violate the rights of the authors of the materials, and the use of, or storage on the Price Group network, of these materials may create a liability or cause embarrassment to the firm.


GUIDELINES FOR USING PERSONAL COMPUTER SOFTWARE

     Acquisition and Installation of Software. Only Distributed Processing Support Group-approved and installed software is authorized. Any software program that is to be used by Price Group personnel in connection with the business of the firm must be ordered through the Price Group Enterprise Help Desk and installed by the Distributed Processing Support Group of TRPIT.

     Licensing. Software residing on firm LAN servers will be either: (1) maintained at an appropriate license level for the number of users, or (2) made accessible only for those for whom it is licensed.

     Original CDs, Diskettes and Copies. In most cases, software is installed by the Distributed Processing Support Group and original software CDs and diskettes are not provided to the user. In the event that original CDs or diskettes are provided, they must be stored properly to reduce the possibility of damage or theft. CDs and diskettes should be protected from extreme heat, cold, and contact with anything that may act as a magnet or otherwise damage them. You may not make additional copies of software or software manuals obtained through the firm.

     Recommendations, Upgrades, and Enhancements. All recommendations regarding computer hardware and software programs are to be forwarded to the Price Group Help Desk, which will coordinate upgrades and enhancements.

QUESTIONS REGARDING THIS STATEMENT. Any questions regarding this Statement should be directed to Enterprise Security in TRPIT.


February, 2005

                                       6-9

                            T. ROWE PRICE GROUP, INC.
                               STATEMENT OF POLICY
                                       ON
                         COMPLIANCE WITH ANTITRUST LAWS


Purpose

To protect the interests of Price Group and its personnel, Price Group has adopted this Statement of Policy on Compliance with Antitrust Laws ("Statement") to:

     o Describe the legal principles governing prohibited anticompetitive activity in the conduct of Price Group's business; and

     o Establish guidelines for contacts with other members of the investment management industry to avoid violations of the antitrust laws.

The Basic United States Anticompetitive Activity Prohibition

Section 1 of the United States Sherman Antitrust Act (the "Act") prohibits agreements, understandings, or joint actions between companies that constitute a "restraint of trade," i.e., reduce or eliminate competition.

This prohibition is triggered only by an agreement or action among two or more companies; unilateral action never violates the Act. To constitute an illegal agreement, however, an understanding does not need to be formal or written. Comments made in conversations, casual comments at meetings, or even as little as "a knowing wink," as one case says, may be sufficient to establish an illegal agreement under the Act.

The agreed-upon action must be anticompetitive. Some actions are "per se" anticompetitive, while others are judged according to a "rule of reason."

     o Some activities have been found to be so inherently anticompetitive that a court will not even permit the argument that they have a procompetitive component. Examples of such per se illegal activities are agreements between competitors to fix prices or divide up markets in any way, such as exclusive territories.

     o Other joint agreements or activities will be examined by a court using the rule of reason approach to see if the procompetitive results of the arrangement outweigh the anticompetitive effects. Permissible agreements among competitors may include a buyers' cooperative, or a syndicate of buyers for an initial public offering of securities. In rare instances, an association of sellers (such as ASCAP) may be permissible.

                                       7-1

There is also an exception for joint activity designed to influence government action. Such activity is protected by the First Amendment to the U.S.
Constitution. For example, members of an industry may agree to lobby Congress jointly to enact legislation that may be manifestly anticompetitive.

Penalties for Violating the Sherman Act

A charge that the Act has been violated can be brought as a civil or a criminal action. Civil damages can include treble damages, plus attorneys fees. Criminal penalties for individuals can include fines of up to $350,000 and three years in jail, and $100 million or more for corporations.

Situations in Which Antitrust Issues May Arise

To avoid violating the Act, any agreement with other members of the investment management industry regarding which securities to buy or sell and under what circumstances we buy or sell them, or about the manner in which we market our mutual funds and investment and retirement services, must be made with the prohibitions of the Act in mind.

     Trade Association Meetings and Activities. A trade association is a group of competitors who join together to share common interests and seek common solutions to common problems. Such associations are at a high risk for anticompetitive activity and are closely scrutinized by regulators. Attorneys for trade associations, such as the Investment Company Institute, are typically present at meetings of members to assist in avoiding violations.

     Permissible Activities:

     o Discussion of how to make the industry more competitive.

     o An exchange of information or ideas that have procompetitive or competitively neutral effects, such as: methods of protecting the health or safety of workers; methods of educating customers and preventing abuses; and information regarding how to design and operate training programs.

     o Collective action to petition government entities.

     Activities to be Avoided:

     o Any discussion or direct exchange of current information about prices, salaries, fees, or terms and conditions of sales. Even if such information is publicly available, problems can arise if the information available to the public is difficult to compile or not as current as that being exchanged.

     Exception: A third party consultant can, with appropriate safeguards, collect, aggregate and disseminate some of this information, such as salary information.

     o Discussion of future business plans, strategies, or arrangements that might be considered to involve competitively sensitive information.


                                       7-2

     o Discussion of specific customers, markets, or territories.

     o Negative discussions of service providers that could give rise to an inference of a joint refusal to deal with the provider (a "boycott").

Investment-Related Discussions

     Permissible Activities: Buyers or sellers with a common economic interest may join together to facilitate securities transactions that might otherwise not occur, such as the formation of a syndicate to buy in a private placement or initial public offering of an issuer's stock, or negotiations among creditors of an insolvent or bankrupt company.

     Competing   investment   managers  are  permitted  to  serve  on  creditors
     committees together and engage in other similar activities in connection with bankruptcies and other judicial proceedings.

     Activities to be Avoided: It is important to avoid anything that suggests involvement with any other firm in any threats to "boycott" or "blackball" new offerings, including making any ambiguous statement that, taken out of context, might be misunderstood to imply such joint action. Avoid careless or unguarded comments that a hostile or suspicious listener might interpret as suggesting prohibited coordinated behavior between Price Group and any other potential buyer.

          Example: After an Illinois municipal bond default where the state legislature retroactively abrogated some of the bondholders' rights, several investment management complexes organized to protest the state's action. In doing so, there was arguably an implied threat that members of the group would boycott future Illinois municipal bond offerings. Such a boycott would be a violation of the Act. The investment management firms' action led to an 18-month United States Department of Justice investigation. Although the investigation did not lead to any legal action, it was extremely expensive and time consuming for the firms and individual managers involved.

     If you are present when anyone outside of Price Group suggests that two or more investors with a grievance against an issuer coordinate future purchasing decisions, you should immediately reject any such suggestion. As soon as possible thereafter, you should notify the Legal Department, which will take whatever further steps are necessary.

Benchmarking. Benchmarking is the process of measuring and comparing an organization's processes, products and services to those of industry leaders for the purpose of adopting innovative practices for improvement.

     o Because benchmarking usually involves the direct exchange of information with competitors, it is particularly subject to the risk of violating the antitrust laws.

                                       7-3

     o The list of issues that may and should not be discussed in the context of a trade association also applies in the benchmarking process.

     o All proposed benchmarking agreements must be reviewed by the Legal Department before the firm agrees to participate in such a survey.

International Requirements. The United Kingdom and the European Union have requirements based on principles similar to those of United States law. If you have specific questions about United Kingdom or European Union requirements, you should contact the Legal Department.



February, 2005






                                       7-4

                            T. ROWE PRICE GROUP, INC.
                 STATEMENT OF POLICIES AND PROCEDURES ON PRIVACY


INTRODUCTION

This Statement of Policies and Procedures on Privacy ("Statement") applies to T. Rowe Price Group, Inc. and its subsidiaries and affiliates, including its international operations. In addition, certain regulated T. Rowe Price companies (i.e., T. Rowe Price Associates, Inc., T. Rowe Price Advisory Services, Inc., the T. Rowe Price Insurance Agencies, T. Rowe Price Investment Services, Inc.,
T. Rowe Price Savings Bank, T. Rowe Price Trust Company and the Price Funds) offer financial products and services to consumers and, consequently, are required to deliver privacy notices under the Privacy Rules ("Regulation S-P") adopted by the United States Securities and Exchange Commission, as well as privacy regulations of the federal banking regulators, and applicable state law. It is Price Group's policy to:

     o Treat our customers' personal and financial information ("Nonpublic Customer Information") as confidential;

     o Protect Nonpublic Customer Information; and

     o Not share this information with third parties unless necessary to process customer transactions, service customer accounts, or as otherwise permitted by law.

This Statement covers only United States requirements. International privacy regulation is beyond the scope of these procedures and if you conduct business internationally you should be aware of the applicable privacy regulations in the foreign jurisdiction where you conduct business.

INITIAL AND ANNUAL NOTICES OF THE T. ROWE PRICE PRIVACY POLICIES

As a means of informing our customers of T. Rowe Price's Privacy Policies, the firm has adopted a Privacy Policy Notice, which is provided to customers of the regulated T. Rowe Price companies.

The Privacy Policy Notice is included with or accompanies any account application or other material delivered to prospective customers that enables a customer to open an account. The Privacy Policy Notice shall also annually be enclosed with customer account statements, typically in April. Additionally, an internet website version of the Privacy Policy Notice is posted on Price Group's internet website (troweprice.com).

The Legal Department is responsible for any amendments required to be made to the Privacy Policy Notice. Retail Operations is responsible for the initial Privacy Policy Notice distribution to customers, the distribution to prospective customers, and the annual distribution of the Privacy Policy Notice to Price Fund shareholders, Brokerage customers, annuity customers and other retail customers. Other business units not covered by Retail Operations will be notified of their obligations to deliver the Privacy Policy Notice to customers in their respective business units.


                                       8-1

EDUCATION OF INDIVIDUALS ABOUT PRIVACY POLICIES AND PROCEDURES

Every individual at T. Rowe Price should be aware of our Privacy Policies and Procedures and every individual bears responsibility to protect Nonpublic Customer Information.

Managers and supervisors shall ensure that our Privacy Policies and Procedures are reviewed with all new individuals at T. Rowe Price to ensure sensitivity to our Policies. Particular attention should be given to any temporary or part-time workers and consultants to ensure that they are educated to the critical importance of protecting confidential information. Managers and supervisors shall regularly review the operations of their business units to identify potential exposure for breaches of our Privacy Policies and communicate appropriate remedies to applicable individuals as an integral part of the continuing education of such individuals.

WHAT IS NONPUBLIC CUSTOMER INFORMATION?

Nonpublic Customer Information comprises virtually all the information that a customer supplies to T. Rowe Price as well as the information that T. Rowe Price otherwise obtains or generates in connection with providing financial products or services to that customer. Accordingly, the existence of the customer relationship (e.g., customer lists), the contents of any account application (including but not limited to the customer's name, address, social security number, occupation, beneficiary information and account number), the customer's account balance, securities holdings and the customer's transaction history would all be Nonpublic Customer Information that T. Rowe Price considers to be confidential.

METHODS BY WHICH WE PRESERVE CONFIDENTIALITY

Each Business Unit Head has responsibility with respect to his or her business unit to establish procedures whereby the confidentiality of Nonpublic Customer Information is preserved. Such procedures should address access to and safeguards for Nonpublic Customer Information based upon the business unit's operations, access to, and handling of such information. The procedures should address safeguards relating to administrative, technical, and physical access to Nonpublic Customer Information.

     Access to Information

     Nonpublic Customer Information can be used and stored in many forms (e.g., on paper, as computer records, and in conversations stored as voice recordings). All possible methods for conveying such information must be evaluated for the potential of inappropriate disclosure. Only authorized individuals, who are trained in the proper handling of Nonpublic Customer Information, are permitted to have access to such information.
     Additionally, managers and supervisors shall limit access to Nonpublic Customer Information to those individuals who need access to such information to support their respective job functions. Situations where excessive or inappropriate access to or exposure of Nonpublic Customer Information is identified should be remediated.

                                       8-2

     Computer Access

     Managers and supervisors of respective business units are responsible for making judgments and decisions with regard to the use of Nonpublic Customer Information including decisions as to who shall have computer access to such information.

     In general, managers and supervisors shall instruct Enterprise Security to restrict access to any system that maintains Nonpublic Customer Information to authorized individuals who need access to support their respective job functions. System access, or changes to such access, shall be submitted in the format directed by Enterprise Security and authorized by the appropriate business unit manager or supervisor. Managers and supervisors are also responsible for notifying Enterprise Security, in a timely manner, that an employee, consultant or temporary worker has left the firm so that access may be suspended. This is especially important for temporary staff who are contracted independent of Human Resources and/or one of the on-site temporary agencies. Managers and supervisors are hereby reminded of their obligations to prevent the use of "User IDs" of terminated employees, consultants and temporary workers to gain improper access to systems.

     In addition to system access, managers and supervisors shall review their operations to identify whether any application systems that maintain Nonpublic Customer Information should have an additional level of security, such as extra passwords. Managers and supervisors shall promptly communicate the need for additional levels of security to Enterprise Security.

     New Business and Systems Development

     All new business and systems application development that relates to or affects Nonpublic Customer Information must be developed with consideration to the firm's policies and procedures for safeguarding Nonpublic Customer Information. Business and systems development must be continuously reviewed for adherence to Nonpublic Customer Information protection and the prevention of unauthorized exposure of such information.

     Individuals at T. Rowe Price working on systems and processes dealing with Nonpublic Customer Information must evaluate the potential risks for breach of the confidentiality of Nonpublic Customer Information and implement safeguards that will provide reasonable protection of the privacy of such information. Please refer to the Statement of Policy with Respect to Computer Security and Related Issues in this Code for additional information on system requirements related to protection of Nonpublic Customer Information.


     Safeguarding Nonpublic Customer Information

     To  safeguard   the   interests  of  our   customers  and  to  respect  the
     confidentiality of Nonpublic Customer Information, all individuals at T. Rowe Price shall take the following precautions:

     o Do not discuss Nonpublic Customer Information in public places such as elevators, hallways, lunchrooms or social gatherings;

                                       8-3

     o To the  extent  practical,  limit  access to the areas of the firm  where
     Nonpublic   Customer   Information   could  be  observed  or  overheard  to
     individuals with a business need for being in the area;

     o Avoid using speaker phones in areas where unauthorized persons may overhear conversations;

     o Where appropriate, maintain the confidentiality of client identities by using code names or numbers for confidential projects or use aggregate data that is not personally identifiable to any customer;

     o Exercise care to avoid placing documents containing Nonpublic Customer Information in areas where they may be read by unauthorized persons and store such documents in secure locations when they are not in use
     (particular attention should be directed to securing the information outside of normal business hours to prevent misappropriation of the information); and

     o Destroy copies of confidential documents no longer needed for a project.

     Record Retention

     Under various federal and state laws and regulations, T. Rowe Price is required to produce, maintain and retain various records, documents and other written (including electronic) communications. All individuals at T. Rowe Price are responsible for adhering to the firm's record maintenance and retention policies.

     Managers and supervisors are responsible to see that all Nonpublic Customer Information maintained by their respective business units is retained in a secure location. Nonpublic Customer Information shall be secured so that access to the information is limited to those utilizing the information to support their respective job functions.

     Destruction of Records

     All individuals at T. Rowe Price must use care in disposing of any Nonpublic Customer Information. For example, confidential paper records that are to be discarded should be shredded or destroyed so that no personal information is discernable. If a significant quantity of material is involved, Report Services should be contacted for instructions regarding proper disposal.


DEALINGS WITH THIRD PARTIES

Generally, T. Rowe Price will not disclose any Nonpublic Customer Information to any third parties unless necessary to process a transaction, service an account or as otherwise permitted by law. Accordingly, absent the explicit approval of the respective manager in the business unit, individuals shall not divulge any Nonpublic Customer Information to anyone outside of the firm. For example, individuals shall not supply a third party with anything showing actual customer information for the purpose of providing a "sample" (e.g., for software testing or problem resolution) without explicit manager approval. This prohibition also bars individuals at T. Rowe Price from disclosing to members of their immediate family Nonpublic Customer Information or the existence of client relationships.

                                       8-4

At times, in an effort to obtain confidential information, third parties will assert that they are entitled to certain information pursuant to a subpoena or some other legal process or authority. Since there can be various issues which may affect the validity of such demands, no records or information concerning customers shall be disclosed unless specifically directed by the Legal Department. Any such demands for information should be promptly referred to the Legal Department.

RETENTION OF THIRD PARTY ORGANIZATIONS BY T. ROWE PRICE

Whenever we hire third party organizations to provide support services, we will require them to use our Nonpublic Customer Information only for the purposes for which they are retained and not to divulge or otherwise misuse that information. Therefore, it is imperative that in retaining such third parties, we have contractual representations from them to preserve the confidentiality of Nonpublic Customer Information and that we have adequate means to verify their compliance. Accordingly, no third party organizations shall be retained to deal with or have access to our Nonpublic Customer Information unless the Legal Department has determined that there are adequate contractual provisions in place. All non-standard contracts relating to the use of Nonpublic Customer Information should be submitted to the Legal Department for review; a standard Nondisclosure Agreement may also be used if approved by the Legal Department.

In the event a supervisor identifies a need to retain a temporary worker for work with access to Nonpublic Customer Information, the supervisor shall ensure that there are adequate safeguards established to protect confidentiality of our records. Additionally, if such temporary worker is being retained independent of the on-site temporary agencies utilized by Human Resources, the supervisor must contact the Legal Department to verify that there are adequate contractual safeguards relative to privacy. Furthermore, supervisors are responsible for identifying temporary workers, reporting their identity to Enterprise Security and to the Legal Department and seeing that such workers are familiar with the Code of Ethics, including the firm's Privacy Policies and Procedures.


POTENTIAL BREACHES OF PRIVACY

In the event that any circumstances arise where a release of Nonpublic Customer Information to anyone not authorized to receive such information has or may have occurred, the individual identifying such possible breach shall immediately report the incident to his or her supervisor, who in turn will notify the respective Business Unit Head and the Director of Compliance of Price Group. The Business Unit Head will investigate the matter and instruct T. Rowe Price personnel on what actions, if any, should be taken to remedy any breach of our Privacy Policies.

INQUIRIES FROM CUSTOMERS ABOUT PRIVACY

In light of the growing concerns that many customers have regarding privacy of their financial records, it is anticipated that many customers will have questions. To assist customers, individuals at T. Rowe Price shall be familiar with how the Privacy Policy Notice can be accessed from the firm's intranet site under Corporate/Legal/Privacy Policies and Procedures. In the event customers have questions, they shall be referred to the T. Rowe Price Privacy Policy Notice. If customers have questions regarding the internet and privacy, such customers shall be referred to the T. Rowe Price (website) Privacy Policy Notice, which is available on the intranet site as well as the firm's internet website (troweprice.com). Individuals shall offer to mail to the customer a paper copy of the Privacy Policy Notice to an address specified by the customer, if desired.

                                       8-5

In the event a customer has questions about our policy or procedures that the customer does not consider are addressed by the Privacy Policy Notice, the customer should be referred to the respective Business Unit Head or the Legal Department.

INTERNATIONAL REQUIREMENTS

The privacy policy for the firm's international business is posted on the TRP Global website (www.trowepriceglobal.com). Internationally based subsidiaries and affiliates must comply with the U.K. Data Protection Act as it applies to their activities. If you have any questions in this area, please contact the TRP International Compliance Team.

February, 2005



                                       8-6

                     UBS GLOBAL ASSET MANAGEMENT - AMERICAS
                                 Code of Ethics

                                TABLE OF CONTENTS


1. Introduction................................................................1

2. Types of Accounts
    2.1  Covered Accounts......................................................3
    2.2  Joint Accounts........................................................3
    2.3  Investment Clubs......................................................3

3. Establishing Covered Accounts
    3.1  Use of Authorized Brokers.............................................3
    3.2  Discretionary Accounts................................................4
    3.3  Reporting.............................................................5
    3.4  Copying Compliance Department on Statements and Confirms .............

4. Trading Restrictions
    4.1  Preclearance Requirements.............................................5
    4.2  Frequency.............................................................7
    4.3  Holding Period........................................................7
    4.4  Lockout Period........................................................8
    4.5  Prohibited Transactions...............................................8
    4.6  Initial Public Offerings..............................................9
    4.7  Investment in Partnerships and other Private Placements...............9
    4.8  Options............................. .................................9
    4.9  Futures..............................................................10

5. Reporting and Certification Requirements
    5.1  Initial Holdings Report and Certification............................10
    5.2  Quarterly Transactions Report for Covered Persons and Interested
         Directors............................................................10
    5.3  Quarterly Transactions Report for Independent Directors..............11
    5.4  Annual Certification for Covered Persons, Interested Directors
         and Independent Directors............................................11

6. Administration and Enforcement
    6.1  Review of Personal Trading Information...............................11
    6.2  Annual Reports to the Mutual Fund Boards of Directors and UBS Global
         CEOs.................................................................11
    6.3  Sanctions and Remedies...............................................12


List of Funds.........................................................Appendix A

Trade Request Form ...................................................Appendix B

Outside Account Request Form..........................................Appendix C

Private Placement Request Form........................................Appendix D

Investment Club Pre-Approval Form.....................................Appendix E

Discretionary Account Attestation.....................................Appendix F

Consultants and Temporary Employee Reporting Requirements.............Appendix G

Transaction Requirement Matrix........................................Appendix H

List of Authorized Broker-Dealers.....................................Appendix I

                      UBS GLOBAL ASSET MANAGEMENT-AMERICAS
                                 Code of Ethics

1. Introduction

     UBS Global Asset Management ("UBS Global AM")(1) has many important assets. Perhaps the most valuable is its established and unquestioned reputation for integrity. Preserving this integrity demands the continuing alertness of every employee. Each employee must avoid any activity or relationship that may reflect unfavorably on UBS Global AM as a result of a possible conflict of interest, the appearance of such a conflict, the improper use of confidential information or the appearance of any impropriety. Although no written code can take the place of personal integrity, the following, in addition to common sense and sound judgment, should serve as a guide to the minimum standards of proper conduct. This Code of Ethics ("Code") is designed to ensure, among other things, that all employees conduct their personal securities transactions in a manner where clients' interests are placed first and foremost and are consistent with the law. Any conduct that violates this Code is unacceptable and always constitutes an activity beyond the scope of the employee's legitimate employment.

     The Code is designed to detect and prevent conflicts of interests between its employees, officers and directors and its Advisory Clients(2) that may arise due to personal investing activities. UBS Global also has established separate procedures designed to detect and prevent insider trading ("Insider Trading Procedures"), which should be read together with this Code.

     Personal investing activities of "Covered Persons" (defined below) can create conflicts of interests that may compromise our fiduciary duty to Advisory Clients. As a result, Covered Persons must avoid any transaction that involves, or even appears to involve, a conflict of interests, diversion of an Advisory Client investment opportunity, or other impropriety with respect to dealing with an Advisory Client or acting on behalf of an Advisory Client.

     As fiduciaries, Covered Persons must at all times comply with the following principles:

     a. Client Interests Come First. Covered Persons must scrupulously avoid serving their own personal interests ahead of the interests of Advisory Clients. If a Covered Person puts his/her own personal interests ahead of an Advisory Client's, or violates the law in any way, he/she will be subject to disciplinary action, even if he/she is in technical compliance with the Code.

     b. Avoid Taking Advantage. Covered Persons may not make personal investment decisions based on their knowledge of Advisory Client holdings or transactions. The most common example of this is "front running," or knowingly engaging in a personal transaction ahead of an Advisory Client with the expectation that the Advisory Client's transaction will cause a favorable move in the market. This prohibition applies whether a Covered Person's transaction is in the same direction as the transaction placed on behalf of an Advisory Client (for example, two purchases) or the opposite direction (a purchase and sale).

1 When used in this Code "UBS Global Asset Management" and "UBS Global AM" includes UBS Global Asset Management (US) Inc. and UBS Global Asset Management (Americas) Inc. We refer to these entities collectively as UBS Global Advisors.

2 Advisory Client means any client (including but not limited to mutual funds, closed-end funds and separate accounts) for which UBS Global serves as an investment adviser or subadviser, to whom it renders investment advice, or for whom it makes investment decisions.

     If you are  uncertain  whether a real or  apparent  conflict  exists in any
particular  situation,   you  should  consult  with  the  Compliance  Department
immediately.

     This Code applies to each of the UBS Global Advisors and the registered investment companies for which a UBS Global Advisor serves as investment manager, investment advisor and/or principal underwriter ("Funds") that are listed on Appendix A (which may be amended from time to time). The Code sets forth detailed policies and procedures that Covered Persons of UBS Global Advisors must follow in regard to their personal investing activities. All Covered Persons are required to comply with the Code as a condition of continued employment.

Who is subject to the Code?

     Covered Persons. For purposes of this Code, Covered Person is defined as:

     o Each employee, officer and director of a UBS Global Advisor, their spouses and members of their immediate families;(3)

     o An employee, officer or director of any UBS AG affiliate who is domiciled on the premises of UBS Global AM for a period of 30 days or more; and

     o Consultants and other temporary employees hired for a period of 30 days or more whose duties include access to UBS Global's technology and systems, and/or trading information in any form, unless they obtain a written exemption from the Compliance Department. Consultants and other temporary employees who are employed for less than a 30-day period, but who have access to UBS Global AM's trading information, will be subject to the reporting requirements described in Appendix G.

     Interested Directors of a Fund. Directors of any Fund that is an Advisory Client (current Funds are listed on Appendix A) who are not Covered Persons but who are affiliated with another subsidiary of UBS AG ("Interested Directors") are subject to the following sections of the Code:

     Section 5.1  Initial Holdings Report and Certification
     Section 5.2 Quarterly Transactions Report for Covered Persons and Interested Directors
     Section 5.4 Annual Certification for Covered Persons, Interested Directors and Independent Directors

     Independent Directors of a Fund. Directors of a Fund who are not affiliated with a UBS Global Advisor as well as interested directors who do not have access to non-public information regarding the Portfolio Holdings of any fund advised by a UBS Global AM Advisor or who are not involved in making securities recommendations or have access to such recommendations that are not public are subject only to the following sections of the Code:

     Section 5.3 Quarterly Transactions Report for Independent Directors

     Section 5.4 Annual Certification for Covered Persons, Interested Directors and Independent Directors


3 Immediate family includes your spouse, children and/or stepchildren and other relatives who live with you if you contribute to their financial support.

2. Types of Accounts

     2.1 Covered Accounts

"Covered Account" includes any securities account (held at a broker-dealer, transfer agent, investment advisory firm, or other financial services firm) in which a Covered Person has a beneficial interest or over which a Covered Person has investment discretion or other control or influence.(5) Restrictions placed on transactions executed within a Covered Account also pertain to investments held outside of an account over which a Covered Person has physical control, such as a stock certificate.(6)


     2.2 Joint Accounts


     Covered Persons are prohibited from entering into a joint account with any Advisory Client.

     2.3 Investment Clubs


     A Covered Person may participate in an investment club only if he/she obtains the prior written approval of the Compliance Department. Requests for approval must be submitted on the Investment Club Pre-Approval Form (See Appendix E). Approval will only be granted if the Covered Person can ensure that the investment club will comply with all of the provisions of this Code.

     If the Covered Person can demonstrate that he/she does not participate in investment decision-making, then a waiver of the preclearance requirement may be granted. An exemption from the preclearance requirement will not be granted if the Covered Person has influence or control over the club's investment decisions or if Covered Persons make up 50% or more of the club's membership.

     The Compliance Department will periodically review investment club trading for abuses and conflicts and reserves the right to cancel approval of participation or to subject all of the club's trades to preclearance and other requirements. (7) Investment club accounts may not be used to undermine these procedures.

     3. Establishing Covered Accounts


          3.1 Use of Authorized Brokers

Generally, Covered Persons may maintain a Covered Account only with authorized broker-dealers. The current list of Authorized Brokers, which is subject to change from time to time, is included in Appendix I. Any exceptions to this rule must be approved in writing by the Compliance Department (See Appendix C for the appropriate form). However, Covered Persons hired on or before December 31, 2001 and who maintain a Covered Account at an unauthorized broker-dealer that was opened on or before June 30, 2002 may continue to maintain the account with the unauthorized broker. Covered Persons must obtain prior written approval from the Compliance Department to open a futures account.

5 Beneficial interest in an account includes any direct or indirect financial interest in an account.

6 Covered Accounts also include accounts for which a Covered Person has power of attorney, serves as executor, trustee or custodian, and corporate or investment club accounts.

7 Transactions effected through an investment club are subject to the reporting requirements outlined in Section 5.

Exceptions. The following Covered Accounts may be maintained away from an Authorized Broker without obtaining prior approval. Note: Covered Persons are required to report all Covered Accounts pursuant to the Reporting and Certification Requirements of Section 5 below.

Mutual Fund Only Accounts. Any account that permits a Covered Person only to buy and sell shares of open-end mutual funds for which UBS Global does not serve as investment adviser or subadviser and cannot be used to trade any other types of securities like stocks or closed-end funds.

401(k) Plans. Any account with a 401(k) retirement plan that a Covered Person established with a previous employer, provided that the investments in the plan are limited to pooled investment options (e.g., open-end mutual funds). A 401(k) plan account that permits you to trade individual securities or invest in pools consisting of securities of a single issuer must be approved by the Compliance Department. The UBS SIP plan or any successor UBS 401(k) plan is not an excepted account within this definition.

Investments in the Physical  Control of a Covered  Person.  Covered  Persons may
maintain   physical   possession  of  an  investment   (for  example,   a  stock
certificate).

You must obtain approval to maintain the following Covered Accounts:

Investments Direcly with Issuers (or their Transfer Agents). Covered Persons may participate in direct investment plans that allow the purchase of an issuer's securities without the intermediation of a broker-dealer provided that timing of such purchases is determined by the plan (e.g., dividend reinvestment plans ("DRIPS")). Such investments must be approved prior to the initial purchase of the issuer's securities. Once approved, you are not required to preclear purchases or sales of shares in the plan, although transactions and holdings must be reported. However, if you withdraw the securities and hold a certificate or transfer them to a brokerage account, subsequent sales are subject to preclearance as well as the 30-day holding period.

     3.2 Discretionary Accounts.


     Covered Persons must obtain Compliance Department approval in order to open discretionary securities accounts. A discretionary account is one where all investment decisions are made by a third-party who is unrelated to the Covered Person or is not otherwise a Covered Person ("Discretionary Account"). Although Discretionary Accounts are exempt from the provisions of Section 4 (Trading Restrictions) of this Code, they are still Covered Accounts and must comply with all other provisions of this Code, including this Section and Section 5
(Reporting and Certification Requirements). In order to obtain necessary approval to open a Discretionary Account, Covered Persons must provide the following to the Compliance Department:

     o A copy of the signed Investment Advisory Agreement and/or any other relevant documents creating the Account that demonstrate that the fiduciary has full investment discretion; and

     o A signed attestation (See Appendix F) that, if the Covered Person discusses any specific strategies, industries or securities with the independent fiduciary, the Covered Person will pre-clear any related trades that result from the discussion. (Note that if no such discussions take place in advance of transactions, preclearance is not required).

The Compliance Department will review Discretionary Account trading for abuses and conflicts and reserves the right to cancel approval of a Discretionary Account and to subject all of the account's trades to preclearance and other requirements of this Code. Discretionary Accounts may not be used to undermine these procedures.

     3.3 Reporting

     Covered Persons are responsible for notifying the Compliance Department at the time any Covered Account is opened and immediately upon making or being notified of a change in ownership or account number. The notification should be submitted in writing to the Compliance Department and include the broker name, name of the account, the date the account was opened, account number (if new account) or, if the account number changed, the old number and the new number and the effective date of the change.

     3.4 Copying the Compliance Department on Statements and Confirms

     The Compliance Department receives automatic feeds of trade confirmations and account statements from Authorized Brokers. However, for accounts maintained away from Authorized Brokers, Covered Persons must arrange for the Compliance Department to receive directly from the executing broker-dealer, bank, or other third-party institution duplicate copies of trade confirmations for each transaction and periodic account statements for each Covered Account. Covered Persons are not required to provide duplicate confirms and statements for Mutual Fund Only Accounts.

If You Cannot Arrange for Duplicate Confirmations or Statements. You may wish to engage in a transaction for which no confirmation can be delivered to the Compliance Department (e.g., a transaction in a privately placed security or a transaction in individual stocks held in a 401(k) plan). These types of transactions require the prior written approval of the Compliance Department and will involve additional reporting requirements.


4. Trading Restrictions

     Security means any interest or instrument commonly known as a security, whether in the nature of debt or equity, including any option, futures contract, shares of registered open-end investment companies (mutual funds) advised or subadvised by UBS Global AM, warrant, note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or any participation in or right to subscribe to or purchase any such interest or instrument. For purposes of these trading restrictions and the reporting requirements described in Section 5, the term security does not include U.S. government bonds, bankers' acceptances, bank certificates of deposit, commercial paper, high-quality short-term debt instruments (including repurchase agreements), or shares of registered open-end investment companies (mutual funds) for which UBS Global AM does not serve as investment adviser or subadviser. (See Appendix (A) for a list of funds advised or subadvised by UBS Global AM).

4.1 Preclearance Requirements

     Covered Persons must obtain prior written approval before purchasing, selling or transferring any security, or exercising any option (except as noted below).

The Process. The preclearance process is done electronically through iTrade or in the event the system is down, involves the following three steps:

Complete the Form. Covered Persons must complete a Trade Request Form (See Appendix B) and submit it to the Compliance Department before making a purchase, sale or transfer of a security, or exercising an option.

Wait for Approval. The Compliance Department will review the form and, as soon as practicable, determine whether to authorize the transaction.

Execute Before the Approval Expires. A preclearance approval for a transaction is only effective on the day you receive approval (regardless of time).

     If your trade is not fully executed by the end of the day, you must obtain a new preclearance approval before your order (or the unfilled portion of your order) can be executed. Accordingly, limit orders and "good `til cancelled" instructions must be withdrawn by the end of the day, unless a new approval is obtained.



Exceptions. Covered Persons do not need to preclear the following types of transactions. Please see the "Transaction Requirement Matrix" in Appendix H for a summary of the preclearance requirements.

     Open-End Investment Company Shares (Mutual Funds), including funds offered within a 529 College Savings Plan. Purchases and sales of mutual funds do not require preclearance and are not subject to the reporting requirements of Section 5. However, certain holding period requirements apply to open-end registered investment companies advised or subadvised by UBS Global (see Section 4.3 herein).

     Unit Investment Trusts (UITs). Purchases and sales of unit investment trusts do not require preclearance.

     Exchange Traded Funds (ETFs). Purchases and sales of Exchange Traded Funds that are based on a broad-based securities index do not require preclearance. Transactions in all other ETFs, including industry or sector-based funds, must be precleared.

     Certain Corporate Actions. Acquisitions of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities do not require preclearance.

     Rights. Acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired through the rights offering and not through the secondary market.

     UBS Savings and Investment Plan and Third Party 401(k) Plans. Any transaction in these plans is generally exempt from the preclearance requirements, unless the plan permits a Covered Person to trade individual securities (e.g., shares of stock), in which case such transactions are subject to preclearance.

     UBS AG Securities. Transactions by Covered Persons in UBS securities(8) generally are exempt from the preclearance requirements. Covered Persons who are deemed company insiders are not eligible for this exception and must preclear all purchases and sales of UBS securities. In addition, any Covered Person who possesses material non-public information regarding UBS AG is prohibited from engaging in transactions in UBS securities.

8 Note that Independent Directors of a mutual fund managed or advised by a UBS Global Advisor are prohibited from purchasing or otherwise acquiring or holding any security issued by UBS.

Futures and Options on Currencies, Commodities and Broad Based Indices. A Covered Person is not required to preclear futures and options on currencies or on a broad-based securities index.(9)

Transactions in Discretionary Accounts. Except under certain circumstances, a Covered Person is not required to preclear transactions in a Discretionary Account.

NOTE: All transactions, including those exempt from the preclearance requirement (other than mutual funds), are subject to the reporting requirements (See
Section 5).

     4.2 Frequency

     In order to ensure that Covered Persons are not distracted from servicing Advisory Clients, Covered Persons should not engage in more than 20 transactions per month. (Note: This does not include repetitive transactions such as rolling futures contracts.)

     4.3 Holding Period

     If a Covered Person is required to preclear a transaction in a security, he/she also must hold the security for 30 days.

     As a result, Covered Persons may not:

     o buy a security or Related Investment within 30 days after selling that security or Related Investment; or

     o sell a security or Related Investment within 30 days after purchasing that security or Related Investment.

     o Please refer to the Transaction Requirement Matrix in Appendix H.


Related Investments are investments whose value is based on or derived from the value of another security, including convertible securities and derivative securities such as options, futures and warrants.

     Exceptions.

          a. UITs and ETFs, although not subject to preclearance, must be held for at least 30 days.

          b. Shares of registered open-end investment companies advised or sub-advised by UBS Global must be held for at least 30 days.

          c. If a security has experienced a loss equal to at least 10% of the purchase price, the Covered Person may sell the security in less than 30 days, with prior approval from the Compliance Department.

          d. If you receive restricted stock as part of your compensation, you are not required to hold it for 30 days after it vests.


9 The term "Broad-based Securities Index" is not easily defined. Generally, a Broad-based Securities Index covers a wide range of companies and industries. Only futures and options on a Broad-based Securities Index are exempt from the preclearance requirement. The Compliance Department will maintain a list of approved Broad-based Securities Indices and, if you are unsure as to whether a particular index qualifies under the Code, you should consult the Compliance Department.

     4.4 Lockout Period


     Investment Personnel(10) are prohibited from buying, selling or transferring any security if they know that the security, or Related Investment, was purchased or sold on behalf of an Advisory Client five days or less prior thereto or will be purchased or sold on behalf of an Advisory Client within five days therefrom. Personal trades in securities that are effected in close proximity to the addition or deletion of such security to or from a model will be closely scrutinized. Pre-clearance through i-trade should not be equated with pre-clearance of conflicts.

     (i) Covered Persons are prohibited from executing a securities transaction on a day during which any client or fund has a pending or executed "buy" or "sell" in the same security.

     (ii) Trade Reversals. Even if a personal transaction is pre-cleared, such personal transaction is subject to being reversed after-the-fact. Furthermore, as indicated below, the Compliance Department may require any violator to disgorge any profits or absorb any losses associated with the relevant security. In short, Covered Persons assume the risk (financial or otherwise) associated with any trade reversal.

     (iii) Broad-based Securities Indices. A Covered Person's knowledge that a security will be purchased or sold by an account managed with a quantitative model that tracks the performance of a Broad-Based Securities Index, such as the S&P 500 or the Russell 1000, does not trigger the lockout period. Futures and options transactions on Broad-based Securities Indices or currencies also are exempt from the lockout period.

     (iv) The Chief Compliance Officer may grant individual exceptions at his/her discretion.


     4.5 Prohibited Transactions


     UBS Global views the following  transactions as especially likely to create
conflicts  with  Advisory  Client  interests.   Covered  Persons  are  therefore
prohibited from engaging in the following transactions:

     a. Naked Short Sales. Covered Persons are prohibited from entering into a net short position with respect to any security that is held by an Advisory Client.

     b. Futures. Purchase or sale of futures that are not traded on an exchange, as well as options on any type of futures (exchange-traded or not) are prohibited. This prohibition does not apply to currency forwards (futures or otherwise).

     c. Securities Issued by Suppliers & Vendors. Covered Persons who have information about or are directly involved in negotiating a contract with a supplier or vendor of UBS Global AM may not purchase securities issued by that supplier or vendor.

10 "Investment Personnel" include Covered Persons who are portfolio managers, research analysts, traders and any other person who, in connection with his or her regular functions or duties, makes or participates in making recommendations to clients regarding the purchase or sale of securities or has functions or duties relating to the making of recommendations regarding purchases and/or sales.


     4.6 Initial Public Offerings


     Covered Persons are prohibited from acquiring securities in an initial public offering (other than a new offering of a registered open-end investment company).

     In the event that a Covered Person holds securities in a company that has announced that it will engage in an IPO, he or she must immediately notify the Compliance Department.

     4.7 Investment in Partnerships and Other Private Placements

     Covered Persons are permitted to acquire interests in general partnerships and limited partnerships, and to purchase privately placed securities, provided they obtain prior approval from the Compliance Department. Once approved, additional capital investments (other than capital calls related to the initial approved investment) require a new approval. Covered Persons requesting permission must complete the Private Placement Request Form (See Appendix D).

     4.8 Options

          a. Call Options

     A Covered Person may purchase a call option on an individual security or ETF only if the call option has a period to expiration of at least 30 days from the date of purchase and the Covered Person either (1) holds the option for at least 30 days prior to sale or (2) holds the option and, if exercised, the underlying security, for a total period of 30 days. (Similarly, if you choose to exercise the option, you may count the period during which you held the call option toward the 30-day holding period for the underlying security or ETF.)

     A Covered Person may sell ("write") a call option on an individual security or ETF only if he/she has held the underlying security (in the corresponding quantity) for at least 30 days (Covered Call).

          b. Put Options

     A Covered Person may purchase a put option on an individual security or ETF only if the put option has a period to expiration of at least 30 days from the date of purchase and the Covered Person holds the put option for at least 30 days. If a Covered Person purchases a put on a security he/she already owns (Put Hedge), he/she may include the time he/she held the underlying security towards the 30-day holding period for the put.

     A Covered Person may not sell ("write") a put on an individual security or ETF.

          c. Options on Broad-Based Indices

Covered Persons may purchase or sell an option on a Broad-based Securities Index ("Index Option") only if the option has a period to expiration of at least 30 days from the date of purchase or sale. A Covered Person may buy or sell an Index Option with a period to expiration of less than 30 days from the date of purchase or sale to close out an open position only if he/she has held the position being closed out for at least 30 days or another exception under
Section 4.3 (Holding Period) applies.

     Note: Covered Persons must obtain preclearance approval to exercise an option on an individual security or ETF as well as to purchase or sell such an option.


     4.9 Futures

     A Covered Person may purchase and sell exchange-traded futures and currency forwards.

     Purchases and sales of futures contracts on an individual security are subject to the lockout period (See Section 4.4 above). Purchases and sales of all futures contracts are subject to the holding period requirement (See Section
4.3 above).

Note: Covered Persons must obtain preclearance approval to purchase or sell futures contracts on an individual security.


5. Reporting and Certification Requirements

     5.1 Initial Holdings Report and Certification

     Within 10 days after a Covered Person commences employment, he/she must certify that he/she has read and understands the Code, that he/she will comply with its requirements, and that he/she has disclosed or reported all personal investments and accounts required to be disclosed or reported. Interested Directors other than Covered Persons are also required to make this report within 10 days of becoming an Interested Director of a Fund.


Exceptions: Covered Persons are not required to report holdings in:


     U.S. Registered Open-End Mutual Funds        U.S. Government Securities(11)


     that are not advised or sub-advised by UBS Global (see Appendix A for a list of funds advised or subadvised by

     Money Market Instruments(12)               Accounts over which a Covered
                                                Person has no direct or indirect
                                                influence or control

However, Covered Persons are required to include in initial and annual holdings reports the name of any broker-dealer or bank with which the Covered Person has an account in which any securities are held for his/her direct or indirect benefit.










     11 Covered Persons are required to report transactions in Fannie Maes and Freddie Macs.

     12  Money  Market   Instruments   including  bankers'   acceptances,   bank
     certificates of deposit, commercial paper, and high-quality short-term debt instruments,including repurchase agreements.

     5.2 Quarterly Transactions Report for Covered Persons and Interested Directors

     Within 30 days of the end of each calendar quarter, Covered Persons must file a report of all securities and U.S.-registered open-end mutual fund transactions for which UBS Global serves as adviser or subadviser on a Quarterly Transactions Report unless a duplicate confirmation or similar document was sent to the Compliance Department contemporaneously with the transaction. In addition, Covered Persons are required to report any account opened during the quarter in which securities were held during the quarter (this includes accounts that hold those securities described above in Section 5.1).


     5.3 Quarterly Transactions Report for Independent Directors


     Directors of the Funds who are not affiliated with a UBS Global Advisor ("Independent Directors") must file a Quarterly Transactions Report with the Compliance Department only if the Independent Director knew, or in the ordinary course of fulfilling his/her official duties as a director of a Fund should have known, that during the 15 days immediately preceding or following the date of a securities transaction in the Independent Director's Covered Accounts that:

     o the security was purchased or sold by a Fund; or

     o a purchase or sale of the security was considered for a Fund.

Independent Directors must file these reports within ten days of the end of the calendar quarter in which the trade occurred.


     5.4 Annual Certification for Covered Persons, Interested Directors and Independent Directors


     Annually, Covered Persons, Interested Directors and Independent Directors must certify that they have read and understand the Code, that they have complied with its requirements during the preceding year, and that they have disclosed or reported all personal transactions/holdings required to be disclosed or reported.


6. Administration and Enforcement

     6.1 Review of Personal Trading Information

     All information regarding a Covered Person's personal investment transactions, including the reports required by Section 5, will be reviewed by the Compliance Department. All such information may also be available for inspection by the Boards of Directors of the Funds, the Chief Executive Officer and Legal Counsel of UBS Global, any party to which any investigation is referred by any of the foregoing, a Covered Person's supervisor (where necessary), the Securities and Exchange Commission, any self-regulatory organization of which UBS Global is a member, and any state securities commission.

6.2 Annual Reports to Mutual Fund Boards of Directors and UBS Global CEOs

     The Compliance Department will review the Code at least annually in light of legal and business developments and experience in implementing the Code. The Compliance Department will prepare an annual report to the Boards of Directors of the Funds and the CEO of UBS Global that:

     o describes issues that arose during the previous year under the Code, including, but not limited to, information about material Code violations and sanctions imposed in response to those material violations;

     o recommends  changes in existing  restrictions or procedures  based on the
     experience   implementing  the  Code,  evolving  industry   practices,   or
     developments in applicable laws or regulations; and

     o certifies to the Boards that procedures have been adopted that are designed to prevent Access Persons(13) from violating the Code.



     6.3 Sanctions and Remedies

     If the Compliance Department determines that a Covered Person or Fund Director has violated the Code, it may, in consultation with senior management, impose sanctions and take other actions deemed appropriate, including issuing a letter of education, suspending or limiting personal trading activities, imposing a fine, suspending or terminating employment, and/or informing regulators if the situation warrants.


13 "Access Person" is generally defined under Rule 17j-1 under the Investment Company Act to include any director or officer of a fund or its investment adviser, and any employee of a fund's investment adviser who, in connection with his or her regular functions or duties, participates in the selection of a fund's portfolio securities or who has access to information regarding a fund's future purchases or sales of portfolio securities.

As part of any sanction, the Compliance Department may require the violator to reverse the trade(s) in question and forfeit any profit or absorb any loss from the trade. Senior management will determine the appropriate disposition of any money forfeited pursuant to this section.

                                  LIST OF FUNDS

The underlined names are the Trust names and the indented names are the fund names within each Trust.

UBS Index Trust
         UBS S&P 500 Index Fund

UBS Investment Trust
         UBS Tactical Allocation Fund

UBS Series Trust
         Tactical Allocation Portfolio

The UBS Funds
  UBS Dynamic Alpha Fund
  UBS Emerging Markets Debt Fund
  UBS Emerging Markets Equity Fund
   UBS Global Allocation Fund
   UBS Global Bond Fund
   UBS Global Equity Fund
   UBS High Yield Fund
   UBS International Equity Fund
   UBS Real Estate Equity Fund
       UBS U.S. Allocation Fund
       UBS U.S. Bond Fund
       UBS U.S. Large Cap Equity Fund
       UBS U.S. Large Cap Growth Fund
       UBS U.S. Large Cap Value Equity Fund
       UBS U.S. Small Cap Equity Fund
       UBS U.S. Mid-Cap Growth Equity Fund
       UBS U.S. Small Cap Growth Fund

UBS Relationship Funds
       UBS Absolute Return Investment Grade Bond Relationship Fund
       UBS All Country World Ex US Equity Relationship Fund
       UBS Corporate Bond Relationship Fund
       UBS Defensive High Yield Relationship Fund
       UBS Emerging Markets Debt Relationship Fund
       UBS Emerging Markets Equity Completion Relationship Fund
       UBS Emerging Markets Equity Relationship Fund
       UBS Enhanced Yield Relationship Fund
       UBS Global Aggregate Bond Relationship Fund
       UBS Global Equity Relationship Fund
       UBS Global ex U.S. Smaller Cap Equity Completion Relationship Fund UBS Global Securities Relationship Fund
       UBS High Yield Relationship Fund
       UBS International Equity Relationship Fund
       UBS Opportunistic Emerging Markets Debt Relationship Fund
       UBS Opportunistic High Yield Relationship Fund
       UBS Short Duration Relationship Fund
       UBS Short-Term Relationship Fund

       UBS U.S. Bond Relationship Fund
       UBS U.S. Cash Management Prime Relationship Fund
       UBS U.S. Core Plus Relationship Fund
       UBS U.S. Equity Alpha Relationship Fund (formerly, UBS U.S. Equity
        Long/Short Relationship Fund)
       UBS U.S. Intermediate Cap Relationship Fund
       UBS U.S. Large Cap Growth Equity Relationship Fund
       UBS U.S. Large Cap Select Equity Relationship Fund
       UBS U.S. Large-Cap Equity Relationship Fund
       UBS U.S. Large-Cap Select Growth Equity Relationship Fund
       UBS U.S. Large-Cap Value Equity Relationship Fund
       UBS U.S. Securitized Mortgage Relationship Fund
       UBS U.S. Small-Cap Equity Relationship Fund
       UBS U.S. Smaller Cap Equity Completion Relationship Fund
       UBS U.S. Small-Mid Cap Core Equity Relationship Fund
       UBS U.S. Small-Mid Cap Growth Equity Relationship Fund
       UBS U.S. Treasury Inflation Protected Securities Relationship Fund

UBS PACE Select Advisors Trust
       UBS PACE Alternative Strategies Investments
       UBS PACE Global Fixed Income Investments
       UBS PACE Government Securities Fixed Income Investments
       UBS PACE High Yield Investments
       UBS PACE Intermediate Fixed Income Investments
       UBS PACE International Emerging Markets Equity Investments
       UBS PACE International Equity Investments
       UBS PACE Large Co Growth Equity Investments
       UBS PACE Large Co Value Equity Investments
       UBS PACE Municipal Fixed Income Investments
       UBS PACE Small/Medium Co Growth Equity Investments
       UBS PACE Small/Medium Co Value Equity Investments
       UBS PACE Strategic Fixed Income Investments

UBS Collective Funds
       UBS All Country World (ex.-U.S.) Equity
       UBS Bond SurPlus Fund
       UBS EME Fund
       UBS Global (Ex US and Japan) Bond
       UBS Global (Ex-US) Bond
       UBS Global (Ex-US) Equity
       UBS Global (Ex-US) Equity (Stock Only)
       UBS Global Aggregate Bond
       UBS Global Securities Portfolio
       UBS High Yield Bond Fund
       UBS Multi-Asset Portfolio
       UBS Opportunistic High Yield
       UBS Stable Value
       UBS U.S. All-Cap Equity Fund
       UBS U.S. Balanced Fund
       UBS U.S. Bond Fund

       UBS U.S. Cash Prime Fund
       UBS U.S. Core Plus
       UBS U.S. Large-Cap Equity Fund
       UBS U.S. Real Estate Securities Equity Fund
       UBS U.S. Securitized Mortgage Fund
       UBS Small Cap Equity Fund
       UBS U.S. Small Cap Equity Growth Fund
       UBS U.S. Value Equity Fund

SMA Relationship Trust
       Series M
       Series T

CLOSED-END FUNDS
Fort Dearborn Income Securities, Inc. (FTD)
Global High Income Dollar Fund Inc. (GHI)
Insured Municipal Income Fund Inc. (PIF)
Investment Grade Municipal Income Fund Inc. (PPM)
Managed High Yield Plus Fund Inc. (HYF)
Strategic Global Income Fund, Inc. (SGL)

FUNDS SUBADVISED BY UBS GLOBAL ASSET MANAGEMENT
Allmerica Core Equity Fund - Large Value
AXP Partners Small Cap Growth Fund
BB&T International Equity Fund
Enterprise Growth & Income Portfolio (Enterprise Accumulation Trust) Enterprise Growth and Income Fund (Enterprise Group of Funds)
Enterprise Strategic Allocation Fund (Enterprise Group of Funds)
Fiduciary Trust Company Fixed Income Index Portfolio
Fiduciary Trust Company GIC - Main Account
Fiduciary Trust Company GIC - Aegon fka Transamerica
Fiduciary Trust Company GIC International Core
Fiduciary Trust Company S&P 500 Index
Guardian UBS Large Cap Value Fund
Guardian UBS Small Cap Value Fund
Guardian UBS VC Large Cap Value Fund
Guardian UBS VC Small Cap Value Fund
ING UBS U.S. Balanced Portfolio
ING UBS U.S. Large -Cap Equity Fund
JPMorgan Multi-Manager Small Cap Growth Fund
Lincoln Variable Insurance Products Trust - Global Asset Allocation Fund Manulife Global Allocation Trust
MTB (formerly Vision) International Equity Fund
Ohio National Small Cap Growth
Orbitex-Saratoga Health & Biotechnology Portfolio
Principal Partners Small Cap Growth Fund II
Principal Small Cap Growth Fund, Inc.
Principal Variable Contracts Fund, Inc.
Principal Partners LargeCap Value Fund I

TA IDEX Large Cap Value
UBS Private Portfolio Trust
CIBC Frontier
CIBC - Talvest
MacKenzie Financial Services
Bankco De Guatemala
Banco De La Republica
CABEI a (Central Am Bank for Econ. Integration)
Fernhill
FLAR
Gulf International Bank
IFAD
Kingdom of Bahrain Pen Fd. Commission
Kuwait Investment Authority
Mexico
Mission of the Society of Jesus #4D
NY Province Society of Jesus
Public Institute of Social Security
Sedesa Premium
Strand Overseas
Gulbenkian

                           UBS GLOBAL ASSET MANAGEMENT
                               TRADE REQUEST FORM
             (please complete a trade request for each transaction)

I hereby request permission to BUY SELL TRANSFER (check one) the specified security in the company indicated below for my own account or other account in which I have a beneficial interest (direct or indirect) or legal title:

Account Number:      Broker:

Name of Security:      Ticker Symbol:

Number of shares, units or contracts or face amount of bonds:

I have read the current Code of Ethics and believe that the above transaction complies with its requirements.

To the best of my knowledge,

(i) no Avisory Client has purchased or sold the security listed above during the last five days;
         d
(ii) the security indicated above is not currently being considered for purchase or sale by any Advisory Client; and


(iii) the requested transaction will not result in a misuse of inside information or in any conflict of interest or impropriety with regard to any Advisory Client.


Additionally: (Please check any or all that apply)

     This investment is being purchased or sold in a private placement (if so, please complete the "Private Placement Request Form").

     The proposed purchase of the above listed security, together with my current holdings, will result in my having a beneficial interest in more than 5% of the outstanding voting securities of the company. If this item is checked, state the beneficial interest you will have in the company's voting securities after the purchase. ___________

I SHALL DIRECT MY BROKER TO PROVIDE A COPY OF A CONFIRMATION OF THE REQUESTED TRANSACTION TO THE COMPLIANCE DEPARTMENT WITHIN 10 DAYS OF THE TRANSACTION.

          PERMISSION IS EFFECTIVE ONLY ON THE DAY YOU RECEIVE APPROVAL.

Employee Signature                Print Name            Date Submitted


COMPLIANCE ONLY

Reviewed by:     APPROVED  DENIED
 Date:

DATE:

TO:  Compliance Department

FROM:


SUBJECT: OUTSIDE ACCOUNT REQUEST FORM

================================================================================
A Covered Person requesting an exception to maintain or establish an outside account must complete and submit this memorandum to the Compliance Department. Once reviewed by Compliance, the Covered Person will be notified of the terms (if any) of the approval or denial. Please be sure to attach any required documentation prior to submitting this form to the Compliance Department.

NOTE: Except for the limited exceptions noted in the UBS Global Asset Management Code of Ethics, all Covered Accounts must be maintained at an Authorized Broker
1. A Covered Account is defined as: any account in which a Covered Person has a beneficial interest, and any account in which a Covered Person has the power, directly or indirectly, to make investment decisions and/or where the Covered Person acts as custodian, trustee, executor or a similar capacity.

 1. Name of Firm(s): ___________________________________________________________
 2. Title(2) of Account(s): ____________________________________________________
 3. Type of Account(s): ________________________________________________________
 4. Account Number(s)(3) _______________________________________________________

5. Exceptions may only be granted in limited circumstances. Please check those that apply:

     A Covered Person is employed by another NYSE/NASD/NFA member firm.

     A previously acquired investment involves a unique securities product or service that cannot be held in an account with an Authorized Broker.

     The funds are placed directly with an independent investment advisory firm under an arrangement whereby the Covered Person is completely removed from the investment decision-making process. (Please attach a copy of the investment management agreement and other documentation granting discretionary authority)

     Other (please explain)

5. A copy of the account(s) statement(s) is attached to this memo. Yes No Account Not Open Yet (If the account exists but no statement is attached, please attach additional documentation that explains why)

6. Any other pertinent information that would be helpful in determining whether the request to maintain or establish an outside account should be approved:_______________________________________________________________________
________________________________________________________________________________

 _______________________________________________________________________________

 EMPLOYEE           COMPLIANCE

Name:  _______________________________    Name:  _____________________________
               (Please Print)                          (Please Print)
Dept: __________________________________ Signature: __________________________

Signature: ______________________________ Date:   _______________

Date:   ____________________

1 See  Appendix  I in the Code of  Ethics  for the  current  list of  Authorized
Brokers.
2 Name as it appears on the account.

3 If this request is to maintain an existing account(s), please list the account number(s). If this request is to establish new account(s) for which you do not have the account number(s), please write "New Account."

                           UBS Global Asset Management
                              Compliance Department
                             One North Wacker Drive
                                Chicago, IL 60601
                                 (312) 525-7161

TO:  Compliance Department

FROM:

DATE:

RE:  PRIVATE PLACEMENT REQUEST FORM

As provided in section 4.7 of the UBS Global Asset Management Code of Ethics, if a Covered Person wants to participate in a private placement or a limited partnership, he/she must complete this form and obtain the required approvals prior to investing. A Covered Person may not participate in any partnership or private placement until he/she receives written permission from the Compliance Department. Oral discussions do not constitute approval under any circumstances.

INVESTMENT INFORMATION:

1.  Name of proposed investment: ________________ Date of investment: __________

2.  Nature of investment:  _____________________________________________________

3.  Amount to be invested: ___________ # of shares: _________ % ownership: _____

4.  Describe terms of investment:

         Equity or debt? __________ Open-ended or specific maturity date? ______

         Further investment contemplated? ______________  Amount? ______________

5.  Was this investment offered to you due to your affiliation with UBS Global?

6. Do you have a position as officer of the company or other duties in connection with the investment? ____________________________________________

 7. Do you give investment advice to the company or any affiliate of the company? If so, please describe:
     ___________________________________________________________________________
     ___________________________________________________________________________

8.  Are you informed or consulted about investments made by the company?


Describe: ______________________________________________________________________

9. How frequently will you receive statements/communications regarding the investment?

      __________________________________________________________________________

10. Is the company privately/publicly held? ____________________________________

11. If privately held, are you aware of any plan to bring the company public?
     ___________________________________________________________________________

12. Have you informed the company that you are a "restricted person" in the event of an IPO of securities?
________________________________________________________________________________


13. Describe any connection(s) between the investment and UBS Global: __________
     ___________________________________________________________________________


14. To your knowledge, are there any UBS Global clients for whom this is an appropriate investment?
________________________________________________________________________________

15. Describe any client connections to this investment:_________________________

16. Are you aware of any conflict between your duties at UBS Global and this investment?

 ______________________________________________________________________________

Please attach any relevant reports/statements you can provide which describe this investment.

To the best of my knowledge, the information provided above is accurate. I will notify the Compliance Department immediately of any material changes to the information provided above. Employee

                                                              Name:
                               (Please Print)

       Signature:


                                                              Date:


COMPLIANCE DEPARTMENT APPROVAL:

Based upon the Covered Person's responses on this Private Placement Request Form and any other information noted below* or attached hereto, the Compliance Department hereby approves the Covered Person's request to participate because the investment appears to present no conflict of interest with his/her duties to UBS Global Advisory Clients.

Based upon the Covered Person's responses on this Private Placement Request Form and any other information noted below* or attached hereto, the Compliance
Department hereby disapproves the Covered Person's request to purchase the private placement.


*Please provide any additional relevant information with respect to your approval of the request to purchase this private placement:
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________.



                                               Compliance Department


                                               Name:  __________________
                                                        (Please Print)


                                               Signature: ________________


                                               Date:

                           UBS GLOBAL ASSET MANAGEMENT
                        INVESTMENT CLUB PRE-APPROVAL FORM

Date: _____________________

Personal Information:

Name: _____________________________________________________
(please print)

Department: _____________________________________

Title: _________________________________


Investment Club Information:
(Please complete a separate form for each club)

Name of Investment Club: ______________________________________________________

Are you an officer of the club? If so, please state your position. ____________

Are you on an investment decision-making committee or are you involved in making security/investment transaction recommendations for the club independent of a committee? Please explain.

________________________________________________________________________________


Certification:
understand that my activities with regard to the above investment club must comply with UBS Global Asset Management's Insider Trading Policies and the Code of Ethics. I will direct the investment club to send duplicate statements to the Compliance Department.

Memorandum


Date:

To: Employee

cc: XXXXX

From: Compliance Department

Re: Employee Discretionary Account Attestation


This memo outlines the agreed process for advisory accounts with ______________________. _______________________ has discretion over the investment management of your account(s) with them and has supplied a written summary of the current investment policy.

If you discuss specific strategies, industries or securities with them, you agree to pre-clear any related trades that result from your discussion. As long as no discussions are held between you and _______________________relating to specific investments in your account(s) in advance of a transaction, you will not be required to pre-clear your trades. You will, however, continue to be required to submit duplicate confirms and Quarterly Transactions Reports.

In addition, if the nature of your account(s) changes from discretionary to some other type, you will immediately advise the Compliance Department.

Please acknowledge this understanding by signing the bottom of this memo.



Compliance

UBS Global Employee's Acknowledgment


Agreed:  __________________________  Date:  _________________

Independent Investment Advisor's Acknowledgement


Agreed:  __________________________ Date:  _________________




Signature:___________________________________________Date:______________________

                                   Appendix G

           Consultants and Temporary Employees Reporting Requirements

Consultants and temporary employees who are employed for less than 30 days, but who have access to UBS Global's trading information are subject to the following sections of the Code:

Conflicts of Interest

     Regardless of the period of employment, Consultants and temporary employees are subject to the same fiduciary standards as all other Covered Persons. Consequently, they must ensure that they do not put their interests ahead of Advisory Clients' and avoid making personal decisions based on any knowledge/information they acquire as a result of their employment with UBS Global. For further information, please refer to the Introduction to this Code of Ethics and/or contact the Compliance Department.

Section 2.1  Report Covered Accounts to Compliance

     Consultants and temporary employees are required to disclose the name, account number, and firm at which he/she maintains a brokerage account at the time he/she is hired.

Section 3.4  Copy the Compliance Department on Trade Confirmations

     Consultants and temporary employees are only required to provide duplicate trade confirmations for each transaction executed during the period of employment.

Section 4 Trading Restrictions

     Consultants and temporary employees are required to preclear all trades and all transactions are subject to the holding periods, lockout period requirements and other restrictions outlined in this section.

Section 5 Reporting and Certification Requirements

     Consultants and temporary employees who wish to trade options are required to submit a list of all personal investments holdings (Initial Holdings Report) at the time they are hired.

Appendix  H

TRANSACTION REQUIREMENT MATRIX

The following chart contains many of the common investment instruments, though it is not all-inclusive. Please refer to the Code of Ethics for additional information.

PRECLEARANCE REPORTING/HOLDING
TRANSACTION REQUIRED? REQUIRED?

Mutual Funds
 Mutual Funds (Open-End) not advised or No No
      Subadvised by UBS Global
 Mutual Funds (Closed-End) Yes Yes
        Mutual Funds advised or subadvised No Yes
           by UBS Global
 Unit Investment Trusts  No Yes
 Variable & Fixed Annuities No No

Equities
 UBS Stock No Yes
 Common Stocks Yes Yes
 ADRs Yes Yes
 DRIPS No Yes
 Stock Splits No Yes/N/A
 Rights  No Yes
 Stock Dividend No Yes/N/A
 Warrants (exercised) Yes Yes
 Preferred Stock Yes Yes
 IPOs Prohibited                                       Prohibited
 Naked Shorts against a client position Prohibited Prohibited

Options (Stock)
 UBS (stock options) No Yes
 Common Stocks Yes Yes
 Exchange Traded Funds Yes Yes

Fixed Income
 US Treasury No No
 CDs No No
 Money Market No No
 GNMA No No
 Fannie Maes Yes Yes
 Freddie Macs Yes Yes

Bonds
 US Government No No
 Corporate  Yes Yes
 Convertibles (converted) Yes Yes
 Municipal Yes Yes

Private Placements  Yes  Yes

Limited Partnerships  Yes Yes
Exchange-Traded Funds
     Broad based ETFs(1) No Yes
     Industry or Sector Specific ETFs Yes Yes
     All other Exchange Traded Funds Yes Yes














     1 These are ETFs that are broadly diversified and based on a broad index.

                           LIST OF AUTHORIZED BROKERS


                         1. UBS Financial Services Inc.
                             2. Fidelity Investments
                           3. Charles Schwab & Company
                    4. TD Waterhouse Investor Services, Inc.

U.S. Trust logo








                                   U.S. TRUST
                               INVESTMENT ADVISER
                                 CODE OF ETHICS











                                                  Effective:     March 31, 2006

                                TABLE OF CONTENTS
                                                                            Page

I.       INTRODUCTION..........................................................1

II.      DEFINITIONS...........................................................2

III.     RESTRICTIONS ON PERSONAL INVESTMENT ACTIVITIES........................6

         A.       General Policy...............................................6
         B.       Pre-Clearance of Personal Securities Transactions............6
         C.       Prohibition against Acquiring Securities in an IPO...........6
         D.       Restricted Periods for Trading in the Same Security as a
                   Client......................................................6
         E.       Restricted Periods Exception.................................7
         F.       Restrictions on Short-Term Trading...........................7
         G.       Market Timing................................................7
         H. Delivery of Duplicate Trade Confirmations and Investment Account Statements to U.S.
                  Trust........................................................7
         I.       Prohibition on Service as a Director.........................7
         J.       Prohibition on Accepting or Giving Gifts.....................7

IV.      TRANSACTIONS AND HOLDINGS NOT SUBJECT TO THIS CODE ...................7

V.       REPORTING  REQUIREMENTS AND PROCEDURES................................7

         A.       Reporting Requirements.......................................7
         B.       Pre-clearance Procedures.....................................8
         C.       Special Procedures for Private Placement Securities..........9

VI.      OVERSIGHT OF CODE OF ETHICS...........................................9

VII.     SANCTIONS............................................................10

VIII.    CONFIDENTIALITY......................................................10

EXHIBIT A....................................................................A-1


EXHIBIT B....................................................................B-1

I. INTRODUCTION

Rule 17j-1 of the Investment Company Act of 1940 generally requires that every registered investment company, and each investment adviser to, and principal underwriter for, such investment company, adopt a written code of ethics containing provisions reasonably necessary to prevent its "Access Persons" (as defined below in section IIA) from engaging in any inappropriate personal investing.

The Insider Trading and Securities Fraud Enforcement Act of 1988 requires every investment adviser and registered broker-dealer to develop, implement and enforce policies and procedures to prevent the misuse of material nonpublic information. In addition, Rule 204-2 (a) (12) and (13) under the Investment Advisers Act of 1940, Federal Reserve Regulation H, OCC regulation at 12 CFR 12 and certain other banking regulations require investment advisers and banks, respectively, to maintain records relating to personal trading activity of certain persons for the same purpose.

This Code of Ethics is intended to satisfy the requirements of all such applicable laws.

Rule 17j-1(b) makes it unlawful for any affiliated person of, or principal underwriter for, an investment company; or any affiliated person of an investment adviser of an investment company, in connection with the purchase or sale, directly or indirectly, by such person of a security "held or to be acquired" (as defined below) by an investment company:

     o To employ any device, scheme or artifice to defraud an investment company;

     o To engage in any act, practice, or course of business which operates or would operate as a fraud order upon an investment company;

     o To engage in any manipulative practice with respect to an investment company; and

     o To make any untrue statement of a material fact to an investment company or omit to state a material fact. In addition, all employees owe the clients of U.S. Trust(1) a duty of undivided loyalty that bars them from engaging in any personal investment activity which may give rise to a potential or apparent conflict of interest between the employee or U.S. Trust and its clients. Thus, each Access Person must:

     o Avoid conflicts of interest and the appearance of any conflict with client trades; and

     o Conduct personal trades in a manner which does not interfere with client's or Fund's (as defined below) portfolio transactions or otherwise take unfair or inappropriate advantage of their relationship with clients.

Every Access Person must adhere to these principles, and comply with the specific provisions and procedures of this Code of Ethics. Structuring transactions to achieve mere technical compliance with the terms of the Code of Ethics and the related procedures will not shield any Access Person from liability for personal trading or other conduct that violates a duty to the Funds or other U.S. Trust clients.

------------------------
(1) For this purpose, "U.S. Trust" or the "Firm" includes U.S. Trust Corporation and its subsidiaries and affiliates.

Because of the nature of the business of U.S. Trust, you may from time to time be exposed to material, non-public information and other non-public proprietary information. Federal securities laws prohibit your use of such information. Moreover, every Access Person is prohibited from purchasing or selling securities when in possession of material non-public information regarding the security. See the section on "Personal Investment Accounts and Inside Information" in the U. S. Trust Corporation Code of Business Conduct and Ethics for additional guidance.

This Code applies to every "Access Person." It is the policy of U.S. Trust that no "Access Person" will make, participate in, or engage in any act, practice or course of conduct that would violate this Code or any applicable Federal
Securities Laws or which would, in any way, conflict with the interests of clients or Funds. All Access Persons must report any violations of this Code to the Corporate Compliance Division.

II. DEFINITIONS

A. "Access Person" means any director or officer of a Registered Investment Adviser (as defined below) or any advisory person of a Fund or U.S. Trust client. An "advisory person" includes:

Any employee of a Registered Investment Adviser or an employee of U.S. Trust who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by a Fund or a U.S. Trust client, or whose functions relate to the making of any recommendations with respect to the purchases or sales of securities, or whose functions or duties relate to the determination of which recommendation will be made to a Fund or U.S. Trust client; and

Any person (a) in a control relationship to a Fund or a Registered Investment Adviser, (b) any affiliated person of such controlling person, or (c) any affiliated person of such affiliated person who obtains information concerning recommendations made to a Fund or U.S. Trust client with regard to the purchase or sale of a security by a Fund or U.S. Trust client.

U.S. Trust employees who are deemed to be "Access Persons" as a result of job functions that support the Firm's investment adviser activities, must read and abide by the Investment Adviser Code of Ethics ("IACOE"). Your supervisor determines if you should be an Access Person and what Tier Level (1 or 2).

o Tier 1 "Access Persons" are any one of the following:
     - a portfolio Manager responsible for managing a Fund;
     - a research Analyst in the U.S. Trust Research Department;
     - a U.S. Trust equity securities trader (both domestic and foreign);
     - member of the U.S. Trust Management Committee;
     - a U.S. Trust fixed income securities trader;
     - a member of the Corporate Compliance Division;
     - those other individuals who have been designated by their U.S. Trust Division Managers as individuals who are directly involved in management of the Firm's Funds.

o Tier 2 "Access  Persons" are defined as any Access Person not designated  Tier
1.

B. "Beneficial Interest" or "Beneficial Ownership" means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in securities. For example, securities owned or held by the following individuals and entities are generally considered to be beneficially owned or held by the Access Person, and therefore are subject to the requirements of this Code of Ethics:

     1. a member of an Access Person's immediate family;

     2. a person who lives in an Access Person's household and over whose purchases, sales, or other trading activities an Access Person directly or indirectly exercises influence;

     3. a relative whose financial affairs an Access Person "controls", whether by contract, arrangement, understanding or by convention (such as a relative he or she traditionally advises with regard to investment choices, invests for or otherwise assists financially);

     4. an investment account (as defined below) or trust account (other than one maintained at U.S. Trust in the Access Person's capacity as a U.S. Trust employee) over which an Access Person has investment control or discretion;

     5. a trust or other arrangement that names an Access Person as a beneficiary; and

     6. a non-public entity (partnership, corporation or otherwise) of which an Access Person is a director, officer, partner or employee, or in which he owns 10% or more of any class of voting securities, a "controlling" interest as generally defined by securities laws, or over which he exercises effective control.

C. The term "Code" refers to the U.S. Trust Investment Adviser Code of Ethics.

D. "Confidential Information" means any material, non-public information, and non-public proprietary information. Portfolio holdings of Funds are considered Confidential Information until publicly disclosed.

E. "Exempt Security" refers to securities exempt from pre-clearance requirements and includes:

     1. Direct obligations of the United States Government and securities issued by United States Government agencies

     2. Municipal securities with a principal value of $500,000 or less;

     3. Investment grade corporate bonds with a principal value of $500,000 or less:

     4. Shares  issued by open-ended  investment  companies,  commonly  known as
     mutual  funds,  other  than  Reportable  Funds  or  exchange-traded   funds
     ("ETFs");

     5. Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

     6. Securities purchased or sold in any account over which an Access Person has no direct or indirect influence or control (i.e., blind trust, discretionary account or trust managed by a third party); and

     7. Securities acquired as part of an automatic dividend reinvestment plan (commonly referred to as "DRIPs").

F. "First Tier Restricted Period" refers to a Reportable Security traded by a U.S. Trust client or Fund and means that Tier 1 employees cannot execute an order in a personal account following a similar client order for the 7 days before and after that client's order is executed.

G. "Fund" means a registered or unregistered investment company or business development company client of U.S. Trust, including common and collective funds.

H. An Access Person's "immediate family" includes a spouse, minor children and adults living in the same household as the Access Person.

I. "Initial Public Offering ("IPO")" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

J. "Investment Account" means any account:

     1. which contains Reportable Securities in which an Access Person holds a Beneficial Interest, regardless of whether the account is managed by an independent third party or self-directed; or

     2. on which an Access Person or a member of his or her immediate family is named in the title of the account; or

     3. for which an Access Person acts as Guardian, Trustee, Custodian, etc., (other than those maintained at U.S. Trust in the Access Person's capacity as a U.S. Trust employee); or

     4. over which an Access Person exercises control, either directly (e.g., by Power of Attorney) or indirectly (e.g., as an adviser).

Note: A comprehensive list of all Access Persons will be compiled and maintained by the Corporate Compliance Division in consultation with those persons who supervise such employees.

K. "Investment Account Records" means any trade confirmations for any securities transactions and/or monthly brokerage statements.

L. "Private Placement Securities" means securities that are exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933.

K. "Registered Investment Adviser" means any subsidiary (e.g. CTC Consulting, Inc.) or division of any subsidiary of U.S. Trust Corporation (e.g. U.S. Trust Asset Management Division) that is registered under the Investment Advisers Act of 1940.M.

N. "Reportable Fund" means (i) any fund for which U.S. Trust or an affiliate serves as an investment adviser as defined in Section 2(a)(20) of the Investment Company Act of 1940; or (ii) any fund whose investment adviser or principal underwriter controls U.S. Trust, is controlled by U.S. Trust, or is under common control with U.S. Trust. Current Reportable Funds include the SchwabFunds, the Laudus Funds and the Excelsior Funds.

O. "Reportable Security" means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing, except that it does not include direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements, shares issued by money market funds (including those affiliated with U.S. Trust), shares issued by open-end funds other than Reportable Funds or ETFs, and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

P. "Restricted Period" means the First Tier and Second Tier Restricted Periods.

Q. "Second Tier Restricted Period" refers to a Reportable Security traded by a U.S. Trust client or Fund and means that a Tier 2 employee cannot execute an order in a personal account on the same calendar day in which a client order is executed.

R. "Security" or "Securities" means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.


S. A security is "held or to be  acquired"  if within the most recent 15 days it
(1) is or has been held by a Fund, or (2) is being or has been considered by a Fund or U.S. Trust, as the Fund's investment adviser, for purchase by a Fund. A purchase or sale includes the writing of an option to purchase or sell and any security that is exchangeable for, or convertible into, any security that is held or to be acquired by a Fund.

III. RESTRICTIONS ON PERSONAL INVESTMENT ACTIVITIES

A. General Policy. No Access Person shall engage in any act, practice or course of business that would violate the provisions of Rule 17j-1(b) set forth above, or in connection with any personal investment activity, engage in conduct inconsistent with this Code.

B. Pre-Clearance of Personal Securities Transactions. No Access Person shall buy or sell securities other than Exempt Securities for his or her personal portfolio or the portfolio of a member of his or her immediate family without obtaining pre-clearance.

     1. Duration of Pre-clearance Approval. Pre-clearance approval is effective for only two business days (the day on which approval is given and one additional business day).

     2. Pre-clearance Does Not Protect Wrongdoing. Compliance with this Pre-clearance requirement is separate from and in addition to the Access Person's duty to refrain from trading during a Restricted Period or to obtain prior approval to purchase securities offered in a private placement and in an initial public offering. Even if an Access Person has pre-cleared a transaction in a security subject to this Code, each such Access Person acknowledges that the transaction may be subject to further review by the Corporate Compliance Division if the transaction is ultimately determined to have been made during a Restricted Period.

     3. Options. When trading options, the Access Person must pre-clear the underlying security and the option before entering an option contract.

C. Prohibition against Acquiring Securities in an IPO. Access Persons are prohibited from acquiring any Beneficial Interest in any security offered in an IPO. However, exceptions may be allowed when (1) the investment relates to securities of the employer of a spouse offered to all employees at the spouse's level, or (2) for the demutualization of insurance companies, banks or savings and loans. Note: Regardless of whether an exception is allowed, all Access Persons must report and pre-clear all transactions in IPOs, and the Access Person would be required to provide appropriate documentation supporting the exception.

D. Restricted Periods for Trading in the Same Security as a Client. Except as provided in Section III E. below, Access Persons are prohibited from directly or indirectly trading in a Reportable Security on a day during which a U.S. Trust client or Fund has a pending "buy" or "sell" order in the same Reportable Security until such order is executed or withdrawn. In addition, each First Tier Access Person is prohibited from buying or selling a Reportable Security during the First Tier Restricted Period.

E. Restricted Periods Exception. (a) While directly or indirectly trading in a Reportable Security during a Restricted Period is generally not permitted, there may be some circumstances where the Corporate Compliance Division may determine that such an investment may be permitted. (b) The Restricted Periods only apply to transactions in Reportable Securities.

F. Restrictions on Short-Term Trading. (1) No Access Person shall be permitted to retain a profit made on any Reportable Security sold within sixty (60) calendar days of a transaction in which the Access Person obtained a Beneficial Interest in that same Reportable Security (or purchase to cover a short sale made within the previous sixty (60) calendar days).

G. Market Timing. No Access Person shall be permitted to engage in frequent purchases and sales or sales and purchases of the same Excelsior Fund or Schwab advised fund in accordance with U.S. Trust and Excelsior policies prohibiting market timing.

H. Delivery of Duplicate Trade Confirmations and Investment Account Statements to U.S. Trust. Every Access Person must disclose all Beneficial Interests in securities held in any existing Investment Account or otherwise to the Corporate Compliance Division. The Access Person shall be responsible for directing the appropriate broker(s) to supply the Corporate Compliance Division with duplicate copies of his or her Investment Account Records. If the Access Person's account is held at Schwab it is his or her responsibility to inform Schwab that he or she is an employee of U.S. Trust. Transactions reported will be reviewed and compared against the transactions of U.S. Trust's clients, and Funds. Each Access Person must promptly notify the Corporate Compliance Division when an Investment Account is opened, closed or moved. Note: It is the responsibility of each Access Person, as well as his or her supervisor to ensure that timely trading information is provided to the Corporate Compliance Division.

I . Prohibition on Service as a Director. For limitations on service as a director, see the U.S. Trust Corporation Code of Business Conduct and Ethics ("BC&E).

J. Prohibition on Accepting or Giving Gifts. For limitations on accepting or receiving gifts, see the U.S. Trust BC&E.

IV.  TRANSACTIONS AND HOLDINGS NOT SUBJECT TO THIS CODE

The purchase and sale of any Security other than a Reportable Security is not subject to the pre-clearance or reporting requirements of this Code.

V.  REPORTING REQUIREMENTS AND PROCEDURES

A. Reporting Requirements. In order to provide U.S. Trust with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed by its Access Persons:

     1. Initial and Annual Holdings Report: Within ten (10) days after a person becomes an Access Person, and annually thereafter, such person shall submit to the Corporate Compliance Division a completed Initial/Annual Holdings Report in the form attached hereto as Exhibit A (or another form of written submission containing all required information and acceptable to the Corporate Compliance Division) that lists all securities other than Exempt Securities in which such Access Person has a Beneficial Interest. Each holdings report must contain, at a minimum, (a) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person's direct or indirect benefit; and (c) the date the Access Person submits the report. The Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person became an Access Person and the Annual Holdings Report shall be submitted no later than January 31 and must be current as of a date no more than 45 days prior to the date the report is submitted.

     2. Monthly/Quarterly Reporting Requirements: If the Access Person maintains Investment Accounts with institutions other than Charles Schwab & Co., U.S. Trust or UST Securities, they shall, within thirty (30) days of the end of each calendar month or quarter, depending on the frequency of the statement, submit a Securities Transaction Report to the Corporate Compliance Division in the form attached hereto as Exhibit B (or another form of written submission containing all required information and acceptable to the Corporate Compliance Division), showing all transactions in Securities in which the person has, or by reason of such transaction acquires, any Beneficial Interest, as well as all accounts established with brokers, dealers or banks during the period in which any securities were held for the Beneficial Interest of the Access Person. An Access Person need not make a transaction report under this paragraph if all of the information required by this paragraph 2 is contained in the Investment Account Statements provided to U.S. Trust. Additionally, each quarter, each Access Person shall certify,( in the format specified), to the Corporate Compliance Division, that he or she has submitted all records required to be submitted and is in compliance with the Code.

     3. Accuracy of Information: U.S. Trust periodically may request an Access Person to affirm the accuracy of the information previously supplied pursuant to Rule 17j-1's periodic reporting requirements. In addition, each

     Access Person must immediately notify the Corporate Compliance Division of any changes occurring after the submission of the required periodic reports, including the opening, closing or moving of an Investment Account. The Access Person should not wait until the filing of a Quarterly Certification to notify U.S. Trust of any changes.

B.  Pre-clearance Procedures.

     1. To receive pre-clearance for a securities transaction, the Access Person should forward a written request for pre-clearance to his or her supervisor or such person as your supervisor indicates you should submit the request to. Note: If the supervisor is not available, pre-clearance should be sought from the Corporate Compliance Division. Pre-clearance should generally be sought through i-Trade, the web-based personal trading software used by U.S. Trust, although pre-clearance requests may be submitted in other written format with the authorization of the Corporate Compliance Division.

     2. If appropriate, the Access Person's supervisor will electronically approve the personal trade request. Supervisory approval denotes that to the best of the supervisor's knowledge, after making reasonable inquiry, the Access Person's proposed trade is not based upon Confidential Information relating to a proposed trade or pending trading activity by a client or Fund advised by U.S. Trust or otherwise in violation of Rule 17j-1 or other applicable law.

     3. Upon supervisory approval, the request will be reviewed by the Corporate Compliance Division. Approval by the Corporate Compliance Division denotes that there is no significant, anticipated or pending trading activity in the issue for which the Access Person is requesting trading approval The Corporate Compliance Division will also confirm that the Access Person has current certifications on file and that the proposed trade does not appear to violate the Code.

     4. Upon approval by the Corporate Compliance Division, a confirmation will be sent to the originating Access Person. The pre-clearance approval will be effective for only two business days (the day on which approval is given and one additional business day).

C. Special Procedures for Private Placement Securities.

Prior to acquiring a Beneficial Interest in Private Placement Securities, an Access Person must submit a written approval request and obtain written approval from:

     1. His or her direct supervisor; and

     2. The Director of Securities and Corporate Compliance or his designee; an Access Person must also disclose to the individuals referenced above, any Beneficial Ownership of private placement securities if that Access Person plays a material role in U.S. Trust's subsequent investment decision regarding the same issuer. Once this disclosure is made, an independent review of U.S. Trust's investment decision must be made by investment personnel with no personal interest in that particular issuer. This process will accommodate personal investments for Access Persons and provide scrutiny where there is a potential conflict of interest.

VI.   OVERSIGHT OF CODE OF ETHICS

This Code is administered by the Director of Securities and Corporate Compliance. Investment Account Statements will be reviewed on an ongoing basis by the Corporate Compliance Division and compared to transactions entered into by U.S. Trust for its clients and Funds. Any transactions which are identified as being a potential violation of the Code will be reported promptly by the Corporate Compliance Division to the appropriate supervisor.

The Corporate Compliance Division will provide each Access Person with a copy of the Code and any amendments and each Access Person will acknowledge in writing that they have received and read the Code and any amendments.

Each supervisor shall consider all information available regarding a potential violation of this Code by his or her subordinate, including any information provided to the supervisor by the Corporate Compliance Division. Upon the supervisor's determination that a violation of this Code has occurred, the supervisor shall consult with the Corporate Compliance Division and the supervisor may impose such sanctions or remedial actions as he or she deems appropriate, within the sanctions guidelines provided by U.S. Trust, which has been approved by the U.S. Trust Risk Policy Committee.

Any determination which is made by a supervisor regarding a violation of this Code and any sanction or remedial action imposed by the supervisor is subject to review, possible amendment and reversal by the Director of Securities and Corporate Compliance in consultation with appropriate senior management.

VII.  SANCTIONS

The specific sanctions which shall be imposed pursuant to this Code are described in U.S. Trust's sanctions guidelines, and include among other things disgorgement of any profits obtained as a result of a violation of this Code, suspension or termination of employment by U.S. Trust and the pursuit of civil or criminal penalties.

VIII.  CONFIDENTIALITY

All Confidential Information collected pursuant to this Code will be treated confidentially except to the extent required to be disclosed by law.

                                    EXHIBIT A

                         Initial/Annual Holdings Report


                  For the Year/Period Ended  ______________________________
                                                      (month/day/year)


To:  U.S. Trust

     As of the calendar year/period referred to above, I have a direct or indirect beneficial ownership interest in the securities listed below which are required to be reported pursuant to the U.S. Trust's Code of Ethics:


                         Ticker Symbol or
 Title and Type of       Cusip Number (As                            Principal
     Security               Applicable)       Number of Shares        Amount



     The most recent investment account statement may be attached to this document.



     The name of any broker, dealer or bank with whom I maintain an account in which my securities are held for my direct or indirect benefit are as follows:



     This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.


                                            Signature:   _______________________


                                            Print Name:  _______________________


                                            Date:        _______________________

                                    EXHIBIT B

                          Securities Transaction Report

For the Period Ended _______________________
                                             (month/day/year)

To:  U.S. Trust

     During the period referred to above, the following transactions were effect in securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics of U.S. Trust:


    Title of
   Security
  (Required),                                     Interest
Exchange Ticker                   Number of       Rate and                      Nature of                     Broker/Dealer
Symbol or CUSIP                   Shares or       Maturity                     Transaction                       or Bank
  Number (As        Date of       Principal       Date (if    Dollar Amount     (Purchase,                    Through Whom
  Applicable)     Transaction       Amount      applicable)   of Transaction   Sale, Other)       Price         Effected



     The most recent investment account statement may be submitted in lieu of this document.

     For each Access Person of U.S. Trust, provide the following information with respect to any account established by you during the period referred to above in which securities were held during the period for your direct or indirect benefit:

          i. The name of the broker, dealer or bank with whom you established the account.

          ii. The date the account was established.


     This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.


                                 Signature:  ____________________________

                                 Print Name: ____________________________

                                 Date:       ____________________________

                    Wellington Management Company, llp
                    Wellington Trust Company, na
                    Wellington Management International Ltd
                    Wellington International Management Company Pte Ltd Wellington Global Investment Management Ltd

                    Code of Ethics


----------------    ------------------------------------------------------------
Message from our    "The reputation of a thousand years may be determined by the
CEO                 conduct of one hour." Ancient Japanese Proverb

                    We have said it time and again in our Goals, Strategy and Culture statement, "We exist for our clients and are driven by their needs." Wellington Management's reputation is built on this principle. We know that our reputation is our most valuable asset as that reputation attracts clients and promotes their trust and confidence in our firm's capabilities. We entrust our clients' interests and the firm's reputation every day to each Wellington Management employee around the world. Each of us must take constant care that our actions fully meet our duties as fiduciaries for our clients. Our clients' interests must always come first; they cannot and will not be compromised.

                    We have learned through many experiences, that when we put our clients first, we are doing the right thing. If our standards slip, or our focus wanes, we risk the loss of everything we have worked so hard to build together over the years.

                    It is important that we all remember "client, firm, person" is our most fundamental guiding principle. This high ethical standard is embodied in our Code of Ethics. The heart of the Code of Ethics goes to our obligation to remain vigilant in protecting the interests of our clients above our own. We encourage you to become familiar with all facets of the Code and trust that you will embrace and comply with both the letter and the spirit of the Code.

Table of Contents   Standards of Conduct                                       4
                    Ethical Considerations Regarding Confidentiality           5
                    Ethical Considerations Regarding Open-end Mutual Fund
                     Transactions                                              5
                    Policy on Personal Securities Transactions                 6
                        Covered Accounts                                       6
                        Transactions Subject to Pre-clearance and Reporting    8
                        Requesting Pre-clearance                               8
                        Restrictions on Covered Transactions and Other
                         Restrictions                                          9
                            Blackout Periods                                   9
                            Short Term Trading                                10
                            Securities of Brokerage Firms                     11
                            Short Sales, Options and Margin Transactions      11
                            Derivatives                                       11
                            Initial Public Offerings ("IPOs")                 12
                            Private Placements                                12
                            ETFs and HOLDRs                                   12
                        Transactions Subject to Reporting Only                12
                        Transactions Exempt from Pre-clearance and Reporting  13
                    Exemptive Procedure for Personal Trading                  14
                    Reporting and Certification Requirements                  14
                        Initial Holdings Report                               15
                        Duplicate Brokerage Confirmations and Statements 15 Duplicate Annual Statements for Wellington Managed
                        Funds                                                 16
                        Quarterly Reporting of Transactions and Brokerage
                        Accounts                                              16
                        Annual Holdings Report                                17
                        Quarterly Certifications                              17
                        Annual Certifications                                 18
                        Review of Reports and Additional Requests             18
                    Gifts, Travel and Entertainment Opportunities and Sensitive
                     Payments                                                 18
                        General Principles                                    18
                        Accepting Gifts                                       19
                        Accepting Travel and Entertainment Opportunities and
                         Tickets                                              19
                        Solicitation of Gifts, Contributions, or Sponsorships 21 Giving Gifts (other than Entertainment Opportunities) 22
                        Giving Entertainment Opportunities                    22
                        Sensitive Payments                                    23
                     Other Activities                                         23
                     Violations of the Code of Ethics                         24

Table of Contents     Appendix A - Approved Exchange Traded Funds
                      Appendix B - Quick Reference Table for Personal Securities
                                   Transactions
                      Appendix C - Quick Reference Table for Gifts and
                                   Entertainment

Standards of Conduct

Wellington Management Company, LLP and its affiliates ("Wellington Management") have a fiduciary duty to investment company and investment counseling clients that requires each Employee to act solely for the benefit of clients. As a firm and as individuals, our conduct (including our personal trading) must recognize that the firm's clients always come first and that we must avoid any abuse of our positions of trust and responsibility.

Each Employee is expected to adhere to the highest standard of professional and ethical conduct and should be sensitive to situations that may give rise to an actual conflict or the appearance of a conflict with our clients' interests, or have the potential to cause damage to the firm's reputation. To this end, each Employee must act with integrity, honesty, dignity and in a highly ethical manner. Each Employee is also required to comply with all applicable securities laws. Moreover, each Employee must exercise reasonable care and professional judgment to avoid engaging in actions that put the image of the firm or its reputation at risk. While it is not possible to anticipate all instances of potential conflict or unprofessional conduct, the standard is clear.

This Code of Ethics (the "Code") recognizes that our fiduciary obligation extends across all of our affiliates, satisfies our regulatory obligations and sets forth the policy regarding Employee conduct in those situations in which conflicts with our clients' interests are most likely to develop. All Employees are subject to this Code and adherence to the Code is a basic condition of employment. If an Employee has any doubt as to the appropriateness of any activity, believes that he or she has violated the Code, or becomes aware of a violation of the Code by another Employee, he or she should consult Tracy Soehle, our Global Compliance Manager, at 617.790.8149, Selwyn Notelovitz, our Chief Compliance Officer at 617.790.8524, Cynthia Clarke, our General Counsel at 617.790.7426, or Lorraine Keady, the Chair of the Ethics Committee at 617.951.5020.

The Code reflects the requirements of United States law, Rule 17j-1 of the Investment Company Act of 1940, as amended on August 31, 2004, and Rule 204A-1 under the Investment Advisers Act of 1940. The term "Employee" for purposes of this Code, includes all Partners and employees worldwide (including temporary personnel compensated directly by Wellington Management and other temporary personnel to the extent that their tenure with Wellington Management exceeds 90 days).

Ethical Considerations
Regarding Confidentiality

Confidentiality is a cornerstone of Wellington Management's fiduciary obligation to its clients as well as an important part of the firm's culture.

Use and Disclosure of Information Information acquired in connection with employment by the organization, including information regarding actual or contemplated investment decisions, portfolio composition, research, research recommendations, firm activities, or client interests, is confidential and may not be used in any way that might be contrary to, or in conflict with the interests of clients or the firm. Employees are reminded that certain clients have specifically required their relationship with our firm to be treated confidentially.

Specific reference is made to the firm's Portfolio Holdings Disclosure Policy and Procedures, accessible on the Wellington Management intranet, which addresses the appropriate and authorized disclosure of a client's portfolio holdings.

"Inside Information" Specific reference is made to the firm's Statement of Policy on the Receipt and Use of Material, Non-Public Information (i.e., "inside information"), accessible on the Wellington Management intranet, which applies to personal securities transactions as well as to client transactions.



Ethical Considerations
Regarding Open-End
Mutual Fund Transactions

Wellington Management requires that an Employee engaging in mutual fund investments ensure that all investments in open-end mutual funds comply with the funds' rules regarding purchases, redemptions, and exchanges.

Wellington Management has a fiduciary relationship with the mutual funds and variable insurance portfolios for which it serves as investment adviser or sub-adviser, including funds organized outside the US ("Wellington Managed Funds"). Accordingly, an Employee may not engage in any activity in Wellington Managed Funds that might be perceived as contrary to or in conflict with the interests of such funds or their shareholders.

The Code's personal trading reporting requirements extend to transactions and holdings in Wellington Managed Funds (excluding money market funds). A complete list of the Wellington Managed Funds is available to Employees via the Wellington Management intranet. Please refer to "Reporting and Certification Requirements" for further details. All Employees are required to clear their personal securities transactions (as defined below) prior to execution, report their transactions and holdings periodically, and refrain from transacting either in certain types of securities or during certain blackout periods as described in more detail in this section.

Policy on Personal
Securities Transactions

Employees should note that Wellington Management's policies and procedures with respect to personal securities transactions also apply to transactions by a spouse, domestic partner, child or other immediate family member residing in the same household as the Employee.

Covered Accounts

Definition  of  "Personal   Securities   Transactions"  A  personal   securities
transaction is a transaction in which an Employee has a beneficial interest.

Definition of "Beneficial Interest" An Employee is considered to have a beneficial interest in any transaction in which the Employee has the opportunity to directly or indirectly profit or share in the profit derived from the securities transacted. An Employee is presumed to have a beneficial interest in, and therefore an obligation to pre-clear and report, the following:

1
Securities owned by an Employee in his or her name.

2
Securities owned by an individual Employee indirectly through an account or investment vehicle for his or her benefit, such as an IRA, family trust or family partnership.

3
Securities owned in which the Employee has a joint ownership interest, such as property owned in a joint brokerage account.

4
Securities in which a member of the Employee's immediate family (e.g., spouse, domestic partner, minor children and other dependent relatives) has a direct, indirect or joint ownership interest if the immediate family member resides in the same household as the Employee.

5
Securities owned by trusts, private foundations or other charitable accounts for which the Employee has investment discretion (other than client accounts of the firm).

If an Employee believes that he or she does not have a beneficial interest in the securities listed above, the Employee should provide the Global Compliance Group (the "Compliance Group") with satisfactory documentation that the Employee has no beneficial interest in the security and exercises no control over investment decisions made regarding the security (see "Exceptions" below). Any question as to whether an Employee has a beneficial interest in a transaction, and therefore an obligation to pre-clear and report the transaction, should be directed to the Compliance Group.

Exceptions If an Employee has a beneficial interest in an account which the Employee feels should not be subject to the Code's pre-clearance and reporting requirements, the Employee should submit a written request for clarification or an exemption to the Global Compliance Manager. The request should name the account, describe the nature of the Employee's interest in the account, the person or firm responsible for managing the account, and the basis upon which the exemption is being claimed. Requests will be considered on a case-by-case basis. An example of a situation where grounds for an exemption may be present is an account in which the Employee has no influence or control (e.g., the Employee has a professionally managed account over which the Employee has given up discretion.

In all transactions involving such an account an Employee should, however, conform to the spirit of the Code and avoid any activity which might appear to conflict with the interests of the firm's clients, or with the Employee's position within Wellington Management. In this regard, please refer to the "Ethical Considerations Regarding Confidentiality" section of this Code.

Transactions Subject to Pre-Clearance and Reporting "Covered Transactions"

All Employees must clear their personal securities transactions prior to execution, except as specifically exempted in subsequent sections of the Code. Clearance for personal securities transactions for publicly traded securities will be in effect for 24 hours from the time of approval. Transactions in the following securities are "Covered Transactions" and therefore must be pre-cleared and reported:

 o bonds (including municipal bonds)
 o stock (including shares of closed-end funds and funds organized outside the US that have a structure similar to that of closed-end funds)
 o exchange-traded funds not listed on Appendix A
 o notes
 o convertibles
 o preferreds
 o ADRs
 o single stock futures
 o limited partnership and limited liability company interests (for example, hedge funds not sponsored by Wellington Management or an affiliate)
 o options on securities
 o warrants, rights, etc., whether publicly traded or privately placed

See Appendix B for a summary of securities subject to pre-clearance and reporting, securities subject to reporting only, and securities exempt from pre-clearance and reporting.


Requesting Pre-Clearance

Pre-clearance for Covered Transactions must be obtained by submitting a request via the intranet-based Code of Ethics Compliance System ("COEC"). Approval must be obtained prior to placing the trade with a broker. An Employee is responsible for ensuring that the proposed transaction does not violate Wellington Management's policies or applicable securities laws and regulations by virtue of the Employee's responsibilities at Wellington Management or the information that he or she may possess about the securities or the issuer. The Compliance Group will maintain confidential records of all requests for approval. Covered Transactions offered through a participation in a private placement (including both securities and partnership interests) are subject to special clearance by the Chief Compliance Officer or the General Counsel or their designees, and the clearance will remain in effect for a reasonable period thereafter, not to exceed 90 days (See, "Private Placements").

An Employee wishing to seek an exemption from the pre-clearance requirement for a security or instrument not covered by an exception (see below) that has similar characteristics to an excepted security or transaction should submit a request in writing to the Global Compliance Manager.


Restrictions on Covered Transactions and Other Restrictions on Personal Trading

Covered Transactions are restricted and will be denied pre-clearance under the circumstances described below. Please note that the following restrictions on Covered Transactions apply equally to the Covered Transaction and to instruments related to the Covered Transaction. A related instrument is any security or instrument issued by the same entity as the issuer of the Covered Transaction, including options, rights, warrants, preferred stock, bonds and other obligations of that issuer or instruments otherwise convertible into securities of that issuer.

The restrictions and blackout periods prescribed below are designed to avoid conflict with our clients' interests. However, patterns of trading that meet the letter of the restrictions but are intended to circumvent the restrictions are also prohibited. It is expected that Employees will comply with the restrictions below in good faith and conduct their personal securities transactions in keeping with the intended purpose of this Code.

1
Blackout  Periods
No Employee may engage in Covered Transactions involving securities or instruments which the Employee knows are actively contemplated for transactions on behalf of clients, even though no buy or sell orders have been placed. This restriction applies from the moment that an Employee has been informed in any fashion that any Portfolio Manager intends to purchase or sell a specific security or instrument. This is a particularly sensitive area and one in which each Employee must exercise caution to avoid actions which, to his or her knowledge, are in conflict or in competition with the interests of clients.

Employee Blackout Periods
An Employee will be denied pre-clearance for Covered Transactions that are:
o being bought or sold on behalf of clients until one trading day after such buying or selling is completed or canceled;
o the subject of a new or changed action recommendation from a research analyst until 10 business days following the issuance of such recommendation;
o the subject of a re-issued but unchanged recommendation from a research analyst until 2 business days following re-issuance of the recommendation.

Portfolio Manager Additional Blackout Period
In addition to the above, an Employee who is a Portfolio Manager may not engage in a personal transaction involving any security for 7 calendar days prior to, and 7 calendar days following, a transaction in the same security for a client account managed by that Portfolio Manager without a special exemption. See "Exemptive Procedures for Personal Trading" below.

Portfolio Managers include all designated portfolio managers and other investment professionals that have portfolio management responsibilities for client accounts or who have direct authority to make investment decisions to buy or sell securities, such as investment team members and analysts involved in Research Equity portfolios.

2
Short Term Trading
No Employee may take a "short term trading" profit with respect to a Covered Transaction, which means a sale, closing of a short position or expiration of an option at a gain within 60 calendar days of its purchase (beginning on trade date plus one), without a special exemption. See "Exemptive Procedures for Personal Trading" on page 14. The 60-day trading prohibition does not apply to transactions resulting in a loss.

An Employee engaging in mutual fund investments must ensure that all investments and transactions in open-end mutual funds, including funds organized outside the US, comply with the funds' rules regarding purchases, redemptions, and exchanges.

3
Securities of Brokerage Firms
An Employee engaged in Global Trading and an Employee with portfolio management responsibility for client accounts may not engage in personal transactions involving any equity or debt securities of any company whose primary business is that of a broker/dealer. A company is deemed to be in the primary business as a broker/dealer if it derives more than 15 percent of its gross revenues from broker/dealer related activities.

4
Short Sales, Options and Margin Transactions
The Code strongly discourages short sales, options and margin transactions. Subject to pre-clearance, an Employee may engage in short sales, options and margin transactions, however, an Employee engaging in such transactions should recognize the danger of being "frozen" or subject to a forced close out because of the general restrictions that apply to personal transactions as noted above. These types of activities are risky not only because of the nature of the transactions, but also because action necessary to close out a position may become prohibited under the Code while the position remains open. For example, you may not be able to close out short sales and transactions in derivatives. In specific cases of hardship, an exception may be granted by the Chief Compliance Officer or the General Counsel with respect to an otherwise "frozen" transaction.

Particular attention should be paid to margin transactions. An Employee should understand that brokers of such transactions generally have the authority to automatically sell securities in the Employee's brokerage account to cover a margin call. Such sale transactions will be in violation of the Code unless they are pre-cleared. An Employee engaging in margin transactions should not expect that exceptions will be granted after the fact for these violations.

5
Derivatives
Transactions in derivative instruments shall be restricted in the same manner as the underlying security. An Employee engaging in derivative transactions should also recognize the danger of being "frozen" or subject to a forced close out because of the general restrictions that apply to personal transactions as described in more detail in paragraph 4 above.

6
Initial  Public  Offerings
("IPOs") No Employee may engage in personal transactions involving the direct purchase of any security (debt or equity) in an IPO (including initial offerings of closed-end funds). This restriction also includes new issues resulting from spin-offs, municipal securities, and thrift conversions, although in limited cases the purchase of such securities in an offering may be approved by the Chief Compliance Officer or the General Counsel upon determining that approval would not violate any policy reflected in this Code. This restriction does not apply to initial offerings of open-end mutual funds, US government issues or money market instruments.

7
Private Placements
An Employee may not purchase securities in a private placement transaction (including hedge funds that are not sponsored by Wellington Management or one of its affiliates) unless approval of the Chief Compliance Officer, the General Counsel or their respective designees has been obtained. This approval will be based upon a determination that the investment opportunity need not be reserved for clients, that the Employee is not being offered the investment opportunity due to his or her employment with Wellington Management, and other relevant factors on a case-by-case basis.

8
Exchange Traded Funds ("ETFs") and HOLDRs
An Employee may not transact in HOLDRs. Transactions in exchange traded funds are permitted. However, transactions in exchange traded funds not listed on Appendix A are Covered Transactions that must be pre-cleared and reported. Transactions in exchange traded funds listed on Appendix A are not Covered Transactions and accordingly, are not subject to pre-clearance or reporting.

--------------------------------------------------------------------------------
Transactions Subject to Reporting Only (no need to Pre-clear)
Pre-clearance is not required, but reporting is required for transactions in:

1
Open-end mutual funds and variable insurance products that are managed by Wellington Management or any of its affiliates, including funds organized outside the US that have a structure similar to that of open-end mutual funds, if held outside of the Wellington Retirement and Pension Plan ("WRPP"). A list of Wellington Managed Funds is available via the Wellington Management intranet.

2
Non-volitional transactions to include:
o automatic dividend reinvestment and stock purchase plan acquisitions;
o transactions that result from a corporate action applicable to all similar security holders (such as splits, tender offers, mergers, stock dividends, etc.).

3
Gift transactions to include:
o gifts of  securities  to an  Employee  if the  Employee  has no control of the timing;
o gifts of securities from an Employee to an individual so long as the recipient of the gift confirms in writing that the recipient has no present intention to sell the securities received from the Employee;
o gifts of securities from an Employee to a not-for-profit organization. For this purpose, a not-for-profit organization includes only those trusts and other entities exclusively for the benefit of one or more not-for-profit organizations and does not include so-called split interest trusts (no writing is required);
o gifts of securities from an Employee to other trusts or investment vehicles, including charitable lead trusts, charitable remainder trusts, family partnerships and family trusts, so long as the recipient of the gift confirms in writing that the recipient has no present intention to sell the securities received from the Employee.

Even if the gift of a security from an Employee does not require pre-clearance under these rules, a subsequent sale of the security by the recipient of the gift must be pre-cleared and reported IF the Employee is deemed to have a beneficial interest in the security (for example, if the Employee has investment discretion over the recipient or the recipient is a family member living in the same house as the Employee).

--------------------------------------------------------------------------------
Transactions Exempt from Pre-Clearance and Reporting
Pre-clearance and reporting is not required for transactions in:

 o US government securities
 o Exchange Traded Funds listed in Appendix A
 o money market instruments

 o Collective Investment Funds sponsored by Wellington Trust Company, na ("trust company pools")
 o hedge funds sponsored by Wellington Management or any of its affiliates
 o broad-based stock index and US government securities futures and options on such futures
 o commodities futures
 o currency futures
 o open-end mutual funds and variable insurance products, including funds organized outside the US with a structure similar to that of an open-end mutual fund, that are not managed by Wellington Management or any of its affiliates


Exemptive Procedure
For Personal Trading

In cases of hardship, the Chief Compliance Officer, Global Compliance Manager, the General Counsel, or their respective designees can grant exemptions from the personal trading restrictions in this Code. The decision will be based on a determination that a hardship exists and the transaction for which an exemption is requested would not result in a conflict with our clients' interests or violate any other policy embodied in this Code. Other factors that may be considered include: the size and holding period of the Employee's position in the security, the market capitalization of the issuer, the liquidity of the security, the amount and timing of client trading in the same or a related security, and other relevant factors.

Any Employee seeking an exemption should submit a written request to the Chief Compliance Officer, Global Compliance Manager or the General Counsel, setting forth the nature of the hardship along with any pertinent facts and reasons why the employee believes that the exemption should be granted. Employees are cautioned that exemptions are intended to be exceptions, and repetitive requests for exemptions by an Employee are not likely to be granted.

Records of the approval of exemptions and the reasons for granting exemptions will be maintained by the Compliance Group.


Reporting and
Certification
Requirements

Records of personal securities transactions by Employees and their immediate family members will be maintained. All Employees are subject to the following reporting and certification requirements:

1
Initial Holdings Report
New Employees are required to file an Initial Holdings Report and a Disciplinary Action Disclosure form within ten (10) calendar days of joining the firm. New Employees must disclose all of their security holdings in Covered Transactions including private placement securities, and Wellington Managed Funds, at this time. New Employees are also required to disclose all of their brokerage accounts or other accounts holding Wellington Managed Funds (including IRA Accounts, 529 Plans, custodial accounts and 401K Plans outside of WRPP) at that time, even if the only securities held in such accounts are mutual funds. Personal trading is prohibited until these reports are filed. The forms can be filed via the COEC that is accessible on the Wellington Management intranet.

Please note that you do not need to report mutual funds or trust company pools held within the WRPP (this information will be obtained from the WRPP administrator); and you need not report Wellington Managed Funds that are money market funds.

2
Duplicate Brokerage Confirmations and Statements for Covered Transactions Employees may place securities transactions with the broker of their choosing. All Employees must require their securities brokers to send duplicate confirmations of their Covered Transactions and quarterly account statements to the Compliance Group. Brokerage firms are accustomed to providing this service.

To arrange for the delivery of duplicate confirmations and quarterly statements, each Employee must complete a Duplicate Confirmation Request Form for each brokerage account that is used for personal securities transactions of the Employee and each account in which the Employee has a beneficial interest and return the form to the Compliance Group. The form can be obtained from the Compliance Group. The form must be completed and returned to the Compliance
Group prior to any transactions being placed with the broker. The Compliance Group will process the request with the broker in order to assure delivery of the confirmations and quarterly statements directly to the Compliance Group and to preserve the confidentiality of this information. When possible, the duplicate confirmation requirement will be satisfied by electronic means. Employees should not send the completed forms to their brokers directly.

If under local market practice, brokers are not willing to deliver duplicate confirmations and/or quarterly statements to the Compliance Group, it is the Employee's responsibility to provide promptly the Compliance Group with a duplicate confirmation (either a photocopy or facsimile) for each trade and quarterly statement.

3
Duplicate Annual Statements for Wellington Managed Funds.
Employees must provide duplicate Annual Statements to the Compliance Group with respect to their holdings in Wellington Managed Funds.

4
Quarterly Reporting of Transactions and Brokerage Accounts
SEC rules require that a quarterly record of all personal securities transactions be submitted by each person subject to the Code's requirements within 30 calendar days after the end of each calendar quarter and that this record be available for inspection. To comply with these SEC rules, every Employee must file a quarterly personal securities transaction report electronically utilizing the COEC accessible to all Employees via the Wellington Management intranet by this deadline.

At the end of each calendar quarter, Employees will be reminded of the SEC filing requirement. An Employee that fails to file within the SEC's 30 calendar day deadline will, at a minimum, be prohibited from engaging in personal trading until the required filings are made and may give rise to other sanctions.

Transactions during the quarter as periodically entered via the COEC by the Employee are displayed on the Employee's reporting screen and must be affirmed if they are accurate. Holdings not acquired through a broker and certain holdings that were not subject to pre-clearance (as described below) must also be entered by the Employee.

All Employees are required to submit a quarterly report, even if there were no reportable transactions during the quarter. The quarterly report must include transaction information regarding:

o all Covered  Transactions (as defined on page  8);
o all  Wellington  Managed  Funds  (as  defined  on page 5);
o any new brokerage account established during the quarter including the name of the broker, dealer or bank and the date the account was established;
o non-volitional transactions (as described on page 13); and
o gift transactions (as described on page 13).

Transactions in Wellington Managed Funds and non-volitional transactions must be reported even though pre-clearance is not required. For non-volitional transactions, the nature of the transaction must be clearly specified in the report. Non-volitional transactions include automatic dividend reinvestment and stock purchase plan acquisitions, gifts of securities to and from the Employee, and transactions that result from corporate actions applicable to all similar security holders (such as splits, tender offers, mergers, stock dividends).

5
Annual Holdings Report
SEC Rules also require that each Employee file, on an annual basis, a schedule indicating their personal securities holdings as of December 31 of each year by the following February 14th. SEC Rules require that this report include the title, number of shares and principal amount of each security held in an Employee's personal account and the accounts for which the Employee has a beneficial interest, and the name of any broker, dealer or bank with whom the Employee maintains an account. "Securities" for purposes of this report are Covered Transactions, Wellington Managed Funds and those that must be reported as indicated in the prior section.

Employees are also required to disclose all of their brokerage accounts at this time, even if the only securities held in such accounts are mutual funds.

6
Quarterly Certifications
As part of the quarterly reporting process on the COEC, Employees are required to confirm their compliance with the provisions of this Code of Ethics. In addition, each Employee is also required to identify any issuer for which the Employee owns more than 0.5% of the outstanding securities.

7
Annual Certifications
As part of the annual reporting process on the COEC, each Employee is required to certify that:
o The Employee has read the Code and understands its terms and requirements;
o The Employee has complied with the Code during the course of his or her association with the firm;
o The Employee has disclosed and reported all personal securities transactions and brokerage accounts required to be disclosed or reported;
o The Employee will continue to comply with the Code in the future;
o The  Employee  will  promptly  report to the  Compliance  Group,  the  General
Counsel, or the Chair of the Ethics Committee any violation or possible violation of the Code of which the Employee becomes aware; and
o The Employee understands that a violation of the Code may be grounds for disciplinary action or termination and may also be a violation of federal and/or state securities laws.

8
Review of Reports and Additional Requests
All reports filed in accordance with this section will be maintained and kept confidential by the Compliance Group. Such reports will be reviewed by the Chief Compliance Officer or his/her designee. The firm may request other reports and certifications from Employees as may be deemed necessary to comply with applicable regulations and industry best practices.


Gifts, Travel and
Entertainment

Opportunities, and
Sensitive Payments

Occasionally, an Employee may be offered gifts or entertainment opportunities by clients, brokers, vendors or other organizations with whom the firm transacts business. The giving and receiving of gifts and opportunities to travel and attend entertainment events from such sources are subject to the general principles outlined below and are permitted only under the circumstances specified in this section of the Code.


1
General Principles Applicable to Gifts, Travel and Entertainment Opportunities, and Sensitive Payments
o An Employee cannot give or accept a gift or participate in an entertainment opportunity if the frequency and/or value of the gift or entertainment opportunity may be considered excessive or extravagant.

o An Employee cannot give or receive a gift, travel and entertainment opportunity or sensitive payment if, in doing so, it would create or appear to create a conflict with the interests of our clients or the firm, or have a detrimental impact on the firm's reputation.
o With regard to gifts and entertainment opportunities covered and permitted under the Code, under no circumstances is it acceptable for an Employee to resell a gift or ticket to an entertainment event.

2
Accepting Gifts
The only gift (other than entertainment tickets) that may be accepted by an Employee is a gift of nominal value (i.e. a gift whose reasonable value is no more than $100) and promotional items (e.g. pens, mugs, t-shirts and other logo bearing items). Under no circumstances may an Employee accept a gift of cash, including a cash equivalent such as a gift certificate, bond, security or other items that may be readily converted to cash.

Acceptance of a gift that is directed to Wellington Management as a firm should be cleared with the Employee's Business Manager. Such a gift, if approved, will be accepted on behalf of, and treated as the property of, the firm.

If an Employee receives a gift that is prohibited under the Code, it must be declined or returned in order to protect the reputation and integrity of Wellington Management. Any question as to the appropriateness of any gift should be directed to the Chief Compliance Officer, the General Counsel or the Chair of the Ethics Committee.

3
Accepting Travel and Entertainment Opportunities and Tickets
Wellington Management recognizes that occasional participation in entertainment opportunities with representatives from organizations with whom the firm transacts business, such as clients, brokers, vendors or other organizations, can be useful relationship building exercises. Examples of such entertainment opportunities are: lunches, dinners, cocktail parties, golf outings or regular season sporting events.

Accordingly, occasional participation by an Employee in such entertainment opportunities for legitimate business purposes is permitted provided that:

o a representative from the hosting organization attends the event with the Employee;
o the primary purpose of the event is to discuss business or build a business relationship;
o the Employee demonstrates high standards of personal behavior;
o participation complies with the following requirements for entertainment tickets, lodging, car and limousine services, and air travel.

Entertainment Tickets
An Employee occasionally may accept one ticket to an entertainment event only if the host will attend the event with the Employee and the face value of the ticket or entrance fee is $200 or less, not including the value of food that may be provided to the Employee before, during, or after the event. An Employee is required to obtain prior approval from his or her Business Manager before accepting any other entertainment opportunity.

An Employee is strongly discouraged from participating in the following situations and may not participate unless prior approval from his/her Business Manager is obtained:
o the entertainment ticket has a face value above $200; if approved by a Business Manager, the Employee is required to reimburse the host for the full face value of the ticket;
o the Employee wants to accept more than one ticket; if approved by a Business Manager, the Employee is required to reimburse the host for the aggregate face value of the tickets regardless of each ticket's face value;
o the entertainment event is unusual or high profile (e.g., a major sporting event); if approved by a Business Manager, the Employee is required to reimburse the host for the full face value of the ticket regardless of what the face value might be;
o the host has extended an invitation to the entertainment event to numerous Employees.

Business Managers must clear their own participation in the above situations with the Chief Compliance Officer or Chair of the Ethics Committee.

Each Employee must familiarize himself/herself with, and adhere to, any additional policies and procedures regarding entertainment opportunities and tickets that may be enforced by his/her Business Manager.

Lodging
An Employee is not permitted to accept a gift of lodging in connection with any entertainment opportunity. Rather, an Employee must pay for his/her own lodging expense in connection with any entertainment opportunity. If an Employee participates in an entertainment opportunity for which lodging is arranged and paid for by the host, the Employee must reimburse the host for the equivalent cost of the lodging, as determined by Wellington Management's Travel Manager. It is the Employee's responsibility to ensure that the host accepts the reimbursement and whenever possible, arrange for reimbursement prior to attending the entertainment event. Lodging connected to an Employee's business travel will be paid for by Wellington.

Car and Limousine Services
An Employee must exercise reasonable judgment with respect to accepting rides in limousines and with car services. Except where circumstances warrant (e.g., where safety is a concern), an Employee is discouraged from accepting limousine and car services paid for by a host when the host is not present.

Air Travel
An Employee is not permitted to accept a gift of air travel in connection with any entertainment opportunity. Rather, an Employee must pay for his/her own air travel expense in connection with any entertainment opportunity. If an Employee participates in an entertainment opportunity for which air travel is arranged and paid for by the host, the Employee must reimburse the host for the equivalent cost of the air travel, as determined by Wellington Management's Travel Manager. It is the Employee's responsibility to ensure that the host accepts the reimbursement and whenever possible, arrange for reimbursement prior to attending the entertainment event. Use of private aircraft or charter flights arranged by the host for entertainment related travel is prohibited. Air travel that is connected to an Employee's business travel will be paid for by Wellington Management.

4
Solicitation of Gifts, Contributions, or Sponsorships
An Employee may not solicit gifts, entertainment tickets, gratuities, contributions (including charitable contributions), or sponsorships from brokers, vendors, clients or companies in which the firm invests or conducts research. Similarly, an Employee is prohibited from making such requests through Wellington Management's Trading Department or any other Wellington Management Department or employee (this prohibition does not extend to personal gifts or offers of Employee owned tickets between Employees).

5
Giving Gifts (other than Entertainment Opportunities)
In appropriate circumstances, it may be acceptable for the firm or its Employees to extend gifts to clients or others who do business with Wellington Management. Gifts of cash (including cash equivalents such as gift certificates, bonds, securities or other items that may be readily converted to cash) or excessive or extravagant gifts, as measured by the total value or quantity of the gift(s), are prohibited. Gifts with a face value in excess of $100 must be cleared by the Employee's Business Manager.

An Employee should be certain that the gift does not give rise to a conflict with client interests, or the appearance of a conflict, and that there is no reason to believe that the gift violates any applicable code of conduct of the recipient. Gifts are permitted only when made in accordance with applicable laws and regulations, and in accordance with generally accepted business practices in the various countries and jurisdictions where Wellington Management does business.

6
Giving Entertainment Opportunities
An Employee is not permitted to source tickets to entertainment events from Wellington Management's Trading Department or any other Wellington Management Department or employee, brokers, vendors, or other organizations with whom the firm transacts business (this prohibition does not extend to personal gifts or offers of Employee owned tickets between Employees). Similarly, an Employee is prohibited from sourcing tickets on behalf of clients or prospects from ticket vendors.

Client events and entertainment organized, hosted and attended by one or more Wellington Management Employees are not subject to this prohibition and are outside the scope of this Code.

7
Sensitive Payments
An Employee may not participate on behalf of the firm, a subsidiary, or any client, directly or indirectly, in any of the following transactions:
o Use of the firm's name or funds to support political candidates or issues, or elected or appointed government officials;
o Payment or receipt of bribes, kickbacks, or payment or receipt of any money in violation of any law applicable to the transaction;
o Payments to government officials or government employees that are unlawful or otherwise not in accordance with regulatory rules and generally accepted business practices of the governing jurisdiction.


An Employee making contributions or payments of any kind may do so in his/her capacity as an individual, but may not use or in any way associate Wellington Management's name with such contributions or payments (except as may be required under applicable law). Employees should be mindful of these general principals when making donations to charities sponsored by clients.

8
Questions and Clarifications
Any question as to the appropriateness of gifts, travel and entertainment opportunities, or payments should be discussed with the Chief Compliance Officer, Global Compliance Manager, the General Counsel, or the Chair of the Ethics Committee.


Other Activities

Outside Activities
All outside business affiliations (e.g., directorships, officerships or trusteeships) of any kind or membership in investment organizations (e.g., an investment club) must be approved by an Employee's Business Manager and cleared by the Chief Compliance Officer, the General Counsel or the Chair of the Ethics Committee prior to the acceptance of such a position to ensure that such affiliations do not present a conflict with our clients' interests. New Employees are required to disclose all outside business affiliations to their Business Manager upon joining the firm. As a general matter, directorships in public companies or companies that may reasonably be expected to become public companies will not be authorized because of the potential for conflicts that may impede our freedom to act in the best interests of clients. Service with charitable organizations generally will be authorized, subject to considerations related to time required during working hours, use of proprietary information and disclosure of potential conflicts of interest. Employees who engage in outside business and charitable activities are not acting in their capacity as employees of Wellington Management and may not use Wellington Management's name.

Outside Employment
Employees who are officers of the firm may not seek additional employment outside of Wellington Management without the prior written approval of the Human Resources Department. All new Employees are required to disclose any outside employment to the Human Resources Department upon joining the firm.


Violations of the
Code of Ethics

Compliance with the Code is expected and violations of its provisions are taken seriously. Employees must recognize that the Code is a condition of employment with the firm and a serious violation of the Code or related policies may result in dismissal. Since many provisions of the Code also reflect provisions of the US securities laws, Employees should be aware that violations could also lead to regulatory enforcement action resulting in suspension or expulsion from the securities business, fines and penalties, and imprisonment.

The Compliance Group is responsible for monitoring compliance with the Code. Violations or potential violations of the Code will be considered by some combination of the Chief Compliance Officer, the General Counsel, the Chair of the Ethics Committee and the Vice Chair of the Ethics Committee, who will jointly decide if the violation or potential violation should be discussed with the Ethics Committee, the Employee's Business Manager, and/or the firm's senior management. Further, a violation or potential violation of the Code by an Associate or Partner of the firm will be discussed with the Managing Partners. Sanctions for a violation of the Code may be determined by the Ethics Committee, the Employee's Business Manager, senior management, or the Managing Partners depending on the Employee's position at the firm and the nature of the violation.

Transactions that violate the Code's personal trading restrictions will presumptively be subject to being reversed and any profit realized from the position disgorged, unless the Employee establishes to the satisfaction of the Ethics Committee that under the particular circumstances disgorgement would be an unreasonable remedy for the violation. If disgorgement is required, the proceeds shall be paid to any client disadvantaged by the transaction, or to a charitable organization, as determined by the Ethics Committee.

Violations of the Code's reporting and certification requirements will result in a suspension of personal trading privileges and may give rise to other sanctions.


Further Information

Questions regarding interpretation of this Code or questions related to specific situations should be directed to the Chief Compliance Officer, the General Counsel or the Chair of the Ethics Committee.

Revised: January 1, 2005

Appendix A


Approved Exchange Traded Funds

(ETFs  Approved  for  Personal  Trading  Without   Pre-Clearance  and  Reporting
Requirements)

SYMBOL                NAME


RSP                   Rydex S&P Equal Weighted Index
DGT                   streetTRACKS Dow Jones US Global Titan
DSG                   streetTRACKS Dow Jones US Small Cap Growth
DSV                   streetTRACKS Dow Jones US Small Cap Value
ELG                   streetTRACKS Dow Jones US Large Cap Growth
ELV                   streetTRACKS Dow Jones US Large Cap Value
FFF                   streetTRACKS FORTUNE 500 Index
GLD                   streetTRACKS Gold Shares
LQD                   iShares Goldman Sachs $ InvesTop Corporate Bond
SHY                   iShares Lehman 1-3 Year Treasury
IEF                   iShares Lehman 7-10 Year Treasury
TLT                   iShares Lehman 20+ Year Treasury
TIP                   iShares Lehman TIPs
AGG                   iShares Lehman Aggregate
EFA                   iShares MSCI EAFE
EEM                   iShares MSCI Emerging Markets
NY                    iShares NYSE 100
NYC                   iShares NYSE Composite
IJH                   iShares S&P MidCap 400 Index Fund
IJJ                   iShares S&P Midcap 400/BARRA Value
IJK                   iShares S&P Midcap 400/BARRA Growth
IJR                   iShares S&P SmallCap 600 Index Fund
IJS                   iShares S&P SmallCap 600/BARRA Value
IJT                   iShares S&P SmallCap 600/BARRA Growth
IOO                   iShares S&P Global 100
OEF                   iShares S&P 100 Index Fund
ISI                   iShares S&P 1500
IVE                   iShares S&P 500/BARRA Value Index Fund
IVV                   iShares S&P 500 Index Fund
IVW                   iShares S&P 500/BARRA Growth Index Fund
IWB                   iShares Russell 1000 Index Fund
IWD                   iShares Russell 1000 Value Index Fund
IWF                   iShares Russell 1000 Growth Index Fund
IWM                   iShares Russell 2000
IWN                   iShares Russell 2000 Value
IWO                   iShares Russell 2000 Growth
IWP                   iShares Russell Midcap Growth
IWR                   iShares Russell Midcap
IWS                   iShares Russell Midcap Value
IWV                   iShares Russell 3000 Index Fund
IWW                   iShares Russell 3000 Value
IWZ                   iShares Russell 3000 Growth
IYY                   iShares Dow Jones U.S. Total Market Index Fund
JKD                   iShares Morningstar Large Core

                                                                      Appendix A


Approved Exchange Traded Funds

(ETFs  Approved  for  Personal  Trading  Without   Pre-Clearance  and  Reporting
Requirements)

SYMBOL                NAME
JKE                   iShares Morningstar Large Growth
JKF                   iShares Morningstar Large Value
JKG                   iShares Morningstar Mid Core
JKH                   iShares Morningstar Mid Growth
JKI                   iShares Morningstar Mid Value
JKJ                   iShares Morningstar Small Core
JKK                   iShares Morningstar Small Growth
JKL                   iShares Morningstar Small Value
VB                    Vanguard Small Cap VIPERs
VBK                   Vanguard Small Cap Growth VIPERs
VBR                   Vanguard Small Cap Value VIPERs
VO                    Vanguard MidCap VIPERs
VTI                   Vanguard Total Stock Market VIPERs
VTV                   Vanguard Value VIPERs
VUG                   Vanguard Growth VIPERs
VXF                   Vanguard Extended Market VIPERs
VV                    Vanguard Large Cap VIPERs






This appendix may be amended at the discretion of the Ethics Committee.

Dated January 1, 2006

Personal Securities Transactions                                      Appendix B

--------------------------------------------------------------------------------
You Must Pre-Clear and Report the Following Transactions:
--------------------------------------------------------------------------------
Bonds (Including Government Agency Bonds, but excluding Direct Obligations of the U.S. Government)
Municipal Bonds
Stock
Closed-end Funds
Exchange Traded Funds not listed in Appendix A*
Notes
Convertible Securities
Preferred Securities
ADRs
Single Stock Futures
Limited Partnership Interests (including hedge funds not managed by WMC)
Limited Liability Company Interests (including hedge funds not managed by WMC) Options on Securities
Warrants
Rights
--------------------------------------------------------------------------------
You Must Report (but Not Pre-clear) the Following Transactions:
--------------------------------------------------------------------------------
Automatic Dividend Reinvestment
Stock Purchase Plan Acquisitions
Corporate Actions (splits, tender offers, mergers, stock dividends, etc.) Open-end Mutual Funds (other than money market funds) and variable insurance products advised or
sub-advised by WMC, including offshore funds ("Wellington Managed Funds") Transactions in the following ETFs: DIA, QQQQ, SPY, MDY*
Gifts of securities to you over which you did not control the timing
Gifts of securities from you to a not-for-profit organization, including a private foundation and donor advised fund
Gifts of securities from you to an individual or donee other than a not-for-
 profit if the individual or donee
represents that he/she has no present intention of selling the security
--------------------------------------------------------------------------------
You Do Not Need to Pre-clear or Report the Following Transactions:
--------------------------------------------------------------------------------
Open-end Mutual Funds not managed by WMC
Offshore Funds not managed by WMC
Variable Insurance Products not managed by WMC
ETFs listed on Appendix A
Direct Obligations of the U.S. Government (including obligations issued by GNMA
 & PEFCO)
Money Market Instruments
Wellington Trust Company Pools
Wellington Sponsored Hedge Funds
Broad based Stock Index Futures and Options
Securities Futures and Options on Direct Obligations of the U.S. Government Commodities Futures
Foreign Currency Transactions
--------------------------------------------------------------------------------

* Effective January 1, 2006 DIA, QQQQ, SPY and MDY are not on Appendix A. The Chief Compliance Officer and the General Counsel have granted an exemption to the pre-clearance requirement for these ETFs, but transactions in these ETFs need to be reported as part of your quarterly reporting.

Personal Securities Transactions                                      Appendix B


--------------------------------------------------------------------------------
Prohibited Transactions:
--------------------------------------------------------------------------------
HOLDRS
Initial Public Offerings ("IPOs")
--------------------------------------------------------------------------------

This appendix may be amended at the discretion of the Ethics Committee

Dated February 17, 2006










* Effective January 1, 2006 DIA, QQQQ, SPY and MDY are not on Appendix A. The Chief Compliance Officer and the General Counsel have granted an exemption to the pre-clearance requirement for these ETFs, but transactions in these ETFs need to be reported as part of your quarterly reporting.

Gifts and Entertainment                                               Appendix C


------------------------------------- ----------------------------------- -----------------------------------
                                      Permitted                           Restrictions
------------------------------------- ----------------------------------- -----------------------------------
Accepting an Individual Gift          Gifts with a value of $100 or       Gifts of cash, gift certificates
                                      less are generally permitted.       or other item readily convertible
                                                                          to cash cannot be accepted.
                                                                          Gifts valued at over $100 cannot
                                                                          be accepted.
------------------------------------- ----------------------------------- -----------------------------------
Accepting a Firm Gift                                                     Employee's Business Manager must
                                                                          approve prior to accepting.
------------------------------------- ----------------------------------- -----------------------------------
Accepting Entertainment               Permissible only if participation   Discouraged from accepting ticket
Opportunities and Tickets             is occasional, host is present,     or entrance fee with face value
                                      event has a legitimate business     over $200, more than one ticket,
                                      purpose, ticket or entrance fee     ticket to high profile or unusual
                                      has face value of $200 or less,     event, or event where numerous
                                      event is not unusual or high        Wellington Employees are invited.
                                      profile or could not be deemed      Business Manager approval
                                      excessive.                          required for above situations and
                                                                          Employee must pay for ticket.
------------------------------------- ----------------------------------- -----------------------------------
Accepting Lodging                     Employee cannot accept gift of      Employee must pay cost of lodging
                                      lodging                             in connection with any
                                                                          entertainment opportunity.
------------------------------------- ----------------------------------- -----------------------------------
Accepting Car/Limo Service            Exercise reasonable judgment and    Discouraged from accepting when
                                      host must be present.               host is not present unless safety
                                                                          is a concern
------------------------------------- ----------------------------------- -----------------------------------
Accepting Air Travel- Commercial      Employee cannot accept gift of      Employee must pay air travel
                                      air travel                          expenses in connection with any
                                                                          entertainment opportunity.
------------------------------------- ----------------------------------- -----------------------------------
Accepting Air Travel - Private        Employee cannot accept gift of      Employee cannot accept gift of
                                      private air travel.                 private air travel.
------------------------------------- ----------------------------------- -----------------------------------
Giving Gifts                          Gifts to clients valued at $100     Gifts valued at over $100 require
                                      or less are acceptable provided     approval of employee's Business
                                      gift is not cash or cash            Manager.
                                      equivalent.
------------------------------------- ----------------------------------- -----------------------------------
Giving Entertainment Opportunities                                        Employees cannot source tickets
                                                                          on behalf of clients from other
                                                                          employees or from ticket vendors.
------------------------------------- ----------------------------------- -----------------------------------

WELLS CAPITAL MANAGEMENT
logo






                                 CODE OF ETHICS
                   POLICY ON PERSONAL SECURITIES TRANSACTIONS
                                       AND
                                 INSIDER TRADING


                                o Be ethical
                                o Act Professionally
                                o Improve competency
                                o Exercise Independent Judgment








                                  Version 2.06

                                TABLE OF CONTENTS


I INTRODUCTION.................................................................3

   I.1 CODE OF ETHICS..........................................................3
   I.2  "ACCESS PERSONS".......................................................3
   I.3  "BENEFICIAL OWNERSHIP".................................................3

II PENALTIES...................................................................4

   II.1 VIOLATIONS OF THE CODE.................................................4
   II.2 PENALTIES..............................................................4
   II.3 DISMISSAL AND /OR REFERRAL TO AUTHORITIES..............................5

III   EMPLOYEE TRADE PROCEDURES................................................5

   III.1 PRE-CLEARANCE.........................................................5
   III.2 TRADE REPORTS.........................................................6
   III.3 PERSONAL SECURITIES TRANSACTIONS - EQUITY PORTFOLIO MANAGERS..........6
   III.4 POST-REVIEW...........................................................6
   III.5 PRE-CLEARANCE AND REPORTING REQUIREMENTS..............................7
   III.6 CONFIDENTIALITY.......................................................8
   III.7 ACKNOWLEDGEMENT OF BROKERAGE ACCOUNTS.................................8
   III.8 INITIAL AND ANNUAL HOLDINGS REPORT....................................8

IV   RESTRICTIONS..............................................................9

   IV.1 RESTRICTED SECURITIES..................................................9
   IV.2 SHORT-TERM TRADING PROFITS (60 DAY TRADING RULE)......................10
   IV.3 BLACKOUT PERIODS......................................................10
   IV.4 INSIDER TRADING.......................................................10
   IV.5 MARKET TIMING.........................................................11
   IV.6 GIFTS.................................................................11
   IV.7 DIRECTORSHIPS AND OTHER OUTSIDE EMPLOYMENT............................11
   IV.8 PURCHASES AND SALES OF SECURITIES ISSUED BY WELLS FARGO...............11
   IV.9 WELLS FARGO MUTUAL FUNDS..............................................11

V   REGULATORY REQUIREMENTS...................................................12

   V.1 INVESTMENT ADVISERS ACT OF 1940 AND INVESTMENT COMPANY ACT OF 1940.....12
   V.2 REGULATORY CENSURES....................................................12

VI   ACKNOWLEDGMENT AND CERTIFICATION.........................................13


VII   FREQUENTLY ASKED QUESTIONS (FAQs).......................................14

I INTRODUCTION

I.1 Code of Ethics

Wells Capital Management (WellsCap), as a registered investment adviser, has an obligation to maintain a policy governing personal securities transactions and insider trading by its officers and employees. This Code of Ethics and Policy on Personal Securities Transactions and Insider Trader ("Code") is adopted under Rule 17j-1 of the Investment Company Act and Section 204A-1 of the Investment Advisers Act. This Code outlines the policies and procedures for such activities based on the recognition that a fiduciary relationship exists between WellsCap and its clients. All references in this Code to employees, officers, directors, accounts, departments and clients refer to those of WellsCap.

In addition to the Code, please refer to the policies outlined in the Handbook for Wells Fargo Team Members and the Wells Fargo Code of Conduct and Business Ethics applicable to all Wells Fargo employees.

Acknowledgement of, and compliance with, this Code is a condition of employment. A copy of the Code and applicable forms are available on WellsCap's intranet site: capzone.wellsfargo.com.

As an employee, you must-

    o Be ethical
    o Act professionally
    o Improve competency
    o Exercise independent judgment

To avoid conflicts of interest, WellsCap employees, officers and directors are required to disclose to the Compliance Group all pertinent information related to brokerage accounts, outside business activities, gifts received from clients/vendors and other Code related information.

I.2  "Access Persons"

For purposes of this Code,  all  employees,  officers and  directors of WellsCap
(including independent contractors, when appropriate) are considered to be "Access Persons" and subject as a result to the policies and procedures set out in this Code. The list of Access Persons will be updated regularly but in no event less frequently than quarterly.

I.3  "Beneficial Ownership"

Personal securities transaction reports must include all accounts in which you have a beneficial interest or over which you exert direct or indirect control, including -

o accounts of immediate family members in the same household; and
o any other account, including but not limited to those of relatives and friends, over which you exercise investment discretion.

Direct and indirect control and beneficial interest may be further construed to include accounts for which an Access Person is sole owner, joint owner, trustee, co-trustee, or attorney-in-fact.

II PENALTIES

II.1 Violations of the Code

The firm's Chief Compliance Officer will report violations of the Code monthly to the President. Each Access Person must immediately report to the Chief Compliance Officer any known or reasonably suspected violations of this Code of which he or she becomes aware.

II.2 Penalties

Penalties for violation of this Code may be imposed on Access Persons as follows:

o    Minor Offenses -
     > First minor offense - Verbal warning;
     > Second minor offense - Written notice;
     > Third minor offense - $1,000.00 fine to be donated to the Access
        Person's charity of choice*.

Minor offenses include the following: late submissions of or failure to submit quarterly trade reports and signed acknowledgments of Code of Ethics forms and certifications, failure to request trade pre-clearance, and conflicting pre-clearance request dates versus actual trade dates.

o    Substantive Offenses -
     > First substantive offense - Written notice;
     > Second substantive offense - $1,000 or disgorgement of profits (whichever is greater) to be donated to the Access Person's charity of choice*;
     > Third substantive offense - $5000 fine or disgorgement of profits
       (whichever is greater) to be donated to the Access Person's charity of choice* or termination of employment and/or referral to authorities.

Substantive offenses include the following: unauthorized purchase/sale of restricted securities outlined in the Code, violations of seven-day blackouts and short-term trading for profit (60-day rule).

The number of offenses is determined by the cumulative count over a 12 month period.

o    Serious Offenses -
     A Portfolio Manager trading with insider information and/or "front running" a client or fund that he/she manages is considered a "serious offense". WellsCap will take appropriate steps that may include termination of employment and referral to governmental authorities for prosecution.

WellsCap may deviate from the penalties listed in the Code where senior management determines that a more or less severe penalty is appropriate based on the specific circumstances of that case. Any deviations from the penalties listed in the Code, and the reasons for such deviations, will be documented and maintained in the Code of Ethics files.

* The fines will be made payable to the Access Person's charity of choice (reasonably acceptable to Wells Fargo) and turned over to WellsCap, which in turn will mail the donation check on behalf of the Access Person.

II.3 Dismissal and /or Referral to Authorities

Repeated violations of the Code may result in dismissal. In addition, a violation of the law, such as fraud or insider trading, will result in immediate dismissal and referral to authorities.

The firm's Chief Compliance Officer will report all Code violations to the Wells Fargo Funds Boards of Trustees quarterly.

III   EMPLOYEE TRADE PROCEDURES

III.1 Pre-clearance

o All Access Persons in the firm must pre-clear their personal transactions in the securities specified in Section III.5 using the iTrade system. It is the responsibility of the Access Person to ensure that Compliance receives pre-clearance requests.

o E-mail (FALLSCMP@wellscap.com) or telephone requests will only be accepted for those employees who are on formal leave of absence or on PTO. When submitting requests via e-mail or telephone, at a minimum, indicate the following information

(a) Transaction Type: BUY or SELL
(b) Security Name (include coupon rate and maturity date for fixed income securities) and Ticker or CUSIP(b)
(c) Share  amount to be traded  and the  account  number in which the trade will occur
(d) Security Type: Common Stock, Options, or Bonds
o Requests from beneficial account holders outside the firm must be made via the appropriate Access Person (i.e., spouse, family member who is an Access Person). The Compliance Group will not accept requests from non-Access Persons.
o Requests may be submitted from 4:00 am (Pacific) until an hour before the market closes for the day, however, requests will be processed beginning 7:00 am (Pacific). Barring any problems with systems access (i.e., SEI, Advent/Moxy,
CRD) or other unusual circumstances, responses will be made no later than one hour from receipt of the request.
o Pre-cleared trades are valid for the same day for up to the amount of shares requested for a specific account. Additional amount of shares or trades for a different account will require an additional pre-clearance request. No exceptions.
o Pre-clearance does not eliminate the possibility of a potential conflict appearing after the execution of an employee trade. Trades will be screened for blackout violations and other conflicts, but quarter end review of each personal trade may reveal conflicts which the pre-clearance process was unable to detect.

o The use of the electronic systems ensures that each pre-clearance request is date-stamped, and it is the responsibility of each Access Person to ensure that the pre-clearance request has been received by Wells Capital Compliance.

CERTAIN PERSONAL SECURITIES TRANSACTIONS SHOULD BE REPORTED WHETHER PRE-CLEARED OR NOT (SEE SECTION III.5 FOR DETAILS).

III.2 Trade Reports

o Quarterly Trade Reports which list personal securities transactions for the quarter must be submitted by Access Persons no later than the 30th day after the end of each calendar quarter. This 30-day deadline is a federal requirement and includes weekends and holidays. If the 30th day falls on a weekend or a holiday, the report is due the business day immediately preceding this deadline.
o Quarterly Trade Reports must be submitted using the Quarterly Trade Report form to Wells Capital Compliance, either via email (to FALLSCMP@wellscap.com) or via MAC (N98820-027). If there are no activities for the quarter, a report indicating such is still required to be submitted.
o Compliance will request duplicate copies of trades confirms and monthly or quarterly brokerage account statements to be forwarded to Compliance. If a broker is unable to directly send duplicate copies, the Access Person is responsible for submitting the required documentation with the Quarterly Trade Report.
o When opening or closing brokerage accounts, please notify Compliance in writing (quarterly) by using the Acknowledgment of Brokerage Accounts form.

Forms relating to the Code of Ethics are available in WellsCap's intranet site: capzone.wellsfargo.com.

III.3 Personal Securities Transactions - Equity Portfolio Managers

In addition to pre-clearance by the Compliance Group, prior approval must be obtained from the Chief Compliance Officer if an Equity Portfolio Manager request to sell a security in his/her personal account when:

o The same security is held in the equity portfolio that is directly managed by the Portfolio Manager; or

o The Portfolio Manager is purchasing the same security for an equity portfolio for which he/she makes investment decisions.

Wells Capital Compliance will review pre-clearance requests for purchases and sales of securities that are common between personal holdings and equity portfolio holdings directly managed by the Portfolio Manager. Pre-clearance trades will be screened for blackout violations, front-running, other conflicts/trends, and 60-day rule violations.

III.4 Post-review

Wells Capital Compliance will match any broker confirms/statements received to pre-clearance requests. Discrepancies will be documented and may be subject to censures, as outlined in the PENALTIES section of this Code.

Access Person transactions will also be screened for the following:
o Same day trades: Transaction occurring on the same day as the purchase or sale of the same security in a managed account (For all securities).
o -7-day Blackout period: Transaction up to and including seven calendar days before and after the purchase and/or sale of the same security in a managed account as described in Sec IV.3 of the Code (For non-S&P500 securities).
o Short-term trading profits: The purchase and sale, and sale and purchase of the same security (including Wells Fargo mutual funds and other mutual funds subadvised by WellsCap; excluding money market funds) within 60 days resulting in a net profit. Access Persons are responsible for ensuring that the 60-day rule is observed when sale requests are made for securities previously purchased, or vice versa.
o Front running: Trading ahead of, or "front-running," a client or Wells Fargo mutual fund order in the same security; or taking a position in stock index futures or options contracts prior to buying or selling a block or securities for a client or proprietary mutual fund account (i.e., self-front running).

Other potential conflicts: Certain transactions may also be deemed in conflict with the Code and warrant additional review depending on the facts and circumstances of the transaction.

III.5 Pre-Clearance and Reporting Requirements

The table below indicates pre-clearance and reporting requirements. Requirements for all other security type transactions must be checked with Compliance.

Security Type                       Pre-Clearance             Qtrly
                                                              Reporting
Equity transactions (1)             Yes                       Yes
Fixed Inc transactions              Yes                       Yes
Wells Fargo stock(4)                No                        Yes
Open-end non-proprietary MF         No                        No
Wells Fargo MF and
MFsub-advised by
Wells Capital (2)                   No                        Yes
Close-end MF                        Yes                       Yes
ETFs (open-end and UIT)             No                        Yes
US Tsy/Agencies                     No                        No
Holders (5)                         Yes                       Yes
Short term/cash equiv.              No                        No
SPP/DRIPs                           No                        Yes
Employee 401K (3)                   No                        Yes
Private funds managed               No                        Yes
by WellsCap

(1)Including options.
(2)Reporting excludes money market funds.
(3)Requires only reporting changes in investment options
(4)Excluding 401K plans.
(5)Required only when selling a specific security from the holders group

III.6 Confidentiality

All reports of personal securities transactions, holdings and any other information filed pursuant to this Code will be kept CONFIDENTIAL, provided, however that such information is also subject to review by appropriate WellsCap personnel (Compliance and/or Senior Management) and legal counsel. Such information will also be provided to the Securities and Exchange Commission ("SEC") or other government authority when properly requested or pursuant to a court order.

III.7 Acknowledgement of Brokerage Accounts

All Access Persons are required to submit a list of all brokerage accounts as required by the Code at the time of hire. In addition, Access Persons are responsible for ensuring that any newly opened or closed accounts are communicated to Compliance by the end of the quarter. For reporting purposes, complete the Acknowledgment of Brokerage Accounts form.

III.8 Initial and Annual Holdings Report

All Access Persons are required to report all activity in their brokerage accounts, including 401k accounts and a statement of holdings, including Wells Fargo mutual fund accounts and Wells Fargo sub-advised mutual fund accounts (subject to Code requirements) within 10 days of initial employment and annually. A broker statement will suffice in lieu of a separate initial or annual holdings report. The Access Person is responsible for ensuring that Compliance receives duplicate copies of statements and/or confirms if those are sent directly by the brokers.

IV   RESTRICTIONS

The following are WellsCap's restrictions on personal trading:

IV.1 Restricted Securities

------------------------------------------------------------------------------------------------------------
SECURITY TYPE               PURCHASE                                SALE

A. S&P500 stocks            PERMITTED                               PERMITTED ,
                            >> Subject to same day blackout         subject to the following:
                               during execution of client           >> Same-day blackout during
                               trades (except index program         execution of client trades
                               trades).  Must pre-clear.            (except index program
                                                                    trades). Must pre-clear.
                                                                    For equity fund manager,
                                                                    approval is required. Refer
                                                                    to Section III.3.

B. Any security not          PERMITTED                              PERMITTED, subject to the following:
   included in the S&P500    >> Subject to pre-clearance            >> Pre-clearance requirements.
   above                        requirements.                       >> For equity fund manager, approval
                                                                    is required.  Refer to Section III.3.


C. Automatic investment      PERMITTED                              PERMITTED
   programs or direct stock  >> Subject to Code of Ethics           >> Subject to Code of Ethics preclearance
   purchase plans               reporting requirements.             requirements.


D. Initial Public Offerings  PROHIBITED                             PERMITTED, only
   (IPOs) (An IPO is                                                > If security held prior to Wells Capital
   corporation's first                                              employment and/or version 9.99 of the Code,
   offeringof a security                                            sales subject to pre-clearance requirements.
   representing shares of the
   company to the public)

E. Private  Placements (A    >> Private placements issued by a       >> Private placements issued by a client are
   private  placement is an     client are prohibited.  All other    prohibited.  All other private placements
   offer or sale of any         private placements must be approved  must be approved and reviewed by Compliance and
   security by a brokerage      and  reviewed by Compliance and the  the Chief Investment Officer/ President.
   firm not  involving a public  Chief Investment Officer/ President.
   offering,  for example, a
   venture capital deal)

G. Options (other than employee PROHIBITED                           PROHIBITED
   stock options), puts, calls,
   short sales, futures contracts
   or other similar  transactions
   involving securities issued by
   Wells Fargo & Company
------------------------------------------------------------------------------------------------------------

IV.2 Short-Term Trading Profits (60 Day Trading Rule)

The purchase and sale, and the sale and purchase, of the same security (including Wells Fargo mutual funds and other mutual funds subadvised by WellsCap, excluding money market funds) within 60 calendar days and at a profit are PROHIBITED.
o This restriction applies without regard to tax lot considerations;
o For purposes of determining whether a sale of securities results in a loss, the lowest price paid on a conflicting buy will be the highest price at which the shares may be sold for this exception;
o For purposes of determining whether a purchase of securities results in a loss, the highest price received on a conflicting sale will be the lowest price at which new shares may be purchased for this exception;
o Exercised options are not restricted, however, purchases and sales of options occurring within 60 days resulting in profits are PROHIBITED;
o Exceptions require advance written approval from the firm's Chief Compliance Officer (or designee).

Profits from any sale before the 60-day period expires may require disgorgement. Please refer to "Penalties", section II of this Code, for additional details.

IV.3 Blackout Periods

For securities in the S&P 500 stocks, a same-day firm-wide blackout will apply if the issue is being traded on behalf of a client at the time the pre-clear request is made. The blackout will not apply to trades of securities held within the WellsCap-managed Index funds.

All other issues are subject to a seven-day firm-wide blackout period if traded on behalf of WellsCap-managed funds (Mutual funds, DIFs, Collectives) and WellsCap-managed accounts.

Blackout periods apply to both buy and sell transactions.

IV.4 Insider Trading

WellsCap considers information material if there is a substantial likelihood that a reasonable shareholder would consider it important in deciding how to act. Information is considered non-public when it has not been disseminated in a manner making it available to investors generally. Information becomes public once it is publicly disseminated; limited disclosure does not make the information public (e.g., disclosure by an insider to a select group of persons).

The law generally defines insider trading as the buying or selling of a security, in breach of fiduciary duty or other relationship of trust and confidence, while in possession of material, non-public information. Insider trading is a violation of federal securities laws, punishable by a maximum prison term of 10 years and fines of up to $1 million for the individual and $2.5 million for the firm.

Tipping of material, non-public information is PROHIBITED. An Access Person cannot trade, either personally or on behalf of others, while in possession of such information.

Front-running/scalping involves trading on the basis of non-public information regarding impending market transactions.

o Trading ahead of, or "front-running," a client or Wells Fargo mutual fund order in the same security; or
o Taking a position in stock index futures or options contracts prior to buying or selling a block or securities for a client or proprietary mutual fund account (i.e., self-front running).

Scalping occurs when an Access Person purchases shares of a security for his/her own account shortly before recommending or buying that security for long-term investment to a client and then immediately selling the shares at profit upon the rise in the market price following execution of the recommendation.

IV.5 Market Timing

WellsCap prohibits late trading and does not engage in market timing when trading in mutual fund shares on behalf of its clients.

IV.6 Gifts

WellsCap, as a policy, follows Wells Fargo Bank's policy regarding gifts. Please refer to WFB Employee Handbook for requirements. WellsCap also maintains a gift and entertainment guideline available for review on Capzone.

IV.7 Directorships and Other Outside Employment

WellsCap, as a policy, follows Wells Fargo & Company's policy regarding directorships and other outside employment. Please refer to the Handbook for Wells Fargo Team Members.

IV.8 Purchases and Sales of Securities Issued by Wells Fargo

WellsCap follows Wells Fargo & Company's policy regarding securities issued by Wells Fargo & Company. No pre-clearance is required for securities issued by Wells Fargo & Company; however, quarterly reporting of purchases and sales of such securities is required.

Investments in Wells Fargo options (other than employee stock options), puts, calls, short sales, futures contracts or other similar transactions involving securities issued by Wells Fargo & Company are prohibited.

IV.9 Wells Fargo Mutual Funds

Mutual Fund Holdings

Access Persons are required to report Wells Fargo mutual fund holdings and other mutual funds subadvised by WellsCap.

Mutual Fund Transactions
On a quarterly basis, Access Persons are required to report any purchases or sales of Wells Fargo mutual funds and other mutual funds subadvised by WellsCap. Money market funds are excluded from quarterly reporting.

Employee 401K Plans

Access Persons are required to report investment option changes for their own and spouse 401K plans.

60 Days Holding Period

Access Persons are required to hold Wells Fargo mutual funds and other mutual funds subadvised by WellsCap, for 60 days unless transacting for a loss. Money market funds are excluded.

V   REGULATORY REQUIREMENTS

V.1 Investment Advisers Act of 1940 and Investment Company Act of 1940

The SEC considers it a violation of general antifraud provisions of federal securities laws whenever an adviser, such as WellsCap, engages in fraudulent, deceptive or manipulative conduct. As a fiduciary with responsibility for client assets, WellsCap cannot engage in activities, which would result in conflicts of interests (for example, "front-running," scalping, or favoring proprietary accounts over those of the clients').

V.2 Regulatory Censures

The SEC can censure, place limitations on the activities, functions, or operations of, suspend for a period not exceeding twelve months, or even revoke the registration of any investment adviser based on a:

>> Failure reasonably to supervise, with a view to preventing violations of the provisions of the federal securities laws, an employee or a supervised person who commits such a violation.
>> However, no supervisor or manager shall be deemed to have failed reasonably to supervise any person, if
(a) there have been established procedures, and a system for applying such procedures, which would reasonably be expected to prevent and detect, insofar as practicable, any such violation by such other person and
(b) such supervisor or manager has reasonably discharged the duties and obligations incumbent upon him/her by reason of such procedures and systems without reasonable cause to believe that such procedures and system were not being complied with.

VI   ACKNOWLEDGMENT AND CERTIFICATION

I certify that I have received, read, understood and recognize that I am subject to Wells Capital Management's Code of Ethics and Policy on Personal Securities Transactions and Insider Trading. This Code is in addition to Wells Fargo & Company's policy on Business Conduct and Ethics applicable to all employees, as outlined in the Employee Handbook.

In addition to certifying that I will provide complete and accurate reporting as required by the Code and have complied with all requirements of the Wells Capital Management Code, I certify that I will not:

Execute any prohibited purchases and/or sales, directly or indirectly, that are outside those permitted by the Code;

Employ any device, scheme or artifice to defraud Wells Fargo, Wells Capital Management, or any company;

Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon Wells Fargo, Wells Capital Management or any company; or

Make any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading;

Engage in any manipulative practice with respect to Wells Fargo, Wells Capital Management or any company;

Trade on inside information;

Trade ahead of or front-run any transactions for WellsCap managed accounts;

Trade without obtaining the necessary pre-clearance.

I understand that it is a violation of the Investment Advisers Act of 1940 and the Investment Company Act of 1940 to fail to submit a record of my personal securities transactions within 10 calendar days of quarter-end.

I understand that, as an employee of Wells Capital Management, it is my responsibility to submit a list of all brokerage accounts in which I have beneficial ownership/ interest or control (as defined in the Code). Additionally, I will notify Wells Capital Management Compliance upon opening or closing brokerage accounts quarterly.

Any exceptions, where applicable, are noted as follows:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Signature                                                              Date


NAME (Print)

The Acknowledgment and Certification form is due 10 days from date of receipt. Signed copies must be submitted to Wells Capital Compliance, MAC N98820-027.

VII   FREQUENTLY ASKED QUESTIONS (FAQs)

1. Who should I submit pre-clearance requests to, what is the minimum information required, and what are the hours for submission of requests?

All pre-clearance requests should be submitted through iTrade.

In the event you do hot have access to iTrade, pre-clearance requests should be submitted, via email, to FALLSCMP@wellscap.com. For specific questions or concerns regarding the Code, you may direct your inquiries to Mai Shiver, our Chief Compliance Officer (mai.shiver@wellscap.com or 415/222-9099)

At a minimum, indicate whether the request is for a BUY or SELL, include the name and ticker symbol of the security/securities, the share amount to be traded, and the account number in which the trade will occur.

Requests can be submitted beginning 4:00 am (Pacific) and no later than an hour before the close of the equity markets. Pre-clearance requests will be processed beginning 7:00 am (Pacific). Pre-cleared requests are only good for the day.

2. What is the submission deadline for Quarterly Trade Report?

Quarterly Trade Reports are due 30 calendar days after the end of each quarter. If the 30th day falls on a weekend or a holiday, the report is due the business day preceding the weekend or the holiday. The 30-day deadline is a regulatory requirement. Access Persons can also complete and submit the Trade Report to Compliance when the trade is executed without waiting for quarter end to ensure timely submission.

3. Why are duplicate copies of confirms and statements submitted to Compliance? Would the Quarterly Report and pre-clear requests suffice?

This is a regulatory requirement from a report issued by the SEC's Division of Investment Management (IM). The IM Report, among other things, enlisted the NASD to adopt a rule requiring its members to notify a fund or an investment adviser whenever an Access Person opens an account with an NASD-member broker. Upon request of the fund or adviser, the member broker is required to transmit duplicate copies of the Access Person's trade confirms and account statements.

4. Why is a Quarterly Trade Report required if duplicate confirms or statements are already received from brokers?

WellsCap as investment adviser is required to obtain personal securities transaction information from all Access Persons. In order to ensure compliance with the law, our policy requires Access Persons to complete the quarterly reports in case that WellsCap have not received your brokers' statement or confirmations timely. Access Persons do not need to complete a quarterly trade report if: 1) the Access Person provides a website printout of transaction history from the broker or 2) the Access Person confirms with Compliance every quarter that we have your broker statements within 30 days after quarter end.

5. What is the 60-day rule and is it a regulatory requirement?

The 60-day rule prohibits Access Persons from profiting from the purchase and sale, and short sale and purchase, of the same securities within 60-days.

This is not an SEC requirement but a taskforce guideline instituted by the Investment Company Institute (ICI), the self-regulating organization for the mutual fund industry. Similarly, AIMR also has recommended restrictions along the same lines. Because the mutual fund board approves our Code of Ethics and expects us to follow the taskforce guidelines from the ICI/AIMR, we are closely bound by those restrictions.

6. What is the pre-clearance policy on option transactions?

Purchase and Sales of option contracts are subject to the pre-clearance requirements. When approved options are exercised automatically (i.e. Access Persons have no control over when the options are exercised), pre-clearance is not required. However, if the Access Persons chooses to exercise the options, pre-clearance is required and will be approved on a case-by case basis. The objective is to avoid any appearance of conflicts of interest, especially in instances when the same security is being executed for managed funds.

7. What types of trust accounts does an Access Person need to report and pre-clear?

All Access Persons must report securities for the following types of trust accounts (Note: Access Persons must also pre-clear securities for the account types listed below.):

A. A trust account for which the Access Person is a trustee, or beneficiary and has both investment control and a pecuniary interest;

B. A trust account for which the Access Person is a trustee that has investment control and at least one beneficiary of the trust is the trustee's immediate family member (whether they live with the trustee or not);

C. A trust account for which the Access Person is a trustee that receives a performance-related fee from the trust;

D. A trust account for which the Access Person is a settlor that has both the power to revoke the trust without the consent of another person and investment control.

Note: Access Persons do not need to report the following:

(1) A trust account for which the Access Person is a trustee that has investment control but neither the trustee nor the trustee's immediate family member (whether they live with the trustee or not) has any pecuniary interest;

(2) A trust account for which the Access Person is a beneficiary or a settlor that does not exercise or share investment control (including a blind trust).

8. If an Access Person has a financial planner or consultant who has investment control over his/her accounts; does he/she need to report such accounts? Does the Access Person's financial planner or consultant need to pre-clear?

Yes, an Access person must pre-clear because the Access Person can directly or indirectly influence or control the buying or selling of securities in such accounts. In cases where the financial planner or consultant is sending a pre-clearance request on behalf of the Access Person, it is the Access Person's responsibility to ensure that:

A. The financial planner or consultant is fully aware of Wells Capital's pre-clearance policy.

B. Pre-clearance approval is received from Compliance prior to the financial planner or consultant executing the trade.

Exceptions can be made on a case-by-case basis and are subject to evaluation and approval by the Chief Compliance Officer.

9. Why is it necessary for Access Persons to report Wellscap managed mutual fund transactions?

The SEC has adopted a rule that requires investment advisers to adopt a code of ethics which requires reporting of personal securities transactions including mutual fund holdings and transactions managed by the adviser.


     Code of Ethics Changes                                                                      Date

     1.  Section III.1  Pre-clearance                                                            4-8-05
                  Access Persons must pre-clear personal transactions specified in Section III.5
                  Pre-clearance requests must include # of shares and account number.

     2.  Section III.3  Personal Security Transactions - Equity Fund Managers                    4-8-05
                  Prior approval is require from the Chief Compliance Officer for common securities sold in personal accounts.

     3.   Section III.5   Pre-Clearance and Reporting Requirements                               4-8-05
     Addition of security type to pre-clearance and reporting table- private funds managed by
                  WellsCap.

     4.  Section IV.1  Restricted Securities                                                     4-8-05
                  S&P500 stocks subject to same day blackout during execution of client trades.

     5.  Section 1.2  "Access Persons"                                                           7-1-05
                  Access Persons listing will be updated regularly but no less than quarterly.

     6.  Section III.1  Pre-clearance                                                            7-1-05
                  Addition of employees that have access to the electronic pre-clearance system, pre-clearance requests should be submitted via such system.

     7.  Section III.2  Trade Reports                                                            7-1-05
                  Deletion of the using the Request for Duplicate Confirms form when a broker is unable to send duplicate copies.  The access person is responsible for submitting required documentation.

     8.  Section III.4   Post Review                                                              7-1-05
                  Front running review on personal securities transactions for Access Persons.

     9.  Section III.5  Pre-Clearance and Reporting Requirements                                 7-1-05
                  Addition of security type "holders" to pre-clearance and reporting table.

     10. Section IV.4  Blackout Periods                                                          7-1-05
                  The 7-day blackout period will also be applicable to WellsCap managed client accounts in addition to Wellscap managed funds.

     11. Section IV.10  Wells Fargo Mutual Funds                                                 7-1-05
                  Access Persons are required to hold Wells Fargo mutual funds and Wellscap sub-
                  advised mutual funds for 60 days unless transacting for a loss.

     12. Section III.1 Pre-clearance                                                             9-15-05
         Update e-mail address for pre-clearance requests not submitted through the electronic pre-clearance system.

     13. Section III.2 Trade Reports                                                             9-15-05
         Update e-mail address and MAC address for submission of required reports.

     14. Section VI Acknowledgment and Certification                                             9-15-05
         Update MAC address for submission of required documents.

     15. Section VII Frequently Asked Questions - Question 1                                     9-15-05
         Update e-mail address and CCO name and contact information.

     16. Section I.3 Beneficial Ownership                                                        2-21-06
         Clarified the personal securities transaction reports to include all account over which Access Persons have beneficial interest or over which Access Persons have direct or indirect control.

     17. Section III.1 Pre-clearance                                                             2-21-06
         Revised the pre-clearance section to provide that: pre-clearance requests must be sent via the iTrade system;
         pre-clearance requests can be submitted via e-mail or phone in limited circumstances; all pre-clearance requests must be submitted by the Access Person; requests may be submitted beginning 4:00 a.m. (Pacific) until an hour before the close of market, however, request processing will begin at 7:00 a.m. (Pacific); and pre-cleared trades will be valid for up to the amount of shares requested for a specific account.

     18. Section III.5 Pre-Clearance and Reporting Requirements                                  2-21-06
         Added Exchange Traded Funds (both open-end and unit investment trusts) as a security type that must be reported on a quarterly basis per SEC no-action letter.

     19. Section III.8 Initial and Annual Holdings Report                                        2-21-06
         Revised the section to clarify that a brokerage account includes 401k accounts and statement of holdings includes Wells
         Fargo mutual fund accounts and Wells Fargo sub-advised mutual fund accounts.

     20. Section IV.6 Independent Research                                                       2-21-06
         Deleted this provision as unnecessary and outdated.

     21. Section IV.7 Gifts                                                                      2-21-06
         Included language to provide that WellsCap also maintains a gift and entertainment guideline.

     22. Miscellaneous                                                                           2-21-06
         Revised the Frequently Asked Questions and Code of Ethics changes to incorporate corresponding revisions.  Also included grammatical/spelling and miscellaneous edits to the Code in general.

                                 CODE OF ETHICS

                            WESTERN ASSET INCOME FUND
                        WESTERN ASSET MANAGEMENT COMPANY
                    WESTERN ASSET MANAGEMENT COMPANY LIMITED
                            WESTERN ASSET FUNDS, INC.
                         WESTERN ASSET PREMIER BOND FUND
                 WESTERN ASSET/CLAYMORE U.S. TREASURY INFLATION
                            PROTECTED SECURITIES FUND
                 WESTERN ASSET/CLAYMORE U.S. TREASURY INFLATION
                           PROTECTED SECURITIES FUND 2
                 WESTERN ASSET/CLAYMORE U.S. TREASURY INFLATION
                           PROTECTED SECURITIES FUND 3



                             ADOPTED SEPTEMBER 2006


                                TABLE OF CONTENTS

I. WHAT ARE THE OBJECTIVES AND SPIRIT OF THE CODE?

A. Adoption of Code of Ethics by Western Asset and the Funds: Western Asset Management Company and Western Asset Management Company Limited (referred to generally as "Western Asset") act as fiduciaries and, as such, are entrusted to act in the best interests of all clients, including investment companies. Accordingly, Western Asset has adopted this Code of Ethics in order to ensure that employees uphold their fiduciary obligations and to place the interests of clients, including the Funds, before their own.

     In addition, Western Asset Income Fund, Western Asset Premier Bond Fund, Western Asset Funds, Inc., Western Asset/Claymore U.S. Treasury Inflation Protected Securities Fund, Western Asset/Claymore U.S. Treasury Inflation Protected Securities Fund 2 and Western Asset/Claymore U.S. Treasury Inflation Protected Securities Fund 3 (referred to generally as the "Funds") have also adopted this Code of Ethics in order to ensure that persons associated with the Funds, including Directors/Trustees ("Directors"), honor their fiduciary commitment to place the interests of the Funds before their own.

B. Regulatory Requirement: The Investment Company Act of 1940 requires each investment company (i.e., the Funds), as well as its investment adviser and principal underwriter, to adopt a code of ethics. In addition, the Investment Advisers Act of 1940 requires each investment adviser (i.e., Western Asset) to adopt a code of ethics. Both Acts also require that records be kept relating to the administration of the Code of Ethics. This Code of Ethics shall be read and interpreted in a manner consistent with these Acts and their related rules.

C. Compliance with Applicable Law: All persons associated with Western Asset are obligated to understand and comply with their obligations under applicable law. Among other things, laws and regulations make clear that it is illegal to defraud clients and Funds in any manner, mislead clients or Funds by affirmative statement or by omitting a material fact that should be disclosed, or to engage in any manipulative conduct with respect to clients, Funds, or the trading of securities.

D. Confidential Information: All persons associated with Western Asset and the Funds may be in a position to know about client identities, investment objectives, funding levels, and future plans as well as information about the transactions that Western Asset executes on their behalf and the securities holdings in their accounts. All this information is considered confidential and must not be shared unless otherwise permitted.

E. Avoiding Conflicts of Interest: Neither Western Asset employees nor Fund Directors may take advantage of their knowledge or position to place their interests ahead of Western Asset clients or the Funds, as the case may be. Different obligations may apply to different persons under this Code of Ethics, but this duty includes an obligation not to improperly trade in personal investment accounts, as well as an obligation to maintain complete objectivity and independence in making decisions that impact the management of client assets, including the Funds. Western Asset employees and Fund
     Directors must disclose all material facts concerning any potential conflict of interest that may arise to the Funds' Chief Compliance Officer or the Western Asset Chief Compliance Officer, as appropriate.

F. Upholding the Spirit of the Code of Ethics: The Code of Ethics sets forth principles and standards of conduct, but it does not and cannot cover every possible scenario or circumstance. Each person is expected to act in accordance with the spirit of the Code of Ethics and their fiduciary duty. Technical compliance with the Code of Ethics is not sufficient if a particular action or series of actions would violate the spirit of the Code of Ethics.

II. WHO IS SUBJECT TO THE CODE?

While the spirit and objectives of the Code generally are the same for each person covered by the Code of Ethics, different specific requirements may apply to different categories of people. Western Asset and the Funds have both adopted the Code of Ethics, and the requirements for Western Asset employees differ from those for Fund Directors. You must understand what category or categories apply to you in order to understand which requirements you are subject to.

A.  Western  Asset  Employees,   Officers  and  Directors:  As  a  condition  of
employment, all Western Asset employees, officers and directors (generally referred to as "Western Asset employees") must read, understand and agree to comply with the Code of Ethics. You have an obligation to seek guidance or take any other appropriate steps to make sure you understand your obligations under the Code of Ethics. On an annual basis, you are required to certify that you have read and understand the Code of Ethics and agree to comply.

B. Directors of the Funds: The Code of Ethics applies to both interested and disinterested Directors of the Funds, but different requirements apply to each.

1. What are the "Funds"? The Funds constitute Western Asset Income Fund, Western Asset Premier Bond Fund, Western Asset Funds, Inc., Western Asset/Claymore U.S. Treasury Inflation Protected Securities Fund, Western Asset/Claymore U.S. Treasury Inflation Protected Securities Fund 2, and Western Asset/Claymore U.S. Treasury Inflation Protected Securities Fund 3.
2. If a Director is considered to be an "interested person" of a Fund, its investment adviser or principal underwriter within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, then they are considered an Interested Director.
3. If a Director is not considered to be an "interested person," then they are considered to be a Disinterested Director.
4. If you are both a Fund Director and an employee of Western Asset, Legg Mason, or Claymore, you are subject to the requirements that apply to you as an employee of Western Asset, Legg Mason or Claymore, as applicable.
5. Interested and Disinterested Directors are subject to those requirements forth in Section VIII.

C. Access Persons: Western Asset employees and Fund Officers and Directors are considered "Access Persons" because they may have access to information regarding investment decisions, transactions and holdings. Other people may also be considered to be "Access Persons" and subject to the same requirements as Western Asset employees including the following:

1. Any natural person that has the power to exercise a controlling influence over the management and policies of Western Asset or the Funds and who obtains information concerning recommendations made to a client account, including a Fund, with regard to the purchase or sale of a security.

2. Any person who provides advice on behalf of Western Asset and is subject to Western Asset's supervision and control.
3. Any other such person as the Chief Compliance Officer of Western Asset or the Funds designate.

D. Equity Access Persons: If you are a Western Asset employee and you also have access to equity holdings and transactions deriving from Western Asset's support of the equity business conducted by an affiliated company, you are considered an "Equity Access Person." You are subject to all the requirements applicable to Western Asset employees, but also must comply with requirements applying to equity securities.

E. Investment Persons: If you are a Western Asset employee and you also make recommendations or investment decisions on behalf of Western Asset as part of your regular functions or duties, or you make or participate in making recommendations regarding the purchase or sale of securities for a Western Asset client or account, you are considered an "Investment Person." Investment Persons are subject to all the requirements of Western Asset employees, but also must comply with additional restrictions due to their knowledge and involvement with investment decisions Western Asset is considering or planning for the future.

F. Other Codes of Ethics: If you are an Access Person under this Code, but you are employed principally by Claymore Securities, Inc., Claymore Advisors, LLC, Legg Mason, Inc., or affiliates of Western Asset and you are subject to a Code of Ethics that complies with applicable law, you are subject to the relevant provisions of the Code of Ethics of your principal employer and not subject to this Code.

III. WHO ADMINISTERS THE CODE?

A.   Western Asset Operations Committee:

1. Responsibilities: The Western Asset Operations Committee has ultimate responsibility for the Code of Ethics. The Operations Committee shall review and approve or deny any changes or proposed changes to the Code of Ethics. The Operations Committee shall also receive periodic reports from the Legal and Compliance Department regarding violations of the Code of Ethics. The Operations Committee shall determine the appropriate policy with respect to sanctions for Code of Ethics violations. The Operations Committee may delegate the administration of this Code of Ethics to other individuals or departments, including the power to impose sanctions for particular violations according to the framework approved by the Committee.
     2. Interpretation: The Operations Committee is the final arbiter of questions of interpretation under this Code of Ethics.

B.   Western Asset Chief Compliance Officer:

1. Receipt of Violations: The Chief Compliance Officer (known as the "CCO") for Western Asset is the person designated to receive all violations of the Code of Ethics. If a Western Asset employee becomes aware of a violation of this Code of Ethics or a violation of applicable law, they have an obligation to report the matter promptly to the CCO.

2. Review of Violations: The Western Asset CCO must review all violations of the Code of Ethics and oversee any appropriate investigation and subsequent response with respect to Western Asset.

C.   Chief Compliance Officer for the Funds:

1. Responsibilities: The Chief Compliance Officer for the Funds is responsible for overseeing the administration of the Funds' compliance policies and procedures.

2. Reporting of Violations: All violations of the Funds' Code of Ethics must be reported to the Funds' Chief Compliance Officer. To the extent that a violation involves a Fund Director, the Funds' CCO shall oversee any appropriate investigation and subsequent response with respect to the Funds.

IV.  FIDUCIARY DUTY TO CLIENTS AND FUNDS

A. Comply with Applicable Law: A variety of securities laws, including those described in this Code of Ethics, apply to the operation of Western Asset and the Funds. It is your responsibility to understand your obligations under these laws and to comply with those requirements. You have an obligation to seek assistance from the Legal and Compliance Department if you are unsure of what your obligations are under this Code of Ethics.

B. Fiduciary Duty: As a fiduciary for Western Asset clients, including the Funds, you have an obligation to act in clients' best interests. You must scrupulously avoid serving your personal interests ahead of the interests of clients and the Funds. That includes making sure that client interests come first and that you avoid any potential or actual conflicts of interest. That fiduciary duty extends to all aspects of the business. Conflicts and potential conflicts can arise in a variety of situations. You may have information regarding clients, their investment strategies, strategic plans, assets, holdings, transactions, personnel matters and other information. This information may not be communicated in any manner to benefit yourself or other persons. This obligation extends to avoiding potential conflicts between client accounts as well. You may not inappropriately favor the interests of one client over another.

C. Compliance with the Code of Ethics: A current copy of this Code of Ethics is always available upon request. On an annual basis, you are required to acknowledge that you have received, understand and agree to comply with the Code of Ethics and that you have complied with the Code of Ethics over the past year.

D. Personal Interests: As a general matter, you may not improperly take personal advantage of your knowledge of recent, pending or intended securities activities for clients, including the Funds. In addition, you may not improperly take advantage of your position to personally gain at the expense of the interests of Western Asset, clients, or the Funds.

E. Maintaining the Best Interests of Clients: The provisions of this Code of Ethics address some of the ways in which you are expected to uphold the fiduciary duty to clients and the Funds. It is not an exclusive list.

F. Confidentiality: Unless otherwise permitted, information regarding clients or their accounts may not be shared with persons outside of the Firm, such as vendors, family members, or market participants. In particular, information regarding the trading intentions of clients or Western Asset on behalf of its clients may not be shared.

G.   Gifts and entertainment:

1. As a Western Asset employee, you may be offered or may receive gifts and entertainment such as hosted dinners or other events from persons that are personally in a position to do or potentially to do business with Western Asset such as clients, consultants, vendors or other business contacts (generally known as "business contacts"). To ensure that you are not beholden to a business contact and that your judgment remains unimpaired, you may only accept appropriate and reasonable gifts and entertainment.
2. You may not personally give gifts to business contacts that exceed a reasonable amount in value. Any gifts or entertainment provided to business contacts should be done on behalf of Western Asset with proper authorization.
3. You may not solicit gifts or entertainment or anything of value from a business contact.
4. The acceptance of gifts and entertainment shall also be subject to Western Asset's policies and procedures as applicable.

H.   Serving as a Director:

1. You may not serve on the Board of Directors or any similar body of any entity that has issued publicly traded securities without prior authorization of the Western Asset Chief Compliance Officer and the Legg Mason Legal and Compliance Department.
2. If authorized, appropriate safeguards and procedures may be implemented to prevent you from making investment decisions or recommendations with respect to that issuer.

I.   Political contributions:

1. Neither Western Asset nor any Western Asset employee may make any political contributions that intentionally or unintentionally may have the perceived effect of influencing whether a government entity, official or candidate hires or retains Western Asset or a Legg Mason affiliate as investment adviser, invests or maintains an investment in any fund advised or sub-advised by Western Asset or a Legg Mason affiliate, or influences Western Asset's access to or allocation of securities issued by that government entity.

J.   Personal trading:

1. A potential conflict exists between the interests of clients (including the Funds) and your personal investment activities. This conflict may take shape in a variety of ways, including the particular trades you execute and the volume of trading you do.
2. You may not engage in an excessive volume of trading in your personal accounts. High volumes of personal trading may raise concerns that your energies and interests are not aligned with client interests.
3. Depending on the particular security that you choose to buy, a holding period may also apply that requires you to hold that security for a minimum period of time.
4. At all times, you have an obligation to refrain from personally trading to manipulate the prices of securities and trading on material non-public information.
5. Given the potential conflict that exists between client transactions, holdings and intentions and your personal trading activity, the Code of Ethics contains detailed requirements regarding your personal conduct and the monitoring of your personal trading activity. The remaining sections of the Code of Ethics provide guidance on the requirements that must be followed in connection with your personal trading activity.

V.   REPORTING OF PERSONAL TRADING?

A. You must provide information regarding your personal investment accounts as required under this Code of Ethics. Reporting obligations take effect at the inception of your involvement with Western Asset or a Fund, and continue on a monthly, quarterly and annual basis. Western Asset employees and Interested Directors have reporting obligations that differ from those of Disinterested Directors. As with other provisions of the Code of Ethics, you are expected to understand and comply with the obligations that apply to you. (Interested and Disinterested Directors should refer to Section VIII for a description of applicable provisions.)

B. In order to monitor potential conflicts of interest and your compliance with the Code, Western Asset employees and Interested Directors must identify investment accounts and provide information on particular securities transactions in those accounts.

C. Which investment accounts do Western Asset employees and Interested Directors need to report?

1. Report any of the following investment accounts:

     a) Any investment account with a broker-dealer or bank in which you have a direct or indirect interest, including accounts that are yours or that you share jointly with another person. This includes joint accounts, spousal accounts, UTMA accounts, partnerships, trusts and controlling interests in corporations.

          1) This requirement generally will cover any type of brokerage account opened with a broker-dealer or bank.

          2) You must also report any Individual Retirement Account ("IRA") held with a broker-dealer or bank.

     b) Any investment account with a broker-dealer or bank over which you have investment decision-making authority (including accounts you are named on, such as being a guardian, executor or trustee, as well as accounts you are not named on, such as an account owned by another person for which you have been granted trading authority).
     c) Any investment account with a broker-dealer or bank established by partnership, corporation, or other entity in which you have a direct or indirect interest through any formal or informal understanding or agreement.
     d) Any college savings  account in which you hold  securities  issued under
     Section 529 of the Internal Revenue Code and in which you have a direct or indirect interest.
     e) Any other account that the Western Asset Operations Committee or its delegate deems appropriate in light of your interest or involvement.
     f) You are presumed to have investment decision-making authority for, and therefore must report, any investment account of a member of your immediate family if they live in the same household as you. (Immediate family includes a spouse, child, grandchild, stepchild, parent, grandparent, sibling, mother or father-in-law, son or daughter in-law, or brother or sister in-law.) You may rebut this presumption if you are able to provide Western Asset with satisfactory assurances that you have no material interest in the account and exercise no control over investment decisions made regarding the account. Consult with the Legal and Compliance Department for guidance regarding this process.

2.   Do not report any of the following accounts:

     a) Do not report investment accounts that are not held at a broker-dealer or bank that permit investments only in shares of open-end investment companies or funds:

          1) Do not report such an investment account if the account holds only shares in money market funds.

          2) Do not report such an investment account if you only invest in open-end funds not advised or sub-advised by Western Asset or a Legg Mason affiliate. If you begin investing in open-end funds advised or sub-advised by Western Asset or an affiliate, you must report the investment account.

     b) Do not report any 401(k), 403(b) or other retirement accounts unless there is trading activity in funds advised or sub-advised by Western Asset or an affiliate. The list is available from the Legal and Compliance Department. Note: If you have a Legg Mason 401(k) account, no additional reporting is required, but you are subject to the holding period requirements described in Section VII of this Code of Ethics.

D. What reports are Western Asset employees and Interested Directors required to provide?

1. At hire: What information is required when you are hired or become a Western Asset employee or an Interested Director of a Fund?

     a) You must report all of your investment accounts. (See paragraph C above for more detail for which accounts must be reported.)

     b) The report must either include copies of statements or the name of the broker, dealer or bank, title on the account, security names, and the number of shares and principal amount of all holdings.

     c) You must sign and date all initial reports.

     d) You must report required information within 10 calendar days from the date of hire or the date on which you become a Western Asset employee or Interested Director.

     e) All the information that you report must be no more than 45 days old.

     f) The Legal and Compliance Department will attempt to arrange with your brokerage firm to receive duplicate confirmations and statements to enable the firm to monitor your trading activities, but your assistance may be required.

2. Quarterly Transaction Reports: What information is required on a quarterly basis?

     a) You must report all transactions in covered securities in which you have a direct or indirect beneficial interest during a quarter to the Legal and Compliance Department within 30 days after quarter end, regardless of whether the account is required to be reported under paragraph C above.

          1) What are "covered securities"? "Covered securities" are any security as defined by the Investment Advisers Act of 1940, Investment Company Act of 1940, any financial instrument related to a security, including fixed income securities, any equity securities, any derivatives on fixed income or equity securities, closed-end mutual funds, and any open-end mutual funds managed, advised or sub-advised by Western Asset or an affiliate.
          2)  "Covered  securities"  does  not  include  obligations  of  the US government, bankers acceptances, bank certificates of deposit, commercial paper and high quality short term debt instruments such as repurchase agreements and other instruments as set forth in Section VI.C.3.

     b) The report shall state the title and number of shares, the principal amount of the security involved, the interest rate and maturity date if applicable, the date and nature of the transaction, the price at which the transaction was effected and the name of the broker, dealer or bank with or through whom the transaction was effected.
     c) The report must also include the date it was submitted.
     d) You may not be required to file a quarterly report if the Legal and Compliance Department received duplicate copies of your broker confirmations and statements within the 30 day time period. From time to time, however, the Legal and Compliance Department may not receive all duplicate statements from brokers or may not receive them on a timely basis. In those cases, you will be notified by the Legal and Compliance Department and you have an obligation to provide copies of the statements or report all transactions you execute during the quarter in some other form.
     e) If you have no investment accounts or executed no transactions in covered securities, you may be asked to confirm that you had no investment activity (either independent of an account or in a newly opened account).

3.   Annual Holdings Reports: What information is required on an annual basis?

     a) You must provide a list of all covered securities in which you have a direct or indirect interest, including those not held in an account at a broker-dealer or bank. The list must include the title, number of shares and principal amount of each covered security. Copies of investment account statements containing such information are sufficient.
     b) You must report the account number, account name and financial institution for each investment account with a broker-dealer of bank for which you are required to report.
     c) While the Western Asset Legal and Compliance Department may be receiving duplicate statements and confirmations for your investment accounts, this annual reporting requirement is intended to serve as a check to make sure that all of Western Asset's information is accurate and current.

     d) The information in the annual report must be current as of a date no more than 45 days before the report is submitted and the annual report must include the date it was submitted to the Western Asset Legal and Compliance Department.
     e) You also must certify annually that you have complied with the requirements of this Code of Ethics and that you have disclosed or reported all transactions and holdings required to be disclosed or reported pursuant to the requirements of this Code.

4. Confirmations and Statements: Your assistance may be required, but the Western Asset Legal and Compliance Department will attempt to arrange to receive duplicate copies of transaction confirmations and account statements for each investment account directly from each financial institution with whom you have reported having an investment account.

5. New Investment Accounts: When do I need to report new investment accounts that are required to be reported under the Code of Ethics?

     a) After you open an account or after you assume a role or obtain an interest in an account that requires reporting (as discussed in Section V.C.1), you have 30 calendar days after the end of the quarter to report the account.

     b) You must report the title of the account, the name of the financial institution for the account, the date the account was established (or the date on which you gained an interest or authority that requires the account to be reported) and the date reported.

E. What additional reporting obligations exist for Directors and Officers of Closed-End Investment Companies, officers or Western Asset, or members of the Western Asset Investment Strategy Group?

     1. Section 16 of the Securities Exchange Act of 1934 requires Directors and Officers of any close-end investment company to report to the Securities and Exchange Commission changes in their personal ownership of that closed-end investment company's stock. Note that reporting is not required for all close-end investment companies, but only the shares of those closed-end funds for which a person serves as a director or officer.
     2. In addition, Section 16 requires Western Asset officers and members of the Western Asset Investment Strategy Group to forfeit to the Fund any profit realized from any purchase and sale, or any sale and purchase, of Fund shares within any period of less than six months. Such persons should consult the Western Asset Legal and Compliance Department for further guidance regarding specific provisions of the law, including applicable reporting requirements.
     3. If provided with the necessary information, the Western Asset Legal and Compliance Department will assist and make the filings with the Securities and Exchange Commission on your behalf.


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

VI.  PRE-CLEARANCE PROCESS FOR PERSONAL TRADING

A. Before you execute a personal trade, the trade may need to be pre-cleared to ensure that there is no conflict with Western Asset's current trading activities on behalf of its clients (including the Funds). All Western Asset employees are required to pre-clear trades in securities except as provided below.

B. What trades must be pre-cleared? Trades in any of the following:

     1. Any Security: Unless excluded below, you must pre-clear trades in any security, which means any bond, stock, debenture, certificate of interest or participation in any profit sharing venture, warrant, right and generally anything that meets the definition of "security" under the Investment Advisers Act of 1940 and the Investment Company Act of 1940.
     2. Restricted List: You are required to pre-clear the securities of any issuer that is listed on the Western Asset restricted list.
     3. Common Stocks: You are only required to pre-clear publicly traded common stocks if you have been designated as an Equity Access Person (as defined in Section II) or if the issuer of the common stock is listed on the Western Asset restricted list. All Western Asset employees are also required to pre-clear an equity related private placements or initial public offerings (see paragraphs 7 and 8 below).
     4. Any derivative of a security: Trades in any financial instrument related to a security that is required to be pre-cleared, including options on securities, futures contracts, single stock futures, options on futures contracts and any other derivative must be pre-cleared.
     5. Shares in any Affiliated Investment Company or Fund: Pre-clearance is required if you purchase or sell shares of open-end or closed-end funds advised or sub-advised by Western Asset outside of your Legg Mason 401(k) participant account. This includes pre-clearance for such purchases or sales in a spouse's retirement account. You are not required to pre-clear trades in your Legg Mason 401(k) participant account. Note: No pre-clearance is required for investments in any money market funds.
     6. Systematic Investment Plans: Pre-clearance is required when executing an initial instruction for any purchases or sales that are made pursuant to a systematic investment or withdrawal plan involving a security that requires pre-clearance. For example, a systematic investment plan that regularly purchases shares of a Western Asset Fund would need to be pre-cleared when the initial instruction was made, but not for each specific subsequent purchase. A systematic investment or withdrawal plan is one pursuant to which a prescribed purchase or sale will be automatically made on a regular, predetermined basis without affirmative action by the Access Person. As such, only the initial investment instruction (and any subsequent changes to the instruction) requires pre-clearance.
     7. Private Placement Securities: All Western Asset employees must pre-clear any trades in private placement securities (i.e., any offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933). For example, private investment partnerships or private real estate holding partnerships would be subject to pre-clearance.

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

     8. Initial Public Offerings: Investment Persons (as defined in Section II) are prohibited from participating in Initial Public Offerings, but other Western Asset employees may participate after obtaining pre-clearance.
     9. 529 College Savings Plans: Any transaction in units of a college savings plan established under Section 529 of the Internal Revenue Code where the underlying investments are open-end funds advised or sub-advised by Western Asset or an affiliate. A list of such funds is available from the Legal and Compliance Department.
     10.  Transactions in Retirement  Accounts and Deferred  Compensation Plans:
     All purchases or sales of investment companies or funds advised or sub-advised by Western Asset in any retirement account other than your Legg Mason 401(k) participant account or Deferred Compensation Plan must be pre-cleared. Note: Trades in your Legg Mason 401(k) account are not required to be pre-cleared, but are subject to a 60 day holding period if they are Legg Mason funds or if they are advised or sub-advised by Western Asset.
     11. Shares of Preferred Stock: You are required to pre-clear all transactions in shares of preferred stock.

C.   What trades are not required to be pre-cleared?

     1. Common Stocks: As long as the issuer of the securities is not listed on the Western Asset restricted list, you are not required to pre-clear publicly traded common stocks unless you have been designated as an Equity Access Person. All Western Asset employees are also required to pre-clear an equity security in the case of a private placement or an initial public offering (see paragraphs 6 and 7 in Section C above).
     2. Government Securities: Trades in any direct obligations of the U.S. Government or any G7 government are not required to be pre-cleared.
     3. High Quality Short-term Debt Instruments: High quality short term debt instruments including bankers acceptances, bank certificates of deposit, commercial paper, variable-rate demand notes, repurchase agreements and other high quality short-term debt instruments (meaning any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization, such as S&P or Moody's) are not required to be pre-cleared.
     4. Money Market Funds: Trades in any investment company or fund that is a money market fund are not required to be pre-cleared.
     5. Open-End Mutual Funds: Trades in open-end mutual funds that are not advised or sub-advised by Western Asset are not required to be pre-cleared.
     6. Closed-End Mutual Funds and Exchange Traded Funds ("ETFs"): For purposes of the Code of Ethics, shares of closed end mutual funds and ETFs are treated as shares of common stock. Accordingly, transactions of closed end mutual funds and ETFs are not required to be pre-cleared unless the employee is designated as an Equity Access Person or unless the closed end mutual fund is advised by Western Asset.
     7.  Transactions  Retirement  Accounts  and  Deferred  Compensation  Plans:
     Purchases or sales of investment companies or funds in your Legg Mason 401(k) participant account or Deferred Compensation Plan are not required to be pre-cleared. Note: Trades in your Legg Mason 401(k) account are not required to be pre-cleared, but are subject to a holding period requirement if they are advised or sub-advised by Western Asset.
     8. Systematic Investment Plans: Any purchases or sales that are made pursuant to a systematic investment or withdrawal plan that has previously been approved by a Pre-Clearance Officer. A systematic investment plan is any plan where a sale or purchase will be automatically made on a regular, predetermined basis without your authorization for each transaction. The first instruction must be pre-cleared, but each subsequent purchase is not required to be pre-cleared unless changes are made to the terms of the standing order.

     9. No Knowledge: Securities transactions where you have no knowledge of the transaction before it is completed (for example, a transaction effected by a Trustee of a blind trust or discretionary trades involving an investment partnership or investment club, when you are neither consulted nor advised of the trade before it is executed) are not required to be pre-cleared.
     10. Certain Corporate Actions: Any acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, exercise of rights or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities is not required to be pre-cleared.
     11. Options-Related Activity: Any acquisition or disposition of a security in connection with an option-related transaction that has been previously approved. For example, if you receive approval to write a covered call, and the call is later exercised, you are not required to obtain pre-clearance in order to exercise the call.
     12. Commodities, Futures and Options on Futures: Any transaction involving commodities, futures (including currency futures and futures on securities comprising part of a broad-based, publicly traded market based index of stocks) and options on futures. Pre-clearance is required for any single issuer derivatives, such as single stock futures.
     13. 529 College Savings Plans: Any transaction in units of a college savings plan established under Section 529 of the Internal Revenue Code, unless the underlying investment includes open-end funds advised or sub-advised by Western Asset or an affiliate.
     14. Miscellaneous: Any transaction in any other securities as the Western Asset Chief Compliance Officer may designate on the grounds that the risk of abuse is minimal or non-existent.

D.   How does pre-clearance process work?

     1. Understand the Pre-clearance requirements: Review Section VI.C to determine if the security requires pre-clearance.
     2. Trading Authorization Form: A Trading Authorization Form should be obtained and completed.
     3. Submission for approval: The form must be submitted to a Pre-clearance Officer for a determination of approval or denial. The Chief Compliance Officer shall designate Pre-clearance Officers to consider requests for approval or denials.
     4. Approval or Denial: The Pre-clearance Officer shall determine whether approval of the proposed trade would place the individual's interests ahead of the interests of Western Asset clients (including the Funds). To be valid, a Pre-clearance Officer must sign the Trading Authorization Form.
     5. Expiration of Trading Permission: Trade authorizations expire at the end of the trading day during which authorization is granted. Trade authorizations also expire if they are revoked or if you learn that the information provided in the Trade Authorization request is not accurate. If the authorization expires, a new authorization must be obtained before the trade order may be placed. If an order is placed but has not been executed before the authorization expires (e.g., a limit order), no new authorization is necessary unless the order is amended in any way.

     6. Transactions of a Pre-clearance Officer: A Pre-clearance Officer may not approve his or her own Trading Authorization Form.
     7. Proxies: You may designate a representative to complete and submit a Trade Authorization Form if you are unable to complete the form on your behalf in order to obtain proper authorization.

VII. PERSONAL TRADING RESTRICTIONS

A. In addition to reporting and pre-clearance obligations, you are also subject to restrictions regarding the manner in which you trade and hold securities in any personal investment accounts for which you report transactions. (Section V of this Code of Ethics describes which accounts must be reported.)

B.   For all Western Asset employees:

     1. Market manipulation: You shall not execute any securities transactions with the intent to raise, lower, or maintain the price of any security or to falsely create the appearance of trading activity.
     2. Trading on inside information: You shall not purchase or sell any security if you have material nonpublic information about the security or the issuer of the security. You are also subject to Western Asset's policy on insider trading. This policy applies both to personal transactions and to transactions executed by Western Asset personnel on behalf of client accounts.
     3. Excessive personal trading: You may not engage in excessive personal trading, as may be set forth in Western Asset policies from time to time.
     4. Regardless of whether a transaction is specifically prohibited in this Code of Ethics, you may not engage in any personal securities transactions that (i) impact your ability to carry out your assigned duties or (ii) increase the possibility of an actual or apparent conflict of interest.

C. Initial Public Offerings For Investment Persons: Investment Persons may not purchase any securities through an initial public offering.

D. Holding Periods for certain mutual funds, investment companies and/or unit trusts:

     1. Holding periods apply for any funds advised or sub-advised by Western Asset or any affiliate, including both open-end and closed-end funds. Lists of applicable funds will be made available for reference by the Legal and Compliance Department.
     2. For Western Asset employees:

          a) After purchase in an account of a fund advised by Western Asset or any Legg Mason fund, you must hold that security in that account for at least 60 days from the date of purchase.
          b) Note that this limitation also applies to any purchases or sales in your individual retirement account, 401(k), deferred compensation plan, or any similar retirement plan or investment account for you or your immediate family.
          c) There is no holding period for purchases or sales done through a systematic investment or withdrawal plan.

E.   Blackout Periods:

     1. One Day Blackout period for all Western Asset employees:

          a) You may not purchase or sell a fixed-income security (or any security convertible into a fixed income security) of an issuer on the same day in which Western Asset is purchasing or selling a fixed-income security from that same issuer.
          b) Contemporaneous trading activity will be the basis for a denial of a request for trading pre-clearance.

2.   Seven Day Blackout period for Investment Persons:

          a) You may not purchase or sell a fixed income security (or any security convertible into a fixed income security) if Western Asset purchases or sells securities of the same issuer within seven days before or after the date of your purchase or sale.

3.   60 Day Blackout period for Investment Persons:

          a) After the purchase of any fixed income security, you must hold that security for at least 60 calendar days if, at any time during that 60 day period, any fixed income security of the same issuer was held in any Western Asset client account (including Funds).
          b) Example: If you purchase a fixed income security, you may not sell that security for 60 days if, at any time during those 60 days, Western Asset held that same security or any other fixed income security of the same issuer. In such a case, you must wait beyond 60 calendar days in order to sell the security.

4. Exceptions to the blackout periods. The blackout periods do not apply to the following transactions:

          a) Options on broad-based indices: Transactions in options on the following broad-based indices: S&P 500, S&P 100, NASDAQ 100, Nikkei 300, NYSE Composite, and Wilshire Small Cap indices. The permitted indices may change from time to time by designation of the Chief Compliance Officer.
          b) Sovereign Debt of Non-US and non-UK Governments: Transactions in sovereign debt of non-US and non-UK governments with an issue size of greater than $1 billion and issued either in the home currency, US dollars or U.K. Sterling. These transactions may still require pre-clearance if they are issued by non-G7 countries.
          c) Pre-Clearance Sought and Obtained in Good Faith: The blackout period restriction may be deemed inapplicable if, consistent with the overarching duty to put client interests ahead of personal or Firm interests, an Access Person making a personal transaction has sought and received pre-clearance. This determination will take into account such factors as the degree of involvement in or access to the persons or teams making the investment decision.

VIII. REQUIREMENTS FOR FUND DIRECTORS

A. Interested Directors of the Funds that are also Western Asset, Legg Mason or Claymore employees

     1. If you are an Interested Director and also a Western Asset, Legg Mason or Claymore employee, you are subject to all the Code of Ethics requirements that apply to you as a Western Asset, Legg Mason or Claymore employee. Accordingly, if you are a Western Asset employee, you are required to comply with all provisions of this Code of Ethics. If you are a Legg Mason or Claymore employee, you are not subject to the provision of this Code of Ethics, but you are required to comply with the Legg Mason or Claymore Code of Ethics, as applicable.
     2. You are also subject to the requirements under Section 16 of the Securities and Exchange Act of 1934. For Interested Directors who are also Western Asset employees, this obligation is addressed in Section V.E. of this Code of Ethics.

B. Interested Directors of the Funds that are not Western Asset, Legg Mason or Claymore employees

     1. Applicable Provisions of the Code of Ethics: For an Interested Director that is not a Western Asset, Legg Mason or Claymore employee, only the requirements as set forth in the following Sections of the Code of Ethics shall apply: Section I (Objectives and Spirit of the Code), Section II (Persons Subject to the Code), Section III (Persons Who Administer the
     Code) and Section V (Reporting of Personal Trading) and Section VIII (Requirements for Fund Directors) shall apply. These sections may also incorporate other parts of the Code of Ethics by reference.
     2. Rule 17j-1  Requirements  with Respect to Reporting of Personal Trading:
     Notwithstanding the requirements set forth in Section V of this Code of Ethics relating to Reporting of Personal Trading, the requirements of
     Section V shall only apply to the extent required by Rule 17j-1. In particular, no reporting of any open-end mutual funds is required.
     3. Section 16 Reporting: Section 16 of the Securities and Exchange Act of 1934 requires all Directors of closed-end investment companies to report changes in your personal ownership of shares of investment companies for which you a Director. If provided with the necessary information, the Legal and Compliance Department will assist and make filings with the Securities and Exchange Commission on your behalf.
     4. Section 16 Personal Trading Restrictions: Section 16 of the Securities and Exchange Act requires a Director to forfeit to the Fund any profit realized from any purchase and sale, or any sale and purchase, of Fund shares within any period of less than six months.

C.   Disinterested Directors of the Funds

     1. Applicable Provisions of the Code of Ethics: For Disinterested Directors of the Funds, only the following Sections of this Code of Ethics shall apply: Sections I (Objectives and Spirit of the Code), II (Persons Subject to the Code), III (Persons Who Administer the Code), and Section VIII (Requirements of Fund Directors).
     2. Reporting of Personal Trading:

          a) Disinterested Directors are not required to make any reports that would be otherwise required of Western Asset employees or Interested Directors under this Code of Ethics.
          b) Disinterested Directors are required to report any time that the Director purchased or sold a security in which he or she directly or indirectly had a beneficial ownership or a director or indirect interest and knew or should have known in the ordinary course of fulfilling his or her official duties as a Fund Director that the Fund or its advisers purchased or sold or considered purchasing or selling the same security during the 15 days before or after the date on which the Director bought or sold the security.
          c) Such reports shall be filed with the Western Asset Legal and Compliance Department for Disinterested Directors of Western Asset Income Fund, Western Asset Funds, Inc., and Western Asset Premier Bond Fund. For Directors of Western Asset/Claymore U.S. Treasury Inflation Protected Securities Fund, Western Asset/Claymore U.S. Treasury Inflation Protected Securities Fund 2, or Western Asset/Claymore U.S. Treasury Inflation Protected Securities Fund 3, such reports shall be filed with the Claymore Advisors, LLC Legal Department.

     3. Section 16 Reporting: Section 16 of the Securities and Exchange Act of 1934 requires all Directors of closed-end investment companies to report changes in your personal ownership of shares of investment companies for which you a Director. If provided with the necessary information, the Legal and Compliance Department will assist and make filings with the Securities and Exchange Commission on your behalf.
     4. Section 16 Personal Trading Restrictions: Section 16 of the Securities and Exchange Act requires a Director to forfeit to the Fund any profit realized from any purchase and sale, or any sale and purchase, of Fund shares within any period of less than six months.